Filed Pursuant to Rule 424(b)(3)
Registration No. 333-297507

LETTER FROM OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Dear Fellow WISeKey International Holding AG Shareholder,

On behalf of our board of directors, we are recommending that WISeKey International Holding AG change its place of incorporation from Switzerland to the British Virgin Islands. We believe this move will provide us with the following benefits:

—     Robust, Modern, and Flexible Legal Framework.    BVI law — which will govern WISeKey International Corp. (“WISeKey BVI”) following the completion of the merger — offers a highly developed, internationally recognized legal system tailored to the needs of global businesses. BVI law provides exceptional flexibility in structuring a company’s share rights and classes, facilitating the issuance of new shares and hybrid instruments, and enabling more innovative approaches to distributions and corporate governance. In particular, BVI companies are not subject to the concept of share capital, par value, or share premium, affording significantly greater freedom in how shares are issued and the terms on which distributions may be made. This flexibility will not only support the ongoing maintenance and evolution of WISeKey’s multi-class share structure (WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares, and WISeKey BVI Class F Shares) but also empower the company to pursue future equity financings, strategic acquisitions, and enhanced employee incentive arrangements with greater agility and efficiency. The BVI’s legal framework provides a modern and flexible corporate structure that is well-suited to the requirements of dynamic, growth-oriented companies, including those operating in the technology sector.

—     Improved Peer Comparability and Enhanced Access to Global Institutional Investment.    Reincorporation in the BVI is expected to streamline regulatory and administrative processes, leading to a reduction in recurring costs while maintaining full access to both U.S. and Swiss capital markets. The BVI is a preferred jurisdiction for many leading international technology companies listed on Nasdaq, and adopting this structure will position WISeKey alongside its global peers, enhancing comparability for investors and analysts. Furthermore, the BVI’s reputation as a stable and investor-friendly jurisdiction is expected to facilitate increased investment by global institutional investors, broadening our shareholder base and supporting our long-term growth ambitions.

With a new holding company incorporated under BVI law, we believe that the equity and rights of our shareholders will continue to be safeguarded.

As such, we encourage you to carefully read this prospectus and ask that you vote FOR the proposal described therein.

Thank you for your investment.

Carlos Moreira
Chief Executive Officer and Chairman of the Board
WISeKey International Holding AG

PROSPECTUS

WISeKey International Corp.

PROSPECTUS FOR UP TO 4,177,172 ORDINARY SHARES AND UP TO 413,580 CLASS B SHARES OF WISEKEY INTERNATIONAL CORP.

Dear Fellow Shareholders of WISeKey International Holding AG:

Our board of directors has unanimously approved, and is submitting to our shareholders for their approval at an extraordinary general meeting of shareholders (the “Extraordinary General Meeting” or the “EGM”) to be held on September 9, 2026, a proposal that will, if approved, result in WISeKey International Holding AG (“WISeKey CH”), our current holding company which is incorporated under Swiss law, changing to a new holding company incorporated under British Virgin Islands (“BVI”) law. If the proposal is approved by our shareholders, WISeKey CH will merge (the “Merger”) with and into its wholly owned subsidiary, WISeKey International Corp., a BVI business company limited by shares (“WISeKey BVI”), with WISeKey BVI as the surviving entity of the Merger and WISeKey CH being dissolved by means of absorption by WISeKey BVI and without a formal liquidation procedure.

As a result of the Merger, each holder of WISeKey CH Class A Shares and WISeKey CH Class B Shares (collectively, the “WISeKey CH Shares”), except for WISeKey CH or any of its subsidiaries, whose shares in WISeKey CH, including WISeKey CH Shares in the form of American Depositary Shares, will be cancelled, will become a holder of WISeKey BVI shares as follows:

•        Holders of WISeKey CH Class B Shares, par value CHF 0.10 per share (each, a “WISeKey CH Class B Share”), will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        one (1) WISeKey BVI ordinary share, with no par value (each, a “WISeKey BVI Ordinary Share”), or

•        ten (10) WISeKey BVI Class B shares, with no par value (each, a “WISeKey BVI Class B Share”), subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH Class A Shares, par value CHF 0.01 per share (each, a “WISeKey CH Class A Share”), will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        one (1) WISeKey BVI Class F share, with no par value (each, a “WISeKey BVI Class F Share”), or

•        one (1) WISeKey BVI Class B Share, subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH American Depositary Shares (each, a “WISeKey CH ADS”), each WISeKey CH ADS representing the right to receive one-half (1/2) of one WISeKey CH Class B Share, will not have the ability to elect to receive WISeKey BVI Class B Shares. Instead, they will be entitled to receive one-half (1/2) of one WISeKey BVI Ordinary Share for each WISeKey CH ADS held immediately prior to the effectiveness of the Merger, subject to the applicable terms of the deposit agreement for the WISeKey CH ADSs. Because the Bank of New York Mellon (the “WISeKey CH ADS Depositary”) will not make an election to receive WISeKey BVI Class B Shares on behalf of ADS holders, holders who wish to have the opportunity to elect to receive WISeKey BVI Class B Shares in the Merger must: (i) present their WISeKey CH ADSs to the WISeKey CH ADS Depositary for cancellation, (ii) pay the applicable fees of the WISeKey CH ADS Depositary, and (iii) become a holder of the corresponding WISeKey CH Class B Shares before the cut off date established by WISeKey CH to exercise election rights. The election date, along with the detailed procedures and applicable deadlines for making your election, will be announced after the Extraordinary General Meeting.

Under the proposed memorandum and articles of association of WISeKey BVI (the “WISeKey BVI Articles”), the number of WISeKey BVI Class B Shares that can be outstanding will be limited such that the WISeKey BVI Class B Shares do not represent more than 49.999999% of the voting rights in WISeKey BVI before the WISeKey BVI Class F Shares are taken into consideration and assuming all shareholders are present at a given shareholders’ meeting. We refer to this cap as the “WISeKey BVI Class B Share Cap.”

If the aggregate number of WISeKey BVI Class B Shares timely and validly elected to be received in the Merger by all electing WISeKey CH shareholders exceeds the WISeKey BVI Class B Share Cap (as described above and in “Description of Securities After the Merger”), each electing shareholder shall receive its pro rata portion of the WISeKey BVI Class B Share Cap, corresponding to a fraction determined by dividing (i) the number of WISeKey BVI Class B Shares elected to be received by such shareholder by (ii) the aggregate number of WISeKey BVI Class B Shares elected to be received by all electing shareholders, with the number of WISeKey BVI Class B Shares so allocated to each electing WISeKey CH shareholder rounded down to the nearest whole multiple of ten (10) WISeKey BVI Class B Shares, such that the total number of WISeKey BVI Class B Shares issued pursuant to such elections does not exceed the WISeKey BVI Class B Share Cap. Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of such proration and rounding will be satisfied in WISeKey BVI Ordinary Shares (for WISeKey CH Class B Shares) and WISeKey Class F Shares (for WISeKey CH Class A Shares), respectively, on the basis of (a) one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share not allocated in WISeKey BVI Class B Shares to the electing holder, due to the WISeKey BVI Class B Share Cap proration and rounding, and (b) one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share not allocated to the electing holder in WISeKey BVI Class B Shares, due to the WISeKey BVI Class B Share Cap proration and rounding.

Holders of WISeKey CH Shares may make elections on a share-by-share basis, such that a holder may elect to receive (a) for holders of WISeKey CH Class B Shares, WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares, or (b) for holders of WISeKey CH Class A Shares, WISeKey BVI Class F Shares in respect of some of its WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

Holders of WISeKey CH Class B Shares who do not validly or timely make the election to receive WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger. For further details on the procedure for the exercise of the election right, see “Proposal No. 1 Approval of the Merger Agreement — Exchange of Shares; Delivery of Shares to Former Record Holders.”

Holders of WISeKey CH Class A Shares who do not validly or timely make the election to receive WISeKey BVI Class F Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger. For further details on the procedure for the exercise of the election right, see “Proposal No. 1 Approval of the Merger Agreement — Exchange of Shares; Delivery of Shares to Former Record Holders.”

We expect the WISeKey BVI Ordinary Shares to be listed on Nasdaq under the symbol “WQEY”, and to be listed on the SIX under the symbol “WQEY”. WISeKey CH ADSs, currently listed on Nasdaq under the symbol “WKEY,” will be delisted from Nasdaq upon effectiveness of the Merger. WISeKey CH Class B Shares, currently listed on the SIX under the symbol “WIHN,” will be delisted from the SIX. The WISeKey BVI Ordinary Shares will have the right to one vote per WISeKey BVI Ordinary Share, one dividend unit and one liquidation unit per WISeKey BVI Ordinary Share.

The WISeKey BVI Class F Shares will not be listed and will carry an adjustable number of voting rights such that holders of WISeKey BVI Class F Shares will hold together 49.999999% of the total voting rights in WISeKey BVI at any shareholders’ meeting, including the votes attributable to the WISeKey BVI Class B Shares and the WISeKey BVI Ordinary Shares that holders of WISeKey BVI Class F Shares hold. WISeKey BVI Class F Shares will carry one-tenth of one dividend unit and one-tenth of one liquidation unit per WISeKey BVI Class F Share.

The WISeKey BVI Class B Shares will not be listed and will carry 10 voting rights per WISeKey BVI Class B Share, one-tenth of one dividend unit and one-tenth of one liquidation unit per WISeKey BVI Class B Share. The number of WISeKey BVI Class B Shares that can be outstanding will not exceed the WISeKey BVI Class B Share Cap (as described above and in “Description of Securities After the Merger”).

See “Description of Securities After the Merger” for a further discussion of the voting and dividend rights of the WISeKey BVI shares.

The Merger will result in you holding WISeKey BVI Shares, rather than WISeKey CH Shares or WISeKey CH ADSs. In connection with the Merger, the WISeKey CH ADS Program will terminate.

After the Merger, WISeKey BVI will continue to conduct the same businesses in a holding company capacity that WISeKey CH conducted prior to the Merger and will have the same assets and liabilities.

After the Merger, as we describe in this prospectus, your rights under BVI corporate law as a holder of WISeKey BVI Ordinary Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class B Shares, your rights under BVI corporate law as a holder of WISeKey BVI Class F Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class A Shares and your rights under BVI corporate law as a holder of WISeKey BVI Class B Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class A Shares and WISeKey CH Class B Shares. The WISeKey BVI Articles will also differ in some respects from the WISeKey CH Articles. In particular, WISeKey BVI will have a multi-class share structure with the following features: (i) holders of WISeKey BVI Class F Shares will be entitled to exercise 49.999999% of the total voting rights in WISeKey BVI, regardless of the number of total WISeKey BVI Shares in issue; and (ii) each WISeKey BVI Class B Share will have ten times the voting power of a WISeKey BVI Ordinary Share. Notwithstanding these differences in the governing documents between WISeKey BVI and WISeKey CH, we believe that BVI law and the WISeKey BVI Articles adequately safeguard the rights of shareholders. See “Comparison of Rights of Shareholders”.

Upon completion of the Merger, WISeKey will remain subject to U.S. Securities and Exchange Commission (“SEC”) reporting requirements, the mandates of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”) and the applicable corporate governance rules of Nasdaq as a foreign private issuer, and WISeKey will continue to report WISeKey BVI’s consolidated financial results in U.S. dollars and under U.S. generally accepted accounting principles (“U.S. GAAP”). After the Merger, WISeKey BVI must also comply with any additional reporting and governance requirements of BVI law in accordance with the BVI Business Companies Act, Revised Edition 2020 (the “BVI Companies Act”) and any other applicable BVI legislation.

As discussed in “Material Tax Considerations — U.S. Federal Income Tax Considerations,” “Material Tax Considerations — Swiss Tax Considerations,” and “Material Tax Considerations — BVI Tax Considerations,” under U.S., Swiss and BVI tax law, holders of WISeKey CH Class B Shares and WISeKey CH ADSs generally should not recognize a taxable gain or loss on the exchange of their securities in the Merger. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

The Merger cannot be completed without satisfying certain conditions. The most important condition is approval of the Merger and a merger agreement pursuant to which the Merger will be effected (the “Merger Agreement”) by the affirmative vote of WISeKey CH Shares represented in person or by proxy at the Extraordinary General Meeting by: (x) at least two-thirds of the voting rights of all WISeKey CH Shares, and (y) the absolute majority of the par value of such shares.

We currently anticipate that the Merger will be completed during the third quarter of 2026, although we may abandon the Merger at any time prior to the Extraordinary General Meeting, and in some circumstances, after obtaining shareholder approval at the Extraordinary General Meeting.

This prospectus provides you with detailed information regarding the Merger. We encourage you to read this entire prospectus carefully. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS WE DESCRIBE HEREIN BEGINNING ON PAGE 23.

Your vote is very important. All shareholders are cordially invited to attend the Extraordinary General Meeting. We urge you to vote either by attending the Extraordinary General Meeting in person or, if you do not plan to attend the Extraordinary General Meeting, by appointing our Independent Proxy, Anwaltskanzlei Keller AG, Splügenstrasse 8, 8027 Zurich, Switzerland, to represent you at the Extraordinary General Meeting.

If you elect to appoint our Independent Proxy to represent you at the Extraordinary General Meeting, please provide your voting instructions by either marking the applicable boxes beside the agenda items on the Internet voting site for registered shareholders, https://www.gvote.ch, or on our registration and authorization form that will be made available to registered shareholders prior to the Extraordinary General Meeting (the “Registration and Authorization Form”) and returning the completed Registration and Authorization Form, signed and dated, by post to the address indicated on such form. The personal access data required for accessing the Internet voting site will be available on the Registration and Authorization Form. All Registration and Authorization Forms submitted by post must be received at the address indicated on the form no later than on September 3, 2026 Swiss time. Electronic voting instructions can be given to the Independent Proxy until September 3, 2026 at 23:59 Swiss time.

We expect to mail the Registration and Authorization Form on or about August 10, 2026, to each person registered at that time as a holder of WISeKey CH Class B Shares or WISeKey CH Class A Shares in the share register maintained by Computershare Switzerland AG. Only shareholders registered in the share register with voting rights as of the close of business at 5:00 p.m. Swiss time on September 2, 2026, the record date for the Extraordinary General Meeting, will be entitled to participate in and vote at the Extraordinary General Meeting.

Holders of WISeKey CH ADSs will not be able to attend and vote in person at the Extraordinary General Meeting, but holders of WISeKey CH ADSs as of the applicable WISeKey CH ADS record date, July 22, 2026, will be afforded the opportunity to instruct the WISeKey CH ADS Depositary to submit voting instructions in respect of the WISeKey CH Class B Shares represented by the WISeKey CH ADSs they hold as of the WISeKey CH ADS record date to our Independent Proxy, Anwaltskanzlei Keller AG, Splügenstrasse 8, 8027 Zurich, Switzerland. We will instruct the WISeKey CH ADS Depositary to distribute a copy of the prospectus, together with applicable voting instructions, to the holders of WISeKey CH ADSs as of the WISeKey CH ADS record date.

Under Section 4.7 of the amended and restated deposit agreement dated as of May 19, 2022, the WISeKey CH ADS Depositary will not vote the WISeKey CH Class B Shares underlying your WISeKey CH ADSs on its own. It will only vote in accordance with your timely voting instructions, except as described below. If the WISeKey CH ADS Depositary does not receive your voting instructions by the WISeKey CH ADS voting deadline, you will be deemed to have instructed the WISeKey CH ADS Depositary to vote the WISeKey CH Class B Shares underlying your ADSs in accordance with the recommendations of the WISeKey CH Board of Directors. However, the WISeKey CH ADS Depositary will not vote WISeKey CH Class B Shares underlying unvoted WISeKey CH ADSs for any matter at the extraordinary general meeting if WISeKey CH informs the WISeKey CH ADS Depositary that: (A) WISeKey CH does not wish such proxy to be given; (B) substantial opposition to the matter exists; or (C) the matter may materially adversely affect the rights of WISeKey CH Class B Shareholders.

Holders of WISeKey CH ADSs who wish to attend and vote at the Extraordinary General Meeting in person will be required to present their WISeKey CH ADSs to the WISeKey CH ADS Depositary for cancellation, pay the applicable fees of the WISeKey CH ADS Depositary and become direct shareholders on the WISeKey CH share register by the close of business (CH Time) on September 2, 2026, the share record date for the Extraordinary General Meeting.

The Extraordinary General Meeting will be held on September 9, 2026, at 15:00 Swiss time, and the place of the Extraordinary General Meeting will be Homburger AG, Hardstrasse 201, 8005 Zurich, Switzerland.

Your board of directors has unanimously approved the Merger Agreement pursuant to which the Merger will be effected and recommends that you vote “FOR” the proposal to approve the Merger Agreement (which we refer to as the “Merger Agreement Proposal”). We urge you to join us in supporting this important initiative.

Very Truly Yours,

Carlos Moreira
Chief Executive Officer and Chairman of the Board
WISeKey International Holding AG

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the securities to be issued in the transaction described in this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither WISeKey CH nor WISeKey BVI is making an offer to sell or a solicitation to buy any securities in any state or jurisdiction where such offer or solicitation is not permitted.

This prospectus constitutes a foreign prospectus within the meaning of article 54 paras. 2 and 3 of the Financial Services Act of June 15, 2018, as amended and article 70 paras. 2-4 of the Swiss Financial Services Ordinance of November 6, 2019, as amended. This prospectus is not, and is not intended to be, a prospectus for the purposes of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended (the “EU Prospectus Regulation”) or any other legislation, regulations or rules of the European Union or any member state of the European Economic Area (“EEA”) implementing or supplementing the EU Prospectus Regulation. This document has not been reviewed or approved by any competent or supervisory authority of any member state of the EEA for the purposes of the EU Prospectus Regulation. No offer to the public of WISeKey BVI Ordinary Shares is being, or shall be, made in any member state of the EEA on the basis of this prospectus.

This prospectus is dated July 31, 2026 and it is first being distributed to shareholders on or about August 10, 2026.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting (the “Extraordinary General Meeting”) of shareholders of WISeKey International Holding AG, a company organized under the laws of Switzerland (“WISeKey CH”), will be held on September 9, 2026, at 15:00 Swiss time, at Homburger AG, Hardstrasse 201, 8005 Zurich, Switzerland, for the following purposes:

•        to approve the merger agreement (the “Merger Agreement”), a copy of which is attached to this prospectus as Annex A, by and between WISeKey CH and WISeKey International Corp., a BVI business company limited by shares and wholly owned subsidiary of WISeKey CH (“WISeKey BVI”), pursuant to which WISeKey CH will be merged with and into WISeKey BVI, with WISeKey BVI as the surviving entity (the “Merger”), and as a result of which Merger each holder of WISeKey CH Shares (except for the WISeKey CH shares held by WISeKey CH or any of its subsidiaries, including WISeKey CH Class B Shares held in the form of American Depositary Shares, which will not be exchanged for WISeKey BVI shares but will be cancelled) will become a holder of WISeKey BVI shares as follows:

•        Holders of WISeKey CH Class B Shares, par value CHF 0.10 per share (each, a “WISeKey CH Class B Share”), will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        one (1) WISeKey BVI ordinary share, with no par value (each, a “WISeKey BVI Ordinary Share”), or

•        ten (10) WISeKey BVI Class B shares, with no par value (each, a “WISeKey BVI Class B Share”), subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH Class A Shares, par value CHF 0.01 per share (each, a “WISeKey CH Class A Share”), will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        one (1) WISeKey BVI Class F share, with no par value (each, a “WISeKey BVI Class F Share”), or

•        one (1) WISeKey BVI Class B Share, subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH American Depositary Shares (each, a “WISeKey CH ADS”), each WISeKey CH ADS representing the right to receive one-half (1/2) of one WISeKey CH Class B Share, will not have the ability to elect to receive WISeKey BVI Class B Shares. Instead, they will be entitled to receive one-half (1/2) of one WISeKey BVI Ordinary Share for each WISeKey CH ADS held immediately prior to the effectiveness of the Merger, subject to the applicable terms of the deposit agreement for the WISeKey CH ADSs. Because the Bank of New York Mellon (the “WISeKey CH ADS Depositary”) will not make an election to receive WISeKey BVI Class B Shares on behalf of ADS holders, holders who wish to have the opportunity to elect to receive WISeKey BVI Class B Shares in the Merger must: (i) present their WISeKey CH ADSs to the WISeKey CH ADS Depositary for cancellation, (ii) pay the applicable fees of the WISeKey CH ADS Depositary, and (iii) become a holder of the corresponding WISeKey CH Class B Shares before the cut off date established by WISeKey CH to exercise election rights. The election date, along with the detailed procedures and applicable deadlines for making your election, will be announced after the Extraordinary General Meeting.

Under the WISeKey BVI Articles, the number of WISeKey BVI Class B Shares that can be outstanding will be limited such that the WISeKey BVI Class B Shares do not represent more than 49.999999% of the voting rights in WISeKey BVI before the WISeKey BVI Class F Shares are taken into consideration and assuming all shareholders are present at a given shareholders’ meeting. We refer to this cap as the “WISeKey BVI Class B Share Cap.”

If the aggregate number of WISeKey BVI Class B Shares timely and validly elected to be received in the Merger by all electing WISeKey CH shareholders exceeds the WISeKey BVI Class B Share Cap (as described above and in “Description of Securities After the Merger”), each electing shareholder shall receive its pro rata portion of the WISeKey BVI Class B Share Cap, corresponding to a fraction determined by dividing (i) the number of WISeKey BVI Class B Shares elected to be received by such shareholder by (ii) the aggregate number of WISeKey BVI Class B Shares elected to be received by all electing shareholders, with the number of WISeKey BVI Class B Shares so allocated to each electing WISeKey CH shareholder rounded down to the nearest whole multiple of ten (10) WISeKey BVI Class B Shares, such that the total number of WISeKey BVI Class B Shares issued pursuant to such elections does not exceed the WISeKey BVI Class B Share Cap. Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of such proration and rounding will be satisfied in WISeKey BVI Ordinary Shares (for WISeKey CH Class B Shares) and WISeKey Class F Shares (for WISeKey CH Class A Shares), respectively, on the basis of (a) one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share not allocated in WISeKey BVI Class B Shares to the electing holder, due to the WISeKey BVI Class B Share Cap proration and rounding, and (b) one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share not allocated to the electing holder in WISeKey BVI Class B Shares, due to the WISeKey BVI Class B Share Cap proration and rounding.

Holders of WISeKey CH Shares may make elections on a share-by-share basis, such that a holder may elect to receive (a) for holders of WISeKey CH Class B Shares, WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares, or (b) for holders of WISeKey CH Class A Shares, WISeKey BVI Class F Shares in respect of some of its WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

Holders of WISeKey CH Class B Shares who do not validly or timely make the election to receive WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger. For further details on the procedure for the exercise of the election right, see “Proposal No. 1 Approval of the Merger Agreement — Exchange of Shares; Delivery of Shares to Former Record Holders.”

Holders of WISeKey CH Class A Shares who do not validly or timely make the election to receive WISeKey BVI Class F Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger. For further details on the procedure for the exercise of the election right, see “Proposal No. 1 Approval of the Merger Agreement — Exchange of Shares; Delivery of Shares to Former Record Holders.”

The date of this prospectus is July 31, 2026. A copy of the Notice of Extraordinary General Meeting of Shareholders and the Registration and Authorization Form is expected to be mailed on or about August 10, 2026, to each holder of WISeKey CH Class B Shares and WISeKey CH Class A Shares registered at that time in the WISeKey CH share register maintained by Computershare Switzerland AG. Shareholders registered in the share register with voting rights as of the close of business at 5:00 p.m. Swiss time on September 2, 2026, will be entitled to participate in and vote at the Extraordinary General Meeting. A copy of this prospectus, including the Notice of Extraordinary General Meeting of Shareholders, and the ADS voting card is being distributed to holders of WISeKey CH ADSs of record as of July 22, 2026.

Whether or not you plan to attend the Extraordinary General Meeting of Shareholders, please provide your voting instructions by either marking the applicable boxes beside the agenda items on the Internet voting site for registered shareholders, https://www.gvote.ch, or on our Registration and Authorization Form that will be made available to registered shareholders and returning the completed Registration and Authorization Form, signed and dated, by post to the address indicated on such form.

By Order of the Board of Directors

Carlos Moreira
Chief Executive Officer and Chairman of the Board of Directors
WISeKey International Holding AG
July 31, 2026

ABOUT THIS PROSPECTUS

WISeKey BVI has filed a Registration Statement on Form F-4 with the SEC to register WISeKey BVI Ordinary Shares and WISeKey BVI Class B Shares in connection with the Merger. This prospectus is a part of that registration statement and constitutes a prospectus of WISeKey BVI under applicable U.S. securities laws.

You should rely only on the information contained in this prospectus or the information that we have referred you to. Neither WISeKey CH nor WISeKey BVI has authorized anyone to provide you with any additional information. This prospectus is dated as of the date listed on the cover page. You should not assume that the information in this prospectus, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET DATA

WISeKey uses market data throughout this prospectus. The Company has obtained certain market data from publicly available information and industry publications. We believe such information are reasonable and reliable.

TRADEMARKS

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

FREQUENTLY USED TERMS

“AI” means Artificial Intelligence.

“ANSSI” means the Agence Nationale de la Sécurité des Systèmes d’Information, the French National Cybersecurity Agency.

“ASIC” means Application-Specific Integrated Circuit.

“AWS” means Amazon Web Services.

“Bank Reyl” means REYL & Cie SA, Rue du Rhône 4, 1204 Geneva, Switzerland.

“Board of Directors” refers to WISeKey’s board of directors.

“BVI” means the British Virgin Islands.

“BVI Companies Act” means the BVI Business Companies Act, Revised Edition 2020.

“CH” means the Swiss Confederation.

“CHF” and “Swiss francs” refer to the legal currency of Switzerland.

“Code” refers to the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Register” means the commercial register of the Canton of Zug, Switzerland.

“Company” means WISeKey CH before the Merger and WISeKey BVI after the Merger.

“Common Criteria EAL” refers to the Common Criteria Evaluation Assurance Level attributed to an IT product or system on a grade of 1 to 7 with 7 being the highest.

“Convergence” means WISeKey’s strategy, announced in 2025, of integrating its four foundational pillars — semiconductors, satellites, blockchain, and digital identity — into unified and interoperable ecosystems, enabling the delivery of end-to-end solutions where each component reinforces the other.

“CSNA 2.0” means “Commercial National Security Algorithm Suite 2.0”— the updated suite of quantum-resistant cryptographic algorithms approved by the NSA for use in National Security Systems, as published in the NSA Cybersecurity Advisory (CSA) dated September 2022, which are analyzed as being secure against both classical and quantum computers.

“DTC” means The Depository Trust Company, which is the central clearing and settlement system for dematerialized equity securities in the U.S.

“ECC” means Elliptic Curve Cryptography, a key-based technique for encrypting data.

“Exchange Ratio” refers to the number and class of WISeKey BVI Shares a holder of WISeKey CH Shares will receive pursuant to the terms of the Merger Agreement and as described in this Prospectus.

“Effective Time” means the date on which (1) the Merger has been recorded in the daily ledger of the Commercial Register of the Canton of Zug and such entry becomes effective as a result of the approval by the Swiss Federal Commercial Register Office, and (2) the registry maintained by the Financial Services Commission of the British Virgin Islands responsible for the incorporation, registration and regulation of companies in the British Virgin Islands has registered the Articles of Merger and Plan of Merger and issued a certificate of compliance.

“Fabless Semiconductor Company” means a company that designs and sells semiconductors while outsourcing manufacturing to specialized foundries, which reduces capital costs, increases flexibility, speeds up product cycles, and allows more resources for design and R&D. Companies like Nvidia, AMD, and Qualcomm are typical examples of fabless semiconductor companies.

“FIDO” means Fast Identity Online.

“FIPS140-2” refers to the Federal Information Processing Standard Publication 140-2 and is a US government computer security standard which is graded in levels from 1 to 4.

“INeS” refers to WISeKey’s PKI-as-a-Service software for issuing, managing, and validating digital credentials for IoT devices.

“IC” means an Integrated Circuit.

“IC’Alps” means IC’Alps SASU, a France-based semiconductor design company.

“IoBT” means the Internet of Battlefield Things.

“IoT” means the Internet of Things.

“IPv6” means version six of the Internet Protocol.

“Independent Proxy” means Anwaltskanzlei Keller AG, Splügenstrasse 8, 8027 Zurich, Switzerland, the representative elected by the holders of WISeKey CH Shares at WISeKey CH’s 2026 annual general meeting to serve as the statutory independent voting representative of holders of WISeKey CH Shares to exercise their voting rights on their behalf in accordance with their instructions at any general meeting of shareholders convened prior to WISeKey CH’s 2027 general meeting of shareholders.

“IRS” refers to the U.S. Internal Revenue Service.

“Jobs Act” refers to the U.S. Jumpstart Our Business Startups Act of 2012.

“LEO-IoT” means Low Earth Orbit Internet of Things.

“LoRa” means Long Range and refers to a low-power, wide-area network (LPWAN) wireless technology designed for IoT, offering long-range communication (kilometers) with minimal power usage (10+ year battery life).

“Merger” means the merger of WISeKey CH with and into WISeKey BVI pursuant to the Merger Agreement

“Merger Agreement” means the Merger Agreement, dated as of June 26, 2026, entered into by and between WISeKey CH and WISeKey BVI, together with all exhibits, schedules, and amendments thereto, pursuant to which WISeKey CH and WISeKey BVI will effect the Merger.

“Merger Agreement Proposal” means the proposal of the WISeKey CH board of directors to its shareholders to approve at the Extraordinary General Meeting the Merger Agreement, as described in this prospectus and in the Merger Report made available to the holders of WISeKey CH shareholders, pursuant to which the Merger would be effected.

“Merger Consideration” means the number and class of WISeKey BVI Shares a holder of WISeKey CH Shares will receive in accordance with the Exchange Ratio.

“Merger Report” means the report prepared by the boards of directors of WISeKey CH and WISeKey BVI in accordance with the Swiss Merger Act, which sets out the legal and economic basis for the Merger, explains the terms and expected effects of the Merger for shareholders, creditors, and employees, and describes the valuation methods used in connection with the Merger.

“NASDAQ” refers to the Nasdaq Stock Market LLC.

“NB-IoT” means Narrowband Internet of Things and refers to a low-power wide-area network (LPWAN) radio technology standard developed by 3GPP for cellular network devices and services. NB-IoT focuses specifically on indoor coverage, long battery life, and high connection density.

“NCCOE” means the U.S. National Cybersecurity Center of Excellence.

“NIST” refers to the U.S. National Institute of Standards & Technology.

“OEM” means an Original Equipment Manufacturer.

“OSAT” means Outsourced Semiconductor Assembly and Testing.

“PKI” means Public Key Infrastructure.

“PoC” means a Proof of Concept.

“PQC” means Post-Quantum Cryptography.

“QAIT” refers to the native digital token of the SEALCOIN platform, the name of which reflects its positioning around Quantum-grade security, Artificial Intelligence integration, and Transactional settlement. The QAIT token serves as a digital access credential, governance instrument, and medium of exchange within the SEALCOIN ecosystem, enabling secure device authentication, transaction settlement, and platform participation.

“QS7001” means the SEALSQ Quantum Shield QS7001™ next-generation secure semiconductor that embeds NIST-standardized post-quantum cryptography algorithms ML-KEM (Kyber) and ML-DSA (Dilithium) directly in hardware.

“QSOC” means Quantum Spatial Orbital Cloud, SEALSQ’s satellite-based secure communications initiative based on an anticipated right of use for the capacity in a portion of WISeSat’s satellites.

“QUASAR” means QUAntum resistant Secure Architecture.

“Record Date” means September 2, 2026, being the date as of which holders of WISeKey CH Shares must be recorded with voting rights in the WISeKey CH share register maintained by Computershare Switzerland to be entitled to exercise voting rights at the Extraordinary General Meeting in respect of the Merger Agreement Proposal.

“Registration and Authorization Form” means the form by which holders of WISeKey CH Shares (i) appoint WISeKey CH’s Independent Proxy and provide voting instructions on the Merger Agreement Proposal and any other matters duly presented for consideration at the Extraordinary General Meeting and (ii) request an admission card to attend the Extraordinary General Meeting in person or to grant proxy to a third party.

“RSA” means Rivest-Shamir-Aelman, a public-key encryption algorithm.

“SaaS” refers to Software as a Service.

“Sarbanes-Oxley Act” refers to the U.S. Sarbanes-Oxley Act of 2002.

“SEALCOIN” refers to WISeKey’s subsidiary SEALCOIN AG.

“SEALSQ” refers to WISeKey’s subsidiary SEALSQ Corp.

“SEALSQ France” refers to WISeKey’s subsidiary SEALSQ France SAS.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

“Securities Exchange Act” and “Exchange Act” refer to the U.S. Securities and Exchange Act of 1934, as amended.

“SIS” means SIX SIS AG, which is the central clearing and settlement system for dematerialized equity securities in Switzerland, or any successor or replacement clearing system accepted by the SIX Swiss Exchange.

“SIX” means SIX Swiss Exchange Ltd, Hardturmstrasse 201, 8005 Zurich, Switzerland, the stock exchange on which the WISeKey CH Class B Shares are listed and traded and on which the WISeKey BVI Ordinary Shares are expected to be listed in the form of a primary listing and traded after completion of the Merger.

“Spin-Off Distribution” means the May 23, 2023 transaction whereby WISeKey distributed 20% of SEALSQ’s outstanding ordinary shares to holders of WISeKey Class B Shares, including to holders of ADSs representing WISeKey Class B Shares, and to holders of WISeKey Class A Shares, as a distribution by way of a dividend in kind to such holders who held Class B Shares and Class A Shares as of the May 19, 2023 record date, and holders of ADSs as of the May 22, 2023 record date, for the Spin-Off Distribution.

“Swiss Exchange Agent” means Bank Reyl or any other financial institution appointed jointly by the board of directors of WISeKey CH and the board of directors of WISeKey BVI prior to the completion of the Merger to act as agent for the purpose of (1) exchanging certificated or book-entry WISeKey CH Shares for the relevant class of WISeKey BVI Shares pursuant to the Exchange Ratio in connection with the Merger and (2) carrying out the procedures for such exchange as set forth in the Merger Agreement, including the distribution of the relevant class of WISeKey BVI Shares to the holders of WISeKey CH Shares.

“Swiss Merger Act” means the Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets dated October 2, 2003, as amended.

“Switzerland” refers to the Swiss Confederation.

“$,” “US $,” “USD” and “U.S. dollars” refer to the legal currency of the United States.

“TPM” means Trust Platform Module.

“USP” refers to Utility Service Providers.

“WISe.ART” refers to WISeKey’s subsidiary WISe.ART AG.

“WISeKey,” “WISeKey Group”, “Company” and “we” means WISeKey CH before the Merger and WISeKey BVI after the Merger.

“WISeKey BVI” means WISeKey International Corp., a BVI business company limited by shares, incorporated with company number: 2179417 and, prior to the Merger, a wholly owned subsidiary of WISeKey CH. Prior to the Effective Time, WISeKey BVI plans to change its name to WISeQey Corp.

“WISeKey BVI Articles” means the proposed memorandum and articles of association of WISeKey BVI to be effective as of completion of the Merger and attached as Annex B to this prospectus.

“WISeKey BVI Class B Shares” means the Class B Shares of WISeKey BVI of no par value, ten (10) votes per share, one-tenth (1/10) of one dividend unit per share and one-tenth (1/10) of one liquidation unit per share.

“WISeKey BVI Class B Share Cap” means the limited number of WISeKey BVI Class B Shares that can be outstanding as authorized under the WISeKey BVI Articles such that the WISeKey BVI Class B Shares do not represent more than 49.999999% of the voting rights in WISeKey BVI before the WISeKey BVI Class F Shares are taken into consideration and assuming all WISeKey BVI shareholders are present at a given shareholders’ meeting.

“WISeKey BVI Class F Shares” means the Class F Shares of WISeKey BVI of no par value, an adjustable number of voting rights such that holders of WISeKey BVI Class F Shares will hold together 49.999999% of the total voting rights in WISeKey BVI at any shareholders’ meeting, one-tenth (1/10) of one dividend unit per share and one-tenth (1/10) of one liquidation unit per share.

“WISeKey BVI Ordinary Shares” means the Ordinary Shares of WISeKey BVI of no par value, one (1) vote per share and one (1) dividend unit per share and one (1) liquidation unit per share.

“WISeKey BVI Shares” means the WISeKey BVI Class B Shares, WISeKey BVI Class F Shares and the WISeKey BVI Ordinary Shares, collectively.

“WISeKey CH” means WISeKey International Holding AG, a Swiss corporation.

“WISeKey CH ADS Program” means the WISeKey CH American Depositary Share program established by WISeKey CH with The Bank of New York Mellon, as depositary bank for the WISeKey CH ADSs.

“WISeKey CH ADSs” means American Depositary Shares, each WISeKey CH ADS representing the right to receive one-half (1/2) of one WISeKey CH Class B Share.

v

“WISeKey CH ADS Depositary” means The Bank of New York Mellon, as depositary bank for the WISeKey CH ADSs.

“WISeKey CH Articles” refers to WISeKey CH’s Amended and Restated Articles of Association adopted on June 27, 2025.

“WISeKey CH Class A Shares” means the Class A Shares of WISeKey CH, par value CHF 0.01 per share.

“WISeKey CH Class B Shares” means the Class B Shares of WISeKey CH, par value CHF 0.10 per share.

“WISeKey CH Shares” means the WISeKey CH Class A Shares and the WISeKey CH Class B Shares, collectively.

“WISeSat” refers to WISeKey’s subsidiary WISeSat.Space AG.

“ZTP” means Zero Touch Provisioning.

ENFORCEMENT OF CIVIL LIABILITIES

British Virgin Islands

There is no automatic statutory enforcement in the British Virgin Islands of judgments obtained in the U.S., however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•        the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•        the judgment is final and for a liquidated sum;

•        the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•        in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•        recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

•        the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

The British Virgin Islands courts are unlikely:

•        to recognize or enforce against WISeKey BVI, judgments of courts of the U.S. predicated upon the civil liability provisions of the securities laws of the U.S.; and

•        to impose liabilities against WISeKey BVI, predicated upon the certain civil liability provisions of the securities laws of the U.S. so far as the liabilities imposed by those provisions are penal in nature.

Switzerland

It is uncertain that Swiss courts would enforce (i) judgments of U.S. courts obtained in actions against WISeKey CH or other persons that are predicated upon the civil liability provisions of U.S. federal securities laws, or (ii) original actions brought against WISeKey CH or other persons predicated upon the Securities Act. The enforceability in Switzerland of a foreign judgment rendered against WISeKey CH or such other persons is subject to the limitations set forth in such international treaties by which Switzerland is bound and the Swiss Federal Private International Law Act. In particular, and without limitation to the foregoing, a judgment rendered by a foreign court may only be enforced in Switzerland if:

•        such foreign court had jurisdiction;

•        such judgment has become final and non-appealable;

•        the court procedures leading to such judgment followed the principles of due process of law, including proper service of process; and

•        such judgment does not violate Swiss law principles of public policy.

In addition, enforceability of a judgment by a non-Swiss court in Switzerland may be limited if WISeKey CH can demonstrate that it or such other persons were not effectively served with process.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, the information concerning any expected benefits, effects or results of the Merger, the timing of the Merger, the tax and accounting treatment of the Merger and expenses related to the Merger, our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, acquisitions, divestitures, the effects of competition, and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “aspire,” “estimate,” “predict,” “potential,” “goal,” “target,” “continue,” “may,” and “should,” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties, and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Shareholders should not place undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we file this prospectus except as required by law.

The following and other risks, which are described in greater detail in “Risk Factors” and other sections of this prospectus, as well as other risks described in WISeKey CH’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and other filings with the SEC, could cause our results to differ materially from those expressed in forward-looking statements:

•        an inability to complete the Merger on a timely basis or at all;

•        an inability to realize expected benefits from the Merger or the occurrence of difficulties in connection with the Merger;

•        costs related to the Merger, which could be greater than expected;

•        the impact of certain provisions of WISeKey CH’s or WISeKey BVI’s articles of association on unsolicited takeover proposals;

•        WISeKey’s anticipated goals, growth strategies and profitability;

•        Future operating or financial results;

•        WISeKey’s planned capital expenditure program for additional production lines to be added to WISeKey’s supply chain;

•        The development of post-quantum cryptography products and WISeKey’s expectation to generate revenue from such products;

•        The potential for post-quantum cryptography products and estimated market size and market growth including with respect to WISeKey’s long-term business strategy for post-quantum cryptography;

•        WISeKey’s intention to make investments in sales and marketing operations including R&D of new products, such as post-quantum cryptography, WISe.ART, WISeSat, and ASIC capabilities following the IC’Alps acquisition;

•        WISeKey’s plans for global customer base expansion;

•        The establishment of a Design Center, OSAT and Personalization project and the projected additional revenue that it will generate;

•        The timing and expected revenues from the commercial deployment of the QS7001 quantum-resistant semiconductor, including the first production revenues anticipated in the latter part of 2026;

•        SEALSQ’s anticipated pipe growth in 2026;

•        WISeKey’s expansion of the WISeSat project;

•        WISeKey’s expectation about the development of markets for the WISeSat Low Earth Orbit satellites;

•        WISeKey’s development and tokenization of WISe.ART;

•        WISeKey’s plan to evolve the WISeID platform to include Web 3.0 capabilities, such as Distributed Identity;

•        WISeKey’s timeline related to the deployment of SEALCOIN;

•        SEALSQ’s forecasted decrease in the sales of SEALSQ’s traditional semiconductor chips, as SEALSQ’s customers transition towards post-quantum semiconductor technologies;

•        WISeKey’s investment in quantum-as-a-service and quantum computing in the cloud;

•        WISeSat’s development of the QSOC satellite-based secure communications initiative with SEALSQ;

•        WISeSat’s plans to develop dedicated ground-segment infrastructure, including antenna and mission-control capabilities in Switzerland and other geographies, and the establishment of WISeSat Iberia S.A. in Spain;

•        WISeSat’s reliance on third-party satellite manufacturers and launch service providers for the procurement, manufacture, launch and deployment of satellites;

•        WISeKey’s belief that the products resulting from WISeKey’s R&D will create additional opportunities for growth;

•        WISeKey’s expectation about the development of the markets for WISeKey, including post-quantum cryptography products, customized security offerings through ASICs, increase in cyber threats and growth of secure hardware market, growing demand for IoT solutions, increase in cybersecurity spending based on the recent regulations and legislations;

•        WISeKey’s intent to invest heavily in the ongoing development of WISeKey’s products and technology including anticipated fab capacity expansion and utilization and expected ramp and production timelines for the Company’s post-quantum semiconductors;

•        SEALSQ’s ability to successfully integrate IC’Alps and achieve the expected benefits, including expanded ASIC design capabilities and enhanced custom chip design services;

•        The risk that Quanitisimo and GigCapital8 may be unable to negotiate or execute definitive agreements relating to the proposed transaction, and the risk that the proposed transaction may not be completed in a timely manner or at all;

•        Quantisimo’s ability to successfully develop, commercialize, acquire, integrate, and scale quantum-related technologies, businesses, and investments, achieve projected growth objectives, valuation targets, or operational milestones, and the future adoption, commercialization, and market acceptance of quantum technologies.

•        Whether or not WISeKey is or will be a PFIC;

•        Changes in global trade policies, including the adoption and expansion of tariffs and trade barriers, that could affect the macro-economic environment and adversely impact the demand for WISeKey’s products;

•        The availability and costs of equipment, raw materials, utilities, third-party manufacturing services and technology, or other supplies required by WISeKey’s operations; and

•        Assumptions underlying or related to any of the foregoing.

The preceding list is not intended to be an exhaustive list of all of WISeKey’s forward-looking statements. The forward-looking statements are based on WISeKey’s beliefs, assumptions and expectations of future performance, taking into account the information currently available to WISeKey and are only predictions based upon WISeKey’s current expectations and projections about future events. There are important factors that could cause WISeKey’s actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Those factors include, in addition to those set forth in “Risk Factors” and those included elsewhere in this report, among others, the following:

•        The inability to realize estimated financial position, results of operations or cash flows;

•        The adoption by developers and customers of quantum computing;

•        SEALSQ’s ability to sell post-quantum cryptography products to customers;

•        The inherent uncertainty associated with financial projections and valuation techniques;

•        WISeKey’s ability to anticipate market needs and opportunities;

•        WISeKey’s ability to attract new customers and retain existing customer base;

•        WISeKey’s ability to foster innovation, to develop new products and enhancements to WISeKey’s existing products;

•        The demand for WISeKey’s products or for the goods into which WISeKey’s products are incorporated;

•        WISeKey’s expectation that order commitments and non-cancellable orders it received are properly executed;

•        The sufficiency of its cash and cash equivalents to meet WISeKey’s liquidity needs;

•        The impact of any supply chain disruption that WISeKey may experience;

•        WISeKey’s dependency on the timely supply of equipment and materials from its third-party suppliers;

•        WISeKey’s ability to protect WISeKey’s intellectual property rights;

•        WISeKey’s ability to keep pace with technical advances in cryptography and semiconductor design;

•        WISeKey’s ability to raise funds for investment by cash flow from operating activities, advance payments from a key customer, and grants and other available subsidies from funding agencies;

•        WISeKey’s ability to reduce its cost structure and general and administrative costs;

•        WISeKey’s ability to attract new customers and retain and expand within WISeKey’s existing customer base;

•        WISeKey’s ability to foster innovation, to develop new products and enhancements to WISeKey’s existing products;

•        The potential impact of pandemics or health emergencies affecting WISeKey’s clients’ ability and willingness to spend money in security applications and WISeKey’s supplier’s ability to source key components and material;

•        The future growth of the information technology and cybersecurity industry;

•        Risks relating to WISeKey’s ability to implement its growth strategies and its Group’s restructuring;

•        WISeKey’s ability to achieve some or all of the expected benefits from the spin-off of SEALSQ Corp;

•        WISeKey’s ability to complete the proposed business combination between WISeSat and Columbus Acquisition Corp. and achieve the expected benefits from the proposed public listing of WISeSat;

•        Any references to anticipated enterprise values, future valuation objectives, acquisition opportunities, strategic growth initiatives, market opportunities, expected benefits, or long-term business prospects relating to Quantisimo are based on preliminary assumptions and management expectations that are inherently uncertain and subject to significant business, economic, competitive, regulatory, financing, and market risks;

x

•        SEALSQ is expected to contribute selected assets and strategic interests to Quantisimo, including assets and interests from its SealQuantum.com portfolio of companies and certain investments, technologies, intellectual property, and strategic initiatives, and there can be no assurance that any such proposed asset contributions will be approved or consummated.

•        WISeKey’s ability to successfully complete the proposed redomiciliation from Switzerland to the British Virgin Islands and the potential effects thereof;

•        WISeKey’s ability to successfully hire and retain qualified employees and key personnel;

•        WISeKey’s ability to prevent security breaches and unauthorized access to confidential customer information;

•        WISeKey’s ability to comply with modified or new laws and regulations relating to WISeKey’s industries;

•        The activities of WISeKey’s competitors and the introduction of competing products by WISeKey’s competitors;

•        Market demand and semiconductor industry conditions;

•        WISeKey’s ability to successfully introduce new technologies and products;

•        Uncertain negative effects from the imposition by the United States of tariffs, or other restrictions;

•        Risks related to SEALSQ’s digital asset holdings, including volatility, regulatory uncertainty, custodian counterparty risks, and the potential impact of spot Bitcoin and Ethereum ETPs on the market price of SEALSQ’s ordinary shares;

•        The cyclical nature of the semiconductor industry;

•        An economic downturn in the semiconductor industry;

•        WISeKey’s ability to comply with U.S. and other applicable international laws and regulations;

•        Changes in WISeKey’s overall tax position as a result of changes in tax laws or tax rates, new or revised legislation, the outcome of tax audits or changes in international tax treaties which may impact WISeKey’s results of operations as well as WISeKey’s ability to accurately estimate tax credits, benefits, deductions and provisions and to realize deferred tax assets;

•        Fluctuations in the exchange rates between the U.S. dollar and the other major currencies WISeKey uses for WISeKey’s operations;

•        WISeKey’s ability to collect accounts receivable;

•        Changes in certain commodities used as raw material, which may affect WISeKey’s gross margin; and

•        How long WISeKey will qualify as a foreign private issuer and the potential consequences of losing foreign private issuer status.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. Such risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks before deciding how to vote.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements.

AGENDA AND PROPOSAL TO BE RESOLVED UPON
AT THE
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
WISEKEY INTERNATIONAL HOLDING AG
TO BE HELD ON September 9, 2026

The Board of Directors (the “Board”) of WISeKey International Holding AG (“WISeKey CH”) submits the following agenda item and proposal for resolution and approval by its shareholders at the Company’s Extraordinary General Meeting to be held on September 9, 2026, at 15:00 Swiss time, at Homburger AG, Hardstrasse 201, 8005 Zurich, Switzerland.

Board Recommendation

1.      To approve the Merger Agreement by and between WISeKey CH and WISeKey BVI, and the Merger, as a result of which WISeKey CH will cease to exist and each shareholder of WISeKey CH will become a shareholder of WISeKey BVI upon the terms set forth in the Merger Agreement.

FOR

In this prospectus, we sometimes refer to WISeKey CH as “we” or “our.” We refer to WISeKey International Corp., a BVI business company limited by shares and wholly-owned subsidiary of WISeKey CH as “WISeKey BVI.” We also refer to WISeKey CH prior to the Merger and WISeKey BVI following the Merger as “WISeKey” or the “Company”.

Pre-Merger
Post-Merger
Shareholders
New Shares
WISeKey International Holding AG (Switzerland)
Merger
WISeKey International Corp. (British Virgin Islands)
Group Companies
Shareholders
WISeKey International Corp. (British Virgin Islands)
Group Companies

QUESTIONS AND ANSWERS ON THE SOLICITATION AND THE VOTING

The following questions and answers are intended to address briefly some commonly asked questions regarding the matters that will be presented at the Extraordinary General Meeting. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this prospectus and its annexes for more information.

Q.     Why am I receiving this prospectus?

A.     Our Board of Directors has unanimously approved the reorganization of our current holding company — WISeKey CH, which is incorporated under Swiss law, to a new holding company — WISeKey BVI, which is incorporated under BVI law. The reorganization will be effected by the merger of WISeKey CH with and into a BVI business company limited by shares, with WISeKey BVI surviving as the publicly traded company and successor to WISeKey CH. As a result of the Merger, each shareholder of WISeKey CH (except for WISeKey CH or any of its subsidiaries, whose shares in WISeKey CH, including WISeKey CH Shares in the form of ADSs, will be cancelled) will become a holder of WISeKey BVI Shares as follows:

•        Holders of WISeKey CH Class B Shares, par value CHF 0.10 per share (each, a “WISeKey CH Class B Share”), will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        one (1) WISeKey BVI ordinary share, with no par value (each, a “WISeKey BVI Ordinary Share”), or

•        ten (10) WISeKey BVI Class B shares, with no par value (each, a “WISeKey BVI Class B Share”), subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH Class A Shares, par value CHF 0.01 per share (each, a “WISeKey CH Class A Share”), will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        one (1) WISeKey BVI Class F share, with no par value (each, a “WISeKey BVI Class F Share”), or

•        one (1) WISeKey BVI Class B Share, subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH American Depositary Shares (each, a “WISeKey CH ADS”), each WISeKey CH ADS representing the right to receive one-half (1/2) of one WISeKey CH Class B Share, will not have the ability to elect to receive WISeKey BVI Class B Shares. Instead, they will be entitled to receive one-half (1/2) of one WISeKey BVI Ordinary Share for each WISeKey CH ADS held immediately prior to the effectiveness of the Merger, subject to the applicable terms of the deposit agreement for the WISeKey CH ADSs. Because the WISeKey CH ADS Depositary will not make an election to receive WISeKey BVI Class B Shares on behalf of ADS holders, holders who wish to have the opportunity to elect to receive WISeKey BVI Class B Shares in the Merger must: (i) present their WISeKey CH ADSs to the WISeKey CH ADS Depositary for cancellation, (ii) pay the applicable fees of the WISeKey CH ADS Depositary, and (iii) become a holder of the corresponding WISeKey CH Class B Shares before the cut off date established by WISeKey CH to exercise election rights. The election date, along with the detailed procedures and applicable deadlines for making your election, will be announced after the Extraordinary General Meeting.

In accordance with the WISeKey BVI Articles, the number of WISeKey BVI Class B Shares that can be outstanding will be limited such that the WISeKey BVI Class B Shares do not represent more than 49.999999% of the voting rights in WISeKey BVI before the WISeKey BVI Class F Shares are taken into consideration and assuming all shareholders are present at a given shareholders’ meeting. We refer to this cap as the “WISeKey BVI Class B Share Cap.”

If the aggregate number of WISeKey BVI Class B Shares timely and validly elected to be received in the Merger by all electing WISeKey CH shareholders exceeds the WISeKey BVI Class B Share Cap (as described above and in “Description of Securities After the Merger”), each electing shareholder shall receive its pro rata portion of the WISeKey BVI Class B Share Cap, corresponding to a fraction determined by dividing (i) the number of WISeKey BVI Class B Shares elected to be received by such shareholder by (ii) the aggregate number of WISeKey BVI Class B Shares elected to be received by all electing shareholders, with the number of WISeKey BVI Class B Shares so allocated to each electing WISeKey CH shareholder rounded down to the nearest whole multiple of ten (10) WISeKey BVI Class B Shares, such that the total number of WISeKey BVI Class B Shares issued pursuant to such elections does not exceed the WISeKey BVI Class B Share Cap. Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of such proration and rounding will be satisfied in WISeKey BVI Ordinary Shares (for

WISeKey CH Class B Shares) and WISeKey Class F Shares (for WISeKey CH Class A Shares), respectively, on the basis of (a) one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share not allocated in WISeKey BVI Class B Shares to the electing holder, due to the WISeKey BVI Class B Share Cap proration and rounding, and (b) one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share not allocated to the electing holder in WISeKey BVI Class B Shares, due to the WISeKey BVI Class B Share Cap proration and rounding.

Holders of WISeKey CH Shares may make elections on a share-by-share basis, such that a holder may elect to receive (a) for holders of WISeKey CH Class B Shares, WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares, or (b) for holders of WISeKey CH Class A Shares, WISeKey BVI Class F Shares in respect of some of its WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

Holders of WISeKey CH Class B Shares who do not validly or timely make the election to receive WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger. For further details on the procedure for the exercise of the election right, see “Proposal No. 1 Approval of the Merger Agreement — Exchange of Shares; Delivery of Shares to Former Record Holders.”

Holders of WISeKey CH Class A Shares who do not validly or timely make the election to receive WISeKey BVI Class F Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger. For further details on the procedure for the exercise of the election right, see “Proposal No. 1 Approval of the Merger Agreement — Exchange of Shares; Delivery of Shares to Former Record Holders.”

See “Description of Securities After the Merger”.

In connection with the Merger, the Board of Directors is submitting to our shareholders for approval at the Extraordinary General Meeting the Merger Agreement, as described herein and in the Merger Report made available to shareholders, pursuant to which the Merger would be effected (the “Merger Agreement Proposal”).

We will not complete the Merger unless the Merger Agreement Proposal is approved by our shareholders at the Extraordinary General Meeting.

We are asking you to vote on the Merger Agreement Proposal, which is why we have called the Extraordinary General Meeting. We encourage you to read this prospectus carefully.

A copy of the Notice of Extraordinary General Meeting of Shareholders and the Registration and Authorization Form is expected to be mailed on or about August 10, 2026, to each holder of WISeKey CH Class B Shares and WISeKey CH Class A Shares registered at that time in the WISeKey CH share register maintained by Computershare Switzerland AG. Shareholders registered in the share register with voting rights as of the close of business at 5:00 p.m. Swiss time on September 2, 2026, will be entitled to participate in and vote at the Extraordinary General Meeting.

Holders of WISeKey CH ADSs will not be able to attend and vote in person at the Extraordinary General Meeting, but holders of WISeKey CH ADSs as of the applicable WISeKey CH ADS record date, July 22, 2026, will be afforded the opportunity to instruct the WISeKey CH ADS Depositary to submit voting instructions in respect of the WISeKey CH Class B Shares represented by the WISeKey CH ADSs they hold as of the WISeKey CH ADS record date to our Independent Proxy, Anwaltskanzlei Keller AG, Splügenstrasse 8, 8027 Zurich, Switzerland. We will instruct the WISeKey CH ADS Depositary to distribute a copy of the prospectus, together with applicable voting instructions and an ADS voting instructions card, to the holders of WISeKey CH ADSs as of the WISeKey CH ADS record date.

Under Section 4.7 of the amended and restated deposit agreement dated as of May 19, 2022, the WISeKey CH ADS Depositary will not vote the WISeKey CH Class B Shares underlying your WISeKey CH ADSs on its own. It will only vote in accordance with your timely voting instructions, except as described below. If the WISeKey CH ADS Depositary does not receive your voting instructions by the WISeKey CH ADS voting deadline, you will be deemed to have instructed the WISeKey CH ADS Depositary to vote the WISeKey CH Class B Shares underlying your ADSs in accordance with the recommendations of the WISeKey CH Board of Directors. However, the WISeKey CH ADS Depositary will not vote WISeKey CH Class B Shares underlying unvoted WISeKey CH ADSs for any matter at the Extraordinary General Meeting if WISeKey CH informs the WISeKey CH ADS Depositary that: (A) WISeKey CH does not wish such proxy to be given; (B) substantial opposition to the matter exists; or (C) the matter may materially adversely affect the rights of WISeKey CH Class B Shareholders.

Holders of WISeKey CH ADSs who wish to attend and vote at the Extraordinary General Meeting in person will be required to present their WISeKey CH ADSs to the WISeKey CH ADS Depositary for cancellation, pay the applicable fees of the WISeKey CH ADS Depositary and become direct shareholders on the WISeKey CH register sufficiently prior to Record Date for the Extraordinary General Meeting.

Q.     What is the Merger?

A.     The Merger is the method by which we will effect the reorganization of our current holding company, WISeKey CH, which is incorporated under Swiss law, to a new holding company, WISeKey BVI, which is incorporated under BVI law. WISeKey CH will merge with and into WISeKey BVI, with WISeKey BVI being the successor and surviving company and WISeKey CH being dissolved without liquidation. WISeKey BVI will assume, by operation of Swiss law and BVI law, all of the assets and liabilities held by WISeKey CH immediately prior to the Merger. See the following chart for more information.

Q.     What will the new company’s name be after the Merger?

A.     Prior to the Effective Time, WISeKey International Corp. plans to change its name to WISeQey Corp. Following the Merger, WISeQey Corp will be the publicly traded successor company to WISeKey CH.

Structure Chart Before and After the Merger

Pre-Merger
Post-Merger
Shareholders
New Shares
WISeKey International Holding AG (Switzerland)
Merger
WISeKey International Corp. (British Virgin Islands)
Group Companies
Shareholders
WISeKey International Corp. (British Virgin Islands)
Group Companies

You, as a holder of WISeKey CH Class B Shares, will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger, to elect to receive either (i) one (1) Nasdaq-listed and SIX-listed WISeKey BVI Ordinary Share, or (ii) ten (10) WISeKey BVI Class B Shares, subject to your timely and valid election and to the “WISeKey BVI Class B Share Cap” as described in this prospectus. Holders of WISeKey CH Class B Shares may make elections on a share-by-share basis, such that a holder may elect to receive WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares.

You, as a holder of WISeKey CH Class A Shares, will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger, to elect to receive either (i) one (1) WISeKey BVI Class F Share, or (ii) one (1) WISeKey BVI Class B Share, subject to your timely and valid election and to the “WISeKey BVI Class B Share Cap” as described in this prospectus. Holders of WISeKey CH Class A Shares may make elections on a share-by-share basis, such that a holder may elect to receive WISeKey BVI Class F Shares in respect of some of its WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

You, as a holder of WISeKey CH ADSs, will be entitled to receive, one half of one (1/2) Nasdaq-listed and SIX-listed WISeKey BVI Ordinary Share in exchange for each WISeKey CH ADS held by you immediately prior to the effectiveness of the Merger.

Each WISeKey CH Share will, on completion of the Merger, be delisted, cancelled and cease to exist.

Immediately after the Merger, the number of WISeKey BVI Ordinary Shares you own will be the same as the number of WISeKey CH Class B Shares you held (including WISeKey CH Class B Shares represented by WISeKey CH ADSs) immediately prior to the Merger, unless you timely and validly elect to receive WISeKey BVI Class B Shares. After the Merger, WISeKey BVI will continue to conduct the same businesses in a holding company capacity that WISeKey CH conducted prior to the Merger.

Q.     Who are the parties to the Merger?

A.     The parties to the Merger are WISeKey CH and WISeKey BVI.

Q.     What will be the tax status of WISeKey BVI after the Merger?

A.     Upon completion of the Merger, WISeKey BVI intends to remain a tax resident in Switzerland.

Q.     What is the “WISeKey BVI Class B Share Cap” on the WISeKey BVI Class B Shares?

A.     Under the WISeKey BVI Articles, the number of WISeKey BVI Class B Shares that can be outstanding will be limited such that the WISeKey BVI Class B Shares do not represent more than 49.999999% of the voting rights in WISeKey BVI before the WISeKey BVI Class F Shares are taken into consideration and assuming all shareholders are present at a given shareholders’ meeting. We refer to this cap as the “WISeKey BVI Class B Share Cap.”

The WISeKey BVI Class B Share structure and the election process to receive WISeKey BVI Class B Shares in the Merger have been designed to enable the holders of WISeKey CH Class B Shares, upon such election, to preserve the economic and governance rights that existed in WISeKey CH Class B Shares in general, subject however to the (i) voting rights of the WISeKey BVI Class F Shares and (ii) WISeKey BVI Class B Share Cap. Each WISeKey BVI Class B Share will have one-tenth of one (1/10) dividend/liquidation entitlement unit per share, whereas WISeKey BVI Ordinary Shares will have one (1) full dividend/liquidation entitlement unit per share. While on a per share basis, a WISeKey BVI Class B Share has a reduced dividend/liquidation entitlement right (one-tenth of one dividend/liquidation entitlement unit per share) as compared to a WISeKey CH Class B Share (one full dividend/liquidation entitlement unit per share), the holders of WISeKey CH Class B Shares who timely and validly elect to receive WISeKey BVI Class B Shares will receive ten (10) WISeKey BVI Class B Shares for each one (1) WISeKey CH Class B Share subject to the election (thereby preserving the entitlement to one full dividend/liquidation entitlement unit in the 10 WISeKey BVI Class B Shares so received). As a result, a holder of WISeKey CH Class B Shares electing to receive WISeKey BVI Class B Shares will not, upon such exchange into WISeKey BVI Class B Shares, be subject to a reduction in dividend/liquidation entitlements in WISeKey (due to the exchange ratio of ten (10) WISeKey BVI Class B Shares for each one (1) WISeKey CH Class B Share).

Q.     What happens if the number of WISeKey CH Class B Shares elected to be converted into WISeKey BVI Class B Shares exceeds the “WISeKey BVI Class B Share Cap”?

A.     The allocation of WISeKey BVI Class B Shares to electing holders of WISeKey CH Shares will be in ten (10) WISeKey BVI Class B Share increments. To the extent the aggregate WISeKey BVI Class B Shares allocations exceed the WISeKey BVI Class B Share Cap, the allocation for each electing holder of WISeKey CH Class B Shares will be pro-rated and rounded down the next lower 10 WISeKey BVI Class B Share increment. Any WISeKey CH Class B Shares not allocated for exchange into WISeKey BVI Class B Shares to the extent of the holder’s full election due to the WISeKey BVI Class B Share Cap will be exchanged into WISeKey BVI Ordinary Shares (each having one vote and entitlement to one dividend/liquidation entitlement unit), on a one for one basis.

So for example, if you hold 1,000 WISeKey CH Class B Shares and elect to receive WISeKey BVI Class B Shares for 500 of those 1,000 WISeKey CH Class B Shares, your election will be aggregated with the elections made by other holders of WISeKey CH Shares. To the extent the aggregate number of WISeKey BVI Class B Shares so elected exceeds the WISeKey BVI Class B Share Cap, the individual per share allocations will be (i) pro-rated down so that the aggregate of the WISeKey BVI Class B Shares allocated does not exceed the WISeKey BVI Class B Share Cap, and then (ii) rounded down to the next lower increment of 10 WISeKey BVI Class B Shares. Assuming that the 500 WISeKey CH Class B Shares for which you have made an election to receive 5,000 WISeKey BVI Class B Shares results in a WISeKey BVI Class B Share Cap downward adjustment to 473.5 WISeKey CH Class B Shares (giving rise to 4,735 WISeKey BVI Class B Shares), the rounding down would give rise to the following WISeKey BVI Share allocation to you:

•        4,730 WISeKey BVI Class B Shares (rounded down from 4,735 as the closest lower increment of 10 WISeKey BVI Class B Shares) from 473 electing WISeKey CH Class B Shares, plus

•        27 WISeKey BVI Ordinary shares (the pro-ration balance of the WISeKey CH Class B Shares for which the WISeKey BVI Class B Share election was made: 500 WISeKey CH Class B Shares–473 WISeKey CH Class B Shares), plus

•        500 WISeKey BVI Ordinary Shares (the balance of the 500 WISeKey CH Class B Shares for which the WISeKey BVI Class B Share election was not made).

Q.     Why do you want to have your publicly traded parent company incorporated in the British Virgin Islands and are there risks associated with doing so?

A.     BVI law, which will govern WISeKey BVI following the completion of the Merger, offers a highly developed, internationally recognized legal system tailored to the needs of global businesses. BVI law provides exceptional flexibility in structuring share capital, facilitating the issuance of new shares and hybrid instruments, and enabling more innovative approaches to distributions and corporate governance. This flexibility will not only support the ongoing maintenance and evolution of WISeKey’s multi-class share structure (WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares, and WISeKey BVI Class F Shares), but also empower WISeKey to pursue future equity financings, strategic acquisitions, and enhanced employee incentive arrangements with greater agility and efficiency. The BVI’s legal framework is specifically designed to accommodate the requirements of dynamic, growth-oriented companies operating in the technology sector.

The corporate reorganization to the BVI is further expected to streamline regulatory and administrative processes, leading to a reduction in recurring costs while maintaining full access to both U.S. and Swiss capital markets. The BVI is a preferred jurisdiction for many leading international technology companies listed on Nasdaq, and adopting this structure will position WISeKey alongside its global peers, enhancing comparability for investors and analysts. Furthermore, the BVI’s reputation as a stable and investor-friendly jurisdiction is expected to facilitate increased investment by global institutional investors, broadening our shareholder base and supporting our long-term growth ambitions.

Although we expect that the Merger should provide us with the benefits described above, the Merger will expose WISeKey and its shareholders to some risks, including the following:

•        the risk that the potential benefits described above sought in the Merger may not be realized;

•        the possibility of uncertainty created by the Merger, the corporate reorganization, and being incorporated in an offshore jurisdiction;

•        the fact that BVI corporate law imposes different and additional obligations on us and our shareholders;

•        the fact that we expect to incur costs to complete the Merger;

•        the diversion of management’s time and attention;

•        the fact that WISeKey will likely forfeit a significant amount of capital contribution reserves as a result of the Merger, thus reducing the amount exempt from Swiss dividend tax withholding in the event of a dividend distribution out of earnings; and

•        other risks related to the corporate reorganization to BVI discussed under “Risk Factors.”

The Board of Directors has considered both the potential advantages of, and the risks associated with, the Merger and has unanimously approved the Merger Agreement and recommends that shareholders vote to approve the Merger Agreement Proposal. See “Proposal No. 1 Approval of the Merger Agreement — Background and Reasons for the Merger” for further information.

Q.     Will the Merger affect our current or future operations?

A.     While the corporate reorganization to the BVI is expected to position WISeKey to capture the benefits described above, we believe that the Merger should otherwise have no material impact on how WISeKey conducts its day-to-day operations. Where WISeKey conducts its future operations for its customers will depend on a variety of factors, including the worldwide demand for our products and services and the overall needs of our businesses, independent of our legal domicile or tax residency. Please read “Risk Factors” for a discussion of various ways in which the Merger could have an adverse effect on us.

Q.     How is the Merger expected to affect WISeKey CH’s current debt arrangements?

A.     The Merger is not expected to materially affect WISeKey CH’s debt arrangements.

Q.     Will the Merger dilute my economic interest?

A.     Immediately after completion of the Merger, WISeKey BVI will own, directly or indirectly, the same businesses, assets and operations as WISeKey CH owned immediately prior to the completion of the Merger. Further, if you don’t elect to receive WISeKey BVI Class B Shares, you will own the same number of WISeKey BVI Ordinary Shares as the number of WISeKey CH Class B Shares you owned immediately prior to the Merger, and your entitlements to dividend and liquidation rights will remain the same. If you elect to receive WISeKey BVI Class B Shares (which each will have one-tenth of one (1/10) dividend/liquidation entitlement unit per share), you will be entitled to receive ten (10) WISeKey BVI Class B Shares for each WISeKey CH Class B Share, subject to the WISeKey BVI Class B Share Cap, so that your entitlements to dividend and liquidation rights will remain the same.

Q.     Will the Merger result in any changes to my rights as a shareholder?

A.     The completion of the Merger will change the governing corporate law that applies to shareholders of our parent company from Swiss law to BVI law. The legal system governing corporations organized under BVI law differs from the legal system governing corporations organized under Swiss law. WISeKey CH has a dual class share structure which allocates votes, depending on the scenario, on the number of shares voted and/or on the par value of the shares voted. WISeKey BVI will have a multi-class share structure such that (i) holders of WISeKey BVI Class F Shares will be entitled to exercise 49.999999% of the total voting rights in WISeKey BVI, regardless of the number of total WISeKey BVI Shares in issue and (ii) each WISeKey BVI B Share will have ten times the voting power of a WISeKey BVI Ordinary Share.

Notwithstanding the differences in the governing documents between WISeKey BVI and WISeKey CH, we believe that BVI law and WISeKey BVI Articles adequately safeguard the rights of shareholders. See “Comparison of Rights of Shareholders”. A copy of the WISeKey BVI Articles is attached as Annex B to this prospectus.

Q.     If I was registered on WISeKey CH’s share register prior to the effectiveness of the Merger, will I continue to be registered on WISeKey BVI’s share register and be able to exercise voting rights?

A.     We intend to issue WISeKey BVI Shares as uncertificated securities which are either (i) held in the name of Cede & Co, with entitlements to WISeKey BVI Ordinary Shares delivered through The Depository Trust Company, the U.S. central securities depository (“DTC”), or (ii) directly registered on WISeKey’s BVI share register. Given that WISeKey BVI Ordinary Shares will be primarily held through DTC, the U.S. central securities depository, SIX SIS will not serve as the primary central securities depository for shares of WISeKey BVI, and any WISeKey BVI Shares held through SIX SIS, including those received in the Merger, will be held through DTC. Therefore, and contrary to the current practice at WISeKey CH and other Swiss companies with shares listed on SIX, WISeKey BVI Shares will not be eligible for the system of SIX SIS (AREG-Data) that allows for the automated registration of a company’s shareholders in the company’s share register. Accordingly, holders of WISeKey CH Shares that are currently registered as shareholders of record on WISeKey CH’s share register, or other holders of WISeKey CH having provided their bank or broker with a general authorization to be registered as holders of record in a company’s share register, will not be registered as holders of record of WISeKey BVI Shares on WISeKey BVI’s share register in an automated manner. Rather, holders of WISeKey BVI Ordinary Shares will have to contact their bank or broker, which in turn will have to move their WISeKey BVI Ordinary Shares out of DTC and arrange for them to be registered directly on the WISeKey BVI share register. It may be difficult to make such arrangements with banks or brokers that are unfamiliar with DTC’s practices or if WISeKey BVI Ordinary Shares are held by investors outside the United States.

In relation to WISeKey BVI, only those shareholders directly registered in WISeKey BVI’s share register will be recognized as legal shareholders. Voting rights may only be exercised by holders of WISeKey BVI Shares registered as holding voting rights in WISeKey BVI’s share register.

Holders of WISeKey BVI Shares who are not registered as shareholders of record on WISeKey BVI’s share register will not be recognized as legal shareholders under BVI law or WISeKey BVI Articles. Such unregistered holders will not have direct legal rights to dividends or other distributions; rather, they may receive dividends only indirectly through the DTC/intermediary chain, to the extent that dividends are declared and paid to the registered holder of record (e.g., Cede & Co as DTC nominee) and passed through the applicable chain of intermediaries to the beneficial owner. Similarly, such holders will not have direct voting rights, but may in certain cases, if duly authorized by a proxy issued by the relevant holder of record and depending on their bank or broker, be able to vote their WISeKey BVI Shares at annual and extraordinary general meetings of shareholders. Certain other shareholder rights under BVI law (such as the right to bring derivative or unfair prejudice proceedings, the right to requisition a shareholders’ meeting, the right to inspect statutory registers, and dissenters’ rights) will also not be available to such holders who are not registered as shareholders of record on WISeKey BVI’s share register.

Q.     What are the major actions that have been performed or will be performed to effect the Merger?

A.     We have taken or will take the actions listed below to effect the Merger:

•        WISeKey BVI is incorporated and existing as a BVI Business Company under the laws of the British Virgin Islands and is currently a direct subsidiary of WISeKey CH;

•        the Merger Agreement was executed by WISeKey CH and WISeKey BVI on June 26, 2026;

•        the Merger Report was prepared, which, together with the Merger Agreement and WISeKey CH statutory standalone financial statements, dated as of and for the period ended on December 31, 2025, form the basis for the Merger. These documents were confirmed by Berney Associés Audit SA (“Berney”), 1207 Geneva, Switzerland, a licensed audit expert, to be in compliance with the Swiss Merger Act. The Berney report is filed as an exhibit to the registration statement on Form F-4; and

•        WISeKey CH shareholders and WISeKey CH ADS holders will be asked to vote to approve the Merger Agreement Proposal at the Extraordinary General Meeting.

•        Conditional upon approval of the Merger Agreement Proposal by our shareholders at the Extraordinary General Meeting, and the satisfaction of the other conditions to completing the Merger. WISeKey CH will merge with and into WISeKey BVI effective on the Effective Time.

One of the conditions to completion of the Merger is that the Swiss Takeover Board confirms to WISeKey CH that WISeKey CH’s current opting-out from the mandatory offer obligations pursuant to articles 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (“FMIA”) in Article 6 para. 9 of its articles of association will continue to apply upon the Merger becoming effective. The memorandum and articles of association of WISeKey BVI will replicate WISeKey CH’s current opting-out provision.

Under Swiss securities laws, any person who — directly, indirectly, or acting in concert with third parties — acquires equity securities which, added to the equity securities already held, exceed the threshold of 33⅓% of the voting rights of a target company (whether exercisable or not) must make a mandatory public offer to acquire all listed equity securities of that company, unless the target company’s shareholders have opted out of that requirement by adopting a corresponding provision in the company’s articles of association. As explained, WISeKey CH’s articles of association have included such an opting-out provision since the initial listing of the WISeKey CH Class B Shares in 2016.

Absent a continuation of that provision upon the Merger, WISeKey BVI would become subject to the Swiss mandatory offer rules. These rules also apply to companies not incorporated under Swiss law whose shares are listed, at least in part, on a Swiss exchange. Following completion of the Merger, WISeKey BVI Ordinary Shares will be listed on a primary basis on the SIX Swiss Exchange.

WISeKey CH will seek confirmation from the Swiss Takeover Board — the Swiss regulatory authority for public takeover offers — that, by virtue of the Merger and the adoption of an equivalent opting-out provision by the entity surviving the Merger (i.e., WISeKey BVI), the current opting-out continues to be in effect.

As a result of the Merger:

•        WISeKey BVI will be the surviving company and WISeKey CH will be dissolved by means of absorption by WISeKey BVI and without a formal liquidation procedure;

•        all assets and liabilities of WISeKey CH will be transferred to and assumed by WISeKey BVI by operation of law;

•        each WISeKey CH Share (including each WISeKey CH Share held by WISeKey CH or any of its subsidiaries, which will not be exchanged for WISeKey BVI Shares) will be cancelled and will cease to exist;

•        each holder of WISeKey CH Class B Shares, except for WISeKey CH or any of its subsidiaries, whose WISeKey CH Class B Shares will not be exchanged for WISeKey BVI Shares but will be cancelled, will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger, to elect to receive either (i) one (1) WISeKey BVI Ordinary Share, or (ii) ten (10) WISeKey BVI Class B Shares, subject to such holders’ timely and valid election and subject to the “WISeKey BVI Class B Share Cap” as described in this prospectus. Holders of WISeKey CH Class B Shares may make elections on a share-by-share basis, such that a holder may elect to receive WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares;

•        each holder of WISeKey CH Class A Shares, except for WISeKey CH or any of its subsidiaries, whose WISeKey CH Class A Shares will not be exchanged for WISeKey BVI Shares but will be cancelled, will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger, to elect to receive either (i) one (1) WISeKey BVI Class F Share, or (ii) one (1) WISeKey BVI Class B Share, subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described in this prospectus. Holders of WISeKey CH Class A Shares may make elections on a share-by-share basis, such that a holder may elect to receive WISeKey BVI Class F Shares in respect of some of its WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares;

•        each holder of WISeKey CH ADSs will receive one half of one (1/2) Nasdaq-listed and SIX-listed WISeKey BVI Ordinary Share in exchange for each WISeKey CH ADS held immediately prior to the effectiveness of the Merger;

•        the WISeKey CH ADS program will terminate and the WISeKey CH ADSs will be delisted from NASDAQ; and

•        WISeKey BVI will assume WISeKey CH’s share and option plans that had previously been sponsored by WISeKey CH and WISeKey BVI will amend (as required) such plans in order to permit the issuance or delivery of WISeKey BVI Shares thereunder, rather than WISeKey CH Shares (and to make any other modifications which may be required to comply with BVI law).

Q.     Will the Merger have an impact on our operating expenses or effective tax rate?

A.     We do not expect the Merger to have a material effect on our operating costs, including our selling, general and administrative expenses. In addition, we do not expect the Merger to materially affect our worldwide effective corporate tax rate since WISeKey BVI will be a Swiss tax resident, as is the case of WISeKey CH today.

Q.     Is the Merger taxable to me?

A.     As is discussed below under “Material Tax Considerations — Swiss Tax Considerations”, we have submitted and expect to obtain tax rulings from the competent Swiss tax authorities to the effect that the Merger should not trigger any Swiss taxes.

In the opinion of Patterson Belknap Webb & Tyler LLP, our U.S. counsel, the Merger should constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the Code) for U.S. federal income tax purposes, subject to the assumptions, qualifications and limitations described herein and in the opinion. Assuming the Merger qualifies as a tax-free reorganization under Section 368(a) of the Code, U.S. Holders (as defined below under “Material Tax Considerations — U.S. Federal Income Tax Considerations”) should not recognize taxable gain or loss for U.S. federal income tax purposes as a result of the exchange of WISeKey CH Class B Shares or WISeKey CH ADSs for WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares (or both) in the Merger upon the terms contemplated in the Merger Agreement. For a more detailed discussion, see “Material Tax Considerations — U.S. Federal Income Tax Considerations”.

The BVI is a tax neutral jurisdiction. Under BVI tax law, holders of WISeKey CH Shares who are neither tax resident nor ordinarily resident in BVI and who have not at any time had a branch or agency in BVI to which the holding of such shares is attributable will not be subject to tax as a result of the Merger. See “Material Tax Considerations — BVI Tax Considerations”.

Q.     Is the Merger a taxable transaction for WISeKey CH or WISeKey BVI?

A.     We have submitted and expect to obtain tax rulings from the tax authorities of the Canton of Geneva and the Swiss Federal Tax Administration confirming that the Merger does not result in any Swiss tax consequences. The Merger will not be a taxable transaction for WISeKey BVI for BVI tax purposes.

Q.     Will there be BVI withholding tax on future dividends, if any, by WISeKey BVI?

A.     For the majority of shareholders, there will be no BVI withholding tax on dividends paid by WISeKey BVI. Whether WISeKey BVI will be required to deduct BVI dividend withholding tax from dividends paid to a shareholder will depend largely on whether that shareholder is resident for tax purposes in a “relevant territory.” A list of the “relevant territories” is included as Annex C to this prospectus. The information below is only a summary and does not contain all of the information that is important to you See “Material Tax Considerations — BVI Tax Considerations — Withholding Tax on Dividends” for a more detailed description of the BVI withholding tax on dividends.

Q.     What types of information and reports will WISeKey BVI make available following the Merger?

A.     After the completion of the Merger, WISeKey will remain subject to the SEC reporting requirements, the mandates of the Sarbanes-Oxley Act and the Dodd Frank Act and the applicable corporate governance rules of Nasdaq, and WISeKey will continue to report WISeKey’s consolidated financial results in U.S. dollars and under U.S. GAAP and will continue to file reports on Forms 20-F and 6-K with the SEC, as WISeKey CH currently does. WISeKey BVI will be permitted under BVI law to prepare and file its BVI statutory accounts in accordance with U.S. GAAP in respect of fiscal years ending no later than December 31, 2030 (and after that date will be required to prepare its BVI statutory financial statements according to a financial reporting framework permissible under BVI law — i.e., IFRS or BVI GAAP, in addition to separately preparing financial statements under U.S. GAAP required by SEC rules). WISeKey BVI will not be required to provide shareholders with Swiss statutory financial statements or the Swiss compensation report currently provided by WISeKey CH. However, as WISeKey BVI will continue to have a primary listing of its WISeKey BVI Ordinary Shares on the SIX, in addition to the listing of the WISeKey BVI Ordinary Shares on Nasdaq, it will continue to be subject to certain SIX Exchange Regulation reporting requirements, such as ad hoc and management transaction reporting and annual corporate governance reporting requirements, including as regards compensation of the board of directors and executive management.

Q.     What are the conditions to the completion of the Merger?

A.     The Merger cannot be completed without satisfying certain conditions, the most important of which is that the WISeKey CH shareholders approve the Merger Agreement Proposal at the Extraordinary General Meeting. In addition, there are other conditions, such as the receipt of a confirmation from the Swiss Federal Tax Administration that there are no Swiss tax consequences in connection with the Merger, the requirement to obtain authorization for listing the WISeKey BVI Ordinary Shares on Nasdaq and SIX, completion of creditor calls required by Swiss law, registration of the Articles of Merger and Plan of Merger with, and issuance of the Certificate of Merger by the BVI Registry of Corporate Affairs, the registration of the Merger with the Commercial Register, and receipt of certain legal opinions. See “Summary of the Merger — Conditions to Completion of the Merger”.

Q.     When do you expect the Merger to be completed?

A.     We intend to complete the Merger in the third quarter of 2026, assuming the Merger Agreement Proposal is approved by shareholders at the Extraordinary General Meeting. If the Merger Agreement Proposal is approved by the requisite vote of our shareholders at the Extraordinary General Meeting, and the other conditions to completion of the Merger are satisfied, we will file an application to effect the Merger with the Commercial Register following the Extraordinary General Meeting and request the Registry of Corporate Affairs of the British Virgin Islands to issue the Certificate of Merger. The Merger will be completed and become effective on the date on which (1) the Merger has been recorded in the daily ledger of the Commercial Register of the Canton of Zug and approved by the Swiss Federal Commercial Register Office, and (2) the registry maintained by the Financial Services Commission of the British Virgin Islands responsible for the incorporation, registration and regulation of companies in the British Virgin Islands has registered the Articles of Merger and Plan of Merger and issued a certificate of compliance.

We may decide to abandon the Merger at any time prior to the Extraordinary General Meeting, and in some circumstances, after obtaining shareholder approval at the Extraordinary General Meeting. After the Merger Agreement Proposal is approved by our shareholders, we anticipate filing the application to effect the Merger, unless one of the conditions to completing the Merger fails to be satisfied.

Q.     What will I receive for my WISeKey CH ADSs?

A.     Upon surrender of your WISeKey CH ADSs, you will receive, as consideration in the Merger, one-half of one (1/2) WISeKey BVI Ordinary Share in exchange for each WISeKey CH ADS you hold immediately prior to the completion of the Merger, with such WISeKey CH ADSs being delisted, cancelled and ceasing to exist following completion of the Merger.

As a holder of WISeKey CH ADSs you will not have the opportunity to elect to receive WISeKey BVI Class B Shares. If as a holder of WISeKey CH ADSs you wish to have the opportunity to elect to receive WISeKey BVI Class B Shares upon the effectiveness of the Merger, you will need to present your WISeKey CH ADSs to the WISeKey CH ADS Depositary for cancellation, pay the applicable fees of the WISeKey CH ADS Depositary and become a holder of the corresponding WISeKey CH Class B Shares prior to the cut off date to be established by WISeKey CH to exercise election rights.

Q.     What will I receive for my WISeKey CH Class B Shares?

A.     You will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger, to elect to receive, as consideration in the Merger either (i) one (1) WISeKey BVI Ordinary Share, or (ii) ten (10) WISeKey BVI Class B Shares, subject to your timely and valid election and to the

“WISeKey BVI Class B Share Cap” as described in this prospectus. Holders of WISeKey CH Class B Shares may make elections on a share-by-share basis, such that a holder may elect to receive WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares. The WISeKey CH Class B Shares will be delisted, cancelled and cease to exist on completion of the Merger.

Q.     What will I receive for my WISeKey CH Class A Shares?

A.     You will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger, to elect to receive, as consideration in the Merger either (i) one (1) WISeKey BVI Class F Share, or (ii) one (1) WISeKey BVI Class B Share, subject to your timely and valid election and to the “WISeKey BVI Class B Share Cap” as described in this prospectus. The WISeKey CH Class A Shares will be cancelled and cease to exist on completion of the Merger.

Q.     How do I make the election to receive WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares for my WISeKey CH Class B Shares? What happens if I do not make a timely or valid election?

A.     If you hold your WISeKey CH Shares in book-entry form through a bank, broker, or other nominee, you will receive instructions from your bank, broker, or other nominee after the date of the Extraordinary General Meeting regarding how to exercise your election rights. These instructions will outline the detailed procedures and applicable deadlines for making your election.

If you are a holder of WISeKey CH Class B Shares in book-entry form and do not make an express election in accordance with the procedures and deadlines specified in the instructions from your bank, broker, or other nominee, you will be deemed to have elected to receive one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held immediately prior to the Effective Time.

If your WISeKey CH Class B Shares are represented by physical certificates, you will only be able to make an election whether to receive WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares for your WISeKey CH Class B Shares if you deposit your physical certificates representing WISeKey CH Shares with a Swiss custodian bank for conversion of the certificated WISeKey CH Shares into WISeKey CH Shares in book-entry form on or about the date of the Extraordinary General Meeting. Holders of WISeKey CH Shares represented by physical share certificates who do not deposit their physical certificates representing WISeKey CH Shares with a Swiss custodian bank for conversion of the certificated WISeKey CH Shares into WISeKey CH Shares in book-entry form on or about the date of the Extraordinary General Meeting will be deemed to have exercised their election right in respect of WISeKey BVI Ordinary Shares.

Q.     How do I make the election to receive WISeKey BVI Class F Shares or WISeKey BVI Class B Shares for my WISeKey CH Class A Shares? What do I do if I want to revoke my election? What happens if I do not make a timely or valid election?

A.     You will receive instructions from your bank, broker, or other nominee after the date of the Extraordinary General Meeting regarding how to exercise your election rights. These instructions will outline the detailed procedures and applicable deadlines for making your election. If you are a holder of WISeKey CH Class A Shares and do not make an express election in accordance with the procedures and deadlines specified in the instructions from your depositary bank, you will be deemed to have elected to receive one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share held immediately prior to the Effective Time.

Q.     Do I have to take any action to exchange my WISeKey CH ADSs and receive the WISeKey BVI Ordinary Shares as a result of the Merger?

A.     This depends on how you currently hold your WISeKey CH ADSs. If you hold your WISeKey CH ADSs in “street name,” (i.e., through a bank, broker or other securities intermediary), or if you hold your WISeKey CH ADSs in uncertificated form on the books of the WISeKey CH ADS Depositary, you will not be required to take any action. The WISeKey CH ADS Depositary will coordinate the cancellation of the WISeKey CH ADSs in exchange for the applicable WISeKey BVI Ordinary Shares. Your ownership of WISeKey BVI Ordinary Shares will be recorded in book entry form by your securities intermediary as soon as reasonably practicable after the effective date of the Merger without the need for any additional action on your part.

If you hold WISeKey CH ADS certificates in registered definitive form, you must surrender your certificates for cancellation to the WISeKey CH ADS Depositary to receive your WISeKey BVI Ordinary Shares. Such securities certificate delivery shall be subject to customary exchange procedures established by the WISeKey CH ADS Depositary to implement the delivery. In this regard, as soon as reasonably practicable after the Effective Time of the Merger, the WISeKey CH ADS Depositary will mail a letter of transmittal to you. Upon receipt of your signed letter of transmittal and the certificate or certificates evidencing your WISeKey CH ADSs, the WISeKey CH ADS Depositary will cause the number of whole WISeKey BVI Ordinary Shares that you are entitled to be registered in your name in uncertificated form. YOU SHOULD NOT RETURN WISeKey CH ADS CERTIFICATES TO THE WISEKEY CH ADS DEPOSITARY WITH YOUR VOTING INSTRUCTIONS.

In any event, the WISeKey CH ADS Depositary will not deliver any fraction of a WISeKey BVI Ordinary Share. Fractional entitlements will be aggregated and sold, and you will be entitled to receive the net proceeds of a sale of your fractional entitlement.

Q.     What fees are owed by a WISeKey CH ADS holder to the depositary in connection with the Merger and the termination of the ADS program?

A.     Generally, each WISeKey CH ADS holder is charged an annual fee (as well as certain additional fees) to hold WISeKey CH ADSs. Following the consummation of the Merger, the WISeKey CH ADS Program will be terminated and WISeKey CH ADS holders will hold WISeKey BVI Ordinary Shares instead of WISeKey CH ADSs. As a result, after the termination of the WISeKey CH ADS Program and cancellation of the WISeKey CH ADSs, holders will no longer be subject to fees associated with the WISeKey CH ADS Program. In connection with the Merger, each WISeKey CH ADS will be cancelled and any applicable expenses, taxes or other governmental charges due or incurred. WISeKey will pay any ADS cancellation fees owed to the WISeKey CH ADS Depositary in connection with the Merger; provided, however, that WISeKey will not pay ADS cancellation fees for ADS holders who cancel their ADSs to receive the underlying WISeKey CH Class B Shares prior to the completion of the Merger for any reason, including to attend the EGM or to elect to receive WISeKey BVI Class B Shares.

Q.     Do I have to take any action to exchange my WISeKey CH Shares and receive the WISeKey BVI Shares as a result of the Merger?

A.     If you hold your WISeKey CH Shares in book entry form beneficially through a bank, broker or other nominee, you will not be required to take any action to receive the relevant WISeKey BVI Ordinary Shares. However, if you are a holder of WISeKey CH Class B Shares and wish to receive WISeKey BVI Class B Shares instead of WISeKey BVI Ordinary Shares, you must make an election to that effect. If you are a holder of WISeKey CH Class A Shares and wish to receive WISeKey BVI Class B Shares instead of WISeKey BVI Class F Shares, you must also make an election to that effect.

Bank Reyl, as the Swiss Exchange Agent, in coordination with SIS, will arrange for the exchange of the WISeKey CH Shares in book-entry form for the relevant class of WISeKey BVI Shares (also in book-entry form). Depending on your bank or broker, the new WISeKey BVI Shares are expected to be credited to your existing securities account shortly after the record date for the settlement of the Merger. You should be able to commence trading the WISeKey BVI Shares shortly after the record date for the settlement of the Merger. Please contact your bank, broker or other nominee for further information about your account and when you will be able to begin trading your WISeKey BVI Shares.

In order to be entitled to receive WISeKey BVI Shares for your WISeKey CH Shares, you must hold WISeKey CH Shares on the record date for the settlement of the Merger. The record date will be shortly after the Effective Time. Investors acquiring or selling WISeKey CH Shares on or around the record date for the settlement of the Merger in over-the-counter or other transactions not effected on the SIX should ensure such transaction take into account the treatment of the WISeKey CH Shares to be exchanged for WISeKey BVI Shares in the Merger. Please contact your bank or broker for further information if you intend to engage in any such transaction.

If (i) your WISeKey CH Class B Shares are represented by physical certificates and (ii) these shares are duly registered in WISeKey CH’s share register you will be required to deposit your physical certificates representing WISeKey CH Shares with a Swiss custodian bank for the exchange of WISeKey CH Shares for WISeKey BVI Shares for conversion of the certificated WISeKey CH Shares into WISeKey CH Shares in book-entry form prior to the close of business on the “cum date” for the settlement of the Merger. We expect that your bank or broker will then be able to credit your custody account with the number of WISeKey BVI Shares you are entitled to receive in the Merger after the record date for the exchange.

If you hold physical certificates representing WISeKey CH Shares and do not deposit your physical certificates representing WISeKey CH Shares with a Swiss custodian bank prior to the “cum date” for the settlement of the Merger, you will not receive any WISeKey BVI Shares in the Merger. Bank Reyl, acting as Swiss Exchange Agent, will hold your WISeKey BVI Shares and all entitlements arising therefrom, on your behalf pending delivery of the relevant number and class of WISeKey BVI Shares to you. Such share delivery can only be effected once you have deposited your physical certificates representing WISeKey CH Shares with a Swiss custodian bank for conversion into book-entry shares.

Any WISeKey BVI Shares issued in the Merger (except for those issued in respect of WISeKey CH ADSs) that remain undelivered to the former holders of WISeKey CH Shares as of the 12 month anniversary of the Effective Time (or the termination of the Exchange Agent’s engagement, if later) will be delivered to WISeKey BVI or its designee, together with all entitlements (including dividend entitlements) arising therefrom, upon demand, and WISeKey BVI or its designee will thereafter continue to hold such shares and entitlements, as nominee for, and on behalf of, the former holders of WISeKey CH Shares, on substantially similar terms as the Exchange Agent, pending formal delivery of legal title thereto, but subject to applicable abandoned property, escheat or similar laws. For the avoidance of doubt, WISeKey BVI Shares are deemed issued when the name of the relevant Shareholder is entered in the register of members of WISeKey BVI in accordance with the WISeKey BVI Articles, and no share certificates shall be issued in respect of any WISeKey BVI Shares. No interest shall be payable on any dividend entitlements or other amounts held, from time to time, by WISeKey BVI, the Exchange Agent or any of their respective affiliates or designees as nominee for any former holder of WISeKey CH Shares, and none of WISeKey BVI, the Exchange Agent or any of their respective affiliates or designees shall be required to account to any former holder of WISeKey CH Shares for same. Following termination of the WISeKey CH ADS Program, the WISeKey CH ADS Depositary will sell any WISeKey BVI Ordinary Shares being held in respect of any WISeKey CH ADSs that have not been surrendered for exchange and the net proceeds, net of applicable fees and taxes, will be paid to the holder upon surrender of those WISeKey CH ADSs or paid to the applicable state government in accordance with applicable abandoned property law.

Q.     What happens to WISeKey CH’s equity-based awards at the Effective Time of the Merger?

A.     As of the Effective Time, WISeKey BVI will adopt and assume, and become the plan sponsor of, each employee benefit and compensation plan and agreement of WISeKey CH. At the Effective Time, (i) all outstanding options to purchase WISeKey CH Class A Shares will entitle the holder to purchase or receive, or receive benefits or amounts based on, as applicable, an equal number of WISeKey BVI Class F Shares, and (ii) all outstanding options to purchase WISeKey CH Class B Shares and all outstanding awards of equity-based awards granted to our employees, officers and directors by WISeKey CH or any of its subsidiaries under our equity incentive plans prior to the Effective Time will entitle the holder to purchase or receive, or receive benefits or amounts based on, as applicable, an equal number of WISeKey BVI Ordinary Shares. All of such equity-based awards will generally be subject to the same terms and conditions as were applicable to such awards immediately prior to the completion of the Merger.

Q.     Can I trade WISeKey CH ADSs between the date of this prospectus and the completion of the Merger?

A.     Yes. The WISeKey CH ADSs will continue to trade on Nasdaq during this period.

Q.     Can I trade WISeKey CH Class B Shares between the date of this prospectus and the completion of the Merger?

A.     Yes. The WISeKey CH Class B Shares will continue to trade on the SIX during this period.

Q.     After the Merger is completed, where can I trade WISeKey BVI Ordinary Shares?

A.     It is anticipated that the Merger will take place at a time following the close of trading on Nasdaq and SIX but prior to the opening of the markets of Nasdaq and SIX on the next trading day. We expect the WISeKey BVI Ordinary Shares to be listed on Nasdaq under the symbol “WQEY”, and to be listed on the SIX under the symbol “WQEY”.

WISeKey CH ADSs currently listed on Nasdaq will be delisted from Nasdaq and cancelled upon surrender following the Merger in exchange for WISeKey BVI Ordinary Shares. WISeKey CH Class B Shares currently listed on the SIX will be delisted from the SIX and exchanged for WISeKey BVI Shares. Neither the WISeKey BVI Class B Shares nor the WISeKey BVI Class F Shares will be listed on any securities exchange.

Q.     What vote is required to approve the Merger Agreement Proposal?

A.     We intend to present the Merger Agreement Proposal at the Extraordinary General Meeting. The affirmative vote of at least (i) two-thirds of the voting rights of all WISeKey CH Class B Shares and WISeKey CH Class A Shares, and (ii) the absolute majority of the par value of all WISeKey CH Class B Shares and WISeKey CH Class A Shares, each as represented in person or by proxy at the Extraordinary General Meeting, is required to approve the Merger Agreement Proposal.

Q:     How do I vote if I hold WISeKey CH ADSs?

A:     If you are a WISeKey CH ADS holder, you will not be entitled to vote directly at the Extraordinary General Meeting. Instead, if you are a WISeKey ADS holder as of the WISeKey CH ADS record date, July 22, 2026, you will be entitled to provide voting instructions to the WISeKey CH ADS Depositary. If you held WISeKey CH ADSs as of the WISeKey CH ADS record date, you have the right to instruct the WISeKey CH ADS Depositary if you held your WISeKey CH ADSs directly — or your broker, bank or other securities intermediary — if you held your WISeKey CH ADSs through such intermediary — how you wish the WISeKey CH Class B Shares represented by your WISeKey CH ADSs to be voted. So long as the WISeKey CH ADS Depositary receives your voting instructions on or prior to 12:00 p.m. (Eastern Time) on August 31, 2026, it will, to the extent practicable and subject to Swiss law and the terms of the deposit agreement for the WISeKey CH ADSs, submit voting instructions in respect of the underlying WISeKey CH Class B Shares to WISeKey CH’s Independent Proxy as you instruct. If your WISeKey CH ADSs are held through a broker, bank or other securities intermediary, such intermediary will provide you with instructions on how you may give voting instructions with respect to the WISeKey CH Class B Shares underlying your WISeKey CH ADSs. Please check with your broker, bank or other securities intermediary, as applicable, and carefully follow the voting procedures provided to you. Each securities intermediary will set its own cutoff date and time for receiving voting instructions, and these deadlines may be earlier than the WISeKey CH ADS Depositary’s deadline stated above.

Holders of WISeKey CH ADSs will not be able to attend or vote in person at the Extraordinary General Meeting. Holders of WISeKey CH ADSs who wish to attend and vote at the Extraordinary General Meeting will be required to present their WISeKey CH ADSs to the WISeKey CH ADS Depositary for cancellation, pay the applicable fees of the WISeKey CH ADS Depositary and become direct shareholders on the WISeKey CH share register before the close of business (CH Time) on September 2, 2026.

Q:     If my WISeKey CH ADSs are held in “street name” (i.e., by a broker, bank or other securities intermediary), will my broker, bank or other securities intermediary vote my WISeKey CH ADSs for me?

A:     If you hold WISeKey CH ADSs through a broker, bank or other securities intermediary on the WISeKey CH ADS record date, you are considered the beneficial owner of those WISeKey CH ADSs held in “street name,” and you have the right to instruct your broker, bank or other securities intermediary how to vote by giving voting instructions to your broker, bank or other securities intermediary, as applicable, with respect to the WISeKey CH Class B Shares underlying your WISeKey CH ADSs. If your WISeKey CH ADSs are held through a broker, bank or other securities intermediary, such intermediary will provide you with instructions on how you may give voting instructions with respect to the WISeKey CH Class B Shares underlying your WISeKey CH ADSs. Please check with your broker, bank or other securities intermediary, as applicable, and carefully follow the voting procedures provided to you.

Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote WISeKey CH ADSs held in “street name” by returning a proxy card directly to WISeKey CH, the WISeKey CH ADS Depositary or by voting in person (which would include presence at a virtual meeting) at the Extraordinary General Meeting.

Q.     How many votes do I have?

A.     As of the close of business of June 30, 2026, there were 5,996,232 registered WISeKey CH Shares issued and outstanding and entitled to vote; however, shareholders who are not registered in WISeKey CH’s share register as shareholders or do not become registered as shareholders with voting rights as of the close of business (CH Time) on the Record Date, i.e., on September 2, 2026, will not be entitled to attend, vote at or grant proxies to vote at, the Extraordinary General Meeting. WISeKey CH Shares duly represented at the Extraordinary General Meeting will be entitled to one vote per share for each matter presented at the Extraordinary General Meeting.

Q.     How many WISeKey CH Class B Shares and WISeKey CH Class A Shares can vote at the Extraordinary General Meeting?

A.     Our WISeKey CH Class B Shares, par value CHF 0.10 per share, and our WISeKey CH Class A Shares, par value CHF 0.01 per share, are our only classes of voting stock. As of the close of business on June 30, 2026, there were 4,177,172 WISeKey CH Class B Shares issued and outstanding and entitled to vote and 1,819,060 WISeKey CH Class A Shares issued and outstanding and entitled to vote; however, WISeKey CH shareholders who are not registered in WISeKey CH’s share register as shareholders or do not become registered as shareholders with voting rights as of the Record Date, i.e., on the close of business (CH time) on September 2, 2026, will not be entitled to attend, vote at or grant proxies to vote at, the Extraordinary General Meeting. See “I am a WISeKey CH shareholder but I am not registered in the WISeKey CH share register. How do I become registered as a shareholder with voting rights?” WISeKey CH Class B Shares and WISeKey CH Class A Shares duly represented (in person or by proxy) at the Extraordinary General Meeting will be entitled to one vote per share for each matter presented at the Extraordinary General Meeting.

Q.     Who is entitled to vote?

A.     Shareholders registered in the WISeKey CH share register at the close of business (CH time) on the Record Date, i.e., September 2, 2026 are entitled to vote on the matters set forth in this prospectus and any other matter properly presented at the Extraordinary General Meeting for consideration. If you are a holder of WISeKey CH Shares and are not registered as a shareholder by such date (i.e., the record date for the Extraordinary General Meeting), you will not be able to vote. See “I am a WISeKey CH shareholder but I am not registered in the WISeKey CH share register. How do I become registered as a shareholder with voting rights?”

Q.     What if I am the record holder owner of WISeKey CH Class B Shares at the close of business on the Record Date, but sell or otherwise transfer all or some portion of those WISeKey CH Class B Shares before the Extraordinary General Meeting?

A.     WISeKey CH does not block the transfer of WISeKey CH Shares before the Extraordinary General Meeting. However, holders of WISeKey CH Shares who sold their shares prior to the Record Date will not be able to attend and vote at the Extraordinary General Meeting. Holders of WISeKey CH Shares who purchase shares between the Record Date and the date of the Extraordinary General Meeting will not be able to attend the Extraordinary General Meeting and vote those shares at the meeting.

Q.     I am a WISeKey CH shareholder but I am not registered in the WISeKey CH share register. How do I become registered as a shareholder with voting rights?

A.     If you hold your WISeKey CH Shares in the form of book-entry shares, please contact your bank, broker or other nominee to effect a registration with our share register. If you hold your shares in certificated form, please contact your bank, broker or other nominee who will be able to provide instructions how your shares can be converted into book entry shares and be recorded in the WISeKey CH share register.

Q.     What vote does the Board recommend?

A.     Our Board of Directors has unanimously approved the Merger Agreement and recommends that shareholders vote “FOR” the Merger Agreement Proposal.

For the parties to the Merger Agreement to proceed with the Merger, shareholders must approve the Merger Agreement Proposal.

Q.     How do I vote if I am a holder of WISeKey CH Shares?

A.     For you to be able to vote, you must be registered in WISeKey CH’s share register as of the Record Date, i.e., on September 2, 2026. If you are not a shareholder of record, you will not be able vote on the Merger Proposal.

You can vote in either of the following ways:

•        By Internet:    Electronic voting instructions may be given by accessing the website https://www.gvote.ch and then following the guidance being displayed on the computer screen. The personal access data required for registration can be found on the Registration and Authorization Form, which will be sent to registered shareholders prior to the meeting date. Instructions can be given electronically to the Independent Proxy until September 3, 2026 at 23:59 Swiss time.

•        By Mail:    By completing and submitting the Registration and Authorization Form, which will be sent to registered shareholders prior to the meeting date, by post to the address indicated on the form. All Registration and Authorizations Forms submitted by post must be received no later than on September 3, 2026.

•        At the Extraordinary General Meeting:    If you are planning to attend and vote your WISeKey CH Shares at the Extraordinary General Meeting in person, you will need to request an admission card by returning the completed Registration and Authorization Form that we will send to you prior to the meeting date.

Q.     Can I vote by telephone?

A.     You cannot vote by telephone.

Q.     How do I vote by proxy?

A.     Shareholders registered in our share register with voting rights as at the Record Date may appoint the Independent Proxy to vote their WISeKey CH Shares by proxy. In addition, a shareholder registered in our share register with voting rights as at the Record Date and therefore entitled to participate in, and vote at, the Extraordinary General Meeting may give written proxy for the Extraordinary General Meeting to a third party (who need not be a shareholder). Proxy holders will only be admitted to the Extraordinary General Meeting upon presentation of a valid admission card, a duly executed proxy and proper identification.

Q.     What is the role of the Independent Proxy at the Extraordinary General Meeting?

A.     Registered shareholders who do not wish to vote at the Extraordinary General Meeting in person may appoint our Independent Proxy. The Independent Proxy will cast your votes on your behalf in accordance with your voting instructions at the Extraordinary General Meeting. The Independent Proxy is elected by shareholders at each annual general meeting of WISeKey CH for a term until the next annual general meeting of WISeKey CH.

Q.     How do I appoint and vote via the Independent Proxy?

A.     At the 2026 Annual General Meeting, the law firm Anwaltskanzlei Keller AG, Splügenstrasse 8, 8027 Zurich, Switzerland, was elected to serve as Independent Proxy for any general meeting before completion of the 2027 Annual General Meeting and thus including the Extraordinary General Meeting. Shareholders who want to exercise their voting rights through the Independent Proxy must authorize the Independent Proxy to do so on their behalf at the Extraordinary General Meeting. Shareholders may instruct the Independent Proxy by post by returning the Registration and Authorization Form to the address indicated on such form or electronically. Electronic voting instructions may be given by accessing the website https://www.gvote.ch and then following the guidance being displayed on the computer screen. The personal access data required for registration can be found on the Registration and Authorization Form.

All Registration and Authorizations Forms submitted by post must be received no later than on September 3, 2026. Instructions can be given electronically to the Independent Proxy until September 3, 2026 at 23:59 Swiss time.

Q.     How do I attend the Extraordinary General Meeting in person if I am WISeKey CH shareholder?

A.     All WISeKey CH shareholders registered in our share register are invited to attend and vote at the Extraordinary General Meeting. To attend and vote at the Extraordinary General Meeting, you will need to be registered as a shareholder with voting rights in our share register as of the Record Date and return by post the Registration and Authorization Form, which we will make available to you before the meeting date. You will then receive an admission card with further instructions.

No registrations and de-registrations of WISeKey CH Shares will be made in the share register from the close of business on the Record Date to the opening of business on the day following the Extraordinary General Meeting.

Shareholders who sold their WISeKey CH Shares prior to the Record Date will not be able to attend and vote at the Extraordinary General Meeting. Shareholders who purchase WISeKey CH Shares between the Record Date and the completion of the Extraordinary General Meeting will not be able to attend the AGM and vote those WISeKey CH Shares at the AGM.

Q.     May I change or revoke my vote after I return my Registration and Authorization Form?

A.     You may change your vote before it is exercised by:

•        Requesting a new Registration and Authorization Form from Computershare Switzerland AG at the address indicated on the form. The new form that includes your changed voting instructions must then be submitted to the address provided on the form, so that it is received no later than September 3, 2026; or

•        Changing your voting instructions on the Internet voting site for registered shareholders, https://www.gvote.ch, at any time before September 3, 2026 at 23:59 Swiss time.

Q.     Are WISeKey CH shareholders able to exercise appraisal rights?

A.      Yes. If your WISeKey CH Shares are registered in your name in WISeKey CH’s share register, you can exercise your appraisal rights under Article 105 of the Swiss Merger Act. For this purpose, under Swiss law, a lawsuit must be filed against the entity surviving the Merger for the examination of equity and membership interests. The suit must be filed within two months after the registration of the Merger is published in the Swiss Official Gazette of Commerce. An appraisal suit can be filed by shareholders who vote against or abstain from voting on the Merger Agreement Proposal, or who do not participate in the shareholders meeting approving the Merger Agreement Proposal.

Under Swiss law, if an appraisal rights claim is filed, the court will determine the compensation, if any, that it considers adequate. The Swiss Merger Act does not prescribe any specific valuation reference points that a court should use in making its determination. Article 105 of the Swiss Merger Act only states that a court shall award “adequate compensation” (angemessene Ausgleichszahlung) and Article 7 of the Swiss Merger Act provides that the shareholders of the merged company are entitled to receive shares in the surviving entity in correlation to their former shareholding in the merged entity, taking into account the respective net assets of the two merging companies, the apportionment of voting rights as well as other relevant factors. The court should consider the respective net assets of WISeKey CH and WISeKey BVI and the report issued by the licensed audit expert, which will confirm that the merger consideration is justifiable (vertretbar) and adequate (angemessen) based on Article 15(4)(b) and (c) of the Swiss Merger Act. In addition, a court will also consider other factors it deems relevant. Because shareholders will receive, as consideration in the Merger, WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares or WISeKey BVI Class F Shares in accordance with the Exchange Ratio and all of the assets and liabilities of WISeKey CH as a result of the completion of the Merger will be transferred by operation of law to WISeKey BVI, we believe that the equity and shareholder interests of WISeKey CH shareholders are adequately safeguarded.

Note that this description of the appraisal rights available to the shareholders of WISeKey CH under Article 105 of the Swiss Merger Act is a summary only. This summary does not purport to be a complete description of the relevant Swiss statutory provisions and it is qualified in its entirety by reference to the full text of the Swiss Merger Act, and the international treaties regarding the recognition and enforcement of judgments. In addition, this description is based on Swiss law and does not cover BVI law provisions that might be relevant in case an appraisal suit were brought before courts in BVI.

Holders of WISeKey CH ADSs may not exercise appraisal rights, nor will the WISeKey CH ADS Depositary exercise those rights on behalf of an ADS holders, even if requested to do so.

Q.     Does an attendance quorum apply?

A.     Neither our Swiss articles of association nor Swiss law require that a specific majority of shares entitled to vote be present or represented, in person or by proxy, at the Extraordinary General Meeting in order for shareholders to be authorized to vote on the agenda items and proposals.

Q.     How will my WISeKey CH Class B Shares be voted if I do not specify in my instructions to the Independent Proxy how they should be voted?

A.     If you submit the Registration and Authorization Form or use our online voting platform to provide voting instructions to the Independent Proxy but do not provide specific voting instructions, you are deemed to instruct the Independent Proxy to vote your WISeKey CH Shares in accordance with the recommendations of the Board.

If any modifications to agenda items or proposals identified in the Notice of Extraordinary General Meeting or other matters on which voting is permissible under Swiss law are properly presented at the Extraordinary General Meeting for consideration, you are deemed instruct the Independent Proxy, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board. We do not presently know of any other business.

Q.     How will my WISeKey CH ADSs be voted if I do not provide ADS voting instructions on how they should be voted?

A.     Under Section 4.7 of the amended and restated deposit agreement dated as of May 19, 2022, the WISeKey CH ADS Depositary will not vote the WISeKey CH Class B Shares underlying your WISeKey CH ADSs on its own. It will only vote in accordance with your timely voting instructions, except as described below. If the WISeKey CH ADS Depositary does not receive your voting instructions by the WISeKey CH ADS voting deadline, you will be deemed to have instructed the WISeKey CH ADS Depositary to vote the WISeKey CH Class B Shares underlying your ADSs in accordance with the recommendations of the WISeKey CH Board of Directors. However, the WISeKey CH ADS Depositary will not vote WISeKey CH Class B Shares underlying unvoted WISeKey CH ADSs for any matter at the extraordinary general meeting if WISeKey CH informs the WISeKey CH ADS Depositary that: (A) WISeKey CH does not wish such proxy to be given; (B) substantial opposition to the matter exists; or (C) the matter may materially adversely affect the rights of WISeKey CH Class B Shareholders.

Q.     If shareholders approve the Merger Agreement Proposal, what happens next?

A.     If the Merger Agreement Proposal is approved by the requisite vote of our shareholders at the meeting, and the other conditions to completion of the Merger are satisfied, we will apply for registration of the Merger with the Commercial Register following the Extraordinary General Meeting and request the Registry of Corporate Affairs of the British Virgin Islands to issue the Certificate of Merger. The Merger will be completed and become effective on the date on which (1) the Merger has been recorded in the daily ledger of the Commercial Register of the Canton of Zug and approved by the Swiss Federal Commercial Register Office, and (2) the registry maintained by the Financial Services Commission of the British Virgin Islands responsible for the incorporation, registration and regulation of companies in the British Virgin Islands has registered the Articles of Merger and Plan of Merger and issued a certificate of compliance.

We currently anticipate completing the Merger during the third quarter of 2026.

Q.     Who is soliciting my proxy?

A.     Proxies are being solicited by the Board.

Q.     Who will count the votes?

A.     We expect to engage Computershare Switzerland AG, which maintains our share register, to register attending shareholders through their electronic voting platform. Computershare Switzerland AG is also expected to act as vote counter at the Extraordinary General Meeting.

Q.     Whom should I call if I have questions about the Extraordinary General Meeting or the Merger?

A.     You should contact investor relations at:

Lena Cati

Investor Relations

The Equity Group, Inc.

Email: lcati@equityny.com

Phone : +1 212 836 9611

SUBMIT YOUR PROXY TO THE INDEPENDENT PROXY

Shareholders of record wishing to provide voting instructions to the Independent Proxy should either mark the applicable boxes beside the agenda items on the Internet voting site for registered shareholders, https://www.gvote.ch, or on our Registration and Authorization Form that will be made available to registered shareholders and return the completed Registration and Authorization Form, signed and dated, by post to the address indicated on such form. The personal access data required for accessing the Internet voting site will be available on the Registration and Authorization Form.

All Registration and Authorizations Forms submitted by post must be received at the address indicated on the form no later than on September 3, 2026 Swiss time.

Electronic voting instructions can be given to the Independent Proxy until September 3, 2026 at 23:59 Swiss time.

SUMMARY OF THE MERGER/PROSPECTUS

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. To understand the Merger more fully, and for a more complete legal description of the Merger, you should read carefully the entire prospectus, including the Merger Agreement attached as Annex A to this prospectus, the Merger Report attached as Annex C to this prospectus, and the WISeKey BVI Articles to be effective as of completion of the Merger attached as Annex B to this prospectus, which will govern WISeKey BVI, the company whose shares you will own after the completion of the Merger. We encourage you to read those documents. Unless otherwise indicated, currency amounts in this prospectus are stated in U.S. dollars.

Parties to the Merger

WISeKey CH.    WISeKey CH is a company organized under the laws of Switzerland, with its registered office and principal executive office located at General-Guisan-Strasse 6, CH-6300 Zug, Switzerland, and the telephone number is +41-22-594-3000.

WISeKey BVI.    WISeKey BVI is BVI business company limited by shares and is currently a wholly owned subsidiary of WISeKey CH. WISeKey BVI has only nominal assets and capitalization, has no financial or operating history of its own and has not engaged in any business or other activities other than in connection with its formation in 2025, entry into the Merger Agreement and related transactions.

Pursuant to the Merger Agreement, WISeKey CH will merge with and into WISeKey BVI, with WISeKey BVI surviving the Merger and WISeKey CH being dissolved by means of absorption by WISeKey BVI and without a formal liquidation procedure. The principal executive office of WISeKey BVI will be located at 58 avenue Louis-Casai, 1216 Cointrin, Switzerland and the telephone number is +41-22-594-3000.

The Merger

You are being asked to approve the Merger Agreement, pursuant to which our current holding company, WISeKey CH, which is incorporated under Swiss law, will be reorganized to a new holding company, WISeKey BVI, which is incorporated under BVI law. If the Merger Agreement Proposal is approved by our shareholders, WISeKey CH would merge with and into WISeKey BVI, a BVI business company limited by shares and wholly owned subsidiary of WISeKey CH, with WISeKey BVI surviving the Merger and assuming all of the assets and liabilities of WISeKey CH by operation of Swiss law. Pursuant to the Merger Agreement, each holder of WISeKey CH Shares (except for WISeKey CH or any of its subsidiaries, whose shares in WISeKey CH, including WISeKey CH shares in the form of ADSs, will be cancelled) will receive WISeKey BVI Shares as follows:

•        Holders of WISeKey CH Class B Shares, par value CHF 0.10 per share (each, a “WISeKey CH Class B Share”), will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        one (1) WISeKey BVI ordinary share, with no par value (each, a “WISeKey BVI Ordinary Share”), or

•        ten (10) WISeKey BVI Class B shares, with no par value (each, a “WISeKey BVI Class B Share”), subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH Class A Shares, par value CHF 0.01 per share (each, a “WISeKey CH Class A Share”), will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        one (1) WISeKey BVI Class F share, with no par value (each, a “WISeKey BVI Class F Share”), or

•        one (1) WISeKey BVI Class B Share, subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH American Depositary Shares (each, a “WISeKey CH ADS”), each WISeKey CH ADS representing the right to receive one-half (1/2) of one WISeKey CH Class B Share, will not have the ability to elect to receive WISeKey BVI Class B Shares. Instead, they will be entitled to receive one-half (1/2) of one WISeKey BVI Ordinary Share for each WISeKey CH ADS held immediately prior to the effectiveness of the Merger, subject to the applicable terms of the deposit agreement for the WISeKey CH ADSs. Because the Bank of New York Mellon (the “WISeKey CH ADS Depositary”) will not make an election to receive WISeKey BVI Class B Shares on behalf of ADS holders, holders who wish to have the opportunity to elect to receive WISeKey BVI Class B Shares in the Merger must: (i) present their WISeKey CH ADSs to the WISeKey CH ADS Depositary for cancellation, (ii) pay the applicable fees of the WISeKey CH ADS Depositary, and (iii) become a holder of the corresponding WISeKey CH Class B Shares before the cut off date established by WISeKey CH to exercise election rights. The election date, along with the detailed procedures and applicable deadlines for making your election, will be announced after the Extraordinary General Meeting.

Under the WISeKey BVI Articles, the number of WISeKey BVI Class B Shares that can be outstanding will be limited such that the WISeKey BVI Class B Shares do not represent more than 49.999999% of the voting rights in WISeKey BVI before the WISeKey BVI Class F Shares are taken into consideration and assuming all shareholders are present at a given shareholders’ meeting. We refer to this cap as the “WISeKey BVI Class B Share Cap.”

If the aggregate number of WISeKey BVI Class B Shares timely and validly elected to be received in the Merger by all electing WISeKey CH shareholders exceeds the WISeKey BVI Class B Share Cap (as described above and in “Description of Securities After the Merger”), each electing shareholder shall receive its pro rata portion of the WISeKey BVI Class B Share Cap, corresponding to a fraction determined by dividing (i) the number of WISeKey BVI Class B Shares elected to be received by such shareholder by (ii) the aggregate number of WISeKey BVI Class B Shares elected to be received by all electing shareholders, with the number of WISeKey BVI Class B Shares so allocated to each electing WISeKey CH shareholder rounded down to the nearest whole multiple of ten (10) WISeKey BVI Class B Shares, such that the total number of WISeKey BVI Class B Shares issued pursuant to such elections does not exceed the WISeKey BVI Class B Share Cap. Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of such proration and rounding will be satisfied in WISeKey BVI Ordinary Shares (for WISeKey CH Class B Shares) and WISeKey Class F Shares (for WISeKey CH Class A Shares), respectively, on the basis of (a) one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share not allocated in WISeKey BVI Class B Shares to the electing holder, due to the WISeKey BVI Class B Share Cap proration and rounding, and (b) one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share not allocated to the electing holder in WISeKey BVI Class B Shares, due to the WISeKey BVI Class B Share Cap proration and rounding.

Holders of WISeKey CH Shares may make elections on a share-by-share basis, such that a holder may elect to receive (a) for holders of WISeKey CH Class B Shares, WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares, or (b) for holders of WISeKey CH Class A Shares, WISeKey BVI Class F Shares in respect of some of its WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

Holders of WISeKey CH Class B Shares who do not validly or timely make the election to receive WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger. For further details on the procedure for the exercise of the election right, see “Proposal No. 1 Approval of the Merger Agreement — Exchange of Shares; Delivery of Shares to Former Record Holders.”

Holders of WISeKey CH Class A Shares who do not validly or timely make the election to receive WISeKey BVI Class F Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger. For further details on the procedure for the exercise of the election right, see “Proposal No. 1 Approval of the Merger Agreement — Exchange of Shares; Delivery of Shares to Former Record Holders.”

We expect the WISeKey BVI Ordinary Shares to be listed on Nasdaq under the symbol “WQEY”, and to be listed on the SIX under the symbol “WQEY”. WISeKey CH ADSs, currently listed on Nasdaq under the symbol “WKEY,” will be delisted from Nasdaq upon effectiveness of the Merger. WISeKey CH Class B Shares, currently listed on the SIX under the symbol “WIHN,” will be delisted from the SIX. The WISeKey BVI Ordinary Shares will have the right to one vote per WISeKey BVI Ordinary Share, one dividend unit and one liquidation unit per WISeKey BVI Ordinary Share.

The WISeKey BVI Class F Shares will not be listed and will carry an adjustable number of voting rights such that holders of WISeKey BVI Class F Shares will hold together 49.999999% of the total voting rights in WISeKey BVI at any shareholders’ meeting, including the votes attributable to the WISeKey BVI Class B Shares and the WISeKey BVI Ordinary Shares that holders of WISeKey BVI Class F Shares hold. WISeKey BVI Class F Shares will carry one-tenth of one dividend unit per WISeKey BVI Class F Share.

The WISeKey BVI Class B Shares will not be listed and will carry 10 voting rights per WISeKey BVI Class B Share and one-tenth of one dividend unit per WISeKey BVI Class B Share. The number of WISeKey BVI Class B Shares that can be outstanding will not exceed the WISeKey BVI Class B Share Cap (as described above and in “Description of Securities After the Merger”).

See “Description of Securities After the Merger” for a further discussion of the voting and dividend rights of the WISeKey BVI shares.

The Merger will result in WISeKey BVI becoming the publicly traded parent company of the WISeKey Group and the corporate reorganization of WISeKey from Switzerland to BVI.

The Merger will be effected pursuant to the Merger Agreement. A copy of the Merger Agreement is attached hereto and is part of this prospectus as Annex A.

Following the Merger, you will own an interest in WISeKey BVI, the parent company that will continue to conduct, through its subsidiaries, the same businesses as conducted by WISeKey CH before the Merger. If you hold physical certificates representing WISeKey CH Shares and wish to elect whether to receive WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares, you must deposit your physical certificates representing WISeKey CH Shares with a Swiss custodian bank prior to the “cum date” for the exchange of WISeKey CH Shares for WISeKey BVI Shares for conversion of the certificated WISeKey CH Shares into WISeKey CH Shares in book-entry form.

After the Merger, as we describe in this prospectus, your rights under BVI corporate law as a holder of WISeKey BVI Ordinary Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class B Shares, your rights under BVI corporate law as a holder of WISeKey BVI Class F Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class A Shares and your rights under BVI corporate law as a holder of WISeKey BVI Class B Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class A Shares and WISeKey CH Class B Shares. The WISeKey BVI Articles will also differ in some respects from the WISeKey CH Articles. In particular, WISeKey BVI will have a multi-class share structure with the following features: (i) holders of WISeKey BVI Class F Shares will be entitled to exercise 49.999999% of the total voting rights in WISeKey BVI, regardless of the number of total WISeKey BVI Shares in issue; and (ii) each WISeKey BVI Class B Share will have ten times the voting power of a WISeKey BVI Ordinary Share. Notwithstanding these differences in the governing documents between WISeKey BVI and WISeKey CH, we believe that BVI law and the WISeKey BVI Articles adequately safeguard the existing relative rights of shareholders. See “Comparison of Rights of Shareholders”.

A copy of WISeKey BVI’s Articles is attached as Annex B to this prospectus. We believe that these changes primarily either (1) are required by BVI law or otherwise result from differences between the corporate laws of BVI and the corporate laws of Switzerland, or (2) relate to the corporate reorganization of our current holding company WISeKey CH incorporated in Switzerland to the new holding company WISeKey BVI incorporated in BVI.

Upon completion of the Merger, WISeKey BVI will remain subject to the SEC reporting requirements, the mandates of the Sarbanes-Oxley Act and the Dodd Frank Act and the applicable corporate governance rules of Nasdaq, and WISeKey BVI will continue to report WISeKey’s consolidated financial results in U.S. dollars and under U.S. GAAP. WISeKey BVI will be permitted under BVI law to prepare and file its BVI statutory accounts in accordance with U.S. GAAP (subject to certain disclosure and presentation requirements of BVI corporate law) in respect of fiscal years ending no later than December 31, 2030 (and after that date will be required to prepare its BVI statutory financial statements according to a financial reporting framework permissible under BVI law — i.e., IFRS or BVI GAAP, in addition to separately preparing financial statements under U.S. GAAP required by SEC rules). Upon the completion of the Merger, WISeKey BVI must also comply with any additional reporting and governance requirements of BVI law, which includes filing an annual return with its registered agent. WISeKey BVI will not be required to provide shareholders with Swiss statutory financial statements or the Swiss compensation report currently provided by WISeKey CH. However, as WISeKey BVI will continue to have a primary listing of its WISeKey BVI Ordinary Shares on the SIX, in addition to the listing of the WISeKey BVI Ordinary Shares on Nasdaq, it will continue to be subject to certain SIX Exchange Regulation reporting requirements, such as ad hoc and management transaction reporting and annual corporate governance reporting requirements, including as regards the compensation of the board of directors and executive management.

We intend to complete the Merger during the third quarter of 2026 following the approval of the Merger Agreement Proposal at the Extraordinary General Meeting. If the Merger Agreement Proposal is approved by the requisite vote of our shareholders at the meeting, and the other conditions to completion of the Merger are satisfied, we will file an application to effect the Merger with the Commercial Register following the Extraordinary General Meeting and request the Registry of Corporate Affairs of the British Virgin Islands to issue the Certificate of Merger. The Merger will be completed and become effective on the date on which (1) the Merger has been recorded in the daily ledger of the Commercial Register of the Canton of Zug and approved by the Swiss Federal Commercial Register Office, and (2) the registry maintained by the Financial Services Commission of the British Virgin Islands responsible for the incorporation, registration and regulation of companies in the British Virgin Islands has registered the Articles of Merger and Plan of Merger and issued a certificate of compliance.

Structure Chart

Reasons for the Merger

After careful consideration, the board of directors of WISeKey CH is recommending to shareholders that the Company change to a new holding company which is incorporated under BVI law. We believe the move is in the best long-term interest of the Company and its shareholders:

•        BVI law — which will govern WISeKey BVI following the completion of the merger — offers a highly developed, internationally recognized legal system tailored to the needs of global businesses. BVI law provides exceptional flexibility in structuring a company’s share rights and classes, facilitating the issuance of new shares and hybrid instruments, and enabling more innovative approaches to distributions and corporate governance. In particular, BVI companies are not subject to the concept of share capital, par value, or share premium, affording significantly greater freedom in how shares are issued and the terms on which distributions may be made. This flexibility will not only support the ongoing maintenance and evolution of WISeKey’s multi-class share structure (WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares, and WISeKey BVI Class F Shares) but also empower the company to pursue future equity financings, strategic acquisitions, and enhanced employee incentive arrangements with greater agility and efficiency. The BVI’s legal framework provides a modern and flexible corporate structure that is well-suited to the requirements of dynamic, growth-oriented companies, including those operating in the technology sector. Reincorporation in the BVI is expected to streamline regulatory and administrative processes, leading to a reduction in recurring costs while maintaining full access to both U.S. and Swiss capital markets. The BVI is a preferred jurisdiction for many leading international technology companies listed on the Nasdaq, and adopting this structure will position WISeKey alongside its global peers, enhancing comparability for investors and analysts. Furthermore, the BVI’s reputation as a stable and investor-friendly jurisdiction is expected to facilitate increased investment by global institutional investors, broadening our shareholder base and supporting our long-term growth ambitions.

Although we expect that the Merger should provide us with the benefits described above, the Merger will expose WISeKey and its shareholders to some risks:

•        the risk that the potential benefits described above sought in the Merger may not be realized;

•        the possibility of uncertainty created by the Merger and the corporate reorganization;

•        the fact that BVI corporate law imposes different and additional obligations on us and our shareholders;

•        the fact that we expect to incur costs to complete the Merger;

•        the diversion of management’s time and attention;

•        the fact that WISeKey will likely forfeit a significant amount of capital contribution reserves as a result of the Merger, thus reducing the amount exempt from Swiss dividend tax withholding in the event of a dividend distribution out of earnings; and

•        other risks related to the corporate reorganization to BVI discussed under “Risk Factors”.

The Board has considered both the potential advantages of, and the risks associated with, the Merger and has unanimously approved the Merger Agreement and recommends that shareholders vote to approve the Merger Agreement Proposal. See “Proposal No. 1 Approval of the Merger Agreement — Background and Reasons for the Merger” for further information.

Conditions to Completion of the Merger

The Merger will not be completed unless the following conditions, among others, are satisfied:

•        the Merger Agreement Proposal is approved by the requisite vote of our shareholders;

•        WISeKey CH has completed its creditor calls required by Swiss law and received a confirmatory report from the statutory auditor regarding such calls;

•        any statutory, court or official prohibition to complete the Merger and the transactions contemplated by the Merger Agreement shall have expired or been terminated, or if not, failure to comply with the same will not have materially adverse consequences for one or both of WISeKey CH and WISeKey BVI;

•        all consents and/or waivers of any third party required of WISeKey CH to complete the Merger shall have been obtained;

•        the registration statement on Form F-4 that includes this prospectus is effective, and no stop order with respect thereto shall be in effect;

•        the WISeKey BVI Ordinary Shares to be issued pursuant to the Merger are authorized for listing on the Nasdaq and the SIX;

•        the WISeKey CH ADSs and the WISeKey CH Class B Shares held immediately prior to the Merger are delisted from Nasdaq and the SIX, respectively;

•        WISeKey BVI shall have entered into all agreements required by SIS and DTC for the WISeKey BVI Ordinary Shares to be eligible for deposit, book-entry and clearance services by SIS, DTC and their respective affiliates;

•        all Swiss legal preconditions necessary for the filing of the application for the entry of the Merger in the Commercial Register shall have been satisfied, including the receipt from the Zug land registry of a confirmation that WISeKey CH does not own any real property, is not subject to the Swiss Federal Act on the Acquisition of Immovable Property in Switzerland by Foreign Non-Residents and may be deregistered from the Commercial Register of the Canton of Zug;

•        all BVI legal preconditions necessary for the filing of the plan of merger and articles of merger (including board and shareholder approval) and the issuance of the certificate of merger by the Registry of Corporate Affairs of the British Virgin Islands have been satisfied; and

•        there shall be a confirmation from the appropriate Swiss tax authority that no Swiss dividend withholding tax is payable under Swiss law as a result of the Merger.

The Merger Agreement provides that we may decide to postpone or abandon the Merger at any time prior to the Extraordinary General Meeting, and in some circumstances, after obtaining shareholder approval at the Extraordinary General Meeting. After the Merger Agreement Proposal is approved by our shareholders, we anticipate filing the application to effect the Merger, unless one of the conditions to completing the Merger fails to be satisfied. See “Risk Factors — We may choose to postpone or abandon the Merger”.

In addition, the expected timing for the completion of the Merger may be impacted by other conditions described in this prospectus.

Effective Time

If the Merger Agreement Proposal is approved by the requisite vote of our shareholders at the meeting, and the other conditions to completion of the Merger are satisfied, we will file the plan of merger and articles of merger to effect the Merger with the Registry of Corporate Affairs of the British Virgin Islands and apply for registration of the Merger with the Commercial Register following the Extraordinary General Meeting. The Merger will be completed and become effective on the date on which (1) the Merger has been recorded in the daily ledger of the Commercial Register of the Canton of Zug and approved by the Swiss Federal Commercial Register Office, and (2) the registry maintained by the Financial Services Commission of the British Virgin Islands responsible for the incorporation, registration and regulation of companies in the British Virgin Islands has registered the Articles of Merger and Plan of Merger and issued a certificate of compliance. We currently anticipate completing the Merger during the third quarter of 2026.

Board and Management of WISeKey BVI

As of the Effective Time of the Merger, the directors and officers of WISeKey CH will have been appointed as the officers and directors of WISeKey BVI. The members of our current board of directors were elected at our 2026 Annual General Meeting and will hold office until our 2027 Annual General Meeting.

Interests of Directors and Executive Officers in the Merger

You should be aware that some of our executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of our other shareholders. WISeKey BVI and one or more of its subsidiaries will, to the extent permitted by BVI law, enter into indemnity agreements with those directors and executive officers who currently have indemnity agreements with WISeKey CH, upon terms substantially similar to the WISeKey CH agreements to the extent permitted by BVI law. However, no change of control payments or additional compensation will be payable to our directors or executive officers in connection with the Merger.

Carlos Moreira, our founder, Chairman of the Board of Directors and Chief Executive Officer currently owns 192,739 WISeKey CH Class B shares, which is 4.6% of the outstanding WISeKey CH Class B shares as of June 30, 2026, and 1,811,641 WISeKey CH Class A Shares, which is 99.6% of the WISeKey CH outstanding Class A shares as of June 30, 2026, representing a combined 33.43% of the total of voting rights of the Company. Upon effectiveness of the Merger and assuming Mr. Moreira converts all of his WISeKey CH Class A Shares into WISeKey BVI Class F Shares and all of his WISeKey CH Class B shares into WISeKey BVI Ordinary Shares, Mr. Moreira is expected to hold upon the effectiveness of the Merger (i) 1,811,641 WISeKey BVI Class F Shares, which assuming all holders of WISeKey CH Class A Shares elect to convert all of their WISeKey CH Class A Shares to WISeKey BVI Class F Shares, will be 99.6% of the economic interest of the then outstanding WISeKey BVI Class F shares, and (ii) 192,739 WISeKey BVI Ordinary Shares, which, assuming all holders of WISeKey CH Class B Shares elect to convert all of their WISeKey CH Class B Shares to WISeKey BVI Ordinary Shares and all WISeKey CH ADSs are converted into WISeKey BVI Ordinary Shares, is expected to be equivalent to 4.6% of the economic interest of the total then outstanding WISeKey BVI Ordinary Shares. See “Related Party Transactions”.

Regulatory Approvals

Other than (i) the entry of the Merger in the Commercial Register of the Canton of Zug and approval by the Swiss Federal Commercial Register Office, (ii) the receipt from the Zug land registry of a confirmation that WISeKey CH does not own any real property, is not subject to the Swiss Federal Act on the Acquisition of Immovable Property in Switzerland by Foreign Non-Residents and may be deregistered from the Commercial Register of the Canton of Zug, and (iii) the registration of articles of merger and the issuance of the certificate of compliance by the Financial Services Commission of the BVI, we are not aware of any governmental approvals or actions that are required to complete the Merger other than compliance with U.S. federal and state securities laws, various provisions of Swiss law and BVI corporate law.

Material Tax Considerations

The description of the tax treatment of the Merger is based on the laws as currently in effect, as such laws may be modified by subsequent amendments brought to the applicable tax rules (potentially with retrospective effect) and their interpretation by the competent tax authorities.

Swiss Taxes.    Swiss tax resident individual shareholders holding their WISeKey CH Shares as private assets (Privatvermögen) will not be subject to any Swiss federal, cantonal and communal income tax in connection with the Merger provided that WISeKey BVI’s equity that can be distributed to Swiss individual shareholders without Swiss withholding and income tax consequences does not exceed WISeKey CH’s income and withholding tax free distributable equity (i.e., the sum of the nominal capital plus qualifying reserves from capital contributions) at the time of the Merger. A gain or loss realized by them will be a tax-free private capital gain or a not tax-deductible capital loss, as the case may be.

Swiss resident corporate and individual shareholders and corporate and individual shareholders who are not resident in Switzerland and who, in each case, hold their WISeKey CH Shares as part of a trade or business carried on in Switzerland (including Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities), in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, in the context of the Merger should not be subject to any Swiss federal, cantonal or communal income tax provided the WISeKey BVI Shares will carry over the (tax) book value of the WISeKey CH Shares in the books of these shareholders because the Merger should qualify as a tax-neutral merger for Swiss tax purposes.

U.S. Federal Income Taxes.    Assuming the Merger qualifies as a tax-free reorganization under Section 368(a) of the Code, U.S. Holders (as defined below under “Material Tax Considerations — U.S. Federal Income Tax Considerations”) should not recognize taxable gain or loss for U.S. federal income tax purposes as a result of the exchange of their WISeKey CH ADSs or WISeKey CH Class B Shares for WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares (or both) in the Merger.

BVI Taxes.    The BVI is a tax neutral jurisdiction. Under BVI tax law, holders of WISeKey CH Shares who are neither tax resident nor ordinarily resident in BVI and who have not at any time had a branch or agency in BVI to which the holding of such shares is attributable will not be subject to tax in the BVI as a result of the Merger.

BVI Stamp Duty.    There is no stamp duty payable on the transfer of shares of a BVI company, unless the BVI company owns (directly or indirectly) land physically located in the BVI (which is not the case for WISeKey BVI) and is not expected to be the case in the future. Accordingly, no stamp duty is likely to be levelled on a transfer of shares in a BVI company.

Please refer to “Material Tax Considerations” for a description of the material U.S. federal income tax and the material Swiss and BVI tax consequences of the Merger to WISeKey CH and its shareholders. Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Rights of Shareholders

Many of the principal attributes of the WISeKey CH’s Class B Shares and the WISeKey BVI Ordinary Shares will be similar. However, if the Merger is completed, your future rights under BVI corporate law as a holder of WISeKey BVI Ordinary Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class B Shares. In addition, the WISeKey BVI Articles differ in some respects from WISeKey CH Articles. Notwithstanding the differences in the governing documents between WISeKey CH and WISeKey BVI, we believe that both BVI law and the WISeKey BVI Articles as a whole adequately safeguard the rights of WISeKey CH shareholders. A copy of the WISeKey BVI Articles is attached as Annex C to this prospectus.

We have summarized below some examples of what your rights as a shareholder would be before and after the Merger, in particular as they relate to corporate governance matters. These examples are for illustrative purposes only. Please refer to “Comparison of Rights of Shareholders” on page 250 for a detailed summary of your current rights as a holder of WISeKey CH Class B Shares (including in the form of ADSs) and/or WISeKey CH Class A Shares, and as a holder of WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares or WISeKey BVI Class F Shares, respectively, following the Merger.

Example Shareholder Rights	Before the Effective Time of the Merger	After the Effective Time of the Merger
Election of directors by shareholders	By a majority of the votes represented at the general meeting

By a majority of votes cast at any meeting of shareholders unless at any election, the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, then by plurality of votes cast. Each director shall hold office until the next AGM (except in the event of death, resignation or removal). Directors elected annually. Directors that have previously served on the Board may be re-elected.

Number of directors	Minimum of three directors and maximum of 12 directors	Minimum of two directors and maximum of fourteen directors
Shareholder approval of executive management and director compensation

Under Swiss law and WISeKey CH’s Articles of Association, Shareholders must annually approve the maximum aggregate amount of compensation of board and executive management prospectively. The vote is binding. For the executive management, the relevant period to which shareholder approval relates under WISeKey CH’s Articles of Association, is the financial year immediately after the general meeting at which the shareholder compensation approval is sought. For the board of directors, the relevant period is the period between the annual general meeting at which shareholder approval is sought and the next annual general meeting.

The directors may fix the emoluments of directors by Resolution of Directors (as defined in the WISeKey BVI Articles).

Example Shareholder Rights	Before the Effective Time of the Merger	After the Effective Time of the Merger

In addition, under Swiss law and WISeKey CH’s Articles of Association, shareholders must approve, in an advisory vote, the report on the compensation of the board of directors and executive management during the financial year preceding the annual general meeting.

Shareholder proposals regarding items on the agenda at annual general meeting

Shareholders of WISeKey CH who, alone or together, represent at least 0.5 per cent of the share capital or the voting rights may request that an item be included on the agenda of a general meeting. Such a request must be made in writing at least 45 calendar days prior to the general meeting, specifying the agenda item and the proposals of the shareholders. If an explanatory statement is to be included in the invitation to the General Meeting of Shareholders, it must be submitted within the same period and be brief, clear and concise.

Upon the written request of shareholders entitled to exercise 5% or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of shareholders. The director convening a meeting shall give not less than 20 days’ notice of a meeting of shareholders to:

(a)     those Shareholders whose names on the date the notice is given appear as shareholders in the register of members of the Company and are entitled to vote at the meeting;

(b)    the other directors, and

indicate in such notice the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as any documents to be considered, the meeting admission card (if any) and the proxy card (if any).

Shareholder right to call special meetings	Upon request by one or more shareholders holding at least 5% of share capital or voting rights of WISeKey CH.	Upon request by shareholders holding at least 5% of the voting rights of WISeKey BVI
Shareholder right to remove directors	By a majority of the votes represented at the general meeting.	Requires approval by a majority of votes cast at a meeting or a written resolution passed by at least 75% of the directors.
Shareholder right to fill director vacancies	Director vacancies are filled by a shareholder vote at a general meeting of shareholders. The board of directors does not have the power to fill vacancies on the board on an interim basis.	Vacancy filled by approval of shareholders at general meeting. Board of directors also has power to fill vacancies on the board on an interim basis

Example Shareholder Rights	Before the Effective Time of the Merger	After the Effective Time of the Merger
Payment of dividends

The distribution and payment of dividends generally require the affirmative vote of shareholders holding a majority of the votes represented at a general meeting of shareholders. To adopt a dividend resolution, the company must have sufficient distributable profits or distributable reserves.

Directors may approve without shareholder resolution
Merger vote requirement

Approval of at least two-thirds of the voting rights of all WISeKey CH Class B Shares and WISeKey CH Class A Shares and the absolute majority of the par value of all WISeKey CH Class B Shares and WISeKey CH Class A Shares, each as represented in person or by proxy at the Extraordinary General Meeting

In accordance with the BVI Act, generally, at least a majority in number of shareholders, representing at least 50% of the votes cast at shareholders meeting or by a written resolution. May squeeze out others if buyer acquires at least 90% of the votes of the outstanding shares entitled to vote and 90% of the votes of each class of outstanding shares entitled to vote.

Mandatory takeover bid	WISeKey CH has opted out from the mandatory takeover offer requirement under Swiss law.

WISeKey BVI has replicated the opting-out provision previously included in the WISeKey CH Articles. As the WISeKey BVI Ordinary Shares will be listed and traded on the SIX after completion of the Merger, the Swiss mandatory takeover offer rules would, absent the continuing opting out, apply.

Voting rights

Pursuant to WISeKey’s Articles of Association, WISeKey CH Class A Shares have, based on the investment required to acquire these shares, a ten times greater relative per share voting power than the WISeKey CH Class B Shares for matters that require shareholder approval on the basis of a specified majority of votes present or represented at the general meeting of shareholders.

One vote per WISeKey BVI Ordinary share. Ten votes per WISeKey BVI Class B Share. WISeKey BVI Class F Shares carry an adjustable number of voting rights such that WISeKey BVI Class F shareholders hold together 49.999999% of the voting rights of WISeKey BVI at any shareholders’ meeting including the votes attributable to the WISeKey BVI Class B Shares and the WISeKey BVI Ordinary Shares they hold.

Preferred shares

Currently, not authorized; a resolution of the general meeting of shareholders approved by the affirmative vote of shareholders holding a majority of the votes represented at a general meeting of shareholders would be required to establish preferred voting shares

A Resolution of Shareholders at a general meeting (requiring a majority of the votes cast) or a written resolution passed by a majority would be required to establish new classes of shares or modify existing classes of shares.

Quorum (generally)	There are no attendance quorum requirements under WISeKey CH’s Articles of Association or under applicable Swiss corporate law.	There are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on resolutions at the meeting. A quorum may comprise a single shareholder or proxy.

Example Shareholder Rights	Before the Effective Time of the Merger	After the Effective Time of the Merger
Preemptive rights

Shareholders generally have preemptive rights in the event of the issuance of new shares; however, WISeKey CH may withdraw preemptive rights of existing shareholders in new share issuances for certain valid reasons.

None.
Amendment to charter document

Amendments to WISeKey CH’s articles of association generally require the affirmative vote of shareholders holding a majority of the votes represented at a general meeting of shareholders. However, for the approval of the following matters, most of which require an amendment to the articles of association, WISeKey CH’s articles of association and Swiss corporate law require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the Registered Shares, each as represented at a general meeting:

•   the amendment to or the modification of the purpose of WISeKey CH;

•   the combination of shares listed on a stock exchange (“reverse stock split”);

•   an increase in share capital through the conversion of equity surplus, against contributions in kind or by way of set-off with a receivable and the granting of special privileges;

•   the limitation or withdrawal of preemptive rights;

•   the introduction of, amendments to, or an extension of a conditional share capital, or the introduction of a capital band;

•   the restriction of the transferability of registered shares and the cancellation of such a restriction;

•   the introduction of shares with privileged voting rights;

By a Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors to restrict the rights or powers of the Shareholders to amend the articles, to change the percentage of shareholders required to pass a Resolution of Shareholders to amend this Memorandum or the Articles and in circumstances where the Memorandum and Articles cannot be amended by the Shareholders.

Example Shareholder Rights	Before the Effective Time of the Merger	After the Effective Time of the Merger

•   the change of currency of the share capital;

•   the introduction of the casting vote of the acting chair in the general meeting;

•   the delisting of the company’s equity securities;

•   the relocation of the place of incorporation and residence of WISeKey CH;

•   the introduction of an arbitration provision in the articles of association; and

•   the dissolution of WISeKey CH.

Transfer restrictions on shares (subject to applicable securities laws)

No restrictions apply to the transfer of WISeKey CH Shares. Any person who acquires WISeKey CH Shares may submit a request to WISeKey CH to be recorded in the share register as a shareholder with voting rights, provided such persons expressly declare that they have acquired the shares in their own name and for their own account, that there is no agreement on the redemption of the shares and that they bear the economic risk associated with the shares. The Board of Directors may record nominees who hold shares in their own name, but for the account of third parties, as shareholders of record with voting rights in the share register of the Company. Beneficial owners of shares who hold shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee.

WISeKey BVI Class B Shares may only be issued to Permitted Holders, being (i) any holder of WISeKey BVI Class B Shares from time to time; and (ii) any employee, officer, director or consultant of any member of the WISeKey BVI group designated by the Board of Directors from time to time (including any participant in any employee share or incentive plan approved by the Board). However, WISeKey BVI Class B Shares may only be transferred to a person who, immediately prior to such transfer, is a holder of WISeKey BVI Class B Shares. Any purported transfer in breach of this restriction shall be void and of no effect, and the Board of Directors shall refuse to register any non-compliant transfer. This restriction does not apply to an allotment or issue of WISeKey BVI Class B Shares by the WISeKey BVI, or to a transfer by WISeKey BVI of any treasury shares. WISeKey BVI Class F Shares are non-transferable other than a transfer to (i) a trust established by the transferring WISeKey BVI Class F Shareholder or (ii) a holding company that is wholly owned and controlled by such WISeKey BVI Class F Shareholder.

Example Shareholder Rights	Before the Effective Time of the Merger	After the Effective Time of the Merger

Each WISeKey BVI Class F Share is convertible, at the option of the holder at any time, into either (i) one (1) WISeKey BVI Class B Share on a one-for-one basis subject to the WISeKey BVI Class B Share Cap, or (ii) one (1) WISeKey BVI Ordinary Share for every ten (10) WISeKey BVI Class F Shares surrendered. No fractional shares shall be issued upon conversion. WISeKey BVI Class B Shares are convertible, at the option of the holder at any time, into one (1) WISeKey BVI Ordinary Share for every ten (10) WISeKey BVI Class B Shares surrendered. No fractional shares shall be issued upon conversion.

Exchange and Cancellation of WISeKey CH Shares

Your ownership of WISeKey BVI Ordinary Shares will be recorded in book entry form by your bank or broker or other nominee if you currently hold your WISeKey CH Shares beneficially through a bank or broker or other nominee, with no need for any additional action on your part. Holders of WISeKey CH Shares that are currently registered as shareholders of record on WISeKey CH’s share register will not be registered as holders of record of WISeKey BVI Shares on WISeKey BVI’s share register in an automated manner. Rather, holders of WISeKey BVI Shares will have to contact their bank or broker, which in turn will have to move their WISeKey BVI Shares out of DTC and arrange for them to be registered directly on WISeKey BVI’s share register. See “Proposal No. 1 Approval of the Merger Agreement — Exchange of Shares; Delivery of Shares to Former Record Holders” for further information.

Exchange and Cancellation of WISeKey CH ADSs

WISeKey CH ADSs are currently listed on Nasdaq. Each WISeKey CH ADS represents one-half of one WISeKey CH Class B Share. The WISeKey CH ADS Depositary will not make an election to receive any WISeKey BVI Class B Shares in connection with the Merger and will therefore receive WISeKey BVI Ordinary Shares. As soon as practicable after the Merger, the WISeKey CH ADS Depositary will call for surrender of all WISeKey CH ADSs to be exchanged on a mandatory basis into WISeKey BVI Ordinary Shares. Upon surrender of WISeKey CH ADSs, the WISeKey CH ADS Depositary will deliver to the holder the number of whole WISeKey BVI Ordinary Shares to which the holder is entitled. On the exchange effective date announced by the WISeKey CH ADS Depositary, DTC will surrender for exchange all WISeKey CH ADSs held on behalf of participants. The WISeKey CH ADS Depositary will deem all uncertificated WISeKey CH ADSs held outside DTC to have been surrendered on the announced exchange effective date. WISeKey CH ADSs held in registered certificated form will need to be surrendered for exchange by the registered holders. If you hold WISeKey CH ADSs in an account with a broker or other securities intermediary, your WISeKey BVI Ordinary Shares will be credited to your account without any action on your part. If you hold uncertificated WISeKey CH ADSs on the WISeKey CH ADS Depositary’s books, your ownership of WISeKey BVI Ordinary Shares will be recorded in book-entry form by the registrar and transfer agent as soon as reasonably practicable after the effective date of the Merger without any additional action on your part. If you hold WISeKey CH ADS certificates in registered definitive form, the WISeKey CH ADS Depositary will send you a letter of transmittal. You must sign and return the letter of transmittal, together with your WISeKey CH ADS certificates, to receive your WISeKey BVI Ordinary Shares. Notwithstanding the foregoing, no fractions of WISeKey BVI Ordinary Shares will be delivered in the mandatory exchange. Instead, the aggregated fractional entitlements will be sold and you will be entitled to receive the net proceeds of the sale of your fractional entitlement.

Stock Exchange Listing

We expect that immediately following the Merger, the WISeKey BVI Ordinary Shares will be listed and traded on Nasdaq under the symbol “WQEY”, and to be listed (in the form of a primary listing) and traded on the SIX under the symbol “WQEY”. WISeKey CH ADSs currently listed and traded on Nasdaq will be delisted from Nasdaq and cancelled due to the Merger in exchange for WISeKey BVI Ordinary Shares. WISeKey CH Class B Shares currently listed on the SIX will be delisted from the SIX and exchanged for WISeKey BVI Ordinary Shares.

Appraisal Rights

Generally, WISeKey CH shareholders at the time shareholders approve the Merger at the Extraordinary General Meeting can exercise appraisal rights under Article 105 of the Swiss Merger Act. For this purpose, under Swiss law, a lawsuit must be filed against the entity surviving the Merger for the examination of the equity and membership interests in connection with the Merger. The suit must be filed within two months after the registration of the Merger is published in the Swiss Official Gazette of Commerce. An appraisal suit can be filed by shareholders who vote against the Merger Agreement Proposal, who abstain from voting, or who do not participate in the shareholders’ meeting approving the Merger Agreement Proposal. Under Swiss law, if a suit is filed and the Exchange Ratio fails to be adequate, the court will determine the compensation, if any, that it considers adequate. We believe that the equity and membership interests of WISeKey CH shareholders are adequately safeguarded in the Merger for the following reasons:

1.      holders of WISeKey CH Class B Shares will receive, as merger consideration, either (a) one tradable WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held, or (b) at their election, ten non-tradable WISeKey BVI Class B Shares for each WISeKey CH Class B Share held. Holders who elect the WISeKey BVI Class B Share option will increase the voting power attributable to their former WISeKey CH Class B Shares by a factor of ten;

2.      holders of WISeKey CH Class A Shares will receive, as merger consideration, either WISeKey BVI Class F Shares or WISeKey BVI Class B Shares in accordance with the Exchange Ratio. This structure preserves the enhanced voting rights that these holders currently enjoy under WISeKey CH’s Articles and Swiss law; and

3.      WISeKey BVI will assume, by operation of Swiss law, all assets and liabilities held by WISeKey CH immediately prior to the effectiveness of the Merger, ensuring continuity of the company’s financial position and obligations.

If a claim by one or more shareholders of WISeKey CH is successful, all of the shareholders of WISeKey CH who held WISeKey CH Shares at the time of the effectiveness of the Merger would receive the same compensation. The filing of an appraisal suit does not prevent completion of the Merger.

Holders and beneficial owners of WISeKey CH ADSs are not direct shareholders of WISeKey CH and are not able to exercise appraisal rights under the Swiss Merger Act either directly or through the WISeKey CH ADS Depositary. Holders and beneficial owners of WISeKey CH ADSs who wish to exercise appraisal rights under the Swiss Merger Act would need to present their WISeKey CH ADSs for cancellation to the WISeKey CH ADS Depositary, pay the applicable fees of the WISeKey CH ADS Depositary and become shareholders on the WISeKey CH register sufficiently prior to record date for the Extraordinary General Meeting.

Accounting Treatment of the Merger under U.S. GAAP

The Merger will represent a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at cost. Accordingly, the assets and liabilities of WISeKey CH will be reflected at their book value in the accounts of WISeKey BVI at the Effective Time.

Summary Pro Forma Financial Data

The following summary unaudited pro forma condensed combined financial information gives effect to: (i) the acquisition by WISeKey CH, through its subsidiary SEALSQ Corp, of 100% of the share capital of IC’Alps SAS, which was completed on August 4, 2025, and (ii) the proposed redomiciliation of WISeKey CH from Switzerland to the British Virgin Islands through a cross-border merger with and into WISeKey BVI, a wholly owned British Virgin Islands subsidiary incorporated on June 17, 2025. The unaudited pro forma condensed combined balance sheet data as of December 31, 2025 gives effect to the proposed redomiciliation as if it had been completed on December 31, 2025, and the unaudited pro forma condensed combined statement of comprehensive loss data for the years ended December 31, 2025 and 2024 gives effect to the acquisition and the redomiciliation as if they had been completed on January 1, 2024. The pro forma financial information is presented in thousands of U.S. dollars and has been prepared in accordance with U.S. GAAP and WISeKey CH’s accounting policies.

The summary unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the transactions been completed as of the dates indicated, nor is it indicative of the future financial position or results of operations of WISeKey BVI following completion of the redomiciliation. The information below should be read together with the full unaudited pro forma condensed combined financial information, the accompanying notes thereto, the historical audited consolidated financial statements of WISeKey CH, and the historical audited financial statements of IC’Alps included elsewhere in this registration statement.

Redomiciliation Share Election Scenarios

The full unaudited pro forma condensed combined financial information presents nine redomiciliation scenarios reflecting a 3x3 election matrix based on two variables: (i) the election by WISeKey CH Class A holders to receive WISeKey BVI Class F Shares or WISeKey BVI Class B Shares (at 0%, 50% or 100% election into WISeKey BVI Class B Shares) and (ii) the election by eligible WISeKey CH Class B holders (excluding shares represented by ADSs) to receive WISeKey BVI Class B Shares or WISeKey BVI Ordinary Shares (at 0%, 50% or 100% election into WISeKey BVI Class B Shares), in each case subject to the WISeKey BVI Class B Share Cap. The scenarios do not affect total assets, total liabilities, net sales, operating loss, net loss or comprehensive loss; rather, they affect only the post-redomiciliation allocation among WISeKey BVI share classes, weighted-average share counts and class-by-class per-share data. The following table summarizes the weighted-average shares outstanding for the three anchor scenarios:

(Weighted-average shares outstanding for year ended December 31, 2025)

Scenario 1 (Baseline: 100% WISeKey CH Class A → WISeKey BVI Class F; 100% WISeKey CH Class B → WISeKey BVI Ordinary): 1,600,880 WISeKey BVI Class F Shares; no WISeKey BVI Class B Shares; 4,024,078 WISeKey BVI Ordinary Shares.

Scenario 5 (Midpoint: 50%/50% split for both WISeKey CH Class A and eligible WISeKey CH Class B holders): 800,440 WISeKey BVI Class F Shares; 16,415,481 WISeKey BVI Class B Shares; 2,462,574 WISeKey BVI Ordinary Shares.

Scenario 9 (Maximum WISeKey CH Class B election: 100% WISeKey CH Class A → WISeKey BVI Class B; 100% eligible WISeKey CH Class B → WISeKey BVI Class B): no WISeKey BVI Class F Shares; 32,830,963 WISeKey BVI Class B Shares; 901,070 WISeKey BVI Ordinary Shares.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data

(As of December 31, 2025)

(In thousands of U.S. dollars)

	Historical WISeKey CH	Transaction Accounting Adjustments (IC’Alps Acquisition)	Redomiciliation Adjustments	Pro Forma Combined
Cash and cash equivalents	429,244	—	—	429,244
Total current assets	455,778	—	—	455,778
Intangible assets, net	20,452	—	—	20,452
Goodwill	13,973	—	—	13,973
Total noncurrent assets	58,809	—	—	58,809
Total assets	514,587	—	—	514,587

Total current liabilities	35,266	—	—	35,266
Total noncurrent liabilities	18,172	—	—	18,172
Total liabilities	53,438	—	—	53,438

Parent shareholders’ equity (WISeKey BVI)	45,916	—	—	45,916
Noncontrolling interests	415,233	—	—	415,233
Total liabilities and equity	514,587	—	—	514,587

Summary Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss Data

(For the Year Ended December 31, 2025)

(In thousands of U.S. dollars)

	Historical WISeKey CH	Historical IC’Alps	Transaction Accounting Adjustments (IC’Alps Acquisition)	Intercompany Eliminations	Pro Forma Combined
Net sales	19,289	3,937	—	(433)	22,793
Gross profit	9,238	2,355	—	(433)	11,160
Research & development expenses	(14,883)	(4,627)	—	433	(19,077)
General & administrative expenses	(27,879)	(1,093)	(1,149)	—	(30,121)
Total operating expenses	(56,932)	(5,987)	(1,149)	433	(63,635)

Operating loss	(47,694)	(3,632)	(1,149)	—	(52,475)
Loss before income taxes	(38,317)	(3,457)	(1,149)	—	(42,923)
Income tax income (expense)	163	—	287	—	450
Net loss	(38,154)	(3,457)	(862)	—	(42,473)

Net loss attributable to NCI	(32,082)	(3,223)	(803)	—	(36,108)
Net loss attributable to WISeKey BVI	(6,072)	(234)	(59)	—	(6,365)

Summary Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss Data

(For the Year Ended December 31, 2024)

(In thousands of U.S. dollars)

	Historical WISeKey CH	Historical IC’Alps	Transaction Accounting Adjustments (IC’Alps Acquisition)	Intercompany Eliminations	Pro Forma Combined
Net sales	11,875	10,814	—	(665)	22,024
Gross profit	4,293	6,752	—	(665)	10,380
Research & development expenses	(7,026)	(6,333)	—	665	(12,694)
General & administrative expenses	(16,324)	(2,112)	(1,887)	(306)	(20,629)
Total operating expenses	(31,716)	(8,710)	(1,887)	359	(41,954)

Operating loss	(27,423)	(1,958)	(1,887)	(306)	(31,574)
Loss before income taxes	(28,857)	(2,168)	(1,887)	(306)	(33,218)
Income tax income (expense)	(3,086)	—	472	—	(2,614)
Net loss	(31,943)	(2,168)	(1,415)	(306)	(35,832)

Net loss attributable to NCI	(18,497)	(1,898)	(1,239)	(288)	(21,922)
Net loss attributable to WISeKey BVI	(13,446)	(270)	(176)	(18)	(13,910)

____________

Notes:

(1)      Basis of presentation.    The unaudited pro forma condensed combined financial information gives effect to the IC’Alps acquisition and the proposed redomiciliation, with the balance sheet presented as of December 31, 2025 and the statements of comprehensive loss presented for the years ended December 31, 2025 and 2024. The pro forma financial information has been prepared using U.S. GAAP and WISeKey CH’s accounting policies, and IC’Alps’ financial information has been prepared on a basis consistent with those policies. IC’Alps’ balance sheet as of December 31, 2025, have been translated from Euros (“EUR”) into U.S. Dollars (“USD”) using WISeKey CH’s period end rate of 1.17. IC’Alps’ income statement balances for the years ended December 31, 2025 and 2024 have been translated from EUR into USD using WISeKey CH’s average rates of 1.13 and 1.08 respectively.

(2)      IC’Alps acquisition.    WISeKey CH, through SEALSQ, completed the acquisition of 100% of the share capital of IC’Alps on August 4, 2025 for aggregate consideration of $13.89 million, consisting of $11.43 million in cash and $2.46 million in ordinary shares of SEALSQ based on a share price of $2.99 per share. The acquisition was accounted for as a business combination using the acquisition method under ASC 805, with WISeKey CH treated as the accounting acquirer and the assets acquired and liabilities assumed of IC’Alps measured at fair value as of the acquisition date. The excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed was recognized as goodwill.

(3)      Purchase price allocation adjustments.    The pro forma transaction accounting adjustments include incremental amortization expense related to acquired identifiable intangible assets with an aggregate fair value of $17.7 million. The pro forma statements of comprehensive loss include incremental amortization expense of $1.89 million for the year ended December 31, 2024 and $1.15 million for the relevant 2025 period, together with related income tax effects of $0.48 million and $0.29 million, respectively. These amortization adjustments are expected to recur over the lives of the underlying acquired intangible assets.

(4)      Other acquisition-related transaction accounting adjustments.    The pro forma statements of comprehensive loss include $306,000 of transaction and related costs attributable to WISeKey CH in connection with the IC’Alps acquisition, reflected as an increase to general and administrative expenses for the year ended December 31, 2024. The pro forma statements of comprehensive loss also eliminate sales and purchases between WISeKey CH and IC’Alps made in the normal course of business in the amounts of $665,000 for the year ended December 31, 2024 and $433,000 for the relevant 2025 period. The $306,000 of transaction costs are described in the underlying pro forma information as one-time costs that will not have a continuing impact on WISeKey CH’s results following completion of the IC’Alps acquisition.

(5)      Redomiciliation transaction.    The proposed redomiciliation is expected to be implemented through a cross-border merger of WISeKey CH with and into WISeKey BVI, a wholly owned British Virgin Islands subsidiary. The redomiciliation is described as a reverse acquisition and recapitalization under common control in which WISeKey BVI is the legal acquirer and accounting acquiree, while WISeKey CH is the legal acquiree and accounting acquirer. No goodwill is expected to arise as a result of the redomiciliation. The redomiciliation adjustments include the reclassification of WISeKey CH’s historical common stock balances to reflect the no-par-value share capital of WISeKey BVI and the cancellation of 56,508 WISeKey CH Class B Shares held in treasury by WISeKey CH and its subsidiaries.

(6)      Share election scenarios.    See “Redomiciliation Share Election Scenarios” above for a summary of the nine scenarios presented in the full unaudited pro forma condensed combined financial information. The complete scenario analysis, including detailed per-share data for each scenario, is presented in the full pro forma financial information included elsewhere in this registration statement.

See the complete unaudited pro forma condensed combined financial statements, including the full notes thereto, included elsewhere in this registration statement for additional information regarding the basis of preparation, significant assumptions, and detailed pro forma adjustments.

Market Price and Dividend Information

On November 17, 2025, the last trading day before the public announcement of the Merger, the closing price of the WISeKey CH Class B Shares on SIX was CHF 15.70 per WISeKey CH Class B Share. On July 30, 2026, the last practicable date before the date of this prospectus, the closing price of the WISeKey CH Class B Shares on SIX was CHF 10.30 per WISeKey CH Class B Share.

On November 17, 2025, the last trading day before the public announcement of the Merger, the closing price of the WISeKey CH ADSs on Nasdaq was $9.15 per WISeKey CH ADS. On July 30, 2026, the last practicable date before the date of this prospectus, the closing price of the WISeKey CH ADSs was $6.41 per WISeKey CH ADS.

Following the completion of the Merger, WISeKey BVI’s ability to declare and pay future dividends will depend on WISeKey BVI’s ability to meet the solvency test under the BVI Companies Act. Provided that the WISeKey BVI’s assets exceed its liabilities and it is able to pay its debts as they fall due, the directors may authorize a dividend or distribution.

Extraordinary General Meeting of Shareholders

Time, Place, Date and Purpose.    The Extraordinary General Meeting of shareholders of WISeKey CH will be held on September 9, 2026, beginning at 15:00. Swiss time, at Homburger AG, Prime Tower, Hardstrasse 201, 8005 Zurich, Switzerland. At the meeting, the Board will ask shareholders to vote to approve:

—     The Merger Agreement Proposal, pursuant to which the Merger of WISeKey CH into WISeKey BVI will be effected as follows:

•        WISeKey CH will merge with and into WISeKey BVI, which will be the surviving company and WISeKey CH will be dissolved by means of absorption by WISeKey BVI and without a formal liquidation procedure. As a result of the Merger, WISeKey BVI will assume all of the assets and liabilities held by WISeKey CH immediately prior to the Merger;

•        Holders of WISeKey CH Class B Shares, par value CHF 0.10 per share (each, a “WISeKey CH Class B Share”), will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        one (1) WISeKey BVI ordinary share, with no par value (each, a “WISeKey BVI Ordinary Share”), or

•        ten (10) WISeKey BVI Class B shares, with no par value (each, a “WISeKey BVI Class B Share”), subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH Class A Shares, par value CHF 0.01 per share (each, a “WISeKey CH Class A Share”), will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        one (1) WISeKey BVI Class F share, with no par value (each, a “WISeKey BVI Class F Share”), or

•        one (1) WISeKey BVI Class B Share, subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH American Depositary Shares (each, a “WISeKey CH ADS”), each WISeKey CH ADS representing the right to receive one-half (1/2) of one WISeKey CH Class B Share, will not have the ability to elect to receive WISeKey BVI Class B Shares. Instead, they will be entitled to receive one-half (1/2) of one WISeKey BVI Ordinary Share for each WISeKey CH ADS held immediately prior to the effectiveness of the Merger, subject to the applicable terms of the deposit agreement for the WISeKey CH ADSs. Because the Bank of New York Mellon (the “WISeKey CH ADS Depositary”) will not make an election to receive WISeKey BVI Class B Shares on behalf of ADS holders, holders who wish to have the opportunity to elect to receive WISeKey BVI Class B Shares in the Merger must: (i) present their WISeKey CH ADSs to the WISeKey CH ADS Depositary for cancellation, (ii) pay the applicable fees of the WISeKey CH ADS Depositary, and (iii) become a holder of the corresponding WISeKey CH Class B Shares before the cut off date established by WISeKey CH to exercise election rights. The election date, along with the detailed procedures and applicable deadlines for making your election, will be announced after the Extraordinary General Meeting.

•        Holders of WISeKey CH Shares may make elections on a share-by-share basis, such that a holder may elect to receive (a) for holders of WISeKey CH Class B Shares, WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares, or (b) for holders of WISeKey CH Class A Shares, WISeKey BVI Class F Shares in respect of some of its WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

Record Date.    Shareholders who are registered with voting rights in WISeKey CH’s share register as of the Record Date, i.e., the close of business (CH Time) on September 2, 2026, have the right to attend the meeting and are entitled to vote their WISeKey CH Shares, or may grant a proxy to vote on the Merger Agreement Proposal described in this prospectus, and any other matter properly presented at the meeting for consideration to the Independent Proxy.

If you are a WISeKey CH ADS holder as of the WISeKey CH ADS record date, July 22, 2026, you will not be entitled to vote directly at the Extraordinary General Meeting. Instead, you will be asked to provide voting instructions to the WISeKey CH ADS Depositary. If you held WISeKey CH ADSs as of the ADS Record Date, you have the right to instruct the WISeKey CH ADS Depositary — if you held your WISeKey CH ADSs directly — or the right to instruct your broker, bank or other securities intermediary — if you held your WISeKey CH ADSs through such intermediary — how you wish the WISeKey CH Class B Shares represented by your WISeKey CH ADSs to be voted. So long as the WISeKey CH ADS Depositary receives your voting instructions on or prior to 12:00 p.m. (Eastern Time) on August 31, 2026, it will, to the extent practicable and subject to Swiss law and the terms of the WISeKey CH ADS deposit agreement, endeavor to vote the underlying WISeKey CH Class B Shares as you instruct. If your WISeKey CH ADSs are held through a broker, bank or other securities intermediary, such intermediary will provide you with instructions on how you may give voting instructions with respect to the WISeKey CH Class B Shares underlying your WISeKey CH ADSs. Please check with your broker, bank or other securities intermediary, as applicable, and carefully follow the voting procedures provided to you. Each securities intermediary will set its own cutoff date and time to receive voting instructions, which will be earlier than the date and time specified above.

Quorum.    There is no attendance or presence quorum that must be satisfied in order for the Extraordinary General Meeting to proceed to business.

Recommendation of the Board

The Board has unanimously approved the Merger Agreement and recommends that shareholders vote “FOR” the Merger Agreement Proposal.

Required Vote

The affirmative vote of at least (i) two-thirds of the voting rights of all WISeKey CH Class B Shares and WISeKey CH Class A Shares, and (ii) the absolute majority of the par value of all WISeKey CH Class B Shares and WISeKey CH Class A Shares, each as represented in person or by proxy at the Extraordinary General Meeting. See “Proposal No. 1 Approval of the Merger Agreement — Recommendation and Required Affirmative Vote.”

As of the close of business on June 30, 2026, there were 4,177,172 WISeKey CH Class B Shares, and 1,819,060 WISeKey CH Class A Shares, registered and entitled to vote; however, holders of WISeKey CH Shares who are not registered in WISeKey CH’s share register as shareholders or do not become registered as shareholders with voting rights as of the Record Date, i.e., the close of business (CH Time) on September 2, 2026, will not be entitled to attend, vote at or grant proxies to vote at, the Extraordinary General Meeting. As of June 30, 2026, our directors and executive officers and their affiliates directly owned, in the aggregate, 1,819,060 WISeKey CH Class A Shares and 222,630 WISeKey CH Class B Shares. This represents approximately 34.2% of the registered WISeKey CH Shares. These persons have informed us that they intend to vote their WISeKey CH Shares for the Merger Agreement Proposal.

Proxies and Voting Instruction Cards

Proxies.    Before the Extraordinary General Meeting, the Registration and Authorization Form is expected to be mailed on or about August 10, 2026, to each holder of WISeKey CH Class B Shares and WISeKey CH Class A Shares registered at that time in the WISeKey CH share register maintained by Computershare Switzerland AG. Shareholders registered in the share register with voting rights as of the close of business at 5:00 p.m. Swiss time on September 2, 2026 will be entitled to participate in and vote at the Extraordinary General Meeting. If you are not registered as a shareholder with voting rights in WISeKey CH’s register as of the Record Date, you will not be able to attend and vote at the Extraordinary General Meeting, to grant proxy to a third party to vote at the Extraordinary General Meeting or to provide voting instructions through the Independent Proxy. Upon receiving the Registration and Authorization Form, you may attend and vote at the Extraordinary General Meeting either in person or by appointing a third party as your proxy. To do so, please complete and return the form by post to the address indicated. The admission form will also allow you to appoint a third party as your proxy. We must receive your Registration and Authorization Form no later than on September 3, 2026 Swiss time.

To appoint our Independent Proxy and provide voting instructions, you can choose one of the following methods:

•        Voting by Internet:    Electronic voting instructions may be given by accessing the website https://www.gvote.ch and then following the guidance being displayed on the computer screen. The personal access data required for registration can be found on the Registration and Authorization Form, which will be sent to registered shareholders prior to the meeting date. Instructions can be given electronically to the Independent Proxy until September 3, 2026 at 23:59 Swiss time.

•        Voting by Mail:    By completing and submitting the Registration and Authorization Form, which will be sent to registered shareholders prior to the meeting date, by post to the address indicated on the form. All Registration and Authorizations Forms submitted by post must be received no later than on September 3, 2026.

Revocation.    You may change your vote before it is exercised by:

•        Requesting a new Registration and Authorization Form from Computershare Switzerland AG at the address indicated on the form. The new form that includes your changed voting instructions must then be submitted to the address provided on the form, so that it is received no later than September 3, 2026; or

•        Changing your voting instructions on the Internet voting site for registered shareholders, https://www.gvote.ch, at any time before September 3, 2026 at 23:59 Swiss time.

Absence of Instructions.    If you submit a Registration and Authorization Form or use the electronic voting platform on https://www.gvote.ch and do not provide specific voting instructions, you are deemed to instruct the Independent Proxy to vote your WISeKey CH Shares in accordance with the recommendations of the Board. If any modifications to agenda items or proposals identified in the Notice of Extraordinary General Meeting or other matters on which voting is permissible under Swiss law are properly presented at the Extraordinary General Meeting for consideration, you are deemed instruct the Independent Proxy, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board. We do not presently know of any other business.

Recent Developments

WISeKey CH Interim, Unaudited Half Year Earnings

On July 13, 2026, WISeKey CH announced preliminary unaudited financial highlights for the six-month period ended June 30, 2026 (“H1 2026”). All figures discussed herein are preliminary and unaudited and are subject to completion of WISeKey’s half-year closing procedures. WISeKey expects to publish its full H1 2026 consolidated financial results in September 2026 and hold a half-year earnings conference call.

The preliminary unaudited H1 2026 revenue was approximately $11.4 million, representing an increase of approximately 115% compared to H1 2025 revenue. As of June 30, 2026, WISeKey CH reported approximately $495 million in cash and short-term investments and zero debt. WISeKey CH reaffirmed its FY 2026 guidance of 50% to 100% revenue growth. SEALSQ Corp, a subsidiary of WISeKey CH, reported an active commercial pipeline exceeding $225 million through 2029, based on management estimates. Pipeline opportunities do not represent backlog or contracted revenue, and conversion is subject to factors including customer validation, technical integration requirements, certification timelines and market conditions.

Quantisimo

On June 25, 2026, SEALSQ announced that Quantisimo Corp. (“Quantisimo”), a special purpose vehicle jointly established by the SEALSQ and WISeKey CH entered into a non-binding letter of intent (the “Non-Binding LOI”) with GigCapital8 Corp. (Nasdaq: GIW) (“GigCapital8”), a special purpose acquisition company.

The Non-Binding LOI contemplates a business combination between Quantisimo and GigCapital8 (the “Proposed Transaction”). Upon completion of the Proposed Transaction, the combined company is expected to have a pre-money enterprise value of approximately $575 million. The parties to the Non-Binding LOI intend to increase the total enterprise valuation through build-up consolidated acquisitions of up to an additional five quantum companies. The Proposed Transaction is currently expected to close during the first quarter of 2027.

Quantisimo was created by WISeKey CH and SEALSQ to establish a Trusted Quantum Pure-Play platform designed to provide investors with direct exposure to the rapidly emerging quantum economy. The Proposed Transaction is intended to create a publicly traded platform dedicated to trusted quantum infrastructure and the broader quantum ecosystem. Quantisimo’s strategy is to identify, develop, acquire and scale technologies and businesses that are expected to benefit from the transition to the quantum era.

In connection with the Proposed Transaction, and subject to the successful completion of the business combination and final board approvals, SEALSQ is expected to contribute to Quantisimo selected assets and strategic interests, including assets and interests from its SealQuantum.com portfolio of companies, and certain investments, technologies, intellectual property, and strategic initiatives.

The parties expect to commence due diligence and to negotiate definitive transaction agreements in the coming months. The Proposed Transaction remains subject to the execution of definitive agreements, the completion of due diligence, regulatory approvals, shareholder approvals, financing arrangements, and other customary closing conditions. There can be no assurance that definitive agreements will be executed or that the Proposed Transaction will be completed on the terms currently contemplated, within the anticipated timeframe, or at all. For more information see “Risk Factors — “The proposed business combination between Quantisimo and GigCapital8 may not be completed, may be delayed, or may result in adverse consequences to WISeKey even if consummated.”

RISK FACTORS

In this section, any references to “WISeKey,” the “Company,” “we,” “our” or “us” generally are to WISeKey CH prior to the Merger and WISeKey BVI following the Merger, unless context otherwise requires.

Summary of Risk Factors

Investing in our WISeKey BVI Shares may expose you to a number of risks, including risks relating to our business and industry, financial risks, legal risks, and risks relating to our WISeKey BVI Shares. The following summarizes part, but not all, of these risks. Please carefully consider all of the information discussed in the section titled “Risk Factors” below and elsewhere in this prospectus which contains a more thorough description of risks relating to investing in us.

•        The anticipated benefits of the Merger may not be realized, and your rights as a shareholder will change as a result of the Merger.

•        The Merger may not qualify as a “reorganization” for U.S. federal income tax purposes and could result in adverse tax consequences to U.S. Holders of WISeKey CH Shares and ADSs.

•        Holders of WISeKey BVI Shares may not be able to exercise certain shareholder rights if they are not registered as shareholders of record on WISeKey’s share register.

•        The multiple class structure of the WISeKey BVI Shares has the effect of concentrating voting power with certain shareholders, in particular the holders of WISeKey BVI Class F Shares and WISeKey BVI Class B Shares, which will effectively eliminate the ability of the holders of WISeKey BVI Ordinary Shares to influence the outcome of important transactions, including a change of control.

•        The semiconductor industry is highly cyclical and highly competitive. If WISeKey fails to introduce new technologies and products in a timely manner, this could adversely affect WISeKey’s business.

•        Significantly increased volatility and instability and unfavorable economic conditions may adversely affect WISeKey’s business.

•        The demand for WISeKey’s products depends to a significant degree on the demand for WISeKey’s customers’ end products.

•        The semiconductor industry is characterized by continued price erosion, especially after a product has been on the market.

•        Assertions by third parties of infringement or other violation by WISeKey of their intellectual property rights could harm WISeKey’s business, operating results, and financial condition.

•        WISeKey faces competition from companies that are larger and better known, and it may lack sufficient financial or other resources to maintain or improve WISeKey’s competitive position.

•        WISeKey derives a significant portion of its revenue from one of its subsidiaries, and WISeKey’s financial performance is affected by the financial performance of SEALSQ and by risks that could materially adversely affect SEALSQ’s business.

•        WISeKey’s CEO and CFO manage multiple publicly traded companies and the requirements of managing multiple public companies may strain their resources.

•        Delays in development, launch and/or rollout of SEALSQ’s next-generation post-quantum cryptography products and services could have a material adverse effect on WISeKey’s business, results of operations and financial condition.

•        WISeSat is in an early stage of commercial deployment and may not achieve its planned growth, profitability, or scale, and WISeKey and WISeSat may incur significant expenses and capital expenditures to execute WISeSat’s business plan.

•        WISeKey’s and SEALCOIN’s activities with respect to SEALCOIN’s business may result in liabilities and reputational damage for WISeKey and SEALCOIN AG.

•        The proposed business combination between WISeSat and Columbus Acquisition Corp. may not be completed, may be delayed, or may result in adverse consequences to WISeKey even if consummated.

•        The proposed redomiciliation to the British Virgin Islands may not be completed on the anticipated timeline or at all, and if completed, could expose WISeKey to legal risks and regulatory uncertainty.

•        WISeSat may face additional risks related to sovereign-control requirements, “national preference” policies, defense-related contracting risks, and export controls.

•        WISeKey’s use of artificial intelligence may adversely affect WISeKey’s business operations, products, and financial results, and expose WISeKey to evolving legal, regulatory, technological, and operational risks.

•        WISeKey’s research and development efforts may not produce successful products or enhancements to WISeKey’s security solutions that result in significant revenue or other benefits in the near future, if at all.

•        WISeKey is a holding company with no direct cash generating operations and relies on WISeKey’s subsidiaries to provide WISeKey with funds necessary to pay dividends to shareholders.

•        A change in tax laws, treaties or regulations, or their interpretation, of any country in which WISeKey operates, including tax rules limiting the deductibility of interest expense, could result in a higher tax rate on WISeKey’s earnings, which could result in a significant negative impact on WISeKey’s earnings and cash flows from operations.

•        As a “foreign private issuer” (within the meaning of the U.S. Securities Act) WISeKey is entitled to claim exemptions from certain Nasdaq corporate governance standards, and, if it elected to rely on these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

•        WISeKey may lose its foreign private issuer status, which would then require WISeKey to comply with the Exchange Act’s domestic reporting regime and cause WISeKey to incur significant legal, accounting and other expenses.

•        WISeKey believes it was likely a passive foreign investment company (“PFIC”) for its 2025 taxable year and there is a risk that WISeKey is likely to be a PFIC for 2026 and future taxable years. If WISeKey is a PFIC for any taxable year during which a U.S. investor owns its shares or ADSs, the investor may be subject to adverse U.S. federal income tax consequences.

Risks Related to the Merger Proposal/Redomicilation to the British Virgin Islands

The anticipated benefits of the Merger may not be realized.

We may not realize the benefits we anticipate from the Merger as described under “Proposal No. 1 Approval of the Merger Agreement — Background and Reasons for the Merger.” Our failure to realize those benefits could have an adverse effect on our business, results of operations or financial condition.

Your rights as a shareholder will change as a result of the Merger.

After the Merger, as we describe in this prospectus, your rights under BVI corporate law as a holder of WISeKey BVI Ordinary Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class B Shares, your rights under BVI corporate law as a holder of WISeKey BVI Class F Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class A Shares and your rights under BVI corporate law as a holder of WISeKey BVI Class B Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class A Shares and WISeKey CH Class B Shares. The WISeKey BVI Articles will also differ in some respects from the WISeKey CH Articles. In particular, WISeKey BVI will have a multi-class share structure with the following features: (i) holders of WISeKey BVI Class F Shares will be entitled to exercise 49.999999% of the total voting rights in WISeKey BVI, regardless of the number of total WISeKey BVI Shares in issue; and (ii) each WISeKey BVI Class B Share will have ten times the voting power of a WISeKey BVI Ordinary Share. Notwithstanding these differences in the governing documents between WISeKey BVI and WISeKey CH, we believe that BVI law and the WISeKey BVI Articles adequately safeguard the existing relative rights of shareholders. See “Comparison of Rights of Shareholders”.

Finally, the multiple class structure of the WISeKey BVI Shares has the effect of concentrating voting power with certain shareholders. See “Risks Relating to the Multiple Class Structure of the WISeKey BVI Shares.”

Holders of WISeKey BVI Shares may not be able to exercise certain shareholder rights if they are not registered as shareholders of record on WISeKey’s share register.

We intend to issue WISeKey BVI Shares as uncertificated securities which are either (i) held in the name of Cede & Co, the nominee for DTC, the U.S. central securities depository, with entitlements to WISeKey BVI Shares delivered through DTC and its participants, or (ii) directly registered on WISeKey BVI’s share register. Given that WISeKey BVI Shares will be primarily held through DTC, the U.S. central securities depository, SIX SIS will no longer serve as the primary central securities depository for WISeKey CH Shares, and any WISeKey BVI Shares held through SIX SIS, including those received in the Merger, will be correspondent book-entries of WISeKey BVI Shares held through DTC. Therefore, and contrary to the current practice at WISeKey CH and other Swiss companies with shares listed on SIX, WISeKey BVI Shares will not be eligible for the system of SIX SIS (AREG-Data) that allows for the automated registration of a company’s shareholders in a company’s share register. Accordingly, holders of WISeKey CH Shares that are currently registered as shareholders of record on WISeKey CH’s share register, or other holders of WISeKey CH having provided their bank or broker with a general authorization to be registered as holders of record in a company’s share register, will not be registered as holders of record of WISeKey BVI Shares on WISeKey BVI’s share register in an automated manner. Rather, holders of WISeKey BVI Shares will have to contact their bank or broker, which in turn will have to move their WISeKey BVI Shares out of DTC and arrange for them to be registered directly on WISeKey BVI’s share register. It may be difficult to make such arrangements with banks or brokers that are unfamiliar with DTC’s practices or if WISeKey BVI Shares are held by investors outside the United States.

In relation to WISeKey, only those shareholders directly registered in WISeKey BVI’s share register will be recognized as shareholders. Voting rights may only be exercised by holders of WISeKey BVI Shares registered as holding voting rights in WISeKey BVI’s share register. Holders of WISeKey BVI Shares who are not registered as shareholders of record on WISeKey BVI’s share register will not be recognized as legal shareholders under BVI law or WISeKey BVI Articles. Such unregistered holders will not have direct legal rights to dividends or other distributions; rather, they may receive dividends only indirectly through the DTC/intermediary chain, to the extent that dividends are declared and paid to the registered holder of record (e.g., Cede & Co as DTC nominee) and passed through the applicable chain of intermediaries to the beneficial owner. Similarly, such holders will not have direct voting rights, but may in certain cases, if duly authorized by a proxy issued by the relevant holder of record and depending on their bank or broker, be able to vote their WISeKey BVI Shares at annual and extraordinary general meetings of shareholders. Certain other shareholder rights under BVI law (such as the right to bring derivative or unfair prejudice proceedings, the right to requisition a shareholders’ meeting, the right to inspect statutory registers, and dissenters’ rights) will also not be available to such holders who are not registered as shareholders of record on WISeKey BVI’s share register.

We expect to incur transaction costs in connection with the completion of the Merger, some of which will be incurred whether or not the Merger is completed.

We expect to incur transaction costs in connection with the Merger. A majority of these costs will be incurred regardless of whether the Merger is completed and prior to your vote at the meeting.

We may choose to postpone or abandon the Merger.

We may decide to postpone or abandon the Merger at any time prior to the Extraordinary General Meeting, and in some circumstances, after obtaining shareholder approval at the Extraordinary General Meeting. After the Merger Agreement Proposal is approved by our shareholders, we anticipate filing the required applications to effect the Merger in the British Virgin Islands and Switzerland, unless one of the conditions to completing the Merger fails to be satisfied prior to the end of the third quarter of 2026.

The failure to satisfy the conditions of the Swiss tax administration rulings could result in a material Swiss taxation.

We expect the Swiss tax authorities to confirm in tax rulings granted to WISeKey CH that the Merger will not trigger Swiss dividend withholding, issuance stamp, securities transfer or corporate income tax for WISeKey CH provided certain conditions are satisfied. The failure to satisfy these conditions could result in material Swiss taxation to us and our shareholders. See “Material Tax Considerations — Swiss Tax Considerations”.

We may forego existing reserves from capital contributions.

As a result of the Merger, we will likely forfeit a portion of our existing reserves from capital contributions, which can be distributed to shareholders without deduction of Swiss dividend withholding tax. Following the completion of the Merger, Swiss dividend withholding tax will continue to apply as WISeKey BVI will remain a Swiss tax resident company.

As of June 30, 2026, WISeKey CH has qualifying reserves from capital contributions in the amount of CHF 56,685,712 (USD 70,013,203). Upon completion of the Merger, we expect WISeKey BVI to have qualifying reserves from capital contributions in the amount of CHF 15,594,502 (USD 19,260,956).

Our effective tax rate may increase.

Because WISeKey BVI, like its predecessor WISeKey CH, remains a Swiss tax resident company, we do not anticipate any material change to our effective tax rate. However, there is uncertainty regarding the tax policies of the jurisdictions where we operate, including the potential legislative actions described in these risk factors and our effective tax rate may increase. Additionally, the tax laws of BVI and other jurisdictions could change in the future, and such changes could cause a material increase in our effective tax rate.

Dividends you receive will continue to be subject to Swiss dividend withholding tax.

As WISeKey BVI will be a Swiss tax resident company following completion of the Merger, any dividends paid by WISeKey BVI out of available earnings or other reserves (other than qualifying reserves from capital contributions for Swiss dividend withholding tax purposes), regardless of the place of residency of the shareholder, will generally be subject to a Swiss dividend withholding tax at a rate of 35%. The Swiss dividend withholding tax must be withheld from the gross distribution and paid to the Swiss Federal Tax Administration. A Swiss tax resident, corporate or individual, should be entitled to a full refund of the withholding tax if such resident is the beneficial owner of WISeKey BVI Shares at the time the dividend or other distribution becomes due and provided that such resident reports the gross distribution received on such resident’s income tax return, or in the case of an entity, includes the taxable income in such resident’s income statement, in accordance with statutory law requirements. A U.S. holder that qualifies for benefits under the Convention between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation with Respect to Taxes on Income (the “U.S.-Swiss Treaty”), may apply for a refund of the tax withheld in excess of the 15% treaty rate (or for a full refund in case of qualified pension funds). Subject to applicable laws and regulations, this may also apply to other shareholders that are entitled to a dividend withholding tax rate lower than the Swiss dividend withholding tax rate under the double tax treaties between the shareholders’ own tax residency jurisdictions and Switzerland. Switzerland currently has concluded more than 100 double tax treaties.

Share repurchases to be subject to Swiss dividend withholding tax.

As WISeKey BVI will be a Swiss tax resident company following completion of the Merger, repurchases of WISeKey BVI Shares are generally treated as a partial liquidation subject to the 35% Swiss dividend withholding tax. However, for shares repurchased for capital reduction, the portion of the repurchase price recorded against qualifying reserves from capital contributions recognized by the Swiss Federal Tax Administration will not be subject to the Swiss dividend withholding tax. WISeKey BVI would be required to withhold at such rate the tax from the difference between the repurchase price and the related amount of qualifying reserves from capital contributions. WISeKey BVI would be required to remit on a net basis the purchase price with the Swiss dividend withholding tax deducted to a holder of WISeKey BVI Shares and pay the withholding tax to the Swiss Federal Tax Administration. A Swiss tax resident, corporate or individual, should be entitled to a full refund of the withholding tax if such resident is the beneficial owner of WISeKey BVI Shares at the time the dividend or other distribution becomes due and provided that such resident reports the gross distribution received on such resident’s income tax return, or in the case of an entity, includes the taxable income in such resident’s income statements, in accordance with statutory law requirements. A U.S. holder that qualifies for benefits under the Convention between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation with Respect to Taxes on Income (the “U.S.-Swiss Treaty”), may apply for a refund of the tax withheld in excess of the 15% treaty rate (or for a full refund in case of qualified pension funds). Subject to applicable laws and regulations, this may also apply to other shareholders that are entitled to a dividend withholding tax rate lower than the Swiss dividend withholding tax rate under the double tax treaties between the shareholders’ own tax residency jurisdictions and Switzerland. Switzerland currently has concluded more than 100 double tax treaties.

Dividends received by you could be subject to income tax in your jurisdiction of residence.

The BVI do not levy any income tax on dividends or apply any withholding, but the tax laws in your place of residence may impact on whether you receive the full amount. The company will not gross up any dividends where any deduction or withholding is applied or where they are subject to tax in any jurisdiction.

Legislative and regulatory action or any change in applicable law could materially and adversely affect us and our shareholders.

As a BVI company following the Merger, we will be required to comply with BVI laws. While the BVI currently has a less intrusive regulatory framework than many jurisdictions, any changes in BVI laws may require us to incur additional costs and could have a material and adverse effect on our business, results of operations and financial condition.

BVI economic substance requirements

The BVI, in common with other low or zero tax jurisdictions, has enacted legislation that requires certain entities registered in the BVI engaged in “relevant activities” to maintain a substantial economic presence in the BVI and to satisfy economic substance requirements. The list of “relevant activities” includes carrying on as a business any one or more of: banking, insurance, fund management, financing and leasing, headquarters, shipping, distribution and service center, intellectual property and pure equity holding entities. Following the Merger, the Company will be conducting the “relevant activity” of a pure equity holding entity.

A pure equity holding company (PEHC) is an entity that only holds equity participations in other entities and only earns dividends and capital gains from such equity holdings. As such, they are subject to reduced economic substance requirements in the BVI which include: (1) maintaining a registered office and engaging a registered agent in the BVI, (2) complying with BVI filing, record keeping and regulatory obligations under the BVI Business Companies Act and (3) demonstrating that it has adequate employees and expenditure commensurate with its activities (this is usually very minimal for a passive holding company).

It is the generally accepted view of the industry that a passive BVI company can meet the substance requirements even if it has no need for employees/expenditure in the BVI provided it complies with (1) and (2) above. The registered agent and registered office fulfil the necessary local presence requirements. However, if the company has employees or premises in another jurisdiction then that might suggest it is not in fact a passive holding company or that its BVI substance is not adequate (because it in fact does have and require substance and that substance has been provided elsewhere).

If that is the case the Company may be required to increase the Company’s substance in the BVI to satisfy such requirements, which could result in additional costs that could adversely affect the Company’s financial condition and results of operations.

If the Company does not satisfy economic substance requirements in the BVI, the Company could face spontaneous disclosure to competent authorities in the EU of the information filed by the entity with the BVI International Tax Authority and the BVI Financial Investigation Agency in connection with the economic substance requirements and beneficial and legal ownership of the Company and may also face financial penalties, restriction or regulation of its business activities and/or may be struck off or liquidated as a registered entity in British Virgin Islands.

The Merger may not qualify as a “reorganization” for U.S. federal income tax purposes and could result in adverse tax consequences to U.S. Holders of WISeKey CH Shares and ADSs.

It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Patterson, Belknap, Webb & Tyler LLP has delivered an opinion that the Merger should qualify as an F Reorganization, subject to the assumptions, qualifications and limitations described herein and in the opinion. Assuming the Merger qualifies as a tax-free reorganization under Section 368(a) of the Code, U.S. Holders generally should not recognize taxable gain or loss for U.S. federal income tax purposes as a result of the Merger.

If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Merger could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. We do not intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and consequently there can be no assurance that the IRS or a court of law will treat the Merger in the manner described above. The failure of the Merger to qualify as such a reorganization for U.S. federal income tax purposes could result in a U.S. Holder of WISeKey CH Shares or ADSs recognizing income, gain or loss with respect to the WISeKey CH Shares or ADSs surrendered by such U.S. Holder and if WISeKey CH constitutes a PFIC with respect to the U.S. Holder, such U.S. Holder generally would be subject to special and adverse rules with respect to any gain recognized by the U.S. Holder on the disposition of its WISeKey CH Shares or ADSs. U.S. Holders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. and other tax consequences of the Merger in their circumstances.

Even if the Merger qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. Based on the composition of WISeKey CH’s income and assets in 2025 and the estimated value of its assets, WISeKey CH believes it was likely a PFIC in 2025, and there is a risk that WISeKey CH (and WISeKey BVI, as its successor) is likely to be a PFIC for 2026. In particular, WISeKey CH owned a substantial amount of passive assets, including its interest in SEALSQ, which does not qualify as a look-through subsidiary for 2025, and which is not expected to qualify as a look-through subsidiary for any portion of 2026. In the event WISeKey CH constitutes a PFIC with respect to any U.S. Holder, so long as the Merger qualifies as an F Reorganization, those proposed Treasury Regulations, if finalized in their current form, would provide an exception to gain recognition otherwise required under the PFIC rules for U.S. Holders of WISeKey CH Shares or ADSs in connection with the Merger. However, it is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

All holders are urged to consult their tax advisors regarding the potential tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Risks Relating to the Multiple Class Structure of the WISeKey BVI Shares

The multiple class structure of the WISeKey BVI Shares has the effect of concentrating voting power with certain shareholders, in particular the holders of WISeKey BVI Class F Shares and WISeKey BVI Class B Shares, which will effectively eliminate the ability of the holders of WISeKey BVI Ordinary Shares to influence the outcome of important transactions, including a change of control.

The WISeKey BVI Ordinary Shares have one (1) vote per share and WISeKey Class B Shares have ten (10) votes per share with respect to each matter submitted to WISeKey BVI shareholders. The WISeKey BVI Class F Shares have a variable number of votes per share in respect of a matter submitted to our shareholders that would cause the total votes of all WISeKey BVI Class F Shares, together with the votes attributable to WISeKey BVI Ordinary Shares and WISeKey BVI Class B Shares held by the holders of the WISeKey BVI Class F Shares entitled to vote on such matter, to equal, with respect to such matter, 49.99999% of the Company’s voting power, regardless of the actual proportion of the WISeKey BVI Shares held by the holders of WISeKey BVI Class F Shares. This voting feature is not common among other companies and may have an adverse effect on our shareholders other than the holders of WISeKey BVI Class F Shares.

Holders of WISeKey BVI Class F Shares, which will include our founder, Chief Executive Officer and member of the Board of Directors, Carlos Moreira, and/or WISeKey BVI Class B Shares may have interests that differ from yours and may vote in a way with which you disagree with and which may be adverse to your interests. This concentrated control is likely to have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender offer, or proxy contest for the removal of directors. As a result, our governance structure and the WISeKey BVI Articles may have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

Our founder, Chairman and Chief Executive Officer will hold a substantial portion of the voting power of WISeKey BVI following the Merger, which will allow him to exert significant influence over matters submitted to a shareholder vote and may limit your ability to influence the outcome of important transactions.

Carlos Moreira, our founder, Chairman of the Board of Directors and Chief Executive Officer, as of June 30, 2026 owned 192,739 WISeKey CH Class B Shares, which is 4.6% of the economic interest of the WISeKey CH Class B Shares outstanding as of June 30, 2026, and 1,811,641 WISeKey CH Class A Shares, which is 99.6% of the economic interest of the WISeKey CH Class A Shares outstanding as of June 30, 2026.

These shareholdings of Carlos Moreira represented a combined 33.43% of the total of voting rights in the Company (based on the WISeKey CH Class B Shares and WISeKey CH Class A Shares outstanding as of June 30, 2026).

Upon effectiveness of the Merger and assuming Mr. Moreira converts all of his WISeKey CH Class A Shares into WISeKey BVI Class F Shares and all of his WISeKey CH Class B shares into WISeKey BVI Ordinary Shares, Mr. Moreira is expected to hold upon the effectiveness of the Merger (i) 1,811,641 WISeKey BVI Class F Shares, which assuming all holders of WISeKey CH Class A Shares elect to convert all of their WISeKey CH Class A Shares to WISeKey BVI Class F Shares, will be 99.6% of the economic interest of the then outstanding WISeKey BVI Class F shares, and (ii) 192,739 WISeKey BVI Ordinary Shares, which, assuming all holders of WISeKey CH Class B Shares elect to convert all of their WISeKey CH Class B Shares to WISeKey BVI Ordinary Shares and all WISeKey CH ADSs are converted into WISeKey BVI Ordinary Shares, is expected to be equivalent to 4.6% of the economic interest of the total then outstanding WISeKey BVI Ordinary Shares.

Based on the same assumptions, the total voting rights in the Company that Mr. Moreira is expected to hold once the Merger is effective will be approximately 49.81%.

As a result of his concentrated voting power and economic interest, Mr. Moreira will be able to exert significant influence over matters submitted to a vote of WISeKey BVI shareholders, including the election of directors, amendments to the WISeKey BVI Articles, and the approval of mergers, sales of assets or other significant corporate transactions, and his interests may not align with, and may conflict with, the interests of other shareholders.

The WISeKey BVI governance structure and WISeKey BVI Articles may negatively affect the decision by certain institutional investors to purchase or hold WISeKey BVI Ordinary Shares.

The holding of low-voting shares, such as WISeKey BVI Ordinary Shares, may not be permitted by the investment policies of certain institutional investors or may be less attractive to the portfolio managers of certain institutional investors. These policies may depress valuation compared to those of other similar companies.

WISeKey BVI will be subject to anti-takeover provisions

Our WISeKey BVI Articles and Swiss law applicable to WISeKey BVI contain provisions that could prevent or delay an acquisition of WISeKey BVI by means of a tender offer, a proxy contest or otherwise. These provisions may also adversely affect prevailing market prices for our WISeKey BVI Ordinary Shares. These provisions provide, among other things:

•        subject to receipt of a confirmatory ruling from the Swiss Takeover Board, WISeKey CH’s opt-out from the statutory requirement that an acquirer of voting rights attached to its shares exceeding 331/3% — the relevant “change of control” threshold under Swiss law for public companies — submit a mandatory public takeover offer to WISeKey’s shareholders will continue to apply to WISeKey BVI;

•        that the authorized shares of WISeKey BVI are divided into different classes of shares, of which only WISeKey BVI Ordinary Shares are listed and traded on the SIX and Nasdaq, whereas WISeKey BVI Class B Shares and WISeKey Class F Shares are not listed and tradable;

•        WISeKey BVI Class B Shares carry ten votes per share (subject to the WISeKey BVI Class B Share Cap) and WISeKey BVI Class F Shares carry an adjustable number of voting rights such that holders of WISeKey BVI Class F Shares will hold together 49.999999% of the total voting rights in WISeKey BVI at any shareholders’ meeting, including the votes attributable to the WISeKey BVI Class B Shares and the WISeKey BVI Ordinary Shares that holders of WISeKey BVI Class F Shares hold, and, in each case, WISeKey BVI Class B Shares may only be transferred to an existing holder of WISeKey BVI Class B Shares and WISeKey BVI Class F Shares are not transferable other than to a trust established by the transferring holder, which limits the ability of a third party to acquire our higher-voting shares;

•        the WISeKey BVI Articles disapply the statutory pre-emptive rights that would otherwise apply as a matter of BVI law, while giving the WISeKey BVI board of directors broad authority to allot, issue or grant options over shares (including shares with preferred, deferred or other rights or restrictions) and to issue convertible securities, warrants or other securities, in each case without further shareholder approval, which could be used to dilute a potential acquirer;

•        a shareholder wishing to requisition a meeting of WISeKey BVI shareholders, or to have specific items included on the agenda of such a meeting, must hold at least 5% of the voting rights in respect of the relevant matter and must submit a written request at least 20 days before the date of the meeting which could delay bidder from bringing matters before shareholders;

•        while directors of WISeKey BVI may be removed with or without cause by an ordinary resolution of shareholders passed at a duly convened meeting, removal by written resolution instead requires the affirmative vote of at least 75% of the votes of the shares entitled to vote.

Future issuances of WISeKey BVI Ordinary Shares will dilute the voting power of holders of WISeKey BVI Ordinary Shares and of holders of WISeKey BVI Class B Shares, but may not result in further dilution of the voting power of holders of WISeKey BVI Class F Shares. As a result, the holders of WISeKey BVI Class F Shares could have voting power that is substantially greater than, and outsized in comparison to, their economic interests and the percentage of our equity securities that that they hold.

Future issuances of WISeKey BVI Ordinary Shares will dilute the voting power and economic interests of holders of WISeKey BVI Ordinary Shares and of WISeKey BVI Class B Shares and future issuances to shareholders other than holders of WISeKey BVI Class F Shares will dilute only the economic interests of the holders of WISeKey BVI Class F Shares. However, because the WISeKey BVI Class F Shares have variable voting rights, in the event that holders of WISeKey BVI Class F Shares have less than 49.999999% of the voting power of WISeKey BVI Shares prior to giving effect to the voting power of the WISeKey BVI Class F Shares, future issuances of WISeKey BVI Ordinary Shares to shareholders other than holders of WISeKey BVI Class F Shares will not result in dilution of the voting power of the holders of WISeKey BVI Class F Shares, but rather, will correspondingly increase the voting power of the WISeKey BVI Class F Shares.

This separation between voting power and economic interests could cause conflicts of interest between the holders of WISeKey BVI Class F Shares and our other shareholders, which may result in the holders of WISeKey BVI Class F Shares undertaking, or causing us to undertake, actions that would be desirable for the holders of WISeKey BVI Class F Shares but would not be desirable for our other shareholders.

Holders of WISeKey BVI Class B Shares will not benefit from the exchange listing, liquidity, and protections that will be available to holders of WISeKey BVI Ordinary Shares.

Upon effectiveness of the Merger, WISeKey BVI’s Ordinary Shares expect to be listed and traded on NASDAQ and the SIX, and as such, holders of WISeKey BVI Ordinary Shares will benefit from the liquidity, price transparency, and regulatory protections associated with an exchange listing, including continuous market quotation, the ability to execute trades through established broker-dealer networks, and the protections of the NASDAQ listing rules and the rules and regulations of the SEC applicable to publicly traded securities. Holders of WISeKey BVI Class B Shares will have enhanced voting rights, but will not enjoy any of the benefits associated with exchange traded securities. In particular:

•        WISeKey BVI Class B Shares will not have a secondary market listing, and there is no guarantee that a liquid market will develop for WISeKey BVI Class B or that any buyer will be available for WISeKey BVI Class B at any price.

•        There will be no publicly quoted market price for the WISeKey BVI Class B Shares, which may make it difficult for holders to evaluate their investment on an ongoing basis or to obtain financing secured by such shares.

•        WISeKey BVI Class B Shares will not subject to the NASDAQ listing standards, including requirements relating to minimum share price, corporate governance, and timely disclosure, and holders of WISeKey BVI Class B Shares will therefore not be afforded the protections of such standards.

•        Holders of WISeKey BVI Class B Shares may not be able to pledge their shares as collateral or use them for margin purposes, as financial institutions may be unwilling to accept illiquid, unlisted securities as security for a loan.

•        WISeKey BVI Class B Shares are, under the WISeKey BVI Articles, subject to restrictions on transfer.

Prospective holders of WISeKey BVI Class B Shares should carefully consider the limitations associated with holding unlisted securities as compared to the listed WISeKey BVI Ordinary Shares. Holders of WISeKey BVI Class B Shares will, however, be entitled to convert WISeKey BVI Class B Shares at any time, without any exchange related costs, and without the loss of any economics rights into WISeKey BVI Ordinary Shares at an exchange ratio of ten (10) WISeKey BVI Class B Shares for each one (1) WISeKey BVI Ordinary Share, which would then afford to the holders of converted WISeKey BVI Class B Shares the benefit of the liquidity, price transparency, and the regulatory protections associated with the exchange listed WISeKey BVI Ordinary Shares.

The Class F Shareholders’ Agreement also has the effect of concentrating voting power with WISeKey and the other Class F Shareholders, which will effectively eliminate your ability to influence the outcome of important transactions, including a change of control.

WISeKey’s BVI Articles provide that all WISeKey BVI Class F Shareholders must enter into the Class F Shareholders’ Agreement. The Class F Shareholders’ Agreement provides that all of the WISeKey BVI Class F Shares will be voted as one and in accordance with the majority (by the number of shares held) view of the holders of the WISeKey BVI Class F Shares. Accordingly, together with WISeKey’s BVI multi class structure, such WISeKey BVI Class F Shareholders will effectively control all matters submitted to the shareholders for the foreseeable future, including the election of directors, amendments of WISeKey BVI’s organizational documents, and any merger, consolidation, sale of all or substantially all of its assets, or other major corporate transaction requiring shareholder approval.

Risks Related to WISeKey’s Business and Industry

WISeKey derives a significant portion of its revenue from one of its subsidiaries.

WISeKey holds a controlling interest in SEALSQ and, as such, the results and assets and liabilities of SEALSQ are consolidated in the consolidated financial statements of WISeKey. While WISeKey is working on diversifying its solution offerings and revenue sources for future periods, for the year ended December 31, 2025, 95% of the WISeKey’s revenue was the revenue of SEALSQ. As a result, WISeKey’s financial performance is affected by the financial performance of SEALSQ and by the risks and uncertainties that could materially adversely affect SEALSQ’s business, operating results, financial condition or prospects. SEALSQ is particularly vulnerable — but not limited to — to all the business and supply risks related to the semiconductor industry, which could materially and adversely affect its, and therefore, WISeKey’s, financial stability.

The semiconductor industry is highly cyclical.

Historically, the relationship between supply and demand in the semiconductor industry has caused a high degree of cyclicality in the semiconductor market. Semiconductor supply is partly driven by manufacturing capacity, which in the past has demonstrated alternating periods of substantial capacity additions and periods in which no or limited capacity was added. As a general matter, semiconductor companies are more likely to add capacity in periods when current or expected future demand is strong and margins are, or are expected to be, high. Investments in new capacity can result in overcapacity, which can lead to a reduction in prices and margins. In response, companies typically limit further capacity additions, eventually causing the market to be relatively undersupplied. In addition, demand for semiconductors varies, which can exacerbate the effect of supply fluctuations. As a result of this cyclicality, the semiconductor industry has, in the past, experienced significant downturns, such as in 1997/1998, 2001/2002, in

2008/2009, in early 2020 and in 2022/2023, often in connection with, or in anticipation of, maturing life cycles of semiconductor companies’ products and declines in general economic conditions. These downturns have been characterized by diminishing demand for end-user products, high inventory levels, under-utilization of manufacturing capacity and accelerated erosion of average selling prices. The foregoing risks have historically had, and may continue to have, a material adverse effect on its business, financial condition and results of operations.

Significantly increased volatility and instability, and unfavorable economic conditions may adversely affect SEALSQ’s semiconductor business.

Forecasting demand trends is challenging for SEALSQ, its semiconductor customers and its suppliers. SEALSQ may be unable to accurately predict the extent or duration of market cycles or their effect on its financial condition or result of operations, and can give no assurance as to the timing, extent or duration of the current or future semiconductor business cycles generally, or specific to the markets in which SEALSQ participates. In the event of a future decline in global economic conditions, SEALSQ’s business, financial condition and results of operations could be materially adversely affected, and the resulting economic decline might disproportionately affect the markets in which SEALSQ participates, further exacerbating a decline in its, and as a result WISeKey’s, results of operations. The COVID-19 global pandemic, for example, created a period of significant instability in the global economy, including among SEALSQ’s semiconductor clients and suppliers. The restrictions imposed upon people and businesses around the world served, in the short run, to reduce demand for SEALSQ’s semiconductor products as many companies reduced or paused their operations. While this has since served to benefit SEALSQ through the increased demand for IT network infrastructure among other examples, this may not always be the situation.

The semiconductor industry is highly competitive. If SEALSQ fails to introduce new technologies and products in a timely manner, this could adversely affect its business.

The semiconductor industry is highly competitive and is characterized by constant and rapid technological change, short product lifecycles, significant price erosion, and evolving standards. Accordingly, the success of SEALSQ’s business depends heavily on its ability to develop new technologies and products that are ultimately successful in the market. The costs related to the research and development required to develop new technologies and products are significant, and any reduction in its research and development budget could harm its competitiveness. Meeting evolving industry requirements and introducing new products to the market in a timely manner, and at prices that are acceptable to SEALSQ’s customers, are significant factors in determining SEALSQ’s competitiveness and success. Commitments to develop new products must be made well in advance of any resulting sales, and technologies and standards may change during development, potentially rendering products outdated or noncompetitive before their introduction. If SEALSQ is unable to successfully develop new products, its, and as a result WISeKey’s, revenue may decline substantially. Moreover, some of SEALSQ’s competitors are well-established, larger entities than SEALSQ and have greater resources than it does. If these competitors increase the resources they devote to developing and marketing their products, SEALSQ may not be able to compete effectively. Any consolidation among SEALSQ’s competitors could enhance their product offerings and financial resources, further strengthening their competitive position. In addition, some competitors operate in narrow business areas relative to SEALSQ, allowing them to concentrate their research and development efforts directly on products and services for those areas, which may give them a competitive advantage. As a result of these competitive pressures, SEALSQ may face declining sales volumes or lower prevailing prices for its products, and SEALSQ may not be able to reduce its total costs in line with this declining revenue. If any of these risks materialize, they could have a material adverse effect on SEALSQ’s, and as a result WISeKey’s, business, financial condition and results of operations.

If WISeKey fails to develop new products in response to, or in anticipation of, rapid technological changes in the industry or the industries WISeKey serves, its business may be materially and adversely affected.

The market for WISeKey’s products is characterized by rapidly evolving security threats, technological advancements, and shifting end-user requirements. For example, rapid improvements are occurring in post-quantum cryptography, hardware Root of Trust, secure enclaves, trusted execution environments, supply chain security, AI-driven security analytics, and zero-trust architectures. Furthermore, while the pace of improvements in semiconductor transistor density has slowed, driving up costs and complexity, the demand for more secure, tamper-resistant hardware is accelerating, especially in sectors such as defense, automotive, critical infrastructure, and secure communications.

The increasing sophistication of cybersecurity adversaries, including state-sponsored actors, combined with the growing regulatory focus on hardware security, adds complexity and cost to the design, verification, and manufacturing of WISeKey’s existing and developmental products. As a result of these rapidly changing technological and threat landscapes — along with unforeseen security vulnerabilities — the future market for these products is difficult to predict.

These risks are further exacerbated by the fact that many of SEALSQ’s secure semiconductor platforms leverage common architectural frameworks across multiple end markets. In some cases, secure processing architectures, cryptographic hardware and secure IP blocks are reused across product generations and applications. Therefore, if a fundamental architectural vulnerability was discovered, or if SEALSQ’s architectures were rendered uncompetitive, obsolete, or unmarketable due to evolving security standards or new attack vectors, multiple products and customer segments could be impacted. This could force SEALSQ to expend significant resources and incur substantial costs to redesign products, develop new architectures or remediate deployed devices in the field.

WISeKey’s business, reputation, and relationships with government agencies, OEMs and technology partners could be adversely affected if WISeKey is unable to deliver technological improvements, address newly discovered vulnerabilities or adapt its products to evolving security requirements and technological shifts on a timely basis. Whether WISeKey will be able to compete effectively in the future will depend substantially on its ability to anticipate emerging threats, advance its products to meet evolving regulatory, market and end-user security requirements, and respond to changes in global hardware, software and security architecture standards in a cost-effective and timely manner.

There is also additional risk that public opinion, regulatory scrutiny or customer sentiment around hardware security, particularly in areas such as AI, government surveillance and data privacy, may diverge from WISeKey’s expectations. For example, failure to achieve market acceptance for secure semiconductors designed to enhance AI model integrity, protect sensitive data or mitigate supply chain risks could materially and adversely impact its business and operating results.

The demand for SEALSQ’s semiconductor products depends to a significant degree on the demand for its customers’ end products.

The vast majority of SEALSQ’s Semiconductors segment revenue is derived from sales to manufacturers in the IT infrastructure (Network Servers, Switch, Home boxes, PC Keyboards, etc.), utilities distribution, edge infrastructure (Smart Meters), and Access Control modules. Demand in these markets fluctuates significantly, driven by consumer spending, consumer preferences, the development of new technologies and prevailing economic conditions. In addition, the specific products in which SEALSQ’s semiconductors are incorporated may not be successful or may experience price erosion or other competitive factors that affect the price manufacturers are willing to pay SEALSQ. Such customers have in the past, and may in the future, vary order levels significantly from period to period, request postponements to scheduled delivery dates, modify their orders or reduce lead times. This is particularly common during periods of low demand. This can make managing SEALSQ’s semiconductor business difficult, as it limits the predictability of future revenue. It can also affect the accuracy of its financial forecasts. Furthermore, developing industry trends, including customers’ use of outsourcing and new and revised supply chain models, may affect SEALSQ’s revenue, costs and working capital requirements.

If semiconductor customers do not purchase products made specifically for them, SEALSQ may not be able to resell such products to other customers or may not be able to require the customers who have ordered these products to pay a cancellation fee. The foregoing risks could have a material adverse effect on SEALSQ’s, and as a result WISeKey’s, business, financial condition and results of operations.

The semiconductor industry is characterized by continued price erosion, especially after a product has been on the market.

One of the results of the rapid innovation in the semiconductor industry is that pricing pressure, especially on products containing older technology, can be intense. Product life cycles are relatively short and, as a result, products tend to be replaced by more technologically advanced substitutes on a regular basis.

In turn, demand for older technology falls, causing the price at which such products can be sold to drop, in some cases precipitously. In order to continue profitably supplying these products, SEALSQ must reduce its production costs in line with the lower revenue it can expect to generate per unit. Usually, this must be accomplished through improvements in process technology and production efficiencies. If SEALSQ cannot advance its process technologies or improve its production efficiencies to a degree sufficient to maintain required margins, it will no longer be able to make a profit from the sale of these products. Moreover, SEALSQ may not be able to cease production of such products, either due to contractual obligations or for customer relationship reasons, and as a result may be required to bear a loss on such products. SEALSQ cannot guarantee that competition in its core product markets will not lead to price erosion, lower revenue or lower margins in the future. Should reductions in manufacturing costs fail to keep pace with reductions in market prices for the products it sells, this could have a material adverse effect on SEALSQ’s, and as a result WISeKey’s, business, financial condition and results of operations.

Delays in development, launch and/or rollout of SEALSQ’s next-generation post-quantum cryptography products and services could have a material adverse effect on its business, results of operations and financial condition.

SEALSQ completed the commercial release of its post-quantum cryptography products in Q4 2025, with the first revenues expected to be generated in the second half of 2026. While SEALSQ expects to recognize revenue in 2026 relating to the implementation of new technologies into its planned Open Semiconductor and Test centers including the provision of professional services, projections expect returns from the full-scale commercial deployment of the post-quantum-resistant chips starting in the second half of 2026. However, if SEALSQ experiences delays in the production of these products, or if there are issues with the integration of the new chip into potential client solutions, it could have a material adverse effect on its, and as a result WISeKey’s, business, results of operations and financial condition. Delays could result from either the “qualification” process, the “certification” process or both. While SEALSQ has expanded its revenue streams from Matter certification adoption and implementing new Cyber Trust Mark standards, its ability to generate and grow its revenues in the future will largely be dependent on the ability to develop its next-generation post-quantum cryptography products and services.

SEALSQ’s quantum-resistant chip is a newly developed product, and its qualification process is still ongoing. Additionally, the sales process includes a period of ensuring the product is compatible with potential client products. During these processes, unforeseen issues may arise that require debugging and potentially a remask. Such adjustments could result in a delay of six to nine months in the chip’s market availability, impacting the ability to meet customer demand and production timelines.

In addition, the quantum-resistant chip is currently undergoing Common Criteria certification, and Combination (HW+SW) Common Criteria certification. If the certification labs identify a critical flaw that prevents compliance with required security standards, SEALSQ may need to partially redesign the affected components. This could significantly delay product availability for customers that require these certifications for deployment. Additionally, there is a risk of delays in the final certification process. Once the certification labs complete their testing and release the test report, there may be further delays in obtaining the FIPS certificate from NIST (the U.S. standards authority). Any such delays could postpone customer acceptance, impact sales cycles, and shift the anticipated production ramp-up schedule. Furthermore, after SEALSQ’s quantum-resistant chip is released, a hardware or software vulnerability could be discovered that could render the chip uncompetitive, obsolete or unmarketable if the vulnerability is not fixed. This could force SEALSQ to expend significant resources to remediate such vulnerability.

Failure of SEALSQ’s quantum-resistant semiconductor products to perform as intended, achieve required certifications, interoperate at scale, or gain timely market acceptance — and/or slower-than-expected development of quantum computing threats — could materially reduce demand for its products, delay or prevent revenue generation, increase costs, expose SEALSQ to warranty and indemnity claims, and adversely affect the results of operations.

SEALSQ is investing significant resources to design, manufacture, and commercialize quantum-resistant secure elements and related modules, including new products implementing post-quantum cryptographic algorithms. These products embody complex hardware, firmware, and cryptographic implementations that must meet stringent performance, reliability, security, and certification requirements across diverse use cases and environments. If SEALSQ’s chips, reference designs, or associated software do not perform as intended, exhibit defects, vulnerabilities, or reliability issues, fail to meet customer specifications or certification standards (such as FIPS or Common Criteria), or cannot be integrated or provisioned at customer scale, customers may delay, reduce, or cancel orders, require re-designs, or select alternative solutions. SEALSQ could incur substantial costs to remediate issues, including product rework, field returns, replacements, patches, or recalls, as well as increased warranty, support, and indemnity obligations. Any publicized defect or vulnerability — particularly one that implicates cryptographic correctness, side-channel resistance, secure boot/attestation, or supply-chain integrity — could damage SEALSQ’s brand and impair its ability to obtain new customers.

Market demand for quantum-resistant semiconductors is influenced by the pace and nature of quantum computing development, regulatory guidance, standardization timelines, and customer migration priorities. If practical cryptographically relevant quantum computers emerge later than industry forecasts, or if customers conclude that existing classical algorithms remain adequate for longer than anticipated, procurement cycles for post-quantum hardware may be deferred, scaled back, or reallocated to software-based mitigations. Conversely, if quantum threats emerge faster or differently than expected, the current implementations might not align with prevailing standards, certification baselines, or customer requirements, requiring unplanned re-engineering. Either scenario could materially reduce or delay demand relative to expectations. Furthermore, if new or revised standards, profiles, or certification protection profiles diverge from the algorithms, parameter sets, or implementation approaches SEALSQ has adopted, it may need to modify products, incur additional engineering and certification expense, or support multiple variants, which could compress margins and delay commercialization.

If demand falls short of SEALSQ’s projections, or if customers do not transition from pilots to volume production on anticipated schedules, its inventories could become excess or obsolete, SEALSQ could experience lower factory utilization and unfavorable variances, and it may be required to record inventory write-downs. Lower-than-expected demand or product performance issues could also trigger impairment indicators for capitalized development, acquired intangibles, or goodwill, and reduce operating cash flows. Because SEALSQ’s pipeline and forecasts include opportunities with governmental, defense, and critical-infrastructure customers, changes in budget cycles, procurement rules, national-sovereignty requirements, export controls, or qualification milestones could magnify the volatility of orders and timing of revenue recognition.

SEALSQ’s success depends on its ability to keep pace with technical advances in cryptography and semiconductor design.

SEALSQ needs to keep up with changing technologies to provide effective identification and authentication solutions. In addition, SEALSQ needs to continue its growth trend to broaden and strengthen the portfolio of its products to stay ahead of the technology changes and risks in order to be successful.

SEALSQ needs to anticipate, and quickly react to, rapid changes occurring in security technologies and to the development of new and improved semiconductors and software that result from these changes. If SEALSQ is unable to respond quickly and cost-effectively to changing hardware and software technologies and evolving industry standards, the existing offering could become non-competitive and it may lose market share. SEALSQ’s success will depend, in part, on its ability to effectively use leading technologies critical to the business, enhance its existing solutions, find appropriate technology partners, and continue to develop new solutions and technology that address the increasingly sophisticated and varied needs of its current and prospective clients and their customers, and its ability to influence and respond to technological advances, emerging industry and regulatory standards and practices and competitive service offerings. SEALSQ’s ability to remain technologically competitive may require substantial expenditures and lead-time, and the integration of newly acquired technologies will also take time. If SEALSQ is unable to adapt and integrate in a timely manner to changing market conditions or customer requirements, its, and as a result WISeKey’s, business, financial condition and results of operations could be seriously harmed.

The use of cryptography is subject to a variety of laws around the world. Unfavorable developments in legislation and regulation may adversely affect WISeKey’s business, operating results, and financial condition.

The use of cryptography is subject to a variety of laws around the world. Government regulation of the internet is evolving and any changes in government regulations relating to the internet or other areas of WISeKey’s business or other unfavorable developments may adversely affect its business, operating results, and financial condition.

For example, the U.S. agency NIST has recently selected the post-quantum cryptographic algorithms for all governmental use of cryptography. While SEALSQ has aligned product development with NIST’s PQC process, its ability to fully comply with evolving standards and successfully integrate these algorithms across the product portfolio is critical to maintaining its eligibility for government contracts and leadership in the post-quantum security market. Failure to timely implement NIST-selected algorithms or adapt to additional regional cryptographic requirements could limit market access, increase compliance and development costs, or fragment SEALSQ’s product offerings across different jurisdictions, which could materially and adversely affect WISeKey’s business, operating results, and financial condition.

WISeKey’s services and products depend on the continued integrity of public key cryptography technology and algorithms that may be compromised or proven obsolete over time.

WISeKey’s services and products rely heavily on cryptography. Advances in attacks on cryptographic algorithms and technology may weaken their effectiveness, and significant new technology requirements may be imposed by root distribution programs that requires WISeKey to make significant modifications to its systems or to reissue digital certificates to some or all customers, which could damage WISeKey’s reputation or otherwise harm its business.

Quantum computing may threaten the resilience of current cryptography against attacks during the current lifespan of hardware. This is certainly the case for WISeKey’s secure modules embedded in larger systems and/or deployed on remote locations, such as for smart meter and satellite deployments.

WISeKey cannot guarantee that its services and products will still offer sufficient protection against attacks carried out with quantum computers.

SEALSQ’s semiconductors and software services are highly technical and may contain undetected software bugs or vulnerabilities, which could manifest in ways that could seriously harm its reputation and business.

SEALSQ’s semiconductors and software services are highly technical and complex and may contain undetected software bugs, hardware errors, and other vulnerabilities. There is a risk that defects or errors could arise, particularly when new versions or enhancements are released. SEALSQ cannot assure you that its software or other components will not experience errors or performance problems in the future. These bugs and errors can manifest in any number of ways in these products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products.

Some errors in SEALSQ’s products may be discovered only after a product has been used by customers and may in some cases be detected only under certain circumstances or after extended use. Any errors, bugs, or other vulnerabilities discovered in the code or back-end after delivery could damage SEALSQ’s reputation, drive away customers, and allow third parties to manipulate or exploit vulnerabilities.

SEALSQ also face claims for product liability, tort, or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm its reputation and its business. In addition, if its liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, SEALSQ’s business could be seriously harmed.

Services offered by SEALSQ’s PKI business rely on the continued integrity of public key cryptography technology and algorithms that may be compromised or proven obsolete over time.

Services and products are relying heavily on cryptography, in particular, services offered by SEALSQ’s PKI business are based on public key cryptography technology. With public key cryptography technology, a user possesses a public key and a private key, both of which are required to perform encryption and decryption operations. The security afforded by this technology depends on the integrity of a user’s private key and ensuring that it is not lost, stolen or otherwise compromised. Advances in attacks on cryptographic algorithms and technology may weaken their effectiveness, and significant new technology requirements may be imposed by root distribution programs that require SEALSQ to make significant modifications to its systems or to reissue digital certificates to some or all of its customers, which could damage the reputation or otherwise harm the business. Severe attacks on public key cryptography could render PKI services in general obsolete or unmarketable.

Quantum computing may threaten the resilience of current cryptography against attacks during the current lifespan of hardware. This is certainly the case for SEALSQ’s secure modules embedded in larger systems and/or deployed on remote locations, such as for smart meter and satellite deployments.

Although SEALSQ is committed to adapt the PKI platforms to the evolving technologies and industry regulations, it cannot guarantee that its current services and products will still offer sufficient long-term protection against future attacks executed with quantum computers.

Cybersecurity incidents, including data security breaches or computer viruses, could harm its business by disrupting WISeKey’s delivery of services, damaging its reputation or exposing it to liability.

WISeKey operates sensitive PKI platforms, retain certain confidential customer information in its secure data centers and registration systems, and its digital certificates and electronic signatures may be used by customers in mission critical applications. It is critical to WISeKey’s business strategy that its facilities and infrastructure remain secure and are perceived by the marketplace to be secure.

WISeKey receives, process, store and transmit, often electronically, the data of its customers and others, much of which is confidential. Unauthorized access to WISeKey’s computer systems or stored data could result in theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in its operations. These cybersecurity risks increase when WISeKey transmits information from one location to another, including over the Internet or other electronic networks. Despite the security measures it has implemented, WISeKey’s facilities, systems and procedures, and those of its third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt WISeKey’s delivery of services or expose the confidential information of its customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of WISeKey’s customers or others, whether by WISeKey or a third party, could subject it to civil and criminal penalties, have a negative impact on its reputation, or expose it to liability to its customers, third parties or government authorities. WISeKey is not aware of such breaches or any other material cybersecurity risks in its supply chain to date. Any of these developments could have a material adverse effect on WISeKey’s, business, results of operations and financial condition.

To mitigate these risks, WISeKey complies with one of the highest security standards in its industry: WebTrust, ISO27001 and the “Common Criteria” standard. Compliance with these standards require WISeKey to implement, monitor and audit on a yearly basis all the processes where WISeKey, or WISeKey’s third-party suppliers, manipulate sensitive data. This includes supply chain processes and partners which, like WISeKey, are audited every year by security experts certified by governmental authorities. In addition, one of SEALSQ’s customers, Cisco, also conducts an independent and extensive audit to control SEALSQ’s processes and propose improvements.

WISeKey’s security processes are piloted by a Global Security Director, under the supervision of a Security Board, which includes the top management of WISeKey. Once a year, the Global Security Director reassesses WISeKey’s cybersecurity risks and proposes to the Security Board a plan of action and budget for the year to come.

The Executive Board Members of WISeKey hold a weekly meeting with the General Manager to discuss all matters including operational matters and risk management, as well as holding regular, wider meetings with the senior management of WISeKey. During these meetings, the risks faced by the business and any new matters arising or potential threats identified are discussed. The WISeKey management team also provide updates on their ongoing projects designed to manage these risks, as well as presenting the results of any audits that are being carried out. The full board of directors are also kept appraised on the results of all audits carried out during the year and are required to decide on strategic decisions such as whether to attain accreditations for the business. The board of directors and Audit Committee are responsible also for overseeing the annual audit of WISeKey which, while primarily focused on the financials of WISeKey, does also cover certain risks associated with the business.

If its security systems are breached, WISeKey may face civil liability, and public perception of its security measures could be diminished, either of which would negatively affect WISeKey’s ability to attract and retain customers.

Techniques used to gain unauthorized access to data and software are constantly evolving, and WISeKey may be unable to anticipate or prevent unauthorized access to cryptographic data. WISeKey’s software services, which are supported by its own systems and those of third parties that it works with, are vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks and similar disruptions from unauthorized use of WISeKey’s and third-party computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or the unauthorized access to personal data.

Computer malware, viruses, computer hacking, and phishing attacks have become more prevalent in WISeKey’s industry. WISeKey and its systems have been subject to such attacks in the past, albeit they have always been unsuccessful, and further such attempts to compromise its systems’ security may occur in the future. Because of its brand of trust and security, WISeKey believes that it is a particularly attractive target for such attacks. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of its products and technical infrastructure to the satisfaction of WISeKey’s customers may harm its reputation and ability to retain existing customers and attract new customers. Although WISeKey has developed systems and processes that are designed to protect its data and user data, to prevent data loss, to disable undesirable accounts and activities on its platform, and to prevent or detect security breaches, it cannot assure you that such measures will provide absolute security, and WISeKey may incur significant costs in protecting against or remediating cyber-attacks.

Additionally, if an actual or perceived breach of security occurs to its systems or a third party’s platform, WISeKey may face regulatory or civil liability and public perception of its security measures could be diminished, either of which would negatively affect its ability to attract and retain customers, which in turn would harm its efforts to attract and retain business partners. WISeKey also would be required to expend significant resources to mitigate the breach of security and to address matters related to any such breach. WISeKey also may be required to notify regulators about any actual or perceived personal data breach (including the EU Lead Data Protection Authority) as well as the individuals who are affected by the incident within strict time periods.

Any failure, or perceived failure, by WISeKey to maintain the security of data relating to its customers, to comply with its posted privacy policy, laws and regulations, rules of self-regulatory organizations, industry standards, and contractual provisions to which WISeKey may be bound, could result in the loss of confidence, or result in actions against WISeKey by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause it to lose customers, advertisers, and revenues. In Europe, the European Data Protection Authority could impose fines and penalties of up to 4% of annual global turnover or €20 million, whichever is higher, for a personal data breach.

Failure at tape-out or failure to achieve the expected final test yields for SEALSQ’s ICs could negatively impact its, and as a result WISeKey’s, results of operations.

The tape-out process is a critical milestone in SEALSQ’s IoT business. A tape-out means all the stages in the design and verification process of SEALSQ’s ICs have been completed, and the chip design is sent for manufacturing. The tape-out process requires considerable investment in time and resources and close cooperation with the wafer foundry, and repeated failures can significantly increase costs, lengthen product development period, and delay product launch. If the tape-out or testing of a new chip design fails, either as a result of design flaws by SEALSQ’s research and development team or problems with production or the testing process by the wafer foundry, SEALSQ may incur considerable costs and expenses to fix or restart the design process. Such obstacles may decrease its profitability or delay the launch of new products.

Once tape-out is achieved, the IC design is sent for manufacturing, and the final test yield is a measurement of the production success rate. The final test yield is a function of both product design, which is developed by SEALSQ, and process technology, which typically belongs to a third-party foundry. Low final test yields can result from a product design deficiency or a process technology failure or a combination of both. As such, SEALSQ may not be able to identify problems causing low final test yields until its product designs go to the manufacturing stage, which may substantially increase its per unit costs and delay the launch of new products.

SEALSQ’s IC products mainly depend on supplies from third-party foundries, and any failure to obtain sufficient foundry capacity from such foundries would significantly delay the shipment of its products.

SEALSQ’s IoT activity is a fabless IC design business and, as such, it does not own any IC fabrication facilities. SEALSQ currently works with two leading foundries as its main IC fabrication partners and places purchase orders according to its business needs. It is important for SEALSQ to have a reliable relationship with third-party foundries as well as other future foundry service providers to ensure adequate product supply to respond to customer demand.

SEALSQ cannot guarantee that its foundry service providers will be able to meet its manufacturing requirements. The ability of its foundry service providers to provide SEALSQ with foundry services is limited by available capacity. If any of its foundry service providers fails to succeed in their capacity promise, it will not be able to deliver to SEALSQ ICs as per the purchase orders that SEALSQ has placed to them, which will significantly affect its shipment of its products and solutions. This could in turn result in lost sales and have a material adverse effect on its relationships with its customers and on its business and financial condition. In addition, SEALSQ does not have a guaranteed level of production capacity from its foundry service providers. SEALSQ does not have long-term contracts with them, and it sources its supplies on a purchase order basis. As a result, SEALSQ depends on its foundry service providers to allocate to it a portion of their manufacturing capacity sufficient to meet its needs, produce products of acceptable quality and at acceptable final test yields and deliver those products to SEALSQ on a timely basis and at acceptable prices. If any of SEALSQ’s foundry service providers raises its prices or is unable to meet its required capacity for any reason, such as shortages or delays in the shipment of semiconductor equipment or raw materials required to manufacture ICs, or if its business relationships with any of its foundry service providers deteriorate, SEALSQ may not be able to obtain the required capacity and would have to seek alternative foundries, which may not be available on commercially reasonable terms, or at all. Moreover, it is possible that other customers of any of its foundry service providers that are larger and/or better financed than SEALSQ, or that have long-term contracts with them, may receive preferential treatment in terms of capacity allocation or pricing. In addition, if SEALSQ does not accurately forecast its capacity needs, any of its foundry service providers may not have available capacity to meet its immediate needs or it may be required to pay higher costs to fulfil those needs, either of which could materially and adversely affect its, and as a result WISeKey’s, business, results of operations or financial condition.

Other risks associated with SEALSQ’s dependence on third-party foundries include limited control over delivery schedules and quality assurance, lack of capacity in periods of excess demand, unauthorized use of its intellectual property and limited ability to manage inventory and parts. In particular, although SEALSQ has entered into confidentiality agreements with its third-party foundries for the protection of its intellectual property, they may not protect SEALSQ’s intellectual property with the same degree of care as SEALSQ uses to protect its intellectual property. If SEALSQ fails to properly manage any of these risks, its business and results of operations may be materially and adversely affected.

Moreover, if any of SEALSQ’s foundry service providers suffers any damage to its facilities, suspends manufacturing operations, loses benefits under material agreements, experiences power outages or computer virus attacks, lacks sufficient capacity to manufacture its products, encounters financial difficulties, is unable to secure necessary raw materials from its suppliers or suffers any other disruption or reduction in efficiency, SEALSQ may encounter supply delays or disruptions.

SEALSQ relies on a limited number of third parties for IC packaging and testing services.

In relation to SEALSQ’s semiconductor business, fabrication of ICs requires specialized services to process the silicon wafers into ICs by packaging them and to test their proper functioning. SEALSQ primarily collaborates with an Outsource Semiconductors Assembly and Testing (OSAT) provider for such services, which may expose it to a number of risks, including difficulties in finding alternate suppliers, capacity shortages or delays, lack of control or oversight in timing, quality or costs, and misuse of SEALSQ’s intellectual property. If any such problems arise with its packaging and testing partners, SEALSQ may experience delays in its production and delivery timeline, inadequate quality control of products or excessive costs and expenses. As a result, SEALSQ’s, and as a result WISeKey’s, financial condition, results of operations, reputation and business may be adversely affected.

SEALSQ’s supply chain depends on third-party suppliers. Failure of one of its suppliers to handle increased demand could impact the ability to take advantage of upside business opportunities.

SEALSQ outsources several critical functions in its supply chain to third-party suppliers, such as the manufacture of its semiconductors. They all have a number of risks that are present in their businesses that could limit their ability to meet increased demands if SEALSQ see increased orders from its customers. If its suppliers cannot satisfy demand, SEALSQ may not be able to meet its customer demands. Also, if suppliers add higher costs to cover their increased volume, SEALSQ, and as a result WISeKey, may see drops in its gross profit margins. Many of these costs are not fixed, even though there may be contracts in place, and may be increased at the discretion of the third-party vendor.

The following issues related to SEALSQ’s third-party suppliers could have an adverse effect on its ability to meet customer demand and negatively impact revenues, business operations, profitability and cash flows:

•        SEALSQ’s suppliers’ failure or inability to react to shifts in product demand, including situations where demand for integrated circuits exceeds suppliers’ capacity to meet that demand;

•        a failure or inability by SEALSQ’s suppliers to procure raw materials or allocate adequate raw materials for its products, or an increase in prices for raw materials or components;

•        an inability to procure or utilize raw materials, components or products from SEALSQ’s suppliers due to government prohibitions or restrictions on transactions with certain countries and/or companies, or alternative suppliers, or because raw material sources or raw materials are not available or not available in acceptable time frames or upon acceptable terms;

•        a failure by SEALSQ’s suppliers to allocate adequate manufacturing, assembly or test capacity for its products;

•        SEALSQ’s suppliers’ failure or inability to develop or maintain, or a delay in developing or building out, manufacturing capacity for leading process technologies, including transitions to smaller geometry process technologies;

•        the loss of a supplier or the failure or inability of a supplier to meet performance, quality or yield specifications or delivery schedules;

•        additional expense or production delays as a result of qualifying a new supplier and commencing volume production or testing in the event of a loss of, or a decision to add or change, a supplier;

•        natural disasters, the effects of climate change, acts of war or other geopolitical conflicts impacting the regions in which SEALSQ’s suppliers and their manufacturing foundries or assembly, test or other facilities are located;

•        health crises, including epidemics or pandemics, and government and business responses thereto, which impact SEALSQ’s suppliers, including as a result of quarantines or closures;

•        cyber-attacks on SEALSQ’s suppliers’ information technology (IT) systems, including those related to their manufacturing foundries or assembly, test or other facilities;

•        trade or national security protection policies, particularly U.S. or Chinese government policies, that limit or prevent SEALSQ from transacting business with suppliers of critical integrated circuit products, or that limit or prevent such suppliers from transacting business with it or from procuring materials, machinery or technology necessary to manufacture goods for SEALSQ; and

•        any other reduction, interruption, delay or limitation in SEALSQ’s product supply sources.

In particular, SEALSQ’s agreement with one of its third-party suppliers, Presto Engineering Inc. (“Presto”), defines, among other things, the following contractual obligations:

•        the list of operational obligations that they shall execute for SEALSQ Presto’s services include New Production Introduction (“NPI”), such as planning of validation and qualification activities, engineering evaluation of the product and preliminary test solution, and product release to industrial maturity, and Supply Chain Management (“SCM”);

•        the On-Time Delivery objectives and rules. Presto is required to provide its SCM service based on agreed targets for On Time Delivery (“OTD”). OTD is defined numerically and it constitutes result obligations under French laws, which govern the agreement;

•        their obligations vis-à-vis SEALSQ’s quality process and its security process, including their obligations to be audited on a yearly basis.

Presto’s failure to meet these obligations could have an adverse effect on SEALSQ’s ability to meet customer demand and negatively impact SEALSQ’s, and as a result WISeKey’s, revenues, business operations, profitability and cash flows.

Although common in its industry, SEALSQ does not have agreements with any other major third-party suppliers. Rather, SEALSQ provides such suppliers with purchase orders on a quarterly basis, which triggers the launch of manufacturing of the Company’s products. SEALSQ has weekly discussions and provides the suppliers with 12-month rolling forecasts to allow them to anticipate equipment allocations and raw material supplies. However, since SEALSQ does not have written agreements with these suppliers, it is subject to the risk that any of these suppliers could terminate their relationship with SEALSQ, leaving it without critical products, software or other services needed to operate its business.

SEALSQ is dependent on the timely supply of equipment and materials from various sub-contractors and if any one of these suppliers fails to meet, or delays, their committed delivery schedules due to supply chain disruptions or other reasons, SEALSQ, and as a result WISeKey, can suffer with lower or lost revenues.

SEALSQ uses various suppliers for silicon manufacturing and testing its parts. Any one of these suppliers could not meet their commitments for on-time delivery of its products. The market supply of such products has seen and continues to see difficulties in meeting demand and these kinds of supply disruptions can happen due to global shortages of silicon wafers or chemicals used in the processing of the silicon packaging, or shortages in the labor force due to unrest or sicknesses. During the latter half of 2021 and 2022, SEALSQ had to manage its delivery schedule carefully as a result of the global shortage of semiconductors material. During this period, SEALSQ was receiving greater volumes of orders than it was capable of delivering due to such shortages, so it had to program the orders based upon the allocations of materials and production capacity available to SEALSQ. While SEALSQ was able to grow its revenue during this time though careful negotiation with its suppliers, SEALSQ believes that revenues would have been higher had there not been such supply disruption. Further, its business and operating conditions can be at risk if it cannot deliver on product demand as committed in its customer contracts. The global shortage was alleviated in 2023 meaning that the same constraints were no longer applicable during that year and currently, SEALSQ does not have issues around supply allocations. However, supply disruptions may happen in the future and may negatively affect its, and as a result WISeKey’s, business, financial condition and results of operations.

SEALSQ’s ability to forecast its future results of operations and plan for and model future growth is limited and subject to a number of uncertainties due to recent changes in SEALSQ’s context as well as in its own sales organization and go-to-market strategies.

WISeKey faces intense competition from companies that are larger and better known than it is, and it may lack sufficient financial or other resources to maintain or improve its competitive position.

The digital security market space in which WISeKey operates faces intense competition, constant innovation and evolving security threats. There are several global security companies with strong presence in this market, including VeriSign, Inc., DigiCert Inc., Entrust Datacard, Let’s Encrypt, Symantec Corporation, FireEye, Inc., Red Hat Software, VASCO Data Security International, Inc., Zix Corp, NXP Semiconductors, Infineon Technologies, STMicroelectronics and Samsung Electronics. As WISeKey integrates and moves into the knowledge automation space there are also related data lake and automation companies with strong foundations including Palantir and Snowflake.

Some of WISeKey’s competitors are large companies that have the technical and financial resources and broad customer bases needed to bring competitive solutions to the market and already have existing relationships as a trusted vendor for other products. Such companies may use these advantages to offer products and services that are perceived to be as effective as WISeKey’s at a lower price or for free as part of a larger product package or solely in consideration for maintenance and services fees. They may also develop different products to compete with WISeKey’s current security solutions and respond more quickly and effectively than it does to new or changing opportunities, technologies, standards or client requirements. Additionally, it may compete with smaller regional vendors that offer products with a more limited range of capabilities that purport to perform functions similar to its security solutions. Such companies may enjoy stronger sales and service capabilities in their particular regions.

WISeKey’s competitors may have competitive advantages, such as:

•        greater name recognition, a longer operating history and a larger customer base;

•        larger sales and marketing budgets and resources;

•        broader distribution and established relationships with distribution partners and customers;

•        greater customer care and support resources;

•        broader supply chains;

•        greater resources to make acquisitions;

•        larger intellectual property portfolios; and

•        greater financial, technical and other resources.

WISeKey’s current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. Current or potential competitors may be acquired by third parties with access to greater available resources. As a result of such acquisitions, WISeKey’s current or potential competitors may be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of other opportunities more readily or develop and expand their product and service offerings more quickly than WISeKey does. Larger competitors with more diverse product offerings may reduce the price of products that compete with WISeKey’s in order to promote the sale of other products or may bundle them with other products, which would lead to increased pricing pressure on its products and could cause the average sales prices for its products to decline.

If WISeKey does not successfully anticipate market needs and enhance existing products or develop new products that meet those needs on a timely basis, it may not be able to compete effectively and its ability to generate revenues will suffer.

Many of its customers operate in markets characterized by rapidly changing technologies and business plans, which require them to adapt to increasingly complex digital security infrastructures to protect internal and external corporate communications. As customers’ technologies and business plans grow more complex, WISeKey expects them to face new and increasingly sophisticated threats of security breaches or counterfeiting. WISeKey faces significant challenges in:

•        ensuring that WISeKey’s security solutions effectively protect identities of individual customers, company information and their brands, and

•        driving efficient operations through automated decision making.

As a result, WISeKey must continually modify and improve its products in response to changes in its customers’ technology infrastructures.

WISeKey may not be able to successfully anticipate or adapt to changing technology or customer requirements on a timely basis or at all. If it fails to keep up with technological changes or to convince its customers and potential customers of the value of its security and automation solutions even in light of new technologies and integration, WISeKey’s business, results of operations and financial condition could be materially and adversely affected.

WISeKey cannot guarantee that it will be able to anticipate future market needs and opportunities or be able to develop product enhancements or new products to meet such needs or opportunities in a timely manner, if at all. Even if it is able to anticipate, develop and commercially introduce enhancements and new products, there can be no assurance that enhancements or new products will achieve widespread market acceptance.

WISeKey’s product enhancements or new products could fail to attain sufficient market acceptance for many reasons, including:

•        delays in releasing product enhancements or new products;

•        failure to accurately predict market demand and to supply products that meet this demand in a timely fashion;

•        failure to accurately price products and solutions;

•        inability to interoperate effectively with the existing or newly introduced technologies, systems or applications of WISeKey’s existing and prospective customers;

•        defects in WISeKey’s products;

•        inability to integrate security and automation;

•        negative publicity about the performance or effectiveness of WISeKey’s products;

•        introduction or anticipated introduction of competing products by WISeKey’s competitors; and

•        installation, configuration or usage errors by WISeKey’s customers.

If WISeKey fails to anticipate market requirements or fails to develop and introduce product enhancements or new products to meet those needs in a timely manner, that could cause it to lose existing customers and prevent it from gaining new customers, which would significantly harm its business, financial condition and results of operations.

Any decline in demand for SEALSQ’s products from its clients could have a material adverse effect on the business, results of operations and financial condition of SEALSQ, and as a result WISeKey, if production or deployment is already planned.

SEALSQ’s business is at risk of its clients delaying or withdrawing purchase orders for items where SEALSQ already committed to the production or deployment of these pieces. In these situations, and when sufficient notice is given, it is usually able to adjust SEALSQ’s production schedules such that the production or deployment schedules can be transferred to alternative clients thereby limiting SEALSQ’s exposure. However, there can be a short-term impact upon the levels of stock that SEALSQ holds at any given point in time. Because its products have a lengthy development cycle, often in the range of 18 to 24 months from design-win or project award to delivering the first batch of finished goods or services, there is a limited risk that SEALSQ finds itself holding material amounts of stocks of finished goods that will not be eventually delivered to its clients. The greatest risk is that a client might reduce their production allocations with SEALSQ and, in this instance, it would be required to adapt its purchase requirements accordingly. Most of its raw materials (in particular, SEALSQ’s wafers) can be redirected to alternative products and so the risk is more concentrated to finished goods and committed engineering or deployment capacity. In the event that a client was to significantly reduce demand with a limited lead-time and not place new orders for that product at a later stage, this could lead to some finished goods becoming obsolete. The main risk arising from a decline in demand for SEALSQ’s products from one of its larger clients is that SEALSQ would need to find new sources of revenue to replace such client.

WISeKey’s reputation and business could be harmed based on real or perceived shortcomings, defects or vulnerabilities in its security solutions or the failure of its security solutions to meet customers’ expectations.

Organizations are facing increasingly sophisticated digital security threats and threats of counterfeiting. If WISeKey fails to identify and respond to new and increasingly complex methods of counterfeiting products or hacking personal and corporate digital accounts, its business and reputation will suffer. In particular, WISeKey may suffer significant adverse publicity and reputational harm if any of its products fail to perform as advertised. An actual or perceived breach of WISeKey’s customers’ sensitive business data, regardless of whether the breach is attributable to the failure of its products, could adversely affect the market’s perception of the efficacy of WISeKey’s security solutions and current or potential customers may look to WISeKey’s competitors for alternatives to its security solutions. Similarly, an actual or perceived failure of WISeKey’s products to prevent counterfeit products from being detected, regardless of whether such failure is attributable to its products, could adversely affect the market’s perception of the efficacy of its authentication solutions and could encourage current or potential customers to look to WISeKey’s competitors for an alternative to its products. The failure of its products may also subject WISeKey to product liability lawsuits and financial losses stemming from the indemnification of its partners and other third parties, as well as the expenditure of significant financial resources to analyze, correct or eliminate any vulnerability. It could also cause WISeKey to suffer reputational harm, lose existing customers or deter them from purchasing additional products and services and prevent new customers from purchasing its security solutions.

Sometimes it will be necessary to make a product or product line obsolete and there may be negative impacts to sales or disruption to the customer base during the ramp down of that product.

All products have a natural lifecycle that includes the inevitable end-of-life (“EOL”) process. During the ramping down of a product, or product family, there are many ways that WISeKey’s business operations can be challenged. Last time buys are a typical way for customers to deal with the EOL of a product that is still critical to one of their end products. These kinds of orders show an increase in short term sales but result in the abrupt drop off of revenue from that customer, for that product, after the last time buy is delivered. Discontinuing a product also comes with the risk that WISeKey may lose that customer for good if WISeKey does not have a replacement for the product or if they decide to look at alternative suppliers because of the change in supply.

WISeKey’s research and development efforts may not produce successful products or enhancements to its security solutions that result in significant revenue or other benefits in the near future, if at all.

Investing in research and development personnel, developing new products and enhancing existing products is expensive and time-consuming, and there is no assurance that such activities will result in significant new marketable products or enhancements to WISeKey’s products, design improvements, cost savings, revenues or other expected benefits.

If WISeKey spends significant time and effort on research and development and is unable to generate an adequate return on its investment, its business and results of operations may be adversely affected. WISeKey’s research and development roadmap anticipates a continued increase in 2026 in its expenditure, in particular focused on its post-quantum cryptography and the development of its secure satellite constellation through WISeSat.

Failure to protect WISeKey’s intellectual property could substantially harm its business, operating results, and financial condition.

The success of WISeKey’s business depends on its ability to protect and enforce its patents, trade secrets, trademarks, copyrights, and all of other intellectual property rights, including the silicon intellectual property rights of SEALSQ’s semiconductors.

WISeKey’s attempt to protect its intellectual property under patent, trade secret, trademark, and copyright law through a combination of employee, third-party assignment and nondisclosure agreements, other contractual restrictions, technological measures, and other methods. These afford only limited protection and WISeKey is still early in the process of securing its intellectual property rights. Despite WISeKey’s efforts to protect its intellectual property rights and trade secrets, unauthorized parties may attempt to copy aspects of its technology, or obtain and use trade secrets and other confidential information. Moreover, policing WISeKey’s intellectual property rights is difficult and time consuming. WISeKey cannot assure you that it would have adequate resources to protect and police its intellectual property rights, and it cannot assure you that the steps it takes to do so will always be effective.

WISeKey has filed, and may in the future file, patent applications on certain of its innovations. It is possible, however, that these innovations may not be patentable. In addition, given the cost, effort, risks, and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, WISeKey may choose not to seek patent protection for some innovations. Furthermore, WISeKey’s patent applications may not result in granted patents, the scope of the protection gained may be insufficient or an issued patent may be deemed invalid or unenforceable. WISeKey also cannot guarantee that any of its present or future patents or other intellectual property rights will not lapse or be invalidated, circumvented, challenged, or abandoned. Neither can WISeKey guarantee that its intellectual property rights will provide competitive advantages. WISeKey’s ability to assert its intellectual property rights against potential competitors or to settle current or future disputes could be limited by its relationships with third parties, and any of its pending or future patent applications may not have the scope of coverage originally sought. WISeKey cannot guarantee that its intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak. WISeKey could lose both the ability to assert its intellectual property rights against, or to license technology to, others and the ability to collect royalties or other payments.

Litigation or proceedings before governmental authorities and administrative bodies may be necessary in the future to enforce WISeKey’s intellectual property rights, to protect its patent rights, trademarks, trade secrets, and domain names and to determine the validity and scope of the proprietary rights of others. WISeKey’s efforts to enforce or protect its proprietary rights may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm its operating results. Additionally, changes in law may be implemented, or changes in interpretation of such laws may occur, that may affect its ability to protect and enforce WISeKey’s patents and other intellectual property.

WISeKey’s growth prospects and revenue will be adversely affected if its efforts to attract prospective customers and to retain existing customers are not successful.

WISeKey’s ability to grow its business and generate revenue depends on retaining and expanding its total customer base and increasing services revenue by effectively monetizing added value. WISeKey must convince prospective customers of the benefits of its solutions and its existing customers of the continuing value of those solutions. WISeKey’s ability to attract new customers, retain existing customers, and reach out to new markets depends in large part on its ability to continue to offer leading technologies and products, superior security and trust, and integration capabilities. For instance, in SEALSQ’s Semiconductors segment, some of its semiconductor competitors, including Infineon, Microchip, NXP and STMicroelectronics, have developed, and are continuing to develop, secure elements, which puts WISeKey at a significant competitive disadvantage.

WISeKey, through SEALSQ, derives a significant amount of its revenue each year from a limited number of significant customers.

SEALSQ derives a significant amount of its revenue each year from a small number of customers. In the year ended December 31, 2025, SEALSQ’s ten largest customers accounted for 60% of WISeKey’s revenue. SEALSQ’s business and results of operations are largely dependent upon the success of its significant customers. The loss of any large customer, a decline in the volume of sales to these customers or the deterioration of their financial condition could adversely affect SEALSQ’s, and as a result WISeKey’s, business, results of operations and financial conditions.

One of SEALSQ’s largest customers is CISCO Systems International (“Cisco”). SEALSQ operates under the terms of a Master Purchase Agreement, dated August 14, 2014. This agreement defines, among other things:

•        the communication process that it shall respect vis-a-vis forecasting/pricing update, such as determination of price reflecting component prices in effect on the date of shipment to Cisco’s authorized contract manufactures (“EMS Providers”), representations and warranties that the product price are, and shall be, no higher than the lowest prices offered by SEALSQ to any customer purchasing the same or lesser total sales or unit volume on an annual basis;

•        buffer stock, timing and volume constitution rules, including but not limited to, obligations to make commercially reasonable efforts to conduct capacity and materials planning and management sufficient to meet EMS Provider’s forecast at the period of time agreed between SEALSQ and EMS Providers;

•        list of contract manufacturers to whom SEALSQ is allowed to take purchase orders and to make deliveries;

•        rules of fair treatment in case capacity shortage, that is, an obligation to provide Cisco, EMS Providers and any third party designated by Cisco an allocation of products during its shortage that is no less favorable than that provided to any other customer;

•        warranties, including but not limited to, three year warranty period, delivered product having no less than eight remaining weeks of shelf-life, replacement of defected products within two business days in general;

•        epidemic failure when a single failure mode in excess of 1% of the product or a multiple failure mode in excess of 3% of the product, during any rolling 3-full calendar month period, occurs. If an epidemic failure occurs within five (5) years following the delivery of a product, SEALSQ must promptly notify Cisco, provide a preliminary diagnosis plan within one (1) business day, and update it as required by Cisco. SEALSQ has agreed to collaborate with Cisco to diagnose the issue, develop an interim solution, and implement a permanent fix. Subject to the liability exclusions and limitations outlined in the agreement, SEALSQ is contractually obligated to compensate Cisco for all reasonable direct costs incurred in addressing the epidemic failure.

Additionally, SEALSQ has agreed to provide necessary support to Cisco, its EMS Providers, and any designated third parties for remediation efforts, including but not limited to customer notifications, replacement scheduling, and corrective measures such as product removal, return, reinstallation, and repair.

SEALSQ depends on its customers’ ability to sell their products, which may pose challenges for SEALSQ’s ability to forecast demand or optimize inventory and sales.

Large orders may depend on the ability of SEALSQ’s customers to be awarded significant regional or national contracts. The design of many industrial devices involves the risk that such devices may not see the demand expected in the relevant market, or that high-volume contracts may be awarded to competing suppliers. SEALSQ’s customers may be bidding against multiple suppliers to win government contracts, and if they lose, SEALSQ may not realize the results originally expected during forecasting of opportunity size and profitability. As such, the volume predictions used in pricing negotiations and forecasts may not always be achievable by SEALSQ’s customers and may adversely affect WISeKey’s operating results.

Changes in regulations or citizen concerns regarding privacy and protection of citizen data, or any failure or appearance of failure to comply with such laws, could diminish the value of WISeKey’s services and cause WISeKey to lose customers and revenue.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission, and security of personal information by companies operating over the internet have recently come under increased public scrutiny.

The U.S. government, including the Federal Trade Commission and the Department of Commerce, may continue to review the need for greater regulation over the collection of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices.

Additionally, the EU may continue to review the need for greater regulation or reform to its existing data protection legal framework, which may result in a greater compliance burden for companies with users in Europe. Various government and consumer agencies also have called for new regulation and changes in industry practices. WISeKey’s business, including its ability to operate and expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with WISeKey’s current business practices and that require changes to these practices, the design of its website, services, features, or its privacy policy. In particular, the success of its business has been, and WISeKey expects will continue to be, driven by its ability to responsibly use the personal data that its customers share with WISeKey.

Accordingly, WISeKey’s business could be harmed by any significant change to applicable laws, regulations, or industry practices regarding the use of its customers’ personal data, for example regarding the manner in which disclosures are made and how the express or implied consent of customers for the use of personal data is obtained. Such changes may require WISeKey to modify its services and features, possibly in a material manner, and may limit its ability to develop new services and features that make use of the data that its customers voluntarily share with WISeKey. In addition, some of its developers or other partners, such as those that help WISeKey measure the effectiveness of advertisements, may receive or store information provided by it or by its customers through mobile or web applications integrated with its services. WISeKey provides limited information to such third parties based on the scope of services provided to it. However, if these third parties or developers fail to adopt or adhere to adequate data security practices, or in the event of a breach of their networks, WISeKey’s data or its customers’ data may be improperly accessed, used, or disclosed.

Interruptions, delays or discontinuations in service arising from WISeKey’s own systems or from third parties could impair the delivery of its services and harm its business.

WISeKey relies on systems housed in its own facilities and upon third parties, including bandwidth providers and third-party “cloud” data storage services, to enable its customers to receive its content in a dependable, timely, and efficient manner. WISeKey has experienced and may in the future experience periodic service interruptions and delays involving its own systems and those of third parties that WISeKey works with. Both WISeKey’s own facilities and those of third parties are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They also are subject to break-ins, sabotage, intentional acts of vandalism, the failure of physical, administrative, technical, and cybersecurity measures, terrorist acts, natural disasters, human error, the financial insolvency of third parties that it works with, and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in WISeKey’s services and to unauthorized access to, or alteration of, the content and data contained on its systems and that these third parties store and deliver on its behalf.

Any disruption in the services provided by these third parties could materially adversely impact WISeKey’s business reputation, customer relations, and operating results. Upon expiration or termination of any of its agreements with third parties, WISeKey may not be able to replace the services provided to WISeKey in a timely manner or on terms and conditions, including service levels and cost, that are favorable to it, and a transition from one third party to another could subject WISeKey to operational delays and inefficiencies until the transition is complete.

The cryptographic rootkeys used by WISeKey are owned by the Organisation Internationale pour la Sécurité des Transactions Electroniques (“OISTE”). OISTE has granted WISeKey a renewable 10-year license to exclusively use the cryptographic rootkey. A termination of the license agreement would present a threat to WISeKey’s existing business model.

The cryptographic rootkeys used by WISeKey are owned by OISTE acting as a trusted third party and not-for-profit entity in charge of ensuring that the Root of Trust (the “RoT”) remains neutral and trusted. The name of the RoT is OISTE/WISeKey, as shown in all major current browsers that embed the rootkey. Two members of the foundation board of OISTE are also WISeKey board members. Members of the foundation board of OISTE are appointed by a policy authorizing authority, whose members are international organizations, governments and large corporations that use the OISTE/WISeKey RoT. OISTE has granted WISeKey a 10-year license to exclusively use the cryptographic rootkey and develop technologies and processes based on OISTE’s trust model. The current term of the license agreement shall renew on December 31, 2028 and shall be automatically extended for successive 10 year terms unless terminated by written notice by either party at least 2 years prior to the end of the then-current term or unless terminated for breach or bankruptcy.

WISeKey’s business model consists in promoting trust and security, and it depends on trust in its brand. Negative media coverage could adversely affect its brand and any failure to maintain, protect, and enhance WISeKey’s brand would hurt its ability to retain or expand its customer base.

Maintaining, protecting, and enhancing WISeKey’s brand is critical to expanding its customer base, and will depend largely on its ability to continue to develop and provide top-level security. If WISeKey does not successfully maintain its brand, its business could be harmed.

WISeKey’s brand may be impaired by a number of other factors, including a failure to protect the cryptographic keys, data and software of end customers, any failure to keep pace with technological advances on its platform or with its services, a failure to protect its intellectual property rights, or any alleged violations of law, regulations, or public policy. Further, if WISeKey’s partners fail to maintain high standards in the supply chain, or if WISeKey partners with supply chain partners that its customers reject, the strength of its brand could be adversely affected.

WISeKey has not historically been required to spend considerable resources to establish and maintain its brand. However, if it is unable to maintain the growth rate in its customer base, it may be required to expend greater resources on advertising, marketing, and other brand-building efforts to preserve and enhance brand awareness, which would adversely affect operating results and may not be effective.

WISeKey’s CEO and CFO manage multiple, publicly traded companies and the requirements of managing multiple public companies may strain their resources.

WISeKey’s CEO and CFO currently hold the same management positions at SEALSQ and, for its CEO, at WISeSat; SEALSQ is a publicly traded company, and WISeSat will become a publicly traded company if the proposed business combination with Columbus Acquisition Corp., a publicly traded special purpose acquisition company (“SPAC”), relating to the proposed public listing of WISeSat is completed. SEALSQ is, and WISeSat would as a publicly traded company be, required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements may divert their attention from other business concerns of WISeKey, which could have a material adverse effect on its business, financial condition and results of operations.

Obligations associated with being a public company require significant resources and management attention.

WISeKey is subject to the reporting requirements of the Securities Exchange Act, and the other rules and regulations of the SEC, including the Sarbanes-Oxley Act. Section 404 of Sarbanes-Oxley requires that WISeKey evaluates and determines the effectiveness of its internal control over financial reporting.

WISeKey works with its legal, accounting and financial advisors to identify any areas in which changes should be made to its financial and management control systems to manage its growth and its obligations as a public company. WISeKey evaluates areas such as corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. WISeKey will make changes in any of these and other areas, including its internal control over financial reporting, which it believes are necessary. However, these and other measures WISeKey may take may not be sufficient to allow WISeKey to satisfy its obligations as a public company on a timely and reliable basis. In addition, compliance with reporting and other requirements applicable to public companies do create additional costs for it and require the time and attention of management. WISeKey’s limited management resources may exacerbate the difficulties in complying with these reporting and other requirements while focusing on executing business strategy. WISeKey may not be able to predict or estimate the amount of the additional costs it may incur, the timing of such costs or the degree of impact that its management’s attention to these matters will have on its business.

WISeKey depends on highly skilled key personnel to operate its business, and if it is unable to attract, retain, and motivate qualified personnel, its ability to develop and successfully grow its business could be harmed.

WISeKey believes that its future success is highly dependent on the talents and contributions of senior management, including Carlos Moreira, founder and Chief Executive Officer of WISeKey, members of its executive team, and other key employees, such as key engineering, finance, research and development, marketing, and sales personnel. WISeKey’s future success depends on its continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees and senior management. All of WISeKey’s employees, including senior management, are free to terminate their employment relationship with WISeKey at any time, and their knowledge of its business and industry may be difficult to replace.

Furthermore, WISeKey’s performance depends on favorable labor relations with its employees and compliance with labor laws in the countries where WISeKey has employees and plans to hire new employees. Any deterioration of current relations or increase in labor costs due to its compliance with labor laws could adversely affect its business.

Qualified individuals are in high demand, particularly in the digital industry, and WISeKey may incur significant costs to attract them. If WISeKey is unable to attract and retain its senior management and key employees, it may not be able to achieve its strategic objectives, and its business could be harmed. In addition, WISeKey believes that senior management has developed highly successful and effective working relationships. WISeKey cannot ensure that it will be able to retain the services of any members of its senior management or other key employees. If one or more of these individuals leave, it may not be able to fully integrate new senior management or replicate the current dynamic, and working relationships that have developed among its senior management and other key personnel, and its operations could suffer.

WISeKey is currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine, the Israel-Hamas war, and the hostilities among Iran, the United States, and Israel. WISeKey’s business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from their conflict, or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine.

In February 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. WISeKey is continuing to monitor the situation in Ukraine and globally and assessing its potential impact on its business. Additionally, Russia’s prior annexation of Crimea, recent recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine have led to sanctions and other penalties being levied by the United States, the European Union and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication, or SWIFT, payment system, expansive ban on imports and exports of products to and from Russia and ban on exportation of U.S. denominated bank notes to Russia or persons located there. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Additionally, on October 7, 2023, Hamas, a U.S. designated terrorist organization, launched a series of coordinated attacks from the Gaza Strip onto Israel. On October 8, 2023, Israel formally declared war on Hamas, and the armed conflict is ongoing as of the date of this filing.

On February 28, 2026, the U.S. and Israel launched coordinated strikes against Iran. In response, Iran conducted retaliation attacks that expanded the conflict beyond just Iran and Israel and has threatened some commercial routes, especially traffic through the Strait of Hormuz, raising concerns about broader regional instability in the Middle East. These tensions include military posturing, proxy conflicts, and the potential for direct confrontation, which could lead to disruptions in global energy markets, supply chains, and international trade. Any escalation of hostilities could have far-reaching implications for global economic stability and capital markets.

Although WISeKey’s operations have not experienced material and adverse impact on supply chain, cybersecurity or other aspects of its business from the ongoing conflict between Russia and Ukraine, from the war between Israel and Hamas, or from tensions between Iran, the United States, and Israel, nor from any associated event such as the Red Sea shipping crisis, there is no assurance that such conflicts and events would not develop or escalate in a way that could materially and adversely affect WISeKey’s business, financial condition, and results of operations in the future.

WISeKey’s business could suffer as a result of tariffs and trade sanctions or similar actions.

The imposition by the U.S. government of trade measures, including tariffs, sanctions or other restrictions on goods exported from, or imported into, the United States, or countermeasures imposed in response to such U.S. government trade measures, could adversely affect global economic conditions, WISeKey’s operations or its ability to sell its products globally, which could adversely affect its operating results and financial condition. The U.S. tariff environment remains highly volatile and uncertain. On January 14, 2026, following the completion of a Section 232 national security investigation, the U.S. President signed a proclamation imposing a 25% ad valorem tariff on certain advanced computing semiconductors and their derivative products, effective January 15, 2026, with certain exemptions. On February 20, 2026, the U.S. Supreme Court held that the International Emergency Economic Powers Act (“IEEPA”) does not authorize the President to impose tariffs, striking down the sweeping tariffs previously imposed under IEEPA on imports from China, Canada, Mexico, and most other trading partners. In response, President Trump immediately imposed replacement tariffs under Section 122 of the Trade Act of 1974, initially at a rate of 10% and subsequently increased to 15%, on a global basis effective February 24, 2026. While a significant portion of WISeKey’s current supply chain does not directly import products to the U.S. because WISeKey supplies to contract manufacturers located outside the U.S. However, the tariffs on imports of semiconductor chips, or products containing semiconductor chips could impact the contract manufacturers and the entire semiconductor supply chain when finished goods are delivered to end-customers into the U.S.. End customers may seek to restructure their supply chains to areas or countries unaffected by tariffs, or may demand that the semiconductor supply chain absorb the added costs, which would reduce WISeKey’s revenue and gross profit. The ongoing legal uncertainty surrounding U.S. presidential tariff authority and potential Congressional action to extend or codify tariffs, create significant unpredictability for WISeKey’s business planning and operations. Escalations in trade measures may directly impair WISeKey’s business by increasing trade-related costs or disrupting established supply chains and may indirectly impair its business by causing a negative effect on global economic conditions and financial markets. In addition, de-escalation of trade measures, or selected exemptions from trade measures, may not result in an immediate increase in WISeKey’s business activity. The ultimate impact of the evolving trade measures is uncertain and may be affected by various factors, including the outcome of pending and future legal challenges to tariff authority, whether and when broader tariffs are implemented, Congressional action on tariff extensions, and any retaliatory countermeasures imposed by other countries.

Additional changes or threatened changes in U.S. trade measures have affected and may continue to affect trade involving many countries, including Mexico, Canada, Taiwan, the People’s Republic of China, the United Kingdom, South Korea, Japan, and the member countries of the European Union. The U.S. Supreme Court’s ruling that IEEPA does not authorize tariffs has created substantial uncertainty regarding existing trade agreements negotiated under the prior tariff regime. On January 15, 2026, the United States and Taiwan signed a trade agreement that provides preferential tariff treatment for Taiwanese semiconductor companies investing in U.S. manufacturing capacity, which may affect competitive dynamics in the semiconductor industry. Any trade measure against Taiwan, which is a major hub for global semiconductor manufacturing, may specifically target imports of semiconductor products, which, if imposed, could seriously and negatively affect WISeKey’s business and the U.S. economy overall. Countries that do not reach satisfactory agreements may face the imposition of broader tariffs on semiconductors and derivative products.

The materials subject to these trade measures may impact the cost or availability of raw materials used by WISeKey’s suppliers or in its customers’ products. WISeKey cannot predict the evolving trade policies, but the imposition of trade measures by the U.S. on a broader range of imports, or further retaliatory trade measures taken in response to additional U.S. trade measures, could increase costs in its supply chain or reduce demand for WISeKey’s customers’ products, either of which could adversely affect its results of operations. Any increase in trade-related costs associated with such measures may impair the profitability of international production, may strain WISeKey’s suppliers’ ability to reliably provide inputs necessary to produce these items, and may otherwise affect its partners’ abilities to provide its products at previously contracted prices. WISeKey’s business and financial results could be negatively affected as a result.

WISeKey faces many risks associated with its international expansion, including geopolitical tensions, trade barriers, payment delays and currency failures.

WISeKey is continuing to expand its operations into additional international markets. The expansion into international markets may cause difficulties because of distance, as well as language and cultural differences. Other risks related to international operations include fluctuations in currency exchange rates, difficulties arising from staffing and managing foreign operations, legal and regulatory requirements of different countries, and overlapping or differing tax laws. Management cannot assure that it will be able to market and operate its services successfully in foreign markets, select appropriate markets to enter, open new offices efficiently or manage new offices profitably.

Offering WISeKey’s services in a new geographical area also poses geopolitical risks. For example, export and import of cryptographic technologies is subject to sanctions, and national import and export restrictions. Changes in these restrictions due to geopolitical tensions may significantly harm its business.

As a result of these obstacles, WISeKey may find it impossible or prohibitively expensive to enter additional markets, or its entry into foreign markets could be delayed, which could hinder its ability to grow its business.

Business practices in the global markets that WISeKey serves may differ and may require WISeKey to include non-standard terms in customer contracts, such as extended payment or warranty terms. To the extent that it enters into customer contracts that include non-standard terms related to payment, warranties or performance obligations, its results of operations may be adversely impacted.

Additionally, WISeKey’s global sales and operations are subject to a number of risks, including the following:

•        difficulty in enforcing contracts and managing collections, as well as long collection periods;

•        costs of doing business globally, including costs incurred in maintaining office space, securing adequate staffing and localizing WISeKey’s contracts;

•        management communication and integration problems resulting from cultural and geographic dispersion;

•        risk of unexpected changes in regulatory practices, tariffs, tax laws and treaties;

•        compliance with anti-bribery laws;

•        heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results, and give rise to restatements of, or irregularities in, financial statements;

•        social, economic and political instability, terrorist attacks and security concerns in general;

•        reduced or uncertain protection of intellectual property rights in some countries; and

•        potentially adverse tax consequences.

These factors could harm WISeKey’s ability to generate future global revenues and, consequently, materially impact its business, results of operations and financial condition.

WISeKey’s use of artificial intelligence may adversely affect its business operations, products, or financial results, and expose it to evolving legal, regulatory, technological, and operational risks.

WISeKey utilizes artificial intelligence (“AI”) technologies in several aspects of its business, including the development and enhancement of its software services, and the protection of its products against advanced cyberattacks. AI is also a core component of WISeKey’s strategic initiatives, including the development of AI identity frameworks and the integration of AI capabilities into its existing software platforms and services, post-quantum secure semiconductors and RISC-V-based platforms.

While AI offers potential benefits in product innovation, design efficiency, and security enhancement, its use of AI exposes WISeKey to a wide range of risks, many of which are difficult to predict given the rapid pace of AI technological advancements and the limited historical experience with AI deployments in semiconductor design and security-critical applications. There can be no assurance that WISeKey’s AI-enabled products and services will achieve the desired performance improvements, security benefits, or cost efficiencies. In some cases, AI implementation may introduce new design flaws, security vulnerabilities, or operational inefficiencies that could adversely affect product functionality, customer trust, or market acceptance.

Utilizing AI may expose WISeKey to additional intellectual property, cybersecurity, operational, and technological risks, as the technologies underlying AI and its use are subject to a variety of laws, including intellectual property, privacy, and consumer protection. WISeKey is also subject to increasing legal, regulatory, and ethical scrutiny regarding its use of AI. In particular, the SEC and other global regulatory bodies are actively reviewing corporate disclosures and governance practices related to AI usage. New or expanded laws, regulations, and industry standards governing AI transparency, accountability, explainability, ethical use, bias prevention, privacy, or security could impose additional compliance obligations on WISeKey. Such obligations could require WISeKey to modify, restrict, or discontinue certain AI-enabled functionalities, leading to increased development costs, reduced product performance, or delays in product releases.

Furthermore, shifting public perception and heightened regulatory focus on the ethical implications of AI, particularly in relation to AI-assisted cybersecurity, government surveillance, and supply chain security, could negatively affect demand for WISeKey’s products, limit the markets in which WISeKey can operate, or expose it to reputational harm.

The technologies underlying AI are inherently complex, rapidly evolving, and subject to a high degree of uncertainty. As a result, WISeKey cannot predict all of the legal, regulatory, operational, technological, or ethical risks associated with the use of AI in its products and operations. If WISeKey is unable to effectively manage AI-related risks, its business, reputation, financial condition, and results of operations could be materially and adversely affected.

SEALSQ’s strategic initiatives relating to embedded security and post-quantum cryptography as foundational pillars of “Physical AI” may not achieve market acceptance or technological viability and are subject to significant risks and uncertainties.

Physical AI refers to artificial intelligence systems that interact with and operate in the physical world, such as robotics, autonomous vehicles, and AI-enabled connected devices. SEALSQ technology is particularly relevant to secure Physical AI, and is targeting this market as potential of growth. Accordingly, SEALSQ has started discussion with robotics providers and technology providers who are already present on this market, in order to use them as channels. The successful execution of this strategy depends on SEALSQ’s ability to develop and commercialize secure semiconductors, RISC-V-based platforms, and post-quantum cryptographic solutions capable of being deployed at scale in connected and AI-enabled devices. These technologies are complex and may require significant additional development, validation, and certification, particularly as post-quantum standards continue to evolve and implementation in constrained hardware environments may create performance, integration, or cost challenges. SEALSQ’s execution also depends on third-party foundries, supply chain partners, and broader ecosystem adoption, which are outside its control. If SEALSQ is unable to deliver commercially viable products on expected timelines, or if market adoption develops more slowly than anticipated, its, and as a result WISeKey’s, business, reputation, and results of operations could be materially and adversely affected.

Integration of IC’Alps into SEALSQ’s business may be unsuccessful or may not generate the anticipated synergies, operational efficiencies, or financial benefits, which could materially and adversely affect SEALSQ’s, and as a result WISeKey’s, business, results of operations, and cash flows.

Successfully integrating IC’Alps requires the consolidation of engineering teams and leadership, alignment of product roadmaps, harmonization of processes and internal controls, integration of IT systems, migration to SEALSQ’s quality, security, and certification frameworks, and coordination of sales, pricing, and contract terms. If SEALSQ is unable to integrate these functions effectively, on schedule, and within budget, it may fail to realize expected cost savings, revenue synergies, design-win acceleration, or margin improvements, and SEALSQ’s operating expenses could increase without a corresponding growth in revenue.

Realizing anticipated commercial benefits depends on SEALSQ’s ability to cross-sell and co-develop offerings that combine IC’Alps’ ASIC services with its security IP, secure elements, and trust services. Customers may not adopt combined solutions at the pace or volumes SEALSQ expects, may require additional custom features, or may prefer incumbent providers. Differences in business models and revenue recognition, heightened execution risks, project scope changes, cost overruns, yield shortfalls, schedule slippage, or acceptance delays could reduce or defer revenue, compress margins, and increase working capital needs. In addition, any failure to meet performance, confidentiality, IP ownership, or delivery commitments under IC’Alps contracts could expose SEALSQ to liquidated damages, penalties, or indemnity claims and damage its reputation.

Integration also introduces operational, legal, and compliance risks, including with respect to cybersecurity and data protection, export controls and technology transfer, contractual assignment and change-of-control consents, maintenance of effective disclosure controls and procedures, and internal control over financial reporting across a larger and more complex organization.

If SEALSQ is unable to successfully integrate IC’Alps and achieve the expected benefits in the time frames anticipated, or at all, its revenue, margins, and cash flows could be significantly below SEALSQ’s expectations, and its competitive position could be harmed.

SEALSQ’s QSOC initiative depends exclusively on WISeSat for orbital capacity and related operational services, and any failure to finalize acceptable arrangements with WISeSat or obtain the contemplated capacity and services could materially delay or impair SEALSQ’s ability to develop, test, validate, and commercialize QSOC.

SEALSQ’s QSOC initiative currently depends exclusively on WISeSat as the provider of the orbital capacity and related operational services contemplated by the parties. If SEALSQ is unable to finalize the contemplated arrangements with WISeSat on acceptable terms, if WISeSat is unable or unwilling to provide the contemplated capacity and services, if the service specifications are not agreed, or if the arrangement does not evolve into a commercially viable service offering within the expected timeframe, SEALSQ’s ability to develop, test, validate and commercialize QSOC may be materially delayed or impaired.

Assertions by third parties of infringement or other violations by WISeKey of its intellectual property rights could harm its business, operating results, and financial condition.

Third parties may assert that WISeKey has infringed, misappropriated, or otherwise violated their copyrights, patents, and other intellectual property rights, and, as it faces increasing competition, the possibility of intellectual property rights claims against WISeKey grows.

WISeKey’s ability to provide its services is dependent upon its ability to license intellectual property rights, including to semiconductor designs. Various laws and regulations govern the copyright and other intellectual property rights associated with semiconductor design and cryptographic algorithms. Existing laws and regulations are evolving and subject to different interpretations, and various legislative or regulatory bodies may expand current or enact new laws or regulations. Although WISeKey expends significant resources to seek to comply with the statutory, regulatory, and judicial frameworks by, for example, entering into license agreements, it cannot assure you that it is not infringing or violating any third-party intellectual property rights, or that WISeKey will not do so in the future.

Moreover, for its semiconductor solutions, SEALSQ relies on multiple hardware designers, and firmware and software programmers to design its proprietary technologies. Although it make every effort to prevent the incorporation of licenses that would require SEALSQ to disclose code and/or innovations in its products, SEALSQ does not exercise complete control over the development efforts of its developers, and it cannot be certain that its developers have not used designs or software that is subject to such licenses or that they will not do so in the future. In the event that portions of its proprietary technology are determined to be subject to licenses that require SEALSQ to publicly release the affected portions of its semiconductor design and source code, re-engineer a portion of its technologies, or otherwise be limited in the licensing of its technologies, SEALSQ may be forced to do so, each of which could materially harm its, and as a result WISeKey’s, business, operating results, and financial condition.

WISeSat is in an early stage of commercial deployment, and may not achieve its planned growth, profitability, or scale.

WISeSat is an early-stage space technology company developing secure satellite infrastructure and related space-based services. Its historical activities have consisted primarily of pilot testing, technical validation, funded engineering work and early satellite-related development. WISeSat is transitioning toward a secure orbital infrastructure model intended to support secure communications, digital identity, post-quantum security technologies and selected secure IoT and D2D use cases. As an early-stage company with limited operating history at commercial scale, WISeSat has generated nominal revenues to date and has a history of net losses. WISeSat may not successfully execute its business plan, deploy planned satellite and ground-segment infrastructure, achieve expected adoption rates, convert pilot projects or strategic relationships into long-term contracts, or reach sustainable profitability. Any failure to scale operations, delay in commercialization or inability to convert pilot projects and funded engineering work into commercial revenues could materially adversely affect WISeSat’s results and prospects.

Costs of the design, procurement, assembly, integration, testing, launch and operation of satellites and related components and ground infrastructure, as well as related engineering, regulatory and cybersecurity costs, are substantial. There can be no assurance that WISeSat will complete, procure, launch or operate the related infrastructure, products and services on a timely basis, on budget or at all. Design, assembly and launch of satellite systems are highly complex and historically have been subject to frequent delays and cost over-runs. The development, procurement, launch, commissioning and operation of planned satellite infrastructure and related ground-segment capabilities may suffer from delays, interruptions or increased costs due to many factors, some of which may be beyond its control, including:

•        the failure of the services that WISeSat provided to work as expected as a result of technological or manufacturing and assembling difficulties, design issues or other unforeseen matters;

•        lower than anticipated demand and acceptance for WISeSat’s satellite services in general;

•        the inability to obtain capital in the public and private markets to finance WISeSat’s services and related infrastructure, products and services on acceptable terms or at all;

•        engineering and/or manufacturing performance failing or falling below expected levels of output or efficiency;

•        denial or delays in receipt of regulatory approvals or non-compliance with conditions imposed by regulatory authorities;

•        the breakdown or failure of equipment or systems;

•        the inability to reach commercially viable agreements with satellite manufacturers, launch providers and other associated equipment vendors that can accommodate the technical specifications of WISeSat’s satellites, proposed orbits and resulting satellite coverage, and proposed launch timing;

•        launch costs which may exceed its estimates;

•        non-performance by third-party contractors or suppliers;

•        the inability to develop or license necessary technology on commercially reasonable terms or at all;

•        launch delays or failures or deployment failures or in-orbit satellite failures once launched;

•        the inability to reach commercially viable cooperative agreements to license spectrum;

•        labor disputes or disruptions in labor productivity or the unavailability of skilled labor;

•        increases in the costs of materials or services, including due to inflation;

•        changes in project scope;

•        increased competition, including competitors that may have more resources, technical capabilities, technological know-how, existing infrastructures and footprint, and expertise than WISeSat has;

•        additional requirements imposed by changes in laws or regulations;

•        geopolitical events, such as the outbreak of war or hostilities, as well as related sanctions and other trade restrictions;

•        pandemics, epidemics or other global public health events; or

•        severe weather or catastrophic events such as fires, earthquakes, storms (including space storms and adverse weather in space) or explosions.

If any of the above events occur, it could have a material adverse effect on WISeSat’s ability to continue to build the LEO satellite constellation and related infrastructure, products and services, which would materially adversely affect WISeSat’s business, financial condition and results of operations.

WISeSat may incur significant expenses and capital expenditures in the future to execute its business plan for the development, procurement, deployment and operation of planned satellite infrastructure and related ground-segment capabilities, and it may be unable to adequately forecast or control its expenses.

WISeSat plans to develop and deploy additional satellite and ground-segment infrastructure over the next several years, subject to the availability of financing, definitive agreements with satellite and launch partners, regulatory approvals, launch capacity and customer demand. The development, manufacturing, launch, insurance and operation of LEO satellites and associated ground segment require significant capital expenditures, including but not limited to:

•        design, develop, assemble and launch WISeSat’s satellites;

•        design and develop the components of WISeSat’s services;

•        obtain and maintain appropriate spectrum rights, regulatory authorizations and related operating permissions;

•        conduct research and development;

•        purchase raw materials and components;

•        launch and test WISeSat’s systems;

•        expand the design, development, production, maintenance and repair capabilities;

•        protect WISeSat’s intellectual property rights; and

•        increase WISeSat’s general and administrative functions to support WISeSat’s growing operations.

The funding required to complete the constellation and maintain service continuity may exceed current expectations. WISeSat may require additional equity or debt financing, which may not be available on favorable terms, or at all. If WISeSat is unable to raise sufficient capital when needed, it may have to delay deployments, reduce planned functionality, forego market opportunities, or curtail operations. If WISeSat is unable to efficiently design, assemble, launch and service its satellites or experience significant delays during such development, its potential margins, potential profitability and prospects could be materially and adversely affected.

WISeSat’s ability to successfully implement its business plan will depend on a number of factors outside of its control.

The success of WISeSat’s business plan is dependent on a number of factors outside of its control, including:

•        the ability to maintain the functionality, capacity and control of the satellite network once launched;

•        the ability to access the appropriate spectrum on suitable terms to WISeSat;

•        the level of market acceptance and demand for its products and services and their end-user customers;

•        the ability to introduce products and services that satisfy market demand;

•        the ability to comply with all applicable regulatory requirements in the countries in which WISeSat plans to operate;

•        the effectiveness of competitors in developing and offering similar services and products;

•        the ability to find third parties to successfully launch its satellites; and

•        the ability to maintain competitive prices for its products and services and to control its expenses.

Also, if the performance, reliability, security, latency, coverage or interoperability of WISeSat’s planned satellite infrastructure and related services do not meet customer requirements, WISeSat may not achieve customer adoption in its targeted sovereign, defense, critical-infrastructure and other security-sensitive markets.

WISeSat is highly dependent on retaining key employees, and hiring qualified management, technical, engineering and regulatory personnel, its business could be adversely affected if it is unable to do so.

WISeSat’s success also depends, in part, on its continuing ability to identify, hire, attract, train and develop other highly qualified personnel, in particular engineers. Executing and operating secure satellite infrastructure and related ground-segment capabilities requires highly specialized expertise in satellite engineering, telecommunications, cybersecurity, cryptography, mission operations and regulatory compliance. Competition for such personnel is intense. WISeSat may not be able to attract, assimilate, develop or retain qualified personnel in the future, and its failure to do so could adversely affect its business, including the execution of its business strategy. Any failure by its management team and its employees to perform as expected may have a material adverse effect on its business, prospects, financial condition and operating results.

Rapid and significant technological changes could render WISeSat’s services obsolete and impair its ability to compete.

The satellite communications industry is subject to rapid advances and innovations in technology. WISeSat may face competition in the future from companies using new technologies and new satellite systems, including competitors who may have more resources than WISeSat does. New technology could render WISeSat’s services obsolete or less competitive by satisfying customer demand in more attractive ways or through the introduction of incompatible standards. Particular technological developments that could adversely affect the business plan may include the deployment by WISeSat’s competitors of new satellites with greater power, flexibility, efficiency or capabilities than WISeSat’s, as well as continuing improvements in terrestrial wireless technologies. For WISeSat to keep pace with technological changes and remain competitive, WISeSat may need to make significant capital expenditures, including capital to design and launch new products and services. Customer acceptance of the products and services that WISeSat offers may be affected continually by technology-based differences in WISeSat’s product and service offerings compared to those of competitors. New technologies may also be protected by patents or other intellectual property laws and therefore may not be available. Any failure to implement new technology within WISeSat’s services may compromise its ability to compete.

WISeSat’s business depends on achieving operating scale, reliable satellite and ground-segment performance, skills and expertise to operate its infrastructure, and regulatory and filings approval; partial or delayed deployment may limit competitiveness.

The commercial viability of WISeSat’s planned secure satellite infrastructure depends on satellite capacity, coverage, latency, reliability, regulatory access, ground-segment performance and cost. If the planned satellite and ground-segment infrastructure is deployed more slowly than expected, or if its scale or performance is materially lower than planned, service quality and customer adoption could be reduced. WISeSat’s value proposition assumes meaningful expansion of satellite capacity and related operating capabilities, and there can be no assurance that the planned infrastructure will be completed on schedule, on budget or perform as intended.

WISeSat intends to expand its operations significantly. To properly manage its growth, WISeSat will need to hire and retain additional personnel, and improve its business processes and controls. WISeSat’s future expansion will include:

•        hiring and training new personnel;

•        assembling, operating and servicing the satellite network;

•        developing new technologies;

•        controlling expenses and investments in anticipation of expanded operations; and

•        implementing and enhancing administrative infrastructure, systems and processes.

Failure to manage growth effectively could have a material adverse effect on the quality of the execution of WISeSat’s business plan, its ability to attract and retain professionals, as well as its business, financial condition and results of operations.

Also, as WISeSat introduces new services or enter into new markets, WISeSat may face new market, technological, operational, compliance and administrative risks and challenges, including risks and challenges unfamiliar to WISeSat. WISeSat may not be able to mitigate these risks and challenges to achieve its anticipated growth or successfully execute large and complex projects, which could materially adversely affect its business, prospects, financial condition and results of operations.

WISeSat does not manufacture satellites internally and expects to rely on key third-party satellite manufacturers, launch service providers and other industrial partners for its planned next-generation satellite infrastructure. Any deterioration of the relationship with these strategic partners could impair execution and materially and adversely effect or business or results of operations.

As of the date of this proxy statement/prospectus, WISeSat is negotiating arrangements with FOSSA Systems for the manufacture and deployment of additional satellites, but such arrangements have not been finalized, and there can be no assurance that any definitive agreement will be entered into on the terms currently contemplated, or at all. If WISeSat does not enter into an agreement with FOSSA Systems, or another provider, to manufacture satellites, WISeSat will continue to rely on arrangements with providers of satellites for use of their satellites and payload capacities. WISeSat expects to rely on third-party satellite manufacturers, and deployment of additional satellites will depend on WISeSat’s ability to enter into definitive agreements on acceptable terms, obtain financing, satisfy regulatory requirements and successfully integrate and operate the relevant satellites.

WISeSat’s planned satellite infrastructure depends on strategic partnerships for satellite platforms, launch services, ground-segment capabilities, mission-control software, technology integration and regulatory support. WISeSat’s QSOC initiative involves entering into contracts with satellite providers such as FOSSA for such satellites, which WISeSat is currently negotiating and have not finalized. If WISeSat’s counterparties or key partners do not enter into agreements or arrangements with WISeSat, reduce support, fail to perform, experience financial difficulties, delay deliveries, or pursue competing strategies, WISeSat may be unable to execute its deployment plans, achieve operational autonomy or meet customer expectations. Replacing such relationships could be costly, time-consuming, and may not be feasible on comparable terms, which could have a material and adverse effect on WISeSat’s business or results of operations.

The projected benefits of the transaction rely on assumptions about satellite infrastructure deployment and market demand that may not materialize.

Projections and valuation assumptions for WISeSat is inherently uncertain. They depend on successful satellite procurement, launch, commissioning and operations, reliable ground-segment and mission-control capabilities, customer adoption, pricing, regulatory access and WISeSat’s ability to convert pilot projects, funded engineering work and strategic relationships into commercial revenues. If actual performance differs materially from assumptions, WISeSat may underperform market expectations, which could negatively affect the trading price of Pubco securities.

WISeSat’s ability to generate revenue depends on its ability to convert pilot projects, funded engineering work and strategic relationships into binding commercial contracts and recurring customer demand.

WISeSat’s ability to generate revenue will depend on its ability to convert pilot projects, funded engineering work, technical validation activities and strategic relationships into binding commercial or institutional contracts. Government, defense and critical-infrastructure customers typically have long procurement cycles, strict technical and cybersecurity requirements, milestone-based acceptance processes and budget constraints. If WISeSat is unable to convert early-stage engagements into broader commercial or institutional arrangements, or if anticipated programs are delayed, reduced or cancelled, WISeSat’s revenue growth and operating results could be materially adversely affected.

Competition in secure satellite infrastructure, LEO connectivity and quantum-resilient space communications is intense, and WISeSat may fail to differentiate its services.

The markets for secure satellite infrastructure, LEO connectivity, quantum-resilient communications and security-sensitive space-based services are rapidly evolving. WISeSat may face competition from established satellite operators, aerospace and defense contractors, emerging LEO constellation operators, terrestrial and hybrid communications providers, cybersecurity companies and new entrants with significantly greater financial, technical, regulatory and operational resources. Competitors may offer greater coverage, lower prices, higher bandwidth, more established ecosystems, stronger procurement relationships or more mature operating infrastructure. Competitive pressure may force WISeSat to reduce prices, increase customer incentives, accelerate research and development spending, or modify its planned service offerings, which could reduce margins and delay profitability.

Any decline in demand for WISeSat’s products or services from its clients could have a material adverse effect on WISeSat’s business, results of operations and financial condition.

WISeSat is exposed to the risk that customers or strategic counterparties may delay, reduce or withdraw expected orders, funded engineering projects, capacity commitments or deployment plans after WISeSat has committed technical, engineering, regulatory or supplier resources. Because satellite infrastructure, ground-segment development and secure communications projects may involve long development and deployment cycles, WISeSat may incur costs before associated revenue is confirmed or realized. If customers or counterparties reduce demand, delay programs or decline to enter into definitive agreements, WISeSat may need to reallocate resources, delay planned deployments, seek alternative customers or absorb costs that cannot be recovered, which could materially adversely affect its business, financial condition and results of operations.

Dependence on a SaaS-style recurring revenue model creates sensitivity to churn, pricing pressure, and long sales cycles.

Dependence on recurring capacity, service or infrastructure arrangements creates sensitivity to contract non-renewal, pricing pressure and long sales cycles.

WISeSat expects that a meaningful portion of its future revenue may depend on recurring capacity, service, right-of-use, infrastructure or support arrangements. These arrangements may be subject to customer churn, contract non-renewal, usage-based revenue volatility, downward pricing pressure and long procurement cycles. Customers in sovereign, defense, critical-infrastructure and other security-sensitive markets often require extensive technical validation, cybersecurity review, regulatory clearance and budget approval before entering into long-term arrangements. Failure to convert pilots, funded engineering work or strategic relationships into multi-year commercial or institutional arrangements could materially adversely affect revenue visibility and predictability.

Because WISeSat has historically had arrangements with related parties affecting a significant part of WISeSat’s operations, such arrangements may not reflect terms that would otherwise be available from unaffiliated third parties.

In all related party transactions, there is a risk that even if the company personnel negotiating on behalf of the company with the related party are striving to ensure that the terms of the transaction are arms-length, the related party’s influence may be such that the transaction terms could be viewed as favorable to that related party. WISeSat relies on arrangements with related parties for support of WISeSat’s operations, including technical support, and may engage in additional related party transactions in the future. For example, WISeSat has historically relied on WISeKey group entities for financing, administrative support, management services and other corporate functions, and WISeSat expects to continue to engage in related-party arrangements with WISeKey, SEALSQ and other affiliated entities, including arrangements related to technology, cybersecurity, satellite capacity, infrastructure support and the contemplated Quantum Spatial Orbital Cloud (“QSOC”)-related commercial model. Although WISeSat believes that the terms of WISeSat’s arrangements with related parties are reasonable and generally consistent with market standards, such terms do not necessarily reflect terms that WISeSat or such related parties would agree to in arms-length negotiations with an independent third party. Furthermore, potential conflicts of interest can exist if a related party is presented with an issue that may have conflicting implications for WISeSat and such related party. The appearance of conflicts of interest created by related party transactions could impair the confidence of WISeSat’s investors. If a dispute arises in connection with any of these arrangements, which is not resolved to WISeSat’s satisfaction, WISeSat’s business could be materially and adversely affected.

WISeSat’s QSOC-related commercial model depends significantly on entry into agreement with SEALSQ, and any failure to finalize or perform the contemplated arrangements with SEALSQ could materially adversely affect WISeSat’s business plan, revenue expectations and results of operations.

WISeSat’s strategic roadmap includes support for SEALSQ’s Quantum Spatial Orbital Cloud, or QSOC, initiative. Under the contemplated model, SEALSQ is expected to own and operate the QSOC program and provide the quantum, quantum-resilient, secure semiconductor, cybersecurity and trusted identity technologies associated with that program, while WISeSat is expected to provide satellite capacity and related space and ground-segment infrastructure, subject to definitive agreements, technical validation, financing, launch cadence, regulatory requirements and customer demand.

WISeSat expects that SEALSQ may represent a significant customer, technology partner and related-party counterparty in connection with its initial QSOC-related capacity and infrastructure strategy. Any delay, reduction, non-performance, change in strategic priorities, funding limitation, commercial shortfall or dispute involving SEALSQ could materially delay or impair WISeSat’s ability to enter into any agreement with SEALSQ or to convert the QSOC roadmap into revenue-generating arrangements. In addition, if a substantial portion of WISeSat’s future revenue is derived from SEALSQ or other related parties, WISeSat may be exposed to customer concentration risk, related-party transaction scrutiny and uncertainty regarding whether such arrangements reflect terms that would have been obtained in transactions with unaffiliated third parties.

WISeSat’s QSOC initiative requires entry into agreements with WISeSat’s affiliate SEALSQ which has officers mutual with WISeSat’s officers and which has substantial voting rights in WISeSat’s shares and the terms of such agreements may not be as favorable to WISeSat as to SEALSQ.

The QSOC initiative requires entry into a right of use with SEALSQ over an expected twelve satellites to be launched beginning in the fourth quarter of 2026. This right of use has not yet been entered into with SEALSQ. WISeSat expects that the right of use would not be exclusive to SEALSQ regarding capacity in such satellites, but possibly exclusive to SEALSQ in respect of use of its proprietary SEALSQ technology and computer chips. WISeSat expects to deploy a planned constellation of up to 100 LEO satellites by 2029 – 2033, of which such twelve satellites are a minor percentage. WISeSat also believe the revenue from such twelve satellites and right of use would enhance WISeSat’s business. However, WISeSat has not finalized pricing arrangements with SEALSQ. SEALSQ has officers which are mutual with WISeSat’s officers including WISeSat’s CEO. In addition SEALSQ owns WISeSat Class F ordinary shares and consequently will own WISeSat Class F ordinary shares upon closing of the business combination and so will be able potentially exercise substantial voting power in a shareholder meeting of WISeSat shareholders. SEALSQ similar to WISeSat is a subsidiary of WISeKey. WISeSat cannot assure that the right of use expected to be entered into with SEALSQ will be more favorable to WISeSat than to SEALSQ or on terms that may be as favorable as otherwise available in arms’ length transactions with third parties, based on any comparison of the proprietary technology of SEALSQ compared to any other similar quantum technology, and any comparable right of use. Although the board of directors of WISeSat is subject to BVI law in connection with decisions of the board, the entry into any such arrangements may not be as favorable as obtainable with third parties. WISeSat expects that the experience with such arrangements will benefit WISeSat with deployment of WISeSat’s constellation of additional LEO satellites by 2033. No assurance can be made that the right of use will be entered into with SEALSQ on favorable terms to WISeSat or at all. If WISeSat fails to enter into a right of use with SEALSQ the QSOC initiative will not occur, which may have a material adverse effect on WISeSat’s business or results of operations.

WISeSat’s services require licenses to communicate to or between satellites, for which WISeSat currently rely on entry into such agreements with third parties, and if WISeSat do enter into or maintain such agreements with third parties or WISeSat does not obtain such regulatory approvals and licenses WISeSat will not be able to make such communications which would materially and adversely affect WISeSat’s business and results of operations.

WISeSat’s planned satellite-based D2D, IoT connectivity and related satellite infrastructure services rely on the use of radio frequency spectrum and are therefore subject to international spectrum coordination and national telecommunications authorizations. International spacecraft frequency use is coordinated through the International Telecommunication Union, or ITU, under the ITU Radio Regulations. The ITU process is conducted through national administrations rather than directly by satellite operators. In Switzerland, the relevant national telecommunications regulator is the Swiss Federal Office of Communications, or OFCOM/BAKOM.

Based on its current operating plan, WISeSat expects that its planned satellite network will require two ITU filings: an API/A filing for spectrum not subject to coordination and a CR/C filing for spectrum subject to coordination. At the national level, WISeSat expects to require authorizations for one or more ground stations used to communicate with and control the network in Switzerland, and, where applicable, authorizations for end-user devices in Switzerland and/or deployed in jurisdictions where WISeSat provides D2D or IoT connectivity services (“market access”).

For the initial deployment phase, WISeSat expects that certain filings, spectrum rights or authorizations may initially be held or managed by FOSSA Systems, the satellite manufacturer and mission partner, or other relevant mission partners, and WISeSat expects that WISeSat may rely on such filings, rights or authorizations where permitted by the relevant regulators until WISeSat’s own filings and authorizations are sufficiently advanced or granted.

WISeSat has not finalized these arrangements with FOSSA Systems, or other mission partners. To the extent WISeSat has not finalized such arrangements, WISeSat’s business and results of operations would be materially and adversely affected.

WISeSat has begun work on its own filings and authorization process through Switzerland (OFCOM/BAKOM). There can be no assurance that WISeSat will obtain all required filings, authorizations or approvals within the expected timeframe, or at all.

The regulatory requirements for satellites and related communications and operations are subject to and expected to change, which could materially increase WISeSat’s cost of operations for regulatory compliance and subject WISeSat’s operations to limitations or cessations subject to compliance with those regulations.

The United Nations maintains a UN Register of Objects Launched into Outer Space, although Switzerland does not currently maintain a local registry, and thus cannot facilitate entries in this UN Register.

Until such time as a national Swiss registry is established, WISeSat will request an official communication from the Swiss Space Office affirming the Swiss identity of its planned satellite platforms. As soon as the registry is established, WISeSat will seek the registration of the satellite platforms to the UN Register with Switzerland as the State of Registry.

WISeSat notes that use of certain filings, spectrum rights, or authorizations not held by WISeSat during the initial deployment phase would be for those filings, spectrum rights, or authorizations that are relevant only for the control of the network, but not the provision of services to end-user devices.

Switzerland is also in the process of developing a Federal Act on Space Operations, which is expected to introduce a national authorization and supervision framework for space operations, including the operation and control of satellites. Based on information currently available to WISeSat, the Swiss Federal Act on Space Operations is not expected to enter into force before the initial deployment phase of WISeSat’s planned operations. If and when such legislation becomes effective, WISeSat may be required to obtain additional Swiss space operations authorizations and comply with related requirements, including requirements relating to technical capability, safety, environmental considerations, liability and insurance.

Regarding the Regulation of the European Parliament and of the Council on the Safety, Resilience, and Sustainability of Space Activities in the Union (referred to as the EU Space Act), based on WISeSat’s regulatory advice received by management, this new instrument will impose certain requirements on non-EU entities providing space operation services or space-based data within the European Union. If WISeSat’s plans include to provide space-based data specifically into EU Member States’ territories, WISeSat may be required to perform the necessary registration and respect the necessary requirements before commencing such activities. However, as if the date of this proxy statement/prospectus the EU Space Act remains in deliberation and is not expected to enter into force until 2030.

WISeSat does not currently intend, through at least December 2027, to operate from, provide connectivity services or signal into, or seek market access in, the United States. Its near-term commercial and operational focus is expected to remain in Europe, and potentially the Middle East and Asia. Accordingly, based on WISeSat’s current operating plan, WISeSat does not currently expect to require licenses or market access approvals from the U.S. Federal Communications Commission, or FCC, for its initial deployment phase. If WISeSat’s plans change and it seeks to provide services into the United States, operate U.S.-based earth stations, use U.S.-licensed spectrum rights, or otherwise engage in activities subject to U.S. satellite communications regulation, WISeSat may be required to obtain FCC licenses, market access approvals or other authorizations before commencing such activities.

Accordingly, the regulatory requirements for satellites and related communications and operations are subject to and expected to change, which could materially increase WISeSat’s cost of operations for regulatory compliance and subject WISeSat’s operations to limitations or cessations subject to compliance with those regulations.

WISeSat has in 2026 expanded WISeSat’s business model to include Quantum Spatial Orbital Cloud, or QSOC, which involves potential operation of ground stations, or control of satellites, but WISeSat does not have a licenses currently to operate ground stations for satellites or control satellites, and if WISeSat do enter into agreements with third parties which have such licenses or WISeSat does not obtain such regulatory approvals and licenses WISeSat will not be able to perform such operations which would materially and adversely effect WISeSat’s QSOC business and results of operations.

Additional regulatory requirements apply in jurisdictions where WISeSat operates ground stations, controls satellites, provides radio-based services or deploys end-user devices. WISeSat currently does not have a network operating center, or NOC, which controls satellites, or a mission control system, or MCS, for the software control of satellites. WISeSat relies on third parties, including FOSSA, to control satellites which WISeSat deploy. To the extent such NOC is established and control is maintained directly through WISeSat, WISeSat would need regulatory approval and licenses for NOC and MCS activity. Such approvals and licenses would be sought through the International Telecommunication Union, and interfacing local governmental agencies with the ITU, in Europe. WISeSat does not intend to have a NOC in the United States, although any such NOC would be subject to the jurisdiction of the Federal Communications Commission in the U.S. Without such regulatory approvals and licenses, which depend on the location of a NOC, and subject the MCS, WISeSat will not be able to perform such operations.

The success of WISeSat depends on the continued reliability and evolution of cryptographic and secure-element technologies.

WISeSat expects to rely on advanced cryptographic algorithms, digital credential issuance and validation, secure elements, trusted identity infrastructure and post-quantum security technologies to provide authentication, confidentiality and integrity across its satellite, ground-segment and selected user-segment architectures. The threat environment for space-based networks, secure communications systems and connected devices is rapidly evolving. If cryptographic standards are compromised, become obsolete, or are not interoperable with customer security requirements, WISeSat may be required to invest significantly to upgrade its security stack. Any vulnerability, failure, or perceived weakness in WISeSat’s security could damage customer trust, expose WISeSat to liability, and adversely affect adoption. Although WISeSat has implemented and intend to continue to implement security measures, these measures may prove to be inadequate. These security incidents could have a significant effect on its systems, devices and services, including system failures and delays that could limit network availability, which could harm its business and its reputation and result in substantial liability.

System performance, including latency and interoperability, may not meet customer requirements.

WISeSat’s planned offering is designed to support secure satellite infrastructure and related space-based services, including selected secure IoT, D2D, telemetry, authentication and high-trust communications use cases. Actual performance may differ from expectations due to constellation density, ground segment limitations, spectrum constraints, atmospheric/space conditions, or integration challenges. If latency, throughput, device-to-satellite access frequency or interoperability with customer devices and platforms is inferior to competing solutions or fails to meet mission-critical requirements, customers may not adopt or may discontinue WISeSat’s services.

Interruptions, delays or discontinuations in service arising from WISeSat’s own systems or from third parties could impair the delivery of its services and harm its business.

WISeSat relies on systems housed on third party’s facilities, including bandwidth providers and third-party cloud data storage services, to enable customers to receive its services in a dependable, timely, and efficient manner. WISeSat has experienced and may in the future experience periodic service interruptions and delays involving its own systems and those of third parties. Both WISeSat’s facilities and those of third parties are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism, the failure of physical, administrative, technical, and cyber security measures, terrorist acts, natural disasters, human error, the financial insolvency of third parties, and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in WISeSat’s services and unauthorized access to, or alteration of, the content and data contained on its systems and those that third parties store and deliver on its behalf. Any disruption in services provided by these third parties could materially adversely impact WISeSat’s business reputation, customer relations, and operating results. Upon expiration or termination of agreements with third parties, WISeSat may not be able to replace the services provided in a timely manner or on terms and conditions, including service levels and cost, that are favorable, and any transition from one third party to another could subject WISeSat to operational delays and inefficiencies until the transition is complete. If WISeSat’s suppliers terminate their relationships with WISeSat, fail to provide equipment or services on a timely basis, or fail to meet performance expectations, WISeSat may be unable to launch satellites in a timely manner or provide products or services to customers in a competitive manner, which could in turn negatively affect its financial results and reputation.

Supply chain disruptions and component shortages could delay satellite production or increase costs.

WISeSat’s planned satellite infrastructure and secure hardware will rely on third-party satellite manufacturers, launch service providers, component suppliers, secure semiconductor providers, ground-segment suppliers and other industrial partners. These supply chains involve specialized components, long lead times, launch scheduling constraints, quality-control requirements, export-control restrictions and regulatory dependencies. Global supply chain disruptions, semiconductor shortages, component quality issues, launch-provider delays, geopolitical constraints or financial distress affecting key suppliers could delay satellite production, increase costs, reduce planned functionality or impair service readiness. Any sustained disruption could delay WISeSat’s satellite infrastructure rollout or impair its ability to meet customer expectations. Should operational risks materialize, it could result in the monetary losses, delays, unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all of which could have a material adverse effect on WISeSat’s business, prospects, financial condition or operating results.

WISeSat may not be able to launch satellites, or operate satellites after launch, successfully.

The manufacture, testing, launch, deployment and operation of satellites involve significant technical risk. Satellites may fail to reach orbit, deploy correctly, or operate as designed. Launch opportunities may be delayed or canceled for reasons outside Company’s control, including launch provider failures, geopolitical constraints, supply chain disruptions or adverse space weather. Any major delay or failure could reduce coverage, impair customer service, require costly replacements, or delay revenue generation.

WISeSat relies on third-party partners for launch services and may rely on third-party ground stations or related infrastructure. These partners may experience scheduling constraints, technical failures, financial distress, or strategic shifts away from supporting WISeSat. WISeSat may have limited ability to secure alternative providers quickly or at comparable costs. Any disruption in launch or ground segment services could adversely affect constellation availability and planned deployment timelines. WISeSat may not be able to operate its satellites successfully due to mechanical deployment failures after launch or problems occurring during the deployment once in space. In addition, WISeSat may not achieve the desired altitudes to operate its satellites which could result in a failure of its satellites to operate as planned.

WISeSat does not launch the satellites it deploys and depends on launch capabilities and availabilities of third parties which launch satellites, and any backlog or limitations on launch capabilities or availabilities of third parties or failure to enter into arrangements that allow such launches, could reduce or materially negatively impact WISeSat’s business or results of operations.

WISeSat does not launch satellites into orbit and does not plan to develop such capabilities. Instead, WISeSat relies on third parties which launch satellites into orbit. Currently, WISeSat’s arrangement with FOSSA Systems includes launch of satellites into orbit using SpaceX (Space Exploration Technologies Corp.) or other providers which launch satellites into space. The arrangements with such satellite launch providers is limited and arrangements are subject to negotiation from time to time, and availability for launch of satellites is limited based on those arrangements and also the availability of launch windows, mission parameters, systems, technical and weather factors, among other relevant factors. There can be no assurance that WISeSat will have availability to launch providers or that such providers will have availability or windows to launch satellites. Any failure of WISeSat to have access to a suitable launch provider or any failure of such launch provider to successfully launch a satellite WISeSat deploys would materially and negatively affect the ability of WISeSat to have a satellite it deploys launched into space and would, if such conditions persist, result in a materially negative effect on WISeSat’s business or results of operations. Any backlog or limitations on launch capabilities or availabilities of third parties or failure to enter into arrangements that allow such launches of satellites WISeSat deploys, could reduce or materially negatively impact WISeSat’s business or results of operations.

The satellites used by WISeSat may experience operational problems, which could affect its ability to provide an acceptable level of service to the end-user customers.

WISeSat’s planned satellite infrastructure and related space-based services may experience intermittent signal disruptions, command and control issues, payload anomalies, ground-station outages, data transmission failures, degraded coverage, latency issues or cybersecurity-related disruptions. If the magnitude or frequency of such problems occur repeatedly, WISeSat may no longer be able to provide a commercially acceptable level of services to the end-user customers, its business and financial results and reputation would be harmed and its ability to pursue its business plan would be compromised.

From time to time, WISeSat may reposition its satellites within the constellation to optimize service, which could result in degraded service during the repositioning period. Although WISeSat will have some ability to remedy some types of problems affecting the performance of satellites remotely from the ground, the physical repair of its satellites in space is not currently feasible.

The satellites used by WISeSat could fail to perform or could perform at reduced levels of service because of technological malfunctions or deficiencies, regulatory compliance issues, or events outside of its control, which would harm its business and reputation.

The satellites used by WISeSat is subject to the risks inherent in a global, complex telecommunications system employing advanced technology and regulated internationally. Any disruption to its satellites, services, information systems or telecommunications infrastructure, or regulatory compliance issues, could result in the inability or reduced ability of end-user customers to receive services for an indeterminate period of time. These customers may include government agencies conducting mission-critical work throughout the world, as well as consumers and businesses located in remote areas of the world and operating under harsh environmental conditions where traditional telecommunications services may not be readily available. Any disruption to WISeSat’s services or extended periods of reduced levels of service could cause WISeSat to lose customers or revenue, result in delays or cancellations of future implementations of its products and services, result in failure to attract customers, or result in litigation, customer service or repair work that would involve substantial costs and distract management from operating its business. The failure of any of the diverse elements of WISeSat’s services, including its satellites, to function as required could render WISeSat’s services unable to perform at the quality and capacity levels required for success. Any system failures, repeated product failures or shortened product life, or extended reduced levels of service could reduce its expected sales, increase costs, or result in warranty or liability claims or litigation, and harm its business.

Customers in infrastructure, defense, logistics and safety-critical environments may seek contractual remedies or damages for service interruptions, device failures, inaccurate telemetry, or security incidents. Even if liability is contractually limited, disputes or claims could be costly, damage relationships, or deter new customers. Satellite failures or systemic security incidents could amplify exposure.

The satellites used by WISeSat have a limited life and may fail prematurely, which could cause its network to be compromised and materially and adversely affect its business, prospects and potential profitability.

WISeSat may experience in-orbit malfunctions of its satellites once launched, which could adversely affect the reliability of their service or result in total failure of the satellite. In-orbit failure of a satellite may result from various causes, including component failure, loss of power or fuel, inability to control positioning of the satellite, solar or other astronomical events, including solar radiation, wind and flares, and space debris. Other factors that could affect the useful lives of its satellites include the quality of construction, gradual degradation of solar panels and the durability of components. Radiation-induced failure of satellite components may result in damage to, or loss of, a satellite before the end of its expected life. If a satellite fails, WISeSat may incur replacement costs, supplier remediation costs, additional launch or insurance costs, customer support costs, contractual claims or impairment charges. Any impairment charges could reduce WISeSat’s results of operations for the period in which the failure occurs, and any operational failure could also delay deployment plans, reduce available capacity or damage customer relationships.

Selected transaction-related and tokenized service proof-of-concept initiatives may not mature into viable commercial products and could attract legal and reputational risk.

WISeSat has participated in early-stage proof-of-concept activities involving secure digital interaction, machine-to-machine transactions and selected tokenized service models supported by space-based infrastructure. These activities are novel, technically complex and commercially unproven. They may require additional investment and may not generate meaningful revenue. In addition, blockchain, digital-asset and tokenized transaction activities are subject to uncertain and rapidly evolving regulation and public scrutiny. Any failure to comply with applicable laws or adverse market perception could expose WISeSat to regulatory enforcement, reputational damage or customer resistance.

Space debris and collision risks could damage satellites and reduce constellation capacity.

LEO operations face increasing risks from space debris and congestion. Collisions or near-miss events can impair or destroy satellites, generate additional debris, and require collision-avoidance maneuvers that reduce service capacity. Although WISeSat expects to comply with applicable orbital debris mitigation requirements and to work with its satellite and operations partners to address collision-avoidance and end-of-life disposal obligations, WISeSat’s ability to mitigate these risks may be limited by the design and capabilities of the relevant satellite platform, the availability and accuracy of tracking data, regulatory requirements, operational constraints and the decisions of third-party operators or service providers. Regulatory requirements regarding debris mitigation and end-of-life disposal may increase compliance costs. If collision risks materially affect WISeSat’s satellites, WISeSat may face reduced coverage and significant replacement costs.

WISeKey’s incorporation of its subsidiary, SEALCOIN AG, may not result in expected benefits and could adversely affect WISeKey’s business, financial condition, and results of operations.

SEALCOIN AG is a majority-owned subsidiary of WISeKey. The incorporation of SEALCOIN AG was undertaken to simplify WISeKey’s organizational structure with respect to WISeKey’s activities related to the creation of the SEALCOIN platform, which is intended to enable decentralized IoT and agentic transactions and data exchanges through the hybrid QAIT token. There can be no assurance that such reorganization will achieve its intended objectives. The reorganization could be disruptive to WISeKey’s business, result in significant and unanticipated expenses, require regulatory approvals that may not be obtained on favorable terms or at all, and ultimately fail to result in the intended or expected benefits, any of which could adversely impact WISeKey’s business, financial condition, and results of operations.

The commercial success of SEALCOIN AG depends in large part on the adoption of machine-to-machine transaction infrastructure, which remains a nascent and rapidly evolving market characterized by significant uncertainty. If enterprise customers, developers, or other ecosystem participants do not adopt the SEALCOIN platform at the pace or scale anticipated by WISeKey, the expected revenues and strategic benefits of the reorganization may not materialize or may be significantly delayed. WISeKey’s ability to attract and retain participants in the SEALCOIN ecosystem will depend on a number of factors that are largely outside its control, including general market acceptance of decentralized IoT and agentic transaction models, the emergence of competing platforms or standards, and the willingness of potential customers to transition from existing systems.

The development and deployment of the SEALCOIN platform and its underlying infrastructure require significant ongoing investment in research and development, systems integration, regulatory compliance, and market education. These costs may substantially exceed WISeKey’s current expectations, and the timeline required to translate such investments into meaningful revenue may be longer than anticipated. In addition, WISeKey may be required to make further capital expenditures or operational commitments to SEALCOIN that divert resources from other areas of WISeKey’s business, which could have a material adverse effect on its financial condition and results of operations.

The SEALCOIN platform relies on the successful development and integration of multiple advanced and complex technologies, including distributed ledger systems, hardware-based identity solutions, post-quantum cryptographic protocols, and secure semiconductor components. These technologies are subject to rapid evolution, and there can be no assurance that WISeKey will be able to develop, integrate, or maintain them in a timely and cost-effective manner. Any failure or delay in the development, testing, or deployment of these technologies could impair the functionality of the SEALCOIN platform, delay its commercial launch, or render it uncompetitive relative to alternative solutions, any of which could materially and adversely affect WISeKey’s business prospects.

The SEALCOIN ecosystem also depends on third-party infrastructure and services, including, among others, the Hedera distributed ledger network and external service providers for hosting, connectivity, and related functions. WISeKey does not control the operation, governance, or continued availability of these third-party systems. Any disruption, performance degradation, security breach, change in terms of service, or adverse governance decision affecting these third parties could impair the operability of the SEALCOIN platform and adversely impact WISeKey’s ability to deliver its services. Furthermore, there can be no assurance that WISeKey’s agreements with such third parties will remain in effect on acceptable terms or that suitable alternatives would be available on a timely basis in the event of a termination or material change in any such arrangement.

Financial Risks

WISeKey has a history of losses and may not achieve profitability in the future.

WISeKey has invested substantial amounts of financial resources so far on its acquisitions, brand technology and market position. As at December 31, 2025, WISeKey had, on a consolidated level, an accumulated cumulative deficit of USD 300,479,125, compared to USD 294,407,572 as at December 31, 2024. In the past, WISeKey made significant investments in its operations which have not resulted in corresponding revenue growth and, as a result, increased losses. WISeKey expects to make significant future investments to support the further development and expansion of its business and these investments may not result in increased revenue or growth on a timely basis or at all.

WISeKey may also incur significant losses in the future for a number of reasons, including slowing demand for its products and services, increasing competition, weakness in the software and security industries generally, as well as other risks described herein, and it may encounter unforeseen expenses, difficulties, complications and delays, and other unknown factors. If WISeKey incurs losses in the future, it may not be able to reduce costs effectively because many of its costs are fixed. In addition, to the extent that WISeKey reduces variable costs to respond to losses, this may affect its ability to attract customers and grow revenues. Accordingly, WISeKey may not be able to achieve or maintain profitability and may continue to incur significant losses in the future.

WISeKey’s financial results may be affected by fluctuations in exchange rates.

Due to the broad scope of WISeKey’s international operations, a portion of its revenue and its expenses are denominated in currencies other than USD, WISeKey’s reporting currency. As a result, its business is exposed to transactional and translational currency exchange risks caused by fluctuations in exchange rates among those different currencies.

The functional currency of most of WISeKey’s operating subsidiaries is the applicable local currency. The translation from the applicable functional currencies into WISeKey’s reporting currency is performed for balance sheet accounts using exchange rates in effect at the balance sheet date, and, for the statement of operations accounts, using average exchange rates prevailing during the relevant period. Functional currency exchange rates for WISeKey’s operating subsidiaries have in the past, and may in the future, fluctuate significantly against the USD. Because WISeKey prepares its consolidated financial statements in USD, these fluctuations may have an effect both on WISeKey’s results of operations and on the reported value of its assets, liabilities, revenue and expenses as measured in USD, which in turn may significantly affect reported earnings, either positively or negatively, and the comparability of period-to-period results of operations.

In addition to currency translation risks, WISeKey is exposed to currency transaction risks. Currency transaction risk is the risk that the domestic currency value of a future foreign currency denominated cash flow (payments or receipts from a committed or uncommitted contract or credit facility) varies as a direct result of changes in exchange rates. Fluctuations in currencies may adversely impact WISeKey’s ability to compete on a global basis, and its results of operations and financial condition.

WISeKey’s operating results can vary significantly due to the impairment of goodwill and other tangible and intangible assets due to changes in the business environment.

WISeKey’s operating results can also vary significantly due to impairments of intangible assets, including goodwill, and other fixed assets. As at December 31, 2025, the value of WISeKey’s goodwill as recorded on its balance sheet was USD 13,973,000 and the value of acquired technologies and other intangible assets was USD 21,073,000, net of impairment and amortization. Because the market for WISeKey’s products is characterized by rapidly changing technologies, its future cash flows may not support the value of goodwill and other intangibles recorded in its consolidated financial statements. According to U.S. GAAP, WISeKey is required to annually test its recorded goodwill and indefinite-lived intangible assets, if any, and to assess the carrying values of other intangible assets when impairment indicators exist. As a result of such tests, WISeKey could be required to book impairment charges in its statement of operations if the carrying value is greater than the fair value. The amount of any potential impairment is not predictable.

Factors that could trigger an impairment of such assets include, but are not limited to, the following:

•        underperformance relative to projected future operating results;

•        negative industry or economic trends, including changes in borrowing rates or weighted average cost of capital;

•        applicable tax rates;

•        changes in working capital;

•        the market multiples utilized in WISeKey’s fair value calculations;

•        changes in the manner or use of the acquired assets or the strategy for WISeKey’s overall business; and

•        changes in WISeKey’s organization or management reporting structure, which could require greater aggregation or disaggregation in its analysis by reporting unit and potentially alternative methods/assumptions of estimating fair values.

Any potential future impairment, if required, could have a material adverse effect on WISeKey’s business, financial condition and results of operations.

WISeKey is exposed to risks associated with acquisitions and investments.

WISeKey may in the future make acquisitions of, or investments in, existing companies or existing or new businesses. Acquisitions and investments involve numerous risks that vary depending on their scale and nature, including, but not limited to:

•        diversion of management’s attention from other operational matters;

•        inability to complete proposed transactions as anticipated or at all (and any ensuing obligation to pay a termination fee or other costs and expenses);

•        the possibility that the acquired business will not be successfully integrated or that anticipated cost savings, synergies or other benefits will not be realized;

•        the acquired business or strategic partnership may lose market acceptance or profitability;

•        a decrease in cash or an increase in indebtedness, including security interests that may have to be constituted as part of the acquisition indebtedness, may limit WISeKey’s ability to access additional capital when needed;

•        failure to commercialize purchased technologies, intellectual property rights or partnered solutions;

•        initial dependence on unfamiliar supply chains or relatively small supply partners;

•        inability to obtain and protect intellectual property rights in key technologies;

•        incurrence of unexpected liabilities; and

•        loss of key personnel and clients or customers of acquired businesses.

In addition, if WISeKey is unsuccessful at integrating such acquisitions or the technologies associated with such acquisitions, its revenues and results of operations could be adversely affected. Any integration process may require significant time and resources, and WISeKey may not be able to manage the process successfully. WISeKey may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. WISeKey may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect its financial condition. The sale of equity or incurrence of debt to finance any such acquisitions could result in dilution to its shareholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede WISeKey’s ability to manage its operations.

WISeKey may need additional capital in the future and it may not be available on terms favorable to it or at all.

Although WISeKey has raised significant capital during 2024, 2025 and 2026 to date, WISeKey may require additional capital in the future to do, among other things, the following:

•        fund its operations;

•        finance investments in equipment and infrastructure needed to maintain its manufacturing capabilities;

•        enhance and expand the range of products and services WISeKey offers;

•        respond to potential strategic opportunities, such as investments, acquisitions and expansions; and

•        service or refinance other indebtedness.

WISeKey’s ability to obtain external financing in the future is subject to a variety of uncertainties, including: (i) its financial condition, results of operations and cash flows, and (ii) general market conditions for financing activities.

The terms of available financing may also restrict WISeKey’s financial and operating flexibility. If adequate funds are not available on acceptable terms, WISeKey may be forced to reduce its operations or delay, limit or abandon expansion opportunities. Moreover, even if WISeKey is able to continue its operations, the failure to obtain additional financing could have a material adverse effect on its business, financial condition and results of operations.

WISeKey is a holding company with no direct cash generating operations and relies on its subsidiaries to provide it with funds necessary to pay dividends to shareholders.

WISeKey is a holding company with no significant assets other than the equity interests in its subsidiaries. WISeKey’s subsidiaries own substantially all the rights to its revenue streams. WISeKey has no legal obligation to, and may not, declare dividends or other distributions on its shares. WISeKey’s ability to pay dividends to its shareholders depends on the availability of sufficient legally distributable profits from previous years, which depends on the performance of its subsidiaries and their ability to distribute funds to WISeKey, and/or on the availability of distributable reserves from capital contributions at the WISeKey level, and on the need for shareholder approval.

The ability of a subsidiary to make distributions to WISeKey could be affected by a claim or other action by a third party, including a creditor, or by laws which regulate the payment of dividends by companies. In addition, the subsidiaries’ ability to distribute funds to WISeKey depends on, among other things, the availability of sufficient legally distributable profit of such subsidiaries. WISeKey cannot offer any assurance that legally distributable profit or reserves from capital contributions will be available in any given financial year.

Even if there is sufficient legally distributable profit or reserves from capital contributions available WISeKey may not be able to pay a dividend or distribution of reserves from capital contributions for a variety of reasons. Payment of future dividends and other distributions will depend on WISeKey’s liquidity and cash flow generation, financial condition and other factors, including regulatory and liquidity requirements, as well as tax and other legal considerations.

WISeKey has entered, and expects to continue to enter, into joint venture agreements and these activities involve risks and uncertainties.

WISeKey has entered, and expects to continue to enter, into joint venture agreements in order to effectively grow its revenue and penetrate certain geographic regions. Entering into joint venture agreements or other similar forms of partnership involves risks and uncertainties, including the risk that the partners that it enters into joint ventures with will not have the market connections that it expects them to bring to the joint venture. Additionally, there is a risk that a given joint venture could fail to satisfy its obligations, which may result in certain liabilities to WISeKey for guarantees and other commitments. Further, since WISeKey may not exercise control over current or future joint ventures, it may not be able to require its joint ventures to take the actions that it believes are necessary to implement its business strategy. Additionally, differences in views among joint venture participants may result in delayed decisions or failures to agree on major issues. If any of these difficulties cause any of WISeKey’s joint ventures to deviate from its business strategy, or if this leads any of joint ventures to fail to attract the customer base that it projects it to attract, WISeKey’s results of operations could be materially adversely affected.

The market for and price of WISeKey BVI Ordinary Shares may be highly volatile.

The market price of WISeKey CH Class B Shares and WISeKey CH ADSs has been highly volatile and may be affected negatively by events involving us, our competitors, the software and security industry, or the financial markets in general, and we expect that the same will be true for WISeKey BVI Ordinary Shares after the Merger. Investors might not be able to resell their WISeKey BVI Ordinary Shares at the price at which they were purchased or at a higher price or at all and the same will be true for WISeKey BVI Ordinary Shares after the Merger. Factors that could cause this volatility in the market price of WISeKey BVI Ordinary Shares after the Merger, include, but are not limited to:

•        our operating and financial results;

•        future announcements concerning our business;

•        changes in revenue or earnings estimates and recommendations by securities analysts;

•        changes in our business strategy and operations;

•        changes in our senior management or board of directors;

•        speculation of the press or the investment community;

•        disposals of BVI Ordinary Shares by shareholders;

•        actions of competitors;

•        our involvement in acquisitions, strategic alliances or joint ventures;

•        regulatory factors;

•        arrival and departure of key personnel;

•        investment community views on technology stock;

•        liquidity of the WISeKey BVI Ordinary Shares; and

•        general market, economic and political conditions.

In addition, securities markets in general have from time to time, experienced significant price and volume fluctuations. Such fluctuations, as well as the economic environment as a whole, can have a substantial negative effect on the market price of our securities, regardless of our operating results or our financial position. Any such broad market fluctuations may adversely affect the trading price of our securities.

WISeKey BVI’s Ordinary Shares plan to be traded on more than one market or exchange and this may result in price variations.

Upon effectiveness of the Merger, WISeKey BVI’s Ordinary Shares expect to be listed and traded on NASDAQ and the SIX. Trading on these markets take places in different currencies (U.S. dollars on NASDAQ and Swiss francs on the SIX), and at different times (resulting from different time zones, trading days, and public holidays in the United States and Switzerland). The trading prices of WISeKey BVI’s Ordinary Shares on these two markets may differ due to these and other factors.

Future sales or issuances, or the possibility or perception of future sales or issuances, of a substantial number of securities could cause the market price of WISeKey BVI Ordinary Shares to fall.

The market price of WISeKey BVI Ordinary Shares could decline as a result of sales of a large number of WISeKey BVI Ordinary Shares in the public market in the future or the possibility or perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for WISeKey BVI to issue equity securities in the future at a time and price that it deems appropriate.

There will be no active trading market for the WISeKey BVI Class B Shares and we do not expect one to develop.

We do not intend to list the WISeKey BVI Class B Shares on any securities exchange or to arrange for quotation of the WISeKey BVI Class B Shares on any automated dealer quotation system. We cannot assure you that a trading market will develop and/or be maintained for any of the WISeKey BVI Class B Shares. We do not expect that a public trading market for the WISeKey BVI Class B Shares will develop at any time in the foreseeable future. The WISeKey BVI Class B Shares may only be transferred to a person who, immediately prior to such transfer, is a holder of WISeKey BVI Class B Shares in accordance with clause 6.6 of the WISeKey BVI Articles. Any purported transfer of a WISeKey BVI Class B Share in breach of such restriction shall be void and of no effect, and the Board of Directors shall refuse to register any transfer not in compliance with such clause. This restriction does not apply to an allotment or issue of WISeKey BVI Class B Shares by the Company, or to a transfer by the Company of any treasury shares. As a result, a holder may not be able to sell its WISeKey BVI Class B Shares at a particular time or that the price received when a holder sells its WISeKey BVI Class B Shares will be favorable. Accordingly, to monetize a holder’s investment in WISeKey BVI Class B Shares, a holder may need to convert its WISeKey BVI Class B Shares into WISeKey BVI Ordinary Shares, which are expected to be listed and traded on Nasdaq. The absence of a public trading market may materially and adversely affect the ability of holders of WISeKey BVI Class B Shares to liquidate their investment, and such holders must be prepared to bear the economic risk of their investment for an indefinite period of time.

Legal and Regulatory Risks

Claims, litigation, government investigations, and other proceedings may adversely affect WISeKey’s business and results of operations

WISeKey face a variety of potential claims, lawsuits, investigations, and other legal proceedings across different areas, such as intellectual property, taxes, labor, privacy, data security, consumer protection, commercial disputes, and more, involving both its own operations and those of third parties. These proceedings can negatively impact WISeKey due to legal expenses, disruption of operations, diversion of management attention, adverse publicity, and other factors. The outcomes of these matters are uncertain and come with significant risks. Assessing potential losses and establishing legal reserves involves judgment and may not fully capture all uncertainties and unpredictable outcomes. Until these matters are resolved, WISeKey may face losses beyond what is currently recorded, which could be significant. Changes or inaccuracies in WISeKey’s estimates and assumptions could materially affect its business or financial results.

WISeKey could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against public companies following declines in the market prices of their securities. If WISeKey faces such litigation, it could result in substantial costs and a diversion of management’s attention and WISeKey’s resources, which could harm its business.

Employment laws in some of the countries in which WISeKey operates are relatively stringent.

As of December 31, 2025, WISeKey had employees located in Switzerland, in the United States, in France and other countries and regions. In some of the countries in which WISeKey operates, employment laws may grant significant job protection to employees, including rights on termination of employment and setting a maximum number of hours and days per week that a particular employee is permitted to work. In addition, in certain countries in which WISeKey operates, it is or may be required to consult and seek the advice of employee representatives and/or unions. These laws, coupled with the requirement to consult with any relevant employee representatives and unions, could impact WISeKey’s ability to react to market changes and the needs of its business.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which WISeKey operates could result in a higher tax rate on its earnings, which could result in a significant negative impact on WISeKey’s earnings and cash flows from operations.

WISeKey operates in various jurisdictions. Consequently, WISeKey is subject to changes in applicable tax laws, treaties or regulations in the jurisdictions in which WISeKey’s operate, which could include laws or policies directed toward companies organized in jurisdictions with low tax rates. A material change in the tax laws or policies, or their interpretation, of any country in which WISeKey has significant operations, or in which WISeKey is incorporated or resident could result in a higher effective tax rate on WISeKey’s worldwide earnings and such change could be significant to WISeKey’s financial results.

If WISeKey is unable to adequately protect its proprietary technology and intellectual property rights, its business could suffer substantial harm.

WISeKey’s intellectual property rights are important to its business. WISeKey relies on a combination of confidentiality clauses, trade secrets, copyrights and trademarks to protect its intellectual property and know-how. In addition, WISeKey has filed a number of applications for patents to protect WISeKey’s technologies and has been granted one patent in Switzerland and another one is under evaluation, for the Company’s verification and authentication of valuable objects on the Internet in connection with technology involving IoT when connecting to each other or to the cloud. Further, in connection with the acquisition of SEALSQ France SAS from Inside Secure SA, WISeKey acquired 39 patent families. The steps WISeKey takes to protect its intellectual property may be inadequate. WISeKey will not be able to protect its intellectual property if WISeKey is unable to enforce its rights or if WISeKey does not detect unauthorized use of its intellectual property. Despite WISeKey’s precautions, it may be possible for unauthorized third parties to copy its products and use information that they regard as proprietary to create solutions and services that compete with theirs. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of WISeKey’s solutions may be unenforceable under the laws of certain jurisdictions. WISeKey enters into confidentiality and invention assignment agreements with its employees and consultants and enter into confidentiality agreements with the parties with whom they have strategic relationships and business alliances. No assurance can be given that these agreements will be effective in controlling access to WISeKey’s proprietary information. Further, these agreements do not prevent WISeKey’s competitors from independently developing technologies that are substantially equivalent or superior to its solutions. Additionally, WISeKey may from time to time be subject to opposition or similar proceedings with respect to applications for registrations of its intellectual property, including but not limited to trademarks and patent applications. While WISeKey aims to acquire adequate protection of its brand through registrations in key markets, occasionally third parties may have already registered or otherwise acquired rights to identical or similar brands for solutions that also address the cybersecurity, authentication or mobile application markets. Additionally, the process of seeking patent protection can be lengthy and expensive. Any of WISeKey’s pending or future patent or trademark applications, whether challenged or not, may not be issued with the scope of the claims it seeks, if at all. WISeKey currently owns 126 individual patents which preserve its technology. From time to time, WISeKey may discover that third parties are infringing, misappropriating or otherwise violating its intellectual property rights. However, policing unauthorized use of its intellectual property and misappropriation of its technology is difficult and WISeKey may therefore not always be aware of such unauthorized use or misappropriation. Despite its efforts to protect its intellectual property rights, unauthorized third parties may attempt to use, copy or otherwise obtain and market or distribute WISeKey’s intellectual property rights or technology or otherwise develop solutions with the same or similar functionality as its solutions. If competitors infringe, misappropriate or otherwise misuse WISeKey’s intellectual property rights and it are not adequately protected, or if such competitors are able to develop solutions with the same or similar functionality as WISeKey’s without infringing its intellectual property, WISeKey’s competitive position and results of operations could be harmed and its legal costs could increase. WISeKey processes and stores personal information, which subjects WISeKey to data protection laws and contractual commitments, and WISeKey’s actual or perceived failure to comply with such laws and commitments could harm its business. The personal information WISeKey processes is subject to an increasing number of laws regarding privacy and data protection, as well as contractual commitments. Any failure or perceived failure by WISeKey to comply with such obligations may result in governmental enforcement actions, fines, or cause its customers to lose trust in WISeKey, which could have an adverse effect on its reputation and business.

The proposed business combination between WISeSat and Columbus Acquisition Corp. may not be completed, may be delayed, or may result in adverse consequences to WISeKey even if consummated.

On November 9, 2025, WISeKey entered into a definitive business combination agreement with Columbus Acquisition Corp., a publicly traded special purpose acquisition company (“SPAC”), relating to the proposed public listing of its wholly owned subsidiary WISeSat. The proposed transaction is subject to extensive regulatory, disclosure and shareholder approval requirements under U.S. securities laws. SPAC transactions are subject to heightened regulatory scrutiny by the U.S. Securities and Exchange Commission and have been the subject of increased private litigation, including claims relating to disclosure, valuation, projections, fiduciary duties and conflicts of interest. If the proposed business combination is not completed for any reason, WISeKey and WISeSat may be adversely impacted, and without realizing any of the anticipated benefits of completing the proposed business combination, WISeKey and WISeSat would be subject to a number of risks, including the following:

•        WISeKey may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the proposed business combination will be completed);

•        WISeSat may experience negative reactions from its customers, vendors and employees;

•        WISeKey and WISeSat will have incurred substantial expenses and will be required to pay certain costs relating to the proposed business combination, whether or not the proposed business combination is completed;

•        since the proposed business combination restricts the conduct of WISeSat prior to completion of the proposed business combination, WISeSat may not have been able to take certain actions during the pendency of the proposed business combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available; and

•        WISeSat may not be able to execute on its business plan and may need to seek other sources of funding, including increased support from WISeKey.

Even if the proposed business combination is completed, WISeKey and its directors, officers and controlling shareholders could be exposed to securities class action litigation or regulatory investigations arising from alleged misstatements, omissions or deficiencies in disclosure documents, including registration statements, proxy materials and other public communications. In addition, as a controlling shareholder of WISeSat following the transaction, WISeKey may be subject to statutory “control person” liability under U.S. securities laws for acts or omissions of WISeSat, regardless of whether WISeKey was directly involved in the underlying conduct.

If management is unable to provide reports as to the effectiveness of WISeKey’s internal control over financial reporting, investors could lose confidence in the reliability of its financial statements, which could result in a decrease in the value of its shares.

Under Section 404 of Sarbanes-Oxley, WISeKey is required to include in each of its annual reports on Form 20-F, a report containing its management’s assessment of the effectiveness of its internal control over financial reporting. If, in such annual reports on Form 20 F, management cannot provide a report as to the effectiveness of its internal control over financial reporting as required by Section 404, investors could lose confidence in the reliability of WISeKey’s financial statements, which could result in a decrease in the value of its shares and WISeKey could be subject to sanctions or investigations by the Nasdaq Stock Market, SEC or other regulatory authorities.

WISeSat is subject to complex and evolving space and spectrum regulations globally.

Satellite communications require spectrum access, licensing, filings with relevant national authorities, and coordination with international bodies. Regulatory frameworks may change, approvals may be delayed, or regulators may impose operational constraints. WISeSat may also face challenges in obtaining or maintaining spectrum allocations in desired bands. Because services are intended to operate globally, WISeSat must comply with multiple jurisdictions’ telecom and space regulations, which may be costly and time-consuming. Failure to obtain or maintain necessary authorizations could limit service availability or delay expansion.

WISeSat’s defense-related collaborations, including with the Swiss Armed Forces, are subject to unique procurement, performance, and termination risks that could reduce expected revenue.

WISeSat’s business is subject to extensive government regulation. WISeSat’s ability to secure all requisite governmental approvals is not assured, and the process of obtaining governmental authorizations and permits can be very time-consuming and time-sensitive, and require compliance with a wide array of administrative and procedural rules. A failure by WISeSat to obtain required approvals could compromise its ability to generate revenue or conduct its business in one or more countries. WISeSat’s requests for regulatory approvals may be subject to challenges by adverse parties and these challenges could delay or prevent favorable action. Furthermore, regulatory approvals can be issued subject to conditions that have an adverse effect on its ability to implement its business plan.

WISeSat has conducted pilot-phase and customer-funded engineering activities involving counterparties associated with the Swiss Government and its related agencies, including armasuisse and RUAG, and has publicly discussed collaboration with the Swiss Space Command of the Swiss Armed Forces in relation to secure satellite and sovereign space-infrastructure initiatives. Government and defense programs typically involve long sales and approval cycles, milestone-based acceptance, and strict technical and cybersecurity specifications. Such engagements may be delayed, scaled back, or terminated for convenience or national interest, including due to changes in defense priorities or budgets, often without compensation for anticipated future volumes. If these collaborations do not progress to larger deployments or are reduced or terminated, WISeSat’s revenues, backlog, and growth prospects could be materially adversely affected.

Defense-related use cases may expose WISeSat to heightened regulatory scrutiny, export controls, and contracting risks.

WISeSat’s planned satellite infrastructure and related services may support defense and national-security use cases, including secure communications, trusted device authentication, telemetry, selected sensing or signal-related applications, and resilient communications in remote or degraded environments. These activities and related technologies may be subject to export controls, sanctions regimes, security-of-supply requirements, and restrictions on cross-border transfer of hardware, software, encryption, or technical data. Government customers may also impose stringent compliance obligations, audit rights, performance guarantees, and termination rights. Any failure to comply with defense-related regulations, or inability to meet government procurement requirements, could materially adversely affect Company’s ability to operate in these markets.

WISeSat’s work with defense customers could create reputational and commercial relationship risks.

WISeSat’s publicly disclosed cooperation with the Swiss Armed Forces and focus on sovereign and defense-grade secure communications may lead some commercial customers, partners, regulators or investors to perceive WISeSat as defense-aligned, which could affect purchasing decisions, partnership opportunities, or regulatory posture in certain jurisdictions. Adverse publicity, political sensitivity, or stakeholder concerns related to military use cases could harm WISeSat’s brand or limit commercial expansion, even if WISeSat complies with all applicable laws.

WISeSat may need to make significant dedicated investments to meet defense-sector requirements, and these investments may not generate expected returns.

To support Swiss Armed Forces and similar defense-sector initiatives, WISeSat may be required to allocate engineering resources, tailor satellite payloads or ground-segment capabilities, expand security certifications, and maintain specialized personnel and facilities. These investments are often front-loaded and dependent on future program scale-up. If anticipated follow-on phases or broader constellation use by defense customers do not materialize, WISeSat may not recover such costs or achieve expected margins, which could adversely affect profitability and cash flows.

WISeSat may be subject to end-use, end-user, export-control, and sanctions restrictions that could limit sales or require costly controls.

Because WISeSat’s satellites and secure communications capabilities may be suitable for defense or dual-use purposes, sales, deployments, or technology transfers may be restricted by export-control and sanctions regimes, including requirements to screen end-users and end-uses, obtain licenses, or restrict access to encryption, software-defined radio features, payload capabilities, or related technical data. These obligations may apply even to commercial customers if they operate in sensitive regions or sectors. Failure to comply could result in significant fines, criminal liability, contract termination, and loss of market access; compliance may also increase cost and delay sales cycles.

Defense projects may require handling sensitive or classified information and could impose heightened operational security obligations.

Defense collaborations may require WISeSat to access, store, or process sensitive, mission-critical, or potentially classified information. This can entail enhanced operational security requirements, including facility controls, secure networks, personnel vetting, restrictions on data sharing, and incident-reporting obligations. Any breach, mishandling, or perceived weakness in these controls could result in loss of customer trust, termination of defense relationships, regulatory action, and reputational harm.

WISeSat may face additional risks related to sovereign-control requirements, “national preference” policies, or industrial offsets.

Certain defense customers may require local content, sovereign control of ground segment operations, data localization, technology escrow, or industrial participation/offset commitments. These requirements may increase costs, reduce margins, or constrain WISeSat’s ability to standardize its platform globally. Failure to satisfy such requirements could limit WISeSat’s ability to compete for, win, or expand defense-sector programs.

WISeKey’s and SEALCOIN’s activities with respect to SEALCOIN’s business, may result in liabilities and reputational damage for WISeKey and SEALCOIN.

SEALCOIN’s current and anticipated activities focus on the development of digital asset-related technologies and platforms, including those relating to the QAIT token. Digital assets and related activities have faced regulatory uncertainty, in particular with respect to securities laws. While WISeKey intends to operate SEALCOIN in compliance with applicable securities laws, regulators or private parties may nonetheless claim that SEALCOIN’s activities, or WISeKey’s activities with respect to SEALCOIN’s business, violate applicable securities laws. If successfully litigated, such claims may impose financial liabilities on SEALCOIN or WISeKey, and may result in WISeKey being barred from conducting certain securities transactions, including certain securities offerings unrelated to SEALCOIN or digital assets. Even if unsuccessful, such claims or litigation, or the threat thereof, could result in substantial legal expense, reputational damage and disruption for WISeKey’s and SEALCOIN’s businesses, any of which could adversely impact WISeKey’s business and results of operations.

The proposed business combination between Quantisimo and GigCapital8 may not be completed, may be delayed, or may result in adverse consequences to WISeKey even if consummated.

On June 25, 2026, SEALSQ announced that it and WISeKey CH jointly established a special purpose vehicle, Quantisimo, and entered into a non-binding Letter of Intent with GigCapital8, a special purpose acquisition company.

The proposed transaction remains subject to the negotiation and execution of definitive agreements, completion of due diligence, regulatory approvals, shareholder approvals, financing arrangements, exchange listing approvals, and other customary closing conditions, and there can be no assurance that definitive agreements will be executed or that the proposed transaction will be completed on the terms currently contemplated, within the anticipated timeframe, or at all. If the proposed transaction is delayed or not completed, WISeKey and SEALSQ may not realize any of the anticipated strategic, financing, market, or valuation benefits associated with Quantisimo, and management may have devoted substantial time and attention to a transaction that does not close.

Even if the proposed transaction is completed, Quantisimo’s strategy depends on its ability to successfully develop, commercialize, acquire, integrate, and scale quantum-related technologies, businesses, and investments, realize anticipated synergies and benefits from acquisitions, strategic investments, or asset contributions, and achieve projected growth objectives, valuation targets, and operational milestones. These objectives are inherently uncertain and depend in part on the future adoption, commercialization, and market acceptance of quantum technologies, which remain emerging and subject to significant technological, business, competitive, financing, and regulatory risks.

In addition, any contribution of selected SEALSQ assets, technologies, intellectual property, or strategic interests to Quantisimo could reduce SEALSQ’s retained asset base, increase execution and integration risk, require additional capital or management attention, and expose WISeKey to losses if Quantisimo underperforms expectations. Any failure to complete the proposed transaction, realize the anticipated benefits of the transaction, successfully execute Quantisimo’s acquisition and commercialization strategy, or achieve meaningful market adoption could materially and adversely affect WISeKey’s business, financial condition, results of operations, and the market price of its securities.

Even if the proposed business combination is completed, WISeKey and its directors, officers and controlling shareholders could be exposed to securities class action litigation or regulatory investigations arising from alleged misstatements, omissions or deficiencies in disclosure documents, including registration statements, proxy materials and other public communications.

Risks Related to WISeKey BVI Shares

As a “foreign private issuer” (within the meaning of the U.S. Securities Act) WISeKey is entitled to claim exemptions from certain Nasdaq corporate governance standards, and, as WISeKey elected to rely on these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

As a foreign private issuer, WISeKey is permitted to, and WISeKey is relying on, exemptions from certain NASDAQ corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of WISeKey BVI Ordinary Shares.

WISeKey is exempted from certain corporate governance requirements of NASDAQ by virtue of being a foreign private issuer. WISeKey is required to provide a brief description of the significant differences between its corporate governance practices and the corporate governance practices required to be followed by domestic U.S. companies listed on NASDAQ. The standards applicable to WISeKey are considerably different than the standards applied to domestic U.S. issuers. For instance, WISeKey is not required to:

•        have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

•        have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors; or

•        have regularly scheduled executive sessions with only independent directors.

WISeKey has relied on and intend to continue to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of NASDAQ.

As a foreign private issuer, we are exempt from certain disclosure requirements under the Exchange Act, which may afford less protection to our shareholders than they would enjoy if we were a domestic U.S. company.

As a foreign private issuer, we are exempt from, among other things, the rules prescribing the furnishing and content of proxy statements under the Exchange Act. In addition, our executive officers, directors and principal shareholders are exempt from the short-swing profit and recovery provisions contained in Section 16 of the Exchange Act, and our principal shareholders are also exempt from the reporting requirements contained in Section 16 of the Exchange Act. We are also not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act. As a result, our shareholders may be afforded less protection than they would under the Exchange Act rules applicable to domestic U.S. companies.

WISeKey may lose its foreign private issuer status, which would then require WISeKey to comply with the Exchange Act’s domestic reporting regime and cause it to incur significant legal, accounting and other expenses.

As a foreign private issuer, WISeKey is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. In order to maintain WISeKey’s current status as a foreign private issuer, either (a) a majority of its shares must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of its executive officers or directors may not be United States citizens or residents, (ii) more than 50 percent of its assets cannot be located in the United States and (iii) its business must be administered principally outside the United States. These criteria are tested annually. If WISeKey lost this status, it would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. WISeKey may also be required to make changes in its corporate governance practices in accordance with various SEC and stock exchange rules. The regulatory and compliance costs to WISeKey under U.S. securities laws if it is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost it would incur as a foreign private issuer. As a result, WISeKey expects that a loss of foreign private issuer status would increase its legal and financial compliance costs and would make some activities highly time-consuming and costly. WISeKey also expects that if it were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for WISeKey to obtain director and officer liability insurance, and WISeKey may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for WISeKey to attract and retain qualified members of its board of directors.

WISeKey has never paid dividends on its share capital, and does not anticipate paying cash dividends in the foreseeable future.

WISeKey has never declared or paid cash dividends on its share capital. WISeKey does not anticipate paying cash dividends on its shares in the foreseeable future. WISeKey currently intends to retain all available funds and any future earnings to fund the development and growth of its business. Any future determination to declare cash dividends will be made at the discretion of its board of directors, subject to compliance with applicable laws and covenants under current or future credit facilities, which may restrict or limit WISeKey’s ability to pay dividends and will depend on its financial condition, operating results, capital requirements, distributable profits and/or distributable reserves from capital contributions, general business conditions and other factors that WISeKey’s board of directors may deem relevant. As a result, capital appreciation, if any, of WISeKey’s securities will be your sole source of gain for the foreseeable future.

The rights accruing to holders of WISeKey BVI Ordinary Shares and WISeKey BVI Class B Shares may differ from the rights typically accruing to shareholders of a U.S. corporation.

We are organized under the laws of the British Virgin Islands. The rights of holders of WISeKey BVI Ordinary Shares and WISeKey BVI Class B Shares are governed by the laws of the British Virgin Islands and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. See the sections entitled “Description of Share Capital and Articles of Association — Differences in Corporate Law” and “Description of Share Capital and Articles of Association — Articles of Association — Other BVI Law Considerations” for a description of the principal differences between the provisions of BVI law applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.

It may be difficult to enforce service of process and judgments against us and our officers and directors.

WISeKey BVI is incorporated under the laws of the British Virgin Islands and our principal executive offices are located outside the United States. Most of our directors and officers and those of our subsidiaries are or are expected to be residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are or will be located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

If WISeKey fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in WISeKey’s financial and other public reporting, which would harm its business and the trading price of ADSs or Class B Shares.

Effective internal controls over financial reporting are necessary for WISeKey to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause WISeKey to fail to meet its reporting obligations. Inadequate internal controls could cause investors to lose confidence in WISeKey’s reported financial information, which could have a negative effect on the trading price of its ADSs or Class B Shares.

Management will be required to assess the effectiveness of WISeKey’s internal controls annually. However, for as long as WISeKey qualifies as a “non-accelerated filer” under SEC rules its independent registered public accounting firm will not be required to attest to the effectiveness of WISeKey’s internal controls over financial reporting. An independent assessment of the effectiveness of WISeKey’s internal controls could detect problems that its management’s assessment might not. Undetected material weaknesses in WISeKey’s internal controls could lead to financial statement restatements requiring WISeKey to incur the expense of remediation and could also result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of its financial statements.

Risks related to Taxation

WISeKey CH believes it was likely a passive foreign investment company (a “PFIC”) for its 2025 taxable year and there is a risk that WISeKey CH, and, after the merger, WISeKey BVI is likely to be a PFIC for 2026 and future taxable years. If WISeKey BVI is a PFIC for any taxable year during which a U.S. investor owns WISeKey BVI Shares, the investor may be subject to adverse U.S. federal income tax consequences.

Under the Internal Revenue Code of 1986, as amended, or the Code, a non-U.S. corporation will be a PFIC for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Passive income generally includes interest, dividends, rents, royalties and capital gains, but generally excludes rents and royalties which are derived in the active conduct of a trade or business or are amounts received from a related person that are properly allocable to the non-passive income of such related person. Cash and cash-equivalents generally are passive assets for these purposes, and digital assets are likely to be passive assets for these purposes as well. Goodwill and other unbooked intangible assets (the value of which may be determined by reference to the excess of the sum of a corporation’s market capitalization and liabilities over the value of its book assets) generally are treated as active to the extent attributable to activities that produce or are intended to produce active income. For purposes of the above calculations, WISeKey BVI will be treated as if it holds its proportionate share of the assets, and directly receives its proportionate share of the income, of any other corporation in which it directly or indirectly owns at least 25% of the shares of such corporation by value (a “look-through subsidiary”). SEALSQ, although a consolidated subsidiary of WISeKey CH for financial accounting purposes, did not qualify as a look-through subsidiary for purposes of determining WISeKey CH’s PFIC status for 2025. WISeKey CH notes that there is substantial uncertainty regarding SEALSQ’s status as a PFIC for its 2025 taxable year and there is a significant risk that SEALSQ could be a PFIC in 2026 and possibly future taxable years.

The average value of WISeKey BVI’s assets (including goodwill and other intangible assets) for purposes of determining WISeKey BVI’s PFIC status for any taxable year may be determined, in large part, by reference to its market capitalization, which (with respect to WISeKey CH) has fluctuated substantially over time and may continue to be volatile. Although WISeKey CH has not obtained valuations of WISeKey CH’s assets and thus are not in a position to make a definitive determination regarding whether WISeKey CH was a PFIC for 2025, WISeKey CH believes it was likely a PFIC for 2025 based on the composition of WISeKey CH’s income and assets in 2025 and the estimated value of its assets. WISeKey CH owned a substantial amount of passive assets in 2025, including cash and stock treated as passive investment assets under the PFIC rules. In particular, a substantial portion of WISeKey CH’s value is attributable to its interest in SEALSQ, which, as noted above, does not qualify as a look-through subsidiary for 2025 and is treated as a passive investment asset for purposes of determining WISeKey CH’s (and, post-merger, WISeKey BVI’s) PFIC status. Based on WISeKey CH’s income and assets for 2025, there is also a risk that WISeKey CH, and, following the merger, WISeKey BVI is likely to be a PFIC for 2026 and possibly future taxable years. However, whether WISeKey CH or BVI will be classified as a PFIC in 2026 or any future taxable year is uncertain because it will depend on the composition of WISeKey BVI’s income and assets and the value of its assets, including goodwill, which is determined in part by reference to WISeKey BVI’s market capitalization, which may fluctuate significantly over time. Moreover, the determination of whether WISeKey BVI is a PFIC for any taxable year is fact-intensive and requires the application of principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Accordingly, WISeKey CH, and, following the merger, WISeKey BVI, cannot provide any assurances regarding WISeKey CH or WISeKey BVI’s PFIC status for 2026 or any future taxable year.

If a U.S. investor owns WISeKey BVI Shares in any year in which WISeKey BVI is treated as a PFIC, WISeKey BVI will generally continue to be treated as a PFIC with respect to that U.S. investor, even if it ceases to be a PFIC in subsequent years, unless the U.S. investor makes a “deemed sale” election with respect to the shares or ADSs. Such a U.S. investor may be subject to adverse U.S. federal income tax consequences, including (i) the treatment of all or a portion of any gain on disposition as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends and (iii) compliance with certain reporting requirements. WISeKey BVI does not intend to provide the information that would enable investors to make a “qualified electing fund,” or QEF, election that could mitigate the adverse U.S. federal income tax consequences should WISeKey BVI be classified as a PFIC. Therefore, prospective investors should assume that a QEF election will not be available.

For further discussion, see the section titled “Material Taxation Considerations — U.S. Federal Income Tax Considerations.”

If a United States person is treated as owning at least 10% of WISeKey BVI’s shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. investor owns or is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of WISeKey BVI’s shares, such investor may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in WISeKey BVI’s group (if any). A United States shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “net-CFC tested income,” and in certain circumstances, earnings of such corporation that are invested in U.S. property, regardless of whether such corporation makes any distributions. Failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. WISeKey BVI cannot provide any assurances that it will assist investors in determining whether it or any of its non-U.S. subsidiaries is treated as a controlled foreign corporation or whether any investor is treated as a United States shareholder with respect to any such controlled foreign corporation or furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. A United States investor should consult its advisors regarding the potential application of these rules to an investment in WISeKey BVI’s shares.

Risks Related to SEALSQ’s Investment Policy and Investment Portfolio

The value of SEALSQ’s investment portfolio may decline.

SEALSQ’s Investment Policy permits SEALSQ to invest from time to time in securities and certain cryptocurrencies as approved by the SEALSQ Board (collectively referred to herein as the “Approved Cryptocurrencies”), including Bitcoin, Ethereum, HBAR (which are digital assets based on an open source cryptographic protocol existing on the Hedera Network), and WECAN tokens (which are Ethereum-based native utility token compliant with the ERC-20 standard tokens issued by WeCan Group SA, (a Swiss blockchain and data compliance company in which SEALSQ has a 31.9% equity stake as of December 31, 2025)), and SEALSQ will be exposed to market volatility in connection with these investments. SEALSQ’s financial position and financial performance could be adversely affected by worsening market conditions or poor performance of such investments. Bitcoin, for example, is a highly volatile asset and has experienced significant price fluctuations over time. SEALSQ’s cryptocurrency strategy has not been tested and may prove unsuccessful. SEALSQ may also invest from time to time in nonmarketable securities and may need to hold such instruments for a long period of time and may not be able to realize a return of its cash investment should there be a need to liquidate to obtain cash at any given time. SEALSQ may also invest from time to time in securities that are interest-bearing securities and if there are changes in interest rates, those changes would affect the interest income SEALSQ earns on these investments and, therefore, impact its cash flows and results of operations, as well as the value of such assets as reflected on the balance sheet.

SEALSQ’s investment portfolio may be concentrated in just a few holdings, which may result in a single holding significantly impacting the value of its investment portfolio.

SEALSQ’s investment portfolio is overseen in accordance with the guidelines approved by the Investment Committee pursuant to the Investment Policy. SEALSQ’s investment portfolio may be concentrated in just a few holdings. Accordingly, a significant decline in the market value of one or more of such holdings may not be offset by hypothetically better performance of the other holdings, if any. This concentration of risk may result in a more pronounced effect on net income and stockholders’ equity and may result in greater volatility in the fair market value of SEALSQ’s investment portfolio from one period to another.

The trading prices of many digital assets, including the Approved Cryptocurrencies, have experienced extreme volatility in recent periods and may continue to do so. Extreme volatility in the future, including declines in the trading prices of any of the Approved Cryptocurrencies, is likely to influence SEALSQ’s financial results and the market price of its ordinary shares.

Digital assets are highly volatile assets, and to the extent SEALSQ holds material positions in the Approved Cryptocurrencies or other digital assets, fluctuations in the price of any of the Approved Cryptocurrencies or other digital assets are likely to influence its financial results and, as a result, the market price of its ordinary shares (and, potentially, the market price of WISeKey BVI Shares). To the extent SEALSQ holds material positions in the Approved Cryptocurrencies or other digital assets, its financial results and the market price of its ordinary shares (and, potentially, the market price of WISeKey BVI Shares) would be adversely affected, and its business and financial condition would be negatively impacted, if the price of any of the Approved Cryptocurrencies or other digital assets decreased substantially (as it has in the past, such as during 2022), including as a result of:

•        decreased user and investor confidence in any of the Approved Cryptocurrencies or other digital assets, including due to the various factors described herein;

•        investment and trading activities, such as:

•        trading activities of highly active retail and institutional users, speculators, miners and investors,

•        actual or expected significant dispositions of any of the Approved Cryptocurrencies or other digital assets by large holders, and

•        actual or perceived manipulation of the spot or derivative markets for any of the Approved Cryptocurrencies or other digital assets or spot Approved Cryptocurrencies or other digital assets exchange traded products;

•        negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, any of the Approved Cryptocurrencies or the broader digital assets industry;

•        changes in consumer preferences and the perceived value or prospects of any of the Approved Cryptocurrencies or other digital assets;

•        competition from other digital assets that exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

•        a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for Bitcoin or Ethereum purchase and sale transactions, such as the crash of the stablecoin Terra USD in 2022, to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of Bitcoin, Ethereum or other digital assets or adversely affect investor confidence in digital assets generally;

•        the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, or the transfer of substantial amounts of Bitcoin from Bitcoin wallets attributed to Mr. Nakamoto or other “whales” that hold significant amounts of Bitcoin;

•        disruptions, failures, unavailability, or interruptions in service of trading venues for any of the Approved Cryptocurrencies, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection;

•        the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants;

•        regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of any of the Approved Cryptocurrencies, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

•        further reductions in mining rewards of Bitcoin or other digital assets, including block reward halving events, which are events that occur after a specific period of time that reduce the block reward earned by “miners” who validate Bitcoin or other digital asset transactions, or increases in the costs associated with Bitcoin or other digital asset mining, including increases in electricity costs and hardware and software used in mining, that may cause a decline in support for the Bitcoin network or other digital asset networks;

•        transaction congestion and fees associated with processing transactions on the Bitcoin, Ethereum, Hedera and/or WECAN tokens or other digital asset networks;

•        macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;

•        developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Bitcoin blockchain or other digital asset blockchains and networks becoming insecure or ineffective; and

•        changes in national and international economic and political conditions.

The Approved Cryptocurrencies and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.

The Approved Cryptocurrencies and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects and evolving, and it is possible that regulators in the United States or other countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of any of the Approved Cryptocurrencies.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of any of the Approved Cryptocurrencies and other digital assets or the ability of individuals or institutions to own or transfer any of the Approved Cryptocurrencies and other digital assets. Regulatory authorities have been evolving in their approach to digital assets. It is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally, and the Approved Cryptocurrencies specifically. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of any of the Approved Cryptocurrencies and, in turn, adversely affect the market price of SEALSQ’s ordinary shares (and, potentially, the market price of WISeKey BVI Shares).

Moreover, the risks of engaging in a digital asset treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of the Approved Cryptocurrencies in particular, may also impact the price of any of the Approved Cryptocurrencies or other digital assets and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of the Approved Cryptocurrencies may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to the Approved Cryptocurrencies, institutional demand for the Approved Cryptocurrencies as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for the Approved Cryptocurrencies as a means of payment, and the availability and popularity of alternatives to the Approved Cryptocurrencies. Even if growth in the adoption of the Approved Cryptocurrencies occurs in the near or medium-term, there is no assurance that usage of the Approved Cryptocurrencies will continue to grow over the long-term.

Because the Approved Cryptocurrencies have no physical existence beyond the record of transactions on their respective blockchains and networks, a variety of technical factors related to the Approved Cryptocurrencies blockchains and networks could also impact the price of the Approved Cryptocurrencies. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of Bitcoin transactions, hard “forks” of the Bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Bitcoin blockchain or other digital asset blockchains and networks and negatively affect the price of Bitcoin or other digital assets. The liquidity of Bitcoin or other digital assets may also be reduced and damage to the public perception of Bitcoin or other digital assets may occur, if financial institutions were to deny or limit banking services to businesses that hold Bitcoin, provide Bitcoin or other digital asset-related services or accept Bitcoin or other digital assets as payment, which could also decrease the price of Bitcoin or other digital assets. Similarly, the open-source nature of the Bitcoin blockchain or other digital asset blockchains means the contributors and developers of the Bitcoin blockchain or other digital assets are generally not directly compensated for their contributions in maintaining and developing the blockchain, and any failure to properly monitor and upgrade such blockchains could adversely affect such blockchains and negatively affect the price of Bitcoin or other digital assets.

The launch of central bank digital currencies (“CBDCs”) may change consumer preferences and the perceived value or prospects of digital assets.

The introduction of a government-issued digital currency could eliminate or reduce the need or demand for private-sector issued crypto currencies, or significantly limit their utility. National governments around the world could introduce CBDCs, which could in turn limit the size of the market opportunity for cryptocurrencies, and change consumer preferences and the perceived value or prospects of digital assets.

HBAR is the native token of the Hedera public network, which differs materially from conventional blockchains. Investing in or holding HBAR could expose SEALSQ to risks specific to Hedera’s technology, governance, and token economics.

The Hedera network is governed and controlled by the Hedera Governing Council, which is comprised of a limited number of multinational corporations and academic institutions, and it retains the authority to direct protocol upgrades, determine validator participation, and influence network policy. Therefore, control is concentrated in a small group and decisions adverse to HBAR holders could be made without broad community consent. Hedera’s hashgraph consensus algorithm remains relatively new and previously undiscovered weaknesses may emerge as usage grows. Certain features of HBAR, such as token freezing, KYC/AML compliance flags, and issuer-controlled minting and burning, could expose network participants and developers to heightened scrutiny under evolving securities, commodities, and payments regulations across multiple jurisdictions.

The WECAN tokens are novel, highly speculative digital assets that entail risks beyond those inherent in Ethereum-based ERC-20 tokens.

WECAN tokens rely on a proprietary and semi-permissioned infrastructure, which may concentrate operational control and create a single point of systemic failure. Given that the WECAN tokens are used in digital identity, such as KYC/AML verification, and data auditability functions, there is a risk of heightened exposure to regulatory and compliance oversight across multiple jurisdictions. Since the WECAN tokens have low trading volumes and a high token supply, there is a greater risk of price manipulation, impaired secondary market exit, and dilution upon the release of vested or reserved token allocations. Further, the success of the WECAN token, in part, is dependent on enterprise adoption and strategic partnerships and if those do not materialize, the WECAN token may lose value or cease to exist. The WECAN token is built on the ERC-20 standard, and it is, therefore, exposed to technical vulnerabilities in the ERC-20 standard and in any bridging mechanisms used to link Ethereum and the WECAN infrastructure.

Changes in the governance of a digital asset network or protocol may not receive sufficient support from users and validators, which may negatively affect that digital asset network’s or protocol’s ability to grow and respond to challenges.

The governance of some digital asset networks and protocols, such as the Bitcoin and Ethereum Networks, is generally by voluntary consensus and open competition. For such networks and protocols, there may be a lack of consensus or clarity on that network’s or protocol’s governance, which may stymie such network’s or protocol’s utility, adaptability and ability to grow and face challenges. The foregoing notwithstanding, the underlying software for some digital networks and protocols is informally or formally managed or developed by a group of core developers that propose amendments to the relevant network’s or protocol’s source code. Core developers’ roles may evolve over time, generally based on self-determined participation.

If a significant majority of users and validators were to adopt amendments to the networks for the Approved Cryptocurrencies based on the proposals of such core developers, the networks for the Approved Cryptocurrencies would be subject to new source code that may adversely affect the value of the Approved Cryptocurrencies.

As a result of the foregoing, it may be difficult to find solutions or marshal sufficient effort to overcome any future problems, especially long-term problems, on digital asset networks.

If SEALSQ or its third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to its Approved Cryptocurrencies, or if its private keys are lost or destroyed, or other similar circumstances or events occur, SEALSQ may lose some or all of its Approved Cryptocurrencies and its financial condition and results of operations could be materially adversely affected.

Security breaches and cyberattacks are of particular concern with respect to SEALSQ’s holdings and potential holdings of the Approved Cryptocurrencies or other digital assets. The Approved Cryptocurrencies and other blockchain-based cryptocurrencies and the entities that provide services to participants in the digital asset ecosystems have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•        a partial or total loss of SEALSQ’s Approved Cryptocurrencies in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians that its may engage to hold its Approved Cryptocurrencies;

•        harm to SEALSQ’s reputation and brand;

•        improper disclosure of data and violations of applicable data privacy and other laws; or

•        significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether SEALSQ is directly impacted, could lead to a general loss of confidence in the broader blockchain ecosystem or in the use of the blockchain ecosystems to conduct financial transactions, which could negatively impact SEALSQ.

Attacks upon systems across a variety of industries, including industries related to Bitcoin and/or Ethereum, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on SEALSQ’s systems or those of its third-party service providers or partners. SEALSQ may experience breaches of its security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, SEALSQ expects that unauthorized parties will attempt, to gain access to its systems and facilities, as well as those of its partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm SEALSQ even if its systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and SEALSQ may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing or future military and/or geopolitical conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of its operations or those of others in the digital asset industry, including third-party services on which SEALSQ relies, could materially and adversely affect its financial condition and results of operations.

SEALSQ faces risks relating to the custody of any Approved Cryptocurrency it may hold, including the loss or destruction of private keys required to access such digital assets and cyberattacks or other data loss relating to its digital assets.

SEALSQ intends to hold its Approved Cryptocurrencies with regulated custodians that have duties to safeguard its private keys. SEALSQ’s holdings of any of its Approved Cryptocurrencies may be concentrated with a single custodian from time to time. Considering the significant amount of Approved Cryptocurrencies SEALSQ may hold, it would seek to engage additional custodians to achieve a greater degree of diversification in the custody of its Approved Cryptocurrencies it may hold as the extent of potential risk of loss is dependent, in part, on the degree of diversification. If there is a decrease in the availability of digital asset custodians that SEALSQ believes can safely custody any of the Approved Cryptocurrencies it may hold, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States or consolidation in the custody industry, SEALSQ may need to take other measures to custody any of the Approved Cryptocurrencies it may hold, and its ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected.

Any insurance that SEALSQ obtains that would covers losses of its holdings of digital assets may only cover a small fraction of the value of the entirety of its digital asset holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services SEALSQ may have or that such coverage will cover losses with respect to its digital assets. Moreover, the use of custodians may expose SEALSQ to the risk that the digital assets that custodians may hold on its behalf could be subject to insolvency proceedings and it could be treated as a general unsecured creditor of the custodian, inhibiting its ability to exercise ownership rights with respect to such digital assets. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage SEALSQ may maintain related to its digital assets.

The Approved Cryptocurrencies are controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which such digital assets are held. While the blockchain ledger for the Approved Cryptocurrencies requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Approved Cryptocurrencies held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither SEALSQ nor its custodians will be able to access the Approved Cryptocurrencies held in the related digital wallet. Furthermore, SEALSQ cannot provide assurance that its digital wallets, nor the digital wallets of its custodians held on its behalf, will not be compromised as a result of a cyberattack. The Bitcoin and blockchain ledger, as well as other digital assets and Decentralized Ledger technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

SEALSQ’s digital asset treasury strategy exposes SEALSQ to risk of non-performance by counterparties.

Its digital asset treasury strategy exposes SEALSQ to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, SEALSQ’s execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of its agreements with them, which could result in a loss of the digital assets, a loss of the opportunity to generate funds, or other losses.

One of the counterparty risks with respect to digital assets is custodian default in the performance of obligations under the various custody arrangements SEALSQ may enter into. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, SEC enforcement actions against other providers, and placement into receivership or civil fraud lawsuit against digital asset industry participants have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to its interests in the event one or more of its custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.

While custodians are subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that any custodially-held digital assets will not become part of the custodian’s insolvency estate if one or more of the custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if SEALSQ pursues any strategies to create income streams or otherwise generate funds using its digital assets, it would become subject to additional counterparty risks. Although no such strategies are contemplated at this time, SEALSQ will need to carefully evaluate market conditions, including price volatility as well as service provider terms and market reputations and performance, among others, prior to implementing any such strategy, all of which could affect its ability to successfully implement and execute on any such future strategy. These risks, along with any significant non-performance by counterparties, including in particular the custodians with which SEALSQ may custody substantially all of its digital assets, could have a material adverse effect on its business, prospects, financial condition, and operating results.

The availability of spot Bitcoin Exchange Traded Products and Ethereum Exchange Traded Products (ETPs) may adversely affect the market price of SEALSQ’s ordinary shares.

Although Bitcoin, Ethereum and other digital assets have experienced a surge of investor attention since Bitcoin was invented in 2008, until recently investors in the United States had limited means to gain direct exposure to Bitcoin and Ethereum through traditional investment channels, and instead generally were only able to hold Bitcoin and Ethereum through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold Bitcoin or Ethereum directly, as well as the potential reluctance of financial planners and advisers to recommend direct Bitcoin or Ethereum holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to Bitcoin and Ethereum through investment vehicles that hold Bitcoin and Ethereum, respectively, and issue shares representing fractional undivided interests in their underlying Bitcoin or Ethereum holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums or discounts to net asset value, or NAV, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to Bitcoin or Ethereum, or due to the inability to convert such instruments to digital asset holdings, or withdraw digital assets from such facilities.

In 2024, the SEC approved the listing and trading of spot Bitcoin ETPs and spot Ethereum ETPs, the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges. To the extent investors view SEALSQ’s ordinary shares as providing exposure to Bitcoin or Ethereum, it is possible that the value of its ordinary shares may have included (or may in the future include) a premium over the value of Bitcoin or Ethereum SEALSQ was expected to hold (or that it may in the future hold) due to the prior scarcity of traditional investment vehicles providing investment exposure to Bitcoin or Ethereum or may be subject to declined due to investors now having a greater range of options to gain exposure to Bitcoin and Ethereum and investors choosing to gain such exposure through ETPs rather than SEALSQ’s ordinary shares.

Although SEALSQ is an operating company with a post-quantum technology hardware and software solutions business, and it believes it offers a different value proposition than a passive Bitcoin or Ethereum investment vehicle such as a spot Bitcoin ETP or spot Ethereum ETP, investors may nevertheless view SEALSQ’s ordinary shares as an alternative to an investment in an ETP, and choose to purchase shares of a spot Bitcoin ETP or spot Ethereum ETP instead of its ordinary shares. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to Bitcoin or Ethereum that is generally not subject to federal income tax at the entity level as SEALSQ is, or the other risk factors applicable to an operating business, such as SEALSQ’s. Additionally, unlike spot Bitcoin ETPs or spot Ethereum ETPs, SEALSQ (i) does not seek for its shares to track the value of the underlying Bitcoin or Ethereum SEALSQ holds before payment of expenses and liabilities, (ii) does not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable spot Bitcoin ETPs and spot Ethereum ETPs to continuously align the value of their shares to the price of the underlying Bitcoin or Ethereum they hold through share creation and redemption, (iii) are a British Virgin Islands corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require SEALSQ to pursue one or more stated investment objectives, and (iv) is not required to provide daily transparency as to SEALSQ’s Bitcoin and Ethereum holdings or its daily NAV. Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to its ordinary shares.

As a result of the foregoing factors, availability of spot Bitcoin ETPs and spot Ethereum ETPs on U.S. national securities exchanges could have a material adverse effect on the market price of SEALSQ’s ordinary shares.

SEALSQ’s digital asset treasury strategy subjects it to enhanced regulatory oversight.

As noted above, several spot Bitcoin ETPs and spot Ethereum ETPs have received approval from the SEC to list their shares on a U.S. national securities exchange with continuous share creation and redemption at NAV. Even though SEALSQ is not, and does not function in the manner of, a spot Bitcoin ETP or a spot Ethereum ETP, it is possible that it nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to SEALSQ’s holdings of digital assets. For example, if SEALSQ holds a substantial portion of its assets in the form of digital assets, or if it earns a substantial portion of its income from digital assets, regulators could take the position that SEALSQ is a commodity pool operator or otherwise subject to regulations (including registration requirements) under the Commodity Exchange Act of 1936 (as amended, the “CEA”) and/or, to the extent such digital assets are treated as securities, that SEALSQ is an investment company subject to regulations (including registration requirements) under the Investment Company Act of 1940 (as amended, the “ICA”). SEALSQ currently does not believe that its planned digital asset treasury strategy will require registration under the CEA or the ICA, but if regulators believe otherwise, it could be subject to enforcement action, or it may be required to discontinue such strategy or incur substantial costs to register and comply with regulations under the CEA and/or the ICA.

As discussed in more detail below, the SEC and U.S. Commodity Futures Trading Commission (the “CFTC”) recently issued the Joint Interpretation (as defined below), which provides some comfort that certain of the digital assets held and planned to be held by SEALSQ are not, in and of themselves, securities for purposes of the federal securities laws. However, as further discussed below, certain digital assets SEALSQ holds or plans to hold, such as WECAN tokens, are not specifically mentioned in the Joint Interpretation, and there is uncertainty as to whether such unmentioned digital assets may be treated as securities under the federal securities laws. Even for digital assets that the Joint Interpretation specifically mentions as not being securities in and of themselves, it is possible that certain transactions in such digital assets may nonetheless be considered investment contracts, and thus securities for purposes of the federal securities laws.

In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. While SEALSQ has implemented and maintains policies and procedures reasonably designed to promote compliance with applicable anti-money laundering and sanctions laws and regulations and plans take care to only acquire its digital assets through entities subject to anti-money laundering regulation and related compliance rules in the United States, if SEALSQ is found to have purchased any of its Approved Cryptocurrencies from bad actors that have used digital assets to launder money or persons subject to sanctions, it may be subject to regulatory proceedings and any further transactions or dealings in digital assets by SEALSQ may be restricted or prohibited.

Additional laws, guidance and policies may be issued by domestic and foreign regulators following the filing for Chapter 11 bankruptcy protection by FTX Trading, one of the world’s largest cryptocurrency exchanges, in November 2022. U.S. and foreign regulators have also increased, and are highly likely to continue to increase, enforcement activity, and are likely to adopt new regulatory requirements in response to FTX Trading’s collapse. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting digital assets, as well as enforcement actions involving or impacting SEALSQ’s trading venues, counterparties and custodians, may impose significant costs or significantly limit its ability to hold and transact in digital assets.

In addition, private actors that are wary of digital assets or the regulatory concerns associated with digital assets may in the future take further actions that may have an adverse effect on SEALSQ’s business or the market price of its ordinary shares.

Due to the currently unregulated nature and lack of transparency surrounding the operations of many digital asset trading venues, digital asset trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in digital asset trading venues and adversely affect the value of SEALSQ’s digital assets.

Digital asset trading venues are relatively new and, in many cases, unregulated. Even if regulated, such venues may not be complying with such regulations. Furthermore, there are many crypto assets trading venues that do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in digital asset trading venues, including prominent exchanges that handle a significant volume of Bitcoin, Ethereum or other digital asset trading and/or are subject to regulatory oversight, in the event one or more Bitcoin, Ethereum or other digital asset trading venues cease or pause for a prolonged period the trading of Bitcoin, Ethereum or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2019 there were reports claiming that 80-95% of Bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on currently unregulated exchanges located outside of the United States. Any actual or perceived false trading in the digital asset markets, and any other fraudulent or manipulative acts and practices, could adversely affect the value of SEALSQ’s Approved Cryptocurrencies. Negative perception, a lack of stability in the broader digital asset markets and the closure, temporary shutdown or operational disruption of digital asset trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the digital asset ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in any of the Approved Cryptocurrencies and the broader digital asset ecosystem and greater volatility in the price of the Approved Cryptocurrencies. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX Trading, and BlockFi filed for bankruptcy, following which the market prices of Bitcoin and other digital assets significantly declined. As the price of SEALSQ’s ordinary shares could be affected by the value of any digital assets SEALSQ may hold, the failure of a major participant in the digital asset ecosystem could have a material adverse effect on the market price of its ordinary shares.

SEALSQ’s failure to deal appropriately with conflicts of interest could adversely affect its businesses.

Some of SEALSQ’s executive officers, members of its Investment Committee and members of the Board of Directors engage in personal investment activities. These personal investments, done in their individual capacities or through affiliated investment vehicles, may give rise to potential conflicts or perceived conflicts between the personal financial interests of the executive officers, members of its Investment Committee or members of the Board of Directors and the interests of SEALSQ, any of its subsidiaries or any stockholder other than such executive officers, members of its Investment Committee or members of the SEALSQ Board of Directors.

SEALSQ’s (and as a result WISeKey’s) historical financial statements does not reflect the potential variability in earnings that it may experience in the future relating to holdings of digital assets.

SEALSQ’s (and as a result WISeKey’s) historical financial statements does not fully reflect the potential variability in earnings that it may experience in the future from acquiring, holding or selling significant amounts of digital assets.

The price of Bitcoin and other digital assets has historically been subject to dramatic price fluctuations and is highly volatile.

SEALSQ expects to determine the fair value of its Approved Cryptocurrencies based on quoted (unadjusted) prices on the applicable exchange (if available), and following adoption of ASU 2023-08, will be required to measure its holdings of the Approved Cryptocurrencies at fair value in SEALSQ’s statement of financial position, and to recognize gains and losses from changes in the fair value of its Approved Cryptocurrencies in net income each reporting period, which may create significant volatility in SEALSQ’s reported earnings and decrease the carrying value of its digital assets, which in turn could have a material adverse effect on the market price of its ordinary shares. Conversely, any sale of SEALSQ’s Approved Cryptocurrencies at prices above its carrying value for such assets creates a gain for financial reporting purposes even if SEALSQ would otherwise incur an economic or tax loss with respect to such transaction, which also may result in significant volatility in its reported earnings.

Due in particular to the volatility in the price of Bitcoin, Ethereum and HBAR, SEALSQ expects SEALSQ’s adoption of ASU 2023-08 may increase the volatility of its financial results and it could significantly affect the carrying value of SEALSQ’s Bitcoin and Ethereum on its balance sheet. Due to the investment in WeCan Group SA, the developer of the WeCan token, SEALSQ’s investment in the WeCan token will be valued at cost and reviewed periodically for indicators of impairment. Gains in the value of the WECAN token will only be recognized upon sale of the token.

Due to anticipated future purchases, SEALSQ expects that the proportion of its total assets represented by its holdings of the Approved Cryptocurrencies will increase in the future. As a result, and in particular with respect to the periods with respect to which ASU 2023-08 will apply, and for all future periods, volatility in its earnings may be significantly more than what SEALSQ experienced in prior periods.

The emergence or growth of new digital assets, including those with significant private or public sector backing, could have a negative impact on the price of the Approved Cryptocurrencies and adversely affect SEALSQ’s business.

There are numerous alternative digital assets and many entities, including consortiums and financial institutions, that are researching and investing resources into private or permissioned blockchain platforms or digital assets. If such new digital assets are perceived as superior to those SEALSQ may hold, those new digital assets could gain market share relative to those it may hold and the value of digital assets it may hold could decline or otherwise be lower than it otherwise would have been.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s Central Bank Digital Currency (“CBDC”) project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union, and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, Bitcoin, Ethereum and other digital assets SEALSQ may hold as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of the Approved Cryptocurrencies it may hold to decrease, which could have a material adverse effect on SEALSQ’s business, prospects, financial condition, and operating results.

SEALSQ’s holdings of digital assets will be less liquid than its existing cash and cash equivalents and may not be able to serve as a source of liquidity for it to the same extent as cash and cash equivalents.

Historically, the digital asset markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent to entirely electronic, virtual form and decentralized networks. During times of market instability, SEALSQ may not be able to sell its digital assets at favorable prices or at all. For example, a number of Bitcoin trading venues temporarily halted deposits and withdrawals in 2022. As a result, SEALSQ’s holdings of digital assets may not be able to serve as a source of liquidity for SEALSQ to the same extent as cash and cash equivalents. Further, the Approved Cryptocurrencies SEALSQ intends to hold with its custodians and transact with its trade execution partners do not (and may not in the future) enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, SEALSQ may be unable to enter into term loans or other capital raising transactions collateralized by its unencumbered digital assets, or otherwise generate funds using digital asset holdings, including in particular during times of market instability or when the price of its digital assets has declined significantly. If SEALSQ is unable to sell its digital assets, enter into additional capital raising transactions using its digital assets as collateral, or otherwise generate funds using its digital asset holdings, or if SEALSQ is forced to sell its digital assets at a significant loss, in order to meet its working capital requirements, its business and financial condition could be negatively impacted.

SEALSQ is not registered as an investment company under the Investment Company Act of 1940 (as amended, the “ICA”) or as a Commodity Pool Operator, Commodity Trading Advisor or otherwise under the Commodity Exchange Act of 1936 (as amended, the “CEA”) and shareholders do not have the protections associated with ownership of shares in a registered investment company under the ICA nor the protections afforded by the CEA.

The ICA is designed to protect investors by preventing insiders from managing investment companies to their benefit and to the detriment of public investors, such as the issuance of securities having inequitable or discriminatory provisions; the management of investment companies by irresponsible persons; the use of unsound or misleading methods of computing earnings and asset values; changes in the character of investment companies without the consent of investors; and investment companies engaging in excessive leveraging. To accomplish these ends, the ICA requires the safekeeping and proper valuation of fund assets, restricts greatly transactions with affiliates, limits leveraging, and imposes governance requirements as a check on fund management.

The SEALSQ Group is not registered as an investment company under the ICA, and believes that it is not required to register as such under the ICA. Consequently, its shareholders do not have the regulatory protections provided to investors in investment companies.

SEALSQ will not hold or trade in commodity futures contracts regulated by the CEA, as administered by the CFTC, and believes that it is not a commodity pool for purposes of the CEA, and is not subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor. Consequently, SEALSQ’s shareholders will not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

Regulatory change reclassifying Bitcoin, Ethereum or other digital assets as a security could lead to SEALSQ’s classification as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of Bitcoin, Ethereum or its other digital asset holdings and the market price of its ordinary shares.

Under Sections 3(a)(1)(A) and (C) of the ICA, a company generally will be deemed to be an “investment company” for purposes of the ICA if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. SEALSQ does not believe that it is an “investment company,” as such term is defined in the ICA, and is not registered as an “investment company” under the ICA as of the date hereof.

A determination that the digital assets SEALSQ holds are securities could lead to its classification as an “investment company” under the ICA, if the portion of its assets consisting of digital assets treated as securities, together with other securities SEALSQ holds, exceeds the applicable thresholds in the ICA, which would subject it to significant additional regulatory controls that could have a material adverse effect on its business and operations and may also require SEALSQ to change the manner in which it conducts its business.

On March 17, 2026, the SEC and CFTC issued a joint interpretation (Application of the Federal Securities Laws to Certain Types of Crypto Assets and Certain Transactions Involving Crypto Assets, Release Nos. 33-11412, 34-105020) regarding the application of federal securities laws to certain types of digital assets and transactions, or the Joint Interpretation. According to the Joint Interpretation, based on the SEC’s understanding of their characteristics, terms, and functions as of the date of the Joint Interpretation, Bitcoin (BTC), Ether (ETH), Hedera (HBAR) and certain other digital assets would not, in and of themselves, be considered securities for purposes of the federal securities laws. However, the Joint Interpretation does not mention certain digital assets SEALSQ holds or plans to hold, such as WECAN tokens, and thus, there is uncertainty as to whether such unmentioned digital assets may be treated as securities under the federal securities laws. While the Joint Interpretation provides comfort that Bitcoin, Ether, Hedera and certain other digital assets SEALSQ holds or plans to hold are not securities in and of themselves, certain transactions in such digital assets may nonetheless be considered investment contracts, and thus securities for purposes of the federal securities laws. The Joint Interpretation provides further comfort that specific transactions in non-securities digital assets, such as certain staking and mining services, would not be considered investment contracts. However, the Joint Interpretation does not discuss all digital asset-related activities and transactions that SEALSQ may undertake, and it is possible that certain of those activities or transactions could be determined to involve an investment contract, and thus, the holding, offer or sale of a security by SEALSQ for purposes of federal securities laws.

SEALSQ monitors its assets and income for compliance under the ICA and seeks to conduct its business activities in a manner such that it does not fall within its definitions of “investment company” or that SEALSQ qualifies under one of the exemptions or exclusions provided by the ICA and corresponding SEC regulations. If any of its digital assets are determined to constitute a security for purposes of the federal securities laws, SEALSQ would take steps to reduce the percentage of such digital assets that constitute investment securities under the ICA. These steps may include, among others, selling SEALSQ’s digital assets that SEALSQ might otherwise hold for the long term and deploying its cash in non-investment assets, and it may be forced to sell its digital assets at unattractive prices. SEALSQ may also seek to acquire additional non-investment assets to maintain compliance with the ICA, and it may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to SEALSQ’s business. Any of these actions could have a material adverse effect on SEALSQ’s results of operations and financial condition. Moreover, SEALSQ can make no assurance that it would successfully be able to take the necessary steps to avoid being deemed to be an investment company. If it were unsuccessful, then SEALSQ would have to register as an investment company, and the additional regulatory restrictions imposed by ICA could adversely affect the market price of its digital assets and in turn adversely affect the market price of SEALSQ’s ordinary shares (and, potentially, the market price of WISeKey BVI Shares).

SEALSQ’s custodially-held digital assets may become part of the custodian’s insolvency estate if one or more of its custodians enters bankruptcy, receivership or similar insolvency proceedings.

If digital assets SEALSQ may hold with custodians are considered to be the property of its custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, SEALSQ could be treated as a general unsecured creditor of such custodians, inhibiting its ability to exercise ownership rights with respect to such digital assets and this may ultimately result in the loss of the value related to some or all of such digital assets. A series of high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc. and Binance Holdings Ltd., the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, have highlighted the counterparty risks applicable to owning and transacting in digital assets. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of digital assets, limit the availability to SEALSQ of financing collateralized by digital assets, or create or expose additional counterparty risks. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage SEALSQ may maintain related to digital asset holdings it may have. Even if SEALSQ is able to prevent any digital assets it may hold from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that it would still be delayed or may otherwise experience difficulty in accessing any digital assets it may hold with the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on its financial condition and the market price of its ordinary shares (and, potentially, the market price of WISeKey BVI Shares).

A temporary or permanent blockchain “fork” to its digital assets could adversely affect SEALSQ’s business.

Blockchain protocols, including Bitcoin, Ethereum and the Hedera network, are open source. Any user can propose modifications to the protocol software. If a substantial majority of participants — such as miners in proof-of-work systems or validators in proof-of-stake systems — agree to adopt a proposed change, the modification may be implemented, allowing the protocol to evolve without disrupting network functionality. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork”, i.e., “split” of the impacted blockchain protocol network and respective blockchain, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two parallel versions of the Bitcoin or other blockchain protocol network, as applicable, running simultaneously, but with each split network’s digital asset lacking interchangeability. A “hard fork”–where there is disagreement among the users about the rules of the network — can have a significant negative impact on value of the digital asset.

The Bitcoin network has been subject to “forks” that resulted in the creation of new networks, including Bitcoin cash ABC, Bitcoin cash SV, Bitcoin diamond, Bitcoin gold and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked crypto assets. Due to the lack of a central registry or rulemaking body, no single entity has the ability to dictate the nomenclature of forked digital assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked digital assets, and which results in further confusion to customers as to the nature of assets they hold on platforms, and which can negatively impact the value of the digital assets. In addition, several of these forks were contentious and as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of Bitcoin, or any of their forked alternatives.

Furthermore, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded Ethereum through at least October 2016, resulting in significant losses to some crypto asset platforms. Similar replay attacks occurred in connection with the Bitcoin cash and Bitcoin cash SV network split in November 2018. Another possible result of a hard fork is an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to exceed 50% of the mining power of that network, thereby making digital assets that rely on proof-of-work more susceptible to attack, as has occurred with Ethereum Classic.

SEALSQ intends to recognize forked and airdropped assets consistent with its custodians’ practices and policies. SEALSQ may not immediately or ever have the ability to withdraw a forked or airdropped Bitcoin, Ethereum or other digital assets that is received or created with respect to Bitcoin, Ethereum and/or other digital assets that it holds with SEALSQ’s custodians. Future forks may occur at any time. A fork can lead to a disruption of networks and SEALSQ’s information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of assets.

The due diligence procedures conducted by SEALSQ and its liquidity provider to mitigate transaction risk may fail to prevent transactions with a sanctioned entity.

SEALSQ plans to execute trades through liquidity providers, and will rely on these third parties to implement controls and procedures to mitigate the risk of transacting with sanctioned entities. While SEALSQ expects such third-party service providers to conduct their business in compliance with applicable laws and regulations and in accordance with its contractual arrangements, there is no guarantee that they will do so. Accordingly, SEALSQ may be exposed to risk that its due diligence procedures may fail. If SEALSQ is found to have transacted in digital assets with bad actors that have used digital assets to launder money or with persons subject to sanctions, it may be subject to regulatory proceedings, or digital asset may be subject to freezing or forfeiture and any further transactions or dealings in digital assets by SEALSQ may be restricted or prohibited.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 4, 2025, WISeKey International Holding Ltd (“WISeKey CH” or the “Company”), through its subsidiary, SEALSQ Corp (“SEALSQ”) completed its acquisition of 100% of the share capital of IC’Alps SAS (“IC’Alps”), an Application-Specific Integrated Circuit (“ASIC”) design and supply specialist based in Grenoble, France (the “Transaction”).

The following unaudited pro forma condensed combined financial information (“Pro Forma Financial Information”) gives effect to the completion of the Transaction. The unaudited pro forma balance sheet as of December 31, 2025 gives effect to the Transaction as of August 4, 2025. The unaudited pro forma condensed combined statement of comprehensive income for the years ended December 31, 2025 and December 31, 2024, gives effect to the Transaction as if it had been completed on January 1, 2024.

The Transaction was accounted for as a business combination between WISeKey CH and IC’Alps, using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Codification Topic 805, Business Combinations (“Topic 805”). The Company is the acquiring entity for accounting purposes and, accordingly, the IC’Alps’ assets acquired and liabilities assumed have been adjusted based on fair value at completion of the Transaction on August 4, 2025. The excess of the purchase price over the fair value of identified assets acquired and liabilities assumed was recognized as goodwill.

The Pro Forma Financial Information is based on the historical financial statements of WISeKey CH and IC’Alps and has been prepared to reflect the completion of the Transaction. The pro forma adjustments related to the Transaction include the impact of fair value adjustments on the completion date of the Transaction on August 4, 2025, on the underlying assets and liabilities of IC’Alps as described in Note 2 — Purchase price allocation.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The unaudited pro forma adjustments are based upon the best available information and certain assumptions that WISeKey CH believes to be reasonable.

The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations of the combined company. Future results may vary significantly from the results reflected due to various factors

The Pro Forma Financial Information is presented in thousands of U.S. dollars and has been prepared on the basis of U.S. GAAP and WISeKey CH’s accounting policies. The Pro Forma Financial Information does not reflect adjustments for liabilities or related costs of any integration and similar activities, or benefits, including potential synergies that may be derived in future periods, from the Transaction.

The Pro Forma Financial Information should be read in conjunction with:

•        The audited consolidated financial statements and related notes of WISeKey CH as of and for the year ended December 31, 2024;

•        The audited consolidated financial statements and related notes of WISeKey CH as of and for the year ended December 31, 2025;

•        The audited financial statements and related notes of IC’Alps as of and for the year ended December 31, 2024, which are included elsewhere in this filing; and

•        The audited financial statements and related notes of IC’Alps as of and for the year ended December 31, 2025, which are included elsewhere in this filing.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2025

USD’000	Historical WISeKey CH	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	429,244	429,244
Restricted cash, current	4	4
Accounts receivable, net of allowance for doubtful accounts	5,109	5,109
Inventories	2,012	2,012
Prepaid expenses	2,445	2,445
Investment, current	10,032	10,032
Government assistance	4,579	4,579
Other current assets	2,353	2,353
Total current assets	455,778	455,778

Noncurrent assets
Notes receivable, noncurrent	31	31
Deferred tax credits	2,364	2,364
Property, plant and equipment, net of accumulated depreciation	3,804	3,804
Intangible assets, net of accumulated amortization	20,452	20,452
Cryptocurrency assets	621	621
Finance lease right-of-use assets	126	126
Operating lease right-of-use assets	6,366	6,366
Investments in unconsolidated affiliates	7,857	7,857
Investment in SAFE	1,000	1,000
Available for sale debt securities, non-current	129	129
Goodwill	13,973	13,973
Equity securities, at cost	517	517
Prepaid expenses, noncurrent	1,114	1,114
Other noncurrent assets	455	455
Total noncurrent assets	58,809	58,809
TOTAL ASSETS	514,587	514,587

LIABILITIES
Current liabilities
Accounts payable	19,207	19,207
Notes payable	748	748
Indebtedness to related parties, current	84	84
Convertible note payable, current	10	10
Deferred revenue, current	93	93
Current portion of obligations under operating lease liabilities	932	932
Current portion of obligations under finance lease liabilities	57	57
Income tax payable	3	3
Other current liabilities	14,132	14,132
Total current liabilities	35,266	35,266

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)

As of December 31, 2025

USD’000	Historical WISeKey CH	Pro Forma Combined
Noncurrent liabilities
Bonds, mortgages and other long-term debt	1,047	1,047
Indebtedness to related parties, noncurrent	1,324	1,324
Deferred revenue, noncurrent	13	13
Finance lease liabilities, noncurrent	72	72
Operating lease liabilities, noncurrent	5,536	5,536
Employee benefit plan obligation	4,502	4,502
Deferred income tax liability	4,367	4,367
Other noncurrent liabilities	1,311	1,311
Total noncurrent liabilities	18,172	18,172
TOTAL LIABILITIES	53,438	53,438
Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock – A shares Par value – CHF 0.01	16	16
Common stock – B shares Par value – CHF 0.10	440	440
Share subscription in progress	—	—
Treasury stock	(502)	(502)
Additional paid-in capital	343,015	343,015
Accumulated other comprehensive income/(loss)	3,426	3,426
Accumulated deficit	(300,479)	(300,479)
Total shareholders’ equity	45,916	45,916
NCI in consolidated subsidiaries (SEALSQ NCI – 93.22%)	415,233	415,233
TOTAL LIABILITIES AND EQUITY	514,587	514,587

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF COMPREHENSIVE LOSS

For the year ended December 31, 2025

USD’000	Historical WISeKey CH	IC’Alps	Purchase price allocation (Note 2)	Other pro forma adjustments (Note 3)	Adjusted Pro Forma Combined
Net sales	19,289	3,937		(433)	22,793
Cost of sales	(9,545)	(1,582)			(11,127)
Depreciation of production assets	(506)	—			(506)
Gross profit	9,238	2,355		(433)	11,160

Other operating income	224	9			233
Research & development expenses	(14,883)	(4,627)		433	(19,077)
Selling & marketing expenses	(14,394)	(276)			(14,670)
General & administrative expenses	(27,879)	(1,093)	(1,149)	—	(30,121)
Total operating expenses	(56,932)	(5,987)	(1,149)	433	(63,635)
Operating income/(loss)	(47,694)	(3,632)	(1,149)	—	(52,475)

Non-operating income	13,423	345			13,768
Interest and amortization of debt discount	(224)	(73)			(297)
Non-operating expenses	(3,716)	(97)			(3,813)
Income/(loss) before income tax expense	(38,211)	(3,457)	(1,149)	—	(42,817)

Income tax income/(expense)	163	—	287	—	450
Equity in earnings of unconsolidated affiliates	(106)	—			(106)
Net loss	(38,154)	(3,457)	(862)	—	(42,473)
Net loss attributable to NCI (SEALSQ NCI – 93.22%)	(32,082)	(3,223)	(803)	—	(36,108)
Net income/(loss) attributable to WISeKey CH	(6,072)	(234)	(59)	—	(6,365)

Earnings per Class A share (USD)
Basic					(1.02)
Diluted					(1.02)
Attributable to WISeKey CH
Basic					(0.15)
Diluted					(0.15)

Earnings per Class B share (USD)
Basic					(10.15)
Diluted					(10.15)
Attributable to WISeKey CH
Basic					(1.52)
Diluted					(1.52)

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF COMPREHENSIVE LOSS — (Continued)

For the year ended December 31, 2025

USD’000	Historical WISeKey CH	IC’Alps	Purchase price allocation (Note 2)	Other pro forma adjustments (Note 3)	Adjusted Pro Forma Combined
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	377				377
Unrealized gains on debt securities	25				25
Defined benefit pension plans:
Net gain/(loss) arising during period	(72)	6			(66)
Other comprehensive income/(loss), net of tax:	330	6	—	—	336
Comprehensive loss	(37,824)	(3,451)	(862)	—	(42,137)

OCI attributable to NCI	54	6	—	—	60
OCI attributable to WISeKey CH	276	—	—	—	276

Comprehensive loss attributable to NCI	(32,028)	(3,217)	(803)	—	(36,048)
Comprehensive loss attributable to WISeKey CH	(5,796)	(234)	(59)	—	(6,089)

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF COMPREHENSIVE LOSS

For the year ended December 31, 2024

USD’000	Historical WISeKey CH	IC’Alps	Purchase price allocation (Note 2)	Other pro forma adjustments (Note 3)	Adjusted Pro Forma Combined
Net sales	11,875	10,814		(665)	22,024
Cost of sales	(7,104)	(4,062)			(11,166)
Depreciation of production assets	(478)				(478)
Gross profit	4,293	6,752		(665)	10,380

Other operating income	184	284			468
Research & development expenses	(7,026)	(6,333)		665	(12,694)
Selling & marketing expenses	(8,550)	(549)			(9,099)
General & administrative expenses	(16,324)	(2,112)	(1,887)	(306)	(20,629)
Total operating expenses	(31,716)	(8,710)	(1,887)	359	(41,954)
Operating loss	(27,423)	(1,958)	(1,887)	(306)	(31,574)

Non-operating income	1,629	266			1,895
Loss on debt extinguishment	(32)				(32)
Interest and amortization of debt discount	(1,013)	(56)			(1,069)
Non-operating expenses	(2,018)	(420)			(2,438)
Loss before income tax expense	(28,857)	(2,168)	(1,887)	(306)	(33,218)

Income tax income/(expense)	(3,086)		472		(2,614)
Net loss	(31,943)	(2,168)	(1,415)	(306)	(35,832)
Net loss attributable to NCI (SEALSQ NCI – 87.45%)	(18,497)	(1,898)	(1,239)	(288)	(21,922)
Net loss attributable to WISeKey CH	(13,446)	(270)	(176)	(18)	(13,910)

Earnings per Class A share (USD)
Basic					(1.03)
Diluted					(1.03)
Attributable to WISeKey CH
Basic					(0.40)
Diluted					(0.40)

Earnings per Class B share (USD)
Basic					(10.29)
Diluted					(10.29)
Attributable to WISeKey CH
Basic					(3.99)
Diluted					(3.99)

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF COMPREHENSIVE LOSS — (Continued)

For the year ended December 31, 2024

USD’000	Historical WISeKey CH	IC’Alps	Purchase price allocation (Note 2)	Other pro forma adjustments (Note 3)	Adjusted Pro Forma Combined
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	287	42			329
Defined benefit pension plans:
Net gain/(loss) arising during period	(1,206)	(1)			(1,207)
Other comprehensive income/(loss), net of tax:	(919)	41			(878)
Comprehensive loss	(32,862)	(2,127)	(1,415)	(306)	(36,710)

OCI attributable to NCI	(28)	36			8
OCI attributable to WISeKey CH	(891)	5			(886)

Comprehensive loss attributable to NCI	(18,525)	(1,862)	(1,239)	(288)	(21,914)
Comprehensive loss attributable to WISeKey CH	(14,337)	(265)	(176)	(18)	(14,796)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of preparation

Note 1.1. Description of the Transactions

Transaction

On August 4, 2025, WISeKey International Holding Ltd, through its subsidiary, SEALSQ Corp completed its previously announced acquisition of 100% of the share capital of IC’Alps SAS, a legal entity incorporated in France.

At completion of the Transaction, the aggregate consideration paid by the Company in connection with the Transaction was USD 13.89 million (EUR 12.1 million), of which USD 11.43 million (EUR 10.0 million) was settled in cash and the remainder in USD 2.46 million in ordinary shares of SEALSQ, based on a share price of USD 2.99 per share.

Note 1.2. Pro Forma Financial Information

The Pro Forma Financial Information set forth herein is based upon WISeKey CH’s consolidated financial statements and IC’Alps financial statements which are incorporated in this filing. The Pro Forma Financial Information has been prepared to illustrate the effects of the completion of the Transaction on August 4, 2025, as if it had occurred on January 1, 2024, in respect of the unaudited pro forma condensed combined income statement (“Pro Forma Income Statement”). No pro forma adjustments were required with respect to the balance sheet, as the transaction had no material effect on such statement. Accordingly, the historical amounts are not presented on a pro forma basis.

The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of WISeKey CH’s financial position or results of operations that would have been realized had the Transaction occurred as of the date indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that WISeKey CH will experience after the completion of the Transaction.

The Transaction was accounted for as a business combination using the acquisition method of accounting in accordance with Topic 805, where WISeKey CH is the accounting acquirer and IC’Alps’ assets acquired and liabilities assumed have been adjusted based on fair value on August 4, 2025.

WISeKey CH’s consolidated financial statements were prepared in accordance with U.S. GAAP. IC’Alps financial statements, included elsewhere within this filing, have been prepared on a basis consistent with WISeKey CH’s accounting policies under U.S. GAAP and in U.S. dollars. The adjustments have been prepared as if IC’Alps had always applied U.S. GAAP.

IC’Alps balance sheet as of December 31, 2025, has been translated from Euros (“EUR”) into U.S. Dollars (“USD”) using WISeKey CH’s period end rate of 1.17.

IC’Alps income statement balances for the years ended December 31, 2025 and 2024 have been translated from EUR into USD using WISeKey CH’s average rates of 1.13 and 1.08 respectively.

Note 2. Purchase price allocation

The Transaction will be accounted for as a business combination using the acquisition method under U.S. GAAP. Under this method, IC’Alps’ assets acquired and liabilities assumed have been recorded based on fair value.

The fair value of IC’Alps’ identifiable intangible assets acquired is USD 17.7 million.

Based on the fair values of identifiable intangible assets and their respective weighted average useful lives, an adjustment to the amortization expense has been included in the Pro Forma Income Statement in an amount of USD 1.89 million for the year ended December 31, 2024 and USD 1.15 million for the period from January 1, 2025 until August 3, 2025. This represents the incremental amortization expense over the historical amounts recognized by IC’Alps as a result of identifiable intangible assets being recognized at fair value. The related net decrease in income tax expense for the Pro Forma Income Statement is USD 0.48 million and USD 0.29 million, respectively. This adjustment will recur for the life of the underlying assets.

The fair value and weighted average useful life of intangible assets were as follows:

	Fair value EUR’000	Useful Life in years	Annual Amortization EUR’000	2024 Annual Amortization USD’000	2025 Annual Amortization USD’000
Customer relationships	11,175	19	588	637	664
Technology & Software	1,479	9	164	178	186
Trademark and trade names	575	9	64	69	72
Accreditation	1,123	3	374	405	423
Order backlog	1,105	2	553	598	624
Total acquired identifiable intangible asset	15,457		1,743	1,887	1,969

Note 3. Other pro forma adjustments

The following adjustments have been reflected in the Pro Forma Financial Information. These pro forma adjustments are based on preliminary estimates and assumptions that are subject to change.

(i)     Total transaction and related costs in connection with the Transaction of USD 306,000 are attributable to WISeKey CH. As of December 31, 2025, all of those costs had been incurred and recorded by WISeKey CH. An adjustment of USD 306,000 has been presented in the Pro Forma Income Statement as an increase to selling, general and administrative expenses for the year ended December 31, 2024. It has been assumed that a tax deduction is not available for these transactions and related costs. These one-off costs will not have a continuing impact on WISeKey CH’s results following the completion of the Transaction.

(ii)    Pro forma adjustments have been made to eliminate sales and purchases between WISeKey CH and IC’Alps that had been made in the normal course of business in an amount of USD 665,000 for the year ended December 31, 2024 and USD 433,000 for the period from August 4, 2025 until December 31, 2025.

Note 4. Earnings per share

For the year ended December 31, 2025, pro forma basic earnings per share were calculated on the basis of 1,600,880 weighted average Class A Shares and 4,024,078 weighted average Class B Shares issued and outstanding during the period.

For the year ended December 31, 2024, pro forma basic earnings per share were calculated on the basis of 1,600,880 weighted average Class A Shares and 3,323,581 weighted average Class B Shares issued and outstanding during the period.

WISeKey CH incurred net losses during the reported periods. Therefore, dilutive common shares are assumed not to have been issued as their effect would be anti-dilutive. As a result, basic and diluted weighted average shares are the same, causing diluted net loss per share to be equivalent to basic net loss per share.

On August 4, 2025, WISeKey International Holding Ltd (“WISeKey CH” or the “Company”), through its subsidiary, SEALSQ Corp (“SEALSQ”) completed its acquisition of 100% of the share capital of IC’Alps SAS (“IC’Alps”), an Application-Specific Integrated Circuit (“ASIC”) design and supply specialist based in Grenoble, France (“Transaction A”).

On November 18, 2025, WISeKey CH announced its intention to move its place of incorporation from Switzerland to the British Virgin Islands (“BVI”). The redomiciliation approved by the Board of Directors of WISeKey CH is proposed to be implemented through a cross-border merger of WISeKey CH with and into its wholly owned British Virgin Islands subsidiary, WISeKey International Corp. (“WISeKey BVI”), incorporated on June 17, 2025 (“Transaction B”). The proposed redomiciliation remains subject to various conditions, including regulatory and shareholder approvals, which WISeKey CH expects to seek in 2026. Following completion of the redomiciliation, WISeKey BVI is expected to have a primary listing of its ordinary shares on the SIX Swiss Exchange, in addition to a listing of its ordinary share on Nasdaq.

The following unaudited pro forma condensed combined financial information (“Pro Forma Financial Information”) give effect to the completion of both Transaction A and Transaction B (together the “Transactions”). The unaudited pro forma balance sheet as of December 31, 2025 gives effect to Transaction A and to Transaction B as if it had been completed on December 31, 2025. The unaudited pro forma condensed combined statement of comprehensive income for the years ended December 31, 2025 and December 31, 2024, gives effect to the Transactions as if they had been completed on January 1, 2024.

Transaction A was accounted for as a business combination between WISeKey CH and IC’Alps, using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Codification Topic 805, Business Combinations (“Topic 805”). The Company is the acquiring entity for accounting purposes and, accordingly, the IC’Alps’ assets acquired and liabilities assumed have been adjusted based on fair value at completion of Transaction A on August 4, 2025. The excess of the purchase price over the fair value of identified assets acquired and liabilities assumed was recognized as goodwill.

Transaction B will be accounted for as a combination under common control between WISeKey CH and WISeKey BVI in line with Topic 805 because WISeKey BVI is 100% owned by WISeKey CH. The combination will be accounted for as a reverse acquisition from January 1, 2024 in line with Topic 805-40 “Reverse Acquisitions” because WISeKey BVI, a so-called empty shell private company with no operating activities that is not considered a business under US GAAP standards, will acquire WISeKey CH, a public company listed on SIX Swiss exchange, and its affiliates with the sole objective of listing WISeKey BVI on the Nasdaq as a listing continuation of WISeKey CH. Transaction B being a capital transaction in substance, it qualifies as a reverse acquisition that is considered a recapitalization under common control whereby WISeKey BVI is the legal acquirer and accounting acquiree, whereas WISeKey CH is the legal acquiree and accounting acquirer. In accordance with Topic 805-40, the unaudited pro forma condensed combined financial information is therefore issued by the legal parent, WISeKey BVI, but are considered to be the continuation of the financial statements of the legal subsidiary, WISeKey CH.

In the accompanying unaudited pro forma condensed combined financial information, the assets and liabilities of the accounting acquiree, WISeKey BVI, have been consolidated from January 1, 2024. The transaction being under common control, the assets and liabilities of WISeKey BVI were initially measured at their carrying amounts in the accounts of WISeKey CH, in line with ASC 805-50. No goodwill arose as a result of the transaction. The consolidated statement of comprehensive losses includes the results of WISeKey BVI from January 1, 2024.

As a result of Transaction B each holder of WISeKey CH Class A Shares and WISeKey CH Class B Shares (collectively, the “WISeKey CH Shares”), except for WISeKey CH or any of its subsidiaries, whose shares in WISeKey CH, including WISeKey CH Shares in the form of American Depositary Shares, will be cancelled, will become a holder of WISeKey BVI Shares as follows:

•        Holders of WISeKey CH Class B Shares, par value CHF 0.10 per share (each, a “WISeKey CH Class B Share”), will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of Transaction B, to elect to receive either:

•        one (1) WISeKey BVI ordinary share, with no par value (each, a “WISeKey BVI Ordinary Share”), or

•        ten (10) WISeKey BVI Class B shares, with no par value (each, a “WISeKey BVI Class B Share”), subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH Class A Shares, par value CHF 0.01 per share (each, a “WISeKey CH Class A Share”), will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of Transaction B, to elect to receive either:

•        one (1) WISeKey BVI Class F share, with no par value (each, a “WISeKey BVI Class F Share”), or

•        one (1) WISeKey BVI Class B Share, subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH American Depositary Shares (each, a “WISeKey CH ADS”), each WISeKey CH ADS representing the right to receive one-half (1/2) of one WISeKey CH Class B Share, will not have the ability to elect to receive WISeKey BVI Class B Shares. Instead, they will be entitled to receive one-half (1/2) of one WISeKey BVI Ordinary Share for each WISeKey CH ADS held immediately prior to the effectiveness of Transaction B, subject to the applicable terms of the deposit agreement for the WISeKey CH ADSs.

Under the proposed memorandum and articles of association of WISeKey BVI (the “WISeKey BVI Articles”), the number of WISeKey BVI Class B Shares that can be outstanding will be limited such that the WISeKey BVI Class B Shares do not represent more than 49.999999% of the voting rights in WISeKey BVI before the WISeKey BVI Class F Shares are taken into consideration and assuming all shareholders are present at a given shareholders’ meeting (the “WISeKey BVI Class B Share Cap”).

If the aggregate number of WISeKey BVI Class B Shares timely and validly elected to be received in Transaction B by all electing WISeKey CH shareholders exceeds the WISeKey BVI Class B Share Cap (as described in “Description of Securities After the Merger”), each electing shareholder shall receive its pro rata portion of the WISeKey BVI Class B Share Cap, corresponding to a fraction determined by dividing (i) the number of WISeKey BVI Class B Shares elected to be received by such shareholder by (ii) the aggregate number of WISeKey BVI Class B Shares elected to be received by all electing shareholders, with the number of WISeKey BVI Class B Shares so allocated to each electing WISeKey CH shareholder rounded down to the nearest whole multiple of ten (10) WISeKey BVI Class B Shares, such that the total number of WISeKey BVI Class B Shares issued pursuant to such elections does not exceed the WISeKey BVI Class B Share Cap.

Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of such proration and rounding will be satisfied in WISeKey BVI Ordinary Shares (for WISeKey CH Class B Shares) and WISeKey BVI Class F Shares (for WISeKey CH Class A Shares), respectively, on the basis of (i) one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share not allocated in WISeKey BVI Class B Shares to the electing holder due to the WISeKey BVI Class B Share Cap proration and rounding and (ii) one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share not allocated to the electing holder in WISeKey BVI Class B Shares due to the WISeKey BVI Class B Share Cap proration and rounding.

Holders of WISeKey CH Shares may make elections on a share-by-share basis, such that a holder may elect to receive (i) for WISeKey CH Class B Shares, WISeKey BVI Ordinary Shares in respect of some WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares, or (ii) for WISeKey CH Class A Shares, WISeKey BVI Class F Shares in respect of some WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

Holders of WISeKey CH Class B Shares who do not validly or timely make the election to receive WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held immediately prior to the effectiveness of Transaction B. Holders of WISeKey CH Class A Shares who do not validly or timely make the election to receive WISeKey BVI Class F Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share held immediately prior to the effectiveness of Transaction B.

The Pro Forma Financial Information is based on the historical financial statements of WISeKey CH, IC’Alps and WISeKey BVI and have been prepared to reflect the completion of both Transaction A and Transaction B.

The pro forma adjustments related to Transaction A include the impact of fair value adjustments on the completion date of the Transaction on August 4, 2025, to the underlying assets and liabilities of IC’Alps as described in Note 2 — Purchase price allocation.

The pro forma adjustments related to Transaction B consisted of the adjustments to the common stock balance to reflect the USD nil par value common stock of WISeKey BVI, the cancellation of the 56,508 WISeKey CH Class B Shares held in treasury by WISeKey CH and its subsidiaries, and the related impact of the change in capital structure on the earnings per share calculations.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The unaudited pro forma adjustments are based upon the best available information and certain assumptions that WISeKey CH believes to be reasonable.

In view of the choice given to WISeKey CH’s shareholders for the exchange of their WISeKey CH shares into shares of WISeKey BVI, the unaudited pro forma condensed combined financial information is prepared using 9 scenarios reflecting different exchange ratios for each class of shares as follows:

•        Scenario 1:    100% of WISeKey CH Class A Shares exchanged for WISeKey BVI Class F shares and 100% of WISeKey CH Class B Shares exchanged for WISeKey BVI ordinary shares.

•        Scenario 2:    50% of WISeKey CH Class A Shares exchanged for WISeKey BVI Class F shares and the remaining 50% exchanged for WISeKey BVI Class B shares, and 100% of WISeKey CH Class B Shares exchanged for WISeKey BVI ordinary shares.

•        Scenario 3:    100% of WISeKey CH Class A Shares exchanged for WISeKey BVI Class B shares and 100% of WISeKey CH Class B Shares exchanged for WISeKey BVI ordinary shares.

•        Scenario 4:    100% of WISeKey CH Class A Shares exchanged for WISeKey BVI Class F shares, 50% of WISeKey CH Class B Shares, excluding those represented by WISeKey CH ADS, exchanged for WISeKey BVI Class B shares and the remaining 50% exchanged for WISeKey BVI ordinary shares.

•        Scenario 5:    50% of WISeKey CH Class A Shares exchanged for WISeKey BVI Class F shares and the remaining 50% exchanged for WISeKey BVI Class B shares, 50% of WISeKey CH Class B Shares, excluding those represented by WISeKey CH ADS, exchanged for WISeKey BVI Class B shares and the remaining 50% exchanged for WISeKey BVI ordinary shares.

•        Scenario 6:    100% of WISeKey CH Class A Shares exchanged for WISeKey BVI Class B shares, 50% of WISeKey CH Class B Shares, excluding those represented by WISeKey CH ADS, exchanged for WISeKey BVI Class B shares and the remaining 50% exchanged for WISeKey BVI ordinary shares.

•        Scenario 7:    100% of WISeKey CH Class A Shares exchanged for WISeKey BVI Class F shares, and 100% of WISeKey CH Class B Shares, excluding those represented by WISeKey CH ADS, exchanged for WISeKey BVI Class B shares.

•        Scenario 8:    50% of WISeKey CH Class A Shares exchanged for WISeKey BVI Class F shares and the remaining 50% exchanged for WISeKey BVI Class B shares, and 100% of WISeKey CH Class B Shares, excluding those represented by WISeKey CH ADS, exchanged for WISeKey BVI Class B shares.

•        Scenario 9:    100% of WISeKey CH Class A Shares exchanged for WISeKey BVI Class B shares, and 100% of WISeKey CH Class B Shares, excluding those represented by WISeKey CH ADS, exchanged for WISeKey BVI Class B shares.

The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations of the combined company. Future results may vary significantly from the results reflected due to various factors.

The Pro Forma Financial Information is presented in thousands of U.S. dollars and has been prepared on the basis of U.S. GAAP and WISeKey CH’s accounting policies. The Pro Forma Financial Information does not reflect adjustments for liabilities or related costs of any integration and similar activities, or benefits, including potential synergies that may be derived in future periods, from Transaction A.

The Pro Forma Financial Information should be read in conjunction with:

•        The audited consolidated financial statements and related notes of WISeKey CH as of and for the year ended December 31, 2024;

•        The audited consolidated financial statements and related notes of WISeKey CH as of and for the year ended December 31, 2025;

•        The audited financial statements and related notes of IC’Alps as of and for the year ended December 31, 2024, which are included elsewhere in this filing;

•        The audited financial statements and related notes of IC’Alps as of and for the year ended December 31, 2025, which are included elsewhere in this filing; and

•        The unaudited pro forma condensed combined financial information of WISeKey CH and IC’Alps as of and for the year ended December 31, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2025

USD’000	Historical WISeKey CH	Historical WISeKey BVI	Pro forma adjustments (Note 4)	Pro Forma Combined Scenario 1	Pro Forma Combined Scenario 2	Pro Forma Combined Scenario 3	Pro Forma Combined Scenario 4	Pro Forma Combined Scenario 5	Pro Forma Combined Scenario 6	Pro Forma Combined Scenario 7	Pro Forma Combined Scenario 8	Pro Forma Combined Scenario 9
ASSETS
Current assets
Cash and cash equivalents	429,244			429,244	429,244	429,244	429,244	429,244	429,244	429,244	429,244	429,244
Restricted cash, current	4			4	4	4	4	4	4	4	4	4
Accounts receivable, net of allowance for doubtful accounts	5,109			5,109	5,109	5,109	5,109	5,109	5,109	5,109	5,109	5,109
Inventories	2,012			2,012	2,012	2,012	2,012	2,012	2,012	2,012	2,012	2,012
Prepaid expenses	2,445			2,445	2,445	2,445	2,445	2,445	2,445	2,445	2,445	2,445
Investment, current	10,032			10,032	10,032	10,032	10,032	10,032	10,032	10,032	10,032	10,032
Government assistance	4,579			4,579	4,579	4,579	4,579	4,579	4,579	4,579	4,579	4,579
Other current assets	2,353			2,353	2,353	2,353	2,353	2,353	2,353	2,353	2,353	2,353
Total current assets	455,778	—	—	455,778	455,778	455,778	455,778	455,778	455,778	455,778	455,778	455,778

Noncurrent assets
Notes receivable, noncurrent	31			31	31	31	31	31	31	31	31	31
Deferred tax credits	2,364			2,364	2,364	2,364	2,364	2,364	2,364	2,364	2,364	2,364
Property, plant and equipment, net of accumulated depreciation	3,804			3,804	3,804	3,804	3,804	3,804	3,804	3,804	3,804	3,804
Intangible assets, net of accumulated amortization	20,452			20,452	20,452	20,452	20,452	20,452	20,452	20,452	20,452	20,452
Cryptocurrency assets	621			621	621	621	621	621	621	621	621	621
Finance lease right-of-use assets	126			126	126	126	126	126	126	126	126	126
Operating lease right-of-use assets	6,366			6,366	6,366	6,366	6,366	6,366	6,366	6,366	6,366	6,366
Investments in unconsolidated affiliates	7,857			7,857	7,857	7,857	7,857	7,857	7,857	7,857	7,857	7,857
Investment in SAFE	1,000			1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Available for sale debt securities, non-current	129			129	129	129	129	129	129	129	129	129
Goodwill	13,973			13,973	13,973	13,973	13,973	13,973	13,973	13,973	13,973	13,973
Equity securities, at cost	517			517	517	517	517	517	517	517	517	517
Prepaid expenses, noncurrent	1,114			1,114	1,114	1,114	1,114	1,114	1,114	1,114	1,114	1,114
Other noncurrent assets	455			455	455	455	455	455	455	455	455	455
Total noncurrent assets	58,809	—	—	58,809	58,809	58,809	58,809	58,809	58,809	58,809	58,809	58,809
TOTAL ASSETS	514,587	—	—	514,587	514,587	514,587	514,587	514,587	514,587	514,587	514,587	514,587

LIABILITIES
Current liabilities
Accounts payable	19,207			19,207	19,207	19,207	19,207	19,207	19,207	19,207	19,207	19,207
Notes payable	748			748	748	748	748	748	748	748	748	748
Indebtedness to related parties, current	84			84	84	84	84	84	84	84	84	84
Convertible note payable, current	10			10	10	10	10	10	10	10	10	10
Deferred revenue, current	93			93	93	93	93	93	93	93	93	93
Current portion of obligations under operating lease liabilities	932			932	932	932	932	932	932	932	932	932
Current portion of obligations under finance lease liabilities	57			57	57	57	57	57	57	57	57	57
Income tax payable	3			3	3	3	3	3	3	3	3	3
Other current liabilities	14,132			14,132	14,132	14,132	14,132	14,132	14,132	14,132	14,132	14,132
Total current liabilities	35,266	—	—	35,266	35,266	35,266	35,266	35,266	35,266	35,266	35,266	35,266

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)

As of December 31, 2025

USD’000	Historical WISeKey CH	Historical WISeKey BVI	Pro forma adjustments (Note 4)	Pro Forma Combined Scenario 1	Pro Forma Combined Scenario 2	Pro Forma Combined Scenario 3	Pro Forma Combined Scenario 4	Pro Forma Combined Scenario 5	Pro Forma Combined Scenario 6	Pro Forma Combined Scenario 7	Pro Forma Combined Scenario 8	Pro Forma Combined Scenario 9
Noncurrent liabilities
Bonds, mortgages and other long-term debt	1,047			1,047	1,047	1,047	1,047	1,047	1,047	1,047	1,047	1,047
Indebtedness to related parties, noncurrent	1,324			1,324	1,324	1,324	1,324	1,324	1,324	1,324	1,324	1,324
Deferred revenue, noncurrent	13			13	13	13	13	13	13	13	13	13
Finance lease liabilities, noncurrent	72			72	72	72	72	72	72	72	72	72
Operating lease liabilities, noncurrent	5,536			5,536	5,536	5,536	5,536	5,536	5,536	5,536	5,536	5,536
Employee benefit plan obligation	4,502			4,502	4,502	4,502	4,502	4,502	4,502	4,502	4,502	4,502
Deferred income tax liability	4,367			4,367	4,367	4,367	4,367	4,367	4,367	4,367	4,367	4,367
Other noncurrent liabilities	1,311			1,311	1,311	1,311	1,311	1,311	1,311	1,311	1,311	1,311
Total noncurrent liabilities	18,172	—	—	18,172	18,172	18,172	18,172	18,172	18,172	18,172	18,172	18,172
TOTAL LIABILITIES	53,438	—	—	53,438	53,438	53,438	53,438	53,438	53,438	53,438	53,438	53,438

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock – A shares Par value – CHF 0.01	16		(16)
Common stock – B shares Par value – CHF 0.10	440		(440)
Common stock – F shares Par value – USD nil			—	—	—	—	—	—	—	—	—	—
Common stock – B shares Par value – USD nil			—	—	—	—	—	—	—	—	—	—
Common stock – ordinary shares Par value – USD nil			—	—	—	—	—	—	—	—	—	—
Share subscription in progress	—		—	—	—	—	—	—	—	—	—	—
Treasury stock	(502)		502	—	—	—	—	—	—	—	—	—
Additional paid-in capital	343,015		(46)	342,969	342,969	342,969	342,969	342,969	342,969	342,969	342,969	342,969
Accumulated other comprehensive income/(loss)	3,426			3,426	3,426	3,426	3,426	3,426	3,426	3,426	3,426	3,426
Accumulated deficit	(300,479)			(300,479)	(300,479)	(300,479)	(300,479)	(300,479)	(300,479)	(300,479)	(300,479)	(300,479)
Total shareholders’ equity	45,916	—		45,916	45,916	45,916	45,916	45,916	45,916	45,916	45,916	45,916
NCI in consolidated subsidiaries (SEALSQ NCI – 93.22%)	415,233	—		415,233	415,233	415,233	415,233	415,233	415,233	415,233	415,233	415,233
TOTAL LIABILIITES AND EQUITY	514,587	—		514,587	514,587	514,587	514,587	514,587	514,587	514,587	514,587	514,587

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE LOSS
For the year ended December 31, 2025

USD’000	Historical WISeKey CH	IC’Alps	Purchase price allocation (Note 2)	Other pro forma adjustments (Note 3)	Adjusted Pro Forma Combined	Historical WISeKey BVI	Pro forma adjustments (Note 4)	Pro Forma Combined Scenario 1	Pro Forma Combined Scenario 2	Pro Forma Combined Scenario 3	Pro Forma Combined Scenario 4	Pro Forma Combined Scenario 5	Pro Forma Combined Scenario 6	Pro Forma Combined Scenario 7	Pro Forma Combined Scenario 8	Pro Forma Combined Scenario 9
Net sales	19,289	3,937		(433)	22,793			22,793	22,793	22,793	22,793	22,793	22,793	22,793	22,793	22,793
Cost of sales	(9,545)	(1,582)			(11,127)			(11,127)	(11,127)	(11,127)	(11,127)	(11,127)	(11,127)	(11,127)	(11,127)	(11,127)
Depreciation of production assets	(506)	—			(506)			(506)	(506)	(506)	(506)	(506)	(506)	(506)	(506)	(506)
Gross profit	9,238	2,355		(433)	11,160			11,160	11,160	11,160	11,160	11,160	11,160	11,160	11,160	11,160

Other operating income	224	9			233			233	233	233	233	233	233	233	233	233
Research & development expenses	(14,883)	(4,627)		433	(19,077)			(19,077)	(19,077)	(19,077)	(19,077)	(19,077)	(19,077)	(19,077)	(19,077)	(19,077)
Selling & marketing expenses	(14,394)	(276)			(14,670)			(14,670)	(14,670)	(14,670)	(14,670)	(14,670)	(14,670)	(14,670)	(14,670)	(14,670)
General & administrative expenses	(27,879)	(1,093)	(1,149)	—	(30,121)			(30,121)	(30,121)	(30,121)	(30,121)	(30,121)	(30,121)	(30,121)	(30,121)	(30,121)
Total operating expenses	(56,932)	(5,987)	(1,149)	433	(63,635)			(63,635)	(63,635)	(63,635)	(63,635)	(63,635)	(63,635)	(63,635)	(63,635)	(63,635)
Operating income/(loss)	(47,694)	(3,632)	(1,149)	—	(52,475)			(52,475)	(52,475)	(52,475)	(52,475)	(52,475)	(52,475)	(52,475)	(52,475)	(52,475)

Non-operating income	13,423	345			13,768			13,768	13,768	13,768	13,768	13,768	13,768	13,768	13,768	13,768
Interest and amortization of debt discount	(224)	(73)			(297)			(297)	(297)	(297)	(297)	(297)	(297)	(297)	(297)	(297)
Non-operating expenses	(3,716)	(97)			(3,813)			(3,813)	(3,813)	(3,813)	(3,813)	(3,813)	(3,813)	(3,813)	(3,813)	(3,813)
Income/(loss) before income tax expense	(38,211)	(3,457)	(1,149)	—	(42,817)			(42,817)	(42,817)	(42,817)	(42,817)	(42,817)	(42,817)	(42,817)	(42,817)	(42,817)

Income tax income/(expense)	163	—	287	—	450			450	450	450	450	450	450	450	450	450
Equity in earnings of unconsolidated affiliates	(106)	—			(106)			(106)	(106)	(106)	(106)	(106)	(106)	(106)	(106)	(106)
Net loss	(38,154)	(3,457)	(862)	—	(42,473)			(42,473)	(42,473)	(42,473)	(42,473)	(42,473)	(42,473)	(42,473)	(42,473)	(42,473)
Net loss attributable to NCI (SEALSQ NCI – 93.22%)	(32,082)	(3,223)	(803)	—	(36,108)			(36,108)	(36,108)	(36,108)	(36,108)	(36,108)	(36,108)	(36,108)	(36,108)	(36,108)
Net income/(loss) attributable to WISeKey CH	(6,072)	(234)	(59)	—	(6,365)			(6,365)	(6,365)	(6,365)	(6,365)	(6,365)	(6,365)	(6,365)	(6,365)	(6,365)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE LOSS — (Continued)
For the year ended December 31, 2025

USD’000	Historical WISeKey CH	IC’Alps	Purchase price allocation (Note 2)	Other pro forma adjustments (Note 3)	Adjusted Pro Forma Combined	Historical WISeKey BVI	Pro forma adjustments (Note 4)	Pro Forma Combined Scenario 1	Pro Forma Combined Scenario 2	Pro Forma Combined Scenario 3	Pro Forma Combined Scenario 4	Pro Forma Combined Scenario 5	Pro Forma Combined Scenario 6	Pro Forma Combined Scenario 7	Pro Forma Combined Scenario 8	Pro Forma Combined Scenario 9
Earnings per Class A share (USD)
Basic					(1.02)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted					(1.02)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Attributable to WISeKey CH
Basic					(0.15)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted					(0.15)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Earnings per Class B share (USD)
Basic					(10.15)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted					(10.15)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Attributable to WISeKey CH
Basic					(1.52)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted					(1.52)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Earnings per Class F share (USD)
Basic								(1.02)	(1.02)	—	(1.02)	(1.02)	—	(1.02)	(1.02)	—
Diluted								(1.02)	(1.02)	—	(1.02)	(1.02)	—	(1.02)	(1.02)	—
Attributable to WISeKey BVI
Basic								(0.15)	(0.15)	—	(0.15)	(0.15)	—	(0.15)	(0.15)	—
Diluted								(0.15)	(0.15)	—	(0.15)	(0.15)	—	(0.15)	(0.15)	—

Earnings per Class B share (USD)
Basic								—	(1.02)	(1.02)	(1.02)	(1.02)	(1.02)	(1.02)	(1.02)	(1.02)
Diluted								—	(1.02)	(1.02)	(1.02)	(1.02)	(1.02)	(1.02)	(1.02)	(1.02)
Attributable to WISeKey BVI
Basic								—	(0.15)	(0.15)	(0.15)	(0.15)	(0.15)	(0.15)	(0.15)	(0.15)
Diluted								—	(0.15)	(0.15)	(0.15)	(0.15)	(0.15)	(0.15)	(0.15)	(0.15)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE LOSS — (Continued)
For the year ended December 31, 2025

USD’000	Historical WISeKey CH	IC’Alps	Purchase price allocation (Note 2)	Other pro forma adjustments (Note 3)	Adjusted Pro Forma Combined	Historical WISeKey BVI	Pro forma adjustments (Note 4)	Pro Forma Combined Scenario 1	Pro Forma Combined Scenario 2	Pro Forma Combined Scenario 3	Pro Forma Combined Scenario 4	Pro Forma Combined Scenario 5	Pro Forma Combined Scenario 6	Pro Forma Combined Scenario 7	Pro Forma Combined Scenario 8	Pro Forma Combined Scenario 9
Earnings per ordinary share (USD)
Basic								(10.15)	(10.15)	(10.15)	(10.15)	(10.15)	(10.15)	(10.15)	(10.15)	(10.15)
Diluted								(10.15)	(10.15)	(10.15)	(10.15)	(10.15)	(10.15)	(10.15)	(10.15)	(10.15)
Attributable to WISeKey BVI
Basic								(1.52)	(1.52)	(1.52)	(1.52)	(1.52)	(1.52)	(1.52)	(1.52)	(1.52)
Diluted								(1.52)	(1.52)	(1.52)	(1.52)	(1.52)	(1.52)	(1.52)	(1.52)	(1.52)

Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	377				377			377	377	377	377	377	377	377	377	377
Unrealized gains on debt securities	25				25			25	25	25	25	25	25	25	25	25
Defined benefit pension plans:
Net gain/(loss) arising during period	(72)	6			(66)			(66)	(66)	(66)	(66)	(66)	(66)	(66)	(66)	(66)
Other comprehensive income/(loss), net of tax:	330	6	—	—	336			336	336	336	336	336	336	336	336	336
Comprehensive loss	(37,824)	(3,451)	(862)	—	(42,137)			(42,137)	(42,137)	(42,137)	(42,137)	(42,137)	(42,137)	(42,137)	(42,137)	(42,137)

OCI attributable to NCI	54	6	—	—	60			60	60	60	60	60	60	60	60	60
OCI attributable to WISeKey CH	276	—	—	—	276			276	276	276	276	276	276	276	276	276
Comprehensive loss attributable to NCI	(32,028)	(3,217)	(803)	—	(36,048)			(36,048)	(36,048)	(36,048)	(36,048)	(36,048)	(36,048)	(36,048)	(36,048)	(36,048)
Comprehensive loss attributable to WISeKey CH	(5,796)	(234)	(59)	—	(6,089)			(6,089)	(6,089)	(6,089)	(6,089)	(6,089)	(6,089)	(6,089)	(6,089)	(6,089)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE LOSS

For the year ended December 31, 2024

USD’000	Historical WISeKey CH	IC’Alps	Purchase price allocation (Note 2)	Other pro forma adjustments (Note 3)	Adjusted Pro Forma Combined	Historical WISeKey BVI	Pro forma adjustments (Note 4)	Pro Forma Combined Scenario 1	Pro Forma Combined Scenario 2	Pro Forma Combined Scenario 3	Pro Forma Combined Scenario 4	Pro Forma Combined Scenario 5	Pro Forma Combined Scenario 6	Pro Forma Combined Scenario 7	Pro Forma Combined Scenario 8	Pro Forma Combined Scenario 9
Net sales	11,875	10,814		(665)	22,024			22,024	22,024	22,024	22,024	22,024	22,024	22,024	22,024	22,024
Cost of sales	(7,104)	(4,062)			(11,166)			(11,166)	(11,166)	(11,166)	(11,166)	(11,166)	(11,166)	(11,166)	(11,166)	(11,166)
Depreciation of production assets	(478)				(478)			(478)	(478)	(478)	(478)	(478)	(478)	(478)	(478)	(478)
Gross profit	4,293	6,752		(665)	10,380			10,380	10,380	10,380	10,380	10,380	10,380	10,380	10,380	10,380

Other operating income	184	284			468			468	468	468	468	468	468	468	468	468
Research & development expenses	(7,026)	(6,333)		665	(12,694)			(12,694)	(12,694)	(12,694)	(12,694)	(12,694)	(12,694)	(12,694)	(12,694)	(12,694)
Selling & marketing expenses	(8,550)	(549)			(9,099)			(9,099)	(9,099)	(9,099)	(9,099)	(9,099)	(9,099)	(9,099)	(9,099)	(9,099)
General & administrative expenses	(16,324)	(2,112)	(1,887)	(306)	(20,629)			(20,629)	(20,629)	(20,629)	(20,629)	(20,629)	(20,629)	(20,629)	(20,629)	(20,629)
Total operating expenses	(31,716)	(8,710)	(1,887)	359	(41,954)			(41,954)	(41,954)	(41,954)	(41,954)	(41,954)	(41,954)	(41,954)	(41,954)	(41,954)
Operating loss	(27,423)	(1,958)	(1,887)	(306)	(31,574)			(31,574)	(31,574)	(31,574)	(31,574)	(31,574)	(31,574)	(31,574)	(31,574)	(31,574)

Non-operating income	1,629	266			1,895			1,895	1,895	1,895	1,895	1,895	1,895	1,895	1,895	1,895
Loss on debt extinguishment	(32)				(32)			(32)	(32)	(32)	(32)	(32)	(32)	(32)	(32)	(32)
Interest and amortization of debt discount	(1,013)	(56)			(1,069)			(1,069)	(1,069)	(1,069)	(1,069)	(1,069)	(1,069)	(1,069)	(1,069)	(1,069)
Non-operating expenses	(2,018)	(420)			(2,438)			(2,438)	(2,438)	(2,438)	(2,438)	(2,438)	(2,438)	(2,438)	(2,438)	(2,438)
Loss before income tax expense	(28,857)	(2,168)	(1,887)	(306)	(33,218)			(33,218)	(33,218)	(33,218)	(33,218)	(33,218)	(33,218)	(33,218)	(33,218)	(33,218)

Income tax income/ (expense)	(3,086)		472		(2,614)			(2,614)	(2,614)	(2,614)	(2,614)	(2,614)	(2,614)	(2,614)	(2,614)	(2,614)
Net loss	(31,943)	(2,168)	(1,415)	(306)	(35,832)			(35,832)	(35,832)	(35,832)	(35,832)	(35,832)	(35,832)	(35,832)	(35,832)	(35,832)
Net loss attributable to NCI (SEALSQ NCI – 87.45%)	(18,497)	(1,898)	(1,239)	(288)	(21,922)			(21,922)	(21,922)	(21,922)	(21,922)	(21,922)	(21,922)	(21,922)	(21,922)	(21,922)
Net loss attributable to WISeKey CH	(13,446)	(270)	(176)	(18)	(13,910)			(13,910)	(13,910)	(13,910)	(13,910)	(13,910)	(13,910)	(13,910)	(13,910)	(13,910)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE LOSS — (Continued)

For the year ended December 31, 2024

USD’000	Historical WISeKey CH	IC’Alps	Purchase price allocation (Note 2)	Other pro forma adjustments (Note 3)	Adjusted Pro Forma Combined	Historical WISeKey BVI	Pro forma adjustments (Note 4)	Pro Forma Combined Scenario 1	Pro Forma Combined Scenario 2	Pro Forma Combined Scenario 3	Pro Forma Combined Scenario 4	Pro Forma Combined Scenario 5	Pro Forma Combined Scenario 6	Pro Forma Combined Scenario 7	Pro Forma Combined Scenario 8	Pro Forma Combined Scenario 9
Earnings per Class A share (USD)
Basic					(1.03)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted					(1.03)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Attributable to WISeKey CH
Basic					(0.40)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted					(0.40)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Earnings per Class B share (USD)
Basic					(10.29)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted					(10.29)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Attributable to WISeKey CH
Basic					(3.99)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted					(3.99)			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Earnings per Class F share (USD)
Basic								(1.03)	(1.03)	—	(1.03)	(1.03)	—	(1.03)	(1.03)	—
Diluted								(1.03)	(1.03)	—	(1.03)	(1.03)	—	(1.03)	(1.03)	—
Attributable to WISeKey BVI
Basic								(0.40)	(0.40)	—	(0.40)	(0.40)	—	(0.40)	(0.40)	—
Diluted								(0.40)	(0.40)	—	(0.40)	(0.40)	—	(0.40)	(0.40)	—

Earnings per Class B share (USD)
Basic								—	(1.03)	(1.03)	(1.03)	(1.03)	(1.03)	(1.03)	(1.03)	(1.03)
Diluted								—	(1.03)	(1.03)	(1.03)	(1.03)	(1.03)	(1.03)	(1.03)	(1.03)
Attributable to WISeKey BVI
Basic								—	(0.40)	(0.40)	(0.40)	(0.40)	(0.40)	(0.40)	(0.40)	(0.40)
Diluted								—	(0.40)	(0.40)	(0.40)	(0.40)	(0.40)	(0.40)	(0.40)	(0.40)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE LOSS — (Continued)

For the year ended December 31, 2024

USD’000	Historical WISeKey CH	IC’Alps	Purchase price allocation (Note 2)	Other pro forma adjustments (Note 3)	Adjusted Pro Forma Combined	Historical WISeKey BVI	Pro forma adjustments (Note 4)	Pro Forma Combined Scenario 1	Pro Forma Combined Scenario 2	Pro Forma Combined Scenario 3	Pro Forma Combined Scenario 4	Pro Forma Combined Scenario 5	Pro Forma Combined Scenario 6	Pro Forma Combined Scenario 7	Pro Forma Combined Scenario 8	Pro Forma Combined Scenario 9
Earnings per ordinary share (USD)
Basic								(10.29)	(10.29)	(10.29)	(10.29)	(10.29)	(10.29)	(10.29)	(10.29)	(10.29)
Diluted								(10.29)	(10.29)	(10.29)	(10.29)	(10.29)	(10.29)	(10.29)	(10.29)	(10.29)
Attributable to WISeKey BVI
Basic								(3.99)	(3.99)	(3.99)	(3.99)	(3.99)	(3.99)	(3.99)	(3.99)	(3.99)
Diluted								(3.99)	(3.99)	(3.99)	(3.99)	(3.99)	(3.99)	(3.99)	(3.99)	(3.99)

Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	287	42			329			329	329	329	329	329	329	329	329	329
Defined benefit pension plans:
Net gain/(loss) arising during period	(1,206)	(1)			(1,207)			(1,207)	(1,207)	(1,207)	(1,207)	(1,207)	(1,207)	(1,207)	(1,207)	(1,207)
Other comprehensive income/(loss), net of tax:	(919)	41			(878)			(878)	(878)	(878)	(878)	(878)	(878)	(878)	(878)	(878)
Comprehensive loss	(32,862)	(2,127)	(1,415)	(306)	(36,710)			(36,710)	(36,710)	(36,710)	(36,710)	(36,710)	(36,710)	(36,710)	(36,710)	(36,710)

OCI attributable to NCI	(28)	36			8			8	8	8	8	8	8	8	8	8
OCI attributable to WISeKey CH	(891)	5			(886)			(886)	(886)	(886)	(886)	(886)	(886)	(886)	(886)	(886)
Comprehensive loss attributable to NCI	(18,525)	(1,862)	(1,239)	(288)	(21,914)			(21,914)	(21,914)	(21,914)	(21,914)	(21,914)	(21,914)	(21,914)	(21,914)	(21,914)
Comprehensive loss attributable to WISeKey CH	(14,337)	(265)	(176)	(18)	(14,796)			(14,796)	(14,796)	(14,796)	(14,796)	(14,796)	(14,796)	(14,796)	(14,796)	(14,796)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of preparation

Note 1.1. Description of the Transactions

Transaction A

On August 4, 2025, WISeKey International Holding Ltd, through its subsidiary, SEALSQ Corp completed its previously announced acquisition of 100% of the share capital of IC’Alps SAS, a legal entity incorporated in France.

At completion of the Transaction, the aggregate consideration paid by the Company in connection with the Transaction was USD 13.89 million (EUR 12.1 million), of which USD 11.43 million (EUR 10.0 million) was settled in cash and the remainder USD 2.46 million in ordinary shares of SEALSQ, based on a share price of USD 2.99 per share.

Transaction B

On November 18, 2025, WISeKey CH announced its intention to move its place of incorporation from Switzerland to the British Virgin Islands. The redomiciliation approved by the Board of Directors of WISeKey CH is proposed to be implemented through a cross-border merger of WISeKey CH with and into its wholly owned British Virgin Islands subsidiary, WISeKey BVI, incorporated on June 17, 2025. The proposed redomiciliation remains subject to various conditions, including regulatory and shareholder approvals, which WISeKey CH expects to seek in 2026. Following completion of the redomiciliation, WISeKey BVI is expected to have a primary listing of its ordinary shares on the SIX Swiss Exchange, in addition to a listing of its ordinary share on Nasdaq.

As a result of Transaction B, each holder of WISeKey CH Class A Shares and WISeKey CH Class B Shares (collectively, the “WISeKey CH Shares”), except for WISeKey CH or any of its subsidiaries, whose shares in WISeKey CH, including WISeKey CH Shares in the form of American Depositary Shares, will be cancelled, will become a holder of WISeKey BVI Shares as follows:

•        Holders of WISeKey CH Class B Shares, par value CHF 0.10 per share (each, a “WISeKey CH Class B Share”), will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of Transaction B, to elect to receive either:

•        one (1) WISeKey BVI ordinary share, with no par value (each, a “WISeKey BVI Ordinary Share”), or

•        ten (10) WISeKey BVI Class B shares, with no par value (each, a “WISeKey BVI Class B Share”), subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH Class A Shares, par value CHF 0.01 per share (each, a “WISeKey CH Class A Share”), will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of Transaction B, to elect to receive either:

•        one (1) WISeKey BVI Class F share, with no par value (each, a “WISeKey BVI Class F Share”), or

•        one (1) WISeKey BVI Class B Share, subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH American Depositary Shares (each, a “WISeKey CH ADS”), each WISeKey CH ADS representing the right to receive one-half (1/2) of one WISeKey CH Class B Share, will not have the ability to elect to receive WISeKey BVI Class B Shares. Instead, they will be entitled to receive one-half (1/2) of one WISeKey BVI Ordinary Share for each WISeKey CH ADS held immediately prior to the effectiveness of Transaction B, subject to the applicable terms of the deposit agreement for the WISeKey CH ADSs.

Under the proposed memorandum and articles of association of WISeKey BVI (the “WISeKey BVI Articles”), the number of WISeKey BVI Class B Shares that can be outstanding will be limited such that the WISeKey BVI Class B Shares do not represent more than 49.999999% of the voting rights in WISeKey BVI before the WISeKey BVI Class F Shares are taken into consideration and assuming all shareholders are present at a given shareholders’ meeting (the “WISeKey BVI Class B Share Cap”).

If the aggregate number of WISeKey BVI Class B Shares timely and validly elected to be received in Transaction B by all electing WISeKey CH shareholders exceeds the WISeKey BVI Class B Share Cap (as described in “Description of Securities After the Merger”), each electing shareholder shall receive its pro rata portion of the WISeKey BVI Class B Share Cap, corresponding to a fraction determined by dividing (i) the number of WISeKey BVI Class B Shares elected to be received by such shareholder by (ii) the aggregate number of WISeKey BVI Class B Shares elected to be received by all electing shareholders, with the number of WISeKey BVI Class B Shares so allocated to each electing WISeKey CH shareholder rounded down to the nearest whole multiple of ten (10) WISeKey BVI Class B Shares, such that the total number of WISeKey BVI Class B Shares issued pursuant to such elections does not exceed the WISeKey BVI Class B Share Cap.

Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of such proration and rounding will be satisfied in WISeKey BVI Ordinary Shares (for WISeKey CH Class B Shares) and WISeKey BVI Class F Shares (for WISeKey CH Class A Shares), respectively, on the basis of (i) one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share not allocated in WISeKey BVI Class B Shares to the electing holder due to the WISeKey BVI Class B Share Cap proration and rounding and (ii) one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share not allocated to the electing holder in WISeKey BVI Class B Shares due to the WISeKey BVI Class B Share Cap proration and rounding.

Holders of WISeKey CH Shares may make elections on a share-by-share basis, such that a holder may elect to receive (i) for WISeKey CH Class B Shares, WISeKey BVI Ordinary Shares in respect of some WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares, or (ii) for WISeKey CH Class A Shares, WISeKey BVI Class F Shares in respect of some WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

Holders of WISeKey CH Class B Shares who do not validly or timely make the election to receive WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held immediately prior to the effectiveness of Transaction B. Holders of WISeKey CH Class A Shares who do not validly or timely make the election to receive WISeKey BVI Class F Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share held immediately prior to the effectiveness of Transaction B.

Note 1.2. Pro Forma Financial Information

The Pro Forma Financial Information set forth herein is based upon WISeKey CH’s consolidated financial statements, and IC’Alps and WISeKey BVI financial information which are incorporated in this filing. The Pro Forma Financial Information has been prepared to illustrate the effects of the completion of Transaction A and Transaction B, as if they had occurred on January 1, 2024 in respect of the unaudited pro forma condensed combined income statement (“Pro Forma Income Statement”) and as if Transaction B had occurred on December 31, 2025 in respect of the unaudited pro forma condensed combined balance sheet (“Pro Forma Balance Sheet”).

The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of WISeKey BVI’s financial position or results of operations that would have been realized had Transaction A and Transaction B occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that WISeKey BVI will experience after the completion of Transaction B.

Transaction A was accounted for as a business combination using the acquisition method of accounting in accordance with Topic 805, where WISeKey CH is the accounting acquirer and IC’Alps’ assets acquired and liabilities assumed have been adjusted based on their fair value on August 4, 2025.

Transaction B will be accounted for as a combination under common control between WISeKey CH and WISeKey BVI in line with Topic 805 because WISeKey BVI is 100% owned by WISeKey CH. The combination will be accounted for as a reverse acquisition from January 1, 2024 in line with Topic 805-40 “Reverse Acquisitions” because WISeKey

BVI, a so-called empty shell private company with no operating activities that is not considered a business under US GAAP standards, will acquire WISeKey CH, a public company listed on SIX Swiss exchange, and its affiliates with the sole objective of listing WISeKey BVI on the Nasdaq as a listing continuation of WISeKey CH. Transaction B being a capital transaction in substance, it qualifies as a reverse acquisition that is considered a recapitalization under common control whereby WISeKey BVI is the legal acquirer and accounting acquiree, whereas WISeKey CH is the legal acquiree and accounting acquirer. In accordance with Topic 805-40, the unaudited pro forma condensed combined financial information is therefore issued by the legal parent, WISeKey BVI, but are considered to be the continuation of the financial statements of the legal subsidiary, WISeKey CH.

In the accompanying unaudited pro forma condensed combined financial information, the assets and liabilities of the accounting acquiree, WISeKey BVI, have been consolidated from January 1, 2024. The transaction being under common control, the assets and liabilities of WISeKey BVI were initially measured at their carrying amounts in the accounts of WISeKey CH, in line with ASC 805-50. No goodwill arose as a result of the transaction. The consolidated statement of comprehensive losses includes the results of WISeKey BVI from January 1, 2024.

WISeKey CH’s consolidated financial statements and WISeKey BVI’s financial information were prepared in accordance with U.S. GAAP. IC’Alps financial statements, included elsewhere within this filing, have been prepared on a basis consistent with WISeKey CH’s accounting policies under U.S. GAAP and in U.S. dollars. The adjustments have been prepared as if IC’Alps had always applied U.S. GAAP.

IC’Alps’ balance sheet as of December 31, 2025, have been translated from Euros (“EUR”) into U.S. Dollars (“USD”) using WISeKey CH’s period end rate of 1.17.

IC’Alps’ income statement balances for the years ended December 31, 2025 and 2024 have been translated from EUR into USD using WISeKey CH’s average rates of 1.13 and 1.08 respectively.

Note 2. Purchase price allocation

Transaction A was accounted for as a business combination using the acquisition method under U.S. GAAP. Under this method, IC’Alps’ assets acquired and liabilities assumed have been recorded based on fair value.

The fair value of IC’Alps’ identifiable intangible assets acquired is USD 17.7 million.

Based on the fair values of identifiable intangible assets and their respective weighted average useful lives, an adjustment to the amortization expense has been included in the Pro Forma Income Statement in an amount of USD 1.89 million for the year ended December 31, 2024 and USD 1.15 million for the period from January 1, 2025 until August 3, 2025. This represents the incremental amortization expense over the historical amounts recognized by IC’Alps as a result of identifiable intangible assets being recognized at fair value. The related net decrease in income tax expense for the Pro Forma Income Statement is USD 0.48 million and USD 0.29 million, respectively. This adjustment will recur for the life of the underlying assets.

The fair value, weighted average useful life and annual amortization of identifiable intangible assets are as follows:

	Fair value EUR’000	Useful Life in years	Annual Amortization EUR’000	2024 Annual Amortization USD’000	2025 Annual Amortization USD’000
Customer relationships	11,175	19	588	637	664
Technology & Software	1,479	9	164	178	186
Trademark and trade names	575	9	64	69	72
Accreditation	1,123	3	374	405	423
Order backlog	1,105	2	553	598	624
Total acquired identifiable intangible asset	15,457		1,743	1,887	1,969

Note 3. Other pro forma adjustments — Transaction A

The following adjustments have been reflected in the Pro Forma Financial Information. These pro forma adjustments are based on preliminary estimates and assumptions that are subject to change.

(i)     Total transaction and related costs in connection with Transaction A of USD 306,000 are attributable to WISeKey CH. As of December 31, 2025, all of those costs had been incurred and recorded by WISeKey CH. An adjustment of USD 306,000 has been presented in the Pro Forma Income Statement as an increase to selling, general and administrative expenses for the year ended December 31, 2024. It has been assumed that a tax deduction is not available for these transactions and related costs. These one-off costs will not have a continuing impact on WISeKey CH’s results following the completion of Transaction A.

(ii)    Pro forma adjustments have been made to eliminate sales and purchases between WISeKey CH and IC’Alps that had been made in the normal course of business in an amount of USD 665,000 for the year ended December 31, 2024 and USD 433,000 for the period from August 4, 2025 until December 31, 2025.

Note 4. Other pro forma adjustments — Transaction B

The following adjustments have been reflected in the Pro Forma Financial Information. These pro forma adjustments are based on preliminary estimates and assumptions that are subject to change in relation to Transaction B.

These pro forma adjustments consisted of the adjustments to the common stock balance to reflect the USD nil par value common stock of WISeKey BVI and the cancellation of the 56,508 WISeKey CH Class B Shares held in treasury by WISeKey CH and its subsidiaries.

USD’000	Common stock	Share subscription in progress	Treasury stock	Additional paid-in capital
Elimination of WISeKey CH equity	(456)	—	—	456
Cancellation of WISeKey CH treasury stock	—	—	502	(502)
	(456)	—	502	(46)

Note 5. Earnings per share

For the year ended December 31, 2025 and the year ended December 31, 2024, the pro forma basic earnings per share was calculated using the following denominators which include issued and outstanding shares for each period:

	Year ended December 31, 2025			Year ended December 31, 2024
USD’000	WISeKey BVI Class F Shares	WISeKey BVI Class B Shares	WISeKey BVI Ordinary Shares	WISeKey BVI Class A Shares	WISeKey BVI Class B Shares	WISeKey BVI Ordinary Shares
Scenario 1	1,600,880	—	4,024,078	1,600,880	—	3,323,581
Scenario 2	800,440	800,440	4,024,078	800,440	800,440	3,323,581
Scenario 3	—	1,600,880	4,024,078	—	1,600,880	3,323,581
Scenario 4	1,600,880	15,615,041	2,462,574	1,600,880	12,112,555	2,112,325
Scenario 5	800,440	16,415,481	2,462,574	800,440	12,912,995	2,112,325
Scenario 6	—	17,215,921	2,462,574	—	13,713,435	2,112,325
Scenario 7	1,600,880	31,230,083	901,070	1,600,880	24,225,110	901,070
Scenario 8	800,440	32,030,523	901,070	800,440	25,025,550	901,070
Scenario 9	—	32,830,963	901,070	—	25,825,990	901,070

WISeKey CH incurred net losses during the reported periods. Therefore, dilutive common shares are assumed not to have been issued as their effect would be anti-dilutive. As a result, basic and diluted weighted average shares are the same, causing diluted net loss per share to be equivalent to basic net loss per share.

Unaudited Pro Forma Condensed Combined Financial Information

On November 9, 2025, WISeKey entered into a definitive business combination agreement with Columbus Acquisition Corp. (“CAC”), a publicly traded special purpose acquisition company, pursuant to which WISeKey’s wholly owned subsidiary WISeSat.Space Corp (“WISeSat”) is expected to become a publicly listed company on the Nasdaq Stock Market following completion of the transaction. References to “Pubco” refer to WISeSat.Space Holdings Corp., a British Virgin Islands business company. Following the business combination, CAC and WISeSat will become wholly owned subsidiaries of Pubco.

The accompanying unaudited pro forma combined financial information has been prepared to illustrate the effects of (i) the reverse recapitalization of WISeSat by Columbus Acquisition Corp. (“CAC”), (ii) the redomiciliation of WISeKey, and (iii) the business combination involving IC’Alps and WISeKey (collectively, the “Transactions”), as if such Transactions had occurred on December 31, 2025 for purposes of the pro forma balance sheet and on January 1, 2024 for purposes of the pro forma statement of operations.

The reverse recapitalization between CAC and WISeSat is reflected as a capital transaction for accounting purposes. CAC is treated as the accounting acquirer, and WISeSat is treated as the accounting acquiree. Because the transaction does not constitute a business combination under ASC 805, no step-up to fair value is recorded for WISeSats assets and liabilities. The historical financial statements of WISeSat are carried forward without adjustment, except for the impact of conforming accounting policies and the effects of the recapitalization on equity.

Separately, the business combination between IC’Alps and WISeKey is accounted for under the acquisition method of accounting in accordance with ASC 805. WISeKey is treated as the accounting acquirer. As a result:

•        Identifiable assets acquired and liabilities assumed are recognized at fair value as of the acquisition date.

•        Any resulting goodwill or bargain purchase gain is recorded in accordance with ASC 805.

•        The pro forma adjustments include the effects of purchase accounting, including fair value step-ups, amortization of acquired intangible assets, and alignment of IC’Alps’ accounting policies with those of WISeKey.

These acquisition-method adjustments are distinct from the reverse recapitalization described above and are presented separately in the accompanying pro forma financial information.

The redomiciliation of WISeKey has been reflected on a combined basis in the pro forma financial statements as it represents changes in the legal structure of the consolidated group and do not result in the recognition or derecognition of assets or liabilities.

Noncontrolling Interest Adjustment

The pro forma financial statements reflect the recognition of noncontrolling interest (“NCI”) attributable to the shareholders of CAC following the consummation of the Transactions. As part of the reverse recapitalization, the historical equity of WISeSat is recapitalized and CAC shareholders retain an ownership interest in the combined company that is presented as NCI.

The NCI adjustment reflects the allocation of the post-combination consolidated net assets and results of operations between the controlling interest held by the legacy shareholders of WISeKey and the noncontrolling interest held by CAC, based on their relative ownership percentages at the effective time of the Transactions.

The amount of NCI recorded in the pro forma financial statements has been determined based on the implied ownership percentages resulting from the equity structure established in the merger agreement after giving effect to (i) the issuance of new equity interests in connection with the Transactions and (ii) redemptions of CAC shares.

No additional adjustments have been made to reflect fair value step-ups or purchase accounting adjustments to the historical net assets of WISeKey, other than those specifically identified in the WISeKey pro forma financial statements, as the Transactions as accounted for as a reverse recapitalization with respect to the CAC component.

Combination of Pro Forma Presentations

Separate pro forma financial statements were initially prepared to reflect (i) the CAC and WISeSat reverse recapitalization and (ii) the business combination involving WISeKey and IC’Alps and related redomiciliation transactions. Because these transactions are contemporaneous, interdependent, and give rise to a single combined post-transaction capital structure, the pro forma financial information has been presented on a combined basis.

Management has concluded that presenting a single combined pro forma presentation more appropriately reflects the ultimate consolidated financial position and results of operations of the combined entity.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025

	WISeKey (Historical)	IC’Alps (Historical)	WISeKey BVI (Historical)	Purchase Price Allocation Adjustments	Other Pro Forma Adjustments (Note 4)	New WISeKey	CAC (Historical)	Pubco (Historical)	Scenario 1: No Redemption Scenario			Scenario 2: 50% Redemption Scenario			Scenario 3: 100% Redemption Scenario
									Pro Forma Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$429,244	$—	$—	$—	$—	$429,244	$484	$—	$26,089	A	$452,226	$(13,200)	R	$439,026	$(13,200)	R	$425,826
									(1,000)	C
									(40)	J
									(1,455)	K
									(1,096)	L
Restricted cash, current	4	—	—	—	—	4	—	—	—		4	—		4			4
Accounts receivable, net of allowance for doubtful accounts	5,109	—	—	—	—	5,109	—	—	—		5,109	—		5,109			5,109
Inventories	2,012	—	—	—	—	2,012	—	—	—		2,012	—		2,012	—		2,012
Prepaid expenses	2,445	—	—	—	—	2,445	5	—	—		2,450	—		2,450	—		2,450
Investment, current	10,032	—	—	—	—	10,032	—	—	—		10,032	—		10,032	—		10,032
Government assistance	4,579	—	—	—	—	4,579	—	—	—		4,579	—		4,579	—		4,579
Other current assets	2,353	—	—	—	—	2,353	—	—	—		2,353	—		2,353	—		2,353
Total current assets	455,778	—	—	—	—	455,778	489	—	22,498		478,765	(13,200)		465,565	(13,200)		452,365
Non-current assets
Cash and marketable securities held in Trust Account	—	—	—	—	—	—	62,232	—	(26,399)	A	—	—		—	—		—
									(35,833)	H
Notes receivable, non current	31	—	—	—	—	31	—	—			31	—		31	—		31
Deferred tax credits	2,364	—	—	—	—	2,364	—	—			2,364	—		2,364	—		2,364
Property, plant and equipment, net of accumulated depreciation	3,804	—	—	—	—	3,804	—	—			3,804	—		3,804	—		3,804
Intangible assets, net of accumulated amortization	21,073	—	—	—	—	21,073	—	—			21,073	—		21,073	—		21,073
Finance lease right-of-use assets	126	—	—	—	—	126	—	—			126	—		126	—		126
Operating lease right-of-use assets	6,366	—	—	—	—	6,366	—	—			6,366	—		6,366	—		6,366
Investments in unconsolidated affiliates	7,857	—	—	—	—	7,857	—	—			7,857	—		7,857	—		7,857
Investment in SAFE	1,000	—	—	—	—	1,000	—	—			1,000	—		1,000	—		1,000

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF DECEMBER 31, 2025

	WISeKey (Historical)	IC’Alps (Historical)	WISeKey BVI (Historical)	Purchase Price Allocation Adjustments	Other Pro Forma Adjustments (Note 4)	New WISeKey	CAC (Historical)	Pubco (Historical)	Scenario 1: No Redemption Scenario			Scenario 2: 50% Redemption Scenario		Scenario 3: 100% Redemption Scenario
									Pro Forma Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Available for sale debt securities, non-current	129	—	—	—	—	129	—	—			129	—	129	—	129
Goodwill	13,973	—	—	—	—	13,973	—	—			13,973	—	13,973	—	13,973
Equity securities, at cost	517	—	—	—	—	517	—	—			517	—	517	—	517
Prepaid expenses, noncurrent	1,114	—	—	—	—	1,114	—	—			1,114	—	1,114	—	1,114
Other noncurrent assets	455	—	—	—	—	455	—	—			455	—	455	—	455
Total non-current assets	58,809	—	—	—	—	58,809	62,232	—	(62,232)		58,809	—	58,809	—	58,809
Total assets	$514,587	$—	$—	$—	$—	$514,587	$62,721	$—	$(39,734)		$537,574	$(13,200)	$524,374	$(13,200)	$511,174

LIABILITIES
Current liabilities
Accounts payable	$19,207	—	—	—	—	19,207	$—	—	$—		$19,207	$—	$19,207	$—	$19,207
Accounts payable and accrued expenses	—	—	—	—	—	—	230	—	(230)	A	—	—	—	—	—
Notes payable	748	—	—	—	—	748	—	—	—		748	—	748	—	748
Indebtedness to related parties, current	84	—	—	—	—	84	—	—	—		84	—	84	—	84
Convertible note payable, current	10	—	—	—	—	10	—	—	—		10	—	10	—	10
Deferred revenue, current	93	—	—	—	—	93	—	—	—		93	—	93	—	93
Current portion of obligations under operating lease liabilities	932	—	—	—	—	932	—	—	—		932	—	932	—	932
Current portion of obligations under finance lease liabilities	57	—	—	—	—	57	—	—	—		57	—	57	—	57
Income tax payable	3	—	—	—	—	3	—	—	—		3	—	3	—	3
Other current liabilities	14,132	—	—	—	—	14,132	—	—	—		14,132	—	14,132	—	14,132
Due to related party – administrative expenses	—	—	—	—	—	—	80	—	(80)	A	—	—	—	—	—
Total current liabilities	35,266	—	—	—	—	35,266	310	—	(310)		35,266	—	35,266	—	35,266

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF DECEMBER 31, 2025

	WISeKey (Historical)	IC’Alps (Historical)	WISeKey BVI (Historical)	Purchase Price Allocation Adjustments	Other Pro Forma Adjustments (Note 4)	New WISeKey	CAC (Historical)	Pubco (Historical)	Scenario 1: No Redemption Scenario			Scenario 2: 50% Redemption Scenario		Scenario 3: 100% Redemption Scenario
									Pro Forma Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Non-current liabilities
Bonds, mortgages and other long-term debt	1,047	—	—	—	—	1,047	—	—	—		1,047	—	1,047	—	1,047
Indebtedness to related parties, noncurrent	1,324	—	—	—	—	1,324	—	—	—		1,324	—	1,324	—	1,324
Deferred revenue, noncurrent	13	—	—	—	—	13	—	—	—		13	—	13	—	13
Finance lease liabilities, noncurrent	72	—	—	—	—	72	—	—	—		72	—	72	—	72
Operating lease liabilities, noncurrent	5,536	—	—	—	—	5,536	—	—	—		5,536	—	5,536	—	5,536
Employee benefit plan obligation	4,502	—	—	—	—	4,502	—	—	—		4,502	—	4,502	—	4,502
Deferred income tax liability	4,367	—	—	—	—	4,367	—	—	—		4,367	—	4,367	—	4,367
Other noncurrent liabilities	1,311	—	—	—	—	1,311	—	—	—		1,311	—	1,311	—	1,311
Total non-current liabilities	18,172	—	—	—	—	18,172	—	—	—		18,172	—	18,172	—	18,172
Total liabilities	53,438	—	—	—	—	53,438	310	—	(310)		53,438	—	53,438	—	53,438

CAC ordinary shares subject to possible redemption	—	—	—	—	—	—	62,232	—	(26,399)	B	—	—	—	—	—
									(35,833)	H

SHAREHOLDERS’ EQUITY
Common stock – A shares, par value – CHF 0.01	16	—	—	—	(16)	—	—	—	—		—	—	—	—	—
Common stock – B shares, par value – CHF 0.10	440	—	—	—	(440)	—	—	—	—		—	—	—	—	—
Comon stock – F shares, par value – USD nil	—	—	—	—	—	—	—	—	—		—	—	—	—	—
Common stock – B shares, par value – USD nil	—	—	—	—	—	—	—	—	—		—	—	—	—	—
Common stock – ordinary shares – par value USD nil	—	—	—	—	—	—	—	—	—		—	—	—	—	—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF DECEMBER 31, 2025

	WISeKey (Historical)	IC’Alps (Historical)	WISeKey BVI (Historical)	Purchase Price Allocation Adjustments	Other Pro Forma Adjustments (Note 4)	New WISeKey	CAC (Historical)	Pubco (Historical)	Scenario 1: No Redemption Scenario			Scenario 2: 50% Redemption Scenario			Scenario 3: 100% Redemption Scenario
									Pro Forma Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Share subscription in progress	—	—	—	—	—	—	—	—	—		—	—		—	—		—
Treasury stock	(502)	—	—	—	502	—	—	—	—		—	—		—	—		—
CAC ordinary shares	—	—	—	—		—	—	—	—	E	—	—		—	—		—
Additional paid-in capital	343,015	—	—	—	(46)	342,969	—	—	26,399	B	360,257	(13,200)	R	350,341	(13,200)	R	339,368
									(1,000)	C		3,284	S		2,227	S
									179	E
									119	G
									(1,455)	K
									(1,096)	L
									(5,858)	S
Accumulated other comprehensive income	3,426	—	—	—	—	3,426	—	—	—		3,426	—		3,426			3,426
Accumulated deficit	(300,479)	—	—	—	—	(300,479)	179	—	(179)	E	(300,638)	—		(300,638)	—		(300,638)
									(119)	G
									(40)	J
Total shareholders’ (deficit) equity attributable to WISeKey	45,916	—	—	—	—	45,916	179	—	16,950		63,045	(9,916)		53,129	(10,973)		42,156

NCI in consolidated subsidiaries (SEALSQ NCI - 93.22%; CAC NCI – 20% No Redemption Scenario, 16% – 50% Redemption Scenario; 11% - 100% Redemption Scenario)	415,233	—	—	—	—	415,233	—	—	5,858	S	421,091	(3,284)	S	417,807	(2,227)	S	415,580
Total shareholders’ equity and liabilities	$514,587	$—	$—	$—	$—	$514,587	$62,721	$—	$(39,734)		$537,574	$(13,200)		$524,374	$(13,200)		$511,174

____________

(1)      The unaudited pro forma condensed combined balance sheet as of December 31, 2025, combines the historical audited balance sheet of WISeKey as of December 31, 2025, with the historical audited balance sheet of IC’Alps as of December 31, 2025, the historical audited balance sheet of CAC as of December 31, 2025, and the historical audited consolidated balance sheet of Pubco as of December 31, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

	WISeKey (Historical)	IC’Alps (Historical)	WISeKey BVI (Historical)	Purchase Price Allocation Adjustments			Other Pro Forma Adjustments (Note 4)		New WISeKey	CAC (Historical)	Pubco (Historical)	Scenario 1: No Redemption Scenario			Scenario 2: 50% Redemption			Scenario 2: Maximum Redemption Scenario
												Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Net sales	$19,289	$3,937	$—	$			$(433)	BB	$22,793	$—	$—	$—		$22,793	$—		$22,793	$—		$22,793
Cost of sales	(9,545)	(1,582)			—				(11,127)					(11,127)			(11,127)			(11,127)
Depreciation of production assets	(506)	—	—		—		—		(506)	—	—	—		(506)	—		(506)	—		(506)
Gross profit	9,238	2,355	—		—		(433)		11,160	—	—	—		11,160	—		11,160	—		11,160

Other operating income	224	9	—		—		—		233	—	—	—		233	—		233	—		233
Research & development expenses	(14,883)	(4,627)	—				433	BB	(19,077)	—	—			(19,077)	—		(19,077)			(19,077)
Selling & marketing expenses	(14,394)	(276)					—		(14,670)	—	—			(14,670)	—		(14,670)			(14,670)
General & administrative expenses	(27,879)	(1,093)	—		(1,149)	AA	—		(30,121)	(947)	—			(31,068)	—		(31,068)	—		(31,068)
Total operating expenses	(56,932)	(5,987)	—		(1,149)		433		(63,635)	(947)	—	—		(64,582)	—		(64,582)	—		(64,582)
Operating income (loss)	(47,694)	(3,632)	—		(1,149)		—		(52,475)	(947)	—	—		(53,422)	—		(53,422)	—		(53,422)

Non-operating income	13,423	345	—		—		—		13,768	—	—			13,768	—		13,768	—		13,768
Interest earned on demand deposit in Trust Account	—	—	—		—		—		—	2,232		(2,232)	I	—			—			—
Interest and amortization of debt discount	(224)	(73)	—		—		—		(297)	—	—			(297)	—		(297)			(297)
Non-operating expenses	(3,716)	(97)	—		—		—		(3,813)	—	—			(3,813)	—		(3,813)	—		(3,813)
Net income (loss) before income tax expense	(38,211)	(3,457)	—		(1,149)		—		(42,817)	1,285	—	(2,232)		(43,764)	—		(43,764)	—		(43,764)

Income tax income (expense)	163	—			287	AA	—		450	—	—			450	—		450	—		450
Equity in earnings of uncolsolidated affiliates	(106)	—	—		—		—		(106)	—	—			(106)	—		(106)	—		(106)
Net (loss) income	(38,154)	$(3,457)	$—		$(862)		$—		$(42,473)	$1,285	$—	$(2,232)		$(43,420)	$—		$(43,420)	$—		$(43,420)
Net loss attributable to NCI (SEALSQ NCI – 93.22%)	(32,082)	(3,223)			(803)	AA	—		(36,108)	—	—	(837)	CC	(36,945)	168	CC	(36,777)	167	CC	(36,610)
Net income (loss) attributable to WISeKey	$(6,072)	$(234)	$—		$(59)		$—		$(6,365)	$1,285	$—	$(1,395)		$(6,475)	$(168)		$(6,643)	$(167)		$(6,810)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2025

	WISeKey (Historical)	IC’Alps (Historical)	WISeKey BVI (Historical)	Purchase Price Allocation Adjustments		Other Pro Forma Adjustments (Note 4)	New WISeKey	CAC (Historical)	Pubco (Historical)	Scenario 1: No Redemption Scenario		Scenario 2: 50% Redemption		Scenario 2: Maximum Redemption Scenario
										Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	377	—	—				377				377		377		377
Unrealized gains on debt securities	25	—	—				25				25		25		25
Defined benefit pension plans:	—	—	—				—				—		—		—
Net gain (loss) arising during period	(72)	6	—				(66)				(66)		(66)		(66)
Other comprehensive income (loss), net of tax	330	6	—	—		—	336	—	—	—	336	—	336	—	336
Comprehensive loss	$(37,824)	$(3,451)	$—	$(862)	AA	$—	$(42,137)	$1,285	$—	$(2,232)	$(43,084)	$—	$(43,084)	$—	$(43,084)

OCI attributable to NCI	54	6	—	—		—	60	—	—	—	—	—	—	—	—
OCI attributable to WISeKey	$276	$—	$—	$—		$—	$276	$—	$—	$—	$—	$—	$—	$—	$—

Comprehensive loss attributable to NCI	(32,028)	(3,217)	—	(803)		—	(36,048)	—	—	(837)	(36,945)	168	(36,777)	167	(36,610)
Comprehensive loss attributable to WISeKey	$(5,796)	$(234)	$—	$(59)		$—	$(6,089)	$1,285	$—	$(1,395)	$(6,475)	$(168)	$(6,643)	$(167)	$(6,810)

Earnings per Class A share (USD)
Basic and diluted							$(1.02)
Attributable to WISeKey
Basic and diluted							$0.15

Earnings per Class B share (USD)
Basic and diluted							$(10.15)
Attributable to WISeKey
Basic and diluted							$(1.52)
Pro forma weighted average number of shares outstanding – basic and diluted											18,887,552		17,612,478		16,337,403
Pro forma loss per share – basic and diluted											$(2.30)		$(2.47)		$(2.66)

____________

(1)    The unaudited pro forma condensed combined statement of operations as of December 31, 2025, combines the historical audited statement of operations of WISeKey as of December 31, 2025, with the historical audited statement of operations of IC’Alps as of December 31, 2025, the historical audited statement of operations of CAC as of December 31, 2025, and the historical audited consolidated statement of operations of Pubco as of December 31, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024

	WISeKey (Historical)	IC’Alps (Historical)	WISeKey BVI (Historical)	Purchase Price Allocation Adjustments			Other Pro Forma Adjustments (Note 4)		New WISeKey	CAC (Historical)	Pubco (Historical)	Scenario 1: No Redemption Scenario			Scenario 2: 50% Redemption Scenario			Scenario 3: 100% Redemption Scenario
												Pro Forma Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Net sales	$11,875	$10,814	$—	$			$(665)	BB	$22,024	$—	$—	$—		$22,024	$—		$22,024	$—		$22,024
Cost of sales	(7,104)	(4,062)			—				(11,166)					(11,166)			(11,166)			(11,166)
Depreciation of production assets	(478)	—	—		—		—		(478)	—	—	—		(478)	—		(478)	—		(478)
Gross profit	4,293	6,752	—		—		(665)		10,380	—	—	—		10,380	—		10,380	—		10,380

Other operating income	184	284	—		—		—		468	—	—	—		468	—		468	—		468
Research & development expenses	(7,026)	(6,333)	—				665	BB	(12,694)	—	—			(12,694)	—		(12,694)			(12,694)
Selling & marketing expenses	(8,550)	(549)					—		(9,099)	—	—			(9,099)	—		(9,099)			(9,099)
General & administrative expenses	(16,324)	(2,112)	—		(1,887)	AA	(306)	BB	(20,629)	(77)	—	(119)	G	(20,825)	—		(20,825)	—		(20,825)
											—	(40)	J
Total operating expenses	(31,716)	(8,710)	—		(1,887)		359		(41,954)	(77)	—	(159)		(42,150)	—		(42,150)	—		(42,150)
Operating income (loss)	(27,423)	(1,958)	—		(1,887)		(306)		(31,574)	(77)	—	(159)		(31,770)	—		(31,770)	—		(31,770)

Non-operating income	1,629	266	—		—		—		1,895	—	—			1,895	—		1,895	—		1,895
Gain (loss) on debt extinguishment	(32)	—	—		—		—		(32)	—		—		(32)			(32)			(32)
Interest and amortization of debt discount	(1,013)	(56)	—		—		—		(1,069)	—	—			(1,069)	—		(1,069)			(1,069)
Non-operating expenses	(2,018)	(420)	—		—		—		(2,438)	—	—			(2,438)	—		(2,438)	—		(2,438)
Net income (loss) before income tax expense	(28,857)	(2,168)	—		(1,887)		(306)		(33,218)	(77)	—	(159)		(33,414)	—		(33,414)	—		(33,414)

Income tax income (expense)	(3,086)	—			472	AA	—		(2,614)	—	—			(2,614)	—		(2,614)	—		(2,614)
Equity in earnings of uncolsolidated affiliates	—	—	—		—		—		—	—	—			—	—		—	—		—
Net (loss) income	(31,943)	$(2,168)	$—		$(1,415)		$(306)		$(35,832)	$(77)	$—	$(159)		$(36,028)	$—		$(36,028)	$—		$(36,028)
Net loss attributable to NCI (SEALSQ NCI - 87.45%)	(18,497)	(1,898)			(1,239)	AA	(288)	BB	(21,922)	—	—	(119)	CC	(22,041)	24	CC	(22,017)	23	CC	(21,994)
Net income (loss) attributable to WISeKey	$(13,446)	$(270)	$—		$(176)		$(18)		$(13,910)	$(77)	$—	$(40)		$(13,987)	$(24)		$(14,011)	$(23)		$(14,034)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2024

	WISeKey (Historical)	IC’Alps (Historical)	WISeKey BVI (Historical)	Purchase Price Allocation Adjustments	Other Pro Forma Adjustments (Note 4)	New WISeKey	CAC (Historical)	Pubco (Historical)	Scenario 1: No Redemption Scenario		Scenario 2: 50% Redemption Scenario		Scenario 3: 100% Redemption Scenario
									Pro Forma Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	287	42	—	—		329				329		329		329
Unrealized gains on debt securities	—	—	—	—		—				—		—		—
Defined benefit pension plans:				—						—		—		—
Net gain (loss) arising during period	(1,206)	(1)	—	—		(1,207)				(1,207)		(1,207)		(1,207)
Other comprehensive income (loss), net of tax	(919)	41	—	—	—	(878)	—	—	—	(878)	—	(878)	—	(878)
Comprehensive loss	$(32,862)	$(2,127)	$—	$—	$(306)	$(36,710)	$(77)	$—	$(159)	$(36,906)	$—	$(36,906)	$—	$(36,906)

OCI attributable to NCI	(28)	36	—	—	—	8	—	—	—	—	—	—	—	—
OCI attributable to WISeKey	$(891)	$5	$—	$—	$—	$(886)	$—	$—	$—	$—	$—	$—	$—	$—

Comprehensive loss attributable to NCI	(18,525)	(1,862)	—	(1,239)	(288)	(21,914)	—	—	(119)	(22,041)	24	(22,017)	23	(21,994)
Comprehensive loss attributable to WISeKey	$(14,337)	$(265)	$—	$(176)	$(18)	$(14,796)	$(77)	$—	$(40)	$(13,987)	$(24)	$(14,011)	$(23)	$(14,034)

Earnings per Class A share (USD)
Basic and diluted						$(1.03)
Attributable to WISeKey
Basic and diluted						$(0.40)

Earnings per Class B share (USD)
Basic and diluted						$(10.29)
Attributable to WISeKey
Basic and diluted						$(3.99)

Pro forma weighted average number of shares outstanding – basic and diluted										18,887,552		17,612,478		16,337,403

Pro forma loss per share – basic and diluted										$(1.91)		$(2.05)		$(2.21)

____________

(1)      The unaudited pro forma condensed combined statement of operations as of December 31, 2024, combines the historical audited statement of operations of WISeKey as of December 31, 2024, with the historical audited statement of operations of IC’Alps as of December 31, 2024, and the historical audited statement of operations of CAC as of December 31, 2024.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Adjustment to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025

The pro forma adjustment to the unaudited pro forma condensed combined balance sheet as of December 31, 2025 is as follows:

S.      Reflects the NCI of WISeSat after the reverse acquisition with CAC.

Note 2 — Adjustment to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2025

The pro forma adjustment included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, are as follows:

CC.   Reflects the NCI of WISeSat after the reverse acquisition with CAC.

Note 3 — Adjustment to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2024

The pro forma adjustment included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, are as follows:

CC.   Reflects the NCI of WISeSat after the reverse acquisition with CAC.

Note 4. — Transaction Accounting Adjustments to the Unaudited Pro Forma Combined Financial Information as of December 31, 2025 and 2024 for the domiciliation of WISeKey, and the business combination involving IC’Alps and WISeKey

AA.  Purchase price allocation

Transaction A

On August 4, 2025, WISeKey International Holding Ltd, through its subsidiary, SEALSQ Corp completed its previously announced acquisition of 100% of the share capital of IC’Alps SAS, a legal entity incorporated in France.

At completion of the Transaction, the aggregate consideration paid by the Company in connection with the Transaction was USD 13.89 million (EUR 12.1 million), of which USD 11.43 million (EUR 10.0 million) was settled in cash and the remainder in USD 2.46 million in shares of the SEALSQ’s common stock, based on a share price of USD 2.99 per share.

Transaction A was accounted for as a business combination using the acquisition method under U.S. GAAP. Under this method, IC’Alps’ assets acquired and liabilities assumed have been recorded based on fair value.

The fair value of IC’Alps’ identifiable intangible assets acquired is USD 17.7 million.

Based on the fair values of identifiable intangible assets and their respective average useful lives, an adjustment to the amortization expense has been included in the Pro Forma Income Statement in an amount of USD 1.89 million for the year ended December 31, 2024 and USD 1.15 million for the period from August 4, 2025 until December 31, 2025. This represents the incremental amortization expense over the historical amounts recognized by IC’Alps as a result of identifiable intangible assets being recognized at fair value. The related net decrease in income tax expense for the Pro Forma Income Statement is USD 0.48 million and USD 0.29 million, respectively. This adjustment will recur for the life of the underlying assets.

The fair value, average useful life and annual amortization of identifiable intangible assets are as follows:

	Fair value EUR’000	Average Useful Life in years	Annual Amortization EUR’000	2024 Annual Amortization USD’000	2025 Annual Amortization USD’000
Customer relationships	11,175	19	588	637	664
Technology & Software	1,479	9	164	178	186
Trademark and trade names	575	9	64	69	72
Accreditation	1,123	3	374	405	423
Order backlog	1,105	2	553	598	624
Total acquired identifiable intangible asset	15,457		1,743	1,887	1,969

BB.        Other pro forma adjustments

The following adjustments have been reflected in the Pro Forma Financial Information. These pro forma adjustments are based on preliminary estimates and assumptions that are subject to change.

(i)     Total transaction and related costs in connection with Transaction A of USD 306,000 are attributable to WISeKey. As of December 31, 2025, all of those costs had been incurred and recorded by WISeKey. An adjustment of USD 306,000 has been presented in the Pro Forma Income Statement as an increase to general and administrative expenses for the year ended December 31, 2024. It has been assumed that a tax deduction is not available for these transactions and related costs. These one-off costs will not have a continuing impact on WISeKey’s results following the completion of Transaction A.

(ii)    Pro forma adjustments have been made to eliminate sales and purchases between WISeKey and IC’Alps that had been made in the normal course of business in an amount of USD 665,000 for the year ended December 31, 2024 and USD 433,000 for the period from August 4, 2025 until December 31, 2025.

Transaction B

On November 18, 2025, WISeKey CH announced its intention to move its place of incorporation from Switzerland to the British Virgin Islands. The redomiciliation approved by the Board of Directors of WISeKey CH is proposed to be implemented through a cross-border merger of WISeKey CH with and into a wholly owned British Virgin Islands subsidiary, WISeKey International Corp. (“WISeKey BVI”), incorporated on June 17, 2025. The proposed redomiciliation remains subject to various conditions, including regulatory and shareholder approvals, which WISeKey expects to seek in the third quarter of 2026. Following completion of the redomiciliation, WISeKey BVI is expected to have a primary listing of its ordinary shares on the SIX Swiss Exchange, in addition to a listing of its ordinary share on Nasdaq.

As a result of Transaction B, each holder of WISeKey CH Class A Shares and WISeKey CH Class B Shares (collectively, the “WISeKey CH Shares”), except for WISeKey CH or any of its subsidiaries, whose shares in WISeKey CH, including WISeKey CH Shares in the form of American Depositary Shares, will be cancelled, will become a holder of WISeKey BVI Shares as follows:

•        Holders of WISeKey CH Class B Shares, par value CHF 0.10 per share (each, a “WISeKey CH Class B Share”), will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of Transaction B, to elect to receive either:

•        one (1) WISeKey BVI ordinary share, with no par value (each, a “WISeKey BVI Ordinary Share”), or

•        ten (10) WISeKey BVI Class B shares, with no par value (each, a “WISeKey BVI Class B Share”), subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH Class A Shares, par value CHF 0.01 per share (each, a “WISeKey CH Class A Share”), will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of Transaction B, to elect to receive either:

•        one (1) WISeKey BVI Class F share, with no par value (each, a “WISeKey BVI Class F Share”), or

•        one (1) WISeKey BVI Class B Share, subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH American Depositary Shares (each, a “WISeKey CH ADS”), each WISeKey CH ADS representing the right to receive one-half (1/2) of one WISeKey CH Class B Share, will not have the ability to elect to receive WISeKey BVI Class B Shares. Instead, they will be entitled to receive one-half (1/2) of one WISeKey BVI Ordinary Share for each WISeKey CH ADS held immediately prior to the effectiveness of Transaction B, subject to the applicable terms of the deposit agreement for the WISeKey CH ADSs.

Under the proposed memorandum and articles of association of WISeKey BVI (the “WISeKey BVI Articles”), the number of WISeKey BVI Class B Shares that can be outstanding will be limited such that the WISeKey BVI Class B Shares do not represent more than 49.999999% of the voting rights in WISeKey BVI before the WISeKey BVI Class F Shares are taken into consideration and assuming all shareholders are present at a given shareholders’ meeting (the “WISeKey BVI Class B Share Cap”).

If the aggregate number of WISeKey BVI Class B Shares timely and validly elected to be received in Transaction B by all electing WISeKey CH shareholders exceeds the WISeKey BVI Class B Share Cap (as described in “Description of Securities After the Merger”), each electing shareholder shall receive its pro rata portion of the WISeKey BVI Class B Share Cap, corresponding to a fraction determined by dividing (i) the number of WISeKey BVI Class B Shares elected to be received by such shareholder by (ii) the aggregate number of WISeKey BVI Class B Shares elected to be received by all electing shareholders, with the number of WISeKey BVI Class B Shares so allocated to each electing WISeKey CH shareholder rounded down to the nearest whole multiple of ten (10) WISeKey BVI Class B Shares, such that the total number of WISeKey BVI Class B Shares issued pursuant to such elections does not exceed the WISeKey BVI Class B Share Cap.

Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of such proration and rounding will be satisfied in WISeKey BVI Ordinary Shares (for WISeKey CH Class B Shares) and WISeKey BVI Class F Shares (for WISeKey CH Class A Shares), respectively, on the basis of (i) one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share not allocated in WISeKey BVI Class B Shares to the electing holder due to the WISeKey BVI Class B Share Cap proration and rounding and (ii) one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share not allocated to the electing holder in WISeKey BVI Class B Shares due to the WISeKey BVI Class B Share Cap proration and rounding.

Holders of WISeKey CH Shares may make elections on a share-by-share basis, such that a holder may elect to receive (i) for WISeKey CH Class B Shares, WISeKey BVI Ordinary Shares in respect of some WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares, or (ii) for WISeKey CH Class A Shares, WISeKey BVI Class F Shares in respect of some WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

Holders of WISeKey CH Class B Shares who do not validly or timely make the election to receive WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held immediately prior to the effectiveness of Transaction B. Holders of WISeKey CH Class A Shares who do not validly or timely make the election to receive WISeKey BVI Class F Shares or WISeKey BVI Class B Shares will receive one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share held immediately prior to the effectiveness of Transaction B.

The following adjustments have been reflected in the Pro Forma Financial Information. These pro forma adjustments are based on preliminary estimates and assumptions that are subject to change in relation to Transaction B. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The unaudited pro forma adjustments are based upon the best available information and certain assumptions that WISeKey CH believes to be reasonable.

These pro forma adjustments consisted of the adjustments to the common stock balance to reflect the USD nil par value common stock of WISeKey BVI and the cancellation of the 56,508 WISeKey Class B Shares held in treasury by WISeKey and its subsidiaries.

USD’000	Common stock	Treasury stock	Additional paid-in capital
Elimination of WISeKey equity	(456)	—	456
Cancellation of WISeKey treasury stock	—	502	(502)
	(456)	502	(46)

Note 5. — Transaction Accounting Adjustments to the Unaudited Pro Forma Combined Financial Information as of December 31, 2025 and 2024 for the reverse recapitalization of WISeSat by CAC

A. Trust account release and settlement of specified CAC obligations

Adjustment A reflects the release of cash remaining in CAC’s trust account to cash and cash equivalents at closing, net of specified CAC obligations settled at or prior to closing. As reflected in the revised schedule, this adjustment includes (i) the transfer of approximately $26.4 million from the trust account into cash and cash equivalents after the January 16, 2026 redemption event, (ii) the settlement of CAC accounts payable balance of $230.2 thousand, and (iii) the settlement of the accrued balance of administrative support services of $80 thousand, corresponding to the monthly fee of $10 thousand that CAC has agreed to pay CAC’s sponsor (the “Sponsor”) for office space, utilities, and secretarial and administrative support (“due to the related related-party for administrative expenses”).

Cash and investments held in Trust Account as of December 31, 2025	62,231,602
Cash reduction resulting from the January 16, 2026 redemption event	(35,832,101)
Trust account balance adjusted for January 16, 2026 redemptions	26,399,501
Payment of transaction expenses of the Parties	—
Payment of any unpaid administrative expenses and any working capital loans of CAC owed to the Sponsor	—
Payment of any other Liabilities of CAC, including the Company Note	(80,000)
Payment of accounts payable and accrued expenses of CAC	(230,209)
Total released to cash and cash equivalent	26,089,292

B. Reclassification of remaining CAC ordinary shares subject to possible redemption

Adjustment B reflects the reclassification, in the no redemption scenario, of the remaining CAC ordinary shares subject to possible redemption into permanent equity at closing. In the revised pro forma balance sheet, this adjustment removes approximately $26.4 million from “ordinary shares subject to possible redemption” and records a corresponding increase to additional paid-in capital.

C. Payment of Maxim underwriting fees

Adjustment C reflects the payment of $1.0 million of Maxim underwriting fees at closing, reducing cash and cash equivalents and additional paid-in capital in the pro forma balance sheet.

E. Reclassification of CAC historical equity balances

Adjustment E reflects the reclassification of CAC’s historical equity balances into additional paid-in capital as part of the reverse recapitalization. In the revised pro forma balance sheet, this includes the elimination of CAC’s historical ordinary shares of $194 and accumulated other comprehensive income balance of $179,044 and the corresponding reclassification to additional paid-in capital.

CAC Ordinary shares, 0.0001 par value	194
Retained earnings-Accumulated deficit	179,044
Pubco additional paid-in capital	179,238

H. January 16, 2026 redemption event

Adjustment H reflects the actual redemption event that occurred at CAC’s extraordinary general meeting on January 16, 2026. In the revised pro forma balance sheet, this adjustment reduces the demand deposit in trust account and “ordinary shares subject to possible redemption” by approximately $35.8 million to reflect the redemptions completed at that meeting.

J. CAC NewBridge valuation/fairness opinion

Adjustment J reflects $40,000 of estimated CAC transaction-related costs for the NewBridge valuation/fairness opinion. The year ended December 31, 2024 statement of operations includes a $40,000 adjustment to general and administrative expenses, and the December 31, 2025 pro forma balance sheet reflects the corresponding increase to accumulated deficit and reduction of cash.

R. Additional assumed redemptions in the 50% and 100% redemption scenarios

Adjustment R reflects the assumed additional redemptions of CAC public shares for purposes of the 50% redemption scenario and the 100% redemption scenario presented in the revised pro forma balance sheet. In each such scenario, the adjustment reduces cash and additional paid-in capital by approximately $13.2 million, reflecting the redemption of the remaining public shares assumed to be redeemed in those scenarios after giving effect to the January 16, 2026 redemption event.

G. CAC director share purchase option

Adjustment G reflects $119,475 of stock-based compensation expense associated with the CAC director share purchase option for the year ended December 31, 2024, recorded in general and administrative expenses. Adjustment G reflects the carryforward effect of that expense into the December 31, 2025 pro forma balance sheet, with a corresponding increase to additional paid-in capital and reduction of accumulated deficit.

I. Elimination of CAC trust income for the year ended December 31, 2025

Adjustment I reflects the balance sheet effect of eliminating CAC’s interest income earned on cash and investments held in the Trust Account, which would not have been earned had the Business Combination occurred on January 1, 2025. No corresponding balance sheet adjustment has been recorded for I, as the unaudited pro forma condensed combined balance sheet assumes that the Business Combination occurred as of December 31, 2025.

K. WISeSat transaction accounting adjustment December 31, 2025

Adjustment K reflects WISeSat transaction-related costs with a $1.455 million adjustment in the December 31, 2025 pro forma balance sheet reflecting an increase to additional paid-in capital and decrease to cash.

Audit & PCAOB BDO (excl. Statutory audit)	195,000
EDGAR & Printer Fees	100,000
Nasdaq Application Fee	60,000
Counsel Fees 350k ‘25, 750k’26	1,100,000
Total WISeSat Transaction Accounting Adjustments	1,455,000

L. CAC transaction accounting adjustment December 31, 2025

Adjustment L reflects CAC transaction-related costs with a $1.096 million adjustment in the December 31, 2025 pro forma balance sheet reflecting an increase to additional paid-in capital and decrease to cash.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

In this section, any references to “WISeKey,” the “Company,” “we,” “our” or “us” generally are to WISeKey CH prior to the Merger and WISeKey BVI following the Merger, unless context otherwise requires.

Recent Developments

WISeKey CH Interim, Unaudited Half Year Earnings

On July 13, 2026, WISeKey CH announced preliminary unaudited financial highlights for the six-month period ended June 30, 2026 (“H1 2026”). All figures discussed herein are preliminary and unaudited and are subject to completion of WISeKey’s half-year closing procedures. WISeKey expects to publish its full H1 2026 consolidated financial results in September 2026 and hold a half-year earnings conference call.

The preliminary unaudited H1 2026 revenue was approximately $11.4 million, representing an increase of approximately 115% compared to H1 2025 revenue. As of June 30, 2026, WISeKey CH reported approximately $495 million in cash and short-term investments and zero debt. WISeKey CH reaffirmed its FY 2026 guidance of 50% to 100% revenue growth. SEALSQ Corp, a subsidiary of WISeKey CH, reported an active commercial pipeline exceeding $225 million through 2029, based on management estimates. Pipeline opportunities do not represent backlog or contracted revenue, and conversion is subject to factors including customer validation, technical integration requirements, certification timelines and market conditions.

Operating and Financial Review and Prospects

The following discussion of WISeKey’s financial condition and results of operations is based upon and should be read in conjunction with WISeKey’s consolidated financial statements and their related notes included in this Form F-4.

Certain information included in this discussion and analysis includes forward-looking statements that are subject to risks and uncertainties, and which may cause actual results to differ materially from those expressed or implied by such forward-looking statements. For further information on important factors that could cause WISeKey’s actual results to differ materially from the results described in the forward-looking statements contained in this discussion and analysis, see “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors”.

Operating Results

Company Overview

WISeKey is a Swiss cybersecurity company focused on delivering integrated security solutions globally. With over two decades of experience in the digital security market, it integrates WISeKey’s secure semiconductors, cybersecurity software, authenticated satellite communication technology, and a globally recognized Root of Trust (RoT) into leading-edge products and services that protect users, devices, data and transactions in the connected world.

Basis of presentation

WISeKey prepares its financial statements in accordance with US GAAP. WISeKey’s reporting currency is the U.S. Dollar (“USD”).

WISeKey’s basis of presentation and critical accounting policies are described in, respectively, Note 3 and Note 4 of its consolidated financial statements as at December 31, 2025.

Factors affecting our results of operations

Customer Concentration and Revenue Visibility

Although most of WISeKey’s Semiconductors segment customers are recurring customers, it is not industry practice to work with long-term contracts. Therefore, most of WISeKey’s semiconductors customers have signed a framework agreement with us but are not committed to certain volumes over a period of time. This introduces a level of uncertainty on the level of revenue generated from recurring customers in the Semiconductors segment.

Technology Evolution and Product Development

For its Semiconductors segment, the Group’s technology transition towards next-generation post-quantum and TPM semiconductors presents risk in terms of new product adoption, which, in turn, introduces a level of uncertainty on the level of revenue generated from new and recurring customers in this segment. As microelectronics technology evolves, customers seek added functionalities, and competitors develop new products, sales of a given product typically decrease over time as next-generation semiconductors are introduced. To sustain revenue, companies must be able to develop new products with additional or innovative security and application features, or acquire the rights to market such products.

The rapid evolution of cyber threats, particularly the emergence of quantum computing, represents a paradigm shift in digital security. It is predicted that quantum computers will be capable of breaking current cryptographic standards within seconds, and, in response, regulators in Europe and the United States are requiring the adoption of post-quantum cryptography for systems related to national security. WISeKey believes 2026 is a critical compliance period for two major reasons: (i) the EU Cyber Resilience Act deadlines requiring manufacturers to enforce strict vulnerability reporting obligations by September 11, 2026; and (ii) the CNSA 2.0 sets 2026 as a target for traditional networking equipment to support and prefer post-quantum algorithms.

To address these evolving technology requirements, SEALSQ commercially launched the QS7001 in Q4 2025, the industry’s first quantum-resistant hardware platform embedding post-quantum cryptographic algorithms at the hardware level. SEALSQ has also integrated NIST-standardized post-quantum cryptography algorithms — specifically ML-KEM (Kyber) and ML-DSA (Dilithium) — into its INeS PKI platform to enable issuance of hybrid certificates combining classical and quantum-resistant signatures. Additionally, the acquisition of IC’Alps in 2025 added approximately 100 ASIC engineers to the workforce and enhanced the Group’s custom chip design capabilities to meet customer demand for specialized security hardware solutions.

In relation to WISeKey’s other security products, WISeKey’s operations are affected by the interest and rate of adoption of the new product offering that it is developing, such as WISeSat, SEALCOIN and WISe.ART:

•        WISeSat aims to offer secure, authenticated satellite connectivity available anywhere on earth. WISeSat operates in collaboration with FOSSA Systems for the production and launch of a constellation of picosatellites, which are Low Earth Orbit satellites, the communication of which is secured by WISeKey’s secure element VaultIC408.

•        SEALCOIN aims to build a decentralized, secure, and scalable ecosystem for Transactional IoT (TIoT). By leveraging blockchain technology, AI-powered automation, and cryptographic security mechanisms, SEALCOIN’s platform enables IoT devices to autonomously exchange data, energy, and services with trust and efficiency.

•        WISe.ART is a proprietary comprehensive multi-blockchain secured digital ecosystem designed to connect multiple participants in the fine arts and luxury industry.

See “Business of WISeKey” for information regarding these product verticals.

Fabless Business Model and Supply Chain Dependencies

The Semiconductors segment results are also dependent on the supply chain. Any factor affecting the availability of material or component, and/or the production capacity of the Group’s suppliers will impact its ability to deliver on customer orders.

WISeKey, as a holding company, conducts its Semiconductors segment operations through its subsidiary, SEALSQ Corp. SEALSQ operates fabless operations and focuses on the design, verification, and sale of secure microcontrollers and ASICs, while outsourcing actual manufacturing to specialized foundries and OSAT providers that handle wafer fabrication, assembly, testing, and packaging. WISeKey, through SEALSQ, is in constant discussions with its suppliers to adjust production capacity to meet its customer orders, but the supply chain variables can limit the revenue potential in a given year.

The global semiconductor supply crisis of recent years, combined with increasing geopolitical instability, has exposed two structural vulnerabilities: (i) the critical dependence of all major industries on semiconductors, with widespread supply disruptions affecting automotive, consumer electronics, network infrastructure, industrial equipment, and defense-related systems; and (ii) a high level of geostrategic concentration, with semiconductor manufacturing and processing largely dependent on a limited number of countries, primarily in Southeast Asia, creating systemic supply and security risks. To mitigate these risks and strengthen supply chain resilience, SEALSQ has expanded its ecosystem through the acquisition of IC’Alps and the establishment of preferred partnerships with leading global foundries, including TSMC, X-FAB, ams-OSRAM, Intel Foundry, and GlobalFoundries. These partnerships enable design expertise across various process nodes and CMOS technologies. Additionally, SEALSQ has plans to invest in regional semiconductor hubs to reduce geostrategic dependency on Southeast Asian manufacturing, beginning with the Quantix Edge Security facility in Spain and future planned facilities in the United States and Asia.

Competitive Environment

SEALSQ operates in a specialized market with strong competitors, including semiconductor companies such as NXP, STMicroelectronics, Samsung, Microchip, and Infineon, as well as identity service providers like Thales, Digicert, Keyfactor, HID, and Entrust. The semiconductor industry in particular is a highly concentrated market: fewer than 12 companies globally have the capability to design and certify secure chips at Common Criteria EAL5+ or higher. SEALSQ’s competitive position depends on its ability to maintain certification levels, continue innovation in post-quantum technology, and offer end-to-end integrated solutions spanning secure microcontrollers, PKI services, and personalization capabilities.

Operating Segments

As detailed in Note 37 of its consolidated financial statements, the WISeKey Group has two operating segments that meet the criteria set in ASC 280-10-50: Semiconductors and ASIC.

In 2025, the Group revised its reportable segments to reflect changes in internal management reporting. WISeKey now shows two reportable segments: Semiconductors and ASIC. Corporate activities which were previously classified as a reportable segment, are now included within “Other profit or loss.” Prior period segment information has been recast to conform to the current year presentation.

Both the Semiconductors and ASIC reportable segments are strategic business units that offer specific products and are managed separately because they require dedicated resources and a targeted marketing strategy. The Semiconductors segment encompasses the design, manufacturing, sales and distribution of high-end, Common Criteria EAL5+ & FIPS 140-3-certified secure microprocessors. The ASIC segment’s operations include a complete offering for Application Specific Integrated Circuits (ASIC) and Systems on Chip (SoC) development from circuit specification, mastering design in-house, up to qualification and the management of the entire production supply chain. The ASIC reportable segment did not exist in WISeKey’s financials prior to August 4, 2025, the date the group acquired IC’Alps.

Geographic Information

WISeKey’s operations are global in scope, and it generates revenue from selling its products and services across various regions. WISeKey’s operations in North America contribute the largest part of its revenues (55% in 2025) and the second largest contributor is Europe, Middle East & Africa (27% in 2025).

Our total revenue by geographic region for the fiscal years ended December 31, 2025, December 31, 2024 and December 31, 2023 is set forth in the following table:

Net sales by region	2025		2024		2023
	USD’000%		USD’000%		USD’000%
North America	10,619	55%	7,642	64%	16,646	54%
Europe, Middle East & Africa	5,323	27%	2,535	21%	10,695	35%
Asia Pacific	3,227	17%	1,642	14%	3,466	11%
Latin America	120	1%	56	1%	111	0%
Total net sales	19,289	100%	11,875	100%	30,918	100%

Financial year ended December 31, 2025 compared with financial year ended December 31, 2024

USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024	Year-on-Year Variance
Net sales	19,289	11,875	+62%
Cost of sales	(9,545)	(7,104)	+34%
Depreciation of productions assets	(506)	(478)	+6%
Gross profit	9,238	4,293	+115%

Other operating income	224	184	+22%
Research & development expenses	(14,883)	(7,026)	+112%
Selling & marketing expenses	(14,394)	(8,550)	+68%
General & administrative expenses	(27,879)	(16,324)	+71%
Total operating expenses	(56,932)	(31,716)	+80%
Operating loss	(47,694)	(27,423)	+74%
Non-operating income	13,423	1,629	+724%
Debt conversion expense	—	(32)	-100%
Interest and amortization of debt discount	(224)	(1,013)	-78%
Non-operating expenses	(3,716)	(2,018)	+84%
Loss before income tax expense	(38,211)	(28,857)	+32%

Income tax income/(expense)	163	(3,086)	-105%
Equity in earnings of unconsolidated entities	(106)	—	—
Loss from operations, net	(38,154)	(31,943)	+19%
Net loss	(38,154)	(31,943)	+19%

Net loss attributable to noncontrolling interests	(32,082)	(18,497)	+73%
Net loss attributable to WISeKey International Holding Ltd	(6,072)	(13,446)	-55%

Revenue

Total revenue for the year ended December 31, 2025 was $19.3 million, an increase by $7.4 million or 62% from prior period.

Revenue growth was essentially driven by the Group’s Semiconductors segment with renewed demand across core semiconductor and PKI product lines, and by the introduction of an ASIC segment with five months of revenue contribution from IC’Alps (approx. $3.5 million) following its acquisition on August 4, 2025. The 2025 numbers continued to reflect the transitional period between the traditional product offerings and next-generation post-quantum semiconductor platforms, and included the first revenues from sampling the post-quantum technology products, with the transition expected to enter its commercialization phase with the first production revenues anticipated in the latter part of 2026.

Management believes that the QUASAR project together with its M&A strategy are essential to future revenue growth.

With QUASAR, SEALSQ is developing its next-generation secure semiconductors range built on the new Secure RISC-V CPU with a state-of-the art secure firmware stack on it, compliant with the Trusted Computing Group definition of a Trusted Platform Module 2.0 (TPM 2.0) and with the NIST FIPS 140.3 certification requirements. QUASAR was launched in 2022. The design phase was completed in Q2 2024 as planned, with the first engineering samples available by Q4 2024; the first samples of QVault-TPM were shared with key customers in Q1 2025 and the QS7001, the world’s first commercially available secure semiconductor embedding NIST-standardized post-quantum cryptography algorithms ML-KEM (Kyber) and ML-DSA (Dilithium) directly in hardware, was launched.

WISeKey’s M&A strategy aims at broadening its competence base (e.g., IC’Alps adding ASIC design to SEALSQ’s service offering) and strategic investments in developing technologies and industries such as quantum computing (EeroQ, ColibriTD), and decentralized data infrastructure (WeCan Group). These investments are key to ensuring that the Group remains competitive in the future because customers and IT providers are turning to more secure equipment.

For instance, Windows 11 requires a TPM 2.0 module as part of its minimum hardware specifications to support advanced platform security features such as hardware-based key protection and secure boot, a requirement that Microsoft has emphasized is essential for strengthening resistance to firmware-level threats1.

In a similar vein, the U.S. Department of Defense (“DoD”) mandates that new computing assets procured for DoD use include a Trusted Platform Module (TPM) version 1.2 or later where applicable under Defense Information Systems Agency (DISA) Security Technical Implementation Guides (STIGs). This policy reflects DoD’s anticipation that TPM functionality — such as device authentication, integrity measurement, and cryptographic services — will contribute to securing information systems across its enterprise2.

Moreover, SEALSQ’s product development is also expected to help customers meet the CNSA 2.0 regulation. The CNSA 2.016, effective in 2022, establishes mandatory cryptographic standards for protecting classified and sensitive information within the United States and U.S. government-affiliated systems worldwide. It specifies algorithms standards to be used with regulatory deadlines requiring existing systems to begin transitioning by December 2025, all new acquisitions compliant by January 2027, and full adoption by 2031. Semiconductor customers supplying computing platforms, servers, and embedded devices must upgrade their technology to meet these standards, ensuring devices support the stronger cryptography and secure key management mandated by CNSA 2.0. Trusted Platform Modules (TPMs) provide an effective solution, offering hardware-based key storage, secure boot verification, and cryptographic acceleration, which enables platforms to implement CNSA-compliant algorithms securely and reliably. By integrating TPMs, manufacturers can comply with U.S. national security regulations across global deployments while future-proofing their devices against evolving cyber threats, making hardware security a critical component of both compliance and market viability.

In line with its Convergence strategy, WISeKey’s other projects and verticals — WISeSat, SEALCOIN, and WISe.ART — aim to integrate semiconductors, trust services, satellites, blockchain, digital identity, and certified digital assets into a unified architecture of trust. WISeKey operates as a technology holding company and innovation platform, applying a disciplined and repeatable growth strategy across its portfolio of subsidiary companies. Each entity within the WISeKey ecosystem follows a structured pathway from incubation and technological validation to market expansion and, ultimately, public listing. (See “Business”.)

Key developments on these projects in 2025 include:

In relation to WISeSat, the Satellite Vertical:

•        In 2025, WISeSat announced its potential, upcoming listing on Nasdaq, via a merger with a SPAC: The merger, which is expected to be completed in 2026, aims to accelerate the commercialization of its satellite-based cybersecurity and IoT ecosystem and enabling WISeSat to emerge as a new, independent publicly listed space-tech company.

•        In 2025, WISeSat also announced an MoU with INNOSPACE Co., Ltd, a South Korean satellite launch service company, aiming to diversify the launch locations of its next-generation satellites to expedite the establishment of its infrastructure.

•        WISeSat’s collaboration with the Swiss Armed Forces (SAF) continues and they have jointly conducted research, development, and mission testing on small-satellite and secure communications capabilities, including Low Earth Orbit IoT (LEO-IoT) and Internet of Battlefield Things (IoBT) applications. The collaboration has now evolved to integrate WISeKey’s post-quantum semiconductors and Swiss Root of Trust, ensuring quantum-resilient encryption and authentication for satellite-to-ground and inter-satellite communications. On October 8, 2025, the overall conception for the build-up of SAF’s space-based capabilities was published by the Swiss Department of Defense.

____________

1        Okemwa, K., (2024-12-4) “Microsoft makes its stringent TPM 2.0 Windows 11 upgrade requirement “non-negotiable” — potentially leading to the single biggest jump in junked and unsupported Windows 10 PCs”. Windows Central (December 4, 2024), available at https://www.windowscentral.com.

2        US Department of Defense. DoD Instruction 8500.01, p. 43. (March 14, 2014), available at https://www.esd.whs.mil/Portals/54/Documents/DD/issuances/dodi/850001_2014.pdf.

16      National Security Agency. Commercial National Security Algorithm Suite 2.0 (CNSA 2.0) (September 7, 2022), available at https://media.defense.gov/2022/Sep/07/2003071834/-1/-1/0/CSA_CNSA_2.0_ALGORITHMS_.PD

•        Finally, the latest satellite launch in December 2025, came with a series of advanced technological innovations expected to deliver higher performance, greater resilience, and broader application potential, including software-defined radio (SDR) technology and higher data-rate communications, supporting faster, more robust, and more secure data transfer for demanding IoT, cybersecurity, and mission-critical applications.

In relation to SEALCOIN, the Transactional-IoT (t-IoT) and Machine-to-Machine (M2M) communication Vertical:

•        A satellite proof-of-concept (PoC) with WISeSat and FOSSA was successfully carried out in April 2025, demonstrating secure machine-to-machine communication via low Earth orbit satellites, including signed IoT transactions from off-grid devices and blockchain-based settlement via Hedera.

•        An independent security audit conducted in Q1 2025 confirmed the absence of critical vulnerabilities and validated core infrastructure robustness, while identifying optimization areas such as header hardening and DoS mitigation. By the end of the second quarter 2025, the platform reached production readiness, with QAIT tokens issued in 2026.

•        In 2025, SEALCOIN introduced AI agent and API-based transactional workflows, allowing autonomous agents to authenticate, negotiate, execute, and settle transactions within defined policy constraints. This supports use cases such as automated procurement, inventory management, and service acquisition via APIs, extending the platform beyond physical IoT devices to digital autonomous actors.

In relation to WISe.ART, the Secure NFT Platform Vertical in Arts and Luxury:

•        In 2025, WISe.ART migrated to a new more user-friendly V3 Web 3.0 platform, enhanced with several new features for both artists and collectors, the most important one being that it is now smart phone friendly (i.e., users can create profiles, connect their wallet, upload and acquire NFTs with their phones).

Looking ahead, the Group anticipates between 50% and 100% growth in revenues for fiscal year 2026 as compared to fiscal year 2025, propelled by new PQC chip launches, full year of consolidation of IC’ALPS, and Quantix Edge and WISeSat revenues, as an integral part of WISeKey’s Convergence strategy. WISeKey expects that most of the short-term growth will be driven by the Semiconductor and ASIC operating segments.

Revenue by Segment

In fiscal year 2025, the Semiconductors segment contributed 76% of WISeKey’s revenue with $14.7 million compared to $11.0 million in fiscal year 2024, the ASIC segment contributed 19% with $3.6 million, and the non-reportable segments contributed the remaining 5% with $1 million.

Semiconductors segment

WISeKey recorded a significant increase in revenue from its Semiconductors segment (operated by SEALSQ) in fiscal year 2025 compared to fiscal year 2024 due to increased traditional chip sales revenue driven by existing customers, confirming the strength of SEALSQ’s product portfolio and long-term customer relationships.

A major contributor to this growth was the 47% year-on-year revenue increase in Smart Card Reader SCR200 product, with strong volume increases at key customers such as Hirsh and AB Circle. These customers expanded their deployments during the year, resulting in a substantial uplift in recurring and project-based revenues.

Another contributor was the surge in demand for SEALSQ’s Secure Elements (SE), particularly the VIC405 and VIC408 products, thanks to smart metering customers like Landis & Gyr and customers using the P25 Radio protocol in their project, where project ramp-ups and new deployments accelerated throughout 2025. The increased adoption reflects both market momentum in smart infrastructure and SEALSQ’s strong positioning in secure metering solutions.

At the end of November 2025, SEALSQ completed the commercial launch of its Quantum Shield QS7001™ secure microcontroller. This product represents the industry’s first quantum-resistant hardware platform embedding post-quantum cryptographic algorithms at the hardware level, marking an important milestone in the expansion of SEALSQ’s advanced security portfolio. The QS7001 has been well received by global partners and OEMs throughout the testing period, including Eviden (Atos Group), Authentrend, Capgemini Engineering, ColibriTD, FortifyIQ Inc., Granite River Labs, Kaynes Semiconductor, Landis+Gyr, Metavisio (Thomson Computing), PORTYQ, Quantix Edge Security, Serma Security, Trusted Semiconductor Solutions, and manufacturing partner UMC.

This early traction reflects both the relevance of the QS7001 to current market needs and the confidence customers place in SEALSQ’s technology roadmap. To support customer evaluations and accelerate project development, SEALSQ has delivered more than 10 development kits to key customers worldwide, covering multiple regions and application domains. The QS7001 currently does not generate revenue, and revenue generation is not expected until Q4 2026.

Additionally, SEALSQ continues growing its PKI Services globally, with particularly strong momentum in Smart Home devices based on the MATTER protocol. The INeS Box, SEALSQ’s PKI on-premise solution for secure, trusted factory provisioning, gained initial market share in Europe, with customers actively using the platform to support secure device onboarding for IoT applications. In parallel, strong interest emerged in Japan, driven by demand for PKI Services aligned with the MATTER and ECHONET Lite protocols. These developments confirm INeS Box’s growing role as a strategic platform within SEALSQ’s global PKI and smart home offering.

ASIC segment

The ASIC segment is a new revenue stream for the WISeKey Group emerging from the acquisition of IC’Alps by SEALSQ on August 4, 2025. WISeKey consolidated five months of ASIC revenue in FY2025 and expects this contribution to grow as it consolidates a full year of ASIC revenue in 2026. Performance in 2025 was impacted by a temporary slowdown in new ASIC requests, primarily driven by reduced R&D investment in the automotive sector amid broader industry challenges. The outlook strengthened markedly in Q4 2025, fueled by positive feedback from long-standing customers on both the SEALSQ acquisition and the expanded opportunities in post-quantum cryptography (PQC) solutions made possible by the WISeKey Group synergies. Quarterly revenue from the ASIC segment grew from $1.34 million in Q3 2025 to $2.3 million in Q4 2025.

Gross Profit

WISeKey’s gross profit increased by $4.9 million to $9.2 million in the year ended December 31, 2025, in comparison with a gross profit of $4.3 million in the year ended December 31, 2024. Gross profit margin increased by 12 percentage points from 36% in 2024 to 48% in 2025.

In 2024, the gross profit margin in the Semiconductors segment decreased to 34% due to the costs of inventory that remained high, some incompressible fixed costs, and customers using their existing stock. In 2025, shipments of new products to these customers have resumed, contributing to the partial recovery of its margin to 37%. Gross margins in the ASIC segment are much higher, reaching 88% in the 5 months to December 31, 2025, which contributed to the significant increase in total gross margin. This is because the ASIC segment consists of sales that are derived from a design service with very few costs, other than labor costs, directly attributable to sales.

Other operating income

In 2025 and 2024, the main components of WISeKey’s other operating income consisted of recharges for the use of its premises by OISTE (see Note 32 and Note 40 of the consolidated financial statements as at December 31, 2025) for $157,808 and $180,925 respectively.

WISeKey does not have recurring other operating income that contributes to its profit.

Research & development expenses

Research and development (“R&D”) expenses include expenses related to the research of new technology, products and applications, as well as their development and proof of concept, and the development of further application for WISeKey’s existing products and technology. They include salaries, bonuses, pension costs, stock-based compensation, depreciation and amortization of capitalized assets, costs of material and equipment that do not meet the criteria for capitalization, as well as any tax credit relating to R&D activities, among others.

Net of stock-based compensation, WISeKey’s R&D expenses increased by $5.8 million between 2025 and 2024. This reflects the investment required to develop its next-generation products and solutions, especially its post-quantum QUASAR program, as well as the newly consolidated 5-month R&D expenses of IC’Alps. As detailed above, the commercial launch in Q4 2025 of the Quantum Shield QS7001™ secure microcontroller was well-received in the industry, positioning SEALSQ as post-quantum technology leader.

R&D remains a large part of WISeKey’s operating expenses with $12.8 million (net of stock-based compensation) spent in the year ended December 31, 2025, representing 26% of total operating expenses (net-of stock-based compensation). WISeKey being technology-driven, the level of its R&D expenses reflects its engagement to act as a leader in semiconductor security solutions and future applications, as well as new cybersecurity developments and future applications, such as the development of WISeKey’s new verticals, WISeSat, SEALCOIN and WISe.ART. WISeKey expects R&D expenses to continue to increase and therefore remain a significant part of operating expenditures in the future.

Research tax credits are provided by the French government to give incentives for companies to perform technical and scientific research. SEALSQ’s subsidiaries, SEALSQ France SAS and IC’Alps, are eligible to receive such tax credits. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first. The amount of tax credit receivable has increased by $2.0 million in the year ended December 31, 2025, as a result of the consolidated 5-month research tax credits of IC’Alps and the increased expenditure on eligible research and development projects.

Selling & marketing expenses

Selling & marketing (“S&M”) expenses include advertising and sales promotion expenses such as salaries, bonuses, pension costs, stock-based compensation, business development consultancy services, and costs of supporting material and equipment that do not meet the criteria for capitalization, among others.

With a total of $11.3 million (net of stock-based compensation), WISeKey’s S&M expenses increased by $2.8 million in comparison with its 2024 S&M expenses of $8.6 million (net of stock-based compensation). This increase reflects its continued efforts to build a stronger sales force, with the recruitment of a COO to lead a strategic expansion in the U.S., to support its revenue growth and the consolidation of IC’Alps sales force for the last 5 months of the year.

General & administrative expenses

General & administrative (“G&A”) expenses cover all other charges necessary to run WISeKey’s operations and supporting functions, and include salaries, bonuses, pension costs, stock-based compensation, lease and building costs, insurance, legal, professional, accounting and auditing fees, depreciation and amortization of capitalized assets, and costs of supporting material and equipment that do not meet the criteria for capitalization, among others.

G&A expenses of $27.9 million for the year ended December 31, 2025 included a non-cash, stock-based compensation expense of $3.2 million. G&A expenses of $24.7 million (net of stock-based compensation) increased by $9.6 million compared to the $15.1 million G&A expense (net of stock-based compensation) for the year ended December 31, 2024. The increase in G&A expenses is primarily attributable to two factors: (i) the increase in legal, audit and professional fees in relation to the acquisition of IC’Alps and various SEC filings associated with its funding facilities and investment strategy, such as registered direct offerings, warrant inducement, SPAC F-4 of WISeSat, and investments in the WeCan Group, ColibriTD and EeroQ, (ii) the increase in staff for centralized functions to support the expansion of the Group, and (iii) the consolidation of five months of G&A expenses from IC’Alps.

G&A expenses remain and will remain high due to WISeKey’s initiatives to expand its geographical footprint and revenue streams, as well as its search for M&A opportunities and the related financing needs. These initiatives require specific professional expertise and legal advice which contribute to its G&A cost base.

Operating loss

As a result of the factors described in the above sections, WISeKey’s $47.7 million operating loss for the year ended December 31, 2025, increased by $20.3 million compared with its $27.4 million operating loss for the year 2024.

The main factor behind this increase in operating loss is the grant of stock-based bonuses in the form of options to purchase ordinary shares of SEALSQ to all of its staff. Following the significant changes in SEALSQ and its valuation since its listing in 2023, SEALSQ management believes that such equity grants are an important incentive to recognize and reward the commitment of its staff. These grants resulted in a noncash stock-based compensation charge of $8.3 million.

In addition, the factors outlined in the sections above — most notably the consolidation of IC’Alps from August 4, 2025 and the increase in G&A expenses — also contributed to the loss.

Non-operating income and expenses

The net balance of WISeKey’s non-operating activities in the year ended December 31, 2025 was a net non-operating income of $9.5 million, which represents a $10.9 million increase in non-operating income compared with 2024 and its $1.4 million net expenses from non-operating activities.

Out of the $10.9 million increase in non-operating income, $6.1 million is attributable to interest earned on WISeKey’s large cash balance in 2025, and $3.7 million is attributable to a gain on repayment of a loan with ExWorks (see Note 34 of the consolidated financial statements as at December 31, 2025).

Net loss

In the year ended December 31, 2025, the Company made a net loss of $38.2 million. This compares to a net loss position of $31.9 million for the year ended December 31, 2024.

The increase in net loss is primarily attributable to the factors impacting operating loss, as outlined above, partially offset by a net non-operating income of $9.5 million.

Non-GAAP Performance Measures

In managing the business on a consolidated basis, management develops an annual operating plan, which is approved by its Board of Directors, using non-GAAP financial measures including EBITDA and adjusted net income. In measuring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce costs with the goal of increasing its gross margin and operating margin and when assessing appropriate levels of research and development efforts. In addition, management relies upon these non-GAAP financial measures when making decisions about product spending, administrative budgets, and other operating expenses. Management believes that these non-GAAP financial measures, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting business. Management believes that they enable investors to perform additional comparisons of its operating results, to assess its liquidity and capital position and to analyze financial performance excluding the effect of expenses unrelated to operations, certain non-cash expenses related to acquisitions and share-based compensation expense, which may obscure trends in the Company’s underlying performance. This information also enables investors to compare financial results between periods where certain items may vary independently of business performance and allows for greater transparency with respect to key metrics used by management. These non-GAAP financial measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The presentation of these and other similar items in non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent, or unusual. Reconciliations of these non-GAAP measures to the most comparable measures calculated in accordance with GAAP are provided in the financial statements portion of this report in a schedule entitled “Financial Reconciliation of GAAP to non-GAAP Results (unaudited).” EBITDA is defined as Operating income/(loss) for the reporting period before depreciation and amortization for the same reporting period.

EBITDA

WISeKey defines EBITDA as operating income/loss before income tax expenses, depreciation and amortization including any purchase accounting (“PPA”) effects when applicable, and net interest expense.

The following table provides a reconciliation from operating loss to EBITDA for the years ended December 31, 2025 and December 31, 2024.

(Million USD)	12 months ended December 31,
	2025	2024
Operating loss as reported	(47.7)	(27.4)
Non-GAAP adjustments:
Depreciation expense	0.8	0.7
Amortization expense on intangibles	1.5	—
EBITDA	(45.4)	(26.7)

Factors affecting our income tax expenses and recovery

For the financial years 2025, 2024 and 2023, income tax at the Swiss statutory rate compared to the WISeKey Group’s income tax expenses as reported is as per table below.

The difference between the income tax recovery/(expense) at the Swiss Federal statutory income tax rate of 8.5% compared to WISeKey’s income tax recovery/(expense) as reported is reconciled below. In line with ASU 2023-09, the group has elected not to restate prior periods.

USD’000	12 months ended December 31, 2025
Net loss before income tax	(38,211)
Swiss Federal statutory tax rate	3,248
State and local income taxes (Geneva), net of federal income tax effect	—
Foreign tax effects
France
State income taxes, net of federal income tax effect	(1,087)
Changes in tax loss carryforwards from acquisition	3,531
Change in loss carryforwards in relation to the debt remission	105
Changes in tax loss carryforwards	4,161
Permanent Difference in relation to stock-based compensation	37
Changes in valuation allowances	(7,883)
Amortization of deferred tax liabilities from acquisition	171
Other	(22)
Effect of changes in tax laws or rates enacted in the current period	—
Effect of cross-border tax laws	—
Tax credits
Changes in tax loss carryforwards	1,630
State income taxes, net of federal income tax effect	(1,976)
Changes in valuation allowances	(1,671)
Nontaxable or nondeductible items
Permanent Difference in relation to stock-based compensation	257
Changes in unrecognized tax benefits	—
Other	(337)
Income tax (expense)/recovery	163
USD’000	12 months ended December 31,
	2024	2023
Net loss from continuing operations before income tax	(28,857)	(15,219)
Statutory tax rate	14.7%	14%
Expected income tax (expense)/recovery	4,242	2,131
Change in tax loss carryforwards	5,469	2,778
Change in loss carryforwards in relation to the debt remission of SEALSQ France SAS	(52)	(514)
Change in valuation allowance	(8,656)	(2,682)
Permanent difference in relation to stock-based compensation	(21)	2
Foreign tax effects	(1,521)	509
Nontaxable or nondeductible items	(2,730)	(2,759)
Other	183	305
Income tax (expense)/recovery from continuing operations	(3,086)	(230)

As at December 31, 2025 and 2024, WISeKey’s net deferred tax balance was reconciled as follows:

Deferred tax assets and liabilities	As at December 31, 2025	As at December 31, 2023
USD’000
Defined benefit accrual	745	502
Tax loss carryforwards	38,481	29,006
Add back loss carryforwards used for the debt remission by SEALSQ France SAS	881	776
Valuation allowance	(40,107)	(30,284)
Deferred tax liability from acquisition	(4,367)	—
Deferred income tax assets/(liabilities)	(4,367)	—

The valuation allowance corresponds to the amount of deferred tax that, based on WISeKey’s accounting assessment under applicable standards, should not be recognized as assets in its balance sheet. For the calculation of the valuation allowance, management has considered the extent to which realization of the tax assets is probable for group entities that are or have been in a loss-making position during the last three financial years.

In 2025, the valuation allowance increased by $9.8 million in line with the increase in tax loss carryforwards by $9.5 million.

Impact of foreign currency fluctuation

WISeKey operates worldwide and as such are exposed to currency fluctuation risks. Although the majority of WISeKey’s sales, purchase and financial operations are denominated in its reporting currency, the U.S. Dollar, some sales and financing contracts are denominated in other currency, and especially in the currency of its head office in Switzerland, the Swiss Franc.

Fluctuations in the exchange rates between the U.S. Dollar and other currencies may have a significant effect on both the Company’s results of operations, including reported sales and earnings, and the Company’s assets, liabilities and cash flows. This, in turn, may affect the comparability of period-to-period results of operations.

WISeKey does not currently hedge against foreign currency fluctuation.

The table below shows the variation in foreign exchange rates used to prepare WISeKey’s financial statements for the financial years ended December 31, 2025, December 31, 2024, and December 31, 2023.

Foreign currency to U.S. Dollar		12 months ended December 31,				Year-on-Year Variance
		2025		2024
		Closing rate	12-month Average rate	Closing rate	12-month Average rate	Closing rate	12-month Average rate
Swiss Franc	CHF:USD	1.262801	1.205847	1.102666	1.141739	14.52%	5.61%
Euro	EUR:USD	1.174662	1.129695	1.035050	1.088033	13.49%	3.83%
Indian Rupee	INR:USD	0.011139	0.011479	0.011685	0.011965	-4.67%	-4.06%
Japanese Yen	JPY:USD	0.006393	0.006688	0.006354	0.006640	0.61%	0.71%
U.K. Pound Sterling	GBP:USD	1.346651	1.315896	1.252086	1.284061	7.55%	2.48%
Taiwanese Dollar	TWD:USD	0.031975	0.032121	0.030541	0.031217	4.70%	2.90%
Vietnamese Dong	VND:USD	0.000038	0.000039	0.000039	0.000040	-2.56%	-3.12%
Saudi Riyal	SAR:USD	0.266667	0.266667	0.266667	0.266667	0.00%	0.00%

Foreign currency to U.S. Dollar		12 months ended December 31,				Year-on-Year Variance
		2024		2023
		Closing rate	12-month Average rate	Closing rate	12-month Average rate	Closing rate	12-month Average rate
Swiss Franc	CHF:USD	1.102666	1.141739	1.188573	1.112995	-7.23%	2.58%
Euro	EUR:USD	1.035050	1.088033	1.103897	1.082004	-6.24%	0.56%
Indian Rupee	INR:USD	0.011685	0.011965	0.012020	0.012112	-2.79%	-1.21%
Japanese Yen	JPY:USD	0.006354	0.006640	0.007092	0.007135	-10.41%	-6.94%
U.K. Pound Sterling	GBP:USD	1.252086	1.284061	1.273249	1.243396	-1.66%	3.27%
Taiwanese Dollar	TWD:USD	0.030541	0.031217	0.032560	0.032121	-6.20%	-2.81%
Vietnamese Dong	VND:USD	0.000039	0.000040	0.000041	0.000042	-4.88%	-4.76%
Saudi Riyal	SAR:USD	0.266667	0.266667	0.266667	0.266667	0.00%	0.00%

WISeKey does not operate in countries experiencing hyperinflation and it assesses the impact of inflation as immaterial to its financial statements.

Liquidity and Capital Resources

Company liquidity

Cash and capital requirement relate mainly to its operating cash requirement, capital expenditures, contractual obligations, repayment of indebtedness and payment of interest and financing fees.

Sources of liquidity

Usual sources of liquidity are cash generated from customers, cash from financing instruments such as debt and convertible debt and through the issuance of equity.

WISeKey had positive working capital of $420.5 million as at December 31, 2025. WISeKey calculates working capital as current assets, less current liabilities. Based on the Group’s cash projections for the next 12 months to April 30, 2027, WISeKey has sufficient liquidity to fund operations and financial commitments.

As at December 31, 2025, the Group held cash and cash equivalent and restricted cash in an amount of $429.2 million following the cash injection from financial instruments, principally from and held by its subsidiary, SEALSQ. The Group expects to use this liquidity to fund operations, develop the sales team, and form part of the consideration for future potential merger and acquisition transactions, subject to the inter-group allocation of capital.

If WISeKey executes an M&A transaction, or a joint-venture partnership or another large transaction to expand its operations, acquiring assets or leased assets and/or acquiring and/or establishing additional facilities, it may utilize its current cash balance and/or may be required to secure additional financing, including by way of public or private offerings of equity and/or debt and/or re-financing or other financing alternatives. The timing, terms, size and pricing of any future fundraising, if any, would be subject to the then-prevailing capital market conditions and WISeKey’s business and financial situation, as well as the need to obtain certain regulatory and other consents. There is no assurance that WISeKey would be able to obtain the necessary consents and/or funding in a timely manner, in sufficient amount or on favorable terms.

Cryptocurrencies Investment Policy

On September 3, 2025, the board of directors of SEALSQ (the “SEALSQ Board”) authorized the establishment of an investment committee (the “Investment Committee”) comprised of a minimum of three members of the SEALSQ Board with a mandate to oversee the implementation of SEALSQ’s investment policy (the “Investment Policy”). In accordance with the SEALSQ Board’s resolution, the SEALSQ Board has delegated authority to manage SEALSQ’s portfolio of securities or other investments to the Investment Committee, together with such personnel and advisors as the Investment Committee may choose. The Investment Committee is expected to regularly review risks related to SEALSQ’s investment portfolio, including concentration risk. When allocating cash to various investment opportunities and considering related investment risks, the Investment Committee is expected to consider market-based factors, including risk adjusted after-tax yields. When reviewing concentration risk, the Investment Committee should consider the liquidity needs of SEALSQ, among other things. Investments are to be made in accordance with the guidelines in the Investment Policy that will be reviewed at least annually, with oversight conducted by senior officers and the Investment Committee.

The overall goals of the Investment Policy are to provide sufficient liquidity to meet the day-to-day financial obligations of the Company, and to optimize investment returns within the guidelines of the Investment Policy. Permissible investment instruments include cash and cash equivalents (e.g. bank obligations, money market funds, and commercial paper), fixed income securities (e.g. obligations of the U.S. Treasury and U.S. Government, tax exempt obligations of states and municipalities, and corporate bonds/notes), equity securities (limited to those listed on the New York Stock Exchange (“NYSE”), NYSE American, NYSE Arca or the Nasdaq Stock Market and in compliance with the listing standards of the applicable exchange) and certain cryptocurrencies, including Bitcoin, Ethereum, HBAR (which are digital assets based on an open source cryptographic protocol existing on the Hedera Network), WECAN tokens (which are Ethereum-based native utility token compliant with the ERC-20 standard tokens issued by WeCan Group SA, a Swiss blockchain and data compliance company in which WISeKey Corp has a 31.9% equity stake, as of December 31, 2025), and other tokens subject to approval by the Investment Committee. Individual exceptions to the Investment Policy may only be made by the unanimous agreement of the Investment Committee or, if the Investment Committee is unable to reach unanimous agreement on such exception, by the SEALSQ Board. On September 3, 2025, as part of the establishment of the Investment Committee, the SEALSQ Board approved the addition of Bitcoin, Ethereum, HBAR, and WeCan Tokens (collectively, the “Approved Cryptocurrencies”) as treasury reserve assets, so that up to $30 million of SEALSQ’s cash, or proceeds from future debt and equity issuances, may be invested in the Approved Cryptocurrencies. As of December 31, 2025, WISeKey was in the process of completing the necessary processes in order to create an account with a recognized, approved financial provider to hold its Approved Cryptocurrency assets. As of December 31, 2025, SEALSQ’s investments held in Approved Cryptocurrencies remained immaterial. The Investment Committee will direct the investment activity of SEALSQ in public and private markets pursuant to authority granted by the Board of Directors of SEALSQ. Depending on certain market conditions and various risk factors, members of the Investment Committee, each in their personal capacity or through affiliated investment vehicles, may at times invest in the same securities, instruments or other assets (including cryptocurrencies) in which SEALSQ invests. The Board of Directors of SEALSQ anticipates that such investments will align the interests of SEALSQ with the interests of related parties because it places the personal resources of such Investment Committee members at risk in substantially the same manner as resources of the Company in connection with investment decisions made by the Investment Committee on behalf of SEALSQ. In December 2023, the FASB issued ASU No. 2023-08, “Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets.” This standard provides accounting and disclosure guidance for crypto assets that meet the definition of an intangible asset and certain other criteria. In-scope assets are subsequently measured at fair value with changes recorded in the income statement. The standard requires separate presentation of (1) in-scope crypto assets from other intangible assets and (2) changes in the fair value of those crypto assets. Disclosure of significant crypto asset holdings and an annual reconciliation of the beginning and ending balances of crypto assets are also required. This ASU becomes effective for annual periods beginning in 2025, including interim periods, with early adoption permitted. WISeKey has adopted this policy and there was no impact of this standard on its historic consolidated financial statements. WISeKey anticipates that this standard may have an impact on its consolidated financial statements in the future due to potential fluctuations in the value of its proposed investment in the Approved Cryptocurrencies.

Consolidated cash flows

The following table shows information about WISeKey’s cash flows during the financial years ended December 31, 2025, 2024 and 2023 respectively.

USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024	12 months ended December 31, 2023
Cash Flows from operating activities:
Net cash provided by (used in) operating activities	(32,362)	(17,774)	(14,206)
Net cash provided by (used in) investing activities	(28,346)	179	(3,021)
Net cash provided by (used in) financing activities	399,502	92,916	11,850
Effect of exchange rate changes on cash and cash equivalents	(146)	(32)	(126)

Cash and cash equivalents
Net increase (decrease) during the period	338,648	75,289	(5,503)
Balance, beginning of period	90,600	15,311	20,814
Balance, end of period	429,248	90,600	15,311

Reconciliation to balance sheet
Cash and cash equivalents	429,244	90,600	15,311
Restricted cash, current	4	—	—
Cash and cash equivalents from disc. operations	—	—	—
Balance, end of period	429,248	90,600	15,311

WISeKey has not experienced any legal or economic restrictions on the ability of subsidiaries to transfer funds to the Company in the form of loans.

Level of borrowing

As at December 31, 2025, WISeKey held short-term notes payable in the amount of $747,644. The section below gives the detail of the financial instruments used by the company.

Financial instruments

The following financial instruments are those that were in use and disclosed in WISeKey’s balance sheet and notes as at December 31, 2025.

Equity Transactions

See note 31 to the consolidated financial statements for a description of the agreements SEALSQ has entered into since April 2025 in connection with the sale of its ordinary shares and warrants.

Loan Agreements

In April 2019, WISeKey entered into a credit agreement with ExWorks Capital Fund I, L.P. (“ExWorks”) to borrow up to USD 4,000,000 loan with the possibility to add up to USD 80,000 accrued interest to the loan principal. The loan bore an interest rate of 10% p.a. payable monthly in arrears. Total debt issue costs of USD 160,000 were recorded as debt discount at inception in April 2019 and amortized over the duration of the loan. As at December 31, 2024, the outstanding borrowings were USD 4,030,000, accrued interest amounted to USD 2,169,417, and the debt discount had been fully amortized. On February 14, 2025, the Group paid USD 2.5 million as full and final settlement of the loan with ExWorks and recorded USD 3,699,417 in its income statement under non-operating income (see Note 34 of the consolidated financial statements as at December 31, 2025).

In November 2022, WISeKey entered into a loan agreement with a third-party client to borrow funds for the purpose of increasing production capacity. Under the terms of the agreement, the client lent to WISeKey a total of USD 2 million. The loan did not bear interest and there were no fees or costs attributed to the loan. At inception in November 2022, a debt discount totaling USD 511,128 was recorded in additional paid-in capital. The Group repaid the full balance of the loan and recorded a debt discount amortization expense of USD 181,057 in the year ended December 31, 2025.

On March 26, 2020, two members of the WISeKey Group, WISeKey International Holding Ltd and WISeKey SA, entered into the Covid loans to borrow funds under the Swiss Government supported COVID-19 Credit Facility with UBS SA. Under the terms of the Agreement, UBS has lent such Group members a total of CHF 571,500. The loans are repayable in full by March 30, 2028, as amended, being the eighth anniversary of the date of deposit of the funds by UBS. Semi-annual repayments have started since March 31, 2022, and will be spread on a linear basis over the remaining term. Full repayment of the loans is permitted at any time. The interest rate is determined by Swiss COVID-19 Law. At inception, the Covid loans carried an interest rate of 0%, which was updated to an interest rate of 1.5% per annum paid quarterly from April 1, 2023. There were no fees or costs attributed to the Covid loans and as such there is no debt discount of debt premium associated with the loan facility. Under the terms of the loans, the relevant companies are required to use the funds solely to cover the liquidity requirements of the WISeKey Group. In particular, the WISeKey Group cannot use the funds for the distribution of dividends and directors’ fees as well as the repayment of capital contributions, the granting of active loans; refinancing of private or shareholder loans; the repayment of intra-group loans; or the transfer of guaranteed loans to a group company not having its registered office in Switzerland, whether directly or indirectly linked to applicant. As at December 31, 2025, the outstanding balance on the loans was CHF 92,161 (USD 116,381).

On October 23, 2024, WISeKey International Holding Ltd entered into a Subscription Agreement for the Subscription of up to $30M Convertible Notes (the “2024 L1/Anson Facility”) with L1 Capital Global Opportunities Master Fund (“L1”) and Anson Investments Master Fund LP (“Anson”), pursuant to which L1 and Anson each committed to grant a loan to WISeKey for up to a maximum amount of USD 15 million (USD 30 million in aggregate) divided into tranches of variable sizes, during a commitment period of 24 months ending October 22, 2026. The 2024 L1/Anson Facility plans for initial tranches of USD 1.25 million each (the “2024 L1 Initial Tranche” and the “2024 Anson Initial Tranche”) and subsequent tranches in an aggregate principal amount or aggregate principal amounts to be agreed upon between WISeKey and L1/Anson, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. Each tranche is divided into unsecured convertible notes of USD 100,000 each that bear no interest. Subject to a cash redemption right of WISeKey, the convertible notes are mandatorily convertible into WIHN Class B Shares upon request by L1 or Anson within a period of 12 months from issuance and, in any case, no earlier than 40 days after the tranche closing and no later than at the expiry of the 12 months. For each tranche, the conversion price is determined as the lower of (i) a Fixed Conversion Price set at a premium of 100% to the daily VWAP of a WIHN Class B Share as traded on the SIX Swiss Exchange on the trading day prior to the date of completion of each tranche, and (ii) 94% of the lowest daily VWAP of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 10 trading days preceding the relevant conversion date. Due to L1’s and Anson’s option to convert the loan in part or in full at any time before maturity, the 2024 L1/Anson Facility was assessed as a share-settled debt instrument with an embedded put option. In line with ASC 480-10-55-43 and ASC 480-10-55-44, because the value that L1 and Anson will predominantly receive at settlement does not vary with the value of the shares, the settlement provision is not considered a conversion option. WISeKey assessed the put option under ASC 815 and concluded that it is clearly and closely related to its debt host and therefore did not require bifurcation. Per ASC 480-10-25, the 2024 L1/Anson Facility was accounted for as a liability measured at fair value using the discounted cash flow method at inception.

Debt issue costs made up of legal expenses of USD 22,638 (USD 11,319 each for L1 and Anson), commissions of USD 135,000 to the placement agent and aggregated fees of USD 275,000 to L1 and Anson were due upon issuance of the 2024 L1 Initial Tranche on October 25, 2024 and the 2024 Anson Initial Tranche on October 23, 2024, and recorded as a debt discount against each initial tranche principal amount. Upon subscription of each subsequent tranche under the 2024 L1/Anson Facility, debt issue costs to L1 and Anson representing an aggregate of 11% of the principal value of the subscribed funds will be recorded as a debt discount against each tranche.

During the year ended December 31, 2024, WISeKey made one subscription each under the 2024 L1/Anson Facility in an amount of USD 1.25 million per party (USD 2.5 million in aggregate), comprising the 2024 L1 Initial Tranche and the 2024 Anson Initial Tranche. For each subscription, the fair value of the debt is calculated using the discounted cash flow method creating a debt discount or a debt premium on the debt host with the credit or debit entry booked to APIC. The fair value of the debt for each initial tranche was USD 1,328,458 (USD 2,656,916 in aggregate), giving rise to a debt premium of USD 78,458 per tranche (USD 156,916 in aggregate).

In the year ended December 31, 2024, L1 converted a total of USD 1.24 million out of the 2024 L1 Initial Tranche, resulting in the delivery of 344,598 WIHN Class B Shares, and Anson converted the 2024 Anson Initial Tranche in full (USD 1.25 million), resulting in the delivery of 346,820 WIHN Class B Shares. A combined debt discount charge of USD 36,520 was amortized to the income statement and a total debit of USD 238,299 was booked to APIC on conversions as per ASC 470-02-40-4.

During the year ended December 31, 2025, there were no subscriptions or conversions under the 2024 L1/Anson Facility. A debt discount charge of USD 903 was amortized to the income statement related to the L1 portion of the facility. As at December 31, 2025, convertible notes in an aggregate amount of USD 10,000 remained unconverted under the L1 portion (with the debt discount fully amortized, hence a carrying value of USD 10,000), and there were no unconverted notes under the Anson portion. The outstanding 2024 L1/Anson Facility available was USD 27.5 million (USD 13.75 million each for L1 and Anson).

As at December 31, 2025, SEALSQ’s borrowings primarily relate to IC’Alps and consist of government-supported loans and repayable advances, mainly from Bpifrance and French banking institutions. Total debt amounted to $1.7 million, of which $0.7 million is due within one year. These borrowings include state-guaranteed loans (“PGE”), innovation and research and development loans, and repayable advances, some of which include grant components. These arrangements generally bear fixed interest rates and have contractual maturities extending through 2030. SEALSQ uses these borrowings primarily to support its innovation, research and development activities and general working capital needs. In addition, in November 2022, SEALSQ entered into a loan agreement with a third-party client in the amount of $2.0 million to support production capacity. The loan does not bear interest and there were no fees or costs associated with the loan. SEALSQ repaid the full balance of the loan during the year ended December 31, 2025. See note 25 to the consolidated financial statements for additional information on WISeKey’s outstanding borrowings as at December 31, 2025, including contractual maturities and detailed terms.

Indebtedness to related parties

See “Related Party Transactions” for a description of the nature of the related party transactions and balances as at and for the years ended December 31, 2025, 2024 and 2023.

Material cash requirements from known contractual and other obligations

The following table sets forth WISeKey’s known contractual and other cash payment obligations as at December 31, 2025 in USD’000s:

Contractual obligations	Payments due by period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Operating and short-term lease obligations	7,572	1,213	1,777	1,763	2,819
Finance lease obligations	135	60	74	1	—
Debt and convertible note obligations	1,804	757	666	381	—
Total contractual obligations	9,511	2,030	2,517	2,145	2,819

Research and Development, Patents and Licenses, Etc.

WISeKey’s research and development spending totaled USD 14.9 million in the year ended December 31, 2025, USD 7.0 million in the year ended December 31, 2024, and USD 4.4 million in the year ended December 31, 2023. As mentioned in “Risk Factors”, WISeKey needs to keep pace with changing technologies in order to maintain and grow its revenue.

In 2025, WISeKey, through SEALSQ, continued its effort to focus on advancing secure microcontroller platforms and post quantum cryptography (PQC) enablement across SEALSQ’s portfolio. Over the last three years SEALSQ has prioritized:

•        implementation of NIST selected PQC algorithms and alignment with evolving cryptographic requirements across jurisdictions, and

•        development of SEALSQ’s next hardware generation platform built on a proprietary RISC-V based secure core and preparation for emerging certification regimes, including FIPS 140-3 side channel assessment.

In the Semiconductors segment alone, WISeKey currently owns 120 individual patents protecting its technology. Research and development expenditures focus on advancing future technologies, which WISeKey plans to register as additional patents to strengthen its portfolio and maintain competitive barriers.

WISeKey’s broader R&D efforts in 2025 supported innovations beyond semiconductors, enhancing its cybersecurity, blockchain, and satellite capabilities. WISeSat implemented a series of advanced technological innovations expected to deliver higher performance, greater resilience, and broader application potential, including software-defined radio (SDR) technology and higher data-rate communications, supporting faster, more robust, and more secure data transfer for demanding IoT, cybersecurity, and mission-critical applications. SEALCOIN carried out a satellite proof-of-concept (PoC) with WISeSat and FOSSA, demonstrating secure machine-to-machine communication via low Earth orbit satellites, including signed IoT transactions from off-grid devices and blockchain-based settlement via Hedera. SEALCOIN also introduced AI agent and API-based transactional workflows, allowing autonomous agents to authenticate, negotiate, execute, and settle transactions within defined policy constraints. Finally, WISe.ART migrated to a new more user-friendly V3 Web 3.0 platform.

Trend Information

WISeKey’s growth strategy and industry trends are detailed in Business of WISeKey. The uncertainties and material commitments such as financial instruments that are likely to have a material effect on the WISeKey Group’s financial condition are described in Risk Factors. Below are key trends influencing WISeKey and its subsidiaries — SEALSQ, IC’Alps, WISeSat, SEALCOIN and WISe.ART.

WISeKey’s ecosystem aligns with multiple high-growth trends. WISeSat leverages the nanosatellite market’s growth, fueled by IoT connectivity demands in sectors like agriculture, logistics, and national defense, with 2025 advancements in secure satellite payloads and software-defined radio technology enhancing its competitive position. SEALCOIN taps into the transactional IoT and machine-to-machine communication surge, integrating SEALSQ’s hardware security to enable trusted, scalable autonomous device transactions — especially as quantum threats challenge traditional cryptography. The blockchain and digital asset market drives WISe.ART, where demand for secure digital provenance and anti-counterfeiting solutions is rising. In 2025, WISe.ART migrated to a new, more user-friendly V3 Web 3.0 platform, capitalizing on the expanding digital art and collectibles sector.

Semiconductors — SEALSQ and IC’Alps

SEALSQ operates in the global semiconductor and digital security markets, which are characterized by rapid technological change, evolving industry standards, and increasing regulatory scrutiny. The following trends are expected to influence SEALSQ’s business, financial condition, and results of operations, although the extent and timing of their impact remain uncertain.

Growth in Connected Devices and Expanding Attack Surface

The continued proliferation of IoT devices, including those deployed in industrial, automotive, energy, and critical infrastructure applications, is contributing to a significant increase in the number of connected endpoints. The number of connected IoT devices requiring protection is projected to reach more than 29 billion units by 2027.3 This expansion has led to a broader attack surface for cybersecurity threats. As a result, there is increasing demand for secure

____________

3        IoT Analytics. “Number of Connected IoT Devices” (2023), available at https://iot-analytics.com/number-connected-iot-devices-2023/.

microcontrollers, hardware-based security solutions, and device authentication technologies of the kind provided by SEALSQ. However, the pace of adoption of such solutions may vary across industries and geographies and may be affected by cost constraints, legacy system integration challenges, and evolving security requirements.

In 2025, SEALSQ achieved eight new design-wins in the Matter smart home ecosystem (versus five in 2024), evidencing the tangible pull of IoT security standards on its addressable market. According to ABI Research, more than 5.5 billion Matter-compliant devices are projected to ship between 2022 and 2030,4 each requiring a PKI-issued certificate, making device attestation one of the most structurally guaranteed growth opportunities in IoT security.

Transition Toward Post-Quantum Cryptography

Advancements in quantum computing technologies may, over time, compromise widely used public-key cryptographic algorithms. In response, industry stakeholders, including governmental bodies such as NIST (National Institute of Standards and Technology), are developing and promoting post-quantum cryptography (“PQC”) standards. NIST finalized its first set of PQC algorithm standards in August 2024, selecting ML-KEM (Kyber) and ML-DSA (Dilithium), among others.5 The selection of an additional algorithm, HQC, followed in March 2025.6

The timing and scope of migration to PQC remain uncertain and may depend on regulatory mandates, industry adoption cycles, and the perceived urgency of quantum-related threats. This transition is expected to require significant upgrades to existing infrastructure, including hardware, firmware, and software systems, which may create both opportunities and challenges for industry participants. The global PQC market is estimated to grow from approximately USD 1.7 billion in 2025 to USD 7.8 billion by 2030, at a compound annual growth rate exceeding 37%, reflecting the scale and urgency of this transition.7

The concept of “Harvest Now, Decrypt Later” (HNDL) — in which adversaries collect encrypted data today with the intent to decrypt it once a cryptographically relevant quantum computer becomes available — has elevated PQC from a theoretical concern to a boardroom priority. Regulatory mandates are reinforcing this urgency: the U.S. NSA’s CNSA 2.0 framework sets 2026 as the milestone for networking equipment to support post-quantum algorithms, with full migration of national security systems targeted by 2031.8 In Europe, the EU Cyber Resilience Act (“CRA”) requires manufacturers to comply with strict vulnerability reporting obligations by September 11, 2026, and “state-of-the-art” requirements under the CRA are increasingly expected to encompass quantum resistance for long-lived devices, with potential fines of up to €15 million or 2.5% of global annual turnover for non-compliance.9

In Q4 2025, SEALSQ commercially launched the QS7001, the industry’s first quantum-resistant hardware platform embedding NIST-standardized post-quantum cryptographic algorithms at the hardware level. As at December 31, 2025, SEALSQ had an estimated pipeline of USD 60 million for the QS7001 and its TPM variant, the QVault TPM, with commercial discussions underway with approximately 115 potential customers and adoption spanning North America, Europe, and Asia Pacific. Also in November 2025, SEALSQ launched a sovereign U.S.-based Post-Quantum Root of Trust, enabling U.S. government agencies and enterprises to manage quantum-secure digital identities independently, in alignment with CNSA 2.0 mandates.

____________

4        ABI Research. “More Than 5.5 Billion Smart Home, Matter-Compliant Devices Will Ship Between 2022 and 2030” (2022), available at https://www.abiresearch.com/press/more-than-55-billion-smart-home-matter-compliant-devices-will-ship-between-2022-and-2030.

5        National Institute of Standards and Technology. “NIST Releases First 3 Finalized Post-Quantum Cryptography Standards” (August 13, 2024), available at https://www.nist.gov/news-events/news/2024/08/nist-releases-first-3-finalized-post-quantum-cryptography-standards.

6        National Institute of Standards and Technology. “NIST Announces Additional Post-Quantum Cryptography Algorithm: HQC” (March 11, 2025), available at https://www.nist.gov/news-events/news/2025/03/nist-announces-additional-post-quantum-cryptography-algorithm-hqc.

7        “Post-Quantum Cryptography Market Size, Share & Growth Report”, Grand View Research (2025), available at https://www.grandviewresearch.com/industry-analysis/post-quantum-cryptography-market-report.

8        National Security Agency. Commercial National Security Algorithm Suite 2.0 (CNSA 2.0) (September 7, 2022), available at https://media.defense.gov/2022/Sep/07/2003071834/-1/-1/0/CSA_CNSA_2.0_ALGORITHMS_.PDF.

9        Regulation (EU) 2024/2847 of the European Parliament and of the Council of 23 October 2024 on horizontal cybersecurity requirements for products with digital elements (Cyber Resilience Act), Official Journal of the European Union, L, 20 November 2024, available at https://eur-lex.europa.eu/legal-content/EN/TXT/?uri=OJ:L_202402847.

In March 2026, SEALSQ published a certification roadmap for the QS7001 and QVault TPM product lines targeting Common Criteria EAL5+, FIPS 140-3, and TCG certifications, with all four products — QS7001 V1/V2 and QVault TPM183/185 — confirmed on track through Q4 2026. These certifications are central to SEALSQ’s positioning as a trusted supplier for regulated and government-facing customers.

Increasing Reliance on Hardware-Based Security

Cybersecurity strategies are increasingly incorporating hardware-based security mechanisms, including secure elements, hardware roots of trust, and tamper-resistant components. These solutions are designed to enhance system integrity and protect against both remote and physical attacks, including side-channel vulnerabilities that software-only approaches cannot adequately mitigate. SEALSQ is one of only six semiconductor companies in the world capable of designing and certifying secure microcontrollers at Common Criteria EAL5+ or higher, a distinction that underpins its competitive positioning in demanding regulated environments. While demand for such technologies is expected to grow, adoption may be influenced by cost considerations, integration complexity, and the availability of alternative software-based solutions. The announcement of the FIPS 140-3 standard, which implements a “Side Channel Assessment” for components subject to this standard,10 represents a further tightening of hardware security requirements that favors suppliers, such as SEALSQ, that have invested in certified hardware platforms.

Emergence of Edge Computing and Open Architectures

The growth of edge computing and AI-enabled applications is driving demand for processing capabilities closer to data sources. This trend is contributing to increased interest in energy-efficient and flexible semiconductor architectures, including open instruction set architectures such as RISC-V. SEALSQ has developed its own RISC-V based secure core, which serves as the foundation of its next-generation hardware platform including the QS7001 and QVault TPM, delivering up to 10x higher performance than software-based PQC implementations. The adoption of emerging architectures may, however, be subject to ecosystem maturity, software compatibility, and competitive pressures from established semiconductor platforms. Custom ASIC Design for Critical Applications.

The global secure ASIC market is experiencing sustained growth driven by increasing security requirements across critical infrastructure, defense, automotive, healthcare, and industrial IoT applications, reinforced by quantum computing threats and new regulations such as CNSA 2.0. The global embedded security chip market is projected to reach USD 12.6 billion by 2030,11 reflecting the breadth of addressable demand across sectors. In August 2025, SEALSQ completed the acquisition of IC’Alps SASU, a French ASIC design specialist with centers in Grenoble and Toulouse, adding approximately 100 highly skilled engineers and certifications under ISO 9001, ISO 13485 (medical devices), and EN 9100 (aeronautics). Unlike general-purpose microcontrollers, secure ASICs enable the integration of advanced security functions directly into silicon, offering higher performance, lower power consumption, and a reduced attack surface for demanding customers. The QASIC initiative — IC’Alps’ post-quantum ASIC platform targeting advanced CMOS nodes with first prototypes anticipated in 2026 — positions WISeKey to capture growing demand from governments, defense primes, and OEMs requiring custom-certified quantum-resistant hardware. ASIC revenue, which entered WISeKey’s consolidation scope in August 2025, grew from USD 1.3 million in Q3 2025 to USD 2.3 million in Q4 2025, reflecting strengthening demand as customers responded positively to the Group’s expanded post-quantum capabilities. Supply Chain Constraints and Sovereignty Considerations.

Recent disruptions in global semiconductor supply chains, as well as geopolitical developments, have increased focus on supply chain resilience and technological sovereignty. Governments and industry participants are pursuing strategies to localize semiconductor design, manufacturing, and secure provisioning capabilities. These efforts may result in increased investment and new market opportunities, but may also lead to fragmentation of global supply chains, increased regulatory complexity, and higher operational costs. WISeKey is actively building sovereign semiconductor infrastructure in response to this trend. In September 2025, SEALSQ signed a €40 million investment deal to develop Spain’s first post-quantum semiconductor personalization center through the Quantix Edge Security joint venture,

____________

10      National Institute of Standards and Technology. FIPS PUB 140-3: Security Requirements for Cryptographic Modules (March 22, 2019), available at https://csrc.nist.gov/publications/detail/fips/140/3/final.

11      “Digital Authentication and Embedded Security Market Data”, ABI Research (August 2025), available at https://www.abiresearch.com/market-research/product/7786425-digital-authentication-and-embedded-security.

with €19.6 million contributed by the Spanish government through its PERTE Chip initiative. The facility, targeting full operations by 2028, will focus on post-quantum chip design using RISC-V architecture and meeting Common Criteria and NIST standards. SEALSQ is also progressing plans for additional hubs in the United States and Asia to further diversify its global manufacturing and personalization footprint.

Integration of Hardware and Trust Services

The market is increasingly shifting toward integrated solutions that combine semiconductor components with digital trust services, including PKI, secure provisioning, and lifecycle management. SEALSQ’s unique positioning as the only market player integrating all aspects of a connected device’s security — from Root of Trust to secure elements, PKI services, and industrial-scale personalization — directly addresses this trend. The PKI market is projected to reach approximately USD 8.5 billion by 2026, growing at a CAGR of approximately 20.5% through 2035, driven by the proliferation of IoT devices and the shift toward identity-first security models.12 The adoption of such integrated solutions may depend on customer demand for end-to-end security, interoperability requirements, and the ability of vendors to provide scalable and cost-effective offerings.

IoT Security Standards and Interoperability Protocols

A growing number of consumer IoT players are aligning around interoperability standards such as Matter for smart home devices, Wi-SUN for smart grid and smart city networks, and ECHONET Lite in Japan and East Asia. Both industry standards and national security labels — including the U.S. Cyber Trust Mark, announced by the FCC in July 2023, and the EU CRA — require that IoT devices securely embed a unique trusted identity in the form of certificates and private keys, as a cornerstone of the IoT security framework. IoT device makers therefore consider compliance with these standards a key part of their product development and go-to-market plans, creating a structurally recurring demand for SEALSQ’s integrated security solutions. In 2025, SEALSQ achieved eight new Matter design-wins across Europe and Asia, with strong traction in Japan through ECHONET Lite-aligned products, and broad interest in its QS7001 platform from more than 30 customers each in the EMEA and Japan markets.

Evolving Regulatory Environment

The regulatory landscape for cybersecurity, data protection, and product certification continues to evolve across multiple jurisdictions. Requirements related to security standards, such as FIPS 140-3 and Common Criteria, are becoming more stringent. Compliance with these regulations may increase development costs and time-to-market, and failure to comply could result in reputational harm, financial penalties, or restrictions on market access. Conversely, regulatory mandates are increasingly acting as a demand catalyst for certified, quantum-resistant hardware of the type SEALSQ provides, compelling OEMs and system integrators to qualify and adopt compliant security components within defined timelines. WISeKey believes that these industry trends may contribute to increased demand for secure and quantum-resistant semiconductor solutions over the long term. However, WISeKey’s ability to benefit from these trends will depend on multiple factors, including market adoption rates, competitive dynamics, technological developments, regulatory changes, and WISeKey’s ability to execute its strategy effectively.

Satellite — WISeSat

In relation to the Satellite vertical, the industry anticipates a sharp rise in the use of satellite communications “as several major planned proliferated Low-Earth Orbit (LEO) constellations introduce service and drive adoption”,13 including for military purposes where “a shift in national security mission areas to incorporate a disaggregated proliferated-LEO concept, supported by several billions of dollars in funding for R&D, prototyping, and launching the systems in its architecture”14 is expected. This aligns with the positioning of WISeSat.

The nanosatellite and small satellite market continues to benefit from declining launch costs, advances in miniaturization, and growing demand for persistent, low-latency IoT connectivity in sectors such as agriculture, logistics, energy monitoring, and defense. The integration of quantum-resistant cryptography into satellite payloads represents an emerging differentiator, as governments and enterprises seek to protect satellite-based communications from future quantum threats.

____________

12      Research Nester. “Public Key Infrastructure (PKI) Market” (September 2025), available at https://www.researchnester.com/reports/public-key-infrastructure-pki-market/5182.

13      Machi, Vivienne (November 28, 2023). “10 Tech Trends That Will Impact the Satellite Industry in 2024”.

14      Machi, Vivienne (November 28, 2023). “10 Tech Trends That Will Impact the Satellite Industry in 2024”.

WISeSat’s 2025 satellite launch incorporated software-defined radio (“SDR”) technology and higher data-rate communications capabilities, supporting faster, more robust, and more secure data transfer for demanding IoT, cybersecurity, and mission-critical applications. WISeSat’s anticipated role to operate SEALSQ’s QSOC initiative, targeting a constellation of up to 100 satellites providing quantum key distribution, quantum random number generation, and post-quantum identity services, is designed to address this emerging segment. The collaboration with the Swiss Armed Forces, which evolved in 2025 to integrate WISeKey’s post-quantum semiconductors and Swiss Root of Trust into satellite-to-ground and inter-satellite communications, underscores the strategic relevance of this positioning. In 2025, WISeSat announced a potential SPAC-driven Nasdaq listing expected to complete in 2026, which, if successfully concluded, would provide additional capital to accelerate the commercialization of its satellite-based cybersecurity and IoT ecosystem.

Transactional IoT and Machine-to-Machine Communication — SEALCOIN

SEALCOIN is positioned to benefit from the convergence of two high-growth trends: the decentralized finance (“DeFi”) and blockchain ecosystem, and the rapid expansion of machine-to-machine (“M2M”) and transactional IoT (“t-IoT”) applications. As autonomous devices — from smart meters and drones to industrial robots and connected vehicles — increasingly require the ability to negotiate, execute, and settle transactions independently and without human intervention, the demand for hardware-rooted, quantum-resistant trust infrastructure for such transactions is expected to grow. In April 2025, SEALCOIN and WISeSat successfully completed a satellite proof-of-concept with FOSSA, demonstrating secure machine-to-machine communication via low Earth orbit satellites, including signed IoT transactions from off-grid devices and blockchain-based settlement via the Hedera network. This milestone validated the technical integration between SEALSQ’s hardware security, WISeSat’s satellite infrastructure, and SEALCOIN’s transactional layer. In 2025, SEALCOIN also introduced AI agent and API-based transactional workflows, extending the platform beyond physical IoT devices to digital autonomous actors. By the end of H1 2025, the platform reached production readiness, with QAIT tokens issued in 2026. The broader trend toward autonomous, AI-driven digital economies — where software agents procure, negotiate, and settle services programmatically — is expected to generate sustained demand for the type of secure, policy-constrained transactional infrastructure that SEALCOIN is developing. The quantum threat to existing blockchain cryptographic schemes further reinforces the value of SEALCOIN’s integration with SEALSQ’s quantum-resistant hardware stack.

Trust Services and Digital Identity — WISeID

The digital identity and PKI markets are benefiting from a broad structural shift toward identity-first security architectures, driven by the proliferation of connected devices, the adoption of Zero Trust network models, and the increasing digitization of government and enterprise operations. WISeKey’s trust services vertical, operated through WISeID and anchored by its globally recognized, OISTE-operated Root of Trust, is positioned to benefit from this trend.

The shortening of TLS certificate lifespans — with public SSL/TLS certificate validity reducing from 398 days today to a maximum of 47 days by March 2029 under CA/Browser Forum Ballot SC-081v3 approved in April 2025 — is driving structural demand for automated certificate lifecycle management platforms of the type WISeKey operates.15 Regulatory requirements such as the EU CRA’s mandate for documented security lifecycles for all products with digital elements, and the U.S. Executive Order on Cybersecurity’s Software Bill of Materials (“SBOM”) requirements, are reinforcing demand for PKI-anchored supply chain integrity attestation. In 2025, WISeKey’s trust services revenue grew by 586% compared to 2024, driven by increasing demand for secure device identity across IoT applications, particularly in the smart home ecosystem.

Secure Digital Assets and NFT Platform — WISe.ART

The blockchain and digital asset market continues to evolve, with demand for secure digital provenance, anti-counterfeiting solutions, and authenticated digital collectibles rising across the fine arts, luxury goods, and broader consumer sectors. WISe.ART operates at the intersection of blockchain, digital identity, and luxury goods authentication, leveraging WISeKey’s Root of Trust infrastructure to provide quantum-resistant NFT issuance and provenance verification.

____________

15      CA/Browser Forum. Ballot SC-081v3: “Introduce Schedule of Reducing Validity and Data Reuse Periods” (April 11, 2025), available at https://cabforum.org/2025/04/11/ballot-sc081v3-introduce-schedule-of-reducing-validity-and-data-reuse-periods/.

In 2025, WISe.ART migrated to a new, more user-friendly V3 Web 3.0 platform, featuring smartphone compatibility that allows users to create profiles, connect wallets, and acquire NFTs directly from mobile devices. The platform’s enhancements are designed to capitalize on the expanding digital art and collectibles sector. The broader adoption of blockchain-based provenance solutions by luxury brands and cultural institutions, combined with evolving regulatory frameworks for digital assets in Europe and the United States, is expected to support continued development of this vertical over the medium term.

These trends collectively underscore WISeKey’s strategic focus on integrated security solutions. From SEALSQ’s post-quantum semiconductor hardware and IC’Alps’ custom ASIC design capabilities, to WISeSat’s secure satellite connectivity, SEALCOIN’s transactional IoT framework, WISeID’s trust services, and WISe.ART’s digital asset platform, WISeKey’s subsidiaries address interconnected and mutually reinforcing market demands. WISeKey’s Convergence strategy — bringing together semiconductors, satellites, blockchain, and digital identity into a unified, interoperable ecosystem — is designed to position the Group as a leader in cybersecurity, trusted digital infrastructure, and quantum-resilient innovation.

Additional details regarding WISeKey’s growth strategy and industry trends are available in the Business of WISeKey. Uncertainties and material commitments that may materially affect the company’s financial condition are described in “Risk Factors”.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires WISeKey to make judgments, estimates, and assumptions that affect reported amounts of assets, liabilities, sales and expenses, and the disclosure of contingent assets and liabilities.

WISeKey considers an accounting estimate critical if it: (i) requires management to make judgments and estimates about matters that are inherently uncertain; and (ii) is important to an understanding of its financial condition and operating results.

WISeKey bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances. Although these estimates are based on management’s best knowledge of current events and actions that may impact WISeKey in the future, actual results could differ from those estimates. Management has discussed the development, selection and disclosure of these critical accounting estimates with the Audit Committee of the Board of Directors.

WISeKey believes the following accounting estimates are most critical to its business operations and to an understanding of its financial condition and results of operations and reflect the more significant judgments and estimates used in the preparation of its consolidated financial statements.

Business combinations

Accounting for business combinations requires WISeKey to make significant estimates and assumptions in determining the fair value of assets acquired and liabilities assumed.

These estimates are based on fair value measurement techniques that incorporate significant unobservable inputs.

In connection with the acquisition of IC’Alps in 2025, WISeKey recognized significant identifiable intangible assets and goodwill. The valuation of these assets is based on forward-looking assumptions, including forecasted revenues, expected margins, customer relationships, useful lives and discount rates.

These assumptions are inherently uncertain. Changes in these assumptions could materially affect the amounts assigned to acquired assets and liabilities, as well as future amortization expense and potential impairment.

Inventory Valuation

Due to the long manufacturing cycle in the semiconductor industry, WISeKey must order components for its products and build inventory in advance of customer orders.

WISeKey records inventories at the lower of cost and net realizable value and record write-downs of inventories that are obsolete or in excess of anticipated demand or net realizable value. The WISeKey Group records write-downs on inventory based on an analysis of obsolescence or a comparison to the anticipated demand or market value based on a consideration of marketability and product maturity, demand forecasts, historical trends and assumptions about future demand and market conditions.

Accounting for Income Taxes

WISeKey operates in multiple countries and its profits are taxed pursuant to the tax laws of these countries. WISeKey’s income tax rate may be affected by the changes in or interpretations of tax laws and tax agreements in any given jurisdiction, utilization of net operating loss and tax credit carryforwards, changes in geographical mix of income and expense, and changes in its assessment of matters such as the ability to realize deferred tax assets.

WISeKey must also assess temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheet.

WISeKey assesses the likelihood that its deferred tax assets will be recovered from future taxable income, considering, in particular, historical results before income tax expense. If WISeKey determines that its deferred tax assets are unlikely to be fully realized, an adjustment is charged to earnings in the period when such determination is made. Likewise, if WISeKey later determines that it is more likely than not that all or a part of its deferred tax assets would be realized, the previously provided valuation allowance would be reversed.

Impairment assessment

Goodwill and other indefinite-lived intangible assets are subject to impairment analysis at least once annually.

Our impairment analysis is based on assumptions regarding future cash flows generated by the element under review, residual value of this element, discount rates and comparison with peers.

BUSINESS OF WISEKEY

In this section, any references to “WISeKey,” the “Company,” “we,” “our” or “us” generally are to WISeKey CH prior to the Merger and WISeKey BVI following the Merger, unless context otherwise requires.

Recent Developments

Quantisimo

On June 25, 2026, SEALSQ announced that Quantisimo Corp. (“Quantisimo”), a special purpose vehicle jointly established by the SEALSQ and WISeKey CH entered into a non-binding letter of intent (the “Non-Binding LOI”) with GigCapital8 Corp. (Nasdaq: GIW) (“GigCapital8”), a special purpose acquisition company.

The Non-Binding LOI contemplates a business combination between Quantisimo and GigCapital8 (the “Proposed Transaction”). Upon completion of the Proposed Transaction, the combined company is expected to have a pre-money enterprise value of approximately $575 million. The parties to the Non-Binding LOI intend to increase the total enterprise valuation through build-up consolidated acquisitions of up to an additional five quantum companies. The Proposed Transaction is currently expected to close during the first quarter of 2027.

Quantisimo was created by WISeKey CH and SEALSQ to establish a Trusted Quantum Pure-Play platform designed to provide investors with direct exposure to the rapidly emerging quantum economy. The Proposed Transaction is intended to create a publicly traded platform dedicated to trusted quantum infrastructure and the broader quantum ecosystem. Quantisimo’s strategy is to identify, develop, acquire and scale technologies and businesses that are expected to benefit from the transition to the quantum era.

In connection with the Proposed Transaction, and subject to the successful completion of the business combination and final board approvals, SEALSQ is expected to contribute to Quantisimo selected assets and strategic interests, including assets and interests from its SealQuantum.com portfolio of companies, and certain investments, technologies, intellectual property, and strategic initiatives.

The parties expect to commence due diligence and to negotiate definitive transaction agreements in the coming months. The Proposed Transaction remains subject to the execution of definitive agreements, the completion of due diligence, regulatory approvals, shareholder approvals, financing arrangements, and other customary closing conditions. There can be no assurance that definitive agreements will be executed or that the Proposed Transaction will be completed on the terms currently contemplated, within the anticipated timeframe, or at all. For more information see “Risk Factors — “The proposed business combination between Quantisimo and GigCapital8 may not be completed, may be delayed, or may result in adverse consequences to WISeKey even if consummated.”

Business of WISeKey

History and Development of WISeKey

WISeKey is a Swiss stock corporation (Aktiengesellschaft) of unlimited duration with limited liability under the laws of Switzerland and registered in the Commercial Register of the Canton of Zug, Switzerland, on December 3, 2015 under the register number CHE-143.782.707. WISeKey is registered under the company name “WISeKey International Holding AG” and has its registered office and principal executive offices at General-Guisan-Strasse 6, 6300 Zug, Switzerland. WISeKey International Holding AG is the parent company of WISeKey SA, which was established in 1999. WISeKey’s address on the Internet is http://www.wisekey.com. The information on WISeKey’s website is not incorporated by reference in this prospectus.

On February 1, 2021, WISeKey acquired a controlling interest in arago GmbH and its affiliates, arago Da Vinci GmbH, arago Technology Solutions Private Ltd, and arago US Inc (together “arago” or the “arago Group”) through conversion of a CHF 5 million loan to arago into 51% of arago’s share capital carrying 51% of the voting rights. arago is a leading German technology company that provides AI to enterprises globally through knowledge automation.

In the first half of 2022, WISeKey decided to sell arago in order to refocus on its core operations. On March 16, 2022, WISeKey entered into a Share Purchase and Transfer Agreement to sell its 51% ownership in the arago Group to OGARA GmbH, with Neutrino Energy Property GmbH & Co. acting as “Buyer Guarantor”. The sale was completed on June 24, 2022, when the shares owned by WISeKey in arago were transferred to OGARA GmbH as WISeKey issued a waiver to accept a delayed payment of the consideration.

On April 1, 2022, SEALSQ (formerly known as SEAL (BVI) Corp.) was incorporated under the laws of the British Virgin Islands. SEALSQ is currently a wholly owned subsidiary of WISeKey. SEALSQ was incorporated by WISeKey to serve as the holding company of 2 subsidiaries and 1 branch (which currently represents WISeKey’s global semiconductor business). Pursuant to an internal restructuring of WISeKey on January 1, 2023, WISeKey transferred the ownership of SEALSQ France SAS (formerly known as VaultIC SAS), a French semiconductor manufacturer and distributor, WISeKey IoT Japan KK, a Japan-based sales subsidiary of SEALSQ France SAS, and WISeKey Semiconductors, Taiwan Branch, a Taiwan-based sales and support branch of SEALSQ France SAS, to SEALSQ in a share exchange.

SEALSQ filed a registration statement on Form F-1 pursuant to the Securities Act of 1933 with the U.S. Securities and Exchange Commission (“SEC”) to effect a partial spin-off of SEALSQ Corp currently a wholly-owned subsidiary that acts as the holding company for WISeKey’s semiconductor business. Such registration statement was declared effective by the SEC on March 29, 2023.

On April 27, 2023, WISeKey’s shareholders approved during an Extraordinary General Meeting to distribute 20% of SEALSQ’s outstanding ordinary shares, to holders of WISeKey Class B Shares, including holders of WISeKey ADSs, and to holders of WISeKey Class A Shares, in each case as a partial spin-off distribution as a dividend in kind to such holders.

On May 24, 2023, SEALSQ listed its ordinary shares on the Nasdaq Global Market under the ticker symbol “LAES”.

On June 22, 2023, WISeKey’s shareholders approved the Board of Directors’ proposals to effect a 50:1 reverse stock split (the “Reverse Split”) with respect to Class B Shares and a 25:1 reverse stock split with respect to the Class A Shares. As a result of the different reverse stock split ratios, the aggregate voting power of the Class A Shares has been increased relative to the aggregate voting power of the Class A Shares prior to the effectiveness of the reverse stock split. As a result of the reverse stock split of the Class B Shares and a subsequent reverse split of the ADSs on July 5, 2023, each ADS now represents one-half (1/2) of one Class B Share.

On October 4, 2023, SEALSQ transferred the listing of its ordinary shares from the Nasdaq Global Market to the Nasdaq Capital Market.

On June 27, 2024, WISeKey’s shareholders approved the Board of Directors’ proposals to proceed with a reduction of the nominal value of: (i) each WISeKey Class B Share with a nominal value of CHF 2.50 by an amount of CHF 2.40 to CHF 0.10; and (ii) each WISeKey Class A Share with a nominal value of CHF 0.25 by an amount of CHF 0.24 to CHF 0.01, and an allocation of the aggregate nominal value reduction amount of CHF 8,461,555.201 to WISeKey’s statutory capital reserves from capital contribution.

On June 27, 2025, WISeKey’s shareholders approved all agenda items proposed by the Board of Directors, including its annual and consolidated financial statements for the financial year ended December 31, 2024, granted discharge to the members of the Board of Directors and executive management, and approved amendments to the Articles to increase the capital band and the conditional share capital for financing and share-based compensation purposes.

On August 4, 2025, SEALSQ received final approval from the French Ministry of the Economy, Finance and Industrial and Digital Sovereignty under applicable foreign investment regulations and completed the acquisition of 100% of the share capital and voting rights of IC’Alps from its shareholders.

On October 27, 2025, SEALSQ transferred the listing of its ordinary shares from the Nasdaq Capital Market to the Nasdaq Global Select Market.

On November 9, 2025, WISeKey entered into a definitive business combination agreement with Columbus Acquisition Corp., a publicly traded special purpose acquisition company, pursuant to which WISeKey’s wholly owned subsidiary WISeSat.Space Corp is expected to become a publicly listed company on the Nasdaq Stock Market following completion of the transaction.

On November 18, 2025, WISeKey announced its intention to change its place of incorporation from Switzerland to the British Virgin Islands through a proposed cross-border merger of WISeKey International Holding Ltd with and into its wholly owned British Virgin Islands subsidiary, WISeKey International Corp (“WISeKey BVI”). The merger is expected to occur in 2026, subject to shareholder approval and other customary closing conditions.

The SEC maintains an internet site at http://www.sec.gov that contains reports, information statements, and other information regarding issuers that file electronically with the SEC.

Business Overview

The WISeKey Group is at the forefront of authentication and cybersecurity technology. It develops, markets, hosts and supports a range of solutions that enable the secure digital identification and communication of people, content and objects, by generating digital identities that enable its clients to monetize their existing user bases and, at the same time, expand their own eco-system securely by ensuring only authenticated objects and people can connect. The WISeKey Group operates through five core verticals: (i) SEALSQ, the semiconductors vertical delivering post-quantum cryptography hardware and secure microcontrollers; (ii) WISeSat, the satellite vertical providing secure space-based infrastructure and communications; (iii) SEALCOIN, the transactional-IoT (t-IoT) and machine-to-machine (M2M) communication vertical enabling autonomous device transactions on the blockchain; (iv) WISeID, the trust services and digital identity vertical providing PKI, digital identity and root of trust operations; and (v) WISe.ART, the secure NFT platform vertical serving the arts and luxury industry.

WISeKey’s current focus is on post-quantum cryptography (PQC) in order to provide secure, quantum resistant identification means to the market. To achieve this WISeKey is bringing together its semiconductor, satellite, blockchain, and digital identity verticals into a unified and interoperable ecosystem. This convergence allows the WISeKey Group to offer end-to-end secure, quantum resistant solutions to customers.

For instance, the post-quantum secure chips, developed by SEALSQ, are now being embedded into WISeSat satellites, creating a secure backbone for decentralized IoT infrastructure. Blockchain and identity platforms like WISeID and SEALCOIN are being deployed to power autonomous, tamper-proof transactions between machines, satellites, and users.

WISeKey’s principal activities include design, development, and marketing of semiconductor systems, with manufacturing outsourced to third-party foundries. Its main categories of products sold and/or services performed for each of the last three financial years are:

-        Semiconductors secure chips design and sales

-        Cloud-based authentication certificates and certificate management platform

-        Software licenses & Integration

-        SaaS, PCS & Hosting

-        Secure satellite communication services

-        ASICs custom design

Revenue contributions by category for each of the last three financial years were as follows:

Product category	2025	2024	2023
Secure chips	74%	92%	97%
Certificates	3%	2%	1%
Licenses and integration	2%	3%	1%
SaaS, PCS & Hosting	1%	3%	1%
Satellite technology	1%	—%	—%
ASIC Design	19%	—%	—%

The following table shows WISeKey’s revenues by geography, based on customers’ billing addresses:

Geography	2025	2024	2023
North America	55%	64%	54%
Europe, Middle East & Africa	27%	21%	35%
Asia Pacific	17%	14%	11%
Latin America	1%	1%	—

The WISeKey Group

WISeKey announced the introduction of its Convergence strategy in 2025 by bringing together its four foundational pillars: semiconductors, satellites, blockchain, and digital identity, into unified and interoperable ecosystems. This Convergence allows WISeKey to offer end-to-end solutions where each component reinforces the other, enabling exponential innovation and resilience.

By integrating semiconductors, trust services, satellites, blockchain, digital identity, and certified digital assets into a unified architecture of trust, WISeKey is no longer operating isolated businesses, but a single, interconnected ecosystem.

Operating as a technology holding company and innovation platform, leveraging a disciplined and repeatable strategy across its portfolio of subsidiary companies, each entity within the WISeKey ecosystem aims to follow a structured growth pathway, from incubation and technological validation to market expansion, towards an ultimate goal of completing a public listing.

This approach enables WISeKey to unlock the intrinsic value of its innovations, attract strategic investors, and maximize shareholder returns. By methodically incubating and developing its subsidiaries across its four foundational pillars, WISeKey is building a resilient and diversified technology group that supports long-term value creation and global leadership in trusted digital ecosystems.

The following sections provide more details about each of the five main product divisions of WISeKey.

-        I. The Semiconductors Vertical: SEALSQ;

-        II. The Satellite Vertical: WISeSat;

-        III. The SEALCOIN Platform and QAIT Token;

-        IV. The Trust Services Vertical: WISeID; and

-        V. The Secure NFT Platform Vertical in Arts and Luxury: WISe.ART.

I. The Semiconductors Vertical: SEALSQ

WISeKey’s global semiconductor business is run through its subsidiary, SEALSQ.

SEALSQ is a leading innovator in post-quantum technology hardware and software solutions. Its technology seamlessly integrates Semiconductors, PKI (Public Key Infrastructure), and Provisioning Services, with a strategic emphasis on developing state-of-the-art Quantum Resistant Cryptography and Semiconductors designed to address the urgent security challenges posed by quantum computing. Its products are engineered to safeguard critical systems, enhancing resilience and security across diverse industries.

SEALSQ was established as a subsidiary of WISeKey, combining decades of expertise in cryptographic security and trusted digital infrastructure. Headquartered in Switzerland, SEALSQ operates across Europe, the United States, and other strategic markets. Its solutions provide the foundation of digital trust for businesses and governments worldwide.

SEALSQ’s solutions provide the foundation of digital trust for businesses and governments worldwide.

SEALSQ’s comprehensive portfolio, which includes secure microcontrollers, PKI services, compliance with IoT standards like Matter, GSMA eUICC root certificates, tailored ASICs, and post-quantum cryptography capabilities, uniquely positions the Company to address evolving market needs. These capabilities, combined with SEALSQ’s entry into the TPM market, ensure strong growth potential and market leadership in the cybersecurity and IoT sectors.

a. What does SEALSQ do?

As a fabless semiconductor16 innovator, SEALSQ designs and markets secure microcontrollers and hardware architectures to anchor digital trust in a quantum-threatened world SEALSQ’s comprehensive portfolio, which includes secure microcontrollers, PKI services, compliance with IoT standards like Matter, GSMA eUICC root certificates, tailored ASICs, and post-quantum cryptography capabilities, uniquely positions the Company to address evolving market needs.

SEALSQ’s strategy is to offer off-the-shelf or custom-designed FIPS and Common Criteria certified quantum-resistant secure hardware, integrated within a vertical trust services ecosystem featuring a post-quantum root of trust, managed PKI services, and secure chip personalization and testing capabilities.

While the global embedded security chip market is projected to reach $12.6 billion by 203017, very few suppliers can offer certified, secure products, which makes the segment a good opportunity for innovative players capable of offering compliance with standards and responding to emerging threats like quantum computers. As a result of SEALSQ’s strengthened market capitalization, boosted by the market’s recognition of the risks posed by quantum computers and the need for new secure microcontrollers to protect against these, SEALSQ was able to raise over $575 million in cash since November 2024 in order to accelerate development and execute strategic investments that strengthen its growth pipeline.

In Q4 2025, SEALSQ commercially launched the Quantum Shield “QS7001”, the industry’s first quantum-resistant hardware platform embedding post-quantum cryptographic algorithms at hardware level. SEALSQ has also developed an estimated multi-million-dollar pipeline for this product and its upcoming Trusted Platform Module (“TPM”) version to be launched in 2026, with prominent players like Eviden (ATOS Group) or Trusted Semiconductor Solutions (“TSS”) confirming their strong interest for the QS7001. These pipeline figures reflect management estimates and are subject to conversion risks, customer validation, and technical integration.

SEALSQ has also allocated $200 million to invest in, and develop technological partnerships with, other Quantum companies. In Q1 2025, SEALSQ invested in ColibriTD, a French Quantum-as-a-Service (“QaaS”) company, co-developing a revolutionary approach to improve semiconductor wafer yields with SEALSQ. In August 2025, SEALSQ completed the acquisition of 100% of IC’Alps SASU, a French ASIC design specialist. This acquisition aligns with SEALSQ’s custom chips (ASIC) development strategy, leveraging IC’Alps’ expertise and footprint in medical, automotive, and IoT applications. At the end of Q4 2025, SEALSQ invested $1 million in EeroQ, a US based Quantum computer company, and announced a bold strategy to bring together post-quantum security with quantum computing science.

On September 25, 2025 SEALSQ also signed a €40 million investment deal to develop Spain’s first post-quantum, semiconductor personalization center through the joint venture Quantix Edge Security. The investment contribution is expected to be €20 million from the Spanish Government, €10 million from WISeKey and SEALSQ, and €10 million from partners OdinS and TProtege. This personalization center facility will focus on post-quantum chip design using RISC-V and meeting Common Criteria and NIST standards. SEALSQ anticipates generating revenue from this project by invoicing its professional services and licensing IPs to the joint venture. In the year ended December 31, 2025, SEALSQ had transferred €0.75 million in relation to this investment deal.

On November 6, 2025, SEALSQ invested $10 million into WISeSat to support the development of a secure satellite network designed to combat future quantum computing threats with a focus on delivering secure, post-quantum IoT communication and satellite-as-a-service.

____________

16      A fabless semiconductor company designs and sells chips while outsourcing manufacturing to specialized foundries, which reduces capital costs, increases flexibility, speeds up product cycles, and allows more resources for design and R&D. Companies like Nvidia, AMD, and Qualcomm are typical examples of fabless semiconductor companies.

17      ABI Research (August 2025) “Embedded Security Market Set to Hit $12.6B as Regulations Reshape IoT Compliance Landscape”, Digital Authentication and Embedded Security Market Data (part of Trusted Device Solutions research service), available at “https://www.abiresearch.com/market-research/product/7786425-digital-authentication-and-embedded-security”.

SEALSQ delivers integrated digital security solutions that combine four critical components into a unified offering: Root of Trust, Secure Chips, trusted Identity Generation and Management (PKI), and Personalization Services. Together, these components ensure the confidentiality, integrity, and authenticity of connected devices and digital communications.

SEALSQ offerings are structured around four foundational technology pillars:

1. SEALSQ’s Swiss-based Root of Trust:

Public Key Cryptography and Digital Certificates are used to encrypt or digitally sign any information such as communication data or device firmware updates. These processes rely on the concept of “Digital Trust” and “Root of Trust” as the only way to ensure trusted data is coming from authentic devices, or to safely apply a firmware update. SEALSQ’s Root of Trust offers neutrality, reliability, and is certified by leading industry standards such as WebTrust (browsers), Matter (Smart Home), and Wi-SUN (Smart Grid). In November 2025, SEALSQ also launched a sovereign U.S.-based Post-Quantum Root of Trust capable of supporting U.S. government agencies and enterprises in managing quantum-secure digital identities.

2. Public Key Infrastructure services:

Leveraging this Root of Trust, SEALSQ offers a SaaS solution to issue and manage cryptographic credentials that authenticate users, devices, and systems. SEALSQ’s platform uses quantum-resistant cryptographic algorithms recommended by the National Institute of Standards and Technology (NIST). These include integration of ML-KEM (Kyber) and ML-DSA (Dilithium) into the INeS PKI platform for hybrid classical & post-quantum certificates.

3. Personalization Services:

SEALSQ proposes industrial-scale systems for embedding digital identities into secure microcontrollers, enabling seamless integration and secure operation at scale. This includes the INeS Box for secure factory-floor provisioning and localized personalization capabilities supporting zero-touch onboarding. Supported by European and U.S. personalization and test centers, these services drive recurring revenue from personalization, lifecycle management, licensing, and security.

4. Certified secure microcontrollers:

Designed to protect and store digital identities, SEALSQ’s certified secure microcontrollers ensure robust authentication for connected devices and systems. Key products include the VaultIC range designed for IoT applications, and SEALSQ’s new line of quantum-resistant microcontrollers featuring the QS7001 (launched commercially in November 2025 with development kits available) and the upcoming QVault TPM (scheduled for launch and production in 2026). The QS7001 leverages a secure 32-bit RISC-V core, delivering up to 10× higher performance than software-based PQC implementations.

b. Which industries does SEALSQ serve?

SEALSQ serves high-growth industries requiring secure, scalable, and certified solutions. SEALSQ’s products and services contribute to securing billions of connected objects today: luxury products, routers, gateways, utilities meters, E.V. chargers, drones, authentication dongles, storage memory USB sticks, medical devices, connected door-locks, and a variety of other electronic consumers devices. Additional applications include defense, financial services, timing and sensing, and regulated digital infrastructures.

Some examples of the use cases of SEALSQ’s products are as follows:

•        Smart Homes & Consumer Electronics:    SEALSQ products help device makers accelerate time to market and reduce costs by easing compliance with the increasingly adopted Matter protocol, which ensures secure and seamless interoperability across connected devices. Since every Matter-certified device is mandatorily provisioned with a unique Device Attestation Certificate (DAC) issued by a CSA-approved PKI authority, this represents a direct and captive addressable market: according to ABI Research, more than 5.5 billion Matter-compliant devices are projected to ship between 2022 and

203018 each requiring a PKI-issued certificate — making device attestation one of the most structurally guaranteed growth opportunities in IoT security In 2025, SEALSQ achieved 8 new design-wins in the Matter ecosystem (versus 5 in 2024).

•        Automotive:    Securing Plug-and-Charge infrastructure (EV Charging stations), a sector expected to grow at a 36% CAGR through 203019.

•        IoT and Smart Cities:    Protecting billions of IoT devices, with the number of connected devices requiring protection set to reach more than 29 billion units by 202720.

•        Critical Infrastructure:    Securing smart grids and utilities through FIPS 140-3 certified solutions.

•        Healthcare:    Enabling secure communication for medical devices and sensitive patient data.

•        Industrial IoT:    Providing tamper-resistant chips for sensors and mission-critical systems.

•        Drones & Robotics:    Long term security partner of leading drone company PARROT, SEALSQ stands on the forefront of securing UAVs and Robots.

c. SEALSQ’s Key Differentiators and Value Proposition

1. Digital Security “PURE” player:

SEALSQ focuses only on security, unlike its biggest hardware competitors who specialize in a broad range of embedded components.

2. Digital Security “FULL” player:

The only market player integrating all aspects of a connected device’s security from the Root of Trust to the Secure Elements (secure microcontrollers), including PKI Services and industrial-scale personalization services. This end-to-end approach streamlines security deployment for connected devices and systems, reducing complexity and enhancing protection.

3. Post-Quantum Technology:

A key focus and competitive differentiator, SEALSQ commercially launched the QS7001 in Q4 2025, achieving significant early traction with an estimated $60.0 million pipeline for QS7001 and QVault TPM as of December 31, 2025. These figures reflect management estimates and are subject to conversion risks, customer validation, and technical integration.

4. Fabless:

A cost-efficient, flexible business model focusing on the core profit area of the value chain (semiconductor design and trust services).

5. Customization/ASICS:

SEALSQ designs and delivers tailor-made chips to meet the specific performance and security needs of its clients. The acquisition of IC’Alps in mid-2025 added approximately 100 ASIC engineers, enhancing custom chip design capabilities in high-reliability sectors including healthcare, security, and post-quantum platforms. IC’Alps renewed ISO 9001, ISO 13485, and EN 9100 certifications in Q4 2025.

6. Neutral Root of Trust:

SEALSQ’s Swiss-based Root of Trust, accredited by numerous industry ecosystems or standards such as WebTrust, Matter, GSMA and Wi-SUN, supports compliance, neutrality, and reliability. A U.S.-based sovereign post-quantum Root of Trust initiative was launched in November 2025.

____________

18      ABI Research, 2022 — https://www.abiresearch.com/press/more-than-55-billion-smart-home-matter-compliant-devices- will-ship-between-2022-and-2030

19      https://www.fortunebusinessinsights.com/north-america-electric-vehicle-charging-station-market-108624

20      https://iot-analytics.com/number-connected-iot-devices-2023/

These differentiators allow SEALSQ to serve highly demanding global customers such as CISCO, THALES, SIEMENS, TOSHIBA, and Landis & Gyr. Additional partners and customers who engaged in discussions for SEALSQ’s products in 2025 included Eviden (Atos Group), Kaynes Semiconductor, Trusted Semiconductor Solutions and Lattice Semiconductors.

d. SEALSQ’s Products & Services

i. Certified Secure Microcontroller Product

Range Overview

SEALSQ is one of only six semiconductor companies in the world that can develop certified secure microcontrollers. SEALSQ has a comprehensive range of secure elements, smart card products, and open ARM platforms offering advanced standards of security, including quantum-proof cryptography.

SEALSQ’s secure chips range is organized into three primary categories, each designed for high-security applications in areas such as IoT, AI, and edge devices. Below is a structured overview by family:

•        Quantum-Resistant RISC-V Secure Chips:    This family focuses on post-quantum cryptography for future-proof security.

•        QS7001:    A next-generation chip integrating NIST-approved ML-KEM and ML-DSA algorithms at the hardware level, supporting hybrid migration and protection for AI, IoT, and edge devices.

•        QVault TPM (models 183 and 185):    FIPS 140-3 and TCG-certified trusted platform modules built on a CC EAL5+ certified RISC-V platform, securing device identities, boot integrity, and cryptographic operations; available open for custom firmware or pre-provisioned.

•        VaultIC Secure Elements:    Ready-to-use, tamper-resistant microcontrollers with embedded firmware for configurable cryptographic services, suitable for IoT, authentication, and government applications.

•        VaultIC408:    FIPS 140-3 and CC EAL5+ ready for IoT security, featuring ECC, AES, and digital signature capabilities.

•        VaultIC292:    Cost-effective solution for secure object authentication and TLS connections.

•        VaultIC18X series (183 and 186):    Contact-based chips for anti-counterfeiting in accessories like chargers and batteries.

•        VaultIC155:    The most secure NFC tag with CC EAL4+ hardware, enabling product authentication, traceability, and NFT linking to physical assets.

•        VaultIC405:    Tailored for FIPS-certified P25 radio applications in government and military sectors.

•        Secure ARM Platforms (MS600X series):    CC EAL5+ certified 32-bit ARM SC300-based microcontrollers for fast time-to-market in sensitive applications like access control and secure storage.

•        MS6003:    Includes integrated USB for FIDO tokens, crypto wallets, and secure storage, with 1MB Flash, 24KB RAM, and interfaces like SPI and I2C.

•        MS6001:    Cost-effective option for embedded systems, offering similar specs without USB.

In addition to these next-generation families, SEALSQ also maintains legacy products that contribute to SEALSQ’s revenue as described below:

•        Smart Card Reader Chips:    This family provides EMV-CO and ISO 7816 compliant hardware platforms based on 8/16-bit RISC processors, enabling quick design of contact and dual-interface smart card readers without custom development. Widely adopted by leading OEMs, they target applications in healthcare, pharmaceuticals, government, education, identity verification, and access management.

•        AT90 SCR200:    Flash-based model for faster time-to-market.

•        AT90 SCR075:    Cost-effective ROM-based variant to reduce costs once firmware is proven.

•        CISCO-Specific Products:    As a key supplier in Cisco’s supply chain, SEALSQ provides secure semiconductors earning the Cisco 2023 Supply Chain Security Champion Award for proactively securing Cisco IP and protecting the brand; these traditional secure chips, are planned to be gradually replaced with SEALSQ’s Quantum-Resistant chips to enhance protection against emerging quantum threats.

QS7001 — Quantum-Resistant Secure Semiconductors update

In 2025, SEALSQ marked a groundbreaking achievement with the introduction of the QS7001, the world’s first commercially available secure semiconductor embedding NIST-standardized post-quantum cryptography algorithms ML-KEM (Kyber) and ML-DSA (Dilithium) directly in hardware. This milestone stems from the QUASAR project, launched in 2022 to develop a post-quantum Root of Trust and Hardware Security Module compliant with French ANSSI recommendations and Common Criteria EAL5+ certification, resulting in the QS7001 and its TPM variant, QVault TPM.

In March 2026, SEALSQ announced a clear certification roadmap for its QS7001 Secure Element and QVault TPM product lines, confirming that production samples for the first-generation variants are now available and all four products — QS7001 V1/V2 and QVault TPM-183/185 — remain on track (“green” status) through Q4 2026. The roadmap targets Common Criteria EAL5+, FIPS 140-3, and TCG certifications to ensure compliance with post-quantum standards and support the NSA CNSA 2.0 2027 mandates21.

Key milestones include:

•        QS7001 V1:    Hardware Evaluation Test Report (ETR) and CC Lab Letter expected in April 2026.

•        QS7001 V2:    expected fabrication completion in April 2026, with CC ETR expected in or around September 2026.

•        QVault TPM-183:    FIPS 140-3 Lab Letter to NIST expected in May 2026, TCG Certification expected in or around August 2026.

•        QVault TPM-185:    Engineering samples expected in July 2026, FIPS 140-3 submission expected in or around September 2026, TCG Certification expected in or around October 2026.

Conducted with accredited third-party labs like SERMA Technologies, this schedule reinforces SEALSQ’s commitment to delivering certified, hardware-rooted post-quantum solutions that enable seamless migration for organizations, device manufacturers, and critical infrastructure providers.

SEALSQ’s quantum roadmap is a strategic initiative that is designed to deliver the technology, services, and strategic frameworks necessary for an end-to-end quantum-safe transformation while ensuring cryptographic agility in an evolving digital landscape.

SEALSQ is witnessing significant global traction from industry partners, system integrators, and technology OEMs seeking robust security solutions to face upcoming quantum computers’ capability to break current encryption technology: SEALSQ has strengthened its collaboration network with industry consortia, integrators, and standards bodies to accelerate scalable deployment of its quantum-resistant products (QS7001 and its TPM version QVault TPM) worldwide and has entered commercial discussions with approximately 115 potential customers who have expressed strong interest. Adoption spans multiple continents, with deployments and pilot programs underway in North America, Europe, and Asia Pacific. The total estimated pipeline for the QS7001 and its TPM version is $60 million as of December 31, 2025. These figures reflect management estimates and are subject to conversion risks, customer validation, and technical integration.

Initially unveiled at the IQT Quantum + AI Conference in New York on October 20, 2025, the QS7001’s commercial launch was announced during a dedicated event at the Las Vegas Grand Prix on November 21, 2025, where the first development kits were made available to customers for integration and application development.

____________

21      https://media.defense.gov/2022/Sep/07/2003071836/-1/-1/0/CSI_CNSA_2.0_FAQ_. PDF

Leveraging a secure 32-bit RISC-V core, the QS7001 delivers up to 10× higher performance than software-based post-quantum implementations while offering enhanced resistance to side-channel attacks and physical tampering. It aims at enabling compliance for device makers with emerging post-quantum mandates like CNSA 2.0 and is adapted to resource-constrained environments such as IoT, cryptocurrencies, defense, healthcare, and critical infrastructure.

SEALSQ is taking the lead in the industry as it believes that the QS7001 will become a key player of any quantum-resistant security strategy, targeting a potential market of over 1.75 billion22 connected devices worldwide that could require immediate protection against “Harvest Now, Decrypt Later” (HNDL) threats.

The initiative has been enthusiastically welcomed by PQC advocates and potential future customers testing the product, including Lattice Semiconductors, Eviden (Atos Group), Authentrend, Capgemini Engineering, ColibriTD, FortifyIQ Inc., Granite River Labs, Kaynes Semiconductor, Landis+Gyr, Metavisio (Thomson Computing), PORTYQ, Quantix Edge Security, Serma Security, Trusted Semiconductor Solutions, and manufacturing partner UMC, alongside a new partnership with the BWT Alpine Formula One Team to explore applications in high-stakes environments.

Vault-IC family update: VaultIC 408 FIPS 140-3 certification and feature for OpenSSL

FIPS 140-3 certification

The Vault-IC408 has achieved FIPS 140-3 Security Level 3 (overall) validation. This is a significant milestone, as FIPS 140-3 is the latest global benchmark for cryptographic modules, replacing the older 140-2 standard.

Physical Security:    Level 3 certification ensures the module is tamper-resistant and includes identity-based authentication.

Compliance:    It is listed on the NIST Cryptographic Module Validation Program (CMVP) “Modules in Process” list, confirming it has passed rigorous laboratory testing (via UL Verification Services).

Algorithms:    It supports a wide range of NIST-approved algorithms, including AES (up to 256-bit), ECC (up to 576-bit), and RSA (up to 2048-bit), alongside hardware-based random number generation (SP 800-90A/B).

OpenSSL Provider Integration

With the release of OpenSSL 3.0, the architecture shifted from “Engines” to “Providers”. A Provider is a modular component that implements cryptographic algorithms.

Seamless Integration:    By using a dedicated VaultIC408 OpenSSL Provider, developers can delegate cryptographic operations (like signing or decryption) to the hardware secure element without modifying their application core OpenSSL logic.

Security:    This ensures that sensitive private keys never leave the VaultIC408 hardware, while the application benefits from the high-level OpenSSL API.

FIPS Mode

When used with the OpenSSL FIPS provider, systems can maintain end-to-end compliance — using the VaultIC408 for hardware-backed security and OpenSSL for FIPS-validated software processing.

Secure ARM Platforms (MS600X series) Family update: MS6003 now a FIDO2 Compliant Secure Microcontroller

The MS6003, SEALSQ’s advanced secure microcontroller, now provides a turnkey solution for building FIDO2-compliant authenticators. Integrating FIDO firmware into this hardware is the primary path to achieving CTAP (Client-to-Authenticator Protocol) certification, specifically for CTAP 2.1.

____________

22      https://www.sealsq.com/investors/news-releases/sealsq-achieves-a-new-milestone-secures-1.75-billion-devices-worldwide-with-hybrid-cryptographic-model-as-demand-for-post-quantum-chips-accelerates

Firmware Integration Strategy

The MS6003 is powered by a 32-bit ARM SecureCore SC300 and features 1MB of Flash, specifically designed to house complex FIDO2 stacks.

Preloaded Applications:    Since Q2 2025, SEALSQ offers a pre-certified FIDO2 reference design. This firmware implements the full CTAP2.1 stack, including support for Resident Keys (discoverable credentials) and HMAC-secret extensions required for Windows Hello compatibility.

Hardware Abstraction:    The firmware leverages the MS6003’s integrated USB 2.0 interface, eliminating the need for external bridge chips. It maps CTAP commands directly to the cryptographic hardware accelerators for AES, ECC, and RSA operations.

ii. ASIC Design Services with IC’Alps

ASIC chip design refers to the development of Application-Specific Integrated Circuits (ASICs) — custom semiconductor chips engineered to perform a specific function within an electronic system. Unlike general purpose processors, ASICs are designed and optimized for a defined set of tasks such as cryptographic processing, device authentication, signal processing, or secure communications. By tailoring the chip architecture to a particular application, ASIC chip design enables significantly higher efficiency, reliability and security compared with programmable or off-the-shelf components.

In August 2025, SEALSQ acquired IC’Alps, a leading ASIC design specialist, and now offers a comprehensive portfolio of custom integrated circuits development services. IC’Alps’ design centers in Grenoble and Toulouse, combined with SEALSQ’s semiconductor industrial and supply chain capabilities, enable SEALSQ to deliver full-custom intellectual property (IP) blocks and turnkey ASICs for high-reliability and sensitive applications.

The acquisition of IC’Alps has strengthened SEALSQ’s leadership in sovereign, quantum-resistant semiconductor solutions, supporting critical sectors such as healthcare, cybersecurity, IoT, and beyond. This positions SEALSQ to deliver end-to-end secure hardware innovations in the post-quantum era.

Core Capabilities and Value Proposition

The growing demand for a trusted, sovereign partner in ASIC development for mission-critical applications underscores IC’Alps’ unique value proposition. Customers increasingly require cutting-edge expertise in ultra-low-power design, optimized sensor interfaces, advanced energy management, and state-of-the-art security solutions, all delivered in strict compliance with stringent technical, geopolitical, and quality standards. IC’Alps’ proven capabilities are now recognized internationally, with strong traction among demanding customers in the European Union and North America.

Key Markets and Applications

Healthcare Applications (ISO 13485 Certified)

IC’Alps specializes in ultra-low-power designs for demanding medical devices, including:

-        Leadless pacemakers for cardiac rhythm management

-        Brain-computer interfaces (employing specialized electrodes and ultrasound-based technologies)

-        Advanced ultrasound probes with integrated micro-beamforming (for external use and minimally invasive procedures, such as Intracardiac Echocardiography — ICE)

-        Ultrasound-based biometric solutions

-        Several client projects have advanced to human clinical trials.

Security and Cryptography (Common Criteria Certified)

IC’Alps developed secure sub-blocks (e.g., True Random Number Generators and countermeasures) as well as complete cryptographic devices built around embedded processors (primarily RISC-V architectures). These solutions support SEALSQ’s product portfolio and sovereign requirements for French and European Union clients.

As announced in October 2025, IC’Alps is actively designing a state-of-the-art post-quantum cryptography (PQC) platform targeting advanced CMOS nodes. This effort supports the QASIC (Quantum-Resistant ASIC) initiative, with the first prototypes anticipated in 2026. The team concurrently manages approximately 12 projects, applying ISO 9001 and EN 9100 (aeronautics) certifications based on customer specifications. Strategic Foundry Partnerships IC’Alps has expanded its ecosystem of preferred partnerships with leading global foundries, including:

-        TSMC (DCA trusted design partner)

-        X-FAB (xchain network partner)

-        ams-OSRAM (preferred partner)

-        Intel Foundry (Design Services Alliance — DSA and Value Chain Alliance — VCA within the Accelerator Alliance Program)

-        GlobalFoundries (GlobalSolutions design & supply partner)

These alliances enable design expertise across process nodes from mature 0.18 µm technologies to advanced 18A nodes, encompassing various CMOS flavors (bulk, SOI, FDSOI, FinFET, and others).

Active engagement at major foundry events in the United States and Europe, including booths and presentations, continues to highlight IC’Alps’ technical achievements.

Quality Management and Certifications

In Q4 2025, IC’Alps successfully renewed its core certifications for a three-year period:

•        ISO 9001

•        ISO 13485

•        EN 9100

The renewal process for site-level Common Criteria certification is progressing, with completion targeted in or around Q1 2026.

iii. Trust Services

At the core of SEALSQ’s value proposition is the ability to offer not only secure microcontrollers, but also to securely and conveniently generate, inject and manage a unique and universally trusted digital identity for each connected device. SEALSQ’s Public Key Infrastructure (PKI) services allow to create and assign a unique digital identity to every connected device and manage it throughout its lifecycle. Digital identities are called Certificates. These Certificates authenticate devices and enable secure communication with other devices or cloud services like AWS or Azure.

Factory Provisioning with INeS Box

The INeS Box (part of SEALSQ’s INeS PKI-as-a-Service) is a high-security hardware appliance specifically designed for secure provisioning on the factory floor. It bridges the gap between a high-level Certificate Authority (CA) and the rigorous, high-speed environment of an IoT production line.

Secure Manufacturing Integration

In a typical manufacturing flow, the INeS Box acts as a localized, tamper-resistant “security broker.” It allows manufacturers to inject unique digital birth certificates and private keys into devices (like the VaultIC or MS series) without requiring a constant, high-latency connection to a cloud-based CA.

On-Premises Secret Generation:    It generates or securely fetches unique cryptographic pairs and signs X.509 certificates locally.

Zero-Trust Protection:    Because the INeS Box handles the sensitive “key injection” step, the factory’s own network and employees never have access to the raw private keys, mitigating the risk of cloning or “gray market” overproduction.

Scalability:    It is designed to interface directly with industrial programming tools and testers, supporting the high-volume throughput required for millions of devices.

Lifecycle & Compliance

By using the INeS Box, OEMs ensure that every device leaves the factory with a verified identity compatible with standards like Matter, Wi-SUN, or custom corporate PKIs. This initial provisioning is the foundation for “Zero-Touch Onboarding,” where a device can automatically and securely connect to its final cloud destination (like AWS or Azure) the moment it is powered by the end user.

PKI & Root of Trust: Integrating Post-Quantum Cryptography & U.S. Based RoT

To prepare for the quantum era, SEALSQ has integrated NIST-standardized Post-Quantum Cryptography (PQC) algorithms — specifically ML-KEM (Kyber) and ML-DSA (Dilithium) — directly into the INeS PKI platform. This integration enables the issuance of PQC certificates and classical certificates that combine classical (RSA/ECC) and quantum-resistant signatures, ensuring both backward compatibility and “Harvest Now, Decrypt Later” protection.

In November 2025, SEALSQ launched a sovereign U.S.-based Post-Quantum Root of Trust. Hosted on American soil, this infrastructure allows U.S. government agencies and enterprises to manage quantum-secure digital identities independently. This “Made in USA” root serves as the ultimate trust anchor for critical infrastructure, aligning with CNSA 2.0 mandates and providing a future-proof foundation for secure IoT, satellite, and cloud ecosystems.

e. Business Development

In 2025, SEALSQ achieved strong growth in its semiconductor secure chip design and sales business, driven primarily by increased sales to its existing customer base and higher product penetration across key applications.

Key application areas driving demand in 2025 included:

-        Smart metering

-        Access control systems

-        Electronic door openers

-        Authentication tokens (e-token applications)

-        Secure communication systems (including P25-based infrastructure)

Revenue growth for the hardware semiconductor business was supported by continued demand for the Smart Card Reader SCR200, which recorded a 51% increase in revenue compared to 2024, reflecting higher volumes and expanded deployments by major customers. This performance underscores the strength of the Company’s established product portfolio and long-standing customer relationships.

SEALSQ’s Secure Element (SE) product line, including the VIC405 and VIC408, also experienced significant demand growth, particularly in smart metering and secure communication applications. This growth was driven by project ramp-ups and new deployments among key customers, as well as increasing adoption in infrastructure requiring secure key management.

Additionally, in November 2025, the Company completed the commercial launch of the QS7001, expanding its advanced security solutions portfolio. The product has been positively received by global partners and OEMs, with initial customer engagement supported by the distribution of development kits across multiple regions and application areas.

As for the cloud-based authentication certificates and certificate management platform activities, the trust services business, which includes PKI and provisioning solutions, 2025 was marked by significant expansion, with revenue increasing by 586% compared to 2024. Although it only contributed 2% of total revenue in 2025, growth for trust services was driven by increasing demand for secure device identity and lifecycle management across IoT applications, particularly in smart home ecosystems. The Company’s PKI solutions gained traction with customers adopting interoperable standards such as Matter, supporting secure onboarding and authentication of connected devices.

SEALSQ also advanced the deployment of its INeS Box, an on-premise PKI solution designed for secure factory provisioning. The platform gained initial adoption in Europe and generated growing interest in Asia, particularly in Japan, where demand is driven by emerging smart home and IoT standards.

Finally, the ASIC design business performance in 2025 was impacted by a temporary slowdown in new ASIC requests, primarily driven by reduced R&D investment in the automotive sector amid broader industry challenges. The outlook strengthened markedly in Q4 2025, fueled by positive feedback from long-standing IC’Alps customers on both the SEALSQ acquisition and the expanded opportunities in post-quantum cryptography (PQC) solutions made possible by SEALSQ group synergies.

Overall, SEALSQ strengthened its position as a provider of integrated hardware and digital trust solutions, addressing increasing global demand for cybersecurity, device authentication, and secure infrastructure.

Geographically, SEALSQ continued to diversify its revenue base, with North American revenue increasing significantly over the past three years, reflecting successful international expansion and growing customer adoption.

See “Management’s Discussion and Analysis of Financial Condition” for additional information on the Company’s 2025 performance.

USA

In 2025, the United States remained a strategic growth market for SEALSQ, driven by increasing demand for high-assurance cybersecurity solutions across enterprise, industrial, cloud infrastructure, and critical IoT applications. SEALSQ continued to strengthen its position as a trusted security partner through the expansion of its PKI Services offering and the introduction of Post-Quantum Cryptography (PQC) hardware-based solutions.

•        Solid Business Growth:

SEALSQ recorded continued business expansion in the US in 2025, supported by a growing market share in PKI Services and increased customer engagement throughout the year. Commercial momentum accelerated notably in the second half of the year as customers in the U.S. advanced their quantum-readiness and long-term security roadmaps materialized by new quantum-resistant product features requirements. SEALSQ delivered 22% revenue growth in the US in 2025 versus 2024, from $7.5 million to $9.1 million, excluding revenue from the newly acquired ASIC segment.

•        Expansion of PKI Services

A major highlight of 2025 was the strengthening of SEALSQ’s PKI Services footprint in the US. Customers increasingly adopted SEALSQ’s PKI solutions to support secure identity, device authentication, and lifecycle key management, reinforcing SEALSQ’s role as a long-term security services partner rather than a standalone technology provider.

•        Strategic Partnerships in PQC Hardware

SEALSQ engaged in advanced discussions with key major US silicon providers to establish strategic partnerships aimed at promoting and commercializing PQC hardware-based products. These collaborations would be expected to accelerate market adoption of quantum-resistant security solutions by combining SEALSQ’s cryptographic expertise with leading US silicon platforms.

•        Expanding Customer and Partner Pipeline

In 2025, SEALSQ expanded its US pipeline through active engagement with enterprise customers, system integrators, and semiconductor partners, who showed strong interest in the SEALSQ’s hardware-rooted PQC solutions and integrated PKI services. Several opportunities have progressed to advanced evaluation and co-development phases, reinforcing medium- and long-term revenue visibility.

EMEA

In 2025, EMEA remained a key strategic market for SEALSQ, driven by increasing adoption of secure connectivity solutions across consumer, industrial, and smart home applications. SEALSQ continues to strengthen its position as a trusted security partner for leading global and regional OEMs.

A major highlight of 2025 was the achievement of a significant number of new design wins (confirmation that SEALSQ’s product has been selected and will be built into a customer’s product design) in 2025, 8 design-wins in 2025 versus 5 in 2024, with widespread adoption of the MATTER protocol. High-profile customers, including DeltaDore, Tedee, and Hager, validate SEALSQ’s ability to support secure, interoperable smart devices at scale.

•        Broad Geographic Adoption:

SEALSQ recorded strong MATTER-related design-win activity across multiple EMEA countries, including Estonia, Poland, Germany, and France. This broad regional adoption confirms SEALSQ’s capability to scale its security solutions across diverse markets and applications.

•        Expanding Customer Pipeline:

In 2025, SEALSQ engaged with more than 30 customers across EMEA who showed strong interest in the new QS7001 secure MCU and QVault TPM solutions and early adoption of post-quantum cryptography. Several customers have already initiated active development on the QS7001 platform, reinforcing future revenue visibility.

•        Strategic Outlook

With continued MATTER momentum, growing platform adoption, and a strong late-stage pipeline, SEALSQ is well positioned for sustained growth in EMEA, with increasing design-win-to-production conversion expected beyond 2025.

APAC

•        Business Growth:

SEALSQ achieved 95% revenue growth in Asia Pacific in 2025 versus 2024, reflecting strong commercial traction, increased customer adoption, and successful market penetration across connected appliance segments.

Japan

•        Strong Market Momentum:

In 2025, Japan emerged as a key strategic growth market for SEALSQ, driven by accelerating demand for secure connectivity in smart home and HVAC applications. SEALSQ’s technology alignment with local and global standards has positioned SEALSQ as a preferred security partner for leading Japanese OEMs.

•        Major Design Wins in Smart HVAC:

A key milestone in H2 2025 was the achievement of multiple designs under development or design-wins with major air conditioning manufacturers, integrating MATTER protocol into next-generation products. These projects IN or WIN confirm SEALSQ’s leadership in:

•        Secure device authentication and lifecycle protection

•        Interoperability with global smart home ecosystems

•        Security architectures suited to long-lifecycle consumer appliances

•        Local Ecosystem Leadership — ECHONET Lite:

SEALSQ’s adoption of the ECHONET Lite protocol, Japan’s dominant smart home and energy standard, has significantly accelerated customer engagement. This strategic move has strengthened SEALSQ’s local credibility, simplified system integration, and increased demand for its security solutions among domestic players.

•        Expanding Customer Pipeline:

In 2025, SEALSQ engaged with more than 30 Japanese customers, including OEMs and system integrators, showing strong interest in QS7001 secure MCU and QVault TPM solutions. These engagements span evaluation, design-in, and pre-production phases, creating a robust pipeline for potential future revenue growth.

•        Strategic Outlook:

With strong growth, validated design wins, and deep alignment with Japanese standards like WI-SUN, MATTER and ECHOBET LITE protocols, SEALSQ is well positioned for sustained expansion in Japan. The market is expected to deliver continued revenue growth beyond 2025, driven by smart appliance adoption, increasing security requirements, and SEALSQ’s differentiated secure hardware and software portfolio.

Taiwan

•        Strong Market Momentum:

In 2025, Taiwan emerged as an increasingly strategic market for SEALSQ, driven by strong demand for secure hardware solutions and advanced embedded applications. SEALSQ is reinforcing its position within Taiwan’s dynamic semiconductor and ODM ecosystem.

•        Accelerating Design Activity in H2 2025:

A major highlight of 2025 was the significant number of new designs under development in H2, leveraging SEALSQ Secure Element solutions for smart metering applications with currently 3 new designs under development at customer for this application, drones, IoT modules, and e-token platforms. These developments demonstrate growing customer confidence in SEALSQ’s secure hardware portfolio.

•        Expansion into Emerging Applications:

In parallel, SEALSQ engaged in advanced technical and commercial discussions with multiple Taiwanese customers for drone applications during H2 2025, opening new opportunities in security-critical and high-performance embedded systems.

•        Expanding Customer Pipeline:

In 2025, SEALSQ identified more than 25 active customer engagements in Taiwan, with strong interest in the QS7001 secure MCU and QVault TPM solutions, particularly for laptop and computing platforms. Several customers have already initiated active project development on the QS7001 platform, reinforcing future production potential.

f. Acquisitions and Investments

Acquisition and Investment Strategy

SEALSQ’s acquisition and investment strategy is designed to reinforce its position across secure semiconductors, post-quantum cryptography, and trusted digital infrastructure. As part of this strategy, in February 2025, SEALSQ announced the launch of its Quantum Fund with an initial allocation of $20 million assigned to invest in pioneering startups specializing in quantum computing, Quantum-as-a-Service (QaaS) and AI-driven semiconductor technologies. The Quantum Fund has evolved with a total allocation of $200 million to invest as of March 27, 2026, with a goal to accelerate the development of a fully integrated Quantum Vertical Sovereign Stack: an end-to-end Root to Qubit ecosystem that ensures technological independence, security and resilience in the Quantum era.

SEALSQ actively evaluates acquisition opportunities across the following 8 complementary strategic categories, each aligned with its long-term technology roadmap and platform-driven growth strategy.

1. Design Houses or IP Providers (PQC/Embedded Security)

SEALSQ targets ASIC, SoC, chiplet design houses, and security IP providers to expand its post-quantum hardware portfolio and replicate the IC’Alps integration model, with a strong preference for US-based assets.

2. Embedded Software and Security-Centric Operating Systems

Acquisitions in this category aim to complement SEALSQ’s secure hardware with embedded operating systems and secure execution environments, enabling platform openness and third-party integration.

3. Post-Quantum Cryptography Software

SEALSQ evaluates PQC software providers to enable hybrid deployments on non-PQC hardware and broaden its coverage across software-based and mixed post-quantum implementations.

4. AI for Security or Security for AI

This direction focuses on technologies leveraging AI to enhance hardware security or providing hardware-based trust to protect AI models and workloads.

5. Post-Silicon Services (Test and Personalization)

Targets include secure test, provisioning, and cryptographic personalization capabilities that support industrial-scale deployment of secure semiconductors.

6. Security Services and Transaction-Based Trust Solutions

SEALSQ seeks service platforms for post-quantum-ready key management, device onboarding, credential lifecycle management, and secure transactions to support recurring revenue models.

7. Certification, Attack, and Compliance Services

This category addresses certification labs, attack labs, and compliance-as-a-service providers that accelerate alignment with evolving security and post-quantum standards.

8. Quantum Computing Ecosystem

SEALSQ selectively engages with quantum hardware and software players to co-validate its post-quantum platforms and prepare for future quantum-era compatibility. SEALSQ prioritizes targets located in Europe or North America, with clear strategic alignment to its secure semiconductor and post-quantum roadmap as well as quantum ambition. Preferred companies demonstrate differentiated technology or IP, experienced teams, and commercially validated solutions, with a focus on disciplined integration and long-term value creation.

Recent Acquisitions and Investments

IC’Alps Acquisition

In 2025, SEALSQ completed the acquisition of 100% of the share capital and voting rights of IC’Alps. This acquisition marks a significant step in SEALSQ’s strategic expansion into ASICs and post-quantum technologies.

This acquisition builds on SEALSQ’s strategic initiative launched in 2024 to leverage its QS7001 quantum-resistant hardware architecture to address growing demand from major electronics manufacturers seeking custom quantum-resistant secure chips tailored to specific use cases. The expansion into the post-quantum ASIC segment represented a pivotal milestone in SEALSQ’s industrial strategy, opening new business opportunities and revenue streams. IC’Alps, which had contributed to the design of SEALSQ’s quantum-resistant platform, emerged as a natural partner to support and accelerate this strategy.

ASIC development is a highly complex process requiring precise customization, rigorous validation, and controlled manufacturing execution. The integration of IC’Alps brings together its advanced ASIC design expertise and established footprint in medical and automotive applications with SEALSQ’s security IP portfolio, commercial reach, and supply chain capabilities. This combination is expected to accelerate development timelines, enhance scalability, and enable SEALSQ to deliver high-performance, tailored integrated circuits using competitive technologies across a wide range of applications.

As part of the acquisition, approximately 100 highly skilled engineers and professionals from IC’Alps’ design centers in Grenoble and Toulouse joined SEALSQ. The acquisition strengthens SEALSQ’s position in the security integrated circuits industry in both European and global markets and reinforces its long-term objective of delivering advanced post-quantum secure semiconductor solutions.

Quantix Edge Security Joint-Venture

Announced in the first half of 2025, Quantix Edge Security is a flagship public-private joint venture in Murcia, Spain, set up to develop a Semiconductor Design and Personalization Center backed by a €40 million investment. The Spanish government, through the Ministry for Digital Transformation and Public Administration, contributed €19.6 million via the PERTE Chip initiative, with additional funding from WISeKey, SEALSQ, Murcia-based companies OdinS and TProtege, and the Spanish Society for Technological Transformation (SETT). SEALSQ believes that this investment aligns with Spain’s stated goal to invest €12.25 billion by 2027 to bolster its microelectronics and semiconductor capabilities23, positioning Murcia as a global hub for secure microchip development.

The Semiconductor Design and Personalization Center will focus on post-quantum-resistant chip design based on RISC-V architecture, fully aligned with Common Criteria and NIST standards. The testing and secure personalization operations are planned to be fully operational by 2028. SEALSQ anticipates generating revenue in 2026 from this project by invoicing its professional services and licensing IP to the joint venture.

Quantix Edge Security is designed to differentiate through deep cybersecurity expertise, high-quality execution, and customized solutions. By specializing in quantum-resistant semiconductors, the Murcia center is positioned to capture growing demand in European and Latin American markets, driven by regulatory pressure, digital sovereignty initiatives, and accelerating IoT adoption.

Building on this foundation, SEALSQ is actively engaging with partners to establish two additional Custom Design, Test, and Personalization hubs, one in the United States and one in Asia, further expanding its global footprint and reinforcing its leadership in post-quantum semiconductor security.

ColibriTD Investment & Technical Partnership

The first investment initiative in 2025 was to acquire a participation into ColibriTD, a Quantum-as-a-Service (QaaS) provider, announced in February 2025, aiming at leveraging ColibriTD’s cloud-based quantum computing platform to enhance SEALSQ’s quantum roadmap.

In June 2025, SEALSQ announced a key collaboration with ColibriTD and Xdigit, to establish an R&D roadmap to develop a quantum-based solution to improve semiconductor wafer yields at sub-7nm nodes. This project addresses IR Drop challenges, which cause power integrity issues, aiming to increase yields from 50% to 80% by using quantum algorithms to optimize chip design and manufacturing processes. The initiative also enhances resistance to side-channel attacks, strengthening the security of SEALSQ’s quantum-resistant microcontrollers, such as the QS7001 and MS6003. By combining ColibriTD’s QaaS capabilities for quantum simulation and Xdigit’s expertise in IR Drop modeling, the project sought to reduce per-chip costs by up to 50% while advancing SEALSQ’s leadership in secure, high-performance semiconductor solutions.

Pioneering industrial applications of quantum computing capabilities, SEALSQ, ColibriTD and BWT Alpine Formula One Team will also consider leveraging ColibriTD’s PDE solver capabilities to explore improvements of fluid dynamics in motorsport racing as part of their technical collaboration.

Several additional investments in quantum startups and research initiatives are being discussed, targeting advancements in quantum-resistant chip design and cryptographic agility for IoT, automotive, and defense applications.

WISeSat Investment & Partnership

Throughout 2025, WISeSat, a subsidiary of WISeKey, SEALSQ’s parent company, advanced its space strategy through significant investments and strategic partnerships aimed at building a secure, post-quantum-ready Low Earth Orbit (LEO) satellite constellation for IoT connectivity and quantum-resilient communications.

____________

23      “Spain to spend 12.25 billion euros on microchip industry”. Business Time (May 24, 2022), available at https://www.businesstimes.com.sg/startups-tech/technology/spain-spend-1225-billion-euros-microchip-industry?

In November 2025, SEALSQ invested $10 million in WISeSat to support the development of a quantum-secure satellite infrastructure platform. SEALSQ’s involvement is intended to advance the integration of its post-quantum cryptography, secure semiconductor and trusted identity technologies into a space-based environment that can support secure communications and related services for enterprise, governmental and other mission-critical use cases. This investment is part of SEALSQ’s broader strategy of extending its security stack into complementary infrastructure layers where its technology may be deployed at scale.

SEALSQ’s contemplated commercial model with WISeSat is based on an anticipated right of use for the capacity in an initial 12 satellites to be launched by December 2027, in order to use capacity in such satellites for SEALSQ’s QSOC initiative. Under this structure, WISeSat would retain legal ownership or primary interest and operational control of the satellites, including the related space and ground segment infrastructure, and would remain responsible for operating the constellation and providing the associated services. In addition, subject to the terms of the anticipated right of use, WISeSat will have the right to sell satellite capacity and services to other customers. SEALSQ would secure dedicated capacity for its QSOC initiative and would use that capacity to further develop a network for communications in a constellation of satellites under QSOC and to deliver its planned quantum-secure service layer.

The QSOC initiative plans to deploy up to a 100-satellite constellation delivering quantum key distribution (QKD), quantum random number generation (QRNG), and post-quantum identity services as a subscription offering to enterprises and governments worldwide. The project plans to deploy satellites incrementally from 2026 through Full Operational Capability (FOC) in 2033. At FOC, WISeSat is expected to operate a constellation providing dedicated QSOC for SEALSQ, and SEALSQ is expected to deliver a contractually guaranteed 99.9% uptime service-level agreement (SLA) to its customers.

The planned constellation to be operated by WISeSat aims to secure post-quantum transactions using tokens developed by SEALCOIN AG, a subsidiary of WISeKey. The WISeSat 3.0 launch in June 2025 included a proof-of-concept demonstrating SEALCOIN’s capacity for autonomous machine-to-machine transactions, secured by SEALSQ’s secure semiconductor technology.

The contemplated arrangement is expected to be documented through a right of use and a separate service agreement setting out the specifications, performance standards and service requirements applicable to the provision of capacity and related operational support. Those specifications and agreements have not yet been finalized. SEALSQ expects the contractual framework to define the respective roles of the parties and support the commercial deployment of the contemplated capacity arrangement.

SEALSQ believes this structure may allow it to secure dedicated orbital capacity while preserving a clear separation between infrastructure ownership and commercial service delivery. SEALSQ also believes the structure may support a disciplined allocation of capital and a more scalable operating model for future space-based security services. There can be no assurance that the contemplated arrangements, documentation or service model will be completed on the terms currently anticipated, or at all.

EeroQ Investment & Partnership

In December 2025, SEALSQ made a strategic investment in EeroQ, a US-based quantum chip design company pioneering a breakthrough approach to building a quantum computer using electrons on helium (eHe).

EeroQ aims to build a large-scale quantum computer based on single electrons trapped on superfluid helium, a technology originally proposed in the late 1990s and now made feasible thanks to major advances in materials science, microfabrication, and cryogenic engineering.

EeroQ’s design offers several key advantages that align with SEALSQ’s long-term strategic priorities. Unlike other quantum computing architectures requiring datacenter-scale cryogenic infrastructure, EeroQ’s qubits, based on the smallest particle in nature, enable the design of quantum processors as small as a thumbnail. EeroQ’s platform is designed to be manufactured using standard semiconductor processes, directly compatible with SEALSQ’s secure semiconductor personalization and OSAT capabilities. In addition, single-electron qubits offer promising metrics in coherence time, all-to-all connectivity, and mobility of qubits, enabling novel architectures.

This positions EeroQ as one of the most scalable approaches to quantum computing currently under development. SEALSQ’s investment in EeroQ strengthens its “Quantum Made in USA” vision and reinforces its commitment to strengthening the United States’ leadership in quantum-resistant technologies and future quantum computing platforms by supporting the development of an integrated post-quantum and quantum-era semiconductor ecosystem combining post-quantum cryptographic chips that are already commercialized, quantum-resistant secure microcontrollers, advanced personalization centers in the U.S., and future quantum accelerator chips developed in strategic partnership.

Miraex Acquisition

In June 2026, SEALSQ completed the acquisition of 100% of the issued share capital of Miraex SA (“Miraex”), a Swiss developer of photonics-based quantum interconnect solutions headquartered at the EPFL Innovation Park in Ecublens, Switzerland. Miraex’s technology is based on a proprietary Thin Film Lithium Tantalate Photonic Integrated Circuit platform and is designed to enable the conversion of quantum information between microwave frequencies, used by certain quantum processors, and optical frequencies, used for quantum communication. SEALSQ believes that this capability provides a critical link between quantum computing hardware and quantum communication networks and complements SEALSQ’s existing post-quantum semiconductor and security technologies. The acquisition is intended to strengthen SEALSQ’s Quantum Sovereign Vertical Stack and support the development of its QOSC program by adding photonics-based quantum interconnect, quantum networking, quantum key distribution and quantum sensing capabilities.

WeCan Group SA Majority Investment

In June 2026, SEALSQ acquired a majority equity stake in WeCan Group SA (“WeCan”), following an initial 28% equity investment made approximately one year earlier. Following completion of the transaction, SEALSQ owns 51.7% of WeCan’s share capital and voting rights on a fully diluted basis.

WeCan is a Swiss technology company that provides compliance and client data management solutions for financial institutions, including private banks, financial intermediaries and fintech companies. In connection with the transaction, SEALSQ and WeCan entered into arrangements intended to support the integration and development of WeCan’s business within SEALSQ’s post-quantum and digital identity strategy. As part of the transaction, SEALSQ committed to invest CHF 5 million to accelerate WeCan’s development and support the deployment of next-generation compliance solutions and post-quantum financial security infrastructure for the global financial industry. WeCan’s platform is designed to support client onboarding, client lifecycle management, periodic reviews, KYC and AML processes, contract generation and secure data exchange among regulated institutions.

Quobly Investment

In June 2026, SEALSQ completed a strategic investment in Quobly SAS (“Quobly”), a French quantum computing company developing silicon-based quantum processors using semiconductor technologies. SEALSQ participated as a lead investor in Quobly’s Series A financing round for an aggregate investment amount of €14,999,400. Pursuant to the Series A investment agreement entered into on May 26, 2026, SEALSQ acquired a minority interest in Quobly, and, as part of its investment, received broad-based anti-dilution ratchet warrants. In connection with the transaction, SEALSQ was granted the right to appoint one member to Quobly’s supervisory board and appointed Carlos Moreira, SEALSQ’s Chief Executive Officer, to such seat.

This investment extends the strategic technical partnership that SEALSQ and Quobly established in 2025, which aims to integrate post-quantum cryptography and hardware Root-of-Trust technologies into silicon-based quantum architectures. SEALSQ expects the investment to support Quobly’s industrialization of silicon-based quantum processors and the development of secure-by-design quantum computing systems, while further advancing SEALSQ’s Quantum Vertical Sovereign Stack strategy.

g. Other Business & Organization Highlights

Quality Management & ESG

In 2025, SEALSQ demonstrated its unwavering commitment to operational excellence, environmental stewardship, and robust governance through the successful renewal of key international certifications. Notably, SEALSQ renewed its ISO 9001:2015 (Quality Management Systems) and ISO 14001:2015 (Environmental Management Systems) certifications by AFNOR for a three-year cycle, achieving this milestone with zero non-conformities.

This flawless audit outcome underscores the maturity and effectiveness of SEALSQ’s integrated management systems, ensuring consistent delivery of high-quality, reliable post-quantum semiconductor and cybersecurity solutions while minimizing environmental impact through sustainable practices such as energy efficiency, waste reduction, and responsible resource use.

These achievements not only reinforce customer confidence and regulatory compliance — including alignment with frameworks like the EU’s Corporate Sustainability Reporting Directive (CSRD) — but also advance SEALSQ’s broader ESG strategy, positioning SEALSQ as a trusted partner in building a secure and sustainable digital future.

Marketing & Communications

In 2025, SEALSQ significantly amplified its marketing and communication initiatives to drive global awareness of its post-quantum cybersecurity solutions, spearheaded by the launch of the QS7001 quantum-resistant chip in Q4 2025, by launching a targeted PR campaign in partnership with SparkPR a leading U.S. tech marketing agency, that started to generate widespread media coverage and position SEALSQ as a pioneer in quantum-secure hardware.

Strategic partnerships, such as the collaboration with BWT Alpine Formula One Team, were highlighted through high-profile events, including the partnership kick-off at the Las Vegas Grand Prix on November 19-21, 2025, where SEALSQ hosted an exclusive launch event integrating quantum technology demonstrations with motorsport innovation to engage stakeholders in secure, high-performance applications.

SEALSQ also organized a “Quantum Days” event in May in France, gathering experts for discussions on post-quantum and space security, featuring live demonstrations of quantum-resistant algorithms like Kyber and Dilithium to showcase technological advancements.

SEALSQ’s participation in the IQT Quantum + AI Summit (Q+AI) in October further elevated visibility and coincided with the debut of SEALSQ’s QS7001 product to underscore its role in unbreakable security. Carlos Moreira, SEALSQ’s CEO, delivered the opening keynote on “AI Meets Quantum: Building Unbreakable Post-Quantum Security” and joined a CEO roundtable alongside industry leaders.

Complementing these efforts, the inauguration of the IC’Alps facility in Grenoble in November 2025 marked the launch of the Franco-Swiss Quantum Corridor, an event that highlighted Europe’s first sovereign quantum-resistant ASIC (QASIC) project and reinforced SEALSQ’s commitment to sovereign innovation through collaborative showcases and executive engagements. These initiatives collectively enhanced brand recognition, fostered key industry relationships, and supported revenue growth by aligning SEALSQ’s quantum-ready portfolio with emerging market demands.

h. Strategic Outlook 2026

i. Market Drivers & General Trends

The Evolving Landscape of Secure Semiconductors

SEALSQ is pleased to provide management’s assessment of, and views on, the semiconductor industry for the upcoming years. SEALSQ believes this assessment and these views are critical in understanding SEALSQ’s strategy and competitive advantage described below.

Introduction

The semiconductor industry is at the edge of a discontinuity and profound revolution due to rising complexity, cost, and the impact of disruptive technologies like GenAI, quantum computing, and chiplets.

Semiconductors continue to be the crucial component of intelligent services and devices, with the market expected to reach $1 trillion by 203024.

Hardware-based security is increasingly becoming a pillar of national cybersecurity and OEM strategies, especially in response to emerging quantum threats.

Software alone cannot provide complete protection. Hardware-based security measures are essential to defend against physical attacks, including tampering and side-channel leakage.

SEALSQ is one of the few companies worldwide with the capability to design and certify secure chips at Common Criteria EAL5+ level or higher.

____________

24      https://www.pwc.com/gx/en/industries/technology/pwc-semiconductor-and-beyond-2026-full-report.pdf

OEMs like Apple, Google, Tesla, and SpaceX are increasingly building their own chips to secure control over critical functions. Chiplets offer a dual opportunity: embedding secure IP into general-purpose chips or creating standalone secure chiplets with high certification.

Regulations

The industry is shifting from “security as a feature” to “security as a legal prerequisite” as legacy encryption is being systematically phased out to mitigate the quantum threat.

2026 Outlook

SEALSQ believes that 2026 is a critical compliance “cliff” for two major reasons:

-        EU Cyber Resilience Act (CRA) Deadlines:    By September 11, 2026, manufacturers must comply with the CRA’s strict vulnerability reporting obligations. This mandates that any “product with digital elements” sold in the EU must have documented security lifecycles. Non-compliance now risks fines of up to €15 million or 2.5% of global turnover.

-        CNSA 2.0 Networking Compliance:    In the U.S., the National Security Agency (NSA) has set 2026 as the milestone for traditional networking equipment (VPNs, routers) to support and prefer CNSA 2.0 (Post-Quantum) algorithms. This forces a rapid refresh cycle for hardware infrastructure handling sensitive data.

The Quantum Threat: Beyond 2026

The “Harvest Now, Decrypt Later” (HNDL) risk has transitioned from a theoretical concern to a boardroom priority. By 2027 and beyond, the trend shifts toward Quantum-Safe-by-Design:

-        Hybridization as the Standard:    Post-2026, SEALSQ believes that most regulated industries (Finance, Healthcare) will mandate Hybrid Cryptography. This uses a “dual-wrap” approach, combining classical ECC/RSA with NIST-standardized PQC (like ML-KEM and ML-DSA) to ensure security even if one algorithm is compromised.

-        The “Quantum-Safe” CE Mark:    As the CRA moves toward full application in 2027, “state-of-the-art” requirements will likely include quantum resistance for long-lived devices (e.g., smart meters, industrial controllers).

-        Cryptographic Agility:    The industry focus is moving beyond just “updating keys.” Regulations will increasingly require Crypto-Agility, where systems are designed to swap out entire cryptographic suites via firmware updates without hardware redesigns.

Sovereignty

Since 2025, digital sovereignty has transitioned from a policy discussion to a technical mandate for the global supply chain. Central to this shift is “Geopatriation”–the requirement that the anchors of digital identity, such as Roots of Trust and PKI, must be housed within defined national or geopolitical boundaries. SEALSQ’s response to this evolution of the geopolitical landscape and supply strategy is to provide sovereign semiconductor design, test, PKI and Root — of-Trust infrastructures and capabilities, particularly in the US (“Made in USA Strategy”) and Europe.

Sovereign Root of Trust (RoT)

The market has moved away from a “universal cloud trust” model. SEALSQ believes that in 2026, the EU Cyber Resilience Act (CRA) and U.S. Executive Order 14028 (via CNSA 2.0) could create a demand for “Local Roots”, such as:

•        National Trust Anchors:    Governments are increasingly mandating that critical infrastructure (energy, defense, healthcare) use Roots of Trust managed on domestic soil. This prevents foreign entities from having the “kill switch” capability to revoke certificates or push unauthorized firmware.

•        Quantum Sovereignty:    SEALSQ believes a major 2026 trend will be the creation of sovereign post-quantum Roots of Trust. Nations are racing to establish their own PQC-ready trust chains to ensure long-term data “immutability” and protection against future decryption by rival nation-states.

Sovereignty in Manufacturing: Secure Injection

The device digital credentials injection phase (injecting certificates and keys) during manufacturing is now the most sensitive part of the chip supply chain from a sovereignty perspective.

To avoid shipping unprovisioned chips across borders, OEMs are using localized personalization centers. This allows for the injection of Sovereign Identities at the point of assembly, ensuring that a device destined for the U.S. market receives a U.S.-managed identity, while a device for the EU receives an EU-compliant one.

The “Clean Room” Requirement: Manufacturing partners (Foundries and OSATs) are being audited for “Sovereign Compliance.” In 2026, “In-Country Injection” mandates are expected to be implemented, where the final cryptographic “birth” of a device must occur within the target market’s borders to ensure no third-party interception of primary seeds or keys.

PKI and Digital Autonomy

PKI services are expected to focus on Decoupling and Portability in 2026. This decoupling is achieved through Crypto-Agility and SBOM integration, as detailed below:

-        Vendor Lock-in Resistance:    Sovereignty now includes the ability to migrate PKI hierarchies without re-tooling hardware. This is achieved through Crypto-Agility, where devices are designed to trust multiple “Sovereign Sub-CAs” that can be rotated as geopolitical alliances shift.

-        Supply Chain Attestation (SBOM):    Beyond just the key, the PKI is used to sign the Software Bill of Materials (SBOM) during manufacturing. In 2026, a device cannot be “onboarded” to a sovereign network unless its identity is cryptographically tied to a verified, signed list of its software components.

Quantum Sovereignty Investments (U.S. Focus)

To accelerate its “Made in USA Strategy” and deliver sovereign quantum capabilities, SEALSQ has deployed capital through the Quantum Fund. Key actions include:

-        Strategic investment in EeroQ (December 2025), a U.S.-based quantum chip design house developing scalable electron-on-helium processors.

-        Follow-on investment in EeroQ (February 2026) to deepen collaboration.

-        Positioning for vertical integration of post-quantum security with future quantum hardware.

-        Quantum Capabilities: Investments target full sovereign quantum ecosystems — from secure post-quantum Roots of Trust to CMOS-compatible quantum processors — enabling end-to-end protection of U.S. critical infrastructure and national trust anchors against geopolitical and quantum risks.

Consortiums & Alliances Standards

In 2026, the IoT landscape is expected to be characterized by unification and sovereignty. Major alliances have shifted from simply defining connectivity to enforcing security standards that align with global regulations like the EU Cyber Resilience Act (CRA). SEALSQ, as an active member within some consortiums like the ones mentioned below is expected to raise awareness on its advanced product offering which complies with these consortiums’ standards, identify potential commercial partners in these alliances, and benefit from the marketing efforts deployed by these consortiums and alliances:

Connectivity Standards Alliance (CSA): Matter 1.5 and Beyond

In late 2025 and into 2026, the CSA has solidified Matter 1.5, which expanded the ecosystem into high-impact categories:

-        New Device Support:    Native integration for security cameras (using WebRTC), smart closures (gates, blinds), and soil sensors.

-        Energy Management:    Matter now features advanced “Energy Management” clusters, allowing devices to respond to real-time grid carbon intensity and dynamic tariff pricing — a key 2026 trend for sustainability.

-        Aliro:    The new “Aliro” standard for smart locks has reached maturity, ensuring mobile devices and wearables act as universal digital keys across brands.

FIDO Alliance: Passkey Maturity & Digital Credentials

The FIDO Alliance has moved beyond simple login replacement to comprehensive identity wallets:

-        CTAP 2.2/2.3:    The release of CTAP 2.2 has standardized “Hybrid Transport,” allowing a passkey on a phone to effortlessly unlock a laptop or IoT terminal.

-        Credential Exchange:    2026 will mark the launch of workstreams for Digital Credentials, allowing users to store and share verified IDs (like driver’s licenses) using the same phishing-resistant FIDO protocols.

Wi-SUN Alliance: The Smart City Backbone

The Wi-SUN Alliance is dominating the “Field Area Network” (FAN) for utilities and smart cities:

-        FAN 1.1 Adoption:    2026 expects the mass rollout of FAN 1.1, which provides higher data rates and lower latency for AMI 2.0 (Advanced Metering Infrastructure).

-        Scalability:    Wi-SUN mesh networks are expected to be used in 2026 to manage nearly half a million streetlights in single deployments (e.g., Miami and Paris), serving as the communication layer for EV charging and air quality sensors.

TCG & GSMA: The Hardware Trust Anchors

-        Trusted Computing Group (TCG):    The focus in 2026 is expected to be post-Quantum TPMs. TCG has finalized specifications for TPM 2.0 (version 1.85+) to support ML-KEM and ML-DSA, ensuring that “Measured Boot” remains secure against quantum threats.

-        GSMA:    The push is for eSIM/iSIM for LPWAN. GSMA’s 2026 roadmap focuses on the “SGP.32” specification, which simplifies remote provisioning for constrained IoT devices, removing the need for physical SIM swaps in massive industrial deployments.

ECHONET Consortium

The ECHONET Consortium, primarily dominant in Japan and East Asia, has entered 2026 as a pivotal player in the global “Energy IoT” and “Carbon Neutrality” movements. As of early 2026, the cumulative shipment of ECHONET Lite-certified devices has surpassed 160 million units, driven largely by mandatory smart meter rollouts and air conditioning standards.

To align with global regulations like the EU Cyber Resilience Act, the ECHONET Consortium has introduced new security layers. In late 2025, the Security Function Certification Working Group was established. By 2026, new AIF (Application Interface) certifications require rigorous device authentication to prevent unauthorized grid-scale manipulation.

ii. Trends by Key Target Market

TPM Market

In 2026, the Trusted Platform Module (TPM) market is expected to transition from a PC-centric security component to a universal “Hardware Root of Trust” across all connected industries. The global market is valued at approximately $3.35 billion in 2026, maintaining a robust CAGR of over 13%25.

____________

25      https://www.researchnester.com/reports/trusted-platform-module-tpm-market/3955

The Post-Quantum Cryptography Pivot (PQC)

SEALSQ believes that 2026 is the year of TPM 2.0+. As regulatory mandates like CNSA 2.0 and the European Quantum Act (expected in 2026) take hold, the market is shifting toward quantum-resistant chips including the following:

•        Hybrid Implementations:    Leading vendors like SEALSQ are shipping TPMs that support hybrid cryptographic suites, combining classical RSA/ECC with ML-KEM and ML-DSA to protect against “Harvest Now, Decrypt Later” threats.

•        SEALSQ’s QVault™:    New product categories like the QVault TPM are entering mass production, specifically designed for industrial and government sectors requiring long-term data protection.

•        Cloud-Edge Synergy:    TPMs are now essential for “Attestation” services in cloud-edge computing, where the TPM provides a hardware-verified report of a device’s health before it is allowed to access the 2026 “Zero-Trust” enterprise networks.

Secure ASICs Market

The global secure ASIC market is experiencing sustained growth driven by increasing security requirements across critical infrastructures, defense systems, industrial automation, automotive, healthcare, and connected IoT applications, reinforced by quantum computer threats and new regulations such as CNSA2.0 in the US.

Unlike general-purpose microcontrollers or programmable devices, secure ASICs enable the integration of advanced security functions directly into silicon, offering higher performance, lower power consumption, and a reduced attack surface. The rising adoption of hardware-based roots of trust, secure enclaves, and embedded cryptographic accelerators, combined with the need for long product lifecycles and regulatory compliance and needs for highest level of certification, is reinforcing demand for custom and semi-custom secure integrated circuits.

The emergence of post-quantum cryptography requirements is creating a new generation of secure ASIC designs, as customers anticipate future quantum computing threats and seek long-term protection of sensitive data. As a result, secure ASICs are increasingly viewed as a strategic foundation for trusted digital systems in both sovereign and commercial markets.

PKI Market

SEALSQ believes that the IoT Device Identity market will reach a critical inflection point in 2026, with the global PKI market projected to be worth approximately $8.48 billion growing at a 20.5% CAGR until 203526: The “identity-first” security model is no longer optional, driven by strict global mandates like the EU’s CRA.

In SEALSQ’s view, this inflection point is the result of the following trends in the industry:

During Manufacturing:

The “Secure Birth” Trend

In 2026, SEALSQ believes that manufacturing PKI will focus on Zero-Touch Provisioning (ZTP) and localized trust anchors given the following industry trends.

Factory-Floor Sovereignty:    Manufacturers are increasingly deploying “PKI-in-a-box” solutions (like SEALSQ’s INeS Box) to issue unique digital birth certificates locally. This prevents “gray market” overproduction and ensures keys never leave the secure boundary of the factory.

Supply Chain Attestation:    There is an industry-wide surge in the use of Software Bill of Materials (SBOM) signing. PKI is used to cryptographically sign not just the firmware, but the entire build manifest at the point of origin, ensuring end-to-end integrity before the device even leaves the factory.

____________

26      Research Nester, Sept 2025 available at https://www.researchnester.com/reports/public-key-infrastructure-pki-market/5182

During Lifecycle — Automation or Outage.

Beyond the “Secure Birth” at the manufacturing stage, 2026 is expected to be defined by the Shortened Certificate Lifespan challenge. The following factors are viewed as drivers for this challenge: The 200-Day Standard: With public TLS (Transport Layer Security) lifespans dropping to 200 days in early 2026 (and heading toward 45 days in 2029), manual certificate management has become a liability. Automated Certificate Lifecycle Management (CLM) is now the market standard for IoT fleets.

Post-Quantum Readiness:    2026 market leaders are expected to shift toward Hybrid PKI. Devices are being provisioned with dual-signature certificates (Classical + PQC) to ensure they remain reachable as networks begin enforcing quantum-resistant handshakes.

Provisioning & Test Services Market

The market for Provisioning and Wafer Test services (OSAT) is shifting from a standard high-volume manufacturing step to a critical security and reliability bottleneck. This shift consists of the following:

Security-by-Design & “Zero-Touch” Provisioning:    OSATs are no longer just testing electrical signals; they are increasingly responsible for Secure Provisioning. This involves injecting unique device identities (keys/certificates) into Secure Elements or TPMs at the wafer level.

Regulatory Compliance (CRA & NIST):    New regulations like the EU Cyber Resilience Act (CRA) are forcing OEMs to prove the integrity of their chips. This drives demand for OSATs to provide an “Identity Birth Certificate” for every chip, often linked to an SBOM (Software Bill of Materials) signed at the factory.

Security provisioning is the critical industrial process of injecting unique cryptographic “birth identities”— such as private keys and X.509 digital certificates — into semiconductor chips or electronic boards during the manufacturing phase. By using a Hardware Security Module (HSM) to manage these secrets within the factory, manufacturers ensure that every device leaves the assembly line with a hardware-anchored Root of Trust that cannot be duplicated or extracted. This process is essential for preventing counterfeiting, ensuring secure boot, and enabling “Zero-Touch” onboarding, where a device can automatically and securely connect to a cloud platform the moment it is powered on for the first time.

i. Competitive Landscape

SEALSQ stands out with its value proposition as unique player capable to play on three different and very specialized markets: Hardware embedded security, custom IC design services (IC’Alps), and Trust services. SEALSQ achieves a distinctive positioning on each market as illustrated below.

Embedded security (Semiconductors & Firmware)

Custom Semiconductor Design Services

PKI & Trust Services

Go-to-Market Strategy

SEALSQ’s expertise spans the full hardware spectrum, including standard chips, custom chip design, and security IP and secure enclaves. This positioning has been further strengthened by the recent acquisition of IC’Alps in France, which brings SEALSQ critical ASIC and custom chip design capabilities.

SEALSQ is uniquely positioned to execute a three-phase quantum product roadmap that begins in the short term with the commercialization of the first post-quantum cryptography (PQC) standard chip on the market — the QS7001, which was launched in Q4 2025. This roadmap continues in the mid-term with the development of custom integrated circuit solutions, the QASIC (Quantum ASIC — Application-Specific Integrated Circuit), and related security IP offerings. In the long term, SEALSQ aims to provide secure system solutions for next-generation architectures, including chiplet-based Hardware Security Modules (CHSMs) tightly coupled with pre-certified secure enclaves and security IP integrated into larger chips.

SEALSQ’s positioning is differentiated by internally developed security and PQC IP and by its ability to achieve the highest levels of hardware certification, including Common Criteria EAL5+.

The QASIC initiative will form a cornerstone of SEALSQ’s roadmap for post-quantum Hardware Security Modules (HSMs) and secure microcontrollers used in critical infrastructures, defense systems, IoT devices, and AI applications.

Product & Hardware Design Roadmap

Short Term

In the short term, SEALSQ will commercialize its existing QS7001 platform (PQC hardware platform only) and/or the QVault TPM (PQC hardware and software — compliant platform). These solutions will be offered either as discrete packaged integrated circuits to be integrated by customers onto their printed circuit boards (PCBs), or as bare die to be integrated directly into customer System-in-Package (SiP) solutions.

Mid Term

In the mid-term, SEALSQ plans to develop a custom integrated circuit embedding post-quantum cryptography secure elements, targeting certifications including FIPS 140-3, Common Criteria, and relevant governmental or agency approvals. Under the preferred operating model, which remains to be validated, SEALSQ would provide a secure hard macro, while a strategic partner would integrate and commercialize the final integrated circuit.

Long Term

In the long term, SEALSQ aims to co-develop a next-generation platform combining a chiplet-based Hardware Security Module (CHSM), a companion secure enclave, and integrated trusted services, addressing the security requirements of future system architectures.

Finally, in SEALSQ’s model, like other secure chip manufacturers, a critical additional step is the injection of keys and certificates, performed either at the wafer level or after packaging. This Test & Personalization (or provisioning) process embeds credentials such as identities, cryptographic keys, and certificates directly into the chip, enabling trusted security features and making the hardware ready for secure deployment. Test and Personalization Center projects are already being launched in Europe (Murcia, Spain) and South Korea.

Trust Services Roadmap

Personalization & Test

The global semiconductor supply crisis of 2022 – 2023, combined with increasing geopolitical instability, exposed two structural vulnerabilities in the global economy:

1.      The critical dependence of all major industries on semiconductors, with widespread supply disruptions affecting automotive, consumer electronics, network infrastructure, industrial equipment, and defense-related systems. Much like oil, semiconductors are foundational to modern industrial production.

2.      A high level of geostrategic concentration, with semiconductor manufacturing and processing largely dependent on a limited number of countries, primarily in Southeast Asia, creating systemic supply and security risks.

At the same time, the rapid evolution of cyber threats — particularly the emergence of quantum computing — represents a paradigm shift in digital security. It is expected that quantum computers will be capable of breaking current cryptographic standards within seconds. In response, regulators in Europe (through the CRA) and the United States (e.g., CNSA 2.0 & EO 14144) are mandating the adoption of post-quantum cryptography starting in 2027 for all systems related to national security, a scope that effectively extends to most connected and embedded systems.

SEALSQ’s Roadmap responds to these challenges.

To address both supply-chain sovereignty and next-generation cybersecurity, SEALSQ’s strategy is to build regional semiconductor hubs, in partnership with local industrial and institutional players, integrating three high-value segments of the semiconductor value chain:

1.      Custom, post-quantum enabled microcontroller design, the root of trust of electronic systems, including the engineering required for industrial-scale production.

2.      Testing, ensuring that every microcontroller is individually validated before customer delivery.

3.      Secure provisioning (personalization), where software, cryptographic material, and unique digital identities are embedded into each chip.

Provisioning is becoming a decisive strategic differentiator. In regulated markets such as automotive, national identity, and IoT across industrial sectors, government authorities increasingly require each semiconductor to embed a tamper-proof digital identity to protect against cyberattacks and counterfeiting.

After having signed and kicked-off the first regional semiconductor hubs in Murcia — Spain, and building on this foundation, SEALSQ is actively engaging with partners to establish two additional Custom Design, Test, and Personalization hubs in 2026, one in the United States and one in Asia, further expanding its global footprint and reinforcing its leadership in post-quantum semiconductor security.

RoT & PKI services

SEALSQ’s strategic roadmap is built on 4 phases: Phase 1 was implemented in 2025, with the other phases in progress:

Phase 1: High-Assurance Device Identity (Foundation)

The focus was to establish in 2025 the hardware-backed root of trust consisting of the following.

•        Hardware-to-Cloud Binding:    Leverage INeS to manage certificates where private keys are generated and stored inside Secure Elements (VaultIC) or TPMs.

•        Automated Enrollment:    Deploy EST (Enrollment over Secure Transport) or CMPv2 protocols via INES APIs to eliminate manual certificate injection and enable “Zero-Touch” onboarding.

•        Cloud-to-Edge Bridge:    Integrate INeS with IoT Hubs (AWS IoT, Azure IoT, or private MQTT brokers) to ensure the device identity is the primary key for all telemetry data.

Phase 2: Post-Quantum Readiness & Crypto-Agility

The focus started in 2025 and will continue in 2026 around future-proofing the infrastructure against quantum computing threats expected to consist of the following.

•        Hybrid PKI Deployment:    Start issuing “hybrid” certificates through INeS, containing both classical (ECC/RSA) and Post-Quantum Cryptography (PQC) signatures (e.g., ML-DSA/Dilithium).

•        Algorithm Rollover:    Test the ability of your IoT fleet to handle larger PQC keys and signatures without bricking legacy hardware.

•        HSM Migration:    Ensure the HSMs connected to INES are firmware-upgraded to support FIPS-certified PQC algorithms.

Phase 3: Supply Chain Security & SBOM Integration

The focus started in 2025 and with new developments anticipated in 2026, is to link “who the device is” with “what the device is running.” This integration is expected to involve the following:

•        Signed SBOMs:    Implement a workflow where every software build generates an SBOM. This SBOM must be digitally signed using the INES Code Signing service (backed by HSMs).

•        Immutable Manifests:    Store the hash of the signed SBOM on-chain or in a secure ledger, indexed by the device’s PKI serial number.

•        Vulnerability Mapping:    Use the SBOM to proactively notify the PKI manager if a device identity should be suspended because its software version contains a critical CVE.

Phase 4: Extended Trust Services (The “Digital Twin” of Trust)

The objective is to move beyond authentication to verifiable assertions and will require clarifying requirements, initiating prototypes before development. This objective is based on the following:

•        Verifiable Credentials (VCs):    Transition from simple X.509 certificates to VCs for device attributes (e.g., “This device is certified for medical use” or “This device is owned by Company X”).

•        Dynamic Trust Scores:    Implement a system where a device’s “Trust Level” is calculated based on its PKI validity + its current SBOM integrity + its behavioral analysis.

•        Cross-Domain Federation:    Use INeS to allow your IoT devices to be recognized by partner ecosystems (Interoperability) using standardized trust lists.

Roadmap includes also a Key Management System (KMS), to enable a shift from a purely “identity-focused” view (PKI) to a “secret-focused” view. While the PKI handles certificates (Public Trust), the KMS manages the operational keys (Symmetric keys, API keys, and App-level secrets) that make the IoT ecosystem functional.

II. The Satellite Vertical: WISeSat.Space

a. WISeSat.Space overview

WISeSat is WISeKey’s space technology subsidiary focused on the development of secure satellite infrastructure and related space-based services. WISeSat’s activities combine satellite connectivity, secure communications, digital identity and quantum-resilient security technologies across an ecosystem of industrial and institutional partners.

WISeSat is a space-infrastructure platform, designed to support higher-value secure communications, authentication, digital trust and selected data and transaction services from orbit. As a secondary application layer, WISeSat supports secure IoT, and D2D connectivity.

WISeSat believes its platform provides secure, cost-effective and easily deployable satellite communication solutions through coordination with WISeSat’s affiliate and parent company, WISeKey. Leveraging computer chips and communications with post-quantum cryptographic technology, developed by SEALSQ (a subsidiary of WISeKey), WISeSat’s satellite solutions incorporate advanced encryption, authentication and identity management technologies, which are further described below.

WISeSat’s strategic evolution developed in early 2026 to include support for a Quantum Spatial Orbital Cloud, or QSOC. QSOC is designed as a satellite-based orbital cloud infrastructure platform using SEALSQ’s encryption technology, enabling space-based communication at an orbital level between or among satellites. SEALSQ is expected to agree with WISeSat to use satellites on WISeSat’s platform for this purpose for an initial 12 satellites. As currently planned, WISeSat would own or operate the relevant space and ground segment infrastructure, while SEALSQ and other ecosystem partners may contribute selected quantum, post-quantum, semiconductor, cybersecurity and trusted identity technologies.

SEALSQ’s contemplated QSOC initiative and commercial model with WISeSat is expected to be based on a right of use over specified capacity in an initial tranche of 12 satellites to be launched over an expected two-year period beginning in the last quarter of 2026 together with related operational support services. Under the anticipated structure, WISeSat would retain ownership or primary interest in the relevant satellites and associated space and ground segment infrastructure, and would remain responsible for launch coordination, in-orbit testing, constellation operations, ground-segment management, and related support activities. SEALSQ would not acquire ownership of the satellites, but would obtain dedicated capacity to support the development and delivery of selected QSOC-related services using its quantum, post-quantum, secure semiconductor and trusted identity technologies.

The QSOC roadmap is intended to evolve beyond secure communications and IoT connectivity. Future satellite generations may support broader orbital cloud infrastructure capabilities, including secure communications, limited on-orbit processing, optical communications, edge-computing applications and, over time, quantum-enabled capabilities such as quantum key distribution, subject to technical validation, financing, launch cadence, regulatory requirements and customer demand. IoT and device-to-device connectivity are expected to remain relevant use cases within this architecture, including for SEALSQ’s contemplated use of dedicated satellite capacity, although IoT and DOD alone are not expected to define the full scope of WISeSat’s long-term infrastructure strategy.

This strategic evolution is reflected in WISeSat’s growing alignment with SEALSQ’s post-quantum semiconductor and security stack and in the development of SEALSQ’s QSOC roadmap. SEALSQ is a subsidiary of WISeKey, and focuses on semiconductors, public key infrastructure, or PKI (further described below), and post-quantum technology products. The contemplated arrangement for the QSOC initiative between SEALSQ and WISeSat is expected to be documented through one or more definitive agreements, including a right-of-use arrangement and related operational or services agreements setting out the applicable capacity, specifications, performance standards, service requirements, responsibilities and commercial terms. These specifications and agreements have not yet been finalized. There can be no assurance that the contemplated arrangements, documentation, technical roadmap, service model or commercial deployment will be completed on the terms currently anticipated, within the expected timeframe, or at all. For more information, see “Risk Factors — Risks Related to WISeKey’s Business and Industry — WISeSat’s QSOC-related commercial model depends significantly on entry into agreement with SEALSQ, and any failure to finalize or perform the contemplated arrangements with SEALSQ could materially adversely affect WISeSat’s business plan, revenue expectations and results of operations.”

In 2021 WISeKey strategically invested in FOSSA Systems S.L., which is referred to as FOSSA, with an objective to integrate WISeKey’s and its subsidiaries’ technology into FOSSA’s picosatellite constellation. WISeSat has access, including through WISeSat’s relationship with FOSSA, to 14 satellites in Low Earth Orbit, or LEO. Satellites operating in LEO, have an altitude typically between 200 and 870 miles (325 to 1,400 kilometers). WISeSat plans to deploy a constellation of up to 100 LEO satellites by 2029 – 2033, to realize WISeSat’s mission to deliver quantum-ready, ultra-secure satellite solutions that enable secure space-based infrastructure, through use of cybersecurity, semiconductors and post-quantum technologies.

On November 9, 2025, WISeKey entered into a definitive business combination agreement with Columbus Acquisition Corp., a publicly traded special purpose acquisition company, pursuant to which WISeSat is expected to become a publicly listed company on the Nasdaq Stock Market following completion of the transaction. For more information see “Risk Factors — “The proposed business combination between WISeSat and Columbus Acquisition Corp. may not be completed, may be delayed, or may result in adverse consequences to WISeKey even if consummated.”

b. WISeSat’s Platform

WISeSat’s platform is designed to combine three main elements: (1) orbital assets, (2) ground infrastructure and (3) an integrated security layer.

At the orbital level, WISeSat accesses nanosatellite capabilities through pilot missions and arrangements and relationships with nanosatellite providers, particularly FOSSA. These satellites and access arrangements are designed to support secure IoT, telemetry, proof-of-concept D2D connectivity, and testing of cybersecurity and transaction-related payloads in orbit. WISeSat continues to work with existing LEO access arrangements while preparing for the next phase of planned satellite infrastructure development.

At the ground level, WISeSat intends to develop dedicated antenna and ground-segment infrastructure, including in Switzerland and other geographies under consideration. This ground capability is an important element of WISeSat’s long-term model, as any scaled constellation strategy requires not only orbital assets but also secure command, control, monitoring and data-management infrastructure.

At the security layer, WISeSat benefits from the broader WISeKey and SEALSQ ecosystem, including hardware-based proprietary cryptography, which WISeSat terms Root of Trust, as well as public key infrastructure which uses cryptography to create, manage, store and revoke digital certificates and public keys designed for secure web traffic, digital signature and device authentication, which is referred to as PKI, and other secure authentication and post-quantum cryptographic technologies. This allows WISeSat to position its space activities within a differentiated trust architecture rather than as a pure connectivity offering. Commencing in 2025, this integration also extended into proof-of-concept work around tokenized transactions and secure digital interaction from orbit.

WISeSat’s ecosystem strategy is intended to accelerate deployment while reducing execution risk. Rather than relying solely on a vertically built constellation from day one, WISeSat has pursued arrangements with nanosatellite providers designed to provide interim operational capability, diversified launch options and industrial flexibility. These relationships also support the gradual transition from current nanosatellite-based activities toward larger and more capable future platforms.

Strategic Evolution Toward Secure Orbital Infrastructure and QSOC Support

QSOC represents the next stage of WISeSat’s strategic development. QSOC is a SEALSQ-owned and SEALSQ-operated program. WISeSat’s role is expected to be to provide the space infrastructure layer and related satellite capacity on which SEALSQ may deploy selected quantum, post-quantum and cybersecurity services.

As currently planned, QSOC is intended to be a secure orbital architecture through which WISeSat would provide the space and ground infrastructure, while SEALSQ would contribute selected quantum, post-quantum and cybersecurity capabilities and commercialize the services. As the program develops, future platform generations may support a wider range of capabilities, including secure communications, post-quantum cryptographic services, digital identity and trust infrastructure, D2D connectivity, selected sensing functions, onboard processing and other sovereign digital infrastructure services.

The first phases of this roadmap are expected to rely on progressively more capable satellite generations, moving beyond the current nanosatellite model toward larger platforms with greater payload flexibility and capabilities, longer mission endurance and broader application potential. This roadmap remains subject to technical validation, financing, launch cadence, regulatory requirements, customer demand and the negotiation and execution of definitive agreements.

Satellite Development and Future Satellite Supply

WISeSat has been operational since 2022 and has successfully placed 22 satellites into orbit to date. The first-generation satellites were designed with an average operational lifespan of approximately three years after which they safely disintegrate in the atmosphere. The latest satellite generation, launched in 2025, extends this lifespan to up to five years, reflecting continuous improvements in platform design and materials.

Currently, WISeSat has secured access to 14 operational satellites offering IoT connectivity capabilities. These activities have supported the testing of secure IoT communications, telemetry, cryptographic functionality and related proof-of-concept applications in orbit. WISeSat plans to launch 12 satellites beginning in the last quarter 2026 to support the QSOC initiative. WISeSat expects progressively to increase this launch cadence, with the objective of deploying a constellation of up to 100 satellites by 2033.

The constellation of satellites is being deployed in successive generations, each incorporating enhanced capabilities, including increased numbers of supported user antennas, improved security, higher bandwidth, expanded coverage, and advanced on-board security and processing features. This evolutionary approach allows WISeSat to continuously integrate technological advancements while maintaining operational continuity.

Next-Generation Constellation and Services

WISeSat is currently developing the next phase of its constellation of satellites, focused on supporting trusted communications, digital identity and data exchange in a space-based infrastructure.

The next stage of WISeSat’s development is expected to involve larger and more capable satellite platforms, including 6U-class satellites. These next-generation platforms are intended to offer greater payload flexibility and capabilities, longer mission endurance and broader application potential for secure communications and other sovereign space-infrastructure uses.

WISeSat does not currently manufacture satellites. Rather for deployment of WISeSat’s planned constellation of up to 100 LEO satellites by 2029 – 2033, WISeSat plans to either purchase satellites or use satellites manufactured by FOSSA or third parties. WISeSat does not currently have a definitive material contract with any manufacturer for the production of additional satellites. WISeSat’s ability to deploy additional satellites will depend on WISeSat’s ability to enter into definitive agreements on acceptable terms, obtain financing, secure launch capacity, satisfy regulatory requirements and successfully integrate and operate the relevant satellites.

WISeSat’s planned satellite infrastructure is expected to be deployed in successive generations, each potentially incorporating enhanced capabilities, including improved security, increased payload flexibility, broader coverage, improved ground-segment integration and more advanced on-board processing and security features. This evolutionary approach is intended to allow WISeSat to integrate technological advancements while progressively expanding operational capability.

As described above, WISeSat’s platform is designed to combine three main elements: (1) orbital assets, (2) ground infrastructure and (3) an integrated security layer.

1. Orbital Assets

At the orbital level, WISeSat has developed and accessed nanosatellite capabilities through a combination of in-house missions, strategic investments and industrial partnerships. These assets have supported the testing of cybersecurity and transaction-related payloads in orbit. WISeSat continues to work with existing LEO assets while preparing for the next phase of constellation development. Currently, WISeSat provides access to 14 operational satellites. WISeSat plans to launch 12 satellites beginning in the last quarter 2026 to support the QSOC initiative.

•        Strategic Ecosystem and Industrialization.    To accelerate deployment and reduce execution risk, WISeSat is expanding its ecosystem of strategic partnerships. These relationships aim to provide access to the QSOC orbital cloud, and deliver quantum-resilient connectivity, while benefiting from industrialized satellite manufacturing processes and diversified launch options.

•        FOSSA collaboration.    WISeSat extended its strategic collaboration agreement with FOSSA under which it has access to capacity on FOSSA’s operational nanosatellite constellation. This arrangement complements WISeSat’s own development roadmap by providing additional coverage and flexibility for selected IoT, space-based and critical-infrastructure use cases during the build-out period. This collaboration expands WISeSat’s effective connectivity footprint, accelerates time-to-market for selected services.

•        Industrial ecosystem development.    During 2025, WISeSat also expanded its industrial ecosystem through memoranda of understanding or of projected partnership with space-sector counterparties, including around software-flexible satellites, diversified launch options and secure payload integration. This reflects a deliberate strategy to reduce dependence on a single platform, geography or industrial route.

2. Ground Infrastructure.

At the ground level, WISeSat intends to develop its operating footprint through dedicated antenna and ground-segment infrastructure, including in Switzerland and other geographies under consideration, such as La Linea de Concepcion, Spain, adjacent to Gibraltar, where WISeSat has formed its subsidiary, WISeSat Iberia S.A., to support the development of a European industrial and technological ecosystem in the space and quantum domains and to provide a base for selected ground-segment and R&D activities. This ground capability is an important element of WISeSat’s long-term model, as any scaled constellation strategy requires not only orbital assets but also secure command, control, monitoring and data-management infrastructure.

3. An Integrated Security Layer

Security is central to WISeSat’s platform. WISeSat’s space infrastructure is designed to leverage the WISeKey and SEALSQ ecosystem to provide authenticity, confidentiality and integrity of devices, objects, data and transactions.

First, WISeSat’s satellites and edge devices integrate secure elements and advanced post-quantum cryptographic technologies developed by SEALSQ, which is a subsidiary of WISeSat’s parent and affiliate, WISeKey. These components provide hardware-based security, tamper-resistant key storage, and cryptographic primitives compliant with emerging CNSA 2.0 and NIST post-quantum standards. This approach ensures protection against both classical and quantum-enabled adversaries while enabling cryptographic agility as standards evolve.

Second, WISeSat embeds WISeKey’s Root of Trust directly into the WISeSat hardware. This immutable, hardware-anchored root key establishes a sovereign cryptographic trust anchor at orbital level, enabling secure device identity, authentication, and attestation throughout the satellite lifecycle. Together with WISeKey’s WISeID digital identity platform and the INeS orchestration platform, this root of trust enables end-to-end identity and credential lifecycle management across space and ground infrastructures.

INeS provides advanced entity and policy management capabilities, including identity customization, role and lifecycle management, message security policy enforcement, and business rule orchestration. Through secure cloud-based interfaces, it supports remote credential provisioning, activation, revocation, renewal, and secure onboarding at global scale, enabling trusted IoT and space-enabled digital ecosystems.

Third, the satellite architecture is designed from inception to support post-quantum cryptography aligned with CNSA 2.0 and NIST standards, with cryptographic processing isolated from mission-critical systems. By embedding post-quantum algorithms and cryptographic root keys directly into satellite hardware, WISeSat enables secure key generation, distribution, and lifecycle management between orbital assets and ground-based systems, ensuring long-term cryptographic resilience.

Finally, the platform integrates the SEALCOIN cryptographic core, enabling secure, autonomous machine-to-machine (M2M) transactions operated from space. This capability allows satellites to act as trusted transaction nodes, supporting secure data exchange, service monetization, and automated economic interactions between machines, sensors, and infrastructures — without reliance on terrestrial trust anchors. This positions WISeSat as a foundational layer for future space-based digital economies, secure IoT orchestration, and sovereign, quantum-resistant M2M ecosystems.

Security Services of WISeSat’s Platform — Advanced encryption, authentication and identity management technologies using cryptography technology, such as “Root of Trust,” and WISeID digital identity platform, INeS.

Security is central to WISeSat’s products and services. Satellites communicate using WISeKey’s communications security solutions, relating to ensuring the authenticity, confidentiality, and integrity of devices, objects, data, and transactions.

These satellites feature the INeS platform that offers advanced cryptographic algorithm features for a company to customize its data recipients and transmissions, such as “Entity Management” which allows customization of attributes like identities, groups, types, roles, and lifecycle, along with other features such as “Message Security Policy Management” and “Business Rules Management,” which customize the encryption profile of the message. Through cloud-based interfacing, the INeS platform, WISeSat believes, facilitates seamless device and application connectivity, enabling remote credential identification, activation, deactivation, revocation, renewal, and secure provisioning. Through WISeSat’s satellites, INeS empowers IoT deployments on a planetary scale, in order to be able to provide secure and reliable global connectivity.

c. WISeSat’s Competitive Strengths

WISeSat offers several key differentiators and value propositions that, WISeSat believes, set it apart in the satellite communications market:

•        Secure infrastructure orientation.    WISeSat is focused on secure orbital infrastructure for sovereign, defense, critical-infrastructure and other high-trust use cases, rather than commodity satellite bandwidth.

•        Access to quantum-resilient and secure semiconductor technologies.    Through SEALSQ, a subsidiary of WISeKey, WISeSat expects to integrate secure elements and quantum-resilient cryptographic technologies into future satellite and user-segment architectures.

•        Root of Trust and trusted identity architecture.    Through WISeSat’s security architecture, anchored in hardware-based proprietary cryptography, which WISeSat terms Root of Trust, PKI and digital identity capabilities, WISeSat’s platform is designed to support secure authentication, credential lifecycle management and data integrity across space and ground infrastructure.

•        European and Swiss-rooted positioning.    WISeSat’s strategy is designed to support sovereign and security-sensitive use cases where jurisdiction, trust, governance and regulatory alignment may be important.

•        Modular ecosystem approach.    WISeSat intends to rely on a network of satellite, launch, ground-segment and security-technology partners to accelerate deployment and reduce execution risk, rather than depending solely on internal manufacturing capacity.

•        Vertical Efficiencies.    WISeSat’s relationships with WISeKey and SEALSQ give WISeSat access to established cybersecurity and semiconductor expertise, patents and infrastructure, while strategic collaborations with satellite manufacturers and launch providers give WISeSat flexibility in how WISeSat designs, deploys and evolves its constellation.

•        Bridge between current IoT/D2D applications and future space infrastructure.    WISeSat continues to address selected secure IoT and D2D use cases while developing larger and more capable satellite infrastructure intended to support QSOC-related and other high-trust applications.

d. WISeSat’s Strategy

WISeSat’s strategy is to build a secure, scalable and European-rooted space-infrastructure platform capable of supporting sovereign and commercial applications requiring cybersecurity, resilience, trusted identity and post-quantum readiness. The key elements of WISeSat’s strategy are:

•        Develop next-generation satellite infrastructure.    WISeSat intends to transition from current nanosatellite-based activities and pilot missions toward larger and more capable satellite platforms, including 6U-class satellites, with greater payload flexibility and mission endurance.

•        Support SEALSQ’s QSOC roadmap.    WISeSat expects to provide satellite capacity and related space and ground infrastructure to support SEALSQ’s QSOC program, while maintaining ownership or primary interest and operational responsibility for the relevant constellation assets, subject to definitive agreements and regulatory requirements.

•        Expand secure ground-segment capabilities.    WISeSat intends to develop dedicated ground infrastructure, including antenna and mission-control capabilities, to support secure command, control, monitoring and data-management functions for WISeSat’s satellite infrastructure.

•        Focus on sovereign and security-sensitive customers.    WISeSat intends to prioritize use cases where trust, resilience, sovereignty, cyber protection and remote access are central customer requirements, including defense, government, critical infrastructure and selected enterprise applications.

•        Leverage the WISeKey and SEALSQ technology ecosystem.    WISeSat intends to integrate WISeKey’s Root of Trust, PKI and digital identity capabilities and SEALSQ’s secure semiconductor and post-quantum technologies into WISeSat’s satellite, ground and user-segment architectures.

•        Develop selected user-segment solutions.    WISeSat intends to explore secure D2D and field-communications devices as a bridge between current market needs and WISeSat’s longer-term sovereign constellation strategy.

•        Contribute to the Swiss and European New Space ecosystem.    WISeSat intends to provide a platform through which selected third-party technologies, subsystems and payloads may be tested and validated in orbit, supporting a broader ecosystem around secure and sovereign space capabilities.

WISeSat’s ability to execute this strategy will depend on WISeSat’s ability to obtain financing, enter into definitive agreements with satellite, launch and ground-segment partners, secure regulatory approvals, recruit and retain qualified personnel, successfully deploy and operate satellites, and develop customer demand for secure space-infrastructure services.

e. Commercial positioning and application area

WISeSat’s commercial positioning is increasingly centered on security-sensitive and infrastructure-oriented use cases where trust, resilience, sovereignty and remote access matter more than commodity bandwidth.

WISeSat sees the most relevant longer-term applications in the following areas:

1. Sovereign and Defense Communications

Secure communications, resilience against disruption, trusted device authentication and independent access to orbital infrastructure are increasingly important for defense and national-security stakeholders. WISeSat’s customer-funded engineering and research activities with counterparties associated with the Swiss Government and its related agencies, together with public disclosures by WISeKey regarding collaboration with the Swiss Space Command of the Swiss Armed Forces, have reinforced this positioning. These activities have focused on evaluating technical and operational building blocks relevant to future sovereign and quantum-resilient space communications infrastructure. During the pilot phase, WISeSat, SEALSQ and WISeSat’s partners participated in partner-operated satellite missions, payload integration work and secure communications testing designed to assess architecture options, operational concepts and future government and defense use cases. The program has provided technical validation and practical lessons for the next stage of development.

A government or defense customer operating in remote or degraded environments may require resilient communications that do not depend solely on terrestrial networks. In such a scenario, WISeSat’s future satellite infrastructure could support secure field communications, trusted device authentication and resilient connectivity between deployed teams, command functions and mission-support systems. WISeSat’s role would be to provide the orbital and ground infrastructure layer, while the broader WISeKey and SEALSQ ecosystem could contribute trusted identity, secure elements and post-quantum cryptographic protection.

2. Critical Infrastructure and Industrial Systems

Selected industrial use cases remain relevant where terrestrial connectivity is limited or unavailable and where secure identification, authentication and data integrity are important. These may include infrastructure monitoring, remote asset supervision and mission-critical field communications.

Operators of critical infrastructure, such as energy, transport or other remote industrial assets, may require secure telemetry and authenticated communications in locations where terrestrial coverage is limited, intermittent or unavailable. In such cases, WISeSat’s space-based infrastructure could support the secure transmission of field data, equipment status and alerts from remote assets back to authorized control environments. The value proposition in this scenario is not limited to connectivity. It also includes device authentication, data integrity and trusted communications for infrastructure where resilience and cybersecurity are increasingly important.

3. Secure Device-to-Device and Field Communications

WISeSat sees growing relevance in secure communications devices and hybrid architectures combining existing constellations with Swiss-rooted security and cryptographic layers. This is particularly relevant for government, security-force and enterprise environments requiring resilient non-terrestrial communications.

WISeSat is exploring a user-segment concept involving a pocket-sized communication device designed to connect through non-terrestrial networks while embedding Swiss-rooted security and post-quantum cryptographic technologies. Such a device could be used by enterprise, government or security users requiring mobile communications outside conventional coverage areas. This type of architecture could combine existing constellation access with a secure cryptographic layer at the device level, while preparing for later integration with WISeSat’s own future sovereign constellation resources. It is intended as a practical bridge between today’s addressable market needs and WISeSat’s longer-term orbital infrastructure strategy.

4. Digital Trust, Authentication and Selected Transaction Services from Orbit

WISeSat’s integration with the broader WISeKey, SEALSQ and SEALCOIN ecosystem provides a specialized advantage in authenticated machine-to-machine communication, secure digital identity and selected transaction-related proof-of-concept applications supported by space-based infrastructure.

In certain environments, connected devices must do more than exchange data; they must also authenticate themselves, execute trusted interactions and support automated machine-to-machine interactions. In this type of scenario, WISeSat’s orbital infrastructure could provide a secure space-based layer supporting authenticated digital interaction between devices, sensors or connected assets. Combined with the broader WISeKey, SEALSQ and SEALCOIN ecosystem, such use cases may extend beyond communications into trusted identity, secure transaction validation and selected tokenized service models. This remains an early-stage proof-of-concept area and is not currently WISeSat’s principal commercial business.

5. European and Swiss New Space Ecosystem Enablement

Over time, WISeSat also intends to serve as a modular in-orbit platform through which selected third-party technologies, subsystems or payloads may gain flight heritage and validation in a secure operational environment. This role is increasingly relevant as WISeSat moves toward larger future platforms under the QSOC-related roadmap.

As WISeSat develops more capable future platforms, WISeSat intends to create opportunities for selected third-party technologies, subsystems or payloads to be tested and validated in orbit. In this scenario, WISeSat would act as a modular in-orbit infrastructure through which selected Swiss and European space technologies, subsystems or payloads could gain flight heritage, accelerate development cycles and demonstrate their performance in an operational environment. This use case supports WISeSat’s ambition not only to build its own infrastructure, but also to contribute to a broader Swiss and European New Space ecosystem around sovereign and secure space capabilities.

6. Selected IoT and D2D Connectivity Applications

Although WISeSat no longer presents itself principally through broad consumer or utility-style verticals, selected IoT and D2D applications remain part of WISeSat’s addressable market where they require secure connectivity, trusted identity and remote access. Such applications may include telemetry from remote assets, authenticated device messaging, and connectivity in locations where terrestrial networks are unavailable, unreliable or insufficiently secure.

These applications are not expected to be limited to commodity connectivity. WISeSat’s focus is on use cases where the security, identity and resilience characteristics of WISeSat’s platform are material to the customer’s requirements.

e. Manufacturing and Raw Materials

WISeSat has a relationship with WISeKey for software development tools to support the design, development, simulation and verification of new chip enhancements. WISeSat currently does not have long term supply contracts with most of its other third party vendors, and WISeSat negotiates pricing with its main vendors on a purchase order-by-purchase order basis. The majority of WISeSat’s chips are designed to be compatible with WISeSat by proprietary tailoring or design from SEALSQ.

The current global shortage in semiconductor and electronic components, resulting mainly from macro trends such as strong demand for high performance computing, has resulted in increases in their prices. However, WISeSat believes its relationship with SEALSQ limits WISeSat’s exposure to an increase of chip prices other than from macro trends.

WISeSat does not manufacture satellites internally. WISeSat’s planned satellite infrastructure strategy depends on third-party satellite manufacturers, launch service providers, ground-segment providers, secure semiconductor providers, software providers and other industrial partners for the supply, launch, commissioning, operation and support of satellites and related ground-segment capabilities.

WISeSat’s model is designed to preserve WISeSat’s role as the owner or primary-interest holder and operator of the relevant space and ground infrastructure, while relying on specialist partners for manufacturing, launch, technical integration, regulatory support, mission-control software and selected operational capabilities. WISeSat’s ability to execute this strategy will depend on WISeSat’s ability to enter into definitive agreements with such partners, secure financing, obtain regulatory approvals, launch and commission satellites successfully, and develop customer demand for secure space-infrastructure services.

Rather than for deployment of WISeSat’s planned constellation of up to 100 LEO satellites by 2029 – 2033, WISeSat plans to either purchase satellites or use satellites manufactured by FOSSA or third parties.

f. Competitors and Customers

Competition

WISeSat believes its competitive positioning derives from the combination of space infrastructure, Swiss-rooted governance, cybersecurity, digital identity and post-quantum security capabilities within the broader WISeKey and SEALSQ ecosystem.

WISeSat operates in a highly competitive and dynamic market and competition from new entrants and new satellite-based offerings is increasing in response to significant growth opportunities in WISeSat’s industry. WISeSat and many of its competitors are growing their capabilities with launches of satellite offerings in LEO. Each of these offerings have different capabilities and represent varying value propositions and strategic focus areas across a variety of target markets and applications.

Technology innovations have facilitated the production of more capable and cost-effective space-based infrastructure, enabling operators to offer an improved customer value proposition with more value for money, higher data rates, better performance, greater flexibility, and scalability to quickly expand into previously unconnected markets and geographies. In turn, many of these innovations are delivering profitable growth and attractive return on investment prospects for WISeSat’s industry. At the same time, the sector is seeing consolidation among incumbent satellite operators where there is a logic to increasing scale, unlocking operational efficiencies, optimizing capital expenditures, improving return on investment, and delivering better services for customers. Satellite operators are also seeking to get closer and more integral to customers in their target market segments through vertical integration initiatives, which are similar to WISeSat’s own vertical or affiliate integration with semiconductor technology provided by SEALSQ and services provided by WISeKey.

WISeSat’s competitors include other satellite operators operating in various orbits, such as Starlink, Viasat-Inmarsat, Eutelsat OneWeb, EchoStar and its subsidiary Hughes, and Telesat, as well as many national and regional operators.

WISeSat’s Customers

WISeSat’s historical revenue has been derived from a limited number of customers and counterparties associated with the Swiss Government and its related agencies, including RUAG-funded engineering and armasuisse-funded research projects. WISeSat expects that its future customer base may include government, defense, critical-infrastructure, enterprise and related-party ecosystem customers requiring secure satellite infrastructure, trusted identity, secure communications, telemetry, selected IoT/D2D connectivity and quantum-resilient-ready capabilities. SEALSQ is expected to be an important potential customer and technology partner in connection with the contemplated QSOC-related capacity model, subject to definitive agreements, technical validation, financing, launch cadence, regulatory requirements and customer demand.

The structure of WISeSat’s contracts with customers varies based on the needs and preferences of WISeSat’s individual customers. For example, while WISeSat may enter into agreements with some customers that cover the whole life cycle of a project, from the definition of requirements to the development and delivery of a system, at the outset of the engagement, other customers may prefer a phased approach, placing a contract with WISeSat for an initial product demonstration, followed by a second phase for the delivery of a commercial-ready product. Accordingly, the length and nature of WISeSat’s contracts vary across WISeSat’s customer base.

WISeSat is focused on attracting new customers and expanding its relationships and revenue with existing customers, which WISeSat believes will be driven by WISeSat’s ability to continue to improve its technologies and systems that make its offerings compatible with the latest advances in satellite-enabled communication.

WISeSat’s commercialization efforts are at an early stage. Historically, WISeSat has focused on developing and validating its technology and deploying the initial satellites and ground infrastructure. As a result, revenue generated to date has been limited and not yet reflective of the recurring service revenues WISeSat expects to generate as it scales commercial deployments. A significant portion of WISeSat’s net revenue has historically been generated by a limited number of customers.

g. Regulatory and Spectrum Matters

General regulatory and spectrum matters

WISeSat’s business is subject to a range of space, telecommunications, spectrum, export-control and national-security regulatory requirements. These requirements may apply at the satellite, payload, ground-station, user-terminal and service levels, depending on the jurisdiction, technical architecture, frequencies used, service model and location of customers or ground infrastructure.

WISeSat’s current and contemplated technical architecture is expected to use, among other things, UHF and S-band communications for satellite, ground-station and user-segment connectivity. The use of these frequencies may require national telecommunications authorizations, spectrum filings, coordination through the International Telecommunication Union, or ITU, authorizations for earth stations or user terminals, and compliance with applicable space-object registration and space operations requirements. Where WISeSat or its partners provide services in, from, or into the United States, or use U.S.-licensed satellites, ground stations, equipment or market access, Federal Communications Commission, or FCC, authorizations or other approvals may be required.

For missions operated through third-party satellite or launch partners, certain regulatory filings, frequency rights, launch authorizations, space-object registrations or operating authorizations may initially be held or managed by such partners. Following any handover or transfer of operational responsibility, WISeSat may be required to obtain, maintain or assume responsibility for applicable licenses, permits, authorizations or registrations before operating or exploiting the relevant satellite or ground infrastructure. WISeSat’s failure, or the failure of its partners, to obtain or maintain required authorizations could delay satellite deployment, restrict operations, limit the services WISeSat can offer, increase costs or require changes to WISeSat’s technical or commercial model.

WISeSat also may be subject to export-control, sanctions, cybersecurity, data-protection, defense-procurement and national-security rules in the jurisdictions in which WISeSat or its partners operate. These rules may affect WISeSat’s ability to procure components, integrate payloads, transfer technology, operate satellites, provide services to certain customers, or disclose technical information to partners or investors.

Spacecraft operations authorizations

WISeSat’s planned satellite-based D2D, IoT connectivity and related satellite infrastructure services rely on the use of radio frequency spectrum and are therefore subject to international spectrum coordination and national telecommunications authorizations. International spacecraft frequency use is coordinated through the International Telecommunication Union, or ITU, under the ITU Radio Regulations. The ITU process is conducted through national administrations rather than directly by satellite operators. In Switzerland, the relevant national telecommunications regulator is the Swiss Federal Office of Communications, or OFCOM/BAKOM.

Based on its current operating plan, WISeSat expects that its planned satellite network will require two ITU filings: an API/A filing for spectrum not subject to coordination and a CR/C filing for spectrum subject to coordination. At the national level, WISeSat expects to require authorizations for one or more ground stations used to communicate with and control the network in Switzerland, and, where applicable, authorizations for end-user devices in Switzerland and/or deployed in jurisdictions where WISeSat provides D2D or IoT connectivity services (“market access”). Additional regulatory requirements may apply in other jurisdictions where WISeSat operates ground stations, controls satellites, provides radio-based services or deploys end-user devices.

For the initial deployment phase, WISeSat expects that certain filings, spectrum rights or authorizations may initially be held or managed by FOSSA Systems, the satellite manufacturer and mission partner, or other relevant mission partners, and that WISeSat may rely on such filings, rights or authorizations where permitted by the relevant regulators until WISeSat’s own filings and authorizations are sufficiently advanced or granted. The Company notes that use of certain filings, spectrum rights, or authorizations not held by WISeSat during the initial deployment phase would be for those filings, spectrum rights, or authorizations that are relevant only for the control of the network, but not the provision of services to end-user devices. WISeSat has begun work on its own filings and authorization process through Switzerland (OFCOM/BAKOM). There can be no assurance that WISeSat will obtain all required filings, authorizations or approvals within the expected timeframe, or at all.

Regarding the UN Register of Objects Launched into Outer Space, Switzerland does not currently maintain a local registry, and thus cannot facilitate entries in this UN Register. Until such time as a national registry is established, WISeSat will request an official communication from the Swiss Space Office affirming the Swiss identity of its planned satellite platforms. As soon as the Registry is established, WISeSat will seek the registration of the satellite platforms to the UN Register with Switzerland as the State of Registry.

WISeSat does not currently intend, through at least December 2027, to operate from, provide D2D or IoT connectivity services into, or seek market access in, the United States. Its near-term commercial and operational focus is expected to remain in Europe, and potentially the Middle East and Asia. Accordingly, based on WISeSat’s current operating plan, WISeSat does not currently expect to require licenses or market access approvals from the U.S. Federal Communications Commission, or FCC, for its initial deployment phase. If WISeSat’s plans change and it seeks to provide services into the United States, operate U.S.-based earth stations, use U.S.-licensed spectrum rights, or otherwise engage in activities subject to U.S. satellite communications regulation, WISeSat may be required to obtain FCC licenses, market access approvals or other authorizations before commencing such activities.

Switzerland is also in the process of developing a Federal Act on Space Operations, which is expected to introduce a national authorization and supervision framework for space operations, including the operation and control of satellites. Based on information currently available to WISeSat, the Swiss Federal Act on Space Operations is not expected to enter into force before the initial deployment phase of WISeSat’s planned operations. If and when such legislation becomes effective, WISeSat may be required to obtain additional Swiss space operations authorizations and comply with related requirements, including requirements relating to technical capability, safety, environmental considerations, liability and insurance.

Regarding the Regulation of the European Parliament and of the Council on the Safety, Resilience, and Sustainability of Space Activities in the Union (EU Space Act), based on WISeSat’s regulatory advice received by management, this new instrument will impose certain requirements on non-EU entities providing space operation services or space-based data within the Union. If WISeSat’s plans include to provide space-based data specifically into EU Member States’ territories, WISeSat may be required to perform the necessary registration and respect the necessary requirements before commencing such activities. However, at time of submission the EU Space Act remains in deliberation and is not expected to enter into force until 2030.

Data Privacy and Cybersecurity

In the ordinary course of WISeSat’s business, WISeSat collects, uses, transfers, stores, maintains and otherwise processes certain sensitive and other personal information regarding WISeSat’s employees, customers and service providers that is subject to complex and evolving laws, regulations, rules, and standards regarding data privacy and cybersecurity. Internationally, many jurisdictions have established their own data privacy and cybersecurity legal frameworks with which WISeSat may need to comply. For example, WISeSat is subject to laws regarding the protection, privacy and security of personal information, such as the Swiss Federal Act on Data Protection (Bundesgesetz über den Datenschutz of 2020, as amended) (the “Federal Data Protection Act” or “FADP”) and Regulation (EU) 2016/679 (General Data Protection Regulation, or “GDPR”), and expects the regulatory landscape to continue to evolve. Data protection laws may impose restrictions on data practices which may necessitate changes to WISeSat’s operations, impact operational efficiency, prevent the application of certain marketing and sales initiatives and result in increased regulatory and compliance costs. Also, compliance with data privacy laws has become more complex and compliance costs have increased significantly and may continue to do so. These data privacy laws require covered businesses to comply with rules regarding the processing of personal data, including its use, protection and the ability of persons whose personal data is processed to access, to correct or delete personal data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of annual worldwide turnover. Further, the GDPR includes certain limitations and stringent obligations with respect to the transfer of personal data from the EU to certain third countries (including the United States).

Any failure or perceived or inadvertent failure by WISeSat to comply with existing or new laws, regulations, rules, and standards regarding data privacy or cybersecurity could harm WISeSat’s reputation, distract WISeSat’s management and technical personnel, increase WISeSat’s costs of doing business, adversely affect the demand for WISeSat’s products, and ultimately result in the imposition of liability.

III. The SEALCOIN Platform and QAIT Token

SEALCOIN enables autonomous AI-to-AI, Device-to-Device and Agent-to-Device transactions, secured by embedded secure elements, elliptic curve cryptography (ECC), and blockchain integration.

In generic terms, SEALCOIN uses the technology inside a semiconductor’s device, the Secure Element, to validate and verify a transaction. The Secure Element embedded in the device protects the private key and the certificate representing the device’s unique identity. The key is using the same elliptic curve cryptography (ECC) used on a Decentralized Ledger Technology (DLT) and therefore the device can simultaneously authenticate and sign a transaction on the chain.

The architecture can be described as follows:

•        Secure Identity: Devices are provisioned with a digital certificate protected in a tamper-resistant secure element.

•        On-chain Authorization: Devices sign transactions directly with private keys, verifying identity and data integrity.

•        Ledger Transparency: Transactions are immutably stored on a Decentralized Ledger Technology (DLT) network.

•        Smart Contracts: Pre-defined, self-executing agreements orchestrate interactions across the ecosystem.

This architecture enables M2M deployments that eliminate intermediaries in automated service exchanges, providing transparency, scalability, and cryptographic security. SEALCOIN is building a scalable ecosystem designed with future ready components, leveraging open-source innovation to enable seamless SDK & API connectivity for full interoperability across IoT networks. As development progresses, AI agents will optimize transactions and monetization, empowering businesses and developers to integrate, scale, and thrive in a secure, efficient, and decentralized IoT economy.

a. SEALCOIN Platform integrating WISeKey’s assets for Machine-to-Machine transactions

The QAIT token remains central to the SEALCOIN platform, underpinning both its economic and security infrastructures. The QAIT token is issued and governed independently by the Switzerland-based QAIT Association, which is responsible for the token economy and governance framework. SEALCOIN serves as the technology platform that utilizes the token for transaction-related functions within its ecosystem. The PoSy framework has continued to structure the token’s dual role as a governance and operational asset, enabling both secure device onboarding and transactional settlement within the ecosystem.

1. Core Utility Functions

QAIT tokens function as digital access credentials for the SEALCOIN platform. They are locked into smart contract-governed pools to enable:

•        Secure onboarding and authentication of IoT devices and AI Agents;

•        Prevalidation of devices to ensure compliance with minimum security standards;

•        Allocation of access slots for devices based on the quantity of tokens locked.

The locking mechanism ensures alignment between network trust, device identity, and token commitment. Higher lock ratios (number of tokens/number of devices in a given pool) correlate with higher capacity and trust within the network.

2. Decentralized Payment Instrument

QAIT tokens serve as a medium of exchange for:

•        AI-to-AI, Device-to-Device and Agent-to-Device transactions between platform users;

•        Payments to access platform-level services (e.g., energy analytics, predictive services);

•        Settlement of fees within PoSy pools, with embedded smart contract-based routing.

Each transaction contributes a portion of the transferred value to the PoSy pool that originally validated and secured the device, creating a self-sustaining economic incentive structure.

3. Pool-Based Incentive Distribution

Participants locking tokens in PoSy pools are rewarded based on:

•        The number of active devices under their pool;

•        The volume and frequency of transactions;

•        Contribution to ongoing security and reliability enforcement.

Rewards are paid out from a network-level Security Reward Pool and are subject to periodic distribution schedules. Pools with better performance metrics and higher locked volumes are granted increased operational privileges.

4. Governance Participation

Governance rights are proportional to the amount of QAIT locked, reinforcing long-term alignment and responsible participation. Token holders may propose and vote on key ecosystem updates, validator criteria, and economic parameters.

5. Compliance and Risk Mitigation

Malicious or inactive devices trigger penalties, including slashing of locked tokens. This economic deterrent mechanism ensures ongoing compliance, discourages fraudulent behavior, and reinforces trust in decentralized onboarding.

b. Strategic Developments

In 2025, SEALCOIN evolved from initial platform exposure and framework definition to advanced infrastructure capabilities. Key priorities included optimization, long-term security, and AI-driven transactional use cases.

The SEALCOIN beta was launched in 2025 at the World Economic Forum in Davos (January 2025), providing partners with early access to decentralized functionalities including device onboarding, transaction execution, and service orchestration. This was followed by the introduction of the PoSy framework (April 2025), enabling secure and scalable device onboarding through cryptographic identity, flexible governance via participation in device pools, and interoperability across t-IoT networks with privacy-by-design principles.

Subsequently, SEALCOIN resubmitted its whitepaper to FINMA in April 2025, which confirmed the token’s classification as hybrid, supporting both utility and payment functions. This reinforced regulatory positioning and clarified the token’s role within the ecosystem. In parallel, the platform expanded its infrastructure with the introduction of marketplaces, fleets, and pools, enabling modular and scalable deployments across industrial, mobility, and smart city environments.

A satellite proof-of-concept (PoC) with WISeSat and FOSSA was successfully carried out in April 2025, demonstrating secure machine-to-machine communication via low Earth orbit satellites, including signed IoT transactions from off-grid devices and blockchain-based settlement via Hedera. This milestone included the first satellite-enabled microtransaction using SEALCOIN.

The token was also rebranded from TIOT to QAIT, reflecting its positioning around quantum-grade security, artificial intelligence integration, and transactional settlement. An independent security audit conducted in Q1 2025 confirmed the absence of critical vulnerabilities and validated core infrastructure robustness, while identifying optimization areas such as header hardening and DoS mitigation. By the end of the second quarter of 2025, the platform reached production readiness. On May 29, 2026, WISeKey announced that QAIT had become available for trading on May 28, 2026 on cryptocurrency exchanges including Binance, KuCoin, Gate.io and MEXC. The availability of QAIT represents a further step in the development of the SEALCOIN ecosystem, within which QAIT is intended to support the platform’s transaction-related functions and broader objective of enabling trusted, autonomous interactions among connected devices, AI agents and other digital actors.

In the second half of 2025, SEALCOIN extended its technological capabilities further. A third satellite PoC with WISeSat advanced the architecture from satellite-assisted relay to satellite-native transactional participation, where satellites act as autonomous economic actors capable of storing, selling, and delivering data. This included secure transaction relay, hardware-backed data protection via embedded secure elements, and end-to-end encrypted delivery to authenticated devices.

The platform also underwent significant improvements to reduce its agent footprint and increase modularity. These changes lowered binary size and memory consumption while decoupling core components — security, transaction signing, and orchestration. As a result, the platform can now be deployed on constrained IoT hardware, microcontrollers, and low-power edge devices, expanding the addressable market.

Additionally, SEALCOIN introduced AI agent and API-based transactional workflows, allowing autonomous agents to authenticate, negotiate, execute, and settle transactions within defined policy constraints. This supports use cases such as automated procurement, inventory management, and service acquisition via APIs, extending the platform beyond physical IoT devices to digital autonomous actors.

Finally, SEALCOIN aligned its platform with WISeKey’s post-quantum security roadmap, ensuring compatibility with post-quantum-ready secure elements and cryptographic primitives for identity, transaction signing, and long-term data integrity, strengthening its suitability for mission-critical and long-lived deployments.

c. Looking Ahead

As SEALCOIN transitions to production, strategic focus areas include:

-        Enterprise adoption across energy, automotive, and telecom sectors;

-        Integration with AI and compute providers for real-time bidding and orchestration;

-        Continued regulatory collaboration and sandbox pilots; and

-        Expansion of node infrastructure and global fleet activation.

d. Conclusion

SEALCOIN is building the technological and operational foundations to lead the evolution of decentralized autonomous economies, with regulatory frameworks continuing to develop. With the QAIT token, PoSy framework, and secure device infrastructure continuously evolving and being enhanced, the platform is poised to activate the next frontier of the machine economy — where trust, autonomy, and cryptographic certainty will define a new economic model.

IV. The Trust Services Vertical: WISeID

WISeID is the vertical business unit of WISeKey that unified WISeKey’s joint activities related to Public Key Infrastructure, Digital Identity, Corporate Trust Center and development and delivery of PKI solutions and services for people, applications and objects.

As a provider of digital identities and security services, WISeID offers solutions to protect electronic transactions and data in multiple use cases.

a. Root of Trust Operations

WISeKey, through its WISeID Trust Services vertical is responsible of the hosting, operation, compliance and commercial services delivery under the Trusted Roots of the OISTE Foundation. This has been enriched in 2025 with a new set of Roots that address the new needs of the PKI ecosystem, such as stronger encryption, automation and crypto-agility.

a. Milestones for 2025

Optimization of the “Unified Trust Center”

WISeID’s Trust Services vertical is comprised of a full range of managed cloud services to enable trusted and verified digital identities. In 2025, WISeID delivered milestones such as the optimization of its “Unified Trust Center.” WISeKey keeps evolving and improving its High Security Trust Center, which serves as the foundation to deliver trust services both internally, serving the needs of SEALSQ (PKI for IoT) and other initiatives of WISeKey, and externally, serving global customers. This Unified Trust Center brings greater advantages to the Group, such as cost reduction and unified high-security practices.

Expansion of the Managed PKI customer base

WISeKey has significantly expanded its business related to Transport Layer Security (TLS, a widely adopted security protocol designed to facilitate privacy and data security for communications over the internet) and Personal Digital Certificates, with higher footprint in regions such as APAC, thanks to a key channel agreement.

Improvement of the WISeID platform for personal digital identity

WISeID is now recognized as a fully-fledged solution for personal identity, which has been adopted by the Government of Seychelles as its National ID platform. WISeID has been enriched with new features such as Document Signing, and is evolving to add Web 3.0 capabilities, such as Distributed Identity.

WISeID is present in the relevant PKI consortiums (such as the CAB/Forum and the PKI Consortium) with active participation in shaping the new compliance requirements and evolution towards post-quantum cryptography, ensuring the alignment of WISeKey’s Trust Services with the latest standards.

b. Use Cases

SeyID: National ID for Seychelles

In 2024 WISeKey successfully expanded the capabilities of SeyID, including the introduction of a “Document Wallet” feature, which allows Seychellois citizens to receive official documents issued by the Government, such as birth certificates or vaccination proofs, in digital format, from the “SeyID App”, eliminating the need to carry the physical documents in their daily activities.

TLS Business: CertifyID TLS Manager

In 2024 WISeKey enhanced its capabilities thus becoming an incumbent player in the business around TLS (SSL) certificates. A new platform allows the delivery of B2B services, such as “Managed PKI” services, attending the needs of both large consumers and resellers.

V. The Secure NFT Platform Vertical in Arts and Luxury: WISe.ART

WISe.ART is a fully-fledged digital asset marketplace leveraging NFT-technology, designed to connect major players in the arts industry. In 2025, WISe.ART migrated to a new more user-friendly V3 Web 3.0 platform, enhanced with several new features for both artists and collectors, the most important one being that WISe.ART is now smart phone friendly (i.e., users can create profiles, connect their wallet, upload and acquire NFTs with their phones). This latest state-of-the-art version is expected to grow its community of international artists and collectors further, starting from over 3,000 works and a total art value estimated at close to $35 million. As the first platform to offer phygital packages since inception as well as being active in fundraising for worthy global causes, WISe.ART believes to be part of the trend setters as the rest of the Web 3.0 environment is now also focusing on these two matters.

WISe.ART strives to deliver white-glove support to those who have entrusted the platform with their art and valuables, and to meet with collectors to accompany them in their art choices. With the V3 version now available WISe.ART has already signed up new artists who chose to select HEDERA as their preferred blockchain for their uploads.

Users also greatly value the ability to import pre-minted NFTs from other platforms. With the winding down of marketplaces like Makersplace WISe.ART has received several enquiries from artists and collectors to consolidate their portfolios on WISe.ART.

Publicly, WISe.ART continued to increase its structured visibility on social media and contributed to many public events locally and throughout Europe such as ArtGeneve, ONUART, NFC Lisbon, MonacoOne, Montreux Jazz Crypto event.

a. About WISe.ART

WISe.ART is a comprehensive multi-blockchain secured marketplace designed to connect all actors involved in the fine arts and luxury industry.

WISe.ART aims to revolutionize the art world by combining cutting-edge technology with the timeless beauty of artistic expression.

In 2025, most of the Web 3.0 workers are returning to physicality and WISe.ART is well positioned in that it has always promoted this since inception to Corporate and Private Foundations, Museums, artists and collectors.

Key features of WISe.ART include:

-        Digital Certificates of Authenticity (NFTs):    WISe.ART’s unique concept of a digital certificate of authenticity represented as a non-fungible token (NFT). These NFTs live forever on the blockchain, unchanged and unchallengeable, serving as proof of the buyer’s ownership of a specific piece of art.

-        Authenticated and Signed Digital Assets:    WISe.ART ensures that each digital asset is authenticated and signed, creating an irreversible link to the physical object. This process provides proof of ownership, provenance, and contracts outlining future use and monetization streams.

-        Linking Digital Assets to Physical Objects:    The NFTs not only represent the digital asset but also link it irreversibly to a physical object, enhancing transparency and trust in the art market and the UNHNI community. This offer is growing globally throughout the Web 3.0 community. With its V3 WISe.ART is now able to offer immediate tokenization of proof of ownership certification for every physical asset. WISe.ART believes to be the first to offer this service to potential collectors.

-        WISe.ART’s innovative IoT pending developments ensure that it is currently writing a unique luxury lifestyle AI language for ultra-high-net-worth individuals (“UHNWI”) to privately consolidate dreams, needs and ideas into a personalized intelligent agent for convenience and security.

b. WISe.ART User Base

WISe.ART is accessible to a diverse audience within the arts and luxury industry. Key groups that could benefit from using WISe.ART include:

•        Artists and Creators:    WISe.ART provides a user-friendly anonymous platform for artists and creators to showcase their work, create digital certificates of authenticity (NFTs), and link their digital assets to physical objects. Artists can leverage this technology to protect their intellectual property and establish provenance.

•        Collectors and Buyers:    Art collectors and buyers can use WISe.ART to verify the veracity of the artworks they acquire. The NFTs serve as irrefutable proof of ownership and can enhance the value of their collections over time.

•        Galleries and Museums:    Institutions in the art world can collaborate with WISe.ART to tokenize their collections, create NFTs for artworks, and ensure transparency in transactions. This technology can revolutionize how galleries and museums manage and display art.

•        Auction Houses and Dealers:    Auction houses and dealers can integrate WISe.ART into their processes to verify provenance and track artworks. The secure NFTs provide peace of mind to both sellers and buyers during auctions and sales.

•        Logistics and Insurance Companies:    By using digitalized certification, responsibility can be spread more evenly as items can be tagged and recognized with a simple scan. Collected Data about each piece can be processed, and the information cannot be altered nor tampered with.

•        Art Enthusiasts and Curators:    Anyone passionate about art can explore WISe.ART’s marketplace, discover new artists, and engage with the art community. Curators can curate digital exhibitions and promote emerging talents. The community, which continues to grow on social media, allows multiple protagonists to exchange and interact, building a more stable way of collecting art.

c. WISe.ART 2025 Highlights

ArtGeneve Art Week 2025 — WISe.ART was invited to join Espace_L with a project by NacocaKo about augmented reality in the Swiss waterway system. During the week, artists Yan Balestra, Isabelle Wachsmuth and Dorian Gray performed in multiple venues promoting WISe.ART with their art works.

Paris AI Film Awards — WISe.ART was invited to be part of the jury and previewed some 80 short films. In exchange, it received prominent signage opportunities throughout this international event.

ONUART at the Civilisations Room — AI and Human Rights were discussed and WISe.ART presented Devy Man, winner of the 2023 AI Film Award, Founder of the AI International Film Festival and Dorian Gray who presented his 20versionsong.com AI project and performed live in front of the Chinese delegation — Guest of Honour for the occasion. As a result, WISe.ART was invited to be part of the jury for the Youth Film Awards in New York later in the year.

Ylan Anoufa “Bears” partnership with Millenium Hotels — Ylan uploaded privately 100 NFTs to be gifted to the UHNW clients of the Hotel chain worldwide. This is the first edition and if successful, the hotel management plans another 9900 NFTs throughout the years to come.

NFC Lisbon — WISe.ART Artist Faben was invited to have a booth to present his AI assisted Holographics. WISe.ART welcomed the opportunity to speak at the event and present the WISe.ART platform.

OneMonaco — WISe.ART artists Faben and Devy Man proudly represented the WISe.ART enhanced new platform at the first edition of this new event during the Monaco Art Week.

Crypto Jazz Event Montreux — WISe.ART was invited to moderate the panel on AI and Music. On this occasion WISe.ART presented Dorian Gray who performed live to an audience expert in the music and crypto environment.

Mayte Spinola Gold Medal Awards - For the second time, WISe.ART and Grupo Pro Arte y Cultura presented the 2025 Annual Mayte Spinola Gold Medals Awards in Madrid and the Cosmic Christ art piece by Mayte Spinola was tokenized from space with the help of the WISeSat project. This event received extensive coverage in the Spanish media and was attended by several UHNWI.

d. WISe.ART Outlook

The entire WISe.ART team looks forward to growing its community of users and raising funds for charitable causes while continuing to follow the trends and remain at the forefront of technology implementing WISeKey’s security protocols and working hand in hand with the Group’s production partners like SEALCOIN and WISeSat.

Organizational Structure

WISeKey International Holding AG is the holding company of the WISeKey Group.

The chart below contains a summary of WISeKey’s organizational structure and sets out its subsidiaries, associated companies and joint ventures as at December 31, 2025. Although not all of WISeKey’s subsidiaries are wholly-owned, all of them are assessed as being under its control.

As at December 31, 2025, WISeKey’s main operating subsidiaries were SEALSQ France SAS and IC’Alps SAS domiciled in France, and WISeKey SA, domiciled in Switzerland:

Company Name	Country of Incorporation	Percentage Ownership as at December 31, 2025
WISeKey SA	Switzerland	95.75%
SEALSQ France SAS	France	6.78	%*
IC’ALPS SAS	France	6.78	%*

____________

*        WISeKey owns 99.99% of the F shares of SEALSQ Corp and 3.13% of the ordinary shares of SEALSQ as of December 31, 2025. SEALSQ Corp is the parent of SEALSQ France SAS and IC’ALPS SAS.

Property, Plant, and Equipment

WISeKey’s corporate headquarters are located in Geneva, Switzerland. The principal office for its Swiss and international operations, which is also its registered office, is located in Zug, Switzerland.

As of December 31, 2025, the net book values of tangible fixed assets were as follows:

As at December 31, 2025
Asset category	Net book value (USD millions)
Buildings and leasehold improvements	0.2
Machinery & equipment	3.3
Office equipment and furniture	0.1
Computer equipment and licenses	0.2
Total tangible fixed assets	3.8

WISeKey does not own any facility and its group companies have entered into lease arrangements for the premises in which they operate. The following table sets forth WISeKey’s most significant facilities as at December 31, 2025:

Location	Size of Site (in m2)		Use of the Property
Meyreuil, France	1,498	*	Research & development, sales & marketing, administration.
Grenoble, France	1,106	*	Research & development, sales & marketing, administration.
Toulouse, France	1,322	*	Research & development, sales & marketing, administration.
Geneva, Switzerland	854	*	Head office administration, sales & marketing and data center.

____________

*        excluding parking spaces

Legal Proceedings

The Company is not involved in any legal proceedings.

Exchange Controls

There are currently no exchange controls restrictions in effect in Switzerland

Change in Registrant’s Certifying Accountant

None.

MANAGEMENT

In this section, any references to “WISeKey,” the “Company,” “we,” “our” or “us” generally are to WISeKey CH prior to the Merger and WISeKey BVI following the Merger, unless context otherwise requires. The directors and senior management of WISeKey CH will be the same of WISeKey BVI following the Merger.

Directors and Senior Management

The following table sets forth the name, date of birth and functions of WISeKey’s non-executive and executive directors, and its senior management as at the date of this prospectus. Unless otherwise indicated, the current business address for each director and member of senior management is General-Guisan-Strasse 6, 6300 Zug, Switzerland. WISeKey’s non-executive and executive directors are elected annually and individually as a matter of law by the shareholders at each Annual General Meeting of the shareholders for a term extending up until the following Annual General Meeting of the shareholders. The last Annual General Meeting of the shareholders was on June 29, 2026.

Name	Date of birth	Functions in WISeKey
Non-Executive Directors
Andrew Forson	May 15, 1975	Independent non-executive Board Member
Philippe Doubre(2)	March 24, 1935	Independent non-executive Board Member
David Fergusson(1)(2)	August 15, 1960	Independent non-executive Board Member
Jean-Philippe Ladisa(1)	August 1, 1963	Independent non-executive Board Member
Philippe Monnier	June 8, 1961	Independent non-executive Board Member
Peter Ward	January 5, 1952	Non-executive Board Member
Executive Directors
Carlos Moreira(3)	September 1, 1958	Chairman of the Board of Directors, Founder and Chief Executive Officer
John O’Hara(3)	April 15, 1977	Board Member and Chief Financial Officer
Senior Management
Pedro Fuentes Perez	November 12, 1969	Chief Security Officer
Loïc Hamon	July 17, 1971	Chief Operating Officer of SEALSQ USA
David Levinger	March 21, 1973	Business Development Manager for WISeSat
Jonathan Llamas	April 23, 1981	Vice-President DeFi
Andreas Moreira*	August 11, 1993	Chief Innovation Officer
Nathalie Verjus	February 19, 1975	Company Secretary and Financial Planning & Reporting Manager
Bernard Vian	March 22, 1967	General Manager of SEALSQ France

____________

(1)      Member of the Audit Committee

(2)      Member of the Nomination and Compensation Committee

(3)      Member of the Strategy Committee

*        Andreas Moreira is the son of Carlos Moreira.

Biographies

Directors

Carlos Moreira, Founder, Chairman of the Board of Directors and CEO of WISeKey, Chairman of the Board of Directors and CEO of SEALSQ, UN Expert on CyberSecurity and Trust Models for the International Labor Organization (ILO), the United Nations (UN), United Nations Conference on Trade and Development (UNCTAD), the World Trade Organization (WTO) and International Trade Centre (ITC), the World Bank, the United Nations Development Program (UNDP) and the Economic and Social Commission for Asia and the Pacific (ESCAP) from 1983 to 1998. A recognized early-stage pioneer in the field of digital identity, Mr. Moreira was also Adjunct Professor of the Graduate School of Engineering Royal Melbourne Institute of Technology (RMIT) from 1995 to 1999 and Head of the Trade Efficiency Lab at the Graduate School of Engineering at RMIT. In 1999, Carlos Moreira founded the Geneva-based online data security firm WISeKey SA. Carlos Moreira is a member of the UN Global Compact, member of the World Economic Forum’s Global Agenda Council, founding member of the World Economic Forum for Global Growth Companies, World Economic Forum (“WEF”) New Champion 2007 to 2016, Vice Chair of the World Economic Forum Global Agenda Council on Illicit Trade 2012/15, member of the Selection Commit-tee for the WEF Growth Companies, founder and board member of Geneva Security Forum SA, member of the New York Forum, founding member of the “Comité de Pilotage Project E-Voting” of the Geneva Government, member of The Blockchain Research Institute, founder of the Blockchain Center of Excellence in 2019, member of Blockchain Advisory Board of the Government of Mexico, and founding member of TrustValley. Mr. Moreira was also a member of the WEF Global Agenda Council on the Future of IT Software & Services in 2014-2016. Mr. Moreira is also a member of the foundation board of the OISTE Foundation. An entrepreneur and investor in Deeptech, AI, Blockchain, IoT and Cybersecurity, Mr. Moreira was selected as one of the WEF’s Trailblazers, Shapers and Innovators. Carlos Moreira was selected by Bilanz among the 100 most important 2016 digital heads in Switzerland, nominated by Bilan.CH among the 300 most influential persons in Switzerland in 2011 and 2013, in the top 100 of Who’s Who of the Net Economy, Man of the Year AGEFI 2007, and an award Holder CGI. Mr. Moreira is a Keynote speaker at the UN, WEF, CGI, ITU, Bloomberg, Munich Security Conference, World Policy Conference, Zermatt Summit, Microsoft, IMD, INSEAD, MIT Sloan, HEC, UBS, and CEO Summit. Mr. Moreira is also the co-author of the bestselling book and forthcoming CNBC TV series — “The transHuman Code”. An expert in M&A, Fundraising, IPOs, SIX and NASDAQ listings, he won the M&A Award 2017 Best EU acquisition, and the 2018 Blockchain Davos Award of Excellence by the Global Blockchain Business Council.

Andrew Forson was elected to the Board of Directors on June 29, 2026. He is the President of the DeFi Technologies (Nasdaq: DEFT), and the Chief Growth Officer of DeFi Technologies’ wholly owned subsidiary, Valour. DeFi Technologies is a Nasdaq listed financial technology company focused on the convergence of traditional capital markets with the world of decentralised finance. Valour is the company’s digital asset ETP business and is an issuer of regulated exchange traded fund instruments. Mr. Forson is a software developer and financial quantitative risk engineer who has served in roles as diverse as Founder, CEO, CTO, Head of Risk and Quantitative Analytics, and Global Business Blockchain Lead at a range of tech and finance related companies in a twenty-five year career that began with Deloitte Consulting in Toronto Canada. He leverages his financial engineering background, combined with a strong understanding of digital asset markets, to advance DeFi Technologies’ mission of making decentralized finance accessible through secure and compliant investment products. Mr. Forson previously served as the Head of Ventures and Investments in a foundation entity of the Hedera Layer 1 Distributed Ledger ecosystem where he was responsible for making investments and working with portfolio companies to develop and execute their strategic vision in a manner that builds value. Mr. Forson is currently working towards his PhD in Finance at EDHEC Business School. He holds an MBA, Post Graduate Certificate, and Post Graduate Diploma from the Edinburgh Business School. He is a TEP (Trust and Estate Practitioner) with the Society of Trust and Estate Practitioners.

David Fergusson has served as a member of the Board of Directors since 2017. He is also a member of the Board of Directors for SEALSQ Corp. Since 2018, he is the Executive Managing Director — M&A for Generational Group, the leading lower middle-market M&A investment banking advisory firm in North America. Based in New York, he also heads the company’s Technology Practice and Cross Border M&A Practice. He has over 35 years of experience in the creation of businesses, the acceleration of corporate growth, and global mergers and acquisitions. Prior to joining Generational Equity, he was most recently the President and CEO of The M&A Advisor, where he led the global think tank for the firm’s constituency of over 350,000 finance industry professionals, from their offices in New York and London. As a partner in cross-border investment firm Paradigm Capital, Mr. Fergusson conducted over 25 acquisitions as an investor. As an M&A advisor, he has managed over 350 transactions. He is a member of the Association of Corporate Growth (ACG) and an advocate for the advancement of the finance industry for which he led the formation of the Emerging Leaders program which is celebrating its 12th anniversary in 2025. A pioneer in cross border mergers and acquisitions, between the United States and China, he was recognized with the 2017 M&A Leadership Award and the 2019 Lifetime Achievement Award from the China Mergers & Acquisitions Association, and is Co-Chairman of the Global Mergers, Acquisitions & Investment Council. In addition, Mr. Fergusson is the recipient of the Investment Banker of The Year for 2023, awarded by the Global M&A Network and winner of multiple US and Global M&A Transaction of the Year Awards. Mr. Fergusson is a respected speaker on the subjects of financial services, corporate transformation, and technological innovation at leading prominent educational institutions and leadership assemblies including the Vatican, World Economic Forum at Davos, World Bank and the International Monetary Fund; and a contributor to major media organizations including CBS, BBC, NPR, ABC, CNBC, Bloomberg, and Thomson Reuters. Mr. Fergusson is co-author of the bestselling technology book “The TransHuman Code” and the forthcoming multi-media platform “Humanity at The Crossroads — AI, Quantum Computing and The TransHuman Code”. He is also the editor of 5 annual editions of the mergers and acquisitions handbook — “The Best Practices of The Best Dealmakers” series with a readership of more than 500,000 in over 60 countries. Recipient of the 2015 Albert Schweitzer Leadership Award for his work in global youth leadership development, Mr. Fergusson is the former President of Hugh O’Brien Youth Leadership (HOBY), the world’s largest social leadership foundation for high school students. Mr. Fergusson is Canadian and a graduate of Kings Edgehill School and The University of Guelph.

Jean-Philippe Ladisa has served as a member of the Board of Directors since May 2020. Mr. Ladisa has over thirty years’ experience in audit, accounting, financial analysis, corporate/personal taxation, payroll and human resources in Switzerland. Mr. Ladisa joined Fiduciaire Wuarin & Chatton SA, an audit and accounting firm in Switzerland, in 1993, first as a director then as a partner. Mr. Ladisa serves as an expert in auditing, tax reporting, advisory for natural and legal persons, application of conventions to avoid double taxation and business valuation with the Geneva Court. Mr. Ladisa started his career managing audit and accounting mandates of small and medium-sized Swiss companies in the construction, trade and services sectors with BFB Sociétés Fiduciaires in Switzerland from 1982 to 1993. Mr. Ladisa graduated in audit from ExpertSuisse in Switzerland, and as a chartered accountant from the Autorité de Surveillance des Réviseurs in Switzerland.

Philippe Doubre is a co-founder of WISeKey and has served as a member of the Board of Directors since June 2024 and between 1999 and 2022. Mr. Doubre is also the co-founder and Président du Conseil de Fondation of the Organisation Internationale pour la Sécurité des Transactions Electroniques (OISTE), a not-for-profit organization founded in 1998 that promotes digital security and certification of persons and objects. Mr. Doubre serves as vice president and treasurer of the World Trade Point Federation (WTPF), an international non-governmental organization founded in 2000 in partnership with the United Nations Conference on Trade and Development (UNCTAD), which assists small and medium enterprises (SMEs) in over 70 countries worldwide to trade internationally through the use of electronic commerce technologies. Additionally, Mr. Doubre serves as president of the China Hub in Geneva, Switzerland, and a permanent representative of the WTCA organization to the U.N. in Geneva, Switzerland. From 1979 to 2015, Mr. Doubre served as secretary general and then president of the World Trade Centre Geneva, Switzerland, a member of the World Trade Center Association (WTCA). Mr. Doubre served as the co-chairman of the WTCA Committee on Information and Communication, and as a member of the WTCA New York board of directors since 1999. Prior to his role with the WTCA, Mr. Doubre held several senior positions in the banking and finance industry, including vice president and general cashier of American Express Paris, and general manager of the Overseas Development Bank between 1967 and 1970. Mr. Doubre graduated in mathematics from the Collège Saint Barbe in Paris, France.

Philippe D. Monnier has served as a member of the Board of Directors since 2024 and is of Swiss and Mexican nationality. He grew up in Japan, Mexico, and Switzerland and has lived in about 10 countries. His studies include civil engineering (ITESM/Mexico), MBA (Wharton/USA), Board Membership (Harvard/USA), Digital Transformation (MIT/USA) and Circular Economy and Sustainability Strategies (Cambridge, UK). His language skills include six European languages and Japanese. He is also frequently featured in the Swiss and international press. Philippe is an active board member of WISeKey International Holding AG (since 2024), Standa Swiss AG (since 2023) and the Swiss American Chamber of Commerce. He also regularly interviews business and political leaders for various media (since 2024). As President of the Swiss International Society (since 2025) and the Wharton Alumni Club of Switzerland (since 2021), Philippe spearheads the organization of high-level events gathering top politicians, Chairpersons/CEO of leading companies, and Olympic medalists. Main previous positions include: Board Director & Shareholder of WayRay AG (2015-2023); Executive Director (CEO) at “Greater Geneva Bern area” (economic promotion agency of Western Switzerland) (2010-2015); Senior Vice President (in charge of corporate development) at Schindler Management Ltd (Lucerne, Switzerland and other countries) (2003-2010); Co-founder and leader of three e-business start-ups (Switzerland and Japan) (1996-2009); Managing Director at Schindler Lifts (Singapore) Pte Ltd (1995-1996); Management Consultant at McKinsey & Co. (Zurich, Switzerland) (1990-1990).

John O’Hara has served as WISeKey’s Chief Financial Officer and a member of the Board of Directors since July 2024. He is also the Chief Financial Officer and a member of the Board of Directors for SEALSQ Corp. Mr. O’Hara joined WISeKey in 2018 as International Financial Controller. A qualified chartered accountant, Mr. O’Hara has many years of experience in Controllership, Financial Planning and Analysis and Finance Transformation. Prior to joining WISeKey in 2018, Mr. O’Hara worked for Jesuit Worldwide Learning, where he served as the Global Financial Controller. Prior to joining Jesuit Worldwide Learning, Mr. O’Hara spent three years with Deloitte LLP as the Finance Director for their Tax service line. Prior to joining Deloitte, Mr. O’Hara served as the Financial Controller for Marsh and McLennan Companies for seven years. Prior to joining Marsh and McLennan Companies, Mr. O’Hara served as the Group Accountant for Chelsea FC plc for three years. Prior to joining Chelsea FC plc, Mr. O’Hara worked for

Grant Thornton LLP in the audit department for six years. In addition to his chartered accountant qualification (FCA) with the Institute of Chartered Accountants in England and Wales (ICAEW), U.K., Mr. O’Hara holds a BA (Hons) in Economics from Durham University, U.K.

Peter Ward has served as a member of the Board of Directors since 2012 and was WISeKey’s Chief Financial Officer between 2012 and June 2024. He is also a member of the board of directors for SEALSQ Corp. Mr. Ward began his tenure with WISeKey in 2008 as Finance Director. From 2005 to 2008, Mr. Ward served as a director and International Finance Director at Isotis International Inc., a manufacturer and distributor of bone and skin transplants. From 1996 to 2004, Mr. Ward served as a director and International Finance Director, then Director Administration and Taxes of Iomega International, a manufacturer and distributor of external computer drives and disks. From 1986 to 1996, Mr. Ward served as Finance Director for Germany, Austria & Switzerland Finance for GE Information Services (GEISCO), based in Cologne, Germany, then Commercial Finance Manager for GE Plastics BV, based in Bergen op Zoom, The Netherlands and Finance Director for Germany, Austria & Switzerland for GE Medical Services AG, based in Frankfurt am Main, Germany at General Electric. From 1973 to 1985, Mr. Ward served as Cost Analyst at Standard Telephones & Cables Ltd, a manufacturer and installer of submarine telephone cables, based in Southampton, United Kingdom, then Finance Accountant for Payot Cosmetics Ltd and Mavala Cosmetics Ltd, manufacturers of cosmetics and nail products respectively, based in Ashford, Kent, United Kingdom, then Financial Controller for Rimmel Cosmetics Germany and ITT Photoproducts, Germany, distributors of cosmetics and photographic equipment respectively, based in Frankfurt am Main, Germany, then Financial Analyst for the Automotive and Sanitary Products Division, based in ITTE HQ in Brussels, Belgium, then Manager Financial Controls for the Telecommunications Division based in ITTE HQ Brussels, Belgium, at ITTE. He holds a B.A. with honors in Business Administration from Wolverhampton University, in Wolverhampton, U.K. and is a qualified Chartered Management Accountant.

Senior Management

Pedro Fuentes Perez serves as WISeKey’s Chief Security Officer. Mr. Fuentes is responsible for the PKI platforms and compliance, ensuring the worldwide accreditation of WISeKey’s certification services, product strategy, leading projects and customer support worldwide. He is a senior specialist in information security and PKI in particular with more than 20 years of active work in these areas as a certified professional (CISM, ISO27000, MSCP and others). Mr. Fuentes joined WISeKey in 2009 to reinforce the eSecurity Business Unet. Prior to joining WISeKey, he worked at Siemens as responsible for the cybersecurity product line for southern Europe, managing key projects for national identity and leveraging eGovernance services through the integration of eSecurity techniques in business processes. Mr. Fuentes obtained a high degree in Computer Science from the Polytechnic University of Valencia, Spain.

David Levinger is a senior aerospace, space, and defense executive with more than 20 years of international experience in satellite systems, launchers, and secure communications. He collaborates with the Swiss Armed Forces on strategic capability development and defense technology initiatives, helping connect institutional stakeholders with advanced industrial partners. As former Head of Business Development for Satellite and Launcher Systems at ArianeGroup, Mr. Levinger led global commercial strategy for complex space programs, working closely with major satellite manufacturers and international customers. He managed multicultural teams and contributed to positioning the company within emerging New Space markets. At Airbus Defense and Space, Mr. Levinger developed satellite communication solutions for industrial sectors, expanding the company’s footprint in new vertical markets. Earlier in his career, he held senior international leadership roles at Gilat Satellite Networks and Motorola, driving growth across Europe and Asia-Pacific and building long-term partnerships in telecom and satellite infrastructure. Fluent in French, English and Indonesian, Mr. Levinger combines technical fluency, geopolitical awareness, and strategic business execution. He is known for translating complex technologies into scalable opportunities and operating effectively in highly regulated, high-stakes environments.

Jonathan Llamas serves as WISeKey’s Vice President DeFi. Mr. Llamas, a serial blockchain entrepreneur and topic expert lecturer at top European Universities, brings nearly two decades of strategic and entrepreneurial experience to WISeKey. He began his career in Investment Banking before shifting into the FinTech space 10 years ago. He has since built multiple platform businesses and led digital strategies for a Swiss Financial Institution. His extensive experience within highly regulated environments brings the level of professionalism and scalability WISeKey is committed to provide to the Web 3.0 industry. Prior to joining WISeKey, Mr. Llamas created a leading blockchain venture studio in Switzerland, which delivered landmark Swiss blockchain projects to Fortune 500 companies and Top European Academics. Mr. Llamas was also the CEO of the VETRI Foundation, a tech company which developed a personal data management platform running on Ethereum and Polygon, and enabled half a million users worldwide to control and monetize their private data. Mr. Llamas holds a master’s degree in finance from the Universidad Complutense of Madrid, Spain, studied Business Administration at the Business School of Stockholm University, Sweden, and received his undergraduate degree from Université Paris 1 La Sorbonne, France.

Loïc Hamon serves as the Chief Operating Officer of SEALSQ USA. Mr. Hamon focuses on forging strategic partnerships and driving adoption of SEALSQ’s security technologies among government agencies and businesses that demand next-generation security solutions and leading SEALSQ’s custom secure semiconductor solutions business, following SEALSQ’s acquisition of IC’Alps. Before joining SEALSQ, Mr. Hamon was the Global Head of Silicon Engineering at Capgemini, where he led the development of a differentiated Silicon Engineering offering and drove business growth from specification to silicon and volume production, by leveraging strategic partnerships within the broader semiconductor and vertical industry ecosystem. Prior to joining Capgemini, Mr. Hamon was the Vice President of Corporate Development and Strategic Marketing at Kalray. Prior to this, Mr. Hamon served as the Vice President of Corporate Development and Communications of Inside Secure, where he also led the NFC business unit. Mr. Hamon began his career at Texas Instruments, where he held various positions. Mr. Hamon also acted as an independent member of the Board of Directors at Secure Silex Insight. He holds a Master’s Degree in Marketing Intelligence from HEC Paris, France, a Master’s Degree in Electrical Engineering from ESIGELEC in Rouen, France, and a Postgraduate Degree in Microelectronics from Paris XI University, France.

Andreas Moreira serves as Chief Innovation Officer. Mr. Moreira is responsible for driving WISeKey’s innovation strategy and digital transformation initiatives, with a focus on cybersecurity, digital identity, and emerging technologies. He oversees initiatives related to the protection of digital identities, the security of connected devices, and the development of advanced technology solutions leveraging blockchain, artificial intelligence, and related technologies. In his role, he works closely with executive management and technology teams to support the evolution of SEALSQ and WISeKey’s products and services and to align innovation efforts with business and security objectives. Mr. Moreira has more than 10 years of experience in technology and cybersecurity within the WISeKey group, during which time he has held roles of increasing responsibility. In these roles, he has contributed to the design and deployment of secure digital platforms and supported activities in complex and regulated environments. He is also involved in industry thought leadership through participation in conferences and professional forums focused on cybersecurity and innovation. Mr. Moreira holds a Bachelor’s degree in Computer Science from Webster University in Geneva, Switzerland, and completed executive management training at IMD in Lausanne, Switzerland.

Nathalie Verjus serves as WISeKey’s Secretary and Financial Planning & Reporting Manager. A qualified chartered accountant, Ms. Verjus has a solid background in compliance and finance, combined with project management and operational experience. Prior to joining WISeKey in 2016, Ms. Verjus worked for Tyco International, where she served as EMEA Controllership Senior Manager, then Finance Transformation Senior Project Manager, before becoming Operational Excellence Lead and Head of a Business Unit. Prior to joining Tyco International, Ms. Verjus spent four years with PricewaterhouseCoopers UK in Audit and Risk Assurance. Prior to joining PricewaterhouseCoopers, Ms. Verjus served as Project Manager and Export Administration Manager for NACCO Industries. In addition to her chartered accountant qualification (FCA) with the Institute of Chartered Accountants in England and Wales (ICAEW), UK, Ms. Verjus holds an MA in International Business Administration for Bournemouth University, UK, and a Master’s in International Business from the EDC Paris Business School in Paris, France.

Bernard Vian serves as General Manager of SEALSQ France. Prior to WISeKey’s acquisition of SEALSQ France SAS, Mr. Vian served as the Executive Vice President of the Secure Transaction Business Division, Vice President of Business Development and Executive Vice President for Secure Payments at INSIDE Secure SA. He came to INSIDE Secure from Gemplus (now renamed GEMALTO) where he served in several positions in Sales Support and Marketing, in Europe and lately in California where he opened the Gemplus North America headquarter and served as Technical Support Director for 5 years. Mr. Vian joined INSIDE Secure’s team in 2002 as Business Development Vice President. He is a graduate of the University of Aix-Marseille, France, with an engineering degree in Electronic Systems.

Conflicts of Interest

Several of WISeKey’s directors and officers may have pre-existing fiduciary obligations to other businesses of which they are directors or officers. See “Related Party Transactions — Related-Party Transactions Policy”.

Family Relationship

Carlos Moreira is the father of Andreas Moreira; there are no other family relationships among any of WISeKey’s executive and non-executive directors or members of senior management.

Potential arrangements

There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management. However, Carlos Moreira has a significant shareholding in WISeKey as disclosed in “Security Ownership of Management and Certain Beneficial Owners”.

Compensation

Compensation of Directors and Senior Management

WISeKey is subject to the Ordinance against Excessive Compensation with respect to Listed Companies issued by the Swiss Federal Council (the “Compensation Ordinance”) and the Directive on Information Relating to the Corporate Governance issued by the SIX (the “Corporate Governance Directive”). The Compensation Ordinance requires a “say on pay” approval mechanism for the compensation of the board of directors and the senior management pursuant to which the shareholders must vote on the compensation of the board of directors and the senior management on an annual basis. Accordingly, the Articles provide that the general meeting of shareholders must, each year, vote separately on the proposals by the board of directors regarding the maximum aggregate amounts of:

•        the total compensation of the board of directors for the next term of office; and

•        the total compensation of the senior management for the period of the next fiscal year.

If the general meeting of shareholders does not approve a proposal of the board of directors, the board of directors determines the maximum aggregate amount or maximum partial amounts taking into account all relevant factors and submits such amounts for approval to the same general meeting of shareholders, to an extraordinary general meeting of shareholders or to the next ordinary general meeting of shareholders for retrospective approval. If the maximum aggregate amount of compensation already approved by the general meeting of shareholders is not sufficient to also cover the compensation of persons newly appointed to or promoted within the executive management, such persons may be paid for each of the following purposes an aggregate of up to 40% in excess of the total annual compensation of the respective predecessor or for a similar pre-existing position: (i) as compensation for the relevant compensation period; and, in addition, (ii) as compensation for any prejudice incurred in connection with the change of employment.

In the year ended December 31, 2025, the aggregate compensation paid to the members of the Board of Directors and senior management for services in all capacities was approximately CHF 11,963,940 ($ 15,108,080 at annual average rate). In the year ended December 31, 2025, the compensation of Carlos Moreira, as the company’s highest paid executive, was approximately CHF 5,785,000 ($ 7,238,343 at annual average rate).

The tables below show the amount of compensation paid and benefits in kind granted to WISeKey’s non-executive and executive directors for the year ended December 31, 2025. Options granted to WISeKey’s non-executive and executive directors in the year ended December 31, 2025 and not yet exercised as at December 31, 2025 are listed in “Management — Share Ownership”.

Compensation of the Board of Directors of

WISeKey International Holding AG

for the 12 months ending December 31, 2025

CHF’000(1)	Function	Board Fee(2) settled in Cash	Equity	Additional Fees(3)	Other Stock Based Compensation(4)	Total Compensation
María Pía Aqueveque Jabbaz	Board Member	81	—	—	—	81
Philippe Doubre	Board Member, NCC(5) Member	80	100	—	—	180
David Fergusson	Board Member, NCC Chairman, Audit Committee Member	118	26	—	77	221
Jean-Philippe Ladisa	Board Member, Audit Committee Chairman	82	20	—	—	102
Philippe Monnier	Board Member	82	20	—	—	102
Peter Ward(6)	Board Member	81	20	202	696	999
Total Board Members		524	186	202	773	1,685

____________

(1)      Board members are remunerated in Swiss Francs (CHF).

(2)      Board fees are paid in a mix of cash and options. The cash fee approved by the Board of Directors as remuneration to Board Members is disclosed in application of the accrual-based principle if not paid as at the end of the reporting period. Compensation in options on WISeKey CH Class B Shares is disclosed in the period it was granted, regardless of whether it relates to Board fees from prior financial periods. The amount shown reflects the fair value of options granted at the date of grant. The options granted were valued using the Black-Scholes method, based on the market price of WISeKey CH Class B Shares at the relevant date. Options are deemed granted in line with US GAAP standards when both parties, WISeKey CH and the Director, have acknowledged the grant. Per company practice, this is materialized by the signature of the option grant agreement. In 2024, some option grant agreements relating to fiscal years 2022, 2023 and 2024 were not signed by Directors. As such they are not deemed granted, they are not accounted for in the financial statements of fiscal year 2024 and are not included in the above table. The recognition of the compensation in options on a grant-basis as opposed to an accrual-based principle may generate differences between the amount of Board fees earned in a fiscal period and the amount of Board fees actually paid in respect of that period, at a later stage. The amount of Board fees includes employer social charges paid by WISeKey CH in relation to the cash fee and any exercise of options.

(3)      Additional fees relate to services other than Board duties rendered to the WISeKey CH. This includes the additional cash compensation received by certain directors who are also members of the Board of SEALSQ, and the payment of Peter Ward’s holiday allowance accrued up until his resignation in June 2024 and the payment of which is spread over 4 years.

(4)      Other stock-based compensation refers to stock-based compensation for services other than Board services. This includes the additional compensation received by certain directors who are also members of the Board of SEALSQ, a subsidiary of WISeKey CH. The amount shown reflects the fair value of options granted in line with US GAAP standards at the date of grant. The options granted were valued using the Black-Scholes method, using the market price of the underlying share at the relevant date. Options are deemed granted in line with US GAAP standards when both parties, WISeKey CH and the Director, have acknowledged the grant. Per company practice, this is materialized by the signature of the option grant agreement.

(5)      Nomination & Compensation Committee.

(6)      Mr. Ward’s Other Stock Based Compensation includes an expense of $871,500 corresponding to options granted to Mr. Ward in relation to his performance as CFO of SEALSQ in 2023.

Compensation of the Executive Management of

WISeKey International Holding AG

for the 12 months ending December 31, 2025

CHF’000(1)	Function	Base Salary(2)	Annual Incentive	Additional Fees(3)	Stock Based Compensation(4)	Other Compensation(5)	Total Compensation
Highest Paid Executive
Carlos Moreira	Chairman of the Board, Chief Executive Officer	1,158	768	—	3,253	606	5,785
Other Members		490	328	—	673	254	1,745
Total Executive Management		1,648	1,096	—	3,926	860	7,530

____________

(1)      The executive management members are remunerated in Swiss Francs (CHF).

(2)      Base salary includes employee social security costs.

(3)      Additional Fees include fees paid for special services rendered to the WISeKey CH.

(4)      The amount shown reflects the fair value of options granted at the date of grant. The options granted are valued using the Black-Scholes method at the grant date, using the market price of the underlying share at the relevant date. In 2025, Stock Based Compensation relates to options on ordinary shares of SEALSQ Corp. In 2025, the full stock-based compensation of CHF 3,926 thousands related to options granted in relation to the executive management’s performance in 2023 and 2024. No equity stock options were granted in relation to the Executive Management compensation approved and voted for the fiscal year 2025. The grant of the equity stock options due in relation to fiscal year 2025 will be effected in 2026, in addition to the grant of equity stock options approved and voted for fiscal year 2026.

(5)      Other compensation includes pension contributions and employer social charges paid by the WISeKey.

Disclosure of the amount set aside by WISeKey to provide pension, retirement or similar benefits to members of its Board of Directors or executive officers is not required in Switzerland and is not otherwise disclosed by WISeKey.

Disclosure of compensation to WISeKey’s senior management is not required in Switzerland and is not otherwise publicly disclosed by WISeKey.

Annual Incentive Plan

Compensation for WISeKey’s executive directors and senior management includes a bonus. WISeKey’s annual incentive plan is designed to encourage management to achieve pre-established performance goals, both short-term and long-term.

The annual incentive plan for WISeKey’s executive directors is approved by its nomination and compensation committee which then submits it for approval by its Board of Directors. It is included in the total compensation that the shareholders must vote on, on an annual basis, as described above.

Share-based Compensation

WISeKey maintains an Employee Stock Option Plan (“ESOP”) for the benefit of its directors, employees and consultants. Options issued under the ESOP to WISeKey’s directors for compensation entitle the participant to WISeKey CH Class B Shares or WISeKey CH Class A Shares at the ratio of 1:1, at an exercise price equal to the nominal value of WISeKey CH Class B Shares and WISeKey CH Class A Shares at the date of grant (i.e., respectively, CHF 0.10 and CHF 0.01 after the Reverse Split and CHF 2.50 and CHF 0.25 before the Reverse Split) with immediate vesting and expiring on the seventh anniversary of the grant date. Each grant is subject to the approval of the Board of Directors who may, in line with the terms and conditions of the ESOP, amend the terms of the grant.

In connection with the Merger, WISeKey BVI intends to adopt an employee stock option plan (the “BVI ESOP”) that is substantially similar in structure to the existing ESOP, in order to provide for continuity of equity-based compensation for WISeKey’s directors, employees and consultants following the Merger. Outstanding options granted under the existing ESOP that remain unexercised at the effective time of the Merger will be assumed by WISeKey BVI and converted into options to acquire Ordinary Shares of WISeKey BVI on equivalent economic terms, with corresponding adjustments to the number of underlying shares and exercise price to reflect the share exchange ratio applied in the Merger.

The BVI ESOP will be administered by the board of directors of WISeKey BVI, which will have substantially the same authority to construe and interpret the plan, establish and amend rules for its administration, and approve individual grants as the Board of Directors currently has under the existing ESOP. The principal terms of the BVI ESOP, including vesting, exercise price, exercise period and treatment upon termination of service, are expected to be substantially consistent with those of the existing ESOP, except for such modifications as are necessary or appropriate to reflect WISeKey BVI’s corporate form, its share capital structure under BVI law, and applicable tax and regulatory considerations.

Board Practices

The WISeKey CH Articles provide that the Board of Directors consists of a minimum of three and a maximum of 12 directors. The Board of Directors currently consists of eight members. Each director is elected for a one-year term. The current members of the Board of Directors were elected at an annual shareholders’ meeting held on June 29, 2026 to serve until WISeKey’s next annual general shareholders meeting and until their successors are elected at such next annual general meeting. Please also refer to the section entitled “Management” above for further details regarding the periods of service of each of WISeKey’s current directors and senior managers.

Following the consummation of the Merger, the board of directors of WISeKey BVI will be composed of the same individuals who currently serve on the Board of Directors of WISeKey CH, and each such director will hold the equivalent position on the WISeKey BVI board. Accordingly, immediately following the Merger, the WISeKey BVI board will consist of eight directors — Carlos Moreira, Andrew Forson, David Fergusson, Jean-Philippe Ladisa, Philippe Doubre, Philippe D. Monnier, John O’Hara and Peter Ward — with Carlos Moreira continuing to serve as Chairman. The committee composition of the WISeKey BVI board (including the Audit Committee, the Nomination and Compensation Committee and the Strategy Committee) will also mirror that of WISeKey CH as described above.

While the directors and their roles will be unchanged at the time of the Merger, the rights, powers and duties of the WISeKey BVI directors will be governed by the BVI Business Companies Act and the WISeKey BVI Articles, rather than by Swiss law and the WISeKey CH Articles. As a result, certain governance practices applicable to the WISeKey BVI board — including with respect to director election cycles, the binding nature of shareholder “say-on-pay” votes on directors’ and senior management’s compensation, quorum requirements, and the composition and independence requirements applicable to board committees — may differ from those currently applicable to the WISeKey CH board described above. Other than with respect to WISeKey’s directors that are also executive officers, WISeKey does not have written agreements with any director providing for benefits upon the termination of his or her engagement with WISeKey.

As a foreign private issuer, WISeKey is permitted to follow certain home country corporate governance practices instead of those otherwise required under NASDAQ’s rules for domestic U.S. issuers, provided that WISeKey discloses which requirements it is not following and describe the equivalent home country requirement.

Board Independence

Currently, 5 of WISeKey’s 8 directors, Andrew Forson, Philippe Doubre, Philippe Monnier, David Fergusson, and Jean-Philippe Ladisa, are considered “independent” under the NASDAQ rules, therefore WISeKey currently complies with NASDAQ Listing Rule 5605 (b)(1) which requires an issuer to maintain a majority of independent directors.

WISeKey CH notes that Swiss law does not require an issuer to maintain a majority of independent directors, so it may not have a majority of independent directors in the future. Under the Swiss Code of Best Practice for Corporate Governance (the “Swiss Code”), which is a non-binding set of corporate governance recommendations issued by economiesuisse and addressed to Swiss public companies, the majority of the board of directors is recommended to be independent. Members of the board of directors are considered independent under the Swiss Code if they are non-executive members of the Board of Directors who have never been a member of WISeKey’s executive management, or who were not members of WISeKey’s executive management during the preceding three years, and who have no or only comparatively minor business relations with WISeKey. The Swiss Code is not binding and follows a “comply or explain” principle. We are not subject to NASDAQ Listing Rule 5605 (b)(2) that requires that independent directors must have regularly scheduled meetings at which only independent directors are present.

WISeKey BVI notes that BVI law does not require an issuer to maintain a majority of independent directors, so it may not have a majority of independent directors in the future. WISeKey BVI is also not subject to Nasdaq Listing Rule 5605 (b)(2), which requires that independent directors must have regularly scheduled meetings at which only independent directors are present.

Board Committees

The Board of Directors has established an audit committee, a nomination and compensation committee, and a strategy committee.

Audit Committee

The Audit Committee consists of Jean-Philippe Ladisa (Chairman) and David Fergusson. The Audit Committee currently consists of only two members. Swiss statutory law does not require a specific number of Audit Committee members and therefore WISeKey’s practice varies from NASDAQ Listing Rule 5605(c)(2) which requires an Audit Committee of at least three members. The audit committee consists exclusively of members of the Board of Directors who are financially literate. The Board of Directors has determined that all members of the Audit Committee satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act and under the rules of NASDAQ. The members of the audit committee are appointed by the Board of Directors.

The Audit Committee has a charter that complies with Swiss law but does not fully comply with the requirements of NASDAQ Listing Rule 5605(c)(1).

The role of the Audit Committee complies with BVI law (as applicable) but may not fully comply with the requirements of Nasdaq Listing Rule 5605(c)(1). BVI law does not impose any requirements to have an Audit Committee or on the charter of such Audit Committee.

The Audit Committee is responsible for, among other things:

•        overseeing WISeKey’s accounting and financial reporting processes and the audits of its financial statements;

•        the compensation, retention and oversight of the work of WISeKey’s independent registered public accounting firm and statutory auditors who are appointed by the shareholders pursuant to Swiss corporate law;

•        WISeKey’s accounting policies, financial reporting and disclosure controls and procedures;

•        the quality, adequacy and scope of external audit;

•        WISeKey’s accounting compliance with financial reporting requirements; and

•        the management’s approach to internal controls with respect to the production and integrity of the financial statements and disclosure of WISeKey’s financial performance.

Nomination and Compensation Committee

WISeKey’s Nomination and Compensation Committee consists of David Fergusson (Chairman), Philippe Doubre and Jean-Philippe Ladisa. The Board of Directors has determined that each of the members of the Nomination and Compensation Committee is independent under NASDAQ’s listing standards.

WISeKey CH follows its home country standards with respect to the responsibilities of its Nomination and Compensation Committee. The Board of Directors has adopted a charter for the Nomination and Compensation Committee that complies with Swiss law but, which does not, however, fully comply with the requirements of NASDAQ Listing Rules 5605(d)(1) and (d)(3). Thus, the Nomination and Compensation Committee practice varies from the requirements of NASDAQ Listing Rules 5605(d)(1) and (d)(3).

Following the Merger, WISeKey BVI will follow its home country’s standards with respect to the responsibilities of the Nomination and Compensation Committee. BVI law does not impose any requirements to have a Nomination and Compensation Committee or on the charter of such nomination and compensation committee.

The primary purpose of WISeKey’s Nomination and Compensation Committee is to discharge the Board of Directors’ responsibilities to oversee its compensation policies, plans and programs, and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate. WISeKey is subject to the statutory provisions on excessive compensation in listed companies included in the Swiss Code of Obligations (the “CO”), some of which are also known as the “say-on-pay” rules. As a result of the say-on-pay rules, the members of the nomination and compensation committee must be elected by WISeKey’s shareholders at the annual general meeting for a one-year term and the aggregate compensation of the Board of Directors and executive officers must also be approved by WISeKey’s shareholders. Pursuant to the CO, all members of a Nomination and Compensation Committee must be independent.

The Nomination and Compensation Committee is responsible, among other things to:

•        review and recommend to the Board of Directors the compensation of WISeKey’s directors based on the aggregate compensation approved by its shareholders;

•        review and approve, or recommend that the Board of Directors approve, the terms of compensatory arrangements with WISeKey’s executive officers;

•        review and approve, or recommend that the Board of Directors approve, incentive compensation and equity plans, and any other compensatory arrangements for WISeKey’s executive officers and other senior management, as appropriate;

•        identify, evaluate and select, or recommend that the Board of Directors approve, nominees for election to the Board of Directors and new members of the executive management and their terms of employment; and

•        consider and make recommendations to the Board of Directors regarding the composition of the committees of the Board of Directors.

Strategy Committee

Our Strategy Committee currently consists of two members of the Board of Directors: Carlos Moreira (Chairman) and John O’Hara. The Strategy Committee advises the Board of Directors on all strategic matters, including acquisitions, divestments, joint ventures, restructurings and similar matters. The Strategy Committee continuously reviews WISeKey’s strategic direction and assesses the impact of changes in the environment on WISeKey. The members of the Strategy Committee are appointed by the Board of Directors.

Quorum requirements

For WISeKey CH, in accordance with Swiss law and generally accepted business practices, the WISeKey CH Articles do not provide for quorum requirements generally applicable to general meeting of shareholders. WISeKey’s practice varies from NASDAQ Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock.

After the Merger, WISeKey BVI will prescribe those quorum requirements for meetings as set forth in WISeKey BVI Articles, as permitted under applicable British Virgin Islands law, which provides that a quorum may be that as specifically fixed by the memorandum and articles of association of the company in question. Currently, WISeKey BVI’s Articles provide that a shareholders’ meeting will be duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting.

Solicitation of proxies

The WISeKey CH Articles provide for an independent proxy holder elected by the shareholders at a general meeting of shareholders and prohibit, in accordance with Swiss law, the institutional representation of shareholders by WISeKey’s corporate representatives at a general meeting of shareholders. WISeKey must submit to shareholders an invitation to the general meeting twenty calendar days prior to the general meeting date, indicate in such invitation the items on the agenda of the general meeting and provide together therewith other relevant documents for the general meeting, such as WISeKey’s annual report, the meeting admission card and the proxy card. However, Swiss law does not have a regulatory regime for the solicitation of proxies and thus, its practice varies from NASDAQ Listing Rule 5620(b) that sets forth certain requirements regarding the solicitation of proxies.

After the Merger, WISeKey BVI must submit to shareholders notice of any shareholders’ meeting not less than twenty calendar days prior to the meeting date, indicate in such notice the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as any documents to be considered, the meeting admission card (if any) and the proxy card (if any). However, BVI law does not have a regulatory regime for the solicitation of proxies, and thus, WISeKey BVI’s practice varies from Nasdaq Listing Rule 5620(b), which sets forth certain requirements regarding the solicitation of proxies.

Shareholder approval

Under Swiss law, WISeKey CH is not generally required to obtain shareholder approval for the issuance of securities in connection with certain events such as the acquisition of stock or assets of another company, the establishment of or amendments to equity-based compensation plans for employees, a change of control and certain private placements. While Swiss law does broadly require WISeKey to obtain shareholder approval for any issuance of new shares, irrespective of the relevant event, Swiss law permits WISeKey to rely in certain circumstances on a share issuance pre-authorization of shareholders granted to the Board of Directors prior to the occurrence of events of the aforementioned nature. Further, WISeKey has, in accordance with Swiss law, opted out from the statutory requirement that an acquirer of voting rights attached to its shares exceeding 331/3% — the relevant “change of control” threshold under Swiss law for public companies — submit a mandatory public takeover offer to WISeKey’s shareholders. To some extent, WISeKey’s practice therefore varies from the requirements of NASDAQ Listing Rule 5635, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events.

After the Merger, there are no mandatory requirements under BVI law or under the WISeKey BVI Articles regarding shareholder approval, and as such, WISeKey BVI’s practice varies from Nasdaq Listing Rule 5635. WISeKey BVI does not plan to get shareholder approval for changes in or increases of shares in any of its equity award plans approved by the directors in the future or for issuances of equity securities that exceed 20% of the outstanding shares of the company if they are sold at less than the market price or book value. A resolution of shareholders at a general meeting (requiring a majority of the votes cast) or a written resolution passed by a majority would be required to establish new classes of shares or modify existing classes of shares.

Third party compensation

Swiss law does not require that WISeKey disclose information regarding third party compensation of WISeKey’s directors or director nominees, except where, in each case with respect to serving directors, such compensation directly or indirectly affects (potential) assets of WISeKey or one of its subsidiaries, or where because of the third party compensation a risk of conflicts of interest or dependency of the director on such third party exists. As a result, WISeKey’s practice varies from the third-party compensation requirements of NASDAQ Listing Rule 5250(b)(3).

Neither BVI law nor the WISeKey BVI Articles require that WISeKey BVI discloses information regarding third party compensation of its directors or director nominees. As a result, WISeKey BVI practice varies from the third party compensation requirements of Nasdaq Listing Rule 5250(b)(3).

Related party transactions

Under both Swiss and BVI law, the Board of Directors, or a committee of the Board of Directors composed of directors not subject to the potential conflict, is required to conduct an appropriate review and oversight of all related party transactions for potential conflict of interest situations on an ongoing basis.

Voting Rights

A resolution of shareholders at a general meeting (requiring a majority of the votes cast) or a written resolution passed by a majority would be required to establish new classes of shares or modify the rights attaching to existing classes of shares.

Code of Conduct

WISeKey CH has followed Swiss law which does not require a company to have a Code of Conduct applicable to all directors, officers and employees. As a result, WISeKey’s practice varies from NASDAQ Listing Rule 5610 which requires a publicly available Code of Conduct. WISeKey does, however, expect ethical behavior from all of WISeKey’s directors, officers and employees.

WISeKey BVI will follow BVI law, which does not require a company to have a Code of Conduct applicable to all directors, officers and employees. As a result, its practice varies from Nasdaq Listing Rule 5610, which requires a publicly available Code of Conduct. WISeKey BVI does, however, expect ethical behavior from all of its directors, officers and employees and as a matter of BVI law, directors do have certain statutory and fiduciary duties.

Employees

As at December 31, 2025, WISeKey had 202 employees, of which 33 were located in Switzerland and 160 were located in France. The following table shows the breakdown of WISeKey’s workforce of employees and contractors by category of activity as at the dates indicated:

Headcount breakdown Area of Activity	As at December 31,
	2025	2024	2023
Cost of sales	13	6	6
Research and development	116	47	41
Selling and marketing	28	26	26
General and administrative	45	30	29
Total	202	109	102

With respect to French employees, French labor laws govern the length of the workday and workweek, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination of employment, equal opportunity and anti-discrimination laws and other conditions of employment. French labor laws also impose the creation of a worker’s council for companies employing 50 people or more. There are no employees of SEALSQ France SAS or IC’Alps representing labor unions at the workers’ council.

WISeKey has never experienced any labor-related work stoppages or strikes and believe WISeKey’s relationships with its employees and independent contractors are agreeable.

Share Ownership

See “Security Ownership Of Management And Certain Beneficial Owners” for a list of beneficial ownership of WISeKey’s shares as at June 30, 2026.

The table below shows the beneficial share ownership of the persons listed in above, including any shareholding by their related parties.

Name	As at June 30, 2026
	Number of CH Class A Shares held	Percentage of CH Class A Shares(1)	Number of CH Class B Shares held	Percentage of CH Class B Shares(1)	Number of options on CH Class A Shares held(2)	Number of options on CH Class B Shares held(2)
Non-Executive Directors
María Pía Aqueveque Jabbaz	—	—	—	—	—	5,922
Philippe Doubre	—	—	—	—	—	—
David Fergusson	—	—	*	*	—	17,069
Jean-Philippe Ladisa	—	—	*	*	—	35,514
Philippe Monnier	—	—	*	*	—	2,847
Peter Ward	*	*	*	*	174,540	71,583

Name	As at June 30, 2026
	Number of CH Class A Shares held	Percentage of CH Class A Shares(1)	Number of CH Class B Shares held		Percentage of CH Class B Shares(1)	Number of options on CH Class A Shares held(2)	Number of options on CH Class B Shares held(2)
Executive Directors
Carlos Moreira	1,811,641	99.6	192,739	(3)	4.6	—	—
John O’Hara	—	—	*		*	—	4,000

Senior Management
Pedro Fuentes Perez	—	—	2,469		0.1	—	—
Loïc Hamon	—	—	—		—	—	—
David Levinger	—	—	—		—	—	—
Jonathan Llamas	—	—	—		—	—	—
Andreas Moreira	—	—	880		0.0	—	440	(4)
Nathalie Verjus	—	—	—		—	—	—
Bernard Vian	—	—	—		—	—	—

____________

*        Shareholding less than one percent of the class of shares and that has not been disclosed to shareholders or otherwise made public.

(1)      Based on the total number of fully paid-in outstanding shares, in line with WISeKey CH’s share capital registered with the commercial register of the Canton of Zug as at December 31, 2025.

(2)      Each option giving right to one share upon exercise.

(3)      Includes 24,000 ADSs held by Mr. Moreira.

(4)      Includes 440 options held by an immediate family member.

The terms of the options fully granted and held by directors and senior management are described in the following table:

Name	Number of options on CH Class A Shares held(1)	Number of options on CH Class B Shares held(1)	Exercise price of option	Date of grant per U.S. GAAP	Expiration date of options
Non-Executive Directors
María Pía Aqueveque Jabbaz	—	4,277	CHF 2.50	December 14, 2022	December 13, 2029
María Pía Aqueveque Jabbaz	—	1,645	CHF 2.50	May 31, 2023	May 30, 2030
David Fergusson	—	364	CHF 2.50	December 25, 2019	December 23, 2026
David Fergusson	—	107	CHF 2.50	June 10, 2020	April 23, 2027
David Fergusson	—	132	CHF 2.50	September 4, 2020	August 23, 2027
David Fergusson	—	191	CHF 2.50	December 24, 2020	November 16, 2027
David Fergusson	—	255	CHF 2.50	December 24, 2020	December 23, 2027
David Fergusson	—	119	CHF 2.50	March 17, 2022	May 4, 2028
David Fergusson	—	125	CHF 2.50	March 17, 2022	August 9, 2028
David Fergusson	—	161	CHF 2.50	March 17, 2022	October 18, 2028
David Fergusson	—	205	CHF 2.50	March 17, 2022	December 12, 2028
David Fergusson	—	5,370	CHF 2.50	February 24, 2024	December 13, 2029
David Fergusson	—	1,645	CHF 2.50	February 24, 2024	May 30, 2030
David Fergusson	—	11,243	CHF 2.50	February 29, 2024	January 31, 2031

Name	Number of options on CH Class A Shares held(1)	Number of options on CH Class B Shares held(1)		Exercise price of option	Date of grant per U.S. GAAP	Expiration date of options
David Fergusson	—	4,385		CHF 2.50	June 2, 2024	May 29, 2031
David Fergusson	—	2,847		CHF 0.10	May 17, 2025	May 1, 2032
Jean-Philippe Ladisa	—	5,370		CHF 2.50	January 26, 2023	December 13, 2029
Jean-Philippe Ladisa	—	11,243		CHF 2.50	February 2, 2024	January 31, 2031
Jean-Philippe Ladisa	—	1,645		CHF 2.50	May 2, 2024	May 30, 2030
Jean-Philippe Ladisa	—	4,385		CHF 2.50	May 31, 2024	May 29, 2031
Jean-Philippe Ladisa	—	5,202		CHF 0.10	July 5, 2024	July 3, 2031
Jean-Philippe Ladisa	—	4,822		CHF 0.10	October 25, 2024	October 23, 2031
Jean-Philippe Ladisa	—	2,847		CHF 0.10	May 5, 2025	May 1, 2032
Philippe Monnier	—	2,847		CHF 0.10	May 5, 2025	May 1, 2032
Peter Ward	—	11,468		CHF 2.50	September 27, 2019	September 26, 2026
Peter Ward	—	22,546		CHF 2.50	November 25, 2021	November 24, 2028
Peter Ward	174,540	—		CHF 0.25	November 25, 2021	November 24, 2028
Peter Ward	—	29,368		CHF 2.50	December 14, 2022	December 13, 2029
Peter Ward	—	4,822		CHF 0.10	October 28, 2024	October 23, 2031
Peter Ward	—	12,000		CHF 0.10	December 18, 2024	December 17, 2031
Peter Ward	—	2,847		CHF 0.10	May 5, 2025	May 1, 2032

Executive Directors
Carlos Moreira	—	11,515		CHF 2.50	November 25, 2021	November 24, 2028
Carlos Moreira	218,180	—		CHF 0.25	November 25, 2021	November 24, 2028
Carlos Moreira		36,710		CHF 2.50	December 14, 2022	December 13, 2029
Carlos Moreira	—	20,000		CHF 0.10	December 18, 2024	December 17, 2031
John O’Hara	—	4,000		CHF 0.10	December 18, 2024	December 17, 2031

Senior Management
Andreas Moreira	—	440	(2)	CHF 2.50	September 27, 2019	September 26, 2026

____________

(1)      Each option giving right to one CH Class B Share upon exercise.

(2)      Includes 440 options on CH Class B Shares held by immediate family members.

Each CH Class A Share and each CH Class B Share give their respective owner one voting right.

Summary of Stock Plans

Employee Share Option Plan

WISeKey has the WISeKey Employee Share Option Plan in place, last amended on November 24, 2021 (the “WISeKey Share Ownership Plan”). The WISeKey Share Ownership Plan was originally adopted by WISeKey SA on January 1, 2012, as a continuation of the existing Stock Option Plans approved on December 31, 2007 and December 31, 2011, respectively, and, upon the listing of the Class B Shares on the SIX, amended to reflect the fact that WISeKey International Holding AG is the ultimate parent of the WISeKey Group.

Administration

The Board of Directors administers the WISeKey Share Ownership Plan and has full power to construe and interpret the WISeKey Share Ownership Plan, establish and amend rules and regulations for the administration thereof, and perform all other actions relating thereto. Under the WISeKey Share Ownership Plan, the members of the Board of Directors and executive management as well as other employees, advisors, consultants and other persons providing services to WISeKey (the “Participants”) may be granted options that entitle the respective Participant to receive a certain number of WISeKey CH Class B Shares or WISeKey CH Class A Shares.

Subject in particular to the limitations which may be determined from time to time by the Board of Directors, options granted to Participants shall vest gradually on a straight-line basis over a period of three years from the grant date, provided, however, that the Participant may not exercise any options during the first year of employment or contractual relationship. The Board of Directors may set shorter vesting periods for any Participant. The exercise period shall be seven years. Subject to certain exceptions, upon termination of the employment or contractual relationship between WISeKey or any of its subsidiaries or by the Participant, all options that are not vested held by the Participant shall be immediately forfeited without value, while vested options may be exercised by the Participant pursuant to the WISeKey Share Ownership Plan during a period of thirty days after the end of the employment or contractual relationship. The board of directors may grant options to employees, members of management and consultants, whose terms and conditions deviate from the WISeKey Share Ownership Plan.

Authorized Shares

As at December 31, 2025, the maximum number of WISeKey CH Class B Shares that may be issued to employees and board members out of its conditional capital under the WISeKey Share Ownership Plan is 400,000 WISeKey CH Class B Shares and 400,000 WISeKey CH Class A Shares, based on the share capital of WISeKey registered with the commercial register of the Canton of Zug as at December 31, 2025.

Under the current plan, as at December 31, 2025, WISeKey had a total number of 289,247 options on WISeKey CH Class B Shares outstanding, vested and non-vested, each of which entitles the respective Participant to receive an equal number of WISeKey CH Class B Shares. Of these options, 4,199 have been granted to WISeKey’s advisors and 285,048 to its employees, contractors or board members. Under the current plan, as at December 31, 2025, WISeKey also had a total number of 392,720 options on WISeKey CH Class A Shares outstanding, all vested and granted to employees and board members, each of which entitles the respective Participant to receive an equal number of WISeKey CH Class A Shares. As of December 31, 2025, 7,741 options on WISeKey CH Class B Shares and nil option on WISeKey CH Class A Shares issued to employees and board members had been exercised out of its conditional capital under the WISeKey Share Ownership Plan but not yet registered with the commercial register of the Canton of Zug as at December 31, 2025.

Plan Amendment or Termination

WISeKey’s Board of Directors has the authority to amend, suspend, or terminate the WISeKey Share Ownership Plan, provided that such action does not materially impair the existing rights of any Participant without such Participant’s written consent.

For further information on its shareholders and related party transactions policy, see “Security Ownership of Management and Certain Beneficial Owners” and “Related Party Transactions”.

Disclosure of a Registrant’s Action to Recover Erroneously Awarded Compensation

Not applicable

RELATED-PARTY TRANSACTIONS

In this section, any references to “WISeKey,” the “Company,” “we,” “our” or “us” generally are to WISeKey CH prior to the Merger, unless context otherwise requires.

Effect of reorganization of WISeKey CH to WISeKey BVI

Carlos Moreira, our founder, Chairman of the Board of Directors and Chief Executive Officer, as of June 30, 2026 owned 192,739 WISeKey CH Class B Shares, which is 4.6% of the economic interest of the WISeKey CH Class B Shares outstanding as of June 30, 2026, and 1,811,641 WISeKey CH Class A Shares, which is 99.6% of the economic interest of the WISeKey CH Class A Shares outstanding as of June 30, 2026. These shareholdings of Carlos Moreira represent a combined 33.43% of the total of voting rights in the Company (based on the WISeKey CH Class B Shares and WISeKey CH Class A Shares outstanding as of June 30, 2026). Upon effectiveness of the Merger and assuming Mr. Moreira converts all of his WISeKey CH Class A Shares into WISeKey BVI Class F Shares and all of his WISeKey CH Class B shares into WISeKey BVI Ordinary Shares, Mr. Moreira is expected to hold upon the effectiveness of the Merger (i) 1,811,641 WISeKey BVI Class F Shares, which assuming all holders of WISeKey CH Class A Shares elect to convert all of their WISeKey CH Class A Shares to WISeKey BVI Class F Shares, will be 99.6% of the economic interest of the then outstanding WISeKey BVI Class F shares, and (ii) 192,739 WISeKey BVI Ordinary Shares, which, assuming all holders of WISeKey CH Class B Shares elect to convert all of their WISeKey CH Class B Shares to WISeKey BVI Ordinary Shares and all WISeKey CH ADSs are converted into WISeKey BVI Ordinary Shares, is expected to be equivalent to 4.6% of the economic interest of the total then outstanding WISeKey BVI Ordinary Shares. Based on the same assumptions, the total voting rights in the Company that Mr. Moreira is expected to hold once the Merger is effective will be approximately 49.75%.

Group subsidiaries

The table below includes a brief description of the WISeKey Group subsidiaries:

Group Company Name	Country of incorporation	Year of incorporation	Share Capital	% ownership as at December 31, 2025	% ownership as at December 31, 2024	Nature of business
WISeKey SA	Switzerland	1999	CHF 933,436	95.75%	95.75%	Main operating company. Sales and R&D services
SEALSQ France SAS*	France	2010	EUR 1,473,162	6.78%	12.55%	Chip manufacturing, sales & distribution
WiseTrust SA	Switzerland	1999	CHF 680,000	100%	100%	Non-operating investment company
WISeKey ELA SL	Spain	2006	EUR 4,000,000	95.75%	95.75%	Sales & support
WISeKey SAARC Ltd	U.K.	2016	GBP 100,000	51%	51%	Non trading
WISeKey USA Inc(1)	U.S.A.	2006	USD 6,500	95.75%	95.75%	Sales & support
WISeKey India Private Ltd(2)	India	2016	INR 1,000,000	45.9%	45.9%	Sales & support
SEALSQ Japan KK(3)*	Japan	2017	JPY 1,000,000	6.78%	12.55%	Sales & distribution
SEALSQ France, Taiwan Branch(4)*	Taiwan	2017	TWD 100,000	6.78%	12.55%	Sales & distribution branch
WISeCoin AG	Switzerland	2018	CHF 100,000	90%	90%	Sales & distribution
WISeKey Equities AG	Switzerland	2018	CHF 100,000	100%	100%	Financing, Sales & distribution
WISeKey Semiconductors GmbH	Germany	2019	EUR 25,000	100%	100%	Sales & distribution
WISeKey Arabia – Information Technology Ltd	Saudi Arabia	2019	SAR 200,000	51%	51%	Sales & distribution
WISe.ART AG	Switzerland	2020	CHF 114,286	87.5%	87.5%	Sales & distribution
WISeKey Vietnam Ltd	Vietnam	2021	VND 689,400,000	95.75%	95.75%	R&D
SEALSQ Corp*	British Virgin Islands	2022	USD 229,453	6.78%	12.55%	Sales & support
WISeKey (Gibraltar) Limited	Gibraltar	2022	GBP 100	100%	100%	Sales & support
WISeSat.Space AG	Switzerland	2023	CHF 100,000	92.47%	100%	Sales & distribution
SEALSQ USA Ltd*	U.S.A.	2024	USD —	6.78%	100%	Sales & support

Group Company Name	Country of incorporation	Year of incorporation	Share Capital	% ownership as at December 31, 2025	% ownership as at December 31, 2024	Nature of business
SEALCOIN AG	Switzerland	2024	CHF 133,333	75%	100%	Sales & distribution
WISeKey International Corp.	British Virgin Islands	2025	USD —	100%	—	Non trading
WISeSat.Space Corp.	British Virgin Islands	2025	USD —	92.47%	—	Non trading
IC’Alps SAS*	France	2025	EUR 1,100,000	6.78%	—	Custom ASIC design services
QAIT Corp.	British Virgin Islands	2025	USD —	100%	—	Non trading
Trust Protocol Association	Switzerland	2019	CHF —	100%	100%	Association cofounded by WISeKey Equities AG involved in Internet security

____________

(1)      50% owned by WISeKey SA and 50% owned by WiseTrust SA.

(2)      88% owned by WISeKey SAARC which is controlled by WISeKey International Holding Ltd.

(3)      Formerly WISeKey IoT Japan KK.

(4)      Formerly WISeKey IoT Taiwan.

*        The WISeKey Group holds over 50% of the voting rights of SEALSQ Corp and management has assessed that the Group controls SEALSQ Corp. As a result, SEALSQ Corp and its subsidiaries have been consolidated into the WISeKey Group’s condensed consolidated financial statements.

Spin-Off Of SEALSQ Corp and Related Transactions

On April 27, 2023, WISeKey’s shareholders approved the partial spin-off of the WISeKey’s IoT Semiconductors Vertical into a publicly traded company, SEALSQ, which was completed through the distribution of 20% of the ordinary share capital of SEALSQ to the shareholders of WISeKey on May 23, 2023.

On April 1, 2019, SEALSQ entered into a loan agreement with WISeCoin AG, an affiliate of WISeKey, pursuant to which WISeCoin AG commits to loan EUR 250,000 to SEALSQ, at an interest rate of 3% per annum, amended to 2.5% on November 3, 2022 (the “WISeCoin Euro Loan”). The loan has no maturity date.

On October 1, 2019, SEALSQ entered into a loan agreement with WISeCoin AG pursuant to which WISeCoin AG commits to loan USD 2,750,000 to SEALSQ, at an interest rate of 3% per annum, amended to 2.5% on November 3, 2022 (the “WISeCoin USD Loan”). The loan has no maturity date.

On April 1, 2021, SEALSQ entered into a Debt Remission Agreement (the “Debt Remission”) with WISeKey pursuant to which an outstanding amount of EUR 5 million (USD 5,871,714 at historical rate) owed to WISeKey was remitted without any compensation from SEALSQ. Per the terms of the Debt Remission, WISeKey will have the right to reinstate the debt and ask for repayment in fiscal years when SEALSQ France SAS achieves a positive income before income tax expense, in an amount calculated based on the income before income tax expense and as agreed by the parties. As such, because of the repayment clause, the loan amount covered by the Debt Remission continues to be shown as noncurrent liabilities included in the line Indebtedness to related parties, noncurrent. The outstanding amount under the Debt Remission is revalued at each period end at the applicable closing rate.

On January 1, 2023, SEALSQ and WISeKey consolidated all outstanding loan agreements and entered into a new loan agreement (the “New Loan”). Per the terms of the New Loan, WISeKey extended a loan to SEALSQ of up to USD 5 million, with an interest rate of 2.5% per annum, repayable on or around December 31, 2024. A first tranche loan of USD 1,407,497 was drawn on January 1, 2023, which was made up of the balance of USD 1,198,746 outstanding from previous loan agreements as at December 31, 2022 and an additional loan amount of USD 208,751.

All entities in SEALSQ are subject to management fees from WISeKey and WISeKey’s affiliates. Where the payment terms have been defined, the classification between current and noncurrent follows the payment terms, however, where there is no set payment date for these fees, they have been classified as noncurrent.

On December 20, 2023, SEALSQ and WISeKey entered into an agreement to write off EUR 2 million (USD 2,191,282 at historical rate) of the outstanding Debt Remission amount. Therefore, as at December 31, 2023, an amount of EUR 3 million (USD 3,105,300) remained outstanding under the Debt Remission.

As at December 31, 2023, SEALSQ owed WISeKey and WISeKey’s affiliates noncurrent debts in an aggregate amount of USD 9,695,576, made up of loans and unpaid management fees, and current debts in an aggregate amount of USD 1,407,497 under the New Loan. The unamortized effective interest balance of the current debts was USD 129,691, hence a carrying value of the current debts of USD 1,277,806 as at December 31, 2023. In the year 2023, an aggregate effective interest expense of USD 114,400 was recorded in the income statement.

As at December 31, 2023, SEALSQ also held an accounts payable balance of USD 1,377,871 with WISeKey in relation to interest on outstanding loans and the recharge of management services, classified as accounts payable to shareholders.

In 2024, SEALSQ repaid the current debt owed to WISeKey in full for a total amount of USD 1,449,911, made up of the outstanding balance of the New Loan of USD 1,407,497 and interest thereon. SEALSQ also repaid some of the noncurrent debts owed to WISeKey and WISeKey’s affiliates.

As at December 31, 2024, SEALSQ owed WISeKey a noncurrent debt in an amount of USD 3,105,300 made up of the remaining loan under the Debt Remission, and current loans in an aggregate amount of USD 3,008,775. In the year ended December 31, 2024, an aggregate effective interest expense of USD 82,493 was recorded in the income statement.

As at December 31, 2024, SEALSQ also held an accounts payable balance of USD 2,388,441 with WISeKey and WISeKey’s affiliates in relation to interest on outstanding loans and the recharge of management services.

In 2025, SEALSQ repaid in full the outstanding EUR 3 million Debt Remission as well as the WISeCoin USD Loan principal in an amount of USD 2,750,000 and interest thereon of USD 403,420. The WISeCoin Euro Loan and interest thereon remain outstanding and classified as current, for a total amount of USD 305,700 as at December 31, 2025.

On November 6, 2025, SEALSQ invested USD 10.0 million in WISeSat and acquired 870 shares, representing an 8.08% ownership interest, while the rest of the ownership interest is held by WISeKey.

As at December 31, 2025, SEALSQ owed WISeKey a total of USD 2,180,054 in current payables corresponding to the WISeCoin Euro Loan, unpaid interest and management fees, and had a current receivable of USD 8,656,171 with WISeKey and its affiliates corresponding to management fees and advances.

Transactions Among Affiliated Parties

SEALCOIN

On June 10, 2026, WISeKey announced a commitment to invest $3 million in its subsidiary, SEALCOIN. The investment commitment is intended to support SEALCOIN’s development of space-based blockchain infrastructure and machine-to-machine transaction capabilities. As of the date of this prospectus, the investment has not yet been funded.

Quantisimo

On June 25, 2026, SEALSQ announced that Quantisimo Corp. (“Quantisimo”), a special purpose vehicle jointly established by the SEALSQ and WISeKey CH entered into a non-binding letter of intent (the “Non-Binding LOI”) with GigCapital8 Corp. (Nasdaq: GIW) (“GigCapital8”), a special purpose acquisition company.

The Non-Binding LOI contemplates a business combination between Quantisimo and GigCapital8 (the “Proposed Transaction”). Upon completion of the Proposed Transaction, the combined company is expected to have a pre-money enterprise value of approximately $575 million. The parties to the Non-Binding LOI intend to increase the total enterprise valuation through build-up consolidated acquisitions of up to an additional five quantum companies. The Proposed Transaction is currently expected to close during the first quarter of 2027.

Quantisimo was created by WISeKey CH and SEALSQ to establish a Trusted Quantum Pure-Play platform designed to provide investors with direct exposure to the rapidly emerging quantum economy. The Proposed Transaction is intended to create a publicly traded platform dedicated to trusted quantum infrastructure and the broader quantum ecosystem. Quantisimo’s strategy is to identify, develop, acquire and scale technologies and businesses that are expected to benefit from the transition to the quantum era.

In connection with the Proposed Transaction, and subject to the successful completion of the business combination and final board approvals, SEALSQ is expected to contribute to Quantisimo selected assets and strategic interests, including assets and interests from its SealQuantum.com portfolio of companies, and certain investments, technologies, intellectual property, and strategic initiatives.

The parties expect to commence due diligence and to negotiate definitive transaction agreements in the coming months. The Proposed Transaction remains subject to the execution of definitive agreements, the completion of due diligence, regulatory approvals, shareholder approvals, financing arrangements, and other customary closing conditions. There can be no assurance that definitive agreements will be executed or that the Proposed Transaction will be completed on the terms currently contemplated, within the anticipated timeframe, or at all. For more information see “Risk Factors — “The proposed business combination between Quantisimo and GigCapital8 may not be completed, may be delayed, or may result in adverse consequences to WISeKey even if consummated.”

WeCan Group AG

On June 27, 2025, WISeKey acquired a 31.9% equity interest (28.33% on a fully diluted basis) in WeCan Group AG (“WeCan”), a privately held Swiss company operating a blockchain-based digital infrastructure platform, specializing in secure, decentralized data infrastructure, particularly for financial compliance purposes. WeCan’s mission is to enable both financial and non-financial institutions to securely manage and exchange sensitive data. In 2023, WeCan launched its own blockchain and WECAN token, which is traded as a cryptocurrency and listed on the Bitstamp exchange since December 20, 2023, as well as on CoinMarketCap and Coinbase. In addition to the equity investment, SEALSQ holds WECAN tokens associated with the WeCan ecosystem.

Quantix Edge Security

On September 11, 2025, WISeKey made a EUR 3.825 million capital contribution to Quantix Edge Security, a Spanish joint venture, and acquired a 25.5% ownership interest.

Quantix Edge Security was in a pre-operational stage as of December 31, 2025.

Software-As-A-Service Agreement

On November 9, 2025, WISeSat entered into a Software-As-A-Service Agreement (“SaaS Agreement”) with SEALCOIN, pursuant to which, SEALCOIN granted the Company the right to securely register its satellites within the platform owned by SEALCOIN (the “SEALCOIN Platform”). The SEALCOIN Platform was designed to enable and empower devices within the Internet of Things (IoT) ecosystem to autonomously transact and manage service-for payment exchanges, including token transactions. SEALCOIN granted WISeSat a non-exclusive, non-transferable, non-sublicensable limited license during the term of such SaaS Agreement to access its services and documentation. SEALCOIN shall be remunerated solely through a fee to be paid by each authorized user corresponding to a percentage of the transactions concluded by such authorized user on the SEALCOIN Platform. The term of the SaaS Agreement will continue indefinitely unless terminated earlier expressly pursuant to the termination provisions thereunder.

License Agreement

On November 9, 2025, WISeSat entered into a License Agreement with WISeKey (“License Agreement”), pursuant to which WISeKey granted WISeSat an exclusive, non-sublicensable, and non-transferable license to use (i) the software and documentation and (ii) the trademark thereunder, solely for the permitted use during the term of the license agreement. WISeSat shall pay WISeKey (i) license fees equal to a specified percentage of revenue generated by WISeSat from the issuance of user digital certificates and object digital certificates to customers using the software, including object digital certificates issued via SEALCOIN and (ii) set-up and maintenance fee equal to a specified percentage of specified fees paid by customers to WISeSat for issuance of digital certificates in connection with the use of the software, as set forth in the License Agreement. The term of the License Agreement will continue indefinitely unless terminated earlier expressly pursuant to the termination provisions thereunder.

Sale of WISeKey CH Class A Shares

In September 2017, February 2018, January 2021 and November 2021, the Board of Directors released previous holders of WISeKey CH Class A Shares from the contractual transfer restrictions existing pursuant to shareholders agreement to enable such holders to enter into private transactions with Mr. Carlos Moreira to exchange their WISeKey CH Class A Shares for WISeKey CH Class B Shares held by Mr. Moreira. The table below shows the composition of the holders of WISeKey CH Class A Shares on the basis of the execution of these private share exchange transactions.

Name of Shareholder	Number of CH Class A Shares Held	% of Share Capital Registered in the Commercial Register*	% Voting Rights**
Carlos Moreira	1,593,461	3.8%	28.3
Peter Ward	7,419	0.0%	0.1
Total as a Group	1,600,880		28.4

____________

*        Based on the total number of fully paid-in outstanding WISeKey CH Class A Shares and WISeKey CH Class B Shares, as reflected in WISeKey’s share capital registered with the commercial register of the Canton of Zug as at December 31, 2025.

**      Based on the total number of fully paid-in outstanding WISeKey CH Class A Shares and WISeKey CH Class B Shares, as reflected in WISeKey’s share capital registered with the commercial register of the Canton of Zug as at December 31, 2025, less 56,508 Class B shares held as treasury shares as at December 31, 2025.

Each of the above holders of WISeKey CH Class A Shares is bound by an agreement with WISeKey, according to which such shareholder has made the undertaking not to sell or otherwise dispose of WISeKey CH Class A Shares. However, each of the above shareholders has the right to request that at an item be included on the agenda of WISeKey’s annual general meeting of shareholders, according to which WISeKey CH Class A Shares will be, at the discretion of each holder of WISeKey CH Class A Shares, converted into WISeKey CH Class B Shares, which are not subject to the agreed transfer restrictions.

Relationship with the International Organization for Secure Electronic Transactions (OISTE)

The Organisation Internationale pour la Sécurité des Transactions Electroniques, or OISTE, is a Swiss non-profit foundation that owns the cryptographic rootkey WISeKey uses. OISTE is acting as a trusted third party and not-for-profit entity in charge of ensuring that the Root of Trust remains neutral and trusted. Two members of the foundation board of OISTE are also members of the Board of Directors: Carlos Moreira and Philippe Doubre. Additionally, Jenna Emch, the daughter of WISeKey’s CEO, Carlos Moreira, is employed by OISTE. The board of the OISTE foundation acts as a supervisory authority to ensure that the foundation acts in accordance with its purpose, and complies with its articles of association and Swiss law. It also reviews the audited annual accounts and the annual report of the foundation. Under Swiss law, the members of the board of a Swiss non-profit foundation are required to ensure that OISTE, as a Swiss non-profit foundation, is independent of control by any third party.

The OISTE foundation’s board members are elected by a majority of the current active board members and, once elected, the member serves for an indeterminate period of time. The OISTE foundation has a full General Corporate Governance Manual which covers the distribution of responsibilities within the management structure, executive representation inclusive of the foundation Board Members and Policy Approval Authority Board Members, and the signing authorities of the foundation.

The OISTE foundation has no commercial activities and it uses its funding to organize events and launch Internet security projects with the UN, the World Economic Forum and other NGOs. The OISTE foundation board members do not make any decisions on behalf of the OISTE foundation and serve as guardians to ensure the foundation complies with its articles of association and carries out activities towards its stated purpose. WISeKey believes that this ensures that no conflicts of interest may arise for the three board members of WISeKey who serve as board members of the OISTE foundation.

The OISTE foundation has a second board, the “Policy Approval Authority Board”. The Policy Approval Authority Board is nominated by the foundation’s board or directors and serves as the policy approval and enforcement entity for a specific domain within the OISTE RootKey. The Policy Approval Authority Board is represented by members of the network of organizations using OISTE RootKey to secure their Certifications Authorities (“CAs”) and create interoperability between other PKI Domains and CAs external to the network. This policy represents Medium Assurance and Medium-Hardware Assurance Levels for public key digital certificates to ensure that the participating relying party can be certain of the identity binding between the public key and the individual whose subject name is cited in the certificate. In addition, it also reflects how well the relying party can be certain that the individual whose subject name is cited in the certificate is controlling the use of the private key that corresponds to the public key in the certificate, and how securely the system which was used to produce the certificate and (if appropriate) deliver the private key to the subscriber performs its task. This OISTE Policy Approval Authority Board is consistent with the Internet Engineering Task Force (IETF) Public Key Infrastructure X.509 (IETF PKIX) RFC 3647, Certificate Policy and Certification Practices Statement Framework. The Policy Approval Authority Board does not have any involvement in the appointment of members of the OISTE foundation’s board of directors. Pedro Fuentes Perez, a member of the Policy Approval Authority Board is a related party of the Company because he is a member of senior management of the Company.

In 2001, OISTE granted WISeKey a perpetual license to exclusively use the cryptographic rootkey and develop technologies and processes based on OISTE’s trust model. The perpetual license agreement can only be terminated under limited circumstances, including if WISeKey was to move from the trust model developed by OISTE and/or changing the location of the Root of Trust from Switzerland to another country. WISeKey has to pay royalties to OISTE for the use of the cryptographic rootkey on the basis of the number of certificates issued to end users. Certain annual minimum payments apply.

The Collaboration Agreement signed between the OISTE and WISeKey SA on June 20, 2018 provides that:

a.      WISeKey SA shall be the preferred service provider of OISTE for the fulfilment of the OISTE objectives. WISeKey shall benefit from the right to commercially exploit the Root Cryptographic Key Pairs and the associated Root Certification Authorities held by OISTE, subject to the terms and conditions set forth in the Collaboration Agreement.

b.      WISeKey SA is the technical manager of the OISTE foundation for Global Cryptographic ROOTS Key, the global certification authorities as well as the digital certificates for people, servers and objects as well as the storage of the four Global Cryptographic ROOTS Key in WISeKey SA’s Data Centre Bunker.

Those professional services and storage facilities are against a payment of a fee specified in the Collaboration Agreement dated June 20, 2018.

c.      WISeKey SA is appointed as operator with an exclusive for the duration of this Collaboration Agreement.

d.      WISeKey SA is granted a non-sublicensable worldwide license to commercially exploit the Root Cryptographic Key Pair(s) by providing certification services in conformity with the OISTE objectives. OISTE is entitled to the following yearly fees (excl taxes):

i.       Management Fee:    CHF 120,000 in 4 equal instalments of CHF 30’000, due and payable at the beginning of each quarter.

ii.      License Fee:    CHF 96,000 in 4 equal instalments of CHF 24’000, due and payable at the beginning of each quarter.

iii.     Royalty Fee:    a certain percentage (the “Percentage”) of any certificate fees collected by WISeKey SA for the issuance of certificates to end users (the “Certificate Fees”) on any given year since the signature of this collaboration agreement (each, a “Contract Year”). The Percentage shall be 2.50%, to be reduced by 0.25% for each tranche of Certificate Fees of CHF 1’000’000 in any given Contract Year, until it reaches 1.50%:

1.      CHF 1’000’000 at 2.50% = CHF 25’000.00

2.      CHF 2’000’000 at 2.25% = CHF 45’000.00

3.      CHF 3’000’000 at 2.00% = CHF 60’000.00

4.      CHF 4’000’000 at 1.75% = CHF 70’000.00

5.      CHF 5’000’000 at 1.50% = CHF 75’000.00

In the years ended December 31, 2025, 2024 and 2023, OISTE invoiced WISeKey SA respectively CHF 312,100, CHF 280,000 and CHF 288,167.90.

In 2025, 2024 and 2023, the WISeKey Group charged OISTE fees of, respectively, CHF 121,258, CHF 161,307 and CHF 105,224 for the facilities and personnel hosted by WISeKey on behalf of OISTE.

Transactions with Senior Management

As at December 31, 2025, 2024 and 2023, WISeKey owed Carlos Moreira, respectively, USD 614,335, USD 1,441,063 and CHF 356,250, which consisted of accrued bonuses in relation to each fiscal year then-ended. This was paid to Mr. Moreira by WISeKey in January of the following year.

As at December 31, 2025 and 2024, WISeKey owed John O’Hara, respectively, USD 3,848 in relation to a tax refund and USD 529,634 made up of accrued bonuses in relation to fiscal year 2024. This was paid to Mr. O’Hara by WISeKey in January of the following year.

Employment of Mr. Moreira’s family members

Two sons and a daughter-in-law of Carlos Moreira are employed by a subsidiary of WISeKey.

Severance/termination compensation to executive directors

Should Carlos Moreira be terminated without cause, he would be entitled to severance payment calculated as:

(i)     twenty-four months’ salary if he is not entitled to unemployment benefits,

(ii)    twelve months’ salary if he is entitled to employment benefits,

(iii)   one additional payment equivalent to 15 days salary for each year of completed service to WISeKey, a maximum of two weeks accrued but unused annual leave (but not accrued or other unused sick leave or any other leave),

(iv)   the counter value of six months plus one additional month of all other bonuses or benefits.

(v)    any accumulated rights to stocks and stock options until the date of termination as well as any that would be accrued in the six-month period following the termination date with exercise periods (in the case of stock options) which shall not be less than twelve months from the date of termination.

Also, should WISeKey terminate Mr. Moreira’s employment contract for reasons other than engaging in an act of dishonesty, fraud, or any act of malfeasance or moral turpitude, WISeKey will, unless refused by Mr. Moreira:

(i)     provide the services from a leading and international outplacement company in the region of WISeKey’s headquarters, provide that Mr. Moreira obtains proposal from three outplacement services, and WISeKey will pay an amount equal to the average of the three proposals;

(ii)    buy-back Mr. Moreira’s shares in WISeKey at the last official negotiated/capital increase price plus a premium of twenty-five percent (25%).

Should John O’Hara be terminated, he would be entitled to the payment of his unused annual leave and a severance payment calculated as nine months’ salary and bonus. Under certain conditions, WISeKey would also provide Mr. O’Hara with the services from a leading and international outplacement company in the region of WISeKey’s headquarters.

Class F Shareholders’ Agreement

WISeKey and the holders of WISeKey BVI Class F Shares plans to enter into a Class F Shareholders’ Agreement that provides, among other things, that the holders of WISeKey BVI Class F Shares:

•        will vote the WISeKey BVI Class F Shares held by them as one and in accordance with the majority (by the number of shares held) view of the holders of the WISeKey BVI Class F Shares;

•        can only transfer their WISeKey BVI Class F Shares to (a) a family trust or (b) a wholly-owned holding company, in each case subject to the transferee executing an accession deed provided in the Class F Shareholders’ Agreement; and

•        can convert their WISeKey BVI Class F Shares into either (a) WISeKey BVI Class B Shares (one-for-one) or (b) WISeKey BVI Ordinary Shares (ten WISeKey BVI Class F Shares for one WISeKey BVI Ordinary Share), subject to the BVI B Share Cap.

Indemnification Agreements

WISeKey CH has entered into indemnification agreements with its directors and executive officers, and WISeKey BVI will, to the extent permitted by BVI law, enter into indemnity agreements with those directors and executive officers who currently have indemnity agreements with WISeKey CH, upon terms substantially similar to the WISeKey CH agreements to the extent permitted by BVI law. The indemnification agreements would require, and the WISeKey CH Articles require, WISeKey CH to indemnify its directors and executive officers to the fullest extent permitted by law.

Related-Party Transactions Policy

Swiss law does not have a specific provision regarding conflicts of interest. However, the Swiss Code of Obligations (“CO”) contains a provision that requires WISeKey’s directors and executive management to safeguard the company’s interests and imposes a duty of loyalty and duty of care on the directors and executive management. This rule is generally understood to disqualify directors and executive management from participation in decisions that directly affect them. WISeKey’s directors and executive officers are personally liable to WISeKey for breach of these provisions. In addition, Swiss law contains provisions under which directors and all persons engaged in the company’s management are liable to the company, each shareholder and the company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of the company’s shareholders or directors or any person associated with any such shareholder or director, other than payments made at arm’s length, must be repaid to the company if such shareholder, director or associated person acted in bad faith.

BVI law does not have a specific provision regarding conflicts of interest. However, the BVI Act imposes a duty on directors of a British Virgin Islands company:

(a)     to act honestly and in good faith and in what the director believes to be in the best interests of the company when exercising their powers as a director;

(b)    to exercise the reasonable care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation:

i.       the nature of the company;

ii.      the nature of the decision; and

iii.     the position of the director and the nature of their responsibilities.

(c)     to exercise their duties for proper purpose and in accordance with the BVI Act and the memorandum and association of the company; and to disclose any interest which they have in a transaction entered into or to be entered into by the company.

WISeKey BVI’s directors may be personally liable to it for loss suffered as a consequence of a breach of their statutory duties.

BVI law permits a director to attend and vote at a meeting on a matter in which they have an interest. However, it would generally be considered that a director should exclude themselves from any decision in which the nature of their conflict is such that they could not reasonably be expected to exercise objective judgement or comply with their statutory duties. This rule is generally understood to disqualify directors from participation in decisions that directly affect them. Failure by a director to disclose an interest may result in a transaction being set aside.

Accordingly, as a result of multiple business affiliations, the directors of WISeKey may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when the board of WISeKey evaluates a particular business opportunity with respect to the above-listed criteria. WISeKey cannot assure you that any of the above mentioned conflicts will be resolved in their favor. Furthermore, each of the directors of WISeKey may have pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Below is a table summarizing the entities to which WISeKey’s executive officers and directors currently have fiduciary duties or contractual obligations:

Name	Entity	Entity’s Business	Position
Carlos Moreira	WISeSat.Space Corp.	Secure satellite solutions for D2D communications	CEO and Director
Carlos Moreira	SEALSQ Corp	Semiconductor/security technology	Founder, CEO and Chairman of the Board
John O’Hara	WISeSat.Space Corp.	Secure satellite solutions for D2D communications	Director
John O’Hara	SEALSQ Corp	Semiconductor/security technology	CFO, Director
David Fergusson	WISeSat.Space Corp.	Secure satellite solutions for D2D communications	Director
David Fergusson	SEALSQ Corp	Semiconductor/security technology	Director
Peter Ward	SEALSQ Corp	Semiconductor/security technology	Director

In addition, WISeKey’s officers, and members of senior management, and the other individuals providing services to WISeKey or its subsidiaries may face a conflict regarding the allocation of their time between WISeKey’s business, on the one hand, and the business interests of WISeKey’s affiliates, on the other hand. The amount of time officers and such other individuals providing services to WISeKey will allocate between WISeKey’s business and the business of its affiliates will vary from time to time depending on various circumstances and needs of the businesses, such as the level of strategic activity of each business. While there will be no formal requirements or guidelines for the allocation of time spent between WISeKey’s business and the other businesses they are involved in, the performance of their duties will be subject to the ongoing oversight of the board of directors.

QUANTITATIVE AND QUALITATIVE DISCLOSURE OF MARKET RISK

WISeKey is exposed to market risks primarily related to foreign currency exchange rates, commodity prices, and changes in the value of investment securities. WISeKey is not exposed to interest rate risks because all its financial instruments have fixed interest rate terms.

The table below shows the balances of our market risk sensitive instruments, which are financial instruments, as at the end of the latest fiscal year grouped by functional currency, and the expected cash flows from these instruments for each of the next five years. The contractual cash flows are presented on an undiscounted cash flow basis, including interest expense. For those instruments where the lender has the choice to settle the repayment of principal and interests in cash or in shares, we have assumed that all amounts would be repaid in cash; this table therefore shows the maximum expected cash flows. Additional details on the financial instruments considered are available in Note 22 of WISeKey CH’s consolidated financial statements for the year ended December 31, 2025.

Market risk sensitive instruments (USD’000)	Net carrying amount	Principal amount and interests	Weighted average effective interest rate per annum	Expected cash flows by period
				Total	Less than 1 year	Between 1 and 2 years	Between 2 and 3 years	Between 3 and 4 years	Between 4 and 5 years	More than 5 years
Debt and convertible note obligations:
– held by entities with EUR functional currency	1,678	1,678	2.8%	1,678	689	405	360	204	20
– held by entities with CHF functional currency	127	127	0%	127	69	58	—	—	—	—
– held by entities with GBP functional currency	84	84	0%	84	84	—	—	—	—	—
Total contractual obligations	1,889	1,889		1,889	842	360	204	20	—	—

Commodity price risk

WISeKey has only a very limited exposure to price risk related to anticipated purchases of certain commodities used as raw material. Our raw material inventory was USD 670,000 as at December 31, 2025. A change in those prices may affect our gross margin, however because the inventory balance is relatively small in comparison with our total assets, the Company does not enter into commodity futures, forwards or any other hedge instrument to manage fluctuations in prices of anticipated purchases.

Risk of changes in the value of investment securities

As at December 31, 2025, WISeKey had one unimpaired investment in securities apart from the investments in consolidated subsidiaries:

—     an investment in equity securities at cost of USD 516,851 (see Note 20 of the consolidated financial statements as at December 31, 2025)

—     two investments recognized under the equity accounting method for an aggregate amount of USD 7,857,230.

The Company has not entered into any instrument to hedge against the fluctuation in value of this equity instrument.

For the equity instrument held at cost, WISeKey is in regular contact with the management of the issuer to review its financial position, so as to manage the risk of fluctuation.

PROPOSAL NO. 1 APPROVAL OF THE MERGER AGREEMENT

The following includes a summary of the material provisions of the Merger Agreement, a copy of which is attached to this prospectus as Annex A and is incorporated by reference into this prospectus. We encourage you to read the Merger Agreement in its entirety. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement will control.

Introduction

In order to complete the Merger, the Board has unanimously approved the Merger Agreement and recommends that you approve the Merger Agreement to effect the Merger of WISeKey CH with and into WISeKey BVI (the “Merger Agreement Proposal”). The Merger will result in WISeKey BVI becoming our publicly traded parent company and thereby effectively through a corporate reorganization changing our jurisdiction of organization from Switzerland to the British Virgin Islands.

The Merger Agreement you are being asked to approve at the meeting provides for a Merger that will result in WISeKey CH merging with and into WISeKey BVI, with WISeKey BVI surviving the Merger, and WISeKey CH being dissolved by means of absorption by WISeKey BVI and without a formal liquidation procedure. WISeKey BVI will assume, by operation of Swiss law, all of the assets and liabilities held by WISeKey CH immediately prior to the Merger.

As a result of the Merger, each shareholder of WISeKey CH (except for WISeKey CH or any of its subsidiaries, whose shares in WISeKey CH, including WISeKey CH Shares in the form of ADSs, will be cancelled) will become a holder of WISeKey BVI Shares as follows:

Holders of WISeKey CH Class B Shares will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        Holders of WISeKey CH Class B Shares, par value CHF 0.10 per share (each, a “WISeKey CH Class B Share”), will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        one (1) WISeKey BVI ordinary share, with no par value (each, a “WISeKey BVI Ordinary Share”), or

•        ten (10) WISeKey BVI Class B shares, with no par value (each, a “WISeKey BVI Class B Share”), subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH Class A Shares, par value CHF 0.01 per share (each, a “WISeKey CH Class A Share”), will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger, to elect to receive either:

•        one (1) WISeKey BVI Class F share, with no par value (each, a “WISeKey BVI Class F Share”), or

•        one (1) WISeKey BVI Class B Share, subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described below.

•        Holders of WISeKey CH American Depositary Shares (each, a “WISeKey CH ADS”), each WISeKey CH ADS representing the right to receive one-half (1/2) of one WISeKey CH Class B Share, will not have the ability to elect to receive WISeKey BVI Class B Shares. Instead, they will be entitled to receive one-half (1/2) of one WISeKey BVI Ordinary Share for each WISeKey CH ADS held immediately prior to the effectiveness of the Merger, subject to the applicable terms of the deposit agreement for the WISeKey CH ADSs. Because the Bank of New York Mellon (the “WISeKey CH ADS Depositary”) will not make an election to receive WISeKey BVI Class B Shares on behalf of ADS holders, holders who wish to have the opportunity to elect to receive WISeKey BVI Class B Shares in the Merger must: (i) present their WISeKey CH ADSs to the WISeKey CH ADS Depositary for cancellation, (ii) pay the applicable fees of the WISeKey CH ADS Depositary, and (iii) become a holder of the corresponding WISeKey CH Class B Shares before the cut off date established by WISeKey CH to exercise election rights. The election date, along with the detailed procedures and applicable deadlines for making your election, will be announced after the Extraordinary General Meeting.

Holders of WISeKey CH Shares may make elections on a share-by-share basis, such that a holder may elect to receive (a) for holders of WISeKey CH Class B Shares, WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares, or (b) for holders of WISeKey CH Class A Shares, WISeKey BVI Class F Shares in respect of some of its WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

We will not complete the Merger unless the Merger Agreement Proposal is approved by our shareholders.

After the completion of the Merger, you will own an interest in WISeKey BVI, the company that will continue to conduct, through its subsidiaries, the same businesses as conducted by WISeKey CH before the completion of the Merger.

As of the close of business on June 30, 2026, there were 4,177,172 WISeKey CH Class B Shares (including WISeKey CH Class B Shares represented by WISeKey CH ADSs) issued and outstanding and entitled to vote and 1,819,060 WISeKey CH Class A Shares and outstanding and entitled to vote; however, holders of WISeKey CH Shares who are not registered in WISeKey CH’s share register as shareholders or do not become registered as shareholders with voting rights as of the Record Date, i.e., the close of business (CH Time) on September 2, 2026, will not be entitled to attend, vote at or grant proxies to vote at, the Extraordinary General Meeting. For a description of WISeKey BVI Ordinary Shares, see “Description of Securities After the Merger”.

If the Merger Agreement Proposal is approved by the requisite vote of our shareholders at the meeting, and the other conditions to completion of the Merger are satisfied, we will file the articles of merger and the plan of merger to effect the Merger with the Commercial Register following the Extraordinary General Meeting and request the Registry of Corporate Affairs of the British Virgin Islands to issue the Certificate of Merger. We currently anticipate completing the Merger during the third quarter of 2026.

The Parties to the Merger

WISeKey CH.    WISeKey CH is a company organized under the laws of Switzerland, with its registered office located at General-Guisan-Strasse 6, CH-6300 Zug, Switzerland, and the telephone number is +41-22-594-3000.

WISeKey CH is a Switzerland-based global cybersecurity and digital identity infrastructure company. Through an integrated ecosystem — including semiconductors, Public Key Infrastructure (PKI), AI, blockchain, IoT, satellite communications, and post-quantum technologies — WISeKey secures digital identity for both people and objects and underpins the integrity of digital trust. Its offerings are delivered through specialized subsidiaries, such as:

•        SEALSQ Corp., focused on semiconductors, PKI, and post-quantum technology products;

•        WISeSAT.Space, providing secure satellite — based connectivity for IoT;

•        WISe.ART, a blockchain-based platform for trusted NFT transactions;

•        SEALCOIN AG, enabling machine-to-machine tokenized transactions across a decentralized physical-internet network (DePIN);

•        WISeID, delivering digital identity, authentication, and document-signing services via its Root of Trust (RoT) technology.

The company’s core strength lies in its secure microprocessor chips, with an installed base exceeding 1.5 billion units across IoT sectors — including connected vehicles, smart cities, sensors, anti-counterfeiting, and mobile devices — empowered by its cryptographically trusted Root of Trust.

WISeKey’s strategic differentiation stems from its end-to-end, human-centric digital trust platform. It harnesses AI to analyze Big Data from its chips, enabling predictive analytics (e.g. equipment failure forecasting), while its blockchain, identity and satellite technologies fortify secure transactions across physical and virtual environments.

WISeKey BVI.    WISeKey BVI is incorporated and existing as a BVI Business Company under the laws of the British Virgin Islands and is currently a wholly owned subsidiary of WISeKey CH. WISeKey BVI has only nominal assets and capitalization and has not engaged in any business or other activities other than in connection with its formation in 2025, entry into the Merger Agreement and related transactions. Pursuant to the Merger Agreement, WISeKey CH will merge with and into WISeKey BVI, with WISeKey BVI surviving the Merger and WISeKey CH being dissolved by means of absorption by WISeKey BVI and without a formal liquidation procedure. The principal executive offices of WISeKey BVI are currently located at 58 avenue Louis-Casaïi, 1216 Cointrin, Switzerland.

Background and Reasons for the Merger

After careful consideration, the board of directors of WISeKey CH is recommending to shareholders that the company change to a new holding company which is incorporated under BVI law. We believe the move is in the best long-term interest of the company and its shareholders.

The BVI Act — the corporate law that will be applicable to the governance and the rights of shareholders in WISeKey BVI after completion of the Merger — provides a modern and flexible legal framework for companies, including greater flexibility in structuring share capital, new issuances, including hybrid instruments, distributions, and corporate governance.

This will facilitate the maintenance and evolution of WISeKey’s multi-class share structure (WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares, and WISeKey BVI Class F Shares) and support future equity financings, acquisitions, and employee incentive arrangements.

The BVI structure is also expected to reduce recurring regulatory and administrative costs while preserving access to both U.S. and Swiss capital markets. Many international technology companies listed on the Nasdaq are incorporated in the BVI, and adopting a similar legal structure is expected to enhance WISeKey’s comparability with its peers and facilitate investment by global institutional investors.

The Board has also considered the potential risks associated with the Merger, including the costs of implementation, possible market uncertainty, and the transition to a new legal system. After weighing these factors, the Board has unanimously concluded that the expected benefits of the Merger outweigh the potential risks.

Although we expect that the Merger should provide us with the benefits described above, the Merger will expose WISeKey and its shareholders to some risks:

•        the risk that the potential benefits described above sought in the Merger may not be realized;

•        the possibility of uncertainty created by the Merger, the corporate reorganization, and being incorporated in an offshore jurisdiction;

•        the fact that BVI corporate law imposes different and additional obligations on us and our shareholders;

•        the fact that we expect to incur costs to complete the Merger;

•        the diversion of management’s time and attention;

•        the fact that WISeKey will likely forfeit a significant amount of capital contribution reserves as a result of the Merger, thus reducing the amount exempt from Swiss dividing withholding in the event of a dividend distribution out of earnings; and

•        other risks related to the corporate reorganization to BVI discussed under “Risk Factors”.

This discussion of the information and factors considered by the Board in reaching its conclusions and recommendation includes the material factors considered by the Board, but is not intended to be exhaustive and may not include all of the factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger, and the complexity of these matters, the Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and all other actions or matters necessary or appropriate to give effect to the Merger Agreement and the transactions contemplated thereby, and to make its recommendation to WISeKey CH’s shareholders. Rather, the Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of WISeKey’s management. In addition, individual members of the Board may have assigned different weights to different factors.

After completing its review of the expected benefits and the potential advantages of the Merger, the Board unanimously approved the Merger Agreement and has recommended that shareholders vote for the Merger Agreement Proposal.

The Merger

There are several principal steps to effect the Merger:

•        WISeKey BVI was formed as a BVI business company limited by shares incorporated under BVI law, and is currently a direct and wholly owned subsidiary of WISeKey CH;

•        the Merger Agreement was executed by WISeKey CH and WISeKey BVI on June 26, 2026;

•        we will file the plan of merger and articles of merger to effect the Merger with the Registry of Corporate Affairs of the British Virgin Islands;

•        the Merger Report was prepared, which, together with the Merger Agreement and the WISeKey CH statutory standalone financial statements, dated as of and for the period ended on December 31, 2025, form the basis for the Merger. These documents were confirmed by Berney Associés Audit SA, 1207 Geneva, Switzerland, a licensed audit expert, to be in compliance with the Swiss Merger Act; and

•        WISeKey CH shareholders will be asked to vote to approve the Merger Agreement Proposal at the Extraordinary General Meeting of shareholders.

Conditional upon approval of the Merger Agreement Proposal by our shareholders at the Extraordinary General Meeting, and the satisfaction of the other conditions to completing the Merger, WISeKey CH will merge with and into WISeKey BVI effective on the date on which (1) the Merger has been entered in the daily ledger of the Commercial Register and approved by the Swiss Federal Commercial Register Office and (2) the Registry of Corporate Affairs of the British Virgin Islands has issued the Certificate of Merger.

One of the conditions to completion of the Merger is that the Swiss Takeover Board confirms to WISeKey CH that WISeKey CH’s current opting-out from the mandatory offer obligations pursuant to articles 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (“FMIA”) in Article 6 para. 6 of its articles of association will continue to apply upon the Merger becoming effective. The memorandum and articles of association of WISeKey BVI will replicate WISeKey CH’s current opting-out provision.

Under Swiss securities laws, any person who — directly, indirectly, or acting in concert with third parties — acquires equity securities which, added to the equity securities already held, exceed the threshold of 33⅓% of the voting rights of a target company (whether exercisable or not) must make a mandatory public offer to acquire all listed equity securities of that company, unless the target company’s shareholders have opted out of that requirement by adopting a corresponding provision in the company’s articles of association. As explained, WISeKey CH’s articles of association have included such an opting-out provision since the initial listing of the WISeKey CH Class B Shares in 2016. The opting-out provision means that no acquirer of WISeKey BVI Ordinary Shares will be required to launch a mandatory public offer, regardless of the size of the shareholding acquired. Shareholders will accordingly not benefit from the takeover protection that the mandatory offer rules are designed to provide.

Absent a continuation of that provision upon the Merger, WISeKey BVI would become subject to the Swiss mandatory offer rules. These rules also apply to companies not incorporated under Swiss law whose shares are listed, at least in part, on a Swiss exchange. Following completion of the Merger, WISeKey BVI’s Ordinary Shares are intended to be listed on a primary basis on the SIX Swiss Exchange.

WISeKey CH will seek confirmation from the Swiss Takeover Board — the Swiss regulatory authority for public takeover offers — that, by virtue of the Merger and the adoption of an equivalent opting-out provision by the entity surviving the Merger (i.e., WISeKey BVI), the current opting-out continues to be in effect.

The WISeKey board of directors believes that the continuation of the opting-out provision upon the Merger is in the best interests of WISeKey and its shareholders. First, WISeKey CH has operated under an opting-out since its initial listing in 2016; maintaining that position following the Merger ensures continuity and avoids introducing a structural change. Second, the opting-out is intended to preserve WISeKey BVI’s flexibility to attract and retain strategic investors — including technology and industrial partners — without triggering a mandatory offer obligation that could deter such investments or complicate WISeKey’s medium-term strategic repositioning in the cybersecurity and digital trust sectors.

Shareholders should be aware that the opting-out provision means that no acquirer of WISeKey BVI Ordinary Shares will be required to launch a mandatory public offer, regardless of the size of the shareholding acquired or the means by which the threshold of 33⅓% of the voting rights is exceeded — whether by acquisition, acting in concert, or otherwise. For holders of WISeKey BVI Ordinary Shares, this means that they will not have the opportunity to exit their investment in WISeKey BVI on the terms prescribed by the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of 19 June 2015, as amended (“FMIA”) and its implementing ordinances — in particular at a minimum price equal to the higher of the highest price paid by any acquirer for WISeKey BVI shares during the preceding twelve months and the prevailing stock exchange price — in connection with a corresponding change of control. Consequently, if a control premium is paid in connection with a sale of a controlling interest in WISeKey BVI, there is no legal obligation to pay the same premium to, or otherwise allow holders of WISeKey BVI Ordinary Shares to participate in, such premium. This effect is reinforced by WISeKey BVI’s multi-class share structure: WISeKey BVI Ordinary Shares carry one (1) vote per share, while WISeKey BVI Class B Shares carry ten (10) votes per share and WISeKey BVI Class F Shares carry a variable number of votes designed to ensure that their holders — who will include WISeKey BVI’s founder, Chief Executive Officer and director, Carlos Moreira — at all times represent 49.99999% of WISeKey BVI’s total voting power. As a result, holders of WISeKey BVI Ordinary Shares may have limited ability to effect a change in the composition of the Board or management against the wishes of the controlling shareholders.

As a result of the Merger:

•        WISeKey BVI will be the surviving company and WISeKey CH will be dissolved by means of absorption by WISeKey BVI and without a formal liquidation procedure;

•        all assets and liabilities of WISeKey CH will be transferred to and assumed by WISeKey BVI by operation of law;

•        each WISeKey CH Share (including each WISeKey CH Share held by WISeKey CH or any of its subsidiaries, which will not be exchanged for WISeKey BVI Shares) will be cancelled and will cease to exist;

•        each holder of WISeKey CH Class B Shares, except for WISeKey CH or any of its subsidiaries, whose WISeKey CH Class B Shares will not be exchanged for WISeKey BVI Shares but will be cancelled, will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger, to elect to receive either (i) one (1) WISeKey BVI Ordinary Share, or (ii) ten (10) WISeKey BVI Class B Shares, subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described in this prospectus;

•        each holder of WISeKey CH Class A Shares, except for WISeKey CH or any of its subsidiaries, will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger, to elect to receive either (i) one (1) WISeKey BVI Class F Share, or (ii) one (1) WISeKey BVI Class B Share, subject to such holders’ timely and valid election and to the “WISeKey BVI Class B Share Cap” as described in this prospectus;

•        Holders of WISeKey CH Shares may make elections on a share-by-share basis, such that a holder may elect to receive (a) for holders of WISeKey CH Class B Shares, WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares, or (b) for holders of WISeKey CH Class A Shares, WISeKey BVI Class F Shares in respect of some of its WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

•        each holder of WISeKey CH ADSs, will receive one half of one (1/2) Nasdaq-listed and SIX-listed WISeKey BVI Ordinary Share in exchange for each WISeKey CH ADS held immediately prior to the effectiveness of the Merger;

•        The WISeKey CH ADS program will be terminated by WISeKey and WISeKey CH ADS Depositary and the WISeKey CH ADSs will be delisted from NASDAQ; and

•        WISeKey BVI will assume WISeKey CH’s share and option plans that had previously been sponsored by WISeKey CH and WISeKey BVI will amend (as required) such plans in order to permit the issuance or delivery of WISeKey BVI Shares thereunder, rather than WISeKey CH Shares (and to make any other modifications which may be required to comply with BVI law).

Conditions to Completion of the Merger

The Merger will not be completed unless the following conditions, among others, are satisfied:

•        the Merger Agreement Proposal is approved by the requisite vote of our shareholders;

•        WISeKey CH has completed its creditor calls required by Swiss law and received a confirmatory report from the statutory auditor regarding such calls;

•        any statutory, court or official prohibition to complete the Merger and the transactions contemplated by the Merger Agreement shall have expired or been terminated, or if not, failure to comply with the same will not have materially adverse consequences for one or both of WISeKey CH and WISeKey BVI;

•        all consents and/or waivers of any third party required of WISeKey CH to complete the Merger shall have been obtained;

•        the SEC has declared the registration statement on Form F-4 that includes this prospectus effective, and no stop order with respect thereto shall be in effect;

•        the WISeKey BVI Ordinary Shares to be issued pursuant to the Merger are authorized for listing on the Nasdaq and the SIX;

•        the WISeKey CH ADSs and the WISeKey CH Class B Shares held immediately prior to the Merger are delisted from Nasdaq and the SIX respectively;

•        WISeKey BVI shall have entered into all required agreements for the WISeKey BVI Ordinary Shares to be eligible for deposit, book-entry and clearance services by SIS, DTC and their respective affiliates;

•        WISeKey CH receives an opinion from Patterson Belknap Webb & Tyler LLP, in form and substance reasonably satisfactory to it, confirming that the Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, subject to the assumptions, qualifications and limitations described herein and in the opinion.

•        WISeKey CH receives an opinion from Harneys, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations — BVI Tax Considerations”;

•        WISeKey CH receives an opinion from Homburger AG, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations — Swiss Tax Considerations”;

•        all Swiss legal preconditions necessary for the filing of the application for the entry of the Merger in the Commercial Register shall have been satisfied, including the receipt from the Zug land registry of a confirmation that WISeKey CH does not own any real property, is not subject to the Swiss Federal Act on the Acquisition of Immovable Property in Switzerland by Foreign Non-Residents and may be deregistered from the Commercial Register of the Canton of Zug;

•        all BVI legal preconditions necessary for the filing of the plan and articles of merger and the issuance of the certificate of merger by the Registry of Corporate Affairs of the British Virgin Islands have been satisfied; and

•        there shall be a confirmation from the appropriate Swiss tax authority that no Swiss dividend withholding tax is payable under Swiss law as a result of the Merger.

Effective Time

If the Merger Agreement Proposal is approved by the requisite vote of our shareholders at the meeting, and the other conditions to completion of the Merger are satisfied, we will file the plan of merger and articles of merger to effect the Merger with the Commercial Register following the Extraordinary General Meeting and request the Registry of Corporate Affairs of the British Virgin Islands to issue the Certificate of Merger. The Merger will be completed and become effective on the date on which (1) the Merger has been entered in the daily ledger of the Commercial Register and approved by the Swiss Federal Commercial Register Office and (2) the Registry of Corporate Affairs of the British Virgin Islands has issued the Certificate of Merger. We currently anticipate completing the Merger during the third quarter of 2026.

Termination

The Merger Agreement provides that we may decide to abandon the Merger at any time prior to the Extraordinary General Meeting, and after the Extraordinary General Meeting if the Merger Agreement Proposal is not approved by shareholders. After the Merger Agreement Proposal is approved by our shareholders, we anticipate filing the application to effect the Merger in Switzerland and request the issuance of the Merger Certificate in the British Virgin Islands, unless one of the conditions to completing the Merger fails to be satisfied.

Management of WISeKey BVI

As of the Effective Time, the officers and directors of WISeKey CH will be appointed as the officers and directors of WISeKey BVI. The members of our current board of directors were elected at our 2026 Annual General Meeting and will hold office until our 2027 Annual General Meeting or until their respective successor is elected or the office is otherwise vacated.

Interests of Certain Persons in the Merger

You should be aware that some of our executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of our other shareholders. WISeKey BVI and one or more of its subsidiaries will, to the extent permitted by BVI law, enter into indemnity agreements with those directors and executive officers who currently have indemnity agreements with WISeKey CH, upon terms substantially similar to the WISeKey CH agreements to the extent permitted by BVI law. However, no change of control payments or additional compensation will be payable to our directors or executive officers in connection with the Merger.

Carlos Moreira, our founder, Chairman of the Board of Directors and Chief Executive Officer, as of June 30, 2026 owned 192,739 WISeKey CH Class B Shares, which is 4.6% of the economic interest of the WISeKey CH Class B Shares outstanding as of June 30, 2026, and 1,811,641 WISeKey CH Class A Shares, which is 99.6% of the economic interest of the WISeKey CH Class A Shares outstanding as of June 30, 2026. These shareholdings of Carlos Moreira represent a combined 33.43 of the total of voting rights in the Company (based on the WISeKey CH Class B Shares and WISeKey CH Class A Shares outstanding as of June 30, 2026). Upon effectiveness of the Merger and assuming Mr. Moreira converts all of his WISeKey CH Class A Shares into WISeKey BVI Class F Shares and all of his WISeKey CH Class B shares into WISeKey BVI Ordinary Shares, Mr. Moreira is expected to hold upon the effectiveness of the Merger (i) 1,811,641 WISeKey BVI Class F Shares, which assuming all holders of WISeKey CH Class A Shares elect to convert all of their WISeKey CH Class A Shares to WISeKey BVI Class F Shares, will be 99.6% of the economic interest of the then outstanding WISeKey BVI Class F shares, and (ii) 192,739 WISeKey BVI Ordinary Shares, which, assuming all holders of WISeKey CH Class B Shares elect to convert all of their WISeKey CH Class B Shares to WISeKey BVI Ordinary Shares and all WISeKey CH ADSs are converted into WISeKey BVI Ordinary Shares, is expected to be equivalent to 4.6% of the economic interest of the total then outstanding WISeKey BVI Ordinary Shares. Based on the same assumptions, the total voting rights in the Company that Mr. Moreira is expected to hold once the Merger is effective will be approximately 49.75%.

Recommendation and Required Affirmative Vote

The Merger Agreement must be approved by the affirmative vote of at least two-thirds of the voting rights of all WISeKey CH Class B Shares and WISeKey CH Class A Shares and the absolute majority of the par value of all WISeKey CH Class B Shares and WISeKey CH Class A Shares, each as represented in person or by proxy at the Extraordinary General Meeting. See. “Summary of the Merger — Extraordinary General Meeting of Shareholders.”

The Board has unanimously approved the Merger Agreement and recommends that shareholders vote “FOR” the Merger Agreement Proposal.

We will not complete the Merger unless the Merger Agreement Proposal is approved by our shareholders.

As of June 30, 2026, there were 4,177,172 WISeKey CH Class B Shares (including WISeKey CH Class B Shares represented by WISeKey CH ADSs) and 1,819,060 WISeKey CH Class A Shares registered and entitled to vote; however, shareholders who are not registered in WISeKey CH’s share register as shareholders or do not become registered as shareholders with voting rights as of the Record Date, i.e., the close of business (CH Time) on September 2, 2026, will not be entitled to attend, vote at or grant proxies to vote at, the Extraordinary General Meeting. As of June 30, 2026, our directors and executive officers and their affiliates directly owned, in the aggregate, 1,819,060 WISeKey CH Class A Shares and 222,630 WISeKey CH Class B Shares. This represents approximately 34.2% of the registered WISeKey CH Shares. These persons have informed us that they intend to vote their shares for the Merger Agreement Proposal.

Market Price and Dividend Information

On November 17, 2025, the last trading day before the public announcement of the Merger, the closing price of the WISeKey CH Class B Shares on SIX was CHF 15.70 per WISeKey CH Class B Share. On July 30, 2026, the last practicable date before the date of this prospectus, the closing price of the WISeKey CH Class B Shares on SIX was CHF 10.30 per WISeKey CH Class B Share.

On November 17, 2025, the last trading day before the public announcement of the Merger, the closing price of the WISeKey CH ADSs on Nasdaq was $9.15 per WISeKey CH ADS. On July 30, 2026, the last practicable date before the date of this prospectus, the closing price of the WISeKey CH ADSs was $6.41 per WISeKey CH ADS.

Differences in Shareholder Rights

After the Merger, as we describe in this prospectus, your rights under BVI corporate law as a holder of WISeKey BVI Ordinary Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class B Shares, your rights under BVI corporate law as a holder of WISeKey BVI Class F Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class A Shares and your rights under BVI corporate law as a holder of WISeKey BVI Class B Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class A Shares and WISeKey CH Class B Shares. The WISeKey BVI Articles will also differ in some respects from the WISeKey CH Articles. In particular, WISeKey BVI will have a multi-class share structure with the following features: (i) holders of WISeKey BVI Class F Shares will be entitled to exercise 49.999999% of the total voting rights in WISeKey BVI, regardless of the number of total WISeKey BVI Shares in issue; and (ii) each WISeKey BVI Class B Share will have ten times the voting power of a WISeKey BVI Ordinary Share. Notwithstanding these differences in the governing documents between WISeKey BVI and WISeKey CH, we believe that BVI law and the WISeKey BVI Articles adequately safeguard the rights of shareholders. See “Comparison of Rights of Shareholders”.

We believe that these changes primarily (1) either are required by BVI law or otherwise result from differences between the corporate laws of BVI and the corporate laws of Switzerland and (2) relate to the corporate reorganization of our current holding company WISeKey CH incorporated in Switzerland to the new holding company WISeKey BVI incorporated in BVI.

Notwithstanding the differences in the governing documents between WISeKey CH and WISeKey BVI, we believe that BVI law and the WISeKey BVI Articles as a whole adequately safeguard the rights of WISeKey CH shareholders. In essence, the duties of a shareholder under Swiss law (in a company limited by shares (Aktiengesellschaft)) and of a shareholder under the laws of BVI (in a BVI business company limited by shares) are comparable. Under the BVI Business Companies Act, Revised Edition 2020, as amended (the “BVI Companies Act”), the financial liability of a shareholder of WISeKey BVI is limited to the amount, if any, unpaid on the WISeKey BVI Ordinary Shares held by them. Once WISeKey BVI Ordinary Shares are credited as fully paid up, there is no further financial liability on the part of shareholders. WISeKey BVI Ordinary Shares issued upon the Merger will be credited as fully paid up on issuance.

The characteristics of and the differences between WISeKey CH Class B Shares and the WISeKey BVI Ordinary Shares are summarized under “Description of the Shares of WISeKey BVI” and “Comparison of Rights of Shareholders”.

Regulatory Approvals

Other than the entry of the Merger in the Commercial Register, receipt from the Zug land registry of a confirmation that WISeKey CH does not own any real property, is not subject to the Swiss Federal Act on the Acquisition of Immovable Property in Switzerland by Foreign Non-Residents and may be deregistered from the Commercial Register of the Canton of Zug, and receipt of the Certificate of Merger from the Registry of Corporate Affairs of the British Virgin Islands, we are not aware of any governmental approvals or actions that are required to complete the Merger other than compliance with U.S. federal and state securities laws, various portions of Swiss law and BVI corporate law.

Appraisal Rights

The following description is a summary of the appraisal rights available to the shareholders of WISeKey CH under Article 105 of the Swiss Merger Act and of certain other provisions of Swiss law. This summary does not purport to be a complete description of the relevant Swiss statutory provisions and it is qualified in its entirety by reference to the full text of the Swiss Merger Act, the Swiss Code of Obligations, the relevant provisions of the Swiss Federal Private International Law Act or international treaties regarding the recognition and enforcement of judgments. In addition, this description is based on Swiss law and does not cover BVI law provisions that might be relevant in case an appraisal suit were brought before courts in BVI.

Any WISeKey CH shareholder who is considering bringing an appraisal suit under Article 105 of the Swiss Merger Act is strongly urged to read the Swiss Merger Act, the Swiss Code of Obligations and applicable procedural laws and to consult their own Swiss or BVI legal advisors. In this summary, certain Swiss legal concepts are expressed in English and not in their original German, French or Italian terms. The concepts used in Swiss law may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. Under Swiss law, WISeKey CH shareholders whose common shares are registered in their names can exercise appraisal rights under Article 105 of the Swiss Merger Act and request the examination of the equity and membership interest in connection with the Merger by filing suit. Because WISeKey BVI will be the surviving entity after the Merger, an appraisal suit would likely be filed in a court in BVI. The suit must be filed within two months after the registration of the Merger is published in the Swiss Official Gazette of Commerce. According to legal commentators, an appraisal suit can be filed by shareholders who vote against the Merger Agreement Proposal, who abstain from voting, or who do not participate in the shareholders meeting approving the Merger Agreement Proposal. WISeKey CH shareholders who filed an appraisal suit will receive the merger consideration at the same time as all other WISeKey CH shareholders. If a claim by one or more shareholders of WISeKey CH is successful, all WISeKey CH shareholders who held common shares at the time of the effectiveness of the Merger would receive the same compensation.

Under Swiss law, if an appraisal suit is filed and the exchange ratio fails to be adequate, the court will determine the compensation, if any, that it considers adequate. The Swiss Merger Act does not prescribe any specific valuation reference points that a court should use in making its determination.

Article 105 of the Swiss Merger Act only states that a court shall award “adequate compensation” (angemessene Ausgleichszahlung) and Article 7 of the Swiss Merger Act provides that the shareholders of the merged company are entitled to receive shares in the surviving entity in correlation to their former shareholding in the merged entity, taking into account the respective net assets of the two merging companies, the apportionment of voting rights as well as other relevant factors. The court should consider the respective net assets of WISeKey CH and WISeKey BVI and the audit report, which will confirm that the merger consideration is justifiable and adequate based on Article 15(4)(b) and (c) of the Swiss Merger Act. In addition, a court will also consider other factors it deems relevant. Because shareholders will receive, as consideration in the Merger, WISeKey BVI Class B Shares or WISeKey BVI Ordinary Shares in accordance with the Exchange Ratio and all of the assets and liabilities of WISeKey CH as a result of the completion of the Merger will be transferred by operation of law to WISeKey BVI, we believe that the equity and shareholder interests of WISeKey CH shareholders are adequately safeguarded.

In a lawsuit brought before Swiss courts, the procedural and litigation costs of the appraisal proceedings will generally be borne by WISeKey BVI as the surviving company in the Merger. Under special circumstances, the court may require the plaintiffs to bear some of these costs. The filing of an appraisal suit does not prevent completion of the Merger.

As stated above, this description of appraisal rights and procedural aspects is based on Swiss law and international treaties applicable in Switzerland. Should an appraisal suit be filed by shareholders against WISeKey BVI in BVI, the applicable legal and procedural considerations might be different.

Holders and beneficial owners of WISeKey CH ADSs are not direct shareholders of WISeKey CH and are not able to exercise appraisal rights under the Swiss Merger Act either directly or through the WISeKey CH ADS Depositary. Holders and beneficial owners of WISeKey CH ADSs who wish to exercise appraisal rights under the Swiss Merger Act would need to present their WISeKey CH ADSs for cancellation to the WISeKey CH ADS Depositary, pay the applicable fees of the WISeKey CH ADS Depositary and become shareholders on the WISeKey CH register sufficiently prior to record date or date to perfect appraisal rights.

Exchange of Shares; Delivery of Shares to Former Record Holders

The exchange of WISeKey CH Class B Shares (if held in book-entry form) for WISeKey BVI Ordinary Shares will occur on or about the date of the Effective Time. The Exchange Agent will, as soon as reasonably practicable after the Effective Time, cause the exchange of WISeKey CH Class B Shares for WISeKey BVI Ordinary Shares or, as applicable, WISeKey BVI Class B Shares, and WISeKey CH Class A Shares for WISeKey BVI Class F Shares or, as applicable, WISeKey CH Class B Shares, to be received in the Merger pursuant to the terms of the Merger Agreement.

Bank Reyl, as the Swiss Exchange Agent, in coordination with SIS, will arrange for the exchange of the WISeKey CH Shares in book-entry form for the relevant class of WISeKey BVI Shares (also in book-entry form). Depending on your bank or broker, the new WISeKey BVI Shares are expected to be credited to your existing securities account shortly after the record date for the settlement of the Merger. You should be able to commence trading the WISeKey BVI Shares shortly after the record date for the settlement of the Merger. Please contact your bank, broker or other nominee for further information about your account and when you will be able to begin trading your WISeKey BVI Shares.

In order to be entitled to receive WISeKey BVI Shares for your WISeKey CH Shares, you must hold WISeKey CH Shares on the record date for the settlement of the Merger. The record date will be shortly after the Effective Time. Investors acquiring or selling WISeKey CH Shares on or around the record date for the settlement of the Merger in over-the-counter or other transactions not effected on the SIX should ensure such transaction take into account the treatment of the WISeKey CH Shares to be exchanged for WISeKey BVI Shares in the Merger. Please contact your bank or broker for further information if you intend to engage in any such transaction.

If (i) your WISeKey CH Class B Shares are represented by physical certificates, and (ii) these shares are duly registered in WISeKey CH’s share register, you will be required to deposit your physical certificates representing WISeKey CH Shares with a Swiss custodian bank for the exchange of WISeKey CH Shares for WISeKey BVI Shares for conversion of the certificated WISeKey CH Shares into WISeKey CH Shares in book-entry form prior to the close of business on the “cum date” for the settlement of the Merger. We expect that your bank or broker will then be able to credit your custody account with the number of WISeKey BVI Shares you are entitled to receive in the Merger after the record date for the exchange.

If you hold physical certificates representing WISeKey CH Shares and do not either deposit your physical certificates representing WISeKey Shares with a Swiss custodian bank prior to the “cum date” for the settlement of the Merger, you will not receive any WISeKey BVI Shares in the Merger. Bank Reyl, acting as Swiss Exchange Agent, will hold your WISeKey BVI Shares and all entitlements arising therefrom, on your behalf pending delivery of the relevant number and class of WISeKey BVI Shares to you. Such share delivery can only be effected once you have deposited your physical certificates representing WISeKey CH Shares with a Swiss custodian bank for conversion into book-entry shares.

Any WISeKey BVI Shares issued in the Merger that remain undelivered to the former holders of WISeKey CH Shares as of the 12 month anniversary of the Effective Time (or the termination of the Exchange Agent’s engagement, if later) will be delivered to WISeKey BVI or its designee, together with all entitlements (including dividend entitlements) arising therefrom, upon demand, and WISeKey BVI or its designee will thereafter continue to hold such shares and entitlements, as nominee for, and on behalf of, the former holders of WISeKey CH Shares, on substantially similar terms as the Exchange Agent, pending formal delivery of legal title thereto, but subject to applicable abandoned property, escheat or similar laws. For the avoidance of doubt, WISeKey BVI Shares are deemed issued when the name of the relevant Shareholder is entered in the register of members of WISeKey BVI in accordance with the WISeKey BVI Articles, and no share certificates shall be issued in respect of any WISeKey BVI Shares. No interest shall be payable on any dividend entitlements or other amounts held, from time to time, by WISeKey BVI, the Exchange Agent or any of their respective affiliates or designees as nominee for any former holder of WISeKey CH Shares, and none of WISeKey BVI, the Exchange Agent or any of their respective affiliates or designees shall be required to account to any former holder of WISeKey CH Shares for same.

Cancellation of WISeKey CH ADSs in exchange for WISeKey BVI Ordinary Shares

WISeKey CH ADSs are currently listed on Nasdaq. Each WISeKey CH ADS represents one-half of one WISeKey CH Class B Share. The WISeKey CH ADS Depositary will not make an election to receive any WISeKey BVI Class B Shares in connection with the Merger and will therefore receive WISeKey BVI Ordinary Shares. As soon as practicable after the Merger, the WISeKey CH ADS Depositary will call for surrender of all WISeKey CH ADSs to be exchanged on a mandatory basis into WISeKey BVI Ordinary Shares. Upon surrender of WISeKey CH ADSs, the WISeKey CH ADS Depositary will deliver to the holder the number of whole WISeKey BVI Ordinary Shares to which the holder is entitled. On the exchange effective date announced by the WISeKey CH ADS Depositary, DTC will surrender for exchange all WISeKey CH ADSs held on behalf of participants. The WISeKey CH ADS Depositary will deem all uncertificated WISeKey CH ADSs held outside DTC to have been surrendered on the announced exchange effective date. WISeKey CH ADSs held in registered certificated form will need to be surrendered for exchange by the registered holders. If you hold WISeKey CH ADSs in an account with a broker or other securities intermediary, your WISeKey BVI Ordinary Shares will be credited to your account without any action on your part. If you hold uncertificated WISeKey CH ADSs on the WISeKey CH ADS Depositary’s books, your ownership of WISeKey BVI Ordinary Shares will be recorded in book-entry form by the registrar and transfer agent as soon as reasonably practicable after the effective date of the Merger without any additional action on your part. If you hold WISeKey CH ADS certificates in registered definitive form, the WISeKey CH ADS Depositary will send you a letter of transmittal. You must sign and return the letter of transmittal, together with your WISeKey CH ADS certificates, to receive your WISeKey BVI Ordinary Shares. Notwithstanding the foregoing, no fractions of WISeKey BVI Ordinary Shares will be delivered in the mandatory exchange. Instead, the aggregated fractional entitlements will be sold and you will be entitled to receive the net proceeds of the sale of your fractional entitlement.

Share Compensation Plans

If the Merger is completed, WISeKey BVI will adopt and assume WISeKey CH’s share option and incentive plan and underlying awards, and those plans and awards will be amended as necessary to give effect to the Merger, including to provide (1) that respective class of WISeKey BVI Shares will be issued, held, available or used to measure benefits as appropriate under the plans, arrangements and awards, in lieu of the relevant class of WISeKey CH Shares, including upon exercise of any options granted or awarded under those plans and arrangements; and (2) for the appropriate substitution of WISeKey BVI for WISeKey CH in those plans and arrangements. Shareholder adoption of the Merger Agreement will also be deemed to satisfy any requirement for shareholder approval of the amendments and modifications and the relevant adoption and assumption of the stock option and incentive plan by WISeKey BVI.

Stock Exchange Listing

We expect that immediately following the Merger, the WISeKey BVI Ordinary Shares will be listed on Nasdaq under the symbol “WQEY,” and listed (in the form of a primary listing) and traded on the SIX under the symbol “WQEY”. WISeKey CH ADSs currently listed on Nasdaq will be delisted from Nasdaq and cancelled due to the Merger. WISeKey CH Class B Shares are currently listed on the SIX will be delisted from the SIX and exchanged for WISeKey BVI Ordinary Shares.

Accounting Treatment of the Merger under U.S. GAAP

Under U.S. GAAP, the Merger represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at cost. Accordingly, the assets and liabilities of WISeKey CH will be reflected at their book value in the accounts of WISeKey BVI at the Effective Time.

Impact of the Merger on Operating Costs and Effective Tax Rates

Because WISeKey BVI, like its predecessor WISeKey CH, remains a Swiss tax resident company, we do not anticipate any material change to our effective tax rate. Further, we do not expect the Merger to have a material effect on our operating costs, including our selling, general and administrative expenses. We believe that the cost of doing business in BVI is generally comparable to the cost of doing business in Switzerland.

Effect of the Merger on the Availability of Information and Reports

After the completion of the Merger, WISeKey BVI will remain subject to SEC reporting requirements, the mandates of the Sarbanes-Oxley Act and the Dodd Frank Act and the applicable corporate governance rules of the Nasdaq, and WISeKey BVI will continue to report WISeKey’s consolidated financial results in U.S. dollars and under U.S. GAAP. WISeKey BVI will be permitted under BVI law to prepare and file its BVI statutory accounts in accordance with U.S. GAAP in respect of fiscal years ending no later than December 31, 2030 (and after that date will be required to prepare its BVI statutory financial statements according to a financial reporting framework permissible under BVI law — i.e., IFRS or BVI GAAP, in addition to separately preparing financial statements under U.S. GAAP required by SEC rules). WISeKey BVI will also be required to comply with any additional reporting and governance requirements of BVI law — whilst it is listed, there is no requirements to file a financial annual return in the BVI. WISeKey BVI will not be required to provide shareholders with Swiss statutory financial statements or the Swiss compensation report currently provided by WISeKey CH. However, as WISeKey BVI will continue to have a primary listing of its WISeKey BVI Ordinary Shares on the SIX, in addition to the listing of the WISeKey BVI Ordinary Shares on Nasdaq, it will continue to be subject to certain SIX Exchange Regulation reporting requirements, such as ad hoc and management transaction reporting and annual corporate governance reporting requirements, including as regards the compensation of the board of directors and executive management.

For so long as WISeKey BVI has a class of equity securities listed on Nasdaq, WISeKey BVI will continue to be subject to rules regarding proxy solicitations and tender offers and the corporate governance requirements of Nasdaq, the Exchange Act, the Dodd Frank Act and the Sarbanes-Oxley Act including, for example, annual certification requirements and auditor independence rules, unless certain circumstances change.

MATERIAL TAX CONSIDERATIONS

The information presented under the caption “— Swiss Tax Considerations” is a discussion of the material Swiss tax consequences of the Merger, including the exchange of WISeKey CH Class B Shares and WISeKey CH ADSs for WISeKey BVI Ordinary Shares and/or WISeKey BVI Class B Shares. The information presented under the caption “— U.S. Federal Income Tax Considerations” is a discussion of the material U.S. federal income tax consequences (1) to U.S. holders and non-U.S. holders (each as defined below) of (A) exchanging WISeKey CH Class B Shares and WISeKey CH ADSs for WISeKey BVI Ordinary Shares in the Merger, and (B) owning and disposing of WISeKey BVI Ordinary Shares received in the Merger and (2) to each of WISeKey CH and WISeKey BVI as a result of the Merger. The information presented under the caption “— BVI Tax Considerations” is a discussion of the material BVI tax consequences to shareholders of the Merger and of ownership and disposition of the WISeKey BVI Ordinary Shares.

You should consult your own tax advisor regarding the applicable tax consequences to you of the Merger and of ownership and disposition of the WISeKey BVI Ordinary Shares under the laws of the U.S. (federal, state and local), BVI, Switzerland, and any other applicable jurisdiction.

SWISS TAX CONSIDERATIONS

Scope of Discussion

This discussion does not generally address any aspects of Swiss taxation other than Swiss federal and general cantonal and communal taxation, is not a complete analysis or list of all of the possible tax consequences of the Merger or of holding and disposing of WISeKey CH Class B Shares (other than the exchange of WISeKey CH Class B Shares for WISeKey BVI Ordinary Shares and/or WISeKey BVI Class B Shares as a result of the Merger), and does not address all tax considerations that may be relevant to you.

Consequences of the Merger

In connection with this prospectus, our tax counsel, Homburger, has delivered a tax opinion to the effect that, for Swiss federal and Geneva cantonal and communal corporate income tax purposes, the Merger, including the exchange of WISeKey CH Class B Shares for WISeKey BVI Ordinary Shares and/or WISeKey BVI Class B Shares as a result of the Merger should not be taxable (i) to WISeKey CH in Switzerland, (ii) to Swiss individual shareholders who hold their WISeKey CH Class B Shares as private assets, (iii) Swiss resident corporate and individual shareholders who hold their WISeKey CH Class B Shares as part of a trade or business carried on in Switzerland (including Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities), and (iv) corporate and individual shareholders who are not resident in Switzerland and who hold their WISeKey CH Class B Shares as part of a trade or business carried on in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, subject in each case to the limitations detailed below and the qualifications set forth in the tax opinion. A copy of the tax opinion is filed as an exhibit to the registration statement of which this prospectus is a part.

In addition to the tax opinion from our Swiss tax counsel, we have obtained two letter ruling confirmations from each of (i) the Swiss Federal Tax Administration, and (ii) the Geneva Tax Administration detailing the tax consequences of the Merger to WISeKey CH and its shareholders summarized below.

Material Tax Consequences OF THE MERGER to WISEKEY CH

Pursuant to the tax ruling confirmation we received from the Swiss Federal Tax Administration, the Merger should qualify as a tax-neutral reorganization for Swiss stamp duty and dividend withholding tax purposes and should therefore not result in a taxable transaction for WISeKey CH, provided that WISeKey BVI’s equity that can be distributed to Swiss individual shareholders without Swiss income and withholding tax consequences does not exceed WISeKey CH’s income and withholding tax free distributable equity (i.e., the sum of the nominal capital plus qualifying reserves from capital contributions) at the time of the Merger. We also received a ruling confirmation from the Geneva Tax Administration confirming that the Merger should qualify as a tax-neutral reorganization and therefore would not lead to corporate income tax consequences at the level of WISeKey CH.

As a result of the Merger, WISeKey CH will likely forfeit a portion of existing reserves from capital contributions, which can be distributed to shareholders without deduction of Swiss dividend withholding tax. As of the date hereof, WISeKey CH has qualifying reserves from capital contributions in the amount of CHF 56,685,712 (USD 70,013,203). Upon completion of the Merger, WISeKey BVI is expected to have qualifying reserves from capital contributions in the amount of approximately CHF 15,500,000 (approximately USD 19,200,000).

Material Tax Consequences OF THE MERGER to WISEKEY CH Shareholders

Pursuant to the tax ruling confirmations we received from the Swiss Federal Tax Administration and the Geneva Tax Administration, the Merger gives rise to the following tax consequences to WISeKey CH Shareholders:

•        Swiss tax resident individual shareholders holding their WISeKey CH Class B Shares as private assets (Privatvermögen) should not be subject to any Swiss federal, cantonal or communal income tax in connection with the exchange of their WISeKey CH Class B Shares for WISeKey BVI shares as a result of the Merger, provided that WISeKey BVI’s equity that can be distributed to Swiss individual shareholders without Swiss dividend withholding and income tax consequences does not exceed WISeKey CH’s income and withholding tax free distributable equity (i.e., the sum of the nominal capital plus qualifying reserves from capital contributions) at the time of the Merger.

•        Swiss resident corporate and individual shareholders holding their WISeKey CH Class B Shares as part of a trade or business carried on in Switzerland (including Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities), should not be subject to any Swiss federal, cantonal or communal income tax in connection with the exchange of their WISeKey CH Class B Shares for WISeKey BVI shares as a result of the Merger, provided that (i) the WISeKey BVI Ordinary Shares and/or the WISeKey BVI Class B Shares will carry over the (tax) book value of the WISeKey CH Class B Shares in the books of these shareholders because the Merger will qualify as a tax-neutral merger for Swiss tax purposes, and (ii) these shareholders will be required to recognize a gain or loss realized on the cash payment, if any, in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period.

•        Corporate and individual shareholders who are not resident in Switzerland holding their WISeKey CH Class B Shares as part of a trade or business carried on in Switzerland through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, should not be subject to any Swiss federal, cantonal or communal income tax in connection with the exchange of their WISeKey CH Class B Shares for WISeKey BVI shares as a result of the Merger, provided that (i) the WISeKey BVI Ordinary Shares and/or the WISeKey BVI Class B Shares will carry over the (tax) book value of the WISeKey CH Class B Shares in the books of these shareholders because the Merger will qualify as a tax-neutral merger for Swiss tax purposes, and (ii) these shareholders will be required to recognize a gain or loss realized on the cash payment, if any, in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Scope of Discussion

The following is a discussion of material U.S. federal income tax consequences generally expected to apply to U.S. Holders (as defined below) of WISeKey CH Class B Shares or WISeKey CH ADSs as a result of the Merger and their receipt and ownership of WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares (or both), as applicable. This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between Switzerland and the United States (the “Treaty”), all as of the date hereof, any of which are subject to change or differing interpretations, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

As used herein, the term “U.S. Holder” means a holder who, for U.S. federal income tax purposes, is a beneficial owner of WISeKey CH Class B Shares, WISeKey CH ADSs, WISeKey BVI Ordinary Shares, or WISeKey BVI Class B Shares; is eligible for benefits of the Treaty; and is:

•        a citizen or individual resident of the United States;

•        a corporation or other entity taxable as a corporation, that was created or organized under the laws of the U.S., any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that either is subject to the supervision of a court within the U.S. and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is limited to U.S. Holders who hold their WISeKey CH Class B Shares or WISeKey CH ADSs and WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares (or both), as applicable, as capital assets for tax purposes. Furthermore, it does not describe all of the U.S. federal income tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including consequences for purposes of the alternative minimum tax and the potential application of the Medicare contribution tax. This discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special tax rules, such as:

•        banks, insurance companies, and certain other financial institutions;

•        dealers or traders in securities who use a mark-to-market method of tax accounting;

•        persons holding WISeKey CH Shares or WISeKey CH ADSs or WISeKey BVI Shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the shares or ADSs;

•        regulated investment companies or real estate investment trusts;

•        U.S. expatriates and certain former citizens or long-term residents of the United States;

•        U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•        entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•        tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•        persons that own or are deemed to own five percent or more of our shares by vote or value; or

•        persons holding WISeKey CH Shares or WISeKey CH ADSs or WISeKey BVI Shares in connection with a trade or business conducted outside of the United States.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds WISeKey CH Class B Shares or WISeKey CH ADSs, or, after the completion of the Merger, WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares (or both), as applicable, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding WISeKey CH Class B Shares or WISeKey CH ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the Merger to the partnership.

Generally, a U.S. Holder of WISeKey CH ADSs is treated for U.S. federal income tax purposes as holding the WISeKey CH Class B Shares represented by the ADSs.

This discussion does not address, except as specifically provided below, any tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each shareholder is urged to consult its tax advisor regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger in their particular circumstances, including of owning and disposing of WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares received in the Merger.

Consequences of the Merger

WISeKey CH intends for the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”), and Patterson, Belknap, Webb & Tyler LLP has delivered an opinion that the Merger should qualify as an F Reorganization for U.S. federal income tax purposes, subject to the assumptions, qualifications and limitations described herein and in the opinion. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Merger could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. We have not and do not intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and consequently there can be no assurance that the IRS or a court of law will treat the Merger in the manner described above. The remaining discussion under this section assumes that the Merger will qualify as an F Reorganization.

If the Merger is treated as an F Reorganization, then except as provided below under “— PFIC Considerations Related to the Merger,” U.S. Holders generally will not recognize taxable gain or loss for U.S. federal income tax purposes as a result of the Merger. The aggregate tax basis for U.S. federal income tax purposes of the WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares (or both) received by such U.S. Holder in the Merger would be the same as such U.S. Holder’s aggregate adjusted tax basis of the WISeKey CH Class B Shares or WISeKey CH ADSs surrendered in exchange therefor, and such U.S. Holder’s holding period for the WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares (or both) would include the period during which the WISeKey CH Class B Shares or WISeKey CH ADSs exchanged therefor were held by such U.S. Holder.

If the Merger were to fail to qualify as an F Reorganization or another form of reorganization within the meaning of Section 368(a) of the Code, then, subject to the PFIC rules discussed below under “— PFIC Considerations Related to the Merger,” a U.S. Holder generally would recognize gain or loss with respect to each of its WISeKey CH Class B Shares or WISeKey CH ADSs in an amount equal to the difference, if any, between the fair market value of the corresponding WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares (or both) received in the Merger and the U.S. Holder’s adjusted tax basis in the WISeKey CH Class B Shares or WISeKey CH ADSs surrendered in exchange therefor. In such event, such U.S. Holder’s tax basis in the WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares (or both) received in the Merger would be equal to the fair market value of such WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares (or both) on the date of the Merger, and the U.S. Holder’s holding period for such WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares (or both) would begin on the day following the date of the Merger.

U.S. Holders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. and other tax consequences of the Merger in their circumstances.

PFIC Considerations Related to the Merger

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) 75% or more of its gross income for the taxable year is “passive income,” or (ii) 50% or more of the average quarterly value of its assets consist of assets that produce, or are held for the production of, “passive income.” Passive income generally includes interest, dividends, rents, certain non-active royalties and capital gains, but generally excludes rents and royalties which are derived in the active conduct of a trade or business or are amounts received from a related person that are properly allocable to the non-passive income of such related person. Cash and cash-equivalents generally are passive assets for these purposes, and digital assets are likely to be passive assets for these purposes as well. Goodwill and other unbooked intangible assets (the value of which may be determined by reference to the excess of the sum of a corporation’s market capitalization and liabilities over the value of its book assets) generally are treated as active to the extent attributable to activities that produce or are intended to produce active income. For purposes of the above calculations, the non-U.S. corporation will be treated as if it holds a proportionate share of the assets of, and receives directly a proportionate share of the income of, any other corporation in which it directly or indirectly owns at least 25%, by value, of the shares of such corporation. SEALSQ, although a consolidated subsidiary of WISeKey CH for financial accounting purposes, did not qualify as a look-through subsidiary for purposes of determining WISeKey CH’s PFIC status for 2025.

Based on the composition of WISeKey CH’s income and assets in 2025 and the estimated value of its assets, we believe WISeKey CH was likely a PFIC in 2025, and there is a risk that WISeKey CH (and WISeKey BVI, as its successor) is likely to be a PFIC for 2026. In particular, WISeKey CH owned a substantial amount of passive assets, including its interest in SEALSQ, which does not qualify as a look-through subsidiary for 2025, and which is not expected to qualify as a look-through subsidiary for any portion of 2026. The determination of whether a non-U.S. corporation is a PFIC is made annually. Once a non-U.S. corporation is classified as a PFIC, it is, with respect to a shareholder during the time it is treated as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the tests in subsequent years.

If WISeKey CH is a PFIC for any taxable year that is included in the holding period of a U.S. Holder of WISeKey CH Class B Shares or WISeKey CH ADSs and the U.S. Holder did not make a “mark-to-market” election under Section 1296 of the Code, then such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its WISeKey CH Class B Shares or WISeKey CH ADSs, including any gain recognized if the Merger were to fail to qualify as an F Reorganization, and (ii) any “excess distribution” made to the U.S. Holder (as described in “— PFIC Considerations of Owning WISeKey BVI Shares”).

Even if the Merger qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these regulations would generally require gain (but not loss) recognition by U.S. persons exchanging shares in a corporation that is a PFIC at any time during such U.S. person’s holding period of such shares where such person has not made either a QEF election or a “mark-to-market” election. Any such gain recognized pursuant to Section 1291(f) of the Code would be treated as an “excess distribution” under Section 1291 and subject to the special rules described in “— PFIC Considerations of Owning WISeKey BVI Shares.” Notwithstanding the foregoing, if WISeKey CH Class B Shares or WISeKey CH ADSs constitute shares in a PFIC with respect to any U.S. Holder and the Merger qualifies as an F Reorganization, those proposed Treasury Regulations, if finalized in their current form, would provide an exception to gain recognition otherwise required under the PFIC rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted, or how the proposed U.S. Treasury regulations will be applied.

U.S. Holders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. and other tax consequences of the Merger in their particular circumstances (including the consequences if WISeKey CH and/or WISeKey BVI is a PFIC).

Consequences of Election to Receive WISeKey BVI Class B Shares in the Merger

If a U.S. Holder of WISeKey CH Class B Shares elects to receive WISeKey BVI Class B Shares in the Merger, the U.S. Holder should generally have the same U.S. federal income tax consequences as if such U.S. Holder received only WISeKey BVI Ordinary Shares, subject to the same assumptions, qualifications and limitations as described herein and in the opinion, and a U.S. Holder that elects to receive WISeKey BVI Class B Shares in the Merger should allocate its basis in its WISeKey BVI shares between its WISeKey BVI Ordinary Shares, if any, and its WISeKey BVI Class B Shares on the basis of their respective fair market values.

WE URGE U.S. SHAREHOLDERS TO CONSULT THEIR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF ELECTING TO RECEIVE WISEKEY BVI CLASS B SHARES.

Consequences of Owning and Disposing of WISeKey BVI Shares

Taxation of Distributions on WISeKey BVI Ordinary Shares and/or WISeKey BVI Class B Shares.

Subject to the passive foreign investment company rules described below, any distributions paid by us (before reduction for any amounts withheld in respect of Swiss withholding tax), will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because WISeKey BVI does not intend to maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received with respect to WISeKey BVI Ordinary Shares and/or WISeKey BVI Class B Shares by a U.S. Holder that is an individual will be subject to taxation at reduced rates if the dividends are “qualified dividends.” Dividends paid on the WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares will generally be treated as qualified dividends if (i) such shares are listed on the Nasdaq or WISeKey BVI is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules, (ii) certain holding period requirements are satisfied and (iii) we are not, in the year prior to the payment of the dividends, and are not, in the year of the payment of the dividends, a PFIC as defined for U.S. federal income tax purposes (see “— Passive Foreign Investment Company Considerations”). As described in this registration statement, we expect the WISeKey BVI Ordinary Shares to be listed on the Nasdaq, and WISeKey BVI may be eligible for the benefits of such a treaty. U.S. Holders should consult their tax advisers regarding the appropriate U.S. federal income tax treatment of any distribution received or treated as received from us and the availability of the reduced tax rate on dividends in their particular circumstances.

The amount of a dividend will include any amounts withheld by us in respect of Swiss income taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Generally, any gain or loss resulting from foreign currency exchange fluctuations during the period from the date the dividend payment is included in a U.S. Holder’s income to the date the payment is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for taxation as “qualified dividend income.” Such gain or loss generally will be treated as U.S.-source income to U.S. Holders.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, Swiss income taxes withheld from dividends on WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares at a rate not exceeding the rate provided by the Treaty may be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and recently issued U.S. Treasury regulations further restrict U.S. Holders’ ability to claim foreign tax credits (although the application of the regulations has been deferred pending further guidance). Dividend distributions will constitute foreign-source income and will generally constitute “passive category” income for foreign tax credit purposes. U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Swiss income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Subsequent Dispositions of WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares.

Subject to the passive foreign investment company rules described below, any gain or loss realized on the sale or other disposition of WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held such shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

PFIC Considerations of Owning WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares.

As discussed above under “PFIC Considerations Related to the Merger,” under the Code, a non-U.S. corporation will be a PFIC for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of passive income or (ii) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, passive income. For purposes of the PFIC calculations, WISeKey BVI will be treated as if it holds its proportionate share of the assets, and directly receives its proportionate share of the income, of any other corporation in which it directly or indirectly owns at least 25% of the shares of such corporation by value (a “look-through subsidiary”). As previously discussed, although SEALSQ was a consolidated subsidiary of WISeKey CH for financial accounting purposes in 2025, SEALSQ did not qualify as a look-through subsidiary for purposes of determining WISeKey CH’s PFIC status for 2025 and is not expected to qualify as a look-through subsidiary for any portion of 2026 of WISeKey CH or WISeKey BVI (post-Merger). WISeKey CH also notes that there is substantial uncertainty regarding SEALSQ’s status as a PFIC for its 2025 taxable year and there is a significant risk that SEALSQ could be a PFIC in 2026 and possibly future taxable years.

Based on the composition of WISeKey CH’s income and assets in 2025 and the estimated value of its assets, WISeKey CH believes it was likely a PFIC in 2025, and there is a risk that WISeKey CH (and WISeKey BVI, as its successor) is likely to be a PFIC for 2026. Although WISeKey CH has not obtained valuations of its assets and thus is not in a position to make a definitive determination regarding whether WISeKey CH was a PFIC for 2025, WISeKey CH believes it was likely a PFIC for 2025 based on the composition of WISeKey CH’s income and assets in 2025 and the estimated value of its assets. WISeKey CH owned a substantial amount of passive assets in 2025, including cash and stock treated as passive investment assets under the PFIC rules. In particular, a substantial portion of WISeKey CH’s value is attributable to its interest in SEALSQ, which, as noted above, does not qualify as a look-through subsidiary for 2025 and is treated as a passive investment asset for purposes of determining WISeKey CH’s (and, post-merger, WISeKey BVI’s) PFIC status.

Based on WISeKey CH’s income and assets for 2025, there is also a risk that WISeKey CH, and, following the merger, WISeKey BVI, is likely to be a PFIC for 2026 and possibly future taxable years. However, whether WISeKey CH or BVI will be classified as a PFIC in 2026 or any future taxable year is uncertain because it will depend on the composition of the Company’s income and assets and the value of its assets, including goodwill, which will be determined in part by reference to the Company’s market capitalization, which may fluctuate significantly over time. Moreover, the determination of whether WISeKey CH or BVI is a PFIC for any taxable year is fact-intensive and requires the application of principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Accordingly, WISeKey CH, and, following the merger, WISeKey BVI, cannot provide any assurances regarding WISeKey CH or WISeKey BVI’s PFIC status for 2026 or any future taxable year.

If a U.S. Holder owns WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares in any year in which WISeKey BVI is treated as a PFIC, it generally will continue to be treated as a PFIC with respect to that U.S. Holder, even if we cease to be a PFIC in subsequent years unless the U.S. Holder makes a “deemed sale” election with respect to such shares. Under a deemed sale election, the U.S. Holder will be deemed to have sold such WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares at their fair market value and any gain recognized on such deemed sale will be treated as an “excess distribution,” as described below. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares. After the deemed sale election, so long as WISeKey BVI does not become a PFIC in a subsequent taxable year, the U.S. Holder’s WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of such shares. U.S. Holders should consult their tax advisers as to the possibility and consequences of making a deemed sale election if such election becomes available.

If a U.S. Holder owns WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares in any year in which WISeKey BVI is a PFIC, subject to the discussion below regarding the mark-to-market election, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of such shares will be allocated ratably over the U.S. Holder’s holding period for such shares. The amounts allocated to the taxable year of the disposition and to any year before we become a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed on such amount. Further, to the extent that any distribution received by the U.S. Holder on its WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares exceeds 125% of the average of the annual distributions on such shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain from the sale or other disposition of such shares.

A U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares, but only for such shares that are “marketable stock.” Our WISeKey BVI Ordinary Shares will generally be “marketable stock” assuming they are regularly traded on the Nasdaq or another qualified exchange. However, it is not expected that the WISeKey BVI Class B Shares would be treated as “marketable stock” and eligible for the mark-to-market election.

If a U.S. Holder makes the mark-to-market election with respect to their WISeKey BVI Ordinary Shares, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the WISeKey BVI Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the WISeKey BVI Ordinary Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in the WISeKey BVI Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of WISeKey BVI Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a valid mark-to-market election is made for any year in which we are a PFIC, distributions will be treated as described above under “— Taxation of Distributions” except that the preferential tax rates on dividends paid to non-corporate U.S. Holders will not apply. However, a

U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs (which may include SEALSQ), notwithstanding the U.S. Holder’s mark-to-market election for our WISeKey BVI Ordinary Shares because a mark-to-market election generally cannot be made for equity interests in a lower-tier PFIC unless shares of such lower-tier PFIC are themselves marketable. Accordingly, U.S. Holders should consult their tax advisers as to the availability and advisability of a mark-to-market election in their particular circumstances, as well as the impact of such election on interests in any lower-tier PFICs. Once made, the election cannot be revoked without the consent of the IRS unless the WISeKey BVI Ordinary Shares cease to be “marketable stock.”

WISeKey BVI does not intend to provide the information necessary for U.S. Holders to make a “qualified electing fund” election, which if available could materially affect the tax consequences to U.S. Holders of the ownership and disposition of WISeKey BVI Shares if we are a PFIC for any taxable year. Therefore, prospective investors should assume that a QEF election will not be available.

If a U.S. Holder owns WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares during any year in which we are a PFIC, the holder generally must file annual reports containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to us, generally with the holder’s federal income tax return for that year.

U.S. Holders are urged to consult their own tax advisers concerning the U.S. federal income tax consequences of owning and disposing of WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares in the event WISeKey CH and/or WISeKey BVI is treated as a PFIC.

Information Reporting and Backup Withholding on Distributions and Disposition Proceeds with Respect to WISeKey BVI Ordinary Shares or WISeKey BVI Class B Shares.

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information with respect to Foreign Financial Assets.

A U.S. Holder who is an individual and, in certain cases, an entity, and who holds certain specified foreign financial assets (which may include the WISeKey BVI Shares) with an aggregate value in excess of certain thresholds, is generally required to report information related to such interests by attaching a completed IRS Form 8938 (Statement of Specified Foreign Financial Assets) with such U.S. Holder’s tax return for each year in which such U.S. Holder held an interest in the specified foreign financial assets, subject to certain exceptions (including an exception for WISeKey BVI Shares held in accounts maintained by U.S. financial institutions). Persons who are required to report foreign financial assets and fail to do so may be subject to substantial penalties. U.S. Holders should consult their tax advisers regarding these information reporting requirements.

BVI TAX CONSIDERATIONS

The following is a summary of the material BVI tax consequences to shareholders of the Merger and of the acquisition, ownership and disposition of the WISeKey BVI Ordinary Shares. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each shareholder. The summary is based on BVI tax law and the practice of the BVI currently in force in BVI on the date of this prospectus. Legislative, administrative or judicial changes may modify the tax consequences described below, possibly with retrospective effect.

The Government of the British Virgin Islands does not impose any income, corporate, or capital gains tax, estate duty, inheritance tax, gift tax, or withholding tax on the Company or its security holders who are not tax residents of the BVI. Accordingly, except as noted below, no taxes, fees, or charges will be payable, whether by direct assessment or withholding, to the BVI government or any other taxing authority in respect of the Merger or the receipt of cash for Ordinary Shares under the terms of the Merger.

WISeKey, and all dividends, interest, rents, royalties, compensation, and other amounts paid by WISeKey to persons who are not BVI tax residents, will not be subject to BVI income, withholding, or capital gains taxes in respect of WISeKey’s shares, debt obligations, or other securities held by them, or in respect of dividends received on such shares. Additionally, no estate, inheritance, succession, or gift taxes are payable by such persons with respect to any shares, debt obligations, or other securities of WISeKey.

The transfer of the WISeKey BVI Ordinary Shares will be exempt from stamp duty tax in the BVI. Except to the extent that WISeKey holds a direct or indirect interest in real property in the BVI, all instruments related to transactions involving its shares, debt obligations, or other securities, and all instruments relating to WISeKey’s business generally, are exempt from stamp duty in the BVI. However, registration fees will be payable to the BVI Registrar of Corporate Affairs in order to register the Plan of Merger and Articles of Merger.

neither WISeKey CH nor WISeKey BVI will recognize any gain or loss for BVI tax purposes as a result of the Merger.

The receipt by WISeKey CH shareholders of WISeKey BVI Shares as consideration for the cancellation of their WISeKey CH Shares in the Merger will not give rise to a liability to BVI tax on chargeable gains for Non-BVI Holders.

DESCRIPTION OF SECURITIES AFTER THE MERGER

The following description of WISeKey BVI Shares is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the WISeKey BVI Articles, which are included as Annex B to this prospectus. See also “Comparison of Rights of Shareholders.”

WISeKey BVI capacity and powers are described in article 4 of the of the WISeKey BVI Articles and are generally to engage in any act or activity that is not prohibited under the laws of the BVI. WISeKey BVI is authorized to issue a maximum of 105,000,000 no par value WISeKey BVI Shares in three classes as follows, subject to the share rights set out in clause 6 of the memorandum in the WISeKey BVI Articles:

(a)     up to 100,000,000 WISeKey BVI Ordinary Shares;

(b)    up to 1,000,000 WISeKey BVI Class B Shares; and

(c)     up to 4,000,000 WISeKey BVI Class F Shares.

WISeKey BVI shall issue registered shares only. WISeKey BVI is not authorized to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares. WISeKey BVI shall not issue certificates in respect of any shares issued by it.

A share is deemed to be issued when the name of the shareholder is entered in the register of members.

WISeKey BVI Ordinary Shares

Each WISeKey BVI Ordinary Share confers upon its holder (a) the right to attend any meeting of shareholders, (b) the right to one (1) vote per WISeKey BVI Ordinary Share on any resolution of shareholders, and (c) the right to participate in any dividends or distributions declared whether of an income or capital basis and whether or not paid on the dissolution of WISeKey BVI or otherwise (a “Distribution”), with each WISeKey BVI Ordinary Share having a Dividend Participation (as defined below) of 1.0. Dividends declared by WISeKey BVI and any surplus assets available for distribution upon a liquidation, dissolution or winding-up of WISeKey BVI shall be distributed pari passu among all shares by reference to the Dividend Participation applicable to each Share.

WISeKey BVI Class B Shares

Each WISeKey BVI Class B Share confers upon its holder (a) the right to attend any meeting of shareholders, (b) the right to ten (10) votes per WISeKey BVI Class B Share on any resolution of shareholders, provided that (and automatically adjusted as necessary so that) the aggregate voting power attributable to all WISeKey BVI Class B Shares entitled to vote on any matter shall not exceed 49.999999% of the total voting power of all shares entitled to vote on such matter, calculated disregarding any voting rights attaching to the WISeKey BVI Class F Shares, and (c) the right to participate in any Distributions, with each WISeKey BVI Class B Share having a Dividend Participation of 0.1. The Directors may allot or issue WISeKey BVI Class B Shares only to “Permitted Holders.”

A Permitted Holder means, in relation to WISeKey BVI Class B Shares, (i) any holder of WISeKey BVI Class B Shares from time to time, and (ii) any employee, officer, director or consultant of any member of the Group designated by the Board of Directors from time to time (including any participant in any employee share or incentive plan approved by the Board of Directors). The WISeKey BVI Class B Shares may only be transferred to a person who, immediately prior to such transfer, is a holder of WISeKey BVI Class B Shares. Any purported transfer of a WISeKey BVI Class B Share in breach of this restriction shall be void and of no effect, and the Board of Directors shall refuse to register any transfer not in compliance with this restriction. This restriction does not apply to an allotment or issue of WISeKey BVI Class B Shares by WISeKey BVI, or to a transfer by WISeKey BVI of any treasury shares. WISeKey BVI Class B Shares are convertible, at the option of the holder at any time, into one (1) WISeKey BVI Ordinary Share for every ten (10) WISeKey BVI Class B Shares surrendered. Conversions shall be effected by delivery of a notice of conversion to WISeKey BVI, and conversion shall be effective upon updating of the register of members. Upon conversion, the converting WISeKey BVI Class B Shares shall be cancelled and the resulting WISeKey BVI Ordinary Shares shall be issued to the converting holder. The conversion of WISeKey BVI Class B Shares into WISeKey BVI Ordinary Shares will be in ten (10) Class B Share increments only. No fractional Shares shall be issued upon conversion.

WISeKey BVI Class F Shares

Each WISeKey BVI Class F Share confers upon its holder (a) the right to attend any meeting of shareholders, (b) a number of votes per WISeKey BVI Class F Share, on any matter that is submitted to a vote of shareholders, that would cause the total votes of all WISeKey BVI Class F Shares to equal 49.999999% of the voting power of all shares (or, if the applicable voting standard is “a majority of the Shares present in person or represented by proxy and entitled to vote on such matter,” 49.999999% of the voting power of Shares present in person or represented by proxy and entitled to vote on such matter) minus the aggregate number of voting rights attaching to all WISeKey BVI Class B Shares and WISeKey BVI Ordinary Shares of WISeKey BVI held by the holder(s) of WISeKey BVI Class F Shares entitled to vote on such matter, if any, and (c) the right to participate in any Distributions, with each Class F Share having a Dividend Participation of 0.1.

The WISeKey BVI Class F Shares shall be non-transferable other than a transfer to a trust established by the transferring WISeKey BVI Class F Shareholder. Any purported transfer of a WISeKey BVI Class F Share in breach of this restriction shall be void and of no effect, and the Board of Directors may refuse to register any transfer not in compliance with this restriction.

Each WISeKey BVI Class F Share is convertible, at the option of the holder at any time, into either (i) one (1) WISeKey BVI Class B Share on a one-for-one basis, or (ii) one (1) WISeKey BVI Ordinary Share for every ten (10) WISeKey BVI Class F Shares surrendered. No conversion into WISeKey BVI Class B Shares shall be effected to the extent it would result in the aggregate voting power attributable to all WISeKey BVI Class B Shares exceeding the WISeKey BVI Class B Share Cap. No fractional shares shall be issued upon conversion. Upon conversion, the converting WISeKey BVI Class F Shares shall be cancelled and the resulting WISeKey BVI Class B Shares or WISeKey BVI Ordinary Shares, as applicable, shall be issued to the converting holder.

Dividend Participation

For the purposes of any entitlement to a Distribution, “Dividend Participation” means the participation metric used solely to determine the relative entitlement of shares to dividends declared by WISeKey BVI and to surplus assets available for distribution upon a liquidation, dissolution or winding-up of WISeKey BVI.

Dividends declared by WISeKey BVI and any surplus assets available for distribution upon a liquidation, dissolution or winding-up of WISeKey BVI shall be distributed pari passu among all shares by reference to the Dividend Participation applicable to each share, with WISeKey BVI Ordinary Shares having a Dividend Participation of 1.0 and WISeKey BVI Class B Shares and WISeKey BVI Class F Shares each having a Dividend Participation of 0.1. Save as expressly provided with respect to the Dividend Participation and voting rights, there is no priority or preference between classes of shares. All shares rank pari passu as to timing and priority of payment and the quantum of any distribution (including upon liquidation, dissolution or winding-up).

Redemption and Treasury Shares

WISeKey BVI may purchase, redeem or otherwise acquire and hold its own shares, subject to the consent of the shareholders whose shares are to be purchased, redeemed or otherwise acquired unless otherwise permitted by the BVI Act or the WISeKey BVI Articles. WISeKey BVI may only offer to purchase, redeem or otherwise acquire shares if the directors are satisfied, on reasonable grounds, that immediately after such acquisition the value of WISeKey BVI’s assets will exceed its liabilities and WISeKey BVI will be able to pay its debts as they fall due. Shares that WISeKey BVI purchases, redeems or otherwise acquires may be cancelled or held as treasury shares, provided that the number of treasury shares of any class may not exceed 50% of the shares of that class previously issued by WISeKey BVI, excluding shares that have been cancelled. All rights and obligations attaching to a treasury share are suspended while WISeKey BVI holds the share as a treasury share.

Dividends and Distributions

The directors may, by Resolution of Directors, authorize a distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of WISeKey BVI’s assets will exceed its liabilities and WISeKey BVI will be able to pay its debts as they fall due. Dividends may be paid in money, shares, or other property. No dividend shall bear interest as against WISeKey BVI and no dividend shall be paid on treasury shares.

Transfer of Shares

Subject to the transfer restrictions applicable to WISeKey BVI Class B Shares and WISeKey BVI Class F Shares described above, shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to WISeKey BVI for registration. The transfer of a share is effective when the name of the transferee is entered on the register of members.

Share Register

WISeKey BVI’s share register is expected to be maintained by its transfer agent Computershare Trust Company, N.A.. A share is deemed to be issued when the name of the shareholder is entered in the register of members.

Directors

The Directors are to be elected by Resolution of Shareholders at the Annual General Meeting and hold office until the earlier of the next Annual General Meeting, except in the event of the earlier of their death, resignation or removal. Each director then in office shall resign at each Annual General Meeting with effect from the end of such meeting. Directors that have previously served on the Board may be re-elected. The Directors may at any time appoint any person to be a Director either to fill a vacancy or as an addition to the existing Directors. Where the Directors appoint a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office. WISeKey BVI’s Articles provide that its board of directors consists of a minimum of two (2) and a maximum of fourteen (14) directors. WISeKey BVI currently has two (2) members on its board of directors.

The business and affairs of WISeKey BVI shall be managed by, or under the direction or supervision of, the Directors. The Directors have all the necessary powers for managing, directing, and supervising the business and affairs of WISeKey BVI. Each Director shall exercise their powers for a proper purpose and shall not act or agree to WISeKey BVI acting in a manner that contravenes the WISeKey BVI Articles or the BVI Act. Each Director, in exercising their powers or performing their duties, shall act honestly and in good faith in what the Director believes to be the best interests of the WISeKey BVI.

A Director shall, forthwith after becoming aware of the fact that they are interested in a transaction entered into or to be entered into by WISeKey BVI, disclose the interest to all other Directors.

Committees

The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the seal, to the committee. Such committees may include, but shall not be limited to:

•        a compensation committee;

•        a corporate governance committee;

•        a nomination and compensation committee; and

•        a strategy committee; or

•        such others as required by Nasdaq.

Notice

Any notice, information or written statement to be given by WISeKey BVI to Shareholders shall be in writing and may be given by personal service, mail, courier, email, or fax to such Shareholder’s address as shown in the register of members or to such Shareholder’s email address or fax number as notified by the Shareholder to WISeKey BVI in writing from time to time.

COMPARISON OF RIGHTS OF SHAREHOLDERS

Your current rights as a shareholder are governed by Swiss law and the WISeKey CH Articles. After the Merger, your rights will be governed by BVI law and the WISeKey BVI Articles.

Many of the principal attributes of WISeKey CH’s Class B Shares and WISeKey BVI’s Ordinary Shares and WISeKey BVI Class B Shares will be similar. However, if the Merger is consummated, your future rights under BVI corporate law as a holder of WISeKey BVI Class B Shares and/or WISeKey BVI Ordinary Shares will differ from your current rights under Swiss corporate law as a holder of WISeKey CH Class B Shares. In addition, the WISeKey BVI Articles differ in some respects from the WISeKey CH Articles. The following discussion is a summary of material changes to your rights resulting from the Merger.

This summary is not complete and does not cover all of the differences between BVI law and Swiss law affecting companies and their shareholders or all the differences between the WISeKey CH Articles and the WISeKey BVI Articles. We believe this summary is complete and accurate in all material respects. It is, however, subject to the complete text of the relevant provisions of the BVI Companies Act, the WISeKey BVI Articles, WISeKey CH Articles and the Swiss Code of Obligations, in particular articles 620 through 760 and articles 957 through 964l of the Swiss Code of Obligations and the Swiss Merger Act. We encourage you to read those laws and documents. The WISeKey BVI’s Articles are attached to this prospectus as Annex B. For information as to how you can obtain the WISeKey CH Articles, see “Where You Can Find More Information”.

	Switzerland	British Virgin Islands	Delaware
Share Capital

WISeKey CH has a registered share capital of CHF 424,063.40, consisting of 4,080,546 registered shares with a par value of CHF 0.10 per share (i.e., the WISeKey CH Class B Shares) and 1,600,880 registered shares with a par value of CHF 0.01 per share (i.e., the WISeKey CH Class A Shares).

WISeKey BVI is authorized to issue a maximum of 105,000,000 no par value WISeKey BVI Shares in three classes as follows:

(a)     up to 100,000,000 WISeKey BVI Ordinary Shares;

(b)    up to 1,000,000 WISeKey BVI Class B Shares; and

(c)     up to 4,000,000 WISeKey BVI Class F Shares

Immediately prior to the completion of the Merger, the total number of issued shares of WISeKey BVI will be 100 shares of no par value.

All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.

In addition, pursuant to its capital band included in its Articles of Association, WISeKey CH’s board of directors is authorized to increase and/or reduce the share capital once or several times through the issuance of new WISeKey CH Class B Shares or the cancellation of

Based on the number of WISeKey CH shares outstanding as of June 30, 2026, WISeKey BVI is expected to issue 4,177,172 ordinary shares of no par value to the former shareholders of WISeKey CH on the completion of the Merger (less any shares

Switzerland	British Virgin Islands	Delaware

WISeKey CH Class B Shares within the upper limit of CHF 636,095.10 and the lower limit of CHF 391,700.96. After expiration of the current one-year period on June 19, 2030, the capital band would be available to the board of directors for issuance of additional WISeKey CH Class B Shares or reduction of the share capital by way of cancellation of WISeKey CH Class B Shares only if the authorization is reapproved by the shareholders for another period (of up to five years).

In a share issuance based on WISeKey CH’s capital band, WISeKey CH’s shareholders have subscription rights to obtain newly issued WISeKey CH Class B Shares in an amount proportional to the par value of the WISeKey CH Class B Shares they already hold. However, under WISeKey CH’s capital band, the Board of Directors is authorized to withdraw or limit the subscription rights with respect to the issuance of new WISeKey CH
Class B Shares based on the capital band and allocate such rights to third parties (including individual shareholders), the Company, or any of its group companies in the following circumstances:

•   if the issue price of the new WISeKey CH Class B Shares is determined by reference to the market price;

repurchased between April 30, 2026 and the completion of the Merger). All shares issued upon the effective time of the Merger will be duly and validly issued as fully paid up. In addition, upon completion of the Merger, WISeKey BVI will acquire and cancel, for no consideration, all of its 100 issued and outstanding ordinary shares.

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by WISeKey BVI in general meeting), the Act and, where applicable, the rules of Nasdaq and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to a dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Act and the Articles) vary such rights. Notwithstanding the foregoing, the Directors may allot or issue WISeKey BVI Class B Shares only to Permitted Holders.

The authorized but unissued shares may be increased or reduced by way of an ordinary resolution of the shareholders. The shares comprising the authorized shares of WISeKey BVI may be divided into shares of such par value as the resolution shall prescribe.

Switzerland	British Virgin Islands	Delaware

•   or raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the sub-scription rights of existing shareholders;

•   for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of WISeKey CH or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or;

•   for purposes of broadening the shareholder constituency of WISeKey CH in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

Switzerland	British Virgin Islands	Delaware

•   for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s); or

•   for the participation of members of the Board of Directors, members of the Executive Committee, employees,  contractors, consultants or other persons performing services for the benefit of WISeKey CH or any of its group companies.

Further, under its conditional share capital, WISeKey may issue (i) up to 1,680,317 new WISeKey CH Class B Shares in connection with bonds, notes, loans, options, warrants, or other securities or contractual obligations convertible into or exercisable or exchangeable for WISeKey CH Class B Shares, and (ii) up to 400,000 new WISeKey CH Class B Shares and 400,000 new WISeKey CH Class A Shares to members of the Board of Directors, members of the executive management team, officers, employees, contractors, consultants, or other persons providing services to WISeKey CH or any of its group companies under the terms of WISeKey CH’s stock option and incentive plans.

In connection with the issuance of bonds, notes, loans, options, warrants, or other securities or contractual obligations convertible into or exercisable or exchangeable

Switzerland	British Virgin Islands	Delaware

for WISeKey CH Class B Shares, the subscription rights of shareholders are excluded and the Board of Directors is authorized to withdraw or limit the advance subscription rights of shareholders with respect to new WISeKey CH Class B Shares issued from WISeKey CH’s conditional share capital, if:

•   such issuances are for the purpose of financing or refinancing the acquisition of an enterprise, parts of an enterprise, or participations or for new investment projects; or

•   such instruments are issued to strategic investors; or

•   such instruments are issued on national or international capital markets or through a private placement.

If the advance subscription rights are withdrawn or limited:

•   the relevant rights must be issued or entered into at market conditions; and

•   the conversion, exchange or exercise price of these rights shall be set with reference to the market conditions prevailing at the date on which the rights are issued; and

• the rights may be converted, exchanged or exercised during a maximum period of 30 years from the date of the relevant issuance or entry.

	Switzerland	British Virgin Islands	Delaware

The subscription rights and the advance subscription rights of shareholders are excluded with respect to WISeKey CH Class B Shares issued from the conditional share capital of WISeKey CH to members of the Board of Directors, members of the executive management team, officers, employees, contractors, consultants or other persons providing services to WISeKey CH or any of its group companies under the terms of WISeKey CH’s stock and incentive plan.

Preferred Shares

The board of directors does not have the power to establish any class or series of preferred shares. The power to do so is reserved to shareholders under Swiss law. WISeKey CH may issue preferred stock (Vorzugsaktien) by amendment of its articles of association as approved by resolution of its shareholders by way of a majority vote of the voting rights represented at the general meeting of shareholders.

Preferential rights of preferred stock may extend to, in particular, cumulative or non-cumulative dividends, liquidation proceeds, and preemptive rights in the case of the issuance of new shares.

WISeKey BVI is not authorized to issue preferred shares.

Delaware permits broad flexibility in creating preferred stock. If the certificate of incorporation authorizes the issuance of “blank check” preferred shares, the board may fix the number of shares and all terms (preferences, special rights and restrictions in connection with dividends payments, voting powers, stock conversion and redemption, liquidation of assets, etc.) by resolution and file a certificate of designations.

Variation of Rights

The board of directors of WISeKey CH may not create shares with increased voting powers without the affirmative resolution adopted by shareholders holding at least two-thirds of the voting rights and a majority of the par value of the registered shares, each as represented at the meeting.

The rights conferred upon the holders of the Shares of any class may only be varied, whether or not WISeKey BVI is in liquidation, with the consent in writing of the holders of a majority of the issued Shares of that class or by a resolution approved at a duly convened and constituted meeting of the Shares of that class by the affirmative vote of a majority of the votes of the Shares of that class which were present at the meeting and were voted.

Changes to stock terms generally require a charter amendment approved by the board and stockholders. A separate class vote is required if an amendment would adversely affect the powers, preferences, or special rights of a class (and, if applicable, of a series, if so provided).

	Switzerland	British Virgin Islands	Delaware
Preemptive Rights and Advance Subscription Rights

WISeKey CH’s shareholders generally have preemptive rights to obtain newly issued WISeKey CH Shares, as well as advance subscription rights to obtain newly issued rights to acquire new WISeKey CH Shares in an amount proportional to the par value of the WISeKey CH Shares they already hold. WISeKey CH’s board of directors, however, has the ability to withdraw or limit these preemptive rights or advance subscription rights in certain limited circumstances. With the affirmative vote of shareholders holding two-thirds of the WISeKey CH Shares and the absolute majority of the par value of the WISeKey CH Shares, each as represented at the general meeting of shareholders, shareholders may authorize the withdrawal or the limitation of the preemptive rights or advance subscription rights for valid reasons, such as for purposes of a merger, an acquisition or any of the reasons authorizing WISeKey CH’s board of directors to withdraw or limit the preemptive rights of shareholders in the context of a capital increase under its capital band, as described under “— Share Capital.”

		There are no contractual or statutory pre-emption rights applicable to WISeKey BVI.	Stockholders do not have preemptive rights by default. Such rights exist only if expressly provided in the certificate of incorporation.
Shareholder Approval Requirements	Pursuant to the Swiss Code of Obligations, holders of WISeKey CH Shares have the exclusive right to determine the following matters: • the adoption and amendment of the Articles of Association;

The rights conferred upon holders of Shares of any class may only be varied (whether or not WISeKey BVI is in liquidation) with either:

(a)     The consent in writing of the holders of a majority of the issued Shares of that class; or

Nasdaq rules require shareholder approval for issuances of shares equal to 20% or more of the outstanding shares or voting power, for certain issuances to directors and officers, and for the adoption of equity-based compensation plans, with limited exceptions.

Switzerland	British Virgin Islands	Delaware

•   the election of the members of the Board of Directors, its chair, the members of the compensation committee, the independent voting rights representative, and the statutory auditor;

•   the approval of the annual management report, the standalone statutory financial statements, and the consolidated financial statements;

•   the approval of the appropriation of profit shown on the balance sheet contained in the standalone statutory financial statements of WISeKey CH, in particular the determination of dividend and other capital distributions to shareholders;

•   the discharge of the members of the Board of Directors and the persons entrusted with management from liability for previous business conduct, to the extent such conduct is known to the shareholders;

•   the approval of the compensation of the Board of Directors and the executive management team pursuant to the Articles of Association, and

(b)    By a resolution approved at a duly convened meeting of the Shares of that class by the affirmative vote of a majority of the votes of the Shares of that class which were present at the meeting and were voted.

Directors shall be elected by a majority of the votes cast at any meeting of shareholders. However, if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, the directors shall instead be elected by a plurality of the votes cast.

WISeKey BVI may amend the Memorandum or Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors in respect of certain reserved matters (including restricting shareholders’ rights to amend, or changing the percentage required to amend).

Switzerland	British Virgin Islands	Delaware

•   the advisory vote on the report (established under Swiss law) pertaining to the compensation of the Board of Directors and executive management in the prior fiscal year;

•   delisting of the WISeKey CHs equity securities;

•   if applicable, approval of the report on non-financial matters pursuant to article 964c of the Swiss Code of Obligations; and

•   any other resolutions submitted to a general meeting of shareholders pursuant to law, the Articles of Association, or by voluntary submission by the Board of Directors (unless a matter is within the exclusive competence of the Board of Directors pursuant to the Swiss Code of Obligations).

Pursuant to the Articles of Association, the shareholders generally pass resolutions by the affirmative vote of a majority of the votes represented at the meeting, unless otherwise provided by law or the Articles of Association.

For the approval of certain matters, the Swiss Code of Obligations requires the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the WISeKey CH Shares, each as represented at a general meeting (see “Supermajority Votes” below).

	Switzerland	British Virgin Islands	Delaware

For the following matters, the voting rights privilege of the WISeKey CH Class A Shares does not apply:

1. The election of external auditors;

2. The appointment of experts to audit the company’s business management or parts thereof;

3. Any resolution concerning the instigation of a special investigation; and

4. Any resolution concerning the raising of a liability action.

Issuance of Warrants and Options

WISeKey CH, under its conditional capital pursuant to the Articles of Association, may issue from time to time bonds (including convertible bonds and bonds with options), notes, options, warrants or other securities in each case that represent a right to exchange, convert or exercise the security for WISeKey CH Class B Shares (collectively, the “Rights”). WISeKey CH’s Articles of Association permit the issuance of WISeKey CH Class B Shares in connection with the exercise of such Rights, without obtaining additional shareholder approval, up to a maximum aggregate amount of up to 1,680,317 WISeKey CH Class B Shares.

In addition, WISeKey CH’s Articles of Association permit the issuance of up to 400,000 new WISeKey CH Class B Shares and 400,000 new WISeKey CH Class A Shares to members of the Board of Directors, members of the executive

WISeKey BVI may issue securities in WISeKey BVI, which may be comprised of whole Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in WISeKey BVI, upon such terms as the Directors may from time to time determine.

The board may create and issue rights, options, and warrants, and set their terms (including consideration and exercisability). The board may delegate issuance within limits it sets.

	Switzerland	British Virgin Islands	Delaware

management team, officers, employees, contractors, consultants, or other persons providing services to WISeKey CH or any of its group companies under the terms of WISeKey CH’s stock option and incentive plans.

Dividends and Repurchase of Shares

Under Swiss law, distributions of dividends may be paid out only if the company has sufficient distributable profits from the previous fiscal years, or if the company has freely distributable reserves, including out of capital contribution reserves, each as will be presented on the balance sheet included in the annual standalone statutory financial statements of WISeKey CH.

The affirmative vote of shareholders holding a majority of the votes represented at a general meeting must approve distributions of dividends. The Board of Directors may propose to shareholders that a distribution of dividend be paid but cannot itself authorize the dividend.

Under the Swiss Code of Obligations, if the statutory reserves of WISeKey CH amount to less than 20% of the share capital recorded in the Swiss Commercial Register (i.e., 20% of the aggregate par value of the registered capital of WISeKey CH), then at least 5% of the annual profit of WISeKey CH must be allocated to the statutory profit reserve.

The Swiss Code of Obligations and WISeKey CH’s Articles of Association permit WISeKey CH to accrue additional reserves.

In addition, WISeKey CH is required to create a special reserve on its standalone

Dividends may be approved by Resolution of Directors. The directors must be satisfied that the company’s assets exceed its liabilities and that it is able to pay its debts as they fall due.

For information about the BVI tax issues relating to dividend payments, see “Material Tax Considerations — BVI Tax Considerations”.

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

•   out of its surplus, or

•   in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Switzerland	British Virgin Islands	Delaware

annual statutory balance sheet in the amount of the repurchase price of WISeKey CH Shares or any of its group companies’ repurchases, which amount may not be used for dividends or subsequent repurchases.

Own shares held directly by WISeKey CH are presented on the standalone annual statutory balance sheet of WISeKey CH as a reduction of total shareholders’ equity.

Swiss companies generally must maintain a separate company, standalone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends.

The statutory auditor of WISeKey CH must confirm that a dividend proposal made to shareholders complies with the requirements of the Swiss Code of Obligations and the Articles of Association.

Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment; however, it is also possible to pay dividends or other distributions in, for example, quarterly instalments. WISeKey’s Articles of Association provide that dividends that have not been claimed within five years after the due date become the property of WISeKey CH and are allocated to the statutory profit reserves.

	Switzerland	British Virgin Islands	Delaware
Number of Directors

WISeKey CH’s articles of association provide that the board of directors shall consist of at least three directors and at a maximum of 12 directors. The shareholders have an exclusive right to change the minimum and the maximum size of the board by amending the articles of association.

The BVI Companies Act provides for a minimum of one director. The WISeKey BVI Articles provide for a minimum of two directors and a maximum of fourteen directors. The shareholders of WISeKey BVI may from time to time increase or reduce the maximum number, or increase the minimum number, of directors by a special resolution amending the articles of association. The WISeKey BVI Articles provide that the size of the board will be determined by the board from time to time.

DGCL provides for a minimum of one director. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.

Term of Office of Directors	WISeKey CH’s Articles of Association provide for one-year terms (from annual general meeting to the next annual general meeting). One-year terms are mandatory under applicable Swiss law.

Under the WISeKey BVI Articles, directors are subject to re-election at each annual general meeting, unless they previously are removed from office or resign. Any director who stands for re-election at an annual general meeting but whose election is not approved by an ordinary resolution of shareholders at that meeting, will retire at the end of the meeting.

WISeKey BVI’s directors at the effective time of the Merger will serve until the next annual general meeting of WISeKey BVI.

Under the DGCL, the board of directors of a corporation shall consist of 1 or more members. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The certificate of incorporation or bylaws may prescribe other qualifications for directors. The default term is until the next annual meeting and until successors are elected. Corporations may classify the board into staggered terms if provided in the charter or bylaws as permitted.

Election of Directors

Directors are elected at the annual general meeting of shareholders. Directors are generally elected by the affirmative vote of a majority of the votes represented at the general meeting.

Shareholders who, alone or together, represent at least 0.5 per cent of the share capital or the voting rights, may request that a proposal for the election of nominees to the board of directors be

Directors are elected on an annual basis by resolution of shareholders at the annual general meeting. Directors are elected by a majority of the votes cast at any meeting of shareholders; provided, however, that if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, the directors shall instead be elected by a plurality of the votes cast.

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

	Switzerland	British Virgin Islands	Delaware

included on the agenda of a general meeting. To make such a request, the proposal must be made in writing at least 45 calendar days prior to the general meeting and specify the name of the nominee. If an explanatory statement is to be included in the invitation to the general meeting of shareholders, it must be submitted within the same period and be brief, clear and concise.

Each director holds office until the next annual general meeting, except in the event of the earlier death, resignation or removal. Each director then in office shall resign at each annual general meeting with effect from the end of such meeting. Directors that have previously served on the board may be re-elected.

The minimum number of directors is two and the maximum number is fourteen.

A director may be removed from office with or without cause by resolution of shareholders passed at a meeting of shareholders called for the purpose of removing the director, or by a written resolution passed by at least 75% of the votes of the shares entitled to vote. A director may also be removed with cause by resolution of directors.

The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors.

Board Vacancies	Under Swiss law, a shareholder vote at a general meeting of shareholders is required to fill vacancies on the board of directors. The board of directors cannot filled by the board of directors.

The WISeKey BVI Articles provide that the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office. A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office. The continuing directors may act notwithstanding any vacancy in their body.

Vacancies and newly created directorships may be filled by a majority of the remaining directors (even if less than a quorum), by a sole remaining director, or as provided in the charter/bylaws. If directors are divided into classes, vacancies may be filled by the board, if provided in the certificate of incorporation, or elected by the corresponding holders of such class/series of stock.

	Switzerland	British Virgin Islands	Delaware
Resignation, Removal and Disqualification of Directors

The office of a director is vacated if he or she gives notice of resignation. Only the shareholders may remove a director, and they may do so with or without cause by resolution at a shareholders’ meeting where such removal was properly set on the agenda.

A director may be removed from office: (a) with or without cause, by Resolution of Shareholders passed at a meeting of Shareholders called for the purpose of removing the director or for purposes including the removal of the director, or by a written resolution passed by at least 75% of the votes of the Shares of WISeKey BVI entitled to vote; or (b) with cause, by Resolution of Directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

A director may resign his office by giving written notice of his resignation to WISeKey BVI and the resignation has effect from the date the notice is received by WISeKey BVI or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

A director may resign at any time by notice. Stockholders may remove directors with or without cause, except: (i) if the board is classified, removal is only for cause unless the charter provides otherwise; and (ii) if directors are elected by a class/series or cumulative voting, special rules apply. Qualifications may be set in the charter/bylaws.

Quorum for Board and Committee Meetings

A majority of directors then in office constitutes a quorum for any meeting of the board. The quorum at a meeting of a committee of the board of directors is a majority of the members of the committee.

A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, subject to a minimum of two.

The meetings and proceedings of each committee of directors consisting of two or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee. The M&A does not include the provision regarding committees of one or two members having a quorum of one.

By default, a quorum for the board is a majority of the total number of directors. The certificate of incorporation or bylaws may require a greater number. Unless the certificate provides otherwise, the bylaws may set a lower quorum, but never less than one-third of the total number of directors. The same applies for committees.

	Switzerland	British Virgin Islands	Delaware
Extraordinary General Meeting of the Directors

Extraordinary meetings may be called by the chair of the board of directors, upon the request of any director or the Chief Executive Officer, pursuant to WISeKey CH’s Organizational Regulations, subject to providing a reason for so requesting a meeting.

		This concept does not exist under the BVI Companies Act and has not been provided for in the WISeKey BVI Articles.	Under DGCL, an EGM, called a special meeting of stockholders, may be called by the board of directors or by any person(s) authorized in the certificate of incorporation or bylaws.
Board Committees	All committee members must be directors. Committee proceedings are regulated by the WISeKey CH’s organizational regulations.

The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee. The directors have no power to delegate to a committee of directors any of the Proscribed Powers (which include the power to amend the Memorandum or Articles, designate committees of directors, appoint or remove directors, approve a plan of merger, consolidation or arrangement, and make a declaration of solvency or approve a liquidation plan).

The meetings and proceedings of each committee of directors consisting of two or more directors shall be governed mutatis mutandis by the provisions of the WISeKey BVI Articles regulating the proceedings of directors.

The board of directors may, by resolution passed by a majority of the whole board, designate 1 or more committees, each committee to consist of 1 or more of the directors of the corporation. The board may designate 1 or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

Notice of Meetings of Shareholders	Under Swiss law, notice of a general meeting of shareholders must be given not less than 20 calendar days prior to a meeting.

The director convening a meeting shall give not less than 20 days’ notice of a meeting of Shareholders to: (a) those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of WISeKey BVI and are entitled to vote at the meeting; and (b) the other directors.

Under DGCL, notice of a stockholders’ meeting must be given not less than 10 nor more than 60 days before the meeting date to each stockholder entitled to vote as of the notice record date.

	Switzerland	British Virgin Islands	Delaware

The notice shall indicate the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as any documents to be considered, the meeting admission card (if any) and the proxy card (if any).

Record Date for Meetings of Shareholders

The WISeKey CH board of directors has the right to determine the record date for purposes of determining which shareholders of record are entitled to vote at a general meeting of shareholders. The record date for a general meeting of shareholders may not be more than 20 calendar days prior to the meeting date.

The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

The board may fix a record date for determining stockholders entitled to notice/vote at meetings, which must be not less than 10 nor more than 60 days before the meeting. If not fixed, the default is the close of business on the day before notice is given (or, if notice is waived, at the close of business on the day before the meeting).

Extraordinary Shareholder Meetings

An extraordinary general meeting of WISeKey CH may be called in the circumstances provided by law, the resolution of the board of directors or, under certain circumstances, by the auditor.

In addition, the Board of Directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 5% of the share capital or voting rights, specifying the items for the agenda and their proposals.

The Board of Directors may include any additional agenda items or proposals. If the Board of Directors does not comply with the request to publish the notice of the extraordinary general meeting within a reasonable period of time, but at the latest within 60 days, the requesting shareholders may request the court to order that the meeting be convened.

The directors, acting collectively by Resolution of Directors of WISeKey BVI, may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable.

Upon the written request of Shareholders entitled to exercise 5% or more of the voting rights in respect of the matter for which the meeting is requested, the directors shall convene a meeting of Shareholders.

Special meetings may be called by the board or by persons authorized by the charter or bylaws. Stockholders do not have a statutory right to call special meetings absent authorization in governing documents.

	Switzerland	British Virgin Islands	Delaware
Adjournment of Shareholder Meetings

Pursuant to Swiss law, a general meeting of shareholders can be adjourned by giving notice to shareholders in accordance with the general notice requirements (as set out above in Notice of Meetings of Shareholders).

If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine.

If at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

Meetings may be adjourned to another time/place (including virtual). If the adjournment is (i) announced at the meeting, (ii) displayed on the same network that would have been used for the meeting, or (iii) set forth in the notice of the meeting to be adjourned; no new notice is required unless the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting.

Majority Requirements and Voting Rights

Each WISeKey CH Share carries one vote at a general meeting of shareholders. WISeKey CH Class A Shares have, relative to the investment required at the time of the initial creation of dual share structure, a higher number of shares and therefore have an increased voting power.

Under WISeKey CH’s articles of association, resolutions generally require the approval of a majority of the votes represented at the general meeting.

A “Resolution of Shareholders” means either: (a) a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or (b) a resolution consented to in writing by a majority of the votes of the Shares entitled to vote on such resolution.

Unless otherwise provided in the charter/bylaws, each share has one vote; cumulative voting for director elections only if provided in the charter. Default quorum is a majority of shares entitled to vote; directors are elected by plurality; other matters by majority of shares present in person or by proxy and entitled to vote.

Switzerland	British Virgin Islands	Delaware
Neither WISeKey CH’s articles of association nor Swiss corporate law require any specific presence at the meeting for the meeting to be quorate to adopt resolutions.

Each WISeKey BVI Ordinary Share confers the right to one (1) vote per WISeKey BVI Ordinary Share on any Resolution of Shareholders. Each WISeKey BVI Class B Share confers the right to ten (10) votes per WISeKey BVI Class B Share on any Resolution of Shareholders, provided that the aggregate voting power attributable to all WISeKey BVI Class B Shares entitled to vote on any matter shall not exceed 49.999999% of the total voting power of all WISeKey BVI Shares entitled to vote on such matter, calculated disregarding any voting rights attaching to the WISeKey BVI Class F Shares. Each WISeKey BVI Class F Share confers a number of votes that would cause the total votes of all WISeKey BVI Class F Shares to equal 49.999999% of the voting power of all WISeKey BVI Shares minus the aggregate number of voting rights attaching to all WISeKey BVI Class B Shares and WISeKey BVI Ordinary Shares held by the holder(s) of WISeKey BVI Class F Shares entitled to vote on such matter.

A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting.

All rights and obligations attaching to a treasury share are suspended and shall not be exercised by WISeKey BVI while it holds the Share as a treasury share.

	Switzerland	British Virgin Islands	Delaware
Advance Notice Provisions

Shareholders who, alone or together, represent at least 0.5 per cent of the share capital or the voting rights, may request that an item, including the election of a nominee to the board of directors, be included on the agenda of a general meeting. To make such a request, the proposal must be made in writing at least 45 calendar days prior to the general meeting and specify the name of the nominee. If an explanatory statement is to be included in the invitation to the general meeting of shareholders, it must be submitted within the same period and be brief, clear and concise.

The directors, acting collectively by Resolution of Directors, may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable.

Upon the written request of Shareholders entitled to exercise 5% or more of the voting rights in respect of the matter for which the meeting is requested, the directors shall convene a meeting of Shareholders.

The director convening a meeting shall give not less than 20 days’ notice of a meeting of Shareholders to: (a) those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of WISeKey BVI and are entitled to vote at the meeting; and (b) the other directors, and indicate in such notice the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting.

At every meeting of Shareholders, the chairman of the board of directors shall preside as chairman of the meeting. If there is no chairman of the board of directors or if that chairman is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman.

The DGCL permits bylaws to regulate the business and affairs of the corporation, including advance notice for director nominations. Proxy access and proxy reimbursement bylaws provisions are expressly authorized.

Supermajority Vote

Under Swiss law and WISeKey CH’s articles of association, the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the WISeKey CH Shares, each as represented at a

		BVI law does not impose statutory “special resolution” requirements.	The charter and, to a lesser extent, bylaws may impose supermajority requirements for stockholder or board action, including for charter amendments and mergers, beyond DGCL minimums.

Switzerland	British Virgin Islands	Delaware

general meeting, is required to approve the following matters:

•   a modification of the purpose of the Company;

•   the consolidation of shares listed on a stock exchange (“reverse stock split”);

•   an increase in share capital through the conversion of freely available equity, against contributions in kind or by way of set-off with a receivable and the granting of special privileges;

•   the limitation or withdrawal of subscription rights;

•   the introduction of, amendments to, or an extension of a conditional share capital or a capital band;

•   the introduction of shares with privileged voting rights;

•   restrictions on the transferability of Registered Shares and the cancellation of such restrictions;

•   restrictions on the exercise of the right to vote and the cancellation of such restrictions;

•   an authorized or conditional increase in share capital;

Switzerland	British Virgin Islands	Delaware

•   the change of currency of the share capital;

•   the introduction of the casting vote of the acting chair in the general meeting;

•   the delisting of the Companys equity securities;

•   a change of the place of incorporation of the Company; and

•   dissolution of the Company.

The same qualifying majority voting requirements apply to resolutions in relation to transactions among companies based on the Swiss Merger Act, including a merger, demerger or conversion of a company (other than cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company — in such a merger, an affirmative vote of 90% of the outstanding WISeKey CH Shares is required). Swiss law may also impose a supermajority requirement of at least two-thirds of the voting rights and a majority of the par value of the WISeKey CH Shares, each as represented at a general meeting, in connection with the sale of “all or substantially all of its assets” by WISeKey CH.

	Switzerland	British Virgin Islands	Delaware
Amendment to Articles of Association

Under Swiss law and WISeKey CH’s articles of association, amendments to WISeKey’s articles of association generally require the affirmative vote of a majority of the WISeKey CH Shares represented at a general meeting. The amendment of certain provisions in the WISeKey CH Articles of association requires a supermajority vote as set forth in “— Supermajority Vote” above.

WISeKey BVI may amend the WISeKey BVI Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)     to restrict the rights or powers of the Shareholders to amend this Memorandum or the Articles;

(b)    to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend this Memorandum or the Articles;

(c)     in circumstances where this Memorandum or the Articles cannot be amended by the Shareholders; or

(d)    to Clause 8 of the WISeKey BVI Articles.

Charter amendments generally require board approval and stockholder adoption. A separate class vote is required if the amendment adversely affects a class’s powers, preferences, or special rights or increases/decreases authorized shares of that class.

Voting Rights

The board of directors of WISeKey CH may not create shares with increased voting powers without the affirmative resolution adopted by at least two-thirds of the votes and a majority of the par value of the WISeKey CH Shares, each as represented at a general meeting.

WISeKey CH’s articles of association contain a provision regarding voting rights that is customary for Swiss companies. This provision provides that, to be able to exercise voting rights, holders of WISeKey CH Shares must apply for enrollment in our share register (Aktienregister)

The rights conferred upon the holders of the Shares of any class may only be varied, whether or not WISeKey BVI is in liquidation, with the consent in writing of the holders of a majority of the issued Shares of that class or by a resolution approved at a duly convened and constituted meeting of the Shares of that class by the affirmative vote of a majority of the votes of the Shares of that class which were present at the meeting and were voted.

Unless otherwise provided in the certificate of incorporation and subject the DGCL, each stockholder shall be entitled to 1 vote for each share of capital stock held by such stockholder.

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.

	Switzerland	British Virgin Islands	Delaware

as shareholders with voting rights. In order to exercise their voting rights, shareholders will be required to disclose their name and address and that they have acquired their shares in their name and for their own account in order to be recorded in our share register as shareholders with voting rights.

Persons not expressly declaring themselves to be holding shares for their own account in the application for entry in the share register will not be registered as shareholders with voting rights. Certain exceptions exist with regard to nominees.

Shareholder Rights Plan

Swiss law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Swiss law. The WISeKey CH articles of association authorize the WISeKey CH board of directors to issue contingent rights out of conditional share capital. WISeKey CH has not adopted a rights plan.

BVI law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under BVI law. WISeKey BVI does not expect to adopt a rights plan upon completion of the Merger.

Delaware permits boards to adopt rights plans under their managerial authority and the statutory power to issue rights/options. Boards must satisfy fiduciary standards in adopting and maintaining a plan.

Mandatory Offer

WISeKey CH is not subject to the Swiss mandatory offer rules pursuant to which any shareholder, or shareholders acting in concert, who acquires directly or indirectly more than 33⅓% of the voting rights of the company is required to make an offer, which must include a cash alternative, for all listed equity securities. Pursuant to its Articles of Association, WISeKey CH has opted out from the mandatory takeover offer requirement under Swiss law.

		No mandatory bid protection.	Delaware law does not impose a “mandatory bid” or “mandatory offer” requirement upon crossing ownership thresholds.

	Switzerland	British Virgin Islands	Delaware
Anti-Takeover Provisions

Under Swiss law, directors of a company have a duty to take only those actions that are in the interests of the company. The statutory supermajority provisions described under “— Supermajority Vote” above — may have an anti-takeover effect. Under limited circumstances, WISeKey CH and its board of directors may also use its authority to issue new WISeKey CH Shares under the capital band and the conditional share capital as a takeover defense.

The WISeKey BVI Articles do not contain any provisions similar to Section 203 of the Delaware General Corporation law.

Delaware provides statutory and structural defenses, most notably the business combination statute restricting transactions with interested stockholders for 3 years unless conditions are met; other defenses include staggered boards, blank check preferred shares, supermajority votes, limits on special meetings or written consent, and advance notice bylaws.

Limitation of Liability and Indemnification

WISeKey CH’s articles of association provide that, as far as is permissible under applicable law, WISeKey CH shall indemnify any current or former member of the board of directors, officer, or any person who is serving or has served at the request of WISeKey CH as a member of the board of directors or officer (each individually, a “Covered Person”), against any expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was a Covered Person. Indemnification of a Covered Person is not permissible against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the company, or (b) such Covered Party’s conscious, intentional or willful or grossly negligent breach of the obligation to

Subject to certain limitations, WISeKey BVI shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of WISeKey BVI; or (b) is or was, at the request of WISeKey BVI, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

The indemnity only applies if the person acted honestly and in good faith with a view to the best interests of WISeKey BVI and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

•   any breach of a director’s duty of loyalty to the corporation or its shareholders;

•   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

•   any transaction from which the director derived an improper personal benefit.

Switzerland	British Virgin Islands	Delaware

act honestly and in good faith with a view to the best interests of the Company.

WISeKey CH has entered into indemnification agreements with its directors and executive officers. The indemnification agreements do not increase the extent or scope of indemnification provided to WISeKey CH’s directors and executive officers under the WISeKey CH articles of association, but set forth indemnification and expense advancement rights and establish processes and procedures determining entitlement to obtaining indemnification and advancement of expenses.

The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of WISeKey BVI and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by WISeKey BVI in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified.

WISeKey BVI may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of WISeKey BVI, or who at the request of WISeKey BVI is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not WISeKey BVI has or would have had the power to indemnify the person against the liability as provided in the Articles.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

	Switzerland	British Virgin Islands	Delaware

In connection with the Merger, we expect that WISeKey BVI and one or more of its subsidiaries will enter into indemnification agreements with those directors and officers who currently have indemnity agreements with WISeKey CH, upon terms substantially similar to the WISeKey CH agreements to the extent permitted by BVI law.

The limitation of liability and indemnification provisions described above may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against WISeKey BVI’s directors and officers, even though such an action, if successful, might otherwise benefit WISeKey BVI and its shareholders. However, these provisions will not limit or eliminate WISeKey BVI’s rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under U.S. federal securities laws.

Shareholder Action by Written Consent	Swiss law permits shareholder approval to be obtained by written action without a meeting if no shareholder requests an oral deliberation.	The WISeKey BVI Articles permit resolutions of shareholders to be passed in writing by a majority.	A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.
Dissenters’ Rights

In relation to business combinations effected in the form of a statutory merger or a demerger pursuant to Swiss law, Swiss law provides that if the equity rights have not been adequately preserved or compensation payments

Shareholders of an BVI company do have dissenters’ or appraisal rights in certain circumstances under section 179 of the BVI Companies Act. For example, if there is a merger, consolidation, disposition or redemption of shares.

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the

	Switzerland	British Virgin Islands	Delaware
in the transaction is inadequate, a shareholder may request the competent court to determine a reasonable amount of compensation.

board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Shareholder Inspection Rights

Under the Swiss Code of Obligations, a shareholder has a right to inspect the share register with regard to its, his, or her own shares and otherwise to the extent necessary to exercise its, his, or her shareholder rights. No other person has a right to inspect the share register.

Under BVI law, shareholders have the right to: (i) receive a copy of the WISeKey BVI Articles; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of WISeKey BVI; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by WISeKey BVI.

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Switzerland	British Virgin Islands	Delaware

The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the Board of Directors and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder is entitled to request information from the Board of Directors concerning the affairs of the company. Shareholders may also ask the auditor questions regarding its audit of the company. The Board of Directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of WISeKey CH.

If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, WISeKey CH or any shareholder may, within three months after the general meeting of shareholders, request that the court at the registered office of WISeKey CH appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more registered shareholders representing at least 5% of the share capital or voting

Subject to the memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the BVI Registrar which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments), a list of the current directors and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

	Switzerland	British Virgin Islands	Delaware

rights may request the court to appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the Board of Directors, any member of the Board of Directors, or an officer of WISeKey CH infringed the law or articles of association of WISeKey CH and thereby damaged the company or the shareholders. The costs of the investigation would generally be allocated to WISeKey CH and only in exceptional cases to the petitioners.

Qualification of Proxy	WISeKey CH’s articles of association do not limit who may be appointed as a proxy and specifically provide that a shareholder may appoint a proxy who is not a shareholder.	Same.

Stockholders may vote by proxy; proxies are generally revocable and valid for up to 3 years unless a longer period is expressly provided. A proxy is irrevocable only if it states it is irrevocable and is coupled with an interest. Electronic transmission is permitted.

Liquidation	Upon liquidation, shareholders are entitled to receive any assets remaining after the payment of our debts and the expenses of the liquidation, subject to special rights of any other class of shares.	Same — liquidation rights are subject to the rights attaching to the relevant class of shares as set out in the WISeKey BVI Articles

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

	Switzerland	British Virgin Islands	Delaware
Business Combinations

Business combinations and other transactions that are binding on all shareholders are governed by the Swiss Merger Act. A statutory merger or demerger requires the approval of at least two-thirds of the votes and a majority of the par value of the WISeKey CH Shares, each as represented at the general meeting of shareholders.

Sales, leases or exchanges of assets require the approval of the transaction by at least two-thirds of the votes and a majority of the par value of the WISeKey CH Shares, each as represented at the general meeting of shareholders, if:

•   the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•   the corporation’s assets, after the divestment, are not invested in accordance with the corporation’s statutory business purpose; and

•   the proceeds of the divestment are not earmarked for reinvestment in accordance with the corporation’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the corporation’s business.

Under BVI law, a business combination under a scheme of arrangement, which is a statutory procedure, requires the approval of a majority in number of the shareholders of each class, representing not less than 75% of the shares of each class, present and voting, in person or by proxy, at a general, or relevant class, meeting of the company. The scheme also requires the sanction of the High Court of the BVI.

The WISeKey BVI Articles do not contain specific provisions relating to schemes of arrangement or cross-border mergers; these would be governed by the BVI Act and the applicable regulations.

Under the DGCL, certain fundamental changes, such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the (i) board of directors and (ii) affirmative vote of the holders of a majority of the outstanding stock present in person or represented by proxy and entitled to vote on the matter, unless a corporation’s certificate of incorporation or the bylaws require a higher percentage.

	Switzerland	British Virgin Islands	Delaware
Auditors	The shareholders will elect the statutory auditors at the general meeting and the auditors will have powers and duties vested in them by Swiss law.

The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

The remuneration of the auditors of WISeKey BVI may be fixed by Resolution of Directors.

WISeKey BVI may by Resolution of Shareholders call for the accounts to be examined by auditors

Transfer Agent and Registrar	Computershare Switzerland, which is maintaining the company’s share register for WISeKey CH Shares/The Bank of New York Mellon as WISeKey CH ADS Depositary.	Computershare Trust Company, N.A. is expected to serve as the U.S. transfer agent and registrar for the WISeKey BVI Ordinary Shares of WISeKey BVI following completion of the Merger.	N/A
Listing	SIX in respect of WISeKey CH Class B Shares. NASDAQ in respect of WISeKey CH ADS.	SIX in respect of WISeKey BVI Ordinary Shares NASDAQ in respect of WISeKey BVI Ordinary Shares	N/A

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Major Shareholders

The following table sets forth information with respect to the beneficial ownership of WISeKey CH Class A and WISeKey CH Class B Shares as at June 30, 2026 for each beneficial owner of 3% or more of WISeKey CH Class A and WISeKey CH Class B Shares in line with the Swiss Financial Market Infrastructure Act (“FMIA”) and the rules and regulations promulgated thereunder.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares issuable upon the exercise of options, warrants or other rights that are immediately exercisable or exercisable within 60 days of June 30, 2026. Percentage ownership calculations for each beneficial owner are based on 1,819,060 fully-paid and outstanding WISeKey CH Class A Shares and 4,177,172 fully-paid and outstanding WISeKey CH Class B Shares, as issued as at June 30, 2026, increased by the shares issuable to such beneficial owner within 60 days of June 30, 2026.

Name of beneficial owner	Total WISeKey CH Class A Shares		Total WISeKey CH Class B Shares		Total % of Outstanding WISeKey CH Class A Shares(1)	Total % of Outstanding WISeKey CH Class B Shares(1)	% Voting Power(2)
Carlos Moreira	1,811,641	(3)	192,739	(3)	99.6	4.6	33.43

____________

(1)      Based on the total number of fully paid-in outstanding WISeKey CH Class A Shares and WISeKey CH Class B Shares as issued as at June 30, 2026, increased, for each beneficial owner, by the shares issuable to such beneficial owner within 60 days of June 30, 2026.

(2)      Based on the total number of fully paid-in outstanding WISeKey CH Class A Shares and WISeKey CH Class B Shares as issued as at June 30, 2026, increased, for each beneficial owner, by the shares issuable to such beneficial owner within 60 days of June 30, 2026, less 56,508 WISeKey CH Class B shares held as treasury shares as at June 30, 2026.

(3)      If Mr. Moreira were to convert all of his WISeKey CH Class A Shares into WISeKey CH Class B Shares assuming a conversion ratio of 10:1, he would beneficially own 343,420 WISeKey CH Class B Shares, which would be 8.9% of the total percentage of outstanding WISeKey CH Class B Shares increased by the 181,164 WISeKey CH Class B Shares that would result from the conversion of Mr. Moreira’s WISeKey CH Class A Shares on WISeKey CH Class A Shares and 8.9% of the voting power based on the total number of fully paid-in outstanding WISeKey CH Class A Shares and WISeKey CH Class B Shares as issued as at April 23, 2026, increased by the 181,164 WISeKey CH Class B Shares that would result from the conversion of Mr. Moreira’s WISeKey CH Class A Shares, less 56,508 WISeKey CH Class B shares held as treasury shares as at July 10, 2026.

Regarding significant changes in the percentage ownership held by any major shareholders during the past three years, on incorporation in November 2015, WISeKey CH’s Chairman and CEO, Carlos Moreira contributed the full capital amount and was therefore the sole owner of the 10,000,000 WISeKey CH Class A shares created in WISeKey CH. On March 2, 2016, Mr. Moreira contributed his shares in WiseTrust SA to WISeKey CH in consideration for WISeKey CH’s issuance to him of 30,021,988 WISeKey CH Class A Shares, which brought his total shareholding in WISeKey CH to 40,021,988 WISeKey CH Class A Shares. As a result, prior to the reverse acquisition on March 22, 2016 whereby WISeKey CH acquired the operations of WISeKey SA, Carlos Moreira held 100% of the share capital and voting rights of the ‘empty shell’ company WISeKey CH consisting of 40,021,988 WISeKey CH Class A Shares. With the reverse acquisition, Carlos Moreira converted his shareholding in WISeKey SA into WISeKey CH Class B Shares at the same terms and conditions of exchange offered to all WISeKey SA shareholders, which increased his shareholding in WISeKey CH by 160,700 WISeKey CH Class B Shares representing 1.2% of outstanding WISeKey CH Class B Shares and bringing his voting rights to 74.3% as at March 22, 2016. Then upon the listing of WISeKey CH on March 31, 2016, Carlos Moreira entered into a lock-up agreement with several shareholders of WISeKey CH Class B Shares whereby Mr. Moreira exchanged 11,421,320 of his WISeKey CH Class A Shares for 2,284,264 WISeKey CH Class B Shares corresponding to a ratio of 5:1. This brought Mr. Moreira’s holding respectively to 71.5% of outstanding WISeKey CH Class A Shares and 16.6% of outstanding WISeKey CH Class B Shares, and his voting right to 56.8%, after the listing, as at March 31, 2016. Simultaneously, each of the holders of WISeKey CH Class A Shares entered into an agreement with WISeKey CH, according to which such shareholder had given an undertaking not to sell or otherwise dispose of the WISeKey CH Class A Shares. During the year 2017, Mr. Moreira carried out another exchange of 1,956,602 WISeKey CH Class B Shares for 9,783,015 WISeKey CH

Class A Shares, bringing his ownership to 95.9% of outstanding WISeKey CH Class A Shares and 2.0% of outstanding WISeKey CH Class B Shares, and his voting right to 60.2% as at December 31, 2017. In 2018, a combination of exchange of WISeKey CH Class B Shares for WISeKey CH Class A Shares and sale of WISeKey CH Class B shares to WISeKey CH as debt repayment changed Mr. Moreira’s shareholding to 38,508,733 WISeKey CH Class A Shares and 259,995 WISeKey CH Class B Shares, respectively 96.2% of outstanding WISeKey CH Class A Shares and 0.9% of outstanding WISeKey CH Class B Shares. In 2019, Mr. Moreira was granted 693,184 options on WISeKey CH Class B Shares under the company’s ESOP. In 2020, Mr. Moreira exercised the 693,184 ESOP options on WISeKey CH Class B Shares he was granted in 2019. In 2021, Mr. Moreira carried out two exchanges of a total of 265,556 WISeKey CH Class B Shares for 1,327,780 WISeKey CH Class A Shares, and was granted 5,454,500 options on WISeKey CH Class A Shares and 575,765 options on WISeKey CH Class B Shares under the company’s ESOP. In 2022, Mr. Moreira purchased 600,000 WISeKey CH Class B Shares (including 10,000 ADSs equivalent to 100,000 Class B Shares) and was granted 1,835,506 options on WISeKey CH Class B Shares under the company’s ESOP, bringing his ownership (excluding unexercised options) to 99.5% of outstanding WISeKey CH Class A Shares and 1.3% of outstanding WISeKey CH Class B Shares, and his voting right to 29.4% as at December 31, 2022. On June 22, 2023, WISeKey CH’s shareholders approved the Board of Directors’ proposals to effect a 50:1 reverse stock split with respect to WISeKey CH Class B Shares and a 25:1 reverse stock split with respect to the WISeKey CH Class A Shares (the “Reverse Stock Split”). Additionally, in 2023, Mr. Moreira purchased 40,802 WISeKey CH Class B Shares (including 20,000 WISeKey CH ADSs equivalent to 10,000 WISeKey CH Class B Shares), bringing his ownership (excluding unexercised options) to 99.5% of outstanding WISeKey CH Class A Shares and 2.0% of outstanding WISeKey CH Class B Shares, and his voting right to 33.9% as at December 31, 2023. In 2024, Mr. Moreira was granted 20,000 options on WISeKey CH Class B Shares under the company’s ESOP and purchased 27,477 WISeKey CH Class B Shares, bringing his ownership (excluding unexercised options) to 99.5% of outstanding WISeKey CH Class A Shares and 2.9% of outstanding WISeKey CH Class B Shares, and his voting right to 34.5% as at December 31, 2024. In 2026, Mr. Moreira exercised 68,225 options on WISeKey CH Class B shares he was granted in 2021, 2022 and 2024 in exchange for 68,225 WISeKey CH Class B Shares, purchased 30,483.5 WISeKey CH Class B Shares (including 17,647 ADSs equivalent to 8,823.5 Class B Shares), bringing his ownership to 99.6% of outstanding WISeKey CH Class A Shares, 3.2% of outstanding WISeKey CH Class B Shares, and his voting right to 33.43% as at June 30, 2026.

Our major shareholders do not have different voting rights than other shareholders of the same class of shares.

As at June 30, 2026, based on the list of registered shareholders, there were 4 record holders of WISeKey CH’s Class B Shares showing as residing in the U.S., holding 2,251,972 of WISeKey CH’s Class B Shares, representing approximately 54% of WISeKey CH’s outstanding Class B Shares as June 30, 2026. This includes 2,246,459 WISeKey CH Class B Shares held under the name of The Bank of New York Mellon, the U.S. depositary bank for WISeKey CH ADSs, for which WISeKey CH has no information on the country of residency of the beneficial owners of such ADSs.

WISeKey is not aware of any arrangement that may, at a subsequent date, result in a change of its control.

EXPERTS

The consolidated financial statements of WISeKey International Holding Ltd as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT AUDITORS

The financial statements of IC’Alps SAS as of December 31, 2025 and 2024 and for the years then ended, included in this prospectus, have been audited by BDO Ltd, independent auditors, as stated in their report appearing herein.

LEGAL MATTERS

Harney Westwood & Riegels (BVI) LP will opine upon the validity of WISeKey BVI Shares to be issued in the Merger and certain BVI tax consequences of the Merger. Homburger AG will opine upon certain Swiss tax consequences of the Merger. Patterson Belknap Webb & Tyler LLP will pass upon certain U.S. federal income tax consequences of the Merger.

Index to Financial Statements

IC’Alps SAS
As at December 31, 2025

WISeKey International Holding Ltd
Consolidated Financial Statements
As at December 31, 2025

Independent Auditor’s Report

Board of Directors
IC’Alps SAS
Saint-Martin-d’Hères, France

Opinion

We have audited the financial statements of IC’Alps SAS (IC’Alps), which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of comprehensive loss, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of IC’Alps as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of IC’Alps and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about IC’Alps’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of IC’Alps’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about IC’Alps’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

BDO Ltd

Zurich, Switzerland
June 9, 2026

/s/ Nigel Le Masurier	/s/ ppa. Thomas de Ferrars
Nigel Le Masurier	ppa. Thomas de Ferrars

IC’Alps SAS
Financial Statements as at December 31, 2025

Statements of Comprehensive Income/(Loss)

USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024	Note ref.
Net sales	7,036	10,814	24
Interco sales	812	—
Cost of goods sold	(2,668)	(4,062)
Gross profit	5,180	6,752
Other operating income	138	284	25
Research & development expenses	(6,920)	(6,333)
Selling & marketing expenses	(402)	(549)
General & administrative expenses	(2,113)	(2,112)
Total operating expenses	(9,297)	(8,710)
Operating loss	(4,117)	(1,958)

Non-operating income	391	266	26
Interest and amortization of debt discount and expense	(112)	(56)
Non-operating expenses	(211)	(420)	27
Loss before income tax expense	(4,049)	(2,168)

Income tax (expense)/income	—	—	28
Net loss	(4,049)	(2,168)

Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	(333)	42
Defined benefit pension plans:
Net gain/(loss) arising during period	10	(1)	19
Other comprehensive income/(loss)	(323)	41
Comprehensive loss	(4,372)	(2,127)

The accompanying notes are an integral part of these financial statements.

IC’Alps SAS
Financial Statements as at December 31, 2025

Balance Sheets

USD’000, except par value	As at December 31, 2025	As at December 31, 2024	Note ref.
ASSETS
Current assets
Cash and cash equivalents	1,312	320	7
Accounts receivable, net of allowance for doubtful accounts	1,190	2,932	8
Prepaid expenses	131	110
Government assistance	3,044	1,603	9
Other current assets	1,047	1,015	10
Total current assets	6,724	5,980

Noncurrent assets
Property, plant and equipment, net of accumulated depreciation	275	226	11
Intangible assets, net of accumulated amortization	2,986	4,137	12
Finance lease right-of-use assets	126	146	13
Operating lease right-of-use assets	3,250	2,019	13
Other noncurrent assets	127	101	14
Total noncurrent assets	6,764	6,629
TOTAL ASSETS	13,488	12,609

LIABILITIES
Current Liabilities
Accounts payable	4,666	4,613	15
Notes payable	1,299	777	16
Deferred revenue, current	4	9	18
Current portion of obligations under finance lease liabilities	57	68	13
Current portion of obligations under operating lease liabilities	364	199	13
Other current liabilities	1,994	2,107	17
Total current liabilities	8,384	7,773

Noncurrent liabilities
Long-term debt	987	1,599	18
Deferred revenue, noncurrent	—	3	18
Finance lease liabilities, noncurrent	73	81	13
Operating lease liabilities, noncurrent	2,885	1,820	13
Employee benefit plan obligation	210	138	19
Other noncurrent liabilities	1,310	2,471	20
Total noncurrent liabilities	5,465	6,112
TOTAL LIABILITIES	13,849	13,885

IC’Alps SAS
Financial Statements as at December 31, 2025

Balance Sheets — (Continued)

USD’000, except par value	As at December 31, 2025	As at December 31, 2024	Note ref.
Commitments and contingent liabilities			21

SHAREHOLDERS’ DEFICIT
Common stock – Ordinary shares	1,181	1,181	22
Par value – EUR 0.41
Authorized – 2,698,680 and 530,000
Issued and outstanding – 2,698,680 and 530,000
Additional paid-in capital	5,287	—	22
Accumulated other comprehensive loss	(327)	(4)	23
Accumulated deficit	(6,502)	(2,453)
Total shareholders’ deficit	(361)	(1,276)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	13,488	12,609

The accompanying notes are an integral part of these financial statements.

IC’Alps SAS
Financial Statements as at December 31, 2025

Statements of Changes in Shareholders’ Equity

USD’000 except share numbers	Number of ordinary shares	Share Capital	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total equity (deficit)	Note ref.
As at December 31, 2023	530,000	1,181	—	(45)	(285)	851
Net loss	—	—	—	—	(2,168)	(2,168)
Other comprehensive income	—	—	—	41	—	41	23
As at December 31, 2024	530,000	1,181	—	(4)	(2,453)	(1,276)
Conversion of shareholder loan into equity	2,168,680	5,287	—	—	—	5,287	22
Reduction of share capital	—	(5,287)	5,287	—	—	—	22
Net loss	—	—	—	—	(4,049)	(4,049)
Other comprehensive loss	—	—	—	(323)	—	(323)	23
As at December 31, 2025	2,698,680	1,181	5,287	(327)	(6,502)	(361)

The accompanying notes are an integral part of these financial statements

IC’Alps SAS
Financial Statements as at December 31, 2025
Statements of Cash Flows

USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024
Cash Flows from operating activities:
Net Income/(loss)	(4,050)	(2,168)
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation of property, plant and equipment	46	242
Amortization of ROU assets	420	181
Amortization of intangible assets	1,942	1,646
Interest and amortization of debt discount	166	140
Allowance for credit losses	280	1,042
Loss/(gain) on disposal of property, plant and equipment	—	(149)
Other non cash expenses/(income)
Unrealized and non cash foreign currency transactions	(307)	87

Changes in operating assets and liabilities
Decrease (increase) in accounts receivables	1,697	1,608
Decrease (increase) in other current assets and prepaids, net	(431)	(687)
Decrease (increase) in government assistance	(1,440)	(549)
Decrease (increase) in other noncurrent assets	(27)	(45)
Increase (decrease) in accounts payable	(123)	755
Increase (decrease) in deferred revenue, current	(5)	(6)
Increase (decrease) in other current liabilities	(114)	530
Increase (decrease) in deferred revenue, noncurrent	(3)	(10)
Increase (decrease) in defined benefit pension liability	82	43
Increase (decrease) in operating lease liability	(337)	(132)
Net cash provided by/(used in) operating activities	(2,204)	2,528

Cash Flows from investing activities:
Sale/(acquisition) of property, plant and equipment	(67)	(168)
Sale/(acquisition) of intangible assets	(1,653)	(1,525)
Net cash provided by/(used in) investing activities	(1,720)	(1,693)

Cash Flows from financing activities:
Interest paid	(60)	(76)
Proceeds from issuance of debt	5,875	—
Principal payments of finance lease obligations	(84)	(63)
Payment of long-term debts	(999)	(525)
Net cash provided by/(used in) financing activities	4,732	(664)

Effect of exchange rate changes on cash and cash equivalents	184	(4)

IC’Alps SAS
Financial Statements as at December 31, 2025
Statements of Cash Flows — (Continued)

USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024
Cash and cash equivalents
Net increase/(decrease) during the period	992	166
Balance, beginning of period	320	154
Cash and cash equivalents balance, end of period	1,312	320
Reconciliation to balance sheet
Cash and cash equivalents	1,312	320
Balance, end of period	1,312	320
	—	—
Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	54	71
ROU assets obtained from operating lease	1,310	2,035
ROU assets obtained from finance lease	49	106
Purchase of intangible assets through vendor financing	—	3,280
Conversion of shareholder loan into equity	5,287	—

The accompanying notes are an integral part of these financial statements.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 1.       IC’Alps SAS

IC’Alps SAS (“IC’Alps” or the “Company”) is a French simplified joint stock company headquartered at 21 rue Frédéric Mistral, 38400 Saint- Martin-d’Hères, France. IC’Alps offers a complete offering for Application Specific Integrated Circuits (ASIC) and Systems on Chip (SoC) development from circuit specification, mastering design in-house, up to the qualification, and the management of the entire production supply chain. IC’Alps’s areas of expertise include analogic, digital and mixed-signal circuits (sensor/MEMS interfaces, ultra-low power consumption, power management, high-resolution converters, high voltage, signal processing, ARM and RISC-V based multiprocessors architectures, hardware accelerators) on technologies from 0.18 µm down to 1.8 nm, and from multiple foundries (TSMC, Global Foundries, Tower Semiconductor, X-FAB, STMicroelectronics, Intel Foundry, ams-OSRAM, etc.). IC’Alps has two design centers located in Grenoble and Toulouse, serving a diverse range of markets including healthcare, industrial, automotive, IoT/AI, aeronautics, and digital security within France and internationally.

On August 4, 2025, SEALSQ Corp (“SEALSQ”), a NASDAQ-listed Company (ticker: LAES) involved in post-quantum semiconductor and cryptographic solutions, acquired 100% of the share capital in IC’Alps. IC’Alps will continue to operate as a French legal entity under SEALSQ ownership.

Note 2.       Future operations and going concern

IC’Alps recorded a loss from operations in this reporting period and the accompanying financial statements have been prepared assuming that IC’Alps will continue as a going concern.

IC’Alps incurred a net operating loss of USD 4.12 million in the year 2025 and had negative working capital of USD 1.66 million as at December 31, 2025. IC’Alps incurred net cash outflows from operating activities amounting to USD 2.20 million during the same period. Based on IC’Alps’s cash projections up to June 9, 2027, IC’Alps has sufficient liquidity to fund operations.

Based on the foregoing, Management believe it is correct to present these figures on a going concern basis.

Note 3.       Basis of presentation

The financial statements are prepared in accordance with the Generally Accepted Accounting Principles in the United States of America (“US GAAP”) as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). All amounts are in United States dollars (“USD”) unless otherwise stated.

Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no impact on net income or equity.

Note 4.       Summary of significant accounting policies

Fiscal Year

IC’Alps’s fiscal year ends on December 31.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Management bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances. Actual results could differ from those estimates, and such differences may be material to the financial statements.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

In many cases, the accounting treatment of a particular transaction is specifically dictated by US GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting from available alternatives would not produce a materially different result. However, certain estimates involve a higher degree of judgment and complexity and may materially affect the financial statements.

Significant estimates used in the preparation of the financial statements include:

—     Pension and other post-retirement obligations (see Note 19)

—     Recoverability of deferred tax assets (see Note 28)

—     Revenue recognition (see Note 24)

—     Bonds, mortgages and other long-term debt (see Note 18)

Fair Value of Financial Instruments

IC’Alps’s financial instruments are primarily composed of cash and cash equivalents, accounts receivable, government assistance receivable, other noncurrent assets, accounts payable, notes payable, debt obligations and other noncurrent liabilities.

Fair value is the price that would be received to sell an asset or the amount paid to transfer a liability, also referred to as the “exit price,” in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, as described in Note 6, the fair value measurement classification is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability.

Fair values of financial instruments are estimated using public market prices, quotes from financial institutions and other available information. Due to their short-term maturity, the carrying amounts of cash and cash equivalents, accounts receivable, government assistance receivable, accounts payable approximate their fair values, and management also believes that the carrying values of other noncurrent assets, other noncurrent liabilities and outstanding balances on IC’Alps’s term loan facilities approximate their fair values, based on their specific asset and/or liability characteristics, including having terms consistent with current market conditions.

Foreign Currency

The functional currency of IC’Alps is EUR, which is the currency of the primary economic environment in which it operates. IC’Alps’s reporting currency is the U.S. dollar, USD.

In accordance with ASC 830, the financial statements prepared in the functional currency are translated into the reporting currency as follows:

—     assets and liabilities are translated at the exchange rate on the balance sheet date

—     revenue, expenses, gains, and losses are translated at the average rates of exchange prevailing during the year

—     Equity items are translated at historical exchange rates

The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive income/(loss).

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Cash and Cash Equivalents

Cash consists of deposits held at major banks that are readily available. Cash equivalents consist of highly liquid investments that are readily convertible to cash and with original maturity dates of three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

Receivables represent rights to consideration that are unconditional and consist of amounts billed and currently due from customers. IC’Alps extends credit to customers in the normal course of business and in line with industry practices.

Allowance for Credit losses

We recognize an allowance for credit losses to present the net amount of receivables expected to be collected as of the balance sheet date. The allowance is based on the credit losses expected to arise over the asset’s contractual term taking into account historical loss experience, customer-specific data as well as forward-looking estimates. Expected credit losses are estimated individually.

Accounts receivable are written off when deemed uncollectible and are recognized as a deduction from the allowance for credit losses. Expected recoveries, which are not to exceed the amount previously written off, are considered in determining the allowance balance at the balance sheet date.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives which range from 5 to 8 years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the improvements or the lease terms, as appropriate. Property, plant and equipment are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Intangible Assets

Intangible assets primarily consist of rights acquired under license agreements for internal-use software. When IC’Alps acquires an intangible asset, it capitalizes an intangible asset for the cost of the acquired license. The cost of the license is measured as the present value of future payments to be made over the license term in accordance with the respective agreement. If all or a portion of the software license fees are unpaid when the license is obtained, a liability is recognized for the unpaid fees and is subsequently measured at amortized cost using the effective interest rate method. These intangible assets are considered to have a finite useful life and are amortized over their useful lives, which generally range from 1 to 3 years.

Leases

In line with ASC 842, IC’Alps, as a lessee, recognizes right-of-use assets and related lease liabilities on its balance sheet for all arrangements with terms longer than twelve months, and reviews its leases for classification between operating and finance leases. Obligations recorded under operating and finance leases are identified separately on the balance sheet. Lease assets and lease liabilities are measured initially at an amount equal to the present value of minimum lease payments during the lease term, as at the beginning of the lease term.

IC’Alps has elected the short-term lease practical expedient whereby we do not present short-term leases on the balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Revenue Recognition

IC’Alps’s policy is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, IC’Alps applies the following steps:

—     Step 1: Identify the contract(s) with a customer.

—     Step 2: Identify the performance obligations in the contract.

—     Step 3: Determine the transaction price.

—     Step 4: Allocate the transaction price to the performance obligations in the contract.

—     Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. We typically allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract. If a standalone price is not observable, we use estimates.

IC’Alps recognizes revenue when it satisfies a performance obligation by transferring control over goods or services to a customer. The transfer may be done at a point in time (typically for goods) or over time (typically for services). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. For performance obligations satisfied over time, revenue is recognized progressively using the cost-to-cost method, which measures progress based on costs incurred to date relative to the estimated total direct costs for each contract. The incurred costs reflect the work performed and best represent the transfer of control to the customer. For a limited number of contracts involving licensing arrangements, revenue is recognized over time based on the customer’s subsequent usage, in accordance with the sales- or usage-based royalty exception outlined in ASC 606.

If IC’Alps determines that the performance obligation is not satisfied, it will defer recognition of revenue until it is satisfied. We present revenue net of sales taxes and any similar assessments.

IC’Alps provides goods and services and records revenue pursuant to commercial agreements with its customers, generally in the form of an approved purchase order or sales contract (refer to Note 24 for further details).

Contract Assets

Contract assets consist of accrued revenue where IC’Alps has fulfilled its performance obligation towards the customer but the right to payment is conditional on something other than the passage of time, but the corresponding invoice has not yet been issued. Upon invoicing, contract assets are reclassified to trade accounts receivable until payment is received.

Contract Liability

Contract liability consists of either:

—     amounts that have been invoiced and not yet paid, nor recognized as revenue. Upon payment, the liability is reclassified to deferred revenue if the amounts still have not been recognized as revenue. Contract liability that will be realized during the succeeding 12-month period is recorded as current and the remaining contract liability recorded as non-current. This would relate to multi-year certificates or licenses.

—     advances from customers not supported by invoices.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Cost of Goods Sold

Our cost of goods sold consists primarily of expenses associated with the design, development and production of ASIC chips. These include expenses related to full production process including materials, labor, subcontractor coordination, quality assurance and logistics.

Research and Development and Software Development Costs

All research and development costs and software development costs are expensed as incurred.

Advertising Costs

All advertising costs are expensed as incurred. Advertising costs amounted to USD 26 thousand in 2025 (2024: USD 60 thousand).

Pension Plan

In the year 2025, IC’Alps maintained a defined benefit post-retirement plan “régime d’indemnités de départ en retraite” (“IDR”), covering the employees of IC’Alps. In accordance with ASC 715-30, Defined Benefit Plans — Pension, IC’Alps recognizes the unfunded status of the plan in the balance sheet. Actuarial gains and losses are recorded in accumulated other comprehensive income/(loss) net of related income tax effects.

Litigation and Contingencies

Should legal proceedings and tax matters arise, due to their nature, such legal proceedings and tax matters involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties and governmental actions. Management assesses the probability of loss for such contingencies and accrues liability and/or discloses the relevant circumstances, as appropriate.

Income Taxes

Taxes on income are accrued in the same period as the income and expenses to which they relate.

Deferred taxes are calculated on the temporary differences that arise between the tax base of an asset or liability and its carrying value in the balance sheet of our company.

Deferred tax assets on tax loss carry-forwards are only recognized to the extent that it is “more likely than not” that future profits will be available and the tax loss carry-forward can be utilized. IC’Alps records a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. This assessment involves significant judgment regarding future taxable income. It is reasonably possible that changes in projections of future taxable income could result in a material adjustment to the valuation allowance within the next year.

Changes to tax laws or tax rates enacted at the balance sheet date are taken into account in the determination of the applicable tax rate provided that they are likely to be applicable in the period when the deferred tax assets or tax liabilities are realized.

IC’Alps recognizes the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities. The benefit recognized is the largest amount of tax benefit that is greater than fifty percent likely of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts. IC’Alps adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Government Assistance

Research tax credits are provided by the French government to give incentives for companies to perform technical and scientific research. IC’Alps is eligible to receive such tax credits. These research tax credits are presented as a reduction of research & development expenses in the income statement when IC’Alps has incurred qualifying expenses and can receive such grants in the form of a tax credit irrespective of taxes ever paid or ever to be paid, provided that the corresponding research and development efforts have been completed and the supporting documentation is available. The credit is payable in cash the following year. The tax credit is therefore considered to be a refundable R&D tax credit which is not within the scope of the income tax standard (ASC 740). It is included in current assets under government assistance in the balance sheet in line with ASC 832.

Government assistance in the form of interest-free loans is accounted for by recognizing a deferred revenue component, measured as the difference between the fair value of the loan on initial recognition and the proceeds received. This deferred income is amortized over the term of the loan. IC’Alps classifies the portion of deferred income expected to be recognized within the next 12 months as current, with the remainder classified as noncurrent.

Other government incentives received as compensation for expenses already incurred for specific projects involving technical and scientific research are recognized as other operating income in the income statement when it becomes receivable.

Comprehensive Income/(Loss)

Comprehensive income includes net income and other comprehensive income (“OCI”). Other comprehensive income consists of revenues, expenses, gains, and losses to be included in comprehensive income but excluded from net income as listed in ASC 220-10-45-10A.

In line with ASC 220 (Income Statement — Reporting Comprehensive Income), we have elected to report comprehensive income in a single continuous financial statement with two sections: net income and other comprehensive income.

We present each of the components of other comprehensive income separately, based on their nature, in the statement of comprehensive income.

Recent Accounting Pronouncements

Adoption of new FASB Accounting Standard in the current year — Prior-Year Financial Statements not restated:

As of January 1, 2025, IC’Alps adopted Accounting Standards Update (ASU) 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which establishes new income tax disclosure and modifies or eliminates certain existing requirements.

ASU 2023-09 requires entities to disclose the amount of income taxes paid (net of refunds) disaggregated by federal, state, and foreign taxes. They will also disclose the amount of income taxes paid (net of refunds) disaggregated by individual jurisdictions in which income taxes paid is equal to or greater than five percent of total income taxes paid. The standard also outlines additional disclosure requirements.

There was no impact on IC’Alps’s results upon adoption of the standard.

New FASB Accounting Standard to be adopted in the future:

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40):    Disaggregation of Income Statement Expenses, which updates mandates that public business entities provide more detailed disclosures about specific expense categories in their financial statement notes, enhancing transparency for investors. Summary: Entities are required to disaggregate certain

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

expense captions presented on the income statement into the following natural expense categories, such as purchases of Inventory, Employee compensation, Depreciation and Intangible Asset Amortization. These disaggregated expenses must be presented in a tabular format within the notes to the financial statements for both annual and interim reporting periods. Additionally, entities are required to disclose the total amount of selling expenses and provide their definition.

Effective Date:    ASU 2024-03 is effective for annual reporting periods for public business entities for fiscal years beginning after December 15, 2026, and for interim reporting periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. IC’Alps expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its financial statements but does not expect it to have a material impact.

In November 2024, the FASB issued ASU 2024-04, Debt — Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. This update clarifies the accounting treatment for certain settlements of convertible debt instruments that do not occur under the instruments’ preexisting terms.

Summary:    The update introduces a “preexisting contract approach” to determine whether an inducement offer should be accounted for as an induced conversion. Under this approach, an inducement offer is considered to preserve the form and amount of consideration if it provides the debt holder with at least the same consideration as the original conversion terms of the instrument. The assessment is based on the terms as they existed one year before the offer acceptance date, especially if the instrument was modified within that period. Additionally, the ASU clarifies that induced conversion accounting applies to convertible debt instruments within the scope of Subtopic 470-20 that are not currently convertible, provided the instrument contained a substantive conversion feature at both its issuance date and the inducement offer acceptance date.

Effective Date:    ASU 2024-04 is effective for all entities for fiscal years beginning after December 15, 2025. Early adoption is permitted.

IC’Alps expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its financial statements but does not expect it to have a material impact.

In July 2025, the FASB issued ASU 2025-05 Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses for Accounts Receivable and Contract Assets. This update introduces a practical expedient for all entities and an accounting policy election for entities other than public business entities related to applying Subtopic 326-20 to current accounts receivable and current contract assets arising from transactions accounted for under Topic 606.

Summary:    This ASU introduces a practical expedient for all entities when estimating expected credit losses on current accounts receivable and contract assets under Topic 606. Entities may assume that current conditions as of the balance sheet date remain unchanged over the asset’s life. Additionally, entities other than public business entities may elect an accounting policy to consider post — balance sheet date collection activity in their credit loss estimates.

Effective date:    ASU 2025-05 is effective for all entities for fiscal years beginning after December 15, 2025. Early adoption is permitted. IC’Alps expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its financial statements but does not expect it to have a material impact.

In September 2025, the FASB issued ASU 2025-06 Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. This ASU makes targeted improvements to Subtopic 350-40 to increase the operability of the recognition guidance considering different methods of software development.

Summary:    This ASU amends Subtopic 350-40 by removing all references to prescriptive and sequential software development stages and introduces a principles-based approach for capitalizing internal-use software costs. Capitalization will now begin when the management has authorized and committed to funding and it is probable the

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

project will be completed and used as intended. The update also introduces a framework for assessing significant development uncertainty and clarifies that disclosures under Subtopic 360-10 apply to all capitalized internal-use software costs. Additionally, the amendments clarify that the intangibles disclosures in paragraphs 350-30-50-1 through 50-3 are not required for capitalized internal-use software costs. Additionally, guidance for website development costs has been consolidated into Subtopic 350-40.

Effective date:    ASU 2025-06 is effective for all entities for fiscal years beginning after December 15, 2027. Early adoption is permitted. IC’Alps expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its financial statements but does not expect it to have a material impact.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities. This ASU establishes authoritative U.S. GAAP guidance for the recognition, measurement, presentation, and disclosure of government grants received by business entities, an area where previously no comprehensive guidance existed.

Summary:    This ASU amends ASC 832 by introducing a comprehensive accounting framework for government grants, largely aligned with the principles of IAS 20, while incorporating targeted improvements for U.S. GAAP. A government grant is defined as a transfer of monetary or tangible nonmonetary assets from a government to a business entity in a nonexchange transaction. The amendments in this Update establish the accounting for a government grant received by a business entity, including guidance for (1) a grant related to an asset and (2) a grant related to income. This ASU also provides guidance on presentation (either as other income or reduction of related expenses) and expands disclosure requirements regarding the nature, terms, and financial statement impact of grants.

Effective date:    ASU 2025-10 is effective for public business entities for fiscal years beginning after December 15, 2028. Early adoption is permitted. IC’Alps expects to adopt the guidance when effective. Management is assessing the impact of the aforementioned guidance on its interim financial statements but does not expect it to have a material impact.

Note 5.       Concentration of credit risks

Financial instruments that are potentially subject to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Our cash and cash equivalents are mostly held with two large financial institutions. Management believes that the financial institutions that hold most of our cash and cash equivalents are financially sound and, accordingly, is subject to minimal credit risk. However, to the extent that such deposits exceed the maximum insurance levels, they are uninsured.

IC’Alps sells to large, international customers, amongst others, and, as a result, may maintain individually significant trade accounts receivable balances with such customers during the year. IC’Alps does not require collateral on trade accounts receivable. Summarized below are the clients whose revenue was 10% or higher than the respective total net sales for the years ended December 31, 2025 and December 31, 2024, and the clients whose trade accounts receivable balances were 10% or higher than the respective total trade accounts receivable balance as at December 31, 2025 and December 31, 2024.

Revenue concentration (% of total net sales)	12 months ended December 31, 2025	12 months ended December 31, 2024
International biometric authentication technology provider	22%	25%
International energy solutions provider	0%	10%
International ultrasound probes and imaging components manufacturer	11%	6%
International neurotechnology and medical device solutions provider	26%	6%
Multinational semiconductor manufacturing company	5%	13%
Multinational semiconductor and cybersecurity solutions provider(1)	11%	6%

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 5.       Concentration of credit risks (cont.)

Receivables concentration (% of total accounts receivable and maximum amount of loss due to credit risk)	As at December 31, 2025		As at December 31, 2024
	%	USD’000%		USD’000
Multinational semiconductor manufacturing company	2%	31	13%	316
Multinational automotive electronics company	0%	—	10%	236
International biometric authentication technology provider	12%	183	26%	614
International energy solutions provider	23%	366	25%	580
French public health and scientific research institution	29%	451	0%	—
International semiconductor manufacturing company	12%	183	0%	—
Multinational semiconductor and cybersecurity solutions provider(1)	13%	199	1%	14

____________

(1)      Represents a related party.

Note 6.       Fair value measurements

ASC 820 establishes a three-tier fair value hierarchy for measuring financial instruments, which prioritizes the inputs used in measuring fair value. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

	As at December 31, 2025		As at December 31, 2024		Fair value level	Note ref.
USD’000	Carrying amount	Fair value	Carrying amount	Fair value
Nonrecurring fair value measurements
Accounts receivable	1,190	1,190	2,932	2,932	3	8
Government assistance receivable	3,044	3,044	1,603	1,603	3	9
Other noncurrent assets	127	127	101	101	3	14
Accounts payable	4,666	4,666	4,613	4,613	3	15
Notes payable	1,299	1,299	777	777	3	16
Long-term debt	987	987	1,599	1,599	3	18
Other noncurrent liabilities	1,310	1,310	2,471	2,471	3	20

In addition to the methods and assumptions we use to record the fair value of financial instruments as discussed in the Fair Value Measurements section above, we used the following methods and assumptions to estimate the fair value of our financial instruments:

—     Accounts receivable — carrying amount approximated fair value due to their short-term nature.

—     Government assistance receivable — carrying amount approximated fair value due to their short-term nature.

—     Other noncurrent assets — carrying amount approximated fair value.

—     Accounts payable — carrying amount approximated fair value due to their short-term nature.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 6.       Fair value measurements (cont.)

—     Notes payable — carrying amount approximated fair value due to their short-term nature.

—     Long-term debt — carrying amount approximated fair value.

—     Other noncurrent liabilities — carrying amount approximated fair value.

Note 7.       Cash and cash equivalents

Cash consists of deposits held at major banks.

Note 8.       Accounts receivable

The breakdown of the accounts receivable balance is detailed below:

USD’000	As at December 31, 2025	As at December 31, 2024
Trade accounts receivable	1,366	1,293
Allowance for credit losses	(380)	(335)
Accounts receivable from other related parties	199	1,967
Other accounts receivable	5	7
Total accounts receivable, net of allowance for credit losses	1,190	2,932

As at December 31, 2025, accounts receivable from other related parties consisted of a receivable from SEALSQ France SAS, a fellow subsidiary, in relation to services provided by IC’Alps (see Note 30 for details on related parties).

The following is a summary of the changes in the allowance for credit losses on trade accounts receivable for the years ended December 31, 2025 and December 31, 2024:

USD’000 Particulars	As at December 31, 2025	As at December 31, 2024
Opening balance	(335)	—
Write-offs	—	—
Provision for credit losses	—	(335)
Effect of changes in exchange rates	(45)	—
Closing balance	(380)	(335)

There were no movements in the allowance for credit losses during 2025, other than the effect of changes in exchange rates.

Note 9.       Government assistance

IC’Alps is eligible for research tax credits provided by the French government (see Note 4 Summary of significant accounting policies). As at December 31, 2025 and December 31, 2024, the receivable balances in respect of these research tax credits owed to IC’Alps were USD 2,880 thousand and USD 1,434 thousand, respectively. The credit is payable in cash the following year. In addition, IC’Alps is also entitled to receive other grants, including interest subvention — a government incentive that subsidizes or reduces the interest cost on eligible borrowings (refer to Note 18 for further details) — as well as reimbursements for certain expenses. As at December 31, 2025 and December 31, 2024, the receivable balances in respect of these grants owed to IC’Alps were respectively USD 164 thousand and USD 169 thousand, respectively.

The balance as at each reporting date represents the tax credit earned entirely in relation to the respective financial year. Refundable R&D tax credits are considered to be government assistance in line with ASC 832.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 10.     Other current assets

Other current assets consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Value-Added Tax receivable	596	687
Advanced payment to suppliers	—	132
Customer contract assets, current	1,493	857
Allowance for credit losses on contract assets	(1,042)	(661)
Total other current assets	1,047	1,015

The following is a summary of the changes in the allowance for credit losses on contract assets for the years ended December 31, 2025 and December 31, 2024:

USD’000 Particulars	As at December 31, 2025	As at December 31, 2024
Opening balance	(661)	—
Recoveries	20	—
Provision for credit losses	(300)	(661)
Effect of changes in exchange rates	(101)	—
Closing balance	(1,042)	(661)

The increase in the allowance for credit losses on contract assets in 2025 is primarily attributable to the bankruptcy of a key customer.

Note 11.     Property, plant and equipment

Property, plant and equipment, net consisted of the following.

USD’000	As at December 31, 2025	As at December 31, 2024
Buildings and building improvements	254	181
Machinery & equipment	28	22
Office equipment and furniture	148	121
Total property, plant and equipment, gross	430	324

Accumulated depreciation for:
Buildings and building improvements	(43)	(13)
Machinery & equipment	(6)	(3)
Office equipment and furniture	(106)	(82)
Total accumulated depreciation	(155)	(98)
Total property, plant and equipment, net	275	226
Depreciation charge for the year	46	242

In the years ended December 31, 2025 and December 31, 2024, IC’Alps did not identify any indicators of impairment that would suggest that the carrying amount of its property, plant and equipment may not be recoverable. Accordingly, no impairment charge was recognized in either year.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 11.     Property, plant and equipment (cont.)

The useful economic life of property plant and equipment is as follows:

• Machinery & equipment	8 years
• Buildings and building improvements	8 years
• Office equipment and furniture	3 – 8 years

Note 12.     Intangible assets

Intangible assets consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Intangible assets subject to amortization:
License agreements	5,911	5,068
Total intangible assets, gross	5,911	5,068

Accumulated amortization for:
License agreements	(2,925)	(931)
Total accumulated amortization	(2,925)	(931)
Total intangible assets, net	2,986	4,137
Amortization charge for the year	1,942	1,646

The useful economic life of intangible assets is as follows:

• License agreements	1 to 3 years

The license agreements, all of which are being amortized, have a weighted average useful life of approximately 2.89 years. Aggregate amortization expense for amortizing intangible assets was USD 1,942 thousand for the year ended December 31, 2025 (December 31, 2024: USD 1,646 thousand). Estimated amortization expense for the next five years is: USD 1,845 thousand in 2026, USD 992 thousand in 2027, USD 8 thousand in 2028, Nil in 2029, and Nil in 2030.

IC’Alps did not incur any costs to renew or extend the term of acquired intangible assets during the period ended December 31, 2025.

Note 13.     Leases

IC’Alps has historically entered into a number of lease arrangements under which it is the lessee.

As at December 31, 2025, IC’Alps holds two operating lease which relates to premises. We do not sublease. All our operating leases include multiple optional renewal periods. These optional periods are included in IC’Alps’s measurement of the lease term, and therefore measurement of the lease liability, as IC’Alps is reasonably certain it will exercise these renewal options. Payments due under the operating lease contracts include fixed payments plus variable payments. For the premises leases, variable payments include payments for IC’Alps’s proportionate share of the building’s property taxes, insurance, and maintenance. For the premises leases, IC’Alps has elected not to separate lease and non-lease components.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 13.     Leases (cont.)

During the years ended December 31, 2025 and December 31, 2024, IC’Alps completed few sale and leaseback transactions involving IT equipment. Each transaction met the criteria for a sale under ASC 606, and accordingly, IC’Alps derecognized the asset sold and recognized a right- of-use asset and lease liability in accordance with ASC 842. The leaseback arrangements are classified as finance leases. As of December 31, 2025, IC’Alps holds 5 such finance leases which relate to IT equipment. These finance leases are for a fixed term and contain only fixed lease payments. No gain or loss was recognized on sale-leaseback transactions during the year ended December 31, 2025. For the year ended December 31, 2024, IC’Alps recognized a gain of USD 149 thousand on the sale of assets, which was presented separately in the consolidated statement of comprehensive income (loss). The recognized gain excludes any amounts deferred or accounted for as a financing obligation in accordance with ASC 842.

During the years 2025 and 2024, we recognized expenses associated with our leases as follows:

USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024
Finance lease cost:
Amortization of right-of-use assets	84	64
Interest on lease liabilities	6	5

Operating lease cost:
Fixed rent expense	448	132
Short-term lease cost	0	69
Variable lease cost	149	109
Net lease cost	687	378
Lease cost – Research & development expenses	51	30
Lease cost – General & administrative expenses	636	348
Net lease cost	687	378

In the years 2025 and 2024, we had the following cash and non-cash activities associated with our leases:

USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	449	132
Financing cash flows from finance leases	90	68

Non-cash investing and financing activities:
Net lease cost from continuing operations	687	378

Additions to ROU assets obtained from:
New operating lease liabilities	1,310	2,035
New finance lease liabilities	49	106

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 13.     Leases (cont.)

The following table provides the details of right-of-use assets and lease liabilities as of December 31, 2025 and December 31, 2024:

USD’000	As at December 31, 2025	As at December 31, 2024
Right-of-use assets:
Finance leases	126	146
Operating leases	3,250	2,019
Total right-of-use assets	3,376	2,165

Lease liabilities:
Finance leases	130	149
Operating leases	3,249	2,019
Total lease liabilities	3,379	2,168

As at December 31, 2025, future minimum annual lease payments were as follows:

Year (EUR’000)	Operating	Finance	Total
2026	467	60	527
2027	467	45	512
2028	467	29	496
2029	467	1	468
2030 and onwards	1,831	—	1,831
Total future minimum term lease payments	3,699	135	3,834
Less: Effects of discounting	(451)	(5)	(455)
Lease liabilities recognized	3,249	130	3,379

As of December 31, 2025, the weighted-average remaining lease term was 7.95 years for operating leases and 2.46 years for finance leases.

As leases do not provide an implicit rate, we calculated an estimate rate based upon the estimated incremental borrowing rate of IC’Alps. The weighted average discount rate associated with operating lease as of December 31, 2025 was 3.37%. The weighted average discount rate associated with finance lease as of December 31, 2025 was 3.37%.

Note 14.     Other noncurrent assets

Other noncurrent assets consisted of noncurrent deposits. Deposits are primarily made up of rental deposits on the premises rented by IC’Alps.

Note 15.     Accounts payable

The accounts payable balance consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Trade creditors	985	1,310
Accounts payable to shareholders	65	—
Accounts payable to employees	814	679
Other accounts payable	2,802	2,624
Total accounts payable	4,666	4,613

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 15.     Accounts payable (cont.)

Accounts payable to shareholders consist of short-term payables due to WISeKey International Holding AG in relation to the recharge of management services (see Note 30 for details).

Accounts payable to employees consist primarily of payable balances to employees in relation to holidays, bonus and 13th month accruals across IC’Alps.

Other accounts payable are mostly accruals of social charges in relation to the accrued liability to employees as well as accruals in relation to non-trade creditors such as various professional fees and amounts due to suppliers of licenses in line with agreed payment terms.

Note 16.     Notes payable

Notes payable consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Short-term loan	689	777
Short-term loan from shareholder	610	—
Total notes payable	1,299	777

As at December 31, 2025, the short-term loan consisted of the current portion of long-term borrowings. For further information regarding repayment terms and interest rates, refer to Note 18.

As of December 31, 2025, IC’Alps has a short-term loan from its parent, SEALSQ Corp, amounting to USD 610 thousand, including accrued interest. The loan was provided for working capital purposes, bears interest at 2.5% per annum, and is repayable on demand.

Note 17.     Other current liabilities

Other current liabilities consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Value-Added Tax payable	327	391
Other tax payable	72	73
Advances from customers	1,595	1,643
Total other current liabilities	1,994	2,107

Note 18.     Long-term debt

Recoverable advance from Bpifrance

On July 3, 2018, Bpifrance Financement (supported by the French Ministry of Economy and Finance) granted an interest free repayable advance “Avance Innovation” amounting to EUR 652,000 under the exempted framework aid scheme relating to aid for research, development and innovation No. SA.40391 for the period 2014-2020. This aid was provided in accordance with the General Block Exemption Regulation (GBER) No. 651/2014 adopted by the European Commission on June 17, 2014 and published in the OJEU on June 26, 2014. The repayable advance was granted to support IC’Alps in the development of analog and digital components for ultrasonic solutions.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 18.     Long-term debt (cont.)

The advance was disbursed in three installments: EUR 300,000 less appraisal fees (USD 349,596 at historical rate) upon signing the agreement, EUR 221,000 (USD 251,275 at historical rate) on June 30, 2019, and the balance EUR 131,000 (USD 154,065 at historical rate) upon submission of the request following completion of the program related work. Disbursements are also subject to the fulfillment of certain conditions specified in the agreement. The advance is repayable in 20 equal quarterly installments starting from December 31, 2021 and ending on September 30, 2026.

The interest-free advance is initially measured at fair value and an interest expense is recognised on the advance subsequently at an effective interest rate of 4.18% p.a. The benefit that is the grant is measured as the difference between the fair value of the loan on initial recognition and the amount received and accounted as deferred revenue.

As at December 31, 2025, IC’Alps owed Bpifrance Financement current debts in an aggregate amount of EUR 94,466 (USD 110,966). The current portion of the deferred grant revenue was EUR 3,334 (USD 3,916), hence a carrying value of the current debts of EUR 91,132 (USD 107,050) as at December 31, 2025. In the year 2025, an aggregate effective interest expense of EUR 8,507 (USD 9,610) was recorded in the income statement.

BELICIM project — Bpifrance grant and recoverable advance agreement

On February 28, 2020, IC’Alps entered into a multi-party aid agreement with Bpifrance Financement under the PSPC-Régions Call for Projects (BELICIM), supported by the French State and regional authorities. The project aims to develop a platform of integrated circuits for active implantable medical devices (AIMDs), addressing chronic disease management and improving quality of life.

The total budgeted expenditure of the project is EUR 3,713,249 (USD 4,540,602 at historical rate), with EUR 957,608 (USD 1,170,974 at historical rate) in aid granted to IC’Alps and its partners. Out of the total amount of the aid, IC’Alps was eligible to receive an amount of EUR 654,706 (USD 800,582 at historical rate) calculated at 35% of its total estimated expenditure for the project. The aid amount was structured partially as a recoverable advance of EUR 327,353 (USD 400,291 at historical rate) and the remaining amount of EUR 327,353 (USD 400,291 at historical rate) was accounted for as a grant. The recoverable advance is repayable in four annual installments of EUR 84,787 (USD 103,678 at historical rate) starting December 31, 2024, unless the project is declared a technico-economic failure. The difference between the amount of recoverable advance received and the total amount repayable is recognised as an interest expense over the repayment period using the effective interest rate method.

The recoverable advance is initially measured at fair value and an interest expense is recognised subsequently over the repayment period at an effective interest rate of 0.94% p.a.

As at December 31, 2025, IC’Alps owed Bpifrance Financement noncurrent debts in an aggregate amount of EUR 167,222 (USD 196,430) and current debts in an aggregate amount of EUR 61,253 (USD 71,952). In the year 2025, an aggregate effective interest expense of EUR 326 (USD 368) was recorded in the income statement.

PGE loan from CIC Lyonnaise de Banque

On May 12, 2020, CIC Lyonnaise de Banque granted IC’Alps a state-guaranteed cash-flow loan “PGE” amounting to EUR 600,000 (USD 651,804 at historical rate) as part of the French government’s COVID-19 economic support measures. The facility was structured as a one-year cash loan, fully disbursed upon signing, with the repayment of principal and ancillary charges scheduled in a single installment on May 15, 2021. The loan did not carry any interest. However, IC’Alps was required to pay a guarantee fee of EUR 1,500 (USD 1,630 at historical rate).

IC’Alps was offered the option to defer and reschedule repayment over a period of up to five years from the original maturity date, subject to conditions and lender approval. IC’Alps opted for rescheduling and the revised repayment terms were formalized through an amendment to the original loan agreement, effective from the original due date, i.e., May 15, 2021. As a result, IC’Alps became liable to pay interest at a fixed rate of 0.70% p.a. on the outstanding principal amount starting from June 25, 2021. Additionally, IC’Alps would also be liable to pay guarantee fees at the

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 18.     Long-term debt (cont.)

specified rate (0.50% for Year 1 and 2 and 1% for Year 3,4 and 5) which would be calculated on the residual principal amount of the loan. As per the amendment agreement, the repayment of principal, interest and ancillary charges would have to be made over 60-month period commencing from May 31, 2021. During the first 12 months ending on June 24, 2022, only interest and guarantee fees would be payable monthly. Principal repayment would commence from June 25, 2022.

As the loan was granted at market terms and the transaction costs incurred were immaterial, the interest expense on the loan is recognised at the stated amount of interest in the loan agreement i.e. 0.70% p.a. As at December 31, 2025, IC’Alps owed CIC Lyonnaise de Banque current debts in an aggregate amount of EUR 63,287 (USD 74,340). In the year 2025, an aggregate effective interest expense of EUR 1,017 (USD 1,149) was recorded in the income statement.

PGE Soutien Innovation loan from Bpifrance

On June 15, 2020, Bpifrance Financement granted IC’Alps a state-guaranteed cash-flow loan Prêt Garanti par l’État — Soutien Innovation (PGE Soutien Innovation) scheme. This program was set up by Bpifrance Financement designed to support innovative companies during the COVID-19 crisis. The loan facility amounted to EUR 600,000 (USD 680,244 at historical rate) and was fully disbursed upon signing. It was structured as a one-year loan, with repayment of principal and interest scheduled to be paid in a single installment on June 15, 2021. The loan carried a fixed interest rate of 2.26% p.a.

IC’Alps was offered the option to defer and reschedule the repayment over a period of up to five years from the original maturity date, subject to conditions and lender approval. IC’Alps opted for rescheduling and the revised repayment terms were formalized through an amendment to the original loan agreement, effective from the original due date, i.e., June 15, 2021. Under the amended terms, IC’Alps became liable to pay interest at a revised rate of 3.35% p.a. on the outstanding principal amount starting from July 1, 2021. As per the amendment agreement, the repayment of principal and interest was scheduled over 20 quarterly installments commencing from September 30, 2021. During the first 12 months ending on September 29, 2022, only interest was payable on a quarterly basis. Principal repayment commenced on September 30, 2022.

As the loan was granted at market terms and no transaction costs were incurred, the interest expense on the loan is recognised at the stated amount of interest in the loan agreement i.e. 3.35% p.a. As at December 31, 2025, IC’Alps owed current debts in an aggregate amount of EUR 75,000 (USD 88,100). In the year 2025, an aggregate effective interest expense of EUR 7,852 (USD 8,870) was recorded in the income statement.

PGE loan from BNP Paribas

On June 14, 2022, BNP Paribas granted IC’Alps a state-guaranteed business loan amounting EUR 300,000 (USD 312,656 at historical rate) intended to support IC’Alps to cope with the financial consequences of the COVID-19 pandemic. The facility was structured as a one-year cash loan, fully disbursed upon signing, with the repayment of principal, interest and ancillary charges scheduled in a single installment on June 13, 2023. The loan did not carry any interest. However, IC’Alps was required to pay a guarantee commission of EUR 750 (USD 782 at historical rate).

IC’Alps was offered the option to defer and reschedule the repayment of the principal amounts over a period of up to five years from the original maturity date, subject to conditions and lender approval. The deferral does not apply to the payment of the guarantee commission. IC’Alps opted for rescheduling and the revised repayment terms were formalized through an amendment to the original loan agreement, effective from the original due date, i.e., June 13, 2023. As a result, IC’Alps became liable to pay interest at a fixed rate of 3.75% p.a. on the outstanding principal amount starting from June 14, 2023. Additionally, IC’Alps would also be liable to pay guarantee fee of EUR 6,000 in

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 18.     Long-term debt (cont.)

installments. As per the amendment agreement, the repayment of principal, interest and guarantee fees would have to be made over 60-month period commencing from July 14, 2023. During the first 12 months ending on July 13, 2024, only interest would be payable monthly. Principal and guarantee repayment fees commenced from July 14, 2024.

As the loan was granted at market terms and the transaction costs incurred were immaterial, the interest expense on the loan is recognised at the stated amount of interest in the loan agreement i.e. 3.75% p.a. As at December 31, 2025, IC’Alps owed BNP Paribas noncurrent debts in an aggregate amount of EUR 76,542 (USD 89,911) and current debts in an aggregate amount of EUR 120,323 (USD 141,339). In the year 2025, an aggregate effective interest expense of EUR 8,889 (USD 10,041) was recorded in the income statement.

Bpifrance Innovation Loan

On June 30, 2022, Bpifrance Financement granted IC’Alps a business loan amounting EUR 500,000 (USD 523,287 at historical rate) intended to support IC’Alps finance intangible expenses related to the industrial and commercial launch of an innovation. The facility is supported by the Pan-European Guarantee Fund (EGF), implemented by the European Investment Fund (EIF), which guarantees 70% of the loan amount. An additional 10% guarantee is provided by the French national guarantee fund (PPI).

The loan was fully disbursed upon signing, with the repayment of principal and interest scheduled over a period of 7 years, ending on June 30, 2029. The loan carries a fixed interest rate of 4.29% p.a. IC’Alps was also required to pay a processing fee of EUR 2,000 (USD 2,093 at historical rate) by way of a deduction from the disbursed amount. During the first 8 quarters ending on September 30, 2024, only interest would be payable in arrears. The principal repayments commenced from September 30, 2024.

The loan was initially measured at fair value and an interest expense is recognised subsequently at an effective interest rate of 5.25% p.a. As at December 31, 2025, IC’Alps owed BNP Paribas noncurrent debts in an aggregate amount of EUR 271,255 (USD 318,633) and current debts in an aggregate amount of EUR 72,050 (USD 84,635). In the year 2025, an aggregate effective interest expense of EUR 26,520 (USD 29,959) was recorded in the income statement.

Bpifrance Innovation R&D Loan Agreement

On June 30, 2022, Bpifrance Financement granted IC’Alps an “Innovation — Research & Development Loan”, amounting EUR 500,000 (USD 523,287 at historical rate) intended to support IC’Alps in an innovation program focused on optimizing the energy consumption of integrated circuits. This loan was allocated on the basis of the exempted framework aid scheme for research, development and innovation aid No. SA.58995 taken on the basis of the General Block Exemption Regulation (GBER) No. 651/2014 adopted by the European Commission on June 17, 2014 and published in the OJEU on June 26, 2014, as amended by Commission Regulation (EU) 2017/1084 of June 14, 2017, published in the OJEU on June 20, 2017 and 2020/972 of July 2, 2020 published in the OJEU on July 7, 2020.

The loan was fully disbursed upon signing, with the repayment of principal and interest scheduled over a period of 31 quarters, with the first payment due on September 30,2022 and the final installment scheduled for March 31, 2030. The loan carries a fixed interest rate of 2.06% p.a. IC’Alps was also required to pay a processing fee of EUR 2,000 (USD 2,093 at historical rate) by way of a deduction from the disbursed amount. During the first 11 quarters ending on March 31, 2025, only interest would be payable. The principal repayments commenced from quarter ending June 30, 2025.

As the loan was granted at market terms and the transaction costs incurred were immaterial, the interest expense on the loan is recognised at the stated amount of interest in the loan agreement i.e. 2.06% p.a. As at December 31, 2025, IC’Alps owed BNP Paribas noncurrent debts in an aggregate amount of EUR 325,000 (USD 381,765) and current debts in an aggregate amount of EUR 100,000 (USD 117,466). In the year 2025, an aggregate effective interest expense of EUR 7,339 (USD 8,291) was recorded in the income statement.

The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2025 are: USD 647,496 in 2026, USD 427,869 in 2027, USD 382,526 in 2028, USD 205,566 in 2029 and USD 29,367 in 2030.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 19.     Employee benefit plans

Defined benefit post-retirement plan

IC’Alps maintains one defined benefit post-retirement plan for its employees. The plan is and was considered a defined benefit plan and accounted for in accordance with ASC 715 Compensation — Retirement Benefits. This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render services ratably over this period, and therefore, the income statement effects of pensions should follow a similar pattern. ASC 715 requires recognition of the funded status or difference between the fair value of plan assets and the projected benefit obligations of the pension plan on the balance sheet, with a corresponding adjustment recorded in the net loss. If the projected benefit obligation exceeds the fair value of the plan assets, then that difference or unfunded status represents the pension liability.

IC’Alps records net service cost as an operating expense and other components of defined benefit plans as a non-operating expense in the statement of comprehensive income/loss.

The liabilities and annual income or expense of the pension plan are determined using methodologies that involve several actuarial assumptions, the most significant of which is the discount rate.

Personnel Costs USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024
Wages and Salaries	6,379	6,008
Bonus	466	124
Social security contributions	2,200	1,846
Staff Pension	578	517
Training expenses	23	27
Recruiting expenses	11	22
Other personnel costs	55	2
Total	9,712	8,547

The defined benefit pension plan maintained by IC’Alps, and their obligations to employees in terms of retirement benefits, is limited to a lump sum payment based on remuneration and length of service, determined for each employee. The plan is not funded, which means that there are no plan assets.

The pension liability calculated as at December 31, 2025, is based on annual personnel costs and assumptions as of December 31, 2025.

Assumptions	As at December 31, 2025	As at December 31, 2024
Discount rate	3.40%	3.33%
Expected rate of return on plan assets	n/a	n/a
Salary increases	3%	3%

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 19.     Employee benefit plans (cont.)

As at December 31, 2025 and 2024, IC’Alps’s accumulated benefit obligation amounted to, respectively, USD 210 thousand and USD 138 thousand.

Reconciliation to Balance Sheet start of year USD’000 Fiscal year	2025	2024
Projected benefit obligation	138	94
Surplus/deficit	138	94
Opening balance sheet asset/ provision (funded status)	138	94

Reconciliation of benefit obligation during the year
Projected benefit obligation at start of year	138	94
Net service cost	52	44
Interest expense	5	3
Amortization of net (gain)/loss	1	1
Amortization of prior service cost/(credit)	4	4
Net benefits paid to participants	—	—
Actuarial losses/(gains)	(6)	6
Prior service cost/(credit)	—	—
Amortization of net (gain)/loss	(1)	(1)
Amortization of prior service cost/(credit)	(4)	(4)
Currency translation adjustment	21	(8)
Projected benefit obligation at end of year	210	138

Reconciliation to balance sheet end of year
Defined benefit obligation – unfunded plans	210	138
Surplus/deficit	210	138

Closing balance sheet asset/provision (funded status)	210	138

Amounts recognized in accumulated other comprehensive income/(loss)
Net loss/(gain)	65	70

Estimated amount to be amortized from accumulated other comprehensive income/(loss) into NPBC over next fiscal year
Actuarial (gain)/loss on liabilities	—	1
Amortization of prior service cost	4	4
Total	4	5

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 19.     Employee benefit plans (cont.)

Movement in Funded Status USD’000 Fiscal year	2025	2024
Opening balance sheet liability (funded status)	138	94

Net service cost	52	44
Interest cost/(credit)	5	3
Amortization of net (gain)/loss	1	1
Amortization of prior service cost/(credit)	4	4
Total net periodic benefit cost/(credit)	62	51

Actuarial (gain)/loss on liabilities due to economic assumptions	(2)	(3)
Actuarial (gain)/loss on liabilities due to experience	(4)	9
Prior service cost/(credit)	—	—
Amortization of net (gain)/loss	(1)	(1)
Amortization of prior service cost/(credit)	(4)	(4)
Total (gain)/loss recognized via OCI	(10)	1

Employer contributions paid in the year & Cashflow required to pay benefit payments	—	—
Total cashflow	—	—

Currency translation adjustment	21	8
Closing balance sheet liability (funded status)	210	138
Reconciliation of Net (gain)/loss USD’000 Fiscal year	2025	2024
Amount at beginning of year	70	69
Liability (gain)/loss	(6)	6
Amortisation of net (gain)/loss	(0)	(1)
Prior service cost for the current period	—	—
Amortisation of prior service cost during the year	(4)	(4)
Currency translation adjustment	6	—
Amount at December 31,	66	70

The benefits expected to be paid from the pension plan in the future are as follows:

Period USD’000	France
2026	—
2027	—
2028	14
2029	14
2030	43
2031 to 2035	366

The expected benefits are based on the same assumptions used to measure IC’Alps’s benefit obligation at December 31, 2025 and include estimated future employee service.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 20.     Other noncurrent liabilities

Other noncurrent liabilities consist of amounts payable to suppliers for the acquisition of intangible assets and property, plant and equipment. These represent long-term obligations related to capital expenditure commitments that are not expected to be wholly settled within the next twelve months.

Note 21.     Commitments and contingencies

Lease commitments

The future payments due under leases are shown in Note 13.

Warranties

ASIC Design

IC’Alps provides a standard three to six-month assurance-type warranty from the date of delivery for all contracts to provide prototypes during the development phase or pre-series chips during the industrialization phase. During this six-month period, the customer has the right to request IC’Alps to initiate a diagnostic process in the event the circuit does not function in line with its specification. The cost of the diagnostic process is borne by the customer if the circuit is found to be faultless (excluding all the IPs/sub-blocks coming from third parties, and except if the customer made any modification) or if the customer cancels the diagnostic process midway. The warranty is considered an assurance-type warranty as it only covers the circuit’s compliance with agreed-upon specifications. As such, no liability has been recognized for potential warranty claims, as IC’Alps cannot reasonably estimate the likelihood or amount of future payments under this warranty.

ASIC Production:

For ASICs sold as processed, unpackaged semiconductor chips, or processed wafers, IC’Alps provides a standard assurance-type warranty valid for 24 months from the date of delivery. Under the warranty terms, IC’Alps may replace the product or issue a credit note or provide a rebate on the purchase price, for any ASICs that do not conform to the agreed specifications. The warranty excludes damage not attributable to IC’Alps, such as that resulting from improper storage or usage by the customer. During the warranty period, customers may request IC’Alps to initiate a defects diagnostic process to assess potential defects. If the circuit is found to be faultless or if the diagnostic process is cancelled midway, the customer bears the cost of the diagnostic process. The cost of any redesign outside the warranty scope, or support provided outside the warranty period, is chargeable to the customer at cost or based on agreed rates. In accordance with ASC 460, this warranty is classified as an assurance-type warranty, as it solely covers compliance of the delivered ASICs with contractual specifications. No liability has been recognized for potential warranty claims, as IC’Alps cannot reasonably estimate the likelihood or amount of future payments under this warranty.

Note 22.     Stockholders’ equity

Stockholders’ equity consisted of the following:

Share Capital	As at December 31, 2025	As at December 31, 2024
	Ordinary shares	Ordinary shares
Par value per share	EUR 0.41	EUR 2.08
Share capital (in USD)	1,181	1,181

Total number of authorized shares	2,698,680	530,000
Total number of fully paid-in issued shares	2,698,680	530,000
Total number of fully paid-in outstanding shares	—	—
Total share capital (in USD)	1,180,513	1,180,513

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 22.     Stockholders’ equity (cont.)

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such shares.

Equity transactions with shareholder

During the year ended December 31, 2025, IC’Alps completed a share capital increase followed by a share capital reduction involving its sole shareholder, SEALSQ Corp. The transaction consisted of the following steps:

•        IC’Alps increased its share capital by EUR 4,500 thousand through the issuance of 2,168,680 new shares with a nominal value of EUR 2.075 per share. The shares were fully subscribed by the sole shareholder, SEALSQ Corp. No cash consideration was received; instead, the capital increase was effected through the settlement of amounts due to SEALSQ Corp.

•        Immediately following the capital increase, and as part of the same overall transaction, IC’Alps reduced its share capital to EUR 1,100 thousand by reducing the nominal value per share from EUR 2.075 to EUR 0.408 per share. The purpose of the capital reduction was to align IC’Alps’s capital structure with applicable legal requirements and to position IC’Alps to absorb current and expected future losses.

•        Following these transactions, IC’Alps’s share capital consists of EUR 1,100 thousand divided into 2,698,680 shares with a nominal value of EUR 0.408 per share.

Note 23.     Accumulated other comprehensive income, net of tax

The accumulated balances for each component of other comprehensive income are as follows:

USD’000	Cumulative translation adjustments	Defined benefit post-retirement plan	Accumulated other comprehensive income
Balance as at December 31, 2023	24	(69)	(45)
Net foreign currency translation adjustments	42	—	42
Other comprehensive loss before reclassifications	—	(5)	(5)
Amounts reclassified from AOCI	—	4	4
Balance as at December 31, 2024	66	(70)	(4)

Net foreign currency translation adjustments	(327)	(6)	(333)
Other comprehensive income before reclassifications	—	6	6
Amounts reclassified from AOCI	—	4	4
Balance as at December 31, 2025	(261)	(66)	(327)

Amounts related to the defined benefit post-retirement plan that have been reclassified from Accumulated Other Comprehensive Income (AOCI) are reported under the line item non-operating expenses. There is no income tax expense or benefit allocated to other comprehensive income.

Note 24.     Revenue

Nature of goods and services

IC’Alps generates revenue by delivering custom ASIC (Application-Specific Integrated Circuit) design and development services during the pre-production phase, and by supplying manufactured ASIC chips during the production phase. These services and products are typically contracted separately but may also be bundled across multiple phases of the ASIC lifecycle.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 24.     Revenue (cont.)

For bundled arrangements, each defined Work Package (WP) is assessed to determine whether it represents a distinct performance obligation. If a WP is separately identifiable and provides standalone value to the customer, the consideration is allocated based on the standalone selling prices of each WP. These prices are determined using either historical pricing data or cost-plus margin estimates, depending on the nature of the service or deliverable.

The following is a description of the principal activities from which IC’Alps generates its revenue:

Product and services	Nature, timing of satisfaction of performance obligations and significant payment terms
ASIC Design

The services provided are structured into Work Packages (WPs), each representing a separate performance obligation. These could include services associated with the specification/pre-study, design, prototyping or industrialization. Revenue is recognized over time using the cost-incurred method, as customers control the asset during development and IC’Alps has a right to payment for performance to date. Payments are made progressively based on milestones and deliverables.

ASIC Production

Each purchase order for ASIC chips represents a distinct performance obligation to provide the specified quantity and type of chips. Revenue is recognized at a point in time, specifically, when control of the chip transfers to the customer upon delivery. IC’Alps acts as principal, managing the full production process including subcontractor coordination, quality assurance, and logistics. Customers typically pay upon delivery.

Royalties

The company earns royalties through licensing arrangements that allow customers or their designated suppliers to use its developed materials, such as ASIC designs or intellectual property, for chip manufacturing. The royalty rates are typically tiered, decreasing as the volume of chips produced increases. However, because these discounts apply only to future purchases and are priced at standalone selling rates, they do not qualify as variable consideration or material rights. These arrangements are structured as usage-based licenses, meaning IC’Alps only recognizes revenue when the customer uses the licensed materials. IC’Alps invoices the corresponding royalties with each delivery of manufactured chips.

Disaggregation of revenue

The following table shows IC’Alps’s revenues disaggregated by product or service type:

Disaggregation of revenue USD’000	Typical payment	At a point in time		Over time		Total
		2025	2024	2025	2024	2025	2024
ASIC Production	Upon delivery	76	996	—	—	76	996
Royalties	Usage based	—	—	—	46	—	46
ASIC Design	Milestone based	—	—	7,772	9,772	7,772	9,772
Total Revenue		76	996	7,772	9,818	7,848	10,814

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 24.     Revenue (cont.)

Contract assets and contract liability

Our contract assets and contract liability consist of:

USD’000	As at December 31, 2025	As at December 31, 2024
Trade accounts receivable
Trade accounts receivable net of allowance for doubtful accounts	1,190	2,932
Total trade accounts receivable, net of allowance for doubtful accounts	1,190	2,932
Contract assets, included in other current assets	451	196
Total contract assets	451	196
Contract liabilities, included in other current liabilities	1,595	1,643
Total contract liabilities	1,595	1,643
Revenue from continuing operations recognized in the period from amounts included in the contract liabilities at the beginning of the year	732	165

Increases or decreases in trade accounts receivable, contract assets and contract liabilities are primarily due to normal timing differences between our performance and customer payments.

Remaining performance obligations

As of December 31, 2025, approximately USD 128 thousand is expected to be recognized from remaining performance obligations for contracts. We expect to recognize revenue for these remaining performance obligations in 2026.

The following table shows IC’Alps’s revenues disaggregated by geography, based on our customers’ billing addresses:

Net sales by region USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024
France	4,389	7,783
Other parts of Europe	964	902
USA	2,450	2,129
Asia	45	—
Total net sales	7,848	10,814

Note 25.     Other operating income

The other operating income relates to operating subsidies received by IC’Alps in relation to its research and development project, XT4SENS, along with other miscellaneous operating subsidies and recoveries related to allowances for credit losses on contract assets.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 26.     Non-operating income

Non-operating income consisted of the following:

USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024
Foreign exchange gains	112	40
Unrealized foreign exchange gains	248	—
Financial income	—	76
Gain on disposal of property, plant and equipment	—	149
Interest income from related parties	11	—
Other	20	1
Total non-operating income	391	266

Note 27.     Non-operating expenses

Non-operating expenses consisted of the following:

USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024
Foreign exchange losses	103	324
Unrealized foreign exchange losses	2	—
Financial charges	26	23
Interest expense	48	64
Interest expense to related parties	22	—
Other components of defined benefit plans, net	10	9
Total non-operating expenses	211	420

Note 28.     Income taxes

IC’Alps is incorporated in Grenoble, France and is a French tax resident, filing taxes with the Directorate-General of Public Finances. The components of income from continuing operations before income taxes are as follows:

Income/(Loss) USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024
France	(4,049)	(2,168)
Income/(loss) before income tax	(4,049)	(2,168)

The components of income taxes attributable to income from continuing operations are as follows:

Income taxes USD’000	12 months ended December 31, 2025	12 months ended December 31, 2024
France	—	—
Income tax (expense)/income	—	—

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 28.     Income taxes (cont.)

The difference between IC’Alps’s effective tax rate and its statutory tax rate is primarily attributable to the adjustments arising from the adoption of U.S. GAAP for group reporting purposes. While IC’Alps’s local statutory financial statements, prepared under IC’Alps’s local GAAP, continue to serve as the basis for tax filings, the transition to U.S. GAAP has introduced accounting differences that impact the reported effective tax rate. In addition, changes in valuation allowances have also contributed to the difference between the statutory and effective tax rates.

IC’Alps assesses the recoverability of its deferred tax assets and, to the extent recoverability does not satisfy the “more likely than not” recognition criterion under ASC 740, records a valuation allowance against its deferred tax assets. IC’Alps considered its recent operating results and anticipated future taxable income in assessing the need for its valuation allowance.

At the year ended December 31, 2025, IC’Alps assessed whether the recoverability of its deferred tax assets satisfied/ partially satisfied the “more likely than not” recognition criterion under ASC 740 as at the reporting date. In view of IC’Alps’s loss before income tax in the year ended December 31, 2025, and of the anticipated future taxable income per management’s forecast, IC’Alps assessed that the recoverability of its deferred tax assets does not satisfy the “more likely than not” recognition criterion under ASC 740 as at December 31, 2025 and, therefore, recorded a valuation allowance accordingly.

IC’Alps’s deferred tax assets and liabilities consist of the following:

Deferred income tax assets/(liabilities) USD’000	As at December 31, 2025	As at December 31, 2024
France	—	—
Deferred income tax assets/(liabilities)	—	—
Deferred tax assets and liabilities USD’000	As at December 31, 2025	As at December 31, 2024
Defined benefit accrual	28	16
Intangible assets	672	616
Capital creditors	93	(4)
Finance lease right-of-use assets	(32)	(37)
Operating lease right-of-use assets	(813)	(505)
Finance lease liabilities	32	37
Operating lease liabilities	812	505
Financial liabilities	(1)	(4)
Deferred revenue	1	3
Translation adjustment assets/ (liabilities)	(64)	(6)
Trade receivables	(2)	(59)
Advances from customers	33	5
Tax loss carryforwards	4,037	2,287
Valuation allowance	(4,796)	(2,855)
Deferred tax assets/(liabilities)	—	—

As of December 31, 2025, IC’Alps’s operating cumulated loss carry-forwards amounted to EUR 16,146 thousand. In France, operating losses may be carried forward indefinitely but may be offset against the taxable profits of a given fiscal year only up to an amount of EUR 1,000 thousand, plus 50% of the taxable result in excess of that threshold.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 28.     Income taxes (cont.)

The following tax years remain subject to examination:

Significant jurisdictions	Open years
France	2021 – 2025

IC’Alps has no unrecognized tax benefits.

Note 29.     Legal proceedings

We are currently not party to any legal proceedings and claims that are not provided for in our financial statements.

Note 30.     Related parties disclosure

	Related Parties (in USD’000)	Receivables as at December 31,		Payables as at December 31,		Net expenses to in the year ended*		Net income from in the year ended*
		2025	2024	2025	2024	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
1	Mistralhères	—	—	—	(187)	133	—	—	—
2	Doliam SA	—	1,149	—	(20)	20	94	(11)	(76)
3	ID4US	—	614	—	(253)	—	—	—	(2,502)
4	Vermon SA	—	112	—	(620)	—	—	(324)	(738)
5	Cairdac SA	—	93	—	—	—	—	(20)	(241)
6	WISeKey International Holding AG	—	—	(65)	—	65	—	—	—
7	SEALSQ Corp	—	—	(610)	—	22	—	—	—
8	SEALSQ France SAS	199	—	—	—	—	—	(468)	—
	Total	199	1,967	(675)	(1,080)	239	94	(823)	(3,557)

____________

*        The amounts presented for net income and net expenses include only those transactions that occurred during the period in which the respective counterparties were considered related parties in accordance with ASC 850.

Related party transactions and balances

On August 4, 2025, SEALSQ Corp. acquired 100% of the share capital of IC’Alps pursuant to a Share Purchase Agreement dated May 26, 2025. Prior to this acquisition, DOLIAM S.A. (“Doliam”) was the sole shareholder of IC’Alps. Accordingly, transactions with DOLIAM S.A. and its affiliated entities during the period from January 1, 2025 through August 4, 2025 are considered related party transactions, as these entities met the definition of related parties up to the date of acquisition by SEALSQ Corp.

1.      Mistralhères is an entity under the control of Doliam, IC’Alps’s former parent and a related party within the scope of ASC 850 till August 4, 2025. IC’Alps leases premises from Mistralhères and recognized a rent expense of USD 133 thousand for the period from January 1, 2025 through August 4, 2025.

2.      Pursuant to a cash pooling agreement with Doliam, which was in effect while it was IC’Alps’s parent, IC’Alps earned interest income of USD 11 thousand on its balances maintained with Doliam for the period from January 1, 2025 through August 4, 2025. In addition, Doliam provided financing, legal, and management services to IC’Alps. For the period from January 1, 2025 through August 4, 2025, IC’Alps recognized an expense of USD 20 thousand related to management service recharges from Doliam.

3.      ID4US is considered a related party in 2024, as both entities shared a common shareholder, Doliam SA, until the disposal of Doliam SA’s participation in ID4US at the end of 2024. Accordingly, ID4US is no longer considered a related party as of 2025.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 30.     Related parties disclosure (cont.)

4.      Vermon is an entity that is controlled by DOLIAM S.A., IC’Alps’s former parent, and therefore constituted a related party under ASC 850, until August 4, 2025. During the period from January 1, 2025 through August 4, 2025, IC’Alps generated revenue from the sale of products and services to Vermon.

5.      Cairdac is an entity that is controlled by DOLIAM S.A., IC’Alps’s former parent, and therefore constituted a related party under ASC 850, until August 4, 2025. During the period from January 1, 2025 through August 4, 2025, IC’Alps generated revenue from the sale of products and services to Cairdac.

6.      WISeKey International Holding AG has a controlling interest in SEALSQ. It provides financing and management services to IC’Alps. The expenses in relation to WISeKey International Holding AG recorded in the income statement in the year ended, and the payable balance as at December 31, 2025, relates to the recharge of the management services.

7.      SEALSQ Corp is the sole shareholder of IC’Alps. The expenses in relation to SEALSQ Corp recorded in the income statement in the year ended December 31, 2025 relates to interest on loan extended by SEALSQ Corp, and the remaining payable balance relates to the outstanding loan and accrued interest.

8.      SEALSQ France SAS is a fellow subsidiary controlled by SEALSQ Corp. The income in relation to SEALSQ France SAS recorded in the income statement in the year ended, and the receivable balance as at, December 31, 2025, relate to services provided by IC’Alps.

Note 31.     Subsequent events

There have been no significant events up to the date till these financial statements are issued (or available to be issued) on June 9, 2026.

Note 32.     Impacts of ongoing conflicts and regulatory changes

Impacts of the war in Ukraine

Following the outbreak of the war in Ukraine in late February 2022, several countries imposed sanctions on Russia, Belarus and certain regions in Ukraine. There has been an abrupt change in the geopolitical situation, with significant uncertainty about the duration of the conflict, changing scope of sanctions and retaliation actions including new laws.

IC’Alps does not have any operation or customer in Russia, Belarus or Ukraine, and, as such, does not foresee any direct impact of the war on its operations. However, the war has also contributed to an increase in volatility in currency markets, energy prices, raw material and other input costs, which may impact IC’Alps’s supply chain in the future.

As at December 31, 2025, IC’Alps assessed the consequences of the war for its financial disclosures and considered the impacts on key judgments and significant estimates and concluded that no changes were required. IC’Alps will continue to monitor these areas of increased risk for material changes.

Impacts of the Israel — Hamas conflict

Israel’s declaration of war on Hamas in October 2023 has degraded the geopolitical environment in the region and created uncertainty. On February 28, 2026, the U.S. and Israel launched coordinated strikes against Iran: Iran’s retaliation attacks expanded the conflict beyond just Iran and Israel and has threatened some commercial routes, especially traffic through the Strait of Hormuz.

IC’Alps does not have any operation or customer in that region, and, as such, does not foresee any direct impact of these conflicts on its operations. IC’Alps’s supply chain is not dependent on commercial route through and around the Strait of Hormuz. However, depending on their duration and intensity, these conflicts may adversely affect the global economy, financial markets and IC’Alps’s supply chain in the future.

IC’Alps SAS
Financial Statements as at December 31, 2025
Notes to the Financial Statements

Note 32.     Impacts of ongoing conflicts and regulatory changes (cont.)

As at December 31, 2025, IC’Alps assessed the consequences of the war for its financial disclosures and considered the impacts on key judgments and significant estimates and concluded that no changes were required. IC’Alps will continue to monitor these areas of increased risk for material changes.

Our business could suffer as a result of tariffs and trade sanctions or similar actions

The imposition by the United States of tariffs, sanctions or other restrictions on goods exported from the United States or imported into the United States, or countermeasures imposed in response to such government actions, could adversely affect our operations or our ability to sell our products globally, which could adversely affect our operating results and financial condition. Recently, U.S. government leaders have increased their frequency of discussion of the imposition of stronger tariffs, sanctions, and other restrictions on goods exported from the United States or imported into the United States, and non-U.S. government leaders have increased their discussion of countermeasures. For example, in February 2025, the United States announced a proposed 25% tariff on imports of all semiconductor chips into the United States. As of March 2025, the U.S. President has reserved for further increases in the scope and amount of tariffs in the event of retaliatory countermeasures, and the future of existing tariffs, and as a result, the possibility for new tariffs and countermeasures, remains very uncertain. Although a large amount of our supply chain does not currently directly import products to the United States as we supply to contract manufacturers outside the United States, there is a possibility that any future tariffs may still impact upon our ability to sell our product and to remain competitive in the market. Such escalations in these trade measures may directly impair our business by increasing trade-related costs or disrupting established supply chains and may indirectly impair our business by causing a negative effect on global economic conditions and financial markets. The ultimate impact of these trade measures is uncertain and may be affected by various factors, including whether and when such trade measures are implemented, the timing when such measures may become effective, and the amount, scope, or nature of such trade measures.

As at December 31, 2025, IC’Alps assessed the impact of these uncertainties for its financial disclosures and considered the impacts on key judgments and significant estimates, and concluded that no changes were required. SEALSQ will continue to monitor these areas of increased risk for material changes.

Report of the Independent Registered Public Accounting Firm (BDO AG; Zurich, Switzerland;
PCAOB ID# 5988)

Shareholders and Board of Directors

WISeKey International Holding Ltd

General-Guisan-Strasse 6

6300 Zug

Switzerland

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of WISeKey International Holding Ltd (the “Company”) as of December 31, 2025 and 2024, the related consolidated statement of comprehensive (loss)/income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Business Combination — Valuation of Customer Relationships

As described in Note 6 to the consolidated financial statements, on August 4, 2025, the Company acquired 100% of the issued and outstanding shares of IC’Alps SAS (“IC’Alps”). The Company accounted for the acquisitions under the acquisition method of accounting for business combinations. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values, including customer relationships valued at $ 12.8 million.

We identified management’s judgment used to determine the fair value of customer relationships as a critical audit matter. Estimating the fair value of customer relationships involved significant subjective judgement over significant assumptions utilized including revenue growth rates, attrition rate, EBITDA margin, SG&A add back percentage and discount rate. Auditing these significant assumptions involved especially subjective and challenging auditor judgement due to the nature and extent of audit effort required to address these matters, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included:

•        Evaluating the completeness and accuracy of the documentation provided by management for identifying and valuing customer relationships.

•        Evaluating the reasonableness of significant assumptions used in the determination of the fair value of customer relationships by: (i) reviewing the historical performance of the acquired company, (ii) assessing revenue projections against industry metrics and peer-group companies, (iii) testing of underlying supporting documents and schedules utilized in developing significant assumptions and specifically the sales pipeline and the signed contracts, and (iv) performing sensitivity analyses to evaluate the potential impact of changes in significant assumptions on the fair value measurement.

•        Utilizing personnel with specialized knowledge and skill in valuation to assist in: (i) assessing the appropriateness of the valuation models and methodologies used, (ii) evaluating the reasonableness of the discount rate, and (iii) testing the source information underlying the determination of the discount rate.

Zurich, Switzerland, April 30, 2026

BDO AG

/s/ Nigel Le Masurier	/s/ Sascha Gasser

We have served as the Company’s auditor since 2015.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025

Consolidated Statements of Comprehensive (Loss)/Income

USD’000, except earnings per share	12 months ended December 31,			Note ref.
	2025	2024	2023
Net sales	19,289	11,875	30,918	31
Cost of sales	(9,545)	(7,104)	(15,754)
Depreciation of production assets	(506)	(478)	(420)
Gross profit	9,238	4,293	14,744

Other operating income	224	184	167	32
Research & development expenses	(14,883)	(7,026)	(4,398)
Selling & marketing expenses	(14,394)	(8,550)	(6,523)
General & administrative expenses	(27,879)	(16,324)	(17,290)
Total operating expenses	(56,932)	(31,716)	(28,044)
Operating loss	(47,694)	(27,423)	(13,300)

Non-operating income	13,423	1,629	2,374	34
Debt conversion expense	—	(32)	(562)
Interest and amortization of debt discount	(224)	(1,013)	(624)
Non-operating expenses	(3,716)	(2,018)	(3,107)	35
Loss before income tax expense	(38,211)	(28,857)	(15,219)

Income tax income/(expense)	163	(3,086)	(230)	37
Equity in earnings of unconsolidated entities	(106)	—	—
Net loss	(38,154)	(31,943)	(15,449)

Net loss attributable to noncontrolling interests	(32,082)	(18,497)	(89)
Net loss attributable to WISeKey International Holding Ltd	(6,072)	(13,446)	(15,360)

Earnings per Class A Share (USD)				38
Earnings per Class A Share
Basic	(0.91)	(0.92)	(0.50)
Diluted	(0.91)	(0.92)	(0.50)

Earning per Class A Share attributable to WISeKey International Holding Ltd
Basic	(0.15)	(0.39)	(0.51)
Diluted	(0.15)	(0.39)	(0.51)

Earnings per Class B Share (USD)				38
Earnings per Class B Share
Basic	(9.12)	(9.17)	(5.01)
Diluted	(9.12)	(9.17)	(5.01)

Earning per Class B Share attributable to WISeKey International Holding Ltd
Basic	(1.45)	(3.86)	(5.06)
Diluted	(1.45)	(3.86)	(5.06)

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025

Consolidated Statements of Comprehensive (Loss)/Income — (Continued)

USD’000, except earnings per share	12 months ended December 31,			Note ref.
	2025	2024	2023
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	377	287	(842)
Unrealized holding gains arising during period	25	0	0
Defined benefit pension plans:				26
Net loss arising during period	(72)	(1,206)	(1,151)
Other comprehensive (loss)/income	330	(919)	(1,993)
Comprehensive loss	(37,824)	(32,862)	(17,442)

Other comprehensive income/(loss) attributable to noncontrolling interests	54	(28)	(99)
Other comprehensive income/(loss) attributable to WISeKey International Holding Ltd	276	(891)	(1,894)

Comprehensive loss attributable to noncontrolling interests	(32,028)	(18,525)	(188)
Comprehensive loss attributable to WISeKey International Holding Ltd	(5,796)	(14,337)	(17,254)

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025

Consolidated Balance Sheets

USD’000	As at December 31, 2025	As at December 31, 2024	Note ref.
ASSETS
Current assets
Cash and cash equivalents	429,244	90,600	8
Restricted cash, current	4	—
Accounts receivable, net of allowance for credit losses	5,109	4,285	9
Notes receivable, current	—	13
Inventories	2,012	1,418	10
Prepaid expenses, current	2,445	1,364
Investment, current	10,032	—	11
Government assistance	4,579	2,247	12
Other current assets	2,353	573	13
Total current assets	455,778	100,500

Noncurrent assets
Notes receivable, noncurrent	31	32
Deferred tax credits	2,364	250	14
Property, plant and equipment, net of accumulated depreciation	3,804	3,275	15
Intangible assets, net of accumulated amortization	21,073	96	16
Operating lease right-of-use assets	6,366	1,502	17
Finance lease right-of-use assets	126	—	17
Goodwill	13,973	8,317	18
Available-for-sale debt securities, noncurrent	129	—	19
Equity securities, at cost	517	455	20
Investment in SAFE	1,000	—	21
Investment in unconsolidated affiliates	7,857	—	22
Prepaid expenses, noncurrent	1,114	—
Other noncurrent assets	455	261
Total noncurrent assets	58,809	14,188
TOTAL ASSETS	514,587	114,688

LIABILITIES
Current Liabilities
Accounts payable	19,207	13,496	23
Notes payable	748	5,900	25
Indebtedness to related parties, current	84	78	25
Convertible note payable, current	10	9	25
Deferred revenue, current	93	93	31
Current portion of obligations under operating lease liabilities	932	607	17
Current portion of obligations under finance lease liabilities	57	—	17
Income tax payable	3	2	36
Other current liabilities	14,132	1,135	24
Total current liabilities	35,266	21,320

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025

Consolidated Balance Sheets — (Continued)

USD’000	As at December 31, 2025	As at December 31, 2024	Note ref.
Noncurrent liabilities
Bonds, mortgages and other long-term debt	1,047	102	25
Deferred revenue, noncurrent	13	21	31
Indebtedness to related parties, noncurrent	1,324	1,387	25
Operating lease liabilities, noncurrent	5,536	853	17
Finance lease liabilities, noncurrent	72	—	17
Deferred income tax liability	4,367	—	36
Employee benefit plan obligation	4,502	3,877	26
Other noncurrent liabilities	1,311	4
Total noncurrent liabilities	18,172	6,244
TOTAL LIABILITIES	53,438	27,564

Commitments and contingent liabilities			27

SHAREHOLDERS’ EQUITY
Common stock – Class A	16	16	28
Par value – CHF 0.01 and CHF 0.01
Authorized – 2,000,880 and 2,000,880 shares
Issued and outstanding – 1,600,880 and 1,600,880 shares
Common stock – Class B	440	359	28
Par value – CHF 0.10 and CHF 0.10
Authorized – 8,281,180 and 6,194,267
Issued – 4,080,546 and 3,365,560
Outstanding – 4,024,038 and 3,309,052
Share subscription in progress	—	1
Treasury stock, at cost (56,508 and 56,508 shares held)	(502)	(502)	28
Additional paid-in capital	343,015	316,431
Accumulated other comprehensive income/(loss)	3,426	3,150	29
Accumulated deficit	(300,479)	(294,407)
Total shareholders’ equity attributable to WISeKey shareholders	45,916	25,048
Noncontrolling interests in consolidated subsidiaries	415,233	62,076
Total shareholders’ equity	461,149	87,124
TOTAL LIABILITIES AND EQUITY	514,587	114,688

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey International Holding Ltd

Consolidated Financial Statements as at December 31, 2025

Consolidated Statements of Changes in Shareholders’ Equity

USD’000 (except for share numbers)	Number of common shares(1)		Common Share Capital(1)		Total share capital(1)	Treasury Shares	Additional paid-in capital	Share subscription in progress	Accumulated deficit	Accumulated other comprehensive income/(loss)	Total stockholders’ equity	Noncontrolling interests	Total equity	Note. ref
	Class A	Class B	Class A	Class B
As at December 31, 2023	1,600,800	3,076,150	400	8,170	8,570	(691)	289,448	—	(280,961)	4,041	20,407	677	21,084
Options exercised	—	—	—	—	—	—	(12)	1	—	—	(11)	—	(11)
Stock-based compensation	—	—	—	—	—	—	1,182	—	—	—	1,182	—	1,182
L1 Facilities(2)	—	—	—	—	—	189	1,083	—	—	—	1,272	—	1,272	25
Anson Facilities(3)	—	289,410	—	817	817	—	235	—	—	—	1,052	—	1,052	25
L1 SPAs(4) and warrants	—	—	—	—	—	—	6,756	—	—	—	6,756	40,259	47,015
Anson SPAs(5) and warrants	—	—	—	—	—	—	7,265	—	—	—	7,265	39,632	46,897
Change in par value of shares	—	—	(384)	(8,628)	(9,012)	—	9,012	—	—	—	—	—	—
Change in ownership of WISe.ART	—	—	—	—	—	—	1,462	—	—	—	1,462	33	1,495
Net income	—	—	—	—	—	—	—	—	(13,446)	—	(13,446)	(18,497)	(31,943)
Other comprehensive income/(loss)	—	—	—	—	—	—	—	—	—	(891)	(891)	(28)	(919)
As at December 31, 2024	1,600,880	3,365,560	16	359	375	(502)	316,431	1	(294,407)	3,150	25,048	62,076	87,124
Options exercised and acquisition of common stock for tax withholding obligations	—	23,570	—	3	3	—	(3,276)	(1)	—	—	(3,274)	164	(3,110)
Stock-based compensation	—	—	—	—	—	—	3,263	—	—	—	3,263	—	3,263	33
Subscription Agreements	—	691,416	—	78	78	—	(78)	—	—	—	—	—	—	25
Securities Purchase Agreements	—	—	—	—	—	—	13,492	—	—	—	13,492	242,477	255,969	30
Warrant exercises	—	—	—	—	—	—	5,153	—	—	—	5,153	75,825	80,978	30
Change in ownership of SEALCOIN	—	—	—	—	—	—	846	—	—	—	846	(281)	565	30
ATM	—	—	—	—	—	—	6,868	—	—	—	6,868	62,950	69,818	30
Investment in Wecan	—	—	—	—	—	—	152	—	—	—	152	1,775	1,927	22
Acquisition of IC’Alps	—	—	—	—	—	—	164	—	—	—	164	2,275	2,439	6
Net income	—	—	—	—	—	—	—	—	(6,072)	—	(6,072)	(32,082)	(38,154)
Other comprehensive income/(loss)	—	—	—	—	—	—	—	—	—	276	276	54	330
As at December 31, 2025	1,600,880	4,080,546	16	440	456	(502)	343,015	—	(300,479)	3,426	45,916	415,233	461,149

____________

(1)      The articles of association of the Company had not been fully updated as of December 31, 2025 and 2024 with the shares issued out of conditional capital.

The accompanying notes are an integral part of these consolidated financial statements

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025

Consolidated Statements of Cash Flows

USD’000	12 months ended December 31,
	2025	2024	2023
Cash Flows from operating activities:
Net Income (loss)	(38,154)	(31,943)	(15,449)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property, plant & equipment	752	728	624
Depreciation of lease building & assets, net of cash paid	(2,021)	(46)	—
Amortization of intangible assets	1,523	—	1
Impairment charge	472	—	—
Write-off loss/(gain)	—	—	(48)
Debt conversion expense	—	32	562
Interest and amortization of debt discount	224	1,013	624
Stock-based compensation	8,347	1,182	178
Bad debt expense	—	—	36
Inventory valuation allowance	34	(523)	594
Gain on repayment of ExWorks Loan	(3,699)	—	—
Income/(loss) from equity-method investments, net of dividends received	106	—	—
Increase (decrease) in defined benefit pension liability, net of unrealized gains and losses	375	(330)	232
Deferred tax asset write-off	—	3,077	—
Income tax expense/(recovery) net of cash paid	(169)	1	222
Change in income tax receivable – withholding tax	(2,114)	—	—
Other non cash expenses /(income)
Expenses settled in equity	—	2,652	214
Unrealized and non-cash foreign currency transactions	(568)	206	(518)
Other	—	—	409

Changes in operating assets and liabilities, net of effects of businesses acquired
Decrease (increase) in accounts receivables	549	1,186	(2,898)
Decrease (increase) in inventories	(629)	4,335	2,319
Decrease (increase) in government assistance	(1,039)	(529)	(1,069)
Decrease (increase) in other current assets and prepaids, net	(2,344)	361	(21)
Decrease (increase) in other noncurrent assets	(71)	14	(26)
Increase (decrease) in accounts payable	3,315	634	(538)
Increase (decrease) in deferred revenue, current	(15)	(124)	43
Increase (decrease) in income taxes payable	1	(2)	(53)
Increase (decrease) in other current liabilities, excluding stock-based compensation liability	5,843	303	360
Increase (decrease) in deferred revenue, noncurrent	—	(3)	2
Increase (decrease) in other noncurrent liabilities	(3,080)	2	(6)
Net cash provided by (used in) operating activities	(32,362)	(17,774)	(14,206)

Cash Flows from investing activities:
Change in ownership of WISe.ART	—	750	—
Sale/(acquisition) of equity securities	565	—	—
Sale/(acquisition) of property, plant and equipment	(743)	(571)	(3,021)

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025

Consolidated Statements of Cash Flows — (Continued)

	12 months ended December 31,
USD’000	2025	2024	2023
Sale/(acquisition) of cryptocurrencies	(500)	—	—
Sale/(acquisition) of investment in SAFE	(1,000)	—	—
Sale/(acquisition) of available-for-sale debt securities	(104)	—	—
Sale/(acquisition) of investment, current	(10,000)	—	—
Acquisition of a business, net of cash and cash equivalents acquired	(10,549)	—	—
Acquisition of unconsolidated affiliates	(6,015)	—	—
Net cash provided by (used in) investing activities	(28,346)	179	(3,021)

Cash Flows from financing activities:
Proceeds from options and warrants exercises	7,403	17,612	28
Proceeds from issuance of Common Stock	429,266	60,000	—
Common Stock issuance costs	(29,098)	(4,855)	—
Proceeds from convertible loan issuance	—	22,500	12,990
Proceeds from debt	—	12	—
Repayments of debt	(4,933)	(53)	(276)
Payments of debt issue costs	—	(2,300)	(890)
Repurchase of treasury shares	—	—	(2)
Acquisition of common stock for tax withholding obligations	(3,136)	—	—
Net cash provided by (used in) financing activities	399,502	92,916	11,850

Effect of exchange rate changes on cash and cash equivalents	(146)	(32)	(126)

Cash and cash equivalents and restricted cash
Net increase (decrease) during the period	338,648	75,289	(5,503)
Balance, beginning of period	90,600	15,311	20,814
Balance, end of period	429,248	90,600	15,311

Reconciliation to balance sheet
Cash and cash equivalents	429,244	90,600	15,311
Restricted cash, current	4	—	—
Balance, end of period	429,248	90,600	15,311

Supplemental cash flow information for financing and investing activities
Cash paid for incomes taxes	6	8	8
Shares withheld to satisfy tax obligations	3,136	—	—
Noncash conversion of convertible loans into common stock	—	24,515	12,875
Issuance of shares in relation to investments in unconsolidated affiliates	1,948	—	—
Issuance of shares in relation to the acquisition of IC’Alps	2,464	—	—
ROU assets obtained from operating lease	6,312	62	66
ROU assets obtained from finance lease	157	—	—

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 1.       The WISeKey Group

WISeKey International Holding Ltd, together with its consolidated subsidiaries (“WISeKey” or the “Company” or the “Group” or the “WISeKey Group”), has its headquarters in Switzerland. WISeKey International Holding Ltd, the ultimate parent of the WISeKey Group, was incorporated in December 2015 and is listed on the Swiss Stock Exchange, SIX SIS AG, with the valor symbol “WIHN” since March 2016 and on the NASDAQ Capital Market exchange with the valor symbol “WKEY” since December 2019.

The Group develops, markets, hosts and supports a range of solutions that enable the secure digital identification of individuals, cloud applications, and connected devices, through its Digital Identities, Semiconductors, Public Key Infrastructure (PKI), Blockchain and Space technologies. WISeKey’s current focus is on post-quantum cryptography (PQC) in order to provide secure, quantum resistant identification means to the market.

The Group leads a carefully planned vertical integration strategy through acquisitions of companies in the industry. Its strategic objectives include to secure its position among leading post-quantum cryptography providers and to provide integrated services to its customers and also achieve cross-selling and synergies across WISeKey.

Note 2.       Future operations and going concern

The Group experienced a loss from operations in this reporting period. Although the WISeKey Group does anticipate being able to generate profits in the near future, this cannot be predicted with any certainty. The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern.

The Group incurred a net operating loss of USD 47.7 million and had positive working capital of USD 420.5 million as at December 31, 2025, calculated as the difference between current assets and current liabilities. Based on the Group’s cash projections for the next 12 months to April 30, 2027, it has sufficient liquidity to fund operations and financial commitments. Historically, the Group has been dependent on equity financing to augment the operating cash flow to cover its cash requirements. Any additional equity financing may be dilutive to shareholders.

Based on the foregoing, Management believe it is correct to present these figures on a going concern basis.

Note 3.       Basis of presentation

The consolidated financial statements are prepared in accordance with the Generally Accepted Accounting Principles in the United States of America (“US GAAP”) as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). All amounts are in United States dollars (“USD”) unless otherwise stated.

Acquisition of IC’Alps

On August 4, 2025, WISeKey, through its subsidiary SEALSQ Corp (“SEALSQ”), acquired 100% of the issued and outstanding shares of IC’Alps SAS (“IC’Alps”), a French société par actions simplifiée, pursuant to a Share Purchase Agreement dated May 26, 2025. IC’Alps is a France-based ASIC and system-on-chip design company serving the medical, automotive, industrial and security markets.

The acquisition was accounted for as a business combination in accordance with ASC 805, Business Combinations, with SEALSQ identified as the accounting acquirer. The assets, liabilities and results of IC’Alps have been included in the Group’s consolidated financial statements from August 4, 2025.

The acquisition enhances WISeKey’s semiconductor design capabilities and expands its engineering workforce and customer relationships.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 4.       Summary of significant accounting policies

Accounts Receivable

Receivables represent rights to consideration that are unconditional and consist of amounts billed and currently due from customers. The Group extends credit to customers in the normal course of business and in line with industry practices.

Advertising Costs

All advertising costs are expensed as incurred.

Allowance for Credit losses

The Group recognizes an allowance for credit losses to present the net amount of receivables expected to be collected as of the balance sheet date. The allowance is based on the credit losses expected to arise over the asset’s contractual term taking into account historical loss experience, customer-specific data as well as forward-looking estimates. Expected credit losses are estimated individually.

Accounts receivables are written off when deemed uncollectible and are recognized as a deduction from the allowance for credit losses. Expected recoveries, which are not to exceed the amount previously written off, are considered in determining the allowance balance at the balance sheet date.

Available-For-Sale Debt Securities

Available-for-sale debt securities are reported at fair value. Unrealized gains and losses, net of tax, are included in accumulated other comprehensive income (AOCI) until realized or determined to be credit impaired. The Company evaluates available-for-sale debt securities for expected credit losses under ASC 326. A credit loss allowance is recorded when a security’s fair value is less than its amortized cost and the Company does not expect to recover the full amortized cost.

Cash and Cash Equivalents

Cash consists of deposits held at major banks that are readily available. Cash equivalents consist of highly liquid investments that are readily convertible to cash and with original maturity dates of three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments. Managed investment accounts held for investment purposes are excluded from cash and cash equivalents.

Comprehensive Income/(Loss)

Comprehensive income includes net income and other comprehensive income (“OCI”). Other comprehensive income consists of revenues, expenses, gains, and losses to be included in comprehensive income but excluded from net income as listed in ASC 220-10-45-10A.

In line with ASC 220 (Income Statement — Reporting Comprehensive Income), the Group has elected to report comprehensive income in a single continuous financial statement with two sections: net income and other comprehensive income.

The Group presents each of the components of other comprehensive income separately, based on their nature, in the statement of comprehensive income.

Contract Assets

Contract assets consist of accrued revenue where the Group has fulfilled its performance obligation towards the customer, but the right to payment is conditional on something other than the passage of time, and therefore the corresponding invoice has not yet been issued. Upon invoicing, contract assets are reclassified to trade accounts receivable until payment is received.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Contract Liability

Contract liability consists of either:

—     amounts that have been invoiced and not yet paid nor recognized as revenue. Upon payment, the liability is reclassified to deferred revenue if the amounts still have not been recognized as revenue. Contract liability that will be realized during the succeeding 12-month period is recorded as current and the remaining contract liability recorded as noncurrent. This would relate to multi-year certificates or licenses.

—     advances from customers not supported by invoices.

Cost of Sales and Depreciation of Production Assets

Our cost of sales consists primarily of expenses associated with the delivery and distribution of our services and products. These include expenses related to the license to the global cryptographic root key, the global certification authorities as well as the digital certificates for people, servers and objects, expenses related to the preparation of our secure elements and the technical support provided on the Group’s ongoing production and on ramp-up phases, including materials, labor, test and assembly suppliers and subcontractors, freights costs, as well as the amortization of probes, wafers and other items that are used in the production process. This amortization is disclosed separately under depreciation of production assets on the face of the income statement.

Crypto Assets

The Group’s cryptocurrency holding is classified as crypto assets with indefinite useful lives in accordance with ASC 350-30 and presented separately in the notes (see Note 16). All in-scope crypto assets shall be remeasured to fair value at each reporting date in accordance with ASC 820 (Fair Value Measurement). All changes in fair value (whether unrealized gains or losses) shall be recognized in net income for the period in which the change occurs.

Cryptocurrencies created or issued by the Group’s related parties are explicitly outside the ASU 2023-08 scope. They are accounted for under the cost-less-impairment model and subject to periodic impairment testing and are not amortized. The Group evaluates these assets for impairment at least annually, or more frequently when indicators of impairment exist.

Deferred Revenue

Deferred revenue consists of amounts that have been invoiced and paid but have not been recognized as revenue. Deferred revenue that will be realized during the succeeding 12-month period is recorded as current and the remaining deferred revenue recorded as noncurrent. This would relate to multi-year certificates or licenses.

Earnings per Share

Basic earnings per share are calculated using the two-class method required for companies with multiple classes of common stock. The two-class method determines net earnings per common share for each class of common stock according to dividends declared or accumulated and participation rights in distributed and undistributed earnings or losses. The two-class method requires income available to common stockholders for the period to be allocated between each class of common stock based upon their respective rights to receive dividends as if all income for the period had been distributed.

For WISeKey, the dividend rights of the holders of Class A Shares, nominal value CHF 0.01, (the “WIHN Class A Shares”, or, individually, a “WIHN Class A Share”) and WIHN Class B Shares (collectively, the “common stock”) differ. Dividend rights are proportionate to the nominal value of each class of shares. The dividend rights of a WIHN Class B Share with a nominal value of CHF 0.10 are ten times greater than the dividend rights of a WIHN Class A

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Share with a nominal value of CHF 0.01. Undistributed earnings are allocated to the classes of common stock proportionately to their dividend rights and the resulting net results per share will, therefore, vary for each class of common stock. In line with ASC 260-10-45, the Group has presented the net earnings attributed to its common stock for each class of common stock. The earnings per share calculation is based on the weighted average number of shares in issue of each class.

When the effects are not antidilutive, diluted earnings per share are calculated using the weighted-average outstanding common shares and the dilutive effect of stock options as determined under the treasury stock method.

Equity Securities

Equity securities are any security representing an ownership interest in an entity or the right to acquire or dispose of an ownership interest in an entity at fixed or determinable prices, in accordance with ASC 321, i.e., investments that do not qualify for accounting as a derivative instrument, an investment in consolidated subsidiaries, or an investment accounted for under the equity method.

The Group accounts for these investments in equity securities at fair value at the reporting date, except for those investments without a readily determinable fair value where the Group has elected the measurement at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer, in line with ASC 321. Changes in fair value are accounted for in the income statement as a non-operating income/expense.

Fair Value of Financial Instruments

The Group’s financial instruments are primarily composed of cash and cash equivalents, accounts receivable, accounts payable and other current liabilities, other liabilities, and debt obligations.

Fair value is the price that would be received to sell an asset or the amount paid to transfer a liability, also referred to as the “exit price,” in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, as described in Note 6, the fair value measurement classification is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability.

Fair values of financial instruments are estimated using public market prices, quotes from financial institutions and other available information. Due to their short-term maturity, the carrying amounts of cash and cash equivalents, accounts receivable and contract assets, accounts payable and other current liabilities approximate their fair values, and management also believes that the carrying values of notes and other receivables and outstanding balances on the Group’s credit and term loan facilities approximate their fair values, based on their specific asset and/or liability characteristics, including having terms consistent with current market conditions. The fair value of convertible note payable is calculated based on the present value of the future cash flows as of the reporting date.

Fiscal Year

The Group’s fiscal year ends on December 31.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Foreign Currency

In general, the functional currency of a foreign operation is the local currency. Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive income/(loss). The Group’s reporting currency is USD.

General Principles of Business Combinations

The Group uses the acquisition method to account for business combination, in line with ASC Topic 805-10 Business Combinations. Subsidiaries acquired or divested in the course of the year are included in the consolidated financial statements respectively as of the date of purchase, and up to the date of sale. The consideration for the acquisition is measured as the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interests over the net identifiable assets acquired and liabilities assumed.

Goodwill

Goodwill is not amortized but is subject to impairment analysis at least annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable.

Goodwill is allocated to the reporting unit in which the business that created the goodwill resides. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management. The Group performs its annual goodwill impairment test as of October 1st. The impairment test requires significant estimates of fair value, including projected cash flows and discount rates. Adverse changes in market conditions, operating performance, or other factors could result in a material impairment charge in future periods.

In accordance with ASC 830, the goodwill balance is recorded in the functional currency of the acquired business and translated at each reporting date. The resulting foreign currency translation adjustments are recorded in other comprehensive income.

Government Assistance — Research Tax Credits

Research tax credits are provided by the French government to give incentives for companies to perform technical and scientific research. SEALSQ France SAS and IC’Alps SAS are eligible to receive such tax credits.

These research tax credits are presented as a reduction of research & development expenses in the income statement when companies that have qualifying expenses can receive such grants in the form of a tax credit irrespective of taxes ever paid or ever to be paid, the corresponding research and development efforts have been completed and the supporting documentation is available. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first. The tax credit is therefore considered to be a refundable R&D tax credit which is not within the scope of the income tax standard (ASC 740). It is included in current assets under government assistance in the balance sheet in line with ASC 832.

Government assistance in the form of interest-free loans is accounted for by recognizing a deferred revenue component, measured as the difference between the fair value of the loan on initial recognition and the proceeds received. This deferred income is amortized over the term of the loan. The Group classifies the portion of deferred income expected to be recognized within the next 12 months as current, with the remainder classified as noncurrent.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Other government incentives received as compensation for expenses already incurred for specific projects involving technical and scientific research are recognized as other operating income in the income statement when it becomes receivable.

Income Taxes

Taxes on income are accrued in the same period as the income and expenses to which they relate.

Deferred taxes are calculated on the temporary differences that arise between the tax base of an asset or liability and its carrying value in the balance sheet of our companies prepared for consolidation purposes, with the exception of temporary differences arising on investments in foreign subsidiaries where WISeKey has plans to permanently reinvest profits into the foreign subsidiaries.

Deferred tax assets on tax loss carry-forwards are only recognized to the extent that it is “more likely than not” that future profits will be available and the tax loss carry-forward can be utilized. The Group records a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. This assessment involves significant judgment regarding future taxable income. It is reasonably possible that changes in projections of future taxable income could result in a material adjustment to the valuation allowance within the next year.

Changes to tax laws or tax rates enacted at the balance sheet date are taken into account in the determination of the applicable tax rate provided that they are likely to be applicable in the period when the deferred tax assets or tax liabilities are realized.

WISeKey is required to pay income taxes in a number of countries. WISeKey recognizes the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities. The benefit recognized is the largest amount of tax benefit that is greater than fifty percent likely of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts. WISeKey adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions.

Intangible Assets

Intangible assets that are determined to have finite useful lives are amortized over their estimated useful lives, which generally range from 1 to 19 years. The Group review these assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability is assessed in accordance with ASC 360 based on the expected undiscounted future cash flows generated by the asset or asset group. If the carrying amount exceeds the undiscounted cash flows, an impairment loss is recognized for the excess of carrying value over fair value.

The Group’s cryptocurrency holding is classified as intangible assets with indefinite useful lives in accordance with ASC 350-30. Cryptocurrencies created or issued by the Group’s related parties are explicitly outside the ASU 2023-08 scope. They are accounted for under the cost-less-impairment model and subject to periodic impairment testing and are not amortized. The Group evaluates these assets for impairment at least annually, or more frequently when indicators of impairment exist.

Inventories

Inventories are stated at the lower of cost or net realizable value. Costs are calculated using standard costs, approximating average costs. Finished goods and work-in-progress inventories include material, labor and manufacturing overhead costs. The Group records an inventory valuation allowance based on an analysis of physical deterioration, obsolescence or a comparison to the anticipated demand or market value based on a consideration of marketability and product maturity, demand forecasts, historical trends and assumptions about future demand and market conditions. Should

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

actual demand differ from forecasted demand, additional write-downs may be required. It is reasonably possible that estimates of net realizable value could change in the near term and such changes could be material to the consolidated financial statements.

Investment in SAFE

The Group’s investments in Simple Agreements for Future Equity (“SAFEs”), which represent contractual rights to receive equity interests in privately held companies upon the occurrence of specified future events, are accounted for as freestanding financial instruments. Because SAFEs do not convey a present ownership interest and do not meet the definition of an equity security, they are excluded from the scope of ASC 321 prior to conversion.

SAFEs are initially recognized at cost and classified as noncurrent assets. The Group assesses SAFEs for impairment based on qualitative factors, including the financial condition and prospects of the issuer, subsequent financing activity, and other company-specific developments. If an impairment is identified, the carrying amount is written down to its estimated recoverable amount with a corresponding charge to earnings. Upon conversion of a SAFE into equity securities, the Group derecognizes the SAFE and records the equity securities received at the carrying amount of the SAFE on the conversion date. The equity securities are subsequently accounted for in accordance with ASC 321.

Investments in Unconsolidated Affiliates

In line with ASC 323, the Group accounts for investments in entities over which it has significant influence, but not control, using the equity method of accounting. The Group evaluates the need for the equity method where influence exists despite lower ownership levels. Under the equity method, investments are initially recorded at cost and subsequently adjusted for the Group’s proportionate share of the investee’s net income or loss and dividends received. The Group’s share of the income or loss of these companies is reported in the consolidated income statement under equity in earnings of unconsolidated affiliates. The investment in these companies is reported in the consolidated balance sheet under investments in unconsolidated affiliates or related party affiliates.

The Group assesses equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Leases

In line with ASC 842, the Group, as a lessee, recognizes right-of-use assets and related lease liabilities on its balance sheet for all arrangements with terms longer than twelve months, and reviews its leases for classification between operating and finance leases. Obligations recorded under operating and finance leases are identified separately on the balance sheet. Assets under finance leases and their accumulated amortization are disclosed separately in the notes. Operating and finance lease assets and operating and finance lease liabilities are measured initially at an amount equal to the present value of minimum lease payments during the lease term, as at the beginning of the lease term.

The Group elected the short-term lease practical expedient whereby the Group does not present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Group is reasonably certain to exercise.

Litigation and Contingencies

Should legal proceedings and tax matters arise, due to their nature, such legal proceedings and tax matters involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties and governmental actions. Management assesses the probability of loss for such contingencies and accrues liability and/or discloses the relevant circumstances, as appropriate.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Managed Investment Accounts

Managed investment accounts maintained for investment purposes are classified as investments and measured at fair value at each reporting date, with changes in fair value recognized in earnings. Cash balances and call deposits held within such accounts are not classified as cash or cash equivalents, as they are not segregated or designated for operating use.

Pension Plan

In the year 2025, the Group maintains five defined benefit post-retirement plans:

—     one that covers all employees working for WISeKey SA in Switzerland,

—     one that covers all employees working for WISeKey International Holding Ltd in Switzerland,

—     one that covers all employees working for SEALSQ Corp in Switzerland,

—     one that covers all employees working for SEALSQ France SAS in France, and

—     one that covers all employees working for IC’Alps SAS in France.

In accordance with ASC 715-30, Defined Benefit Plans — Pension, the Group recognizes the funded status of the plan in the balance sheet. Actuarial gains and losses are recorded in accumulated other comprehensive income/(loss).

The measurement of defined benefit obligations requires significant assumptions, including discount rates and expected returns on plan assets. A change in discount rates of 100 basis points would materially affect the projected benefit obligation. It is reasonably possible that changes in actuarial assumptions could materially impact the recorded obligation in the next fiscal year.

Principles of Consolidation

The consolidated financial statements include the accounts of WISeKey and its subsidiaries over which the Group has control. Intercompany income and expenses, including unrealized gross profits from internal group transactions and intercompany receivables, payables and loans, have been eliminated.

Net income/(loss) and comprehensive income/(loss) attributable to non-wholly owned subsidiaries are allocated to the owners of the Group and to the noncontrolling interests based on their respective ownership interests. Noncontrolling interests are presented as a separate component of equity in the consolidated financial statements. Intercompany income and expenses, including unrealized gross profits from internal group transactions and intercompany receivables, payables, and loans have been eliminated in consolidation.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives which range from 1 to 10 years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the improvements or the lease terms, as appropriate. Property, plant and equipment are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Research and Development and Software Development Costs

All research and development costs and software development costs are expensed as incurred.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Revenue Recognition

WISeKey’s policy is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, WISeKey applies the following steps:

—     Step 1: Identify the contract(s) with a customer.

—     Step 2: Identify the performance obligations in the contract.

—     Step 3: Determine the transaction price.

—     Step 4: Allocate the transaction price to the performance obligations in the contract.

—     Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. The Group typically allocates the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract. If a standalone price is not observable, the Group uses estimates.

The Group recognizes revenue when it satisfies a performance obligation by transferring control over goods or services to a customer. The transfer may be done at a point in time (typically for goods) or over time (typically for services). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. For performance obligations satisfied over time, the revenue is recognized over time, most frequently on a pro-rata temporis basis as most of the services provided by the Group relate to a set performance period.

If the Group determines that the performance obligation is not satisfied, it will defer recognition of revenue until it is satisfied.

The Group presents revenue net of sales taxes and any similar assessments.

The Group delivers products and records revenue pursuing commercial agreements with its customers, generally in the form of an approved purchase order or sales contract.

Where products are sold under warranty, the customer is granted a right of return which, when exercised, may result in either a full or partial refund of any consideration received, or a credit that can be applied against amounts owed, or that will be owed, to WISeKey. For any amount received or receivable for which the Group does not expect to be entitled to because the customer has exercised its right of return, the Group recognizes those amounts as a refund liability.

Sales Commissions

Sales commission expenses where revenue is recognized are recorded in the period of revenue recognition.

Segment Reporting

In 2025, following the acquisition of IC’Alps on August 4, 2025, our chief operating decision maker, who is also our Chief Executive Officer, requested changes in the information that he regularly reviews for purposes of allocating resources and assessing budgets and performance. As a result, beginning in fiscal year 2025, we report our financial performance based on a new segment structure described in Note 37. All prior periods were restated as a result of the change in reported segments.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Stock-Based Compensation

Stock-based compensation costs are recognized in earnings using the fair-value based method for all awards granted. Fair values of options and awards granted are estimated using a Black-Scholes option pricing model. The model’s input assumptions are determined based on available internal and external data sources. The risk-free rate used in the model is based on the Swiss treasury rate for the expected contractual term. Expected volatility is based on historical volatility of the underlying share.

Where WISeKey permits the withholding of shares as a means of meeting the grantee’s tax obligation in relation to their option exercise, the awards are accounted for as liabilities under ASC 718 for jurisdictions that do not have any withholding requirement. These awards are measured at fair value on the grant date and remeasured at each reporting period until settlement. Upon exercise, the fair value of the shares withheld is recorded in equity in line with ASC 718-10-25-18.

Compensation costs for unvested stock options and awards are recognized in earnings over the requisite service period based on the fair value of those options and awards at the grant date.

Nonemployee share-based payment transactions are measured by estimating the fair value of the equity instruments that an entity is obligated to issue, and the measurement date will be consistent with the measurement date for employee share-based payment awards (i.e., grant date for equity-classified awards).

Unbilled Accounts Receivable

Unbilled accounts receivable represent revenue recognized for which the Company has satisfied its performance obligations and has an unconditional right to consideration, but the related invoice has not yet been issued as of the reporting date. Upon invoicing, the asset is reclassified to trade accounts receivable until payment.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Management bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

In many cases, the accounting treatment of a particular transaction is specifically dictated by US GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting from available alternatives would not produce a materially different result. However, certain estimates involve a higher degree of judgment and complexity and may materially affect the consolidated financial statements.

Significant estimates used in the preparation of the consolidated financial statements include:

—     Valuation of assets acquired and liabilities assumed in business combinations (see Note 6)

—     Inventory Valuation (see Note 10)

—     Goodwill impairment assessments (see Note 18)

—     Pension and other postretirement obligations (see Note 27)

—     Recoverability of deferred tax assets (see Note 37)

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Recent Accounting Pronouncements

Adoption of new FASB Accounting Standard in the current year — Prior-Year Financial Statements not restated:

As of January 1, 2025, the Group adopted Accounting Standards Update (ASU) 2023-08 Intangibles — Goodwill and Other — Crypto Assets (subtopic 350-60): Accounting for and Disclosure of Crypto Assets, which establishes guidance for the recognition measurement, presentation and disclosure of certain crypto assets.

ASU 2023-08 requires in-scope crypto assets to be measured at fair value, with changes in fair value recognized in net income. It also requires separate presentation of crypto assets on the balance sheet and enhanced disclosures regarding nature, fair value measurement, and risks associated with crypto holdings. There was no material impact on the Group’s results upon adoption of the standard.

As of January 1, 2025, the Group also adopted Accounting Standards Update (ASU) 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which establishes new income tax disclosure and modifies or eliminates certain existing requirements.

ASU 2023-09 requires entities to disclose the amount of income taxes paid (net of refunds) disaggregated by federal, state, and foreign taxes. They will also disclose the amount of income taxes paid (net of refunds) disaggregated by individual jurisdictions in which income taxes paid is equal to or greater than five percent of total income taxes paid. The standard also outlines additional disclosure requirements.

There was no impact on the Group’s results upon adoption of the standard.

New FASB Accounting Standard to be adopted in the future:

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which updates mandates that public business entities provide more detailed disclosures about specific expense categories in their financial statement notes, enhancing transparency for investors.

Summary:    Entities are required to disaggregate certain expense captions presented on the income statement into the following natural expense categories, such as purchases of Inventory, Employee compensation, Depreciation and Intangible Asset Amortization. These disaggregated expenses must be presented in a tabular format within the notes to the financial statements for both annual and interim reporting periods. Additionally, entities are required to disclose the total amount of selling expenses and provide their definition.

Effective Date:    ASU 2024-03 is effective for annual reporting periods for public business entities for fiscal years beginning after December 15, 2026, and for interim reporting periods within fiscal years beginning after December 15, 2027. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

In November 2024, the FASB issued ASU 2024-04, Debt — Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. This update clarifies the accounting treatment for certain settlements of convertible debt instruments that do not occur under the instruments’ preexisting terms.

Summary:    The update introduces a “preexisting contract approach” to determine whether an inducement offer should be accounted for as an induced conversion. Under this approach, an inducement offer is considered to preserve the form and amount of consideration if it provides the debt holder with at least the same consideration as the original conversion terms of the instrument. The assessment is based on the terms as they existed one year before the offer acceptance date, especially if the instrument was modified within that period. Additionally, the ASU clarifies that

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

induced conversion accounting applies to convertible debt instruments within the scope of Subtopic 470-20 that are not currently convertible, provided the instrument contained a substantive conversion feature at both its issuance date and the inducement offer acceptance date.

Effective Date:    ASU 2024-04 is effective for public business entities for fiscal years beginning after December 15, 2025. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This update provides targeted simplifications to the current expected credit loss (CECL) model for certain short-term financial assets arising from revenue transactions.

Summary:    The update introduces a practical expedient that allows entities to assume that current economic conditions as of the balance-sheet date remain unchanged for the remaining life of certain current accounts receivable and current contract assets when estimating expected credit losses. This eliminates the need to develop forward-looking macroeconomic forecasts for these short-term assets, reducing complexity and documentation burden. The update also includes related disclosure requirements for entities electing the practical expedient or subsequent collection approach.

Effective Date:    ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025, including interim periods within those fiscal years. Early adoption is permitted.

The Group expects to adopt the guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

In September 2025, the FASB issued ASU 2025-06, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. This ASU makes targeted improvements to Subtopic 350-40 to increase the operability of the recognition guidance considering different methods of software development.

Summary:    This update amends Subtopic 350-40 by removing references to prescriptive software development stages and introducing a principles-based approach for capitalizing costs. Under this approach, capitalization begins when management has authorized and committed to funding and it is probable that the project will be completed and used as intended. Additionally, the ASU introduces a framework for assessing significant development uncertainty, clarifies that specific asset disclosures apply to all capitalized internal-use software costs, and consolidates guidance for website development costs into Subtopic 350-40.

Effective Date:    ASU 2025-06 is effective for all entities for fiscal years beginning after December 15, 2027. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. This update clarifies and refines the guidance in ASC 270 to improve how entities prepare and disclose interim financial statements and notes in accordance with U.S. GAAP.

Summary:    The update specifies that ASC 270 applies to all entities that provide a complete set of interim financial statements with notes. It clarifies the form and content of interim financial statements and accompanying disclosures, including a consolidated list of disclosure requirements relevant for interim periods. The ASU also codifies a disclosure principle requiring entities to report material events or changes that occur after the most recent annual reporting period, such as significant changes in estimates, accounting policies, or contingencies. These amendments improve clarity, consistency, and ease of application but do not change the fundamental nature of interim reporting.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 4.       Summary of significant accounting policies (cont.)

Effective Date:    ASU 2025-11 is effective for public business entities for interim periods within annual periods beginning after December 15, 2027. Early adoption is permitted. The Group expects to adopt the guidance when effective. Management is assessing the impact of the aforementioned guidance on its interim financial statements but does not expect it to have a material impact.

Note 5.       Concentration of credit risks

Financial instruments subject to credit risk

Financial instruments that are potentially subject to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Our cash and cash equivalents is mostly held with one large financial institution. Management believes that the financial institution that holds most of our cash and cash equivalents is financially sound and, accordingly, is subject to minimal credit risk. However, to the extent that such deposits exceed the maximum insurance levels, they are uninsured.

Customer concentration

The Group sells to large, international customers and, as a result, may maintain individually significant trade accounts receivable balances with such customers during the year. We generally do not require collateral on trade accounts receivable. Summarized below are the clients whose revenue was 10% or higher than the respective total consolidated net sales for the years ended December 31, 2025, 2024 or 2023, and the clients whose net trade accounts receivable balances (excluding related party receivables) represented 10% or more of total consolidated net trade accounts receivable balances as of December 31, 2025 and December 31, 2024. In addition, we note that some of our clients are contract manufacturers for the same companies; should these companies reduce their operations or change contract manufacturers, this would cause a decrease in our customer orders which would adversely affect our operating results.

Revenue concentration (% of total net sales)	12 months ended December 31,
	2025	2024	2023
Semiconductors operating segment
Multinational electronics contract manufacturing company	2%	4%	15%
International digital identity & security provider	0%	0%	12%
International telecommunication company	11%	33%	5%
International application specific solution provider	13%	4%	2%
Receivables concentration (% of total accounts receivable and maximum amount of loss due to credit risk)	As at December 31, 2025		As at December 31, 2024
	%	US’000%		US’000
Semiconductors operating segment
International telecommunication company	25%	1,196	42%	1,804

Note 6.       Business Combination

On August 4, 2025 (the “Acquisition Date”), WISeKey, through its subsidiary SEALSQ, acquired 100% of the issued and outstanding shares of IC’Alps, a French société par actions simplifiée, pursuant to a Share Purchase Agreement dated May 26, 2025. IC’Alps is a France-based ASIC and system-on-chip design company serving the medical, automotive, industrial, and security markets. The acquisition enhances WISeKey’s semiconductor design capabilities and expands the Group’s engineering workforce and customer relationships.

The acquisition was accounted for as a business combination in accordance with ASC 805, Business Combinations, with SEALSQ identified as the accounting acquirer. The assets, liabilities, and results of IC’Alps have been included in the Group’s consolidated financial statements from August 4, 2025.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 6.       Business Combination (cont.)

The total consideration transferred for the acquisition of IC’Alps was USD 13,892,574 and consisted of the following components:

USD’000
Cash consideration (EUR 10,000,000)	11,429
Equity consideration (823,988 SEALSQ ordinary shares at USD 2.99)	2,464
Total consideration transferred	13,893

The equity consideration was measured at the quoted closing price of SEALSQ’s ordinary shares on the Acquisition Date. Acquisition-related costs of USD 306,064 were expensed as incurred and are included within general and administrative expenses in the consolidated income statement.

The Share Purchase Agreement included an earn-out arrangement payable in SEALSQ shares if IC’Alps achieved specified revenue targets for the year ended December 31, 2025. Because settlement would occur through a variable number of shares, the earn-out was classified as a liability under ASC 480 and ASC 815-40. At the Acquisition Date, the fair value of the contingent consideration was determined to be zero based on probability-weighted revenue scenarios. As of December 31, 2025, the revenue targets were not met, and no contingent consideration liability was recognized. No remeasurement gains or losses were recorded during the year ended December 31, 2025.

The following table summarizes the final allocation of the purchase price as of August 4, 2025:

USD’000
Cash and cash equivalents	879
Current assets	3,182
Property, plant and equipment, net of accumulated depreciation	237
Intangible assets (pre-existing), net of accumulated amortization	3,526
Right-of-use assets	3,465
Other noncurrent assets	124
Identifiable intangible assets	17,665
Total assets acquired	29,078
Total current liabilities	(4,467)
Long-term liabilities (excluding deferred tax liabilities)	(11,806)
Deferred income tax liability	(4,416)
Total liabilities assumed	(20,689)
Net identifiable assets acquired	8,389

The purchase price allocation was finalized during the year ended December 31, 2025.

Deferred tax liabilities of USD 4,416,375 were recognized primarily as a result of differences between the fair value and tax basis of acquired identifiable intangible assets. The deferred tax liabilities will reverse over the amortization period of the related intangible assets.

The following table reconciles the total consideration transferred to the net identifiable assets acquired and the resulting goodwill recognized as of the Acquisition Date (in USD):

USD’000
Total consideration transferred	13,893
Less: net identifiable assets acquired	(8,389)
Goodwill recognized at Acquisition Date	5,504

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 6.       Business Combination (cont.)

Goodwill represents the excess of the consideration transferred over the fair value of identifiable assets acquired and liabilities assumed. The goodwill recognized is primarily attributable to expected operational and revenue synergies, the expansion of WISeKey’s ASIC and system-on-chip design capabilities, access to IC’Alps’ skilled engineering workforce, and cross-selling opportunities within the Group’s existing customer base. These benefits do not qualify for separate recognition as identifiable intangible assets under ASC 805.

Goodwill is recorded in the functional currency of IC’Alps (EUR) and is translated into USD at the applicable closing exchange rate at each reporting date in accordance with ASC 830.

Goodwill has been allocated to the Group’s ASIC reporting unit. Goodwill is not amortized and is tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that it may be impaired, in accordance with ASC 350.

No impairment indicators were identified as of December 31, 2025. The goodwill recognized is not expected to be deductible for income tax purposes.

The identifiable intangible assets recognized in connection with the acquisition and their estimated useful lives are presented below. Intangible assets are amortized on a straight-line basis over their estimated useful lives. The weighted-average useful life of the acquired identifiable intangible assets is approximately 15.3 years.

	Fair value USD’000	Useful life Years
Intangible asset
Customer relationships	12,772	19
Accreditations	1,284	3
Corp trade name	657	9
Technology	1,526	9
Software	163	9
Backlog	1,263	2
Acquired identifiable intangible assets	17,665	15.3

For the period from August 4, 2025, through December 31, 2025, IC’Alps contributed revenue of USD 3,600,625 and net loss of USD 1,405,384 to the Group’s consolidated results.

Supplemental Pro Forma Information (Unaudited)

The following unaudited pro forma consolidated financial information presents the combined results of WISeKey and IC’Alps as if the acquisition had occurred on January 1, 2024.

USD’000	12 months ended December 31,
	2025	2024
Revenue	26,235	22,024
Net income (loss)	(43,613)	(35,624)

The unaudited pro forma financial information includes adjustments to reflect incremental amortization of acquired identifiable intangible assets, related income tax effects, elimination of acquisition-related transaction costs, and elimination of intercompany transactions. The pro forma financial information does not reflect potential synergies or integration costs.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 7.       Fair value measurements

ASC 820 establishes a three-tier fair value hierarchy for measuring financial instruments, which prioritizes the inputs used in measuring fair value. These tiers include:

—     Level 1, defined as observable inputs such as quoted prices in active markets;

—     Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

—     Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

USD’000	As at December 31, 2025		As at December 31, 2024		Fair Value level	Note ref.
	Carrying amount	Fair value	Carrying amount	Fair value
Recurring fair value measurements
Available-for-sale debt securities, noncurrent	129	129	—	—	3	19
Investment, current	10,032	10,032	—	—	2	11
Crypto assets	121	121	96	96	1	16

Nonrecurring fair value measurements
Accounts receivable, net of allowance for credit losses	5,109	5,109	4,285	4,285	3	9
Equity securities, at cost	517	517	455	455	3	20
Accounts payable	19,207	19,207	13,496	13,496	3	23
Notes payable	748	748	5,900	5,900	3	25
Indebtedness to related parties, current	84	84	78	78	3	25
Convertible note payable, current	10	10	9	9	3	25
Bonds, mortgages and other long-term debt	1,047	1,047	102	102	3	25
Indebtedness to related parties, noncurrent	1,324	1,324	1,387	1,387	3	25

The following methods and assumptions were used to estimate the fair value of the Group’s financial instruments:

—     Available-for-sale debt securities, noncurrent — fair value remeasured as at reporting period, based on information available.

—     Investment, current — consists of a managed investment account held with UBS Switzerland AG. Although the account is made up of a diversified, actively managed portfolio, including publicly traded equity securities, investment funds and exchange-traded funds, fixed-income instruments, structured products, and fiduciary call deposits and short-term cash balances, with fair value levels ranging from Level 1 to Level 3, fair value is remeasured as at reporting period, based on the statement of assets made available by UBS at the reporting date, which falls under Level 2.

—     Crypto assets measured at fair value — fair value remeasured as at reporting period, based on quoted prices on crypto exchanges.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 7.       Fair value measurements (cont)

—     Short-term instruments — carrying amounts of accounts receivable, net of allowance for credit losses, accounts payable, indebtedness to related parties, current and convertible note payable, current, approximate fair value due to the short-term nature of these instruments.

—     Equity securities, at cost — no readily determinable fair value, measured at cost minus impairment.

—     Bonds, mortgages and other long-term debt — carrying amount approximated fair value.

—     Indebtedness to related parties, noncurrent — carrying amount approximated fair value.

Note 8.       Cash and cash equivalents

Cash and cash equivalents consisted of cash held in bank accounts with major financial institutions, USD fiat balances held on the Coinbase platform that are immediately withdrawable and not subject to restrictions, and investments in money market funds. Cash at banks represents deposits that are readily available. Money market funds represent highly liquid investments that are readily convertible into cash.

Note 9.       Accounts receivable

Accounts receivable balance consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Trade accounts receivable	5,283	4,133
Allowance for credit losses	(416)	(94)
Accounts receivable from other related parties	143	158
Accounts receivable from board members	7	49
Accounts receivable from underwriters, promoters, and employees	77	2
Other accounts receivable	15	37
Total accounts receivable, net of allowance for credit losses	5,109	4,285

As at December 31, 2025 and 2024, accounts receivable from other related parties represented amounts due from OISTE in relation to the facilities and personnel hosted by WISeKey SA and WISeKey International Holding Ltd on behalf of OISTE (see Note 40).

Note 10.     Inventories

Inventories consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Raw materials	670	764
Work in progress	192	482
Finished goods	1,150	172
Total inventories	2,012	1,418

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 10.     Inventories (cont)

In the year ended December 31, 2025, the Group recorded an inventory valuation allowance in the income statement, consisting of a credit of USD 13,525, compared with debits of USD 92,284 and USD 220,289 in 2024 and 2023, respectively, in respect of raw materials. For work in progress, the Group recorded a charge of USD 47,326 in 2025, compared with credits of USD 615,608 and USD 373,469 in 2024 and 2023, respectively. The credit on raw materials in 2025 and on work in progress in 2024 and 2023 reflects the release of previously recognized provisions.

Note 11.     Investment, current

Managed Investment Account

In November 2025, WISeKey entered into a discretionary asset management arrangement with UBS Switzerland AG (“UBS”) and opened an investment account under the UBS “Manage Premium” mandate (the “UBS Investment Account”). In connection with this arrangement, the Group funded the UBS Investment Account with USD 10.0 million on November 28, 2025.

Under the terms of the arrangement, UBS is authorized to manage the assets held in the UBS Investment Account on a discretionary basis within agreed investment parameters. The UBS Investment Account is maintained for investment purposes and not for day-to-day operating cash needs.

As of December 31, 2025, the UBS Investment Account consisted of a diversified, actively managed portfolio, including publicly traded equity securities, investment funds and exchange-traded funds, fixed-income instruments, structured products, and fiduciary call deposits and short-term cash balances held to facilitate portfolio management.

The UBS Investment Account is classified as current investments and is measured at fair value at each reporting date. Changes in fair value, including unrealized gains and losses, are recognized in earnings. Fair value is determined based on UBS account statements reflecting observable market prices for the underlying investments.

Cash balances and call deposits held within the UBS Investment Account are not segregated or designated for operating use and are maintained as part of the overall investment strategy. Accordingly, such balances are not classified as cash and cash equivalents.

Note 12.     Government assistance

SEALSQ France SAS and IC’Alps SAS are eligible for research tax credits provided by the French government (see Note 4). As at December 31, 2025 and December 31, 2024, the receivable balances in respect of these research tax credits owed to the Group were respectively USD 4,578,813, made up of USD 3,044,419 attributable to IC’Alps SAS and USD 1,534,394 attributable to SEALSQ France SAS, and USD 2,246,680, each translated at the period-end exchange rate.

The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first. Refundable R&D tax credits are accounted for as government assistance in accordance with ASC 832 and are recognized in the consolidated financial statements consistent with the accounting policy described in Note 4.

In addition, SEALSQ France SAS and IC’Alps SAS are also entitled to receive other grants, including interest subvention — a government incentive that subsidizes or reduces the interest cost on eligible borrowings (refer to Note 25 for further details) — as well as reimbursements for certain expenses.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 13.     Other current assets

Other current assets consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Value-Added Tax receivable	1,536	460
Advanced payment to suppliers	303	61
Deposits, current	5	5
Customer contract assets, current	467	22
Other current assets	42	25
Total other current assets	2,353	573

Note 14.     Deferred tax credits

Most of our deferred tax credits balance relates to Swiss withholding tax charged on financial interest that is recoverable after the end of each tax year.

Note 15.     Property, plant and equipment

Property, plant and equipment, net consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Buildings and leasehold improvements	224	—
Computer equipment and licenses	1,949	1,878
Machinery & equipment	8,275	7,491
Office equipment and furniture	3,428	3,000
Total property, plant and equipment gross	13,876	12,369

Accumulated depreciation for:
Buildings and leasehold improvements	(13)	—
Computer equipment and licenses	(1,736)	(1,692)
Machinery & equipment	(5,006)	(4,456)
Office equipment and furniture	(3,317)	(2,946)
Total accumulated depreciation	(10,072)	(9,094)
Total property, plant and equipment, net	3,804	3,275
Depreciation charge for the year	752	728

The depreciation charge for the year 2023 was USD 623,974.

In the years ended December 31, 2025 and 2024, WISeKey did not identify any events or changes in circumstances indicating that the carrying amount of any asset may not be recoverable. As a result, the Group did not record any impairment charge on property, plant and equipment in the years ended December 31, 2025 and 2024.

The useful economic life of property plant and equipment is as follows:

• Production tools	8 to 10 years
• Office equipment and furniture	2 to 5 years
• Production masks	5 years
• Probe cards	5 years
• Licenses	3 years
• Software	1 year

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 16.     Intangible assets

Intangible assets consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Crypto assets under the cost-less-impairment model:
WECAN tokens	500	—

Crypto assets measured at fair value:
Ethereum (ETH) and Polygon (POL)	121	96
Total crypto assets, net	621	96

Intangible assets subject to amortization:
Trademarks	834	139
Patents	2,281	2,281
License agreements	16,535	11,378
Customer Relationships	13,127	—
Other intangibles	11,662	6,499
Total intangible assets gross	44,439	20,297

Accumulated amortization for:
Trademarks	(190)	(139)
Patents	(2,281)	(2,281)
License agreements	(13,549)	(11,378)
Customer Relationships	(288)	—
Other intangibles	(7,679)	(6,499)
Total accumulated amortization	(23,987)	(20,297)
Total intangible assets subject to amortization, net	20,452	—
Total intangible assets, net	21,073	—
Amortization charge for the year	1,523	—

The amortization charge for the year 2023 was USD 1,476.

Crypto assets under the cost-less-impairment model include a balance of 195,788,312 WECAN tokens acquired from the Group’s unconsolidated affiliate, Wecan Group AG (“Wecan”), for USD 500,000. The tokens are held as part of the Group’s strategic relationship with Wecan and to support participation in its blockchain ecosystem. Management evaluated the applicability of ASC 350-60 (Crypto Assets) and concluded that these tokens are not within the scope of ASC 350-60.

Accordingly, the tokens are accounted for as indefinite-lived intangible assets under ASC 350-30 and are measured at cost less impairment. These tokens do not represent cash and cash equivalents under ASC 305 and are not accounted for as financial instruments. Indefinite-lived intangible assets are not amortized but are subject to impairment testing at least annually and more frequently if events or changes in circumstances indicate that the asset may be impaired. For the year ended December 31, 2025, the Group did not identify any events or changes in circumstances indicating that the carrying amount of these assets may not be recoverable. Accordingly, no impairment charge was recognized, and the carrying amount remained USD 500,000 as of December 31, 2025.

As at December 31, 2025, a balance of USD 3,661,131 of license fees was outstanding in line with agreed payment terms, made up of USD 2,351,152 payable in 2026 recorded in accounts payable and USD 1,309,979 payable in 2027 recorded in other noncurrent liabilities on the consolidated balance sheet.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 16.     Intangible assets (cont.)

The Group also holds crypto assets consisting of Ethereum (ETH) and Polygon (POL), which are within the scope of ASC 350-60. These crypto assets are measured at fair value at each reporting date, with changes in fair value recognized in net income.

As at December 31, 2025, the Group held 40.63 ETH and 1,196.71 POL with an aggregate fair value of USD 120,839. For the year ended December 31, 2025, the Group recognized a gain of USD 24,616 in non-operating income related to changes in fair value of these crypto assets.

The following table presents a reconciliation of crypto assets measured at fair value (ETH and POL), which excludes WECAN tokens accounted for as indefinite-lived intangible assets under ASC 350-30.

Crypto assets measured at fair value (ETH and POL) USD’000	For the year ended December 31, 2025
Beginning balance at fair value	96
Gain from changes in fair value	25
Ending balance	121

The useful economic life of intangible assets is as follows:

• Trademarks	5 to 10 years
• Patents	5 to 10 years
• License agreements	1 to 3 years
• Customer relationships	19 years
• Other intangibles	2 to 9 years

Future amortization charges are detailed below:

Future estimated aggregate amortization expense Year	USD’000
2026	3,625
2027	2,670
2028	1,476
2029	1,223
2030 and beyond	11,458
Total intangible assets subject to amortization, net	20,452

Note 17.     Leases

The Group has historically entered into a number of lease arrangements under which it is the lessee. As at December 31, 2025, the Group’s operating leases relate to premises and office equipment. The Group does not sublease. All of our operating leases include multiple optional renewal periods which are not reasonably certain to be exercised.

During the year ended December 31, 2025, the Group completed few sale and leaseback transactions involving IT equipment. Each transaction met the criteria for a sale under ASC 606, and accordingly, the Group derecognized the assets sold and recognized a right- of-use asset and lease liability in accordance with ASC 842. The leaseback arrangement is classified as a finance lease.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 17.     Leases (cont.)

During the years 2025, 2024, and 2023, the Group recognized rent expenses associated with its leases as follows:

USD’000	12 months ended December 31,
	2025	2024	2023
Finance lease cost:
Amortization of right-of-use assets	37	—	—
Interest on lease liabilities	2	—	—
Operating lease cost:
Fixed rent expense	842	665	668
Variable lease cost	72	—	—
Short-term lease cost	—	—	—
Net lease cost	953	665	668
Lease cost – Cost of sales	—	—	—
Lease cost – General & administrative expenses	953	665	668
Net lease cost	953	665	668

In the years 2025 and 2024, the Group had the following cash and non-cash activities associated with our leases:

USD’000	As at December 31, 2025	As at December 31, 2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	919	657
Financing cash flows from finance leases	39	—

Non-cash investing and financing activities:
Net lease cost	953	665

Additions to ROU assets obtained from:
New operating lease liabilities	6,312	62
New finance lease liabilities	157	—

The following table provides details of right-of-use assets and lease liabilities as at December 31, 2025 and December 31, 2024:

USD’000	As at December 31, 2025	As at December 31, 2024
Right-of-use assets:
Operating leases	6,366	1,502
Finance leases	126	—
Total right-of-use assets	6,492	1,502

Lease liabilities:
Operating leases	6,468	1,460
Finance leases	129	—
Total lease liabilities	6,597	1,460

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 17.     Leases (cont.)

As of December 31, 2025, future minimum annual lease payments were as follows:

	USD’000	USD’000	USD’000
Year	Operating	Finance	Total
2026	1,213	60	1,273
2027	892	45	937
2028	885	29	914
2029	884	1	885
2030 and beyond	3,698	—	3,698
Total future minimum operating and short-term lease payments	7,572	135	7,707
Less effects of discounting	(1,104)	(6)	(1,110)
Lease liabilities recognized	6,468	129	6,597

As of December 31, 2025 the weighted-average remaining lease term was 7.84 years for operating leases and 2.47 years for finance leases.

As leases do not provide an implicit rate, the Group calculated an estimate rate based upon the estimated incremental borrowing rate of the Group. The weighted average discount rate associated with operating lease as of December 31, 2025 was 3.77%. The weighted average discount rate associated with finance lease as of December 31, 2025 was 3.37%.

Note 18.     Goodwill

The Group performs its annual goodwill impairment test on October 1 of each year, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. Under the quantitative test, the fair value of each reporting unit is compared with its carrying amount, including goodwill. If the carrying amount exceeds the reporting unit’s fair value, an impairment charge is recognized in an amount equal to the excess, limited to the total amount of goodwill allocated to that reporting unit.

Impairment reviews have been conducted for the goodwill allocated to the reporting unit (“RU”) relating to the acquisition of SEALSQ France SAS (formerly WISeKey Semiconductors SAS) in 2016. Fair value has been primarily determined using the market approach based on the quoted market price of its publicly traded subsidiary, SEALSQ Corp, the main component of which is SEALSQ France SAS. The Company believes that the quoted share price of SEALSQ Corp provides a reliable observable input (Level 1) under ASC 820. Fair value is higher than its carrying value. Based on the analysis performed, the Company concluded that no impairment of goodwill existed for the SEALSQ France SAS reporting unit as of December 31, 2025.

On August 4, 2025, the Group acquired 100% of IC’Alps SAS which was identified as a second reporting unit. In connection with the acquisition, goodwill of EUR 4,815,338 (USD 5,656,395 as of December 31, 2025) was recognized as part of the purchase price allocation in accordance with ASC 805 and allocated to the Group’s ASIC reporting segment.

Given the proximity of the acquisition date to the annual testing date and the absence of any events or circumstances indicating potential impairment, management performed a qualitative assessment in accordance with ASC 350 and concluded that it was not more likely than not that the fair value of the reporting unit was less than its carrying amount. After October 1, 2025, there were no impairment indicators identified triggering a new impairment test. Therefore, no impairment loss was recognized in 2025 for the IC’Alps reporting unit. Management also evaluated whether any indicators of impairment existed for the acquired identifiable intangible assets and other long-lived assets in accordance with ASC 360 and concluded that no triggering events requiring a recoverability test were identified.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 18.     Goodwill (cont.)

The assumptions included in the impairment tests require judgment, and changes to these inputs could impact the results of the calculations. Other than management’s projections of future cash flows, the primary assumptions used in the impairment tests were the weighted-average cost of capital and long-term growth rates. Although the Group’s cash flow forecasts are based on assumptions that are considered reasonable by management and consistent with the plans and estimates management is using to operate the underlying businesses, there are significant judgments in determining the expected future cash flows attributable to a reporting unit.

IC’Alps’ functional currency is the Euro (EUR). Accordingly, goodwill recognized in connection with the acquisition of IC’Alps was recorded in euros and is translated into the Group’s reporting currency (USD) at each reporting date in accordance with ASC 830. Translation adjustments are recorded in accumulated other comprehensive income and do not impact net income.

USD’000	ASIC Segment	Semiconductor Segment	Total
Goodwill balance as at December 31, 2023	—	8,317	8,317
Goodwill acquired during the year	—	—	—
Impairment losses	—	—	—
As at December 31, 2024
Goodwill	—	8,317	8,317
Accumulated impairment losses	—	—	—
Goodwill balance as at December 31, 2024	—	8,317	8,317
Goodwill acquired during the year	5,504	—	5,504
Currency translation adjustment	152	—	152
Impairment losses	—	—	—
As at December 31, 2025
Goodwill	5,504	8,317	13,821
Accumulated currency translation adjustment	152	—	152
Goodwill balance as at December 31, 2025	5,656	8,317	13,973

The assessment of goodwill impairment requires judgment, including the evaluation of qualitative factors such as operating performance, projected cash flows, industry and market conditions, and other relevant events and circumstances. Changes in these factors could result in future impairment charges.

Note 19.     Available-for-sale debt securities, noncurrent

The following table summarizes the amortized cost, gross unrealized gains and losses, and fair value of our available-for-sale debt securities:

Type of security	Amortized cost USD’000	Unrealized gains USD’000	Unrealized losses USD’000	Fair value USD’000	Maturity
Convertible corporate bonds	128	1	—	129	1 to 5 years
Total	128	1	—	129

As at December 31, 2025, the Group held one convertible corporate bond issued by ColibriTD, a French Quantum-as-a-Service (QaaS) company.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 20.     Equity securities, at cost

Investment in FOSSA SYSTEMS s.l.

On April 8, 2021, WISeKey E.L.A. s.l. invested EUR 440,000 (USD 475,673 at historical rate) to acquire 15% of the share capital of FOSSA SYSTEMS s.l. (“FOSSA”), a Spanish aerospace company providing picosatellites for Low Earth Orbit (LEO) services as a vertically integrated service from design to launch and operations.

The investment does not have a readily determinable fair value. The Group has elected the measurement alternative in accordance with ASC 321, under which the investment is measured at cost, less impairment, adjusted for observable price changes in orderly transactions for identical or similar investments of the same issuer. Accordingly, the investment was initially recognized at EUR 440,000 (USD 475,673 at historical rate). As at December 31, 2025, the Group performed a qualitative assessment to identify any impairment indicators and considered whether any observable price changes for identical or similar investments of the same issuer had occurred. The Group made reasonable efforts to identify such transactions, including review of available market and shareholder information, and did not identify any relevant observable transactions. In particular, the Group considered the June 2024 capital increase and concluded that the shares issued in that transaction were not identical or similar to the shares held by the Group due to differing rights and preferences. Based on this assessment, no impairment loss or adjustment for observable price changes was recorded for the year ended December 31, 2025. As at December 31, 2025, the carrying value of the investment was EUR 440,000 (USD 516,851 at closing rate).

Note 21.     Investment in SAFE

On December 4, 2025, the WISeKey Group entered into a Simple Agreement for Future Equity (“SAFE”) with EeroQ Corporation, a privately held company, for a total investment of $1.0 million. The investment does not convey equity ownership, voting rights, or significant influence at inception.

The investment is measured at cost, less impairment, as it does not have a readily determinable fair value. The Group evaluates the investment for impairment and observable price changes in orderly transactions for identical or similar investments at each reporting date.

Note 22.     Investments in unconsolidated affiliates

Wecan Group AG

On June 27, 2025, WISeKey, through its subsidiary SEALSQ, acquired a 31.87% equity interest (28.33% on a fully diluted basis) in Wecan Group AG (“Wecan”), a privately held Swiss company operating a blockchain-based digital infrastructure platform, specializing in secure, decentralized data infrastructure, particularly for financial compliance purposes. Wecan’s mission is to enable both financial and non-financial institutions to securely manage and exchange sensitive data. In 2023, Wecan launched its own blockchain and WECAN token, which is traded as a cryptocurrency and listed on the Bitstamp exchange since December 20, 2023, as well as on CoinMarketCap and Coinbase. In addition to the equity investment, the Group holds WECAN tokens associated with the Wecan ecosystem, which are accounted for separately as intangible assets and disclosed in Note 16.

The Group evaluated the investment under ASC 323 and concluded that it has significant influence over Wecan through its ownership interest held by SEALSQ but does not control it. Accordingly, the investment is accounted for under the equity method of accounting. The Group’s maximum exposure to loss is limited to the carrying amount of the investment. The investment was initially recorded at cost. The total consideration transferred was USD 3,486,557, consisting of a cash consideration of USD 1,424,704, the transfer of 481,110 SEALSQ ordinary shares, with a fair value of USD 1,948,495, and transaction costs of USD 113,358.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 22.     Investments in unconsolidated affiliates (cont.)

For the year ended December 31, 2025, the Group recognized its proportionate share of Wecan’s net loss of USD 105,778, which is presented in Equity in earnings of unconsolidated affiliates in the consolidated income statement. The net loss primarily reflects continued investment in platform development, operating costs associated with scaling the business, and limited revenue generation consistent with Wecan’s development-stage profile.

The Group translated Wecan’s results into U.S. dollars using average exchange rates for the respective reporting periods. Prior to applying the equity method, Wecan’s financial information prepared under Swiss Code of Obligations was adjusted to conform to U.S. GAAP in accordance with ASC 323-10-35-6. As of December 31, 2025, the carrying amount of the investment was USD 3,380,779.

In accordance with ASC 323-10-35-13, the Group evaluated the difference between the cost of the investment and its proportionate share of Wecan’s net assets as of the acquisition date. The Group identified an excess of the cost of the investment over its proportionate share of Wecan’s net identifiable assets at the acquisition date. Based on the information available, no material identifiable amortizable basis differences were identified. As of December 31, 2025, this excess is included in the carrying amount of the investment. Any portion of the excess attributable to identifiable assets or liabilities would be recognized as part of the basis difference and accounted for in accordance with ASC 323. Any remaining excess represents equity method goodwill, which is not amortized but is subject to impairment evaluation.

The Group evaluates its equity method investment for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. As of December 31, 2025, the Group concluded that no impairment was required, as no indicators of an other-than-temporary decline in value were identified.

Management evaluated the significance of Wecan under Rule 1-02(w) of Regulation S-X as of and for the year ended December 31, 2025. None of the applicable significance thresholds exceeded 10%. Accordingly, summarized financial information is not required.

Quantix Edge Security S.L.

On September 11, 2025, WISeKey made a EUR 3.825 million capital contribution to Quantix Edge Security, S.L. (“Quantix”), a Spanish joint venture, and acquired a 25.5% ownership interest. The Group determined that it does not control Quantix but has the ability to exercise significant influence. Accordingly, the investment is accounted for under the equity method of accounting. The investment was initially recorded at cost. No material basis differences requiring amortization were identified at the acquisition date.

Quantix was in a pre-operational stage as of December 31, 2025. No equity method income or loss was recognized for the year ended December 31, 2025. The carrying amount of the investment as of December 31, 2025, was USD 4,476,452. No impairment was identified as of December 31, 2025.

Management evaluated the significance of Quantix under Rule 1-02(w) of Regulation S-X as of and for the year ended December 31, 2025. None of the applicable thresholds exceeded 10%. Accordingly, summarized financial information is not required.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 23.     Accounts payable

The accounts payable consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Trade creditors	4,994	3,691
Accounts payable to Board Members	909	2,343
Accounts payable to other related parties	183	83
Accounts payable to underwriters, promoters, and employees	4,575	2,572
Other accounts payable	8,546	4,807
Total accounts payable	19,207	13,496

As at December 31, 2025, accounts payable to Board Members consisted of payables to members of the Board related to compensation and reimbursement matters totaling USD 909,274. (see Note 40).

As at December 31, 2025, accounts payable to other related parties consisted of USD 182,803 payable to OISTE (see Note 40).

Accounts payable to underwriters, promoters and employees consist primarily of amounts payable to employees for accrued vacation days, bonuses and 13th-month compensation across WISeKey.

Other accounts payable consist primarily of amounts due or accrued for professional services (e.g., legal, accounting and audit services) and related employee social charges.

Note 24.     Other current liabilities

Other current liabilities consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Other tax payable	1,514	583
Stamp duty liability	5,761	—
Customer contract liability, current	1,773	392
Stock-based compensation liability, current	5,084	—
Other current liabilities	—	160
Total other current liabilities	14,132	1,135

Note 25.     Debt

Borrowings as at December 31, 2025, comprise (i) borrowings of IC’Alps, which was acquired on August 4, 2025 and (ii) other debt held by the Group. IC’Alps’ borrowings are included in the Group’s consolidated financial statements from the Acquisition Date.

Debt is classified as current or noncurrent based on contractual maturities as of the reporting date. Interest expense is recognized using the effective interest method in accordance with ASC 835-30. A portion of the Group’s borrowings are denominated in EUR and CHF and are translated into USD at period-end exchange rates.

The Group’s borrowing arrangements do not include financial covenants. The agreements contain customary non-financial covenants, including change-of-control provisions. These provisions do not impose material restrictions on the Group’s operations or liquidity. No breaches, waivers, or events of default occurred during the period. Borrowings (excluding non-interest-bearing related party balances) bear interest at fixed rates ranging from approximately 0.7% to 4.3% per annum, depending on the underlying instrument.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 25.     Debt (cont.)

Debt consisted of the following borrowings:

USD’000	As at December 31, 2025	As at December 31, 2024
Bpifrance Innovation R&D Loan	499	—
Bpifrance Innovation Loan	403	—
PGE loans (CIC, Bpifrance, BNP)	394	—
Recoverable advances – Bpifrance (Innovation and BELICIM)	382	—
COVID-19 loans	117	102
ExWorks loans	—	5,900
Convertible notes	10	9
Indebtedness to related parties	1,408	1,465
Total debt	3,213	7,476

The aggregate contractual principal maturities of debt as at December 31, 2025, are presented below. Amounts represent contractual principal repayments and exclude interest.

Contractual maturities of debt Year	USD’000
2026	842
2027	405
2028	360
2029	204
2030 and thereafter	1,402
Total debt	3,213

Notes payable and Indebtedness to related parties, current

Notes payable and indebtedness to related parties, current consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Short-term debt	689	—
Indebtedness to related parties	84	78
Other	69	5,909
Total notes payable and indebtedness to related parties, current	842	5,987

As at December 31, 2025, the current notes payable balance consisted of:

—     EUR 586,379 (USD 688,797) representing the current portion of IC’Alps long-term borrowings,

—     a CHF 46,600 (USD 58,847) current portion of the COVID-19 loans with UBS, and

—     unconverted notes under the 2024 L1 Facility in an aggregate amount of USD 10,000.

Accordingly, the Group’s notes payable balance primarily represents the current portion of longer-term financing arrangements rather than standalone short-term borrowings.

As at December 31, 2025, the indebtedness to related parties, current, consisted of loans from the noncontrolling shareholders of WISeKey SAARC for a total amount of USD 83,502 at closing rate (USD 77,638 as at December 31, 2024). These loans do not bear interest. See Note 40 for details.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 25.     Debt (cont.)

In April 2019, WISeKey entered into a credit agreement with ExWorks Capital Fund I, L.P (“ExWorks”) to borrow up to USD 4,000,000 loan with the possibility to add up to USD 80,000 accrued interest to the loan principal. The loan bore an interest rate of 10% p.a. payable monthly in arrears. Total debt issue costs of USD 160,000 were recorded as debt discount at inception in April 2019 and amortized over the duration of the loan. As at December 31, 2024, the outstanding borrowings were USD 4,030,000 accrued interest amounted to USD 2,169,417 and the debt discount had been fully amortized. On February 14, 2025, the Group paid USD 2.5 million as full and final settlement of the loan with ExWorks and recorded a gain of USD 3,699,417 in its income statement under non-operating income (see Note 34).

In November 2022, WISeKey entered into a loan agreement with a third-party client to borrow funds for the purpose of increasing production capacity. Under the terms of the agreement, the client lent to WISeKey a total of USD 2 million. The loan did not bear interest and there were no fees or costs attributed to the loan. At inception in November 2022, a debt discount totaling USD 511,128 was recorded in additional paid-in capital. The Group repaid the full balance of the loan and recorded a debt discount amortization expense of USD 181,057 in the year ended December 31, 2025.

Bonds, mortgages, other long-term debt and indebtedness to related parties, noncurrent

Bonds, mortgages, other long-term debt and indebtedness to related parties, noncurrent consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Long-term debt	989	—
Indebtedness to related parties	1,324	1,387
Other	58	102
Total noncurrent debt	2,371	1,489

As at December 31, 2025, noncurrent debt consisted of:

—     EUR 842,357 (USD 989,484) representing the noncurrent portion of IC’Alps long-term borrowings,

—     a CHF 45,561 (USD 57,534) noncurrent portion of the COVID-19 loans with UBS, and

As at December 31, 2025, the indebtedness to related parties, noncurrent, balance consisted of the noncurrent portion of a payable balance to Peter Ward in relation to unused vacation allowance in the amount of USD 1,324,000. The current portion of this payable balance was recorded under accounts payable to other related parties (see Notes 23 and 40).

Bpifrance Innovation — Research & Development Loan Agreement

On June 30, 2022, Bpifrance Financement granted IC’Alps an Innovation — Research & Development Loan in the amount of EUR 500,000 to support an R&D program focused on optimizing the energy consumption of integrated circuits. The loan is repayable over 31 quarters with the final installment scheduled for March 31, 2030, and bears a fixed interest rate of 2.06% per annum. A processing fee was withheld from the proceeds at issuance.

As the loan was granted at market terms and transaction costs were immaterial, interest expense is recognized at the stated contractual rate.

As at December 31, 2025, IC’Alps owed Bpifrance Financement noncurrent debt in an aggregate amount of EUR 325,000 (USD 381,765) and current debt in an aggregate amount of EUR 100,000 (USD 117,466). From August 4, 2025, through December 31, 2025, IC’Alps recorded interest expense of EUR 4,764 (USD 5,555).

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 25.     Debt (cont.)

Bpifrance Innovation Loan

On June 30, 2022, Bpifrance Financement granted IC’Alps a business loan in the amount of EUR 500,000 to support the financing of intangible expenses related to the industrial and commercial launch of an innovation. The loan is repayable over a seven-year period ending June 30, 2029, and bears a fixed interest rate of 4.29% per annum. A processing fee was withheld from the proceeds at issuance.

The loan was initially measured at fair value, and interest expense is recognized subsequently using the effective interest method at an effective interest rate of 5.25% per annum.

As at December 31, 2025, IC’Alps owed Bpifrance Financement noncurrent debt in an aggregate amount of EUR 271,255 (USD 318,633) and current debt in an aggregate amount of EUR 72,050 (USD 84,635). From August 4, 2025, through December 31, 2025, IC’Alps recorded effective interest expense of EUR 10,618 (USD 12,381).

PGE loan — CIC Lyonnaise de Banque

On May 12, 2020, CIC Lyonnaise de Banque granted IC’Alps a state-guaranteed cash-flow loan (“PGE”) in the amount of EUR 600,000 as part of the French government’s COVID-19 economic support measures. Following an amendment effective May 15, 2021, IC’Alps rescheduled repayment over a 60-month period and became liable for interest at a fixed rate of 0.70% per annum on the outstanding principal (together with guarantee fees).

As the loan was granted at market terms and transaction costs were immaterial, interest expense is recognized at the stated contractual rate. As at December 31, 2025, IC’Alps owed CIC Lyonnaise de Banque current debt in an aggregate amount of EUR 63,287 (USD 74,340). From August 4, 2025 through December 31, 2025, IC’Alps recorded interest expense of EUR 295 (USD 344).

PGE Soutien Innovation loan — Bpifrance

On June 15, 2020, Bpifrance Financement granted IC’Alps a state-guaranteed cash-flow loan (PGE Soutien Innovation) in the amount of EUR 600,000 as part of the French government’s COVID-19 economic support measures. Following an amendment effective June 15, 2021, the repayment of principal and interest was rescheduled over 20 quarterly installments. Under the amended terms, interest accrues at a fixed rate of 3.35% per annum on the outstanding principal.

As the loan was granted at market terms and no transaction costs were incurred, interest expense is recognized at the stated contractual rate. As at December 31, 2025, IC’Alps owed Bpifrance Financement current debt in an aggregate amount of EUR 75,000 (USD 88,100). From August 4, 2025 through December 31, 2025, IC’Alps recorded interest expense of EUR 2,827 (USD 3,296).

PGE loan — BNP Paribas

On June 14, 2022, BNP Paribas granted IC’Alps a state-guaranteed business loan in the amount of EUR 300,000 as part of the French government’s COVID-19 economic support measures. Following an amendment effective June 13, 2023, repayment of principal, interest and guarantee fees was rescheduled over a 60-month period. Under the amended terms, interest accrues at a fixed rate of 3.75% per annum on the outstanding principal.

As the loan was granted at market terms and transaction costs were immaterial, interest expense is recognized at the stated contractual rate. As at December 31, 2025, IC’Alps owed BNP Paribas noncurrent debt in an aggregate amount of EUR 76,542 (USD 89,911) and current debt in an aggregate amount of EUR 120,333 (USD 141,339). From August 4, 2025, through December 31, 2025, IC’Alps recorded interest expense of EUR 3,368 (USD 3,927).

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 25.     Debt (cont.)

Recoverable advance from Bpifrance (“Avance Innovation”)

On July 3, 2018, Bpifrance Financement granted IC’Alps an interest-free repayable advance (“Avance Innovation”) in the amount of EUR 652,000 to support the development of analog and digital components for ultrasonic solutions. The advance was disbursed in three installments (subject to conditions) and is repayable in 20 equal quarterly installments beginning December 31, 2021, and ending September 30, 2026.

As the advance is interest-free, it was initially measured at fair value. Interest expense is recognized subsequently using the effective interest method at an effective interest rate of 4.18% per annum. The difference between the fair value at initial recognition and the cash proceeds received was recognized as deferred income (grant component) and is recognized in income over the related period.

As at December 31, 2025, IC’Alps owed Bpifrance Financement current debt in an aggregate amount of EUR 94,466 (USD 110,966). The current portion of deferred grant income was EUR 3,334 (USD 3,916); accordingly, the carrying value of the current debt was EUR 91,132 (USD 107,050). From August 4, 2025, through December 31, 2025, IC’Alps recorded effective interest expense of EUR 2,960 (USD 3,451).

BELICIM project — Bpifrance grant and recoverable advance agreement

On February 28, 2020, IC’Alps entered into a multi-party aid agreement with Bpifrance Financement under the PSPC-Régions Call for Projects (BELICIM). The aid available to IC’Alps under the program was structured as (i) a recoverable advance and (ii) a grant component.

The recoverable advance is repayable in four annual installments starting December 31, 2024, unless the project is declared a technico-economic failure. The recoverable advance was initially measured at fair value and interest expense is recognized subsequently over the repayment period using the effective interest method at an effective interest rate of 0.94% per annum.

As at December 31, 2025, IC’Alps owed Bpifrance Financement noncurrent debt in an aggregate amount of EUR 167,222 (USD 196,430) and current debt in an aggregate amount of EUR 61,253 (USD 71,952). From August 4, 2025, through December 31, 2025, IC’Alps recorded effective interest expense of EUR 1,296 (USD 1,511).

Loan Agreements with UBS SA

On March 26, 2020, two members of the Group, WISeKey International Holding Ltd and WISeKey SA, entered into the COVID-19 loans to borrow funds under the Swiss Government supported COVID-19 Credit Facility with UBS SA. Under the terms of the Agreement, UBS has lent such Group members a total of CHF 571,500. The loans are repayable in full by March 30, 2028, as amended, being the eighth anniversary of the date of deposit of the funds by UBS. Semi-annual repayments have started since March 31, 2022, and will be spread on a linear basis over the remaining term. Full repayment of the loans is permitted at any time. The interest rate is determined by Swiss COVID-19 Law. At inception, the COVID-19 loans carried an interest rate of 0%, which was updated to an interest rate of 1.5% per annum paid quarterly from April 1, 2023. There were no fees or costs attributed to the Covid loans and as such there is no debt discount of debt premium associated with the loan facility.

Under the terms of the loans, the relevant companies are required to use the funds solely to cover the liquidity requirements of the Group. In particular, the Group cannot use the funds for the distribution of dividends and directors’ fees as well as the repayment of capital contributions, the granting of active loans; refinancing of private or shareholder loans; the repayment of intra-group loans; or the transfer of guaranteed loans to a group company not having its registered office in Switzerland, whether directly or indirectly linked to applicant.

The outstanding balance on the loans as at December 31, 2024 was CHF 138,700 (USD 152,940).

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 25.     Debt (cont.)

During the year ended December 31, 2025, the loans accrued interest in a total amount of CHF 728 (USD 919 at closing rate) and WISeKey repaid CHF 46,600 out of the loans, bringing the total repayment to date to CHF 479,400 (USD 605,387 at closing rate). Therefore, as at December 31, 2025, the outstanding balance on the loans was CHF 92,161 (USD 116,381).

Subscription Agreement with L1 Capital Global Opportunities Master Fund

On October 23, 2024, the Group entered into a Subscription Agreement for the Subscription of up to $15M Convertible Notes (the “2024 L1 Facility”) with L1, pursuant to which L1 committed to grant a loan to WISeKey for up to a maximum amount of USD 15 million divided into tranches of variable sizes, during a commitment period of 24 months ending October 22, 2026. The 2024 L1 Facility plans for an initial tranche USD 1.25 million (the “2024 L1 Initial Tranche”) and subsequent tranches in an aggregate principal amount or aggregate principal amounts to be agreed upon between WISeKey and L1, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. Each tranche is divided into unsecured convertible notes of USD 100,000 each that bear no interest. Subject to a cash redemption right of WISeKey, the convertible notes are mandatorily convertible into WIHN Class B Shares upon request by L1 within a period of 12 months from issuance and, in any case, no earlier than 40 days after the tranche closing and no later than at the expiry of the 12 months. For each tranche, the conversion price is determined as the lower of (i) a Fixed Conversion Price set at a premium of 100% to the daily VWAP of a WIHN Class B Share as traded on the SIX Swiss Exchange on the trading day prior to the date of completion of each tranche, and (ii) 94% of the lowest daily VWAP of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 10 trading days preceding the relevant conversion date.

Due to L1’s option to convert the loan in part or in full at any time before maturity, the 2024 L1 Facility was assessed as a share-settled debt instrument with an embedded put option. In line with ASC 480-10-55-43 and ASC 480-10-55-44, because the value that L1 will predominantly receive at settlement does not vary with the value of the shares, the settlement provision is not considered a conversion option. The Group assessed the put option under ASC 815 and concluded that it is clearly and closely related to its debt host and therefore did not require bifurcation. Per ASC 480-10-25, the 2024 L1 Facility was accounted for as a liability measured at fair value using the discounted cash flow method at inception.

Debt issue costs made up of legal expenses of USD 11,319, a commission of USD 67,500 to the placement agent and an aggregated fee of USD 137,500 to L1 were due upon issuance of the 2024 L1 Initial Tranche on October 25, 2024 and recorded as a debt discount against the 2024 L1 Initial Tranche principal amount. Upon subscription of each subsequent tranche under the 2024 L1 Facility, debt issue costs to L1 representing an aggregate of 11% of the principal value of the subscribed funds will be recorded as a debt discount against each tranche.

During the year ended December 31, 2024, WISeKey made one subscription under the 2024 L1 Facility in an amount of USD 1.25 million, the 2024 L1 Initial Tranche. For each subscription, the fair value of the debt is calculated using the discounted cash flow method creating a debt discount or a debt premium on the debt host with the credit or debit entry booked to APIC. The fair value of the debt for the 2024 L1 Initial Tranche was USD 1,328,458, giving rise to a debt premium of USD 78,458.

For the year ended December 31, 2024, L1 converted a total of USD 1,24 million out of the 2024 L1 Initial Tranche, resulting in the delivery of a total of 344,598 WIHN Class B Shares. A debt discount charge of USD 17,746 was amortized to the income statement and a total debit of USD 119,212 was booked to APIC on conversions as per ASC 470-02-40-4.

As at December 31, 2024, convertible notes in an aggregate amount of USD 10,000 remained unconverted and the unamortized debt discount balance was USD 903, hence a carrying value of USD 9,097. The outstanding 2024 L1 Facility available was USD 13.75 million.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 25.     Debt (cont.)

During the year ended December 31, 2025, there were no subscriptions or conversions under the 2024 L1 Facility. A debt discount charge of USD 903 was amortized to the income statement. As at December 31, 2025, convertible notes in an aggregate amount of USD 10,000 remained unconverted and the debt discount was fully amortized, hence a carrying value of USD 10,000. The outstanding 2024 L1 Facility available was USD 13.75 million.

Subscription Agreement with Anson Investments Master Fund LP

On October 23, 2024, the Group entered into a Subscription Agreement for the Subscription of up to $15M Convertible Notes (the “2024 Anson Facility”) with Anson, pursuant to which Anson committed to grant a loan to WISeKey for up to a maximum amount of USD 15 million divided into tranches of variable sizes, during a commitment period of 24 months ending October 22, 2026. The 2024 Anson Facility plans for an initial tranche USD 1.25 million (the “2024 Anson Initial Tranche”) and subsequent tranches in an aggregate principal amount or aggregate principal amounts to be agreed upon between WISeKey and Anson, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. Each tranche is divided into unsecured convertible notes of USD 100,000 each that bear no interest. Subject to a cash redemption right of WISeKey, the convertible notes are mandatorily convertible into WIHN Class B Shares upon request by Anson within a period of 12 months from issuance and, in any case, no earlier than 40 days after the tranche closing and no later than at the expiry of the 12 months. For each tranche, the conversion price is determined as the lower of (i) a Fixed Conversion Price set at a premium of 100% to the daily VWAP of a WIHN Class B Share as traded on the SIX Swiss Exchange on the trading day prior to the date of completion of each tranche, and (ii) 94% of the lowest daily VWAP of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 10 trading days preceding the relevant conversion date.

Due to Anson’s option to convert the loan in part or in full at any time before maturity, the 2024 Anson Facility was assessed as a share-settled debt instrument with an embedded put option. In line with ASC 480-10-55-43 and ASC 480-10-55-44, because the value that Anson will predominantly receive at settlement does not vary with the value of the shares, the settlement provision is not considered a conversion option. The Group assessed the put option under ASC 815 and concluded that it is clearly and closely related to its debt host and therefore did not require bifurcation. Per ASC 480-10-25, the 2024 Anson Facility was accounted for as a liability measured at fair value using the discounted cash flow method at inception.

Debt issue costs made up of legal expenses of USD 11,319, a commission of USD 67,500 to the placement agent and an aggregated fee of USD 137,500 to Anson were due upon issuance of the 2024 Anson Initial Tranche on October 23, 2024 and recorded as a debt discount against the 2024 Anson Initial Tranche principal amount. Upon subscription of each subsequent tranche under the 2024 Anson Facility, debt issue costs to Anson representing an aggregate of 11% of the principal value of the subscribed funds will be recorded as a debt discount against each tranche.

During the year ended December 31, 2024, WISeKey made one subscription under the 2024 Anson Facility in an amount of USD 1.25 million, the 2024 Anson Initial Tranche. For each subscription, the fair value of the debt is calculated using the discounted cash flow method creating a debt discount or a debt premium on the debt host with the credit or debit entry booked to APIC. The fair value of the debt for the 2024 Anson Initial Tranche was USD 1,328,458, giving rise to a debt premium of USD 78,458.

For the year ended December 31, 2024, Anson converted the 2024 Anson Initial Tranche in full, resulting in the delivery of a total of 346,820 WIHN Class B Shares. A debt discount charge of USD 18,774 was amortized to the income statement and a total debit of USD 119,087 was booked to APIC on conversions as per ASC 470-02-40-4.

As at December 31, 2024, there were no unconverted notes, hence a carrying value of USD nil. The outstanding 2024 Anson Facility available was USD 13.75 million.

During the year ended December 31, 2025, there were no subscriptions or conversions under the 2024 Anson Facility. As at December 31, 2025, there were no unconverted notes, hence a carrying value of USD nil. The outstanding 2024 Anson Facility available was USD 13.75 million.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 26.     Employee benefit plans

Defined benefit post-retirement plan

The Group maintains defined benefit pension plans covering employees in Switzerland and France. These include plans maintained by WISeKey SA, WISeKey International Holding Ltd. and SEALSQ Corp for employees in Switzerland, and plans maintained by SEALSQ France SAS and IC’Alps SAS for employees in France.

All plans are accounted for as defined benefit plans in accordance with ASC 715 Compensation — Retirement Benefits. This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render services ratably over this period, and therefore, the income statement effects of pensions should follow a similar pattern.

The Group recorded net service cost as an operating expense and other components of defined benefit plans as a non-operating expense in the statement of comprehensive loss.

The liabilities and periodic pension costs are determined using actuarial valuation methodologies that incorporate various assumptions, including discount rates and, where applicable, the expected long-term rate of return on plan assets. Plan assets are measured at fair value based on prevailing market prices.

The defined benefit plans maintained by the Group’s French subsidiaries provide retirement benefits in the form of a lump-sum payment based on each employee’s remuneration and length of service. These plans are unfunded and therefore do not hold plan assets.

Personnel costs consisted of the following:

Personnel Costs USD’000	As at December 31, 2025	As at December 31, 2024	As at December 31, 2023
Wages and Salaries	20,677	13,139	12,507
Social security contributions	7,428	3,977	3,611
Net service costs	778	350	449
Other components of defined benefit plans, net	(123)	29	(45)
Total	28,760	17,495	16,522

Key assumptions used in the fair value measurement of the plan assets were as follows:

Assumptions	As at December 31,
	2025	2025	2024	2024	2023	2023
	France	Switzerland	France	Switzerland	France	Switzerland
Discount rate	3.40%	1.16%	3.10%	0.97%	3.05%	1.52%
Expected rate of return on plan assets(1)	n/a	3.33%	n/a	3.05%	n/a	3.04%
Salary increases	3%	2.5%	3%	2%	3%	2%

____________

(1)      For WISeKey SA and WISeKey International Holding Ltd’s funded plans, the expected long-term rate of return on assets is based on the pension fund’s asset allocation.

As of December 31, 2025 and December 31, 2024 the Group’s accumulated benefit obligation amounted respectively to USD 17,417,000 and USD 14,604,000.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 26.     Employee benefit plans (cont.)

Reconciliation to Balance Sheet start of year USD’000 Fiscal year	2025	2024	2023
Fair value of plan assets	(11,027)	(11,142)	(10,108)
Projected benefit obligation	14,904	14,143	11,867
Surplus/deficit	3,877	3,001	1,759
Opening balance sheet liability/(asset) (funded status)	3,877	3,001	1,759

Reconciliation of benefit obligation during the year
Projected benefit obligation at start of year	14,904	14,143	11,867
Net service cost	357	225	237
Interest expense	175	214	279
Plan participant contributions	150	118	98
Net benefits paid to participants	154	177	(100)
Prior service costs	—	—	(19)
Actuarial losses/(gains)	(235)	1,067	606
Acquisitions	138
Currency translation adjustment	2,217	(1,040)	1,175
Projected benefit obligation at end of year	17,860	14,904	14,143

Reconciliation of plan assets during year
Fair value of plan assets at start of year	(11,027)	(11,142)	(10,108)
Employer contributions paid over the year	(280)	(218)	(184)
Plan participant contributions	(150)	(118)	(98)
Net benefits paid to participants	(154)	(184)	78
Expected return on plan assets	(370)	(326)	(311)
Actuarial (gain)/loss on assets	255	115	501
Currency translation adjustment	(1,632)	846	(1,020)
Fair value of plan assets at end of year	(13,358)	(11,027)	(11,142)

Reconciliation to balance sheet end of year
Fair value of plan assets	(13,358)	(11,027)	(11,142)
Defined benefit obligation – funded plans	17,860	14,904	14,143
Surplus/deficit	4,502	3,877	3,001

Closing balance sheet liability/(asset) (funded status)	4,502	3,877	3,001
Movement in Funded Status USD’000 Fiscal year	2025	2024	2023
Opening balance sheet liability (funded status)	3,877	3,001	1,759

Net service cost	357	225	237
Interest cost/(credit) on benefit obligation	175	214	279
Expected return on plan assets	(370)	(326)	(311)
Amortization of net (gain)/loss	70	22	—
Amortization of prior service cost/(credit)	(97)	(48)	(26)
Currency translation adjustment	—	—	(2)
Total net periodic benefit cost/(credit)	135	87	177

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 26.     Employee benefit plans (cont.)

Movement in Funded Status USD’000 Fiscal year	2025	2024	2023
Actuarial (gain)/loss on liabilities	(234)	1,067	606
Return in plan assets, excl. amounts included in net interest	255	115	501
Prior service cost/(credit)	—	—	(19)
Amortization of net (gain)/loss	(70)	(22)	—
Amortization of prior service cost/(credit)	97	48	26
Currency translation adjustment	17	—	37
Total (gain)/loss recognized via other comprehensive income	65	1,208	1,151

Employer contributions paid in the year	(280)	(218)	(184)
Cashflow required to pay benefit payments	—	(7)	(22)
Total cashflow	(280)	(225)	(206)

Acquisitions	138	—	—
Currency translation adjustment	567	(194)	120
Closing balance sheet liability (funded status)	4,502	3,877	3,001

Reconciliation of unrecognized (gain)/loss
Unrecognized (gain)/loss at beginning of year	1,891	795	(338)
Amortization during the year	(70)	(22)	—
Actuarial (gain)/loss on liabilities	(234)	1,067	606
Actuarial (gain)/loss on assets	255	112	535
Acquisitions	22	—	—
Currency translation adjustment	288	(61)	(8)
Unrecognized (gain)/loss at year-end	2,152	1,891	795

Reconciliation of unrecognized prior service cost/(credit)
Unrecognized prior service cost/(credit) at beginning of year	(456)	(542)	(503)
Prior service cost for the current period	—	—	(19)
Amortization during the year	101	48	26
Currency translation adjustment	(54)	38	(46)
Unrecognized prior service cost/(credit) at year-end	(409)	(456)	(542)

Amounts recognized in accumulated other comprehensive income
Net loss/(gain)	2,152	1,891	795
Prior service cost/(credit)	(409)	(456)	(542)
Deficit	1,743	1,435	253

Estimated amount to be amortized from accumulated other comprehensive income into net periodic benefit cost/(credit) over next fiscal year
Net loss/(gain)	(115)	(94)	—
Prior service cost/(credit)	(104)	(101)	(26)

All plan assets are held in collective insurance contracts with third-party insurance providers. These providers manage the underlying investments in accordance with regulatory requirements and the terms of the insurance agreements. The Group does not have direct control over or visibility into the underlying investment portfolio. The value of the insurance contract is classified within Level 2 of the fair value hierarchy, in accordance with ASC 820.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 26.     Employee benefit plans (cont.)

The table below shows the breakdown of expected future contributions payable to the Plan:

Period USD’000	Switzerland	France
2026	2,632	94
2027	778	59
2028	662	59
2029	1,052	14
2030	649	196
2031 to 2035	3,147	862

There are no plan assets expected to be returned to the employer during the 12-month period following December 31, 2025.

Note 27.     Commitments and contingencies

Lease commitments

The future payments due under leases are shown in Note 17.

Guarantees

Our software and hardware product sales agreements generally include certain provisions for indemnifying customers against liabilities if our products infringe a third party’s intellectual property rights. Certain of our product sales agreements also include provisions indemnifying customers against liabilities in the event the Group breaches confidentiality or service level requirements. It is not possible to determine the maximum potential amount under these indemnification agreements due to our lack of history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, the Group has not incurred any costs as a result of such indemnifications and have not accrued any liabilities related to such obligations in our consolidated financial statements.

Warranties

ASIC Design

The Company provides a standard three to six-month assurance-type warranty from the date of delivery for all contracts to provide prototypes during the development phase or pre-series chips during the industrialization phase. During this six-month period, the customer has the right to request the Group to initiate a diagnostic process in the event the circuit does not function in line with its specification. The cost of the diagnostic process is borne by the customer if the circuit is found to be faultless (excluding all the IPs/sub-blocks coming from third parties, and except if the customer made any modification) or if the customer cancels the diagnostic process midway. The warranty is considered an assurance-type warranty as it only covers the circuit’s compliance with agreed-upon specifications. As such, no liability has been recognized for potential warranty claims, as the Group cannot reasonably estimate the likelihood or amount of future payments under this warranty.

ASIC Production:

For ASICs sold as processed, unpackaged semiconductor chips, or processed wafers, the Group provides a standard assurance-type warranty valid for 24 months from the date of delivery. Under the warranty terms, the Group may replace the product or issue a credit note or provide a rebate on the purchase price, for any ASICs that do not conform to the agreed specifications. The warranty excludes damage not attributable to the Group, such as that resulting from improper storage or usage by the customer. During the warranty period, customers may request the Group to initiate a

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 27.     Commitments and contingencies (cont.)

diagnostic defects process to assess potential defects. If the circuit is found to be faultless or if the diagnostic process is cancelled midway, the customer bears the cost of the diagnostic process. The cost of any redesign outside the warranty scope, or support provided outside the warranty period, is chargeable to the customer at cost or based on agreed rates. In accordance with ASC 460, this warranty is classified as an assurance-type warranty, as it solely covers compliance of the delivered ASICs with contractual specifications. No liability has been recognized for potential warranty claims, as the Group cannot reasonably estimate the likelihood or amount of future payments under this warranty.

Note 28.     Stockholders’ equity

Stockholders’ equity consisted of the following:

WISeKey International Holding Ltd	As at December 31, 2025		As at December 31, 2024
Share Capital	Class A Shares	Class B Shares	Class A Shares	Class B Shares
Par value per share (in CHF)	0.01	0.10	0.01	0.10
Share capital (in USD)	16,007	439,712	16,007	359,485
Per Articles of association and Swiss capital categories
Conditional Share Capital – Total number of conditional shares(1)	400,000	2,080,317	400,000	1,210,590
Total number of fully paid-in shares	1,600,880	4,080,546	1,600,880	3,365,560
Per US GAAP
Total number of authorized shares	2,000,880	8,281,180	2,000,880	6,194,267
Total number of fully paid-in issued shares(1)	1,600,880	4,080,546	1,600,880	3,365,560
Total number of fully paid-in outstanding shares(1)	1,600,880	4,024,038	1,600,880	3,309,052
Par value per share (in CHF)	0.01	0.10	0.01	0.10
Share capital (in USD)	16,007	439,712	16,007	359,485
Total share capital (in USD)	455,719		375,492
Treasury Share Capital
Total number of fully paid-in shares held as treasury shares	—	56,508	—	56,508
Treasury share capital (in USD)	—	501,644	—	501,644
Total treasury share capital (in USD)	—	501,644	—	501,644

____________

(1)      Conversions of conditional capital that were not registered with the commercial register as of December 31, 2025 and 2024, respectively, are not deducted from the total number of conditional shares, i.e. the number shown is as if the issues had not taken place.

Treasury Shares

In the years to December 31, 2025 and 2024 respectively, WISeKey did not purchase any treasury shares and sold a total of nil and 65,545 treasury shares at an average sale price of USD nil and USD 2.97 per share.

Share buyback program

On July 9, 2019, the Group started a share buyback program on the SIX Swiss Exchange to buy back Class B Shares up to a maximum 10% of the share capital and 5.35% of the voting rights. In compliance with Swiss Law, at no time will the group hold more than 10% of its own registered shares. The share buyback program ended on July 8, 2022.

As at December 31, 2025, WISeKey’s treasury share balance included 8,347 Class B Shares purchased through the share buyback program.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 28.     Stockholders’ equity (cont.)

Voting rights

The Company has two classes of registered shares outstanding: Class A Shares and Class B Shares. Each Class A Share and each Class B Share entitles the holder to one vote at general meetings of shareholders. The Class A Shares have a nominal value of CHF 0.01 per share and the Class B Shares have a nominal value of CHF 0.10 per share. However, both classes have identical voting rights on a per-share basis, namely one (1) vote per share.

Shareholder resolutions, including the election of members of the board of directors, are generally adopted by the affirmative vote of a majority of the votes represented at a general meeting of shareholders, unless a higher voting threshold is required by Swiss law or the Company’s Articles of Association.

Both classes of shares confer equal rights to dividends and to distributions upon liquidation of the Company, proportionate to their respective nominal values. Only shareholders recorded in the Company’s share register as of the applicable record date are entitled to vote at a general meeting of shareholders.

Any acquirer of Shares who is not registered in the share register as a shareholder with voting rights may not vote at or participate in any General Meeting but will still be entitled to dividends and other rights with financial value with respect to such Shares.

Transfer Restrictions and Conversion Rights

Holders of Class A Shares have entered into shareholder agreements with the Company under which transfers of Class A Shares are restricted. Such holders may not (i) directly or indirectly offer, sell, transfer or grant any option or contract to purchase, purchase any option or contract to sell, grant instruction rights with respect to or otherwise dispose of, or (ii) solicit any offers to purchase, otherwise acquire or be entitled to, any of his/her/its Class A Shares or any right associated therewith (collectively a “Transfer”), except if such Transfer constitutes a “Permitted Transfer”, as defined hereafter. A Permitted Transfer is defined as a Transfer by a holder of Class A Share to his/her spouse or immediate family member (or a trust related to such immediate family member) or a third party for reasonable estate planning purposes, the transfer to an affiliate, or any transfer following conversion of his/her/its Class A Shares into Class B Shares. Each holder of a Class A Share has the right to request that, at WISeKey’s annual General Meeting, an item be included on the agenda according to which Class A Shares are, at the discretion of each holder of Class A Shares, converted into Class B Shares.

Note 29.     Accumulated other comprehensive income

USD’000
Accumulated other comprehensive income as at December 31, 2023		4,041
Total net foreign currency translation adjustments	315
Total defined benefit pension adjustment	(1,206)
Total other comprehensive income / (loss), net		(891)
Accumulated other comprehensive income as at December 31, 2024		3,150
Total net foreign currency translation adjustments	323
Total unrealized gain on available-for-sale debt securities	25
Total defined benefit pension adjustment	(72)
Total other comprehensive income / (loss), net		276
Accumulated other comprehensive income as at December 31, 2025		3,426

There is no income tax expense or benefit allocated to other comprehensive income.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 30.     Net loss attributable to WISeKey International Holding Ltd and transfers to/from the noncontrolling interest

The purpose of this schedule is to disclose the effects of the changes in WISeKey’s ownership interest in its subsidiaries on WISeKey’ equity.

	12 months ended December 31,
USD’000	2025	2024	2023
Net loss attributable to WISeKey International Holding Ltd	(8,356)	(23,216)	(15,213)
Increase/(decrease) in APIC for the sale of 91,485,610, 84,592,712 and 9,445,607 Ordinary Shares of SEALSQ Corp	1,973	9,812	(147)
Increase in APIC for the sale of 3,333,333, nil and nil shares of SEALCOIN AG	215	—	—
Increase in APIC for the sale of 870, nil and nil shares of WiSeSat.Space AG	96	—	—
Decrease in APIC for the sale of nil, 14,286 and nil shares of WISe.ART AG	—	(42)	—
Net transfers (to) from noncontrolling interest	2,284	9,770	(147)
Change from net loss attributable to WISeKey International Holding Ltd’s shareholders and transfers (to) from noncontrolling interest	(6,072)	(13,446)	(15,360)

Share Purchase Agreements with Several Institutional Investors

On May 5, 2025, the Group entered into a Securities Purchase Agreement with several institutional investors to sell and issue 10 million ordinary shares of SEALSQ for a total subscription price of USD 20 million.

On July 14, 2025, the Group entered into a Securities Purchase Agreement with several institutional investors to sell and issue 15 million ordinary shares of SEALSQ together with Class A ordinary share purchase warrants to purchase up to 15 million ordinary shares of SEALSQ (the “Class A Warrants”) and Class B ordinary share purchase warrants to purchase up to 15 million ordinary shares of SEALSQ (the “Class B Warrants” and, together with the Class A Warrants, the “Warrants”), for a subscription price of USD 60.0 million, with each ordinary share of SEALSQ sold in the offering accompanied by one Class A Warrant and one Class B Warrant. The Class A Warrants and Class B Warrants are immediately exercisable, have an exercise price of USD 4.60 per ordinary share of SEALSQ, and expire seven years from the date of issuance. Each Warrant is exercisable for one ordinary share of SEALSQ.

On October 15, 2025, the Group entered into a Securities Purchase Agreement with several institutional investors to sell and issue (i) 12,640,000 ordinary shares of SEALSQ and (ii) in the concurrent private placement, pre-funded ordinary share purchase warrants to purchase up to 14,026,666 ordinary shares of SEALSQ (the “Pre-funded Warrants”) together with Class D ordinary share purchase warrants to purchase up to 53,333,332 ordinary shares of SEALSQ (the “Class D Warrants” and, together with the Pre-funded Warrants, the “Private Warrants”), for aggregate gross proceeds of USD 200 million. Each Pre-funded Warrant is exercisable for one ordinary share of SEALSQ at an exercise price of USD 0.0001 per share and is immediately exercisable until exercised in full. The Class D Warrants are immediately exercisable, have an exercise price of USD 9.25 per ordinary share of SEALSQ, and expire seven years from the date of issuance. Each Class D Warrant is exercisable for one ordinary share of SEALSQ.

At-the-Market Facility

On May 19, 2025, the Group entered into an at-the-market (“ATM”) equity offering program for its subsidiary SEALSQ, pursuant to which it may offer and sell ordinary shares of SEALSQ having an aggregate offering price of up to USD 100 million from time to time through a designated sales agent.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 30.     Net loss attributable to WISeKey International Holding Ltd and transfers to/from the noncontrolling interest (cont.)

For the year ended December 31, 2025, 15,450,000 ordinary shares of SEALSQ were sold under the ATM program generating gross proceeds of USD 71,066,307 and net proceeds of USD 68,591,229 after commissions and offering expenses. As at December 31, 2025, approximately USD 28.9 million of the ATM facility remained available for future sales.

Inducement Offer to Exercise Existing Ordinary Share Purchase Warrants

On October 6, 2025, the Group, through its subsidiaries SEALSQ, entered into a Warrant Inducement Agreement with certain institutional investors under which all outstanding Class A Warrants were exercised or exchanged in full at an exercise price of USD 4.60 per ordinary share of SEALSQ, resulting in gross proceeds of USD 69.0 million.

In consideration for the early exercise of the Class A Warrants, the Group issued Class C ordinary share purchase warrants to purchase up to an aggregate of 26,250,000 ordinary shares of SEALSQ (the “Class C Warrants”). The Class C Warrants are immediately exercisable, have an exercise price of USD 5.10 per ordinary share of SEALSQ, and expire seven years from the date of issuance.

Warrant exercise

During the year ended December 31, 2025, the Group issued a total of 35,496,048 ordinary shares of SEALSQ to certain institutional investors upon the exercise of warrants and pre-funded warrants, resulting in gross proceeds of USD 56,839,132.

Note 31.     Revenue

Nature of goods and services

The Group generates revenues from the sale of semiconductors secure chips and from Digital Certificates, Software as a Service, Software license and Post-Contract Customer Support (PCS) for cybersecurity applications, and, with the acquisition of IC’Alps, from the delivery of custom ASIC (Application-Specific Integrated Circuit) design and development services during the pre-production phase, and the supply of manufactured ASIC chips during the production phase. These services and products are typically contracted separately but may also be bundled across multiple phases of the ASIC lifecycle.

For bundled packages, the Group accounts for individual products and services separately if they are distinct — i.e. if a product or service is separately identified from other items in the bundled package and if a customer can benefit from it. The consideration is allocated between separate products and services in a bundle based on their stand-alone selling prices. The stand-alone selling prices are determined based on the list prices when available or estimated based on the Adjusted Market Assessment approach (e.g. licenses), or the Expected Cost-Plus Margin approach (e.g., PCS).

The following table shows the description of the principal activities from which the Group generates its revenue across all reportable segments:

Product and services	Nature, timing of satisfaction of performance obligations and significant payment terms
Certificates

The Group recognizes revenue on a straight-line basis over the validity period of the certificate, which is usually one to three years. This period starts after the certificate has been issued by the Certificate Authority and may be used by the customer for authentication and signature, by checking the certificate validity against the Root of Trust which is maintained by the Group on its IT infrastructure. Customers pay for certificates when certificates are issued and invoiced. The excess of payments over recognized revenue is shown as deferred revenue.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 31.     Revenue (cont.)

Product and services	Nature, timing of satisfaction of performance obligations and significant payment terms
Semiconductors secure chips

Although they may be sold in connection with other services of the Group, they always represent distinct performance obligations.

The Group recognizes revenue when a customer takes possession of the chips, which usually occurs when the goods are delivered. Customers typically pay once goods are delivered.

SaaS

The Group’s SaaS arrangement cover the provision of cloud-based certificate life-cycle-management solutions and signing and authentication solutions, as well as cloud-based certificates for authentication purposes such as Device Attestation Certificates (DACs) for MATTER Protocol, IoT Device-to-Cloud Authentication, or Device-to-Device Authentication. The Group recognizes revenue on a straight-line basis over the service period which is usually yearly renewable. Where lifelong certificates are issued, the Group recognizes revenue when the certificate is delivered and usable by the customer.

Customers usually pay ahead of quarterly or yearly service periods; the paid amounts which have not yet been recognized as revenue are shown as deferred revenue on the balance sheet.

Software and INeS Certificate Management Platform

The Group provides software for certificates life-cycle management and signing and authentication solutions, including through its INeS Certificate Management Platform. The Group recognizes revenue when the software has been delivered or the platform has been set up, and PCS revenue over the service period which is usually one-year renewable.

Customers pay upon delivery of the software or over the PCS.

Implementation, integration and other services

The Group provides services to implement and integrate multi-element cybersecurity solutions. Most of the time the solution elements are off-the-shelve non-customized components which represent distinct performance obligations. Implementation and integration services are payable when rendered, while other revenue elements are payable and recognized as per their specific description in this section.

Space and satellite technology services

The Group provides project-based space and satellite technology services, including technical studies, demonstrators, hardware-related deliverables and associated support services. These services generally represent distinct performance obligations under customer contracts. The Group recognizes revenue at a point in time when the relevant contractual deliverable or service has been performed and accepted by the customer, which generally occurs upon delivery of the technical analysis, report, demonstrator, hardware-related deliverable, or other agreed milestone. Customers typically pay upon invoicing following completion and acceptance of the relevant deliverable or milestone.

ASIC Design

The services provided are structured into Work Packages (WPs), each representing a separate performance obligation. These could include services associated with the specification/ pre-study, design, prototyping or industrialization. Revenue is recognized over time using the cost-incurred method, as customers control the asset during development and the Group has a right to payment for performance to date. Payments are made progressively based on milestones and deliverables.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 31.     Revenue (cont.)

Product and services	Nature, timing of satisfaction of performance obligations and significant payment terms
ASIC Production

Each purchase order for ASIC chips represents a distinct performance obligation to provide the specified quantity and type of chips. Revenue is recognized at a point in time, specifically, when control of the chip transfers to the customer upon delivery. The Company acts as principal, managing the full production process including subcontractor coordination, quality assurance, and logistics. Customers typically pay upon delivery.

Disaggregation of revenue

The following table shows the Group’s revenues disaggregated by reportable segment and by product or service type:

Disaggregation of revenue USD’000	Typical payment	At one point in time			Over time			Total
		2025	2024	2023	2025	2024	2023	2025	2024	2023
Semiconductors segment
Secure chips	Upon delivery	14,329	10,937	30,044	—	—	—	14,329	10,937	30,044
Certificates	Upon issuance	298	39	—	24	5	14	322	44	14
Total Semiconductors segment		14,627	10,976	30,044	24	5	14	14,651	10,981	30,058
ASIC segment
ASIC Design	Milestone based	—	—	—	3,522	—	—	3,522	—	—
ASIC Production	Upon delivery	79	—	—	—	—	—	79	—	—
Total ASIC segment		79			3,522			3,601
Total Non-reportable segments		126	57	—	911	837	860	1,037	894	860
Total Revenue		14,832	11,033	30,044	4,457	842	874	19,289	11,875	30,918

For the years ended December 31, 2025, 2024, and 2023 the Group recorded no revenues related to performance obligations in prior periods.

The following table shows the Group’s revenues disaggregated by geography, based on our customers’ billing addresses:

Net sales by region USD’000	12 months ended December 31,
	2025	2024	2023
Semiconductors segment
Switzerland	518	348	1,436
Europe, Middle East and Africa	1,712	1,491	8,549
North America	9,147	7,500	16,531
Asia Pacific	3,180	1,642	3,466
Latin America	94	—	76
Total Semiconductors segment	14,651	10,981	30,058
ASIC segment
Switzerland	—	—	—
Europe, Middle East and Africa	2,214	—	—
North America	1,340	—	—
Asia Pacific	47	—	—
Total ASIC segment	3,601	—	—
Total non-reportable segments	1,037	894	860
Total net sales	19,289	11,875	30,918

____________

*        EMEA means Europe, Middle East and Africa

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 31.     Revenue (cont.)

Contract assets, deferred revenue and contract liability

Contract assets, deferred revenue and contract liability consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Trade accounts receivables
Trade accounts receivable – Semiconductors segment	3,282	3,645
Trade accounts receivable – ASIC segment	986	—
Trade accounts receivable – Non-reportable segments	599	488
Total trade accounts receivables	4,867	4,133
Contract assets – ASIC segment	451	—
Contract assets – Non-reportable segments	16	—
Total contract assets	467	—
Customer contract liabilities – Semiconductors segment	4	83
Customer contract liabilities – ASIC segment	1,596	—
Customer contract liabilities – Non-reportable segments	173	312
Total contract liabilities	1,773	395
Deferred revenue
Deferred revenue – Semiconductors segment	21	5
Deferred revenue – ASIC segment	4	—
Deferred revenue – Non-reportable segments	81	109
Total deferred revenue	106	114
Revenue recognized in the period from amounts included in the deferred revenue at the beginning of the year	79	218

Increases or decreases in trade accounts receivable, contract assets, deferred revenue and contract liability were primarily due to normal timing differences between our performance and customer payments.

Remaining performance obligations

As of December 31, 2025, the Group expects to recognize approximately USD 653,000 of revenue from remaining performance obligations related to mPKI, IoT and ASIC contracts. The Group expects to recognize revenue for these remaining performance obligations in 2026 and 2027.

The following table shows the expected recognition over the next few years:

Estimated revenue from remaining performance obligations as at December 31, 2025	USD’000
2026	641
2027	12
Total remaining performance obligation	653

Note 32.     Other operating income

Other operating income related to:

	12 months ended December 31,
USD’000	2025	2024	2023
Other operating income from related parties	158	181	119
Other operating income – other	66	3	48
Total other operating income	224	184	167

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 32.     Other operating income (cont.)

In the years 2025 and 2024, other operating income from related parties was made up of the amounts invoiced by WISeKey to the OISTE Foundation for the use of its premises and equipment (see Note 40).

Note 33.     Stock-based compensation

Stock-based compensation in WISeKey International Holding Ltd

Employee stock option plans

The Stock Option Plan (“ESOP 1”) was approved on December 31, 2007 by the stockholders of WISeKey SA, representing 2,632,500 options convertible into WISeKey SA shares with an exercise price of CHF 0.01 per share.

The Stock Option Plan (“ESOP 2”) was approved on December 31, 2011 by the stockholders of WISeKey SA, representing 16,698,300 options convertible into WISeKey SA shares with an exercise price of CHF 0.01 per share.

At March 22, 2016 as part of the reverse acquisition transaction, both ESOP plans in existence in WISeKey SA were transferred to WISeKey International Holding Ltd at the same terms, with the share exchange term of 5:1 into WIHN Class B Shares.

Grants

Year ended December 31,	Options granted on Class B Shares
2025	22,129
2024	152,090
2023	18,418

Options granted during the periods were primarily issued to Board members, employees, and certain external advisors. Each option entitles the holder to acquire one WIHN Class B Share.

No options on WIHN Class A Shares were granted during the years ended December 31, 2025, 2024 and 2023. Options granted under the plans generally vest immediately upon grant unless otherwise specified.

Stock option charge to the income statement

The Group calculates the fair value of options granted by applying the Black-Scholes option pricing model, using the market price of a WIHN Class B Share. Expected volatility is based on historical volatility of WIHN Class B Shares.

Prior to 2025, all option grants were classified as equity instruments. However, in the second half of 2025, WISeKey management decided to permit the withholding of shares as a means of meeting the grantee’s tax obligation in relation to their option exercise, which means that, for jurisdictions that do not have any withholding requirement, the awards are accounted for as liabilities under ASC 718, measured at fair value on the grant date and remeasured at each reporting period until settlement. The reclassification of some options from equity to liability and the related remeasurement at fair value at December 31, 2025 generated a net credit to the income statement of USD 2,914,204 in the year ended December 31, 2025 (USD 1,590,825 for WIHN Class B Shares and USD 1,323,379 for WIHN Class A Shares), in relation to WISeKey options granted to employees and Board members.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 33.     Stock-based compensation (cont.)

The following assumptions were used to estimate the fair value of stock options granted:

Assumption	December 31, 2025	December 31, 2024	December 31, 2023
Dividend yield	None	None	None
Risk-free interest rate used (average)	1.00%	1.00%	1.00%
Expected market price volatility	83.07 – 127.81%	71.29 – 71.60%	69.77 – 70.72%
Average remaining expected life of stock options on WIHN Class B Shares (years)	3.32	4.30	5.23
Average remaining expected life of stock options on WIHN Class A Shares (years)	2.90	3.90	4.90

Unvested options to employees as at December 31, 2025 were recognized prorata temporis over the service period (grant date to vesting date).

The following table summarizes the development of the Group’s non-vested options for the years ended December 31, 2025 and 2024.

	Options on WIHN Class B Shares		Options on WIHN Class A Shares
Non-vested options	Number of shares under options	Weighted- average grant date fair value (USD)	Number of shares under options	Weighted- average grant date fair value (USD)
Non-vested options as at December 31, 2023	268	7.50	—	—
Granted	152,090	6.79	—	—
Vested	(152,222)	6.79	—	—
Non-vested forfeited or cancelled	—	—	—	—
Non-vested options as at December 31, 2024	136	7.55	—	—
Granted	22,129	11.08	—	—
Vested	(22,265)	11.06	—	—
Non-vested forfeited or cancelled	—	—	—	—
Non-vested options as at December 31, 2025	—	—	—	—

As at December 31 2025, there was no unrecognized compensation expense related to non-vested stock option-based compensation arrangements. Non-vested stock options outstanding as at December 31, 2025 were accounted for using the graded-vesting method, as permitted under ASC 718-10-35-8, and we therefore recognized compensation costs calculated using the Black-Scholes model and the market price of WIHN Class B Shares at grant date, over the requisite service period.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 33.     Stock-based compensation (cont.)

The following tables summarize the Group’s stock option activity for the years ended December 31, 2025, 2024 and 2023.

Options on WIHN Class B Shares	WIHN Class B Shares under options	Weighted- average exercise price (USD)	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (USD)
Outstanding as at December 31, 2023	148,039	3.11	5.23	111,306
Of which vested	147,771	3.11	5.23	111,104
Of which non-vested	268	—		—
Granted	152,090	1.35	—	—
Exercised or converted	(23,570)	0.11	—	496,406
Forfeited or cancelled	—	—	—	—
Expired	(300)	—	—	—
Outstanding as at December 31, 2024	276,259	2.40	5.25	5,235,260
Of which vested	276,123	2.40	5.24	5,226,771
Of which non-vested	136	—	—	—
Granted	22,129	0.97	—	—
Exercised or converted	(7,741)	0.13	—	127,275
Forfeited or cancelled	(1,200)	3.16	—	—
Expired	(200)	—	—	—
Outstanding as at December 31, 2025	289,247	2.47	4.31	4,073,566
Of which vested	289,247	2.47	4.31	4,073,566
Of which non-vested	—	—	—	—
Options on WIHN Class A Shares	WIHN Class A Shares under options	Weighted-average exercise price (USD)	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (USD)
Outstanding as at December 31, 2023	392,720	0.25	4.90	23,339
Of which vested	392,720	0.25	4.90	23,339
Granted	—	—	—	—
Outstanding as at December 31, 2024	392,720	0.25	3.90	723,175
Of which vested	392,720	0.25	3.90	723,175
Granted	—	—	—	—
Outstanding as at December 31, 2025	392,720	0.25	2.90	526,675
Of which vested	392,720	0.25	2.90	526,675

Stock-based compensation in SEALSQ Corp

Employee stock option plans

The F Share Option Plan (“FSOP”) and the Ordinary Share Option Plan (“OSOP”) were approved respectively on January 19, 2023, and September 15, 2023, by the Board of directors of SEALSQ.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 33.     Stock-based compensation (cont.)

Grants

During the years ended December 31, 2025, 2024 and 2023, the Group granted options exercisable into ordinary and F shares of SEALSQ as follows:

Year ended December 31,	Options granted on Ordinary Shares of SEALSQ	Options granted on F Shares of SEALSQ
2025	3,042,652	—
2024	245,165	23
2023	—	77

Options granted during the periods were primarily issued to Board members, employees, and certain external advisors. Each option entitles the holder to acquire one share.

Stock option charge to the income statement

The Group calculates the fair value of options granted by applying the Black-Scholes option pricing model. Expected volatility was based on historical volatility of SEALSQ’s ordinary shares in 2025 and 2024, and on historical share price volatility of other companies in the same industry and of a similar size for prior periods.

In the year ended December 31, 2025, a total charge of USD 11,260,701 for options granted to Board members, employees and advisors was recognized in the consolidated income statement calculated by applying the Black-Scholes model at grant, in relation to options.

The following assumptions were used to calculate the compensation expense and the calculated fair value of stock options granted:

Assumption	December 31, 2025	December 31, 2024	December 31, 2023
Dividend yield	None	None	None
Risk-free interest rate used (average)	1.00%	1.00%	1.00%
Expected market price volatility	175.40 – 183.25%	65.31 – 140.47%	73.19%
Average remaining expected life of stock options on F shares (years)	—	—	6.19
Average remaining expected life of stock options on ordinary shares (years)	5.33	6.53	n/a

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 33.     Stock-based compensation (cont.)

The following tables illustrates the development of the Group’s non-vested options for the years ended December 31, 2025 and 2024.

	Options on ordinary shares
Non-vested options	Number of shares under options	Weighted- average grant date fair value (USD)
Non-vested options as at December 31, 2023	—	—
Granted	245,165	0.61
Vested	245,165	0.61
Non-vested forfeited or cancelled	—	—
Non-vested options as at December 31, 2024	—	—
Granted	3,042,652	2.94
Vested	3,041,452	2.93
Non-vested forfeited or cancelled	—	—
Non-vested options as at December 31, 2025	1,200	4.29
Non-vested options	Options on F shares
	Number of shares under options	Weighted- average grant date fair value (USD)
Non-vested options as at December 31, 2023	—	—
Granted	23	2.35
Vested	23	2.35
Non-vested forfeited or cancelled	—	—
Non-vested options as at December 31, 2024	—	—
Granted	—	—
Vested	—	—
Non-vested forfeited or cancelled	—	—
Non-vested options as at December 31, 2025	—	—

The following tables summarize the Group’s stock option activity for the years ended December 31, 2025 and 2024.

Options on ordinary shares	Ordinary shares under options	Weighted-average exercise price (USD)	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (USD)
Outstanding as at December 31, 2023	—	—	—	—
Of which vested	—	—	—	—
Granted	245,165	0.01	—	—
Outstanding as at December 31, 2024	245,165	0.01	6.65	1,505,313
Of which vested	245,165	0.01	6.65	1,505,313
Granted	3,042,652	0.01	—	—
Exercised or converted	(2,647,019)	0.01	—	9,471,366
Forfeited or cancelled	(65,774)	0.01	—	—
Outstanding as at December 31, 2025	575,024	0.04	6.14	2,152,900
Of which vested	573,824	0.04	6.14	2,148,376

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 33.     Stock-based compensation (cont.)

Options on F shares	F shares under options	Weighted-average exercise price (USD)	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (USD)
Outstanding as at December 31, 2023	77	0.05	6.19	19
Of which vested	77	0.05	6.19	19
Granted	23	0.05	—	—
Exercised or converted	(100)	0.05	—	118
Outstanding as at December 31, 2024	—	—	—	—
Of which vested	—	—	—	—
Granted	—	—	—	—
Exercised or converted	—	—	—	—
Outstanding as at December 31, 2025	—	—	—	—
Of which vested	—	—	—	—

Summary of stock-based compensation expenses

Stock-based compensation expenses USD’000	12 months ended December 31,
	2025	2024	2023
In relation to Employee Stock Option Plans (ESOP)	(2,950)	1,034	178
In relation to non-ESOP Option Agreements	36	—	—
In relation to SEALSQ Corp’s OSOP	11,261	148	—
Total	8,347	1,182	178

Stock-based compensation expenses are recorded under the following expense categories in the income statement.

Stock-based compensation expenses USD’000	12 months ended December 31,
	2025	2024	2023
Research & development expenses	2,062	—	—
Selling & marketing expenses	3,069	—	67
General & administrative expenses	3,216	1,182	111
Total	8,347	1,182	178

The following table reconciles the total stock-based compensation expense to the amounts recognized in stockholders’ equity:

Stock-based compensation expenses USD’000	12 months ended December 31,
	2025	2024	2023
Total stock-based compensation for the period	8,347	1,182	178
Less: stock-based compensation classified as liability	(5,084)	—	—
Stock-based compensation recognized in APIC	3,263	1,182	178

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 34.     Non-operating income

Non-operating income consisted of the following:

	12 months ended December 31,
USD’000	2025	2024	2023
Foreign exchange gain	3,483	686	1,315
Gains from the remeasurement of crypto assets	27	—	—
Unrealized gains on investment	32	—	—
Sale of arago intellectual property	—	—	900
Financial income	44	684	36
Interest income	6,107	174	90
Gain on repayment of ExWorks Loan	3,699	—	—
Other	31	85	33
Total non-operating income	13,423	1,629	2,374

Note 35.     Non-operating expenses

Non-operating expenses consisted of the following:

	12 months ended December 31,
USD’000	2025	2024	2023
Foreign exchange losses	3,479	775	2,134
Financial charges	368	317	261
Interest expense	(21)	884	702
Other components of defined benefit plans, net	(123)	29	(45)
Other	13	13	55
Total non-operating expenses	3,716	2,018	3,107

The credit balance in interest expense is due to the reversal of an accrued interest balance for a total amount of USD 66,500.

Note 36.     Income taxes

The following table summarizes income/(loss) before income taxes by jurisdiction:

Income/(Loss) USD’000	12 months ended December 31,
	2025	2024	2023
Switzerland	(23,248)	(18,571)	(18,766)
Foreign	(14,963)	(10,286)	3,547
Loss before income tax	(38,211)	(28,857)	(15,219)

The following table summarizes income tax income/ (expense) before income taxes by jurisdiction:

	12 months ended December 31,
USD’000	2025	2024	2023
Current
Switzerland	—	—	—
Foreign	163	(3,086)	(230)

Deferred
Switzerland	—	—	—
Foreign	—	—	—
Income tax (expense)/income	163	(3,086)	(230)

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 36.     Income taxes (cont.)

The difference between the income tax recovery/(expense) at the Swiss Federal statutory income tax rate of 8.5% compared to the Group’s income tax recovery/(expense) as reported is reconciled below. In line with ASU 2023-09, the Group has elected not to restate prior periods.

USD’000	12 months ended December 31, 2025
Net loss before income tax	(38,211)
Swiss Federal statutory tax rate	3,248
State and local income taxes (Geneva), net of federal income tax effect	—
Foreign tax effects
France
State income taxes, net of federal income tax effect	(1,087)
Changes in tax loss carryforwards from acquisition	3,531
Change in loss carryforwards in relation to the debt remission	105
Changes in tax loss carryforwards	4,161
Permanent Difference in relation to stock-based compensation	37
Changes in valuation allowances	(7,883)
Amortization of deferred tax liabilities from acquisition	171
Other	(22)
Effect of changes in tax laws or rates enacted in the current period	—
Effect of cross-border tax laws	—
Tax credits
Changes in tax loss carryforwards	1,630
State income taxes, net of federal income tax effect	(1,976)
Changes in valuation allowances	(1,671)
Nontaxable or nondeductible items
Permanent Difference in relation to stock-based compensation	257
Changes in unrecognized tax benefits	—
Other	(337)
Income tax (expense)/recovery	163
	12 months ended December 31,
USD’000	2024	2023
Net income/(loss) before income tax	(28,857)	(15,219)
Statutory tax rate	14.7%	14%
Expected income tax (expense)/recovery	4,242	2,131
Change in tax loss carryforwards	5,469	2,778
Change in loss carryforwards in relation to the debt remission of SEALSQ France SAS	(52)	(514)
Change in valuation allowance	(8,656)	(2,682)
Permanent difference in relation to stock-based compensation	(21)	2
Foreign tax effects	(1,521)	509
Nontaxable or nondeductible items	(2,730)	(2,759)
Other	183	305
Income tax (expense)/recovery	(3,086)	(230)

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 36.     Income taxes (cont.)

The Group assesses the recoverability of its deferred tax assets and, to the extent recoverability does not satisfy the “more likely than not” recognition criterion under ASC 740, records a valuation allowance against its deferred tax assets. The Group considered its recent operating results and anticipated future taxable income in assessing the need for its valuation allowance.

In view of the Group’s continued loss before income tax in the year ended December 31, 2025, and of the anticipated future taxable income per management’s forecast, the Group assessed that the recoverability of its deferred tax assets remains below the “more likely than not” recognition criterion under ASC 740 as at December 31, 2025. Consequently, the Group maintained a full valuation allowance against its gross deferred tax assets.

The following table summarizes deferred income tax assets/ (liabilities) by jurisdiction.

	12 months ended December 31,
USD’000	2025	2024
Switzerland	—	—
Foreign	(4,367)	—
Deferred income tax assets/(liabilities)	(4,367)	—

Deferred income tax assets/(liabilities) consisted of the following:

USD’000	As at December 31, 2025	As at December 31, 2024
Defined benefit accrual	745	502
Tax loss carryforwards	38,481	29,006
Add back loss carryforwards used for the debt remission by SEALSQ France SAS	881	776
Valuation allowance	(40,107)	(30,284)
Deferred tax liability from acquisition	(4,367)	—
Deferred income tax assets/(liabilities)	(4,367)	—

In connection with the acquisition of IC’Alps, the Group recognized a net deferred tax liability of USD 4,366,726 as at December 31, 2025, related to intangible assets identified during the Purchase Price Allocation (PPA).

As of December 31, 2025, the Group’s operating loss carryforwards in the following jurisdictions for its operations are as follows:

Operating loss-carryforward as of December 31, 2025

USD’000	USA	Switzerland	Spain	France	UK	Germany	India	Vietnam	Japan	Total
2026	—	5,873	—	—	—	—	—	—	—	5,873
2027	—	24,422	—	—	—	—	—	3	—	24,425
2028	—	30,089	—	—	—	—	—	4	—	30,093
2029	—	67,613	—	—	—	—	—	3	—	67,616
2030	—	24,868	—	—	—	—	—	4	—	24,872
2031	—	22,654	—	—	—	—	9	—	—	22,663
2032	—	22,596	—	—	—	—	77	—	—	22,673
2033	—	—	—	—	—	—	—	—	—	—
2034	—	—	—	—	—	—	—	—	—	—
2035	89	—	—	—	—	—	—	—	—	89
2036	—	—	—	—	—	—	—	—	—	—

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 36.     Income taxes (cont.)

USD’000	USA	Switzerland	Spain	France	UK	Germany	India	Vietnam	Japan	Total
2037	159	—	—	—	—	—	—	—	—	159
2038	—	—	—	—	—	—	—	—	—	—
2039	220	—	—	—	—	—	—	—	—	220
2040	90	—	—	—	—	—	—	—	—	90
2041	1	—	—	—	—	—	—	—	—	1
2042	45	—	—	—	—	—	—	—	—	45
2043	—	—	—	—	—	—	—	—	—	—
2044	18	—	—	—	—	—	—	—	—	18
2045	59	—	—	—	—	—	—	—	—	59
No expiry	n/a	n/a	4,170	54,521	10	7	n/a	n/a	9	58,717
Total operating loss carry-forwards/Year of expiration if applicable to jurisdiction	681	198,115	4,170	54,521	10	7	86	14	9	257,613

The following tax years remain subject to examination by tax authorities:

Significant jurisdictions	Open years
Switzerland	2024 – 2025
USA	2025
France	2022 – 2025
Spain	2022 – 2025
Japan	2025
Taiwan	2025
India	2025
Germany	2025
UK	2021 – 2025
Vietnam	2025

The Group has no unrecognized tax benefits.

Note 37.     Segment information and geographic data

The Group has two operating segments that meet the criteria set in ASC 280-10-50: Semiconductors and ASIC.

During 2025, the Group revised its reportable segments to reflect changes in internal management reporting. The Company now reports two reportable segments: Semiconductors and ASIC. Corporate activities are now included within “Other profit or loss.” Prior period segment information has been recast to conform to the current year presentation.

Both the Semiconductors and ASIC reportable segments are strategic business units that offer specific products and are managed separately because they require dedicated resources and a targeted marketing strategy. The Semiconductors segment encompasses the design, manufacturing, sales and distribution of high-end, Common Criteria EAL5+ & FIPS 140-3-certified secure microprocessors. The ASIC segment’s operations include a complete offering for Application Specific Integrated Circuits (ASIC) and Systems on Chip (SoC) development from circuit specification, mastering design in-house, up to qualification and the management of the entire production supply chain. The ASIC reportable segment did not exist prior to August 4, 2025, when the Group acquired IC’Alps.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 37.     Segment information and geographic data (cont.)

The Semiconductors segment is subject to export controls and government procurement regulations. The ASIC segment may also be subject to customer-specific regulatory and qualification requirements depending on end-market applications.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Group’s chief operating decision maker, who is its Chief Executive Officer, evaluates performance for its reportable segments based on segment net sales and gross profit where applicable, and on operating income or loss for purposes of allocating resources (including employees, property, plant and equipment, and financial resources) and assessing budgets and performance. The chief operating decision maker considers budget-to-actual variances on a quarterly basis.

The Group accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

12 months ended December 31, USD’000	2025			2024
	Semiconductors	ASIC	Total	Semiconductors	ASIC	Total
Revenue from external customers	14,651	3,601	18,252	10,981	—	10,981
Intersegment revenue		444	444		—	—
	14,651	4,045	18,696	10,981	—	10,981

Reconciliation of revenue
Elimination of intersegment revenue		(444)	(444)			—
Other revenue(2)			1,037			894
Total consolidated revenue			19,289			11,875

Less:(1)
Cost of revenue	9,203	419	9,622	7,253	—	7,253
Segment gross profit	5,448	3,182	8,630	3,728	—	3,728

Less:(1)
Total operating expenses	17,737	5,022	22,759	12,845	—	12,845
Other segment items	1,269	(240)	1,029	(109)	—	(109)
Segment profit/(loss) before income taxes	(13,558)	(1,600)	(15,158)	(9,008)	—	(9,008)

Reconciliation of profit or loss (segment profit/(loss))
Other profit or loss(2)			(23,053)			(19,849)
Elimination of intersegment profits			—			—
Loss before income tax expense			(38,211)			(28,857)

Other segment disclosures
Interest revenue	7	—	7	160	—	160
Interest expense	370	51	421	95	—	95
Depreciation and amortization	678	1,525	2,203	628	—	628
Profit/(loss) from intersegment sales	—	21	21	—	—	—
Income tax recovery/(expense)	—	(171)	(171)	(3,077)	—	(3,077)
Segment assets	17,171	30,721	47,892	13,564	—	13,564

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 37.     Segment information and geographic data (cont.)

12 months ended December 31, USD’000	2023
	Semiconductors	ASIC	Total
Revenue from external customers	30,058	—	30,058
Intersegment revenue	—	—	—
	30,058	—	30,058

Reconciliation of revenue
Other revenue(2)			—
Elimination of intersegment revenue			860
Total consolidated revenue			30,918

Less:(1)
Cost of revenue	16,009	—	16,009
Segment gross profit	14,049	—	14,049

Less:(1)
Total operating expenses	12,300	—	12,300
Other segment items	(1,706)	—	(1,706)
Segment profit/(loss) before income taxes	3,455	—	3,455

Reconciliation of profit or loss (segment profit/(loss))
Other profit or loss(2)			(18,674)
Elimination of intersegment profits			—
Loss before income tax expense			(15,219)

Other segment disclosures
Interest revenue	88	—	88
Interest expense	109	—	109
Depreciation and amortization	571	—	571
Profit/(loss) from intersegment sales	—	—	—
Income tax recovery/(expense)	(218)	—	(218)
Segment assets	23,736	—	23,736

____________

(1)      The significant expense categories and amounts align with the segment-level information that is regularly provided to the chief operating decision maker. Intersegment expenses are included within the amounts shown.

(2)      Other revenue and Other profit or loss are attributable to subsidiaries that do not meet the definition of an operating segment and the activities of which include sales, support and distribution of our products, R&D, financing and anon-operating investment company.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 37.     Segment information and geographic data (cont.)

Other segment items for each reportable segment are made up of non-operating expenses, including management expenses, foreign exchanges gains and losses, debt discount amortization and financing costs.

	As at December 31,
USD’000	2025	2024
Asset reconciliation
Total assets from reportable segments	47,892	13,564
Other assets(1)	534,943	127,624
Elimination of intersegment receivables	(29,736)	(7,168)
Elimination of intersegment investment and goodwill	(38,512)	(19,332)
Consolidated total assets	514,587	114,688

____________

(1)      Other assets are attributable to subsidiaries that do not meet the definition of an operating segment and the activities of which include sales, support and distribution of our products, R&D, financing and non-operating investment company. Most of Other assets refers to SEALSQ Corp, as the company is currently excluded from the reportable segments. Most of Other assets consists of cash.

Revenue and property, plant and equipment by geography

The following tables summarize geographic information for net sales based on the billing address of the customer, and for property, plant and equipment.

Net sales by region USD’000	12 months ended December 31,
	2025	2024	2023
Switzerland	1,057	571	1,752
Rest of EMEA*	4,266	1,964	8,943
North America	10,619	7,642	16,646
Asia Pacific	3,227	1,642	3,466
Latin America	120	56	111
Total net sales	19,289	11,875	30,918

____________

*        EMEA means Europe, Middle East and Africa

Property, plant and equipment, net of depreciation, by region USD’000	As at December 31, 2025	As at December 31, 2024
Switzerland	49	74
Rest of EMEA	3,755	3,201
Total Property, plant and equipment, net of depreciation	3,804	3,275

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 38.     Earnings/(Loss) per share

The following table shows the computation of basic and diluted net earnings/(loss) per share for the Group.

	12 months ended December 31,
Earnings/(loss) per share	2025	2024	2023
Net earnings/(loss) attributable to WISeKey International Holding Ltd (USD’000)	(6,072)	(13,446)	(15,360)
Effect of potentially dilutive instruments on net gain (USD’000)	n/a	n/a	n/a
Net earnings/(loss) attributable to WISeKey International Holding Ltd after effect of potentially dilutive instruments (USD’000)	n/a	n/a	n/a

Class A Shares, par value CHF 0.01, CHF 0.01 and CHF 0.25
Shares used in net earnings/(loss) per Class A Share computation:
Weighted average Class A Shares outstanding – basic	1,600,880	1,600,880	1,600,880
Effect of potentially dilutive equivalent shares	n/a	n/a	n/a
Weighted average Class A Shares outstanding – diluted	1,600,880	1,600,880	1,600,880

Net earnings/(loss) per Class A Share
Basic weighted average loss per Class A Share attributable to WISeKey International Holding Ltd (USD)	(0.15)	(0.39)	(0.51)
Diluted weighted average loss per Class A Share attributable to WISeKey International Holding Ltd (USD)	(0.15)	(0.39)	(0.51)

Class B Shares, par value CHF 0.10, CHF 0.10 and CHF 2.50
Shares used in net earnings/(loss) per Class B Share computation:
Weighted average Class B Shares outstanding – basic	4,024,078	3,323,581	2,878,136
Effect of potentially dilutive equivalent shares	n/a	n/a	n/a
Weighted average Class B Shares outstanding – diluted	4,024,078	3,323,581	2,878,136

Net earnings/(loss) per Class B Share
Basic weighted average loss per Class B Share attributable to WISeKey International Holding Ltd (USD)	(1.45)	(3.86)	(5.06)
Diluted weighted average loss per Class B Share attributable to WISeKey International Holding Ltd (USD)	(1.45)	(3.86)	(5.06)

For purposes of the diluted net loss per share calculation, stock options, convertible instruments and warrants are considered potentially dilutive securities and are excluded from the calculation of diluted net loss per share, because their effect would be anti-dilutive. Therefore, basic and diluted net loss per share was the same for the years ended December 31, 2025, 2024 and 2023, due to the Group’s net loss position.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 38.     Earnings/(Loss) per share (cont.)

The following table shows the number of potentially dilutive securities that were excluded from the computation of diluted earnings per share because their effect would have been anti-dilutive.

Dilutive vehicles with anti-dilutive effect	2025	2024	2023
Class B Shares
Total stock options on Class B Shares	378,711	275,791	147,371
Total convertible instruments on Class B Shares	685	3,086	62,324
Total number of Class B Shares from dilutive vehicles with anti-dilutive effect	379,396	278,877	209,695
Class A Shares
Total stock options on Class A Shares	392,720	392,720	392,720
Total number of Class A Shares from dilutive vehicles with anti-dilutive effect	392,270	392,270	392,720

Note 39.     Legal proceedings

The Group is not currently a party to any legal proceedings or claims for which a provision has not been recognized in the consolidated financial statements.

Note 40.     Related parties disclosure

Subsidiaries

The following table presents the entities incorporated within the Group’s consolidated financial statements.

Group Company Name	Country of incorporation	Year of incorporation	Share Capital		% ownership as at December 31, 2025	% ownership as at December 31, 2024	Nature of business
WISeKey SA	Switzerland	1999	CHF	933,436	95.75%	95.75%	Main operating company. Sales and R&D services
SEALSQ France SAS*	France	2010	EUR	1,473,162	6.78%	12.55%	Chip manufacturing, sales & distribution
WiseTrust SA	Switzerland	1999	CHF	680,000	100%	100%	Non-operating investment company
WISeKey ELA SL	Spain	2006	EUR	4,000,000	95.75%	95.75%	Sales & support
WISeKey SAARC Ltd	U.K.	2016	GBP	100,000	51%	51%	Non trading
WISeKey USA Inc(1)	U.S.A.	2006	USD	6,500	95.75%	95.75%	Sales & support
WISeKey India Private Ltd(2)	India	2016		INR1,000,000	45.9%	45.9%	Sales & support
SEALSQ Japan KK(3)*	Japan	2017		JPY1,000,000	6.78%	12.55%	Sales & distribution
SEALSQ France, Taiwan Branch(4)*	Taiwan	2017		TWD100,000	6.78%	12.55%	Sales & distribution branch
WISeCoin AG	Switzerland	2018	CHF	100,000	90%	90%	Sales & distribution
WISeKey Equities AG	Switzerland	2018	CHF	100,000	100%	100%	Financing, Sales & distribution
WISeKey Semiconductors GmbH	Germany	2019	EUR	25,000	100%	100%	Sales & distribution
WISeKey Arabia – Information Technology Ltd	Saudi Arabia	2019		SAR200,000	51%	51%	Sales & distribution
WISe.ART AG	Switzerland	2020	CHF	114,286	87.5%	87.5%	Sales & distribution

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 40.     Related parties disclosure (cont.)

Group Company Name	Country of incorporation	Year of incorporation	Share Capital		% ownership as at December 31, 2025	% ownership as at December 31, 2024	Nature of business
WISeKey Vietnam Ltd	Vietnam	2021		VND689,400,000	95.75%	95.75%	R&D
SEALSQ Corp*	British Virgin Islands	2022	USD	229,453	6.78%	12.55%	Sales & support
WISeKey (Gibraltar) Limited	Gibraltar	2022	GBP	100	100%	100%	Sales & support
WISeSat.Space AG	Switzerland	2023	CHF	100,000	92.47%	100%	Sales & distribution
SEALSQ USA Ltd*	U.S.A.	2024	USD	—	6.78%	100%	Sales & support
SEALCOIN AG	Switzerland	2024	CHF	133,333	75%	100%	Sales & distribution
WISeKey International Corp.	British Virgin Islands	2025	USD	—	100%	—	Non trading
WISeSat.Space Corp.	British Virgin Islands	2025	USD	—	92.47%	—	Non trading
IC’Alps SAS*	France	2025	EUR	1,100,000	6.78%	—	Custom ASIC design services
QAIT Corp.	British Virgin Islands	2025	USD	—	100%	—	Non trading
Trust Protocol Association	Switzerland	2019	CHF	—	100%	100%	Association cofounded by WISeKey Equities AG involved in Internet security

____________

(1)      50% owned by WISeKey SA and 50% owned by WiseTrust SA

(2)      88% owned by WISeKey SAARC which is controlled by WISeKey International Holding Ltd

(3)      Formerly WISeKey IoT Japan KK

(4)      Formerly WISeKey IoT Taiwan.

*        The WISeKey Group holds over 50% of the voting rights of SEALSQ Corp and management has assessed that the Group controls SEALSQ Corp. As a result, SEALSQ Corp and its subsidiaries have been consolidated into the WISeKey Group’s condensed consolidated financial statements.

Unconsolidated affiliates

As per the table below, as at December 31, 2025, the Group holds two equity investments in unconsolidated affiliates over which it exercises significant influence, but which are not consolidated because the Group does not control the entities. As detailed in Note 22, these investments are accounted for under the equity method of accounting in accordance with ASC 323.

Company Name	% ownership as at December 31, 2025	% ownership as at December 31, 2024	Nature of relationship
Wecan Group AG	31.87%	n/a	Equity method investment
Quantix Edge Security, S.L.	25.50%	n/a	Equity method investment

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 40.     Related parties disclosure (cont.)

Related party transactions and balances

The following table presents the related parties incorporated within the Group’s consolidated financial statements.

	Related Parties (in USD’000)	Receivables as at December 31,		Payables as at December 31,		Net expenses to in the year ended December 31,			Net income from in the year ended December 31,
		2025	2024	2025	2024	2025	2024	2023	2025	2024	2023
1	Carlos Moreira	—	—	614	1,441	—	—	—	—	—	—
2	John O’Hara	—	—	4	529	—	—	—	—	—	—
3	María Pía Aqueveque Jabbaz	—	—	—	14	98	78	116	—	—	—
4	Philippe Doubre	7	—	—	18	247	109	39	—	—	—
5	David Fergusson	—	49	26	—	299	429	61	—	—	—
6	Jean-Philippe Ladisa	—	—	—	19	489	179	116	—	—	—
7	Philippe Monnier	—	—	—	19	145	106	—	—	—	—
8	Peter Ward	—	—	1,589	1,638	1,478	272	—	2,353	—	—
9	Ruma Bose	—	—	—	13	162	97	33	—	—	—
10	Cristina Dolan	—	—	—	13	222	163	76	—	—	—
11	Danil Kerimi	—	—	—	13	27	105	8	—	—	—
12	Eric Pellaton	—	—	—	13	161	165	76	—	—	—
13	Hossein Rahnama	—	—	—	—	85	—	—	—	—	—
14	OISTE	143	158	183	83	376	309	321	146	184	119
15	Terra Ventures Inc	—	—	33	31	—	—	—	—	—	—
16	GSP Holdings Ltd	—	—	17	16	—	—	—	—	—	—
17	SAI LLC (SBT Ventures)	—	—	34	31	—	—	—	—	—	—
18	Related parties of Carlos Moreira	—	—	—	—	643	372	298	—	—	—
	Total	150	207	2,500	3,891	4,432	2,384	1,144	2,499	184	119

____________

1.       Carlos Moreira is the Chairman of the Board and CEO of WISeKey. Mr. Moreira is also the Chairman of the board of directors of SEALSQ Corp. A short-term payable to Carlos Moreira in an amount of USD 614,335 was outstanding as at December 31, 2025, made up of accrued bonuses and social charges thereon.

2.       John O’Hara is a member of the Board and CFO of WISeKey. Mr. O’Hara is also a member of the board of directors of SEALSQ Corp. A short-term payable to John O’Hara in an amount of USD 3,848 was outstanding as at December 31, 2025, in relation to a tax refund.

3.       María Pía Aqueveque Jabbaz is a Board member of the Group. The expenses recorded in the income statement in the year to December 31, 2025 relate to her Board fee.

4.       Philippe Doubre is a Board member of the Group, member of the Group’s nomination & compensation committee, and a former advisor to the Group. The expenses recorded in the income statement in the year to, and the receivable balance as at, December 31, 2025 relate to his Board fee.

5.       David Fergusson is a Board member of the Group, chairman of the Group’s nomination & compensation committee and member of the Group’s audit committee. Mr. Fergusson is also a member of the board of directors of SEALSQ Corp, chairman of the SEALSQ Corp’s nomination & compensation committee and member of the audit committee of SEALSQ Corp. The expenses recorded in the income statement in the year to December 31, 2025 relate to his Board fee. The payable balance as at December 31, 2025 consists of a USD 26,262 refund of social charges that were erroneously deducted from his director’s fee.

6.       Jean-Philippe Ladisa is a Board member of the Group, chairman of the Group’s audit committee and member of the Group’s nomination & compensation committee. The expenses recorded in the income statement in the year to December 31, 2025 relate to his Board fee.

7.       Philippe Monnier is a Board member of the Group. The expenses recorded in the income statement in the year to December 31, 2025 relate to his Board fee.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 40.     Related parties disclosure (cont.)

8.       Peter Ward is a Board member of the Group and was the CFO of WISeKey up until June 30, 2024. Mr. Ward is also a member of the board of directors of SEALSQ Corp and was SEALSQ Corp’s CFO up until January 24, 2024. A payable balance of USD 1,588,975 is owing to Mr. Ward as at, December 31, 2025 in relation to accumulated unused vacation allowance while he was employed by the Group; it is disclosed in the balance sheet under accounts payable to Board Members for its current portion of USD 264,829 (see Note 23) and as indebtedness to related parties, noncurrent for its noncurrent portion of USD 1,324,146 (see Note 25). The remaining payable balance to Mr. Ward as at, December 31, 2025 relates to his Board fee. The expenses recorded in the income statement in the year to December 31, 2025 relate to his Board fee. In line with ASC 850, the expenses incurred in the year to December 31, 2025 related to his compensation while he was employed by the Group do not require specific disclosure.

9.       Ruma Bose is a member of the board of directors of SEALSQ Corp. The expenses recorded in the income statement in the year to December 31, 2025.

10.     Cristina Dolan is a member of the Board of Directors of SEALSQ Corp and the Chairwoman of the audit committee of SEALSQ Corp. Ms. Dolan is also a former Board member of the Group, a former member of the Group’s audit committee and a former member of the Group’s nomination & compensation committee. The expenses recorded in the income statement in the year to December 31, 2025 relate to her Board fee.

11.     Danil Kerimi is a member of the board of directors of SEALSQ Corp. The expenses recorded in the income statement in the year to December 31, 2025 relate to his Board fee.

12.     Eric Pellaton is a member of the Board of Directors of SEALSQ Corp, member of the SEALSQ Corp’s nomination & compensation committee and member of the audit committee of SEALSQ Corp. Mr. Pellaton is also a former Board member of the WISeKey Group and a former member of the Group’s nomination & compensation committee. The expenses recorded in the income statement in the year to December 31, 2025 relate to his Board fee.

13.     Hossein Rahnama is a former member of the board of directors of SEALSQ Corp. The expenses recorded in the income statement in the year to December 31, 2025 relate to his Board fee.

14.     The Organisation Internationale pour la Sécurité des Transactions Electroniques (“OISTE”) is a Swiss non-profit making foundation that owns a cryptographic rootkey. In 2001 WISeKey SA entered into a contract with OISTE to operate and maintain the global trust infrastructures of OISTE. In line with the contract, WISeKey pays a regular fee to OISTE for the use of its cryptographic rootkey. Two members of the Board of Directors of WISeKey are also members of the Counsel of the Foundation which gives rise to the related party situation.

          OISTE is also the minority shareholder in WISeCoin AG with a 10% ownership.

          The receivable from OISTE as at December 31, 2025 and income recorded in the income statement for the year ended December 31, 2025 relate to the facilities and personnel hosted by WISeKey SA and WISeKey International Holding Ltd on behalf of OISTE. In the year 2025, the Group invoiced OISTE a total of CHF 121,258 (USD 146,219). The payable to OISTE as at December 31, 2025 and expenses relating to OISTE recognized in 2025 are made up of license and royalty fees for the year 2025 under the contract agreement with WISeKey SA.

15.     Terra Ventures Inc has a 49% shareholding in WISeKey SAARC Ltd. Terra Ventures granted a GBP 24,507 loan to WISeKey SAARC Ltd on January 24, 2017. The loan is non-interest bearing and has no set repayment date.

16.     GSP Holdings Ltd is a former shareholder in WISeKey SAARC Ltd. GSP Holdings Ltd granted a GBP 12,500 loan to WISeKey SAARC Ltd on February 2, 2017. The loan is non-interest bearing and has no set repayment date.

17.     SAI LLC, doing business as SBT Ventures, is a former shareholder in WISeKey SAARC Ltd. SAI LLC granted a GBP 25,000 loan to WISeKey SAARC Ltd on January 25, 2017. The loan is non-interest bearing and has no set repayment date.

18.     Three immediate family members of Carlos Moreira were employed by WISeKey SA in 2025. In line with ASC 850-10-50-5, transactions involving related parties cannot be presumed to be carried out on an arm’s length basis. The aggregate employment remuneration of these three immediate family members amounted to CHF 532,983 (USD 642,696 ) recorded in the income statement in 2025.

Entities under common control

During 2025, WISeSat.Space Holdings Corp (British Virgin Islands) and its wholly owned subsidiary, WISeSat Merger Sub Corp (Cayman Islands), were established and are ultimately owned by the Group’s CEO, Carlos Moreira. These entities were formed to facilitate a potential business combination transaction involving WISeSat. The Group does not hold any ownership interest in these entities and no transactions occurred between the Group and these entities during the year ended December 31, 2025. These entities are considered related parties due to common control through key management.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 41.     Subsequent events

Investment in EeroQ

On February 16, 2026, the Group, through its subsidiary SEALSQ, entered into a second Simple Agreement for Future Equity (“SAFE”) with EeroQ Corporation for a total investment of USD 1 million. The investment does not convey equity ownership, voting rights, or significant influence at inception.

Share Purchase Agreement with Several Institutional Investors signed in March 2026

On March 16, 2026, the Group entered into a Securities Purchase Agreement with several institutional investors to sell and issue (i) 22,913,630 ordinary shares of SEALSQ and (ii) pre-funded ordinary share purchase warrants to purchase up to 7,500,000 ordinary shares of SEALSQ (the “Pre-funded Warrants”) together with Class D ordinary share purchase warrants to purchase up to 60,827,260 ordinary shares of SEALSQ (the “Class E Warrants” and, together with the Pre-funded Warrants, the “Private Warrants”), for aggregate gross proceeds of USD 125 million. Each Pre-funded Warrant is exercisable for one ordinary share of SEALSQ at an exercise price of USD 0.0001 per share and is immediately exercisable until exercised in full. The Class E Warrants are immediately exercisable, have an exercise price of USD 5.50 per ordinary share of SEALSQ, and expire seven years from the date of issuance. Each Class E Warrant is exercisable for one ordinary share of SEALSQ.

Proposed Acquisition of Miraex SA

On March 24, 2026, the Group entered into a Letter of Intent (the “LOI”) to acquire 100% of the issued and outstanding share capital of Miraex SA, a company incorporated in Switzerland, for an aggregate cash purchase price of CHF 4,000,000, exclusive of the repayment of Miraex SA’s outstanding convertible loans estimated at CHF 565,178.74. Immediately following completion of the proposed transaction, the Group intends to subscribe to a capital increase of up to CHF 1,000,000 to support Miraex SA’s operations through fiscal years 2026 and 2027.

Concurrently with the execution of the LOI, the Group and Miraex SA entered into a convertible loan agreement in the principal amount of CHF 500,000 to provide interim bridge financing to preserve Miraex SA’s operations pending completion of the proposed transaction, with the amount disbursed to be credited against the Group’s obligation under the aforementioned capital increase. The LOI includes a 60-day exclusivity period during which Miraex SA may not solicit or enter into discussions with third parties regarding any competing transaction. Completion of the proposed acquisition remains subject to customary conditions, including satisfactory completion of due diligence, shareholder approval, and the absence of any material adverse change affecting Miraex SA.

Note 42.     Impacts of ongoing conflicts

Impacts of the war in Ukraine

Following the outbreak of the war in Ukraine in late February 2022, several countries imposed sanctions on Russia, Belarus and certain regions in Ukraine. There has been an abrupt change in the geopolitical situation, with significant uncertainty about the duration of the conflict, changing scope of sanctions and retaliation actions including new laws.

The Group does not have any operation or customer in Russia, Belarus or Ukraine, and, as such, does not foresee any direct impact of the war on its operations. However, the war has also contributed to an increase in volatility in currency markets, energy prices, raw material and other input costs, which may impact the Group’s supply chain in the future.

As of December 31, 2025, the Group assessed the consequences of the war for its financial disclosures and considered the impacts on key judgments and significant estimates and concluded that no changes were required. The Group will continue to monitor these areas of increased risk for material changes.

WISeKey International Holding Ltd
Consolidated Financial Statements as at December 31, 2025
Notes to the Consolidated Financial Statements

Note 42.     Impacts of ongoing conflicts (cont.)

Impacts of the Israel — Hamas and U.S./Israel — Iran conflicts

Israel’s declaration of war on Hamas in October 2023 has degraded the geopolitical environment in the region and created uncertainty. On February 28, 2026, the U.S. and Israel launched coordinated strikes against Iran: Iran’s retaliation attacks expanded the conflict beyond just Iran and Israel and has threatened some commercial routes, especially traffic through the Strait of Hormuz.

The Group does not have any operation or customer in that region, and, as such, does not foresee any direct impact of these conflicts on its operations. The Group’s supply chain is not dependent on commercial route through and around the Strait of Hormuz. However, depending on their duration and intensity, these conflicts may adversely affect the global economy, financial markets and the Group’s supply chain in the future.

As of December 31, 2025 and as of the filing date, the Group assessed the consequences of the war for its financial disclosures and considered the impacts on key judgments and significant estimates and concluded that no changes were required. The Group will continue to monitor these areas of increased risk for material changes.

Our business could suffer as a result of tariffs and trade sanctions or similar actions

The imposition by the United States of tariffs, sanctions or other restrictions on goods exported from the United States or imported into the United States, or countermeasures imposed in response to such government actions, could adversely affect our operations or our ability to sell our products globally, which could adversely affect our operating results and financial condition. Recently, U.S. government leaders have increased their frequency of discussion of the imposition of stronger tariffs, sanctions, and other restrictions on goods exported from the United States or imported into the United States, and non-U.S. government leaders have increased their discussion of countermeasures. For example, in February 2025, the United States announced a proposed 25% tariff on imports of all semiconductor chips into the United States. As of March 2025, the U.S. President has reserved for further increases in the scope and amount of tariffs in the event of retaliatory countermeasures, and the future of existing tariffs, and as a result, the possibility for new tariffs and countermeasures, remains very uncertain. Although a large amount of our supply chain does not currently directly import products to the United States as we supply to contract manufacturers outside the United States, there is a possibility that any future tariffs may still impact upon our ability to sell our product and to remain competitive in the market. Such escalations in these trade measures may directly impair our business by increasing trade-related costs or disrupting established supply chains and may indirectly impair our business by causing a negative effect on global economic conditions and financial markets. The ultimate impact of these trade measures is uncertain and may be affected by various factors, including whether and when such trade measures are implemented, the timing when such measures may become effective, and the amount, scope, or nature of such trade measures.

As at December 31, 2025, SEALSQ assessed the impact of these uncertainties for its financial disclosures and considered the impacts on key judgments and significant estimates, and concluded that no changes were required. WISeKey will continue to monitor these areas of increased risk for material changes.

Annex A

Merger Agreement / Fusionsvertrag

vom Juni 26, 2026 / dated as of June 26, 2026

zwischen / by and between

WISeKey International Holding Ltd General-Guisan-Strasse 6 6300 Zug	(hereinafter WISeKey CH) (nachfolgend WISeKey CH)

und / and

WISeKey International Corp. Craigmuir Chambers, Road Town, Tortola, VG1110	(hereinafter WISeKey BVI) (nachfolgend WISeKey BVI)

(WISeKey CH and WISeKey BVI each a Party, and together the Parties)
(WISeKey CH und WISeKey BVI je eine Partei und zusammen die Parteien)

Annex A-1

This Merger Agreement (the Agreement) is made as of June 26, 2026, by and between WISeKey International Holding Ltd, a Swiss company limited by shares (Aktiengesellschaft), with registered number CHE-143.782.707 and registered office at General-Guisan-Strasse 6, 6300 Zug, Switzerland, and WISeKey International Corp, a BVI business company limited by shares, with company number 2179417 and registered office at Craigmuir Chambers, Road Town, Tortola, VG1110.

Dieser Fusionsvertrag (der Vertrag) wird am June 26, 2026 zwischen WISeKey International Holding Ltd, einer Schweizer Aktiengesellschaft mit der Unternehmensidentifikationsnummer CHE-143.782.707 und Sitz an der General-Guisan-Strasse 6, 6300 Zug, Schweiz, und WISeKey International Corp, einer Aktiengesellschaft nach dem Recht der Britischen Jungferninseln (BVI) mit der Unternehmensnummer 2179417 und Sitz in Craigmuir Chambers, Road Town, Tortola, VG1110, geschlossen.

Preamble	Präambel

A.     The share capital of WISeKey CH, including WISeKey CH Shares issued from conditional capital of WISeKey CH which were not yet registered in the commercial register, amounts to CHF 435,696.50, divided into (1) 1,819,060 fully paid-in WISeKey CH Class A Shares and (2) 4,176,069 fully paid-in WISeKey CH Class B Shares.

A.     Das Aktienkapital von WISeKey CH, einschliesslich WISeKey CH Aktien, die aus dem bedingten Kapital von WISeKey CH ausgegeben wurden und noch nicht im Handelsregister eingetragen sind, beträgt CHF 435’696.50 und ist aufgeteilt in (1) 1,819,060 voll liberierte WISeKey CH Kategorie A Aktien und (2) 4‘176‘069 voll liberierte WISeKey CH Kategorie B Aktien.

B. WISeKey BVI is a 100% owned, direct subsidiary of WISeKey CH. As of the date hereof, the number of authorized shares of WISeKey BVI is divided into 100 WISeKey BVI Ordinary Shares.	B. WISeKey BVI ist eine 100%-ige, direkte Tochtergesellschaft von WISeKey CH. Per heutigem Datum ist die Anzahl der genehmigten Aktien von WISeKey BVI in 100 WISeKey BVI Stammaktien aufgeteilt.

C.     The WISeKey CH Board has determined that it is in the best interest of WISeKey CH to effect a corporate reorganization of WISeKey CH that will result in WISeKey CH changing its jurisdiction of organization from Switzerland to the British Virgin Islands.

C.     Der Verwaltungsrat von WISeKey CH hat festgestellt, dass es im besten Interesse von WISeKey CH liegt, eine Unternehmensumstrukturierung von WISeKey CH durchzuführen, mit dem Effekt, dass WISeKey CH seinen Sitz von der Schweiz auf die Britischen Jungferninseln verlegt.

D.     To achieve such a reorganization, the Parties intend to effect a merger of WISeKey CH with and into WISeKey BVI, with WISeKey BVI surviving the merger as the publicly traded parent entity of the WISeKey group and successor to WISeKey CH.

D.     Zur Erreichung dieser Umstrukturierung beabsichtigen die Parteien eine Fusion von WISeKey CH mit und in WISeKey BVI, wobei WISeKey BVI als börsenkotierte Muttergesellschaft der WISeKey-Gruppe und Rechtsnachfolgerin von WISeKey CH verbleibt.

Now, therefore, the Parties agree as follows:	Die Parteien vereinbaren daher Folgendes:
1. Definitions	1. Definitionen
1.1 Certain Definitions	1.1 Bestimmte Definitionen
ADS(s)	means American Depositary Share(s)	ADS(s)	bezeichnet American Depositary Share(s).
Agreement	means this merger agreement, together with its annexes.	Vertrag	bezeichnet diesen Fusionsvertrag, zusammen mit seinen Anhängen.
Articles of Merger	has the meaning assigned to such term in Section 2.6.	Articles of Merger	hat die Bedeutung gemäss Ziffer 2.6.
Assumed Plans	has the meaning assigned to such term in Section 8.	Übernommene Pläne	hat die Bedeutung gemäss Ziffer 8.
Audit Report	has the meaning assigned to such term in Section 2.5.	Prüfungsbericht	hat die Bedeutung gemäss Ziffer 2.5.

Annex A-2

Award(s)	has the meaning assigned to such term in Section 4.3(a).	Award(s)	hat die Bedeutung gemäss Ziffer 4.3(a).
Balance Sheet Date	has the meaning assigned to such term in Section 2.3.	Bilanzstichtag	hat die Bedeutung gemäss Ziffer 2.3.
Beneficial Owners	has the meaning assigned to such term in Section 3(b).	Wirtschaftliche Berechtigte	hat die Bedeutung gemäss Ziffer 3(b).
BVI	means British Virgin Islands.	BVI	bezeichnet die Britischen Jungferninseln.
BVI Act	means the BVI Business Companies Act, Revised Edition 2020.	BVI Act	bezeichnet den BVI Business Companies Act in der revidierten Fassung von 2020.
BVI Registry of Corporate Affairs

means the registry maintained by the Financial Services Commission of the British Virgin Islands responsible for the incorporation, registration and regulation of companies in the British Virgin Islands.

BVI Registry of Corporate Affairs

bezeichnet das Register, das von der Financial Services Commission of the British Virgin Islands geführt wird, die für die Gründung, Registrierung und Regulierung von Gesellschaften auf den Britischen Jungferninseln zuständig ist.

BVI Registry of Corporate Affairs Request	means the request made by WISeKey BVI immediately prior to the Effective Time to the BVI Registry of Corporate Affairs for the issuance of the Certificate of Merger.	BVI Registry of Corporate Affairs Antrag	bezeichnet den Antrag, den WISeKey BVI unmittelbar vor dem Rechtswirksamkeitszeitpunkt beim BVI Registry of Corporate Affairs zwecks Ausstellung des Certificate of Merger stellt.
Certificate of Merger	means the certificate issued by the Registrar which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the Merger.	Certificate of Merger	bezeichnet das vom Registrar ausgestellte Zertifikat, das einen verbindlichen Nachweis über die Erfüllung aller Anforderungen gemäss BVI Act in Bezug auf die Fusion darstellt.
Commercial Register	means the commercial register of the Canton of Zug, Switzerland.	Handelsregister	bezeichnet das Handelsregister des Kantons Zug, Schweiz.
Creditors’ Calls	has the meaning assigned to such term in Section 5.5(a).	Schuldenrufe	hat die Bedeutung gemäss Ziffer 5.5(a).
DTC	means The Depository Trust Company.	DTC	bezeichnet die Depository Trust Company.
Effective Time

means the date on which (1) the Merger has been entered in the daily ledger of the Commercial Register and such entry becomes effective as a result of the approval by the EHRA, and (2) the BVI Registry of Corporate Affairs has registered the Articles of Merger and Plan of Merger and issued the Certificate of Merger.

Rechtswirksam keitszeitpunkt

bezeichnet das Datum, an dem (1) die Fusion in das Tagebuch des Handelsregisters eingetragen und diese Eintragung infolge der Genehmigung durch das EHRA wirksam geworden ist und (2) das BVI Registry of Corporate Affairs die Articles of Merger und den Plan of Merger registriert und das Certificate of Merger ausgestellt hat.

EHRA	means the Swiss Federal Commercial Register Office.	EHRA	bezeichnet das Eidgenössische Amt für das Handelsregister.

Annex A-3

Election Right	means the election right granted to holders of WISeKey CH Class B Shares and WISeKey CH Class A Shares pursuant to Section 3(b) and Section 3(c).	Wahlrecht	bezeichnet Wahlrecht von WISeKey CH Kategorie B Aktien und WISeKey Kategorie A Aktien gemäss Ziffer 3(b) and Ziffer 3(c).
Equity Incentive Plan(s)	has the meaning assigned to such term in Section 4.3(a).	Beteiligungsplan/ -pläne	hat die Bedeutung gemäss Ziffer 4.3(a).
Exchange Ratio	has the meaning assigned to such term in Section 3(a).	Umtauschverhältnis	hat die Bedeutung gemäss Ziffer 3(a).
Extraordinary General Meeting	has the meaning assigned to such term in Section 2.2.	Ausserordentliche Generalversammlung	hat die Bedeutung gemäss Ziffer 2.2.
Harneys	means Harney Westwood & Riegels (BVI) LP, Craigmuir Chambers, PO Box 90, Road Town, Tortola VG1110, British Virgin Islands.	Harneys	bezeichnet Harney Westwood & Riegels (BVI) LP, Craigmuir Chambers, PO Box 90, Road Town, Tortola VG1110, Britische Jungferninseln.
Homburger	means Homburger AG, Hardstrasse 105, 8005 Zurich, Switzerland.	Homburger	bezeichnet Homburger AG, Hardstrasse 105, 8005 Zürich, Schweiz.
Initial Authorized Shares	has the meaning assigned to such term in Section 3(h).	Initiales Genehmigtes Aktienkapital	hat die Bedeutung gemäss Ziffer 3(h).
Licensed Audit Expert

means Berney Associés Audit SA, Rue du Nant 8, 1207 Geneva, Switzerland, the licensed audit expert appointed by the WISeKey CH Board to conduct the audit of this Agreement, the Merger Report and the Merger Balance Sheet pursuant to Art. 15 Merger Act and to issue the Audit Report.

Zugelassene Revisionsexpertin

bezeichnet Berney Associés Audit SA, Rue du Nant 8, 1207 Genf, Schweiz, die vom WISeKey CH Verwaltungsrat beauftragte zugelassene Revisionsexpertin, die gemäss Art. 15 des FusG die Prüfung dieses Vertrags, des Fusionsberichts und der Fusionsbilanz durchführt und den Prüfungsbericht erstellt.

Long Stop Date	means the date falling six (6) months after the date of this Agreement.	Long Stop Datum	bedeutet das Datum, das sechs (6) Monate nach dem Datum dieses Vertrages liegt.
Merger	has the meaning assigned to such term in Section 2.1(a).	Fusion	hat die Bedeutung gemäss Ziffer 2.1(a).
Merger Act	means the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003, as amended.	FusG	bezeichnet das Schweizerische Bundesgesetz über Fusion, Spaltung, Umwandlung und Vermögensübertragung vom 3. Oktober 2003 in seiner jeweils gültigen Fassung.
Merger Balance Sheet	has the meaning assigned to such term in Section 2.3.	Fusionsbilanz	hat die Bedeutung gemäss Ziffer 2.3.

Annex A-4

Merger Consideration	has the meaning assigned to such term in Section 3(a).	Fusionsgegenleistung	hat die Bedeutung gemäss Ziffer 3(a).
Merger Report	has the meaning assigned to such term in Section 2.2.	Fusionsbericht	hat die Bedeutung gemäss Ziffer 2.2.
Nasdaq	means the Nasdaq Global Market.	Nasdaq	bezeichnet Nasdaq Global Market.
PBWT	Patterson Belknap Webb & Tyler LLP, 1133 Avenue of the Americas, New York, NY 10036, United States of America.	PBWT	bezeichnet Patterson Belknap Webb & Tyler LLP, 1133 Avenue of the Americas, New York, NY 10036, Vereinigte Staaten von Amerika.
PILA	means the Swiss Federal Private International Law Act of December 18, 198 (PILA), as amended.	IPRG	bezeichnet das Schweizerische Bundesgesetz über das Internationale Privatrecht vom 18. Dezember 1987 (IPRG), in seiner jeweils gültigen Fassung.
Plan of Merger	has the meaning assigned to such term in Section 2.6.	Plan of Merger	hat die Bedeutung gemäss Ziffer 2.6.
Registered Agent	means Harneys Corporate Services Limited, the registered agent of WISeKey BVI.	Eingetragener Vertreter	bezeichnet Harneys Corporate Services Limited, den eingetragenen Vertreter von WISeKey BVI.
Registrar	means the Registrar responsible for the Registry of Corporate Affairs in the BVI.	Registrar	bezeichnet den auf den BVI für das Registry of Corporate Affairs zuständigen Registerführer.
Registration Statement	means the registration statement, including a proxy statement and prospectus, filed with the SEC by WISeKey BVI on Form F-4.	Registration Statement	bezeichnet das Registration Statement, einschliesslich eines Proxy Statement und eines Prospekts, die von WISeKey BVI auf Formular F-4 bei der SEC eingereicht wurde.
SEC	refers to the U.S. Securities and Exchange Commission.	SEC	bezeichnet die US-Börsenaufsichtsbehörde (U.S. Securities and Exchange Commission).
SIS Participants	has the meaning assigned to such term in Section 3(b).	SIS Teilnehmer	hat die Bedeutung gemäss Ziffer 3(b).
SIX	means the SIX Swiss Exchange Ltd.	SIX	bezeichnet die SIX Swiss Exchange AG.
SOGC	means the Swiss Official Gazette of Commerce.	SHAB	bezeichnet das Schweizerische Handelsamtsblatt.

Annex A-5

Swiss Exchange Agent

means the bank or other financial institution appointed jointly by the WISeKey CH Board and the WISeKey BVI Board prior to the completion of the Merger to act as agent for the purpose of (1) exchanging certificates and book-entry shares representing the relevant class of WISeKey CH Shares for the relevant class of WISeKey BVI Shares pursuant to the Exchange Ratio in connection with the Merger, and (2) carrying out the procedures for such exchange as set forth in this Agreement, including the allotment of the relevant class of WISeKey BVI Shares to the holders of WISeKey CH Shares.

Schweizer Umtauschagentin

bezeichnet die Bank oder ein anderes Finanzinstitut, das vor Vollzug der Fusion gemeinsam vom WISeKey CH Verwaltungsrat und vom WISeKey BVI Verwaltungsrat ernannt wird, um als Beauftragte für folgende Zwecke zu handeln: (1) den Umtausch von Zertifikaten und Bucheffekten, die die betreffende Kategorie von WISeKey CH Aktien repräsentieren, gegen die betreffende Kategorie von WISeKey BVI Aktien gemäss dem Umtauschverhältnis im Zusammenhang mit der Fusion und (2) Durchführung der in diesem Vertrag festgelegten Verfahren für einen solchen Umtausch, einschliesslich der Lieferung der entsprechenden Kategorien von WISeKey BVI Aktien an die Inhaber von WISeKey CH Aktien.

Swiss Merger Application	means the application submitted by WISeKey CH to the Commercial Register to effectuate the Merger at the Effective Time.	Handelsregister anmeldung	bezeichnet den Antrag, den WISeKey CH beim Handelsregister einreicht, um die Fusion per Rechtswirksamkeitszeitpunkt wirksam zu machen.
WISeKey BVI	has the meaning assigned to such term on the cover page to this Agreement.	WISeKey BVI	hat die Bedeutung, die diesem Begriff auf der Titelseite dieses Vertrags zugewiesen wird.
WISeKey BVI Board	means the board of directors of WISeKey BVI as constituted from time to time.	WISeKey BVI Verwaltungsrat	bezeichnet den Verwaltungsrat von WISeKey BVI in seiner jeweils gültigen Zusammensetzung.
WISeKey BVI Class B Share(s)

means the Class B Shares of WISeKey BVI, with no par value, each of which entitles its holder to ten voting rights and to one-tenth of one dividend unit and one-tenth of one liquidation unit per share.

WISeKey BVI Kategorie B Aktie(n)

bezeichnet die Kategorie B Aktien von WISeKey BVI ohne Nennwert, von denen jede ihrem Inhaber oder ihrer Inhaberin zehn Stimmrechte und einen Zehntel eines Dividendenanteils bzw. einen Zehntel eines Liquidationsanteils pro Aktie vermittelt.

WISeKey BVI Class B Share Cap	has the meaning assigned to such term in Section 3(e).	WISeKey BVI Kategorie B Aktien Obergrenze	hat die Bedeutung, die diesem Begriff in Ziffer 3(e) zugewiesen wird.

Annex A-6

WISeKey BVI Class F Share(s)

means the Class F Shares of WISeKey BVI, with no par value, representing in the aggregate an adjustable number of voting rights defined as (i) 49.999999% of the voting rights of all outstanding WISeKey BVI Shares entitled to vote at a given meeting of the shareholders, minus (ii) the voting rights of all WISeKey BVI Class B Shares and WISeKey BVI Ordinary Shares held by the holder(s) of WISeKey BVI Class F Share(s) entitled to vote on the matter, if any, each of which entitles its holder to one-tenth of a dividend unit and one-tenth of a liquidation unit per share.

WISeKey BVI Kategorie F Aktie(n)

bezeichnet die Kategorie F Aktien von WISeKey BVI ohne Nennwert, die insgesamt eine anpassbare Anzahl von Stimmrechten repräsentieren, die wie folgt definiert sind: (i) 49,999999 % der Stimmrechte aller ausgegebenen WISeKey BVI Aktien, die bei einer bestimmten Aktionärsversammlung stimmberechtigt sind, abzüglich (ii) die Stimmrechte aller WISeKey BVI Kategorie B Aktien und WISeKey BVI Stammaktien, die vom Inhaber oder von der Inhaberin der WISeKey BVI Kategorie F Aktien gehalten werden und bei der jeweiligen Angelegenheit stimmberechtigt sind, sofern vorhanden, wobei jede dieser Aktien ihrem Inhaber oder Inhaberinnen einen Zehntel eines Dividendenanteils und einen Zehntel eines Liquidationsanteil pro Aktie gewährt.

WISeKey BVI Ordinary Shares	means the ordinary shares of WISeKey, with no par value, each of which carries one voting right and entitles its holder to one dividend unit and one liquidation unit per share.	WISeKey BVI Stammaktien

bezeichnet die Stammaktien von WISeKey ohne Nennwert, von denen jede ein Stimmrecht gewährt und deren Inhaber und Inhaberinnen Anspruch auf einen Dividendenanteil und einen Liquidationsanteil pro Aktie hat.

WISeKey BVI Shares	means, collectively, the WISeKey BVI Ordinary Shares, the WISeKey BVI Class B Shares, and the WISeKey BVI Class F Shares.	WISeKey BVI Aktien	bezeichnet die WISeKey BVI Stammaktien, die WISeKey BVI Kategorie B Aktien und die WISeKey BVI Kategorie F Aktien insgesamt.
WISeKey CH	has the meaning assigned to such term on the cover page of this Agreement.	WISeKey CH	hat die Bedeutung, die diesem Begriff auf der Titelseite dieses Vertrags zugewiesen wird.
WISeKey CH ADS	means WISeKey CH American Depositary Shares, each WISeKey CH American Depositary Share representing the right to receive one-half (1/2) of one (1) WISeKey CH Class B Share.	WISeKey CH ADS	bezeichnet WISeKey CH American Depositary Shares, wobei jede WISeKey CH American Depositary Share das Recht auf den Erhalt einer halben (1/2) WISeKey CH Kategorie B Aktie repräsentiert.
WISeKey CH ADS Depositary	means The Bank of New York Mellon, as depositary bank for the WISeKey CH ADSs.	WISeKey CH ADS Depotbank	bezeichnet die Bank of New York Mellon, als Depotbank für die WISeKey CH ADS.
WISeKey CH Board	means the board of directors of WISeKey CH.	WISeKey CH Verwaltungsrat	bezeichnet den Verwaltungsrat von WISeKey CH.

Annex A-7

WISeKey CH Class A Share(s)	means the registered shares of WISeKey CH, each with a par value of CHF 0.01 and dividend rights proportionate to its share in the aggregate nominal share capital of WISeKey CH.	WISeKey CH Kategorie A Aktien	bezeichnet die Namenaktien von WISeKey CH mit einem Nennwert von je CHF 0.01 und mit Dividendenrechten, die ihrem Anteil am gesamten Nennkapital von WISeKey CH entsprechen.
WISeKey CH Class B Share(s)	means the registered shares of WISeKey CH, each with a par value of CHF 0.10, and dividend rights proportionate to its share in the aggregate nominal share capital of WISeKey CH.	WISeKey CH Kategorie B Aktien	bezeichnet die Namenaktien von WISeKey CH mit einem Nennwert von je CHF 0.10 und mit Dividendenrechten, die ihrem Anteil am gesamten Nennkapital von WISeKey CH entsprechen.
WISeKey CH Share(s)	means the WISeKey CH Class A Shares and the WISeKey Class B Shares collectively.	WISeKey CH-Aktien	bezeichnet die WISeKey CH Kategorie A Aktien und die WISeKey CH Kategorie B Aktien der Klasse B insgesamt.
1.2 Other Definitional Provisions	1.2 Sonstige Begriffsbestimmungen

Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Annexes hereto; (vi) the terms “Section” or “Annex” refer to the specified Section or Annex of or to this Agreement; and (vii) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein.

Sofern der Kontext nichts anderes erfordert, gelten in diesem Vertrag folgende Definitionen: (i) „oder“ ist nicht ausschliesslich; (ii) „einschliesslich“ und Varianten hiervon bedeuten „einschliesslich, ohne Einschränkung“ und die Varianten hiervon; (iii) Wörter, die im Singular definiert sind, haben die entsprechende Bedeutung im Plural und umgekehrt; (iv) Wörter eines Geschlechts gelten für jedes Geschlecht; (v) die Begriffe „hiervon“, „hierin“, „hiermit“, „hierzu“ und abgeleitete oder ähnliche Wörter beziehen sich auf den gesamten Vertrag, einschliesslich der Anhänge; (vi) die Begriffe „Ziffer“ oder „Anhang“ beziehen sich auf die angegebene Ziffer oder den angegebenen Anhang dieses Vertrags; (vii) jede grammatikalische Form oder Variante eines in diesem Vertrag definierten Begriffs ist so auszulegen, dass sie eine Bedeutung hat, die der hierin enthaltenen Definition des Begriffs entspricht.

2. The Merger	2. Die Fusion
2.1 Agreement to Merge by Absorption	2.1 Vertrag zur Fusion durch Absorption
The Parties hereby agree as follows	Die Parteien vereinbaren hiermit was folgt:

(a)         WISeKey CH shall merge with WISeKey BVI, effective as of the Effective Time, in accordance with the provisions of this Agreement and as stipulated by (to the extent applicable to a cross-border merger) Art. 3 et seq. of the Merger Act and Art. 163b, 163c and 164 PILA (emigration merger by absorption) and the BVI Act (the Merger).

(a)         WISeKey CH fusioniert mit WISeKey BVI, mit Wirkung zum Rechtswirksamkeitszeitpunkt gemäss den Bestimmungen dieses Vertrags und (soweit auf eine grenzüberschreitende Fusion anwendbar) den Bestimmungen von Art. 3 ff. FusG und Art. 163b, 163c und 164 IPRG (Emigrationsfusion durch Absorption) und dem BVI Act (die Fusion).

(b) WISeKey BVI shall be the surviving company and WISeKey CH shall be the absorbed company and, as of the Effective Time, be dissolved without liquidation; and	(b) WISeKey BVI ist die übernehmende Gesellschaft und WISeKey CH ist die übernommene Gesellschaft und wird per Rechtswirksamkeitszeitpunkt ohne Liquidation aufgelöst; und

Annex A-8

(c) WISeKey BVI shall, in each case in accordance with the BVI Act:	(c) WISeKey BVI wird, in jedem Fall im Einklang mit dem BVI:

(i)           with effect as of the Effective Time, accept all of the assets of WISeKey CH, including, without limitation, rights, goodwill, intellectual property rights, know how, stock, property, records, cash, bank or brokerage accounts, artwork, contracts and the benefit of any claims or debts;

(i)           mit Wirkung per Rechtswirksamkeitszeitpunkt alle Vermögenswerte von WISeKey CH übernehmen, einschliesslich, aber nicht beschränkt auf Rechte, Goodwill, Immaterialgüterrechte, Know-how, Inventar, Immobilien und Mobilien, Aktien, Bargeld, Bank- oder Depots-Konten, Kunstwerke, Verträge und die Vorteile aus Forderungen oder Verbindlichkeiten;

(ii)         with effect as of the Effective Time, assume all of the liabilities and obligations of WISeKey CH, including, but not limited to, any and all legal positions, obligations, claims, debts and other liabilities, including contingent liabilities and guarantees (with the effect that the respective obligees have a right to enforce such liabilities directly against WISeKey BVI);

(ii)         mit Wirkung per Rechtswirksamkeitszeitpunkt alle Verbindlichkeiten und Verpflichtungen von WISeKey CH übernehmen, einschliesslich, aber nicht beschränkt auf alle Rechtspositionen, Verpflichtungen, Ansprüche, Schulden und andere Verbindlichkeiten, einschliesslich Eventualverbindlichkeiten und Garantien (mit der Wirkung, dass die jeweiligen Gläubiger das Recht haben, diese Verbindlichkeiten direkt gegenüber WISeKey BVI geltend zu machen);

(iii) on or before the Effective Time, reconstitute the WISeKey BVI Board to match the WISeKey CH Board as of the Effective Time;	(iii) am oder vor dem Rechtswirksamkeitszeitpunkt den WISeKey BVI Verwaltungsrat so zusammensetzen, dass er den WISeKey CH Verwaltungsrat zum Rechtswirksamkeitszeitpunkt entspricht;

(iv)         on or before the Effective Time, cause the issuance of the number and class of WISeKey BVI Shares to be delivered to each holder of WISeKey CH Shares to which such holder is entitled pursuant to the Exchange Ratio and their exercise of the Election Right, and, in accordance with Section 4, deliver, or cause to be delivered, such number and class of WISeKey BVI Shares to each holder of WISeKey CH Shares to which such holder is entitled pursuant to the Exchange Ratio and their exercise of the Election Right; and

(v)         am oder vor dem Rechtswirksamkeitszeitpunkt die Ausgabe der Anzahl und Kategorie von WISeKey BVI Aktien veranlassen, die jedem Inhaber von WISeKey CH Aktien gemäss dem Umtauschverhältnis und dessen Ausübung des Wahlrechts zustehen, und gemäss Ziffer 4 jedem Inhaber von WISeKey CH Aktien die Anzahl und Kategorie von WISeKey BVI Aktien liefern (bzw. dafür sorgen, dass diese geliefert werden), auf die dieser Inhaber gemäss dem Umtauschverhältnis und dessen Ausübung des Wahlrechts Anspruch hat; und

(vi)         on or before the Effective Time, cause the WISeKey BVI Shares to be issued as book-entry securities held in the name of Cede & Co, with entitlements to WISeKey BVI Shares delivered through DTC and its sub-custodians, including the sub-custodian for SIS.

(vi)         am oder vor dem Rechtswirksamkeitszeitpunkt veranlassen, dass die WISeKey BVI als Bucheffekten im Namen von Cede & Co ausgeben werden, wobei die Ansprüche auf WISeKey BVI Aktien über DTC und dessen Sub-Custodians, einschliesslich des Sub-Custodian für SIS, abgewickelt werden.

Annex A-9

(d)         It is intended that, for United States federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)         Es ist beabsichtigt, dass die Fusion für Zwecke der bundesstaatlichen Einkommensteuer der Vereinigten Staaten als Reorganisation im Sinne von Section 368(a)(1)(F) des Code qualifiziert. Die Parteien nehmen diese Vereinbarung als einen „Reorganisationsplan“ im Sinne der Treasury Regulation Sections 1.368-2(g) und 1.368-3(a) an.

2.2 Merger Report	2.2 Fusionsbericht

The WISeKey CH Board shall approve a merger report pursuant to Art. 14 of the Merger Act (the Merger Report) as soon as practicable after the date hereof, but in any event no later than on the date occurring thirty-one (31) calendar days prior to the general meeting of shareholders of WISeKey CH at which the WISeKey CH Board seeks approval of this Agreement and the Merger from the holders of WISeKey CH Shares (the Extraordinary General Meeting) in accordance with this Agreement and the Merger Act.

Der Verwaltungsrat von WISeKey CH genehmigt einen Fusionsbericht gemäss Art. 14 des Fusionsgesetzes (der Fusionsbericht) so bald als möglich nach dem Datum dieses Vertrags, jedoch in jedem Fall spätestens einunddreissig (31) Kalendertage vor der Generalversammlung der Aktionäre von WISeKey CH, an der der WISeKey CH Verwaltungsrat gemäss diesem Vertrag und dem FusG die Genehmigung der Inhaber von WISeKey CH Aktien zu diesem Vertrag und der Fusion einholt (die Ausserordentliche Generalversammlung).

2.3 Merger Balance Sheet	2.3 Fusionsbilanz

The Merger shall take place on the basis of the audited statutory (non-consolidated) standalone balance sheet of WISeKey CH as of December 31, 2025, included in the financial statements attached hereto as Annex 2.3 (the Merger Balance Sheet, and the date of the Merger Balance Sheet, the Balance Sheet Date). The Parties acknowledge that for tax purposes, additional financial statements may be required.

Die Fusion erfolgt auf Grundlage der geprüften, (nicht konsolidierten) Bilanz von WISeKey CH vom 31. Dezember 2025 gemäss dem Finanzabschluss in Anhang 2.3 (die Fusionsbilanz, und das Datum der Fusionsbilanz, der Bilanzstichtag). Die Parteien anerkennen, dass für steuerliche Zwecke zusätzliche Abschlüsse erforderlich sein können.

2.4 Actions and Operations as From the Balance Sheet Date	2.4 Handlungen und Geschäfte ab Bilanzstichtag

As from the Balance Sheet Date, all actions and operations of WISeKey CH shall economically be deemed to be conducted for the account of WISeKey BVI. The Parties acknowledge that the recognition of such effect for tax purposes is subject to separate prerequisites.

Ab dem Bilanzstichtag gelten alle Handlungen und Geschäfte von WISeKey CH wirtschaftlich als auf Rechnung von WISeKey BVI vorgenommen. Die Parteien anerkennen, dass die Anerkennung einer solchen Wirkung für steuerliche Zwecke gesonderten Voraussetzungen unterliegt.

2.5 Audit of the Agreement, the Merger Report and the Merger Balance Sheet	2.5 Prüfung des Vertrags, des Fusionsberichts und der Fusionsbilanz

The WISeKey CH Board shall cause the Licensed Audit Expert to conduct the review of this Agreement and the Merger Report pursuant to Art. 15 Merger Act and to issue to it and the holders of the WISeKey CH Shares its report (the Audit Report).

Der WISeKey CH Verwaltungsrat ist verpflichtet, dafür zu sorgen, dass die Zugelassene Revisionsexpertin die Prüfung dieses Vertrags und des Fusionsberichts gemäss Art. 15 FusG durchführt und ihm sowie den Inhabern der WISeKey CH Aktien ihren Bericht (Prüfungsbericht) vorlegt.

Annex A-10

2.6 Deliverables of WISeKey BVI	2.6 Leistungen von WISeKey BVI

(a)         Subject always to Section 2.6(b), WISeKey CH and WISeKey BVI shall execute the plan of merger (the Plan of Merger), in the form contained in Annex 2.6(a)(1), and the articles of merger (the Articles of Merger), in the form contained in Annex 2.6(a) (2), and WISeKey BVI shall file (or procure the filing of) the Articles of Merger (including the Plan of Merger as an annexure thereto) and any other documents required to effect the Merger pursuant to the BVI Act with the Registrar on the Effective Time. Where available, such filing shall be made on an electronic basis using VIRRGIN.

(a)         Vorbehaltlich von Ziffer 2.6(b) führen WISeKey CH und WISeKey BVI den Plan of Merger (Plan of Merger) in der in Anhang 2.6(a)(1) enthaltenen Form und die Articles of Merger (Articles of Merger) in der in Anhang 2.6(a)(2) enthaltenen Form aus, und WISeKey BVI reicht die Articles of Merger (einschliesslich des Plan of Merger als Anhang dazu) und jedes andere Dokument, das zur Durchführung der Fusion gemäss dem BVI Act erforderlich ist, am Rechtswirksamkeitszeitpunkt beim Registrar ein (oder veranlasst deren Einreichung). Sofern verfügbar, erfolgt diese Einreichung auf elektronischem Wege unter Verwendung von VIRRGIN.

(b) The WISeKey BVI Board and WISeKey CH, as the sole shareholder of WISeKey BVI, shall approve the Plan of Merger and the Articles of Merger.	(b) Der WISeKey BVI Verwaltungsrat und WISeKey CH, als alleinige Aktionärin von WISeKey BVI, genehmigen den Plan of Merger und die Articles of Merger.
2.7 Effectiveness	2.7 Rechtswirksamkeit

The Merger, by virtue of which any and all assets of WISeKey CH transfer to WISeKey BVI, and any and all obligations and liabilities of WISeKey CH are assumed by WISeKey BVI, shall become legally effective on the Effective Time.

Die Fusion, durch die sämtliche Vermögenswerte von WISeKey CH auf WISeKey BVI übertragen werden und sämtliche Verpflichtungen und Verbindlichkeiten von WISeKey CH durch WISeKey BVI übernommen werden, wird zum Rechtswirksamkeitszeitpunkt rechtswirksam.

3. Merger Consideration	3. Fusionsgegenleistung

(a)         At the Effective Time, each holder of WISeKey CH Shares, excluding WISeKey CH and any of its subsidiaries whose WISeKey CH Shares shall be cancelled by virtue of the Merger, shall be allotted the relevant class of WISeKey BVI Shares (the Merger Consideration) by virtue of the Merger in accordance with the following exchange ratio (the Exchange Ratio) and in accordance with the exercise by each such holder of their Election Right:

(a)         Im Rechtswirksamkeitszeitpunkt wird jedem Inhaber von WISeKey CH Aktien, mit Ausnahme von WISeKey CH und ihren Tochtergesellschaften, deren WISeKey Aktien aufgrund der Fusion vernichtet werden, aufgrund der Fusion die entsprechende Kategorie von WISeKey BVI Aktien (die Fusionsgegenleistung) gemäss dem folgenden Umtauschverhältnis (das Umtauschverhältnis) und gemäss dem von diesem Inhaber ausgeübten Wahlrecht zugeteilt:

(i)           (A) For each WISeKey CH Class B Share held by a holder as of the Effective Time, one (1) WISeKey BVI Ordinary Share, or (B), if such holder has validly and timely elected, in accordance with Sections 3(b) and 3(e), to be allotted WISeKey BVI Class B Shares, subject to Section 9.4, ten (10) WISeKey BVI Class B Shares;

(i)           (A) Für jede WISeKey CH Kategorie B Aktie, die ein Inhaber zum Rechtswirksamkeitszeitpunkt hält, eine (1) WISeKey BVI Stammaktie oder (B), wenn dieser Inhaber gemäss Ziffern 3(b) und 3(e) gültig und rechtzeitig die Zuteilung von WISeKey BVI Kategorie B Aktien gewählt hat, vorbehaltlich Ziffer 9.4, zehn (10) WISeKey BVI Kategorie B Aktien;

Annex A-11

(ii)         (A) for each WISeKey CH Class A Share held by a holder as of the Effective Time, one WISeKey BVI Class F Share, or (B), if such holder has validly and timely elected, in accordance with Sections 3(e) and 3(g), to be allotted WISeKey BVI Class B Shares, subject to Section 9.4, one (1) WISeKey BVI Class B Share; and

(ii)         (A) für jede WISeKey CH Kategorie A Aktie, die ein Inhaber zum Rechtswirksamkeitszeitpunkt hält, eine WISeKey BVI Kategorie F Aktie oder (B), wenn dieser Inhaber gemäss Ziffern 3(e) und 3(g) gültig und rechtzeitig die Zuteilung von WISeKey BVI Kategorie B Aktien gewählt hat, vorbehaltlich Ziffer 9.4, eine (1) WISeKey BVI Kategorie B Aktie; und

(iii) for each WISeKey CH ADS held by a holder as of the Effective Time, one-half (1/2) of one (1) WISeKey BVI Ordinary Share.	(iii) für jede WISeKey CH ADS, die ein Inhaber zum Rechtswirksamkeitszeitpunkt hält, eine halbe (1/2) WISeKey BVI Stammaktie.

(b)         WISeKey CH shall grant holders of WISeKey CH Class B Shares the right to elect to receive either one (1) WISeKey BVI Ordinary Share or ten (10) WISeKey BVI Class B Shares, subject to the WISeKey BVI Class B Share Cap, for each WISeKey CH Class B Share held immediately prior to the Effective Time. WISeKey CH shall cause the Swiss Exchange Agent to procure that, as soon as reasonably possible after the date of the Extraordinary General Meeting and reasonably prior to the corporate action notification pursuant to Section 4.2.1(a), a corporate action notification is issued to all depository banks that are SIX SIS participants (the SIS Participants) and hold WISeKey CH Class B Shares on behalf of their beneficial owners (the Beneficial Owners). Such corporate action notification shall set forth the detailed procedures and terms and conditions for the exercise by the Beneficial Owners of their Election Right through the SIS Participants, including the applicable deadlines for making such election. The corporate action notification shall further specify that if a Beneficial Owner of WISeKey CH Class B Shares does not expressly exercise its Election Right through an SIS Participant in accordance with the procedures and deadlines communicated by the SIS Participants to the Beneficial Owners in accordance with the requirements of the corporate action notification, such Beneficial Owner shall be irrevocably deemed to have elected to receive one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held immediately prior to the Effective Time.

(b)         WISeKey CH ist verpflichtet, den Inhabern von WISeKey CH Kategorie B Aktien das Recht zu gewähren, für jede unmittelbar vor dem Rechtswirksamkeitszeitpunkt gehaltene WISeKey CH Kategorie B Aktie entweder die Zuteilung einer (1) WISeKey BVI Stammaktie oder zehn (10) WISeKey BVI Kategorie B Aktien zu wählen, vorbehaltlich der WISeKey BVI Kategorie B Aktien Obergrenze. WISeKey CH veranlasst die Schweizer Umtauschagentin, dafür zu sorgen, dass so bald wie vernünftigerweise möglich nach dem Datum der Ausserordentlichen Generalversammlung und angemessene Zeit vor der Corporate Action Mitteilung gemäss Ziffer 4.2.1(a), allen Depotbanken, die SIX SIS-Teilnehmer (die SIS Teilnehmer) sind und WISeKey CH Kategorie B Aktien für deren wirtschaftlich Berechtigte (die Wirtschaftlich Berechtigten) halten, eine Corporate Action Mitteilung zukommt. In dieser Corporate Action Mitteilung sind die genauen Modalitäten und Bedingungen für die Ausübung des Wahlrechts durch die Wirtschaftlich Berechtigten über die SIS Teilnehmer, einschliesslich der massgeblichen Fristen für die Ausübung des Wahlrechts, darzulegen. In der Corporate Action Mitteilung ist ferner festzulegen, dass wenn ein an WISeKey CH Kategorie B Aktien Wirtschaftlich Berechtigter sein Wahlrecht über die SIS Teilnehmer gemäss dem von den SIS Teilnehmern an die Wirtschaftlich Berechtigten kommunizierten Verfahren und Fristen entsprechend den Anforderungen der Corporate Action Mitteilung nicht ausdrücklich ausübt, unwiderlegbar davon ausgegangen wird, dass dieser Wirtschaftlich Berechtige für jede unmittelbar vor dem Rechtswirksamkeitszeitpunkt gehaltene WISeKey CH Kategorie B Aktie eine (1) WISeKey BVI Stammaktie zu erhalten gewählt hat.

Annex A-12

(c)         WISeKey CH shall grant holders of WISeKey CH Class A Shares the right to elect to receive either one (1) WISeKey BVI Class F Share or one (1) WISeKey BVI Class B Share for each WISeKey CH Class A Share held immediately prior to the Effective Time. WISeKey CH shall cause the Swiss Exchange Agent to procure that, as soon as reasonably possible after the date of the Extraordinary General Meeting, a corporate action notification is issued to all SIS Participants holding WISeKey CH Class A Shares on behalf of their Beneficial Owners. Such corporate action notification shall set forth the detailed procedures and terms and conditions for the exercise by the Beneficial Owners of their Election Right through the SIS Participants, including the applicable deadlines for making such election. The corporate action notification shall further specify that if a Beneficial Owner of WISeKey CH Class A Shares does not expressly exercise its Election Right in accordance with the procedures and deadlines communicated by the SIS Participants to the Beneficial Owners in accordance with the requirements of the corporate action notification, such Beneficial Owner shall be irrevocably deemed to have elected to receive one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share held immediately prior to the Effective Time.

(c)         WISeKey CH ist verpflichtet, den Inhabern von WISeKey CH Kategorie A Aktien das Recht zu gewähren, für jede unmittelbar vor dem Rechtswirksamkeitszeitpunkt gehaltene WISeKey CH Kategorie A Aktie entweder die Zuteilung einer (1) WISeKey BVI Kategorie F Aktie oder einer (1) WISeKey BVI Kategorie B Aktie zu wählen. WISeKey CH veranlasst die Schweizer Umtauschagentin, dafür zu sorgen, dass so bald als vernünftigerweise möglich nach dem Datum der Ausserordentlichen Generalversammlung allen SIS Teilnehmern, die WISeKey CH Kategorie A Aktien für Wirtschaftlich Berechtigte halten, eine Corporate Action Mitteilung zukommt. In dieser Corporate Action Mitteilung sind die genauen Modalitäten sowie die Bedingungen für die Ausübung des Wahlrechts durch die Wirtschaftlich Berechtigten über die SIS Teilnehmer, einschliesslich der massgeblichen Fristen für die Ausübung des Wahlrechts, darzulegen. In der Corporate Action Mitteilung ist ferner festzulegen, dass wenn an WISeKey CH Kategorie A Aktien Wirtschaftlich Berechtigter sein Wahlrecht über die SIS Teilnehmer gemäss dem von den SIS Teilnehmern an die Wirtschaftlich Berechtigten kommunizierten Verfahren und Fristen entsprechend den Anforderungen der Corporate Action Mitteilung nicht ausdrücklich ausübt, unwiderlegbar davon ausgegangen wird, dass dieser Wirtschaftlich Berechtigte für jede unmittelbar vor dem Rechtswirksamkeitszeitpunkt gehaltene WISeKey CH Kategorie A Aktie eine (1) WISeKey BVI Kategorie F zu erhalten gewählt hat.

(d)         To exercise the Election Rights pursuant to Section 3(b) and Section 3(c), respectively, holders of WISeKey CH Shares represented by physical share certificates shall be encouraged to take all steps necessary to convert their physical share certificates to WISeKey CH Shares in book-entry form. The conversion shall, to greatest extent possible, be completed prior to the distribution date of the corporate action notifications pursuant to Section 3(b) and Section 3(c). WISeKey CH shall outline the applicable conversion procedures in the invitation to the Extraordinary General Meeting and on its website. Holders of WISeKey CH Shares represented by physical share certificates who do not convert their physical share certificates to WISeKey CH Shares in book-entry form as required pursuant to this Section 3(d) shall be deemed to have irrevocably exercised their Election Right in respect of WISeKey BVI Ordinary Shares if they hold WISeKey CH Class B Shares and WISeKey BVI Class F Shares if they hold WISeKey CH Class A Shares.

(d)         Um die Wahlrechte gemäss Ziffer 3(b) und Ziffer 3(c) auszuüben, sind Inhaber von WISeKey CH Aktien, die durch physische Aktienzertifikate vertreten sind, anzuhalten, alle notwendigen Schritte zu unternehmen, um ihre physischen Aktienzertifikate in WISeKey CH Aktien in Form von Bucheffekten umzuwandeln. Die Umwandlung soll, so weit wie möglich, vor dem Datum der Verteilung der Corporate Action Mitteilungen gemäss Ziffer 3(b) und Ziffer 3(c) abgeschlossen werden. WISeKey CH wird das zu befolgende Umwandlungsverfahren in der Einladung zur Ausserordentlichen Generalversammlung und auf ihrer Website erläutern. Für Inhaber von WISeKey CH Aktien, die durch physische Aktienzertifikate vertreten sind und ihre physischen Aktienzertifikate nicht gemäss den Anforderungen dieser Ziffer 3(d) in WISeKey CH Aktien im Buch gemäss diesem Abschnitt 3(d) nicht in Bucheffekten umwandeln, gilt, dass unwiderruflich davon ausgegangen wird, dass sie ihr Wahlrecht in Bezug auf WISeKey BVI Stammaktien ausgeübt haben, wenn sie WISeKey CH Kategorie B halten, und WISeKey BVI Kategorie F Aktien, wenn sie WISeKey CH Kategorie A Aktien halten.

Annex A-13

(e)         If the aggregate voting rights of WISeKey BVI Class B Shares that holders of WISeKey CH Shares have elected to be exchanged for their WISeKey CH Shares pursuant to Section 3(b) and Section 3(c) exceeds 49.999999% of the voting rights of all outstanding WISeKey BVI Shares entitled to vote at a given general meeting of the shareholders before taking into account the voting rights of the WISeKey BVI Class F Shares, assuming all holders of WISeKey BVI Shares are present or represented at a given general meeting of shareholders of WISeKey BVI (the WISeKey BVI Class B Share Cap), then each holder of WISeKey CH Shares who has validly elected to receive WISeKey BVI Class B Shares will receive a pro rata allocation of the WISeKey BVI Class B Share Cap. Each such holder’s pro rata allocation shall be determined by multiplying the WISeKey BVI Class B Share Cap by a fraction, the numerator of which is the number of WISeKey BVI Class B Shares such holder elected to receive, and the denominator of which is the total number of WISeKey BVI Class B Shares elected to be received by all such electing holders, with the number of WISeKey BVI Class B Shares so allocated to each electing WISeKey CH shareholder rounded down to the nearest whole multiple of ten (10) such that the total number of WISeKey BVI Class B Shares issued pursuant to such elections does not exceed the WISeKey BVI Class B Share Cap. Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of proration and rounding shall be satisfied in WISeKey BVI Ordinary Shares and WISeKey Class F Shares.

(e)         Falls die aggregierten Stimmrechte der WISeKey BVI Kategorie B Aktien, die Inhaber von WISeKey CH Aktien gemäss Ziffer 3(b) und Ziffer 3(c) in WISeKey BVI Kategorie B Aktien umzutauschen gewählt haben, 49,999999 % der Stimmrechte aller ausstehenden WISeKey BVI-Aktien, die an einer bestimmten Generalversammlung der Aktionäre stimmberechtigt sind, übersteigen, bevor die Stimmrechte der WISeKey BVI Class F Aktien berücksichtigt werden, unter der Annahme, dass alle Inhaber von WISeKey BVI Aktien an einer bestimmten Generalversammlung der Aktionäre von WISeKey BVI anwesend oder vertreten sind (die WISeKey BVI Kategorie B Aktien Obergrenze), erhält jeder Inhaber von WISeKey CH Aktien, der wirksam den Erhalt von WISeKey BVI Kategorie B Aktien gewählt hat, eine anteilige Zuteilung der WISeKey BVI Kategorie B Aktien Obergrenze. Die anteilige Zuteilung jedes solchen Inhabers wird bestimmt, indem die WISeKey BVI Kategorie B Aktien Obergrenze mit einem Bruch multipliziert wird, dessen Zähler die Anzahl der WISeKey BVI Kategorie B Aktien ist, die dieser Inhaber zu erhalten gewählt hat, und dessen Nenner die Gesamtanzahl der WISeKey BVI Kategorie B Aktien ist, die von allen solchen wählenden Inhabern zu erhalten gewählt wurde, wobei die Anzahl der WISeKey BVI Kategorie B Aktien, die jedem wählenden Inhaber von WISeKey CH Aktien zugeteilt werden, auf das nächste ganze Vielfache von zehn (10) abgerundet wird, so dass die gesamte Anzahl der WISeKey Kategorie B Aktien basierend auf dieser Auswahl nicht die WISeKey BVI Kategorie B Aktien Obergrenze übersteigt. Ansprüche auf WISeKey BVI Kategorie B Aktien, die infolge von Zuteilungskürzungen und Rundungen nicht befriedigt werden können, sind in WISeKey BVI Stammaktien und WISeKey Kategorie F Aktien zu befriedigen.

(f)          Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of the proration and rounding pursuant to Section 3(e) will be satisfied in WISeKey BVI Ordinary Shares (for WISeKey CH Class B Shares) and WISeKey BVI Class F Shares (for WISeKey CH Class A Shares), respectively, on the basis of one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share not allocated in WISeKey BVI Class B Shares to the electing holder, due to the WISeKey BVI B Share Cap proration and rounding and one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share not allocated to the electing holder in WISeKey BVI Class B Shares, due to the WISeKey BVI B Share Cap proration and rounding.

(f)          Alle Ansprüche auf WISeKey BVI Kategorie B Aktien, die aufgrund der anteiligen Zuteilung und Rundung gemäss Ziffer 3(e) nicht erfüllt werden, werden in Form von WISeKey BVI Stammaktien (für WISeKey CH Kategorie B Aktien) bzw. WISeKey BVI Kategorie F Aktien (für WISeKey CH Kategorie A Aktien) erfüllt, auf der Grundlage von einer (1) WISeKey BVI Stammaktie für jede WISeKey CH Kategorie B Aktie, die dem wählenden Inhaber aufgrund der anteiligen Zuteilung und Rundung gemäss der WISeKey BVI Kategorie B Aktien Obergrenze nicht in WISeKey BVI Kategorie B Aktien zugeteilt wurde bzw. einer (1) WISeKey BVI Kategorie F Aktie für jede WISeKey CH Kategorie A Aktie, die dem wählenden Inhaber aufgrund der anteiligen Zuteilung und Rundung gemäss der WISeKey BVI Kategorie B Aktien Obergrenze nicht in WISeKey BVI Kategorie B Aktien zugeteilt wurde.

Annex A-14

(g)         At the Effective Time, each WISeKey CH Share (including any WISeKey CH Share held by WISeKey CH or any of its subsidiaries) shall cease to be issued, be cancelled and cease to exist, and each holder of WISeKey CH Shares (including WISeKey CH and any of its subsidiaries) shall thereafter cease to have any rights with respect to such WISeKey CH Shares.

(g)         Zum Rechtswirksamkeitszeitpunkt gilt jede WISeKey CH Aktie (einschliesslich jede WISeKey CH Aktie, die von WISeKey CH oder einer ihrer Tochtergesellschaften gehalten wird) als nicht mehr ausgegeben, wird vernichtet und besteht somit nicht mehr, und jeder Inhaber von WISeKey CH Aktien (einschliesslich WISeKey CH und ihre Tochtergesellschaften) verliert fortan jegliche Rechte in Bezug auf diese WISeKey CH Aktien.

(h)         By virtue of the Merger, with effect as of the Effective Time, WISeKey BVI shall redeem and cancel, for no consideration, all of the WISeKey BVI Ordinary Shares issued and outstanding as of immediately prior to the Effective Time (the Initial Authorized Shares).

(h)         Aufgrund der Fusion wird WISeKey BVI mit Wirkung zum Rechtswirksamkeitszeitpunkt alle unmittelbar vor dem Rechtswirksamkeitszeitpunkt ausgegebenen und ausstehenden Stammaktien von WISeKey (das Initiale Genehmigte Kapital) ohne Gegenleistung einziehen.

(i)          The WISeKey BVI Shares received by the holders of WISeKey CH Shares as Merger Consideration are entitled to dividends and other distributions to the holders of WISeKey BVI Shares as from the Effective Time, subject to the provisions of the memorandum and articles of association of WISeKey BVI, any resolutions of the WISeKey BVI Board approving any such dividends or distributions, and the laws of BVI.

(i)           Die WISeKey BVI Aktien, die die Inhaber von WISeKey CH Aktien als Fusionsgegenleistung erhalten haben, berechtigen per Rechtswirksamkeitszeitpunkt zu Dividenden und anderen Ausschüttungen an die Inhaber von WISeKey BVI Aktien, vorbehaltlich der Bestimmungen der Statuten (memorandum and articles of association) von WISeKey BVI, etwaigen Beschlüssen des WISeKey BVI Verwaltungsrats, die solche Dividenden oder Ausschüttungen genehmigen und den Gesetzen der BVI.

4. Exchange of Shares	4. Austausch von Aktien
4.1 Authorization to Allot and Issue of the WISeKey BVI Shares	4.1 Genehmigung zur Zuteilung und Ausgabe der WISeKey BVI Aktien

As soon Extraordinary General Meeting at which this Agreement and the Merger shall be approved pursuant to Section 9.1(b), the WISeKey BVI Board shall be authorized, pursuant to the memorandum and articles of association of WISeKey BVI, to issue and allot, with effect as of the Effective Time, such number of WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares, and WISeKey BVI Class F Shares, respectively, to the holders of WISeKey CH Shares as required pursuant to the Exchange Ratio, the terms and conditions of this Agreement, and the exercise of the Election Right by the holders of WISeKey CH Shares.

Vor der Ausserordentlichen Generalversammlung, an der dieser Vertrag und die Fusion gemäss Ziffer 9.1(b) genehmigt werden sollen, ist der WISeKey BVI Verwaltungsrat gemäss den Statuten (memorandum and articles of association) von WISeKey BVI zu ermächtigen, mit Wirkung zum Rechtswirksamkeitszeitpunkt die entsprechende Anzahl von WISeKey BVI Stammaktien, WISeKey BVI Kategorie B Aktien und WISeKey BVI Kategorie F Aktien an die Inhaber von WISeKey CH Aktien gemäss dem Umtauschverhältnis, den Bedingungen dieses Vertrags und der Ausübung des Wahlrechts der Inhaber der WISeKey CH Aktien auszugeben und zuzuteilen.

Annex A-15

4.2 Settlement	4.2 Abwicklung
4.2.1 WISeKey CH Shares Held in Book Entry Form Through SIS	4.2.1 In Form von Bucheffekten über SIS gehaltene WISeKey CH Aktien

(a)         Reasonably prior to the Effective Time, in accordance with best settlement practices, the Parties shall cause the Swiss Exchange Agent to procure that a corporate action notification to all SIS Participants who hold WISeKey CH Shares on behalf of their Beneficial Owners is issued. Such notification shall specify the procedures for the exchange of WISeKey CH Shares for the applicable Merger Consideration, including the procedure that applies in the event that the WISeKey BVI Class B Share Cap has been triggered, with the effect that the number of WISeKey BVI Class B Shares are adjusted downward.

(a)         Angemessene Zeit vor dem Rechtswirksamkeitszeitpunkt, im Einklang mit “best settlement practices”, veranlassen die Parteien, dass die Schweizer Umtauschagentin dafür sorgt, dass eine Mitteilung über die Corporate Action an alle Depotbanken versendet wird, die Teilnehmer von SIS sind und WISeKey CH Aktien im Namen der wirtschaftlichen Berechtigten halten. In dieser Mitteilung ist das Verfahren für den Umtausch der WISeKey CH Aktien gegen die massgebliche Fusionsgegenleistung anzugeben, einschliesslich des Verfahrens, das Anwendung findet, falls die WISeKey BVI Kategorie B Aktien Obergrenze ausgelöst worden ist, mit der Wirkung, dass die Anzahl der WISeKey BVI Kategorie B Aktien nach unten angepasst wird.

(b) The Swiss Exchange Agent shall:	(b) Die Schweizer Umtauschagentin:

(i)          procure that the settlement of the corporate action by crediting the applicable Merger Consideration (as adjusted as a result of the application of the WISeKey BVI Class B Share Cap) to the accounts of the relevant depository banks in the SIS system against cancellation of the WISeKey CH Shares occurs; and

(i)           sorgt dafür, dass die Abwicklung der Corporate Action durch Gutschrift der entsprechenden Fusionsgegenleistung (angepasst infolge der WISeKey BVI Kategorie B Aktien Obergrenze) auf den Konten der jeweiligen Depotbanken im SIS-System gegen Löschung der WISeKey CH Aktien veranlasst wird; und

(ii)         instruct each depository bank that is a participant of SIS to promptly credit the applicable Merger Consideration to the accounts of the beneficial owners upon receipt of the Merger Consideration in accordance with their respective entitlements, as provided in the corporate action notification.

(ii)         jede Depotbank, die Teilnehmerin von SIS ist, anzuweisen, die entsprechende Fusionsgegenleistung unverzüglich nach Erhalt der Fusionsgegenleistung den Konten der wirtschaftlichen Berechtigten gemäss deren jeweiligen Ansprüchen gutzuschreiben, wie in der Corporate Action Mitteilung vorgesehen.

(c)         Upon completion of the settlement pursuant to this Section 4.2.1, each WISeKey CH Share exchanged in the Merger shall be cancelled in the SIS system and shall cease to exist, and the former holder(s) thereof shall have no further rights with respect thereto other than the right to receive the Merger Consideration in accordance with this Section 4.2.1.

(c)         Nach Abschluss der Abwicklung gemäss Ziffer 4.2.1 wird jede im Rahmen der Fusion umgetauschte WISeKey CH-Aktie im SIS-System gelöscht und besteht somit nicht mehr, und die bisherigen Inhaber haben keine weiteren Rechte daraus, ausser dem Recht auf Erhalt der Fusionsgegenleistung gemäss Ziffer 4.2.1.

Annex A-16

4.2.2 Certificated WISeKey CH Shares of Holders Recorded in WISeKey CH’s Share Register	4.2.2 Zertifizierte WISeKey CH Aktien von Inhabern, die im Aktienbuch von WISeKey CH eingetragen sind

(a)         With respect to WISeKey CH Shares evidenced by physical share certificates whose holders are registered in WISeKey CH’s share register and which have not been converted into book-entry form pursuant to Section 3(d), the Parties shall instruct the Swiss Exchange Agent to accept, in accordance with instructions pursuant to the invitation to the Extraordinary General Meeting and on its website, from holders of certificated WISeKey CH Shares the original share certificates, together with a duly executed letter of transmittal (in form and substance reasonably acceptable to the Swiss Exchange Agent), specifying in particular to which securities account they wish to receive the Merger Consideration, and evidence reasonably satisfactory to the Swiss Exchange Agent of their ownership of such certificates. Upon receipt of the certificates and accompanying documentation and following verification thereof, the Swiss Exchange Agent shall cancel such certificates and instruct SIS to deliver the applicable Merger Consideration to the account of the relevant depository bank designated by the holder in its letter of transmittal.

(a)         In Bezug auf WISeKey CH Aktien, die durch physische Aktienzertifikate ausgewiesen und deren Inhaber im Aktienbuch von WISeKey CH eingetragen sind und deren WISeKey CH Aktien nicht gemäss Ziffer 3(d) in die Form von Bucheffekten umgewandelt wurden, weisen die Parteien die Schweizer Umtauschagentin an, entsprechend den von ihnen in der Einladung zur Ausserordentlichen Generalversammlung und auf ihrer Website gemachten Bekanntmachungen von Inhabern von zertifizierten WISeKey CH Aktien der Schweizer Umtauschagentin eingelieferte Original-Aktienzertifikate entgegenzunehmen, zusammen mit einem ordnungsgemäss ausgefüllten Übermittlungsschreiben (in einer Form und mit einem Inhalt, die für die Schweizer Umtauschagentin angemessen sind), in dem insbesondere angegeben wird, auf welches Wertschriftenkonto die Fusionsgegenleistung überwiesen werden soll, sowie einen für die Schweizer Umtauschagentin hinreichend zufriedenstellenden Nachweis über sein Eigentum an diesen Zertifikaten. Nach Erhalt der Zertifikate und der Begleitunterlagen und nach deren Überprüfung wird die Schweizer Umtauschagentin diese Zertifikate annullieren und SIS anweisen, die entsprechende Fusionsgegenleistung auf das Konto der vom Inhaber in seinem Übermittlungsschreiben angegebenen Depotbank zu überweisen.

(b)         Upon cancellation of the surrendered share certificates as provided in Section 4.2.2(a), the WISeKey CH Shares represented thereby shall be deemed cancelled and shall cease to exist, and the former holder thereof shall have no further rights with respect thereto, other than the right to receive the Merger Consideration in accordance with this Agreement.

(b)         Nach der Annullierung der zurückgegebenen Aktienzertifikate gemäss Ziffer 4.2.2(a) gelten die damit verbundenen WISeKey CH Aktien als annulliert und bestehen somit nicht mehr, und der ehemalige Inhaber hat keine weiteren Rechte daraus, mit Ausnahme des Rechts auf Erhalt der Fusionsgegenleistung gemäss diesem Vertrag.

4.2.3 Engagement Letter with Swiss Exchange Agent	4.2.3 Mandatsvereinbarung mit der Schweizer Umtauschagentin
For the purposes of Section 4.2.1 to Section 4.2.3, the Parties shall enter into a separate agreement with the Swiss Exchange Agent.	Für die Zwecke der Ziffer 4.2.1 bis Ziffer 4.2.3 verpflichten sich die Parteien, eine separate Vereinbarung mit der Schweizer Umtauschagentin abzuschliessen.

Annex A-17

4.2.4 WISeKey CH ADSs	4.2.4 WISeKey CH ADS

(a)         For WISeKey CH ADS holders, WISeKey BVI shall issue the relevant number of WISeKey BVI Ordinary Shares to the WISeKey CH ADS Depositary in connection with the Merger and the WISeKey CH ADS Depositary shall either:

(a)         Für WISeKey CH ADS-Inhaber wird WISeKey BVI im Zusammenhang mit der Fusion die entsprechende Anzahl WISeKey BVI Stammaktien an die WISeKey CH ADS Depotbank ausgeben, und die WISeKey CH ADS Depotbank wird entweder: entweder:

(i)          for beneficial holders of WISeKey CH ADSs deposited with DTC and registered in the name of a bank, broker or nominee or WISeKey CH ADSs held in uncertificated form on the books of the WISeKey CH ADS Depositary, the WISeKey CH ADS Depositary will coordinate the cancellation of the WISeKey CH ADSs in exchange for the applicable WISeKey BVI Ordinary Shares. A holders ownership of WISeKey BVI Ordinary Shares will be recorded in book entry form by their securities intermediary as soon as reasonably practicable after the effective date of the Merger without the need for any additional action on their part; or

(i)          Für wirtschaftlich Berechtigte von WISeKey CH ADS, die bei DTC hinterlegt und auf den Namen einer Bank, eines Brokers oder eines Nominees registriert sind, oder von WISeKey CH ADS, die in Form von Bucheffekten in den Büchern der WISeKey CH ADS Depotbank gehalten werden, wird die WISeKey CH ADS Depotbank die Annullierung der WISeKey CH ADS im Austausch gegen die entsprechenden WISeKey BVI Stammaktien koordinieren. Das Eigentum eines Inhabers an WISeKey BVI Stammaktien wird so bald wie vernünftigerweise praktikabel nach dem Rechtswirksamkeitszeitpunkt der Fusion durch dessen Depotbank in Form von Bucheffekten verbucht, ohne dass seitens des Inhabers weitere Massnahmen erforderlich sind; oder

(ii)         for beneficial holders of WISeKey CH ADSs holding WISeKey CH ADSs in certificated form, such holders must surrender their certificates for cancellation to the WISeKey CH ADS Depositary to receive their WISeKey BVI Ordinary Shares. Such certificate delivery shall be subject to customary exchange procedures established by the WISeKey CH ADS Depositary to implement the delivery. As soon as reasonably practicable after the Effective Time, the WISeKey CH ADS Depositary will mail a letter of transmittal to each such holder. Upon receipt of the signed letter of transmittal and the certificate or certificates evidencing such holder’s WISeKey CH ADSs, the WISeKey CH ADS Depositary will cause the number of whole WISeKey BVI Ordinary Shares to which such holder is entitled to be registered in such holder’s name in uncertificated form..

(ii)         Für wirtschaftlich Berechtigte von WISeKey CH ADS, die WISeKey CH ADS in zertifizierter Form halten, müssen solche Inhaber ihre Zertifikate zur Annullierung bei der WISeKey CH ADS Depotbank einliefern, um ihre WISeKey BVI Stammaktien zu erhalten. Die Einlieferung solcher Zertifikate unterliegt den üblichen Umtauschverfahren, die von der WISeKey CH ADS Depotbank zur Durchführung der Lieferung festgelegt werden. So bald wie vernünftigerweise praktikabel nach dem Rechtswirksamkeitszeitpunkt wird die WISeKey CH ADS Depotbank jedem solchen Inhaber ein Übermittlungsschreiben zustellen. Nach Erhalt des unterzeichneten Übermittlungsschreibens sowie des oder der Zertifikate, die die WISeKey CH ADS des jeweiligen Inhabers verbriefen, wird die WISeKey CH ADS Depotbank veranlassen, dass die Anzahl ganzer WISeKey BVI Stammaktien, auf die der jeweilige Inhaber Anspruch hat, auf den Namen des Inhabers in Form von Bucheffekten eingetragen wird..

Annex A-18

(b)         None of the WISeKey CH ADS Depositary, DTC or its nominee shall acquire any beneficial interest in the WISeKey BVI Ordinary Shares registered in its name. Once legal ownership is registered in the name of DTC or its nominee, beneficial ownership of such WISeKey BVI Ordinary Shares shall be recorded in book entry form by the relevant DTC participants without the need for any additional action on the beneficial holders’ part.

(b)         Weder die WISeKey CH ADS Depotbank, noch DTC oder deren Nominee erwerben irgendwelche wirtschaftliche Rechte an den auf ihren Namen registrierten WISeKey BVI Stammaktien. Sobald das rechtliche Eigentum auf den Namen von DTC oder deren Nominee eingetragen ist, wird das wirtschaftliche Eigentum an diesen WISeKey BVI Stammaktien von den entsprechenden DTC-Teilnehmern in Form von Bucheffekten erfasst, ohne dass seitens der wirtschaftlichen Eigentümer weitere Massnahmen erforderlich sind.

(c)         In connection with the Merger, each WISeKey CH ADS will be cancelled and any applicable expenses, taxes or other governmental charges due or incurred. WISeKey CH will pay any ADS cancellation fees owed to the WISeKey CH ADS Depositary in connection with the Merger; provided, however, that WISeKey CH will not pay ADS cancellation fees for holders of WISeKey CH ADSs who cancel their WISeKey CH ADSs to receive the underlying WISeKey CH Class B Shares prior to the completion of the Merger for any reason, including to attend the Extraordinary General Meeting or to elect to receive WISeKey BVI Class B Shares.

(c)         Im Zusammenhang mit der Fusion wird jedes WISeKey CH ADS annulliert und sämtliche anwendbaren Kosten, Steuern oder sonstigen öffentlich-rechtlichen Abgaben werden fällig oder erhoben. WISeKey CH trägt sämtliche im Zusammenhang mit der Fusion an die WISeKey CH ADS-Depotbank geschuldeten ADS Annullierungsgebühren; vorausgesetzt jedoch, dass WISeKey CH keine ADS Annullierungsgebühren für Inhaber von WISeKey CH ADS übernimmt, die ihre WISeKey CH ADS aus irgendeinem Grund vor Vollzug der Fusion annullieren lassen, um die zugrunde liegenden WISeKey CH Kategorie B Aktien zu erhalten, einschliesslich zum Zweck der Teilnahme an der Ausserordentlichen Generalversammlung oder zur Ausübung des Wahlrechts auf Erhalt von WISeKey BVI Kategorie B Aktien.

4.2.5 General Provisions	4.2.5 Allgemeine Bestimmungen

(a)         Any WISeKey BVI Shares issued in the Merger (except for those issued in respect of WISeKey CH ADSs) that remain undelivered to the former holders of WISeKey CH Shares as of the twelve (12) month anniversary of the Effective Time (or the termination of the Swiss Exchange Agent’s engagement, if later) will be delivered to WISeKey BVI or its designee, together with all entitlements (including dividend entitlements) arising therefrom, upon demand, and WISeKey BVI or its designee will thereafter continue to hold such WISeKey BVI Shares and entitlements, as nominee for, and on behalf of, the former holders of WISeKey CH Shares, on substantially similar terms as the Swiss Exchange Agent, pending formal delivery of legal title thereto, but subject to applicable abandoned property, escheat or similar laws of any relevant jurisdiction.

(a)         Sämtliche im Rahmen der Fusion ausgegebenen WISeKey BVI Aktien (mit Ausnahme derjenigen, die in Bezug auf WISeKey CH ADS ausgegeben wurden), die den ehemaligen Inhabern von WISeKey CH Aktien am zwölften (12.) Jahrestag des Rechtswirksamkeitszeitpunkts (oder zum Zeitpunkt der Beendigung des Mandats der Schweizer Umtauschagentin, sofern dieser Zeitpunkt später liegt) noch nicht geliefert worden sind, werden WISeKey BVI oder deren Beauftragten auf Verlangen zusammen mit allen daraus entstehenden Ansprüchen (einschliesslich Dividendenansprüchen) geliefert, und WISeKey BVI oder deren Beauftragten wird solche WISeKey BVI Aktien und Ansprüche anschliessend als Nominee für und im Namen der ehemaligen Inhaber von WISeKey CH Aktien zu im Wesentlichen gleichen Bedingungen wie die Schweizer Umtauschagentin halten, bis zur formellen Übertragung des rechtlichen Eigentums daran, jedoch vorbehaltlich anwendbarer Gesetze über herrenloses Vermögen, Heimfall oder ähnlicher Gesetze in den jeweiligen Rechtsordnungen.

Annex A-19

(b)         For the avoidance of doubt, WISeKey BVI Shares are deemed issued when the name of the relevant holder is entered in the register of members of WISeKey BVI in accordance with the WISeKey BVI memorandum and articles of association, and no share certificates shall be issued in respect of any WISeKey BVI Shares.

(b)         Zur Klarstellung wird festgehalten, dass WISeKey BVI Aktien als ausgegeben gelten, wenn der Name des jeweiligen Inhabers in Übereinstimmung mit den Statuten (memorandum and articles of association) von WISeKey BVI in das Aktienbuch von WISeKey BVI eingetragen ist, und es werden keine Aktienzertifikate für WISeKey BVI Aktien ausgegeben.

(c)         No interest shall be payable on any dividend entitlements or other amounts held, from time to time, by WISeKey BVI, the Swiss Exchange Agent or any of their respective affiliates or designees as nominee for any former holder of WISeKey CH Shares pursuant to this Section 4.2.5, and none of WISeKey BVI, the Swiss Exchange Agent or any of their respective affiliates or designees shall be required to account to any former holder of WISeKey CH Shares for same.

(c)         Auf Dividendenansprüche oder andere Beträge, die von Zeit zu Zeit von WISeKey BVI, der Schweizer Umtauschagentin oder einem deren verbundenen Unternehmen oder Beauftragten als Nominee für ehemalige Inhaber von WISeKey CH Aktien gemäss dieser Ziffer 4.2.5 gehalten werden, werden keine Zinsen bezahlt, und weder WISeKey BVI noch die Schweizer Umtauschagentin oder deren verbundene Unternehmen oder Beauftragte sind verpflichtet, ehemaligen Inhabern von WISeKey CH Aktien darüber Rechenschaft abzulegen.

4.3 Equity Incentive Plans	4.3 Beteiligungspläne

(a)         At the Effective Time, by virtue of the Merger, all outstanding options or other equity awards, whether vested or unvested, which provide for the issuance, receipt or purchase of, or otherwise relate to or are based on WISeKey CH Shares (individually, an Award and collectively, the Awards) under any of equity incentive plans of WISeKey CH or any of its affiliates (collectively, the Equity Incentive Plans) shall remain outstanding and, after the Effective Time, be deemed to provide for the issuance, receipt or purchase of, or otherwise relate to, or be based on WISeKey BVI Shares as follows:

(a)         Zum Rechtswirksamkeitszeitpunkt gelten aufgrund der Fusion alle ausstehenden Optionen oder sonstige zugeteilten Beteiligungsrechte, ob vested oder unvested, die im Rahmen eines der Aktienoptions- bzw. Beteiligungspläne von WISeKey CH oder einer ihrer verbundenen Gesellschaften (zusammen die Beteiligungspläne) die Ausgabe, den Erhalt oder den Erwerb von WISeKey CH Aktien vorsehen oder sich anderweitig darauf beziehen oder darauf stützen (einzeln ein Award und zusammen die Awards) weiterhin als ausstehend. Nach dem Rechtswirksamkeitszeitpunkt gelten sie als auf die Ausgabe, den Erhalt oder den Erwerb von WISeKey BVI Aktien gerichtet bzw. damit in Zusammenhang stehend oder darauf basierend, wie folgt:

(i) Awards with respect to WISeKey CH Class B Shares shall, after the Effective Time, refer to WISeKey BVI Ordinary Shares; and	(i) Awards in Bezug auf WISeKey CH Kategorie B Aktien beziehen sich nach dem Rechtswirksamkeitszeitpunkt auf WISeKey BVI Stammaktien; und
(ii) Awards with respect to WISeKey CH Class A Shares shall, after the Effective Time, refer to WISeKey Class F Shares.	(ii) Awards in Bezug auf WISeKey CH Kategorie A Aktien beziehen sich nach dem Rechtswirksamkeitszeitpunkt auf WISeKey CH Kategorie F Aktien.

Annex A-20

(b)         Each Award assumed by WISeKey BVI shall be exercisable, issuable or available upon substantially the same terms and conditions as under the applicable Equity Incentive Plan and the applicable award agreement issued thereunder, except that upon the exercise, issuance or availability of such Awards, the relevant class of WISeKey BVI Shares (determined in accordance with Section 4.3(a)) shall be issuable or available in lieu of WISeKey CH Shares. The number of the relevant class of WISeKey BVI Shares issuable or available upon the exercise or issuance of an Award immediately after the Effective Time and, if applicable, the exercise price of each such Award, shall be the number of shares and the exercise price as in effect for such Award immediately prior to the Effective Time. All Awards issued pursuant to the Equity Incentive Plans after the Effective Time shall entitle their holders thereof to purchase or receive the relevant class of WISeKey BVI Shares in accordance with the terms of the Equity Incentive Plans.

(b)         Jeder von WISeKey BVI übernommene Award ist zu den Wesentlichen gleichen Bedingungen und Konditionen ausübbar, ausgebbar oder verfügbar wie nach dem jeweils geltenden Beteiligungsplan und der darunter ausgegebenen Zuteilungsvereinbarung, mit der Ausnahme, dass bei Ausübung, Ausgabe oder Verfügbarkeit dieser Awards die massgebliche Kategorie von WISeKey BVI Aktien (bestimmt gemäss Ziffer 4.3(a)) anstelle von WISeKey CH Aktien ausgegeben oder verfügbar gemacht wird. Die Anzahl der betreffenden Kategorie von WISeKey BVI Aktien, die unmittelbar nach dem Rechtswirksamkeitszeitpunkt bei Ausübung oder Ausgabe eines Awards ausgegeben oder verfügbar gemacht werden können, und gegebenenfalls der Ausübungspreis jeder dieser Awards entsprechen der Anzahl der Aktien und dem Ausübungspreis, die unmittelbar vor dem Rechtswirksamkeitszeitpunkt für diese Awards galten. Alle nach dem Rechtswirksamkeitszeitpunkt gemäss den Beteiligungsplänen ausgegebenen Awards berechtigen deren Inhaber zum Erwerb oder Erhalt der betreffenden Kategorie von WISeKey BVI Aktien gemäss den Bedingungen der Beteiligungspläne.

5. Preparatory Actions for the Completion of the Merger	5. Vorbereitende Handlungen für den Abschluss der Fusion
5.1 Adoption of Amended Memorandum Articles of Association of WISeKey BVI	5.1 Genehmigung der geänderten Statuten von WISeKey BVI

(a)         On or before the Effective Time, WISeKey BVI shall have adopted its memorandum and articles of association substantially in the form set out in Annex 5.1, provided that nothing in this Section 5.1 shall limit or fetter in any way the ability of WISeKey BVI to amend, vary or substitute its memorandum and articles of association from time to time after the Effective Time.

(a)         Am oder vor dem Rechtswirksamkeitszeitpunkt hat WISeKey BVI ihre Statuten (memorandum and articles of association) im Wesentlichen in der in Anhang 5.1 dargelegten Form zu adoptieren, wobei nichts in dieser Ziffer 5.1 die Fähigkeit von WISeKey BVI einschränkt oder in irgendeiner Weise behindert, ihre Statuten (memorandum and articles of association) nach dem Rechtswirksamkeitszeitpunkt von Zeit zu Zeit zu ändern, zu ergänzen oder zu ersetzen.

(b)         WISeKey BVI shall be authorized to issue a maximum of 105,000,000 no par value WISeKey BVI Shares consisting of three classes (WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares and WISeKey BVI Class F Shares).

(b)         WISeKey BVI ist berechtigt, maximal 105’000’000 WISeKey BVI Aktien ohne Nennwert in drei Kategorien (WISeKey BVI Stammaktien, WISeKey BVI Kategorie B Aktien und WISeKey BVI Kategorie F Aktien) auszugeben.

5.2 The WISeKey BVI Board	5.2 WISeKey BVI Verwaltungsrat

On or before the Effective Time, WISeKey BVI shall procure that the WISeKey BVI Board shall have been reconstituted so as to comprise the same members as serve as directors on the WISeKey CH Board as immediately prior to the Effective Time.

Am oder vor dem Rechtswirksamkeitszeitpunkt sorgt WISeKey BVI dafür, dass der WISeKey BVI Verwaltungsrat so umgebildet wird, dass er dieselben Mitglieder umfasst, die unmittelbar vor dem Rechtswirksamkeitszeitpunkt als Verwaltungsratsmitglieder von WISeKey CH im Amt waren.

Annex A-21

5.3 Officers of WISeKey BVI	5.3 WISeKey BVI Geschäftsführung

On or before the Effective Time, WISeKey BVI shall procure that the officers of WISeKey CH immediately prior to the Effective Time shall have been appointed as the officers of WISeKey BVI to hold the same or corresponding office after the Effective Time.

Am oder vor dem Rechtswirksamkeitszeitpunkt sorgt WISeKey BVI dafür, dass die unmittelbar vor dem Rechtswirksamkeitszeitpunkt amtierenden Mitglieder der Geschäftsführung von WISeKey CH zum Rechtswirksamkeitszeitpunkt zu Mitgliedern der Geschäftsführung von WISeKey BVI ernannt werden, um nach dem Rechtswirksamkeitszeitpunkt dieselben oder entsprechende Ämter auszuüben.

5.4 Auditors of WISeKey BVI	5.4 WISeKey BVI Revisionsstelle
WISeKey BVI shall procure that, upon occurrence of the Effective Time, the auditors of WISeKey BVI shall be BDO Limited, Tortola, BVI.	WISeKey BVI sorgt dafür, dass zum Rechtswirksamkeitszeitpunkt die Revisionsstelle von WISeKey BVI BDO Limited, Tortola, BVI ist.
5.5 Preparatory Actions Required Pursuant to the Merger Act	5.5 Notwendige vorbereitende Massnahmen gemäss Fusionsgesetz
The WISeKey CH Board and the WISeKey BVI Board shall:	Der WISeKey CH Verwaltungsrat und der WISeKey BVI Verwaltungsrat:
(a) procure that three calls to the creditors (Schuldenrufe) of WISeKey CH (the Creditors’ Calls) are published in the SOGC pursuant to Art. 163b para. 3 of the PILA;	(a) veranlassen, dass drei Schuldenrufe an die Gläubiger von WISeKey CH (die Schuldenrufe) gemäss Art. 163b Abs. 3 IPRG im SHAB publiziert werden;
(b) appoint the Licensed Audit Expert to prepare an audit confirmation pursuant to Art. 164 para. 1 of the PILA that:	(b) beauftragen die Zugelassene Revisionsexpertin, einen Bericht gemäss Art. 164 Abs. 1 IPRG zu erstellen, der bestätigt, dass:
(iv) the claims of the creditors of WISeKey CH who have given notice of their claims have been satisfied or secured;	(i) die Forderungen der Gläubiger von WISeKey CH, die ihre Forderungen angemeldet haben, erfüllt oder sichergestellt wurden;
(v) the creditors who have given notice of their claims consent to the deletion of WISeKey CH from the Commercial Register;	(ii) die Gläubiger, die ihre Forderungen angemeldet haben, der Löschung von WISeKey CH aus dem Handelsregister zustimmen;
(vi) the claims of the creditors of WISeKey CH are not compromised by the Merger; or	(iii) die Forderungen der Gläubiger von WISeKey CH durch die Fusion nicht gefährdet werden; oder
(vii) there were no creditors’ notices in response to the Creditors’ Calls.	(iv) keine Gläubiger aufgrund der Schuldenrufe ihre Forderungen angemeldet haben.

(c)         appoint the Licensed Audit Expert to prepare an audit confirmation pursuant to Art. 164 para. 2 letter b of the PILA according to which it is confirmed that WISeKey BVI has appropriately granted equity or membership rights to the holders of the relevant class of WISeKey CH Shares entitled to claim such rights;

(c)         beauftragen die Zugelassene Revisionsexpertin mit der Erstellung einer Prüfungsbestätigung gemäss Art. 164 Abs. 2 lit. b IPRG, in der bestätigt wird, dass WISeKey BVI den anspruchsberechtigten Inhabern der entsprechenden Kategorie von WISeKey CH Aktien Anteils- oder Mitgliedschaftsrechte angemessen eingeräumt hat;

Annex A-22

(d)         appoint a legal expert under BVI laws to prepare the confirmations required pursuant to Art. 163b para. 1 letter a of the PILA (i.e., that the assets and liabilities of WISeKey CH are transferred to and assumed by WISeKey BVI as a result of the Merger) and Art. 164 para. 2 letter a of the PILA (i.e., evidence that the merger has become legally valid in accordance with the laws of the BVI); and

(d)         ernennen eine Rechtsexpertin nach dem Recht der BVI, um die erforderlichen Bestätigungen gemäss Art. 163b Abs. 1 lit. a IPRG (d.h., dass die Aktiven und Passiven von WISeKey CH infolge der Fusion auf WISeKey BVI übertragen und von dieser übernommen werden) und Art. 164 Abs. 2 lit. a IPRG (d.h. den Nachweis, dass die Fusion gemäss dem Recht der BVI rechtsgültig geworden ist) zu erstellen; und

(e) obtain a confirmation that WISeKey BVI is in existence.	(e) holen eine Bestätigung ein, dass WISeKey BVI existiert.
5.6 Employee Consultation	5.6 Konsultation der Arbeitnehmenden

(a)         As soon as practicable following the execution of this Agreement, and no later than thirty (30) calendar days prior to the Extraordinary General Meeting, WISeKey CH shall conduct an employee consultation in accordance with Art. 28 of the Merger Act.

(a)         Sobald wie möglich nach Abschluss dieses Vertrags und spätestens dreissig (30) Kalendertage vor der Ausserordentlichen Generalversammlung führt WISeKey CH eine Arbeitnehmerkonsultation gemäss Art. 28 FusG durch.

(b) WISeKey BVI represents to WISeKey CH that it does not, and will not prior to the Effective Time, have any employees.	(b) WISeKey BVI sichert WISeKey CH zu, dass derzeit keine Mitarbeiter beschäftigt sind und bis zum Rechtswirksamkeitszeitpunkt auch keine eingestellt werden.
6. Inspection Rights of Shareholders	6. Einsichtsrecht der Aktionäre

As soon as practicable following the execution of this Agreement, and no later than thirty (30) calendar days prior to the Extraordinary General Meeting, WISeKey CH shall give the holders of the WISeKey CH Shares the opportunity to inspect the following documents at its registered office during the 30 days prior to the adoption of the approval by them of the Merger and the Merger Agreement at the Extraordinary General Meeting:

Sobald wie möglich nach Abschluss dieses Vertrags und spätestens dreissig (30) Kalendertage vor der Ausserordentlichen Generalversammlung wird WISeKey CH den Inhabern der WISeKey CH Aktien die Möglichkeit gewähren, die folgenden Dokumente am Sitz der Gesellschaft während 30 Tagen vor der Beschlussfassung über die Genehmigung der Fusion und des Fusionsvertrags durch diese an der Ausserordentlichen Generalversammlung einzusehen:

(a) the Merger Agreement;	(a) den Fusionsvertrag
(b) the Merger Report;	(b) den Fusionsbericht;
(c) the Audit Report;	(c) den Prüfungsbericht;
(d) the Merger Balance Sheet;	(d) die Fusionsbilanz;
(e) the standalone and consolidated annual financial statements and annual reports of WISeKey CH for the financial years 2025, 2024 and 2023; and	(e) die Jahresrechnungen (Einzel- und konsolidierte Abschlüsse) und die Jahresberichte von WISeKey CH für die Geschäftsjahre 2025, 2024 und 2023; und
(f) the standalone financial statements of WISeKey BVI as of December 31, 2025.	(f) den Einzelabschluss von WISeKey BVI per 31. Dezember 2025.

Annex A-23

7. No Special Benefits to Directors and Members of Executive Management	7. Keine besonderen Vorteile für Verwaltungsratsmitglieder und Mitglieder der Geschäftsführung

The Parties confirm that no special benefits are granted to directors, officers or members of the executive management of either WISeKey CH or the WISeKey BVI for their role or no special benefits will be triggered by or in connection with the Merger, whether or not the Merger takes effect.

Die Parteien bestätigen, dass den Verwaltungsräten oder den Mitgliedern der (erweiterten) Geschäftsführung von WISeKey CH oder WISeKey BVI aufgrund ihrer Funktion keine besonderen Vorteile gewährt werden und dass durch die Fusion oder im Zusammenhang mit ihr keine besonderen Vorteile entstehen, unabhängig davon, ob die Fusion wirksam wird oder nicht.

8. Effect of the Merger on Equity Incentive Plans and Agreements / Other Plans	8. Auswirkungen der Fusion auf Beteiligungspläne und -vereinbarungen / sonstige Pläne

At the Effective Time, the equity incentive plans and agreements of WISeKey CH, together with any other plan and agreement of WISeKey CH and its affiliates and subsidiaries (together the Assumed Plans), shall be assumed by and become plans and agreements of WISeKey BVI. To the extent any Assumed Plan relates to a class of WISeKey CH Shares, then, as of the Effective Time, such plan shall be deemed to relate to the class of WISeKey BVI Shares as specified under Section 4.3. Any amendments deemed necessary or appropriate by the WISeKey CH Board or WISeKey BVI Board to effect the Merger and related transactions, including facilitating the assignment to and assumption by WISeKey BVI of the Assumed Plans, shall be adopted and entered into with respect to the Assumed Plans.

Zum Rechtswirksamkeitszeitpunkt werden die Beteiligungspläne und -vereinbarungen von WISeKey CH zusammen mit allen anderen Plänen und Vereinbarungen von WISeKey CH und den verbundenen Unternehmen und Tochtergesellschaften (zusammen die Übernommenen Pläne) von WISeKey BVI übernommen und werden zu Plänen und Vereinbarungen von WISeKey BVI. Soweit sich ein Übernommener Plan auf eine Kategorie von WISeKey CH Aktien bezieht, gilt dieser Plan ab dem Rechtswirksamkeitszeitpunkt als auf die in Ziffer 4.3 genannte Kategorie von WISeKey BVI Aktien bezogen. Der WISeKey CH Verwaltungsrat oder der WISeKey BVI Verwaltungsrat hat jegliche Änderungen, die er in Bezug auf die Übernommenen Pläne als notwendig oder angemessen erachtet, um die Fusion und damit verbundene Transaktionen durchzuführen, zu beschliessen und umzusetzen, einschliesslich der Erleichterung der Übertragung und der Übernahme der Übernommenen Pläne durch WISeKey BVI.

9. Corporate Approvals and Conditions to be Satisfied Before or at the Extraordinary General Meeting	9. Vor oder während der Ausserordentlichen Generalversammlung zu erfüllende Genehmigungen und Bedingungen
9.1 WISeKey CH Board Approval / WISeKey CH Board Actions	9.1 Genehmigung des WISeKey CH Verwaltungsrats / Handlungen des WISeKey CH Verwaltungsrats

(a)         WISeKey CH confirms that at the meeting held on June 24, 2026, the WISeKey CH Board has approved, subject to the satisfaction of all other conditions to the completion of the Merger pursuant to this Agreement and applicable laws, the entry into, the execution and the performance of this Agreement.

(a)         WISeKey CH bestätigt, dass der WISeKey CH Verwaltungsrat an seiner Sitzung vom Juni 24, 2026, vorbehaltlich der Erfüllung aller anderen Bedingungen für den Vollzug der Fusion gemäss diesem Vertrag und gemäss anwendbarem Recht, den Abschluss, die Unterzeichnung und die Erfüllung dieses Vertrags genehmigt hat.

Annex A-24

(b)         The WISeKey CH Board shall submit the Merger and this Agreement to the Extraordinary General Meeting and propose to the holders of WISeKey CH Shares that this Agreement and the Merger be approved in accordance with Art. 18 para. 1 of the Merger Act, all as substantially set forth in the draft invitation to the Extraordinary General Meeting attached hereto as Annex 9.1(b). The Parties acknowledge and agree that the WISeKey CH Board shall have the right, in its full discretion, to set and change the date of the Extraordinary General Meeting, not to call the Extraordinary General Meeting for the approval of this Agreement and the Merger, not to submit the Agreement and the Merger to the approval of the holders of the WISeKey CH Shares or to propose that the resolutions before the Extraordinary General Meeting be rejected.

(b)         Der WISeKey CH Verwaltungsrat wird die Fusion und diesen Vertrag der Ausserordentlichen Generalversammlung vorlegen und den Inhabern von WISeKey CH Aktien beantragen, diesen Vertrag und die Fusion gemäss Art. 18 Abs. 1 FusG zu genehmigen, wie im Entwurf der Einladung zur Ausserordentlichen Generalversammlung, der diesem Vertrag als Anhang 9.1(b) beigefügt ist, im Wesentlichen ausgeführt. Die Parteien anerkennen und vereinbaren, dass der WISeKey CH Verwaltungsrat das Recht hat, in eigenem Ermessen das Datum für die Ausserordentliche Generalversammlung festzulegen und zu ändern, keine Ausserordentliche Generalversammlung zur Genehmigung dieses Vertrags und der Fusion einzuberufen, den Vertrag und die Fusion den Inhabern von WISeKey CH Aktien zur Genehmigung nicht vorzulegen oder zu beantragen, dass die Beschlüsse, die der Ausserordentlichen Generalversammlung unterbreitet werden, abgelehnt werden.

(c) Notwithstanding anything to the contrary in the foregoing, this Agreement may be terminated in accordance with Section 13.2.	(c) Ungeachtet anderslautender Bestimmungen gemäss Voranstehendem kann dieser Vertrag gemäss Ziffer 13.2 beendet werden.
9.2 Shareholder Approval of the Merger and the Merger Agreement / Other Swiss Law Conditions to the Completion of the Merger	9.2 Genehmigung der Aktionäre zur Fusion und zum Fusionsvertrag / Sonstige nach schweizerischem Recht erforderliche Voraussetzungen für den Vollzug der Fusion

The Merger and the completion of the transactions pursuant to this Agreement shall be subject to the approval of the affirmative vote of two-thirds of the voting rights and an absolute majority of the nominal value of the WISeKey CH Shares, each as present or represented, in person or by proxy, at the Extraordinary General Meeting, and all other applicable requirements of Swiss law and the articles of association of WISeKey CH relating to convening and the conduct of the Extraordinary General Meeting are satisfied.

Die Fusion und der Abschluss der Transaktionen gemäss diesem Vertrag stehen unter dem Vorbehalt der Genehmigung durch zwei Drittel der Stimmrechte und der absoluten Mehrheit des Nennwerts der WISeKey CH Aktien, die persönlich anwesend oder an der Ausserordentlichen Generalversammlung vertreten sind, und der Erfüllung aller anderen anwendbaren Anforderungen des Schweizer Rechts und der Statuten von WISeKey CH in Bezug auf die Einberufung und Durchführung der Ausserordentlichen Generalversammlung.

9.3 WISeKey BVI Board and Shareholder Approval	9.3 Genehmigung durch den WISeKey BVI Verwaltungsrat und die Aktionäre von WISeKey BVI

(a)         WISeKey BVI confirms that at the meeting held on June 25, 2026 and on June 24, 2026, respectively, the WISeKey BVI Board and WISeKey CH, in its role as sole shareholder of WISeKey BVI, have approved, subject to the satisfaction of all other conditions to the completion of the Merger pursuant to this Agreement and applicable law, the entry into, the execution and the performance of this Agreement, together with all other agreements and transactions envisaged or referred to in this Agreement, including:

(a)         WISeKey BVI bestätigt, dass an der Sitzung vom Juni 25, 2026 bzw. an der Versammlung vom Juni 24, 2026 der WISeKey BVI Verwaltungsrat und WISeKey CH in seiner Eigenschaft als alleiniger Aktionär von WISeKey BVI, vorbehaltlich der Erfüllung aller anderen Bedingungen für den Vollzug der Fusion gemäss diesem Vertrag und anwendbarem Recht, den Abschluss, die Unterzeichnung und die Erfüllung dieses Vertrags sowie aller anderen in diesem Vertrag vorgesehenen oder genannten Vereinbarungen und Transaktionen genehmigt haben, darunter:

(i) the execution of the Plan of Merger and the Articles of Merger;	(i) den Vollzug des Plan of Merger und der Articles of Merger;

Annex A-25

(ii)         the issuance and allotment, with effect as of the Effective Time, of such number of WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares, and WISeKey BVI Class F Shares, respectively, to the holders of WISeKey CH Shares as required pursuant to the Exchange Ratio;

(ii)         die Ausgabe und Zuteilung mit Wirkung zum Rechtswirksamkeitszeitpunkt einer solchen Anzahl von WISeKey BVI Stammaktien, WISeKey BVI Kategorie B Aktien und WISeKey BVI Kategorie F Aktien an die Inhaber von WISeKey CH Aktien, wie gemäss Umtauschverhältnis erforderlich;

(iii) the appointment of the directors of WISeKey CH as of the Effective Time to the WISeKey BVI Board, with effect as of the Effective Time;	(iii) die Ernennung der Verwaltungsratsmitglieder von WISeKey CH per Rechtswirksamkeitszeitpunkt in den Verwaltungsrat von WISeKey BVI mit Wirkung zum Rechtswirksamkeitszeitpunkt;
(iv) the redemption by WISeKey BVI of the Initial Authorized Shares for nil consideration pursuant to Section 3(h) of this Agreement;	(iv) die Einziehung des Initialen Genehmigten Aktienkapitals durch WISeKey BVI ohne Gegenleistung gemäss Ziffer 3(h) dieses Vertrags;
(v) the appointment of the officers of WISeKey BVI, in accordance with the requirements pursuant to Section 5.3;	(v) die Ernennung der erweiterten Geschäftsführung von WISeKey BVI in Übereinstimmung mit den Anforderungen gemäss Ziffer 5.3;
(vi) the appointment of the Swiss Exchange Agent; and	(vi) die Ernennung der Schweizer Umtauschagentin; und
(vii) the updating of all registers to reflect the issue and allotment of the number and class of WISeKey BVI Shares pursuant to Section 4 of this Agreement.	(vii) die Nachführung aller Register, um die Ausgabe und Zuteilung der Anzahl und Kategorie der WISeKey BVI Aktien gemäss Ziffer 4 dieses Vertrags wiederzugeben.

(b)         WISeKey BVI represents and warrants that no other corporate approvals or authorizations are required on its side for purposes of this Agreement, except the approvals by the WISeKey BVI Board and WISeKey CH in its role as sole shareholder of WISeKey CH pursuant to Section 9.3(a) above, and except for those required to implement the following, all of which shall have been validly adopted before the Extraordinary General Meeting:

(b)         WISeKey BVI sichert zu und garantiert, dass für die Zwecke dieses Vertrags keine weiteren gesellschaftsrechtlichen Genehmigungen oder Ermächtigungen seitens WISeKey BVI erforderlich sind, mit Ausnahme der Genehmigungen durch den Verwaltungsrat von WISeKey BVI und WISeKey CH in seiner Eigenschaft als alleiniger Aktionär von WISeKey BVI gemäss Ziffer 9.3(a) oben, und mit Ausnahme derjenigen, die zur Umsetzung des Folgenden erforderlich sind, wobei alle diese Genehmigungen vor der Ausserordentlichen Generalversammlung wirksam erteilt worden sein müssen:

(i)         adoption of a new memorandum and articles of association of WISeKey BVI, including to allow for the issuance and allotment of the WISeKey BVI Shares to the holders of WISeKey CH Shares as required pursuant to the Exchange Ratio;

(i)  Verabschiedung neuer Statuten (memorandum and articles of association) von WISeKey BVI, einschliesslich der Autorisierung der Ausgabe und Zuteilung der WISeKey BVI Aktien an die Inhaber von WISeKey CH Aktien gemäss den Anforderungen des Umtauschverhältnisses;

Annex A-26

(ii)         authorization of the filing of the Registration Statement with the SEC for the purpose of registering the WISeKey BVI Ordinary Shares and WISeKey BVI Class B Shares pursuant to applicable SEC regulations; and

(ii)         Genehmigung der Einreichung des Registration Statement bei der SEC zum Zweck der Registrierung der WISeKey BVI Stammaktien und WISeKey BVI Kategorie B Aktien gemäss den anwendbaren SEC Regularien; und

(iii) authorization of the redemption by WISeKey BVI of the Initial Authorized Shares for nil consideration pursuant to Section 3(h) of this Agreement.	(iii) Genehmigung der Einziehung des Initialen Genehmigten Aktienkapitals durch WISeKey BVI ohne Gegenleistung gemäss Ziffer 3(h) dieses Vertrags.
9.4 Conditions to the Completion of the Merger to be Satisfied Before the Effective Time	9.4 Vor dem Rechtswirksamkeits-zeitpunkt der Fusion zu erfüllende Bedingungen
Prior to the Effective Time, the following further conditions to the completion of the Merger shall have been satisfied:	Vor dem Rechtswirksamkeitszeitpunkt müssen die folgenden weiteren Bedingungen für den Vollzug der Fusion erfüllt sein:
9.4.1 Related to the Creditors’ Calls	9.4.1 In Bezug auf die Schuldenrufe

After having made the Creditors’ Calls in accordance with Art. 164 of the PILA and Art.46 of the Merger Act and prior to submitting the Swiss Merger Application to the Commercial Register, WISeKey CH shall procure that the Licensed Audit Expert (or another licensed audit expert) delivers the confirmation pursuant to Art. 164 para. 1 of the PILA according to which:

Nach erfolgten Schuldenrufen gemäss Art. 164 IPRG und Art. 46 FusG und vor Einreichung der Handelsregisteranmeldung hat WISeKey CH dafür zu sorgen, dass die Zugelassene Revisionsexpertin (oder eine andere zugelassene Revisionsexpertin) die Bestätigung gemäss Art. 164 Abs. 1 IPRG abgibt, wonach:

(a) the claims of the creditors of WISeKey CH who have given notice of their claims have been paid or security has been provided for such claims;	(a) die Forderungen der Gläubiger von WISeKey CH, die ihre Forderungen angemeldet haben, beglichen wurden oder für diese Forderungen Sicherheit geleistet wurde;
(b) the creditors who have given notice of their claims have consented to the deregistration of WISeKey CH from the Commercial Register;	(b) die Gläubiger, die ihre Forderungen angemeldet haben, der Löschung von WISeKey CH aus dem Handelsregister zugestimmt haben;
(c) the claims of the creditors of WISeKey CH are not compromised by the merger; or	(c) die Forderungen der Gläubiger von WISeKey CH durch die Fusion nicht gefährdet werden; oder
(d) there were no creditors’ notices in response to the Creditors’ Calls.	(d) keine Gläubiger aufgrund der Schuldenrufe ihre Forderungen angemeldet haben.
9.4.2 No Prohibition	9.4.2 Keine Untersagung

There shall be no statutory, judicial, or governmental prohibitions in effect that would prevent the completion of the Merger or the transactions contemplated by this Agreement, and any such prohibitions that may have been imposed shall have expired or been terminated.

Es sind keine gesetzlichen, gerichtlichen oder behördlichen Verbote in Kraft, die den Vollzug der Fusion oder die in diesem Vertrag vorgesehenen Transaktionen verhindern würden, und alle derartigen Untersagungen, die gegebenenfalls verhängt wurden, sind abgelaufen oder aufgehoben worden.

9.4.3 Registration Statement	9.4.3 Registration Statement

WISeKey BVI shall have prepared and filed with the SEC the Registration Statement and such Registration Statement shall have been declared effective and no stop-order suspending the effectiveness thereof shall have been issued.

WISeKey BVI hat das Registration Statement vorbereitet und bei der SEC eingereicht, und dieses Registration Statement ist für wirksam erklärt worden, wobei kein Stop-Order zur Aussetzung der Wirksamkeit erlassen worden ist.

Annex A-27

9.4.4 Nasdaq and SIX Listings	9.4.4 Nasdaq und SIX Kotierungen

The WISeKey BVI Ordinary Shares to be issued and allotted to the holders of the WISeKey CH Shares and the WISeKey CH ADSs in connection with the Merger shall have been authorized for (a) a primary listing on the Nasdaq under the symbol “WKEY,” and (b) primary listing on the SIX under the current symbol or a symbol similar to the current symbol, in each case subject to official notices of issuance and listing.

Die WISeKey BVI Stammaktien, die im Zusammenhang mit der Fusion an die Inhaber der WISeKey CH Aktien und der WISeKey CH ADSs ausgegeben und zugeteilt werden, sind für (a) eine Primärkotierung an der Nasdaq unter dem Symbol “WKEY” und (b) eine Primärkotierung an der SIX unter dem Symbol dem bisherigen Symbol oder einem ähnlichen Symbol wie bisher zugelassen worden, jeweils vorbehaltlich der offiziellen Mitteilungen über die Ausgabe und Kotierung.

9.4.5 DTC and SIS Eligibility	9.4.5 DTC- und SIS Teilnahmefähigkeit
The WISeKey Ordinary BVI Shares shall have been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates.	Die WISeKey BVI Stammaktien sind für die Verwahrung, Verbuchung als Bucheffekten und Clearing durch DTC sowie dessen Tochtergesellschaften für teilnahmefähig befunden worden.
9.4.6 Swiss Takeover Confirmation	9.4.6 Bestätigung der Übernahmekommission

The Swiss Takeover Board (Übernahmekommission) shall have issued a decree (Verfügung), which shall have become final and binding (rechtskräftig) or, if challenged, shall not have been set aside by the competent authority or court, confirming that the opting-out provision from the mandatory public tender offer obligations pursuant to articles 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (FMIA), as currently set forth in Article 6 para. 9 of the articles of association of WISeKey CH, will continue to be valid and effective (übernahmerechtlich gültig und wirksam) upon the Merger becoming effective by virtue of the adoption of an equivalent opting-out provision in the Memorandum and Articles of Association of WISeKey BVI.

Die Übernahmekommission hat eine Verfügung erlassen, die rechtskräftig geworden ist oder, sofern angefochten, von der zuständigen Behörde oder dem zuständigen Gericht nicht aufgehoben worden ist, in welcher festgestellt wird, dass die Opting-out-Bestimmung betreffend die Pflicht zur Unterbreitung eines öffentlichen Kaufangebots gemäss Art. 135 und Art. 163 des Bundesgesetzes über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel (FinfraG), wie derzeit in Art. 6 Abs. 9 der Statuten von WISeKey CH vorgesehen, nach dem Wirksamwerden der Fusion aufgrund der Übernahme einer gleichwertigen Opting-out-Bestimmung in das Memorandum and Articles of Association von WISeKey BVI weiterhin übernahmerechtlich gültig und wirksam ist.

9.4.7 Other Legal Conditions Pursuant to Swiss Law and BVI Law	9.4.7 Sonstige rechtliche Bedingungen nach Schweizer Recht und dem Recht der BVI

All Swiss and all BVI legal requirements necessary for the submission of the Swiss Merger Application, including, the receipt from the Zug land registry of a confirmation that WISeKey CH does not own any real property, is not subject to the Swiss Federal Act on the Acquisition of Real Property by Persons Abroad and may be deregistered from the Commercial Register of the Canton of Zug, and for the BVI Registry of Corporate Affairs Request and the Merger to become effective shall have been satisfied.

Alle Anforderungen nach schweizerischen Recht und dem Recht der BVI, die für die Einreichung der Handelsregisteranmeldung erforderlich sind, einschliesslich des Erhalts einer Bestätigung vom Grundbuchamt Zug, dass WISeKey CH kein Grundeigentum besitzt, nicht dem Bundesgesetz über den Erwerb von Grundeigentum durch Personen im Ausland unterliegt und aus dem Handelsregister des Kantons Zug gelöscht werden kann, sowie für den Antrag an das BVI Registry of Corporate Affairs und das Wirksamwerden der Fusion, sind erfüllt.

9.4.8 Swiss Tax Consequences	9.4.8 Schweizer Steuerfolgen
There shall be a confirmation of the competent Swiss tax authorities that no exit withholding tax is payable under Swiss law by the holders of WISeKey CH Shares as a result of the Merger.

Die zuständigen schweizerischen Steuerbehörden haben bestätigt, dass die Inhaber der WISeKey CH Aktien als Folge der Fusion nach schweizerischem Recht aufgrund des Wegzugs nicht verrechnungssteuerpflichtig werden.

Annex A-28

10. Merger Application and BVI Registry of Corporate Affairs Request / Further Assurances	10. Handelsregisteranmeldung und BVI Registry of Corporate Affairs Antrag / Weitere Zusicherungen
10.1 Submission of the BVI Registry of Corporate Affairs Request and the Merger Application	10.1 Einreichung des BVI Registry of Corporate Affairs Antrags und Handelsregisteranmeldung

(a)         WISeKey BVI shall make the BVI Registry of Corporate Affairs Request as soon as reasonably practicable following the approval of this Agreement and the Merger by the Extraordinary General Meeting and the satisfaction of any of the other conditions set forth in Section 9, in coordination with the submission by WISeKey CH of the Swiss Merger Application.

(a)         WISeKey BVI hat den BVI Registry of Corporate Affairs Antrag so bald wie vernünftigerweise möglich einzureichen, nachdem die Ausserordentliche Generalversammlung diesen Vertrag und die Fusion genehmigt hat und sämtliche sonstigen in Ziffer 9 genannten Bedingungen erfüllt sind, in Abstimmung mit der Einreichung der Handelsregisteranmeldung durch WISeKey CH.

(b)         WISeKey CH shall submit the Swiss Merger Application to the Commercial Register as soon as reasonably practicable following the approval of this Agreement and the Merger by the Extraordinary General Meeting and the satisfaction of any of the other conditions set forth in Section 9, in coordination with the request by WISeKey BVI of the BVI Registry of Corporate Affairs Request.

(b)         WISeKey CH wird die Handelsregisteranmeldung so bald wie vernünftigerweise möglich einreichen, nachdem die Ausserordentliche Generalversammlung diesen Vertrag und die Fusion genehmigt hat und sämtliche sonstigen in Ziffer 9 genannten Bedingungen erfüllt sind, in Abstimmung mit dem von WISeKey BVI einzureichenden BVI Registry of Corporate Affairs Antrag.

10.2 Further Assurance	10.2 Weitere Zusicherungen

In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, prior to or on the Effective Time, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Merger contemplated by the terms of this Agreement.

Neben den an anderer Stelle dieses Vertrags ausdrücklich vorgesehenen Handlungen verpflichtet sich jede Partei, vor oder zum Rechtswirksamkeitszeitpunkt nach besten Kräften alle Handlungen vorzunehmen oder vornehmen zu lassen und alles Erforderliche, Angemessene oder Ratsame nach anwendbarem Recht, Vorschriften und Vereinbarungen zu tun oder tun zu lassen, um die in diesem Vertrag vorgesehene Fusion abzuschliessen und wirksam werden zu lassen.

11. Announcements	11. Bekanntmachungen

The Parties shall notify the public, their shareholders, the regulatory authorities and stock exchanges as mutually agreed, shall cooperate closely and specifically coordinate the necessary communications with the regulatory authorities and the making of any announcement in connection with this Agreement and the Merger.

Die Parteien benachrichtigen die Öffentlichkeit, ihre Aktionäre, die Aufsichtsbehörden sowie die Börsen wie gemeinsam vereinbart, arbeiten eng miteinander zusammen und koordinieren insbesondere die notwendige Kommunikation mit den Aufsichtsbehörden und die Veröffentlichung von jeglichen Ankündigungen im Zusammenhang mit diesem Vertrag und der Fusion.

12. Miscellaneous	12. Verschiedenes
12.1 Confidentiality	12.1 Vertraulichkeit

All Parties shall treat as confidential the contents of the Merger negotiations as well as any documents and information exchanged in connection therewith. This obligation of confidentiality shall not apply where disclosure is required by law or regulation, including obligations to provide information to governmental authorities or stock exchanges, such as the SEC, the Commercial Register, the BVI Registry of Corporate Affairs, courts, the Nasdaq, or the SIX.

Alle Parteien behandeln den Inhalt der Fusionsverhandlungen sowie alle im Zusammenhang damit ausgetauschten Dokumente und Informationen vertraulich. Diese Vertraulichkeitsverpflichtung gilt nicht, wenn die Offenlegung aufgrund von Gesetzen oder regulatorischen Vorschriften erforderlich ist, einschliesslich der Verpflichtung zur Bereitstellung von Informationen an staatliche Behörden oder Börsen, wie z.B. die SEC, das Handelsregisteramt, das BVI Registry of Corporate Affairs, Gerichte, die Nasdaq oder die SIX.

Annex A-29

12.2 Assignment; Binding Effect; Benefit	12.2 Abtretung; Bindungswirkung; Nutzen

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Except as specifically provided otherwise herein, nothing in this Agreement is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Weder dieser Vertrag noch irgendwelche Rechte, Ansprüche oder Verpflichtungen hierunter können von einer der Parteien hierzu (ob kraft Gesetzes oder anderweitig) ohne die vorgängige schriftliche Zustimmung der anderen Partei übertragen oder abgetreten werden. Vorbehaltlich des vorangehenden Satzes ist dieser Vertrag für die Parteien, deren jeweilige Rechtsnachfolger und Abtretungsempfänger verbindlich und wirkt zu ihren Gunsten. Ausser es ist hierin ausdrücklich anders vorgesehen, bezweckt nichts in diesem Vertrag irgendeiner Person (abgesehen von den Parteien, deren jeweiligen Rechtsnachfolgern und Abtretungsempfängern) irgendwelche Rechte, Rechtsbehelfe, Verpflichtungen oder Verbindlichkeiten unter oder aufgrund dieses Vertrags zu gewähren.

12.3 Entire Agreement	12.3 Gesamter Vertrag

This Agreement and any documents delivered by the Parties in connection herewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect thereto.

Dieser Vertrag und alle Dokumente, welche von den Parteien im Zusammenhang damit abgeschlossen wurden, stellen den gesamten Vertrag zwischen den Parteien in Bezug auf den Vertragsgegenstand dar und ersetzen alle früheren zwischen den Parteien diesbezüglich abgeschlossenen Verträge und Vereinbarungen.

12.4 Amendments and Modifications of the Agreement	12.4 Ergänzungen und Änderungen des Vertrags

This Agreement may be amended by the Parties at any time before or after the holders of WISeKey CH Shares adopt a resolution approving this Agreement; provided, however, that after any such adoption by the holders of WISeKey CH Shares, this Agreement shall not be further amended without the approval of the shareholders of WISeKey CH unless any such amendment shall not require the approval of such shareholders under applicable law, SIX or Nasdaq regulations. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Dieser Vertrag kann jederzeit, bevor oder nachdem die Inhaber der WISeKey CH Aktien diesen Vertrag genehmigt haben, durch die Parteien geändert werden. Nach der Genehmigung durch die Inhaber der WISeKey CH Aktien darf dieser Vertrag ohne Genehmigung der Inhaber der WISeKey CH Aktionäre nicht mehr weiter geändert werden, es sei denn, dass eine solche Änderung nach anwendbarem Recht oder gemäss den Regeln der Nasdaq oder der SIX keine Genehmigung der Aktionäre erfordert. Dieser Vertrag darf nur durch ein von jeder Partei unterzeichnetes schriftliches Instrument geändert werden.

12.5 Severability	12.5 Salvatorische Klausel

If at all possible, each provision of this Agreement shall be interpreted so that it is valid and enforceable under applicable law. If a provision of this Agreement should be held unenforceable or invalid, it shall only be invalid to the extent that it is unenforceable or invalid and shall be otherwise replaced by a valid and enforceable provision which a party acting in good faith would regard as an adequate commercial replacement for the provision which is invalid or unenforceable. The other provisions of this Agreement shall remain binding and in force under all circumstances.

Wenn irgendwie möglich ist jede Bestimmung dieses Vertrags so auszulegen, dass sie unter dem anwendbaren Recht gültig und durchsetzbar ist. Falls eine Bestimmung dieses Vertrags nicht durchsetzbar oder ungültig sein sollte, ist diese nur insoweit ungültig, als sie nicht durchsetzbar oder ungültig ist, und soll im Übrigen durch eine gültige und durchsetzbare Bestimmung ersetzt werden, welche eine Partei, welche in gutem Glauben handelt, als angemessenen wirtschaftlichen Ersatz für die Bestimmung, welche ungültig oder nicht durchsetzbar ist, betrachten würde. Die übrigen Bestimmungen dieses Vertrags bleiben unter allen Umständen bindend und in Kraft.

Annex A-30

12.6 Absence of Waiver	12.6 Kein Verzicht
The waiver of a contractual right in an individual case shall not be regarded as a general waiver of this right or other rights arising out of this Agreement.	Der Verzicht auf ein vertragliches Recht im Einzelfall gilt nicht als genereller Verzicht auf dieses oder andere aus diesem Vertrag resultierende Rechte.
12.7 Authoritative Version	12.7 Massgebende Fassung
In the event of any deviations between the English and the German version of this Agreement, the German version shall prevail.	Im Falle von Abweichungen zwischen der englischen und der deutschen Fassung dieses Vertrags ist die deutsche Fassung massgebend.
13. Entry Into Force and Termination	13. Inkrafttreten und Beendigung
13.1 Entry Into Force	13.1 Inkrafttreten
This Agreement shall enter into force upon its execution by both Parties.	Dieser Vertrag tritt mit seiner Unterzeichnung durch beide Parteien in Kraft.
13.2 Termination	13.2 Beendigung
(a) The Parties shall be entitled to terminate this Agreement by mutual consent anytime until the Extraordinary General Meeting.	(a) Die Parteien sind berechtigt, diesen Vertrag jederzeit bis zur Ausserordentlichen Generalversammlung im gegenseitigen Einvernehmen aufzuheben.

(b)         This Agreement shall be automatically terminated if the holders of the WISeKey CH Shares do not approve the Merger and this Agreement at Extraordinary General Meeting, without any liability or obligation to either Party.

(b)         Dieser Vertrag wird ohne Fortbestand irgendeiner Verbindlichkeit oder Verpflichtung für eine der Parteien automatisch beendet, wenn die Ausserordentliche Generalversammlung diesen Vertrag nicht genehmigt.

(c)         This Agreement may be terminated by the WISeKey CH Board by delivery of a written notice to WISeKey BVI if the WISeKey CH Board determines, in its reasonable discretion, that (i) one or several of the conditions pursuant to Section 9 are not satisfied (or are not expected to be satisfied) on or prior to the Long Stop Date, (ii) the Merger is no longer in WISeKey CH’s or the holders of the WISeKey CH Shares’ best interests, (iii) the Merger may not result in the benefits that the WISeKey CH Board expected, or (iv) the cost of the Merger significantly increase.

(c)         Dieser Vertrag kann vom WISeKey CH Verwaltungsrat durch Zustellung eines schriftlichen Kündigungsschreibens an WISeKey BVI beendet werden, wenn der WISeKey CH Verwaltungsrat in vernünftigem Ermessen feststellt, dass (i) eine oder mehrere der Bedingungen gemäss Ziffer 9 am oder vor dem Long Stop Datum nicht erfüllt sind (oder voraussichtlich nicht erfüllt sein werden), (ii) die Fusion nicht mehr im Interesse von WISeKey CH oder der Inhaber der WISeKey CH Aktien liegt, (iii) die Fusion nicht die vom WISeKey CH Verwaltungsrat erwarteten Vorteile bringt oder (iv) die Kosten der Fusion erheblich steigen.

(d)         The termination of the Agreement shall also terminate all rights and obligations arising out of the Agreement, with the exception of those in Sections 12.1 and 14, which shall continue to be valid.

(d)         Die Beendigung des Vertrags bewirkt zugleich die Beendigung aller sich aus dem Vertrag ergebenden Rechte und Pflichten, mit Ausnahme derjenigen in den Ziffern 12.1 und 14, die weiterhin gültig bleiben.

14. Applicable Law and Jurisdiction	14. Anwendbares Recht und Gerichtsstand

(a)         This Agreement shall be governed by and construed in accordance with the laws of Switzerland; provided, however, that the laws of the BVI shall apply to the extent that this Agreement concerns corporate law matters of WISeKey BVI or where the application of mandatory provisions of BVI law is required.

(a)         Dieser Vertrag unterliegt dem Recht der Schweiz und ist in Übereinstimmung mit diesem auszulegen; jedoch gilt das Recht der BVI insoweit, als dieser Vertrag gesellschaftsrechtliche Angelegenheiten der WISeKey BVI betrifft oder die Anwendung zwingender Bestimmungen des BVI-Rechts erforderlich ist.

Annex A-31

(b)         The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Zug, Switzerland.

(b)         Ausschliesslicher Gerichtsstand für alle Streitigkeiten, Ansprüche oder Kontroversen, die sich aus oder im Zusammenhang mit diesem Vertrag (oder späteren Änderungen desselben) ergeben, einschliesslich, aber nicht beschränkt auf Streitigkeiten, Ansprüche oder Kontroversen hinsichtlich seines Bestehens, seiner Gültigkeit, Auslegung, Erfüllung, Verletzung oder Beendigung, ist die Stadt Zug, Schweiz.

Annex A-32

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have caused this Agreement to be executed as of the date first above written.	ZU URKUNDE DESSEN haben die Parteien, handelnd durch ihre ordnungsgemäss bevollmächtigten Stellvertreter, die Ausfertigung dieses Vertrags am oben angegebenen Datum veranlasst.

[Signatures on next page / Unterschriften auf der nächsten Seite]

Annex A-33

Executed as of the date written on the cover page to this Agreement. / Unterzeichnet per Datum gemäss Deckblatt des Vertrags.

WISeKey International Holding AG
/s/ John O’Hara	/s/ Carlos Moreira
John O’Hara, CFO	Carlos Moreira, CEO
WISeKey International Corp.
/s/ John O’Hara	/s/ Carlos Moreira
John O’Hara, CFO	Carlos Moreira, CEO

[Unterschriftenseite Fusionsvertrag]
[Signature Page of the Merger Agreement]

Annex A-34

Annex 2.3 — Merger Balance Sheet/Fusionsbilanz

WISeKey International Holding AG

Statutory Financial Statements

As at December 31, 2025

Annex A-35

To the general meeting of

WISeKey International Holding Ltd
General-Guisan-Strasse 6
6300 Zug

Report on the Audit of the Financial Statements 2025

(for the period from 01.01.2025 to 31.12.2025)

30 April 2026

Annex A-36

REPORT OF THE STATUTORY AUDITOR

To the General Meeting of WISeKey International Holding Ltd, Zug

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of WISeKey International Holding Ltd (the Company), which comprise the balance sheet as at December 31, 2025, the income statement, for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the financial statements (pages F-67 to F-81) comply with Swiss law and the articles of incorporation.

Basis for Opinion

We conducted our audit in accordance with Swiss law and Swiss Standards on Auditing (SA-CH). Our responsibilities under those provisions and standards are further described in the “Responsibilities of the Auditor for the Audit of the Financial Statements” section of our report. We are independent of the Company in accordance with the provisions of Swiss law, together with the requirements of the Swiss audit profession that are relevant to audits of the financial statements of public interest entities. We have also fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key Audit Matters	How the Key Audit Matter was addressed in the audit
Valuation of investments in subsidiaries

The Company carries investments in subsidiaries in the amount of CHF 20.6 million on the balance sheet. Investments are valued individually at acquisition costs less impairment. The valuation of investments involves judgment in the projections and assumptions used, which are sensitive to the expected future market developments that could affect the profitability of these entities.

We focused on this area due to the degree of management’s judgment involved, its significant impact on the financial statements and the impact it has on presentation and disclosures.

We refer to Note 5 to the statutory financial statements for the Company’s disclosure on the investments in subsidiaries.

We assessed the Company’s impairment considerations and valuation for all significant investments for reasonableness.

We evaluated key assumptions used in the valuations relating to future expected cash flows and net asset values.

We assessed the appropriateness and completeness of the related disclosures in Note 5.

Annex A-37

Key Audit Matters	How the Key Audit Matter was addressed in the audit
Valuation of intercompany receivables

The Company carries intercompany receivables in the amount of CHF 4.7 million on the balance sheet.

We focused on this area due to its significant impact on the financial statements and impact it has on presentation and disclosures.

We refer to Note 4 to the statutory financial statements for the Company’s disclosure on the receivables from its subsidiaries.

We assessed the financial solvency of each corresponding subsidiary based on the net asset values as well as future expected cash flows.

We assessed the appropriateness and the completeness of the related disclosures in Note 4.

Other Information

The Board of Directors is responsible for the other information. The other information comprises the information included in the annual report, but does not include the financial statements, the consolidated financial statements, the compensation report and our auditor’s reports thereon.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of the Board of Directors for the Financial Statements

The Board of Directors is responsible for the preparation of the financial statements in accordance with the provisions of Swiss law and the articles of incorporation, and for such internal control as the Board of Directors determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the Board of Directors is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern, and using the going concern basis of accounting unless the Board of Directors either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Responsibilities of the Auditor for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Swiss law and SA-CH will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

A further description of our responsibilities for the audit of the financial statements is located on EXPERTsuisse’s website at: https://expertsuisse.ch/audit-report. This description forms an integral part of our report.

Annex A-38

Report on other Legal and Regulatory Requirements

In accordance with Art. 728a para. 1 item 3 CO and PS-CH 890, we confirm that an internal control system exists, which has been designed for the preparation of the financial statements according to the instructions of the Board of Directors.

Based on our audit in accordance with Art. 728a para. 1 item 2 CO, we confirm that the proposal the Board of Directors complies with Swiss law and the articles of incorporation. We recommend that the financial statements submitted to you be approved.

Geneva, 30 April 2026

Responsibilities of the Auditor for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Swiss law and SA-CH will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

BDO Ltd

/s/ Nigel Le Masurier	/s/ Sascha Gasser
Nigel Le Masurier	Sascha Gasser
Licensed Audit Expert	Licensed Audit Expert
Auditor in Charge

Annex A-39

WISeKey International Holding A.G., Zug
Balance Sheet as at December 31, 2025

CHF	2025	Note ref:	2024
	CHF		CHF
ASSETS
Current Assets
Cash and bank deposits	422’637		1’500’823
Short-term intercompany receivables	4’710’671	4	2’621’638
Other receivables	229’997		33’403
Prepaid expenses	516’541		412’778
Intercompany accrued income and interests	—	4	419’778
Total Current Assets	5’879’848		4’988’421

Non-current Assets
investments in subsidiaries, net	20’639’355	5	20’639’355
Other investment	2’849’787	7	—
lntercompany loans	43’116	6	64’414
Total Capital Assets	23’532’257		20’703’769
Total Non-current Assets	23’532’257		20’703’769
TOTAL ASSETS	29’412’105		25’692’189

The accompanying notes are an integral part of these financial statements.

Annex A-40

WISeKey International Holding A.G., Zug
Balance Sheet as at December 31, 2025

	2025	Note ref:	2024
	CHF		CHF
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Trade payables	361’082		297’260
Intercompany accounts payable	7’474’385	8	979’946
Other payables	144’989	9	851’958
Accrued liabilities	2’726’147	10	3’056’648
Total Current Liabilities	10’706’604		5’185’811

Non-Current Liabilities
Long term loans – interest bearing	7’919		9’069
Total Non-Current Liabilities	7’919		9’069
Total Liabilities	10’714’523		5’194’880

Shareholders’ Equity
Share Capital	424’063	11	352’565
Capital Contribution Reserves approved for tax purposes	48’061’292	11	48’061’292
Capital Contribution Reserves not yet approved*	24’153’010	11	24’222’732
Other Legal Capital Reserves	28’913’251	11	28’913’251
Reserve for Treasury Shares held by subsidiaries	119’880	12	119’880
Treasury Shares held by WISeKey International Holdings AG	(340’195)	12	(340’195)
Accumulated Deficit	(80’832’216)	13	(74’648’036)
Net Profit/(Loss) for the Period	(1’801’504)	13	(6’184’180)
Total Shareholders’ Equity	18’697’582		20’497’309
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	29’412’105		25’692’189

____________

*:       this amount of capital contribution reserves is subject to the approval of the Swiss Federal Tax Administration. For further information, see also note 11.1 to the financial statements.

The accompanying notes are an integral part of these financial statements.

Annex A-41

WISeKey International Holding A.G., Zug
Income Statement for the Period

	2025	Note ref:	2024
	CHF		CHF
INCOME
Other Income	81’363		115’245
Management Fee Income	4’700’001		5’163’754
	4’781’364		5’278’999

OPERATING EXPENSES
Salaries and Personnel	434’118	20	(5’697’699)
Costs Office Expenses	(12’405)		(9’606)
Insurances	(670’901)		(633’282)
Travel & Accommodation	(1’455)		(54’820)
Consultancy and Professional Services	(2’672’933)	16	(1’940’198)
Marketing	(112’633)		(113’087)
Management Fees and lntercompany Charges	(5’779’643)	17	(2’299’701)
Valuation Adjustments on Loans and Investments	1’658’503	18	(1’105’434)

FINANCIAL COSTS AND FINANCIAL INCOME
Foreign Exchange (Loss)/Gain	(56’301)		214’431
Other Financial Charges	(22’595)		(21’834)
Financial Charges on Loan	—	19	(339’768)
Interest Income	538’112		587’160
Interest Expense	(18’003)		31’434
Profit on Sale of Treasury Shares	—	12	12’801

PRIOR PERIOD COSTS
Prior Period Expenditure	23’358		(30’259)

NON-OPERATIONAL COSTS AND INCOME
Non-Operating Gains/(Losses)	109’909		(63’316)

LOSS BEFORE TAXES	(1’801’504)		(6’184’180)
Taxes	—		—
LOSS FOR THE YEAR	(1’801’504)		(6’184’180)

The accompanying notes are an integral part of these financial statements.
Annex A-42

WISeKey International Holding A.G., Zug
Notes to the Financial Statements — December 31, 2025

Note 1. Background and Operations

WISeKey International Holding A.G., (the Company), was registered in Zug, Switzerland,on November 17,2015 and was listed on the Swiss Stock Exchange, SIX AG, with the valor symbol “WIHN’ on March 31, 2016. The Company’s purpose is to incorporate, acquire, hold and dispose of participations in companies, both in Switzerland and abroad, especially in the field of cybersecurity and related areas. The Company may engage in all types of transactions that appear appropriate to promote, or are related to the purpose of the Company.

The annual average number of full-time equivalents (FTE) for 2025 was less than 10 and for 2024 was more than 10 but less than 50. The Company has zero outstanding as at 31st December 2025 (CHF 13’384 at 31st December 2024) toward its pension funds.

On March 3, 2016, the Company acquired 100% of the shares of WISeTrust SA.

On March 22,2016, WISeKey SA’s shareholders exchanged a total of 90.3%of their shares into those of the Company shares. During 2017, several shareholders approached the Company to exchange their shares in WISeKey SA, having failed to participate in the original share exchange program of 2016. As at December 31, 2019, the Company had acquired an additional 5.28% of WISeKey SA’s shares, bringing its holding up to 95.58%. The remaining 4.42% of the WISeKey SA’s share capital will be obtained either through share exchanges or as part of a squeeze-out merger.

On September 20, 2016 the Company acquired the semiconductor assets and supporting operations from Inside Secure, a French company listed on the Euronext, Stock Exchange in Paris, in the form of a carve-out. The entity was renamed WISeKey Semiconductors. As part of the deal, the Company also acquired the supporting operations in Japan, Taiwan and Singapore, renamed WISeKey KK, WISeKey Taiwan and WISeKey Singapore Pte Ltd respectively.

On October 5, 2016, the Company established a Joint Venture, WISeKey SAARC Ltd, in London, U.K., for operations in the South Asian region. It owns 51% of the venture. WISeKey SAARC Ltd owns 88% of WISeKey India Private Ltd, a sales and support operation based in New Delhi, India.

On April 3, 2017, the Company acquired 85% of the share capital of QuoVadis Holding Ltd, a Bermudan-based company in the managed PKI and digital signature management business, having operations in the UK, Netherlands, Belgium,Germany and Switzerland, as well as Bermuda itself. As part of the consideration, a shareholders’ put and call option agreement over the 15% remaining non-controlling interest (‘NCI’) was signed by the Group and the 15% NCI shareholders. Per the shareholders’ put and call option agreement over the 15% non-controlling interest, WISeKey granted the non-controlling interest shareholders an option (put option) pursuant to which the non-controlling interest shareholders were entitled to sell all of their shares in QV Holding Ltd to WISeKey, and the non-controlling interest shareholders granted WISeKey an option (call option) pursuant to which WISeKey was entitled to buy all shares in QV Holding Ltd held by the non-controlling interest shareholders. Both options were exercisable at the earliest on May 01, 2018 and at the latest on May 31, 2018. In May 2018, the NCI shareholders exercised their put option. On May 24, 2018, the Company acquired the remaining 15% of QuoVadis Holding Ltd through the issue of 860,000 Ordinary B shares valued at CHF5.42 per share for a total consideration of CHF 4,664,994.

On January 16, 2019 the Company completed the sale of WISeKey (Bermuda) Holding Ltd (including all of its subsidiaries) to DigiCert, Inc. pursuant to a Share Purchase Agreement entered into by and between the Company and DigiCert, Inc. on December 21, 2018. As of January 16, 2019, the following subsidiaries are no longer part of the WISeKey Group: WISeKey (Bermuda) Holding Ltd., QuoVadis Trustlink Schweiz AG, QuoVadis Trustlink BVBA, QuoVadis Trustlink BV,QV BE BV, QuoVadis Trustlink GmbH, QuoVadis Services Ltd. and QuoVadis Ltd.

At January 16, 2019, the Regulatory Authority in Bermuda (‘RAB’) consent to transfer the ownership of QuoVadis Services Ltd had not yet been obtained. Therefore, in application of the SPA terms and conditions, the shares in QuoVadis Services Ltd. held by WISeKey (Bermuda) Holding Ltd were transferred to WISeKey International Holding AG who, as a result, held a 51% interest in QuoVadis Services Ltd, and WISeKey directly operated QuoVadis Services Ltd. on trust for DigiCert, Inc.until receipt of the RAB Consent and the effective transfer of the shares in QuoVadis Services Ltd. to DigiCert, Inc. The RAB Consent was received in February 2019 and the transfer of ownership of QuoVadis Services Ltd from the Company to DigiCert Inc. was effective on February 28, 2019.

Annex A-43

During 2019, the Company applied to the SEC for permission to trade its shares, in the form of American Depository Receipts (ADRs), on a US exchange. On December 4, 2019, having received approval from both the SEC and the NASDAQ, the Company commenced trading of ADRs on the NASDAQ Global Market.

On February 1, 2021, the Company acquired 51% of the share capital of arago GmbH, a German company engaged in the use of Artificial Intelligence for the purpose of Knowledge Automation. As part of the deal, the Company also acquired the subsidiary operations in America and India. On March 14, 2022, the Company signed a Share Purchase and Transfer Agreement (the “SPTA”) to sell its 51% ownership in arago GmbH and its affiliates (together “arago” or the “arago Group”) to OGARA GmbH, with Neutrino Energy Property GmbH & Co. acting as “Buyer Guarantor”, who signed on March 16, 2023. The completion of the sale was conditional on the consideration being transferred to WISeKey and the shares owned by the Group being transferred to OGARA GmbH. The sale was completed on June 24, 2022, when the shares owned by WISeKey in arago were transferred to OGARA GmbH as WISeKey issued a waiver to accept a delayed payment of the consideration, because of the high cash burn rate of arago.

On May 23, 2023, the Company distributed a dividend-in-kind in the form of 1,500,300 Ordinary Shares in its subsidiary undertaking, SEALSQ Corp. SEALSQ Corp’s Ordinary Shares began trading on the Nasdaq exchange on May 23, 2023.

As of December 31, 2025, the Company continued to hold 6.78% of the share capital of SEALSQ Corp and 51.55% of the voting rights of SEALSQ Corp.

Note 2. Future Operations

The Company made a loss from operations in this reporting period,which includes significant provisions made against receivables due from subsidiary companies. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

The Company made a loss of CHF 1,801,501 (2024: loss of CHF 6,184,180).

Historically, the Company has been dependent on debt and equity financing to augment the operating cash flow to cover its cash requirements. Any additional equity financing may be dilutive to shareholders.

On October 23, 2024, WISeKey entered into two Agreements for the Subscription of up to $15M Convertible Notes each with (the “Anson Facility”) Anson Investments Master Fund LP (“Anson”) and with (the “L1 facility”) L1 Captial Global Opportunities Master fund, pursuant to which Anson & L1 commits to grant a loan to WISeKey for up to a maximum amount of USD 15 million each divided into tranches of variable sizes, during a commitment period of 24 months ending Octobre 22, 2026. On December 12, 2024, WISeKey and Anson and L1 signed the First Amendment to the Subscription Agreement (the “Anson First Amendment” and “L1 First Amendment”), pursuant to which, for the remaining facility, WISeKey has the right to request Anson and L1 to subscribe for six “accelerated” note tranches of up to USO 2,500,000 each. The “minimum” Conversion Amount is US$ 100,000 and Conversion Amounts must be in multiples of US$ 100,000 (the “Anson Accelerated Tranches” and “L1 Accelerated Tranches”) at the date and time determined by WISeKey during the commitment period, subject to certain conditions. In 2024, WISeKey made one subscription under the Anson Facility and L1 Facility. As at December 31, 2025, the outstanding for each Anson Facility & L1 Facility available was USD 13.75 million.

The Anson Facility and L1 Facility will be used as a safeguard should there be any additional cash requirements not covered by other types of funding.

Based on the Group’s cash projections for the next 12 months to April 30, 2027, it has sufficient liquidity to fund operations and financial commitments. Management therefore believe it is correct to present these figures on a going concern basis.

Note 3. Significant accounting policies

These financial statements were prepared according to the provisions of the Swiss financial reporting law (32nd title of the Swiss Code of Obligations). Due to rounding, numbers presented throughout this report may not add up precisely to the totals provided. All ratios and variances are calculated using the underlying amount rather than the presented rounded amount. Certain prior year numbers were reclassified to conform to the current year presentation.

Annex A-44

As WISeKey International Holding AG prepares consolidated financial statements under a recognized accounting standard (US GAAP), it has elected in these statutory financial statements, as permitted by law, not to prepare a management report and to omit a cash flow statement and notes on interest-bearing liabilities and audit fees.

The significant accounting policies adopted by the Company are as follows:

Foreign currency translation

The accounting records of the Company are maintained in Swiss Francs. All transactions in other currencies are translated into Swiss Francs at the rate prevailing at the time of the transaction. Assets and liabilities in other currencies remaining at the balance sheet date are translated at the appropriate year-end rate. Transaction and translation foreign exchange profits and losses are included in the statement of income and expenses in the year in which they are incurred. Unrealized foreign exchange gains on non-current assets and liabilities at the balance sheet date are provided for in accrued liabilities at the year-end.

Cash and cash equivalents

Cash and cash equivalents are defined as cash on hand,demand deposits, and short-term highly liquid investments, which are convertible to a known amount of cash and bear an insignificant risk of change in value.

Restricted Cash

Restricted cash is defined as cash held on behalf of the Company in accounts outside of the Company’s direct control and that can only be transferred to the Company upon the fulfilment of specific criteria.

Tax

The Company is liable for Swiss federal income tax and cantonal/communal income and capital taxes and therefore accrues for all taxes due for the period.

Other investments

Other investments are carried at cost less any necessary provision for impairment in value.

Investments in subsidiaries

Investments in subsidiaries are carried at cost less any necessary provision for impairment in value.

Treatment of sale of treasury shares

Treasury shares are held at historic cost at the date of acquisition. Gains and losses made upon the sale of treasury shares are recognized in the income statement.

Debt issuance costs

It is the Company policy to capitalize issuance costs on long-term credit facilities, defined as those with a duration in excess of one year at the point of inception. These costs are amortized over the life of the credit facility to which they relate.

Note 4. Short-term intercompany receivables and accrued income

As the Ultimate Parent Company of the Group, WISeKey International Holding AG incurs costs that are for the benefit of other companies within the Group. The Company raises invoices to its subsidiary undertakings for the recharge of these costs.

Annex A-45

Note 5. Investments in subsidiaries, net

Cost CHF	Ownership/ Voting interests %	Net value of the investment as at 31.12.2025	Ownership/ Voting interests %	Net value of the investment as at 31.12.2024
WISeKey SA	95.75%	—	95.75%	—
Geneva, Switzerland
WISeTrust SA	100%	4’102’244	100%	4’102’244
Geneva Switzerland
WISeKey SAARC Ltd	51%	—	51%	—
London, United Kingdom
WISeCoin AG	90%	—	90%	—
lug, Switzerland
WISeKey Equities AG	100%	100’000	100%	100’000
lug, Switzerland
WISeKey Semiconductors GmbH	100%	27’916	100%	27’916
Munich, Germany
WISe.Art AG (formerly TrusteCoin AG)	87.5%	100’000	87.5%	100’000
lug, Switzerland
WISeSat.Space AG	92.47%	100’000	100%	100’000
lug, Switzerland
WISeKey Arabia – Information Technology	51%	25’116	51%	25’116
Jeddah, Saudi Arabia
WISeKey (Gibraltar) Limited	100%	121	100%	121
Gibraltar
SEALCOIN AG	75%	100’000	100%	100’000
lug, Switzerland
SEALSQ Corp.	6.78%	16’083’958	12.55%	16’083’958
Brffish Virgin Islands	51.55%		52.99%
QAIT Corp.	100%	—
British Virgin Islands
WISeSat.Space Corp.	100%	—
British Virgin Islands
Total		20’639’355		20’639’355

Management has reviewed the carrying value of the investments in the Company’s subsidiaries and has determined that the carrying values remain appropriate.

In assessing the potential impairment of the investments, the Company considers the net asset value, the expected cash-flows that will be generated by each of these investments and the market capitalization of the Group. Management believes that, on the basis of this and other than as set out in note 21, the carrying value of these investments as at December 31, 2025 is not impaired.

WISeKey International Holding AG and SEALSQ France SAS (previously WISeKey Semiconductors SAS) entered into a Capital Increase Agreement on December 15, 2022, whereby an amount of EUR 7 million (CHF 6,870,959 at the prevailing rate of exchange) owed to WISeKey International Holding AG by WISeKey Semiconductors SAS was converted into a capital contribution by way of an offset with the outstanding debt under the Revolving Credit Agreement and the loans resulting from the above-mentioned debt transfers. Under the terms of this agreement, the investment in SEALSQ France SAS was increased by EUR 7 million (CHF 6,870,959) and the balance owed to WISeKey International Holding AG was reduced by an equivalent amount.

Annex A-46

On January 1, 2023, the Company transferred 100% of the issued share capital of SEALSQ France to another subsidiary undertaking, SEALSQ Corp in return for the issuance of 7,501,400 Ordinary Shares and 1,499,700 Founder Shares in SEALSQ Corp. On May 23, 2023, the Company distributed 1,500,300 Ordinary Shares to its shareholders by way of a dividend-in-kind from reserves from capital contributions.

SEALSQ Corp made further capital increases in 2023 & 2024 & 2025 meaning that, as at December 31, 2025, the Company owned 6.78% of SEALSQ Corp and held 51.55% of the voting rights of SEALSQ Corp.

On July 16, 2024 the company acquired 100% of the issued share capital of SEALCOIN AG, a newly incorporated company registered in Zug, Switzerland for a total consideration of CHF 100,000, with the purpose to provide consultancy services and services of all kinds in Switzerland and abroad, in the field of the Internet of Things (loT). On the 26th of March 2025 the capital of SEALCOIN AG was increased, as of then the Company holds 75% of the shares in SEALCOIN AG.

On the 17th of June 2025, WISeSat.Space Corp was created and on the 24th of October 2025, QAIT Corp, in both of which the company holds 100%.

Also please find attached the table below which contains a list of entities in which the company has significant indirect investment.

Significant Indirect Investment

Group Company Name Office	Registered	Share Capital as at December 31, 2025		% ownership as at December 31, 2025	Nature of business
SEALSQ France SAS	Rue de la carrière de Bachasson, Arteparc de Bachasson, CS 70025, 13590 Meyreuil, France	EUR	1’473’162	6.78%	Chip manufacturing, sales & distribution
WISeKey ELA SL	Calle Rodriguez Arias No 15, Bilbao, Spain	EUR	4’000’000	95.75%	Sales & support
WISeKey USA Inc(1)	731 James Street, Suite 400, Syracuse, New York 13203-2003, USA	USD	6’500	95.75%	Sales & support
WISeKey India Private Ltd(2)	C-4/5, Lower Ground Floor, Safdarjung Development Area, New Delhi, South Delhi, Delhi, India 110016	INR	1’000’000	45.90%	Sales & support
SEALSQ Japan KK	3F, 1-9-7 Kanda-Awajicho, Chiyoda-ku, Tokyo, Japan	JPY	1’000’000	6.78%	Sales & distribution
SEALSO France Taiwan Branch(4)	Han Tai Centre, 2/F,A, 170 Dunhua North Road, Singshan District, Taipei 10548, Taiwan	TWD	100’000	6.78%	Sales & distribution branch
WISeKey Vietman Ltd	29th Floor, East Tower, Hanoi Lotte Center, No 54 Lieu Gia, Cong Vi, Ba Dinh, Ha Noi, Vietnam	VND	689’400’000	95.75%	R&D
SEALSQ USA Ltd	2415 E Camelback Road, Ste 600 Phoenix, AZ 85016, USA	USD	—	6.78%	Sales & support
WISeKey International Corp.(3)	Craigmuir Chambers, Road Town, Tortola, VG VG 1110, British Virgin Islands	USD	—	100%	Non trading
IC’Alps SAS	21 Rue Frédéric Mistral, 38400 – Saint Martin d’Hères, France	EUR	1’100’000	6.78%	Custom ASIC design services

____________

(1)      50% owned by WISeKey SA and 50% owned by WiseTrust SA

(2)      88% owned by WISeKey SAARC which is controlled by WISeKey International Holding AG

(3)      Formerly WISeQAI Corp

(4)      Companies deemed under Common control

Note 6. lntercompany loans

The Company has extended multiple loans to its subsidiary undertakings. These bear an interest rate of 2.5%per annum.

Annex A-47

Note 7. Other Investment

Quantix Edge Security, S.L. was incorporated in June 2024 in Murcia, Spain as a public-private joint venture focused on the design and manufacture of post-quantum and quantum-enhanced semiconductor solutions.

The Shareholders anticipate total aggregate investments of EUR 40.0million, funded through multiple capital calls.

The first capital tranche of EUR 15.0 million was funded on September 11, 2025, including EUR 3.075 million from the Company resulting in 20.5% of ownership. Also SEALSQ Corp has acquired 5.0%(EUR 0.750 million) of the ownership in the same capital tranche.

Note 8. lntercompany accounts payable

lntercompany accounts payable includes charges payable to the Company’s subsidiaries undertaking, SEALSQ Corp and WISeKey SA, for management fees charged and costs incurred on behalf of the Company.

Note 9. Other payables

The Other Payables relate to salary related payments that were due as at December 31, 2025.

Note 10. Accrued liabilities

The accrued liabilities include a provision for accrued vacation not yet taken by the employees, while working for the Company.

Note 11. Share Capital

The Company has 2 classes of shares in its share capital, Class “A” shares with a nominal value of CHF 0.01 per share and Class “B” shares with a nominal value of CHF 0.10per share. Both classes of share have the same voting rights, namely 1 share, 1 vote. Only the Class “B” shares are listed on the International Reporting Standard of the SIX Stock Exchange.

On December 4, 2019, the Companies’ American Depositary Shares (“ADS”) started trading on The Nasdaq Stock Market LLC (“NASDAQ”) under the ticker symbol WKEY. Each ADS represents five Class B Shares. As at December 31, 2025, 4,830,524 (2024: 5,102,504) ADSs were outstanding.

	31 December 2025		31 December 2024
	Number of Shares	CHF	Number of Shares	CHF
Share Capital Class “A” Shares	1’600’880	16’009	1’600’880	16’009
Share Capital Class “B” Shares	4’080’546	408’055	4’070’522	407’052
Total Share Capital	5’681’426	424’063	5’671’402	423’061
Issued Share Capital	5’681’426	424’063	5’671’402	423’061
Authorised Share Capital, not issued, Class “B” Shares	2’120’317	212’032	1’618’117	161’812
Conditional Share Capital Class”A” Shares	400’000	4’000	400’000	4’000
Conditional Share Capital Class “B” Shares	2’072’576	207’258	505’628	50’563

11.1 Movement of share capital

The movements of the changes in shareholders’ equity are explained further here.

Movements in shareholders’ equity in 2025 relate to the issuance of shares by exercising op options and the registration of the increase in the commercial register.

The legal general reserves from capital contribution relate to capital contributions contributed to the Company by its shareholders since 1997, which, under Swiss tax law, may be distributed without being subject to Swiss withholding tax effective January 1, 2011, if certain conditions are met.

Annex A-48

One of the conditions is that the reserves from capital contribution have to be declared to the Federal tax administration no later than 30 days following the ordinary general meeting of the shareholders.

As of December 31, 2023, capital contribution reserves of CHF 78’761’639 have been approved by the Swiss Tax authorities. Following the payment of the dividend-in-kind on May 23, 2023 from approved reserves from capital contributions in the amount of CHF 1787’096, an amount of CHF 28,913,251 was additionally transferred from the approved capital contribution reserve to Other Legal Capital Reserves. This represents the difference between the book value of the shares in SEALSQ Corp that were distributed through the dividend in kind and the market value based upon the Variable Weighted Average Price (VWAP) of the shares of SEALSQ Corp on the first day of trading on the Nasdaq exchange.

On June 30, 2023, the Company completed a reverse split whereby 1 new Class “A” Share was issued for every 25 old Class “A” Shares held and 1 new Class “B” Share was issued for every 50 old Class “B” Share held.

On June 28, 2024, the Company changed the nominal values of the Class “A” Shares from CHF 0.25 to CHF 0.01 and of the Class “B” Shares from CHF 2.50 to CHF 0.10.

11.2       Conditional share capital

The share capital may be increased in an amount not to exceed CHF 208,031.70 with a nominal value of CHF 0.10 per share and CHF 4,000 with a nominal value of CHF 0.01 per share.

Its use is limited to 3 categories, namely:

•        up to an amount of CHF 168,031.70 by the issuance of up to 1,618,317 fully paid-in Class B Shares with a nominal value of CHF 0.10 through the exercise of conversion, option, exchange, warrant or similar rights for the subscription of shares granted to third parties or

•        shareholders in connection with bonds (including convertible bonds and bonds with options), options, warrants, notes, other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by, or of a member of, the Company (the “Rights-Bearing Obligations”); and

up to an amount of CHF 40,000.00 by the issuance of up to 400,000 fully paid-in Class B Shares with a nominal value of CHF 0.10 in connection with the issuance of Class B Shares, Rights-Bearing Obligations, options or other share-based awards granted to members of the Board of Directors, members of executive management, employees, contractors, consultants or other persons providing services to the Company or a member of the Company.

•        Up to an amount of CHF 4,000.00 by the issuance of up to 400,000 fully paid-in Class A Shares with a nominal value of CHF 0.01 in correction with the issuance of Class A Shares, Rights-Bearing Obligations, options or other share-based awards granted to members of the Board of Directors, members of executive management, employees, contractors, consultants or other persons providing services to the Company or a member of the Company

11.3 Capital band

The Company has a capital band ranging from CHF 391,700.96 (lower limit) to CHF 636,095.10(upper limit). The Board of Directors shall be authorized within the capital band to increase or reduce the share capital once or several times and in any amounts or to acquire shares directly or indirectly, until June 19, 2030.The capital increase may be effected by issuing fully paid-in registered shares with a par value of CHF 0.10 each and cancelling registered shares with a par value of CHF 0.10 each, or by increasing or reducing the par value of the existing shares within the limits of the capital band or by simultaneous reduction and re-increase of the share capital.

In the event of a capital increase within the capital band, the Board of Directors shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contributions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of subscription rights and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offer of these shares to the existing shareholders or third parties (if the subscription rights of

Annex A-49

the existing shareholders have been withdrawn or have not been duly exercised). The Board of Directors is entitled to permit, to restrict or to exclude the trade with subscription rights. It may permit the expiration of subscription rights that have not been duly exercised, or it may place such rights or shares as to which subscription rights have been granted, but not duly exercised, at market conditions or may use them otherwise in the interest of the Company.

In the event of a share issue the Board of Directors is authorized to withdraw or restrict subscription rights of existing shareholders and allocate such rights to third parties (including individual shareholders), the Company or any of its group companies:

•        if the issue price of the new shares is determined by reference to the market price; or

•        for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders; or

•        for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or

•        for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

•        for purposes of granting an over-allotment option(Greenshoe) of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s); or

•        for the participation of members of the Board of Directors, members of the Executive Committee, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies.

11.4 Significant shareholders

The Swiss Financial Market Infrastructure Act (FMIA) and the rules and regulations promulgated thereunder, to which the Company and beneficial owners of its Shares are subject, requires persons who directly, indirectly or in concert with other parties acquire or dispose of Shares or purchase or sale rights or obligations relating to such Shares, and, thereby, directly, indirectly or in concert with other parties reach, exceed or fall below a threshold of 3%,5%, 10%, 15%, 20%,25%,33 1/3%,50% or 66 2/3% of the Company’s voting rights (whether exercisable or not) to notify the Company and the Disclosure Office of SIX of such acquisition or disposal in writing.

Each Class A share and each Class B share carries one vote at a general meeting of shareholders of the Company and, as such, the number of shares held by each person or entity set forth below is equal to the number of voting rights held by such person or entity.

The following table sets out, to the knowledge of the Company, beneficial owners holding 3% or more of the voting rights of the Company as disclosed on the SIX disclosure platform on December 31, 2025. The percentages indicated above have been established based on the share capital of the Company registered with the commercial register of the Canton of Zug on the date on which the respective disclosure obligation pursuant to the FMIA was triggered. For a full review of the disclosure reports, including with respect to sale and purchase positions, that were made to the Company and the SIX Disclosure Office during fiscal year 2025, and then published on the SIX electronic publication platform in accordance with the FMIA and the rules and regulations promulgated thereunder, please refer to the search facility of the SIX Disclosure Office at https://www.six-exchange-regulation.com/en/home/publications/significant-shareholders.html.

Name	Number of Shares owned		Purchase Position	Sale Position	Total number of voting rights	Percentage of voting rights
	Class A Shares	Class B Shares	Class B Shares	Class B Shares
A lock-up group consisting of. Carlos Moreira and one additional individual	1’600’880	—	—	—	1’600’880	28.22%

Annex A-50

Note 12. Reserve for Treasury Shares

The Company and its subsidiary undertaking, WISeKey Equities SA, acquire Treasury Shares for various purposes. These Treasury shares come from various sources. A summary of the Treasury Shares acquired is as follows:

•        On July 9, 2019, the Company started a share buyback program to buy back the Company’s class B shares up to a maximum 10.0% of the share capital and 5.35% of the voting rights. On July 29, 2020, the Company extended its share buyback program to include the purchase of ADS. In compliance with Swiss Law, at no time will WISeKey hold more than 10% of its own registered shares. At December 31, 2025, the Company held 8,549 (December 31, 2024: 8,549) Ordinary ‘B’ shares purchased through the share and ADS buyback program.

•        WISeKey Equities SA, a subsidiary of the Company, holds Ordinary ‘B’ shares purchased at nominal value for the purpose of fulfilling exercise notices under option agreements, SEDA drawdowns and other such arrangements. In 2025 none (2024: 65,545) were sold for the purpose of settling conversions and fees relating to L1 Capital Global Opportunities Master Fund. At December 31, 2025, there remained 47,959 Ordinary ‘B’ shares held by WISeKey Equities SA (December 31, 2024: 47,959)

Treasury shares held by subsidiaries	Number of shares	Reserve for treasury shares held by subsidiaries as at 31.12.2025 (CHF)
January 1, 2025	47’959	119’898
Number of shares purchased/sold, reserves transferred prior to nominal value change
December 31, 2025	47’959	119’898
Treasury shares held by subsidiaries	Number of shares	Reserve for treasury shares held by subsidiaries as at 31.12.2024 (CHF)
January 1, 2024	113’504	283’760
Number of shares purchased/sold, reserves transferred prior to nominal value charge	(65’545)	(163’863)
December 31, 2024	47’959	119’898

There were no shares sales in 2025. In 2024, WISeKey Equities sold 65,545 shares with an average price of CHF2.50.

Treasury shares held by WISeKey International Holding AG (WIHN)	Number of shares	Cost of treasury shares held by WIHN as at 31.12.2025 (CHF)
January 1, 2025	8’549	340’195
Number of shares purchased/sold, reserves transferred prior to nominal value change
December 31, 2025	8’549	340’195

Annex A-51

Treasury shares held by WISeKey International Holding AG (WIHN)	Number of shares	Cost of treasury shares held by WIHN 3 as at 31.12.2024 (CHF)
January 1, 2024	8’549	340’195
Number of shares purchased/sold, reserves transferred prior to nominal value change
December 31, 2024	8’549	340’195
Total Treasury shares	Number of shares	Total reserve for treasury shares as at 31.12.2025 (CHF)
January 1, 2025	56’508	460’092
Number of shares purchased/sold, reserves transferred prior to nominal value change
December 31,2025	56’508	460’092
Total Treasury shares	Number of shares	Total reserve for treasury shares as at 31.12.2024 (CHF)
January 1, 2024	122’053	623’955
Number of shares purchased/sold, reserves transferred prior to nominal value change	(65’545)	(163’863)
December 31, 2024	56’508	460’092

There were no shares sales in 2025. In 2024 there have been 65,545 shares sales with an average price of CHF 2.70 and in 2024 the Company recognized profits of CHF 12,801 on the sale of Treasury Shares.

WISeKey International Holding AG has met the legal requirements of the Swiss Code of Obligations under Article 659 et. seq. for the treasury shares.

In 2025 & 2024 there have been no purchases of treasury shares.

Note 13. Movements in reserves

Accumulated deficit CHF	Accumulated deficit as at 31.12.2025	Accumulated deficit as at 31.12.2024
January 1	(80’717’132)	(74’811’916)
Transfer to/(from) reserve for treasury shares		278’964
Net loss for the period	(1’801’501)	(6’184’180)
December 31	(82’518’633)	(80’717’132)

In 2024 due to the decrease in the balance of Treasury Shares held by WISeKey Equities SA (see note 12), a subsidiary undertaking of the Company, CHF 278,964 has been transferred to the Accumulated Deficit into the Reserve for Treasury Shares held by Subsidiaries.

Note 14. Guarantees to Related Parties

On May 10, 2022, the Company signed a written agreement to subordinate its claims against WISeKey SA for an amount of CHF 15,000,000 until such time as the liabilities of WISeKey SA are covered by its assets.

On February 22, 2023, the Company provided a letter of comfort to its subsidiary SEALSQ France SAS. The Company confirmed that it will provide financial and other support to WISeKey Semiconductors for at least the next 24 months and thereafter for the foreseeable future.

Annex A-52

On March 1, 2024, the Company signed a written guarantee in favor of WISeKey SA for the value of investments in and long-term receivables owed by certain subsidiaries of WISeKey SA.

On March 1, 2024, the Company provided a letter of comfort to its subsidiary WISeKey SA. The Company confirmed that it will provide financial and other support to WISeKey SA for at least the next 24 months and thereafter for the foreseeable future.

Note 15. Shares & Options held by Board of Directors and Executive Management

Shareholding per Board members’ confirmation

	Class A shareholding	ADS	Class B shareholding			% of voting rights	Name of the Related Party Transaction
			Own name	ADS Equivalent	Total
Maria Pía AQUEVEQUE JABBAZ	—	—	—	—	—	0.0%
Philippe DOUBRE	—	—	7’847	—	7’847	0.1%
David FERGUSSON	—	—	20	—	20	0.0%
Jean-Philippe LADISA	—	—	1’339	—	1’339	0.0%
Philippe MONNIER	—	—	6’773	—	6’773	0.1%
Carlos CREUS MOREIRA	1’593’461	24’000	82’031	12’000	94’031	29.70%
John O’HARA	—	—	1’917		1’917	0.0%
Peter WARD	7’419	—	129	—	129	0.1%

The share options held by the Board of Directors and Executive Management as at December 31, 2025 were as follows:

	Class A Options	Class B Options
Maria Pía AQUEVEQUE JABBAZ	—	5’922
Philippe DOUBRE	—	—
David FERGUSSON	—	27’370
Jean-Philippe LADISA	—	35’514
Philippe MONNIER	—	2’847
Carlos MOREIRA	218’180	68’225
John O’HARA	—	4’000
Peter WARD	174’540	83’051

Note 16. Consultancy and Professional Services

The main costs incurred under Consultancy and Professional Services in the year includes CHF 1,526,575 (2024: CHF 759,288) of legal costs and for accountancy fees, a further CHF 451,782 (2024: CHF 434,766).

Note 17. Management Fees and lntercompany Charges

Costs incurred under Management Fees and lntercompany Charges in the year includes CHF 5,741,592 (2024: CHF 2,280,332) relating to management fees charged by its subsidiaries undertaking, SEALSQ Corp and WISeKey SA, for salaries and associated costs incurred on behalf of the parent company.

Note 18. Valuation Adjustments on Loans and Investments

Following reviews of the carrying value of its lntercompany Loans and Investments in 2019, 2020 and 2021, the Company decided to make a valuation adjustment to reduce the carrying value of its Loans and Investments with WISeCoin AG and WISeKey India Pte Limited. Following a review in 2022, the Company decided to make a valuation adjustment to reduce the carrying value of its Loans and Investments with WISeKey SA and WISeKey SAARC Limited, whilst also increasing the valuation adjustment to include further amounts owed by WISeCoin AG and WISeKey India. Following

Annex A-53

a further review in 2023, the Company decided to make a valuation adjustment to reduce the carrying value of its Loans and Investments with WISeArt AG and WISeKey USA Inc., whilst also increasing the valuation adjustment to include further amounts owed by WISeKey SA, WISeCoin AG and WISeKey India. Following a further review in 2024 it was decided to include further amounts owed by WISeKeySA, WISeCoin AG and WISeKey USA Inc. As for WISeArt AG due to a reduction of total amounts owned, that valuation adjustments has been adapted accordingly.

Following the last review in 2025 it was decided to include further amounts owed by WISeKey SA, WISeCoin AG and WISeKey USA Inc.and WISeArt AG. These were all due to the uncertainty surrounding the recoverability of these balances.

During 2021, the Company agreed to forgive part of the loans due to it from its subsidiary, SEALSQ France SAS (previously WISeKey Semiconductors SAS). This was due to historic losses made by SEALSQ France SAS with a significant amount of this being as a result of the impact of the COVID-19 pandemic on the Company’s revenues. The Company has retained the right to receive repayment of a maximum of €3,000,000 of these amounts when SEALSQ France SAS returns to profitability.

In 2025 it was agreed to transfer this right to receive to SEALSQ Corp in return for a payment of €3,000,000 by SEALSQ Corp.

Note 19. Financial Charges on Loan

The financial charges on loans relate to the financing facilities arranged by the Company with L1 Capital Global Opportunities Master Fund and Anson Investments Master Fund LP.

Note 20. Salaries and Personnel costs

Effective January 1, 2025, the Company’s payroll function was transferred from WISeKey International Holding to its subsidiary, SEALSQ Corp. As a result, an accrual for salary obligations was released, leading to a net income of CHF 434,118 recognized within Salaries and Personnel Costs.”.

Note 21. Impact of ongoing Conflicts Impacts of the war in Ukraine

Following the outbreak of the war in Ukraine in late February 2022, several countries imposed sanctions on Russia, Belarus and certain regions in Ukraine. There has been an abrupt change in the geopolitical situation, with significant uncertainty about the duration of the conflict, changing scope of sanctions and retaliation actions including new laws.

The WISeKey group does not have any operation or customer in Russia, Belarus or Ukraine, and, as such, does not foresee any direct impact of the war on its operations. However, the war has also contributed to an increase in volatility in currency markets, energy prices, raw material and other input costs, which may impact the Group’s supply chain in the future.

As at December 31, 2025, WISeKey has assessed the consequences of the war for its financial disclosures and considered the impacts on key judgments and significant estimates, and has concluded that no changes were required. WISeKey will continue to monitor these areas of increased risk for material changes.

Impacts of the lsrael-Hamas conflict

Israel’s declaration of war on Hamas in October 2023 has degraded the geopolitical environment in the region and created uncertainty.

The WISeKey group does not have any operation or customer in that region, and, as such, does not foresee any direct impact of the war on its operations. However, depending on its duration and intensity, the war may adversely affect the global economy, financial markets and the Group’s supply chain in the future.

As at December 31, 2025, WISeKey has assessed the consequences of the war for its financial disclosures and considered the impacts on key judgments and significant estimates, and has concluded that no changes were required. WISeKey will continue to monitor these areas of increased risk for material changes.

J. O’Hara	C. Moreira
Chief Financial Officer	Chairman and Chief Executive Officer

Annex A-54

WISeKey International Holding AG

Proposed appropriation of accumulated losses

	2025	2024
	CHF	CHF
Net loss for the year	(1’801’504)	(6’184’180)
Accumulates losses brought forward*	(80’832’216)	(74’648’036)
Accumulated losses to the Annual General Meeting	(82’633’720)	(80’832’216)
The Board of Directors proposes the following appropriation of accumulated losses at the end of the year:
Allocation to the general reserve	—	—
Loss to be carried forward	(82’633’720)	(80’832’216)
	(82’633’720)	(80’832’216)

Annex A-55

WISeKey International Corp.

Balance Sheet

As at December 31, 2025

Annex A-56

Balance Sheet as at December 31, 2025

USD’000		Note
ASSETS	—
TOTAL ASSETS	—

LIABILITIES	—
TOTAL LIABILITIES	—

SHAREHOLDERS’ EQUITY
Common stock	—	3
USD 0.00 par value
Authorized – 100 shares
Issued and outstanding – 100 shares
Accumulated deficit
Total shareholders‘equity	—
TOTAL LIABILITIES AND EQUITY	—

Annex A-57

Notes to the Balance Sheet

Note 1.  Background and Nature of Operations

WISeKey International Corp. (the “Company”) was incorporated on June 17, 2025 as a company limited by shares under the BVI Business Companies Act 2004 in the British Virgin Islands under the name WISeQAI Corp. The name was changed to WISeKey International Corp. on December 8, 2025. The purpose of the Company is to serve as the BVI holding company established for WISeKey International Group.

Note 2.  Basis of Presentation and Accounting Policies

The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented because there have been no operations since the Company was formed.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Note 3.  Stockholder’s Equity

As of June 17, 2025, the company had 100 issued and outstanding shares of common stock which were held by WISeKey International Holding AG.

Note 4.  Subsequent Events

None.

Annex A-58

Annex 2.6(a)(1) – Plan of Merger

WISEKEY INTERNATIONAL HOLDING LTD

and

WISEKEY INTERNATIONAL CORP
(the Surviving Company)

PLAN OF MERGER

Annex A-59

PLAN OF MERGER

This Plan of Merger is made on            in relation to

1            WISEKEY INTERNATIONAL HOLDING LTD, a Swiss Company limited by shares (Aktiengesellschaft) with registered number CHE-143.782.707 and registered office at General-Guisan-Strasse 6, 6300 Zug, Switzerland (the Merging Company or the Parent); and

2            WISEKEY INTERNATIONAL CORP, a company incorporated in the British Virgin Islands with registration number 2179417 (the Surviving Company),

(collectively, the Companies).

WHEREAS:

A           It is proposed that the Companies shall merge under Part IX of the BVI Business Companies Act, Revised Edition 2020 (the Act) pursuant to this Plan of Merger. The Merging Company is incorporated in the Switzerland and the merger would be a merger with a foreign company pursuant to s.174 of the Act.

B           WISeKey International Holding Ltd (also referred to as the Parent) holds 100% of the issued shares in the other Company.

C           The board of directors of the Parent considers it desirable and in the best interests of the Companies and their respective members that the Companies be merged into the Surviving Company, and have approved this Plan of Merger by resolution of the board of directors of the Parent.

IT IS PROPOSED THAT:

1            The constituent companies to this Plan of Merger are the Merging Company and the Surviving Company.

2            The surviving company is WISeKey International Corp.

3            The current shareholdings of the Companies are as follows:

(a)         the Merging Company has 5,681,426 shares in issue; and

(b)         the Surviving Company has 100 shares in issue, all of which are held by the Parent.

4            With respect to voting on this Plan of Merger:

(a)         the Merging Company has two classes of shares, each of which shall vote as a separate class;

(b)         the Surviving Company has three classes of shares, but only one class of shares in issue.

5            Upon the merger, the separate corporate existence of WISeKey International Holding Ltd as the Merging Company shall cease and it shall be succeeded by the Surviving Company which shall be the owner, without other transfer, of all the rights and property of the constituent companies and which shall be subject to all liabilities, obligations and penalties of the constituent companies.

Annex A-60

6            The manner and basis of converting the shares of the constituent companies into interests in the Surviving Company shall be as follows:

WISeKey International Holding Ltd

(a)         With respect to the currently issued shares in the Merging Company:

(i)          each Class B Share of the Merging Company issued and outstanding immediately prior to the effective time of the merger shall be converted into one (1) Ordinary Share of the Surviving Company, unless the relevant holder has validly and timely elected to receive ten (10) Class B Shares of the Surviving Company for each Class B Share of the Merging Company, subject in all cases to the Surviving Company Class B Share Cap and the proration and rounding mechanics set forth in the Surviving Company’s Memorandum and Articles of Association;

(ii)         each Class A Share of the Merging Company issued and outstanding immediately prior to the effective time of the merger shall be converted into one (1) Class F Share of the Surviving Company, unless the relevant holder has validly and timely elected to receive one (1) Class B Share of the Surviving Company for each Class A Share of the Merging Company, subject in all cases to the WISeKey BVI Class B Share Cap and the proration and rounding mechanics set forth Surviving Company’s Memorandum and Articles of Association;

(iii)        each American Depositary Share of the Merging Company outstanding immediately prior to the effective time of the merger shall be cancelled and the holder thereof shall receive one-half (1/2) of one Ordinary Share of the Surviving Company, in accordance with the Merger Agreement and the procedures implemented by The Bank of New York Mellon, as depositary.

Surviving Company

(b)         With respect to the Surviving Company, each Ordinary Share issued and outstanding immediately prior to the effective time of the merger shall be cancelled for no consideration.

7            The merger shall become effective when the Articles of Merger relevant hereto and this Plan of Merger are registered by the Registrar of Corporate Affairs of the British Virgin Islands.

8            This Plan of Merger is governed by British Virgin Islands law. The courts of the British Virgin Islands shall have exclusive jurisdiction to hear and determine any disputes relating to this Plan of Merger.

Executed by the Companies on the date first above written.

Annex A-61

EXECUTION PAGE

Parent

Executed for and on behalf of )
WISEKEY INTERNATIONAL HOLDING LTD)
by its duly authorised director )	(Director)

Surviving Company

Executed for and on behalf of )
WISEKEY INTERNATIONAL CORP )
by its duly authorised director )	(Director)

Annex A-62

Annex 2.6(a)(2) – Articles of Merger

WISEKEY INTERNATIONAL HOLDING LTD

and

WISEKEY INTERNATIONAL CORP

(the Surviving Company)

_______________________________

ARTICLES OF MERGER

_______________________________

Annex A-63

_______________________________

ARTICLES OF MERGER

_______________________________

These Articles of Merger are executed on            in connection with

1         WISEKEY INTERNATIONAL HOLDING LTD, a Swiss Company limited by shares (Aktiengesellschaft) with registered number CHE-143.782.707 and registered office at General-Guisan-Strasse 6, 6300 Zug, Switzerland; and

2         WISEKEY INTERNATIONAL CORP, a company incorporated in the British Virgin Islands with registration number 2179417 (the Surviving Company),

(collectively, the Companies).

NOTED THAT:

A        WISeKey International Holding Ltd (the Parent) holds 100% of the issued shares in the Surviving Company.

B        The Parent is incorporated in the Switzerland and the merger would be a merger with a foreign company pursuant to s.174 of the BVI Business Companies Act 2004 (the Act).

C        The Parent is not the surviving company of the merger.

WITNESSETH:

1         The Parent and the Surviving Company hereby adopt the Plan of Merger, a copy of which is annexed to these Articles of Merger, and intends that the merger shall be effective on the date that these Articles of Merger are registered by the Registrar of Corporate Affairs (the Effective Date).

2         The memorandum and articles of the Surviving Company were filed with the Registrar of Corporate Affairs of the British Virgin Islands on [DATE].

3         The merger was approved by the Parent by a resolution of shareholders dated June 24, 2026.

4         The merger was approved by the Surviving Company by a resolution of directors dated June 25, 2026 and by a unanimous resolution of shareholders dated June 25, 2026.

5         The Parent has complied with all the provisions of the laws of Switzerland and the British Virgin Islands to enable the Companies to merge on the Effective Date.

6         These Articles of Merger are governed by British Virgin Islands law. The courts of the British Virgin Islands shall have exclusive jurisdiction to hear and determine any disputes relating to these Articles of Merger.

Executed by the Parent on the date first above written.

Annex A-64

EXECUTION PAGE

Parent

Executed for and on behalf of )
WISEKEY INTERNATIONAL HOLDING LTD)
by its duly authorised director)	(Director)

Annex A-65

Annex 5.1 – Memorandum and Articles of Association

BRITISH VIRGIN ISLANDS

BVI Business Companies Act 2004

Memorandum of
Association and Articles
of Association of

WISeKey International Corp.

A COMPANY LIMITED BY SHARES

Incorporated on 17th day of June 2025

Amended and restated on 8th day of December 2025

Amended and restated on [DATE]

ASCENTIUM (BVI) LTD

Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands

+1284 3947 500

ascentium.com

Annex A-66

TERRITORY OF THE BRITISH VIRGIN ISLANDS BVI BUSINESS
COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION OF

WISeKey International Corp.

A Company Limited By Shares

1            NAME

The name of the Company is WISeKey International Corp.

2            STATUS

The Company is a company limited by shares.

3            REGISTERED OFFICE AND REGISTERED AGENT

3.1         The first registered office of the Company is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

3.2         The first registered agent of the Company is Harneys Corporate Services Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

3.3         The Company may, by Resolution of Shareholders or by Resolution of Directors, change the location of its registered office or change its registered agent.

3.4         If at any time the Company does not have a registered agent it may, by Resolution of Shareholders or Resolution of Directors, appoint a registered agent.

4            CAPACITY AND POWERS

4.1         Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)         full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)         for the purposes of paragraph (a), full rights, powers and privileges.

4.2         For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

5            NUMBER AND CLASSES OF SHARES

5.1         The Company is authorised to issue a maximum of 105,000,000 no par value Shares in three classes as follows:

(a)         up to 100,000,000 Ordinary Shares (Ordinary Shares);

(b)         up to 1,000,000 Class B Shares (Class B Shares); and

(c)         up to 4,000,000 Class F Shares (Class F Shares)

5.2         The Company may issue a class of Shares in one or more series. The division of a class of Shares into one or more series and the designation to be made to each series shall be determined by the directors from time to time.

6            RIGHTS OF SHARES

6.1         Each Ordinary Share confers upon the Shareholder:

(a)         the right to attend any meeting of Shareholders;

Annex A-67

(b)         the right to one (1) vote per Ordinary Share on any Resolution of Shareholders; and

(c)         the right to participate in any dividends or distributions declared whether of an income or capital basis and whether or not paid on the dissolution of the Company or otherwise (a Distribution), such Distributions to be paid pari passu as between all Shares by reference only to the Dividend Participation applicable to each Share, with each Ordinary Share having a Dividend Participation of 1.0; and

(d)         such other rights and entitlements as may be specified in the Articles.

6.2         Each Class B Share confers upon the Shareholder:

(a)         the right to attend any meeting of Shareholders;

(b)         the right to ten (10) votes per Class B Share on any Resolution of Shareholders, provided that (and automatically adjusted as necessary so that) the aggregate voting power attributable to all Class B Shares entitled to vote on any matter shall not exceed 49.999999% of the total voting power of all Shares entitled to vote on such matter, calculated disregarding any voting rights attaching to the Class F Shares; and

(c)         the right to participate in any Distributions, such Distributions to be paid pari passu as between all Shares by reference only to the Dividend Participation applicable to each Share, with each Class B Share having a Dividend Participation of 0.1.

6.3         Each Class F Share confers upon the Shareholder:

(a)         the right to attend any meeting of Shareholders;

(b)         a number of votes per Class F Share, on any matter that is submitted to a vote of Shareholders, that would cause the total votes of all Class F Shares to equal 49.999999% of the voting power of all Shares (or, if the applicable voting standard is “a majority of the Shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of Shares present in person or represented by proxy and entitled to vote on such matter) minus the aggregate number of voting rights attaching to all Class B Shares and Ordinary Shares of the Company held by the holder(s) of Class F Shares entitled to vote on such matter, if any; and

(c)         the right to participate in any Distributions, such Distributions to be paid pari passu as between all Shares by reference only to the Dividend Participation applicable to each Share, with each Class F Share having a Dividend Participation of 0.1.

6.4         For the purposes of any entitlement to a Distribution, “Dividend Participation” means the participation metric used solely to determine the relative entitlement of Shares to dividends declared by the Company and to surplus assets available for distribution upon a liquidation, dissolution or winding-up of the Company. Dividends declared by the Company and any surplus assets available for distribution upon a liquidation, dissolution or winding up of the Company shall be distributed pari passu among all Shares by reference to the Dividend Participation applicable to each Share, with Ordinary Shares having a Dividend Participation of 1.0 and Class B Shares and Class F Shares each having a Dividend Participation of 0.1.

6.5         Save as expressly provided above with respect to the Dividend Participation (as set out in clause 6.4) and voting rights, there is no priority or preference between classes of Shares. All Shares rank pari passu as to timing and priority of payment and the quantum of any distribution (including upon liquidation, dissolution or winding-up) shall be allocated among all Shares solely by reference to the Dividend Participation applicable to each Share.

6.6         The Class B Shares may only be transferred to a person who, immediately prior to such transfer, is a holder of Class B Shares. Any purported transfer of a Class B Share in breach of this restriction shall be void and of no effect, and the Board shall refuse to register any transfer not in compliance with this clause. This restriction does not apply to an allotment or issue of Class B Shares by the Company, or to a transfer by the Company of any treasury shares.

Annex A-68

6.7         The Class F Shares shall be non-transferable other than a transfer to a trust established by the transferring Class F Shareholder. Any purported transfer of a Class F Share in breach of this restriction shall be void and of no effect, and the Board may refuse to register any transfer not in compliance with this clause.

6.8         Conversion of Class F Shares

(a)         Each Class F Share is convertible, at the option of the holder at any time, into either (i) one (1) Class B Share on a one-for-one basis or (ii) one (1) Ordinary Share for every ten (10) Class F Shares surrendered.

(b)         No conversion into Class B Shares shall be effected to the extent it would result in the aggregate voting power attributable to all Class B Shares entitled to vote on the relevant matter exceeding 49.999999% of the total voting power of all Shares entitled to vote on such matter, calculated disregarding any voting rights attaching to the Class F Shares, as described in clause 6.2(b). The Board may refuse to register any conversion (in whole or in part) that would cause such excess and shall only register such number of shares as may be converted without causing such excess.

(c)         Conversions shall be effected by delivery of a notice of conversion to the Company in such form as the Board may prescribe, together with (where applicable) the relevant share certificate(s). Conversion shall be effective upon updating of the register of members to reflect the conversion.

(d)         Upon conversion, the converting Class F Share(s) shall be cancelled and the resulting Class B Share(s) or Ordinary Share(s), as applicable, shall be issued to the converting holder (or as it may direct). From the effective time of conversion, the holder shall be entitled to the rights and subject to the restrictions attaching to the class of Shares into which the Class F Share(s) has converted (including the applicable Dividend Participation) and shall cease to have any rights attaching to the converted Class F Share(s).

(e)         The conversion of Class F Shares into Ordinary Shares pursuant to Regulation (a) shall be effected in multiples of ten (10) Class F Shares only.No fractional Shares shall be issued upon conversion.

6.9         Conversion of Class B Shares

(a)         Class B Shares are convertible, at the option of the holder at any time, into one (1) Ordinary Share for every ten (10) Class B Shares surrendered.

(b)         Conversions shall be effected by delivery of a notice of conversion to the Company in such form as the Board may prescribe, together with (where applicable) the relevant share certificate(s). Conversion shall be effective upon updating of the register of members to reflect the conversion.

(c)         Upon conversion, the converting Class B Shares shall be cancelled and the resulting Ordinary Share(s) shall be issued to the converting holder (or as it may direct). From the effective time of conversion, the holder shall be entitled to the rights and subject to the restrictions attaching to the class of Shares into which the Class B Shares has converted (including the applicable Dividend Participation) and shall cease to have any rights attaching to the converted Class B Shares.

(d)         The conversion of Class B Shares into Ordinary Shares shall be effected in multiples of ten (10) Class B Shares only.

(e)         No fractional Shares shall be issued upon conversion.

7            REGISTERED SHARES

The Company shall issue registered Shares only. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

Annex A-69

8            AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

8.1         The Company may amend this Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)         to restrict the rights or powers of the Shareholders to amend this Memorandum or the Articles;

(b)         to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend this Memorandum or the Articles;

(c)         in circumstances where this Memorandum or the Articles cannot be amended by the Shareholders; or

(d)         to this Clause 8.

8.2         Any amendment of this Memorandum or the Articles will take effect from the date that the notice of amendment, or restated Memorandum and Articles incorporating the amendment, is registered by the Registrar or from such other date as determined pursuant to the Act.

8.3         The rights conferred upon the holders of the Shares of any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of the holders of a majority of the issued Shares of that class or by a resolution approved at a duly convened and constituted meeting of the Shares of that class by the affirmative vote of a majority of the votes of the Shares of that class which were present at the meeting and were voted.

8.4         The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking equally with such existing Shares.

9            DEFINITIONS AND INTERPRETATION

9.1         In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

Act means the BVI Business Companies Act 2004, Revised Edition 2020, and includes the BVI Business Companies Regulations 2012 and any other regulations made under the Act.

Articles means the attached Articles of Association of the Company.

Dividend Participation has the meaning given in clause 6.4.

Memorandum means this Memorandum of Association of the Company.

Nominee Shareholder is a Shareholder that holds shares in the Company and exercises the associated voting rights according to the instructions of a nominator without any discretion or receives dividends on behalf of a nominator.

person includes individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons.

Permitted Holder means, in relation to Class B Shares, any of the following: (i) any holder of Class B Shares from time to time; and (ii) any employee, officer, director or consultant of any member of the Group designated by the Board from time to time (including any participant in any employee share or incentive plan approved by the Board).

Proscribed Powers means the powers to: (a) amend this Memorandum or the Articles; (b) designate committees of directors; (c) delegate powers to a committee of directors; (d) appoint or remove directors; (e) appoint or remove an agent; (f) approve a plan of merger, consolidation or arrangement; (g) make a declaration of solvency or to approve a liquidation plan; or (h) make a determination that immediately after a proposed distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Annex A-70

Resolution of Directors means either:

(a)         a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)         a resolution consented to in writing by a majority of directors or by a majority of the members of a committee of directors of the Company, as the case may be.

Resolution of Shareholders means either:

(a)         a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)         a resolution consented to in writing by a majority of the votes of the Shares entitled to vote on such resolution.

Seal means any seal which has been duly adopted as the common seal of the Company.

Share means a share issued or to be issued by the Company.

Shareholder means a person whose name is entered in the register of members of the Company as the holder of one or more Shares.

written or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and in writing shall be construed accordingly.

9.2         In this Memorandum and the Articles, unless the context otherwise requires, a reference to:

(a)         a Regulation is a reference to a regulation of the Articles;

(b)         a Clause is a reference to a clause of this Memorandum;

(c)         voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)         the Act, this Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)         the singular includes the plural and vice versa.

9.3         Where a period of time is expressed as a number of days, the days on which the period begins and ends are not included in the computation of the number of days.

9.4         Any reference to a month shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month and a reference to a period of several months shall be construed accordingly.

9.5         Any words or expressions defined in the Act bear the same meaning in this Memorandum and the Articles unless the context otherwise requires or they are otherwise defined in this Memorandum or the Articles.

9.6         Headings are inserted for convenience only and shall be disregarded in interpreting this Memorandum and the Articles.

Signed for ASCENTIUM (BVI) LTD of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 17 June 2025:

Incorporator

………………………………… Indira Ward-Lewis Authorised Signatory ASCENTIUM (BVI) LTD

Annex A-71

[This page has been intentionally left blank]

Annex A-72

TERRITORY OF THE BRITISH VIRGIN ISLANDS BVI BUSINESS
COMPANIES ACT 2004

ARTICLES OF ASSOCIATION OF

WISeKey International Corp.

A Company Limited By Shares

1            DISAPPLICATION OF THE ACT

The following sections of the Act shall not apply to the Company:

(a)         section 46 (Pre-emptive rights);

(b)         section 60 (Process for acquisition of own shares);

(c)         section 61 (Offer to one or more shareholders);

(d)         section 62 (Shares redeemed otherwise than at the option of company); and

(e)         section 175 (Disposition of assets).

2            SHARES

2.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), the Act and, where applicable, the rules of the Nasdaq Global Market and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to a dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Act and the Articles) vary such rights. Notwithstanding the foregoing, the Directors may allot or issue Class B Shares only to Permitted Holders.

2.2         The Company may issue securities in the Company, which may be comprised of whole Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

2.3         The Company shall not issue certificates in respect of any Shares issued by it.

2.4         If several persons are registered as joint holders of any Shares, any one of such persons may give an effectual receipt for any distribution.

2.5         Shares and other securities may be issued at such times, to such persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

2.6         A Share may be issued for consideration in any form or a combination of forms, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.7         Before issuing Shares for a consideration which is, in whole or in part, other than money, a Resolution of Directors shall be passed stating:

(a)         the amount to be credited for the issue of the Shares; and

(b)         that, in the opinion of the directors, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of the Shares.

Annex A-73

2.8         The Company shall keep a register of members containing:

(a)         the names and addresses of the persons who hold Shares;

(b)         the number of each class and series of Shares held by each Shareholder;

(c)         the date on which the name of each Shareholder was entered in the register of members; and

(d)         the date on which any person ceased to be a Shareholder.

2.9         The Company shall (unless exempted under the Act) file its register of members with the Registrar within 30 days after the date of incorporation and shall, within 30 days of any change occurring, file the change with the Registrar.

2.10       Where a Shareholder is acting as a Nominee Shareholder, the Company shall in addition to the register of members, keep information on the name and address of the nominator on whose behalf the Nominee Shareholder is holding Shares. The Company shall file the name and address of the nominator with the Registrar.

2.11       The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

2.12       A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

3            REDEMPTION OF SHARES AND TREASURY SHARES

3.1         The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

3.2         The Company may acquire its own fully paid Shares for no consideration by way of surrender of the Shares to the Company by the person holding the Shares. Any such surrender shall be in writing and signed by the person holding the Shares.

3.3         The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the purchase, redemption or other acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

3.4         Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares provided that the number of Shares purchased, redeemed or otherwise acquired and held as treasury shares, when aggregated with Shares of the same class already held by the Company as treasury shares, may not exceed 50% of the Shares of that class previously issued by the Company excluding Shares that have been cancelled. Shares which have been cancelled shall be available for reissue.

3.5         All rights and obligations attaching to a treasury share are suspended and shall not be exercised by the Company while it holds the Share as a treasury share.

3.6         Treasury shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

4            MORTGAGES AND CHARGES OF SHARES

4.1         Shareholders may mortgage or charge their Shares.

Annex A-74

4.2         There shall be entered in the register of members at the written request of the Shareholder:

(a)         a statement that the Shares held by him are mortgaged or charged;

(b)         the name of the mortgagee or chargee; and

(c)         the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

4.3         Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)         with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)         upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

4.4         Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)         no transfer of any Share the subject of those particulars shall be effected;

(b)         the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)         no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.

4.5         The directors may not resolve to refuse or delay the transfer of a Share pursuant to the enforcement of a valid security interest created over the Share.

5            FORFEITURE

5.1         Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

5.2         A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3         The written notice of call referred to in Regulation 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

5.4         Where a written notice of call has been issued pursuant to Regulation 5.2 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

5.5         The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Regulation 5.4 and that Shareholder shall be discharged from any further obligation to the Company.

6            TRANSFER OF SHARES

6.1         Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

6.2         The transfer of a Share is effective when the name of the transferee is entered on the register of members.

Annex A-75

6.3         If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)         to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)         that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

6.4         The personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

6.5         The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

7            MEETINGS AND CONSENTS OF SHAREHOLDERS

7.1         The directors, acting collectively by Resolution of Directors of the Company, may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

7.2         The directors shall call at least one meeting per year and shall designate such meeting as the Annual General Meeting. The first Annual General Meeting shall be called within 12 months of the listing of the Company, and thereafter, once per calendar year. All other meetings shall be regarded as general meetings.

7.3         Upon the written request of Shareholders entitled to exercise 5% or more of the voting rights in respect of the matter for which the meeting is requested, the directors shall convene a meeting of Shareholders. Such requesting Shareholders shall also be entitled to request that specific items be included on the agenda of any such meeting, and the directors shall include such items on the agenda, provided that the request is made in writing and is received by the Company at least 20 days prior to the date of the meeting. The right to request specific agenda items under this Regulation shall also apply to any Annual General Meeting or other general meeting of Shareholders convened by the directors.

7.4         The director convening a meeting shall give not less than 20 days’ notice of a meeting of Shareholders to:

(a)         those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting;

(b)         the other directors, and

indicate in such notice the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as any documents to be considered, the meeting admission card (if any) and the proxy card (if any).

7.5         The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

7.6         The director convening a meeting of Shareholders shall, in such notice of a meeting as to be given in accordance with Regulation 7.4, indicate the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as:

(a)         any documents to be considered;

(b)         the meeting admission card (if any); and

(c)         the proxy card (if any).

7.7         A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

Annex A-76

7.8         The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

7.9         A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

7.10       The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

7.11       The instrument appointing a proxy shall be in substantially the following form or such other form as approved by the directors or as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

WISeKey International Corp.

I/We being a Shareholder of the above Company HEREBY APPOINT …………

………………… of …………………………… or failing him ………..………………

of………..……………… to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the …… day of …………..…………, 20…… and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this …… day of …………..…………, 20……

……………………………

Shareholder

7.12       The following applies where Shares are jointly owned:

(a)         if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)         if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)         if two or more of the joint owners are present in person or by proxy they must vote as one.

7.13       A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders or their authorised representatives participating in the meeting are able to hear each other.

7.14       A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

Annex A-77

7.15       If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

7.16       At every meeting of Shareholders, the chairman of the board of directors shall preside as chairman of the meeting. If there is no chairman of the board of directors or if that chairman is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

7.17       The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

7.18       At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

7.19       Subject to the specific provisions contained in this Regulation for the appointment of representatives of persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

7.20       Any person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which he represents as that Shareholder could exercise if it were an individual.

7.21       The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

7.22       Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

7.23       An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

Annex A-78

8            UNTRACEABLE MEMBERS

8.1         Where any Shareholder is untraceable, the Company may sell any of their Shares, provided that:

(a)         no less than 3 cheques for any sums payable in cash to such Shareholder have remained uncashed for a period of 12 years from the date of the issue of the cheque;

(b)         the Company not having during that time or before the expiry of the three-month period referred to in (c) below received any indication of the existence of the Shareholder or person entitled to such Shares by death, bankruptcy or operation of law; and

(c)         upon expiration of the 12-year period, an advertisement has been published in newspapers, giving notice of the Company’s intention to sell those Shares, and a period of three months or such shorter period has elapsed since the date of such advertisement.

8.2         Where the Company sells the Shares of any untraceable Shareholder, the net proceeds of any such sale shall be held in the Company, and the net proceeds shall be accounted as a debt due to that untraceable Shareholder for an amount equal to such net proceeds.

9            DIRECTORS

9.1         The directors shall be elected on an annual basis by Resolution of Shareholders at the Annual General Meeting. Directors shall be elected by a majority of the votes cast at any meeting of shareholders; provided, however, that if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, the directors shall instead be elected by a plurality of the votes cast. Each director shall hold office until the next Annual General Meeting, except in the event of the earlier of death, resignation or removal. Each director then in office shall resign at each Annual General Meeting with effect from the end of such meeting. Directors that have previously served on the Board may be re-elected.

9.2         No person shall be appointed as a director or alternate director, or nominated as a reserve director, of the Company unless he has consented in writing to be a director or alternate director, or to be nominated as a reserve director.

9.3         Subject to Regulation 9.1, the minimum number of directors shall be two and the maximum number shall be fourteen.

9.4         Each director holds office for a one year term, or until his earlier death, resignation or removal. A director can be re-elected to office by Resolution of the Shareholders at the Annual General Meeting.

9.5         A director may be removed from office:

(a)         with or without cause, by Resolution of Shareholders passed at a meeting of Shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75% of the votes of the Shares of the Company entitled to vote; or

(b)         with cause, by Resolution of Directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

9.6         A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

9.7         The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

9.8         A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

Annex A-79

9.9         The Company shall keep a register of directors containing:

(a)         the names and addresses of the persons who are directors of the Company or who have been nominated as reserve directors of the Company;

(b)         the date on which each person whose name is entered in the register was appointed as a director, or nominated as a reserve director, of the Company;

(c)         the date on which each person named as a director ceased to be a director of the Company;

(d)         the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

(e)         such other information as may be prescribed by the Act.

9.10       The nomination of a person as a reserve Director ceases to have effect if:

(a)         before the death of the Director who nominated them,

(i)          they resign as reserve Director, or

(ii)         the Director revokes the nomination in writing; or

(b)         the Director who nominated them ceases to be able to be the Director for any reason other than their death.

9.11       The Company shall file its register of directors with the Registrar within 15 days after the date of appointment of the first director and shall, within 30 days of any change occurring, file the change with the Registrar.

9.12       The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

9.13       The directors may, by Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

9.14       A director is not required to hold a Share as a qualification to office.

10          POWERS OF DIRECTORS

10.1       The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

10.2       Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

10.3       If the Company is the wholly owned subsidiary of a parent, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the parent even though it may not be in the best interests of the Company.

10.4       Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

10.5       The continuing directors may act notwithstanding any vacancy in their body.

Annex A-80

10.6       The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

10.7       All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

11          PROCEEDINGS OF DIRECTORS

11.1       Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

11.2       The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

11.3       A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

11.4       A director shall be given not less than 5 days’ notice of meetings of directors, but a meeting of directors held without 5 days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

11.5       A director of the company (the appointing director) may appoint any other director or any other eligible person as his alternate to exercise the appointing director’s powers and carry out the appointing director’s responsibilities in relation to the taking of decisions by the directors in the absence of the appointing director.

11.6       The appointment and termination of an alternate director must be in writing, and written notice of the appointment and termination must be given by the appointing director to the Company as soon as reasonably practicable.

11.7       An alternate director has the same rights as the appointing director in relation to any directors’ meeting and any written resolution circulated for written consent. An alternate director has no power to appoint a further alternate, whether of the appointing director or of the alternate director, and the alternate does not act as an agent of or for the appointing director.

11.8       The appointing director may, at any time, voluntarily terminate the alternate director’s appointment. The voluntary termination of the appointment of an alternate shall take effect from the time when written notice of the termination is given to the Company. The rights of an alternate shall automatically terminate if the appointing director dies or otherwise ceases to hold office.

11.9       A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, subject to a minimum of 2.

11.10     If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

11.11     The directors may appoint a director as chairman of the board of directors. At meetings of directors at which the chairman of the board of directors is present, he shall preside as chairman of the meeting. If there is no chairman of the board of directors or if the chairman of the board is not present, the directors present shall choose one of their number to be chairman of the meeting.

Annex A-81

11.12     An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

12          COMMITTEES

12.1       The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee. Such committees may include, but shall not be limited to:

(a)         a compensation committee;

(b)         a corporate governance committee;

(c)         a nomination and compensation committee; and

(d)         a strategy committee; or

such others as required by the Nasdaq Global Market.

12.2       The directors have no power to delegate to a committee of directors any of the Proscribed Powers.

12.3       A committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, may appoint a sub-committee and delegate powers exercisable by the committee to the sub-committee.

12.4       The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

12.5       Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

13          OFFICERS AND AGENTS

13.1       The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors.

13.2       The emoluments of all officers shall be fixed by Resolution of Directors.

13.3       The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.4       The directors may, by Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company.

13.5       An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)         the Proscribed Powers;

(b)         to change the registered office or agent;

Annex A-82

(c)         to fix emoluments of directors; or

(d)         to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

13.6       The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

13.7       The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

14          CONFLICT OF INTERESTS

14.1       A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

14.2       For the purposes of Regulation 14.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3       A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)         vote on a matter relating to the transaction;

(b)         attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)         sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

15          INDEMNIFICATION

15.1       Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)         is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)         is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

15.2       The indemnity in Regulation 15.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

15.3       For the purposes of Regulation 15.2 and without limitation, a director acts in the best interests of the Company if he acts in the best interests of the Company’s parent in the circumstances specified in Regulation 10.3.

15.4       The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

Annex A-83

15.5       The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

15.6       Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with Regulation 15.1.

15.7       Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with Regulation 15.1 and upon such terms and conditions, if any, as the Company deems appropriate.

15.8       The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

15.9       If a person referred to in Regulation 15.1 has been successful in defence of any proceedings referred to in Regulation 15.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

15.10     The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

16          CORPORATE RECORDS

16.1       The Company shall keep the following documents at the office of its registered agent:

(a)         the Memorandum and the Articles;

(b)         the register of members, or a copy of the register of members;

(c)         the register of directors, or a copy of the register of directors; and

(d)         copies of all notices and other documents filed by the Company with the Registrar in the previous 10 years.

16.2       Until the directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of directors at the office of its registered agent.

16.3       If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:

(a)         within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)         provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

Annex A-84

16.4       The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)         minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)         minutes of meetings and Resolutions of Directors and committees of directors.

16.5       Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.6       The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act 2001 as from time to time amended or re-enacted.

17          SEAL

The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

18          DISTRIBUTIONS BY WAY OF DIVIDEND

18.1       The directors of the Company may, by Resolution of Directors, authorise a distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

18.2       Dividends may be paid in money, shares, or other property.

18.3       Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Regulation 20 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

18.4       No dividend shall bear interest as against the Company and no dividend shall be paid on treasury shares.

19          ACCOUNTS AND AUDIT

19.1       The Company shall keep records and underlying documentation that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

19.2       The records and underlying documentation of the Company shall be kept at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine and if the records and underlying documentation are kept in a location other than the office of the registered agent, the Company shall provide the registered agent with a written record of:

(a)         the physical address of the place at which the records and underlying documentation are kept; and

(b)         the name of the person who maintains and controls the Company’s records and underlying documentation.

Annex A-85

19.3       If the location at which the records and underlying documentation are kept or the name of the person who maintains and controls the records and underlying documentation changes, the Company shall, within 14 days of the change provide its registered agent with:

(a)         the physical address of the new location at which the records and underlying documentation are kept; and

(b)         the name of the new person who maintains and controls the Company’s records and underlying documentation.

19.4       The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

19.5       The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

19.6       The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

19.7       The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

19.8       The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

19.9       The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)         in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)         all the information and explanations required by the auditors have been obtained.

19.10     The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

19.11     Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

19.12     The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

20          NOTICES

20.1       Any notice, information or written statement to be given by the Company to Shareholders shall be in writing and may be given by personal service, mail, courier, email, or fax to such Shareholder’s address as shown in the register of members or to such Shareholder’s email address or fax number as notified by the Shareholder to the Company in writing from time to time.

20.2       Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail addressed to the Company at the offices of the registered agent of the Company.

20.3       Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing notice, and shall be deemed to be received on the fifth business day following the day on which the notice was posted. Where a notice is sent by fax or email, notice shall be deemed to be effected by transmitting the email or fax to the address or number provided by the intended recipient and service of the notice shall be deemed to have been received on the same day that it was transmitted.

Annex A-86

21          MERGERS, CONSOLIDATIONS AND ARRANGEMENTS

21.1       Any plan of merger, consolidation or arrangement involving the Company shall require such approval of Shareholders as is prescribed by the Act (which, as at the date of adoption of these Articles, requires the approval of a majority in number of shareholders representing at least 50% of the votes cast at a meeting of Shareholders or by a resolution consented to in writing by a majority of the votes of the Shares entitled to vote thereon).

21.2       The provisions of Part IX of the Act relating to the compulsory acquisition of shares of minority shareholders (which, as at the date of adoption of these Articles, permits a person who has acquired at least 90% of the votes of the outstanding Shares entitled to vote and 90% of the votes of each class of outstanding Shares entitled to vote to compulsorily acquire the remaining Shares) shall apply to the Company.

21.3       For the avoidance of doubt, the approval thresholds prescribed by the Act for mergers, consolidations and arrangements shall apply to the Company notwithstanding any different threshold that may otherwise apply to a Resolution of Shareholders under these Articles or the Memorandum.

21.4       Any Shareholder who is dissatisfied with the terms of a merger, consolidation or arrangement may exercise such rights (including, without limitation, the right to payment of the fair value of the Shareholder’s Shares) as may be conferred by section 179 of the Act.

22          SWISS TAKEOVER LAW — OPTING OUT

22.1       Whilst the Company‘s Shares remain listed on the SIX Swiss Exchange or another Swiss exchange at least partly, the Company and its shareholders acknowledge that it is subject to Swiss takeover law.

22.2       The acquirer of Shares of the Company is not obliged to make a public offer pursuant to article 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading.

22.3       If the Company’s Shares are fully de-listed from the SIX Swiss Exchange and no listing on another Swiss exchange occurs in lieu thereof, this Regulation shall cease to have effect.

23          VOLUNTARY LIQUIDATION

Subject to the Act, the Company may by Resolution of Shareholders appoint an eligible individual as voluntary liquidator alone or jointly with one or more other voluntary liquidators.

24          CONTINUATION

The Company may by Resolution of Shareholders continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

Signed for ASCENTIUM (BVI) LTD of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 17 June 2025:

Incorporator

…………………………………
Indira Ward-Lewis Authorised
Signatory ASCENTIUM (BVI)
LTD

Annex A-87

Annex 9.1 – Draft Invitation to the Extraordinary General Meeting / Entwurf der Einladung zur Ausserordentlichen Generalversammlung

Draft of June 24, 2026

Invitation to the
Extraordinary General Meeting

of

WISeKey International Holding Ltd

[September] [■] 2026, [■] p.m. Swiss time

Homburger AG

Prime Tower, Hardstrasse 201
8005 Zurich, Switzerland

Admittance: [■] p.m. Swiss time

Annex A-88

Agenda Items

The board of directors (the Board or the Board of Directors) of WISeKey International Holding Ltd (the Company or WISeKey CH) submits the following agenda item and proposal for resolution and approval by the Company‘s shareholders at the Company‘s Extraordinary General Meeting (the EGM) to be held on [■], 2026, [■] p.m. Swiss time, [at the offices of Homburger AG, Prime Tower, Hardstrasse 201, 8005 Zurich, Switzerland]:

1.      Approval of (a) the Merger Agreement by and between WISeKey International Holding Ltd and WISeKey BVI, and (b) the Merger, as a result of which the Company will cease to exist and each shareholder of WISeKey CH will become a shareholder of WISeKey BVI upon the terms set forth in the Merger Agreement.

Proposal of the Board of Directors: The Board of Directors proposes that the shareholders approve the merger agreement (the Merger Agreement) dated June [■], 2026, by and between the Company and WISeKey International Corp, a BVI business company limited by shares (company no. 2179417) with registered office at Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands (WISeKey BVI), and the merger of WISeKey CH with and into WISeKey BVI (the Merger) pursuant to the Merger Agreement, article 3 et seq. of the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003 (the Merger Act), articles 163b, 163c and 164 of the Swiss Federal Private International Law Act (PILA) and the BVI Business Companies Act, Revised Edition 2020.

Explanation: Pursuant to article 18 para. 1 of the Swiss Merger Act, the shareholders of WISeKey CH must approve the Merger Agreement at an extraordinary general meeting. The required voting majority is two-thirds of the voting rights and an absolute majority of the nominal value of all WISeKey CH registered shares present or represented at the EGM. As a result of the Merger, WISeKey BVI will be the surviving entity and WISeKey CH will be dissolved without liquidation. As of the effective time of the Merger (the Effective Time), each WISeKey CH share will be cancelled and each holder of WISeKey CH shares or American depositary shares (WISeKey CH ADSs) representing registered shares of WISeKey CH, each with a par value of CHF 0.10 (WISeKey CH Class B Shares), will receive WISeKey BVI shares as follows:

—     Each holder of a WISeKey CH Class B Share will be entitled to receive, per share, at their timely and valid election:

—     one ordinary share of WISeKey BVI, with no par value, each of which carries one voting right and entitles its holder to one dividend unit and one liquidation unit per share (the WISeKey BVI Ordinary Shares); or

—     ten Class B Shares of WISeKey BVI, with no par value, each of which entitles its holder to ten voting rights and to one- tenth of one dividend unit and one-tenth of one liquidation unit per share (the WISeKey BVI Class B Shares), subject to the WISeKey BVI Class B Share Cap and proration mechanics as further described below and in the Merger Agreement and the joint report prepared by the boards of directors of WISeKey CH and WISeKey BVI pursuant to Article 14 of Merger Act, explaining and providing the rationale for the terms of the Merger, including in particular the legal and economic reasons for the exchange ratio and the allocation mechanics in respect of WISeKey BVI Shares (the Merger Report).

Holders who do not make a valid and timely election will receive one WISeKey BVI Ordinary Share per WISeKey CH Class B Share.

Holders of WISeKey CH Class B Shares may make elections on a share-by-share basis, such that a holder may elect to receive WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares.

WISeKey BVI Class B Shares carry ten times the voting rights of WISeKey BVI Ordinary Shares, but the dividend and liquidation rights per such share are only one tenth of the dividend rights of WISeKey BVI Ordinary Shares. This structure is intended to mirror the original split be-tween WISeKey CH Class A Shares and WISeKey CH Class B Shares, where, at the inception of WISeKey CH, WISeKey Class A Shares had ten times the voting power relative to the invest-ment made at the time.

Annex A-89

By providing this election right, the Merger allows holders of WISeKey CH Class B Shares to increase their voting power in the new structure if they so choose, in exchange for a reduction in dividend rights commensurate with the increase in voting power. The ability for holders of WISeKey CH Class B Shares to elect to receive WISeKey BVI Class B Shares with higher voting rights but lower dividend and liquidation rights is designed to preserve the balance between economic and governance rights that existed in WISeKey CH, and to ensure that shareholders can choose the class of shares that best reflects their preferences for voting power versus economic return.

Under WISeKey BVI‘s memorandum and articles of association effective as of the Effective Time, each holder of WISeKey BVI Class B Shares will have the right to exchange ten (10) WISeKey BVI Class B Shares for one (1) WISeKey BVI Ordinary Share.

If WISeKey CH Class B shareholders electing to receive WISeKey BVI Class B Shares would collectively hold more than 49.999999% of WISeKey BVI’s voting rights (excluding Class F Shares (as defined below)), their allocation will be capped at this percentage. Each shareholder will receive a proportionate share of the capped amount. Fractional entitlements to WISeKey BVI Class B Shares will be rounded down to the next whole multiple of ten WISeKey BVI Class B Shares. Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of proration and rounding will be satisfied in WISeKey BVI Ordinary Shares and WISeKey BVI Class F Shares.

—     Each holder of a registered share of WISeKey CH, each with a par value of CHF 0.01 (the WISeKey CH Class A Shares) will be entitled to receive, per share, at their election:

—     one Class F Share of WISeKey BVI, with no par value, representing in the aggregate an adjustable number of voting rights defined as (i) 49.999999% of the voting rights of all outstanding WISeKey BVI Shares entitled to vote at a given meeting of the shareholders, minus (ii) the voting rights of all WISeKey BVI Class B Shares and WISeKey BVI Ordinary Shares held by the holder(s) of WISeKey BVI Class F Share(s) entitled to vote on the matter, if any, each of which entitles its holder to one-tenth of a dividend unit and one-tenth of a liquidation unit per share (the WISeKey BVI Class F Shares, and the WISeKey BVI Ordinary Shares, the WISeKey BVI Class B Shares and the WISeKey BVI Class F Shares collectively the WISeKey BVI Shares); or

—     one WISeKey BVI Class B Share, subject to the WISeKey BVI Class B Share Cap and proration mechanics described above and in the Merger Agreement.

Holders who do not make a valid and timely election will receive one WISeKey BVI Class F Share per WISeKey CH Class A Share.

—     Each holder of a WISeKey CH American Depositary Shares, each WISeKey CH American De-positary Share representing the right to receive one-half of one WISeKey CH Class B Share (the WISeKey CH ADS), will receive one-half of one WISeKey BVI Ordinary Share per WISeKey CH ADS held at the Effective Time.

WISeKey CH ADS holders will not be entitled to elect to receive WISeKey BVI Class B Shares.

WISeKey CH ADS holders who wish to elect to receive WISeKey BVI Class B Shares must cancel their WISeKey CH ADSs, pay applicable fees, and become registered holders of the underlying WISeKey CH Class B Shares prior to the applicable election cut-off date.

WISeKey BVI Ordinary Shares are expected to be listed on Nasdaq Global Market (Nasdaq) and on the SIX Swiss Exchange (SIX) (in a primary listing) following the Effective Time.

WISeKey CH ADSs will be delisted from Nasdaq and WISeKey CH Class B Shares will be delisted from SIX upon completion of the Merger.

The Merger is subject to the satisfaction of certain closing conditions, including, among others:

(A)    Approval by the requisite shareholder vote at the EGM, as described above;

Annex A-90

(B)    Completion of creditor calls and receipt of the statutory auditor‘s confirmation pursuant to the Merger Act and PILA, all as further described in the Merger Agreement and the Merger Report;

(C)    the U.S. Securities and Exchange Commission declaring the U.S. Registration Statement (including a prospectus) on Form F-4 of WISeKey BVI (the Registration Statement) effective;

(D)    Authorization for (primary) listing of WISeKey BVI Ordinary Shares on Nasdaq and SIX and delisting of WISeKey CH ADSs and WISeKey CH Class B Shares from Nasdaq and SIX; respectively;

(E)    Eligibility of WISeKey BVI shares for the DTC and SIX SIS book-entry systems;

(F)    Confirmation from the Swiss Takeover Board that WISeKey CH‘s existing opting-out from Swiss mandatory public tender offer rules will continue to apply following the Merger as a result of an identical provision in WISeKey BVI‘s memorandum and articles of association; and

(G)    Receipt of the relevant confirmations from the competent Swiss tax authorities.

We currently expect to make available to WISeKey CH shareholders, in accordance with Article 16 of the Merger Act, copies of the Merger Agreement (including the statutory standalone financial statements of WISeKey CH as of and for the period ended December 31, 2025 (including the merger balance sheet (the Merger Balance Sheet)) and the accompanying Merger Report, the auditor report on the Merger Agreement issued by Berney Associés Audit SA (the Auditor Report), the Merger Report and the Merger Balance Sheet, as well as the statutory standalone and consolidated financial statements of WISeKey CH for the past three financial years (2025, 2024 and 2023) in mid-August 2026, shortly after the declaration of effectiveness of the Registration Statement. However, the actual timing of making such documents available may be delayed due to circumstances beyond the control of WISeKey CH, including but not limited to delays in the SEC review process, the declaration of effectiveness of the Registration Statement, the completion of the audit of the statutory standalone financial statements, or other regulatory or administrative requirements. There can be no assurance that such documents will be made available on the expected timeline.

The Company currently anticipates completing the Merger shortly after the EGM, subject to the satisfaction of all conditions precedent to the completion of the Merger.

Recommendation: The Board of Directors recommends you vote “FOR” this proposal.

Annex A-91

Organizational Information

Right to Participate and Vote | Admission Cards

After returning the enclosed registration and authorization form (the Registration and Authorization Form), shareholders will receive an admission card and voting material.

Shareholders recorded in the Company’s share register with voting rights as at [■], 2026 (the Record Date) will be entitled to participate in, and vote at, the EGM. No registrations and de-registrations of registered shares will be made in the share register from the close of business on [■], 2026 at [■] p.m. CEST to the opening of business on the day following the EGM.

Shareholders who sold their shares prior to the Record Date will not be able to attend and vote at the EGM. Shareholders who purchase shares between the Record Date and the conclusion of the EGM will not be able to attend the EGM and vote those shares at the EGM.

Appointment of Proxy & Independent Proxy

A shareholder recorded in the Company’s share register with voting rights as at the Record Date and therefore entitled to participate in, and vote at, the EGM may give written proxy for the EGM to a third party (who need not be a shareholder). Proxy holders will only be admitted to the EGM upon presentation of a valid admission card, a duly executed proxy and proper identification.

At the 2026 Annual General Meeting, the law firm Anwaltskanzlei Keller AG, Splügenstrasse 8, 8027 Zurich, Switzerland, was elected as Independent Proxy for a term expiring upon completion of the 2027 General Meeting. Shareholders who want to exercise their voting rights through the Independent Proxy must authorize the Independent Proxy to do so on their behalf at the Extraordinary General Meeting. Shareholders may instruct the Independent Proxy by post by returning the Registration and Authorization Form to the address indicated on such form or electronically. Electronic voting instructions may be given by accessing the website [https://www.gvote.ch] and then following the guidance being displayed on the computer screen. The personal access data required for registration can be found on the Registration and Authorization Form. Instructions can be given electronically to the Independent Proxy until [■], 2026; [■] p.m. CEST.

Instructions to the Independent Proxy

Shares of holders who have voted electronically or timely submitted a properly executed Registration and Authorization Form by post and specifically indicated their votes will be voted by the Independent Proxy as indicated. Holders of shares who have voted electronically or timely submitted a properly executed Registration and Authorization Form by post but have not specifically indicated their votes, instruct the Independent Proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items specified in the invitation to the Extraordinary General Meeting.

If any modifications to agenda items or proposals identified in the invitation to the Extraordinary General Meeting or other matters on which voting is permissible under Swiss law are properly presented at the Extraordinary General Meeting for consideration, you instruct the Independent Proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors. As of the date of this publication, the Board of Directors is not aware of any such modifications or other matters proposed to come before the Extraordinary General Meeting.

The completed Registration and Authorization Forms may be sent by post to:

Computershare Schweiz AG

WISeKey International Holding Ltd

Postfach
4601 Olten
Switzerland

Annex A-92

We urge you to return your Registration and Authorization Form or to submit instructions to the Independent Proxy electronically as soon as reasonably possible. All Registration and Authorizations Forms submitted by post must be received no later than on [■], [■], 2026. Please do not mail the Registration and Authorization Form if you choose to give your instructions to the Independent Proxy electronically.

Merger Documentation

Pursuant to Article 16 of the Merger Act, copies of the following documents will be made available for inspection at the Company‘s registered office, General-Guisan-Strasse 6, 6300 Zug, Switzerland, and on the Company‘s website (https://www.wisekey.com/company/investors/financial-reports/), no later than 30 calendar days prior to the EGM:

—     the Merger Agreement;

—     the Merger Report;

—     the Audit Report;

—     the statutory standalone and consolidated financial statements of WISeKey CH (including the Merger Balance Sheet) for each of the three most recent financial years (2025, 2024 and 2023); and

—     the proposed memorandum and articles of association of WISeKey BVI.

Upon availability of the above documents, the Company will publish a press release and make a corresponding announcement in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt, SHAB).

Copies of these materials may also be obtained free of charge by contacting our Corporate Secretary at our registered office, General-Guisan-Strasse 6, 6300 Zug, Switzerland, telephone number +41 (0)22 594 30 00.

Zug, June [■], 2026

WISeKey International Holding Ltd

For the Board of Directors The Chairman

Carlos Moreira

Annex A-93

Annex B

BRITISH VIRGIN ISLANDS
BVI Business Companies Act 2004

Memorandum of Association
and Articles of Association of

WISeKey International Corp.

A COMPANY LIMITED BY SHARES

Incorporated on 17th day of June 2025
Amended and restated on 8th day of December 2025
Amended and restated on [DATE]

ASCENTIUM (BVI) LTD
Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands
+1284 3947 500

ascentium.com

TERRITORY OF THE British Virgin Islands
BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION

OF

WISeKey International Corp.

A Company Limited By Shares

1            NAME

The name of the Company is WISeKey International Corp.

2            STATUS

The Company is a company limited by shares.

3            REGISTERED OFFICE AND REGISTERED AGENT

3.1         The first registered office of the Company is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

3.2         The first registered agent of the Company is Harneys Corporate Services Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

3.3         The Company may, by Resolution of Shareholders or by Resolution of Directors, change the location of its registered office or change its registered agent.

3.4         If at any time the Company does not have a registered agent it may, by Resolution of Shareholders or Resolution of Directors, appoint a registered agent.

4            CAPACITY AND POWERS

4.1         Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)         full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)         for the purposes of paragraph (a), full rights, powers and privileges.

4.2         For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

5            NUMBER AND CLASSES OF SHARES

5.1         The Company is authorised to issue a maximum of 105,000,000 no par value Shares in three classes as follows:

(a)         up to 100,000,000 Ordinary Shares (Ordinary Shares);

(b)         up to 1,000,000 Class B Shares (Class B Shares); and

(c)         up to 4,000,000 Class F Shares (Class F Shares)

5.2         The Company may issue a class of Shares in one or more series. The division of a class of Shares into one or more series and the designation to be made to each series shall be determined by the directors from time to time.

Annex B-1

6            RIGHTS OF SHARES

6.1         Each Ordinary Share confers upon the Shareholder:

(a)         the right to attend any meeting of Shareholders;

(b)         the right to one (1) vote per Ordinary Share on any Resolution of Shareholders; and

(c)         the right to participate in any dividends or distributions declared whether of an income or capital basis and whether or not paid on the dissolution of the Company or otherwise (a Distribution), such Distributions to be paid pari passu as between all Shares by reference only to the Dividend Participation applicable to each Share, with each Ordinary Share having a Dividend Participation of 1.0; and

(d)         such other rights and entitlements as may be specified in the Articles.

6.2         Each Class B Share confers upon the Shareholder:

(a)         the right to attend any meeting of Shareholders;

(b)         the right to ten (10) votes per Class B Share on any Resolution of Shareholders, provided that (and automatically adjusted as necessary so that) the aggregate voting power attributable to all Class B Shares entitled to vote on any matter shall not exceed 49.999999% of the total voting power of all Shares entitled to vote on such matter, calculated disregarding any voting rights attaching to the Class F Shares; and

(c)         the right to participate in any Distributions, such Distributions to be paid pari passu as between all Shares by reference only to the Dividend Participation applicable to each Share, with each Class B Share having a Dividend Participation of 0.1.

6.3         Each Class F Share confers upon the Shareholder:

(a)         the right to attend any meeting of Shareholders;

(b)         a number of votes per Class F Share, on any matter that is submitted to a vote of Shareholders, that would cause the total votes of all Class F Shares to equal 49.999999% of the voting power of all Shares (or, if the applicable voting standard is “a majority of the Shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of Shares present in person or represented by proxy and entitled to vote on such matter) minus the aggregate number of voting rights attaching to all Class B Shares and Ordinary Shares of the Company held by the holder(s) of Class F Shares entitled to vote on such matter, if any; and

(c)         the right to participate in any Distributions, such Distributions to be paid pari passu as between all Shares by reference only to the Dividend Participation applicable to each Share, with each Class F Share having a Dividend Participation of 0.1.

6.4         For the purposes of any entitlement to a Distribution, “Dividend Participation” means the participation metric used solely to determine the relative entitlement of Shares to dividends declared by the Company and to surplus assets available for distribution upon a liquidation, dissolution or winding-up of the Company. Dividends declared by the Company and any surplus assets available for distribution upon a liquidation, dissolution or winding up of the Company shall be distributed pari passu among all Shares by reference to the Dividend Participation applicable to each Share, with Ordinary Shares having a Dividend Participation of 1.0 and Class B Shares and Class F Shares each having a Dividend Participation of 0.1.

6.5         Save as expressly provided above with respect to the Dividend Participation (as set out in clause 6.4) and voting rights, there is no priority or preference between classes of Shares. All Shares rank pari passu as to timing and priority of payment and the quantum of any distribution (including upon liquidation, dissolution or winding-up) shall be allocated among all Shares solely by reference to the Dividend Participation applicable to each Share.

Annex B-2

6.6         The Class B Shares may only be transferred to a person who, immediately prior to such transfer, is a holder of Class B Shares. Any purported transfer of a Class B Share in breach of this restriction shall be void and of no effect, and the Board shall refuse to register any transfer not in compliance with this clause. This restriction does not apply to an allotment or issue of Class B Shares by the Company, or to a transfer by the Company of any treasury shares.

6.7         The Class F Shares shall be non-transferable other than a transfer to a trust established by the transferring Class F Shareholder. Any purported transfer of a Class F Share in breach of this restriction shall be void and of no effect, and the Board may refuse to register any transfer not in compliance with this clause.

6.8         Conversion of Class F Shares

(a)         Each Class F Share is convertible, at the option of the holder at any time, into either (i) one (1) Class B Share on a one-for-one basis or (ii) one (1) Ordinary Share for every ten (10) Class F Shares surrendered.

(b)         No conversion into Class B Shares shall be effected to the extent it would result in the aggregate voting power attributable to all Class B Shares entitled to vote on the relevant matter exceeding 49.999999% of the total voting power of all Shares entitled to vote on such matter, calculated disregarding any voting rights attaching to the Class F Shares, as described in clause 6.2(b). The Board may refuse to register any conversion (in whole or in part) that would cause such excess and shall only register such number of shares as may be converted without causing such excess.

(c)         Conversions shall be effected by delivery of a notice of conversion to the Company in such form as the Board may prescribe, together with (where applicable) the relevant share certificate(s). Conversion shall be effective upon updating of the register of members to reflect the conversion.

(d)         Upon conversion, the converting Class F Share(s) shall be cancelled and the resulting Class B Share(s) or Ordinary Share(s), as applicable, shall be issued to the converting holder (or as it may direct). From the effective time of conversion, the holder shall be entitled to the rights and subject to the restrictions attaching to the class of Shares into which the Class F Share(s) has converted (including the applicable Dividend Participation) and shall cease to have any rights attaching to the converted Class F Share(s).

(e)         The conversion of Class F Shares into Ordinary Shares pursuant to Regulation 6.8(a) shall be effected in multiples of ten (10) Class F Shares only.No fractional Shares shall be issued upon conversion.

6.9         Conversion of Class B Shares

(a)         Class B Shares are convertible, at the option of the holder at any time, into one (1) Ordinary Share for every ten (10) Class B Shares surrendered.

(b)         Conversions shall be effected by delivery of a notice of conversion to the Company in such form as the Board may prescribe, together with (where applicable) the relevant share certificate(s). Conversion shall be effective upon updating of the register of members to reflect the conversion.

(c)         Upon conversion, the converting Class B Shares shall be cancelled and the resulting Ordinary Share(s) shall be issued to the converting holder (or as it may direct). From the effective time of conversion, the holder shall be entitled to the rights and subject to the restrictions attaching to the class of Shares into which the Class B Shares has converted (including the applicable Dividend Participation) and shall cease to have any rights attaching to the converted Class B Shares.

(d)         The conversion of Class B Shares into Ordinary Shares shall be effected in multiples of ten (10) Class B Shares only.

(e)         No fractional Shares shall be issued upon conversion.

Annex B-3

7            REGISTERED SHARES

The Company shall issue registered Shares only. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

8            AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

8.1         The Company may amend this Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)         to restrict the rights or powers of the Shareholders to amend this Memorandum or the Articles;

(b)         to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend this Memorandum or the Articles;

(c)         in circumstances where this Memorandum or the Articles cannot be amended by the Shareholders; or

(d)         to this Clause 8.

8.2         Any amendment of this Memorandum or the Articles will take effect from the date that the notice of amendment, or restated Memorandum and Articles incorporating the amendment, is registered by the Registrar or from such other date as determined pursuant to the Act.

8.3         The rights conferred upon the holders of the Shares of any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of the holders of a majority of the issued Shares of that class or by a resolution approved at a duly convened and constituted meeting of the Shares of that class by the affirmative vote of a majority of the votes of the Shares of that class which were present at the meeting and were voted.

8.4         The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking equally with such existing Shares.

9            DEFINITIONS AND INTERPRETATION

9.1         In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

Act means the BVI Business Companies Act 2004, Revised Edition 2020, and includes the BVI Business Companies Regulations 2012 and any other regulations made under the Act.

Articles means the attached Articles of Association of the Company.

Dividend Participation has the meaning given in clause 6.4.

Memorandum means this Memorandum of Association of the Company.

Nominee Shareholder is a Shareholder that holds shares in the Company and exercises the associated voting rights according to the instructions of a nominator without any discretion or receives dividends on behalf of a nominator.

person includes individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons.

Permitted Holder means, in relation to Class B Shares, any of the following: (i) any holder of Class B Shares from time to time; and (ii) any employee, officer, director or consultant of any member of the Group designated by the Board from time to time (including any participant in any employee share or incentive plan approved by the Board).

Annex B-4

Proscribed Powers means the powers to: (a) amend this Memorandum or the Articles; (b) designate committees of directors; (c) delegate powers to a committee of directors; (d) appoint or remove directors; (e) appoint or remove an agent; (f) approve a plan of merger, consolidation or arrangement; (g) make a declaration of solvency or to approve a liquidation plan; or (h) make a determination that immediately after a proposed distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Resolution of Directors means either:

(a)         a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)         a resolution consented to in writing by a majority of directors or by a majority of the members of a committee of directors of the Company, as the case may be.

Resolution of Shareholders means either:

(a)         a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)         a resolution consented to in writing by a majority of the votes of the Shares entitled to vote on such resolution.

Seal means any seal which has been duly adopted as the common seal of the Company.

Share means a share issued or to be issued by the Company.

Shareholder means a person whose name is entered in the register of members of the Company as the holder of one or more Shares.

written or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and in writing shall be construed accordingly.

9.2         In this Memorandum and the Articles, unless the context otherwise requires, a reference to:

(a)         a Regulation is a reference to a regulation of the Articles;

(b)         a Clause is a reference to a clause of this Memorandum;

(c)         voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)         the Act, this Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)         the singular includes the plural and vice versa.

9.3         Where a period of time is expressed as a number of days, the days on which the period begins and ends are not included in the computation of the number of days.

9.4         Any reference to a month shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month and a reference to a period of several months shall be construed accordingly.

9.5         Any words or expressions defined in the Act bear the same meaning in this Memorandum and the Articles unless the context otherwise requires or they are otherwise defined in this Memorandum or the Articles.

9.6         Headings are inserted for convenience only and shall be disregarded in interpreting this Memorandum and the Articles.

Annex B-5

Signed for ASCENTIUM (BVI) LTD of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 17 June 2025:

Incorporator
………………………
Indira Ward-Lewis Authorised Signatory ASCENTIUM (BVI) LTD

Annex B-6

[This page has been intentionally left blank]

Annex B-7

TERRITORY OF THE British Virgin Islands
BVI BUSINESS COMPANIES ACT 2004

aRTICLES OF ASSOCIATION

OF

WISeKey International Corp.

A Company Limited By Shares

1            DISAPPLICATION OF THE ACT

The following sections of the Act shall not apply to the Company:

(a)         section 46 (Pre-emptive rights);

(b)         section 60 (Process for acquisition of own shares);

(c)         section 61 (Offer to one or more shareholders);

(d)         section 62 (Shares redeemed otherwise than at the option of company); and

(e)         section 175 (Disposition of assets).

2            SHARES

2.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), the Act and, where applicable, the rules of the Nasdaq Global Market and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to a dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Act and the Articles) vary such rights. Notwithstanding the foregoing, the Directors may allot or issue Class B Shares only to Permitted Holders.

2.2         The Company may issue securities in the Company, which may be comprised of whole Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

2.3         The Company shall not issue certificates in respect of any Shares issued by it.

2.4         If several persons are registered as joint holders of any Shares, any one of such persons may give an effectual receipt for any distribution.

2.5         Shares and other securities may be issued at such times, to such persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

2.6         A Share may be issued for consideration in any form or a combination of forms, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.7         Before issuing Shares for a consideration which is, in whole or in part, other than money, a Resolution of Directors shall be passed stating:

(a)         the amount to be credited for the issue of the Shares; and

(b)         that, in the opinion of the directors, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of the Shares.

Annex B-8

2.8         The Company shall keep a register of members containing:

(a)         the names and addresses of the persons who hold Shares;

(b)         the number of each class and series of Shares held by each Shareholder;

(c)         the date on which the name of each Shareholder was entered in the register of members; and

(d)         the date on which any person ceased to be a Shareholder.

2.9         The Company shall (unless exempted under the Act) file its register of members with the Registrar within 30 days after the date of incorporation and shall, within 30 days of any change occurring, file the change with the Registrar.

2.10       Where a Shareholder is acting as a Nominee Shareholder, the Company shall in addition to the register of members, keep information on the name and address of the nominator on whose behalf the Nominee Shareholder is holding Shares. The Company shall file the name and address of the nominator with the Registrar.

2.11       The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

2.12       A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

3            REDEMPTION OF SHARES AND TREASURY SHARES

3.1         The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

3.2         The Company may acquire its own fully paid Shares for no consideration by way of surrender of the Shares to the Company by the person holding the Shares. Any such surrender shall be in writing and signed by the person holding the Shares.

3.3         The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the purchase, redemption or other acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

3.4         Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares provided that the number of Shares purchased, redeemed or otherwise acquired and held as treasury shares, when aggregated with Shares of the same class already held by the Company as treasury shares, may not exceed 50% of the Shares of that class previously issued by the Company excluding Shares that have been cancelled. Shares which have been cancelled shall be available for reissue.

3.5         All rights and obligations attaching to a treasury share are suspended and shall not be exercised by the Company while it holds the Share as a treasury share.

3.6         Treasury shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

Annex B-9

4            MORTGAGES AND CHARGES OF SHARES

4.1         Shareholders may mortgage or charge their Shares.

4.2         There shall be entered in the register of members at the written request of the Shareholder:

(a)         a statement that the Shares held by him are mortgaged or charged;

(b)         the name of the mortgagee or chargee; and

(c)         the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

4.3         Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)         with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)         upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

4.4         Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)         no transfer of any Share the subject of those particulars shall be effected;

(b)         the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)         no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

4.5         The directors may not resolve to refuse or delay the transfer of a Share pursuant to the enforcement of a valid security interest created over the Share.

5            FORFEITURE

5.1         Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

5.2         A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3         The written notice of call referred to in Regulation 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

5.4         Where a written notice of call has been issued pursuant to Regulation 5.2 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

5.5         The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Regulation 5.4 and that Shareholder shall be discharged from any further obligation to the Company.

6            TRANSFER OF SHARES

6.1         Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

6.2         The transfer of a Share is effective when the name of the transferee is entered on the register of members.

Annex B-10

6.3         If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)         to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)         that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

6.4         The personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

6.5         The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

7            MEETINGS AND CONSENTS OF SHAREHOLDERS

7.1         The directors, acting collectively by Resolution of Directors of the Company, may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

7.2         The directors shall call at least one meeting per year and shall designate such meeting as the Annual General Meeting. The first Annual General Meeting shall be called within 12 months of the listing of the Company, and thereafter, once per calendar year. All other meetings shall be regarded as general meetings.

7.3         Upon the written request of Shareholders entitled to exercise 5% or more of the voting rights in respect of the matter for which the meeting is requested, the directors shall convene a meeting of Shareholders. Such requesting Shareholders shall also be entitled to request that specific items be included on the agenda of any such meeting, and the directors shall include such items on the agenda, provided that the request is made in writing and is received by the Company at least 20 days prior to the date of the meeting. The right to request specific agenda items under this Regulation shall also apply to any Annual General Meeting or other general meeting of Shareholders convened by the directors.

7.4         The director convening a meeting shall give not less than 20 days’ notice of a meeting of Shareholders to:

(a)         those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting;

(b)         the other directors, and

indicate in such notice the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as any documents to be considered, the meeting admission card (if any) and the proxy card (if any).

7.5         The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

7.6         The director convening a meeting of Shareholders shall, in such notice of a meeting as to be given in accordance with Regulation 7.4, indicate the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as:

(a)         any documents to be considered;

(b)         the meeting admission card (if any); and

(c)         the proxy card (if any).

7.7         A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

Annex B-11

7.8         The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

7.9         A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

7.10       The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

7.11       The instrument appointing a proxy shall be in substantially the following form or such other form as approved by the directors or as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

WISeKey International Corp.

I/We being a Shareholder of the above Company HEREBY APPOINT …………

………………… of …………………………… or failing him ………..………………

of………..……………… to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the …… day of …………..…………, 20…… and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this …… day of …………..…………, 20……

……………………………

Shareholder

7.12       The following applies where Shares are jointly owned:

(a)         if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)         if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)         if two or more of the joint owners are present in person or by proxy they must vote as one.

7.13       A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders or their authorised representatives participating in the meeting are able to hear each other.

7.14      A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

Annex B-12

7.15       If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

7.16       At every meeting of Shareholders, the chairman of the board of directors shall preside as chairman of the meeting. If there is no chairman of the board of directors or if that chairman is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

7.17       The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

7.18       At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

7.19       Subject to the specific provisions contained in this Regulation for the appointment of representatives of persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

7.20       Any person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which he represents as that Shareholder could exercise if it were an individual.

7.21       The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

7.22       Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

7.23       An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

Annex B-13

8            UNTRACEABLE MEMbERS

8.1         Where any Shareholder is untraceable, the Company may sell any of their Shares, provided that:

(a)         no less than 3 cheques for any sums payable in cash to such Shareholder have remained uncashed for a period of 12 years from the date of the issue of the cheque;

(b)         the Company not having during that time or before the expiry of the three-month period referred to in (c) below received any indication of the existence of the Shareholder or person entitled to such Shares by death, bankruptcy or operation of law; and

(c)         upon expiration of the 12-year period, an advertisement has been published in newspapers, giving notice of the Company’s intention to sell those Shares, and a period of three months or such shorter period has elapsed since the date of such advertisement.

8.2         Where the Company sells the Shares of any untraceable Shareholder, the net proceeds of any such sale shall be held in the Company, and the net proceeds shall be accounted as a debt due to that untraceable Shareholder for an amount equal to such net proceeds.

9            DIRECTORS

9.1         The directors shall be elected on an annual basis by Resolution of Shareholders at the Annual General Meeting. Directors shall be elected by a majority of the votes cast at any meeting of shareholders; provided, however, that if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, the directors shall instead be elected by a plurality of the votes cast. Each director shall hold office until the next Annual General Meeting, except in the event of the earlier of death, resignation or removal. Each director then in office shall resign at each Annual General Meeting with effect from the end of such meeting. Directors that have previously served on the Board may be re-elected.

9.2         No person shall be appointed as a director or alternate director, or nominated as a reserve director, of the Company unless he has consented in writing to be a director or alternate director, or to be nominated as a reserve director.

9.3         Subject to Regulation 9.1, the minimum number of directors shall be two and the maximum number shall be fourteen.

9.4         Each director holds office for a one year term, or until his earlier death, resignation or removal. A director can be re-elected to office by Resolution of the Shareholders at the Annual General Meeting.

9.5         A director may be removed from office:

(a)         with or without cause, by Resolution of Shareholders passed at a meeting of Shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75% of the votes of the Shares of the Company entitled to vote; or

(b)         with cause, by Resolution of Directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

9.6         A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

9.7         The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

9.8         A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

Annex B-14

9.9         The Company shall keep a register of directors containing:

(a)         the names and addresses of the persons who are directors of the Company or who have been nominated as reserve directors of the Company;

(b)         the date on which each person whose name is entered in the register was appointed as a director, or nominated as a reserve director, of the Company;

(c)         the date on which each person named as a director ceased to be a director of the Company;

(d)         the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

(e)         such other information as may be prescribed by the Act.

9.10       The nomination of a person as a reserve Director ceases to have effect if:

(a)         before the death of the Director who nominated them,

(i)          they resign as reserve Director, or

(ii)         the Director revokes the nomination in writing; or

(b)         the Director who nominated them ceases to be able to be the Director for any reason other than their death.

9.11       The Company shall file its register of directors with the Registrar within 15 days after the date of appointment of the first director and shall, within 30 days of any change occurring, file the change with the Registrar.

9.12       The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

9.13       The directors may, by Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

9.14       A director is not required to hold a Share as a qualification to office.

10          POWERS OF DIRECTORS

10.1       The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

10.2       Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

10.3       If the Company is the wholly owned subsidiary of a parent, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the parent even though it may not be in the best interests of the Company.

10.4       Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

10.5       The continuing directors may act notwithstanding any vacancy in their body.

Annex B-15

10.6       The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

10.7       All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

11          PROCEEDINGS OF DIRECTORS

11.1       Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

11.2       The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

11.3       A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

11.4       A director shall be given not less than 5 days’ notice of meetings of directors, but a meeting of directors held without 5 days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

11.5       A director of the company (the appointing director) may appoint any other director or any other eligible person as his alternate to exercise the appointing director’s powers and carry out the appointing director’s responsibilities in relation to the taking of decisions by the directors in the absence of the appointing director.

11.6       The appointment and termination of an alternate director must be in writing, and written notice of the appointment and termination must be given by the appointing director to the Company as soon as reasonably practicable.

11.7       An alternate director has the same rights as the appointing director in relation to any directors’ meeting and any written resolution circulated for written consent. An alternate director has no power to appoint a further alternate, whether of the appointing director or of the alternate director, and the alternate does not act as an agent of or for the appointing director.

11.8       The appointing director may, at any time, voluntarily terminate the alternate director’s appointment. The voluntary termination of the appointment of an alternate shall take effect from the time when written notice of the termination is given to the Company. The rights of an alternate shall automatically terminate if the appointing director dies or otherwise ceases to hold office.

11.9       A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, subject to a minimum of 2.

11.10     If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

11.11     The directors may appoint a director as chairman of the board of directors. At meetings of directors at which the chairman of the board of directors is present, he shall preside as chairman of the meeting. If there is no chairman of the board of directors or if the chairman of the board is not present, the directors present shall choose one of their number to be chairman of the meeting.

11.12     An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in

Annex B-16

the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

12          COMMITTEES

12.1       The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee. Such committees may include, but shall not be limited to:

(a)         a compensation committee;

(b)         a corporate governance committee;

(c)         a nomination and compensation committee; and

(d)         a strategy committee; or

such others as required by the Nasdaq Global Market.

12.2       The directors have no power to delegate to a committee of directors any of the Proscribed Powers.

12.3       A committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, may appoint a sub-committee and delegate powers exercisable by the committee to the sub-committee.

12.4       The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

12.5       Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

13          OFFICERS AND AGENTS

13.1       The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors.

13.2       The emoluments of all officers shall be fixed by Resolution of Directors.

13.3       The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.4       The directors may, by Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company.

13.5       An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)         the Proscribed Powers;

(b)         to change the registered office or agent;

(c)         to fix emoluments of directors; or

(d)         to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

Annex B-17

13.6       The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

13.7       The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

14          CONFLICT OF INTERESTS

14.1       A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

14.2       For the purposes of Regulation 14.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3       A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)         vote on a matter relating to the transaction;

(b)         attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)         sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

15          INDEMNIFICATION

15.1       Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)         is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)         is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

15.2       The indemnity in Regulation 15.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

15.3       For the purposes of Regulation 15.2 and without limitation, a director acts in the best interests of the Company if he acts in the best interests of the Company’s parent in the circumstances specified in Regulation 10.3.

15.4       The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

15.5       The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

Annex B-18

15.6       Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with Regulation 15.1.

15.7       Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with Regulation 15.1 and upon such terms and conditions, if any, as the Company deems appropriate.

15.8       The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

15.9       If a person referred to in Regulation 15.1 has been successful in defence of any proceedings referred to in Regulation 15.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

15.10     The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

16          CORPORATE RECORDS

16.1       The Company shall keep the following documents at the office of its registered agent:

(a)         the Memorandum and the Articles;

(b)         the register of members, or a copy of the register of members;

(c)         the register of directors, or a copy of the register of directors; and

(d)         copies of all notices and other documents filed by the Company with the Registrar in the previous 10 years.

16.2       Until the directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of directors at the office of its registered agent.

16.3       If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:

(a)         within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)         provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

16.4       The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)         minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)         minutes of meetings and Resolutions of Directors and committees of directors.

Annex B-19

16.5       Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.6       The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act 2001 as from time to time amended or re-enacted.

17          SEAL

The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

18          DISTRIBUTIONS BY WAY OF DIVIDEND

18.1       The directors of the Company may, by Resolution of Directors, authorise a distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

18.2       Dividends may be paid in money, shares, or other property.

18.3       Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Regulation 20 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

18.4       No dividend shall bear interest as against the Company and no dividend shall be paid on treasury shares.

19          ACCOUNTS AND AUDIT

19.1       The Company shall keep records and underlying documentation that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

19.2       The records and underlying documentation of the Company shall be kept at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine and if the records and underlying documentation are kept in a location other than the office of the registered agent, the Company shall provide the registered agent with a written record of:

(a)         the physical address of the place at which the records and underlying documentation are kept; and

(b)         the name of the person who maintains and controls the Company’s records and underlying documentation.

19.3       If the location at which the records and underlying documentation are kept or the name of the person who maintains and controls the records and underlying documentation changes, the Company shall, within 14 days of the change provide its registered agent with:

(a)         the physical address of the new location at which the records and underlying documentation are kept; and

(b)         the name of the new person who maintains and controls the Company’s records and underlying documentation.

Annex B-20

19.4       The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

19.5       The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

19.6       The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

19.7       The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

19.8       The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

19.9       The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)         in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)         all the information and explanations required by the auditors have been obtained.

19.10     The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

19.11     Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

19.12     The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

20          NOTICES

20.1       Any notice, information or written statement to be given by the Company to Shareholders shall be in writing and may be given by personal service, mail, courier, email, or fax to such Shareholder’s address as shown in the register of members or to such Shareholder’s email address or fax number as notified by the Shareholder to the Company in writing from time to time.

20.2       Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail addressed to the Company at the offices of the registered agent of the Company.

20.3       Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing notice, and shall be deemed to be received on the fifth business day following the day on which the notice was posted. Where a notice is sent by fax or email, notice shall be deemed to be effected by transmitting the email or fax to the address or number provided by the intended recipient and service of the notice shall be deemed to have been received on the same day that it was transmitted.

21          MERGERS, CONSOLIDATIONS AND ARRANGEMENTS

21.1       Any plan of merger, consolidation or arrangement involving the Company shall require such approval of Shareholders as is prescribed by the Act (which, as at the date of adoption of these Articles, requires the approval of a majority in number of shareholders representing at least 50% of the votes cast at a meeting of Shareholders or by a resolution consented to in writing by a majority of the votes of the Shares entitled to vote thereon).

Annex B-21

21.2       The provisions of Part IX of the Act relating to the compulsory acquisition of shares of minority shareholders (which, as at the date of adoption of these Articles, permits a person who has acquired at least 90% of the votes of the outstanding Shares entitled to vote and 90% of the votes of each class of outstanding Shares entitled to vote to compulsorily acquire the remaining Shares) shall apply to the Company.

21.3       For the avoidance of doubt, the approval thresholds prescribed by the Act for mergers, consolidations and arrangements shall apply to the Company notwithstanding any different threshold that may otherwise apply to a Resolution of Shareholders under these Articles or the Memorandum.

21.4       Any Shareholder who is dissatisfied with the terms of a merger, consolidation or arrangement may exercise such rights (including, without limitation, the right to payment of the fair value of the Shareholder’s Shares) as may be conferred by section 179 of the Act.

22          Swiss takeover law – opting out

22.1       Whilst the Company’s Shares remain listed on the SIX Swiss Exchange or another Swiss exchange at least partly, the Company and its shareholders acknowledge that it is subject to Swiss takeover law.

22.2       The acquirer of Shares of the Company is not obliged to make a public offer pursuant to article 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading.

22.3       If the Company’s Shares are fully de-listed from the SIX Swiss Exchange and no listing on another Swiss exchange occurs in lieu thereof, this Regulation shall cease to have effect.

23          VOLUNTARY LIQUIDATION

Subject to the Act, the Company may by Resolution of Shareholders appoint an eligible individual as voluntary liquidator alone or jointly with one or more other voluntary liquidators.

24          CONTINUATION

The Company may by Resolution of Shareholders continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

Signed for ASCENTIUM (BVI) LTD of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 17 June 2025:

Incorporator
………………………
Indira Ward-Lewis Authorised Signatory ASCENTIUM (BVI) LTD

Annex B-22

Annex C

Merger Report Regarding the Cross-Border Merger by Absorption of WISeKey International Holding Ltd, Zug, Switzerland, with and into, WISeKey International Corp., Tortola, British Virgin Islands

June 26, 2026

Annex C Page Nos.
I.	Introduction			C-1
II.	Glossary			C-2
III.	Background, Purpose and Consequences of the Merger			C-4
	A.	Background and Effects of the Merger		C-4
	B.	Reasons for the Merger		C-6
	C.	Consequences of the Merger		C-6
		1.	Material Corporate Law Considerations	C-6
		2.	Material Securities Laws and Reporting Considerations	C-7
		3.	Material Tax Considerations	C-7
IV.	Merger Agreement			C-8
	A.	Parties to the Merger Agreement		C-8
		1.	WISeKey CH	C-8
		2.	WISeKey BVI	C-9
	B.	The Merger Agreement		C-9
	C.	Merger Balance Sheet		C-9
	D.	Review of the Agreement, the Merger Report and the Merger Balance Sheet		C-10
	E.	Conditions to Completion of the Merger		C-10
	F.	Termination		C-11
	G.	Applicable Law		C-11
V.	Exchange Ratio			C-11
	A.	Allocation Principles		C-11
	B.	WISeKey BVI Class B Share Cap		C-12
	C.	Election Procedure		C-13
VI.	Appraisal Rights			C-14
VII.	Authorized Shares of WISeKey BVI and Exchange of Shares			C-15
	A.	Authorised Shares of WISeKey BVI		C-15
	B.	Exchange of Shares / Settlement		C-16
		1.	WISeKey CH Shares Held in Book Entry Form Through SIS	C-16
		2.	Certificated WISeKey CH Shares of Holders Recorded in WISeKey CH’s Share Register	C-16
		3.	WISeKey CH ADSs	C-16
		4.	Unclaimed WISeKey BVI Shares	C-17
VIII.	New Obligations Imposed on Shareholders as a Result of the Merger			C-17
IX.	Consequences of the Merger for Employees			C-17
X.	Consequences of the Merger for Creditors			C-18
XI.	Governmental Approvals			C-18

Annex C-i

I.           Introduction

On June 26, 2026, WISeKey International Holding Ltd, Zug, Switzerland (WISeKey CH) and its wholly-owned subsidiary WISeKey International Corp., a BVI business company registered in Tortola, British Virgin Islands (WISeKey BVI), entered into a Merger Agreement (the Merger Agreement) to effect a cross-border merger by absorption (the Merger) pursuant to articles 3 et seq. of the Swiss Federal Merger Act (the Merger Act), articles 163b–164 of the Swiss Private International Law Act (PILA) and the BVI Business Companies Act, Revised Edition 2020.

At the Effective Time of the Merger (as defined in the Glossary):

•        all assets and liabilities of WISeKey CH will transfer by operation of law to WISeKey BVI;

•        WISeKey CH will be dissolved without liquidation;

•        WISeKey BVI will also assume all share option and other equity incentive plans, together with the related award agreements that had previously been sponsored by WISeKey CH. WISeKey BVI will amend such plans and agreements in order to permit the issuance or delivery of WISeKey BVI Shares thereunder, rather than WISeKey CH Shares;

•        each WISeKey CH shareholder will receive WISeKey BVI Shares in the classes and numbers described in Section V below, in accordance with the exchange ratio and procedures set forth in the Merger Agreement and as further detailed in Section IV below and in the Form F-4 registration statement, including the prospectus (the Registration Statement), filed by WISeKey BVI with the U.S. Securities and Exchange Commission (the SEC);

•        all issued WISeKey CH Shares (including shares held in treasury by WISeKey CH or one of its affiliates) will be cancelled;

•        WISeKey BVI will redeem and cancel, for no consideration, all of the WISeKey Ordinary Shares issued and outstanding as of immediately prior to the Effective Time, thus ensuring that the share ownership of WISeKey BVI is equivalent to the share ownership of WISeKey CH immediately prior to the Merger (not considering the WISeKey CH Shares held by WISeKey CH or any of its subsidiaries);

•        WISeKey BVI will become the listed parent of the WISeKey group with a listing of the WISeKey BVI Ordinary Shares on Nasdaq (symbol “WKEY”). WISeKey BVI will continue to have a primary listing of the WISeKey BVI Ordinary Shares on the SIX Swiss Exchange so Swiss-resident shareholders can continue to trade on the SIX Swiss Exchange. As today, the other classes of WISeKey shares will not be listed and traded on a stock exchange; and

•        because WISeKey BVI will continue to have its place of effective management in Geneva, Switzerland, WISeKey BVI will be a tax resident in Geneva, Switzerland. As a Swiss tax resident, WISeKey BVI will be subject to Swiss corporate income tax on its worldwide income (except for income that may be exempt under double tax treaties), will have to comply with Swiss tax filing and reporting requirements, including submitting annual tax returns and financial statements to Swiss tax authorities, and dividends and interest paid by WISeKey BVI will continue to be subject to Swiss withholding tax.

The Merger Agreement provides that the board of directors of WISeKey CH (the WISeKey CH Board) and the board of directors of WISeKey BVI (the WISeKey BVI Board) shall jointly issue and approve a merger report (the Merger Report) pursuant to Article 14 of the Swiss Federal Act Regarding Mergers, Demergers, Transformations and Transfers of Assets (the Merger Act). This document constitutes the Merger Report approved by the WISeKey CH Board and the WISeKey BVI Board, includes the information required pursuant to Article 14 of the Merger Act, and is intended to provide shareholders with an overview of the terms, conditions, and consequences of the Merger, partly incorporating by reference the information contained in the Registration Statement as filed with the SEC.

In this Merger Report, we sometimes refer to WISeKey International Holding Ltd as “WISeKey CH,” “we,” “us,” or “our.” We refer to WISeKey BVI, a newly formed BVI business company limited by shares and direct subsidiary of WISeKey CH as “WISeKey BVI”. We also refer to WISeKey CH prior to the Merger and WISeKey BVI following the Merger as “WISeKey”.

Annex C-1

II.          Glossary

In this Merger Report, the terms set out below have the following meaning:

Term	Meaning
ADS(s)	American Depositary Share(s).
Articles of Merger	A legal document governed by BVI law, executed by WISeKey CH and WISeKey BVI to implement the Merger under BVI laws, together with other required documents.
Berney	Berney Associés Audit SA, the licensed audit expert who will review the Merger Agreement, this Merger Report and the Merger Balance Sheet in accordance with the requirements of Article 15 Merger Act.
Board	The board of directors of WISeKey CH.
BVI	The British Virgin Islands.
BVI Act	The BVI Business Companies Act, Revised Edition 2020.
BVI Registry of Corporate Affairs	The registry maintained by the Financial Services Commission of the British Virgin Islands responsible for the incorporation, registration and regulation of companies in the British Virgin Islands.
Certificate of Merger	A certificate issued by the Registrar, serving as conclusive evidence that all requirements of the BVI Act relating to the Merger have been met.
Commercial Register	The commercial register of the Canton of Zug, Switzerland.
Effective Time

The date on which the Merger becomes effective, specifically when:

1.      The Merger is entered in the daily ledger of the Commercial Register and approved by the Swiss Federal Commercial Register Office; and

2.      The BVI Registry of Corporate Affairs registers the Articles of Merger and Plan of Merger, and issues the Certificate of Merger.

EGM	Extraordinary General Meeting.
Exchange Ratio

The ratio used to exchange WISeKey CH Shares and WISeKey CH ADSs for WISeKey BVI Shares in the Merger (other than WISeKey CH Shares and ADSs held by WISeKey CH, which will be cancelled as a result of the Merger).

At the Effective Time:

•   Each WISeKey CH Class B Share → 1 WISeKey BVI Ordinary Share (or, subject to the shareholders’ timely and valid election, 10 WISeKey BVI Class B Shares, subject to the WISeKey BVI Class B Share Cap)

•   Each WISeKey CH Class A Share → 1 WISeKey BVI Class F Share (or, subject to the shareholders’ timely and valid election, 1 WISeKey BVI Class B Share, subject to the WISeKey BVI Class B Share Cap)

•   Each WISeKey CH ADS → 0.5 WISeKey BVI Ordinary Share

Merger

The statutory merger by absorption of WISeKey CH into WISeKey BVI, governed by the Merger Act (Switzerland) and the BVI Act. WISeKey BVI will be the surviving entity, and WISeKey CH will be dissolved without liquidation. The Merger changes WISeKey CH’s jurisdiction of incorporation from Switzerland to the BVI, while the group’s operational headquarters will remain in Switzerland.

Annex C-2

Term	Meaning
Merger Act	The Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003, as amended.
Merger Agreement	The agreement by and between WISeKey CH and WISeKey BVI dated June 26, 2026 and approved by the shareholders of WISeKey CH at the EGM that governs and the completion of which effects the Merger.
Merger Consideration	The number and class of WISeKey BVI Shares allotted to WISeKey CH shareholders based on the Exchange Ratio.
Nasdaq	Nasdaq Global Market.
PILA	Swiss Federal Private International Law Act of December 18, 1987, as amended.
Plan of Merger	A BVI law-governed document executed by WISeKey CH and WISeKey BVI to implement the Merger under BVI laws, together with other required documents.
Registration Statement	The U.S. registration statement (including a prospectus) filed with the SEC by WISeKey BVI on Form F-4.
SEC	U.S. Securities and Exchange Commission.
SIX	SIX Swiss Exchange Ltd.
Swiss Exchange Agent

Bank Reyl, REYL & Cie SA, Rue du Rhône 4, 1204 Geneva, Switzerland, or another bank or financial institution jointly appointed by the WISeKey CH Board and the WISeKey BVI Board prior to the completion of the Merger to serve as exchange agent.

This exchange agent will be responsible for:

(1)    Facilitating the exchange of certificates or book-entry shares representing the relevant class of WISeKey CH Shares for the corresponding class of WISeKey BVI Shares in accordance with the Exchange Ratio; and

(2)    Implementing the procedures for this exchange as detailed in the Agreement, including the distribution of the relevant class of WISeKey BVI Shares to holders of WISeKey CH Shares.

WISeKey BVI	WISeKey International Corp, the direct, wholly owned subsidiary of WISeKey CH that will become the new parent holding company of the WISeKey group following the Merger.
WISeKey BVI Board	The board of directors of WISeKey BVI.
WISeKey BVI Class B Share(s)	The Class B Shares of WISeKey BVI, with no par value, each of which entitles its holder to ten voting rights and one-tenth of one dividend unit and one-tenth of one liquidation unit per share.
WISeKey BVI Class B Share Cap

If WISeKey CH Class B shareholders electing to receive WISeKey BVI Class B Shares would collectively hold more than 49.999999% of WISeKey BVI’s voting rights (excluding Class F Shares), their allocation will be capped at this percentage. Each shareholder will receive a proportionate share of the capped amount. Fractional entitlements to WISeKey BVI Class B Shares will be rounded down to the next whole multiple of ten WISeKey BVI Class B Share. Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of proration and rounding will be satisfied in WISeKey BVI Ordinary Shares and WISeKey Class F Shares.

Annex C-3

Term	Meaning
WISeKey BVI Class F Share(s)

Class F Shares of WISeKey BVI, with no par value. In aggregate, these represent an adjustable number of voting rights equal to 49.999999% of all outstanding voting rights, minus any voting rights of WISeKey BVI Class B Shares and WISeKey BVI Ordinary Shares held by WISeKey BVI Class F holders entitled to vote. Each Class F Share entitles the holder to one-tenth of one dividend unit and one-tenth of one liquidation unit per share.

WISeKey BVI Ordinary Shares	Ordinary shares of WISeKey BVI, with no par value. Each share carries one voting right and entitles the holder to one dividend unit and one liquidation unit per share.
WISeKey BVI Shares	Collectively refers to WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares, and WISeKey BVI Class F Shares.
WISeKey CH	The current Swiss parent holding company, with registered office in Zug, Canton of Zug (enterprise ID CHE-143.782.707).
WISeKey CH Board	The board of directors of WISeKey CH.
WISeKey CH ADSs	WISeKey CH American Depositary Shares, each representing the right to receive half (0.5) of one WISeKey CH Class B Share.
WISeKey CH ADS Depositary	The Bank of New York Mellon, as depositary bank for the WISeKey CH ADSs.
WISeKey CH Class A Shares	Registered shares of WISeKey CH, each with a nominal value of CHF 0.01 and dividend rights proportionate to their share of the total nominal share capital.
WISeKey CH Class B Shares	Registered shares of WISeKey CH, each with a nominal value of CHF 0.10 and dividend rights proportionate to their share of the total nominal share capital.
WISeKey CH Shares	Collectively refers to WISeKey CH Class A Shares and WISeKey CH Class B Shares.

III.        Background, Purpose and Consequences of the Merger

A.          Background and Effects of the Merger

WISeKey CH, a Swiss company limited by shares, is the current parent holding company of the WISeKey group, with its ordinary shares, i.e., the WISeKey Class B Shares, listed on the SIX Swiss Exchange.

As of the date of this Merger Report, WISeKey BVI, a business company incorporated under the laws of the British Virgin Islands, is a wholly-owned direct subsidiary of WISeKey CH. It has been established for the purpose of effecting the cross-border merger described in this report. As of the date of this Merger Report, WISeKey BVI has only nominal assets and liabilities and has not conducted any business other than in connection with the Merger.

The Merger, if approved and completed, will have the effect of a change of the jurisdiction of incorporation of WISeKey CH from Switzerland to the BVI, while the WISeKey group’s operational headquarters will remain in Zug and Geneva, Switzerland, and its global operations will continue as before.

The Board has determined, after careful consideration, that it is in the best interests of WISeKey CH and its shareholders to effect the reorganization and therefore to submit the proposed Merger and Merger Agreement for approval by WISeKey CH’s shareholders at an extraordinary general meeting of shareholders of WISeKey CH (the EGM).

As a result of the Merger:

•        All assets and liabilities of WISeKey CH will be transferred to and assumed by WISeKey BVI by operation of law;

Annex C-4

•        WISeKey CH will be dissolved without liquidation; however, because WISeKey BVI will continue to have its place of effective management in Geneva, Switzerland, WISeKey BVI will be a tax resident in Geneva, Switzerland. As a Swiss tax resident, WISeKey BVI will be subject to Swiss corporate income tax on its worldwide income (except for income that may be exempt under double tax treaties), will have to comply with Swiss tax filing and reporting requirements, including submitting annual tax returns and financial statements to Swiss tax authorities, and dividends and interest paid by WISeKey BVI will continue to be subject to Swiss withholding tax.

•        WISeKey BVI will redeem and cancel, for no consideration, all of the WISeKey BVI Ordinary Shares issued and outstanding as of immediately prior to the Effective Time, thus ensuring that the share ownership of WISeKey BVI is equivalent to the share ownership of WISeKey CH immediately prior to the Merger (not considering the WISeKey CH Shares held by WISeKey CH or any of its subsidiaries);

•        WISeKey BVI will also assume all share option and other equity incentive plans, together with the related award agreements that had previously been sponsored by WISeKey CH. WISeKey BVI will amend such plans and agreements in order to permit the issuance or delivery of the applicable class of WISeKey BVI Shares thereunder, rather than WISeKey CH Shares;

•        In exchange for each WISeKey CH Share held immediately prior to the Effective Time (excluding WISeKey CH Shares held by WISeKey CH or any of its subsidiaries, which will not be exchanged for WISeKey BVI Shares but be cancelled):

-      each WISeKey CH Class B Share will be exchanged for one WISeKey BVI Ordinary Share, unless its holder elects to receive ten WISeKey BVI Class B Share subject to the WISeKey BVI Class B Share Cap.

WISeKey BVI Class B Shares carry ten times the voting rights of WISeKey BVI Ordinary Shares, but have only 1/10th of the dividend and liquidation rights of WISeKey BVI Ordinary Shares;

-      each WISeKey CH Class A Share will be exchanged for one WISeKey BVI Class F Share, unless its holder elects to receive one WISeKey BVI Class B Share subject to the WISeKey BVI Class B Share Cap.

WISeKey BVI Class F Shares represent in the aggregate an adjustable number of voting rights defined as (i) 49.999999% of the voting rights of all outstanding WISeKey BVI Shares entitled to vote at a given meeting of the shareholders, minus (ii) the voting rights of all WISeKey BVI Class B Shares and WISeKey BVI Ordinary Shares held by the holder(s) of WISeKey BVI Class F Share(s) entitled to vote on the matter, if any, each of which entitles its holder to one dividend unit per share;

•        Each WISeKey CH ADS held by a holder as of the Effective Time, will be cancelled and each holder of such cancelled WISeKey CH ADS will receive one-half of one WISeKey BVI Ordinary Share. As a result, the WISeKey ADS program will terminate;

•        The rights of holders of WISeKey CH Shares will no longer be governed by Swiss law but by the laws of the BVI and by WISeKey BVI‘s memorandum and articles of association; and

•        each WISeKey CH Share will be cancelled and will cease to exist;

WISeKey BVI will have the same board of directors that WISeKey CH is expected to have at the Effective Time, and WISeKey CH’s directors will carry their terms of office over to the WISeKey BVI board of directors.

Further, as of the Effective Time, WISeKey BVI will procure that the officers of WISeKey CH immediately prior to the Effective Time shall have been appointed as the officers of WISeKey BVI to hold the same or corresponding office after the Effective Time of the Merger.

WISeKey BVI’s headquarters will be in Geneva, Switzerland. WISeKey BVI will therefore maintain its presence in Switzerland and for tax purposes, be considered a Swiss resident company.

Annex C-5

While changing the jurisdiction of incorporation of WISeKey’s publicly traded parent is expected to position WISeKey BVI to capture the benefits described below under III.B, we believe that the Merger should otherwise have no material impact on how WISeKey BVI conducts its day-to-day operations. Where WISeKey BVI conducts its future operations for its customers will depend on a variety of factors, including the worldwide demand for its services and the overall needs of its business, independent of its legal domicile.

B.          Reasons for the Merger

After careful consideration, the Board is recommending to shareholders that WISeKey CH change its domicile to the BVI as a result of the Merger. We believe the move is in the best long-term interest of the company and its shareholders.

The BVI Act — the corporate law that will be applicable to the governance and the rights of shareholders in WISeKey BVI after completion of the Merger — provides a modern and flexible legal framework for companies, including greater flexibility in structuring authorized shares, new issuances, including hybrid instruments, distributions, and corporate governance.

This will facilitate the maintenance and evolution of WISeKey BVI’s multi-class share structure (WISeKey BVI Ordinary, WISeKey BVI Class B, and WISeKey BVI Class F Shares) and support future equity financings, acquisitions, and employee incentive arrangements.

The BVI structure is also expected to reduce recurring regulatory and administrative costs while preserving access to both U.S. and Swiss capital markets. Many international technology companies listed on the Nasdaq are incorporated in the BVI, and adopting a similar legal structure is expected to enhance WISeKey’s comparability with its peers and facilitate investment by global institutional investors.

The Board has also considered the potential risks associated with the Merger, including the costs of implementation, possible market uncertainty, and the transition to a new legal system. After weighing these factors, the Board has unanimously concluded that the expected benefits of the Merger outweigh the potential risks.

Although we expect that the Merger should provide us with the benefits described above, the Board has also considered that the Merger will expose WISeKey CH and its shareholders to some risks:

•        the risk that the potential benefits described above sought in the Merger may not be realized;

•        the possibility of uncertainty created by the Merger, and the change in our jurisdiction of organization;

•        the fact that BVI corporate law imposes different and additional obligations on us and our shareholders;

•        the fact that we expect to incur costs to complete the Merger;

•        the diversion of management’s time and attention; and

•        the fact that WISeKey CH will likely forfeit a significant amount of capital contribution reserves as a result of the Merger, thus reducing the amount exempt from Swiss dividing withholding in the event of a dividend distribution out of earnings.

The Board has considered both the potential advantages of, and the risks associated with, the Merger and has unanimously approved the Merger Agreement and recommends that shareholders vote to approve the Merger Agreement and the Merger.

C.          Consequences of the Merger

1.           Material Corporate Law Considerations

The Merger, if approved, will result in WISeKey BVI serving as the publicly traded parent of the WISeKey group of companies, thereby effectively changing the place of incorporation of WISeKey CH’s publicly traded parent company from Switzerland to the BVI. The place of effective management will remain in Geneva, Switzerland.

Annex C-6

After the Merger, current WISeKey CH shareholders will continue to own an interest in a parent company that will conduct, through its subsidiaries, the same businesses conducted by WISeKey CH prior to the Merger. The Merger will not dilute WISeKey CH shareholders’ economic interest in WISeKey CH, i.e., overall, the dividend rights will remain unchanged compared to the share structure of WISeKey CH immediately prior to the Merger, unless a holder of WISeKey CH Class B Shares elects to receive WISeKey BVI Class B Shares, which carry ten times the voting rights of WISeKey BVI Ordinary Shares, but have only one-tenth of the dividend and liquidation rights of WISeKey BVI Ordinary Shares.

As a result of the Merger, WISeKey CH’s qualifying capital contribution reserves recognized by the Swiss Federal Tax Administration (approximately USD 56.7 million), which enable the company to make dividend distributions that are exempt from the Swiss withholding tax, will be reduced to approximately USD 18.3 million, as WISeKey CH’s losses will be offset with part of WISeKey CH’s qualifying capital contribution reserves. Upon completion of the Merger, we therefore expect WISeKey BVI to have qualifying capital contribution reserves in the amount of approximately USD 18.3 million.

Many of the principal attributes of WISeKey CH Shares and WISeKey BVI Shares will be similar. However, if the Merger is completed, the shareholders’ future rights under BVI corporate law as a holder of WISeKey BVI Shares will differ from their current rights under Swiss corporate law as a holder of WISeKey CH Shares. The legal system governing corporations organized under BVI law differs from the legal system governing corporations organized under Swiss law. As a result, we are unable to adopt governing documents for WISeKey BVI that are identical to the governing documents for WISeKey CH. Notwithstanding the differences in the governing documents between WISeKey BVI and WISeKey CH, we believe that BVI law and the proposed memorandum and articles of association of WISeKey BVI adequately safeguard the rights of shareholders.

A copy of WISeKey BVI’s proposed memorandum and articles of association is included as Annex 1 to this Merger Report.

We believe that these changes (1) either are required by BVI law or otherwise result from differences between the corporate laws of BVI and the corporate laws of Switzerland, or (2) relate to the change of the jurisdiction of organization of the publicly-traded parent of WISeKey from Switzerland to BVI.

The material differences between the governing documents for WISeKey CH and WISeKey BVI, and the changes in the rights of shareholders resulting from the Merger are summarized in the Registration Statement, in the Section “Comparison of Rights of Shareholders.”

2.           Material Securities Laws and Reporting Considerations

Upon completion of the Merger, WISeKey BVI will qualify as a “foreign private issuer,” as WISeKey CH currently does. Under U.S. securities laws, a foreign private issuer is a company incorporated outside the United States that satisfies specific criteria regarding U.S. share ownership and business contacts. As a foreign private issuer with securities listed on Nasdaq, WISeKey BVI will be required to comply with U.S. federal securities laws and Nasdaq’s corporate governance standards. However, it may benefit from certain exemptions or modified requirements compared to domestic U.S. issuers. Accordingly, WISeKey BVI will remain subject to the reporting obligations of the U.S. Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act, the Dodd-Frank Act, and the relevant Nasdaq corporate governance rules, in each case as applicable to foreign private issuers.

Post completion of the Merger, the WISeKey BVI Ordinary Shares will continue to be listed and traded on the SIX. As the listing maintained on the SIX will be a primary listing, WISeKey BVI will continue to be subject to certain SIX Exchange Regulation reporting requirements, such as ad hoc and management transaction reporting and annual corporate governance reporting requirements, including as regards compensation of the board of directors and executive management.

3.           Material Tax Considerations

a)           Swiss Taxes

Swiss tax resident individual shareholders holding their WISeKey CH Shares as private assets (Privatvermögen) will not be subject to any Swiss federal, cantonal and communal income tax in connection with the Merger provided that WISeKey BVI’s equity that can be distributed to Swiss individual shareholders without Swiss withholding and

Annex C-7

income tax consequences does not exceed WISeKey CH’s income and withholding tax free distributable equity (i.e., the sum of the nominal capital plus qualifying reserves from capital contributions (Kapitaleinlagereserven)) at the time of the Merger. A gain or loss realized by them will be a tax-free private capital gain or a not tax-deductible capital loss, as the case may be.

For the impact of the Merger on WISeKey CH’s qualifying reserves from capital contributions, please refer to Section III.C.1.

b)          U.S. Federal Income Taxes

Under U.S. federal income tax law, beneficial owners of WISeKey CH ADSs or WISeKey CH Shares generally will not recognize gain or loss as a result of the exchange of their WISeKey CH ADSs or WISeKey CH Shares for WISeKey BVI Ordinary Shares in the Merger.

c)           BVI Taxes

The BVI is a tax neutral jurisdiction. Under BVI tax law, holders of WISeKey CH Shares who are neither tax resident nor ordinarily resident in BVI and who have not at any time had a branch or agency in BVI to which the holding of such shares is attributable will not be subject to tax as a result of the Merger. There is no stamp duty payable on the transfer of shares of a BVI company, unless the BVI company owns (directly or indirectly) land physically located in the BVI (which is not the case for WISeKey BVI) and is not expected to be the case in the future. Accordingly, no stamp duty is likely to be levelled on a transfer of shares in a BVI company.

Because WISeKey will continue to have its place of effective management in Geneva, Switzerland, WISeKey BVI will be a tax resident in Geneva, Switzerland.

For a more detailed description of the material tax consequences, please refer to the section “Material Tax Considerations” contained in the U.S. Registration Statement.

IV.         Merger Agreement

A.          Parties to the Merger Agreement

1.           WISeKey CH

WISeKey CH is a company organized under the laws of Switzerland, with its registered office located at General-Guisan-Strasse 6, 6300 Zug, Switzerland. Its management office in Switzerland is located at Avenue Louis-Casaï 58, 1216 Cointrin, Switzerland.

WISeKey CH is a Switzerland-based global cybersecurity and digital identity infrastructure company. Through an integrated ecosystem — including semiconductors, Public Key Infrastructure (PKI), AI, blockchain, IoT, satellite communications, and post-quantum technologies — WISeKey secures digital identity for both people and objects and underpins the integrity of digital trust. Its offerings are delivered through specialized subsidiaries, such as:

•        SEALSQ Corp., focused on semiconductors, PKI, and post-quantum technology products;

•        WISeSAT.Space, providing secure satellite–based connectivity for IoT;

•        WISe.ART, a blockchain-based platform for trusted NFT transactions;

•        SEALCOIN AG, enabling machine-to-machine tokenized transactions across a decentralized physical-internet network (DePIN);

•        WISeID, delivering digital identity, authentication, and document-signing services via its Root of Trust (RoT) technology.

The company’s core strength lies in its secure microprocessor chips, with an installed base exceeding 1.5 billion units across IoT sectors — including connected vehicles, smart cities, sensors, anti-counterfeiting, and mobile devices — empowered by its cryptographically trusted Root of Trust.

Annex C-8

WISeKey’s strategic differentiation stems from its end-to-end, human-centric digital trust platform. It harnesses AI to analyze Big Data from its chips, enabling predictive analytics (e.g. equipment failure forecasting), while its blockchain, identity and satellite technologies fortify secure transactions across physical and virtual environments.

2.           WISeKey BVI

WISeKey BVI is a newly-formed BVI company limited by shares and is currently wholly owned by WISeKey CH. WISeKey BVI has only nominal assets and capitalization, has no financial or operating history of its own and has not engaged in any business or other activities other than in connection with its formation, entry into the Merger Agreement and related transactions.

Pursuant to the Merger Agreement, WISeKey CH will merge with and into WISeKey BVI, with WISeKey BVI surviving the Merger and WISeKey CH being dissolved without liquidation. The principal offices of WISeKey BVI are located at Craigmuir Chambers, PO Box 71, Road Town, Tortola, VG1110, British Virgin Islands, and the company number is 2179417.

WISeKey BVI’s place of effective management will remain in Switzerland at Avenue Louis-Casaï 58, 1216 Cointrin, Switzerland.

B.          The Merger Agreement

The parties adopted the Merger Agreement according to which WISeKey CH shall merge with and into WISeKey BVI, in accordance with the provisions of the Merger Agreement and as stipulated by Article 3 et seq. of the Merger Act (to the extent applicable to a cross-border merger), Articles 163b, 163c and 164 of the PILA and the BVI Act.

In the Merger Agreement, the parties have agreed that WISeKey BVI will be the surviving entity and WISeKey CH the absorbed entity, the latter being dissolved without liquidation. Further, the parties have agreed that WISeKey BVI shall (i) accept all the assets of WISeKey CH, (ii) assume all of the liabilities of WISeKey CH (with the effect that the respective obligees have a right to enforce such liabilities directly against WISeKey BVI), (iii) reconstitute its board of directors to match that of WISeKey CH and (iv) issue WISeKey BVI Shares to the shareholders of WISeKey CH for their WISeKey CH Shares in accordance with the Exchange Ratio in consideration and acceptance of all the assets and liabilities of WISeKey CH. WISeKey BVI will further assume the share incentive plans previously sponsored by WISeKey CH.

WISeKey BVI’s place of effective management will remain in Switzerland.

At the Effective Time, WISeKey BVI will issue WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares and WISeKey BVI Class F Shares as merger consideration in accordance with the Exchange Ratio, as described in detail in Section IV.

The term “Effective Time” refers to the date and time as of which the Merger becomes legally effective. Please refer to the Glossary for a detailed explanation of that term.

If the Merger Agreement and the Merger are approved by the requisite vote of our shareholders (see below — Conditions to Completion of the Merger), and the other conditions to closing are satisfied or waived, the Board will execute and file the Articles of Merger and the Plan of Merger and request the BVI Registry of Corporate Affairs to issue the Certificate of Merger and submit an application to effect the Merger with the Commercial Register by registration of the Merger in the Commercial Register as soon as practicable following approval of the Merger Agreement and the Merger by the EGM. We currently anticipate completing the Merger in the third quarter of 2026.

A copy of the Merger Agreement is attached as Annex 3 and forms part of this Merger Report.

C.          Merger Balance Sheet

According to the Merger Agreement, the Merger will take place on the basis of the balance sheet contained in WISeKey CH’s audited statutory (non-consolidated) standalone financial statements as of and for the period ended December 31, 2025, which is attached hereto as Annex 4 (such date the Balance Sheet Date, and such balance sheet the Merger Balance Sheet). As from the Balance Sheet Date, all acts and operations of WISeKey CH shall be deemed to be conducted for WISeKey BVI’s account.

Annex C-9

D.          Review of the Agreement, the Merger Report and the Merger Balance Sheet

The Board has appointed Berney Associés Audit SA (Berney), a licensed audit expert, to review the Merger Agreement, this Merger Report and the Merger Balance Sheet in accordance with the requirements of Article 15 Merger Act. The report of Berney, together with the Merger Agreement, this Merger Report and the Merger Balance Sheet, will be available for inspection by the shareholders at the registered office of WISeKey CH, as stipulated in Article 16 Merger Act, no later than 30 calendar days prior to the EGM. Shareholders may request copies of these documents free of charge.

E.          Conditions to Completion of the Merger

The Merger will not be completed unless, among others, the following conditions are satisfied:

•        the Merger Agreement is approved by the affirmative vote of at least two-thirds of the WISeKey CH Shares and the absolute majority of the nominal value of the WISeKey CH Shares present or represented in person or by proxy at the EGM.

•        WISeKey CH has completed the creditors’ calls pursuant to Article 163b para. 3 of the PILA and received a confirmatory report from a licensed audit expert pursuant to Article 164 para. 1 of the PILA according to which:

—	the claims of creditors of WISeKey CH who have given notice of their claims have been paid or security has been provided for such claims;
—	the creditors who have given notice of their claims have consented to the deletion of WISeKey CH from the Commercial Register;
—	the claims of the creditors of WISeKey CH are not compromised by the Merger; or
—	there were no creditors’ notices in response to the creditors’ calls;

•        any statutory, court or official prohibition to complete the Merger shall have expired or been terminated, or, if not, failure to comply with the same will not have materially adverse consequences for one or both of WISeKey CH and WISeKey BVI;

•        the SEC has declared the Registration Statement effective, and no stop order with respect thereto shall be in effect;

•        the WISeKey BVI Ordinary Shares to be issued pursuant to the Merger are authorized for listing on the Nasdaq and a primary listing on the SIX, subject to official notices of issuance and listing;

•        the WISeKey CH ADSs and the WISeKey CH Class B Shares held immediately prior to the Merger are delisted from Nasdaq and the SIX respectively;

•        WISeKey BVI shall have entered into all agreements required by DTC and SIS for the WISeKey BVI Ordinary Shares to be eligible for deposit, book-entry and clearance services;

•        all Swiss legal preconditions necessary for the submission of the application for the entry of the Merger in the Commercial Register shall have been satisfied, including, the receipt from the Zug land registry of a confirmation that WISeKey CH does not own any real property, is not subject to the Swiss Federal Act on the Acquisition of Immovable Property in Switzerland by Foreign Non-Residents, and may be deregistered from the Commercial Register;

•        all BVI legal preconditions necessary for the filing of the plan and articles of merger and the issuance of the certificate of merger by the BVI Registry of Corporate Affairs have been satisfied; and

•        there shall be a confirmation from the appropriate Swiss tax authorities that no exit withholding tax is payable under Swiss law as a result of the Merger.

The Merger Agreement provides that we may decide to abandon the Merger at any time prior to the EGM, and in some circumstances, after obtaining shareholder approval at the EGM. After the Merger Agreement is approved by our shareholders at the EGM, we anticipate requesting the BVI Registry of Corporate Affairs to issue the Certificate

Annex C-10

of Merger and submitting the application to effect the Merger, unless one of the conditions to completing the Merger fails to be satisfied.

F.           Termination

Pursuant to the Merger Agreement, the parties thereto are entitled to terminate the Merger Agreement by mutual consent at any time prior to the EGM. Further, the Merger Agreement will be automatically terminated if the EGM does not approve the Merger Agreement. The Merger Agreement may further be terminated by the Board by delivery of a written notice to WISeKey BVI if the Board determines, in its reasonable discretion, that (i) one or several of the conditions to completion of the Merger are not satisfied or are not expected to be satisfied, (ii) the Merger is no longer in WISeKey CH’s or its shareholders’ best interests, (iii) the Merger may not result in the benefits that WISeKey CH expected, or (iv) the costs of the Merger significantly increase.

G.          Applicable Law

The parties to the Merger Agreement have agreed that the laws of Switzerland shall apply to the Merger Agreement; however, the laws of the BVI shall apply to the extent that the Merger Agreement concerns corporate law matters of WISeKey BVI or where the application of mandatory provisions of BVI law is required.

V.           Exchange Ratio

A.          Allocation Principles

As the Merger results in WISeKey BVI absorbing WISeKey CH, WISeKey CH Shares issued immediately prior to the Effective Time, excluding each WISeKey CH Share held in treasury by WISeKey CH or any of its subsidiaries, which will be cancelled with effect as of the Effective Time, will be exchanged as follows:

•        Holders of WISeKey CH Class B Shares will be entitled, with respect to each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger, to elect to receive either one (1) WISeKey BVI Ordinary Share, or ten (10) WISeKey BVI Class B Shares, subject to such holder‘s timely and valid election but subject to the WISeKey BVI Class B Share Cap as described below.

Holders of WISeKey CH Class B Shares may make elections on a share-by-share basis, such that a holder may elect to receive WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares

WISeKey BVI Class B Shares carry ten times the voting rights of WISeKey BVI Ordinary Shares, but the dividend and liquidation rights per such share are only one tenth of the dividend rights of WISeKey BVI Ordinary Shares. This structure is intended to mirror the original split between WISeKey CH Class A Shares and WISeKey CH Class B Shares, where, at the inception of WISeKey CH, WISeKey Class A Shares had ten times the voting power relative to the investment made at the time.

By providing this election right, the Merger allows holders of WISeKey CH Class B Shares to increase their voting power in the new structure if they so choose, in exchange for a reduction in dividend rights commensurate with the increase in voting power. The ability for holders of WISeKey CH Class B Shares to elect to receive WISeKey BVI Class B Shares with higher voting rights but lower dividend and liquidation rights is designed to preserve the balance between economic and governance rights that existed in WISeKey CH, and to ensure that shareholders can choose the class of shares that best reflects their preferences for voting power versus economic return.

Under WISeKey BVI‘s memorandum and articles of association effective as of the Effective Time, each holder of WISeKey BVI Class B Shares will have the right to exchange ten (10) WISeKey BVI Class B Shares for one (1) WISeKey BVI Ordinary Share.

•        Holders of WISeKey CH Class A Shares will be entitled, with respect to each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger, to elect to receive either one (1) WISeKey BVI Class F Share, or one (1) WISeKey BVI Class B Share, subject to such holders‘ timely and valid election but subject to the WISeKey BVI Class B Share Cap as described below.

Annex C-11

Holders of WISeKey CH Class A Shares may make elections on a share-by-share basis, such that a holder may elect to receive WISeKey BVI F Shares in respect of some of its WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

The Class F Shares are designed to replicate the special founder share rights that existed in WISeKey CH, conferring specific voting and economic rights intended to preserve the influence and position of the founder or designated WISeKey CH Class A Shareholders in the post-merger structure.

WISeKey BVI Class F Shares represent in the aggregate an adjustable number of voting rights defined as (i) 49.999999% of the voting rights of all outstanding WISeKey BVI Shares entitled to vote at a given meeting of the shareholders, minus (ii) the voting rights of all WISeKey BVI Class F Shares and WISeKey BVI Ordinary Shares held by the holder of WISeKey BVI Class F Share(s) entitled to vote on the matter. WISeKey BVI Class F Shares have the same dividend rights as WISeKey BVI Class B Shares, i.e., only one tenth of the dividend and liquidation rights of WISeKey BVI Ordinary Shares.

Under WISeKey BVI‘s memorandum and articles of association effective as of the Effective Time, each holder of WISeKey BVI Class F Shares will have the right to exchange one (1) WISeKey BVI Class F Share for one (1) WISeKey BVI Class B Share or one (1) WISeKey BVI Ordinary Share.

•        Each WISeKey CH ADS (representing 0.5 WISeKey CH Class B Share) will be exchanged for 0.5 WISeKey BVI Ordinary Share, subject to the applicable terms of the deposit agreement for the WISeKey CH ADSs.

No additional compensation payment to shareholders of WISeKey CH will be made.

B.          WISeKey BVI Class B Share Cap

If the total voting rights represented by WISeKey CH Shares that holders have elected to exchange for WISeKey BVI Class B Shares exceeds 49.999999% of the total voting rights of WISeKey BVI (prior to considering the voting rights of WISeKey BVI Class F Shares) — referred to in the Merger Agreement as the “WISeKey BVI Class B Share Cap”—, then the allocation of WISeKey BVI Class B Shares to electing holders will be adjusted. Specifically, each holder who has validly elected to receive WISeKey BVI Class B Shares will receive a proportionate (pro rata) share of the WISeKey BVI Class B Share Cap, corresponding to a fraction determined by dividing (i) the number of WISeKey BVI Class B Shares elected to be received by such shareholder by (ii) the aggregate number of WISeKey BVI Class B Shares elected to be received by all electing shareholders, with the number of WISeKey BVI Class B Shares so allocated to each electing WISeKey CH shareholder rounded down to the nearest whole multiple of ten (10) WISeKey BVI Class B Shares, such that the total number of WISeKey BVI Class B Shares issued pursuant to such elections does not exceed the WISeKey BVI Class B Share Cap. Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of such proration and rounding will be satisfied in WISeKey BVI Ordinary Shares (for WISeKey CH Class B Shares) and WISeKey BVI Class F Shares (for WISeKey CH Class A Shares), respectively, on the basis of (1) one (1) WISeKey BVI Ordinary Share for each one (1) WISeKey CH Class B Share not allocated in WISeKey BVI B Shares to the electing holder, due to the WISeKey BVI B Share Cap proration and rounding, and (2) one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share that, but for such proration and rounding, would have been allocated to the electing holder in WISeKey BVI Class B Shares.

As a result of the Exchange Ratio, the Merger will not result in a dilution of the shareholders’ economic interest in WISeKey CH, unless a holder of WISeKey CH Class B Shares elects to receive WISeKey BVI Class B Shares, which carry ten times the voting rights of WISeKey BVI Ordinary Shares, but have only one-tenth of the dividend and liquidation rights of WISeKey BVI Ordinary Shares. Immediately after the consummation of the Merger, WISeKey BVI will beneficially own, directly or indirectly, all of WISeKey CH’s existing subsidiaries, and will hold all existing non-controlling or minority interests in entities currently held by WISeKey CH in the same proportion as currently held by WISeKey CH. Further, holders of WISeKey CH Class B Shares will, unless they make use of their election right to receive WISeKey BVI Class B Shares, own the same number of WISeKey BVI Ordinary Shares as the number of WISeKey CH Class B Shares, the ordinary shares issued by WISeKey CH, they owned immediately prior to the Effective Time, subject to the same dividend rights as previously.

C.          Election Procedure

As previously explained, under the Merger Agreement, holders of WISeKey CH Class B Shares and WISeKey CH Class A Shares may elect to receive WISeKey BVI Class B Shares as Merger Consideration for their WISeKey

Annex C-12

CH Shares, instead of the default WISeKey BVI Ordinary Shares (for WISeKey CH Class B Shares) or WISeKey BVI Class F Shares (for WISeKey CH Class A Shares).

The election process is as follows:

•        Eligibility and Election Right Procedure: To participate in the election, shareholders must hold their WISeKey CH Shares in the form of book-entry shares.

If your WISeKey CH Shares are currently represented by physical share certificates, you must take action before you can take part in the election: If (i) your WISeKey CH Class B Shares are represented by physical certificates, (ii) these shares are duly registered in WISeKey CH‘s share register, and (iii) you have previously provided a valid mailing address to WISeKey CH‘s share register, you will receive a notice with detailed instructions on how to receive WISeKey BVI Shares in exchange for your WISeKey CH Shares. You will be required to deposit your physical certificates representing WISeKey CH Shares with a Swiss custodian bank prior to the “cum date” for the exchange of WISeKey CH Shares for WISeKey BVI Shares for conversion of the certificated WISeKey CH Shares into WISeKey CH Shares in book-entry form. We expect that your bank or broker will then be able to credit your custody account with the number of WISeKey BVI Shares you are entitled to receive in the Merger after the record date for the exchange.

•        If you hold physical certificates representing WISeKey CH Shares and do not either deposit your physical certificates representing WISeKey Shares with a Swiss custodian bank or provide to WISeKey CH full and correct details of a separate custody account for the booking of WISeKey BVI Shares prior to the “cum date” for the settlement of the Merger, you will not receive any WISeKey BVI Shares in the Merger. The Swiss Exchange Agent will hold your WISeKey BVI Shares and all entitlements arising therefrom, on your behalf pending delivery of the relevant number and class of WISeKey BVI Shares to you. Such share delivery can only be effected once you have deposited your physical certificates representing WISeKey CH Shares with a Swiss custodian bank for conversion into book-entry shares.

•        Any WISeKey BVI Shares issued in the Merger that remain undelivered to the former holders of WISeKey CH Shares as of the 12 month anniversary of the Effective Time (or the termination of the Swiss Exchange Agent’s engagement, if later) will be delivered to WISeKey BVI or its designee, together with all entitlements (including dividend entitlements) arising therefrom, upon demand, and WISeKey BVI or its designee will thereafter continue to hold such shares and entitlements, as nominee for, and on behalf of, the former holders of WISeKey CH Shares, on substantially similar terms as the Swiss Exchange Agent, pending formal delivery of legal title thereto, but subject to applicable abandoned property, escheat or similar laws. No interest shall be payable on any dividend entitlements or other amounts held, from time to time, by WISeKey BVI, the Swiss Exchange Agent or any of their respective affiliates or designees as nominee for any former holder of WISeKey CH Shares, and none of WISeKey BVI, the Swiss Exchange Agent or any of their respective affiliates or designees shall be required to account to any former holder of WISeKey CH Shares for same.

•        Election Options: For each WISeKey CH Class B Share you hold immediately prior to the effectiveness of the Merger, you may be entitled to elect to receive either:

—   One (1) WISeKey BVI Ordinary Share; or

—   Ten (10) WISeKey BVI Class B Shares (subject to the WISeKey BVI Class B Share Cap and your timely and valid election).

Holders may make elections on a share-by-share basis, such that a holder may elect to receive WISeKey BVI Ordinary Shares in respect of some of its WISeKey CH Class B Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class B Shares.

For each WISeKey CH Class A Share you hold immediately prior to the effectiveness of the Merger, you may be entitled to elect to receive either:

—   One (1) WISeKey BVI Class F Share; or

Annex C-13

—   One (1) WISeKey BVI Class B Share (subject to the WISeKey BVI Class B Share Cap and your timely and valid election).

Holders may make elections on a share-by-share basis, such that a holder may elect to receive WISeKey BVI F Shares in respect of some of its WISeKey CH Class A Shares and WISeKey BVI Class B Shares in respect of other WISeKey CH Class A Shares.

Holders of WISeKey CH ADSs will receive one-half of one (1/2) WISeKey BVI Ordinary Share for each WISeKey CH ADS held immediately prior to the effectiveness of the Merger, subject to the applicable terms of the deposit agreement for the WISeKey CH ADSs.

•        If You Do Not Make an Election: If a holder of WISeKey CH Shares does not make an election, the holder will be deemed to have elected the default option:

—   For WISeKey CH Class B Shares: One WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held immediately prior to the effectiveness of the Merger.

—   For WISeKey CH Class A Shares: One WISeKey BVI Class F Share for each WISeKey CH Class A Share held immediately prior to the effectiveness of the Merger.

VI.        Appraisal Rights

Under Article 105 of the Merger Act, if, in connection with the Merger, holders of WISeKey CH Shares believe that their shareholder rights are not adequately protected or that the compensation offered is not appropriate, each shareholder has the right to request a judicial review. These rights of shareholders are referred to herein as “appraisal rights”

Any WISeKey CH shareholder who is considering bringing an appraisal rights claim under Article 105 of the Merger Act is strongly urged to read the Merger Act and applicable procedural laws and to consult their own Swiss or BVI legal advisors.

In this summary, certain Swiss legal concepts are expressed in English and not in their original German, French or Italian terms. The concepts used in Swiss law may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

Under Swiss law, WISeKey CH shareholders whose shares are registered in their names can exercise appraisal rights under Article 105 of the Merger Act and request the review of the equity and membership interest in connection with the Merger by filing a claim in the competent court. An appraisal rights claim may, notwithstanding the dissolution of WISeKey CH as of the Effective Time, also be filed in a court in Switzerland. The claim must be filed within two months after the registration of the Merger is published in the Swiss Official Gazette of Commerce. An appraisal rights claim can be filed by shareholders who vote against the Merger and the Merger Agreement, who abstain from voting, or who do not participate in the shareholders meeting approving the Merger and the Merger Agreement. A shareholder who votes in favor of the approval of the Merger and the Merger Agreement may under certain circumstances also be able to file a claim.

Holders of WISeKey CH Shares who filed an appraisal rights claim will receive the Merger Consideration at the same time as all other holders of WISeKey CH Shares. If a claim by one or more WISeKey CH Shares is successful, all WISeKey CH shareholders who held the relevant class of WISeKey CH Shares at the Effective Time would receive the same compensation.

Under Swiss law, if an appraisal rights claim is filed, the court will determine the compensation, if any, that it considers adequate. The Merger Act does not prescribe any specific valuation reference points that a court should use in making its determination, and to the knowledge of WISeKey CH, there are no Swiss Supreme Court precedents published in which a successful appraisal claim was made. Article 105 of the Merger Act only states that a court shall award “adequate compensation” (angemessene Ausgleichszahlung) and Article 7 of the Merger Act provides that the shareholders of the merged company are entitled to receive shares in the surviving entity in correlation to their former shareholding in the merged entity, taking into account the respective net assets (Vermögen) of the two merging companies, the apportionment of voting rights as well as other relevant factors. The court should consider the respective net assets of WISeKey CH and WISeKey BVI and the report issued by the licensed audit expert, which will confirm that the merger consideration is justifiable (vertretbar) and adequate (angemessen) based on Article 15(4)(c)

Annex C-14

and (d) of the Merger Act. In addition, a court will also consider other factors it deems relevant. Because shareholders will receive, as consideration in the Merger, WISeKey BVI ordinary shares on a one-for-one basis and all of the assets and liabilities of WISeKey CH as a result of the completion of the Merger will be transferred by operation of law to WISeKey BVI, we believe that the equity and shareholder interests of WISeKey CH shareholders are adequately safeguarded.

In a lawsuit brought before Swiss courts, the procedural and litigation costs of the appraisal proceedings will generally be borne by WISeKey BVI as the surviving company in the Merger. Under special circumstances, the court may require the plaintiffs to bear some of these costs. The filing of an appraisal suit does not prevent completion of the Merger.

This description of appraisal rights and procedural aspects is based on Swiss law and international treaties applicable in Switzerland. Should an appraisal rights claim be filed by shareholders against WISeKey BVI in the BVI, the applicable legal and procedural considerations might be different.

Under BVI law, members of a company may elect to dissent to a merger under section 179 of the BVI Act. If consent to the transaction is to be approved at a meeting of the members of the company, notice of the desire to exercise the right to dissent must be given before the meeting. An objection is not required if the member did not receive notice of the meeting or if the proposed action is authorized by a written resolution.

A member who elects to dissent from a merger under section 172 of the BVI Act shall give to the company a written notice of his decision to elect to dissent within twenty days immediately following the date on which the copy of the Plan of Merger or an outline thereof is given to him or her in accordance with section 172 of the BVI Act.

A member who dissents shall do so in respect of all shares that he or she holds in the compa-ny.

Instead of accepting the consideration offered in the transaction, the dissenting shareholder can demand to be paid “fair value” for their shares. If the company and the dissenting share-holder cannot agree on the fair value. Each party will appoint an appraiser, who in turn will appoint a third appraiser. The three appraisers together shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written con-sent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes.

Note that this description of the appraisal rights available to the shareholders of WISeKey CH under Article 105 of the Merger Act is a summary only. This summary does not purport to be a complete description of the relevant Swiss statutory provisions and it is qualified in its entirety by reference to the full text of the Merger Act, the relevant provisions of the PILA or international treaties regarding the recognition and enforcement of judgments. In addition, this description is based on Swiss law and does not cover BVI law provisions that might be relevant in case an appraisal suit were brought before courts in BVI.

Holders of WISeKey CH ADSs are not direct shareholders of WISeKey CH and as such do not have appraisal rights under Swiss law. Holders of WISeKey CH ADSs who wish to bring an appraisal rights claim will need to arrange for the cancellation of their WISeKey CH ADSs and become a direct WISeKey BVI Shareholder prior to the date of the EGM.

VII.       Authorized Shares of WISeKey BVI and Exchange of Shares

A.          Authorised Shares of WISeKey BVI

Immediately prior to the Merger, but for the Initial Authorized Shares, the authorized shares of WISeKey BVI will equal the number and class of WISeKey BVI Shares to be delivered to each holder of WISeKey CH Shares to which such holder is entitled pursuant to the Exchange Ratio of this Merger Report. As of the Effective Time, WISeKey BVI will redeem and cancel, for no consideration, all of the WISeKey Ordinary Shares issued and outstanding as of immediately prior to the Effective Time.

All WISeKey BVI Shares will be issued as fully paid up.

Annex C-15

B.          Exchange of Shares / Settlement

1.           WISeKey CH Shares Held in Book Entry Form Through SIS

The exchange of WISeKey CH Class B Shares (if held in book-entry form) for WISeKey BVI Ordinary Shares will occur on or about the date of the Effective Time. The Swiss Exchange Agent will, as soon as reasonably practicable after the Effective Time, cause the exchange of WISeKey CH Class B Shares for WISeKey BVI Ordinary Shares or, as applicable, WISeKey BVI Class B Shares, and WISeKey CH Class A Shares for WISeKey BVI F Shares or, as applicable, WISeKey Class B Shares, to be received in the Merger pursuant to the terms of the Merger Agreement.

The Swiss Exchange Agent, in coordination with SIS, will arrange for the exchange of the WISeKey CH Shares in book-entry form for the relevant class of WISeKey BVI Shares (also in book-entry form). Depending on your bank or broker, the new WISeKey BVI Shares are expected to be credited to your existing securities account shortly after the record date for the settlement of the Merger. You should be able to commence trading the WISeKey BVI Shares shortly after the record date for the settlement of the Merger. Please contact your bank, broker or other nominee for further information about your account and when you will be able to begin trading your WISeKey BVI Shares.

In order to be entitled to receive WISeKey BVI Shares for your WISeKey CH Shares, you must hold WISeKey CH Shares on the record date for the settlement of the Merger. The record date will be shortly after the Effective Time. Investors acquiring or selling WISeKey CH Shares on or around the record date for the settlement of the Merger in over-the-counter or other transactions not effected on the SIX should ensure such transaction take into account the treatment of the WISeKey CH Shares to be exchanged for WISeKey BVI Shares in the Merger. Please contact your bank or broker for further information if you intend to engage in any such transaction. Upon completion of the settlement as described above, each WISeKey CH Share exchanged in the Merger will be cancelled in the SIX SIS system and will cease to exist.

2.           Certificated WISeKey CH Shares of Holders Recorded in WISeKey CH‘s Share Register

If (i) your WISeKey CH Class B Shares are represented by physical certificates, (ii) these shares are duly registered in WISeKey CH’s share register, and (iii) you have previously provided a valid mailing address to WISeKey CH’s share register, you will receive a notice with detailed instructions on how to receive WISeKey BVI Shares in exchange for your WISeKey CH Shares. Holders of WISeKey CH Class B Shares represented by physical certificates who are not registered in WISeKey CH’s share register or have not provided a valid mailing address to WISeKey CH’s share register will not receive these instructions. WISeKey will, however, make available instructions as part of the invitation to the Extraordinary General Meeting.

As set out in further detail in the instructions referred to above, you will be required to deposit your physical certificates representing WISeKey CH Shares with a Swiss custodian bank prior to the “cum date” for the exchange of WISeKey CH Shares for WISeKey BVI Shares for conversion of the certificated WISeKey CH Shares into WISeKey CH Shares in book-entry form. We expect that your bank or broker will then be able to credit your custody account with the number of WISeKey BVI Shares you are entitled to receive in the Merger after the record date for the exchange.

3.           WISeKey CH ADSs

For beneficial holders of WISeKey CH ADSs deposited with DTC and held at a bank, broker or nominee or WISeKey CH ADSs held in uncertificated form on the books of the WISeKey CH ADS Depositary, the WISeKey CH ADS Depositary will coordinate the cancellation of the WISeKey CH ADSs in exchange for the applicable WISeKey BVI Ordinary Shares. A holder’s ownership of WISeKey BVI Ordinary Shares will be recorded in book entry form by their securities intermediary as soon as reasonably practicable after the effective date of the Merger without the need for any additional action on their part.

For beneficial holders of WISeKey CH ADSs holding WISeKey CH ADSs in certificated form, such holders must surrender their certificates for cancellation to the WISeKey CH ADS Deposi-tary to receive their WISeKey BVI Ordinary Shares. Such certificate delivery shall be subject to customary exchange procedures established by the WISeKey CH ADS Depositary to implement the delivery. As soon as reasonably practicable after the Effective Time, the WISeKey CH ADS Depositary will mail a letter of transmittal to each such holder. Upon receipt of the signed letter of transmittal and the certificate or certificates evidencing such holder’s WISeKey CH ADSs, the WISeKey CH

Annex C-16

ADS Depositary will cause the number of whole WISeKey BVI Ordinary Shares to which such holder is entitled to be registered in such holder’s name in uncertificated form.

4.           Unclaimed WISeKey BVI Shares

Any WISeKey BVI Shares issued in the Merger (except for those issued in respect of WISeKey CH ADSs) that remain undelivered to the former holders of WISeKey CH Shares as of the twelve (12) month anniversary of the Effective Time (or the termination of the Swiss Exchange Agent’s engagement, if later) will be delivered to WISeKey BVI or its designee, together with all entitlements (including dividend entitlements) arising therefrom, upon demand, and WISeKey BVI or its designee will thereafter continue to hold such WISeKey BVI Shares and entitlements, as nominee for, and on behalf of, the former holders of WISeKey CH Shares, on substantially similar terms as the Swiss Exchange Agent, pending formal delivery of legal title thereto, but subject to applicable abandoned property, escheat or similar laws of any relevant jurisdiction.

VIII.     New Obligations Imposed on Shareholders as a Result of the Merger

The duties of a shareholder under Swiss law (in a company limited by shares (Aktiengesellschaft)) and of a shareholder under the laws of BVI (in a BVI business company limited by shares) are comparable. As WISeKey BVI, like WISeKey CH, is a company limited by shares pursuant to the laws of the BVI, the financial liability of WISeKey BVI shareholders will be limited to the amount, if any, unpaid on the WISeKey BVI Shares held by them. Once WISeKey BVI Shares are credited as fully paid up, there is no further financial liability on the part of shareholders. WISeKey BVI Shares issued upon the Merger will be credited as fully paid up upon issuance.

Many of the principal attributes of WISeKey CH Class B Shares and WISeKey BVI Ordinary and the attributes of WISeKey CH Class A Shares and WISeKey BVI Class B Shares will be similar. For the attributes of the WISeKey Class F Shares, please refer to the description of the rights of such shares in the Glossary.

However, if the Merger is completed, your future rights under BVI corporate law as a holder of WISeKey BVI Shares will partially differ from your current rights under Swiss corporate law as a holder of WISeKey CH Shares. In addition, WISeKey BVI’s proposed memorandum and articles of association differ in some respects from WISeKey CH’s articles of association and organizational regulations. A summary of material changes to your rights resulting from the Merger is included in the U.S. Registration Statement in the Section “Comparison of Rights of Shareholders.”

The summary in this Merger Report and the Registration Statement is not complete and does not cover all of the differences between BVI law and Swiss law affecting companies and their shareholders or all the differences between our Swiss articles of association and organizational regulations and our proposed BVI memorandum and articles of association. We believe this summary is complete and accurate in all material respects. It is, however, subject to the complete text of the relevant provisions of the BVI Act, WISeKey BVI’s memorandum and articles of association, WISeKey CH’s articles of association and organizational regulations, and the Swiss Code of Obligations, in particular articles 620 through 763 of the Swiss Code of Obligations and the Merger Act. We encourage you to read these laws and documents. WISeKey BVI’s proposed memorandum and articles of association are attached as Annex 1. Our Swiss Articles of Association and Organizational Regulations are attached as Annex 5.

IX.        Consequences of the Merger for Employees

Under the Merger Act, any employment agreements with WISeKey CH would be transferred to and assumed by the Swiss branch of WISeKey BVI in Geneva. WISeKey CH, as a holding company, does currently not and will not prior to the Effective Time have any employees. WISeKey BVI does not, and will not prior to the Effective Time, have any employees either. Accordingly, the information and consultation requirements in respect of employees will not apply in the Merger.

X.          Consequences of the Merger for Creditors

At the Effective Time, WISeKey BVI will assume any and all of the rights, assets (including, but not limited to, any and all goodwill, intellectual property rights, know-how, stock, property, records, cash, bank or brokerage accounts, artwork, contracts and the benefit of any claims or debts) and liabilities (including, but not limited to, any and all legal positions, obligations, claims, debts and environmental, health and safety, employer, contractual, financing or other liabilities, including contingent liabilities and guarantees) of WISeKey CH.

Annex C-17

From and after the Effective Time, WISeKey BVI will assume and be responsible for all obligations and liabilities of WISeKey CH, and will perform and discharge such obligations and liabilities as if WISeKey BVI had originally incurred or owed them in place of WISeKey CH. Each person to whom WISeKey CH owes any obligation, or liability will have the right to enforce such obligation or liability directly against WISeKey BVI, on the same terms and to the same extent as such obligation or liability would have been enforceable against WISeKey CH had the Merger not occurred. This right of enforcement will apply regardless of the location or identity of the person asserting the claim (including, without limitation, claims by shareholders, directors, officers, employees, agents, subsidiaries, or affiliates of either WISeKey CH or WISeKey BVI), or whether the claim is asserted or determined before, on, or after the Effective Time. It will further apply irrespective of whether the obligation or liability arises, or is alleged to arise, from negligence, recklessness, violation of any law, fraud, misrepresentation, or any other cause.

The Board therefore believes that the Merger does not negatively affect WISeKey CH’s creditors.

The Board has procured that three calls to WISeKey CH’s creditors were published in the Swiss Official Gazette of Commerce, as required in connection with the Merger, and appointed Berney to prepare an audit report according to Article 164 para. 1 PILA.

XI.        Governmental Approvals

The Board is not aware of any governmental approvals or actions that are required to be obtained to complete the Merger other than (i) the request to the Registry of Corporate Affairs of the BVI to issue the Certificate of Merger, (ii) the registration of the Merger in the Commercial Register as described in this Merger Report, (ii) receipt from the Zug land registry of a confirmation that WISeKey CH does not own any real property, is not subject to the Swiss Federal Act on the Acquisition of Immovable Property in Switzerland by Foreign Non-Residents, (iii) receipt of the Swiss tax authority confirmation that no exit withholding tax is payable under Swiss law by holders of WISeKey CH Shares as a result of the Merger, and (iv) compliance with U.S. federal and state securities laws and Swiss and BVI law.

[signatures on the next page]

Annex C-18

On behalf of the board of directors of WISeKey International Holding Ltd:

/s/ John O’Hara	/s/ Carlos Moreira
John O’Hara, CFO	Carlos Moreira, CEO

On behalf of the board of directors of WISeKey International Corp.:

/s/ John O’Hara	/s/ Carlos Moreira
John O’Hara, CFO	Carlos Moreira, CEO

Annex C-19

Annex 1 – Draft WISeKey BVI Memorandum and Articles of Association

BRITISH VIRGIN ISLANDS

BVI Business Companies Act 2004

Memorandum of Association
and Articles of Association of

WISeKey International Corp.

A COMPANY LIMITED BY SHARES

Incorporated on 17th day of June 2025
Amended and restated on 8th day of December 2025

Amended and restated on [DATE]

ASCENTIUM (BVI) LTD
Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands

+1284 3947 500

ascentium.com

Annex C-20

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION OF

WISeKey International Corp.

A Company Limited By Shares

1            NAME

The name of the Company is WISeKey International Corp.

2            STATUS

The Company is a company limited by shares.

3            REGISTERED OFFICE AND REGISTERED AGENT

3.1         The first registered office of the Company is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

3.2         The first registered agent of the Company is Harneys Corporate Services Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

3.3         The Company may, by Resolution of Shareholders or by Resolution of Directors, change the location of its registered office or change its registered agent.

3.4         If at any time the Company does not have a registered agent it may, by Resolution of Shareholders or Resolution of Directors, appoint a registered agent.

4            CAPACITY AND POWERS

4.1         Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)         full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)         for the purposes of paragraph (a), full rights, powers and privileges.

4.2         For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

5            NUMBER AND CLASSES OF SHARES

5.1         The Company is authorised to issue a maximum of 105,000,000 no par value Shares in three classes as follows:

(a)         up to 100,000,000 Ordinary Shares (Ordinary Shares);

(b)         up to 1,000,000 Class B Shares (Class B Shares); and

(c)         up to 4,000,000 Class F Shares (Class F Shares)

5.2         The Company may issue a class of Shares in one or more series. The division of a class of Shares into one or more series and the designation to be made to each series shall be determined by the directors from time to time.

Annex C-21

6            RIGHTS OF SHARES

6.1         Each Ordinary Share confers upon the Shareholder:

(a)         the right to attend any meeting of Shareholders;

(b)         the right to one (1) vote per Ordinary Share on any Resolution of Shareholders; and

(c)         the right to participate in any dividends or distributions declared whether of an income or capital basis and whether or not paid on the dissolution of the Company or otherwise (a Distribution), such Distributions to be paid pari passu as between all Shares by reference only to the Dividend Participation applicable to each Share, with each Ordinary Share having a Dividend Participation of 1.0; and

(d)         such other rights and entitlements as may be specified in the Articles.

6.2         Each Class B Share confers upon the Shareholder:

(a)         the right to attend any meeting of Shareholders;

(b)         the right to ten (10) votes per Class B Share on any Resolution of Shareholders, provided that (and automatically adjusted as necessary so that) the aggregate voting power attributable to all Class B Shares entitled to vote on any matter shall not exceed 49.999999% of the total voting power of all Shares entitled to vote on such matter, calculated disregarding any voting rights attaching to the Class F Shares; and

(c)         the right to participate in any Distributions, such Distributions to be paid pari passu as between all Shares by reference only to the Dividend Participation applicable to each Share, with each Class B Share having a Dividend Participation of 0.1.

6.3         Each Class F Share confers upon the Shareholder:

(a)         the right to attend any meeting of Shareholders;

(b)         a number of votes per Class F Share, on any matter that is submitted to a vote of Shareholders, that would cause the total votes of all Class F Shares to equal 49.999999% of the voting power of all Shares (or, if the applicable voting standard is “a majority of the Shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of Shares present in person or represented by proxy and entitled to vote on such matter) minus the aggregate number of voting rights attaching to all Class B Shares and Ordinary Shares of the Company held by the holder(s) of Class F Shares entitled to vote on such matter, if any; and

(c)         the right to participate in any Distributions, such Distributions to be paid pari passu as between all Shares by reference only to the Dividend Participation applicable to each Share, with each Class F Share having a Dividend Participation of 0.1.

6.4         For the purposes of any entitlement to a Distribution, “Dividend Participation” means the participation metric used solely to determine the relative entitlement of Shares to dividends declared by the Company and to surplus assets available for distribution upon a liquidation, dissolution or winding-up of the Company. Dividends declared by the Company and any surplus assets available for distribution upon a liquidation, dissolution or winding up of the Company shall be distributed pari passu among all Shares by reference to the Dividend Participation applicable to each Share, with Ordinary Shares having a Dividend Participation of 1.0 and Class B Shares and Class F Shares each having a Dividend Participation of 0.1.

6.5         Save as expressly provided above with respect to the Dividend Participation (as set out in clause 6.4) and voting rights, there is no priority or preference between classes of Shares. All Shares rank pari passu as to timing and priority of payment and the quantum of any distribution (including upon liquidation, dissolution or winding-up) shall be allocated among all Shares solely by reference to the Dividend Participation applicable to each Share.

Annex C-22

6.6         The Class B Shares may only be transferred to a person who, immediately prior to such transfer, is a holder of Class B Shares. Any purported transfer of a Class B Share in breach of this restriction shall be void and of no effect, and the Board shall refuse to register any transfer not in compliance with this clause. This restriction does not apply to an allotment or issue of Class B Shares by the Company, or to a transfer by the Company of any treasury shares.

6.7         The Class F Shares shall be non-transferable other than a transfer to a trust established by the transferring Class F Shareholder. Any purported transfer of a Class F Share in breach of this restriction shall be void and of no effect, and the Board may refuse to register any transfer not in compliance with this clause.

6.8         Conversion of Class F Shares

(a)         Each Class F Share is convertible, at the option of the holder at any time, into either (i) one (1) Class B Share on a one-for-one basis or (ii) one (1) Ordinary Share for every ten (10) Class F Shares surrendered.

(b)         No conversion into Class B Shares shall be effected to the extent it would result in the aggregate voting power attributable to all Class B Shares entitled to vote on the relevant matter exceeding 49.999999% of the total voting power of all Shares entitled to vote on such matter, calculated disregarding any voting rights attaching to the Class F Shares, as described in clause 6.2(b). The Board may refuse to register any conversion (in whole or in part) that would cause such excess and shall only register such number of shares as may be converted without causing such excess.

(c)         Conversions shall be effected by delivery of a notice of conversion to the Company in such form as the Board may prescribe, together with (where applicable) the relevant share certificate(s). Conversion shall be effective upon updating of the register of members to reflect the conversion.

(d)         Upon conversion, the converting Class F Share(s) shall be cancelled and the resulting Class B Share(s) or Ordinary Share(s), as applicable, shall be issued to the converting holder (or as it may direct). From the effective time of conversion, the holder shall be entitled to the rights and subject to the restrictions attaching to the class of Shares into which the Class F Share(s) has converted (including the applicable Dividend Participation) and shall cease to have any rights attaching to the converted Class F Share(s).

(e)         The conversion of Class F Shares into Ordinary Shares pursuant to Regulation (a) shall be effected in multiples of ten (10) Class F Shares only.No fractional Shares shall be issued upon conversion.

6.9         Conversion of Class B Shares

(a)         Class B Shares are convertible, at the option of the holder at any time, into one (1) Ordinary Share for every ten (10) Class B Shares surrendered.

(b)         Conversions shall be effected by delivery of a notice of conversion to the Company in such form as the Board may prescribe, together with (where applicable) the relevant share certificate(s). Conversion shall be effective upon updating of the register of members to reflect the conversion.

(c)         Upon conversion, the converting Class B Shares shall be cancelled and the resulting Ordinary Share(s) shall be issued to the converting holder (or as it may direct). From the effective time of conversion, the holder shall be entitled to the rights and subject to the restrictions attaching to the class of Shares into which the Class B Shares has converted (including the applicable Dividend Participation) and shall cease to have any rights attaching to the converted Class B Shares.

(d)         The conversion of Class B Shares into Ordinary Shares shall be effected in multiples of ten (10) Class B Shares only.

(e)         No fractional Shares shall be issued upon conversion.

Annex C-23

7            REGISTERED SHARES

The Company shall issue registered Shares only. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

8            AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

8.1         The Company may amend this Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)         to restrict the rights or powers of the Shareholders to amend this Memorandum or the Articles;

(b)         to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend this Memorandum or the Articles;

(c)         in circumstances where this Memorandum or the Articles cannot be amended by the Shareholders; or

(d)         to this Clause 8.

8.2         Any amendment of this Memorandum or the Articles will take effect from the date that the notice of amendment, or restated Memorandum and Articles incorporating the amendment, is registered by the Registrar or from such other date as determined pursuant to the Act.

8.3         The rights conferred upon the holders of the Shares of any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of the holders of a majority of the issued Shares of that class or by a resolution approved at a duly convened and constituted meeting of the Shares of that class by the affirmative vote of a majority of the votes of the Shares of that class which were present at the meeting and were voted.

8.4         The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking equally with such existing Shares.

9            DEFINITIONS AND INTERPRETATION

9.1         In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

Act means the BVI Business Companies Act 2004, Revised Edition 2020, and includes the BVI Business Companies Regulations 2012 and any other regulations made under the Act.

Articles means the attached Articles of Association of the Company.

Dividend Participation has the meaning given in clause 6.4.

Memorandum means this Memorandum of Association of the Company.

Nominee Shareholder is a Shareholder that holds shares in the Company and exercises the associated voting rights according to the instructions of a nominator without any discretion or receives dividends on behalf of a nominator.

person includes individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons.

Permitted Holder means, in relation to Class B Shares, any of the following: (i) any holder of Class B Shares from time to time; and (ii) any employee, officer, director or consultant of any member of the Group designated by the Board from time to time (including any participant in any employee share or incentive plan approved by the Board).

Proscribed Powers means the powers to: (a) amend this Memorandum or the Articles; (b) designate committees of directors; (c) delegate powers to a committee of directors; (d) appoint or remove directors; (e) appoint or remove an agent; (f) approve a plan of merger, consolidation or arrangement; (g) make a

Annex C-24

declaration of solvency or to approve a liquidation plan; or (h) make a determination that immediately after a proposed distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Resolution of Directors means either:

(a)         a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)         a resolution consented to in writing by a majority of directors or by a majority of the members of a committee of directors of the Company, as the case may be.

Resolution of Shareholders means either:

(a)         a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)         a resolution consented to in writing by a majority of the votes of the Shares entitled to vote on such resolution.

Seal means any seal which has been duly adopted as the common seal of the Company.

Share means a share issued or to be issued by the Company.

Shareholder means a person whose name is entered in the register of members of the Company as the holder of one or more Shares.

written or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and in writing shall be construed accordingly.

9.2         In this Memorandum and the Articles, unless the context otherwise requires, a reference to:

(a)         a Regulation is a reference to a regulation of the Articles;

(b)         a Clause is a reference to a clause of this Memorandum;

(c)         voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)         the Act, this Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)         the singular includes the plural and vice versa.

9.3         Where a period of time is expressed as a number of days, the days on which the period begins and ends are not included in the computation of the number of days.

9.4         Any reference to a month shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month and a reference to a period of several months shall be construed accordingly.

9.5         Any words or expressions defined in the Act bear the same meaning in this Memorandum and the Articles unless the context otherwise requires or they are otherwise defined in this Memorandum or the Articles.

9.6         Headings are inserted for convenience only and shall be disregarded in interpreting this Memorandum and the Articles.

Annex C-25

Signed for ASCENTIUM (BVI) LTD of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 17 June 2025:

Incorporator
……………………………
Indira Ward-Lewis Authorised Signatory ASCENTIUM (BVI) LTD

Annex C-26

[This page has been intentionally left blank]

Annex C-27

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT 2004

ARTICLES OF ASSOCIATION

OF

WISeKey International Corp.

A Company Limited By Shares

1            DISAPPLICATION OF THE ACT

The following sections of the Act shall not apply to the Company:

(a)         section 46 (Pre-emptive rights);

(b)         section 60 (Process for acquisition of own shares);

(c)         section 61 (Offer to one or more shareholders);

(d)         section 62 (Shares redeemed otherwise than at the option of company); and

(e)         section 175 (Disposition of assets).

2            SHARES

2.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), the Act and, where applicable, the rules of the Nasdaq Global Market and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to a dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Act and the Articles) vary such rights. Notwithstanding the foregoing, the Directors may allot or issue Class B Shares only to Permitted Holders.

2.2         The Company may issue securities in the Company, which may be comprised of whole Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

2.3         The Company shall not issue certificates in respect of any Shares issued by it.

2.4         If several persons are registered as joint holders of any Shares, any one of such persons may give an effectual receipt for any distribution.

2.5         Shares and other securities may be issued at such times, to such persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

2.6         A Share may be issued for consideration in any form or a combination of forms, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.7         Before issuing Shares for a consideration which is, in whole or in part, other than money, a Resolution of Directors shall be passed stating:

(a)         the amount to be credited for the issue of the Shares; and

(b)         that, in the opinion of the directors, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of the Shares.

Annex C-28

2.8         The Company shall keep a register of members containing:

(a)         the names and addresses of the persons who hold Shares;

(b)         the number of each class and series of Shares held by each Shareholder;

(c)         the date on which the name of each Shareholder was entered in the register of members; and

(d)         the date on which any person ceased to be a Shareholder.

2.9         The Company shall (unless exempted under the Act) file its register of members with the Registrar within 30 days after the date of incorporation and shall, within 30 days of any change occurring, file the change with the Registrar.

2.10       Where a Shareholder is acting as a Nominee Shareholder, the Company shall in addition to the register of members, keep information on the name and address of the nominator on whose behalf the Nominee Shareholder is holding Shares. The Company shall file the name and address of the nominator with the Registrar.

2.11       The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

2.12       A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

3            REDEMPTION OF SHARES AND TREASURY SHARES

3.1         The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

3.2         The Company may acquire its own fully paid Shares for no consideration by way of surrender of the Shares to the Company by the person holding the Shares. Any such surrender shall be in writing and signed by the person holding the Shares.

3.3         The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the purchase, redemption or other acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

3.4         Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares provided that the number of Shares purchased, redeemed or otherwise acquired and held as treasury shares, when aggregated with Shares of the same class already held by the Company as treasury shares, may not exceed 50% of the Shares of that class previously issued by the Company excluding Shares that have been cancelled. Shares which have been cancelled shall be available for reissue.

3.5         All rights and obligations attaching to a treasury share are suspended and shall not be exercised by the Company while it holds the Share as a treasury share.

3.6         Treasury shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

Annex C-29

4            MORTGAGES AND CHARGES OF SHARES

4.1         Shareholders may mortgage or charge their Shares.

4.2         There shall be entered in the register of members at the written request of the Shareholder:

(a)         a statement that the Shares held by him are mortgaged or charged;

(b)         the name of the mortgagee or chargee; and

(c)         the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

4.3         Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)         with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)         upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

4.4         Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)         no transfer of any Share the subject of those particulars shall be effected;

(b)         the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)         no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.

4.5         The directors may not resolve to refuse or delay the transfer of a Share pursuant to the enforcement of a valid security interest created over the Share.

5            FORFEITURE

5.1         Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

5.2         A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3         The written notice of call referred to in Regulation 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

5.4         Where a written notice of call has been issued pursuant to Regulation 5.2 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

5.5         The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Regulation 5.4 and that Shareholder shall be discharged from any further obligation to the Company.

6            TRANSFER OF SHARES

6.1         Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

Annex C-30

6.2         The transfer of a Share is effective when the name of the transferee is entered on the register of members.

6.3         If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)         to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)         that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

6.4         The personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

6.5         The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

7            MEETINGS AND CONSENTS OF SHAREHOLDERS

7.1         The directors, acting collectively by Resolution of Directors of the Company, may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

7.2         The directors shall call at least one meeting per year and shall designate such meeting as the Annual General Meeting. The first Annual General Meeting shall be called within 12 months of the listing of the Company, and thereafter, once per calendar year. All other meetings shall be regarded as general meetings.

7.3         Upon the written request of Shareholders entitled to exercise 5% or more of the voting rights in respect of the matter for which the meeting is requested, the directors shall convene a meeting of Shareholders. Such requesting Shareholders shall also be entitled to request that specific items be included on the agenda of any such meeting, and the directors shall include such items on the agenda, provided that the request is made in writing and is received by the Company at least 20 days prior to the date of the meeting. The right to request specific agenda items under this Regulation shall also apply to any Annual General Meeting or other general meeting of Shareholders convened by the directors.

7.4         The director convening a meeting shall give not less than 20 days’ notice of a meeting of Shareholders to:

(a)         those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting;

(b)         the other directors, and indicate in such notice the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as any documents to be considered, the meeting admission card (if any) and the proxy card (if any).

7.5         The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

7.6         The director convening a meeting of Shareholders shall, in such notice of a meeting as to be given in accordance with Regulation 7.4, indicate the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as:

(a)         any documents to be considered;

(b)         the meeting admission card (if any); and

(c)         the proxy card (if any).

Annex C-31

7.7         A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

7.8         The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

7.9         A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

7.10       The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

7.11       The instrument appointing a proxy shall be in substantially the following form or such other form as approved by the directors or as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

WISeKey International Corp.

I/We being a Shareholder of the above Company HEREBY APPOINT …………

………………… of …………………………… or failing him ………..………………

of………..……………… to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the …… day of …………..…………, 20…… and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this …… day of …………..…………, 20……

7.12       The following applies where Shares are jointly owned:

(a)         if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)         if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)         if two or more of the joint owners are present in person or by proxy they must vote as one.

7.13       A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders or their authorised representatives participating in the meeting are able to hear each other.

7.14       A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

Annex C-32

7.15       If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

7.16       At every meeting of Shareholders, the chairman of the board of directors shall preside as chairman of the meeting. If there is no chairman of the board of directors or if that chairman is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

7.17       The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

7.18       At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

7.19       Subject to the specific provisions contained in this Regulation for the appointment of representatives of persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

7.20       Any person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which he represents as that Shareholder could exercise if it were an individual.

7.21       The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

7.22       Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

7.23       An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

Annex C-33

8            UNTRACEABLE MEMBERS

8.1         Where any Shareholder is untraceable, the Company may sell any of their Shares, provided that:

(a)         no less than 3 cheques for any sums payable in cash to such Shareholder have remained uncashed for a period of 12 years from the date of the issue of the cheque;

(b)         the Company not having during that time or before the expiry of the three-month period referred to in (c) below received any indication of the existence of the Shareholder or person entitled to such Shares by death, bankruptcy or operation of law; and

(c)         upon expiration of the 12-year period, an advertisement has been published in newspapers, giving notice of the Company’s intention to sell those Shares, and a period of three months or such shorter period has elapsed since the date of such advertisement.

8.2         Where the Company sells the Shares of any untraceable Shareholder, the net proceeds of any such sale shall be held in the Company, and the net proceeds shall be accounted as a debt due to that untraceable Shareholder for an amount equal to such net proceeds.

9            DIRECTORS

9.1         The directors shall be elected on an annual basis by Resolution of Shareholders at the Annual General Meeting. Directors shall be elected by a majority of the votes cast at any meeting of shareholders; provided, however, that if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, the directors shall instead be elected by a plurality of the votes cast. Each director shall hold office until the next Annual General Meeting, except in the event of the earlier of death, resignation or removal. Each director then in office shall resign at each Annual General Meeting with effect from the end of such meeting. Directors that have previously served on the Board may be re-elected.

9.2         No person shall be appointed as a director or alternate director, or nominated as a reserve director, of the Company unless he has consented in writing to be a director or alternate director, or to be nominated as a reserve director.

9.3         Subject to Regulation 9.1, the minimum number of directors shall be two and the maximum number shall be fourteen.

9.4         Each director holds office for a one year term, or until his earlier death, resignation or removal. A director can be re-elected to office by Resolution of the Shareholders at the Annual General Meeting.

9.5         A director may be removed from office:

(a)         with or without cause, by Resolution of Shareholders passed at a meeting of Shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75% of the votes of the Shares of the Company entitled to vote; or

(b)         with cause, by Resolution of Directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

9.6         A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

9.7         The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

9.8         A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

Annex C-34

9.9         The Company shall keep a register of directors containing:

(a)         the names and addresses of the persons who are directors of the Company or who have been nominated as reserve directors of the Company;

(b)         the date on which each person whose name is entered in the register was appointed as a director, or nominated as a reserve director, of the Company;

(c)         the date on which each person named as a director ceased to be a director of the Company;

(d)         the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

(e)         such other information as may be prescribed by the Act.

9.10       The nomination of a person as a reserve Director ceases to have effect if:

(a)         before the death of the Director who nominated them,

(i)          they resign as reserve Director, or

(ii)         the Director revokes the nomination in writing; or

(b)         the Director who nominated them ceases to be able to be the Director for any reason other than their death.

9.11       The Company shall file its register of directors with the Registrar within 15 days after the date of appointment of the first director and shall, within 30 days of any change occurring, file the change with the Registrar.

9.12       The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

9.13       The directors may, by Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

9.14       A director is not required to hold a Share as a qualification to office.

10          POWERS OF DIRECTORS

10.1       The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

10.2       Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

10.3       If the Company is the wholly owned subsidiary of a parent, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the parent even though it may not be in the best interests of the Company.

10.4       Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

10.5       The continuing directors may act notwithstanding any vacancy in their body.

Annex C-35

10.6       The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

10.7       All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

11          PROCEEDINGS OF DIRECTORS

11.1       Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

11.2       The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

11.3       A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

11.4       A director shall be given not less than 5 days’ notice of meetings of directors, but a meeting of directors held without 5 days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

11.5       A director of the company (the appointing director) may appoint any other director or any other eligible person as his alternate to exercise the appointing director’s powers and carry out the appointing director’s responsibilities in relation to the taking of decisions by the directors in the absence of the appointing director.

11.6       The appointment and termination of an alternate director must be in writing, and written notice of the appointment and termination must be given by the appointing director to the Company as soon as reasonably practicable.

11.7       An alternate director has the same rights as the appointing director in relation to any directors’ meeting and any written resolution circulated for written consent. An alternate director has no power to appoint a further alternate, whether of the appointing director or of the alternate director, and the alternate does not act as an agent of or for the appointing director.

11.8       The appointing director may, at any time, voluntarily terminate the alternate director’s appointment. The voluntary termination of the appointment of an alternate shall take effect from the time when written notice of the termination is given to the Company. The rights of an alternate shall automatically terminate if the appointing director dies or otherwise ceases to hold office.

11.9       A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, subject to a minimum of 2.

11.10     If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

11.11     The directors may appoint a director as chairman of the board of directors. At meetings of directors at which the chairman of the board of directors is present, he shall preside as chairman of the meeting. If there is no chairman of the board of directors or if the chairman of the board is not present, the directors present shall choose one of their number to be chairman of the meeting.

11.12     An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in

Annex C-36

the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

12          COMMITTEES

12.1       The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee. Such committees may include, but shall not be limited to:

(a)         a compensation committee;

(b)         a corporate governance committee;

(c)         a nomination and compensation committee; and

(d)         a strategy committee; or such others as required by the Nasdaq Global Market.

12.2       The directors have no power to delegate to a committee of directors any of the Proscribed Powers.

12.3       A committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, may appoint a sub-committee and delegate powers exercisable by the committee to the sub-committee.

12.4       The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

12.5       Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

13          OFFICERS AND AGENTS

13.1       The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors.

13.2       The emoluments of all officers shall be fixed by Resolution of Directors.

13.3       The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.4       The directors may, by Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company.

13.5       An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)         the Proscribed Powers;

(b)         to change the registered office or agent;

(c)         to fix emoluments of directors; or

(d)         to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

Annex C-37

13.6       The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

13.7       The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

14          CONFLICT OF INTERESTS

14.1       A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

14.2       For the purposes of Regulation 14.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3       A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)         vote on a matter relating to the transaction;

(b)         attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)         sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction, and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

15          INDEMNIFICATION

15.1       Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)         is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)         is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

15.2       The indemnity in Regulation 15.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

15.3       For the purposes of Regulation 15.2 and without limitation, a director acts in the best interests of the Company if he acts in the best interests of the Company’s parent in the circumstances specified in Regulation 10.3.

15.4       The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

15.5       The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

Annex C-38

15.6       Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with Regulation 15.1.

15.7       Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with Regulation 15.1 and upon such terms and conditions, if any, as the Company deems appropriate.

15.8       The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

15.9       If a person referred to in Regulation 15.1 has been successful in defence of any proceedings referred to in Regulation 15.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

15.10     The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

16          CORPORATE RECORDS

16.1       The Company shall keep the following documents at the office of its registered agent:

(a)         the Memorandum and the Articles;

(b)         the register of members, or a copy of the register of members;

(c)         the register of directors, or a copy of the register of directors; and

(d)         copies of all notices and other documents filed by the Company with the Registrar in the previous 10 years.

16.2       Until the directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of directors at the office of its registered agent.

16.3       If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:

(a)         within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)         provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

16.4       The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)         minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)         minutes of meetings and Resolutions of Directors and committees of directors.

Annex C-39

16.5       Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.6       The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act 2001 as from time to time amended or re-enacted.

17          SEAL

The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

18          DISTRIBUTIONS BY WAY OF DIVIDEND

18.1       The directors of the Company may, by Resolution of Directors, authorise a distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

18.2       Dividends may be paid in money, shares, or other property.

18.3       Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Regulation 20 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

18.4       No dividend shall bear interest as against the Company and no dividend shall be paid on treasury shares.

19          ACCOUNTS AND AUDIT

19.1       The Company shall keep records and underlying documentation that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

19.2       The records and underlying documentation of the Company shall be kept at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine and if the records and underlying documentation are kept in a location other than the office of the registered agent, the Company shall provide the registered agent with a written record of:

(a)         the physical address of the place at which the records and underlying documentation are kept; and

(b)         the name of the person who maintains and controls the Company’s records and underlying documentation.

19.3       If the location at which the records and underlying documentation are kept or the name of the person who maintains and controls the records and underlying documentation changes, the Company shall, within 14 days of the change provide its registered agent with:

(a)         the physical address of the new location at which the records and underlying documentation are kept; and

(b)         the name of the new person who maintains and controls the Company’s records and underlying documentation.

Annex C-40

19.4       The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

19.5       The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

19.6       The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

19.7       The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

19.8       The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

19.9       The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)         in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)         all the information and explanations required by the auditors have been obtained.

19.10     The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

19.11     Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

19.12     The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

20          NOTICES

20.1       Any notice, information or written statement to be given by the Company to Shareholders shall be in writing and may be given by personal service, mail, courier, email, or fax to such Shareholder’s address as shown in the register of members or to such Shareholder’s email address or fax number as notified by the Shareholder to the Company in writing from time to time.

20.2       Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail addressed to the Company at the offices of the registered agent of the Company.

20.3       Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing notice, and shall be deemed to be received on the fifth business day following the day on which the notice was posted. Where a notice is sent by fax or email, notice shall be deemed to be effected by transmitting the email or fax to the address or number provided by the intended recipient and service of the notice shall be deemed to have been received on the same day that it was transmitted.

21          MERGERS, CONSOLIDATIONS AND ARRANGEMENTS

21.1       Any plan of merger, consolidation or arrangement involving the Company shall require such approval of Shareholders as is prescribed by the Act (which, as at the date of adoption of these Articles, requires the approval of a majority in number of shareholders representing at least 50% of the votes cast at a meeting of Shareholders or by a resolution consented to in writing by a majority of the votes of the Shares entitled to vote thereon).

Annex C-41

21.2       The provisions of Part IX of the Act relating to the compulsory acquisition of shares of minority shareholders (which, as at the date of adoption of these Articles, permits a person who has acquired at least 90% of the votes of the outstanding Shares entitled to vote and 90% of the votes of each class of outstanding Shares entitled to vote to compulsorily acquire the remaining Shares) shall apply to the Company.

21.3       For the avoidance of doubt, the approval thresholds prescribed by the Act for mergers, consolidations and arrangements shall apply to the Company notwithstanding any different threshold that may otherwise apply to a Resolution of Shareholders under these Articles or the Memorandum.

21.4       Any Shareholder who is dissatisfied with the terms of a merger, consolidation or arrangement may exercise such rights (including, without limitation, the right to payment of the fair value of the Shareholder’s Shares) as may be conferred by section 179 of the Act.

22          SWISS TAKEOVER LAW — OPTING OUT

22.1       Whilst the Company’s Shares remain listed on the SIX Swiss Exchange or another Swiss exchange at least partly, the Company and its shareholders acknowledge that it is subject to Swiss takeover law.

22.2       The acquirer of Shares of the Company is not obliged to make a public offer pursuant to article 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading.

22.3       If the Company’s Shares are fully de-listed from the SIX Swiss Exchange and no listing on another Swiss exchange occurs in lieu thereof, this Regulation shall cease to have effect.

23          VOLUNTARY LIQUIDATION

Subject to the Act, the Company may by Resolution of Shareholders appoint an eligible individual as voluntary liquidator alone or jointly with one or more other voluntary liquidators.

24          CONTINUATION

The Company may by Resolution of Shareholders continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

Signed for ASCENTIUM (BVI) LTD of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 17 June 2025:

Incorporator
………………………
Indira Ward-Lewis Authorised Signatory ASCENTIUM (BVI) LTD

Annex C-42

Annex 3 – Merger Agreement

Merger Agreement / Fusionsvertrag

vom Juni 26, 2026 / dated as of June 26, 2026

zwischen / by and between

WISeKey International Holding Ltd General-Guisan-Strasse 6 6300 Zug	(hereinafter WISeKey CH) (nachfolgend WISeKey CH)

und / and

WISeKey International Corp. Craigmuir Chambers, Road Town, Tortola, VG1110	(hereinafter WISeKey BVI) (nachfolgend WISeKey BVI)

(WISeKey CH and WISeKey BVI each a Party, and together the Parties)
(WISeKey CH und WISeKey BVI je eine Partei und zusammen die Parteien)

Annex C-43

This Merger Agreement (the Agreement) is made as of June 26, 2026, by and between WISeKey International Holding Ltd, a Swiss company limited by shares (Aktiengesellschaft), with registered number CHE-143.782.707 and registered office at General-Guisan-Strasse 6, 6300 Zug, Switzerland, and WISeKey International Corp, a BVI business company limited by shares, with company number 2179417 and registered office at Craigmuir Chambers, Road Town, Tortola, VG1110.

Dieser Fusionsvertrag (der Vertrag) wird am June 26, 2026 zwischen WISeKey International Holding Ltd, einer Schweizer Aktiengesellschaft mit der Unternehmensidentifikationsnummer CHE-143.782.707 und Sitz an der General-Guisan-Strasse 6, 6300 Zug, Schweiz, und WISeKey International Corp, einer Aktiengesellschaft nach dem Recht der Britischen Jungferninseln (BVI) mit der Unternehmensnummer 2179417 und Sitz in Craigmuir Chambers, Road Town, Tortola, VG1110, geschlossen.

Preamble	Präambel

A.     The share capital of WISeKey CH, including WISeKey CH Shares issued from conditional capital of WISeKey CH which were not yet registered in the commercial register, amounts to CHF 435,696.50, divided into (1) 1,819,060 fully paid-in WISeKey CH Class A Shares and (2) 4,176,069 fully paid-in WISeKey CH Class B Shares.

A.     Das Aktienkapital von WISeKey CH, einschliesslich WISeKey CH Aktien, die aus dem bedingten Kapital von WISeKey CH ausgegeben wurden und noch nicht im Handelsregister eingetragen sind, beträgt CHF 435’696.50 und ist aufgeteilt in (1) 1,819,060 voll liberierte WISeKey CH Kategorie A Aktien und (2) 4‘176‘069 voll liberierte WISeKey CH Kategorie B Aktien.

B. WISeKey BVI is a 100% owned, direct subsidiary of WISeKey CH. As of the date hereof, the number of authorized shares of WISeKey BVI is divided into 100 WISeKey BVI Ordinary Shares.	B. WISeKey BVI ist eine 100%-ige, direkte Tochtergesellschaft von WISeKey CH. Per heutigem Datum ist die Anzahl der genehmigten Aktien von WISeKey BVI in 100 WISeKey BVI Stammaktien aufgeteilt.

C.     The WISeKey CH Board has determined that it is in the best interest of WISeKey CH to effect a corporate reorganization of WISeKey CH that will result in WISeKey CH changing its jurisdiction of organization from Switzerland to the British Virgin Islands.

C.     Der Verwaltungsrat von WISeKey CH hat festgestellt, dass es im besten Interesse von WISeKey CH liegt, eine Unternehmensumstrukturierung von WISeKey CH durchzuführen, mit dem Effekt, dass WISeKey CH seinen Sitz von der Schweiz auf die Britischen Jungferninseln verlegt.

D.     To achieve such a reorganization, the Parties intend to effect a merger of WISeKey CH with and into WISeKey BVI, with WISeKey BVI surviving the merger as the publicly traded parent entity of the WISeKey group and successor to WISeKey CH.

D.     Zur Erreichung dieser Umstrukturierung beabsichtigen die Parteien eine Fusion von WISeKey CH mit und in WISeKey BVI, wobei WISeKey BVI als börsenkotierte Muttergesellschaft der WISeKey-Gruppe und Rechtsnachfolgerin von WISeKey CH verbleibt.

Now, therefore, the Parties agree as follows:	Die Parteien vereinbaren daher Folgendes:
1. Definitions	1. Definitionen
1.1 Certain Definitions	1.1 Bestimmte Definitionen
ADS(s)	means American Depositary Share(s)	ADS(s)	bezeichnet American Depositary Share(s).
Agreement	means this merger agreement, together with its annexes.	Vertrag	bezeichnet diesen Fusionsvertrag, zusammen mit seinen Anhängen.
Articles of Merger	has the meaning assigned to such term in Section 2.6.	Articles of Merger	hat die Bedeutung gemäss Ziffer 2.6.
Assumed Plans	has the meaning assigned to such term in Section 8.	Übernommene Pläne	hat die Bedeutung gemäss Ziffer 8.
Audit Report	has the meaning assigned to such term in Section 2.5.	Prüfungsbericht	hat die Bedeutung gemäss Ziffer 2.5.

Annex C-44

Award(s)	has the meaning assigned to such term in Section 4.3(a).	Award(s)	hat die Bedeutung gemäss Ziffer 4.3(a).
Balance Sheet Date	has the meaning assigned to such term in Section 2.3.	Bilanzstichtag	hat die Bedeutung gemäss Ziffer 2.3.
Beneficial Owners	has the meaning assigned to such term in Section 3(b).	Wirtschaftliche Berechtigte	hat die Bedeutung gemäss Ziffer 3(b).
BVI	means British Virgin Islands.	BVI	bezeichnet die Britischen Jungferninseln.
BVI Act	means the BVI Business Companies Act, Revised Edition 2020.	BVI Act	bezeichnet den BVI Business Companies Act in der revidierten Fassung von 2020.
BVI Registry of Corporate Affairs

means the registry maintained by the Financial Services Commission of the British Virgin Islands responsible for the incorporation, registration and regulation of companies in the British Virgin Islands.

BVI Registry of Corporate Affairs

bezeichnet das Register, das von der Financial Services Commission of the British Virgin Islands geführt wird, die für die Gründung, Registrierung und Regulierung von Gesellschaften auf den Britischen Jungferninseln zuständig ist.

BVI Registry of Corporate Affairs Request	means the request made by WISeKey BVI immediately prior to the Effective Time to the BVI Registry of Corporate Affairs for the issuance of the Certificate of Merger.	BVI Registry of Corporate Affairs Antrag	bezeichnet den Antrag, den WISeKey BVI unmittelbar vor dem Rechtswirksamkeitszeitpunkt beim BVI Registry of Corporate Affairs zwecks Ausstellung des Certificate of Merger stellt.
Certificate of Merger	means the certificate issued by the Registrar which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the Merger.	Certificate of Merger	bezeichnet das vom Registrar ausgestellte Zertifikat, das einen verbindlichen Nachweis über die Erfüllung aller Anforderungen gemäss BVI Act in Bezug auf die Fusion darstellt.
Commercial Register	means the commercial register of the Canton of Zug, Switzerland.	Handelsregister	bezeichnet das Handelsregister des Kantons Zug, Schweiz.
Creditors’ Calls	has the meaning assigned to such term in Section 5.5(a).	Schuldenrufe	hat die Bedeutung gemäss Ziffer 5.5(a).
DTC	means The Depository Trust Company.	DTC	bezeichnet die Depository Trust Company.
Effective Time

means the date on which (1) the Merger has been entered in the daily ledger of the Commercial Register and such entry becomes effective as a result of the approval by the EHRA, and (2) the BVI Registry of Corporate Affairs has registered the Articles of Merger and Plan of Merger and issued the Certificate of Merger.

Rechtswirksam keitszeitpunkt

bezeichnet das Datum, an dem (1) die Fusion in das Tagebuch des Handelsregisters eingetragen und diese Eintragung infolge der Genehmigung durch das EHRA wirksam geworden ist und (2) das BVI Registry of Corporate Affairs die Articles of Merger und den Plan of Merger registriert und das Certificate of Merger ausgestellt hat.

EHRA	means the Swiss Federal Commercial Register Office.	EHRA	bezeichnet das Eidgenössische Amt für das Handelsregister.

Annex C-45

Election Right	means the election right granted to holders of WISeKey CH Class B Shares and WISeKey CH Class A Shares pursuant to Section 3(b) and Section 3(c).	Wahlrecht	bezeichnet Wahlrecht von WISeKey CH Kategorie B Aktien und WISeKey Kategorie A Aktien gemäss Ziffer 3(b) and Ziffer 3(c).
Equity Incentive Plan(s)	has the meaning assigned to such term in Section 4.3(a).	Beteiligungsplan/ -pläne	hat die Bedeutung gemäss Ziffer 4.3(a).
Exchange Ratio	has the meaning assigned to such term in Section 3(a).	Umtauschverhältnis	hat die Bedeutung gemäss Ziffer 3(a).
Extraordinary General Meeting	has the meaning assigned to such term in Section 2.2.	Ausserordentliche Generalversammlung	hat die Bedeutung gemäss Ziffer 2.2.
Harneys	means Harney Westwood & Riegels (BVI) LP, Craigmuir Chambers, PO Box 90, Road Town, Tortola VG1110, British Virgin Islands.	Harneys	bezeichnet Harney Westwood & Riegels (BVI) LP, Craigmuir Chambers, PO Box 90, Road Town, Tortola VG1110, Britische Jungferninseln.
Homburger	means Homburger AG, Hardstrasse 105, 8005 Zurich, Switzerland.	Homburger	bezeichnet Homburger AG, Hardstrasse 105, 8005 Zürich, Schweiz.
Initial Authorized Shares	has the meaning assigned to such term in Section 3(h).	Initiales Genehmigtes Aktienkapital	hat die Bedeutung gemäss Ziffer 3(h).
Licensed Audit Expert

means Berney Associés Audit SA, Rue du Nant 8, 1207 Geneva, Switzerland, the licensed audit expert appointed by the WISeKey CH Board to conduct the audit of this Agreement, the Merger Report and the Merger Balance Sheet pursuant to Art. 15 Merger Act and to issue the Audit Report.

Zugelassene Revisionsexpertin

bezeichnet Berney Associés Audit SA, Rue du Nant 8, 1207 Genf, Schweiz, die vom WISeKey CH Verwaltungsrat beauftragte zugelassene Revisionsexpertin, die gemäss Art. 15 des FusG die Prüfung dieses Vertrags, des Fusionsberichts und der Fusionsbilanz durchführt und den Prüfungsbericht erstellt.

Long Stop Date	means the date falling six (6) months after the date of this Agreement.	Long Stop Datum	bedeutet das Datum, das sechs (6) Monate nach dem Datum dieses Vertrages liegt.
Merger	has the meaning assigned to such term in Section 2.1(a).	Fusion	hat die Bedeutung gemäss Ziffer 2.1(a).
Merger Act	means the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003, as amended.	FusG	bezeichnet das Schweizerische Bundesgesetz über Fusion, Spaltung, Umwandlung und Vermögensübertragung vom 3. Oktober 2003 in seiner jeweils gültigen Fassung.
Merger Balance Sheet	has the meaning assigned to such term in Section 2.3.	Fusionsbilanz	hat die Bedeutung gemäss Ziffer 2.3.
Merger Consideration	has the meaning assigned to such term in Section 3(a).	Fusionsgegenleistung	hat die Bedeutung gemäss Ziffer 3(a).
Merger Report	has the meaning assigned to such term in Section 2.2.	Fusionsbericht	hat die Bedeutung gemäss Ziffer 2.2.

Annex C-46

Nasdaq	means the Nasdaq Global Market.	Nasdaq	bezeichnet Nasdaq Global Market.
PBWT	Patterson Belknap Webb & Tyler LLP, 1133 Avenue of the Americas, New York, NY 10036, United States of America.	PBWT	bezeichnet Patterson Belknap Webb & Tyler LLP, 1133 Avenue of the Americas, New York, NY 10036, Vereinigte Staaten von Amerika.
PILA	means the Swiss Federal Private International Law Act of December 18, 198 (PILA), as amended.	IPRG	bezeichnet das Schweizerische Bundesgesetz über das Internationale Privatrecht vom 18. Dezember 1987 (IPRG), in seiner jeweils gültigen Fassung.
Plan of Merger	has the meaning assigned to such term in Section 2.6.	Plan of Merger	hat die Bedeutung gemäss Ziffer 2.6.
Registered Agent	means Harneys Corporate Services Limited, the registered agent of WISeKey BVI.	Eingetragener Vertreter	bezeichnet Harneys Corporate Services Limited, den eingetragenen Vertreter von WISeKey BVI.
Registrar	means the Registrar responsible for the Registry of Corporate Affairs in the BVI.	Registrar	bezeichnet den auf den BVI für das Registry of Corporate Affairs zuständigen Registerführer.
Registration Statement	means the registration statement, including a proxy statement and prospectus, filed with the SEC by WISeKey BVI on Form F-4.	Registration Statement	bezeichnet das Registration Statement, einschliesslich eines Proxy Statement und eines Prospekts, die von WISeKey BVI auf Formular F-4 bei der SEC eingereicht wurde.
SEC	refers to the U.S. Securities and Exchange Commission.	SEC	bezeichnet die US-Börsenaufsichtsbehörde (U.S. Securities and Exchange Commission).
SIS Participants	has the meaning assigned to such term in Section 3(b).	SIS Teilnehmer	hat die Bedeutung gemäss Ziffer 3(b).
SIX	means the SIX Swiss Exchange Ltd.	SIX	bezeichnet die SIX Swiss Exchange AG.
SOGC	means the Swiss Official Gazette of Commerce.	SHAB	bezeichnet das Schweizerische Handelsamtsblatt.

Annex C-47

Swiss Exchange Agent

means the bank or other financial institution appointed jointly by the WISeKey CH Board and the WISeKey BVI Board prior to the completion of the Merger to act as agent for the purpose of (1) exchanging certificates and book-entry shares representing the relevant class of WISeKey CH Shares for the relevant class of WISeKey BVI Shares pursuant to the Exchange Ratio in connection with the Merger, and (2) carrying out the procedures for such exchange as set forth in this Agreement, including the allotment of the relevant class of WISeKey BVI Shares to the holders of WISeKey CH Shares.

Schweizer Umtauschagentin

bezeichnet die Bank oder ein anderes Finanzinstitut, das vor Vollzug der Fusion gemeinsam vom WISeKey CH Verwaltungsrat und vom WISeKey BVI Verwaltungsrat ernannt wird, um als Beauftragte für folgende Zwecke zu handeln: (1) den Umtausch von Zertifikaten und Bucheffekten, die die betreffende Kategorie von WISeKey CH Aktien repräsentieren, gegen die betreffende Kategorie von WISeKey BVI Aktien gemäss dem Umtauschverhältnis im Zusammenhang mit der Fusion und (2) Durchführung der in diesem Vertrag festgelegten Verfahren für einen solchen Umtausch, einschliesslich der Lieferung der entsprechenden Kategorien von WISeKey BVI Aktien an die Inhaber von WISeKey CH Aktien.

Swiss Merger Application	means the application submitted by WISeKey CH to the Commercial Register to effectuate the Merger at the Effective Time.	Handelsregister anmeldung	bezeichnet den Antrag, den WISeKey CH beim Handelsregister einreicht, um die Fusion per Rechtswirksamkeitszeitpunkt wirksam zu machen.
WISeKey BVI	has the meaning assigned to such term on the cover page to this Agreement.	WISeKey BVI	hat die Bedeutung, die diesem Begriff auf der Titelseite dieses Vertrags zugewiesen wird.
WISeKey BVI Board	means the board of directors of WISeKey BVI as constituted from time to time.	WISeKey BVI Verwaltungsrat	bezeichnet den Verwaltungsrat von WISeKey BVI in seiner jeweils gültigen Zusammensetzung.
WISeKey BVI Class B Share(s)

means the Class B Shares of WISeKey BVI, with no par value, each of which entitles its holder to ten voting rights and to one-tenth of one dividend unit and one-tenth of one liquidation unit per share.

WISeKey BVI Kategorie B Aktie(n)

bezeichnet die Kategorie B Aktien von WISeKey BVI ohne Nennwert, von denen jede ihrem Inhaber oder ihrer Inhaberin zehn Stimmrechte und einen Zehntel eines Dividendenanteils bzw. einen Zehntel eines Liquidationsanteils pro Aktie vermittelt.

WISeKey BVI Class B Share Cap	has the meaning assigned to such term in Section 3(e).	WISeKey BVI Kategorie B Aktien Obergrenze	hat die Bedeutung, die diesem Begriff in Ziffer 3(e) zugewiesen wird.

Annex C-48

WISeKey BVI Class F Share(s)

means the Class F Shares of WISeKey BVI, with no par value, representing in the aggregate an adjustable number of voting rights defined as (i) 49.999999% of the voting rights of all outstanding WISeKey BVI Shares entitled to vote at a given meeting of the shareholders, minus (ii) the voting rights of all WISeKey BVI Class B Shares and WISeKey BVI Ordinary Shares held by the holder(s) of WISeKey BVI Class F Share(s) entitled to vote on the matter, if any, each of which entitles its holder to one-tenth of a dividend unit and one-tenth of a liquidation unit per share.

WISeKey BVI Kategorie F Aktie(n)

bezeichnet die Kategorie F Aktien von WISeKey BVI ohne Nennwert, die insgesamt eine anpassbare Anzahl von Stimmrechten repräsentieren, die wie folgt definiert sind: (i) 49,999999 % der Stimmrechte aller ausgegebenen WISeKey BVI Aktien, die bei einer bestimmten Aktionärsversammlung stimmberechtigt sind, abzüglich (ii) die Stimmrechte aller WISeKey BVI Kategorie B Aktien und WISeKey BVI Stammaktien, die vom Inhaber oder von der Inhaberin der WISeKey BVI Kategorie F Aktien gehalten werden und bei der jeweiligen Angelegenheit stimmberechtigt sind, sofern vorhanden, wobei jede dieser Aktien ihrem Inhaber oder Inhaberinnen einen Zehntel eines Dividendenanteils und einen Zehntel eines Liquidationsanteil pro Aktie gewährt.

WISeKey BVI Ordinary Shares	means the ordinary shares of WISeKey, with no par value, each of which carries one voting right and entitles its holder to one dividend unit and one liquidation unit per share.	WISeKey BVI Stammaktien

bezeichnet die Stammaktien von WISeKey ohne Nennwert, von denen jede ein Stimmrecht gewährt und deren Inhaber und Inhaberinnen Anspruch auf einen Dividendenanteil und einen Liquidationsanteil pro Aktie hat.

WISeKey BVI Shares	means, collectively, the WISeKey BVI Ordinary Shares, the WISeKey BVI Class B Shares, and the WISeKey BVI Class F Shares.	WISeKey BVI Aktien	bezeichnet die WISeKey BVI Stammaktien, die WISeKey BVI Kategorie B Aktien und die WISeKey BVI Kategorie F Aktien insgesamt.
WISeKey CH	has the meaning assigned to such term on the cover page of this Agreement.	WISeKey CH	hat die Bedeutung, die diesem Begriff auf der Titelseite dieses Vertrags zugewiesen wird.
WISeKey CH ADS	means WISeKey CH American Depositary Shares, each WISeKey CH American Depositary Share representing the right to receive one-half (1/2) of one (1) WISeKey CH Class B Share.	WISeKey CH ADS	bezeichnet WISeKey CH American Depositary Shares, wobei jede WISeKey CH American Depositary Share das Recht auf den Erhalt einer halben (1/2) WISeKey CH Kategorie B Aktie repräsentiert.
WISeKey CH ADS Depositary	means The Bank of New York Mellon, as depositary bank for the WISeKey CH ADSs.	WISeKey CH ADS Depotbank	bezeichnet die Bank of New York Mellon, als Depotbank für die WISeKey CH ADS.
WISeKey CH Board	means the board of directors of WISeKey CH.	WISeKey CH Verwaltungsrat	bezeichnet den Verwaltungsrat von WISeKey CH.

Annex C-49

WISeKey CH Class A Share(s)	means the registered shares of WISeKey CH, each with a par value of CHF 0.01 and dividend rights proportionate to its share in the aggregate nominal share capital of WISeKey CH.	WISeKey CH Kategorie A Aktien	bezeichnet die Namenaktien von WISeKey CH mit einem Nennwert von je CHF 0.01 und mit Dividendenrechten, die ihrem Anteil am gesamten Nennkapital von WISeKey CH entsprechen.
WISeKey CH Class B Share(s)	means the registered shares of WISeKey CH, each with a par value of CHF 0.10, and dividend rights proportionate to its share in the aggregate nominal share capital of WISeKey CH.	WISeKey CH Kategorie B Aktien	bezeichnet die Namenaktien von WISeKey CH mit einem Nennwert von je CHF 0.10 und mit Dividendenrechten, die ihrem Anteil am gesamten Nennkapital von WISeKey CH entsprechen.
WISeKey CH Share(s)	means the WISeKey CH Class A Shares and the WISeKey Class B Shares collectively.	WISeKey CH-Aktien	bezeichnet die WISeKey CH Kategorie A Aktien und die WISeKey CH Kategorie B Aktien der Klasse B insgesamt.
1.2 Other Definitional Provisions	1.2 Sonstige Begriffsbestimmungen

Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Annexes hereto; (vi) the terms “Section” or “Annex” refer to the specified Section or Annex of or to this Agreement; and (vii) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein.

Sofern der Kontext nichts anderes erfordert, gelten in diesem Vertrag folgende Definitionen: (i) „oder“ ist nicht ausschliesslich; (ii) „einschliesslich“ und Varianten hiervon bedeuten „einschliesslich, ohne Einschränkung“ und die Varianten hiervon; (iii) Wörter, die im Singular definiert sind, haben die entsprechende Bedeutung im Plural und umgekehrt; (iv) Wörter eines Geschlechts gelten für jedes Geschlecht; (v) die Begriffe „hiervon“, „hierin“, „hiermit“, „hierzu“ und abgeleitete oder ähnliche Wörter beziehen sich auf den gesamten Vertrag, einschliesslich der Anhänge; (vi) die Begriffe „Ziffer“ oder „Anhang“ beziehen sich auf die angegebene Ziffer oder den angegebenen Anhang dieses Vertrags; (vii) jede grammatikalische Form oder Variante eines in diesem Vertrag definierten Begriffs ist so auszulegen, dass sie eine Bedeutung hat, die der hierin enthaltenen Definition des Begriffs entspricht.

2. The Merger	2. Die Fusion
2.1 Agreement to Merge by Absorption	2.1 Vertrag zur Fusion durch Absorption
The Parties hereby agree as follows	Die Parteien vereinbaren hiermit was folgt:

(a)         WISeKey CH shall merge with WISeKey BVI, effective as of the Effective Time, in accordance with the provisions of this Agreement and as stipulated by (to the extent applicable to a cross-border merger) Art. 3 et seq. of the Merger Act and Art. 163b, 163c and 164 PILA (emigration merger by absorption) and the BVI Act (the Merger).

(a)         WISeKey CH fusioniert mit WISeKey BVI, mit Wirkung zum Rechtswirksamkeitszeitpunkt gemäss den Bestimmungen dieses Vertrags und (soweit auf eine grenzüberschreitende Fusion anwendbar) den Bestimmungen von Art. 3 ff. FusG und Art. 163b, 163c und 164 IPRG (Emigrationsfusion durch Absorption) und dem BVI Act (die Fusion).

(b) WISeKey BVI shall be the surviving company and WISeKey CH shall be the absorbed company and, as of the Effective Time, be dissolved without liquidation; and	(b) WISeKey BVI ist die übernehmende Gesellschaft und WISeKey CH ist die übernommene Gesellschaft und wird per Rechtswirksamkeitszeitpunkt ohne Liquidation aufgelöst; und

Annex C-50

(c) WISeKey BVI shall, in each case in accordance with the BVI Act:	(c) WISeKey BVI wird, in jedem Fall im Einklang mit dem BVI:

(i)           with effect as of the Effective Time, accept all of the assets of WISeKey CH, including, without limitation, rights, goodwill, intellectual property rights, know how, stock, property, records, cash, bank or brokerage accounts, artwork, contracts and the benefit of any claims or debts;

(i)           mit Wirkung per Rechtswirksamkeitszeitpunkt alle Vermögenswerte von WISeKey CH übernehmen, einschliesslich, aber nicht beschränkt auf Rechte, Goodwill, Immaterialgüterrechte, Know-how, Inventar, Immobilien und Mobilien, Aktien, Bargeld, Bank- oder Depots-Konten, Kunstwerke, Verträge und die Vorteile aus Forderungen oder Verbindlichkeiten;

(ii)         with effect as of the Effective Time, assume all of the liabilities and obligations of WISeKey CH, including, but not limited to, any and all legal positions, obligations, claims, debts and other liabilities, including contingent liabilities and guarantees (with the effect that the respective obligees have a right to enforce such liabilities directly against WISeKey BVI);

(ii)         mit Wirkung per Rechtswirksamkeitszeitpunkt alle Verbindlichkeiten und Verpflichtungen von WISeKey CH übernehmen, einschliesslich, aber nicht beschränkt auf alle Rechtspositionen, Verpflichtungen, Ansprüche, Schulden und andere Verbindlichkeiten, einschliesslich Eventualverbindlichkeiten und Garantien (mit der Wirkung, dass die jeweiligen Gläubiger das Recht haben, diese Verbindlichkeiten direkt gegenüber WISeKey BVI geltend zu machen);

(iii) on or before the Effective Time, reconstitute the WISeKey BVI Board to match the WISeKey CH Board as of the Effective Time;	(iii) am oder vor dem Rechtswirksamkeitszeitpunkt den WISeKey BVI Verwaltungsrat so zusammensetzen, dass er den WISeKey CH Verwaltungsrat zum Rechtswirksamkeitszeitpunkt entspricht;

(iv)         on or before the Effective Time, cause the issuance of the number and class of WISeKey BVI Shares to be delivered to each holder of WISeKey CH Shares to which such holder is entitled pursuant to the Exchange Ratio and their exercise of the Election Right, and, in accordance with Section 4, deliver, or cause to be delivered, such number and class of WISeKey BVI Shares to each holder of WISeKey CH Shares to which such holder is entitled pursuant to the Exchange Ratio and their exercise of the Election Right; and

(iv)         am oder vor dem Rechtswirksamkeitszeitpunkt die Ausgabe der Anzahl und Kategorie von WISeKey BVI Aktien veranlassen, die jedem Inhaber von WISeKey CH Aktien gemäss dem Umtauschverhältnis und dessen Ausübung des Wahlrechts zustehen, und gemäss Ziffer 4 jedem Inhaber von WISeKey CH Aktien die Anzahl und Kategorie von WISeKey BVI Aktien liefern (bzw. dafür sorgen, dass diese geliefert werden), auf die dieser Inhaber gemäss dem Umtauschverhältnis und dessen Ausübung des Wahlrechts Anspruch hat; und

Annex C-51

(v)          on or before the Effective Time, cause the WISeKey BVI Shares to be issued as book-entry securities held in the name of Cede & Co, with entitlements to WISeKey BVI Shares delivered through DTC and its sub-custodians, including the sub-custodian for SIS.

(v)          am oder vor dem Rechtswirksamkeitszeitpunkt veranlassen, dass die WISeKey BVI als Bucheffekten im Namen von Cede & Co ausgeben werden, wobei die Ansprüche auf WISeKey BVI Aktien über DTC und dessen Sub-Custodians, einschliesslich des Sub-Custodian für SIS, abgewickelt werden.

(d)         It is intended that, for United States federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)         Es ist beabsichtigt, dass die Fusion für Zwecke der bundesstaatlichen Einkommensteuer der Vereinigten Staaten als Reorganisation im Sinne von Section 368(a)(1)(F) des Code qualifiziert. Die Parteien nehmen diese Vereinbarung als einen „Reorganisationsplan“ im Sinne der Treasury Regulation Sections 1.368-2(g) und 1.368-3(a) an.

2.2 Merger Report	2.2 Fusionsbericht

The WISeKey CH Board shall approve a merger report pursuant to Art. 14 of the Merger Act (the Merger Report) as soon as practicable after the date hereof, but in any event no later than on the date occurring thirty-one (31) calendar days prior to the general meeting of shareholders of WISeKey CH at which the WISeKey CH Board seeks approval of this Agreement and the Merger from the holders of WISeKey CH Shares (the Extraordinary General Meeting) in accordance with this Agreement and the Merger Act.

Der Verwaltungsrat von WISeKey CH genehmigt einen Fusionsbericht gemäss Art. 14 des Fusionsgesetzes (der Fusionsbericht) so bald als möglich nach dem Datum dieses Vertrags, jedoch in jedem Fall spätestens einunddreissig (31) Kalendertage vor der Generalversammlung der Aktionäre von WISeKey CH, an der der WISeKey CH Verwaltungsrat gemäss diesem Vertrag und dem FusG die Genehmigung der Inhaber von WISeKey CH Aktien zu diesem Vertrag und der Fusion einholt (die Ausserordentliche Generalversammlung).

2.3 Merger Balance Sheet	2.3 Fusionsbilanz

The Merger shall take place on the basis of the audited statutory (non-consolidated) standalone balance sheet of WISeKey CH as of December 31, 2025, included in the financial statements attached hereto as Annex 2.3 (the Merger Balance Sheet, and the date of the Merger Balance Sheet, the Balance Sheet Date). The Parties acknowledge that for tax purposes, additional financial statements may be required.

Die Fusion erfolgt auf Grundlage der geprüften, (nicht konsolidierten) Bilanz von WISeKey CH vom 31. Dezember 2025 gemäss dem Finanzabschluss in Anhang 2.3 (die Fusionsbilanz, und das Datum der Fusionsbilanz, der Bilanzstichtag). Die Parteien anerkennen, dass für steuerliche Zwecke zusätzliche Abschlüsse erforderlich sein können.

2.4 Actions and Operations as From the Balance Sheet Date	2.4 Handlungen und Geschäfte ab Bilanzstichtag

As from the Balance Sheet Date, all actions and operations of WISeKey CH shall economically be deemed to be conducted for the account of WISeKey BVI. The Parties acknowledge that the recognition of such effect for tax purposes is subject to separate prerequisites.

Ab dem Bilanzstichtag gelten alle Handlungen und Geschäfte von WISeKey CH wirtschaftlich als auf Rechnung von WISeKey BVI vorgenommen. Die Parteien anerkennen, dass die Anerkennung einer solchen Wirkung für steuerliche Zwecke gesonderten Voraussetzungen unterliegt.

2.5 Audit of the Agreement, the Merger Report and the Merger Balance Sheet	2.5 Prüfung des Vertrags, des Fusionsberichts und der Fusionsbilanz

The WISeKey CH Board shall cause the Licensed Audit Expert to conduct the review of this Agreement and the Merger Report pursuant to Art. 15 Merger Act and to issue to it and the holders of the WISeKey CH Shares its report (the Audit Report).

Der WISeKey CH Verwaltungsrat ist verpflichtet, dafür zu sorgen, dass die Zugelassene Revisionsexpertin die Prüfung dieses Vertrags und des Fusionsberichts gemäss Art. 15 FusG durchführt und ihm sowie den Inhabern der WISeKey CH Aktien ihren Bericht (Prüfungsbericht) vorlegt.

Annex C-52

2.6 Deliverables of WISeKey BVI	2.6 Leistungen von WISeKey BVI

(a)         Subject always to Section 2.6(b), WISeKey CH and WISeKey BVI shall execute the plan of merger (the Plan of Merger), in the form contained in Annex 2.6(a)(1), and the articles of merger (the Articles of Merger), in the form contained in Annex 2.6(a) (2), and WISeKey BVI shall file (or procure the filing of) the Articles of Merger (including the Plan of Merger as an annexure thereto) and any other documents required to effect the Merger pursuant to the BVI Act with the Registrar on the Effective Time. Where available, such filing shall be made on an electronic basis using VIRRGIN.

(a)         Vorbehaltlich von Ziffer 2.6(b) führen WISeKey CH und WISeKey BVI den Plan of Merger (Plan of Merger) in der in Anhang 2.6(a)(1) enthaltenen Form und die Articles of Merger (Articles of Merger) in der in Anhang 2.6(a)(2) enthaltenen Form aus, und WISeKey BVI reicht die Articles of Merger (einschliesslich des Plan of Merger als Anhang dazu) und jedes andere Dokument, das zur Durchführung der Fusion gemäss dem BVI Act erforderlich ist, am Rechtswirksamkeitszeitpunkt beim Registrar ein (oder veranlasst deren Einreichung). Sofern verfügbar, erfolgt diese Einreichung auf elektronischem Wege unter Verwendung von VIRRGIN.

(b) The WISeKey BVI Board and WISeKey CH, as the sole shareholder of WISeKey BVI, shall approve the Plan of Merger and the Articles of Merger.	(b) Der WISeKey BVI Verwaltungsrat und WISeKey CH, als alleinige Aktionärin von WISeKey BVI, genehmigen den Plan of Merger und die Articles of Merger.
2.7 Effectiveness	2.7 Rechtswirksamkeit

The Merger, by virtue of which any and all assets of WISeKey CH transfer to WISeKey BVI, and any and all obligations and liabilities of WISeKey CH are assumed by WISeKey BVI, shall become legally effective on the Effective Time.

Die Fusion, durch die sämtliche Vermögenswerte von WISeKey CH auf WISeKey BVI übertragen werden und sämtliche Verpflichtungen und Verbindlichkeiten von WISeKey CH durch WISeKey BVI übernommen werden, wird zum Rechtswirksamkeitszeitpunkt rechtswirksam.

3. Merger Consideration	3. Fusionsgegenleistung

(a)         At the Effective Time, each holder of WISeKey CH Shares, excluding WISeKey CH and any of its subsidiaries whose WISeKey CH Shares shall be cancelled by virtue of the Merger, shall be allotted the relevant class of WISeKey BVI Shares (the Merger Consideration) by virtue of the Merger in accordance with the following exchange ratio (the Exchange Ratio) and in accordance with the exercise by each such holder of their Election Right:

(a)         Im Rechtswirksamkeitszeitpunkt wird jedem Inhaber von WISeKey CH Aktien, mit Ausnahme von WISeKey CH und ihren Tochtergesellschaften, deren WISeKey Aktien aufgrund der Fusion vernichtet werden, aufgrund der Fusion die entsprechende Kategorie von WISeKey BVI Aktien (die Fusionsgegenleistung) gemäss dem folgenden Umtauschverhältnis (das Umtauschverhältnis) und gemäss dem von diesem Inhaber ausgeübten Wahlrecht zugeteilt:

(i)           (A) For each WISeKey CH Class B Share held by a holder as of the Effective Time, one (1) WISeKey BVI Ordinary Share, or (B), if such holder has validly and timely elected, in accordance with Sections 3(b) and 3(e), to be allotted WISeKey BVI Class B Shares, subject to Section 9.4, ten (10) WISeKey BVI Class B Shares;

(i)           (A) Für jede WISeKey CH Kategorie B Aktie, die ein Inhaber zum Rechtswirksamkeitszeitpunkt hält, eine (1) WISeKey BVI Stammaktie oder (B), wenn dieser Inhaber gemäss Ziffern 3(b) und 3(e) gültig und rechtzeitig die Zuteilung von WISeKey BVI Kategorie B Aktien gewählt hat, vorbehaltlich Ziffer 9.4, zehn (10) WISeKey BVI Kategorie B Aktien;

Annex C-53

(ii)         (A) for each WISeKey CH Class A Share held by a holder as of the Effective Time, one WISeKey BVI Class F Share, or (B), if such holder has validly and timely elected, in accordance with Sections 3(e) and 3(g), to be allotted WISeKey BVI Class B Shares, subject to Section 9.4, one (1) WISeKey BVI Class B Share; and

(ii)         (A) für jede WISeKey CH Kategorie A Aktie, die ein Inhaber zum Rechtswirksamkeitszeitpunkt hält, eine WISeKey BVI Kategorie F Aktie oder (B), wenn dieser Inhaber gemäss Ziffern 3(e) und 3(g) gültig und rechtzeitig die Zuteilung von WISeKey BVI Kategorie B Aktien gewählt hat, vorbehaltlich Ziffer 9.4, eine (1) WISeKey BVI Kategorie B Aktie; und

(iii) for each WISeKey CH ADS held by a holder as of the Effective Time, one-half (1/2) of one (1) WISeKey BVI Ordinary Share.	(iii) für jede WISeKey CH ADS, die ein Inhaber zum Rechtswirksamkeitszeitpunkt hält, eine halbe (1/2) WISeKey BVI Stammaktie.

(b)         WISeKey CH shall grant holders of WISeKey CH Class B Shares the right to elect to receive either one (1) WISeKey BVI Ordinary Share or ten (10) WISeKey BVI Class B Shares, subject to the WISeKey BVI Class B Share Cap, for each WISeKey CH Class B Share held immediately prior to the Effective Time. WISeKey CH shall cause the Swiss Exchange Agent to procure that, as soon as reasonably possible after the date of the Extraordinary General Meeting and reasonably prior to the corporate action notification pursuant to Section 4.2.1(a), a corporate action notification is issued to all depository banks that are SIX SIS participants (the SIS Participants) and hold WISeKey CH Class B Shares on behalf of their beneficial owners (the Beneficial Owners). Such corporate action notification shall set forth the detailed procedures and terms and conditions for the exercise by the Beneficial Owners of their Election Right through the SIS Participants, including the applicable deadlines for making such election. The corporate action notification shall further specify that if a Beneficial Owner of WISeKey CH Class B Shares does not expressly exercise its Election Right through an SIS Participant in accordance with the procedures and deadlines communicated by the SIS Participants to the Beneficial Owners in accordance with the requirements of the corporate action notification, such Beneficial Owner shall be irrevocably deemed to have elected to receive one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held immediately prior to the Effective Time.

(b)         WISeKey CH ist verpflichtet, den Inhabern von WISeKey CH Kategorie B Aktien das Recht zu gewähren, für jede unmittelbar vor dem Rechtswirksamkeitszeitpunkt gehaltene WISeKey CH Kategorie B Aktie entweder die Zuteilung einer (1) WISeKey BVI Stammaktie oder zehn (10) WISeKey BVI Kategorie B Aktien zu wählen, vorbehaltlich der WISeKey BVI Kategorie B Aktien Obergrenze. WISeKey CH veranlasst die Schweizer Umtauschagentin, dafür zu sorgen, dass so bald wie vernünftigerweise möglich nach dem Datum der Ausserordentlichen Generalversammlung und angemessene Zeit vor der Corporate Action Mitteilung gemäss Ziffer 4.2.1(a), allen Depotbanken, die SIX SIS-Teilnehmer (die SIS Teilnehmer) sind und WISeKey CH Kategorie B Aktien für deren wirtschaftlich Berechtigte (die Wirtschaftlich Berechtigten) halten, eine Corporate Action Mitteilung zukommt. In dieser Corporate Action Mitteilung sind die genauen Modalitäten und Bedingungen für die Ausübung des Wahlrechts durch die Wirtschaftlich Berechtigten über die SIS Teilnehmer, einschliesslich der massgeblichen Fristen für die Ausübung des Wahlrechts, darzulegen. In der Corporate Action Mitteilung ist ferner festzulegen, dass wenn ein an WISeKey CH Kategorie B Aktien Wirtschaftlich Berechtigter sein Wahlrecht über die SIS Teilnehmer gemäss dem von den SIS Teilnehmern an die Wirtschaftlich Berechtigten kommunizierten Verfahren und Fristen entsprechend den Anforderungen der Corporate Action Mitteilung nicht ausdrücklich ausübt, unwiderlegbar davon ausgegangen wird, dass dieser Wirtschaftlich Berechtige für jede unmittelbar vor dem Rechtswirksamkeitszeitpunkt gehaltene WISeKey CH Kategorie B Aktie eine (1) WISeKey BVI Stammaktie zu erhalten gewählt hat.

Annex C-54

(c)         WISeKey CH shall grant holders of WISeKey CH Class A Shares the right to elect to receive either one (1) WISeKey BVI Class F Share or one (1) WISeKey BVI Class B Share for each WISeKey CH Class A Share held immediately prior to the Effective Time. WISeKey CH shall cause the Swiss Exchange Agent to procure that, as soon as reasonably possible after the date of the Extraordinary General Meeting, a corporate action notification is issued to all SIS Participants holding WISeKey CH Class A Shares on behalf of their Beneficial Owners. Such corporate action notification shall set forth the detailed procedures and terms and conditions for the exercise by the Beneficial Owners of their Election Right through the SIS Participants, including the applicable deadlines for making such election. The corporate action notification shall further specify that if a Beneficial Owner of WISeKey CH Class A Shares does not expressly exercise its Election Right in accordance with the procedures and deadlines communicated by the SIS Participants to the Beneficial Owners in accordance with the requirements of the corporate action notification, such Beneficial Owner shall be irrevocably deemed to have elected to receive one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share held immediately prior to the Effective Time.

(c)         WISeKey CH ist verpflichtet, den Inhabern von WISeKey CH Kategorie A Aktien das Recht zu gewähren, für jede unmittelbar vor dem Rechtswirksamkeitszeitpunkt gehaltene WISeKey CH Kategorie A Aktie entweder die Zuteilung einer (1) WISeKey BVI Kategorie F Aktie oder einer (1) WISeKey BVI Kategorie B Aktie zu wählen. WISeKey CH veranlasst die Schweizer Umtauschagentin, dafür zu sorgen, dass so bald als vernünftigerweise möglich nach dem Datum der Ausserordentlichen Generalversammlung allen SIS Teilnehmern, die WISeKey CH Kategorie A Aktien für Wirtschaftlich Berechtigte halten, eine Corporate Action Mitteilung zukommt. In dieser Corporate Action Mitteilung sind die genauen Modalitäten sowie die Bedingungen für die Ausübung des Wahlrechts durch die Wirtschaftlich Berechtigten über die SIS Teilnehmer, einschliesslich der massgeblichen Fristen für die Ausübung des Wahlrechts, darzulegen. In der Corporate Action Mitteilung ist ferner festzulegen, dass wenn an WISeKey CH Kategorie A Aktien Wirtschaftlich Berechtigter sein Wahlrecht über die SIS Teilnehmer gemäss dem von den SIS Teilnehmern an die Wirtschaftlich Berechtigten kommunizierten Verfahren und Fristen entsprechend den Anforderungen der Corporate Action Mitteilung nicht ausdrücklich ausübt, unwiderlegbar davon ausgegangen wird, dass dieser Wirtschaftlich Berechtigte für jede unmittelbar vor dem Rechtswirksamkeitszeitpunkt gehaltene WISeKey CH Kategorie A Aktie eine (1) WISeKey BVI Kategorie F zu erhalten gewählt hat.

(d)          To exercise the Election Rights pursuant to Section 3(b) and Section 3(c), respectively, holders of WISeKey CH Shares represented by physical share certificates shall be encouraged to take all steps necessary to convert their physical share certificates to WISeKey CH Shares in book-entry form. The conversion shall, to greatest extent possible, be completed prior to the distribution date of the corporate action notifications pursuant to Section 3(b) and Section 3(c). WISeKey CH shall outline the applicable conversion procedures in the invitation to the Extraordinary General Meeting and on its website. Holders of WISeKey CH Shares represented by physical share certificates who do not convert their physical share certificates to WISeKey CH Shares in book-entry form as required pursuant to this Section 3(d) shall be deemed to have irrevocably exercised their Election Right in respect of WISeKey BVI Ordinary Shares if they hold WISeKey CH Class B Shares and WISeKey BVI Class F Shares if they hold WISeKey CH Class A Shares.

(d)         Um die Wahlrechte gemäss Ziffer 3(b) und Ziffer 3(c) auszuüben, sind Inhaber von WISeKey CH Aktien, die durch physische Aktienzertifikate vertreten sind, anzuhalten, alle notwendigen Schritte zu unternehmen, um ihre physischen Aktienzertifikate in WISeKey CH Aktien in Form von Bucheffekten umzuwandeln. Die Umwandlung soll, so weit wie möglich, vor dem Datum der Verteilung der Corporate Action Mitteilungen gemäss Ziffer 3(b) und Ziffer 3(c) abgeschlossen werden. WISeKey CH wird das zu befolgende Umwandlungsverfahren in der Einladung zur Ausserordentlichen Generalversammlung und auf ihrer Website erläutern. Für Inhaber von WISeKey CH Aktien, die durch physische Aktienzertifikate vertreten sind und ihre physischen Aktienzertifikate nicht gemäss den Anforderungen dieser Ziffer 3(d) in WISeKey CH Aktien im Buch gemäss diesem Abschnitt 3(d) nicht in Bucheffekten umwandeln, gilt, dass unwiderruflich davon ausgegangen wird, dass sie ihr Wahlrecht in Bezug auf WISeKey BVI Stammaktien ausgeübt haben, wenn sie WISeKey CH Kategorie B halten, und WISeKey BVI Kategorie F Aktien, wenn sie WISeKey CH Kategorie A Aktien halten.

Annex C-55

(e)         If the aggregate voting rights of WISeKey BVI Class B Shares that holders of WISeKey CH Shares have elected to be exchanged for their WISeKey CH Shares pursuant to Section 3(b) and Section 3(c) exceeds 49.999999% of the voting rights of all outstanding WISeKey BVI Shares entitled to vote at a given general meeting of the shareholders before taking into account the voting rights of the WISeKey BVI Class F Shares, assuming all holders of WISeKey BVI Shares are present or represented at a given general meeting of shareholders of WISeKey BVI (the WISeKey BVI Class B Share Cap), then each holder of WISeKey CH Shares who has validly elected to receive WISeKey BVI Class B Shares will receive a pro rata allocation of the WISeKey BVI Class B Share Cap. Each such holder’s pro rata allocation shall be determined by multiplying the WISeKey BVI Class B Share Cap by a fraction, the numerator of which is the number of WISeKey BVI Class B Shares such holder elected to receive, and the denominator of which is the total number of WISeKey BVI Class B Shares elected to be received by all such electing holders, with the number of WISeKey BVI Class B Shares so allocated to each electing WISeKey CH shareholder rounded down to the nearest whole multiple of ten (10) such that the total number of WISeKey BVI Class B Shares issued pursuant to such elections does not exceed the WISeKey BVI Class B Share Cap. Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of proration and rounding shall be satisfied in WISeKey BVI Ordinary Shares and WISeKey Class F Shares.

(e)         Falls die aggregierten Stimmrechte der WISeKey BVI Kategorie B Aktien, die Inhaber von WISeKey CH Aktien gemäss Ziffer 3(b) und Ziffer 3(c) in WISeKey BVI Kategorie B Aktien umzutauschen gewählt haben, 49,999999 % der Stimmrechte aller ausstehenden WISeKey BVI-Aktien, die an einer bestimmten Generalversammlung der Aktionäre stimmberechtigt sind, übersteigen, bevor die Stimmrechte der WISeKey BVI Class F Aktien berücksichtigt werden, unter der Annahme, dass alle Inhaber von WISeKey BVI Aktien an einer bestimmten Generalversammlung der Aktionäre von WISeKey BVI anwesend oder vertreten sind (die WISeKey BVI Kategorie B Aktien Obergrenze), erhält jeder Inhaber von WISeKey CH Aktien, der wirksam den Erhalt von WISeKey BVI Kategorie B Aktien gewählt hat, eine anteilige Zuteilung der WISeKey BVI Kategorie B Aktien Obergrenze. Die anteilige Zuteilung jedes solchen Inhabers wird bestimmt, indem die WISeKey BVI Kategorie B Aktien Obergrenze mit einem Bruch multipliziert wird, dessen Zähler die Anzahl der WISeKey BVI Kategorie B Aktien ist, die dieser Inhaber zu erhalten gewählt hat, und dessen Nenner die Gesamtanzahl der WISeKey BVI Kategorie B Aktien ist, die von allen solchen wählenden Inhabern zu erhalten gewählt wurde, wobei die Anzahl der WISeKey BVI Kategorie B Aktien, die jedem wählenden Inhaber von WISeKey CH Aktien zugeteilt werden, auf das nächste ganze Vielfache von zehn (10) abgerundet wird, so dass die gesamte Anzahl der WISeKey Kategorie B Aktien basierend auf dieser Auswahl nicht die WISeKey BVI Kategorie B Aktien Obergrenze übersteigt. Ansprüche auf WISeKey BVI Kategorie B Aktien, die infolge von Zuteilungskürzungen und Rundungen nicht befriedigt werden können, sind in WISeKey BVI Stammaktien und WISeKey Kategorie F Aktien zu befriedigen.

(f)           Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of the proration and rounding pursuant to Section 3(e) will be satisfied in WISeKey BVI Ordinary Shares (for WISeKey CH Class B Shares) and WISeKey BVI Class F Shares (for WISeKey CH Class A Shares), respectively, on the basis of one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share not allocated in WISeKey BVI Class B Shares to the electing holder, due to the WISeKey BVI B Share Cap proration and rounding and one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share not allocated to the electing holder in WISeKey BVI Class B Shares, due to the WISeKey BVI B Share Cap proration and rounding.

(f)          Alle Ansprüche auf WISeKey BVI Kategorie B Aktien, die aufgrund der anteiligen Zuteilung und Rundung gemäss Ziffer 3(e) nicht erfüllt werden, werden in Form von WISeKey BVI Stammaktien (für WISeKey CH Kategorie B Aktien) bzw. WISeKey BVI Kategorie F Aktien (für WISeKey CH Kategorie A Aktien) erfüllt, auf der Grundlage von einer (1) WISeKey BVI Stammaktie für jede WISeKey CH Kategorie B Aktie, die dem wählenden Inhaber aufgrund der anteiligen Zuteilung und Rundung gemäss der WISeKey BVI Kategorie B Aktien Obergrenze nicht in WISeKey BVI Kategorie B Aktien zugeteilt wurde bzw. einer (1) WISeKey BVI Kategorie F Aktie für jede WISeKey CH Kategorie A Aktie, die dem wählenden Inhaber aufgrund der anteiligen Zuteilung und Rundung gemäss der WISeKey BVI Kategorie B Aktien Obergrenze nicht in WISeKey BVI Kategorie B Aktien zugeteilt wurde.

Annex C-56

(g)         At the Effective Time, each WISeKey CH Share (including any WISeKey CH Share held by WISeKey CH or any of its subsidiaries) shall cease to be issued, be cancelled and cease to exist, and each holder of WISeKey CH Shares (including WISeKey CH and any of its subsidiaries) shall thereafter cease to have any rights with respect to such WISeKey CH Shares.

(g)         Zum Rechtswirksamkeitszeitpunkt gilt jede WISeKey CH Aktie (einschliesslich jede WISeKey CH Aktie, die von WISeKey CH oder einer ihrer Tochtergesellschaften gehalten wird) als nicht mehr ausgegeben, wird vernichtet und besteht somit nicht mehr, und jeder Inhaber von WISeKey CH Aktien (einschliesslich WISeKey CH und ihre Tochtergesellschaften) verliert fortan jegliche Rechte in Bezug auf diese WISeKey CH Aktien.

(h)         By virtue of the Merger, with effect as of the Effective Time, WISeKey BVI shall redeem and cancel, for no consideration, all of the WISeKey BVI Ordinary Shares issued and outstanding as of immediately prior to the Effective Time (the Initial Authorized Shares).

(h)         Aufgrund der Fusion wird WISeKey BVI mit Wirkung zum Rechtswirksamkeitszeitpunkt alle unmittelbar vor dem Rechtswirksamkeitszeitpunkt ausgegebenen und ausstehenden Stammaktien von WISeKey (das Initiale Genehmigte Kapital) ohne Gegenleistung einziehen.

(i)          The WISeKey BVI Shares received by the holders of WISeKey CH Shares as Merger Consideration are entitled to dividends and other distributions to the holders of WISeKey BVI Shares as from the Effective Time, subject to the provisions of the memorandum and articles of association of WISeKey BVI, any resolutions of the WISeKey BVI Board approving any such dividends or distributions, and the laws of BVI.

(i)           Die WISeKey BVI Aktien, die die Inhaber von WISeKey CH Aktien als Fusionsgegenleistung erhalten haben, berechtigen per Rechtswirksamkeitszeitpunkt zu Dividenden und anderen Ausschüttungen an die Inhaber von WISeKey BVI Aktien, vorbehaltlich der Bestimmungen der Statuten (memorandum and articles of association) von WISeKey BVI, etwaigen Beschlüssen des WISeKey BVI Verwaltungsrats, die solche Dividenden oder Ausschüttungen genehmigen und den Gesetzen der BVI.

4. Exchange of Shares	4. Austausch von Aktien
4.1 Authorization to Allot and Issue of the WISeKey BVI Shares	4.1 Genehmigung zur Zuteilung und Ausgabe der WISeKey BVI Aktien

As soon Extraordinary General Meeting at which this Agreement and the Merger shall be approved pursuant to Section 9.1(b), the WISeKey BVI Board shall be authorized, pursuant to the memorandum and articles of association of WISeKey BVI, to issue and allot, with effect as of the Effective Time, such number of WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares, and WISeKey BVI Class F Shares, respectively, to the holders of WISeKey CH Shares as required pursuant to the Exchange Ratio, the terms and conditions of this Agreement, and the exercise of the Election Right by the holders of WISeKey CH Shares.

Vor der Ausserordentlichen Generalversammlung, an der dieser Vertrag und die Fusion gemäss Ziffer 9.1(b) genehmigt werden sollen, ist der WISeKey BVI Verwaltungsrat gemäss den Statuten (memorandum and articles of association) von WISeKey BVI zu ermächtigen, mit Wirkung zum Rechtswirksamkeitszeitpunkt die entsprechende Anzahl von WISeKey BVI Stammaktien, WISeKey BVI Kategorie B Aktien und WISeKey BVI Kategorie F Aktien an die Inhaber von WISeKey CH Aktien gemäss dem Umtauschverhältnis, den Bedingungen dieses Vertrags und der Ausübung des Wahlrechts der Inhaber der WISeKey CH Aktien auszugeben und zuzuteilen.

Annex C-57

4.2 Settlement	4.2 Abwicklung
4.2.1 WISeKey CH Shares Held in Book Entry Form Through SIS	4.2.1 In Form von Bucheffekten über SIS gehaltene WISeKey CH Aktien

(a)         Reasonably prior to the Effective Time, in accordance with best settlement practices, the Parties shall cause the Swiss Exchange Agent to procure that a corporate action notification to all SIS Participants who hold WISeKey CH Shares on behalf of their Beneficial Owners is issued. Such notification shall specify the procedures for the exchange of WISeKey CH Shares for the applicable Merger Consideration, including the procedure that applies in the event that the WISeKey BVI Class B Share Cap has been triggered, with the effect that the number of WISeKey BVI Class B Shares are adjusted downward.

(a)         Angemessene Zeit vor dem Rechtswirksamkeitszeitpunkt, im Einklang mit “best settlement practices”, veranlassen die Parteien, dass die Schweizer Umtauschagentin dafür sorgt, dass eine Mitteilung über die Corporate Action an alle Depotbanken versendet wird, die Teilnehmer von SIS sind und WISeKey CH Aktien im Namen der wirtschaftlichen Berechtigten halten. In dieser Mitteilung ist das Verfahren für den Umtausch der WISeKey CH Aktien gegen die massgebliche Fusionsgegenleistung anzugeben, einschliesslich des Verfahrens, das Anwendung findet, falls die WISeKey BVI Kategorie B Aktien Obergrenze ausgelöst worden ist, mit der Wirkung, dass die Anzahl der WISeKey BVI Kategorie B Aktien nach unten angepasst wird.

(b) The Swiss Exchange Agent shall:	(b) Die Schweizer Umtauschagentin:

(i)          procure that the settlement of the corporate action by crediting the applicable Merger Consideration (as adjusted as a result of the application of the WISeKey BVI Class B Share Cap) to the accounts of the relevant depository banks in the SIS system against cancellation of the WISeKey CH Shares occurs; and

(i)          sorgt dafür, dass die Abwicklung der Corporate Action durch Gutschrift der entsprechenden Fusionsgegenleistung (angepasst infolge der WISeKey BVI Kategorie B Aktien Obergrenze) auf den Konten der jeweiligen Depotbanken im SIS-System gegen Löschung der WISeKey CH Aktien veranlasst wird; und

(ii)         instruct each depository bank that is a participant of SIS to promptly credit the applicable Merger Consideration to the accounts of the beneficial owners upon receipt of the Merger Consideration in accordance with their respective entitlements, as provided in the corporate action notification.

(ii)         jede Depotbank, die Teilnehmerin von SIS ist, anzuweisen, die entsprechende Fusionsgegenleistung unverzüglich nach Erhalt der Fusionsgegenleistung den Konten der wirtschaftlichen Berechtigten gemäss deren jeweiligen Ansprüchen gutzuschreiben, wie in der Corporate Action Mitteilung vorgesehen.

(c)         Upon completion of the settlement pursuant to this Section  4.2.1, each WISeKey CH Share exchanged in the Merger shall be cancelled in the SIS system and shall cease to exist, and the former holder(s) thereof shall have no further rights with respect thereto other than the right to receive the Merger Consideration in accordance with this Section  4.2.1.

(c)         Nach Abschluss der Abwicklung gemäss Ziffer  4.2.1 wird jede im Rahmen der Fusion umgetauschte WISeKey CH-Aktie im SIS-System gelöscht und besteht somit nicht mehr, und die bisherigen Inhaber haben keine weiteren Rechte daraus, ausser dem Recht auf Erhalt der Fusionsgegenleistung gemäss Ziffer  4.2.1.

Annex C-58

4.2.2 Certificated WISeKey CH Shares of Holders Recorded in WISeKey CH’s Share Register	4.2.2 Zertifizierte WISeKey CH Aktien von Inhabern, die im Aktienbuch von WISeKey CH eingetragen sind

(a)         With respect to WISeKey CH Shares evidenced by physical share certificates whose holders are registered in WISeKey CH’s share register and which have not been converted into book-entry form pursuant to Section 3(d), the Parties shall instruct the Swiss Exchange Agent to accept, in accordance with instructions pursuant to the invitation to the Extraordinary General Meeting and on its website, from holders of certificated WISeKey CH Shares the original share certificates, together with a duly executed letter of transmittal (in form and substance reasonably acceptable to the Swiss Exchange Agent), specifying in particular to which securities account they wish to receive the Merger Consideration, and evidence reasonably satisfactory to the Swiss Exchange Agent of their ownership of such certificates. Upon receipt of the certificates and accompanying documentation and following verification thereof, the Swiss Exchange Agent shall cancel such certificates and instruct SIS to deliver the applicable Merger Consideration to the account of the relevant depository bank designated by the holder in its letter of transmittal.

(a)         In Bezug auf WISeKey CH Aktien, die durch physische Aktienzertifikate ausgewiesen und deren Inhaber im Aktienbuch von WISeKey CH eingetragen sind und deren WISeKey CH Aktien nicht gemäss Ziffer 3(d) in die Form von Bucheffekten umgewandelt wurden, weisen die Parteien die Schweizer Umtauschagentin an, entsprechend den von ihnen in der Einladung zur Ausserordentlichen Generalversammlung und auf ihrer Website gemachten Bekanntmachungen von Inhabern von zertifizierten WISeKey CH Aktien der Schweizer Umtauschagentin eingelieferte Original-Aktienzertifikate entgegenzunehmen, zusammen mit einem ordnungsgemäss ausgefüllten Übermittlungsschreiben (in einer Form und mit einem Inhalt, die für die Schweizer Umtauschagentin angemessen sind), in dem insbesondere angegeben wird, auf welches Wertschriftenkonto die Fusionsgegenleistung überwiesen werden soll, sowie einen für die Schweizer Umtauschagentin hinreichend zufriedenstellenden Nachweis über sein Eigentum an diesen Zertifikaten. Nach Erhalt der Zertifikate und der Begleitunterlagen und nach deren Überprüfung wird die Schweizer Umtauschagentin diese Zertifikate annullieren und SIS anweisen, die entsprechende Fusionsgegenleistung auf das Konto der vom Inhaber in seinem Übermittlungsschreiben angegebenen Depotbank zu überweisen.

(b)         Upon cancellation of the surrendered share certificates as provided in Section 4.2.2(a), the WISeKey CH Shares represented thereby shall be deemed cancelled and shall cease to exist, and the former holder thereof shall have no further rights with respect thereto, other than the right to receive the Merger Consideration in accordance with this Agreement.

(b)         Nach der Annullierung der zurückgegebenen Aktienzertifikate gemäss Ziffer 4.2.2(a) gelten die damit verbundenen WISeKey CH Aktien als annulliert und bestehen somit nicht mehr, und der ehemalige Inhaber hat keine weiteren Rechte daraus, mit Ausnahme des Rechts auf Erhalt der Fusionsgegenleistung gemäss diesem Vertrag.

4.2.3 Engagement Letter with Swiss Exchange Agent	4.2.3 Mandatsvereinbarung mit der Schweizer Umtauschagentin
For the purposes of Section 4.2.1 to Section 4.2.3, the Parties shall enter into a separate agreement with the Swiss Exchange Agent.	Für die Zwecke der Ziffer 4.2.1 bis Ziffer 4.2.3 verpflichten sich die Parteien, eine separate Vereinbarung mit der Schweizer Umtauschagentin abzuschliessen.

Annex C-59

4.2.4 WISeKey CH ADSs	4.2.4 WISeKey CH ADS

(a)         For WISeKey CH ADS holders, WISeKey BVI shall issue the relevant number of WISeKey BVI Ordinary Shares to the WISeKey CH ADS Depositary in connection with the Merger and the WISeKey CH ADS Depositary shall either:

(a)         Für WISeKey CH ADS-Inhaber wird WISeKey BVI im Zusammenhang mit der Fusion die entsprechende Anzahl WISeKey BVI Stammaktien an die WISeKey CH ADS Depotbank ausgeben, und die WISeKey CH ADS Depotbank wird entweder: entweder:

(i)          for beneficial holders of WISeKey CH ADSs deposited with DTC and registered in the name of a bank, broker or nominee or WISeKey CH ADSs held in uncertificated form on the books of the WISeKey CH ADS Depositary, the WISeKey CH ADS Depositary will coordinate the cancellation of the WISeKey CH ADSs in exchange for the applicable WISeKey BVI Ordinary Shares. A holders ownership of WISeKey BVI Ordinary Shares will be recorded in book entry form by their securities intermediary as soon as reasonably practicable after the effective date of the Merger without the need for any additional action on their part; or

(i)          Für wirtschaftlich Berechtigte von WISeKey CH ADS, die bei DTC hinterlegt und auf den Namen einer Bank, eines Brokers oder eines Nominees registriert sind, oder von WISeKey CH ADS, die in Form von Bucheffekten in den Büchern der WISeKey CH ADS Depotbank gehalten werden, wird die WISeKey CH ADS Depotbank die Annullierung der WISeKey CH ADS im Austausch gegen die entsprechenden WISeKey BVI Stammaktien koordinieren. Das Eigentum eines Inhabers an WISeKey BVI Stammaktien wird so bald wie vernünftigerweise praktikabel nach dem Rechtswirksamkeitszeitpunkt der Fusion durch dessen Depotbank in Form von Bucheffekten verbucht, ohne dass seitens des Inhabers weitere Massnahmen erforderlich sind; oder

(ii)         for beneficial holders of WISeKey CH ADSs holding WISeKey CH ADSs in certificated form, such holders must surrender their certificates for cancellation to the WISeKey CH ADS Depositary to receive their WISeKey BVI Ordinary Shares. Such certificate delivery shall be subject to customary exchange procedures established by the WISeKey CH ADS Depositary to implement the delivery. As soon as reasonably practicable after the Effective Time, the WISeKey CH ADS Depositary will mail a letter of transmittal to each such holder. Upon receipt of the signed letter of transmittal and the certificate or certificates evidencing such holder’s WISeKey CH ADSs, the WISeKey CH ADS Depositary will cause the number of whole WISeKey BVI Ordinary Shares to which such holder is entitled to be registered in such holder’s name in uncertificated form.

(ii)         Für wirtschaftlich Berechtigte von WISeKey CH ADS, die WISeKey CH ADS in zertifizierter Form halten, müssen solche Inhaber ihre Zertifikate zur Annullierung bei der WISeKey CH ADS Depotbank einliefern, um ihre WISeKey BVI Stammaktien zu erhalten. Die Einlieferung solcher Zertifikate unterliegt den üblichen Umtauschverfahren, die von der WISeKey CH ADS Depotbank zur Durchführung der Lieferung festgelegt werden. So bald wie vernünftigerweise praktikabel nach dem Rechtswirksamkeitszeitpunkt wird die WISeKey CH ADS Depotbank jedem solchen Inhaber ein Übermittlungsschreiben zustellen. Nach Erhalt des unterzeichneten Übermittlungsschreibens sowie des oder der Zertifikate, die die WISeKey CH ADS des jeweiligen Inhabers verbriefen, wird die WISeKey CH ADS Depotbank veranlassen, dass die Anzahl ganzer WISeKey BVI Stammaktien, auf die der jeweilige Inhaber Anspruch hat, auf den Namen des Inhabers in Form von Bucheffekten eingetragen wird.

Annex C-60

(b)         None of the WISeKey CH ADS Depositary, DTC or its nominee shall acquire any beneficial interest in the WISeKey BVI Ordinary Shares registered in its name. Once legal ownership is registered in the name of DTC or its nominee, beneficial ownership of such WISeKey BVI Ordinary Shares shall be recorded in book entry form by the relevant DTC participants without the need for any additional action on the beneficial holders’ part.

(b)         Weder die WISeKey CH ADS Depotbank, noch DTC oder deren Nominee erwerben irgendwelche wirtschaftliche Rechte an den auf ihren Namen registrierten WISeKey BVI Stammaktien. Sobald das rechtliche Eigentum auf den Namen von DTC oder deren Nominee eingetragen ist, wird das wirtschaftliche Eigentum an diesen WISeKey BVI Stammaktien von den entsprechenden DTC-Teilnehmern in Form von Bucheffekten erfasst, ohne dass seitens der wirtschaftlichen Eigentümer weitere Massnahmen erforderlich sind.

(c)         In connection with the Merger, each WISeKey CH ADS will be cancelled and any applicable expenses, taxes or other governmental charges due or incurred. WISeKey CH will pay any ADS cancellation fees owed to the WISeKey CH ADS Depositary in connection with the Merger; provided, however, that WISeKey CH will not pay ADS cancellation fees for holders of WISeKey CH ADSs who cancel their WISeKey CH ADSs to receive the underlying WISeKey CH Class B Shares prior to the completion of the Merger for any reason, including to attend the Extraordinary General Meeting or to elect to receive WISeKey BVI Class B Shares.

(c)         Im Zusammenhang mit der Fusion wird jedes WISeKey CH ADS annulliert und sämtliche anwendbaren Kosten, Steuern oder sonstigen öffentlich-rechtlichen Abgaben werden fällig oder erhoben. WISeKey CH trägt sämtliche im Zusammenhang mit der Fusion an die WISeKey CH ADS-Depotbank geschuldeten ADS Annullierungsgebühren; vorausgesetzt jedoch, dass WISeKey CH keine ADS Annullierungsgebühren für Inhaber von WISeKey CH ADS übernimmt, die ihre WISeKey CH ADS aus irgendeinem Grund vor Vollzug der Fusion annullieren lassen, um die zugrunde liegenden WISeKey CH Kategorie B Aktien zu erhalten, einschliesslich zum Zweck der Teilnahme an der Ausserordentlichen Generalversammlung oder zur Ausübung des Wahlrechts auf Erhalt von WISeKey BVI Kategorie B Aktien.

4.2.5 General Provisions	4.2.5 Allgemeine Bestimmungen

(a)         Any WISeKey BVI Shares issued in the Merger (except for those issued in respect of WISeKey CH ADSs) that remain undelivered to the former holders of WISeKey CH Shares as of the twelve (12) month anniversary of the Effective Time (or the termination of the Swiss Exchange Agent’s engagement, if later) will be delivered to WISeKey BVI or its designee, together with all entitlements (including dividend entitlements) arising therefrom, upon demand, and WISeKey BVI or its designee will thereafter continue to hold such WISeKey BVI Shares and entitlements, as nominee for, and on behalf of, the former holders of WISeKey CH Shares, on substantially similar terms as the Swiss Exchange Agent, pending formal delivery of legal title thereto, but subject to applicable abandoned property, escheat or similar laws of any relevant jurisdiction.

(a)         Sämtliche im Rahmen der Fusion ausgegebenen WISeKey BVI Aktien (mit Ausnahme derjenigen, die in Bezug auf WISeKey CH ADS ausgegeben wurden), die den ehemaligen Inhabern von WISeKey CH Aktien am zwölften (12.) Jahrestag des Rechtswirksamkeitszeitpunkts (oder zum Zeitpunkt der Beendigung des Mandats der Schweizer Umtauschagentin, sofern dieser Zeitpunkt später liegt) noch nicht geliefert worden sind, werden WISeKey BVI oder deren Beauftragten auf Verlangen zusammen mit allen daraus entstehenden Ansprüchen (einschliesslich Dividendenansprüchen) geliefert, und WISeKey BVI oder deren Beauftragten wird solche WISeKey BVI Aktien und Ansprüche anschliessend als Nominee für und im Namen der ehemaligen Inhaber von WISeKey CH Aktien zu im Wesentlichen gleichen Bedingungen wie die Schweizer Umtauschagentin halten, bis zur formellen Übertragung des rechtlichen Eigentums daran, jedoch vorbehaltlich anwendbarer Gesetze über herrenloses Vermögen, Heimfall oder ähnlicher Gesetze in den jeweiligen Rechtsordnungen.

Annex C-61

(b)         For the avoidance of doubt, WISeKey BVI Shares are deemed issued when the name of the relevant holder is entered in the register of members of WISeKey BVI in accordance with the WISeKey BVI memorandum and articles of association, and no share certificates shall be issued in respect of any WISeKey BVI Shares.

(b)         Zur Klarstellung wird festgehalten, dass WISeKey BVI Aktien als ausgegeben gelten, wenn der Name des jeweiligen Inhabers in Übereinstimmung mit den Statuten (memorandum and articles of association) von WISeKey BVI in das Aktienbuch von WISeKey BVI eingetragen ist, und es werden keine Aktienzertifikate für WISeKey BVI Aktien ausgegeben.

(c)         No interest shall be payable on any dividend entitlements or other amounts held, from time to time, by WISeKey BVI, the Swiss Exchange Agent or any of their respective affiliates or designees as nominee for any former holder of WISeKey CH Shares pursuant to this Section 4.2.5, and none of WISeKey BVI, the Swiss Exchange Agent or any of their respective affiliates or designees shall be required to account to any former holder of WISeKey CH Shares for same.

(c)         Auf Dividendenansprüche oder andere Beträge, die von Zeit zu Zeit von WISeKey BVI, der Schweizer Umtauschagentin oder einem deren verbundenen Unternehmen oder Beauftragten als Nominee für ehemalige Inhaber von WISeKey CH Aktien gemäss dieser Ziffer 4.2.5 gehalten werden, werden keine Zinsen bezahlt, und weder WISeKey BVI noch die Schweizer Umtauschagentin oder deren verbundene Unternehmen oder Beauftragte sind verpflichtet, ehemaligen Inhabern von WISeKey CH Aktien darüber Rechenschaft abzulegen.

4.3 Equity Incentive Plans	4.3 Beteiligungspläne

(a)         At the Effective Time, by virtue of the Merger, all outstanding options or other equity awards, whether vested or unvested, which provide for the issuance, receipt or purchase of, or otherwise relate to or are based on WISeKey CH Shares (individually, an Award and collectively, the Awards) under any of equity incentive plans of WISeKey CH or any of its affiliates (collectively, the Equity Incentive Plans) shall remain outstanding and, after the Effective Time, be deemed to provide for the issuance, receipt or purchase of, or otherwise relate to, or be based on WISeKey BVI Shares as follows:

(a)         Zum Rechtswirksamkeitszeitpunkt gelten aufgrund der Fusion alle ausstehenden Optionen oder sonstige zugeteilten Beteiligungsrechte, ob vested oder unvested, die im Rahmen eines der Aktienoptions- bzw. Beteiligungspläne von WISeKey CH oder einer ihrer verbundenen Gesellschaften (zusammen die Beteiligungspläne) die Ausgabe, den Erhalt oder den Erwerb von WISeKey CH Aktien vorsehen oder sich anderweitig darauf beziehen oder darauf stützen (einzeln ein Award und zusammen die Awards) weiterhin als ausstehend. Nach dem Rechtswirksamkeitszeitpunkt gelten sie als auf die Ausgabe, den Erhalt oder den Erwerb von WISeKey BVI Aktien gerichtet bzw. damit in Zusammenhang stehend oder darauf basierend, wie folgt:

(i) Awards with respect to WISeKey CH Class B Shares shall, after the Effective Time, refer to WISeKey BVI Ordinary Shares; and	(i) Awards in Bezug auf WISeKey CH Kategorie B Aktien beziehen sich nach dem Rechtswirksamkeitszeitpunkt auf WISeKey BVI Stammaktien; und
(ii) Awards with respect to WISeKey CH Class A Shares shall, after the Effective Time, refer to WISeKey Class F Shares.	(ii) Awards in Bezug auf WISeKey CH Kategorie A Aktien beziehen sich nach dem Rechtswirksamkeitszeitpunkt auf WISeKey CH Kategorie F Aktien.

Annex C-62

(b)         Each Award assumed by WISeKey BVI shall be exercisable, issuable or available upon substantially the same terms and conditions as under the applicable Equity Incentive Plan and the applicable award agreement issued thereunder, except that upon the exercise, issuance or availability of such Awards, the relevant class of WISeKey BVI Shares (determined in accordance with Section 4.3(a)) shall be issuable or available in lieu of WISeKey CH Shares. The number of the relevant class of WISeKey BVI Shares issuable or available upon the exercise or issuance of an Award immediately after the Effective Time and, if applicable, the exercise price of each such Award, shall be the number of shares and the exercise price as in effect for such Award immediately prior to the Effective Time. All Awards issued pursuant to the Equity Incentive Plans after the Effective Time shall entitle their holders thereof to purchase or receive the relevant class of WISeKey BVI Shares in accordance with the terms of the Equity Incentive Plans.

(b)         Jeder von WISeKey BVI übernommene Award ist zu den Wesentlichen gleichen Bedingungen und Konditionen ausübbar, ausgebbar oder verfügbar wie nach dem jeweils geltenden Beteiligungsplan und der darunter ausgegebenen Zuteilungsvereinbarung, mit der Ausnahme, dass bei Ausübung, Ausgabe oder Verfügbarkeit dieser Awards die massgebliche Kategorie von WISeKey BVI Aktien (bestimmt gemäss Ziffer 4.3(a)) anstelle von WISeKey CH Aktien ausgegeben oder verfügbar gemacht wird. Die Anzahl der betreffenden Kategorie von WISeKey BVI Aktien, die unmittelbar nach dem Rechtswirksamkeitszeitpunkt bei Ausübung oder Ausgabe eines Awards ausgegeben oder verfügbar gemacht werden können, und gegebenenfalls der Ausübungspreis jeder dieser Awards entsprechen der Anzahl der Aktien und dem Ausübungspreis, die unmittelbar vor dem Rechtswirksamkeitszeitpunkt für diese Awards galten. Alle nach dem Rechtswirksamkeitszeitpunkt gemäss den Beteiligungsplänen ausgegebenen Awards berechtigen deren Inhaber zum Erwerb oder Erhalt der betreffenden Kategorie von WISeKey BVI Aktien gemäss den Bedingungen der Beteiligungspläne.

5. Preparatory Actions for the Completion of the Merger	5. Vorbereitende Handlungen für den Abschluss der Fusion
5.1 Adoption of Amended Memorandum Articles of Association of WISeKey BVI	5.1 Genehmigung der geänderten Statuten von WISeKey BVI

(a)         On or before the Effective Time, WISeKey BVI shall have adopted its memorandum and articles of association substantially in the form set out in Annex 5.1, provided that nothing in this Section 5.1 shall limit or fetter in any way the ability of WISeKey BVI to amend, vary or substitute its memorandum and articles of association from time to time after the Effective Time.

(a)         Am oder vor dem Rechtswirksamkeitszeitpunkt hat WISeKey BVI ihre Statuten (memorandum and articles of association) im Wesentlichen in der in Anhang 5.1 dargelegten Form zu adoptieren, wobei nichts in dieser Ziffer 5.1 die Fähigkeit von WISeKey BVI einschränkt oder in irgendeiner Weise behindert, ihre Statuten (memorandum and articles of association) nach dem Rechtswirksamkeitszeitpunkt von Zeit zu Zeit zu ändern, zu ergänzen oder zu ersetzen.

(b)         WISeKey BVI shall be authorized to issue a maximum of 105,000,000 no par value WISeKey BVI Shares consisting of three classes (WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares and WISeKey BVI Class F Shares).

(b)         WISeKey BVI ist berechtigt, maximal 105’000’000 WISeKey BVI Aktien ohne Nennwert in drei Kategorien (WISeKey BVI Stammaktien, WISeKey BVI Kategorie B Aktien und WISeKey BVI Kategorie F Aktien) auszugeben.

5.2 The WISeKey BVI Board	5.2 WISeKey BVI Verwaltungsrat

On or before the Effective Time, WISeKey BVI shall procure that the WISeKey BVI Board shall have been reconstituted so as to comprise the same members as serve as directors on the WISeKey CH Board as immediately prior to the Effective Time.

Am oder vor dem Rechtswirksamkeitszeitpunkt sorgt WISeKey BVI dafür, dass der WISeKey BVI Verwaltungsrat so umgebildet wird, dass er dieselben Mitglieder umfasst, die unmittelbar vor dem Rechtswirksamkeitszeitpunkt als Verwaltungsratsmitglieder von WISeKey CH im Amt waren.

Annex C-63

5.3 Officers of WISeKey BVI	5.3 WISeKey BVI Geschäftsführung

On or before the Effective Time, WISeKey BVI shall procure that the officers of WISeKey CH immediately prior to the Effective Time shall have been appointed as the officers of WISeKey BVI to hold the same or corresponding office after the Effective Time.

Am oder vor dem Rechtswirksamkeitszeitpunkt sorgt WISeKey BVI dafür, dass die unmittelbar vor dem Rechtswirksamkeitszeitpunkt amtierenden Mitglieder der Geschäftsführung von WISeKey CH zum Rechtswirksamkeitszeitpunkt zu Mitgliedern der Geschäftsführung von WISeKey BVI ernannt werden, um nach dem Rechtswirksamkeitszeitpunkt dieselben oder entsprechende Ämter auszuüben.

5.4 Auditors of WISeKey BVI	5.4 WISeKey BVI Revisionsstelle
WISeKey BVI shall procure that, upon occurrence of the Effective Time, the auditors of WISeKey BVI shall be BDO Limited, Tortola, BVI.	WISeKey BVI sorgt dafür, dass zum Rechtswirksamkeitszeitpunkt die Revisionsstelle von WISeKey BVI BDO Limited, Tortola, BVI ist.
5.5 Preparatory Actions Required Pursuant to the Merger Act	5.5 Notwendige vorbereitende Massnahmen gemäss Fusionsgesetz
The WISeKey CH Board and the WISeKey BVI Board shall:	Der WISeKey CH Verwaltungsrat und der WISeKey BVI Verwaltungsrat:
(a) procure that three calls to the creditors (Schuldenrufe) of WISeKey CH (the Creditors’ Calls) are published in the SOGC pursuant to Art. 163b para. 3 of the PILA;	(a) veranlassen, dass drei Schuldenrufe an die Gläubiger von WISeKey CH (die Schuldenrufe) gemäss Art. 163b Abs. 3 IPRG im SHAB publiziert werden;
(b) appoint the Licensed Audit Expert to prepare an audit confirmation pursuant to Art. 164 para. 1 of the PILA that:	(b) beauftragen die Zugelassene Revisionsexpertin, einen Bericht gemäss Art. 164 Abs. 1 IPRG zu erstellen, der bestätigt, dass:
(i) the claims of the creditors of WISeKey CH who have given notice of their claims have been satisfied or secured;	(i) die Forderungen der Gläubiger von WISeKey CH, die ihre Forderungen angemeldet haben, erfüllt oder sichergestellt wurden;
(ii) the creditors who have given notice of their claims consent to the deletion of WISeKey CH from the Commercial Register;	(ii) die Gläubiger, die ihre Forderungen angemeldet haben, der Löschung von WISeKey CH aus dem Handelsregister zustimmen;
(iii) the claims of the creditors of WISeKey CH are not compromised by the Merger; or	(iii) die Forderungen der Gläubiger von WISeKey CH durch die Fusion nicht gefährdet werden; oder
(iv) there were no creditors’ notices in response to the Creditors’ Calls.	(iv) keine Gläubiger aufgrund der Schuldenrufe ihre Forderungen angemeldet haben.

(c)         appoint the Licensed Audit Expert to prepare an audit confirmation pursuant to Art. 164 para. 2 letter b of the PILA according to which it is confirmed that WISeKey BVI has appropriately granted equity or membership rights to the holders of the relevant class of WISeKey CH Shares entitled to claim such rights;

(c)         beauftragen die Zugelassene Revisionsexpertin mit der Erstellung einer Prüfungsbestätigung gemäss Art. 164 Abs. 2 lit. b IPRG, in der bestätigt wird, dass WISeKey BVI den anspruchsberechtigten Inhabern der entsprechenden Kategorie von WISeKey CH Aktien Anteils- oder Mitgliedschaftsrechte angemessen eingeräumt hat;

Annex C-64

(d)         appoint a legal expert under BVI laws to prepare the confirmations required pursuant to Art. 163b para. 1 letter a of the PILA (i.e., that the assets and liabilities of WISeKey CH are transferred to and assumed by WISeKey BVI as a result of the Merger) and Art. 164 para. 2 letter a of the PILA (i.e., evidence that the merger has become legally valid in accordance with the laws of the BVI); and

(d)         ernennen eine Rechtsexpertin nach dem Recht der BVI, um die erforderlichen Bestätigungen gemäss Art. 163b Abs. 1 lit. a IPRG (d.h., dass die Aktiven und Passiven von WISeKey CH infolge der Fusion auf WISeKey BVI übertragen und von dieser übernommen werden) und Art. 164 Abs. 2 lit. a IPRG (d.h. den Nachweis, dass die Fusion gemäss dem Recht der BVI rechtsgültig geworden ist) zu erstellen; und

(e) obtain a confirmation that WISeKey BVI is in existence.	(e) holen eine Bestätigung ein, dass WISeKey BVI existiert.
5.6 Employee Consultation	5.6 Konsultation der Arbeitnehmenden

(a)         As soon as practicable following the execution of this Agreement, and no later than thirty (30) calendar days prior to the Extraordinary General Meeting, WISeKey CH shall conduct an employee consultation in accordance with Art. 28 of the Merger Act.

(a)         Sobald wie möglich nach Abschluss dieses Vertrags und spätestens dreissig (30) Kalendertage vor der Ausserordentlichen Generalversammlung führt WISeKey CH eine Arbeitnehmerkonsultation gemäss Art. 28 FusG durch.

(b) WISeKey BVI represents to WISeKey CH that it does not, and will not prior to the Effective Time, have any employees.	(b) WISeKey BVI sichert WISeKey CH zu, dass derzeit keine Mitarbeiter beschäftigt sind und bis zum Rechtswirksamkeitszeitpunkt auch keine eingestellt werden.
6. Inspection Rights of Shareholders	6. Einsichtsrecht der Aktionäre

As soon as practicable following the execution of this Agreement, and no later than thirty (30) calendar days prior to the Extraordinary General Meeting, WISeKey CH shall give the holders of the WISeKey CH Shares the opportunity to inspect the following documents at its registered office during the 30 days prior to the adoption of the approval by them of the Merger and the Merger Agreement at the Extraordinary General Meeting:

Sobald wie möglich nach Abschluss dieses Vertrags und spätestens dreissig (30) Kalendertage vor der Ausserordentlichen Generalversammlung wird WISeKey CH den Inhabern der WISeKey CH Aktien die Möglichkeit gewähren, die folgenden Dokumente am Sitz der Gesellschaft während 30 Tagen vor der Beschlussfassung über die Genehmigung der Fusion und des Fusionsvertrags durch diese an der Ausserordentlichen Generalversammlung einzusehen:

(a) the Merger Agreement;	(a) den Fusionsvertrag
(b) the Merger Report;	(b) den Fusionsbericht;
(c) the Audit Report;	(c) den Prüfungsbericht;
(d) the Merger Balance Sheet;	(d) die Fusionsbilanz;
(e) the standalone and consolidated annual financial statements and annual reports of WISeKey CH for the financial years 2025, 2024 and 2023; and	(e) die Jahresrechnungen (Einzel- und konsolidierte Abschlüsse) und die Jahresberichte von WISeKey CH für die Geschäftsjahre 2025, 2024 und 2023; und
(f) the standalone financial statements of WISeKey BVI as of December 31, 2025.	(f) den Einzelabschluss von WISeKey BVI per 31. Dezember 2025.

Annex C-65

7.	No Special Benefits to Directors and Members of Executive Management	7.	Keine besonderen Vorteile für Verwaltungsratsmitglieder und Mitglieder der Geschäftsführung

The Parties confirm that no special benefits are granted to directors, officers or members of the executive management of either WISeKey CH or the WISeKey BVI for their role or no special benefits will be triggered by or in connection with the Merger, whether or not the Merger takes effect.

Die Parteien bestätigen, dass den Verwaltungsräten oder den Mitgliedern der (erweiterten) Geschäftsführung von WISeKey CH oder WISeKey BVI aufgrund ihrer Funktion keine besonderen Vorteile gewährt werden und dass durch die Fusion oder im Zusammenhang mit ihr keine besonderen Vorteile entstehen, unabhängig davon, ob die Fusion wirksam wird oder nicht.

8.	Effect of the Merger on Equity Incentive Plans and Agreements / Other Plans	8.	Auswirkungen der Fusion auf Beteiligungspläne und -vereinbarungen / sonstige Pläne

At the Effective Time, the equity incentive plans and agreements of WISeKey CH, together with any other plan and agreement of WISeKey CH and its affiliates and subsidiaries (together the Assumed Plans), shall be assumed by and become plans and agreements of WISeKey BVI. To the extent any Assumed Plan relates to a class of WISeKey CH Shares, then, as of the Effective Time, such plan shall be deemed to relate to the class of WISeKey BVI Shares as specified under Section 4.3. Any amendments deemed necessary or appropriate by the WISeKey CH Board or WISeKey BVI Board to effect the Merger and related transactions, including facilitating the assignment to and assumption by WISeKey BVI of the Assumed Plans, shall be adopted and entered into with respect to the Assumed Plans.

Zum Rechtswirksamkeitszeitpunkt werden die Beteiligungspläne und -vereinbarungen von WISeKey CH zusammen mit allen anderen Plänen und Vereinbarungen von WISeKey CH und den verbundenen Unternehmen und Tochtergesellschaften (zusammen die Übernommenen Pläne) von WISeKey BVI übernommen und werden zu Plänen und Vereinbarungen von WISeKey BVI. Soweit sich ein Übernommener Plan auf eine Kategorie von WISeKey CH Aktien bezieht, gilt dieser Plan ab dem Rechtswirksamkeitszeitpunkt als auf die in Ziffer 4.3 genannte Kategorie von WISeKey BVI Aktien bezogen. Der WISeKey CH Verwaltungsrat oder der WISeKey BVI Verwaltungsrat hat jegliche Änderungen, die er in Bezug auf die Übernommenen Pläne als notwendig oder angemessen erachtet, um die Fusion und damit verbundene Transaktionen durchzuführen, zu beschliessen und umzusetzen, einschliesslich der Erleichterung der Übertragung und der Übernahme der Übernommenen Pläne durch WISeKey BVI.

9. Corporate Approvals and Conditions to be Satisfied Before or at the Extraordinary General Meeting		9. Vor oder während der Ausserordentlichen Generalversammlung zu erfüllende Genehmigungen und Bedingungen
9.1 WISeKey CH Board Approval / WISeKey CH Board Actions		9.1 Genehmigung des WISeKey CH Verwaltungsrats / Handlungen des WISeKey CH Verwaltungsrats

(a)         WISeKey CH confirms that at the meeting held on June 24, 2026, the WISeKey CH Board has approved, subject to the satisfaction of all other conditions to the completion of the Merger pursuant to this Agreement and applicable laws, the entry into, the execution and the performance of this Agreement.

(a)         WISeKey CH bestätigt, dass der WISeKey CH Verwaltungsrat an seiner Sitzung vom Juni 24, 2026, vorbehaltlich der Erfüllung aller anderen Bedingungen für den Vollzug der Fusion gemäss diesem Vertrag und gemäss anwendbarem Recht, den Abschluss, die Unterzeichnung und die Erfüllung dieses Vertrags genehmigt hat.

Annex C-66

(b)         The WISeKey CH Board shall submit the Merger and this Agreement to the Extraordinary General Meeting and propose to the holders of WISeKey CH Shares that this Agreement and the Merger be approved in accordance with Art. 18 para. 1 of the Merger Act, all as substantially set forth in the draft invitation to the Extraordinary General Meeting attached hereto as Annex 9.1(b). The Parties acknowledge and agree that the WISeKey CH Board shall have the right, in its full discretion, to set and change the date of the Extraordinary General Meeting, not to call the Extraordinary General Meeting for the approval of this Agreement and the Merger, not to submit the Agreement and the Merger to the approval of the holders of the WISeKey CH Shares or to propose that the resolutions before the Extraordinary General Meeting be rejected.

(b)         Der WISeKey CH Verwaltungsrat wird die Fusion und diesen Vertrag der Ausserordentlichen Generalversammlung vorlegen und den Inhabern von WISeKey CH Aktien beantragen, diesen Vertrag und die Fusion gemäss Art. 18 Abs. 1 FusG zu genehmigen, wie im Entwurf der Einladung zur Ausserordentlichen Generalversammlung, der diesem Vertrag als Anhang 9.1(b) beigefügt ist, im Wesentlichen ausgeführt. Die Parteien anerkennen und vereinbaren, dass der WISeKey CH Verwaltungsrat das Recht hat, in eigenem Ermessen das Datum für die Ausserordentliche Generalversammlung festzulegen und zu ändern, keine Ausserordentliche Generalversammlung zur Genehmigung dieses Vertrags und der Fusion einzuberufen, den Vertrag und die Fusion den Inhabern von WISeKey CH Aktien zur Genehmigung nicht vorzulegen oder zu beantragen, dass die Beschlüsse, die der Ausserordentlichen Generalversammlung unterbreitet werden, abgelehnt werden.

(c) Notwithstanding anything to the contrary in the foregoing, this Agreement may be terminated in accordance with Section 13.2.	(c) Ungeachtet anderslautender Bestimmungen gemäss Voranstehendem kann dieser Vertrag gemäss Ziffer 13.2 beendet werden.
9.2 Shareholder Approval of the Merger and the Merger Agreement / Other Swiss Law Conditions to the Completion of the Merger	9.2 Genehmigung der Aktionäre zur Fusion und zum Fusionsvertrag / Sonstige nach schweizerischem Recht erforderliche Voraussetzungen für den Vollzug der Fusion

The Merger and the completion of the transactions pursuant to this Agreement shall be subject to the approval of the affirmative vote of two-thirds of the voting rights and an absolute majority of the nominal value of the WISeKey CH Shares, each as present or represented, in person or by proxy, at the Extraordinary General Meeting, and all other applicable requirements of Swiss law and the articles of association of WISeKey CH relating to convening and the conduct of the Extraordinary General Meeting are satisfied.

Die Fusion und der Abschluss der Transaktionen gemäss diesem Vertrag stehen unter dem Vorbehalt der Genehmigung durch zwei Drittel der Stimmrechte und der absoluten Mehrheit des Nennwerts der WISeKey CH Aktien, die persönlich anwesend oder an der Ausserordentlichen Generalversammlung vertreten sind, und der Erfüllung aller anderen anwendbaren Anforderungen des Schweizer Rechts und der Statuten von WISeKey CH in Bezug auf die Einberufung und Durchführung der Ausserordentlichen Generalversammlung.

9.3 WISeKey BVI Board and Shareholder Approval	9.3 Genehmigung durch den WISeKey BVI Verwaltungsrat und die Aktionäre von WISeKey BVI

(a)         WISeKey BVI confirms that at the meeting held on June 25, 2026 and on June 24, 2026, respectively, the WISeKey BVI Board and WISeKey CH, in its role as sole shareholder of WISeKey BVI, have approved, subject to the satisfaction of all other conditions to the completion of the Merger pursuant to this Agreement and applicable law, the entry into, the execution and the performance of this Agreement, together with all other agreements and transactions envisaged or referred to in this Agreement, including:

(a)         WISeKey BVI bestätigt, dass an der Sitzung vom Juni 25, 2026 bzw. an der Versammlung vom Juni 24, 2026 der WISeKey BVI Verwaltungsrat und WISeKey CH in seiner Eigenschaft als alleiniger Aktionär von WISeKey BVI, vorbehaltlich der Erfüllung aller anderen Bedingungen für den Vollzug der Fusion gemäss diesem Vertrag und anwendbarem Recht, den Abschluss, die Unterzeichnung und die Erfüllung dieses Vertrags sowie aller anderen in diesem Vertrag vorgesehenen oder genannten Vereinbarungen und Transaktionen genehmigt haben, darunter:

(i) the execution of the Plan of Merger and the Articles of Merger;	(i) den Vollzug des Plan of Merger und der Articles of Merger;

Annex C-67

(ii)         the issuance and allotment, with effect as of the Effective Time, of such number of WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares, and WISeKey BVI Class F Shares, respectively, to the holders of WISeKey CH Shares as required pursuant to the Exchange Ratio;

(ii)         die Ausgabe und Zuteilung mit Wirkung zum Rechtswirksamkeitszeitpunkt einer solchen Anzahl von WISeKey BVI Stammaktien, WISeKey BVI Kategorie B Aktien und WISeKey BVI Kategorie F Aktien an die Inhaber von WISeKey CH Aktien, wie gemäss Umtauschverhältnis erforderlich;

(iii) the appointment of the directors of WISeKey CH as of the Effective Time to the WISeKey BVI Board, with effect as of the Effective Time;	(iii) die Ernennung der Verwaltungsratsmitglieder von WISeKey CH per Rechtswirksamkeitszeitpunkt in den Verwaltungsrat von WISeKey BVI mit Wirkung zum Rechtswirksamkeitszeitpunkt;
(iv) the redemption by WISeKey BVI of the Initial Authorized Shares for nil consideration pursuant to Section 3(h) of this Agreement;	(iv) die Einziehung des Initialen Genehmigten Aktienkapitals durch WISeKey BVI ohne Gegenleistung gemäss Ziffer 3(h) dieses Vertrags;
(v) the appointment of the officers of WISeKey BVI, in accordance with the requirements pursuant to Section 5.3;	(v) die Ernennung der erweiterten Geschäftsführung von WISeKey BVI in Übereinstimmung mit den Anforderungen gemäss Ziffer 5.3;
(vi) the appointment of the Swiss Exchange Agent; and	(vi) die Ernennung der Schweizer Umtauschagentin; und
(vii) the updating of all registers to reflect the issue and allotment of the number and class of WISeKey BVI Shares pursuant to Section 4 of this Agreement.	(vii) die Nachführung aller Register, um die Ausgabe und Zuteilung der Anzahl und Kategorie der WISeKey BVI Aktien gemäss Ziffer 4 dieses Vertrags wiederzugeben.

(b)         WISeKey BVI represents and warrants that no other corporate approvals or authorizations are required on its side for purposes of this Agreement, except the approvals by the WISeKey BVI Board and WISeKey CH in its role as sole shareholder of WISeKey CH pursuant to Section 9.3(a) above, and except for those required to implement the following, all of which shall have been validly adopted before the Extraordinary General Meeting:

(b)         WISeKey BVI sichert zu und garantiert, dass für die Zwecke dieses Vertrags keine weiteren gesellschaftsrechtlichen Genehmigungen oder Ermächtigungen seitens WISeKey BVI erforderlich sind, mit Ausnahme der Genehmigungen durch den Verwaltungsrat von WISeKey BVI und WISeKey CH in seiner Eigenschaft als alleiniger Aktionär von WISeKey BVI gemäss Ziffer 9.3(a) oben, und mit Ausnahme derjenigen, die zur Umsetzung des Folgenden erforderlich sind, wobei alle diese Genehmigungen vor der Ausserordentlichen Generalversammlung wirksam erteilt worden sein müssen:

(i)           adoption of a new memorandum and articles of association of WISeKey BVI, including to allow for the issuance and allotment of the WISeKey BVI Shares to the holders of WISeKey CH Shares as required pursuant to the Exchange Ratio;

(i)  Verabschiedung neuer Statuten (memorandum and articles of association) von WISeKey BVI, einschliesslich der Autorisierung der Ausgabe und Zuteilung der WISeKey BVI Aktien an die Inhaber von WISeKey CH Aktien gemäss den Anforderungen des Umtauschverhältnisses;

Annex C-68

(ii)         authorization of the filing of the Registration Statement with the SEC for the purpose of registering the WISeKey BVI Ordinary Shares and WISeKey BVI Class B Shares pursuant to applicable SEC regulations; and

(ii)         Genehmigung der Einreichung des Registration Statement bei der SEC zum Zweck der Registrierung der WISeKey BVI Stammaktien und WISeKey BVI Kategorie B Aktien gemäss den anwendbaren SEC Regularien; und

(iii) authorization of the redemption by WISeKey BVI of the Initial Authorized Shares for nil consideration pursuant to Section 3(h) of this Agreement.	(iii) Genehmigung der Einziehung des Initialen Genehmigten Aktienkapitals durch WISeKey BVI ohne Gegenleistung gemäss Ziffer 3(h) dieses Vertrags.
9.4 Conditions to the Completion of the Merger to be Satisfied Before the Effective Time	9.4 Vor dem Rechtswirksamkeits-zeitpunkt der Fusion zu erfüllende Bedingungen
Prior to the Effective Time, the following further conditions to the completion of the Merger shall have been satisfied:	Vor dem Rechtswirksamkeitszeitpunkt müssen die folgenden weiteren Bedingungen für den Vollzug der Fusion erfüllt sein:
9.4.1 Related to the Creditors’ Calls	9.4.1 In Bezug auf die Schuldenrufe

After having made the Creditors’ Calls in accordance with Art. 164 of the PILA and Art.46 of the Merger Act and prior to submitting the Swiss Merger Application to the Commercial Register, WISeKey CH shall procure that the Licensed Audit Expert (or another licensed audit expert) delivers the confirmation pursuant to Art. 164 para. 1 of the PILA according to which:

Nach erfolgten Schuldenrufen gemäss Art. 164 IPRG und Art. 46 FusG und vor Einreichung der Handelsregisteranmeldung hat WISeKey CH dafür zu sorgen, dass die Zugelassene Revisionsexpertin (oder eine andere zugelassene Revisionsexpertin) die Bestätigung gemäss Art. 164 Abs. 1 IPRG abgibt, wonach:

(a) the claims of the creditors of WISeKey CH who have given notice of their claims have been paid or security has been provided for such claims;	(a) die Forderungen der Gläubiger von WISeKey CH, die ihre Forderungen angemeldet haben, beglichen wurden oder für diese Forderungen Sicherheit geleistet wurde;
(b) the creditors who have given notice of their claims have consented to the deregistration of WISeKey CH from the Commercial Register;	(b) die Gläubiger, die ihre Forderungen angemeldet haben, der Löschung von WISeKey CH aus dem Handelsregister zugestimmt haben;
(c) the claims of the creditors of WISeKey CH are not compromised by the merger; or	(c) die Forderungen der Gläubiger von WISeKey CH durch die Fusion nicht gefährdet werden; oder
(d) there were no creditors’ notices in response to the Creditors’ Calls.	(d) keine Gläubiger aufgrund der Schuldenrufe ihre Forderungen angemeldet haben.
9.4.2 No Prohibition	9.4.2 Keine Untersagung

There shall be no statutory, judicial, or governmental prohibitions in effect that would prevent the completion of the Merger or the transactions contemplated by this Agreement, and any such prohibitions that may have been imposed shall have expired or been terminated.

Es sind keine gesetzlichen, gerichtlichen oder behördlichen Verbote in Kraft, die den Vollzug der Fusion oder die in diesem Vertrag vorgesehenen Transaktionen verhindern würden, und alle derartigen Untersagungen, die gegebenenfalls verhängt wurden, sind abgelaufen oder aufgehoben worden.

9.4.3 Registration Statement	9.4.3 Registration Statement

WISeKey BVI shall have prepared and filed with the SEC the Registration Statement and such Registration Statement shall have been declared effective and no stop-order suspending the effectiveness thereof shall have been issued.

WISeKey BVI hat das Registration Statement vorbereitet und bei der SEC eingereicht, und dieses Registration Statement ist für wirksam erklärt worden, wobei kein Stop-Order zur Aussetzung der Wirksamkeit erlassen worden ist.

Annex C-69

9.4.4 Nasdaq and SIX Listings	9.4.4 Nasdaq und SIX Kotierungen

The WISeKey BVI Ordinary Shares to be issued and allotted to the holders of the WISeKey CH Shares and the WISeKey CH ADSs in connection with the Merger shall have been authorized for (a) a primary listing on the Nasdaq under the symbol “WKEY,” and (b) primary listing on the SIX under the current symbol or a symbol similar to the current symbol, in each case subject to official notices of issuance and listing.

Die WISeKey BVI Stammaktien, die im Zusammenhang mit der Fusion an die Inhaber der WISeKey CH Aktien und der WISeKey CH ADSs ausgegeben und zugeteilt werden, sind für (a) eine Primärkotierung an der Nasdaq unter dem Symbol “WKEY” und (b) eine Primärkotierung an der SIX unter dem Symbol dem bisherigen Symbol oder einem ähnlichen Symbol wie bisher zugelassen worden, jeweils vorbehaltlich der offiziellen Mitteilungen über die Ausgabe und Kotierung.

9.4.5 DTC and SIS Eligibility	9.4.5 DTC- und SIS Teilnahmefähigkeit
The WISeKey Ordinary BVI Shares shall have been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates.	Die WISeKey BVI Stammaktien sind für die Verwahrung, Verbuchung als Bucheffekten und Clearing durch DTC sowie dessen Tochtergesellschaften für teilnahmefähig befunden worden.
9.4.6 Swiss Takeover Confirmation	9.4.6 Bestätigung der Übernahmekommission

The Swiss Takeover Board (Übernahmekommission) shall have issued a decree (Verfügung), which shall have become final and binding (rechtskräftig) or, if challenged, shall not have been set aside by the competent authority or court, confirming that the opting-out provision from the mandatory public tender offer obligations pursuant to articles 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (FMIA), as currently set forth in Article 6 para. 9 of the articles of association of WISeKey CH, will continue to be valid and effective (übernahmerechtlich gültig und wirksam) upon the Merger becoming effective by virtue of the adoption of an equivalent opting-out provision in the Memorandum and Articles of Association of WISeKey BVI.

Die Übernahmekommission hat eine Verfügung erlassen, die rechtskräftig geworden ist oder, sofern angefochten, von der zuständigen Behörde oder dem zuständigen Gericht nicht aufgehoben worden ist, in welcher festgestellt wird, dass die Opting-out-Bestimmung betreffend die Pflicht zur Unterbreitung eines öffentlichen Kaufangebots gemäss Art. 135 und Art. 163 des Bundesgesetzes über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel (FinfraG), wie derzeit in Art. 6 Abs. 9 der Statuten von WISeKey CH vorgesehen, nach dem Wirksamwerden der Fusion aufgrund der Übernahme einer gleichwertigen Opting-out-Bestimmung in das Memorandum and Articles of Association von WISeKey BVI weiterhin übernahmerechtlich gültig und wirksam ist.

9.4.7 Other Legal Conditions Pursuant to Swiss Law and BVI Law	9.4.7 Sonstige rechtliche Bedingungen nach Schweizer Recht und dem Recht der BVI

All Swiss and all BVI legal requirements necessary for the submission of the Swiss Merger Application, including, the receipt from the Zug land registry of a confirmation that WISeKey CH does not own any real property, is not subject to the Swiss Federal Act on the Acquisition of Real Property by Persons Abroad and may be deregistered from the Commercial Register of the Canton of Zug, and for the BVI Registry of Corporate Affairs Request and the Merger to become effective shall have been satisfied.

Alle Anforderungen nach schweizerischen Recht und dem Recht der BVI, die für die Einreichung der Handelsregisteranmeldung erforderlich sind, einschliesslich des Erhalts einer Bestätigung vom Grundbuchamt Zug, dass WISeKey CH kein Grundeigentum besitzt, nicht dem Bundesgesetz über den Erwerb von Grundeigentum durch Personen im Ausland unterliegt und aus dem Handelsregister des Kantons Zug gelöscht werden kann, sowie für den Antrag an das BVI Registry of Corporate Affairs und das Wirksamwerden der Fusion, sind erfüllt.

9.4.8 Swiss Tax Consequences	9.4.8 Schweizer Steuerfolgen
There shall be a confirmation of the competent Swiss tax authorities that no exit withholding tax is payable under Swiss law by the holders of WISeKey CH Shares as a result of the Merger.

Die zuständigen schweizerischen Steuerbehörden haben bestätigt, dass die Inhaber der WISeKey CH Aktien als Folge der Fusion nach schweizerischem Recht aufgrund des Wegzugs nicht verrechnungssteuerpflichtig werden.

Annex C-70

10. Merger Application and BVI Registry of Corporate Affairs Request / Further Assurances	10. Handelsregisteranmeldung und BVI Registry of Corporate Affairs Antrag / Weitere Zusicherungen
10.1 Submission of the BVI Registry of Corporate Affairs Request and the Merger Application	10.1 Einreichung des BVI Registry of Corporate Affairs Antrags und Handelsregisteranmeldung

(a)         WISeKey BVI shall make the BVI Registry of Corporate Affairs Request as soon as reasonably practicable following the approval of this Agreement and the Merger by the Extraordinary General Meeting and the satisfaction of any of the other conditions set forth in Section 9, in coordination with the submission by WISeKey CH of the Swiss Merger Application.

(a)         WISeKey BVI hat den BVI Registry of Corporate Affairs Antrag so bald wie vernünftigerweise möglich einzureichen, nachdem die Ausserordentliche Generalversammlung diesen Vertrag und die Fusion genehmigt hat und sämtliche sonstigen in Ziffer 9 genannten Bedingungen erfüllt sind, in Abstimmung mit der Einreichung der Handelsregisteranmeldung durch WISeKey CH.

(b)         WISeKey CH shall submit the Swiss Merger Application to the Commercial Register as soon as reasonably practicable following the approval of this Agreement and the Merger by the Extraordinary General Meeting and the satisfaction of any of the other conditions set forth in Section 9, in coordination with the request by WISeKey BVI of the BVI Registry of Corporate Affairs Request.

(b)         WISeKey CH wird die Handelsregisteranmeldung so bald wie vernünftigerweise möglich einreichen, nachdem die Ausserordentliche Generalversammlung diesen Vertrag und die Fusion genehmigt hat und sämtliche sonstigen in Ziffer 9 genannten Bedingungen erfüllt sind, in Abstimmung mit dem von WISeKey BVI einzureichenden BVI Registry of Corporate Affairs Antrag.

10.2 Further Assurance	10.2 Weitere Zusicherungen

In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, prior to or on the Effective Time, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Merger contemplated by the terms of this Agreement.

Neben den an anderer Stelle dieses Vertrags ausdrücklich vorgesehenen Handlungen verpflichtet sich jede Partei, vor oder zum Rechtswirksamkeitszeitpunkt nach besten Kräften alle Handlungen vorzunehmen oder vornehmen zu lassen und alles Erforderliche, Angemessene oder Ratsame nach anwendbarem Recht, Vorschriften und Vereinbarungen zu tun oder tun zu lassen, um die in diesem Vertrag vorgesehene Fusion abzuschliessen und wirksam werden zu lassen.

11. Announcements	11. Bekanntmachungen

The Parties shall notify the public, their shareholders, the regulatory authorities and stock exchanges as mutually agreed, shall cooperate closely and specifically coordinate the necessary communications with the regulatory authorities and the making of any announcement in connection with this Agreement and the Merger.

Die Parteien benachrichtigen die Öffentlichkeit, ihre Aktionäre, die Aufsichtsbehörden sowie die Börsen wie gemeinsam vereinbart, arbeiten eng miteinander zusammen und koordinieren insbesondere die notwendige Kommunikation mit den Aufsichtsbehörden und die Veröffentlichung von jeglichen Ankündigungen im Zusammenhang mit diesem Vertrag und der Fusion.

12. Miscellaneous	12. Verschiedenes
12.1 Confidentiality	12.1 Vertraulichkeit

All Parties shall treat as confidential the contents of the Merger negotiations as well as any documents and information exchanged in connection therewith. This obligation of confidentiality shall not apply where disclosure is required by law or regulation, including obligations to provide information to governmental authorities or stock exchanges, such as the SEC, the Commercial Register, the BVI Registry of Corporate Affairs, courts, the Nasdaq, or the SIX.

Alle Parteien behandeln den Inhalt der Fusionsverhandlungen sowie alle im Zusammenhang damit ausgetauschten Dokumente und Informationen vertraulich. Diese Vertraulichkeitsverpflichtung gilt nicht, wenn die Offenlegung aufgrund von Gesetzen oder regulatorischen Vorschriften erforderlich ist, einschliesslich der Verpflichtung zur Bereitstellung von Informationen an staatliche Behörden oder Börsen, wie z.B. die SEC, das Handelsregisteramt, das BVI Registry of Corporate Affairs, Gerichte, die Nasdaq oder die SIX.

Annex C-71

12.2 Assignment; Binding Effect; Benefit	12.2 Abtretung; Bindungswirkung; Nutzen

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Except as specifically provided otherwise herein, nothing in this Agreement is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Weder dieser Vertrag noch irgendwelche Rechte, Ansprüche oder Verpflichtungen hierunter können von einer der Parteien hierzu (ob kraft Gesetzes oder anderweitig) ohne die vorgängige schriftliche Zustimmung der anderen Partei übertragen oder abgetreten werden. Vorbehaltlich des vorangehenden Satzes ist dieser Vertrag für die Parteien, deren jeweilige Rechtsnachfolger und Abtretungsempfänger verbindlich und wirkt zu ihren Gunsten. Ausser es ist hierin ausdrücklich anders vorgesehen, bezweckt nichts in diesem Vertrag irgendeiner Person (abgesehen von den Parteien, deren jeweiligen Rechtsnachfolgern und Abtretungsempfängern) irgendwelche Rechte, Rechtsbehelfe, Verpflichtungen oder Verbindlichkeiten unter oder aufgrund dieses Vertrags zu gewähren.

12.3 Entire Agreement	12.3 Gesamter Vertrag

This Agreement and any documents delivered by the Parties in connection herewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect thereto.

Dieser Vertrag und alle Dokumente, welche von den Parteien im Zusammenhang damit abgeschlossen wurden, stellen den gesamten Vertrag zwischen den Parteien in Bezug auf den Vertragsgegenstand dar und ersetzen alle früheren zwischen den Parteien diesbezüglich abgeschlossenen Verträge und Vereinbarungen.

12.4 Amendments and Modifications of the Agreement	12.4 Ergänzungen und Änderungen des Vertrags

This Agreement may be amended by the Parties at any time before or after the holders of WISeKey CH Shares adopt a resolution approving this Agreement; provided, however, that after any such adoption by the holders of WISeKey CH Shares, this Agreement shall not be further amended without the approval of the shareholders of WISeKey CH unless any such amendment shall not require the approval of such shareholders under applicable law, SIX or Nasdaq regulations. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Dieser Vertrag kann jederzeit, bevor oder nachdem die Inhaber der WISeKey CH Aktien diesen Vertrag genehmigt haben, durch die Parteien geändert werden. Nach der Genehmigung durch die Inhaber der WISeKey CH Aktien darf dieser Vertrag ohne Genehmigung der Inhaber der WISeKey CH Aktionäre nicht mehr weiter geändert werden, es sei denn, dass eine solche Änderung nach anwendbarem Recht oder gemäss den Regeln der Nasdaq oder der SIX keine Genehmigung der Aktionäre erfordert. Dieser Vertrag darf nur durch ein von jeder Partei unterzeichnetes schriftliches Instrument geändert werden.

12.5 Severability	12.5 Salvatorische Klausel

If at all possible, each provision of this Agreement shall be interpreted so that it is valid and enforceable under applicable law. If a provision of this Agreement should be held unenforceable or invalid, it shall only be invalid to the extent that it is unenforceable or invalid and shall be otherwise replaced by a valid and enforceable provision which a party acting in good faith would regard as an adequate commercial replacement for the provision which is invalid or unenforceable. The other provisions of this Agreement shall remain binding and in force under all circumstances.

Wenn irgendwie möglich ist jede Bestimmung dieses Vertrags so auszulegen, dass sie unter dem anwendbaren Recht gültig und durchsetzbar ist. Falls eine Bestimmung dieses Vertrags nicht durchsetzbar oder ungültig sein sollte, ist diese nur insoweit ungültig, als sie nicht durchsetzbar oder ungültig ist, und soll im Übrigen durch eine gültige und durchsetzbare Bestimmung ersetzt werden, welche eine Partei, welche in gutem Glauben handelt, als angemessenen wirtschaftlichen Ersatz für die Bestimmung, welche ungültig oder nicht durchsetzbar ist, betrachten würde. Die übrigen Bestimmungen dieses Vertrags bleiben unter allen Umständen bindend und in Kraft.

Annex C-72

12.6 Absence of Waiver	12.6 Kein Verzicht
The waiver of a contractual right in an individual case shall not be regarded as a general waiver of this right or other rights arising out of this Agreement.	Der Verzicht auf ein vertragliches Recht im Einzelfall gilt nicht als genereller Verzicht auf dieses oder andere aus diesem Vertrag resultierende Rechte.
12.7 Authoritative Version	12.7 Massgebende Fassung
In the event of any deviations between the English and the German version of this Agreement, the German version shall prevail.	Im Falle von Abweichungen zwischen der englischen und der deutschen Fassung dieses Vertrags ist die deutsche Fassung massgebend.
13. Entry Into Force and Termination	13. Inkrafttreten und Beendigung
13.1 Entry Into Force	13.1 Inkrafttreten
This Agreement shall enter into force upon its execution by both Parties.	Dieser Vertrag tritt mit seiner Unterzeichnung durch beide Parteien in Kraft.
13.2 Termination	13.2 Beendigung
(a) The Parties shall be entitled to terminate this Agreement by mutual consent anytime until the Extraordinary General Meeting.	(a) Die Parteien sind berechtigt, diesen Vertrag jederzeit bis zur Ausserordentlichen Generalversammlung im gegenseitigen Einvernehmen aufzuheben.

(b)         This Agreement shall be automatically terminated if the holders of the WISeKey CH Shares do not approve the Merger and this Agreement at Extraordinary General Meeting, without any liability or obligation to either Party.

(b)         Dieser Vertrag wird ohne Fortbestand irgendeiner Verbindlichkeit oder Verpflichtung für eine der Parteien automatisch beendet, wenn die Ausserordentliche Generalversammlung diesen Vertrag nicht genehmigt.

(c)         This Agreement may be terminated by the WISeKey CH Board by delivery of a written notice to WISeKey BVI if the WISeKey CH Board determines, in its reasonable discretion, that (i) one or several of the conditions pursuant to Section 9 are not satisfied (or are not expected to be satisfied) on or prior to the Long Stop Date, (ii) the Merger is no longer in WISeKey CH’s or the holders of the WISeKey CH Shares’ best interests, (iii) the Merger may not result in the benefits that the WISeKey CH Board expected, or (iv) the cost of the Merger significantly increase.

(c)         Dieser Vertrag kann vom WISeKey CH Verwaltungsrat durch Zustellung eines schriftlichen Kündigungsschreibens an WISeKey BVI beendet werden, wenn der WISeKey CH Verwaltungsrat in vernünftigem Ermessen feststellt, dass (i) eine oder mehrere der Bedingungen gemäss Ziffer 9 am oder vor dem Long Stop Datum nicht erfüllt sind (oder voraussichtlich nicht erfüllt sein werden), (ii) die Fusion nicht mehr im Interesse von WISeKey CH oder der Inhaber der WISeKey CH Aktien liegt, (iii) die Fusion nicht die vom WISeKey CH Verwaltungsrat erwarteten Vorteile bringt oder (iv) die Kosten der Fusion erheblich steigen.

(d)         The termination of the Agreement shall also terminate all rights and obligations arising out of the Agreement, with the exception of those in Sections 12.1 and 14, which shall continue to be valid.

(d)         Die Beendigung des Vertrags bewirkt zugleich die Beendigung aller sich aus dem Vertrag ergebenden Rechte und Pflichten, mit Ausnahme derjenigen in den Ziffern 12.1 und 14, die weiterhin gültig bleiben.

14. Applicable Law and Jurisdiction	14. Anwendbares Recht und Gerichtsstand

(a)         This Agreement shall be governed by and construed in accordance with the laws of Switzerland; provided, however, that the laws of the BVI shall apply to the extent that this Agreement concerns corporate law matters of WISeKey BVI or where the application of mandatory provisions of BVI law is required.

(a)         Dieser Vertrag unterliegt dem Recht der Schweiz und ist in Übereinstimmung mit diesem auszulegen; jedoch gilt das Recht der BVI insoweit, als dieser Vertrag gesellschaftsrechtliche Angelegenheiten der WISeKey BVI betrifft oder die Anwendung zwingender Bestimmungen des BVI-Rechts erforderlich ist.

Annex C-73

(b)         The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Zug, Switzerland.

(b)         Ausschliesslicher Gerichtsstand für alle Streitigkeiten, Ansprüche oder Kontroversen, die sich aus oder im Zusammenhang mit diesem Vertrag (oder späteren Änderungen desselben) ergeben, einschliesslich, aber nicht beschränkt auf Streitigkeiten, Ansprüche oder Kontroversen hinsichtlich seines Bestehens, seiner Gültigkeit, Auslegung, Erfüllung, Verletzung oder Beendigung, ist die Stadt Zug, Schweiz.

Annex C-74

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have caused this Agreement to be executed as of the date first above written.	ZU URKUNDE DESSEN haben die Parteien, handelnd durch ihre ordnungsgemäss bevollmächtigten Stellvertreter, die Ausfertigung dieses Vertrags am oben angegebenen Datum veranlasst.

[Signatures on next page / Unterschriften auf der nächsten Seite]

Annex C-75

Executed as of the date written on the cover page to this Agreement. / Unterzeichnet per Datum gemäss Deckblatt des Vertrags.

WISeKey International Holding AG

John O’Hara, CFO	Carlos Moreira, CEO
WISeKey International Corp.

John O’Hara, CFO	Carlos Moreira, CEO

Annex C-76

Annex 4 — Merger Balance Sheet

WISeKey International Corp.

Balance Sheet

As at December 31, 2025

Annex C-77

Balance Sheet as at December 31, 2025

USD’000		Note
ASSETS	-
TOTAL ASSETS	-

LIABILITIES	-
TOTAL LIABILITIES	-

SHAREHOLDERS’ EQUITY
Common stock	-	3
USD 0.00 par value Authorized - 100 shares
Issued and outstanding - 100 shares
Accumulated deficit
Total shareholders’equity	-
TOTAL LIABILITIES AND EQUITY	-

Annex C-78

Notes to the Balance Sheet

Note 1.  Background and Nature of Operations

WISeKey International Corp. (the “Company”) was incorporated on June 17, 2025 as a company limited by shares under the BVI Business Companies Act 2004 in the British Virgin Islands under the name WISeQAI Corp. The name was changed to WISeKey International Corp. on December 8, 2025. The purpose of the Company is to serve as the BVI holding company established for WISeKey International Group.

Note 2.  Basis of Presentation and Accounting Policies

The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented because there have been no operations since the Company was formed.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Note 3.  Stockholder’s Equity

As of June 17, 2025, the company had 100 issued and outstanding shares of common stock which were held by WISeKey International Holding AG.

Note 4.  Subsequent Events

None.

Annex C-79

Annex 5 – Articles of Association and Organizational Regulations of WISeKey CH

Statuten der WISeKey International Holding AG (WISeKey International Holding SA) (WISeKey International Holding Ltd)	Articles of Association of WISeKey International Holding Ltd (WISeKey International Holding AG) (WISeKey International Holding SA)
I. Firma, Sitz, Zweck der Gesellschaft, Dauer		I. Name, Place of Incorporation, Purpose of the Company, Duration
Artikel 1 Firma, Sitz		Article 1 Name, Place of Incorporation

Unter der Firma “WISeKey International Holding AG” (“WISeKey International Holding SA”) (“WISeKey International Holding Ltd”) (die Gesellschaft) besteht eine Aktiengesellschaft mit Sitz in Zug, Kanton Zug.

Under the name “WISeKey International Holding AG” (“WISeKey International Holding SA”) (“WISeKey International Holding Ltd”) (the Company) there exists a corporation with its place of incorporation in Zug, canton Zug.

Artikel 2 Zweck		Article 2 Purpose

1       Zweck der Gesellschaft ist die Gründung, der Erwerb, das Halten und die Veräusserung von Beteiligungen an in- und ausländischen Unternehmen, insbesondere im Bereich der Sicherheitstechnologie und verwandten Gebieten. Die Gesellschaft kann alle Geschäfte tätigen, die geeignet erscheinen, den Zweck der Gesellschaft zu fördern, oder die mit diesem zusammenhängen.

1       The purpose of the Company is to incorporate, acquire, hold and dispose of interests in national and international entities, in particular in entities active in the area of security technology and related areas. The Company may engage in all types of transactions that appear appropriate to promote, or are related to the purpose of the Company.

2 Die Gesellschaft kann Zweigniederlassungen im In- und Ausland errichten.		2 The Company may open branch offices in Switzerland and abroad.
3 Die Gesellschaft kann Grundstücke und Immaterialgüterrechte im In- und Ausland erwerben, halten, verwalten, weiterentwickeln, verwerten und veräussern.		3 The Company may acquire, hold, manage, develop, exploit and sell real estate and intellectual property rights in Switzerland and abroad.
4 Die Gesellschaft kann alle kommerziellen, finanziellen und anderen Tätigkeiten ausüben, die geeignet erscheinen, den Zweck der Gesellschaft zu fördern, oder die mit diesem zusammenhängen.		4 The Company may also engage in any commercial, financial or other activities which are apt to favour the purpose of the Company or which are related to its purpose.
Artikel 3 Dauer		Article 3 Duration
Die Dauer der Gesellschaft ist unbeschränkt.		The duration of the Company shall be unlimited.
II.	Aktienkapital, Aktien, Übertragungsbeschränkungen	II.	Share Capital, Shares, Restrictions of Transferability
Artikel 4 Aktienkapital		Article 4 Share Capital

Das Aktienkapital beträgt CHF 424‘063.40, ist eingeteilt in 1’600’880 Namenaktien mit einem Nennwert von je CHF 0.01 (Kategorie A Aktien) und in 4‘080’546 Namenaktien mit einem Nennwert von je CHF 0.10 (Kategorie B Aktien) und ist voll einbezahlt.

The share capital is CHF 424,063.40, is divided into 1,600,880 registered shares with a nominal value of CHF 0.01 each (Class A Shares) and in 4,080,546 registered shares with a nominal value of CHF 0.10 each (Class B Shares), and is fully paid-in.

Annex C-80

Artikel 4a Kapitalband	Article 4a Capital Band

1       Die Gesellschaft verfügt über ein Kapitalband zwischen CHF 391‘700.96 (untere Grenze) und CHF 636‘095.10 (obere Grenze). Der Verwaltungsrat ist im Rahmen des Kapitalbands ermächtigt, bis zum 19. Juni 2030 das Aktienkapital einmal oder mehrmals und in beliebigen Beträgen zu erhöhen oder herabzusetzen oder Aktien direkt oder indirekt zu erwerben. Die Kapitalerhöhung kann durch Ausgabe von voll zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.10 bzw. Vernichtung von Namenaktien mit einem Nennwert von je CHF 0.10 oder durch eine Erhöhung bzw. Herabsetzung der Nennwerte der bestehenden Namenaktien im Rahmen des Kapitalbands oder durch gleichzeitige Herabsetzung und Wiedererhöhung erfolgen.

1       The Company has a capital band ranging from CHF 391,700.96 (lower limit) to CHF 636,095.10 (upper limit). The Board of Directors shall be authorized within the capital band to increase or reduce the share capital once or several times and in any amounts or to acquire shares directly or indirectly, until June 19, 2030. The capital increase may be effected by issuing fully paid-in registered shares with a par value of CHF 0.10 each and cancelling registered shares with a par value of CHF 0.10 each, or by increasing or reducing the par value of the existing shares within the limits of the capital band or by simultaneous reduction and re-increase of the share capital.

2 Im Falle einer Ausgabe von Aktien unterliegen Zeichnung und Erwerb der neuen Aktien sowie jede nachfolgende Übertragung der Aktien den Beschränkungen von Artikel 6 dieser Statuten.

2       In the event of an issue of shares, the subscription and acquisition of the new shares as well as any subsequent transfer of the shares shall be subject to the restrictions pursuant to Article 6 of these articles of association.

3       Bei einer Erhöhung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, den Ausgabebetrag, die Art der Einlagen (einschliesslich Barliberierung, Sacheinlage, Verrechnung und Umwandlung von Reserven oder eines Gewinnvortrags in Aktienkapital), den Zeitpunkt der Ausgabe, die Bedingungen der Bezugsrechtsausübung und den Beginn der Dividendenberechtigung fest. Dabei kann der Verwaltungsrat neue Aktien mittels Festübernahme durch eine Bank, ein Bankenkonsortium oder einen anderen Dritten und anschliessendem Angebot an die bisherigen Aktionäre oder an Dritte (sofern die Bezugsrechte der bisherigen Aktionäre aufgehoben oder nicht gültig ausgeübt wurden) ausgeben. Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu ermöglichen, zu beschränken oder auszuschliessen. Nicht gültig ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht gültig ausgeübt wurden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.

3       In the event of a capital increase within the capital band, the Board of Directors shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contributions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of subscription rights and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offer of these shares to the existing shareholders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been duly exercised). The Board of Directors is entitled to permit, to restrict or to exclude the trade with subscription rights. It may permit the expiration of subscription rights that have not been duly exercised, or it may place such rights or shares as to which subscription rights have been granted, but not duly exercised, at market conditions or may use them otherwise in the interest of the Company.

Annex C-81

4       Der Verwaltungsrat ist im Fall einer Ausgabe von Aktien ermächtigt, das Bezugsrecht der bisherigen Aktionäre aufzuheben oder zu beschränken und Dritten (einschlesslich einzelnen Aktionären), der Gesellschaft oder einer ihrer Konzerngesellschaften zuzuweisen:

4       In the event of a share issue the Board of Directors is authorized to withdraw or restrict subscription rights of existing shareholders and allocate such rights to third parties (including individual shareholders), the Company or any of its group companies:

(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder	(a) if the issue price of the new shares is determined by reference to the market price; or

(b)    für die Beschaffung von Eigenkapital auf eine schnelle und flexible Weise, welche ohne den Ausschluss der Bezugsrechte der bisherigen Aktionäre nicht oder nur schwer oder zu wesentlich schlechteren Bedingungen möglich wäre; oder

(b)    for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders; or

(c)     für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen, den Erwerb von Produkten, Immaterialgütern oder Lizenzen durch oder Investitionsvorhaben der Gesellschaft oder einer ihrer Konzerngesellschaften oder für die Finanzierung oder Refinanzierung solcher Transaktionen durch eine Aktienplatzierung; oder

(c)     for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or

(d)    zum Zwecke der Erweiterung des Aktionärskreises der Gesellschaft in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern einschliesslich Finanzinvestoren oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder

(d)    for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

(e)     für die Einräumung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder

(e)     for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s); or

(f)     für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung, Arbeitnehmern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Konzerngesellschaften Leistungen erbringen.

(f)     for the participation of members of the Board of Directors, members of the Executive Committee, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies.

5 Nach einer Nennwertveränderung sind neue Aktien im Rahmen des Kapitalbands mit gleichem Nennwert auszugeben wie die bestehenden Namenaktien.	5 After a change of the par value, new shares shall be issued within the capital band with the same par value as the existing shares.

Annex C-82

6       Erhöht sich das Aktienkapital aufgrund einer Erhöhung aus bedingtem Kapital nach Artikel 4b oder Artikel 4c dieser Statuten, so erhöhen sich die obere und die untere Grenze des Kapitalbands entsprechend dem Umfang der Erhöhung des Aktienkapitals

6       If the share capital increases as a result of an increase from conditional capital pursuant to Article 4b or Article 4c of these articles of association, the upper and lower limits of the capital band shall increase in an amount corresponding to such increase in the share capital.

7 Bei einer Herabsetzung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, die Verwendung des Herabsetzungsbetrags fest.	7 In the event of a reduction of the share capital within the capital band, the Board of Directors shall, to the extent necessary, determine the use of the reduction amount.
Artikel 4b Bedingtes Kapital	Article 4b Conditional Share Capital
1 Das Aktienkapital kann sich um höchstens CHF 208’031.70 erhöhen:	1 The share capital may be increased in an amount not to exceed CHF 208,031.70:

(a)     bis zu einem Betrag von CHF 168‘031.70 durch Ausgabe von höchstens 1’680’317 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.10 im Zusammenhang mit der Ausübung von Wandel-, Options-, Tausch-, Bezugs-, oder ähnlichen Rechten auf den Bezug von Aktien (die Rechte), welche Dritten oder Aktionären in Zusammenhang mit neuen oder bereits begebenen Anleihen (inklusive Wandel- oder Optionsanleihen), Optionen, Warrants, anderen Finanzierungsinstrumenten oder vertraglichen Verpflichtungen, die von der Gesellschaft oder einer ihrer Konzerngesellschaften gewährt wurden oder gewährt werden (die mit Rechten verbundenen Obligationen); und

(a)     up to an amount of CHF 168,031.70 by the issuance of up to 1,680,317 fully paid-in registered shares with a nominal value of CHF 0.10 each in connection with the exercise of conversion, option, exchange, warrant or similar rights for the subscription of shares (the Rights) granted to third parties or shareholders in connection with bonds (including convertible bonds and bonds with options), options, warrants, notes, other securities or contractual obligations newly or already issued or granted by the Company or one of its group companies (the Rights-Bearing Obligations); and

(b)    bis zu einem Betrag von CHF 40‘000 durch Ausgabe von höchstens 400‘000 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.10 im Zusammenhang mit der Ausgabe von Aktien oder mit Rechten verbundenen Obligationen an Mitglieder des Verwaltungsrates, Mitglieder der Geschäftsleitung, Arbeitnehmer, Beauftragte, Berater oder andere Personen, die für die Gesellschaft oder eine Konzerngesellschaft Dienstleistungen erbringen.

(b)    up to an amount of CHF 40,000 by the issuance of up to 400,000 fully paid-in registered shares with a nominal value of CHF 0.10 each in connection with the issuance of shares or Rights-Bearing Obligations granted to the members of the Board of Directors, members of executive management, employees, contractors, consultants or other persons providing services to the Company or one of its group companies.

2       Bei der Ausgabe von mit Rechten verbundenen Obligationen durch die Gesellschaft oder einer ihrer Konzerngesellschaften ist das Bezugsrecht der Aktionäre ausgeschlossen. Zum Bezug der neuen Aktien, die bei der Ausübung von mit Rechten verbundenen Obligationen ausgegeben werden, sind die jeweiligen Inhaber der mit Rechten verbundenen Obligationen berechtigt. Die Bedingungen der mit Rechten verbundenen Obligationen sind durch den Verwaltungsrat festzulegen.

2       The pre-emptive rights of the shareholders shall be excluded in connection with the issuance of any Rights-Bearing Obligations by the Company or any of its group companies. The then-current owners of such Right-Bearing Obligations shall be entitled to subscribe for the new shares issued upon conversion, exchange, or exercise of the Rights-Bearing Obligations. The conditions of the Rights-Bearing Obligations shall be determined by the Board of Directors.

Annex C-83

3       Der Verwaltungsrat ist ermächtigt, bei der Ausgabe von mit Rechten verbundenen Obligationen durch die Gesellschaft oder einer ihrer Konzerngesellschaften das Vorwegzeichnungsrecht der Aktionäre zu beschränken oder aufzuheben, falls solche mit Rechten verbunden Obligationen:

3       The Board of Directors shall be authorized to restrict or deny the advance subscription rights of shareholders In connection with the issuance by the Company or one of its group companies of Rights-Bearing Obligations if:

(a) zum Zwecke der Finanzierung oder Refinanzierung der Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für neue Investitionsvorhaben ausgegeben werden; oder	(a) such issuances are for the purpose of financing or refinancing the acquisition of an enterprise, parts of an enterprise, or participations or for new investment projects; or
(b) an strategische Investoren ausgegeben werden; oder	(b) such instruments are issued to strategic investors; or
(c) auf den nationalen oder internationalen Kapitalmärkten oder im Rahmen einer Privatplatzierung emittiert werden.	(c) such instruments are issued on national or international capital markets or through a private placement.
4 Wird das Vorwegzeichnungsrecht durch Beschluss des Verwaltungsrates weder direkt noch indirekt gewährt, gilt Folgendes:	4 If advance subscription rights are neither granted directly or indirectly by the Board of Directors, the following shall apply:
(a) Die mit Rechten verbundenen Obligationen sind zu den jeweils marktüblichen Bedingungen auszugeben oder einzugehen; und	(a) The Rights-Bearing Obligations shall be issued or entered into at market conditions; and

(b)    der Umwandlungs-, Tausch- oder sonstige Ausübungspreis der mit Rechten verbundenen Obligationen ist unter Berücksichtigung des Marktpreises im Zeitpunkt der Ausgabe der mit Rechten verbundenen Obligationen festzusetzen; und

(b)    the conversion, exchange or exercise price of the Rights-Bearing Obligations shall be set with reference to the market conditions prevailing at the date on which the Rights-Bearing Obligations are issued; and

(c) die mit Rechten verbundenen Obligationen sind höchstens während 30 Jahren ab dem jeweiligen Zeitpunkt der betreffenden Ausgabe oder des betreffenden Abschlusses wandel-, tausch- oder ausübbar.	(c) the Rights-Bearing Obligations may be converted, exchanged or exercised during a maximum period of 30 years from the date of the relevant issuance or entry.

5       Bei der Ausgabe von Aktien oder mit Rechten verbundenen Obligationen gemäss Art. 4b Absatz 1(b) dieser Statuten, sind das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Aktionäre der Gesellschaft ausgeschlossen. Die Ausgabe von Aktien oder mit Rechten verbundenen Obligationen an die in Art. 4b Absatz 1(b) dieser Statuten genannten Personen erfolgt gemäss einem oder mehreren Beteiligungsplänen der Gesellschaft. Die Ausgabe von Aktien an die in Art. 4b Absatz 1(b) dieser Statuten genannten Personen kann zu einem Preis erfolgen, der unter dem Kurs der Börse liegt, an der die Aktien gehandelt werden, muss aber mindestens zum Nennwert erfolgen.

5       The pre-emptive rights and advance subscription rights of the shareholders shall be excluded in connection with the issuance of any Shares or Rights-Bearing Obligations pursuant to Art. 4b para 1(b) of these Articles of Association. Shares or Rights-Bearing Obligations shall be issued to any of the persons referred to in Art. 4b para 1(b) of these Articles of Association in accordance with one or more benefit or incentive plans of the Company. Shares may be issued to any of the persons referred to in Art. 4b para 1(b) of these Articles of Association at a price lower than the current market price quoted on the stock exchange on which the Shares are traded, but at least at par value.

Annex C-84

6 Die neuen Aktien, welche über die Ausübung von mit Rechten verbundenen Obligationen erworben werden, unterliegen den Beschränkungen gemäss Artikel 6 dieser Statuten.	6 The new shares acquired through the exercise of Rights Bearing Obligations shall be subject to the limitations pursuant to Article 6 of these Articles of Association.

7       Die Erklärung über den Erwerb von Aktien gestützt auf diesen Artikel 4b hat auf diesen Artikel 4b hinzuweisen und in einer Form, die den Nachweis durch Text ermöglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Aktien gestützt auf diesen Artikel 4b kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch für den Verzicht auf die Ausübung und den Verfall dieses Rechts.

7       The declaration of acquisition of the shares based on this Article 4b shall refer to this Article 4b and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4b may also occur without adherence to any specific form requirement or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

Artikel 4c Bedingtes Kapital (Kategorie A Aktien)	Article 4c Conditional Share Capital (Class A Shares)

1       Das Aktienkapital kann sich um höchstens CHF 4‘000 erhöhen durch Ausgabe von höchstens 400‘000 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.01 im Zusammenhang mit der direkten oder indirekten Ausgabe von Aktien, Optionen oder diesbezüglichen Bezugsrechten an Mitglieder des Verwaltungsrates der Gesellschaft und Mitglieder der Geschäftsleitung der Gruppe.

1       The share capital may be increased in an amount not to exceed CHF 4,000 by the issuance of up to 400,000 fully paid-in registered shares with a nominal value of CHF 0.01 each in connection with the direct or indirect issuance of shares, options or related subscription rights to the members of the Board of Directors of the Company and members of executive management of the group.

2       Bei der Ausgabe von Aktien, Optionen oder diesbezüglichen Bezugsrechten gemäss Artikel 4c Absatz 1 dieser Statuten sind das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Aktionäre der Gesellschaft ausgeschlossen. Die Ausgabe von Aktien, Optionen oder diesbezüglichen Bezugsrechten an die in Artikel 4c Absatz 1 dieser Statuten genannten Personen erfolgt gemäss einem oder mehreren Beteiligungsplänen der Gesellschaft. Die Ausgabe von Aktien oder diesbezüglichen Bezugsrechten an die in Artikel 4c Absatz 1 dieser Statuten genannten Personen kann zu einem Preis erfolgen, der unter dem Kurs der Börse liegt, an der die Aktien gehandelt werden, muss aber mindestens zum Nennwert erfolgen.

2       The pre-emptive rights and advance subscription rights of the shareholders of the Company shall be excluded in connection with the issuance of any shares, options or subscription rights therefor pursuant to Article 4c para 1 of these Articles of Association. Shares, options or subscription rights therefor shall be issued to any of the persons referred to in Article 4c para 1 of these Articles of Association in accordance with one or more participation plans of the Company. Shares or subscription rights therefor may be issued to any of the persons referred to in Article 4c para 1 of these Articles of Association at a price lower than the current market price quoted on the stock exchange on which the Shares are traded, but at least at par value.

3       Der Erwerb der neuen Aktien, welche durch in Artikel 4c Absatz 1 dieser Statuten genannte Personen im Rahmen einem Beteiligungsplan direkt oder indirekt erworben werden, sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Artikel 6 dieser Statuten.

3       The direct or indirect acquisition of the new shares by persons listed in Article 4c para 1 of these Articles of Association in connection with a participation plan and any subsequent transfer of such shares shall be subject to the restrictions of Article 6 of these Articles of Association.

Annex C-85

4       Die Erklärung über den Erwerb von Aktien gestützt auf diesen Artikel 4c hat auf diesen Artikel 4c hinzuweisen und in einer Form, die den Nachweis durch Text ermöglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Aktien gestützt auf diesen Artikel 4c kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch für den Verzicht auf die Ausübung und den Verfall dieses Rechts.

4       The declaration of acquisition of the shares based on this Article 4c shall refer to this Article 4c and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4c may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

Artikel 5 Aktienzertifikate und Bucheffekten	Article 5 Share Certificates and Intermediated Securities

1       Die Gesellschaft gibt ihre Namenaktien in Form von Einzelurkunden, Globalurkunden oder Wertrechten aus. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Die Gesellschaft trägt dafür die Kosten.

1       The Company may issue its registered shares in the form of single certificates, global certificates and uncertificated securities. Subject to applicable law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost associated with any such conversion.

2       Ein Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.

2       A shareholder has no right to request a conversion of the registered shares issued in one form into another form. Each shareholder may, however, at any time request from the Company a written confirmation of the registered shares held by such shareholder, as reflected in the share register.

3 Bucheffekten, denen Namenaktien der Gesellschaft zugrunde liegen, können nicht durch Zession übertragen werden. An diesen Bucheffekten können auch keine Sicherheiten durch Zession bestellt werden.

3       Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment. A security interest in any such intermediated securities also cannot be granted by way of assignment.

Artikel 6 Aktienbuch, Eintragungsbeschränkungen, Nominees	Article 6 Share Register, Restrictions on Registration, Nominees

1       Die Gesellschaft oder ein von ihr beauftragter Dritter führt für die Namenaktien ein Aktienbuch, in welches die Eigentümer und Nutzniesser mit Name und Vorname (bei juristischen Personen die Firma), Adresse und Staatsangehörigkeit (bei juristischen Personen der Sitz) eingetragen werden. Wechselt eine im Aktienbuch eingetragene Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle brieflichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt.

1       The Company shall maintain, itself or through a third party, a share register for the registered shares that lists the surname and first name (the name of the company in case of a legal entity), the address and nationality (the registered office in case of a legal entity) of the shareholders or usufructuaries. A person registered in the share register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to persons registered in the share register shall be deemed to have validly been made if sent to the address recorded in the share register.

Annex C-86

2       Erwerber von Namenaktien werden auf Gesuch als Aktionäre mit Stimmrecht im Aktienbuch eingetragen, falls sie ausdrücklich erklären, diese Namenaktien im eigenen Namen und für eigene Rechnung erworben zu haben.

2       Persons acquiring registered shares shall be registered in the share register as shareholders with voting rights upon their request if they expressly declare to have acquired these registered shares in their own name and for their own account.

3 Der Verwaltungsrat kann einzelne Personen, die im Eintragungsgesuch nicht ausdrücklich erklären, die Namenaktien für eigene Rechnung zu halten, als Nominees mit Stimmrecht im Aktienbuch eintragen.

3       The Board of Directors may register individual persons who do not expressly declare in their registration application to hold the registered shares for their own account as nominees with voting rights.

4       Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs oder Nominees dessen Eintragung im Aktienbuch mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist. Der Betroffene muss über die Streichung sofort informiert werden.

4       After hearing the registered shareholder or Nominee, the Board of Directors may cancel its registration in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The relevant shareholder or Nominee shall be promptly informed of the cancellation.

5 Der Verwaltungsrat regelt die Einzelheiten und trifft die zur Einhaltung der vorstehenden Bestimmungen notwendigen Anordnungen. Der Verwaltungsrat kann seine Aufgaben delegieren.	5 The Board of Directors shall regulate all details and issue the instructions necessary to ensure compliance with the preceding provisions. The Board of Directors may delegate its duties.

6       Ein Erwerber von Aktien der Gesellschaft ist nicht zu einem öffentlichen Kaufangebot nach den Art. 135 und 163 des Bundesgesetzes über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel verpflichtet.

6       The acquirer of shares of the Company is not obliged to make a public offer pursuant to article 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading.

Artikel 7 Rechtsausübung	Article 7 Exercise of Rights
1 Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	1 The Company shall only accept one representative per share.

2       Das Stimmrecht und die damit zusammenhängenden Rechte können der Gesellschaft gegenüber von einem Aktionär, Nutzniesser oder Nominee jeweils nur in dem Umfang ausgeübt werden, wie dieser mit Stimmrecht im Aktienbuch eingetragen ist.

2       The voting right and the rights associated therewith may be exercised vis-à-vis the Company by a shareholder, usufructuary or Nominee only to the extent that such person is registered in the share register with voting rights.

III. Organe	III. Corporate Bodies
A. Die Generalversammlung	A. The General Meeting of Shareholders
Artikel 8 Befugnisse der Generalversammlung	Article 8 Powers of the General Meeting of Shareholders
1 Die Generalversammlung der Aktionäre ist das oberste Organ der Gesellschaft.	1 The General Meeting of Shareholders is the supreme corporate body of the Company.

Annex C-87

2 Der Generalversammlung stehen insbesondere folgende unübertragbare Befugnisse zu:	2 The General Meeting of Shareholders shall have in particular the following inalienable powers:
1. die Festsetzung und Änderung dieser Statuten;	1. the adoption and amendment of these articles of association;
2. die Wahl der Mitglieder des Verwaltungsrates, des Präsidenten des Verwaltungsrates und der Mitglieder des Vergütungsausschusses;	2. the election of the members of the Board of Directors, the Chairman of the Board of Directors and the members of the Compensation Committee;
3. die Wahl der Revisionsstelle;	3. the election of the Auditors;
4. die Wahl des unabhängigen Stimmrechtsvertreters;	4. the election of the independent voting rights representative;
5. die Genehmigung des Lageberichtes und der Konzernrechnung;	5. the approval of the management report and the consolidated financial statements;
6. die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;

6.      the approval of the annual financial statements as well as the resolution on the appropriation of profit shown on the balance sheet, in particular the determination of dividends and of profit sharing by directors;

7. die Entlastung der Mitglieder des Verwaltungsrates und mit der Geschäftsführung betrauten Personen;	7. the discharge from liability of the members of the Board of Directors and the persons entrusted with management;
8. die Genehmigung der Vergütungen des Verwaltungsrates und der Geschäftsleitung gemäss Artikel 26 dieser Statuten; und	8. the approval of the compensation of the Board of Directors and of the Executive Management pursuant to article 26 of these articles of association; and

9.      die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr, vorbehältlich Artikel 716a OR, durch den Verwaltungsrat vorgelegt werden.

9.      the adoption of resolutions on matters that are reserved to the General Meeting of Shareholders by law or these articles of association or that are, subject to article 716a CO, submitted to the General Meeting of Shareholders by the Board of Directors.

Artikel 9 Ordentliche und ausserordentliche Generalversammlungen	Article 9 Ordinary and Extraordinary General Meetings of Shareholders
1 Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Schluss des Geschäftsjahres der Gesellschaft statt.	1 The Ordinary General Meeting of Shareholders shall be held each year within six months after the close of the financial year of the Company.
2 Ausserordentliche Generalversammlungen finden statt, sofern	2 Extraordinary General Meetings of Shareholders shall be held if
(a) der Verwaltungsrat oder die Revisionsstelle es für angezeigt erachten;	(a) the Board of Directors or the Auditors deem it necessary;
(b) es eine Generalversammlung beschliesst; oder	(b) so resolved by a General Meeting of Shareholders; or

Annex C-88

(c)     Aktionäre, die alleine oder zusammen mindestens 5 Prozent des Aktienkapitals oder der Stimmen vertreten, dies gemeinsam schriftlich unter Angabe des Verhandlungsgegenstandes und des Antrages, und bei Wahlen der Namen der vorgeschlagenen Kandidaten, verlangen.

(c)     shareholders who hold, alone or together, shares representing at least 5 percent of the share capital or the voting rights so request in writing, indicating the matters to be discussed and the corresponding proposals and, in case of elections, the names of the proposed candidates.

Artikel 10 Einberufung	Article 10 Notice

1       Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls die Revisionsstelle, spätestens 20 Kalendertag vor dem Tag der Versammlung einberufen. Das Einberufungsrecht steht auch den Liquidatoren und Vertretern der Anleihensgläubiger zu.

1       Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditors, no later than 20 calendar days prior to the date of the meeting. Liquidators and representatives of bondholders are also entitled to call a General Meeting of Shareholders.

2       Die Einberufung zur Generalversammlung erfolgt durch einmalige Bekanntmachung im Publikationsorgan der Gesellschaft gemäss Artikel 36 dieser Statuten. Eingetragene Aktionäre können überdies schriftlich orientiert werden.

2       Notice of the General Meeting of Shareholders shall be given by way of a one-time announcement in the official means of publication of the Company pursuant to article 36 of these articles of association. Registered shareholders may in addition be notified in writing.

3       Spätestens 20 Kalendertage vor der ordentlichen Generalversammlung sind der Geschäftsbericht, der Vergütungsbericht und die Revisionsberichte den Aktionären am Sitz der Gesellschaft zur Einsicht aufzulegen. Eingetragene Aktionäre sind darüber in der Einberufung schriftlich zu orientieren.

3       The management report, the compensation report and the auditors‘ reports shall be made available for inspection by the shareholders at the registered office of the Company no later than 20 calendar days prior to the Annual General Meeting of Shareholders. Registered shareholders shall be notified about this in writing in the notice of the General Meeting of Shareholders.

4       Die Einberufung muss die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates und des oder der Aktionäre, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, und bei Wahlgeschäften die Namen der zur Wahl vorgeschlagenen Kandidaten enthalten.

4       The notice of a General Meeting of Shareholders shall specify the items on the agenda as well as the proposals of the Board of Directors and the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda and, in the event of elections, the names of the nominated candidates.

Artikel 11 Traktandierung	Article 11 Agenda

1       Aktionäre, die alleine oder zusammen mindestens 0.5 Prozent des Aktienkapitals oder der Stimmen vertreten, können die Traktandierung eines Verhandlungsgegenstandes verlangen. Die Traktandierung muss mindestens 45 Kalendertage vor der Versammlung schriftlich unter Angabe des Verhandlungsgegenstandes und der Anträge der Aktionäre anbegehrt werden. Soll eine Begründung in die Einberufung der Generalversammlung aufgenommen werden, ist sie innert derselben Frist einzureichen und kurz, klar und prägnant zu formulieren.

1       Shareholders who, alone or together, represent at least 0.5 per cent of the share capital or the voting rights may request that an item be included on the agenda. Such request must be made in writing at least 45 calendar days prior to the General Meeting of Shareholders, specifying the agenda item and the proposals of the shareholders. If an explanatory statement is to be included in the invitation to the General Meeting of Shareholders, it must be submitted within the same period and be brief, clear and concise.

Annex C-89

2       Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen kann die Generalversammlung keine Beschlüsse fassen; ausgenommen sind hiervon jedoch an einer Generalversammlung gestellte Anträge auf Einberufung einer ausserordentlichen Generalversammlung oder auf Durchführung einer Sonderprüfung.

2       No resolutions may be passed at a General Meeting of Shareholders on proposals concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a General Meeting of Shareholders to convene an Extraordinary General Meeting of Shareholders or to initiate a special audit.

3 Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.	3 No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.
Artikel 11a Tagungsort	Article 11a Venue
1 Der Verwaltungsrat bestimmt den Tagungsort der Generalversammlung, welche in der Schweiz oder im Ausland durchgeführt werden kann.	1 The Board of Directors shall determine the venue of the General Meeting of Shareholders, which may be held in Switzerland or abroad.

2       Der Verwaltungsrat kann bestimmen, dass die Generalversammlung an verschiedenen Orten gleichzeitig durchgeführt wird, sofern die Voten der Teilnehmer unmittelbar in Bild und Ton an sämtliche Tagungsorte übertragen werden, und dass die Aktionäre, die nicht am Tagungsort (oder den Tagungsorten) der Generalversammlung anwesend sind, ihre Rechte auf elektronischem Weg ausüben können.

2       The Board of Directors can determine that the General Meeting of Shareholders be held simultaneously at different locations, provided that the contributions of the participants are transmitted directly in video and audio to all venues and that shareholders who are not present at the venue(s) of the General Meeting of Shareholders may exercise their rights by electronic means.

3 Alternativ kann der Verwaltungsrat vorsehen, dass die Generalversammlung auf elektronischem Weg ohne Tagungsort durchgeführt wird.	3 Alternatively, the Board of Directors may also provide that the General Meeting of Shareholders will be held by electronic means without a venue.
Artikel 12 Vorsitz der Generalversammlung, Stimmenzähler, Protokoll	Article 12 Chairman, Vote Counters, Minutes

1       Der Präsident des Verwaltungsrates führt den Vorsitz in der Generalversammlung. Bei seiner Abwesenheit führt der Vizepräsident des Verwaltungsrates, ein anderes Mitglied oder eine vom Verwaltungsrat bezeichnete Person den Vorsitz. Steht kein Mitglied des Verwaltungsrates zur Verfügung und hat der Verwaltungsrat keinen Vertreter bezeichnet, so wird der Vorsitzende von der Generalversammlung gewählt.

1       The Chairman of the Board of Directors shall chair the General Meeting. In his absence, the Vice-Chairman of the Board of Directors, another member or a person designated by the Board of Directors shall chair the General Meeting of Shareholders. If no member of the Board of Directors is available and no other person has been designated by the Board of Directors, the acting chair shall be elected by the General Meeting of Shareholders.

2       Der Vorsitzende der Generalversammlung bezeichnet einen Protokollführer und die Stimmenzähler, die alle nicht Aktionäre sein müssen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.

2       The acting chair of the General Meeting of Shareholders shall appoint the secretary and the vote counters, none of whom need be shareholders. The minutes shall be signed by the acting chair of the General Meeting of Shareholders and the secretary.

3 Der Vorsitzende der Generalversammlung hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe Durchführung der Generalversammlung nötig und angemessen sind.	3 The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.

Annex C-90

Artikel 13 Stimmrecht, Vertretung	Article 13 Voting Rights, Representation
1 Jede Aktie berechtigt zu einer Stimme. Das Stimmrecht untersteht den Bedingungen von Artikel 6 und 7 dieser Statuten.	1 Each share shall convey the right to one vote. The voting rights are subject to the conditions of Articles 6 and 7 of these articles of association.

2       Der Verwaltungsrat erlässt die Verfahrensvorschriften über die Teilnahme und Vertretung an der Generalversammlung und regelt die Anforderungen an Vollmachten und Weisungen. Ein Aktionär kann sich an der Generalversammlung nur durch den unabhängigen Stimmrechtsvertreter, seinen gesetzlichen Vertreter oder mittels schriftlicher Vollmacht durch einen anderen Bevollmächtigten, der nicht Aktionär zu sein braucht, vertreten lassen. Alle von einem Aktionär gehaltenen Aktien können nur von einer Person vertreten werden.

2       The Board of Directors shall issue the rules regarding the participation in and representation at the General Meeting of Shareholders and determine the requirements as to proxies and instructions. A shareholder may only be represented at the General Meeting of Shareholders by the independent voting rights representative, its legal representative or, by means of a written proxy by another proxy holder who need not be a shareholder. All shares held by a shareholder may only be represented by one person.

3 Die Generalversammlung wählt den unabhängigen Stimmrechtsvertreter für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.

3       The General Meeting of Shareholders shall elect the independent voting rights representative for a term of office until completion of the next Annual General Meeting of Shareholders. Re-election is possible.

4 Hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter, wird dieser für die nächste Generalversammlung vom Verwaltungsrat bezeichnet.

4       If the Company does not have an independent voting rights representative, the Board of Directors shall appoint the independent voting rights representative for the next General Meeting of Shareholders.

Artikel 14 Beschlüsse, Wahlen	Article 14 Resolutions, Elections
1 Die Generalversammlung beschliesst und wählt mit der absoluten Mehrheit der vertretenen Stimmen, soweit es das Gesetz oder diese Statuten nicht anders bestimmen.

1       The General Meeting of Shareholders shall pass its resolutions and adopt its elections by the absolute majority of the votes represented, unless required otherwise by law or these articles of association.

2       Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist insbesondere erforderlich für:

2       Two-thirds of the votes represented and the absolute majority of the nominal value of shares represented shall be required in particular for the General Meeting of Shareholders to adopt resolutions on the following matters:

1. die Änderung des Gesellschaftszweckes;	1. the modification of the purpose of the Company;
2. die Zusammenlegung von Aktien (soweit die Aktien börsenkotiert sind);	2. the consolidation of shares (to the extent such shares are listed on a stock exchange);
3. eine Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder durch Verrechnung mit einer Forderung und die Gewährung von besonderen Vorteilen;	3. a share capital increase through the conversion of freely available equity, a contribution in kind, and the grant of special privileges;
4. die Einschränkung oder Aufhebung des Bezugsrechts;	4. the limitation on or withdrawal of pre-emptive rights;
5. die Einführung oder Änderung eines bedingten Kapitals oder eines Kapitalbands;	5. the creation of or the amendment to a conditional capital or of a capital band;

Annex C-91

6. die Beschränkung der Übertragbarkeit von Namenaktien und die Aufhebung einer solchen Beschränkung;	6. the restriction on the transferability of shares or cancellation of such restriction;
7. die Einführung oder Aufhebung von Stimmrechtsaktien; und	7. the creation or cancellation of shares with privileged voting rights;
8. einen Wechsel der Währung des Aktienkapitals;	8. a change of the currency in which the share capital is denominated;
9. die Dekotierung von Beteiligungspapiere der Gesellschaft;	9. the delisting of the Company‘s equity securities;
10. die Verlegung des Sitzes der Gesellschaft;	10. a change in the registered office of the Company;
11. die Einführung einer statutarischen Schiedsklausel; und	11. the introduction of an arbitration provision in the Articles; and
12. die Auflösung der Gesellschaft.	12. the dissolution of the Company.

3       Die Abstimmungen und Wahlen erfolgen offen, es sei denn, dass die Generalversammlung schriftliche oder elektronische Abstimmung respektive Wahl beschliesst oder der Vorsitzende dies anordnet. Der Vorsitzende kann eine Abstimmung oder Wahl jederzeit wiederholen lassen, sofern nach seiner Meinung Zweifel am Abstimmungsergebnis bestehen; in diesem Fall gilt die vorausgegangene Abstimmung oder Wahl als nicht geschehen.

3       Resolutions and elections shall be taken openly, unless a secret ballot or electronic voting is resolved by the General Meeting of Shareholders or is ordered by the acting chair. The acting chair may at any time order that a resolution or election be repeated if he considers the vote to be in doubt. The resolution or election previously held shall then be deemed to have not taken place.

4 Kommt im ersten Wahlgang eine Wahl nicht zustande und steht mehr als ein Kandidat zur Wahl, ordnet der Vorsitzende einen zweiten Wahlgang an, in dem das relative Mehr entscheidet.	4 If the first vote fails to result in an election and more than one candidate is standing for election, the acting chair shall order a second vote in which a relative majority shall be decisive.
B. Der Verwaltungsrat	B. The Board of Directors
Artikel 15 Anzahl Verwaltungsräte	Article 15 Number of Directors
1 Der Verwaltungsrat besteht aus mindestens drei und höchstens 12 Mitgliedern.	1 The Board of Directors shall consist of not less than three and no more than 12 members.
2 Jede Aktionärskategorie hat Anspruch auf Wahl eines Vertreters in den Verwaltungsrat.	2 Each share class is entitled to elect one representative to the Board of Directors.
Artikel 16 Wahl und Amtsdauer	Article 16 Term of Office

1       Die Generalversammlung wählt die Mitglieder des Verwaltungsrates und den Präsidenten des Verwaltungsrates einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.

1       The General Meeting of Shareholders shall elect the members of the Board of Directors and the Chairman of the Board of Directors individually and for a term of office until the completion of the next Annual General Meeting of Shareholders. Re-election is possible.

2 Ist das Präsidium des Verwaltungsrates vakant, bezeichnet der Verwaltungsrat bis zum Abschluss der nächsten ordentlichen Generalversammlung aus seiner Mitte einen Präsidenten.

2       If the office of the Chairman of the Board of Directors is vacant, the Board of Directors shall appoint a new Chairman from among its members for a term of office extending until completion of the next Annual General Meeting of Shareholders.

Annex C-92

Artikel 17 Organisation des Verwaltungsrates	Article 17 Organization of the Board of Directors

1       Vorbehältlich der Wahl des Präsidenten und der Mitglieder des Vergütungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selbst. Der Verwaltungsrat kann einen oder mehrere Vizepräsidenten wählen. Er bezeichnet ferner einen Sekretär, der nicht Mitglied des Verwaltungsrates sein muss.

1       Except for the election of the Chairman of the Board of Directors and the members of the Compensation Committee by the General Meeting of Shareholders, the Board of Directors shall constitute itself. The Board of Directors may elect one or several Vice-Chairmen. The Board of Directors shall further appoint a secretary who need not be member of the Board of Directors.

2 Der Verwaltungsrat ordnet im Übrigen und vorbehältlich Artikel 19 ff. dieser Statuten seine Organisation und Beschlussfassung durch ein Organisationsreglement.	2 Subject to Article 19 et seq. of these articles of association, the Board of Directors shall regulate its organization and the adoption of resolutions in the organizational regulations.
Artikel 18 Ersatz der Auslagen, Schadloshaltung	Article 18 Reimbursement of Expenses, Indemnification
1 Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz sämtlicher ihrer im Interesse der Gesellschaft aufgewendeten Auslagen.	1 The members of the Board of Directors shall be entitled to the reimbursement of all expenses incurred in the interest of the Company.

2       Soweit gesetzlich zulässig, hält die Gesellschaft aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Schäden, Verluste und Kosten aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf- oder verwaltungsrechtlicher oder anderer Natur schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen entstehen aufgrund von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten oder aufgrund der Tatsache, dass sie Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft sind oder waren oder auf Aufforderung der Gesellschaft als Mitglied des Verwaltungsrates, der Geschäftsleitung oder als Arbeitnehmer oder Agent eines anderen Unternehmens, einer anderen Gesellschaft, einer nicht-rechtsfähigen Personengesellschaft oder eines Trusts sind oder waren. Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen, nicht weiterziehbaren Entscheid eines zuständigen Gerichts bzw. einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.

2       The Company shall indemnify and hold harmless, to the extent permitted by law, the existing and former members of the Board of Directors and Executive Management, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or completed actions, suits or proceedings — whether civil, criminal, administrative or investigative — and all costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a member of the Board of Director or Executive Management of the Company, or while serving as a member of the Board of Directors or Executive Management of the Company is or was serving at the request of the Company as a director, member of the executive management, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the Board of Director or Executive Management.

Annex C-93

3       Ohne den vorangehenden Absatz 2 dieses Artikels 18 einzuschränken, bevorschusst die Gesellschaft aktuellen oder ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung Gerichts- und Anwaltskosten. Die Gesellschaft kann solche Vorschüsse zurückfordern, wenn ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde in einem endgültigen, nicht weiterziehbaren Urteil bzw. Entscheid zum Schluss kommt, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.

3       Without limiting the foregoing paragraph 2 of this Article 18, the Company shall advance court costs and attorneys’ fees to the existing and former members of the Board of Directors and Executive Management. The Company may however recover such advanced costs if any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the Board of Directors or Executive Management.

Artikel 19 Einberufung, Beschlussfassung, Protokoll	Article 19 Convening of Meetings, Resolutions, Minutes

1       Sitzungen des Verwaltungsrates werden vom Präsidenten oder im Falle seiner Verhinderung vom Vizepräsidenten oder einem anderen Mitglied des Verwaltungsrates einberufen, so oft dies als notwendig erscheint oder wenn ein Mitglied es schriftlich unter Angabe der Gründe verlangt.

1       The Board of Directors shall meet at the invitation of its Chairman or, failing him, of the Vice-Chairman or of another member of the Board of Directors as often as the business of the Company shall require or if a member requests it in writing indicating the reasons.

2       Sofern das vom Verwaltungsrat erlassene Organisationsreglement nichts anderes festlegt, ist zur Beschlussfähigkeit des Verwaltungsrates die Anwesenheit der Mehrheit seiner Mitglieder erforderlich. Kein Präsenzquorum ist erforderlich für die Anpassungs- und Feststellungsbeschlüsse des Verwaltungsrates im Zusammenhang mit Kapitalerhöhungen oder daraus folgende Statutenänderungen.

2       Except as otherwise set forth in the organizational regulations, the Board of Directors shall only have a quorum if the majority of the members of the Board of Directors is present. No attendance quorum shall be required for resolutions of the Board of Directors providing for the amendment and confirmation of a capital increase or for the amendment of the articles of association in connection therewith.

3 Der Verwaltungsrat fasst seine Beschlüsse mit der Mehrheit der abgegebenen Stimmen. Der Vorsitzende hat den Stichentscheid.	3 The Board of Directors shall adopt its resolutions by a majority of votes cast. In the case of a tie, the acting chair shall have the casting vote.
4 Beschlüsse können auch auf schriftlichem Weg gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt.	4 Resolutions may also be adopted by way of written consent, unless a member shall request discussion thereof.
5 Die Beschlüsse sind in einem Protokoll festzuhalten, das vom Vorsitzenden und dem Sekretär zu unterzeichnen ist.	5 The decisions of the Board of Directors shall be recorded in minutes to be signed by the acting chair and the secretary.
Artikel 20 Befugnisse des Verwaltungsrates	Article 20 Powers of the Board of Directors
1 Der Verwaltungsrat kann in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.	1 The Board of Directors may pass resolutions with respect to all matters which are not by law, by these articles of association or by regulations delegated to another corporate body of the Company.

Annex C-94

2 Er hat folgende unübertragbare und unentziehbare Aufgaben:	2 It shall have the following non-transferable and inalienable duties:
1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	1. the ultimate management of the Company and the issuance of necessary instructions;
2. die Festlegung der Organisation der Gesellschaft;	2. the determination of the organization of the Company;
3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle und der Finanzplanung;	3. the structuring of the accounting system, of the financial controls and the financial planning;
4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und die Regelung der Zeichnungsberechtigung;	4. the appointment and removal of the persons entrusted with management and representation, and issuance of rules on the signature authority;
5. die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5. the ultimate supervision of the persons entrusted with the management, in particular in view of compliance with the law, these articles of association, regulations and directives;
6. die Erstellung des Geschäftsberichtes und des Vergütungsberichtes;	6. the preparation of the business report and the compensation report;
7. die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	7. the preparation of the General Meeting of Shareholders and the implementation of its resolutions;
8. die Beschlussfassung über nachträgliche Leistung von Einlagen auf nicht vollständig liberierte Aktien und daraus folgende Statutenänderungen;	8. the adoption of resolutions on the performing of additional contributions to shares of the Company not fully paid in and the corresponding amendments of the articles of association;

9.      die Beschlussfassung über die Erhöhung des Aktienkapitals, soweit dies in der Kompetenz des Verwaltungsrates liegt, die Feststellung von Kapitalerhöhungen, die Erstellung des Kapitalerhöhungsberichts und die Vornahme der entsprechenden Statutenänderungen (einschliesslich Löschungen);

9.      the adoption of resolutions on the increase of the share capital to the extent that such power is vested in the Board of Directors, the ascertainment of capital increases, the preparation of the report on the capital increase, and the respective amendments of the articles of association (including deletions);

10. die gemäss Fusionsgesetz unübertragbaren und unentziehbaren Aufgaben und Befugnisse des Verwaltungsrates;	10. the non-transferable duties and powers of the Board of Directors pursuant to the Swiss Merger Act;
11. die Einreichung eines Gesuchs um Nachlassstundung und die Benachrichtigung des Gerichts im Falle der Überschuldung;	11. filing an application for a debt restructuring moratorium and notifying the court if liabilities exceed assets;
12. andere durch Gesetz oder Statuten dem Verwaltungsrat vorbehaltene Aufgaben und Befugnisse.	12. other powers and duties reserved to the Board of Directors by law or these articles of association.

Annex C-95

3       Im Übrigen kann der Verwaltungsrat die Geschäftsführung sowie die Vertretung der Gesellschaft im Rahmen dieser Statuten durch Erlass eines Organisationsreglements ganz oder teilweise an einzelne oder mehrere seiner Mitglieder oder an Dritte übertragen.

3       In all other respects, the Board of Directors may delegate in whole or in part the management and the representation of the Company within the framework set by these articles of association and the law to one or several of its members or to third parties by the means of organizational regulations.

C. Der Vergütungsausschuss	C. The Compensation Committee
Artikel 21 Anzahl Mitglieder	Article 21 Number of Members
Der Vergütungsausschuss besteht aus mindestens drei Mitgliedern des Verwaltungsrates. Die Mitglieder müssen nicht-exekutiv und unabhängig sein.	The Compensation Committee shall consist of no less than three members of the Board of Directors. The members of the Compensation Committee shall be non-executive and independent.
Artikel 22 Wahl und Amtsdauer	Article 22 Election and Term of Office
1 Die Generalversammlung wählt die Mitglieder des Vergütungsausschusses einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.

1       The General Meeting of Shareholders shall elect the members of the Compensation Committee individually for a term of office until the completion of the next Annual General Meeting of Shareholders. Re-election is possible.

2       Scheiden ein oder mehrere Mitglieder aus oder ist der Vergütungsausschuss nicht vollständig besetzt, kann der Verwaltungsrat bis zum Abschluss der nächsten ordentlichen Generalversammlung aus seiner Mitte Mitglieder bezeichnen.

2       If there are vacancies on the Compensation Committee, the Board of Directors may appoint substitute members from among its members for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

Artikel 23 Organisation des Vergütungsausschusses	Article 23 Organisation of the Compensation Committee
1 Der Vergütungsausschuss konstituiert sich selbst. Der Verwaltungsrat bezeichnet aus seiner Mitte einen Vorsitzenden.	1 The Compensation Committee shall constitute itself. The Board of Directors shall elect a chairman from among its members.
2 Im Übrigen erlässt der Verwaltungsrat ein Reglement über die Organisation und Beschlussfassung des Vergütungsausschusses.	2 The Board of Directors shall issue regulations establishing the organization and decision-making process of the Compensation Committee.
Artikel 24 Aufgaben und Zuständigkeiten	Article 24 Duties and Powers

1       Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Festsetzung und Überprüfung der Vergütungspolitik und -richtlinien sowie bei der Vorbereitung der Anträge zuhanden der Generalversammlung betreffend die Vergütung des Verwaltungsrates und der Geschäftsleitung. Er kann dem Verwaltungsrat Vorschläge zu weiteren Vergütungsfragen unterbreiten.

1       The Compensation Committee shall support the Board of Directors in establishing and reviewing the compensation strategy and guidelines as well as in preparing the proposals to the General Meeting of Shareholders regarding the compensation of the Board of Directors and the Executive Management. It may submit proposals to the Board of Directors in other compensation-related issues.

Annex C-96

2       Der Verwaltungsrat legt in einem Reglement fest, für welche Funktionen des Verwaltungsrates und der Geschäftsleitung der Vergütungsausschuss, gemeinsam mit dem Präsidenten des Verwaltungsrates oder alleine, Vorschläge für die Leistungswerte, Zielwerte und Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung unterbreitet und für welche Funktionen er im Rahmen dieser Statuten und der vom Verwaltungsrat erlassenen Richtlinien die Leistungswerte, Zielwerte und Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung festsetzt.

2       The Board of Directors shall determine in regulations for which positions of the Board of Directors and the Executive Management the Compensation Committee, together with the Chairman of the Board of Directors or alone, shall submit proposals for the performance metrics, target values and the compensation of the members of the Board of Directors and the Executive Management, and for which positions it shall itself determine, in accordance with these articles of association and the compensation guidelines established by the Board of Directors, the performance metrics, target values and the compensation of the members of the Board of Directors and the Executive Management.

3 Der Verwaltungsrat kann dem Vergütungsausschuss weitere Aufgaben zuweisen.	3 The Board of Directors may delegate further tasks to the Compensation Committee.
D. Die Revisionsstelle	D. The Auditors
Artikel 25	Article 25
1 Die Generalversammlung wählt die Revisionsstelle für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	1 The General Meeting of Shareholders shall elect the Auditors for a term of office until the completion of the next Ordinary General Meeting of Shareholders. Re-election is possible.
2 Der Revisionsstelle obliegen die ihr vom Gesetz zugewiesenen Befugnisse und Pflichten.	2 The Auditors shall have the powers and duties vested in it by law.
3 Der Verwaltungsrat kann die Revisionsstelle jederzeit beauftragen, besondere Abklärungen, insbesondere Zwischenrevisionen, durchzuführen und darüber Bericht zu erstatten.	3 The Board of Directors may mandate at any time the Auditors to perform special investigations, in particular interim audits, and to prepare a report on its findings.
IV. Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung	IV. Compensation of the Members of the Board of Directors and the Executive Management
Artikel 26 Genehmigung der Vergütungen durch die Generalversammlung	Article 26 Approval of the Compensation by the General Meeting of Shareholders
1 Die Generalversammlung genehmigt jährlich und separat die Anträge des Verwaltungsrates in Bezug auf die Gesamtbeträge:	1 The General Meeting of Shareholders shall approve annually and separately the proposals of the Board of Directors in relation to the aggregate amounts of:
1. für die maximale Vergütung des Verwaltungsrates für die Dauer bis zur nächsten ordentlichen Generalversammlung;	1. the maximum compensation of the Board of Directors until the completion of the next Annual General Meeting of Shareholders;
2. für die maximale Vergütung der Geschäftsleitung für das kommende Geschäftsjahr; und	2. the maximum compensation of the Executive Management for the next fiscal year; and
3. allenfalls weitere Vergütungsperioden für bestimmte Vergütungselemente.	3. additional compensation periods for specific compensation elements, if applicable.
2 Der Verwaltungsrat kann der Generalversammlung abweichende oder zusätzliche Anträge in Bezug auf die gleichen oder andere Zeitperioden zur Genehmigung vorlegen.	2 The Board of Directors may submit for approval by the General Meeting of Shareholders deviating or additional proposals relating to the same or different periods.

Annex C-97

3       Genehmigt die Generalversammlung einen Antrag des Verwaltungsrates nicht, setzt der Verwaltungsrat unter Berücksichtigung aller relevanten Umstände den entsprechenden (maximalen) Gesamtbetrag oder mehrere (maximale) Teilbeträge fest und unterbreitet den oder die so festgesetzten Beträge einer Generalversammlung zur Genehmigung.

3       In the event the General Meeting of Shareholders does not approve a proposal of the Board of Directors, the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) partial amounts, and submit the amount(s) so determined for approval by a General Meeting of Shareholders.

4 Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Vergütungen vor der Genehmigung durch die Generalversammlung ausrichten, unter Vorbehalt der nachträglichen Genehmigung.	4 The Company or companies controlled by it may pay or grant compensation prior to approval by the General Meeting of Shareholders subject to subsequent approval.
Artikel 27 Zusatzbetrag für Veränderungen in der Geschäftsleitung	Article 27 Supplementary Amount for Changes to the Executive Management

Reicht der bereits von der Generalversammlung genehmigte maximale Gesamtbetrag der Vergütung nicht aus für die Vergütung einer oder mehrerer Personen, die nach dem Zeitpunkt der Genehmigung der Vergütung der Geschäftsleitung für die massgebende Vergütungsperiode durch die Generalversammlung Mitglieder der Geschäftsleitung werden, sind die Gesellschaft oder von ihr kontrollierte Unternehmen ermächtigt, diesem oder diesen Mitgliedern während der bereits genehmigten Vergütungsperiode(n) einen Zusatzbetrag auszurichten. Als Zusatzbetrag können die Gesellschaft oder von ihr kontrollierte Gesellschaften jeder solcher Person je relevante Vergütungsperiode für jeden der beiden nachfolgenden Zwecke je einen die Gesamtjahresvergütung des betreffenden Vorgängers bzw. für eine ähnliche vorbestehende Funktion um bis zu 40% übersteigenden Betrag zuteilen oder bezahlen: (1) als Vergütung für die relevante Vergütungsperiode; und zusätzlich (2) zum Ausgleich der Nachteile, die im Zusammenhang mit dem Stellenwechsel entstehen. Für die Zwecke dieser Bestimmung gilt als Gesamtjahresvergütung die im jüngsten Vergütungsbericht der Gesellschaft für das vorangehende Geschäftsjahr ausgewiesene Gesamtjahresvergütung des betreffenden Vorgängers bzw. für eine ähnliche vorbestehende Funktion; für die kurzfristige und langfristige Leistungs- oder Erfolgsvergütung ist dabei auf die tatsächlichen Werte oder, sofern höher, die Zielwerte der betreffenden Vergütungselemente abzustellen, je wie sie im jüngsten Vergütungsbericht der Gesellschaft für das vorangehende Geschäftsjahr ausgewiesen sind. Die Gesellschaft oder von ihr kontrollierte Gesellschaften dürfen gestützt auf die Bestimmung dieses Artikel 27 je relevante Vergütungsperiode keinesfalls an mehr als fünf (5) Personen einen Zusatzbetrag im Rahmen der Maximalwerte gemäss der Bestimmung dieses Artikels 27 zuteilen oder bezahlen.

If the maximum aggregate amount of compensation already approved by the General Meeting of Shareholders is not sufficient to also cover the compensation of one or more persons who become members of the Executive Management after the General Meeting of Shareholders has approved the compensation of the Executive Management for the relevant period then the Company or companies controlled by it shall be authorized to pay such members a supplementary amount during the compensation period(s) already approved. The Company or companies under its control may grant or pay as supplementary amount to each such person for each relevant compensation period for each of the following two purposes a separate amount of up to 40% in excess of the total annual compensation of the respective predecessor or for a similar preexisting position: (1) as compensation for the relevant compensation period; and, in addition, (2) as compensation for any prejudice incurred in connection with the change of employment. For purposes of this provision, total annual compensation shall mean the total annual compensation of the respective predecessor or for a similar preexisting position as disclosed in the most recent compensation report of the Company in relation to the preceding fiscal year; for such purposes, short-term and long-term incentive compensation shall be included on the basis of the actual values or, if higher, the target values of the respective compensation elements, in each case as disclosed in the most recent compensation report of the Company in relation to the preceding fiscal year. On the basis of this Article 27, the Company or companies under its control may in no event grant or pay, in each relevant compensation period, a supplementary amount to more than five (5) persons within the limitations of the maximum values pursuant to the provision of this Article 27.

Annex C-98

Artikel 28 Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung	Article 28 Compensation of the Members of the Board of Directors and the Executive Management

1       Die Vergütung der nicht-exekutiven Mitglieder des Verwaltungsrates umfasst eine feste Grundentschädigung und kann weitere Vergütungselemente und Leistungen umfassen. Die Gesamtvergütung berücksichtigt Funktion und Verantwortungsstufe des Empfängers.

1       The compensation of the non-executive members of the Board of Directors consists of a fixed base compensation and may consist of further compensation elements. Total compensation shall take into account position and level of responsibility of the recipient.

2       Die Vergütung der exekutiven Mitglieder des Verwaltungsrates und der Mitglieder der Geschäftsleitung umfasst fixe und variable Vergütungselemente. Die variable Vergütung richtet sich nach der Erreichung bestimmter Leistungsziele. Die Gesamtvergütung berücksichtigt Funktion und Verantwortungsstufe des Empfängers.

2       The compensation of the executive members of the Board of Directors and of the members of the Executive Management consists of fixed and variable compensation elements. Variable compensation shall take into account the achievement of specific performance targets. Total compensation shall take into account position and level of responsibility of the recipient.

3       Die Leistungsziele können persönliche Ziele, Unternehmens-, Gruppen- oder bereichsspezifische Ziele oder im Vergleich zum Markt, zu anderen Unternehmen oder zu vergleichbaren Richtgrössen berechnete Ziele umfassen, unter Berücksichtigung von Funktion und Verantwortungsstufe des Empfängers der variablen Vergütung. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legt die Gewichtung der Leistungsziele und die jeweiligen Zielwerte fest.

3       The performance targets may include individual targets, targets of the company, group or parts thereof or targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine the relative weight of the performance targets and the respective target values.

4       Die Vergütung kann in der Form von Geld, Aktien oder Sach- oder Dienstleistungen ausgerichtet werden; die Vergütung kann zudem auch in der Form von Optionen, vergleichbaren Instrumenten oder Einheiten gewährt werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legt Zuteilungsbedingungen, Vesting-Bedingungen, Ausübungsbedingungen und -fristen sowie allfällige Sperrfristen und Verfallsbedingungen fest. Sie können insbesondere vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse wie eines Kontrollwechsels oder der Beendigung eines Arbeits- oder Mandatsverhältnisses Vesting-Bedingungen, Ausübungsbedingungen und — fristen, Sperrfristen und Verfallsbedingungen weiter gelten, verkürzt oder aufgehoben werden, Vergütungen unter Annahme der Erreichung der Zielwerte ausgerichtet werden oder Vergütungen verfallen. Die Gesellschaft kann die erforderlichen Aktien oder andere Beteiligungspapiere auf dem Markt erwerben oder unter Nutzung ihres bedingten Kapitals bereitstellen.

4       Compensation may be paid in the form of cash, shares, or in the form of other types of benefits; compensation may also be granted in the form of options or comparable instruments or units. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine grant, vesting, exercise, restriction and forfeiture conditions and periods. In particular, they may provide for continuation, acceleration or removal of vesting, exercise, restriction and forfeiture conditions and periods, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares or other securities through purchases in the market or by using contingent share capital.

Annex C-99

5 Die Vergütung kann durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften ausgerichtet werden.	5 Compensation may be paid by the Company or companies controlled by it.
V. Verträge mit Mitgliedern des Verwaltungsrates und der Geschäftsleitung	V. Agreements with Members of the Board of Directors and the Executive Management
Artikel 29	Article 29

1       Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern des Verwaltungsrates unbefristete oder befristete Verträge über die Vergütung abschliessen. Die Dauer und Beendigung richten sich nach Amtsdauer und Gesetz.

1       The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with members of the Board of Directors relating to their compensation. Duration and termination shall comply with the term of office and the law.

2       Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung unbefristete oder befristete Arbeitsverträge abschliessen. Befristete Arbeitsverträge haben eine Höchstdauer von einem Jahr; eine Erneuerung ist zulässig. Unbefristete Arbeitsverträge haben eine Kündigungsfrist von maximal zwölf Monaten.

2       The Company or companies controlled by it may enter into employment agreements for a fixed term or for an indefinite term with members of the Executive Management. Employment agreements for a fixed term may have a maximum duration of one year; renewal is possible. Employment agreements for an indefinite term may have a termination notice period of maximum twelve months.

3       Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung Konkurrenzverbote für die Zeit nach Beendigung eines Arbeitsverhältnisses vereinbaren. Deren Dauer darf ein Jahr nicht übersteigen, und die für ein solches Konkurrenzverbot bezahlte Entschädigung darf den Durschnitt der Vergütung des betreffenden Mitglieds in den drei vorangehenden Geschäftsjahren nicht übersteigen.

3       The Company or companies controlled by it may enter into non-compete agreements with members of the Executive Management for the time after termination of employment. Their duration shall not exceed one year, and the consideration paid for such non-compete undertaking shall not exceed in total the amount corresponding to the average of compensation of such member during the three preceding financial years.

VI. Mandate ausserhalb des Konzerns, Kredite und Darlehen	VI. Mandates Outside of the Group, Credits and Loans
Artikel 30 Mandate ausserhalb des Konzerns	Article 30 Mandates Outside of the Group
1 Kein Mitglied des Verwaltungsrates kann mehr als zehn (10) zusätzliche Mandate wahrnehmen, wovon nicht mehr als fünf (5) in börsenkotierten Unternehmen.	1 No member of the Board of Directors may hold more than ten (10) additional mandates of which no more than five (5) may be in listed companies.
2 Kein Mitglied der Geschäftsleitung kann mehr als fünf (5) Mandate wahrnehmen, wovon nicht mehr als eines (1) in einem börsenkotierten Unternehmen.	2 No member of the Executive Management may hold more than five (5) mandates of which no more than one (1) may be in a listed company.
3 Die folgenden Mandate fallen nicht unter dies Beschränkungen gemäss Absatz 1 und 2 dieses Artikels:	3 The following mandates shall not be subject to the limitations set forth in paragraphs 1 and 2 of this Article:
(a) Mandate in Unternehmen, die durch die Gesellschaft kontrolliert werden oder die Gesellschaft kontrollieren; und	(a) mandates in companies which are controlled by the Company or which control the Company; and

Annex C-100

(b)    Mandate, die ein Mitglied des Verwaltungsrates oder der Geschäftsleitung auf Anordnung der Gesellschaft oder von ihr kontrollierten Gesellschaften wahrnimmt. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen.

(b) mandates held at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Management shall hold more than ten (10) such mandates.

4       Als Mandate gelten Mandate bei anderen Unternehmen mit wirtschaftlichem Zweck, (i) die mit der Funktion eines Mitglieds des Verwaltungsrats oder der Geschäftsleitung der Gesellschaft vergleichbar sind oder (ii) als Mitglied eines Beirats. Bis zu zehn (10) Mandaten in verschiedenen Rechtseinheiten, die ausserhalb des Anwendungsbereichs von Artikel 30 Abs. 3(a) unter einheitlicher Kontrolle oder gleicher wirtschaftlicher Berechtigung stehen, gelten als ein (1) Mandat.

4       Mandates shall mean positions at other enterprises with an economic purpose (i) that are comparable to the position of a member of the Board of Directors or the Executive Management at the Company or (ii) as a member of an advisory board. Up to ten (10) mandates in different legal entities that are under joint control or same beneficial ownership outside the scope of application of Article 30 para. 3(a) are deemed one (1) mandate.

Artikel 31 Kredite und Darlehen	Article 31 Credits and Loans

Die Gesellschaft oder von ihr kontrollierte Gesellschaften darf Darlehen an Mitglieder des Verwaltungsrates oder der Geschäftsleitung entrichten, vorausgesetzt, diese werden zu Konditionen wie zwischen unabhängigen Vertragsparteien entrichtet.

The Company or companies controlled by it may grant loans to members of the Board of Directors or the Executive Management, provided they are granted at arm‘s length terms.
Artikel 32 Vorsorgeleistungen ausserhalb der beruflichen Vorsorge	Article 32 Post-Retirement Benefits Beyond the Occupational Pension

Die Gesellschaft oder von ihr kontrollierte Gesellschaften können an Mitglieder der Geschäftsleitung Vorsorgeleistungen ausserhalb der beruflichen Vorsorge ausrichten, wobei solche Vorsorgeleistungen 50% der des Basissalärs im Geschäftsjahr, das der Pensionierung unmittelbar vorausgeht, nicht übersteigen dürfen.

The Company or companies controlled by it may grant members of the Executive Management post-retirement benefits beyond occupational pension; provided, however, that such pension benefits may not exceed 50% of the base salary in the fiscal year immediately preceding the retirement.

VII. Geschäftsjahr, Gewinnverteilung	VII. Financial Year, Profit Allocation
Artikel 33 Geschäftsjahr, Geschäfts- und Vergütungsbericht	Article 33 Financial Year, Business and Compensation Report
1 Das Geschäftsjahr der Gesellschaft wird vom Verwaltungsrat festgesetzt.	1 The Company‘s financial year shall be determined by the Board of Directors.
2 Der Verwaltungsrat erstellt für jedes Geschäftsjahr einen Geschäftsbericht, der sich aus der Jahresrechnung, dem Lagebericht und der Konzernrechnung zusammensetzt, sowie einen Vergütungsbericht.

2       The Board of Directors shall prepare for each financial year a business report, comprising the annual financial statements, the management report and the consolidated financial statements, as well as a compensation report.

Annex C-101

Artikel 34 Verteilung des Bilanzgewinnes, Reserven	Article 34 Allocation of Balance Sheet Profit, Reserves
1 Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet ihr seine Anträge.

1       The General Meeting shall resolve on the allocation of the profit as shown on the balance sheet in accordance with applicable law. The Board of Directors shall submit its proposals to the General Meeting of Shareholders.

2 Neben den gesetzlichen Reserven kann die Generalversammlung weitere Reserven schaffen.	2 In addition to the reserves required by law, the General Meeting may create other reserves.
3 Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen wurde, fallen an die Gesellschaft und werden der allgemeinen gesetzlichen Reserve zugeteilt.	3 Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.
VIII. Auflösung, Liquidation	VIII. Dissolution, Liquidation
Artikel 35	Article 35
1 Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	1 The General Meeting of Shareholders may at any time resolve to dissolve and liquidate the Company in accordance with the law and the provisions set forth in these articles of association.
2 Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.	2 The liquidation shall be effected by the Board of Directors, unless the General Meeting of Shareholders appoints other persons as liquidators.
3 Die Liquidation der Gesellschaft erfolgt nach Massgabe der gesetzlichen Vorschriften. Die Liquidatoren sind ermächtigt, Aktiven (Grundstücke eingeschlossen) freihändig zu verkaufen.	3 The liquidation of the Company shall be effected pursuant to applicable law. The liquidators shall be entitled to sell assets (real estate included) in private transactions.
4 Nach erfolgter Tilgung der Schulden der Gesellschaft wird das Vermögen unter die Aktionäre nach Massgabe der eingezahlten Beträge verteilt, soweit die Statuten nichts anderes vorsehen.	4 Upon discharge of all liabilities of the Company, the assets shall be distributed to the shareholders in proportion to the amounts paid in, unless these articles of association provide otherwise.
IX. Mitteilungen, Bekanntmachungen	IX. Notices, Communications
Artikel 36	Article 36
1 Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.	1 The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.
2 Der Verwaltungsrat kann im Einzelfall weitere Publikationsorgane bezeichnen.	2 In particular cases, the Board of Directors may specify other means of publication.

3       Soweit das Gesetz nicht zwingend eine persönliche Mitteilung verlangt, erfolgen sämtliche Mitteilungen der Gesellschaft an die Aktionäre gültig durch Publikation im Schweizerischen Handelsamtsblatt. Schriftliche Mitteilungen der Gesellschaft an Aktionäre erfolgen durch gewöhnlichen Brief an die im Aktienbuch zuletzt eingetragene Adresse des Aktionärs bzw. Zustellungsbevollmächtigten.

3       To the extent that personal notification is not mandated by law, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient entered in the share register.

Annex C-102

X. Sprachen	X. Languages
Artikel 37	Article 37
Im Falle von Unstimmigkeiten zwischen der deutschen und der englischen Version dieser Statuten, geht die deutsche Version in allen Belangen vor.	In case of a discrepancy between the German and the English version of these Articles of Association, the German version shall prevail in all respects.
XI. Sacheinlagen	XI. Contribution in Kind
Artikel 38	Article 38

Die Gesellschaft übernimmt in der Kapitalerhöhung vom 2. März 2016 gemäss Sacheinlagevertrag vom 2. März 2016 von Joao Carlos Creus Moreira 680 Namenaktien mit einem Nennwert von je CHF 1‘000 der WIseTrust SA, mit Sitz in Meyrin. Diese Namenaktien werden zu einem Übernahmewert von insgesamt CHF 4‘102‘244 übernommen. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft dem Einleger insgesamt 30‘021‘988 neue Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.01 bzw. einem Gesamtnennwert von CHF 300‘219.88 aus. Die Gesellschaft weist die Differenz zwischen dem Gesamtnennwert und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 3‘802‘024.12 den Kapitaleinlagereserven der Gesellschaft zu.

In connection with the capital increase of March 2, 2016, and in accordance with the contribution in kind agreement dated March 2, 2016, the Company acquires from Joao Carlos Creus Moreira 680 registered shares of WISeTrust SA, Meyrin, each with a nominal value of CHF 1,000. These registered shares are acquired for a total value of CHF 4,102,244. As consideration for this contribution in kind, the Company issues to the contributor 30,021,988 newly issued registered shares of the Company with a nominal value of CHF 0.01 each and a total nominal value of CHF 300,219.88. The difference between the aggregate nominal value of the newly issued shares and the total value of contribution in kind in the amount of CHF 3,802,024.12 is allocated to the Company‘s reserves of capital contribution.

Artikel 39	Article 39

Die Gesellschaft übernimmt in der Kapitalerhöhung vom 21. März 2016 gemäss den Sacheinlageverträgen vom 21. März 2016 von der Zürcher Kantonalbank, Zürich, und der Acxit Capital Partners AG, Zürich, insgesamt 66‘170‘160 Namenaktien mit einem Nennwert von je CHF 0.01 der WIseKey SA, mit Sitz in Meyrin. Diese Namenaktien werden zu einem Übernahmewert von insgesamt CHF 1‘051‘392.50 übernommen. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft den Einlegerinnen, jeweils handelnd im eigenen Namen aber auf Rechnung der Aktionäre der WISeKey SA, die ihre Namenaktien der WISeKey SA mit einem Nennwert von je CHF 0.01 im Rahmen des Umtauschangebots der Gesellschaft für sämtliche ausgegebenen und ausstehenden Namenaktien der WISeKey SA mit einem Nennwert von je CHF 0.01 der Gesellschaft angedient und die Zürcher Kantonalbank bzw. die Acxit Capital Partners AG als Umtauschagenten bezeichnet haben, insgesamt 13‘234‘027 neue Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 bzw. einem Gesamtnennwert von CHF 661‘701.35 aus. Die Gesellschaft weist die Differenz zwischen dem Gesamtnennwert und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 389‘691.15 der gesetzlichen Kapitalreserve der Gesellschaft zu.

In connection with the capital increase of March 21, 2016, and in accordance with the contribution in kind agreements dated as of March 21, 2016, the Company acquires from Zürcher Kantonalbank, Zurich, and Acxit Capital Partners AG, Zurich, respectively, a total of 66,170,160 registered shares of WISeKey SA, Meyrin, each with a nominal value of CHF 0.01. These registered shares are acquired for a total value of CHF 1,051,392.50. As consideration for this contribution in kind, the Company issues to the contributors, each acting in its own name but for the account of the holders of registered shares of WISeKey SA, nominal value CHF 0.01 each, who have tendered their registered shares of WISeKey SA, nominal value CHF 0.01 each, into the exchange offer of the Company for all issued and outstanding registered shares of WISeKey SA, nominal value CHF 0.01 each, and who have appointed Zürcher Kantonalbank and Acxit Capital Partners AG, respectively, as exchange agent, a total of 13,234,027 newly issued registered shares of the Company with a nominal value of CHF 0.05 each and a total nominal value of CHF 661,701.35. The difference between the aggregate nominal value of the newly issued shares and the total value of contribution in kind in the amount of CHF 389,691.15 is allocated to the statutory capital reserve of the Company.

Annex C-103

Artikel 39bis	Article 39bis

Die Gesellschaft übernimmt in der Aktienkapitalerhöhung vom 28. September 2017 gemäss Sacheinlageverträgen vom 27. September 2017 von Philippe Szokoloczy-Syllaba, Rosa Maria Esteve, Rosa Maria Nicod-Esteve, Alain Nicod, Gilbert Claude Muller, Michèle Esteve, Merrill Lynch Trust Services SA The Northolt UT, Marc Edward Esteve, Maria Pilar Soler de la Riva, Davies Rhys Cathan, Banque Heritage (Heritage Bank) SA, Amyntas Holding GmbH, Egon Zehnder International AG, Mohamed Seif El Nasr und Youssef Vahabzadeh insgesamt 4‘205‘350 Namenaktien mit einem Nennwert von je CHF 0.01 der WISeKey SA, mit Sitz in Meyrin. Diese Namenaktien werden zu einem Übernahmewert von insgesamt CHF 3‘566‘132.56 übernommen. Als Gegenleistung für diese Sacheinlagen gibt die Gesellschaft den Einlegern insgesamt 841‘069 neue Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 bzw. einem Gesamtnennwert von CHF 42‘053.45 aus, entsprechend einem Umtauschverhältnis von fünf Namenaktien mit einem Nennwert von je CHF 0.01 der WISeKey SA, mit Sitz in Meyrin, pro eine neue Namenaktie der Gesellschaft mit einem Nennwert von je CHF 0.05. Die Gesellschaft weist die Differenz zwischen dem Gesamtnennwert und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 3‘524‘079.11 den Kapitaleinlagereserven der Gesellschaft zu.

In connection with the share capital increase of September 28, 2017, and in accordance with the contribution in kind agreements dated as of September 27, 2017, the Company acquires from Philippe Szokoloczy-Syllaba, Rosa Maria Esteve, Rosa Maria Nicod-Esteve, Alain Nicod, Gilbert Claude Muller, Michèle Esteve, Merrill Lynch Trust Services SA The Northolt UT, Marc Edward Esteve, Maria Pilar Soler de la Riva, Davies Rhys Cathan, Banque Heritage (Heritage Bank) SA, Amyntas Holding GmbH, Egon Zehnder International AG, Mohamed Seif El Nasr and Youssef Vahabzadeh an aggregate number of 4,205,350 registered shares of WISeKey SA, Meyrin, each with a nominal value of CHF 0.01. These registered shares are acquired for a total value of CHF 3,566,132.56. As consideration for these contributions in kind, the Company issues to the contributors 841,069 newly issued registered shares of the Company with a nominal value of CHF 0.05 each and a total nominal value of CHF 42,053.45, corresponding to an exchange ratio of five registered shares of WISeKey SA, Meyrin, each with a nominal value of CHF 0.01 for one registered share of the Company with a nominal value of CHF 0.05 each. The difference between the aggregate nominal value of the newly issued shares and the value of contributions in kind in the amount of CHF 3,524,079.11 is allocated to the Company‘s reserves of capital contribution.

Artikel 39ter	Article 39ter

Die Gesellschaft übernimmt in der Aktienkapitalerhöhung vom 20. Juni 2018 gemäss Sacheinlagevertrag vom 20. Juni 2018 von Anthony Nagel, Roman Brunner, Stephen Davidson, Karl Hunter Stewart, Gavin Dent, Simon Anthony Knight, Carl Rosenast, Thomas Moretti und Barry Kilborn (zusammen die Einleger) insgesamt 16‘414 Aktien mit einem Nennwert von je USD 1 der WISeKey (Bermuda) Holding Ltd., mit Sitz in Hamilton, Bermuda. Diese Aktien werden zu einem Übernahmewert von insgesamt CHF 4‘664‘994.42 übernommen. Als Gegenleistung für diese Sacheinlagen gibt die Gesellschaft den Einlegern insgesamt 860‘000 neue Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 bzw. einem Gesamtnennwert von CHF 43‘000 aus, entsprechend einem Umtauschverhältnis von 52.39 Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 pro Aktie mit einem Nennwert von je USD 1 der WISeKey (Bermuda) Holding Ltd., mit Sitz in Hamilton, Bermuda, wobei entstehende Fraktionen von Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 nicht entschädigt werden. Die Gesellschaft weist die Differenz zwischen dem Gesamtnennwert und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 4‘621‘994.42 den Kapitaleinlagereserven der Gesellschaft zu.

In connection with the share capital increase of June 20, 2018, and in accordance with the contribution in kind agreement dated as of June 20, 2018, the Company acquires from Anthony Nagel, Roman Brunner, Stephen Davidson, Karl Hunter Stewart, Gavin Dent, Simon Anthony Knight, Carl Rosenast, Thomas Moretti und Barry Kilborn (collectively the Contributors) an aggregate number of 16,414 shares with a nominal value of USD 1 each of WISeKey (Bermuda) Holding Ltd., with registered office in Hamilton, Bermuda. These registered shares are acquired for a total value of CHF 4,664,994.42. As consideration for these contributions in kind, the Company issues to the Contributors 860,000 newly issued registered shares of the Company with a nominal value of CHF 0.05 each and a total nominal value of CHF 43,000, corresponding to an exchange ratio of 52.39 registered shares of the Company with a nominal value of CHF 0.05 for each registered share of WISeKey (Bermuda) Holding Ltd., with registered office in Hamilton, Bermuda, whereby resulting fractions of registered shares of the Company with a nominal value of CHF 0.05 are not compensated. The difference between the aggregate nominal value of the newly issued shares and the value of contributions in kind in the amount of CHF 4,621,994.42 is allocated to the Company‘s reserves of capital contribution.

Annex C-104

XII. Gemischte Sacheinlagen und Sachübernahme	XII. Mixed Contribution in Kind and Acquisition of Assets
Artikel 40	Article 40

Die Gesellschaft übernimmt in der Kapitalerhöhung vom 3. April 2017 gemäss Schedule A des Sacheinlagevertrags vom 3. April 2017 (der Sacheinlagevertrag) von One Communications Ltd. (ehemals KeyTech Limited), ABRY Investment Partnership, L.P., ABRY Senior Equity II-A, L.P., ABRY Senior Equity Co-Investment Fund, L.P. und ABRY Senior Equity II, L.P. (alle zusammen die Einleger) insgesamt (a) 12‘500 und damit sämtliche ausgegebenen Class A Preferred Shares, je mit Nennwert von USD 1.00, der QV Holdings Ltd., einer Gesellschaft nach dem Recht von Bermuda mit Sitz in Bermuda (QV), (b) 5‘538 Common Shares, je mit Nennwert von USD 1.00, der QV, und (c) 22‘640 Warrants der QV (von QV ausgegebene Rechte, die deren Inhaber zum Erwerb von von QV neu auszugebenden Common Shares berechtigen, und von QV ausgegebene Rechte zum Erhalt solcher Warrants zum Erwerb von von QV neu auszugebenden Common Shares) (zusammen die Einlage) im Gesamtwert von CHF 17‘448‘500. Als Gegenleistung für die Einlage weist die Gesellschaft den Einlegern insgesamt 1‘110‘000 Namenaktien mit einem Nennwert von je CHF 0.05 (Kategorie B Aktien) gemäss Schedule A zum Sacheinlagevertrag je Einleger zu und leistet eine Barzahlung von insgesamt USD 13‘000‘000 (die Barzahlung) im Umfang gemäss Schedule A zum Sacheinlagevertrag je Einleger. Entsprechend dem Umrechnungskurs USD — CHF vom 31. März 2017 von 0.9998 beläuft sich der Wert der Barzahlung auf CHF 12‘997‘400. Die Gesellschaft weist die Differenz zwischen (i) der Summe des Gesamtnennwerts der neu ausgegebenen 1‘110‘000 Namenaktien mit einem Nennwert von je CHF 0.05 (Kategorie B Aktien) und Barzahlung, und (ii) dem Übernahmewert der Einlage im Betrag von CHF 4‘395‘600 den Kapitaleinlagereserven der Gesellschaft zu.

At the capital increase of April 3, 2017, and in accordance with Schedule A of the contribution agreement dated April 3, 2017 (the Contribution Agreement), the Company acquires from One Communications Ltd. (f/k/a KeyTech Limited), ABRY Investment Partnership, L.P., ABRY Senior Equity II-A, L.P., ABRY Senior Equity Co-Investment Fund, L.P. and ABRY Senior Equity II, L.P. (all together the Contributors) (a) 12,500 and thus all issued and outstanding Class A Preferred Shares, each with a par value of USD 1.00, of QV Holdings Ltd., a company incorporated under the laws of Bermuda with its registered office in Bermuda (QV), (b) 5,538 Common Shares, each with a par value of USD 1.00, of QV, and (c) 22,640 Warrants (rights issued by QV entitling its holder to acquire Common Shares of QV newly issued by QV and rights to receive warrants to acquire Common Shares of QV newly issued by QV) (together the Contribution) with a total value amounting to CHF 17,448,500. As consideration for this Contribution, the Company issues to the Contributors, in the proportions as set forth in Schedule A of the Contribution Agreement, 1,110,000 registered shares (Class B Shares) with a nominal value of CHF 0.05 each and makes a cash payment to the Contributors, in the proportions as set forth in Schedule A of the Contribution Agreement, which amounts to a total of USD 13,000,000 (the Cash Payment). According to a currency exchange rate USD — CHF on March 31, 2017 of 0.9998, the value of the Cash Payment amounts to CHF 12,997,400. The difference between (i) the sum of the aggregate nominal value of the newly issued 1,110,000 shares, nominal value of CHF 0.05 each (Class B Shares), and the Cash Payment and (ii) the total value of the Contribution in the amount of CHF 4,395,600 is allocated to the Company‘s reserves of capital contribution.

Zürich, 27. Juni 2025
Der Vorsitzende:	Der Protokollführer:

Joao Carlos Creus Moreira,	John O‘Hara
Präsident des Verwaltungsrates	Mitglied des Verwaltungsrates

Annex C-105

Beglaubigung der Statuten (Konformitätsbeglaubigung)

Diese Statuten in deutscher Sprache der WISeKey International Holding AG, mit Sitz in Zug, wurden anlässlich der heutigen ordentlichen Generalversammlung beschlossen.

Die unterzeichnende Urkundsperson bestätigt, dass es sich bei den vorliegenden Statuten in deutscher Sprache um die vollständigen, unter Berücksichtigung der Änderungen gemäss Beschluss der ordentlichen Generalversammlung von heute, gültigen Statuten der Gesellschaft handelt.

Die vorliegenden Statuten werden hiermit beglaubigt (Art. 22 Abs. 4 HRegV).

Zürich, 27. Juni 2025
NOTARIAT AUSSERSIHL-ZÜRICH
Christine Abegg, Notar-Stellvertreterin

Annex C-106

Schedule 3

Organizational Regulations of WISeKey International Holding Ltd Zug, Switzerland

Annex C-107

Annex C Page Nos.
List of Annexes			C-109
Abbreviations and Defined Terms			C-110
I.	Introduction		C-111
	1.	Basis and Purpose	C-111
	2.	Organisation of the Company	C-112
II.	Board of Directors		C-112
	3.	Board Membership	C-112
	4.	Constitution	C-112
	5.	Responsibilities and Authorities	C-112
	6.	Meetings	C-114
	7.	Resolutions	C-115
	8.	Conflicts of Interest	C-116
	9.	Information Rights	C-116
	10.	Board Self-Assessment	C-116
	11.	Chairman	C-116
	12.	Vice-Chairman	C-117
	13.	Secretary	C-117
	14.	Board Committees	C-117
III.	Management		C-118
	15.	Delegation	C-118
	16.	CEO	C-118
	17.	Executive Management	C-119
IV.	Share Register		C-120
	18.	Share Registrar	C-120
	19.	Other Decisions in connection with the Share Register	C-120
V.	General Provisions		C-120
	20.	Authority to Sign	C-120
	21.	Conduct of the Board Members, the Executive Management and the Corporate Bodies	C-121
	22.	Entry into Force; Amendments	C-121

Annex C-108

List of Annexes

Annex A           Charter for the Committees

Annex B           Directive on Public Disclosure, Reporting and Securities Trading Policy

Annex C-109

Abbreviations and Defined Terms

Abbreviation	Meaning
AC	Audit committee
AC Member	Member of the AC
Agenda	Agenda with matters to be dealt with at a meeting of either the Board, a Committee or the Executive Management
Annex(es)	Annex(es) to these ORs
AoA	Articles of Association of the Company
Board	Board of directors of the Company
Board Meeting(s)	Meeting(s) of the Board
Board Member(s)	Member(s) of the Board
Board Resolution(s)	Resolution(s) of the Board
Business	Business as conducted by the Company from time to time
CEO	Chief Executive Officer of the Company
CFO	Chief Financial Officer
Chairman	Board Member who is elected by the General Meeting to be the chairman of the Board
Circular Resolution(s)	Resolution(s) of the Board in writing, made pursuant to the rules set out in section 7.5
CO	Swiss Code of Obligations
Committee(s)	Committee(s) of the Board as set out in section 14.1 of the ORs
Committee Chairman	Chairman of a Committee
Committee Member(s)	Member(s) of a Committee
Committee Meeting(s)	Meeting(s) of a Committee
Company	WISeKey International Holding Ltd
Conflicts of Interest

Any personal interest, or the interest of a closely related person or company, that a Board Member may have in a particular matter and which does or might be regarded to conflict with the interests of the Company

COO	Chief Operating Officer
Corporate Body / Corporate Bodies	The boards and other bodies of the Company exercising delegated Board functions, such as all Committees, the Executive Management other bodies mentioned in these ORs
Executive Management	Operating committee of the Group as set out in section 17

Annex C-110

Abbreviation	Meaning
Executive Management Member(s)	Member(s) of the Executive Management
Extraordinary Board Meetings	Extraordinary meeting(s) of the Board as set out in section 6.2
General Meeting(s)	Ordinary and Extraordinary General Meeting(s) of the Shareholders
Group	The Company and all of its Subsidiaries
Group Executives	The CEO, the other Executive Management Members and other direct reports of the CEO
Meeting(s)	Meeting(s) of the Board, the Committees or the Executive Management
Minutes	Minutes of a Board Meeting, a Committee Meeting or a Executive Management Meeting
NCC	Nomination and Compensation Committee
ORs	Organizational Regulations of the Company, including its Annexes, which are an integral part of the ORs
SC	Strategy Committee
Secretary	Secretary of the Board as set out in section 13
Shareholder(s)	Shareholder(s) of the Company
Share Registrar	One or more persons appointed by the Board as the share registrar of the Company
Subsidiaries	Entities which are controlled by the Company and are consolidated for the purpose of the Company’s Group accounts
Vice-Chairman	Board Member who is elected by the Board to be a vice chairman as set out in section 12.1

I.           Introduction

1.           Basis and Purpose

Basis

1.1         These Organizational Regulations (the ORs) are enacted by the Board of Directors of the Company (the Board) pursuant to article 716b of the Swiss Code of Obligations (the CO) and articles 20 para. 3 of the Articles of Association of the Company (the AoA).

Purpose

1.2         The purpose of these ORs is:

(a)         to implement and supplement the rules contained:

(i)  in laws applicable to the Company and its Business,

(ii)         in regulatory and stock exchange rules, and

(iii)        in the AoA with regard to the governance of the Company; and

(b)         to define the functions, responsibilities and authorities of the Board and the Corporate Bodies.

Annexes

1.3         The organizational chart of the Company is shown in Annex A. Annex B specifies and details certain responsibilities and authorities of the Board and the Corporate Bodies. Annex C sets out the objectives, composition, responsibilities and authorities of the Committees.

Annex C-111

2. Organisation of the Company
Company as holding Company of the WISeKey Group

2.1         The Company is the holding company of an international group of companies active in the field of cybersecurity, digital identification and authentication of people and objects. The Company fulfils strategic, financial and management functions not only for itself, but also with respect to its Subsidiaries. In view of this group-wide function, the Board Members and the Corporate Bodies of the Company also have to resolve on matters that pertain to both the Company and its Subsidiaries. Notwithstanding this, the legal independence of all Subsidiaries and the provisions of applicable local laws, rules and regulations relating to them must be observed to the extent legally required.

II. Board of Directors
3. Board Membership
Proposal for Election to General Meeting	3.1 The Board proposes for election by the General Meeting such persons who have been recommended by the NCC.
Independent Board Members

3.2         The Board’s proposal for election may include such number of independent non-executive Board Members as is determined by the NCC. In making any such determination, the NCC shall have regard to all applicable requirements.

Notification Duty	3.3 Each Board Member must notify the Chairman and the NCC immediately if circumstances change in a manner that may affect his or her independence.
4. Constitution
Number of Board Members	4.1 The Board consists of no less than 3 and no more than 12 Board Member as set forth in article 15 AoA.
Term of Office and Re-election

4.2         The term of office for each Board Member is one year until the completion of the next ordinary General Meeting as set forth in article 16 para. 1 AoA. Board Members whose term of office has expired are immediately eligible for re-election.

Constitutional Meeting

4.3         With the exception of the Chairman and the members of the NCC, who are elected by the General Meeting, the Board constitutes itself at its first Meeting following a General Meeting at which the partial or total renewal of the Board Members has taken place as set forth in article 17 AoA. In this meeting, the Vice-Chairmen, the Committee Chairmen, the Committee Members and the CEO are elected among and by the Board Members. The Board may remove any of the Board Members from their special functions at any time.

5. Responsibilities and Authorities
In General	5.1 The Board has the responsibilities and authorities set out in these ORs, the AoA and the CO.
Ultimate Responsibility

5.2         The Board, acting collectively, has the ultimate responsibility for the business strategy and policy of the Company. The Board sets the Company’s strategic aims, ensures that the necessary financial and other resources are in place to meet the Company’s objectives and supervises and controls the management of the Company.

Annex C-112

Strategy and Financial Success

5.3         The Board’s ultimate responsibility includes in particular:

(a)         determining the business strategy taking into account the information, proposals and alternatives presented by the CEO and the Executive Management;

(b)         setting the risk profile and the risk capacities of the Group;

(c)         setting financial objectives and approving, via the budget and financial planning process, the necessary means to achieve these objectives;

(d)         deciding on the Group entering into substantial new business areas or exiting from an existing business area, in each case insofar as not covered by the current approved strategic frame-work;

(e)         deciding on material acquisitions, mergers, disposals or capital expenditure; and

(f)          approving all matters and business decisions where such decisions exceed the authority delegated by the Board to the Committees, the CEO or the Executive Management.

Finance

5.4         With respect to the ultimate responsibility for finance, the Board has in particular the following duties:

(a)         laying down principles for accounting, financial and risk control and approving significant changes to them;

(b)         reviewing and approving annually the financial business plan

(c)         reviewing and approving the semi-annual and annual financial statements of the Company;

(d)         reviewing and approving the annual report prior to its submission to the General Meeting; and

(e)         reviewing and approving the annual compensation report prior to its submission to the General Meeting.

Organization

5.5         With respect to the organization of the Company, the Board is in particular responsible for:

(a)         approving and regularly reviewing the governance principles and the management structures as set out in the ORs;

(b)         approving the framework of the internal control system;

(c)         approving and regularly reviewing internal regulations (including these ORs) and directives;

(d)         appointing and removing the CEO and the other Executive Management Members and reviewing their performance;

(e)         approving the compensation policy of the Company, including incentives and severance packages, to the extent that such approval is not within the responsibility of the General Meeting or the NCC; and

(f)          proposing for election, re-election or removal by the General Meeting the external auditors as recommended by the AC, the members of the NCC and the Chairman.

Annex C-113

Supervision

5.6         The Board supervises the Executive Management in particular with regard to:

(a)         the Executive Management’s performance in meeting agreed goals and objectives; and

(b)         the compliance with applicable laws, rules and regulations.

General Meetings

5.7         The Board has a duty to convene General Meetings and to resolve on proposals to be made to the Shareholders as well as a duty, insofar as consistent with applicable law, to implement resolutions adopted by the Shareholders.

Loss of Equity	5.8 In case of financial difficulties or insufficient equity, the Board must undertake all steps required by article 725 CO.
Share Capital	5.9 The Board takes the legally required decisions in connection with increasing or reducing the share capital of the Company.
Further Responsibilities	5.10 The Board performs all further duties conferred to it by mandatory law, namely the inalienable duties of the Board as listed in article 716a CO.
Further Authorities	5.11 The Board may take decisions on all matters which are not expressly reserved to the Shareholders or to another Corporate Body by law, by the AoA or these ORs.
Delegation	5.12 Pursuant to article 19 para. 3 AoA and by these ORs, the Board delegates certain of its responsibilities and authorities to the Committees, the Executive Management and the Group Executives.
Advice From Third Parties	5.13 The Board and its Committees may, in performing their duties, take advice from third parties where they consider this to be in the best interest of the Company.
6. Meetings
Number and Place of Meetings

6.1         The Board meets as often as the business requires, at least four times a year. Board Meetings can be held at the Company’s place of incorporation or at such other place as the Chairman may determine from time to time.

Request of a Meeting

6.2         Extraordinary Board Meetings may be convened by decision of the Chairman or are convened upon written request (by regular mail, e-mail or facsimile) of any Board Member or the CEO addressed to the Chairman and stating a reason for requesting a Board Meeting. Upon such a request, the Chairman calls a Board Meeting in accordance with sections 0 and 0 within 7 business days.

Invitation	6.3 The Chairman or, if he is hindered, the Vice-Chairman invites the Board Members to the Board Meetings in writing (by regular mail, e-mail or facsimile).
Agenda and Notice Period

6.4         The invitation contains the Agenda and must be sent to Board Members and other attendees at least five days prior to the date of the Board Meeting together with all necessary supporting material. In case of urgency (as determined by the Chairman in his or her reasonable discretion), a Board Meeting may be held on shorter notice and without sending the necessary supporting material in advance.

Chairman of the Meetings	6.5 Board Meetings are chaired by the Chairman, or in his or her absence by the Vice-Chairman.

Annex C-114

Presence of Third Parties	6.6 The Board may hold Board Meetings as determined by the Chairman with the participation of other persons, who are invited to attend.
Minutes of the Board

6.7         The Minutes contain all passed Board Resolutions and reflect in a general manner the considerations which led to the decisions and resolutions taken; dissenting opinions of, and votes cast by, Board Members must also be reflected in the Minutes.

Form of Minutes, Inspection Rights

6.8         The Minutes must be signed by the Chairman and the Secretary and must be made available for review prior to and approved at the next Board Meeting. Board Members are entitled to review the Board Minutes of any Board Meeting at any time.

Exception from formal requirements

6.9         The formal requirements contained in sections 6.4, 6.5 and 6.8 do not have to be observed if a Board Meeting is only convened in order to decide upon the implementation of a capital increase (article 651 (4) CO) or to record the implementation of a capital increase, to pass resolutions regarding the amendments of the AoA entailed therewith and to adopt the report on the capital increase (articles 651a, 652e, 652g and 653g CO).

7. Resolutions
Presence Quorum

7.1         Subject to section 7.2, the presence of the majority of the Board Members, in person, by telephone or similar communications equipment by means of which all persons participating in the Board Meeting can hear each other, are required for the passing of valid Board Resolutions.

Exception

7.2         No presence quorum is required for Board Resolutions upon the implementation of a capital increase (article 651 (4) CO) or to record the implementation of a capital increase, to pass resolutions regarding the amendments of the AoA entailed therewith or to adopt the report on the capital increase (articles 651a, 652e, 652g and 653g CO).

Approval of Resolutions|Casting Vote	7.3 Board Resolutions are adopted upon the absolute majority of the votes cast. In the event of a tie, the Chairman has, in addition to his vote, the casting vote.
Resolutions on Items not on the Agenda

7.4         Where urgent matters arise after a Board Meeting has already been convened (the determination of urgency being made by the Chair-man in his or her reasonable discretion), such matters may be discussed at a Board Meeting and Board Resolutions taken if a majority of all Board Members present agree.

Resolutions by Circular Letter

7.5         Board Resolutions may also be passed in writing (including by e-mail or facsimile). A proposal for a Circular Resolution must be communicated to all Board Members and is only deemed to have passed if:

(a)         the majority of all Board Members cast a vote or give written notice that they abstain;

(b)         the required majority to approve the proposed resolution is reached in accordance with section 7.3; and

(c)         no Board Member requests a Board Meeting in relation to the subject matter of the proposed Board Resolution within three business days of receiving notice of the proposal.

Any Circular Resolution is as binding as a Board Resolution adopted at a Board Meeting.

Annex C-115

8. Conflicts of Interest
General Standard	8.1 The Board Members shall arrange their personal and business affairs so as to avoid a Conflict of Interest.
Disclosure of Conflicts of Interest

8.2         Each Board Member must disclose to the Chairman the nature and extent of any Conflict of Interest arising generally or in relation to any matter to be discussed at a Board Meeting, as soon as he or she becomes aware of its existence. In the event that the Chairman becomes aware of a Board Member’s Conflict of Interest, the Chairman shall promptly contact the respective Board Member and discuss with him or her the nature and extent of such a Conflict of Interest.

Procedural Measures

8.3         Subject to exceptional circumstances in which the best interest of the Company requires otherwise, the Board Member subject to a Conflict of Interest shall not participate in discussions and decision-making involving the interest at stake. The Chairman must advise the Board of the Conflict of Interest. The Chairman may request the Board to determine whether a Conflict of Interest or exceptional circumstances exist.

9. Information Rights
Right of Information	9.1 Board Members have access to all information concerning the Business and the affairs of the Group as may be necessary or helpful for them to fulfill their duties as Board Members.
Request for Information during Board Meetings

9.2         At Board Meetings, any Board Member is entitled to request information on any matter relating to the Group regardless of the Agenda and the Board or Executive Management Members present must provide such information to the best of their knowledge.

Request for Information outside of Board Meetings

9.3         Outside Board Meetings, each Board Member may request information from the Executive Management on the general course of business and, upon approval by the Chairman, each Board Member may obtain information on specific transactions and/or access to business documents.

10. Board Self-Assessment
Board Self-Assessment

10.1       At least annually, the Board reviews on the basis of an assessment conducted by the NCC, its own performance, as well as the performance of each of the Committees. Such review seeks to determine whether the Board and its Committees function effectively and efficiently.

11. Chairman
Appointment	11.1 The General Meeting elects the Chairman among the Board nominees on the Agenda of a General Meeting.
In General

11.2       The Chairman leads the Board; he or she in particular calls Board Meetings and sets their Agenda. The Chairman aims to ensure the effectiveness of the Board, with the right balance between the time the Board allocates to strategic and supervisory functions.

Annex C-116

General Meetings	11.3 The Chairman presides over the General Meetings and answers questions from Shareholders.
Coordination of Committee Work and Chairman’s Attendance	11.4 The Chairman coordinates, together with the Committee Chairmen, the work of all Committees. He may attend the Meetings of all Committees, subject to a Committee resolving otherwise.
Outside Communication

11.5       The Chairman, together with the CEO, is responsible for ensuring effective communication with Shareholders and with stakeholders including government officials, regulators and public organizations. He or she is the primary representative of the Board and, together with the CEO, of the Group in interaction with the media.

Relationship with Executive Management

11.6       The Chairman establishes and keeps a close working relationship with the CEO and the Executive Management, providing advice and support to them. He or she also facilitates a constructive relationship between the Board, the CEO and the other members of the Executive Management.

12. Vice-Chairman
Appointment	12.1 The Board elects a Vice-Chairmen from among its Members.
Duties of the Vice-Chairman

12.2       If the Chairman is unable to perform his or her duties, such duties shall be performed by the Vice-Chairman. In such case, the Vice-Chairman shall have all the rights and responsibilities otherwise held by the Chairman.

13. Secretary
Appointment and Function	13.1 The Board elects a Secretary who need not be a Board Member and who acts as a secretary to the Board and the Board Committees.
Responsibilities and Authorities

13.2       The Secretary prepares the Agenda for each Board Meeting, keeps the Board Minutes and assists the Board, the Chairman and the Vice-Chairman to co-ordinate and fulfill their respective duties and responsibilities.

14. Board Committees
Permanent and Other Committees

14.1       The Board appoints the Audit Committee (AC), the Nomination and Compensation Committee (NCC) and the Strategy Committee (SC) as permanent Committees. The Board may set up other Committees (including ad hoc Committees) if the Board deems such other Committees appropriate or necessary.

Appointment of the AC and SC

14.2       The Board appoints the Committee Members and the Committee Chairmen of the AC and the SC. The Committee Members of the NCC shall be non-executive Board Members. The NCC assumes, among other things, the functions of the compensation committee set forth in sections 21 et seq. The AC shall exclusively be comprised of independent and non-executive Board Members.

Appointment of the NCC

14.3       The Board proposes to the General Meeting non-executive Board Members for the NCC, and the General Meeting appoints the Committee Members of the NCC. The Chairman of the NCC is appointed by the NCC from among its Members.

Responsibilities and Authorities

14.4       Based on article 20 para. 3 of the AoA, the Board delegates certain responsibilities and authorities to the Committees pursuant to Annex A. In areas where mandatory provisions of law do not allow a delegation of Board responsibilities, the resolutions of the Commit-tees have the character of recommendations to the Board.

Annex C-117

III. Management
15. Delegation
Delegation of Management	15.1 Except as otherwise provided for by applicable law, the AoA or these ORs, the Board delegates the management of the Business to the Executive Management acting under the CEO’s leadership.
Further Delegation

15.2       The Executive Management, acting under the CEO’s leadership, may further delegate certain duties and responsibilities to Group Executives or to other persons. Unless determined otherwise, the Group Executives are allowed to further delegate their duties and responsibilities to other officers, it being understood that the Group Executives remain responsible for the selection, instruction and supervision of such officers as well all as for all duties and responsibilities delegated to them.

16. CEO
Appointment

16.1       The CEO is appointed by the Board upon proposal of the Chairman and the NCC for an indeterminate term of office. During his or her term of office, he or she shall be a Board Member whenever reasonably possible.

Function

16.2       The CEO is the highest executive officer of the Group and has responsibility and accountability for the management and performance of the Group. The Executive Management acts under his or her leadership.

Main Responsibilities and Authorities

16.3       The CEO sets the Business and corporate agenda, ensures high quality and timely decision-making and controls the implementation of decisions taken. He or she ensures alignment of the individual Executive Management Members to the Business and corporate agenda. He or she supports and advises leaders of all organizational units and fosters an integrated entrepreneurial leadership spirit across the Group. The CEO assumes a leading role in preparing the Board’s consideration of the Groups’ strategy. He or she is — together with the NCC — responsible for planning succession at the Executive Management level and for maintaining the Group’s reputation. He or she represents the Group in contacts with important investors, clients and other stakeholders, as well as to the general public.

Right to Override Decisions

16.4       The CEO has an all-encompassing right to information about and examination of all matters pertaining to the Business. He or she has the authority to overrule any decision taken by any management body, including any decision by the Executive Management.

Annex C-118

Reporting to the Board

16.5       The CEO ensures that the Chairman and the Board are kept informed in a timely manner with information in a form and of a quality appropriate to enable the Board to discharge its duties. The CEO regularly reports to the Board at Board Meetings (or outside Board Meetings) in a manner agreed with the Chairman on the current Business development and on important Business issues, including on all matters falling within the duties and responsibilities of the Board. Such reports must cover:

(a)         the current Business developments including:

(i)           key performance indicators on the core Business of the Group;

(ii)         existing and emerging risks; and

(iii)         updates on developments in important markets and of peers;

(b)         quarterly reports on the profit and loss situation, cash flow and balance sheet development, investments, personnel and other pertinent data of the Group; and

(c)         information regarding all issues which may affect the supervisory or control function of the Board, including the internal control system.

17. Executive Management
Composition	17.1 The Executive Management includes the CEO, the Chief Financial Officer (CFO) and the Chief Operating Officer (COO).
Appointments	17.2 All members of the Executive Management (with the exception of the CEO) are proposed by the CEO and the Board approves their appointments.
Responsibilities and Authorities

17.3       Under the leadership of the CEO, the Executive Management has executive management responsibility for the Group and its Business in accordance with sections 15.1 et seq. above. It assumes overall responsibility for the development of the Group’s strategies and the implementation of approved strategies.

Preparation of Board Resolutions	17.4 Under the leadership of the CEO, the Executive Management prepares in its area of competence proposals for approval by the Board and supports the Board in its decision-making process.
Further Duties

17.5       Subject to mandatory provisions of Swiss law and except to the extent further delegated in accordance with section 15.2, the Executive Management is responsible for all management matters not reserved by the AoA or the ORs to any other person or body.

Particular Duties of the CFO	17.6 The CFO shall have specific duties in relation with public disclosures, reporting and securities trading as described in Annex B.
Meetings

17.7       Generally, the Executive Management meets as often as is required or appropriate (sections 6 and 7 apply mutatis mutandis to such meetings). Executive Management Meetings shall be called by the CEO or held at the request of a member of the Executive Management (section 6.2 applies mutatis mutandis to the calling of such extraordinary meeting).

Presence Quorum

17.8       A majority of members of the Executive Management is required to be present at an Executive Management Meeting either in person or by telephone or similar communications equipment by means of which all persons participating in the Executive Management Meeting can hear each other, in order to form the necessary quorum.

Annex C-119

Quorum of Resolutions/Casting Vote/Right to Override Decisions

17.9       The resolutions of the Executive Management are taken by the majority of the Executive Management Members present. In case of a tie, the CEO has, in addition to his or her normal vote, a second casting vote. Furthermore, the CEO has the power to overrule any Executive Management resolution in accordance with section 16.4.

Minutes

17.10     Minutes are taken of all Executive Management Meetings. They contain all resolutions taken by the Executive Management and reflect in a general manner the considerations which led to the decisions; dissenting opinions of, and votes cast by, individual Executive Management Members must also be reflected in the Executive Management Minutes. The Minutes are sent to all Executive Management Members.

Circular Resolutions	17.11 With respect to Circular Resolutions of the Executive Management, section 7.5 applies mutatis mutandis.
Reporting	17.12 The Members of the Executive Management report to the CEO.
Conflicts of Interest	17.13 Section 8 on Conflicts of Interest applies mutatis mutandis, the CEO assuming for the Executive Management the same role as the Chairman for the Board.
IV. Share Register
18. Share Registrar
Share Registrar	18.1 The Board appoints one or more persons as Share Registrar. The Share Registrar may be a third person, which may be an external company and does not need to be located in Switzerland.
Duties and responsibilities

18.2       The Share Registrar shall properly keep the share register. In particular, the Share Registrar shall deal with all technical aspects of the share register and, subject to section 19.1 below, assess whether an applicant meets the prerequisites for registration. If deemed appropriate, the Board may enter into agreements with the share registrar detailing its duties and responsibilities.

19. Other Decisions in connection with the Share Register
Authority to Delegate

19.1       The Board may delegate to the Share Registrar or to one or several Board Members all other duties and responsibilities in connection with the keeping of the share register, such as the decisions:

(a)         to refuse registration with voting rights in accordance with the AoA;

(b)         to deregister Shareholders in accordance with the AoA due to a registration based on false information;

(c)         to enter into agreements with nominees in accordance with the AoA.

V. General Provisions
20. Authority to Sign
In General	20.1 If not determined otherwise, all signatures in the name and on behalf of the Company require the signatures of two persons authorized by the Board.

Annex C-120

Policy

20.2       The Board issues a Group signing policy, specifying all details, including, but not limited to, extended signature authorities, exceptions to the joint signature authority and the authority of signatories of the Company to sign for Subsidiaries. In addition, Subsidiaries establish their respective rules according to mandatory provisions of local law.

21. Conduct of the Board Members, the Executive Management and the Corporate Bodies
Duty of Care and Loyalty

21.1       Each Board Member, each Executive Management Member and each member of another Corporate Body are under a duty to carry out their responsibilities with due care and to safeguard the interests of the Company and of all of its Shareholders.

Other Board Memberships or Significant Commitments

21.2       Board Members must inform the Chairman, and Executive Management Members must inform the CEO, before accepting any membership of boards of directors or other significant commitments involving affiliation with other businesses or governmental units. Changes to such board memberships or significant commitments must be reported as well.

Conflicts of Interest	21.3 Section 8 applies to the decision-making processes of all Executive Management Members and all Corporate Bodies of the Company mutatis mutandis.
Duty of Confidentiality

21.4       Each Board Member, Executive Management Member and each member of another Corporate Body must at all times keep strictly confidential all sensitive information — except information which is already in the public domain — relating to the Group which he or she has learned during the performance of his or her duties. Such information can only be disclosed to third parties with prior written clearance from the Chairman or the CEO. This obligation and duty continues even after the term of office of each Board Member, each Executive Management Member and each member of another Corporate Body has expired for as long as the relevant information remains confidential.

22. Entry into Force; Amendments
Entry into Force	22.1 These ORs have been approved by the Board of the Company by means of circular resolution of March 23, 2016 and enter into force with effect as of March 23, 2016.
Amendments	22.2. These ORs may be amended by the Board at any time.

Annex C-121